Form 10KSB, Exhibit 13
period 1997-12-31
UWHARRIE CAPITAL CORP
filed 1998-03-31
CIK 898171

Exhibit 13

                              Uwharrie Capital Corp

                                      1997

                          ANNUAL REPORT TO SHAREHOLDERS

                      [ This page left blank intentionally]

                             Description Of Business

Uwharrie Capital Corp ("the Company") was incorporated under the laws of the State of North Carolina as a bank holding company for Bank of Stanly ("the Bank"). The Company commenced operations on July 1, 1993. Bank of Stanly was incorporated under the laws of the State of North Carolina on September 28, 1983. It commenced operations on January 26, 1984.

Since commencement of operations, the Bank has engaged in retail and commercial banking business. The Bank has three banking offices in the city of Albemarle, one office in the town of Norwood, and one office in the town of Oakboro, Stanly County, North Carolina. The Bank conducts a general banking business through its five offices.

Its depository services include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts tailored to meet customers' needs. In addition to other commercial related products, a program called Business Manager(R) is offered to better serve our business community. Business Manager(R) is an accounts receivable billing system where commercial accounts receivable are purchased and serviced by the Bank. The Bank provides fixed and variable rate loans which include mortgage, home equity lines of credit, consumer and commercial loans, and other lines of credit for both consumer and commercial customers. The Bank also offers MasterCard(R) credit cards.

A new service offered by the Bank during 1997 was 24 Hour Telephone Banking, providing customers the convenience and access to account information, rate information and accessibility of funds transfers between accounts. Another service offered is a Visa(R) Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the HONOR(R) and CIRRUS(R) networks regionally and worldwide, respectively. Other services include rental of safe deposit boxes, night depository, wire transfers, incoming and outgoing collection items, notary service, check safekeeping, and direct deposit.

The Bank has two wholly-owned subsidiaries. The Strategic Alliance Corporation is a broker-dealer through the National Association of Securities Dealers offering a full range of financial and investment planning services to Stanly County customers through its marketing division, Strategic Alliance(R). In addition, The Strategic Alliance Corporation offers services to clients outside Stanly County. BOS Agency, Inc. is a corporate entity that recognizes the risk management needs of customers and brings life insurance, long-term health care, Medicare supplement and other insurance industry products to customers' financial portfolios.

At December 31, 1997, the Bank, through a joint venture agreement with another community bank, had a 50 percent ownership interest in Corporate Data Services, Inc., a company that provides operations and data processing services.


Securities offered through Strategic Alliance(R), Member NASD/SIPC.

SECURITIES AND/OR INSURANCE PRODUCTS ARE NOT FDIC INSURED, ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY DEPOSITORY INSTITUTION, ARE NOT GUARANTEED BY ANY DEPOSITORY INSTITUTION AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                              Financial Highlights

                                                                                                             Percent
(Dollars in thousands except per share amounts)                                 1997              1996        Change
---------------------------------------------------------------------------------------------------------------------
For the year:
Net Income                                                                $    1,186        $    1,025          15.7
  Net income per common share -- basic (1):                                      .52               .45          15.6
Cash dividends paid (2):                                                                                          --
  Total                                                                            6               216           N/A
  Per common share                                                                --               .10
Weighted average common shares outstanding -- basic (1):                   2,280,253         2,292,509           (.5)

---------------------------------------------------------------------------------------------------------------------
At year-end:
Total assets                                                              $  145,704        $  133,876           8.8
Total earning assets                                                         138,015           126,371           9.2
Loans, net of unearned income                                                113,985           100,852          13.0
Total interest-bearing liabilities                                           118,617           109,169           8.7
Shareholders' equity                                                          12,534            11,303          10.9
  Book value per share (1)                                                      5.49              4.95          10.9

---------------------------------------------------------------------------------------------------------------------
Averages for the year:
Total assets                                                              $  140,508        $  128,193           9.6
Total earning assets                                                         132,750           121,548           9.2
Loans, net of unearned income                                                107,696            97,201          10.8
Total interest-bearing liabilities                                           114,903           104,919           9.5
Shareholders' equity                                                          11,818            11,123           6.2

---------------------------------------------------------------------------------------------------------------------
Financial Ratios (in percentage):
Return on average assets                                                         .84               .80
Return on average shareholders' equity                                         10.04              9.22
Average equity to average assets                                                8.41              8.68
Net interest margin (fully tax equivalent basis)                                4.76              4.70
Allowance as % of loans                                                          .99              1.04
Allowance as % of nonperforming loans                                            349               316
Allowance as % of nonperforming assets                                           247               252
Nonperforming assets to loans                                                    .42               .41
Net charge-offs to average loans                                                 .09               .06
Dividend payout ratio                                                            N/A             21.10
---------------------------------------------------------------------------------------------------------------------

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 5% stock dividend issued in 1997.

2)   Includes cash paid in lieu of fractional shares on stock dividends.

                                     * * * *

    Market For The Company's Common Stock And Related Security Holder Matters

It is the philosophy of the Company to promote a strong local shareholder base; therefore, the Company's common stock is neither listed nor traded on a broker-dealer market. Management of the Company makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase or sale of the Company's common stock. In addition, Uwharrie Capital Corp has adopted a program of on-going open market purchases of shares of the Company's stock. The combination of private trades and Company purchases has provided adequate liquidity for the investors of Uwharrie Capital Corp stock without the cost of brokerage fees.

Approximately 29,461 shares of stock were traded during 1997. During December of 1997, the Company issued a 5% stock dividend and in 1996 paid cash dividends of $.10 per share and issued a 3% stock dividend. As of December 31, 1997, Uwharrie Capital Corp had 1,616 shareholders of record.

                          Independent Auditor's Report

--------------------------------------------------------------------------------

                                     [LOGO]
                                 DIXON ODOM PLLC
                            Certified Public Accounts


To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albermarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp (formerly Stanly Capital Corp) and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/  Dixon Odom PLLC
--------------------
Southern Pines, North Carolina
January 23, 1998

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                           Consolidated Balance Sheets
                           December 31, 1997 and 1996

                                                                        1997            1996
                                                                    ------------    ------------
Assets
Cash and due from banks                                             $  4,322,571    $  4,583,678
Due from banks, interest-bearing                                         183,511         299,494
Investment securities available for sale,
  at fair value                                                       23,846,794      25,220,437
Loans                                                                113,984,894     100,852,450
Less allowance for loan losses                                         1,124,970       1,049,833
                                                                    ------------    ------------
      Net loans                                                      112,859,924      99,802,617
Premises and equipment, net                                            2,343,737       2,117,249
Interest receivable                                                      930,503         857,794
Other assets                                                           1,216,914         994,318
                                                                    ------------    ------------
      Total assets                                                  $145,703,954    $133,875,587
                                                                    ============    ============

Liabilities
Deposits
  Demand, noninterest-bearing                                       $ 13,871,742    $ 12,852,376
  Money market and NOW accounts                                       28,569,039      24,112,851
  Savings accounts                                                    31,870,829      27,706,578
  Time deposits, $100,000 and over                                     9,045,532       6,502,755
  Other time deposits                                                 33,548,182      33,424,904
                                                                    ------------    ------------
      Total deposits                                                 116,905,324     104,599,464
Federal funds purchased and securities sold under
  repurchase agreements                                                5,447,330       8,156,145
Other short-term borrowed funds                                        2,562,058       3,000,000
Long-term debt                                                         7,574,509       6,265,660
Interest payable                                                         171,031         176,042
Other liabilities                                                        509,566         374,871
                                                                    ------------    ------------
      Total liabilities                                              133,169,818     122,572,182

Off balance sheet items, commitments and contingencies - Note 10

Shareholders' equity
Common stock, $1.25 par value
  6,000,000 shares authorized; shares issued and
  outstanding of 2,282,078 and 2,174,982, respectively                 2,852,598       2,718,728
Additional paid-in capital                                             5,524,178       4,593,661
Undivided profits                                                      3,838,263       3,738,055
Net unrealized gain on securities available
  for sale, net of related tax effect                                    319,097         252,961
                                                                    ------------    ------------
      Total shareholders' equity                                      12,534,136      11,303,405
                                                                    ------------    ------------
      Total liabilities and shareholders' equity                    $145,703,954    $133,875,587
                                                                    ============    ============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                        Consolidated Statements Of Income
                     Years ended December 31, 1997 and 1996

                                                           1997          1996
                                                       -----------    -----------
Interest Income
  Loans, including fees                                $ 9,377,504    $ 8,551,597
  Investment securities
    U. S. Treasury                                         287,738        342,402
    U. S. Government agencies and corporations             906,045        700,636
    State and political subdivisions                       340,017        349,680
    Other                                                   72,747         52,633
  Short-term investments                                    34,391         43,371
                                                       -----------    -----------
      Total interest income                             11,018,442     10,040,319
                                                       -----------    -----------
Interest Expense
  Time deposits, $100,000 and over                         432,098        314,446
  Other interest-bearing deposits                        3,538,597      3,371,130
  Federal funds purchased and securities sold under
    repurchase agreements                                  255,575        345,622
  Other short-term borrowed funds                          177,689         49,047
  Long-term debt                                           474,818        431,176
                                                       -----------    -----------
      Total interest expense                             4,878,777      4,511,421
                                                       -----------    -----------
Net Interest Income                                      6,139,665      5,528,898
Provision for loan losses                                  183,300        136,845
                                                       -----------    -----------
Net interest income after provision for loan losses      5,956,365      5,392,053
                                                       -----------    -----------
Noninterest Income
  Service charges on deposit accounts                      911,106        901,360
  Other service fees and commissions                       482,653        390,854
  Gains on securities sold                                  22,965         29,367
  Other income                                              74,416         39,626
                                                       -----------    -----------
      Total noninterest income                           1,491,140      1,361,207
                                                       -----------    -----------
Noninterest Expense
  Salaries and employee benefits                         2,920,471      2,542,272
  Net occupancy expense                                    262,287        221,036
  Equipment expense                                        412,405        432,837
  Data processing costs                                    496,194        493,139
  Other operating expense                                1,630,332      1,587,867
                                                       -----------    -----------
      Total noninterest expenses                         5,721,689      5,277,151
                                                       -----------    -----------
Income before income taxes                               1,725,816      1,476,109
Income taxes                                               539,896        450,720
                                                       ===========    ===========
Net Income                                             $ 1,185,920    $ 1,025,389
                                                       ===========    ===========
Net Income Per Common Share
  Basic                                                $       .52    $       .45
  Assuming dilution                                            .51            .45

Weighted Average Shares Outstanding
  Basic                                                  2,280,253      2,292,509
  Assuming dilution                                      2,331,902      2,292,509

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Consolidated Statements Of Changes In Shareholders' Equity
                     Years ended December 31, 1997 and 1996

                                               Common Stock            Additional                    Net Unrealized
                                       ---------------------------       Paid-in        Undivided    Gain (Loss) on
                                          Shares          Amount         Capital         Profits       Securities
                                       -----------     -----------     -----------     -----------     -----------
Year Ended December 31, 1996

Balance at beginning of year             2,123,999      $2,654,999      $4,376,560      $3,367,929        $513,193

Net income                                    --              --              --         1,025,389            --

Common stock issued pursuant to:

  3% stock dividend                         62,698          78,372         360,514        (438,886)           --

  Stock options exercised                   42,850          53,563         140,270            --              --

Repurchases of common stock                (54,565)        (68,206)       (283,683)

Dividends  paid - $.10 per share              --              --              --          (216,377)           --

Net decrease in fair value of
  securities available for sale               --              --              --              --          (260,232)
                                       -----------     -----------     -----------     -----------     -----------
Balance at end of year                   2,174,982      $2,718,728      $4,593,661      $3,738,055        $252,961
                                       ===========     ===========     ===========     ===========     ===========

Year Ended December 31, 1997

Balance at beginning of year             2,174,982      $2,718,728      $4,593,661      $3,738,055        $252,961

Net income                                    --              --              --         1,185,920            --

Common stock issued pursuant to:

  5% stock dividend                        107,962         134,953         944,667      (1,079,620)

  Stock options exercised                    3,152           3,940          10,952            --              --

Repurchases of common stock                 (4,018)         (5,023)        (25,102)

Dividends  paid - fractional shares           --              --              --            (6,092)           --

Net increase in fair value of
  securities available for sale               --              --              --              --            66,136
                                       -----------     -----------     -----------     -----------     -----------
Balance at end of year                   2,282,078      $2,852,598      $5,524,178      $3,838,263        $319,097
                                       ===========     ===========     ===========     ===========     ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                      Consolidated Statements Of Cash Flows
                     Years ended December 31, 1997 and 1996

                                                                                             1997             1996
                                                                                         ------------     ------------
Operating Activities
  Net income                                                                             $  1,185,920     $  1,025,389
  Adjustments to reconcile net income to net cash  provided by operations:
    Depreciation                                                                              257,360          235,280
    Accretion of security premiums                                                            (10,524)         (17,959)
    Provision for loan losses                                                                 183,300          136,845
    Deferred income tax expense                                                                 5,329          158,716
    Gain on sale of securities available for sale, net                                        (22,965)         (29,367)
    Loss on disposals of premises and equipment                                                  --             14,752
    (Gain) loss on sale of foreclosed properties                                                 --             (6,779)
  Net change in interest receivable                                                           (72,709)           8,012
  Net change in other assets                                                                 (222,596)          20,327
  Net change in interest payable                                                               (5,011)          11,477
  Net change in accrued and other liabilities                                                  86,869           11,463
                                                                                         ------------     ------------
      Net cash provided by operating activities                                             1,384,973        1,568,156
                                                                                         ------------     ------------
Investing Activities
  Net (increase) decrease in due from banks, interest-bearing                                 115,983         (153,748)
  Proceeds from sales of securities available for sale                                      3,339,581        7,198,862
  Proceeds from maturities of securities available for sale                                 2,490,823          317,821
  Purchase of securities available for sale                                                (4,314,639)     (10,003,476)
  Net increase in loans made to customers                                                 (13,289,105)     (10,090,781)
  Purchase of premises and equipment                                                         (483,848)        (269,979)
  Proceeds from sales of/(additions) to foreclosed properties                                  48,498          130,691
                                                                                         ------------     ------------
      Net cash used by investing activities                                               (12,092,707)     (12,870,610)
                                                                                         ------------     ------------
Financing Activities
  Net increase in deposit accounts                                                         12,305,860        8,805,526
  Net increase (decrease) in federal funds purchased                                        1,400,000       (2,850,000)
  Net increase (decrease) in securities sold under repurchase agreements                   (4,108,815)       3,693,805
  Net increase (decrease) in other short-term borrowed funds                                 (437,942)       3,000,000
  Proceeds from long-term advances from Federal Home Loan Bank                              2,000,000        2,000,000
  Repayment of long-term advances from Federal Home Loan Bank                                (691,151)      (1,696,552)
  Repurchases of common stock                                                                 (30,125)        (351,889)
  Proceeds from issuance of common stock                                                       14,892          193,833
  Dividends paid                                                                               (6,092)        (216,377)
                                                                                         ------------     ------------
      Net cash provided by financing activities                                            10,446,627       12,578,346
                                                                                         ------------     ------------
Increase (decrease) in Cash and Due from Banks                                               (261,107)       1,275,892
  Cash and due from banks at beginning of year                                              4,583,678        3,307,786
                                                                                         ------------     ------------
  Cash and due from banks at end of year                                                 $  4,322,571     $  4,583,678
                                                                                         ============     ============
Supplemental Disclosures of Cash Flow Information
  Interest paid                                                                          $  4,883,788     $  4,499,944
  Income taxes paid                                                                           539,878          457,000
Supplemental Schedule of Non-Cash Investing and Financing Activities
  Foreclosure of collateral in partial satisfaction of debt                                    48,498          123,912
  Increase (decrease) in fair value of securities available for sale, net of deferred
    taxes (benefit); 1997 - $42,497, 1996 - $(167,219)                                         66,136         (260,232)
  Stock dividends 1997 - 107,962 shares; 1996 - 62,698 shares                               1,079,620          438,886

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 1 - Significant Accounting Policies

Nature of Business

Uwharrie Capital Corp ("the Company") was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly ("the Bank"). Regulatory approval was initially sought in March 1993, and was subsequently received. On July 1,1993, the Bank became a wholly-owned subsidiary of the Company whereby the common stock of the Bank was deemed shares of the Company.

Bank of Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984, in Albemarle, North Carolina. Deposits with the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"); thus, the Bank is under regulation of both the FDIC and the North Carolina State Banking Commission. Through its five branch locations in Stanly County, the Bank provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

In 1987, the Bank established a wholly-owned subsidiary, BOS Agency, Inc. ("BOS Agency"), which engages in investment and insurance product sales. In 1989, the Bank established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a broker/dealer in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation ("Strategic Alliance") and was licensed as a broker/dealer by the National Association of Securities Dealers.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiaries, BOS Agency and Strategic Alliance. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the caption "cash and due from banks." From time to time, the Bank may have deposits in excess of insurance coverage at other institutions.

Securities Held To Maturity

Securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 1 - Significant Accounting Policies (Continued)

Securities Available For Sale

Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings is initially recorded at fair value upon foreclosure, establishing a new cost basis. After foreclosure, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair market value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair market value.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation is computed principally by the straight-line method over estimated useful lives, except in the case of leasehold improvements, which are amortized over the term of the leases, if shorter. Useful lives range from five years for furniture and fixtures to ten to thirty years for leasehold improvements and buildings, respectively. Upon retirement or other disposition of the assets, the cost and the related accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 1 - Significant Accounting Policies (Continued)

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied. (See Note 13.)

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments

Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value nor liquidation value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Carrying amounts approximate fair values for the following instruments:
          Cash and cash equivalents
          Accrued interest receivable and payable
          Variable rate loans that reprice frequently where no significant change in credit risk has occurred
          Variable rate money market, demand, NOW and savings accounts
          Variable rate time deposits
          Federal  funds   purchased  and  securities   sold  under   repurchase
          agreements
          Short-term borrowed funds

     Quoted market prices, where available, or if not available, based on quoted market prices of comparable instruments for the following:

          Securities available for sale

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 1 - Significant Accounting Policies (Continued)

Fair Value of Financial Instruments (continued)

     Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality:
          Long-term debt
          All loans, except variable rate loans described above
          Fixed rate time deposits

Investment in Joint Venture

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. ("CDS"), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 1997 and 1996. The Company utilizes the equity method to account for its ownership in the joint venture.

Earnings per Common Share

Effective with periods ended December 31, 1997, the Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share", and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

SFAS No. 128 requires restatement of earnings per share data for all prior periods presented. For 1996, basic and diluted earnings per share are the same amounts because the dilutive effect of stock options is not significant.

Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying statements of income divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below.

                                                           1997          1996
                                                        ---------      ---------
Weighted average number of common shares used
  in computing basic earnings per share                 2,280,253      2,292,509

Effect of dilutive stock options                           51,649            N/A
                                                        ---------      ---------

Weighted average number of common shares and
  dilutive potential common shares used in
  computing diluted earnings per share                  2,331,902      2,292,509
                                                        =========      =========

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 2 - Securities

Carrying amounts and fair values of securities available for sale are summarized below:

                                         --------------------------------------------------------------
                                                                              Gross            Gross
                                           Amortized      Unrealized        Unrealized          Fair
December 31, 1997                            Cost            Gains            Losses           Value
-----------------                        --------------------------------------------------------------
U.S. Treasury securities                 $ 4,990,027      $    20,263      $      --        $ 5,010,290

U.S. Government agencies and
  corporations                             1,003,542             --             10,302          993,240
State and political subdivisions           5,434,737          357,607             --          5,792,344
Mortgage-backed securities                10,835,374          136,571             --         10,971,945
                                         -----------      -----------      -----------      -----------
  Total debt securities                   22,263,680          514,441           10,302       22,767,819
FHLB and other stock                       1,058,973           20,002             --          1,078,975
                                         -----------      -----------      -----------      -----------
Total securities available for sale      $23,322,653      $   534,443      $    10,302      $23,846,794
                                         ===========      ===========      ===========      ===========

                                         --------------------------------------------------------------
                                                                              Gross            Gross
                                           Amortized      Unrealized        Unrealized          Fair
December 31, 1996                            Cost            Gains            Losses           Value
-----------------                        --------------------------------------------------------------
U.S. Treasury securities                 $ 3,980,298      $    18,860      $      --        $ 3,999,158

U.S. Government agencies and
  corporations                             2,005,132             --             18,412        1,986,720
State and political subdivisions           5,490,780          328,619             --          5,819,399
Mortgage-backed securities                12,025,046           78,766             --         12,103,812
                                         -----------      -----------      -----------      -----------
  Total debt securities                   23,501,256          426,245           18,412       23,909,089
FHLB and other stock                       1,303,673            7,675             --          1,311,348
                                         -----------      -----------      -----------      -----------
Total securities available for sale      $24,804,929      $   433,920      $    18,412      $25,220,437
                                         ===========      ===========      ===========      ===========

At December 31, 1997 and 1996, there were no debt securities being held to maturity.

An analysis of the unrealized holding gain (loss) and the related income tax effect for the years ended December 31, 1997 and 1996 is as follows:

                                                                                                           Net Increase
                                                                 Unrealized     Deferred Income Tax       (Decrease) in
                                                          Holding Gain (Loss)    Asset (Liability)     Shareholders' Equity
                                                          -------------------    -----------------     --------------------
Balance, December 31, 1995                                  $      842,959        $     (329,766)         $      513,193
  Increase (decrease) in valuation allowance                      (427,451)              167,219                (260,232)
                                                            --------------        --------------          --------------
Balance, December 31, 1996                                         415,508              (162,547)                252,961
  Increase (decrease) in valuation allowance                       108,633               (42,497)                 66,136
                                                            ==============        ==============          ==============
Balance, December 31, 1997                                  $      524,141        $     (205,044)         $      319,097
                                                            ==============        ==============          ==============

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 2 - Securities (Continued)

The amortized cost and fair value of debt securities available for sale at December 31, 1997, by contractual maturities, are as follows:

                                                     After           After
                                   In One          One Year        Five Years         After
                                    Year           Through          Through            Ten
Amortized Cost                    or Less         Five Years       Ten Years          Years            Total
--------------                  -----------      -----------      -----------      -----------      -----------
U.S. Treasury                   $ 1,996,626      $ 2,993,401      $      --        $      --        $ 4,990,027
U.S. Agency                            --          1,003,542             --               --          1,003,542
State and political                  75,084          983,384        4,251,269          125,000        5,434,737
Mortgage-backed securities           15,121          969,997        5,355,418        4,494,838       10,835,374
                                -----------      -----------      -----------      -----------      -----------
Total                           $ 2,086,831      $ 5,950,324      $ 9,606,687      $ 4,619,838      $22,263,680
                                ===========      ===========      ===========      ===========      ===========

Fair Value
----------
U.S. Treasury                   $ 1,991,870      $ 3,018,420      $      --        $      --        $ 5,010,290
U.S. Agency                            --            993,240             --               --            993,240
State and political                  75,976        1,033,802        4,551,077          131,489        5,792,344
Mortgage-backed securities           15,167          998,080        5,418,180        4,540,518       10,971,945
                                -----------      -----------      -----------      -----------      -----------
Total                           $ 2,083,013      $ 6,043,542      $ 9,969,257      $ 4,672,007      $22,767,819
                                ===========      ===========      ===========      ===========      ===========

                                                    After            After
Weighted                           In One          One Year        Five Years         After
Average                             Year           Through          Through            Ten
Percentage Yields                 or Less         Five Years       Ten Years          Years            Total
-----------------               -----------      -----------      -----------      -----------      -----------
U.S. Treasury                       5.36%            6.37%             --%              --%             5.96%
U.S. Agency                           --             5.47              --               --              5.47
State and political (1)             9.84            10.15            9.07             8.15              9.25
Mortgage-backed  securities         7.28             8.03            6.91             7.11              7.09
                                -----------      -----------      -----------      -----------      -----------
Total                               5.54%            7.11%           7.86%            7.13%             7.29%
                                ===========      ===========      ===========      ===========      ===========

(1)  Yield on tax exempt bonds computed on a tax-equivalent basis.

Results from sales of securities available for sale for the years ended December 31, 1997 and 1996 are as follows:

                                                 1997             1996
                                                 ----             ----
     Gross proceeds from sales                $ 3,339,581      $ 7,198,862
                                              ===========      ===========

     Realized gains from sales                $    22,965      $    41,098
     Realized losses from sales                      --            (11,731)
                                              -----------      -----------
     Net realized gains                       $    22,965      $    29,367
                                              ===========      ===========

At December 31, 1997 and 1996, securities available for sale with a carrying amount of $10,312,546 and $10,863,459, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 3 - Loans

The composition of net loans as of December 31, 1997 and 1996 is as follows:

                                                  1997             1996
                                                  ----             ----
     Commercial                               $  15,674,015    $ 13,647,142
     Real estate - construction                   3,840,467       3,716,121
     Real estate - residential                   58,824,912      51,321,091
     Real estate - commercial                    24,102,199      21,200,977
     Consumer                                    11,451,481      10,889,647
     Other                                          100,068         112,378
                                              -------------    ------------
                                                113,993,142     100,887,356
     Deduct:
     Allowance for loan losses                   (1,124,970)     (1,049,833)
     Unearned net loan fees                          (8,248)        (34,906)
                                              -------------    ------------
     Loans, net                               $ 112,859,924    $ 99,802,617
                                              =============    ============

Although the Bank's loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 51.6% of the total loan portfolio. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 21.1% of total loan dollars. There is not a concentration of a particular type of credit in this group of commercial loans.

An  analysis  of  fixed-rate  loan  maturities  and  repricing   frequencies  of
variable-rate loans as of December 31, 1997 follows:

Fixed-rate loans with a maturity of:
     Three months or less                                   $   2,507,312
     Over three months through twelve months                    6,890,639
     Over one year through five years                          18,679,583
     Over five years                                           22,337,070
                                                            -------------
     Total fixed-rate loans                                    50,414,604
                                                            -------------
Variable-rate loans with a repricing frequency of:
     Three months or less                                      60,972,944
     Over three months through twelve months                    2,169,395
     Over one year through five years                             427,951
     Over five years                                                 --
                                                            -------------
     Total variable-rate loans                                 63,570,290
                                                            -------------

     Total loans                                            $ 113,984,894
                                                            =============

Impaired loans consist of nonaccrual loans which totaled $322,567 and $331,738 at December 31, 1997 and 1996, respectively, which had the effect of reducing net income $7,440 in 1997 and $14,815 in 1996. When loans exceed 90 days past due, they are placed in nonaccrual status. At December 31, 1997 and 1996, loans past due 90 days totaled $9,000 and $57,000, respectively. At December 31, 1997 and 1996, the Company did not have any loans for which terms had been modified in troubled debt restructuring.

The Company's loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 4 - Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 1997 and 1996 are listed below:

                                                      1997           1996
                                               -----------    -----------
     Balance, beginning of year                $ 1,049,833    $   975,475
                                               -----------    -----------
     Charge offs:
       Commercial                                   53,900          2,200
       Real estate                                  16,300         13,000
       Consumer                                     70,027         60,425
                                               -----------    -----------
         Total charge-offs                         140,227         75,625
                                               -----------    -----------
     Recoveries:
       Commercial                                       --              -
       Real estate                                      --              -
       Consumer                                     32,064         13,138
                                               -----------    -----------
         Total recoveries                           32,064         13,138
                                               -----------    -----------

         Net charge-offs                           108,163         62,487
     Provision charged against income              183,300        136,845
                                               -----------    -----------
     Balance, end of year                      $ 1,124,970    $ 1,049,833
                                               ===========    ===========

Ratios relative to the allowance for loan losses, nonperforming loans and net charge-offs for the years ended December 31, 1997 and 1996 are reflected below:

                                                              1997       1996
                                                             ------     ------
     Allowance for loan losses to total loans                   .99%      1.04%
     Allowance for loan losses to non-performing loans       348.8      316.5
     Nonperforming loans to average loans                       .30        .34
     Net charge-offs to gross loans outstanding                 .09        .06


The method used for rating the loan portfolio provides for early detection of problem loans, and an adequate loan loss provision is established quarterly for loans considered to be loss, doubtful and substandard. This identification process begins with loans previously identified by examiners and also includes loans from management's assessment of credit reviews, payment history, loan to value ratio and weakness in credit. Changes in the ratio of the allowance for loans losses to total loans and nonperforming loans reflects this assessment.

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 1997 and 1996 is presented below:

                                                         1997                                   1996
                                           --------------------------------       --------------------------------
                                                               Percent of                              Percent of
                                                             Each Category                           Each Category
                                              Amount         to Total Loans          Amount         to Total Loans
                                           -----------       --------------       -----------       --------------
   Commercial                              $    36,974            14%             $    44,932            14%
   Real estate - construction                       --             3%                      --             4%
   Real estate - mortgage                      221,645            73%                 212,780            72%
   Consumer                                     18,480            10%                   6,002             10%
   Unallocated                                 847,871            N/A                 786,119            N/A
                                           -----------           ----             -----------           ----
   Total                                   $ 1,124,970           100%             $ 1,049,833           100%
                                           ===========           ====             ===========           ====

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 5 - Premises And Equipment

The  major  classes  of  premises  and  equipment  and  the  total   accumulated
depreciation at December 31, 1997 and 1996 are listed below:

                                                  1997             1996
                                              -----------      -----------
     Land                                     $   418,987      $   341,686
     Buildings and improvements                 1,991,372        1,865,538
     Furniture and equipment                    1,862,569        1,616,309
                                              -----------      -----------
                                                4,272,928        3,823,533
     Less accumulated depreciation              1,929,191        1,706,284
                                              -----------      -----------
                                              $ 2,343,737      $ 2,117,249
                                              ===========      ===========

Note 6 - Deposits

The composition of deposits at December 31, 1997 and 1996 is as follows:

                                          1997                     1996
                                     -------------            -------------
Demand deposits                      $  13,871,742   12%     $  12,852,376   12%
Money market and NOW accounts           28,569,039   24         24,112,851   23
Savings                                 31,870,829   27         27,706,578   27
Time deposits, $100,000 and over         9,045,532    8          6,502,755    6
Other time deposits                     33,548,182   29         33,424,904   32
                                     -------------           -------------
                                     $ 116,905,324  100%     $ 104,599,464  100%
                                     =============           =============

The maturities of fixed-rate time deposits at December 31, 1997 are reflected in the table below.

                                                                       Other
                                               Time Deposits           Time
                                             $100,000 and Over       Deposits
                                             -----------------     ------------
Remaining Maturities
Three months or less                            $ 3,861,919        $ 11,010,298
Three through twelve months                       3,480,991          16,424,627
Over twelve months                                1,702,622           6,113,257
                                                ------------       ------------
Total                                           $ 9,045,532        $ 33,548,182
                                                ============       ============

Note 7 - Short-Term Borrowed Funds

                                                       1997                           1996
                                              ---------------------           --------------------
                                                 Amount       Rate               Amount       Rate
                                              -----------     -----           ------------    ----
At year-end
Federal funds purchased                       $ 1,400,000     8.00%           $       --        --%
Securities sold under agreement
  to repurchase                                 4,047,330     4.46               8,156,145    4.16
Master notes                                    2,562,058     4.42                    --
Short-term advances from FHLB                        --         --               3,000,000    5.45
                                              -----------                     ------------
                                              $ 8,009,388     5.06%           $ 11,156,145    4.51%
                                              ===========                     ============

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 7 - Short-Term Borrowed Funds (Continued)

                                                       1997                            1996
                                              ---------------------           --------------------
                                                 Amount        Rate              Amount       Rate
                                              -----------     -----           ------------    ----
Average for the year
Federal funds purchased                       $ 1,058,900     5.92%           $  1,556,126    5.68%
Securities sold under agreement
       to repurchase                            4,553,482     4.24               5,763,748    4.46
Master notes                                      907,920     4.36                    --        --
Short-term advances from FHLB                   2,415,395     5.65                 866,667    5.66
                                              -----------                     ------------
                                              $ 8,935,697     4.83%           $  8,186,541    4.82%
                                              ===========                     ============
Maximum month-end balance
Federal funds purchased                       $ 5,725,000                     $  4,675,000
Securities sold under agreement
       to repurchase                            5,998,530                        8,156,145
Master notes                                    2,658,883                       -
Short-term advances from FHLB                   8,400,000                        3,000,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The Bank has available lines of credit for federal funds in the amount of $9,000,000.

Note 8 - Long-Term Debt

Advances from the Federal Home Loan Bank of Atlanta ("FHLB") with original maturities of one year or more consist of the following at December 31, 1997 and 1996:

    Maturing
   Year Ending           Interest
   December 31            Rate (%)                   1997                 1996
   -----------          -----------          ------------         ------------
      1998              5.40 - 6.94          $  2,599,252         $    621,552
      1999              6.07 - 6.94             1,574,252            1,596,552
      2000              6.41 - 6.94               471,552              571,552
      2001              5.80 - 6.94             1,421,552              471,552
      2002              6.41 - 6.94               371,552              -
   Thereafter           6.41 - 7.53             1,136,349            3,004,452
                                             ------------         ------------
                                             $  7,574,509         $  6,265,660
                                             ============         ============

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company's stock in FHLB and its qualifying first mortgage loans with principal balances of $48,915,854 and $43,456,511 at December 31, 1997 and 1996, respectively. Total credit available from the FHLB for short- or long-term borrowing at December 31, 1997 was $30,000,000.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 9 - Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

                                                            1997         1996
                                                         ---------    ---------
Current tax expense                                      $ 534,567    $ 292,004
Deferred tax expense                                         5,329      158,716
                                                         ---------    ---------
                                                         $ 539,896    $ 450,720
                                                         =========    =========

The effective income tax rates for 1997 and 1996 were 31.3% and 30.5%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

                                                              1997         1996
                                                         ---------    ---------
Income taxes at statutory federal rate                   $ 586,777    $ 501,876
Increases (decreases) resulting from:
  Tax exempt interest, net                                (133,013)    (114,380)
  State income taxes, net of federal benefit                68,432       38,085
  Other                                                     17,700       25,139
                                                         =========    =========
                                                         $ 539,896    $ 450,720
                                                         =========    =========

Deferred tax assets and liabilities arising from temporary differences at December 31, 1997 and 1996 are summarized as follows:

                                                            1997         1996
                                                         ---------    ---------
Deferred tax assets relating to:
  Bad debt reserves                                      $ 351,135    $ 311,784
  Deferred compensation                                     35,226       16,112
  Other                                                       --          3,589
                                                         ---------    ---------
      Total deferred tax asset                             386,361      331,485
                                                         ---------    ---------

Deferred tax liabilities relating to:
  Net unrealized gain on securities available for sale    (205,044)    (162,547)
  Depreciation                                             (46,762)     (46,618)
  Deferred loans fees and costs                           (137,244)     (87,513)
  Basis difference in equity investment                    (31,200)     (31,200)
  Other                                                    (10,330)        --
                                                         ---------    ---------
     Total deferred tax liability                         (430,580)    (327,878)
                                                         ---------    ---------

      Net deferred tax asset (liability)                 $ (44,219)   $   3,607
                                                         =========    =========

The net deferred tax asset or liability is included in other assets or liabilities, as appropriate, on the accompanying consolidated balance sheet.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 10 - Commitments And Contingencies

Financial instruments with off-balance-sheet risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank's risk of loss with the unfunded loans and lines of credit or standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 1997 and 1996, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                                  1997             1996
                                               -----------      -----------
     Commitments to extend credit              $14,476,645      $13,108,188
     Credit card commitments                     3,086,572        1,913,015
     Standby letters of credit                     763,388          348,388
                                               -----------      -----------
                                               $18,326,605      $15,369,591
                                               ===========      ===========

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with concentration of credit risk

The Bank makes commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly County. A substantial portion of the Bank's customers' abilities to honor their contracts is dependent on the business economy in Albemarle, North Carolina and surrounding areas. Although the Bank's loan portfolio is diversified, there is a concentration of mortgage loans in the portfolio. The Bank's policies for real estate lending require collateralization with 20% equity or that the loan be underwritten to conform to Fannie-Mae guidelines that would allow securitization and/or sale of the loans. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

Note 11 - Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to such groups totaled $5,621,593 and $2,727,314 at December 31, 1997 and 1996 as summarized below.

                                                   1997              1996
                                                -----------       -----------
     Balance, beginning                         $ 2,727,314       $ 4,234,445
     Loans made                                   9,445,168         7,771,662
     Payments received                           (6,892,743)       (7,976,645)
     Changes in composition                         341,854        (1,302,148)
                                                -----------       -----------
     Balance, ending                            $ 5,621,593       $ 2,727,314
                                                ===========       ===========

At December 31, 1997, the Bank had pre-approved but unused credit lines totaling $470,775 to executive officers, directors and their affiliates.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 12 - Regulatory Restrictions

The Company and its subsidiary, Bank of Stanly, are subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that reserves on deposit liabilities be maintained in the form of vault cash or noninterest-bearing deposits with the Federal Reserve Bank.

North Carolina law prohibits Uwharrie Capital Corp from making any distributions to shareholders, including the payment of cash dividends, which would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. At December 31, 1997, Uwharrie Capital Corp had consolidated shareholders' equity of $12,534,136.

As a North Carolina banking corporation, the subsidiary bank may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. As of December 31, 1997, the Bank had undivided profits of $5,769,268 and total capital of $12,409,047.

The Company and its subsidiary bank are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Both must meet specific capital guidelines that involve quantitative measure of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices which measure Total and Tier 1 Capital to risk- weighted assets and Tier 1 Capital to average assets. Quantitative measures established by regulation to ensure capital adequacy and the Company's consolidated capital ratios are set forth in the table below. The Company expects to meet or exceed these minimums without altering current operations or strategy.

                                                        Adequately      Well
                                              Actual   Capitalized   Capitalized
--------------------------------------------------------------------------------

As of December 31, 1997:

Total  Capital  (to risk weighted assets)      13.6%         8%             10%
Tier 1 Capital  (to risk weighted assets)      12.5          4               6
Tier 1 Capital  (to average assets)             8.4          4               5


As of December 31, 1996:

Total  Capital  (to risk weighted assets)      14.0%         8%             10%
Tier 1 Capital  (to risk weighted assets)      12.8          4               6
Tier 1 Capital  (to average assets)             8.2          4               5

--------------------------------------------------------------------------------

As of December 31, 1997, the most recent notification from the FDIC categorized the bank subsidiary as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

For the reserve maintenance period in effect at December 31, 1997, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $925,000 as reserves on deposit liabilities.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 13 - Stock Matters

Employee Stock Plans

During 1996, the Company adopted the 1996 Employment Stock Option Plan ("SOP") and the Employee Stock Purchase Plan ("SPP"), under which options to purchase shares of the Company's common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and will expire if not exercised within two years.

Under a prior Incentive Stock Option Plan, various grants were awarded during the period from October 1985 through January 1990. All remaining unexercised options under that plan were exercised in either 1997 or 1996.

Activity under all option plans, including the effects of the 5% and 3% stock dividends issued in 1997 and 1996, respectively, are as follows:

                                          1997                   1996
                                 ---------------------   -----------------------
                                             Weighted-                 Weighted-
                                             Average                   Average
                                 Number of   Exercise    Number of     Exercise
                                  Shares      Price       Shares        Price
                                 ---------   --------    ---------     ---------
Options outstanding at the
  beginning of the year           140,820     $5.80        38,941       $4.28

Increase for stock dividend         6,964      --              42        --

Options granted                    47,220      7.31       144,687        5.83

Options exercised                  (3,152)     4.72       (42,850)       4.52
                                 --------     -----      --------       -----

Options outstanding at the
  end of the year                 191,852     $5.86       140,820       $5.80
                                 ========     =====      ========       =====

Options exercisable at the
  end of the year                  66,028     $5.71        21,105       $5.66
                                 ========     =====      ========       =====

Weighted-average fair value
  of options granted during
  the year                                    $1.78                     $1.15
                                               =====                    =====

At December 31, 1997, there were options for 191,852 shares outstanding with a weighted-average remaining term of eight years and an exercise price of between $5.55 and $7.38 per share. At December 31, 1997, 66,028 optioned shares were exercisable at prices between $5.55 and $7.38 per share for a total of $376,880. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to additional paid-in capital. No income or expense has been recognized in connection with the grant or exercise of these options.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 13 - Stock Matters (Continued)

As permitted by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for 1997 and 1996 would have been affected as set forth below:

                                   As Reported                  Pro Forma
                             -----------------------      ---------------------
                                1997         1996            1997        1996
                             ----------   ----------      ----------   --------

Net Income                   $1,185,920   $1,025,389      $1,118,920   $971,389

Net Income Per Share:
  Basic                      $     0.52   $     0.45      $     0.49   $   0.42
  Assuming Dilution          $     0.51   $     0.45      $     0.48   $   0.42

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions; a risk-free interest rate of 5.5% and 6.0% in 1997 and 1996, respectively, a dividend yield of 2.0%, an expected life equal to 60% of the term of the option, and a volatility ratio of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards granted prior to 1995.

Stock Repurchase Program

On February 21, 1995, the Company's Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company's common stock for the primary purpose of providing liquidity to its shareholders. During the years 1997 and 1996, the Company was authorized to purchase and retire shares up to an aggregate purchase price of $900,000 annually. Pursuant to stock repurchase authorizations and limitations, the Company purchased 4,018 shares during 1997 and 54,565 shares during 1996 with an aggregate purchase price of $30,125 and $351,889, respectively.

Note 14 - Employee and Director Benefit Plans

Employees' Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 1,000 hours or more are eligible to participate upon completion of one year of employment.

The Company's annual contribution to the plan was $113,099 in 1997 and $104,876 in 1996, determined as follows:

     o    One percent of each participant's compensation.

     o A matching contribution equivalent to 100% of the first 5% of each associate's compensation contributed to the plan.

     o A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors' Deferred Compensation Plan

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $90,046 and $41,312 at December 31, 1997 and 1996, respectively.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note 15 - New Accounting Pronouncements

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the first quarter of the Company's fiscal year ending December 31, 1998. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,252,056 and $765,157 for the years ended December 31, 1997 and 1996, respectively.

Note 16 - Fair Values Of Financial Instruments And Interest Rate Risk

The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

                                                          1997                      1996
                                                 ----------------------     ---------------------
                                                 Carrying      Estimated    Carrying     Estimated
(In thousands)                                    Amount      Fair Value     Amount     Fair Value
-------------------------------------------------------------------------------------------------
Financial Assets
Cash and cash equivalents                        $  4,506      $  4,506     $  4,883     $  4,883
                                                 --------      --------     --------     --------
Securities available for sale                      23,847        23,847       25,220       25,220

Variable rate loans                                63,570        63,570       59,860       59,860
Other loans                                        50,415        51,024       40,992       40,908
                                                 --------      --------     --------     --------
       Total loans                                113,985       114,594      100,852      100,768
                                                 --------      --------     --------     --------
Accrued interest receivable                           931           931          858          858
-------------------------------------------------------------------------------------------------
Financial Liabilities
Deposits
  Variable rate, payable on demand               $ 74,312      $ 74,312     $ 64,672     $ 64,672
  Fixed-rate time certificates of deposit          42,593        42,642       39,927       39,969
                                                 --------      --------     --------     --------
      Total deposits                              116,905       116,954      104,599      104,641
                                                 --------      --------     --------     --------
Short-term borrowing                                8,009         8,009       11,156       11,156
Long-term debt                                      7,575         7,575        6,266        6,349
Accrued interest payable                              171           171          176          176
-------------------------------------------------------------------------------------------------

At December 31, 1997 the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value. See Note 10.

It should be noted that the estimated fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                   ----------

Note  16  -  Fair  Values  Of  Financial  Instruments  And  Interest  Rate  Risk
             (Continued)

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a rising rate environment and less likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                             Selected Financial Data

                In Thousands Except Per Share And Shares Outstanding Information
-------------------------------------------------------------------------------------------------

                                 1997          1996          1995          1994           1993
                             -----------   -----------   -----------   -----------    -----------
Summary of Operations
Interest Income              $    11,019   $    10,040   $     8,913   $     7,692    $     7,025
Interest Expense                   4,879         4,511         4,051         3,008          2,589
                             -----------   -----------   -----------   -----------    -----------
Net Interest Income                6,140         5,529         4,862         4,684          4,436
Provision for Loan Losses            183           137            77           181            185
Noninterest Income                 1,491         1,361         1,183           270          1,183
Noninterest Expense                5,722         5,277         4,988         4,551          4,116
Income taxes                         540           451           199           (38)           303
                             -----------   -----------   -----------   -----------    -----------
Net Income                   $     1,186   $     1,025   $       781   $       260    $     1,015
                             ===========   ===========   ===========   ===========    ===========
Per Common Share
Net Income - Basic (1)       $       .52   $       .45   $       .34   $       .11    $       .44
Cash dividends                       N/A           .10           .09           .09            .08
Book Value (1)                      5.49          4.95          4.76          4.14           4.49

Weighted Average Shares
   Outstanding - Basic (1)     2,280,253     2,292,509     2,309,528     2,328,173      2,323,488

-------------------------------------------------------------------------------------------------

                                 1997          1996          1995          1994           1993
                             -----------   -----------   -----------   -----------    -----------
Selected year-end balances
Assets                       $   145,704   $   133,876   $   120,839   $   112,124    $   102,383
Loans                            113,985       100,852        90,948        80,074         69,171
Securities                        23,847        25,220        23,114        23,543         26,596
Deposits                         116,905       104,599        95,794        93,235         84,469
Borrowed funds                    15,584        17,421        13,275         8,886          7,161
Shareholders' equity              12,534        11,303        10,913         9,724         10,413

Selected average balances
Assets                       $   140,508   $   128,193   $   113,535   $   108,972    $    97,905
Loans                            107,696        97,201        82,630        75,657         65,880
Securities                        25,577        23,594        23,916        25,833         25,398
Deposits                         111,593        90,026        80,968        80,068         75,674
Borrowed funds                    16,482        14,893        11,891         8,451          3,664
Shareholders' equity              11,818        11,123        10,445        10,278          9,789
-------------------------------------------------------------------------------------------------

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1993 through 1996 have been adjusted to reflect a 5% stock dividend issued in 1997 and 3% stock dividends issued in 1996, 1995, 1994 and 1993.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

Operating  results and the  Company's  financial  condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and related footnotes appearing on pages 6 - 26. References to changes in assets and liabilities represent end of period balances unless otherwise noted.

This annual report to shareholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Uwharrie Capital Corp that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

Earnings Overview

Uwharrie Capital Corp (the "Company") recorded net earnings of $1.2 million for the twelve months ended December 31, 1997, an increase of 15.7% or $161,000 as compared with net income of $1.0 million in 1996. Earnings per share reflected $.52 compared to $.45 for the prior year. Growth of 11.0% in net interest income, supported by a 9.5% increase in non-interest revenues accounted for the earnings increase.

During 1997 the Company experienced asset growth of $11.8 million, an increase of 8.8%. Loans increased by $13.1 million or 13.0% resulting in a 9.2% increase in earning assets. The asset growth was funded mainly by an increase in deposits, which reflects a lower cost of funds than other funding sources. This allowed the Company to maintain its interest margin, enhancing earnings.


Net income for the years ended 1997 and 1996 and certain key financial performance ratios are reflected below:

                                                          1997           1996
-------------------------------------------------------------------------------

     Net Income                                     $1,185,920     $1,025,389
     Return on average assets                             .84%           .80%
     Return on average equity                           10.04%          9.22%
     Average equity to average assets                    8.41%          8.68%

-------------------------------------------------------------------------------

Uwharrie Capital Corp has managed to achieve good performance while developing its strategy to remain a strong, viable financial institution. In 1993, the Company began a program to develop and expand its technology capabilities, which remains a focus today. This development has provided the capacity to grow the organization and leverage the high cost of delivering competitive services. Management believes this strategy will enable the Company to remain competitive with larger institutions and allow its service area to enjoy the benefits of a local financial institution and the strength its capital investment provides to the community.

Net Interest Income

The Company's major source of revenue is net interest income, which is the excess of interest income earned on loans and securities over interest expense paid on deposits and borrowings. Net interest income, as reflected on the consolidated income statement, increased $611 thousand or 11.0% for the year ended December 31, 1997, as

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

compared with the prior year. This improvement can be attributed primarily to the increase in interest income generated by growth in the loan portfolio. Yield on loans during 1997 was 8.71% compared to 8.80% in 1996; however, cost of funds also decreased and margin remained stable.

Securities available for sale produced income of $1.6 million and reflected a yield of 7.30% on a tax equivalent basis, during the twelve months of 1997 compared to $1.4 million with a tax equivalent yield of 6.92%, during the same period of 1996.

Interest expense on deposits increased by $285 thousand or 7.7% due to higher balances. The weighted average rate paid on all interest-bearing deposits was 4.03% in 1997 compared to 4.09% in 1996.

The cost of short-term borrowed funds increased $39 thousand or 9.8%, due to an increase of $749 thousand in the average outstanding balance from this funding source. Rates paid for short-term funding were relatively flat when comparing the two periods, reflecting an average of 4.85% in 1997 and 4.82% in 1996. Interest expense paid on long-term debt increased $44 thousand, due to an additional $840 thousand in the average outstanding balance. The average rate paid on long-term debt decreased from 6.43% to 6.29%.

The Company's net interest margin, the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was stable during 1996, reflecting margin of 4.70%, and improved slightly in 1997, reflecting 4.76%. The Company is pleased with this performance as some other financial institutions have experienced a decrease in net interest margin due to the competitive nature of the financial services industry and periods of interest rate changes. A stable margin reflects the Company's ability to manage the mix and pricing of its interest-bearing assets and liabilities to minimize the effect of interest rate changes on its balance sheet and the resulting net interest income. There were no wide swings in interest rates during 1997 or 1996 and rate changes in these periods did not significantly impact the margin.

Financial Table 1 presents a detailed analysis of the components of the Company's net interest income. The exhibit discloses the dollar change in average assets and liabilities along with the associated changes in yields and interest income and expense.

Balance Sheet Analysis

With a continued moderate interest rate environment, the Company's loan demand remained strong in 1997, primarily in mortgage and commercial loans. Gross outstanding loans at December 31, 1997 totaled $114.0 million, $13.1 million greater than at December 31, 1996 representing an increase of 13.0%.

Investment securities, including net unrealized gains, totaled $23.8 million at December 31, 1997 compared to $25.2 million at this period end in 1996, a decrease of $1.4 million, which provided additional funding for the loan growth.

Although deposit and economic growth has been relatively low in its service area, the Company attracted local funds totaling $10.8 million, composed of an increase in deposits of $12.3 million , decrease in securities sold to customers under repurchase agreements in the amount of $4.1 million and a shift of funds into Master Notes of $2.6 during 1997 compared to 1996, reflecting total percentage growth of 9.5%. Other sources of funds including federal funds purchased and advances from Federal Home Loan Bank decreased $291 thousand during this period.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

Nonperforming Assets

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, remain at a level below the peer group averages, reflective of the Company's ongoing commitment to maintaining asset quality. Nonaccrual loans at December 31, 1997 were $323 thousand and represented .28% of outstanding loans compared with $332 thousand reflecting a ratio of .33% at December 31, 1996. Foreclosed real estate totaled $133 thousand at year end 1997 and $85 thousand at year end 1996.

Provision and Allowance for Loan Losses

The Company uses a rating method to determine an adequate level of provision for loan losses which additionally provides early detection of problem loans. This identification process begins with management's assessment of credit reviews, payment histories of borrowers, loan-to-value ratio, and identified weakness in the credit. The loans are graded and management establishes a standard percentage to reserve for each rating. Included in the calculation are loans previously identified by examiners as loss, doubtful or substandard.

The transactions in the allowance for loan losses are summarized in the Note 4 to the consolidated financial statements. The ratio of net charge-offs to gross loans outstanding is currently an excellent ratio compared to bank peers reflecting .09% in 1997 and .06% in 1996.

The amount of provision expensed during 1997 was $183 thousand compared to $137 thousand for the same period in 1996. The higher amount provided in 1997 can be attributed to an increase in the amount of net charge offs when comparing the two periods and additional provision provided for growth in the loan portfolio.

Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains (losses), increased by $136 thousand in the twelve months ended December 31, 1997 compared to 1996, an increase of 10.2%.

The main component, service charges on deposit accounts, amounted to $911 thousand in 1997 compared to $901 thousand in 1996, which represents an increase of $10 thousand or 1.1%. The ratio of service charge income from the banking subsidiary to average assets of .65% for 1997 is favorable compared to other banks of similar size.

Another factor with significant influence to this category is the Bank's brokerage and insurance subsidiaries, which contributed commission and fee income of $300 thousand in 1997 and $243 thousand in 1996.

Noninterest Expense

For the twelve months ended December 31, 1997 compared to the same period of 1996, noninterest expenses totaled $5.7 million and $5.3 million, respectively, an increase of $445 thousand. This moderate increase of 8.4% is due primarily to increased personnel costs and normal increases in operating expenses.

Personnel costs, composed of salaries, incentives and benefits provided, continues to be the largest component of noninterest expense, increasing by $378 thousand or 14.9%. Salaries and incentives amounted to $2.5 million in 1997 compared to $2.1 million in the prior year. During 1997 the Company expanded its management staff,

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

adding a President's position at the Bank subsidiary. Other factors affecting the increase in salary were normal merit salary increases and other staffing changes. Employee benefits were up by $52 thousand, associated with the growth in salaries.

Occupancy expense increased by $41 thousand or 18.7% in 1997 compared to 1996, including $22 thousand on a newly leased facility. Data processing costs have been relatively stable, reflecting expenses of $496 thousand and $493 thousand in the two periods, respectively.

Equipment expense includes the cost of depreciation and maintenance associated with furniture, network computers, PC workstations, other banking equipment and the amortization of technology related and other software. These expenses, which totaled $412 thousand in 1997 and $432 thousand in 1996, reflect a decrease of $20 thousand or 4.7%.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses increased by $42 thousand or 2.7% when comparing the two periods. The most significant of these other expenses are professional fees and marketing. Expenses for professional fees, which includes accounting, consulting and legal expenses, decreased by $70 thousand. Marketing, including the cost of advertising, sales promotion, public relations, donations and business development, totaled $289 thousand in 1997 compared to $205 thousand in 1996, which can be attributed to a major marketing image campaign implemented in 1997.

Capital Resources

The Company continues to maintain strong capital ratios that support its asset growth. As of December 31, 1997, capital as a percentage of total assets was 8.6%, which exceeds the Company's strategic goal of maintaining this ratio at 8%. The capital position, which is maintained through the retention of earnings and controlled growth, remains strong.

Regulatory agencies divide capital into Tier I (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from valuation adjustments under FASB 115. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.

At December 31, 1997, the Company's Tier I to risk-adjusted assets ratio was 12.57% with total capital at 13.72% of risk-adjusted assets and Tier I leverage ratio at 8.49%. The Company expects to continue to exceed these minimums without altering current operations or strategy.

Dividends

During 1997 the Board of Directors of Uwharrie Capital Corp declared a 5% stock dividend compared to the 3% stock dividend and a cash dividend of $.10 per share in 1996. The stock dividends declared in both years increased each shareholder's investment in the Company.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense calculated for 1997 totaled $540 thousand, an effective tax rate of 31.3%. During 1996 the effective tax rate was 30.5%.

Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (`GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Note 2, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year end included $10.5 million in federal funds lines of credit from correspondent banks and a $30 million line of credit from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 1997, the Company's borrowings from available federal funds lines amounted to $1.4 million. Advances from the Federal Home Loan Bank at that date consisted of $7.6 million in long-term debt.

Interest Rate Sensitivity

The major component of income for Uwharrie Capital Corp is net interest income, the difference between yield earned on assets and interest paid on liabilities. This differential or margin can vary over time as changes in interest rates occur. The volatility of changes in this differential can be measured by the timing (or repricing) difference between maturing assets and liabilities.

To identify interest rate sensitivity, a common measure is a gap analysis which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 1997 is reflected in Financial Table 3. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates. The model currently reflects that a fluctuation in rates of 2.00% in a twelve-month period, where rates were increased by 50 basis points in month one, month three, month five and month seven, would impact net interest income by less than 2.5% and the impact of a 3.0% rate fluctuation on net margin based on this scenario would be under 3.0%. Under the same scenarios in a rates down environment, the effect on net margin was under .3%.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

                                   ----------

The principal goals of the Company's asset liability management are the maintenance of adequate liquidity and the management of interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on interest-sensitive assets and liabilities to protect net interest income from wide fluctuations that could result from changes in interest rates. The Asset Liability Management Committee monitors market changes in interest rates and assists with pricing loans and deposit products consistent with funding source needs and asset growth projections.

Year 2000

The Year 2000 compliance issue concerns the readiness of public companies to meet the information processing challenges at the turn of the century and the ability of date-sensitive business application software and hardware to recognize the year 2000.

Uwharrie Capital Corp and its subsidiaries are actively engaged in the execution of a five phase initiative as outlined by the Federal Financial Institutions Examination Council to address the readiness of the Company and associated interdependent business relationships. These phases are 1) Awareness, 2) Assessment, 3) Renovation, 4) Validation (Testing), and 5) Implementation.

A Year 2000 Steering Committee comprised of members of executive management appointed by the Board of Directors is responsible for project oversight. A Year 2000 Task Force has been named to execute the initiative and is working diligently to ensure that time lines and objectives are met.

At this stage of the "Assessment Phase", it is management's opinion that the financial impact of evaluation, testing and implementation will not have a material impact on the Company's business, operations, or financial condition.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                Financial Tables

Financial Table 1

AVERAGE BALANCE AND
YIELD INFORMATION                                                 1997                                        1996
  (in thousands)
                                                                 Interest   Average                          Interest    Average
                                                      Average    Income/     Yield/              Average     Income/      Yield/
                                                      Balance    Expense    Rate (1)             Balance     Expense     Rate (1)
                                                     -----------------------------               ------------------------------
Interest Earning Assets
Taxable securities                                   $ 18,753    $ 1,267      6.76%              $ 17,679    $ 1,095       6.19%
Non-taxable securities                                  5,760        340      9.08%                 5,915        350       9.10%
Short-term investments                                    541         34      6.28%                   753         43       5.71%
Loans, gross (2)                                      107,696      9,378      8.71%                97,201      8,552       8.80%
                                                     -----------------------------               ------------------------------
Total interest-earning assets                         132,750     11,019      8.44%               121,548     10,040       8.41%
                                                     -----------------------------               ------------------------------
Non-earning Assets
Cash and due from banks                                 3,799                                       3,761
Premises and equipment, net                             2,311                                       2,069
Interest receivable and other                           1,648                                         815
                                                     --------                                    --------
Total non-earning assets                                7,758                                       6,645
                                                     --------                                    --------
Total assets                                         $140,508                                    $128,193
                                                     ========                                    ========
Interest-bearing liabilities
Savings deposits                                     $ 29,548    $ 1,204      4.07%              $ 27,050    $ 1,100       4.07%
Transaction and MMDA deposits                          28,195        644      2.28%                23,153        462       2.00%
Other time deposits                                    40,678      2,123      5.22%                39,823      2,124       5.33%
                                                     -----------------------------               ------------------------------
    Total deposits                                     98,421      3,971      4.03%                90,026      3,686       4.09%
Short-term borrowed funds                               8,936        433      4.85%                 8,187        394       4.82%
Long-term debt                                          7,546        475      6.29%                 6,706        431       6.43%
                                                     -----------------------------               ------------------------------
Total interest-bearing liabilities                    114,903      4,879      4.25%               104,919      4,511       4.30%
                                                     -----------------------------               ------------------------------
Noninterest liabilities
Transaction deposits, interest
  payable and other                                    13,787                                      12,151
                                                     --------                                    --------
Total liabilities                                     128,690                                     117,070
                                                     --------                                    --------
Shareholders' equity                                   11,818                                      11,123
                                                     --------                                    --------
Total liabilities and
  shareholders' equity                               $140,508                                    $128,193
                                                     ========                                    ========
Interest rate spread                                                          4.19%                                        4.11%
Net interest income and net
  interest margin                                                $ 6,140      4.76%                          $ 5,529       4.70%
                                                                 =======                                     =======

1) Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.

2)   Nonaccrual loans are included in loans, net of unearned income.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                Financial Tables

Financial Table 2

AVERAGE BALANCE SHEETS
AND YIELD INFORMATION
   (In thousands)
                              1997 Compared to 1996
--------------------------------------------------------------------------------

                                                Income/          Variance
                                                Expense       Attributable to
                                               Variance      Volume        Rate
                                                -----        -----        -----

Earning Assets

Taxable securities                              $ 172        $  70        $ 102
Non-taxable securities                            (10)          (9)          (1)
Short-term investments                             (9)         (13)           4
Loans, gross                                      826          918          (92)
                                                -----        -----        -----

Total earning assets                              979          966           13
                                                -----        -----        -----


Interest-bearing liabilities

Savings deposits                                  104          102            2
Transaction and MMDA deposits                     182          109           73
Other time deposits                                (1)          45          (46)
Short-term borrowed funds                          39           36            3
Long-term debt                                     44           53           (9)
                                                -----        -----        -----

Total interest-bearing liabilities                368          345           23
                                                -----        -----        -----

Net Interest Income                             $ 611        $ 621        $ (10)
                                                =====        =====        =====
--------------------------------------------------------------------------------

The above table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (I) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                Financial Tables


Financial Table 3


INTEREST RATE GAP
(In thousands)

                                  1 - 90         3 - 6        6 - 12         1 - 5    Non-sensitive
                                   days          months       months         years    and over 5 yrs.  Total
---------------------------------------------------------------------------------------------------------------
Earning Assets
Due from banks                       184          --            --            --            --            184
Investment securities                998            87           998         6,044        14,641       22,768
FHLB and other stock                --            --            --            --           1,079        1,079
Variable rate loans               60,972         1,220           950           428          --         63,570
Fixed rate loans                   2,507         3,438         3,453        18,680        22,337       50,415
                                  ------         -----        ------        ------         -----      -------
  Total earning assets            64,661         4,745         5,401        25,152        38,057      138,016
                                  ------         -----        ------        ------         -----      -------

Interest-bearing
   liabilities
Deposits                          67,713         9,401        10,505         7,806         7,609      103,034
Short-term borrowed funds          8,009          --            --            --            --          8,009
Long-term debt                     2,452            24           123         3,840         1,136        7,575
                                  ------         -----        ------        ------         -----      -------
Total interest bearing
  liabilities                     78,174         9,425        10,628        11,646         8,745      118,618
                                  ------         -----        ------        ------         -----      -------
Interest rate gap                (13,513)       (4,680)       (5,227)       13,506        29,312

Cumulative gap                   (13,513)      (18,193)      (23,420)       (9,914)       19,398

Ratios
Cumulative gap to total
   earning assets                   (.10)         (.13)         (.17)         (.07)         .14
Cumulative rate sensitive
   assets to rate sensitive
   liabilities                       .83           .79           .76           .91         1.16
---------------------------------------------------------------------------------------------------------------

                                                 UWHARRIE CAPITAL CORP
                                                   Board of Directors

William S. Aldridge, Jr.                James F. Link, D.V.M.                    Catherine A. Pickler
Secretary -Treasurer                    Veterinarian and Owner                   Homemaker and
Manager and Co-owner                    North Stanly Animal Clinic               Community Volunteer
Stanly Funeral Home, Inc.

Cynthia H.  Beane                       Jerry J. Long                            George T. Reaves
Certified Public Accountant             President, Secretary & Co-owner          Retired - Vice President Traffic
Cynthia H. Beane, Proprietor            Long's Diamond Broker                    and Transportation
                                        Previously Long's Jewelers, Inc.         Collins & Aikman Corporation

Joe S. Brooks                           W. Chester Lowder                        A. James Russell
Partner                                 Director of Field Services               Construction Manager
Brothers Precision Tool Company         N.C. Farm Bureau Federation              J.T. Russell & Sons, Inc.
                                        President - Fork L. Farm, Inc.

Ronald T. Burleson                      Pamela S. Morton                         B. A. Smith, Jr.
Partner                                 Principal                                Retired - Pilot and Base Commander
Thurman Burleson & Sons Farm            Endy Elementary School                   United States Air Force

William F. Clayton                      John P. Murray, M.D.                     Boyce E. Thompson
Cost Office Supervisor                  Retired - Physician                      Treasurer
Aluminum Company of America             Albemarle Ear, Nose and Throat           Stanly Fixtures Company, Inc.

G. Chad Efird                           Kent E. Newport                          Douglas V. Waddell
Retired - Technical Supervisor          President, KDC, Inc.                     Retired - Automotive Dept. Manager
Aluminum Company of America             DBA Coy's Laundromat                     Sears Roebuck and Co.

------------------------------------------------------------------------------------------------------------------------

                                                     BANK OF STANLY
                                                   Board of Directors

Barton D. Burpeau, Jr.                  W. Kermit Efird                          Eric M. Johnsen, M.D.
Special Agent, North Carolina State     President                                President, Physician
Bureau of Investigation                 Rocky River Springs Fish House, Inc.     Stanly Family Care Clinic

Ronald B. Davis                         James L. Harris                          James R. Mauney, Sr.
President/Chief Executive Officer       Retired - Specialty Sales Manager        Retired - President and Owner
Bank of Stanly                          Southwire Company                        Mauney Feed Mill

John J. Earnhardt, Jr.                  Jacqueline S. Jernigan                   Thomas H. Swaringen
President                               Executive Vice President                 Executive Vice President
C. K. Earnhardt & Son, Inc.             Retail Banking                           Credit Administration
                                        Bank of Stanly                           Bank of Stanly

                          THE STRATEGIC ALLIANCE CORPORATION
                                  Board of Directors

Jerry W. Almond, Sr.                           Joseph R. Kluttz, Jr.
President                                      President
Stanly Fixtures Company, Inc                   Albemarle Insurance Agency, Inc.

Cletus J. Burns, Jr.                           James E. Nance
Manager - Finishing Department                 President and General Manager
Collins & Aikman Corporation                   Confederate Motors, Inc.

Robert L. Isenhour                             Michael E. Snyder, Sr.
Retired - Owner and Operator                   Vice President of Research and Development
Stanly Shale Products Division of Sanford      E. J. Snyder & Company, Inc.

------------------------------------------------------------------------------------------

                                  EXECUTIVE OFFICERS

Ronald B. Davis                                Tamara M. Singletary
President/Chief Executive Officer              Executive Vice President - Investor
Bank of Stanly                                 Relations and Corporate Secretary
                                               Uwharrie Capital Corp

Roger L. Dick                                  Christy D. Stoner
President/Chief Executive Officer              President
Uwharrie Capital Corp                          The Strategic Alliance Corporation

Susan B. Gibson                                Thomas H. Swaringen
Vice President                                 Executive Vice President
Human Resources                                Credit Administration
Bank of Stanly                                 Bank of Stanly

Jacqueline S. Jernigan                         Barbara S. Williams
Executive Vice President                       Senior Vice President
Retail Banking                                 Finance
Bank of Stanly                                 Uwharrie Capital Corp

Dawn L. Melton                                 O. David Williams, Jr.
Executive Vice President                       Senior Vice President
Technology                                     Commercial Banking
Uwharrie Capital Corp                          Bank of Stanly