Form 10KSB, Exhibit 13
period 1998-12-31
UWHARRIE CAPITAL CORP
filed 1999-03-31
CIK 898171

Uwharrie Capital Corp

                                      1998

                          ANNUAL REPORT TO SHAREHOLDERS

                      [ This page left blank intentionally]

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                             Description of Business


Uwharrie Capital Corp (the "Company") is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (the "Bank"), a North Carolina commercial bank chartered on September 28, 1983 and its two wholly-owned subsidiaries, The Strategic Alliance Corporation ("Strategic Alliance") and BOS Agency, Inc. ("BOS Agency"). The Bank also owns a 50% interest in Corporate Data Services Inc., a North Carolina corporation that provides operations and data processing services. The Company, the Bank and its subsidiaries are located in Stanly County, their primary service area, but intend to prudently expand their service area to include the entire Uwharrie Lakes Region.

The Bank engages in retail and commercial banking, with three banking offices in the City of Albemarle, one office in the Town of Norwood, and one office in the Town of Oakboro. Through its five branch locations in Stanly County, the Bank provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

Depository services offered include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts all tailored to meet customers' needs. The Bank provides fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The Bank also offers 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard(R) credit cards and a Visa(R) Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the HONOR(R) and CIRRUS(R) networks regionally and worldwide, respectively


Strategic Alliance and BOS Agency provide investment management and insurance products, respectively. Strategic Alliance is a broker-dealer and member of the National Association of Securities Dealers, Inc. ("NASD") and offers a full range of financial and investment services to its customers in the Uwharrie Lakes Region through its marketing division. BOS Agency serves the risk management needs of customers and brings life insurance, long-term health care, Medicare supplement and other insurance industry products to customers' financial portfolios.












The Strategic Alliance Corporation.  Member NASD/SIPC.
Products offered through Strategic Alliance are not FDIC insured, are not obligations of Bank of Stanly, are not guaranteed by the Bank, and may involve investment risk, including the possible loss of principal.



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                                         Financial Highlights
                                                                                                                         Percent
          (Dollars in thousands except per share amounts)                  1998                  1997                   Increase
-------------------------------------------------------------------- ------------------ -- ------------------ ---- --------------
      For the year:
      Net Income                                                             $   1,305              $  1,186               10.1%
         Net income per common share - basic (1):                             $    .28              $    .26                7.7%
      Cash dividends paid (2):
         Total                                                                       -                     6                 N/A
          Per common share                                                           -                     -                 N/A
      Weighted average common shares outstanding - basic (1):                4,600,463             4,560,506                 .9%

-------------------------------------------------------------------- ------------------ -- ------------------ ---- --------------
      At year-end:
      Total assets                                                           $ 167,386             $ 145,704               14.9%
      Total earning assets                                                     158,807               138,015               15.1%
      Loans, net of unearned income                                            132,301               113,985               16.1%
      Total interest-bearing liabilities                                       134,729               118,617                1.7%
      Shareholders' equity                                                      15,698                12,534               25.2%
         Book value per share (1)                                             $   3.14              $   2.75               14.4%

-------------------------------------------------------------------- ------------------ -- ------------------ ---- --------------
      Averages for the year:
      Total assets                                                           $ 153,006             $ 140,508                8.9%
      Total earning assets                                                     145,980               133,814               10.0%
      Loans, net of unearned income                                            117,442               107,696                9.0%
      Total interest-bearing liabilities                                       123,679               114,903                7.6%
      Shareholders' equity                                                      13,497                11,818               14.2%

-------------------------------------------------------------------- ------------------ -- ------------------ ---- --------------
      Financial Ratios (in percentage):
      Return on average assets                                                    .85%                  .84%
      Return on average shareholders' equity                                     9.67%                10.04%
      Average equity to average assets                                           8.82%                 8.41%
      Net interest margin (fully tax equivalent basis)                           4.71%                 4.73%
      Allowance as % of loans                                                     .88%                  .99%
      Allowance as % of nonperforming loans                                  1,714.86%               348.76%
      Allowance as % of nonperforming assets                                   764.71%               246.71%
      Nonperforming assets to loans                                               .12%                  .42%
      Net charge-offs to average loans                                            .06%                  .09%
      Dividend payout ratio                                                        N/A                   N/A

-------------------------------------------------------------------- ------------------ -- ------------------ ---- --------------

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 100% stock dividend in 1998 and the 5% stock dividend issued in 1997.
2)    Includes cash paid in lieu of fractional shares on stock dividends.

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

Approximately 72,600 shares of stock were traded during 1998. The Company issued a 100% stock dividend in 1998 and a 5% stock dividend in 1997. As of December 31, 1998, Uwharrie Capital Corp had 1,803 shareholders of record.

                          Independent Auditors' Report

--------------------------------------------------------------------------------












To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Sanford, North Carolina
January 15, 1999

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                           Consolidated Balance Sheets
                           December 31, 1998 and 1997



                                                                                 1998                    1997
                                                                                 ----                    ----
  Assets
  Cash and due from banks                                                     $  4,370,422            $  4,322,571
  Interest-bearing deposits with banks                                             481,408                 183,511
  Federal funds sold                                                             1,950,000                       -
  Investment securities available for sale, at fair value                       24,074,852              23,846,794
  Loans                                                                        132,300,959             113,984,894
  Less allowance for loan losses                                                 1,170,185               1,124,970
                                                                            ---------------         ---------------
         Net loans                                                             131,130,774             112,859,924
  Premises and equipment, net                                                    3,026,293               2,343,737
  Interest receivable                                                              941,285                 930,503
  Other assets                                                                   1,411,321               1,216,914
                                                                            ---------------         ---------------
         Total Assets                                                         $167,386,355            $145,703,954
                                                                            ===============         ===============


  Liabilities and Shareholders' equity
  Deposits
     Demand, noninterest-bearing                                              $ 16,136,838            $ 13,871,742
     Money market and NOW accounts                                              27,919,823              28,569,039
     Savings accounts                                                           34,862,577              31,870,829
     Time deposits, $100,000 and over                                           26,607,783               9,045,532
     Other time deposits                                                        33,719,175              33,548,182
                                                                            ---------------        ----------------
          Total deposits                                                       139,246,196             116,905,324
  Federal funds purchased and securities sold under
     repurchase agreements                                                       3,510,821               5,447,330
  Other short-term borrowed funds                                                1,284,000               2,562,058
  Long-term debt                                                                 6,825,257               7,574,509
  Interest payable                                                                 189,400                 171,031
  Other liabilities                                                                633,071                 509,566
                                                                            ---------------        ----------------
         Total Liabilities                                                     151,688,745             133,169,818
                                                                            ---------------        ----------------

  Commitments (Note 10)

  Shareholders' equity
  Common stock, $1.25 par value
     6,000,000 shares authorized; shares issued and
     outstanding and subscribed of 5,003,107 and
     2,282,078, respectively                                                     6,253,885               2,852,598
  Common stock subscriptions receivable                                           (256,898)                      -
  Additional paid-in capital                                                     4,193,526               5,524,178
  Undivided profits                                                              5,143,724               3,838,263
  Accumulated other comprehensive income                                           363,373                 319,097
                                                                            ---------------        ----------------
         Total Shareholders' Equity                                             15,697,610              12,534,136
                                                                            ---------------        ----------------
         Total Liabilities And Shareholders' Equity                           $167,386,355            $145,703,954
                                                                            ===============        ================





                   The accompanying notes are an integral part of the consolidated financial statements.



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                                   Consolidated Statements Of Income
                                                Years Ended December 31, 1998 and 1997

                                                                                 1998                1997
                                                                                 ----                ----
Interest Income
   Loans, including fees                                                     $10,145,545         $  9,377,504
   Investment securities
     U. S. Treasury                                                              319,062              287,738
     U. S. Government agencies and corporations                                  903,250              906,045
     State and political subdivisions                                            325,289              340,017
     Other                                                                        76,615               72,747
   Interest-bearing deposits with banks and federal funds sold                   128,443               34,391
                                                                            ---------------      -------------

             Total Interest Income                                            11,898,204           11,018,442
                                                                            ---------------      -------------

Interest Expense
   Time deposits, $100,000 and over                                              836,741              432,098
   Other interest-bearing deposits                                             3,650,128            3,538,597
   Federal funds purchased and securities sold under repurchase
       agreements                                                                200,058              255,575
      repurchase agreements
   Other short-term borrowed funds                                               107,176              177,689
   Long-term debt                                                                397,705              474,818
                                                                            ---------------      -------------

              Total Interest Expense                                           5,191,808            4,878,777
                                                                            ---------------      -------------

Net Interest Income                                                            6,706,396            6,139,665
Provision for loan losses                                                        119,280              183,300
                                                                            ---------------      -------------

              Net Interest Income After Provision For Loan Losses              6,587,116            5,956,365
                                                                            ---------------      -------------

Noninterest Income
   Service charges on deposit accounts                                           952,438              911,106
   Other service fees and commissions                                            510,813              482,653
   Gains (losses) on securities sold                                              (8,051)              22,965
   Other income                                                                   64,744               74,416
                                                                            ---------------      -------------

              Total Noninterest Income                                         1,519,944            1,491,140
                                                                            ---------------      -------------

Noninterest Expense
   Salaries and employee benefits                                              3,361,494            2,920,471
   Net occupancy expense                                                         282,626              262,287
   Equipment expense                                                             472,776              412,405
   Data processing costs                                                         466,567              496,194
   Other operating expense                                                     1,630,875            1,630,332
                                                                            ---------------      -------------

              Total Noninterest Expense                                        6,214,338            5,721,689
                                                                            ---------------      -------------

Income before income taxes                                                     1,892,722            1,725,816
Income taxes                                                                     587,261              539,896
                                                                            ---------------
                                                                                                 -------------

              Net Income                                                    $  1,305,461          $ 1,185,920
                                                                            ===============      =============

Net Income Per Common Share
   Basic                                                                          $    .28            $   .26
   Diluted                                                                             .28                .25

Weighted Average Shares Outstanding
   Basic                                                                         4,600,463          4,560,506
   Diluted                                                                       4,717,657          4,663,804

                  The accompanying notes are an integral part
                    of the consolidated financial statements.



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                      Consolidated Statements Of Changes In Shareholders' Equity
                                                Years ended December 31, 1998 and 1997



                                                                               Additional    Common Stock
                                                        Common Stock            Paid-in     Subscriptions
                                                   Shares         Amount        Capital      Receivable
                                                   -------        -------       --------     -----------
Balance at January 1, 1997                         2,174,982    $ 2,718,728   $ 4,593,661   $        -
Comprehensive income
        Net income                                         -              -             -            -
        Other comprehensive income,
            net of tax
            Net increase (decrease) in fair
                 value of securities available
                 for sale                                  -              -             -            -

        Total comprehensive income

Common stock issued pursuant to:
        5% Stock dividend                            107,962        134,953       944,667            -

        Stock options exercised                        3,152          3,940        10,952            -

Repurchase of common stock                            (4,018)        (5,023)      (25,102)           -

Dividends paid - fractional shares                        -              -             -             -
                                                   ---------    -----------   -----------   -----------

Balance at December 31, 1997                      2,282,078    $ 2,852,598   $ 5,524,178    $        -
                                                  ==========   ============  ============   ===========

Balance at January 1, 1998                         2,282,078    $ 2,852,598   $ 5,524,178          $ -


Comprehensive income
        Net income                                         -              -             -            -
        Other comprehensive income,
            net of tax
            Net increase (decrease) in fair
                 value of securities available
                 for sale                                  -              -             -            -

        Total comprehensive income

Common stock issued pursuant to:
        Sale of common stock                         427,205        534,006     1,568,648     (268,840)

        100% Stock dividend                        2,294,746      2,868,433    (2,868,433)           -

        Stock options exercised                       23,319         29,149        72,208            -

Repurchase of common stock                           (24,241)       (30,301)     (103,075)           -

Collections of subscriptions receivable                   -              -             -       11,942
                                                   ---------    -----------   -----------   -----------

Balance at December 31, 1998                      5,003,107    $ 6,253,885   $ 4,193,526    $ (256,898)
                                                  ==========   ============  ============   ===========


                                                                       Accumulated
                                                                          Other
                                                          Undivided   Comprehensive
                                                           Profits       Income         Total
                                                           --------      -------        -----
Balance at January 1, 1997                               $ 3,738,055     $ 252,961   $ 11,303,405
Comprehensive income
        Net income                                         1,185,920             -      1,185,920
        Other comprehensive income,
            net of tax
            Net increase (decrease) in fair
                 value of securities available
                 for sale                                          -        66,136        66,136
                                                                                       ---------
        Total comprehensive income                                                     1,252,056
                                                                                       ---------

Common stock issued pursuant to:
        5% Stock dividend                                 (1,079,620)            -              -

        Stock options exercised                                    -             -         14,892

Repurchase of common stock                                         -             -        (30,125)

Dividends paid - fractional shares                            (6,092)           -          (6,092)
                                                        ------------    ----------   ------------

Balance at December 31, 1997                             $ 3,838,263     $ 319,097   $ 12,534,136
                                                        ============    ==========   ============

Balance at January 1, 1998                               $ 3,838,263     $ 319,097   $ 12,534,136

Comprehensive income
        Net income                                         1,305,461             -      1,305,461
        Other comprehensive income,
            net of tax
            Net increase (decrease) in fair
                 value of securities available
                 for sale                                          -        44,276         44,276
                                                                                        ---------
        Total comprehensive income                                                      1,349,737
                                                                                        ---------

Common stock issued pursuant to:
        Sale of common stock                                       -             -      1,833,814

        100% Stock dividend                                        -             -              -

        Stock options exercised                                    -             -        101,357

Repurchase of common stock                                         -             -       (133,376)

Collections of subscriptions receivable                           -             -          11,942
                                                        ------------    ----------   ------------

Balance at December 31, 1998                            $ 5,143,724     $ 363,373    $ 15,697,610
                                                        ============    ==========   ============




                   The accompanying notes are an integral part
                    of the consolidated financial statements.


                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                                 Consolidated Statements Of Cash Flows
                                                Years Ended December 31, 1998 and 1997

                                                                                           1998                 1997
                                                                                           ----                 ----
Operating Activities
  Net income                                                                        $   1,305,461        $   1,185,920
  Adjustments to reconcile net income to net cash  provided by operations:
      Depreciation                                                                       289,904              257,360
      Amortization (accretion) of security premiums (discounts)                            8,996              (10,524)
      Provision for loan losses                                                          119,280              183,300
      Deferred income tax expense                                                         46,065                5,329
      Net realized (gain) loss on available for sale securities                            8,051              (22,965)
      Gain on sale of mortgage loans                                                     (20,650)                   -
      Loss on sale of foreclosed properties                                               14,288                    -
   Net change in interest receivable                                                     (10,782)             (72,709)
   Net change in other assets                                                           (242,906)            (222,596)
   Net change in interest payable                                                         18,369               (5,011)
   Net change in accrued and other liabilities                                            48,989               86,869
                                                                                    ---------------      ---------------
                  Net Cash Provided By Operating Activities                            1,585,065            1,384,973
                                                                                    ---------------      ---------------
Investing Activities
   Net (increase) decrease in interest-bearing deposits with banks                      (297,897)             115,983
   Net increase in federal funds sold                                                 (1,950,000)                   -
   Proceeds from sales of securities available for sale                                1,460,718            3,339,581
   Proceeds from maturities of securities available for sale                           5,620,203            2,490,823
   Purchase of securities available for sale                                          (2,992,918)          (4,314,639)
   Net increase in loans                                                             (25,734,546)         (13,289,105)
   Proceeds from sales of loans                                                        3,104,684                    -
   Purchase of premises and equipment                                                   (972,460)            (483,848)
   Proceeds from sales of foreclosed real estate                                          34,211               48,498
                                                                                    ---------------      ---------------
                  Net Cash Used By Investing Activities                              (21,728,005)         (12,092,707)
                                                                                    ---------------      ---------------
Financing Activities
  Net increase in deposit accounts                                                    22,340,872           12,305,860
  Net increase (decrease) in federal funds purchased                                  (1,400,000)           1,400,000
  Net decrease in securities sold under repurchase agreements                           (536,509)          (4,108,815)
  Net decrease in other short-term borrowed funds                                     (1,278,058)            (437,942)
  Proceeds from long-term advances from Federal Home Loan Bank                         2,000,000            2,000,000
  Repayment of long-term advances from Federal Home Loan Bank                         (2,749,251)            (691,151)
  Repurchases of common stock                                                           (133,376)             (30,125)
  Proceeds from issuance of common stock                                               1,935,171               14,892
  Collections of common stock subscriptions receivable                                    11,942                    -
  Dividends paid                                                                               -               (6,092)
                                                                                    ---------------
                                                                                                         ---------------
                  Net Cash Provided By Financing Activities                           20,190,791           10,446,627
                                                                                    ---------------      ---------------

  Increase (decrease) in cash and due from banks                                          47,851             (261,107)
  Cash and due from banks at beginning of year                                         4,322,571            4,583,678
                                                                                    ---------------      ---------------
                  Cash And Due From Banks At End Of Year                           $   4,370,422        $   4,322,571
                                                                                    ===============      ===============

Supplemental Disclosures of Cash Flow Information
  Interest paid                                                                     $   5,173,440        $   4,883,788
  Income taxes paid                                                                      579,000                539,878

Supplemental Schedule of Non-Cash Investing and Financing Activities
  Loans transferred to foreclosed real estate                                                  -               48,498
  Increase in fair value of securities available for sale, net of deferred
      taxes; 1998 - $28,451, 1997 - $42,497                                               44,276               66,136
  Loans securitized into investment securities                                         4,260,381                    -

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

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

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

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

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (Continued)

Securities Available for Sale

Available-for-sale securities consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

Allowance for Loan Losses

The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management's internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value upon foreclosure, establishing a new cost basis. After foreclosure, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair market value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair market value.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note  1  -  Significant Accounting Policies (Continued)

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

Federal Home Loan Bank Stock

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied. (See Note 13.)

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

Fair Value of Financial Instruments

Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value nor liquidation value of the Company.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note  1  -  Significant Accounting Policies (Continued)

Fair Value of Financial Instruments (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

                Carrying amounts approximate fair values for the following instruments:
                  Cash and due from banks
                  Interest-bearing deposits with banks
                  Federal funds sold
                  ccrued interest receivable and payable
                  Variable   rate  loans  that  reprice   frequently   where  no
                    significant change in credit risk has occurred
                  Variable rate money market, demand, NOW and savings accounts Variable rate time deposits
                  Federal funds purchased and securities sold under repurchase agreements
                  Short-term borrowed funds

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

Investment in Joint Venture

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. ("CDS"), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 1998 and 1997. The Company utilizes the equity method to account for its ownership in the joint venture.

Earnings per Common Share

Effective with periods ended December 31, 1997, the Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share," and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 requires restatement of earnings per share data for all prior periods presented.


                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note  1  -  Significant Accounting Policies (Continued)

Earnings per Common Share (Continued)

Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying statements of income divided by the weighted average number of common shares outstanding, or assumed to be outstanding, after retroactively adjusting for the two-for-one stock split as summarized below.

                                                                        1998                      1997
                                                                  ------------------        ------------------
Weighted average number of common shares used
   in computing basic earnings per share                                  4,600,463                 4,560,506

Effect of dilutive stock options                                            117,194                   103,298
                                                                  ------------------        ------------------

Weighted average number of common shares and
   dilutive potential common shares used in
   computing diluted earnings per share                                   4,717,657                 4,663,804
                                                                  ==================        ==================



------------------------------------------------------------------------------------------------------------------------------------

Note  2  -  Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

                                                -----------------------------------------------------------------------
                                                                      Gross              Gross
                                                  Amortized         Unrealized        Unrealized            Fair
December 31, 1998                                   Cost              Gains             Losses              Value
-----------------                               -----------------------------------------------------------------------
U.S. Treasury securities                          $ 4,981,102         $  27,318           $      -         $ 5,008,420
U.S. Government agencies and
  corporations                                      1,002,153             6,987                  -           1,009,140
State and political subdivisions                    5,151,310           375,172                  -           5,526,482
Mortgage-backed securities                         11,284,446           152,219                  -          11,436,665
                                                --------------     -------------     --------------    ----------------
  Total debt securities                            22,419,011           561,696                  -          22,980,707
FHLB and other stock                                1,058,973            35,172                  -           1,094,145
                                                --------------     -------------     --------------    ----------------
Total securities available for sale              $ 23,477,984         $ 596,868           $      -         $24,074,852
                                                ==============     =============     ==============    ================


                                                -----------------------------------------------------------------------
                                                                      Gross              Gross
                                                  Amortized         Unrealized        Unrealized            Fair
December 31, 1997                                   Cost              Gains             Losses              Value
-----------------                               -----------------------------------------------------------------------

U.S. Treasury securities                          $ 4,990,027         $  20,263                            $ 5,010,290
                                                                                         $
                                                                                                 -
U.S. Government agencies and
  corporations                                      1,003,542                 -             10,302             993,240
State and political subdivisions                    5,434,737           357,607                  -           5,792,344
Mortgage-backed securities                         10,835,374           136,571                  -          10,971,945
                                                --------------     -------------     --------------    ----------------
  Total debt securities                            22,263,680           514,441             10,302          22,767,819
FHLB and other stock                                1,058,973            20,002                  -           1,078,975
                                                --------------     -------------     --------------    ----------------
Total securities available for sale              $ 23,322,653         $ 534,443          $  10,302         $23,846,794
                                                ==============     =============     ==============    ================


                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note 2 - Investment Securities (Continued)

At December 31, 1998 and 1997, there were no debt securities being held to maturity.

An analysis of the unrealized holding gains and the related income tax effects as of and for the years ended December 31, 1998 and 1997 is as follows:

                                                  Unrealized        Deferred Income Tax      Net Increase in
                                                Holding Gain             Liability         Shareholders' Equity
                                                ----------------    -------------------    --------------------
   Balance, December 31, 1996                      $ 415,508            $ (162,547)              $ 252,961
     Increase in valuation allowance                 108,633               (42,497)                 66,136
                                                ----------------      ----------------        ----------------
   Balance, December 31, 1997                        524,141              (205,044)
     Increase in valuation allowance                  72,727               (28,451)                 44,276
                                                ----------------      ----------------        ----------------
   Balance, December 31, 1998                      $ 596,868            $ (233,495)              $ 363,373
                                                ================      ================        ================

The amortized  cost and fair value of securities  available for sale at December 31, 1998, by contractual maturities, are as follows:
                                                       After             After
                                    In One           One Year         Five Years          After
                                     Year             Through           Through            Ten
Amortized Cost                      or Less         Five Years         Ten Years          Years             Total
--------------                   --------------    --------------    -------------    ---------------   --------------

U.S. Treasury                       $3,981,313        $ 999,789            $     -           $     -       $4,981,102
U.S. Agency                                  -        1,002,153                  -                 -        1,002,153
State and political                     75,070        1,343,933          1,627,719         2,104,588        5,151,310
Mortgage-backed securities             637,450        2,376,036          2,542,284         5,728,676       11,284,446
                                 --------------    --------------    --------------   ---------------   --------------
Total                               $4,693,833       $5,721,911         $4,170,003        $7,833,264      $22,419,011
                                 ==============    ==============    ==============   ===============   ==============

Fair Value

U.S. Treasury                       $3,995,920       $1,012,500            $     -           $     -      $ 5,008,420
U.S. Agency                                  -        1,009,140                  -                 -        1,009,140
State and political                     76,186        1,414,317          1,735,050         2,300,929        5,526,482
Mortgage-backed securities             643,937        2,412,762          2,563,640         5,816,326       11,436,665
                                 --------------    --------------    --------------   ---------------   --------------
Total                               $4,716,043       $5,848,719         $4,298,690        $8,117,255      $22,980,707
                                 ==============    ==============    ==============   ===============   ==============

                                                      After            After
                                   In One           One Year        Five Years           After
Weighted                            Year             Through          Through             Ten
Average Yields                     or Less         Five Years        Ten Years           Years            Total
--------------                 ---------------- ---------------- ----------------- ----------------- ----------------

U.S. Treasury                            6.13%             5.64%                                               6.03%
U.S. Agency                                 -              5.47%               -                 -             5.47%
State and political (1)                  9.92%             9.58%            9.64%             9.46%            9.55%
Mortgage-backed  securities              8.12%             6.51%            6.91%             6.64%            6.75%
                               ----------------  ---------------- ----------------  ---------------- ----------------
Total                                    6.46%             6.90%            7.98%             7.39%            7.18%
                               ================  ================ ================  ================ ================

(1) Yield on tax exempt bonds computed on a tax-equivalent basis.



                                                  UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

         Note  2 -  Investment Securities (Continued)

Results from sales of securities available for sale for the years ended December 31, 1998 and 1997 are as follows:

                                                                        1998               1997
                                                                        ----               ----

         Gross proceeds from sales                                   $1,460,718        $3,339,581
                                                                   ===============     ==============

         Realized gains from sales                                   $        -        $   22,965
         Realized losses from sales                                      (8,051)                -
                                                                   ---------------     --------------
         Net realized gains (losses)                                 $   (8,051)       $   22,965
                                                                   ===============     ==============

At December 31, 1998 and 1997, securities available for sale with a carrying amount of $8,752,221 and $10,312,546, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

------------------------------------------------------------------------------------------------------------------------------------

Note  3  -  Loans

The composition of net loans as of December 31, 1998 and 1997 is as follows:


                                                         1998                                 1997
                                           ---------------------------------    ---------------------------------
                                                                 Percent                              Percent
                                               Amount            of Total           Amount           of Total
                                           ----------------    -------------    ---------------    --------------

           Commercial                          $16,254,896          12.40%         $15,674,015           13.89%
           Real estate - construction            3,799,739           2.90%           3,840,467            3.40%
           Real estate - residential            64,207,255          48.96%          58,824,912           52.12%
           Real estate - commercial             28,523,091          21.75%          24,102,199           21.36%
           Consumer loans                       19,469,404          14.85%          11,451,481           10.15%
           Other loans                              57,790           0.04%             100,068            0.09%
                                           ----------------    -------------    ---------------    --------------
                                               132,312,175         100.90%         113,993,142          101.01%
           Deduct:
           Allowance for loan losses           (1,170,185)         (0.89%)         (1,124,970)          (1.00%)
           Unearned net loan fees                 (11,216)         (0.01%)             (8,248)          (0.01%)
                                           ----------------    -------------    ===============    --------------

           Loans, net                         $131,130,774         100.00%        $112,859,924          100.00%
                                           ================    =============    ===============    ==============

Although the Bank's loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 48.96% of net loans. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 21.75% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------
Note  3  -  Loans (Continued)

An  analysis  of  fixed-rate  loan  maturities  and  repricing   frequencies  of
variable-rate loans as of December 31, 1998 follows:

Fixed-rate loans with a maturity of:
------------------------------------
         Three months or less                                                                          $ 1,906,749
         Over three months through twelve months                                                        13,675,138
         Over one year through five years                                                               28,571,357
         Over five years                                                                                27,643,047
                                                                                                   ----------------
         Total fixed-rate loans                                                                         71,796,291
                                                                                                   ----------------
Variable-rate loans with a repricing frequency of:
--------------------------------------------------
         Three months or less                                                                           58,772,106
         Over three months through twelve months                                                         1,495,024
         Over one year through five years                                                                  237,538
         Over five years                                                                                         -
                                                                                                   ----------------
         Total variable-rate loans                                                                      60,504,668
                                                                                                   ----------------

         Total loans                                                                                  $132,300,959
                                                                                                   ================

Impaired loans consist of nonaccrual loans which totaled $68,238 and $322,567 at December 31, 1998 and 1997, respectively, which had the effect of reducing net income $5,738 in 1998 and $7,440 in 1997. Generally, when loans exceed 90 days past due, they are placed in nonaccrual status. At December 31, 1998 and 1997, loans past due 90 days and still accruing interest totaled $76,000 and $9,000, respectively. At December 31, 1998 and 1997, the Company did not have any loans for which terms had been modified in troubled debt restructuring.

The Company's loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

------------------------------------------------------------------------------------------------------------------------------------

Note  4  -  Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 1998 and 1997 are listed below:

                                                                        1998               1997
                                                                        ----               ----

         Balance, beginning of year                                   $ 1,124,970        $ 1,049,833
         Charge offs:
           Commercial                                                      10,000             53,900
           Real estate                                                     22,000             16,300
           Consumer                                                        79,355             70,027
                                                                   ---------------     --------------
               Total charge-offs                                          111,355            140,227
                                                                   ---------------     --------------
         Recoveries:
           Commercial                                                           -                  -
           Real estate                                                          -                  -
           Consumer                                                        37,290             32,064
                                                                   ---------------
                                                                                       --------------
               Total recoveries                                            37,290             32,064
                                                                   ---------------     --------------

               Net charge-offs                                             74,065            108,163
         Provision charged against income                                 119,280            183,300
                                                                   ---------------     --------------
         Balance, end of year                                         $ 1,170,185        $ 1,124,970
                                                                   ===============     ==============

                                       17



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note  4  -  Allowance For Loan Losses (Continued)

Ratios relative to the allowance for loan losses, nonperforming loans and net charge-offs for the years ended December 31, 1998 and 1997 are reflected below:

                                                                          1998                1997
                                                                          ----                ----

         Allowance for loan losses to total loans                           .88%                .99%
         Allowance for loan losses to non-performing loans             1,714.86              348.76
         Nonperforming loans to average loans                               .06                 .30
         Net charge-offs to gross loans outstanding                         .06                 .09


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

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 1998 and 1997 is presented below:

                                         1998                                                   1997
                    ------------------------------------------------       -----------------------------------------------
                                       Percent of          Percent                           Percent of         Percent
                                        Allowance         of Loans                            Allowance         of Loans
                     Amount of          to Total          to Gross         Amount of          to Total          to Gross
                     Allowance          Allowance           Loans          Allowance          Allowance          Loans
                    ------------       ------------       ----------       -----------       ------------      -----------

Commercial            $ 144,400             12.34%           12.28%          $ 93,466              8.31%           13.75%
Real estate -
  construction           19,759              1.69%            2.87%            19,970              1.78%            3.37%
Real estate -
   residential          621,867             53.14%           48.53%           698,888             62.12%           51.60%
Real estate -
   commercial           188,984             16.15%           21.56%           150,344             13.36%           21.14%
Consumer                124,114             10.61%           14.71%           108,407              9.64%           10.05%
Other loans                 301              0.03%            0.05%               520              0.05%            0.09%
Unallocated              70,760              6.04%              N/A            53,375              4.74%              N/A
                    ------------       ------------       ----------       -----------       ------------      -----------
Total                $1,170,185            100.00%          100.00%        $1,124,970            100.00%          100.00%
                    ============       ============       ==========       ===========       ============      ===========

------------------------------------------------------------------------------------------------------------------------------------

Note  5 -  Premises And Equipment

The  major  classes  of  premises  and  equipment  and  the  total   accumulated
depreciation at December 31, 1998 and 1997 are listed below:

                                                                        1998                   1997
                                                                        ----                   ----

         Land                                                         $   670,703            $   418,987
         Buildings and improvements                                     2,176,530              1,991,372
         Furniture and equipment                                        2,344,718              1,862,569
                                                                   ---------------        ---------------
                                                                        5,191,951              4,272,928
         Less accumulated depreciation                                  2,165,658              1,929,191
                                                                   ---------------        ---------------
                                                                      $ 3,026,293            $ 2,343,737
                                                                   ===============        ===============


------------------------------------------------------------------------------------------------------------------------------------

                                                               18

                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY
                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note  6  -  Deposits

The composition of deposits at December 31, 1998 and 1997 is as follows:

                                                            1998                                1997
                                               --------------------------------    --------------------------------
                                                                  Percentage                          Percentage
                                                   Amount           of total           Amount          of total
                                               ---------------    -------------    ---------------    ------------

      Demand deposits                            $ 16,136,838          12%           $ 13,871,742         12%
      Money market and NOW accounts                27,919,823          20%             28,569,039         24%
      Savings                                      34,862,577          25%             31,870,829         27%
      Time deposits, $100,000 and over             26,607,783          19%              9,045,532          8%
      Other time deposits                          33,719,175          24%             33,548,182         29%
                                               ---------------    -------------    ---------------    ------------
                                                $ 139,246,196         100%           $116,905,324        100%
                                               ===============    =============    ===============    ============

The maturities of fixed-rate time deposits at December 31, 1998 are reflected in the table below.

                                                                                             Other
                                                          Time Deposits                  Time Deposits
                                                        $100,000 and Over
                                                      -----------------------           ----------------
      Remaining Maturities
      Three months or less                                   $13,889,345                   $10,664,449
      Three through twelve months                              9,803,487                    17,609,275
      Over twelve months                                       2,914,951                     5,445,451
                                                          ---------------              ----------------
      Total                                                  $26,607,783                   $33,719,175
                                                          ===============              ================

------------------------------------------------------------------------------------------------------------------------------------

Note  7  -  Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 1998 and 1997.

                                                           1998                              1997
                                              -------------- -- -----------    -----------------------------
                                                 Amount            Rate           Amount            Rate
                                              --------------    -----------    --------------    -----------
        At year-end
      Federal funds purchased                      $     -            -  %       $ 1,400,000          8.00%
      Securities sold under agreement
         to repurchase                           3,510,821           3.93%         4,047,330          4.46%
      Master notes                               1,284,000           3.81%         2,562,058          4.42%
      Short-term advances from FHLB                      -            -  %                 -           -  %
                                              --------------                   --------------
                                                $ 4,794,821          3.90%       $ 8,009,388          5.06%
                                              ==============                   ==============

                                       19

                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note 7  -  Short-Term Borrowed Funds (Continued)

                                                                 1998                       1997
                                              --------------- -- --------------    --------------- ---- ------------
                                                  Amount             Rate              Amount              Rate
                                              ---------------    --------------    ---------------      ------------
        Average for the year
      Federal funds purchased                     $  564,082         6.18%            $ 1,058,900          5.92%
      Securities sold under agreement
         to repurchase                             3,872,135         4.29%              4,553,482          4.24%
      Master notes                                 1,689,967         4.66%                907,920          4.36%
      Short-term advances from FHLB                  592,055         5.75%              2,415,395          5.65%
                                              ---------------                      ---------------
                                                 $ 6,718,239         4.67%            $ 8,935,697          4.83%
                                              ===============                      ===============

                                                   1998              1997
                                              ---------------    --------------
        Maximum month-end balances
      Federal funds purchased                     $2,175,000        $5,725,000
      Securities sold under agreement
         to repurchase                             5,014,928         5,998,530
      Master notes                                 2,352,399         2,658,883
      Short-term advances from FHLB                2,500,000         8,400,000


Federal funds  purchased  represent  unsecured  overnight  borrowings from other financial institutions.  Securities sold under agreement to repurchase represent
short-term  borrowings   collateralized  by  securities  of  the  United  States
government or its agencies.

The Bank has available lines of credit for federal funds in the amount of $15,500,000.

------------------------------------------------------------------------------------------------------------------------------------

Note  8  -  Long-Term Debt

Advances from the Federal Home Loan Bank of Atlanta ("FHLB") with original maturities of one year or more consist of the following at December 31, 1998 and 1997:

             Maturing
            Year Ending            Interest
            December 31            Rate (%)                    1998                   1997
            -----------            --------                    ----                   ----

               1999               6.07 - 6.94                 $1,574,252             $2,599,252
               2000               6.41 - 6.94                    471,552              1,574,252
               2001               5.80 - 6.94                  1,346,552                471,552
               2002               6.41 - 6.94                    221,552              1,421,552
               2003               6.41 - 6.94                    125,000                371,552
            Thereafter            6.41 - 7.53                  3,086,349              1,136,349
                                                          ---------------        ---------------
                                                              $6,825,257             $7,574,509
                                                          ===============        ===============

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company's stock in FHLB and its qualifying first mortgage loans with principal balances of $53,414,674 and $48,915,854 at December 31, 1998 and 1997, respectively. Total credit available from the FHLB for short- or long-term borrowing at December 31, 1998 was $30,000,000.

------------------------------------------------------------------------------------------------------------------------------------



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note  9 -  Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

                                                                                   1998                 1997
                                                                                   ----                 ----

Current tax expense                                                                 $ 541,196            $ 534,567
Deferred tax expense                                                                   46,065                5,329
                                                                                                   ----------------
                                                                              ================
                                                                                     $587,261            $ 539,896
                                                                              ================     ================

The  effective  income  tax  rates  for 1998  and 1997  were  31.0%  and  31.3%, respectively.  The reasons for the  differences  between the effective rates and income taxes  computed at the statutory  federal income tax rate of 34% for each of those years are as follows:
                                                                                   1998                 1997
                                                                                   ----                 ----

Income taxes at statutory federal rate                                             $ 643,525            $ 586,777
Increases (decreases) resulting from:
     Tax exempt interest, net                                                       (141,313)            (133,013)
     State income taxes, net of federal benefit                                       64,720               68,432
     Other                                                                            20,329               17,700
                                                                              ----------------     ----------------
                                                                                   $ 587,261            $ 539,896
                                                                              ================     ================

Deferred tax assets and liabilities arising from temporary differences at December 31, 1998 and 1997 are summarized as follows:

                                                                                   1998                 1997
                                                                                   ----                 ----
Deferred tax assets relating to:
     Bad debt reserves                                                              $ 365,861            $ 351,135
     Deferred compensation                                                             47,584               35,226
                                                                              ----------------     ----------------
          Total deferred tax asset                                                    413,445              386,361
                                                                              ----------------     ----------------

Deferred tax liabilities relating to:
     Net unrealized gain on securities available for sale                           (233,495)            (205,044)
     Depreciation                                                                    (73,011)             (46,762)
     Deferred loans fees and costs                                                  (172,543)            (137,244)
     Basis difference in equity investment                                           (31,200)             (31,200)
     Other                                                                           (21,931)             (10,330)
                                                                              ----------------     ----------------
          Total deferred tax liability                                              (532,180)            (430,580)
                                                                              ----------------     ----------------

         Net deferred tax liability                                               $ (118,735)           $ (44,219)
                                                                              ================     ================

The net deferred tax liability is included in other liabilities on the accompanying consolidated balance sheets.


------------------------------------------------------------------------------------------------------------------------------------



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

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

The Bank's risk of loss with the  unfunded  loans and lines of credit or standby letters of credit is represented by the contractual amount of these instruments.
The Bank  uses  the same  credit  policies  in  making  commitments  under  such instruments  as  it  does  for  on-balance  sheet  instruments.  The  amount  of collateral  obtained,  if any, is based on management's credit evaluation of the
borrower.   Collateral  held  varies,  but  may  include  accounts   receivable,
inventory, real estate and time deposits with financial institutions. Since many of the  commitments  are expected to expire  without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card  commitments are unsecured.  As of December 31, 1998 and 1997,  outstanding financial  instruments  whose  contract  amounts  represent  credit risk were as follows:

                                                                     1998                  1997
                                                               ------------------     ----------------

              Commitments to extend credit                          $16,828,682         $ 14,476,645
              Credit card commitments                                 3,863,616            3,086,572
              Standby letters of credit                                 831,008              763,388
                                                               ------------------     ----------------
                                                                    $21,523,306          $18,326,605
                                                               ==================     ================

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

------------------------------------------------------------------------------------------------------------------------------------


Note  11 -  Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to such groups totaled $6,041,429 and $5,621,593 at December 31, 1998 and 1997 as summarized below.

                                                                   1998                1997
                                                                   ----                ----

         Balance, beginning                                  $  5,621,593        $  2,727,314
         Loans made                                             6,343,993           9,445,168
         Payments received                                     (6,095,882)         (6,892,743)
         Changes in composition                                   171,725             341,854
                                                            ---------------     ---------------
         Balance, ending                                     $  6,041,429        $  5,621,593
                                                            ===============     ===============

At December 31, 1998, the Bank had pre-approved but unused credit lines totaling approximately $1,135,000 to executive officers, directors and their affiliates.
------------------------------------------------------------------------------------------------------------------------------------



                                                  UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note 12  -  Regulatory Matters

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

North Carolina law prohibits Uwharrie Capital Corp from making any distributions to shareholders, including the payment of cash dividends, which would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. At December 31, 1998, Uwharrie Capital Corp had consolidated shareholders' equity of $15,697,610.

As a North Carolina banking corporation, the subsidiary bank may pay dividends only out of undivided profits as determined pursuant to North Carolina General
Statutes Section 53-87. As of December 31, 1998, the Bank had undivided profits of $7,074,729 and total capital of $13,758,784.

The Company and its subsidiary bank are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Both must meet specific capital guidelines that involve quantitative measure of assets, liabilities, and certain  off-balance-sheet  items  as  calculated  under  regulatory  accounting practices  which  measure Total and Tier 1 Capital to  risk-weighted  assets and
Tier  1  Capital  to  average  assets.   Quantitative  measures  established  by
regulation to ensure  capital  adequacy and the Company's  consolidated  capital ratios are set forth in the table below.  The Company  expects to meet or exceed these minimums without altering current operations or strategy.

                                                                         Adequately         Well
          Uwharrie Capital Corp                           Actual        Capitalized      Capitalized
          ------------------------------------------------------------------------------------------

          As of December 31, 1998:

          Total  Capital  (to risk-weighted assets)       14.5%               8%              10%
          Tier 1 Capital  (to risk-weighted assets)       13.5%               4%               6%
          Tier 1 Capital  (to average assets)              9.5%               4%               5%


          As of December 31, 1997:

          Total  Capital  (to risk-weighted assets)       13.7%                8%             10%
          Tier 1 Capital  (to risk-weighted assets)       12.6%                4%              6%
          Tier 1 Capital  (to average assets)              8.5%                4%              5%

          ------------------------------------------------------------------------------------------

As of December 31, 1998, the most recent notification from the FDIC categorized the bank subsidiary as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

For the reserve maintenance period in effect at December 31, 1998, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1,068,000 as reserves on deposit liabilities.

------------------------------------------------------------------------------------------------------------------------------------



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note  13  -  Stock Matters

Employee Stock Plans

During 1996, the Company adopted the 1996 Employment Stock Option Plan ("SOP") and the Employee Stock Purchase Plan ("SPP"), under which options to purchase shares of the Company's common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP were fully vested at the date of grant and expired if not exercised by December 31, 1998.

Activity under all option plans, including the effects of the 100% and 5% stock dividends issued in 1998 and 1997, respectively, are as follows:

                                                   1998                                    1997
                                     ----------------------------------     -----------------------------------
                                                         Weighted-                               Weighted-
                                                          Average                                 Average
                                      Number of           Exercise            Number of           Exercise
                                        Shares             Price               Shares              Price
                                     -------------    -----------------     --------------    -----------------

Options outstanding at the
  beginning of the year                  191,852             $    5.86            140,820            $    5.80

Options granted                           90,754                  5.63             47,220                 7.31

Increase for stock dividend              179,167                     -              6,964                    -

Options exercised                        (23,319)                 4.34              (3,152)               4.72

Forfeitures                              (12,851)                 2.86                  -                    -
                                     -------------    -----------------     --------------    -----------------

Options outstanding at the
  end of the year                        425,603             $    3.51            191,852            $    5.86
                                     =============    =================     ==============    =================

Options exercisable at the
  end of the year                        255,678            $     3.86             66,028            $    5.71
                                     =============    =================     ==============    =================

Weighted-average fair value
  of options granted during
  the year                                                   $    2.01                               $    1.78
                                                      =================                       =================

At December 31, 1998, there were options for 425,603 shares outstanding with a weighted-average remaining term of eight years and an exercise price of between $2.77 and $5.63 per share. At December 31, 1998, 255,678 optioned shares were exercisable at prices between $2.77 and $5.63 per share for a total of $987,395. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to additional paid-in capital. No income or expense has been recognized in connection with the grant or exercise of these options.

                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY
                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------
Note 13  -  Stock Matters (Continued)

Employee Stock Plans (Continued)

As permitted by SFAS No. 123, the Company has continued to apply APB Opinion No.
25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for 1998 and 1997 would have been affected as set forth below:

                                                As Reported                             Pro Forma
                                     ----------------------------------     -----------------------------------
                                         1998                1997                1998                1997
                                     --------------    -----------------     --------------    -----------------

Net Income                              $1,305,461          $ 1,185,920         $1,077,822           $1,118,920

Net Income Per Share:
  Basic                                    $   .28             $    .26            $   .23             $    .25
  Assuming Dilution                        $   .28             $    .25            $   .23             $    .24


In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option
Pricing Model using the following assumptions for 1998 and 1997, respectively; a risk-free interest rate of 5.0% and 5.5%, a dividend yield of 0% and 2%, an expected life equal to 60% and 70% of the term of the option, and a volatility ratio of 20% and 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No.
123 does not apply to awards granted prior to 1995.

Stock Repurchase Program

On February 21, 1995, the Company's Board of Directors authorized and approved a
Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company's common stock for the primary purpose of providing liquidity to its shareholders. During the years 1998 and 1997, the Company was authorized to purchase and retire shares up to an aggregate purchase price of $900,000 annually. Pursuant to stock repurchase authorizations and limitations, the Company purchased 24,241 shares during 1998 and 4,018 shares during 1997 with an aggregate purchase price of $133,376 and $30,125, respectively.

------------------------------------------------------------------------------------------------------------------------------------

Note 14  -  Employee and Director Benefit Plans

Employees' Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section
401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 1,000 hours or more are eligible to participate upon completion of one year of employment.

The Company's annual contribution to the plan was $127,160 in 1998 and $113,099 in 1997, determined as follows:

    o    One percent of each participant's compensation.
    o A matching contribution equivalent to 100% of the first 5% of each associate's compensation contributed to the plan.
    o A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors' Deferred Compensation Plan

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election.
The balance in deferred directors compensation was $128,730 and $90,046 at December 31, 1998 and 1997, respectively.

------------------------------------------------------------------------------------------------------------------------------------


                      UWHARRIE CAPITAL CORP AND SUBSIDIARY
                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15  -  New Accounting Standards

Adoption of New Accounting Standards

In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125," Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 requires the Company to recognize the financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. In December of 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The Company adopted SFAS No. 127 on January 1, 1998 as required; the adoption did not affect the Company's balance sheet or statements of income and changes in shareholders' equity.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of income or the statement of changes in shareholders' equity and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the balance sheet. The Company adopted SFAS No. 130 on January 1, 1998 as required.

Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting operating results and certain other information by operating segments in annual and interim financial statements of public companies. Operating segments are components of a Company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. SFAS No. 131 sets criteria for reporting disclosures about a Company's products and services, geographic areas and major customers. The Company adopted SFAS No. 131 on January 1, 1998 as required. The Company has only one segment, as that term is defined in SFAS No. 131.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" - an amendment of FASB Statements No. 87, 88, and 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company does not offer defined benefit plans or other postretirement benefit plans to its employees; therefore, the adoption of SFAS No. 132 in 1998 did not affect the Company's financial statement disclosures.


Accounting Standards Issued but Not Yet Adopted

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS No. 133 on January 1, 2000, as required. Given that the Company has no investments in derivative instruments, management of the Company believes that adoption of SFAS No. 133 will not have a material impact on the Company's balance sheet or the related statements of income and changes in shareholders' equity.

--------------------------------------------------------------------------------



                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                              Notes To Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------

Note 16  -  Fair Values Of Financial Instruments And Interest Rate Risk

The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

                                                                     1998                             1997
                                                          ----------------------------    -----------------------------

                                                          Carrying        Estimated       Carrying       Estimated
   (In thousands)                                          Amount        Fair Value        Amount        Fair Value
   ------------------------------------------------- --- ----------- --- ------------ -- ----------- -- -------------
   Financial Assets
   Cash and due from banks, interest-bearing deposits        $ 6,800          $ 6,800        $ 4,506          $ 4,506
     with banks, and federal funds sold
   Securities available for sale                              24,075           24,075         23,847           23,847

   Variable rate loans                                        60,505           60,508         63,570           63,570
   Other loans                                                71,796           72,447         50,415           51,024
                                                         -----------     ------------    -----------    -------------
          Total loans                                        132,301          132,955        113,985          114,594
                                                         -----------     ------------    -----------    -------------

   Accrued interest receivable                                   941              941            931              931

   ------------------------------------------------- --- ----------- --- ------------ -- ----------- -- -------------

   Financial Liabilities
   Deposits
       Non-interest bearing                                 $ 16,136         $ 16,136        $13,872         $ 13,872
       Variable rate, payable on demand                       62,783           62,783         60,440           60,440
       Fixed-rate time certificates of deposit                60,327           60,433         42,593           42,642
                                                         -----------     ------------    -----------    -------------
          Total deposits                                     139,246          139,352        116,905          116,954
                                                         -----------     ------------    -----------    -------------

   Short-term borrowing                                        4,795            4,795          8,009            8,009
   Long-term debt                                              6,825            6,772          7,575            7,575
   Accrued interest payable                                      189              189            171              171

   ------------------------------------------------- --- ----------- --- ------------ -- ----------- -- -------------

At December 31, 1998, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value. See Note 10.

It should be noted that the estimated fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company.

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

-------------------------------------------------------------------------------------------------------------------------


                                                 UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                                        Selected Financial Data


                                   In Thousands Except Per Share And Shares Outstanding Information
------------------------------------------------------------------------------------------------------------------------------


                                                 1998              1997             1996             1995             1994
                                                 ----              ----             ----             ----             ----
      Summary of Operations
      Interest Income                            $  11,898        $  11,019         $  10,040        $  8,913         $  7,692
      Interest Expense                               5,192            4,879             4,511           4,051            3,008
                                             --------------    -------------    --------------    ------------    --------------
      Net Interest Income                            6,706            6,140             5,529           4,862            4,684
      Provision for Loan Losses                        119              183               137              77              181
      Noninterest Income                             1,519            1,491             1,361           1,183              270
      Noninterest Expense                            6,214            5,722             5,277           4,988            4,551
      Income taxes                                     587              540               451             199              (38)
                                             --------------    -------------    --------------    ------------    --------------
      Net Income                                     1,305        $   1,186         $   1,025         $   781              260
                                             ==============    =============    ==============    ============    ==============
      Per Common Share
      Net Income - Basic (1)                      $    .28         $    .26          $    .22         $   .17          $   .06
      Net Income - Diluted (1)                         .28              .25               .22             .17              .06
      Cash dividends                                   N/A              N/A               .10             .09              .09
      Book Value (1)                                   3.14
                                                                        2.74              2.47            2.38            2.10

      Weighted Average Shares
         Outstanding:
             Basic (1)                           4,600,463        4,560,506         4,585,018       4,619,056        4,656,346
             Diluted (1)                         4,717,657        4,663,804         4,585,018       4,619,056        4,656,346
-------------------------------------------- -------------- -- ------------- -- -------------- -- ------------ -- --------------

                                                 1998              1997             1996             1995             1994
                                                 ----              ----             ----             ----             ----
      Selected year-end balances
      Assets                                     $ 167,386        $ 145,704         $ 133,876       $ 120,839        $ 112,124
      Loans                                        132,301          113,985           100,852                           80,074
                                                                                                       90,948
      Securities                                    24,075           23,847            25,220          23,114           23,543
      Deposits                                     139,246          116,905           104,599                           93,235
                                                                                                       95,794
      Borrowed funds                                11,620           15,584            17,421          13,275            8,886
      Shareholders' equity                          15,698           12,534            11,303          10,913            9,724

      Selected average balances
      Assets                                     $ 153,006        $ 140,508         $ 128,193       $ 113,535         $108,972
      Loans                                        117,442                             97,201                           75,657
                                                                    107,696                            82,630
      Securities                                    26,322           25,577            23,594          23,916           25,833
      Deposits                                     126,493                            101,638                           93,235
                                                                    111,593                            95,794
      Borrowed funds                                13,016           16,482            14,893          11,891            8,451
      Shareholders' equity                          13,497           11,818            11,123          10,445           10,278


1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1994 through 1997 have been adjusted to reflect a 100% stock dividend issued in 1998, a 5% stock dividend issued in 1997 and 3% stock dividends issued in 1996, 1995, and 1994.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------


Operating  results and the  Company's  financial  condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and related footnotes appearing on pages 6 - 27. References to changes in assets and liabilities represent end of period balances unless otherwise noted.

This annual report to shareholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Uwharrie Capital Corp that are subject to various factors which could cause actual results to differ materially from those estimates. Factors, which could influence the estimates, include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

Earnings Overview

Uwharrie Capital Corp (the "Company") recorded net earnings of $1.3 million for the year ended December 31, 1998, an increase of 10.1% or $120 thousand as compared with net income of $1.2 million in 1997. Basic earnings per share reflected $.28 compared to $.26 for the prior year, after giving effect to the 100% stock dividend paid in 1998. Growth of 9.2% in net interest income, supported by a 1.9% increase in non-interest revenues accounted for the earnings increase.

During 1998 the Company experienced asset growth of $21.7 million, an increase of 14.9%. Loans increased by $18.3 million or 16.1% resulting in a 15.1% increase in earning assets. The asset growth was funded by deposit growth of $22.3 million, representing an increase of 19.1% over the prior year. This allowed the Company to maintain its interest margin, enhancing earnings, as deposits typically reflect a lower cost of funds than other funding sources.

Net income for the years ended 1998 and 1997 and certain key financial performance ratios are reflected below:

                                                                           1998                 1997
      ---------------------------------------------------------- --------------- ---- ---------------

            Net Income                                               $1,305,461           $1,185,920
            Return on average assets                                       .85%                 .84%
            Return on average equity                                      9.67%               10.04%
            Average equity to average assets                              8.82%                8.41%

      ---------------------------------------------------------- --------------- ---- ---------------

Uwharrie Capital Corp has managed to achieve good performance while developing its strategy to remain a strong, viable independent financial institution. In 1993, the Company began a program to develop and expand its technology capabilities, which remains a focus today. This development has provided the capacity to grow the organization and leverage the high cost of delivering competitive services. Management believes this strategy will enable the Company to remain competitive with larger institutions and allow its service area to enjoy the benefits of a local financial institution and the strength its capital investment provides to the community.

Net Interest Income

The Company's major source of revenue is net interest income, which is the excess of interest income earned on loans and securities over interest expense paid on deposits and borrowings. Net interest income, as reflected on the consolidated income statement, increased $567 thousand or 9.2% for the year ended December 31, 1998, as compared with the prior year. This improvement can be attributed primarily to the increase in interest income generated by growth in the loan portfolio. Yield on loans during 1998 was 8.64% compared to 8.71% in 1997; however, cost of funds also decreased and the margin remained stable.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations


Securities available for sale produced income of $1.6 million and reflected a yield of 6.84% on a tax equivalent basis, during the twelve months of 1998 compared to $1.6 million with a tax equivalent yield of 7.30%, during the same period of 1997.

Interest expense on deposits increased by $516 thousand or 13.0% due to higher balances. The weighted average rate paid on all interest-bearing deposits was 4.05% in 1998 compared to 4.03% in 1997.

Due to an increase of $22.3 million in deposits, dependence on other funding decreased in 1998. Average short-term borrowed funds decreased by $2.2 million and reflected an average cost of 4.57% compared to 4.85% in the prior year. Average long-term debt, which decreased by $1.2 million, reflected a cost of 6.32% compared to 6.29% in the previous twelve months.

The Company's net interest margin, the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was stable during 1998 and 1997, reflecting margins of 4.71% and 4.73%, respectively. A stable margin reflects the Company's ability to manage the mix and pricing of its interest-bearing assets and liabilities to minimize the effect of interest rate changes on its balance sheet and the resulting net interest income. There were no wide swings in interest rates during 1998 or 1997 and rate changes in these periods did not significantly impact the margin. The Company is pleased with this performance considering the competitive nature of the financial services industry.

Financial Table 1 on Page 35 presents a detailed analysis of the components of the Company's net interest income. This exhibit discloses the dollar change in average assets and liabilities along with the associated changes in yields and interest income and expense.

Balance Sheet Analysis

The Company's loan demand remained strong in 1998, primarily in mortgage and commercial loans. Gross outstanding loans at December 31, 1998 totaled $132.3 million, $18.3 million greater than at December 31, 1997 representing an increase of 16.1%.

Investment securities, including net unrealized gains, totaled $24.1 million at December 31, 1998 compared to $23.8 million at this period end in 1997, an increase of $228 thousand.

During 1998, the Company attracted deposit funds of $22.3 million, which provided the primary funding for its balance sheet growth. Other funding sources utilized during 1998 included securities sold under repurchase agreements, Master Notes, federal funds purchased and advances from Federal Home Loan Bank. At December 31, 1998 other funding sources totaled $11.6 million compared to $15.6 million at the end of the prior year, a decrease of $4.0 million.

On December 31, 1998, the Company completed the sale of 427,205 shares of common stock under its initial Subscription Offer dated September 21, 1998 generating $1.8 million in additional capital, net of issuance costs. The Subscription Offer, which designated maximum subscriptions of 850,000 shares, was extended through March 31, 1999.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations


Nonperforming Assets

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, remain at a level below the peer group averages, reflective of the Company's ongoing commitment to maintaining asset quality. Nonaccrual loans at December 31, 1998 were $68 thousand and represented .05% of outstanding loans compared with $323 thousand reflecting a ratio of .28% at December 31, 1997. Foreclosed real estate totaled $85 thousand at year-end 1998 and $133 thousand at year-end 1997.

Provision and Allowance for Loan Losses

The Company uses a rating method to determine an adequate level of provision for loan losses, which additionally provides early detection of problem loans. This identification process begins with management's assessment of credit reviews, payment histories of borrowers, loan-to-value ratio, and identified weakness in the credit. The loans are graded and management establishes a standard percentage to reserve for each rating. Included in the calculation are loans previously identified by examiners as loss, doubtful or substandard.

The transactions in the allowance for loan losses are summarized in the Note 4 to the consolidated financial statements. The ratio of net charge-offs to gross loans outstanding is currently an excellent ratio compared to bank peers reflecting .06% in 1998 and .09% in 1997. Provision expense during 1998 was $119 thousand compared to $183 thousand for the same period in 1997. The decrease in the amount needed to fund the reserve in 1998, compared to 1997, can be attributed to a decrease in the amount of net charge-offs, mix of the loan portfolio, loan performance, and management assessment of risk in the portfolio.

Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains (losses), increased by $60 thousand in the twelve months ended December 31, 1998 compared to 1997, an increase of 4.1%.

The main component, service charges on deposit accounts, amounted to $952 thousand in 1998 compared to $911 thousand in 1997, which represents an increase of $41 thousand or 4.5%. The ratio of service charge income from the banking subsidiary to average assets of .62% for 1998 is favorable compared to other banks of similar size. Another factor with significant influence to this category is the Bank's brokerage and insurance subsidiaries, which contributed commission and fee income of $286 thousand in 1998 and $300 thousand in 1997.

Noninterest Expense

For the twelve months ended December 31, 1998 compared to the same period of 1997, noninterest expenses totaled $6.2 million and $5.7 million, respectively, an increase of $493 thousand or 8.6%.

Personnel costs continue to be the largest component of noninterest expense, increasing by $441 thousand or 15.1%, due to merit salary increases, additional staff and associated benefits cost. Salaries and incentives totaled $2.8 million in 1998 compared to $2.5 million in the prior year. Employee benefits were up by $95 thousand.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations


Occupancy expense increased by $20 thousand or 7.8% in 1998 compared to 1997, due primarily to renovations and repairs in some offices. Data processing costs decreased, reflecting expenses of $466 thousand and $496 thousand in the two periods, respectively. Equipment expense includes the cost of depreciation and maintenance associated with furniture, network computers, PC workstations, other banking equipment and the amortization of technology related and other software. These expenses, which totaled $472 thousand in 1998 and $412 thousand in 1997, reflect an increase of $60 thousand or 14.6%.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses remained relatively stable when comparing the two periods. The most significant of these expenses are professional fees and marketing. Expenses for professional fees, which include accounting, outside services, consulting and legal expenses, increased by $21 thousand. Marketing, including the cost of advertising, sales promotion, public relations, donations and business development, totaled $217 thousand in 1998 compared to $289 thousand in 1997.

Capital Resources

The Company continues to maintain strong capital ratios that support its asset growth. As of December 31, 1998, capital as a percentage of total assets reflected a ratio of 9.4%, which exceeds the Company's strategic goal of maintaining this ratio at 8%. This compares to 8.6% at the end of 1997. The capital position is maintained through the retention of earnings and controlled growth. Enhancing the capital position in 1998 was the sale of common shares through a Subscription Offer, which provided additional capital of $1.8 million.

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks, which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards.

At December 31, 1998, the Company's Tier I to risk-adjusted assets ratio was 13.5% with total capital at 14.5% of risk-adjusted assets and Tier I leverage ratio at 9.5%. The Company expects to continue to exceed these minimums without altering current operations or strategy.

Dividends

During 1998 the Board of Directors of Uwharrie Capital Corp declared a stock split in the form of a 100% stock dividend. In 1997 a 5% stock dividend was issued, increasing each shareholder's investment in the Company.

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense calculated for 1998 totaled $587 thousand, an effective tax rate of 31.0%. During 1997 the effective tax rate was 31.3%.

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations


Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

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

Other funding sources at year-end included $15.5 million in federal funds lines of credit from correspondent banks and a $30 million line of credit from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 1998, the Company had no borrowings from available federal funds lines. Advances from the Federal Home Loan Bank at that date consisted of $6.8 million in long-term debt.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 1998 is reflected in Financial Table 3 at page 37. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations


Year 2000

The "Year 2000" issue confronting the Company and its customers, suppliers, customers' suppliers and competitors centers on the potential inability of computer systems to recognize the Year 2000. If not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of the Company.

Financial institution regulators have recently increased their focus on Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, the Company has undertaken a substantial multi-phased effort to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovation,
(4) validation, and (5) implementation.

The Company has substantially completed the first four phases of the plan and has made significant progress in the final phase. The Company outsources its item and data processing operations to a service provider that is jointly owned with another bank; therefore, Year 2000 compliance is also being closely coordinated with that of the service provider. Prior to June 30, 1999, the Company will have in place a Detailed Contingency Plan should any business disruption occur due to circumstances beyond its control.

Further, the Company is undertaking efforts to ensure that significant vendor and customer relationships are or will be Year 2000 compliant. There can be no guarantee that the systems of other entities on which the Company either or indirectly relies will be timely converted, or that a failure to convert by another entity, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company in future periods.

The Company's management believes that all of its systems will be verified Year 2000 compliant. The Company estimates that it will incur Year 2000 compliance costs of approximately $75,000, all of which will be charged to operations. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.



                      UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                Financial Tables



Financial Table 1

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
(In thousands)

                                                          1998                                         1997
                                           ----------------------------------------     ----------------------------------------
                                                             Interest     Average                        Interest      Average
                                              Average         Income/      Yield/         Average        Income/       Yield/
                                              Balance        Expense       Rate (1)       Balance        Expense        Rate (1)
                                           ----------------------------------------     ----------------------------------------
    Interest Earning Assets
    Taxable securities                         $ 20,733      $ 1,299           6.27        $ 19,822       $ 1,267          6.39%
    Non-taxable securities                        5,589          325           8.95           5,755           340          9.09%
    Short-term investments                        2,216          128           5.80             541            34          6.36%
    Loans, gross (2)                            117,442       10,146           8.64         107,696         9,378          8.71%
                                           ----------------------------------------     ----------------------------------------
    Total interest-earning assets               145,980       11,898           8.27         133,814        11,019          8.37%
                                           ----------------------------------------     ----------------------------------------

    Non-earning Assets
    Cash and due from banks                       3,827                                       3,799
    Premises and equipment, net                   2,537                                       2,311
    Interest receivable and other                   662                                         584
                                           ------------                                 -----------
    Total non-earning assets                      7,026                                       6,694
                                           ------------                                 -----------

    Total assets                              $ 153,006                                   $ 140,508
                                           ============                                 ===========

    Interest-bearing liabilities
    Savings deposits                           $ 34,025        1,335           3.92        $ 29,505         1,204          4.07%
    Transaction and MMDA deposits                28,164          624           2.21          28,195           644          2.28%
    Other time deposits                          48,474        2,528           5.21          40,721         2,123          5.21%
                                           ----------------------------------------     ----------------------------------------
       Total deposits                           110,663        4,487           4.05          98,421         3,971          4.03%
    Short-term borrowed funds                     6,718          307           4.57           8,936           433          4.85%
    Long-term debt                                6,298          398           6.32           7,546           475          6.29%
                                           ----------------------------------------     ----------------------------------------
    Total interest-bearing liabilities          123,679        5,192           4.20         114,903         4,879          4.25%
                                           ----------------------------------------     ----------------------------------------

    Noninterest liabilities
    Transaction deposits, interest
      payable and other                          15,830                                      13,787
                                           ------------                                 -----------
    Total liabilities                           139,509                                     128,690
                                           ------------                                 -----------

    Shareholders' equity                         13,497                                      11,818
                                           ------------                                 -----------
    Total liabilities and
      shareholders' equity                    $ 153,006                                   $ 140,508
                                           ============                                 ===========

    Interest rate spread                                                      4.07%                                        4.12%

    Net interest income and net
       interest margin                                        $6,706          4.71%                       $ 6,140          4.73%
                                                           ==========                                   ==========


1) Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.

 2) Nonaccrual loans are included in loans, net of unearned income.


                                     UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                             Financial Tables

Financial Table 2

VOLUME AND RATE VARIANCE ANALYSIS
   (In thousands)



                                                                                      1998 Compared to 1997
                                                                             ------------------------------------------
                                                                              Income/                Variance
                                                                               Expense            Attributable to
                                                                              Variance         Volume           Rate
                                                                             ------------------------------------------

Earning Assets

Taxable securities                                                                $  32     $        57     $     (25)
Non-taxable securities                                                              (15)            (10)           (5)
Short-term investments                                                               94              97            (3)
Loans, gross                                                                        768             840           (72)
                                                                             -----------    ------------    -----------

Total earning assets                                                                879             984         (105)
                                                                             -----------    ------------    -----------


Interest-bearing liabilities

Savings deposits                                                                    131             177          (46)
Transaction and MMDA deposits                                                       (20)             (1)         (19)
Other time deposits                                                                 405             404            1
Short-term borrowed funds                                                          (126)           (102)         (24)
Long-term debt                                                                      (77)            (79)           2
                                                                             -----------    ------------    -----------

Total interest-bearing liabilities                                                  313             399           86
                                                                             -----------    ------------    -----------

Net Interest Income                                                              $  566          $  585     $    (19)
                                                                             ===========    ============    ===========

------------------------------------------------------------------------------------------------------------------------------------

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

                                     UWHARRIE CAPITAL CORP AND SUBSIDIARY

                                             Financial Tables


Financial Table 3


INTEREST RATE GAP
(Dollars in thousands)

                                     1 - 90          3 - 6               6 - 12           1 - 5        Non-sensitive
                                     days            months              months           years        and over 5 yrs.       Total
------------------------------------------------------------------------------------------------------------------------------------

Interest-Earning Assets
Due from banks                        $   481         $     -          $     -           $     -          $     -          $    481
Federal funds sold                      1,950               -                -                 -                -             1,950
Investment securities                   2,096           1,072            1,548             5,848           12,417            22,981
FHLB and other stock                        -               -                -                 -            1,094             1,094
Variable rate loans                    58,772             989              506               238                -            60,505
Fixed rate loans                        1,907           2,871           10,804            28,571           27,643            71,796
                                --------------  --------------   --------------   ---------------  ---------------  ----------------

 Total interest-earning assets         65,206           4,932           12,858            34,657           41,154           158,807
                                 --------------  --------------   --------------   ---------------  ---------------  ---------------


Interest-Bearing
   Liabilities
Deposits                               66,390          16,846           10,566            21,716            7,592           123,110
Short-term borrowed funds               4,795               -                -                 -                -             4,795
Long-term debt                          1,424              24              123             2,165            3,087             6,823
                                --------------  --------------   --------------   ---------------  ---------------  ----------------
Total interest-bearing
   liabilities                         72,609          16,870           10,689            23,881           10,679           134,728
                                --------------  --------------   --------------   ---------------  ---------------  ----------------

Interest sensitivity GAP per          (7,403)        (11,938)            2,169            10,776           30,475            24,079
   period

Cumulative interest                   (7,403)        (19,341)         (17,172)           (6,396)           24,079            24,079
   sensitivity GAP

Ratios
Cumulative gap as a
   percentage of total                (4.66)%        (12.18)%         (10.81)%           (4.03)%           15.16%            15.16%
   interest-earning assets
Cumulative interest-earning
   assets as a percentage of
   total interest-bearing              89.80%          78.38%           82.86%            94.84%          117.87%           117.87%
   liabilities

------------------------------------------------------------------------------------------------------------------------------------

                               Board of Directors


William S. Aldridge, Jr.
Secretary-Treasurer
Manager and Co-owner
Stanly Funeral Home, Inc.

Cynthia H. Beane
Certified Public Accountant
Cynthia H. Beane, Proprietor

Joe S. Brooks
Partner
Brothers Precision Tool Company

Ronald T. Burleson
Partner
Thurman Burleson & Sons Farm

Bill C. Burnside, D.D.S.
Dentist and Owner
Bill C. Burnside, D.D.S

Gail C. Burris
Owner and Manager
Rosebriar Restaurant

G. Chad Efird
Retired - Technical Supervisor

David M. Jones, D.V.M.
Director of the North Carolina
Zoological Park in Asheboro

James F. Link, D.V.M.
Veterinarian and Owner
North Stanly Animal Clinic

W. Chester Lowder
Director of Dairy and Beef
   Programs and Assistant Director
   of Natural Resources
N.C. Farm Bureau Federation
President - Fork L. Farm, Inc.

Buren Mullis
Retired - Vice President and
   General  Manager
Sundrop Bottling Company, Inc.

John P. Murray, M.D.
Retired - Physician
Albemarle Ear, Nose and Throat

Kent E. Newport
President, KDC, Inc.
DBA Coy's Laundromat

Catherine A. Pickler
Homemaker and Community
   Volunteer

George T. Reaves
Retired - Vice President Traffic and
   Transportation
Collins & Aikman Corporation

A. James Russell
Construction Manager
J.T. Russell & Sons, Inc.

B. A. Smith, Jr.
Retired - Pilot and Base
   Commander
United States Air Force

Douglas V. Waddell
Retired - Automotive Dept.
   Manager
Sears Roebuck and Co.
--------------------------------------------------------------------------------



                                 BANK OF STANLY
                               Board of Directors


William F. Clayton
Cost Office Supervisor
Aluminum Company of America

W. Kermit Efird
President
Rocky River Springs Fish House, Inc.


James L. Harris
Retired - Specialty Sales Manager
Southwire Company


Eric M. Johnsen, M.D.
President, Physician
Stanly Family Care Clinic

Jerry L. Long
President, Secretary and Co-Owner
Long's Diamond Broker
   Previously Long's Jeweler, Inc.

James R. Mauney, Sr.
Retired - President and Owner
Mauney Feed Mill

Pamela S. Morton
Principal
Endy Elementary School

Boyce E. Thompson
Treasurer
Stanly Fixtures Company, Inc.

                       THE STRATEGIC ALLIANCE CORPORATION
                               Board of Directors


Jerry W. Almond, Sr.
President
Stanly Fixtures Company, Inc


Cletus J. Burns, Jr.
Manager - Finishing Department
Collins & Aikman Corporation


Robert L. Isenhour
Retired - Owner and Operator
Stanly Shale Products Division of Sanford


Joseph R. Kluttz, Jr.
President
Albemarle Insurance Agency, Inc.

James E. Nance
President and General Manager
Confederate Motors, Inc.


Michael E. Snyder, Sr.
Vice President of Research and Development
E. J. Snyder & Company, Inc.


Hugh E. Wallace
President and Owner
Anson Apparel Company




--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS


Ronald B. Davis
President/Chief Executive Officer
Bank of Stanly



Roger L. Dick
President/Chief Executive Officer
Uwharrie Capital Corp


Susan B. Gibson
Vice President
Human Resources
Bank of Stanly


Jacqueline S. Jernigan
Executive Vice President
Retail Banking
Bank of Stanly


Dawn L. Melton
Executive Vice President
Technology
Uwharrie Capital Corp


Tamara M. Singletary
Executive Vice President - Investor
Relations and Corporate Secretary
Uwharrie Capital Corp


Christy D. Stoner
President/Chief Executive Officer
The Strategic Alliance Corporation


Thomas H. Swaringen
Executive Vice President
Credit Administration
Bank of Stanly


Barbara S. Williams
Senior Vice President
Finance
Uwharrie Capital Corp


O. David Williams, Jr.
Executive Vice President
Commercial Banking
Bank of Stanly