Form 10KSB, Exhibit 13
period 1999-12-31
UWHARRIE CAPITAL CORP
filed 2000-03-28
CIK 898171

EXHIBIT 13

                              UWHARRIE CAPITAL CORP

                                      1999

                          ANNUAL REPORT TO SHAREHOLDERS

                      [This page left blank intentionally]

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                             DESCRIPTION OF BUSINESS


Uwharrie Capital Corp (the "Company") is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (the "Bank"), a North Carolina commercial bank chartered on September 28, 1983, and its two wholly-owned subsidiaries, The Strategic Alliance Corporation ("Strategic Alliance") and BOS Agency, Inc. ("BOS Agency"). The Bank also owns a 50% interest in Corporate Data Services Inc., a North Carolina corporation that provides operations and data processing services.

The Company formed a new subsidiary, Strategic Investment Advisors, Inc., during 1999 to provide investment advisory and asset management services.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co.

Uwharrie Capital Corp, Bank of Stanly and its subsidiaries and Strategic Investment Advisors, Inc. are located in Stanly County, which has been the Company's primary service area. Anson Bank & Trust Co. is located in Anson County. The Company intends to prudently expand its service area to include the entire Uwharrie Lakes Region.

Bank of Stanly engages in retail and commercial banking, with three banking offices in the City of Albemarle, one office in the Town of Norwood, and one office in the Town of Oakboro. Through its five branch locations in Stanly County, the Bank provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

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

Anson Bank & Trust Co. will provide the same level of banking services to customers in Wadesboro and surrounding Anson County.

The Strategic Alliance Corporation and BOS Agency provide broker-dealer services and insurance products, respectively. Strategic Alliance is a broker-dealer and member of the National Association of Securities Dealers, Inc. ("NASD"). Strategic Investment Advisors Inc., registered as an investment advisor with the states of North Carolina and Florida, provides portfolio management services to its customers. BOS Agency serves the risk management needs of customers and provides life, long-term health care, Medicare supplement and other insurance products.


THE STRATEGIC ALLIANCE CORPORATION. MEMBER NASD/SIPC.
PRODUCTS OFFERED THROUGH STRATEGIC ALLIANCE ARE NOT FDIC INSURED, ARE NOT OBLIGATIONS OF ANY BANK, ARE NOT GUARANTEED BY ANY BANK, AND MAY INVOLVE INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                              FINANCIAL HIGHLIGHTS

                                                                                   Percent
    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)        1999            1998   Increase
-------------------------------------------------------- -----------  ----------- ---------
FOR THE YEAR:
Net Income                                                $   1,152    $   1,305   (11.7)%
   Net income per common share - basic (1):               $     .22    $     .28   (21.4)%
Cash dividends paid (2):
   Total                                                          3            -       N/A
    Per common share                                              -            -       N/A
Weighted average common shares outstanding - basic (1):   5,259,677    4,738,477    11.0 %

-------------------------------------------------------- -----------  ----------- ---------
AT YEAR-END:
Total assets                                              $ 192,717    $ 167,386    15.1 %
Total earning assets                                        176,206      158,807    11.0 %
Loans, net of unearned income                               140,095      132,301     5.9 %
Total interest-bearing liabilities                          157,750      134,729    17.1 %
Shareholders' equity                                         17,061       15,698     8.7 %
Book value per share (1)                                  $    3.08    $    3.05     1.0 %

-------------------------------------------------------- -----------  ----------- ---------
AVERAGES FOR THE YEAR:
Total assets                                              $ 172,811    $ 153,006    12.9 %
Total earning assets                                        163,489      145,980    12.0 %
Loans, net of unearned income                               134,044      117,442    14.1 %
Total interest-bearing liabilities                          138,503      123,679    12.0 %
Shareholders' equity                                         16,632       13,497    23.2 %

-------------------------------------------------------- -----------  ----------- ---------
FINANCIAL RATIOS (IN PERCENTAGE):
Return on average assets                                       .67%         .85%
Return on average shareholders' equity                        6.93%        9.67%
Average equity to average assets                              9.62%        8.82%
Net interest margin (fully tax equivalent basis)              4.61%        4.71%
Allowance as % of loans at year-end                            .72%         .88%
Allowance as % of nonperforming loans                       316.02%    1,714.86%
Nonperforming assets to loans                                  .31%         .12%
Net charge-offs to average loans                               .28%         .06%
Dividend payout ratio                                           N/A          N/A
-------------------------------------------------------- -----------  ----------- ---------

 (1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 3% stock dividend in 1999 and the 100% stock dividend issued in 1998.
 (2) Includes cash paid in lieu of fractional shares on stock dividends.
                                     * * * *
    MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

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

Approximately 199,554 shares of stock were traded during 1999. The Company issued a 3% stock dividend in 1999 and a 100% stock dividend in 1998. As of December 31, 1999, Uwharrie Capital Corp had 2,111 shareholders of record.

                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of UWHARRIE CAPITAL CORP AND SUBSIDIARIES (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UWHARRIE CAPITAL CORP AND SUBSIDIARIES as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



DIXON ODOM PLLC
SANFORD, NORTH CAROLINA
JANUARY 21, 2000

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                                               1999                1998
                                                         ----------------    ----------------
ASSETS
Cash and due from banks                                     $  7,315,758        $  4,370,422
Interest-bearing deposits with banks                             383,996             481,408
Federal funds sold                                                     -           1,950,000
Investment securities available for sale, at fair value       35,726,571          24,074,852
Loans                                                        140,095,351         132,300,959
Less allowance for loan losses                                 1,002,856           1,170,185
                                                         ----------------    ----------------
       Net loans                                             139,092,495         131,130,774
Premises and equipment, net                                    3,357,642           3,026,293
Interest receivable                                            1,103,592             941,285
Other assets                                                   5,736,518           1,411,321
                                                         ----------------    ----------------
       Total Assets                                         $192,716,572        $167,386,355
                                                         ================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Demand, noninterest-bearing                              $ 17,062,733        $ 16,136,838
   Money market and NOW accounts                              32,442,203          27,919,823
   Savings accounts                                           34,000,937          34,862,577
   Time deposits, $100,000 and over                           18,484,228          26,607,783
   Other time deposits                                        32,832,417          33,719,175
                                                         ----------------    ----------------
        Total deposits                                       134,822,518         139,246,196
Federal funds purchased and securities sold under
   repurchase agreements                                       5,580,887           3,510,821
Other short-term borrowed funds                               16,158,000           1,284,000
Long-term debt                                                18,251,005           6,825,257
Interest payable                                                 219,929             189,400
Other liabilities                                                623,446             633,071
                                                         ----------------    ----------------
       Total Liabilities                                     175,655,785         151,688,745
                                                         ----------------    ----------------

Commitments (Note 10)

Shareholders' Equity
Common stock, $1.25 par value
   6,000,000 shares authorized; shares issued and
   outstanding of 5,545,607 and 5,003,107, respectively        6,932,009           6,253,885
Additional paid-in capital                                     6,319,384           4,193,526
Common stock subscriptions receivable                           (204,155)           (256,898)
Unearned ESOP compensation                                    (1,167,954)                  -
Undivided profits                                              5,406,374           5,143,724
Accumulated other comprehensive income                          (224,871)            363,373
                                                         ----------------    ----------------
       Total Shareholders' Equity                             17,060,787          15,697,610
                                                         ----------------    ----------------
       Total Liabilities and Shareholders' Equity           $192,716,572        $167,386,355
                                                         ================    ================

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                       1999               1998
                                                                                  --------------     ---------------
INTEREST INCOME
   Loans, including fees                                                           $11,157,258        $10,145,545
   Investment securities
     U. S. Treasury                                                                    154,260            319,062
     U. S. Government agencies and corporations                                      1,274,906            903,250
     State and political subdivisions                                                  326,994            325,289
     Other                                                                              76,014             76,615
   Interest-bearing deposits with banks and federal funds sold                          38,068            128,443
                                                                                  --------------     ---------------
             Total Interest Income                                                  13,027,500         11,898,204
                                                                                  --------------     ---------------
INTEREST EXPENSE
   Time deposits, $100,000 and over                                                  1,041,429            836,741
   Other interest-bearing deposits                                                   3,591,304          3,650,128
   Federal funds purchased and securities sold under repurchase
       agreements                                                                      196,752            200,058
      repurchase agreements
   Other short-term borrowed funds                                                     242,190            107,176
   Long-term debt                                                                      600,799            397,705
                                                                                  --------------     ---------------
              Total Interest Expense                                                 5,672,474          5,191,808
                                                                                  --------------     ---------------
NET INTEREST INCOME                                                                  7,355,026          6,706,396
Provision for loan losses                                                              210,000            119,280
                                                                                  --------------     ---------------
              Net Interest Income After Provision For Loan Losses                    7,145,026          6,587,116
                                                                                  --------------     ---------------
NONINTEREST INCOME
   Service charges on deposit accounts                                               1,059,802            952,438
   Other service fees and commissions                                                  786,109            510,813
   Gains (losses) on securities sold                                                  (528,764)            (8,051)
   Other income                                                                        111,662             64,744
                                                                                  --------------     ---------------
              Total Noninterest Income                                               1,428,809          1,519,944
                                                                                  --------------     ---------------
NONINTEREST EXPENSE
   Salaries and employee benefits                                                    3,779,370          3,361,494
   Net occupancy expense                                                               288,906            282,626
   Equipment expense                                                                   658,803            472,776
   Data processing costs                                                               476,249            466,567
   Other operating expense                                                           1,696,782          1,630,875
                                                                                  --------------     ---------------
              Total Noninterest Expense                                              6,900,110          6,214,338
                                                                                  --------------     ---------------
Income before income taxes                                                           1,673,725          1,892,722
Income taxes                                                                           521,341            587,261
                                                                                  --------------     ---------------
              Net Income                                                          $  1,152,384       $  1,305,461
                                                                                  ==============     ===============
NET INCOME PER COMMON SHARE
   Basic                                                                          $        .22       $        .28
   Diluted                                                                                 .22                .27

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                                                             5,259,677          4,738,477
   Diluted                                                                           5,353,366          4,859,187

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                        Common Stock           Additional   Common Stock   Unrealized
                                  -------------------------      Paid-in    Subscriptions     ESOP        Undivided
                                   Shares          Amount        Capital     Receivable   Compensation     Profits
                                  ---------    ------------   ------------  ------------  ------------  ------------
                                  C>
Balance,  January 1, 1998         2,282,078   $   2,852,598   $  5,524,178  $         --    $     --    $  3,838,263

Comprehensive income
   Net income                            --              --             --            --          --       1,305,461
   Other comprehensive
     income, net of tax                  --              --             --            --          --              --
        Net increase in fair
         value of securities
         available for sale              --              --             --            --          --              --
Total comprehensive income

Common stock issued pursuant to:
     Sale of common stock           427,205         534,006      1,568,648      (268,840)         --              --

     100% stock dividend          2,294,746       2,868,433     (2,868,433)           --          --              --

     Stock options exercised         23,319          29,149         72,208            --          --              --

Repurchase of common stock          (24,241)        (30,301)      (103,075)           --          --              --

Collections of subscriptions
   receivable                            --              --             --        11,942           --             --
                                  ---------    ------------   ------------  ------------  ------------  ------------
Balance, December 31, 1998        5,003,107       6,253,885      4,193,526      (256,898)          --      5,143,724

Comprehensive income
   Net income                            --              --             --            --           --      1,152,384
   Other comprehensive
     income, net of tax                  --              --             --            --           --             --
        Net decrease in
         fair value of securities
         available for sale              --              --             --            --           --             --
Total comprehensive income          564,140              --             --            --           --             --

Common stock issued pursuant to:
     Sale of common stock           501,123         626,404      2,100,816            --   (1,199,995)            --

     Release of ESOP shares              --              --             --            --       32,041             --

     3% stock dividend              161,135         201,418        684,825            --           --       (886,243)

     Stock options exercised         56,341          70,426         88,638            --           --             --

Repurchase of common stock         (176,099)       (220,124)      (748,421)           --           --             --

Dividends paid - fractional
   shares                                --              --             --            --           --         (3,491)

Collections of subscriptions
   receivable                            --              --             --        52,743           --             --
                                  ---------    ------------   ------------  ------------  ------------  ------------
Balance, December 31, 1999        5,545,607    $  6,932,009   $  6,319,384  $   (204,155) $ (1,167,954) $  5,406,374
                                  =========    ============   ============  ============  ============  ============


                                   Accumulated
                                       Other
                                   Comprehensive
                                       Income        Total
                                   ------------  ------------
Balance,  January 1, 1998          $    319,097  $ 12,534,136

Comprehensive income
   Net income                                --     1,305,461
   Other comprehensive
     income, net of tax
        Net increase in fair
         value of securities
         available for sale              44,276        44,276
                                                    ---------
Total comprehensive income                   --     1,349,737
                                                    ---------
Common stock issued pursuant to:
     Sale of common stock                    --     1,833,814

     100% stock dividend                     --            --

     Stock options exercised                 --       101,357

Repurchase of common stock                   --      (133,376)

Collections of subscriptions
   receivable                                --        11,942
                                   ------------  ------------
Balance, December 31, 1998              363,373    15,697,610

Comprehensive income
   Net income                                --     1,152,384
   Other comprehensive
     income, net of tax
        Net decrease in
         fair value of securities
         available for sale            (588,244)     (588,244)
                                                  -----------
Total comprehensive income                            564,244
                                                  -----------
Common stock issued pursuant to:
     Sale of common stock                    --     1,527,225

     Release of ESOP shares                  --        32,041

     3% stock dividend                       --            --

     Stock options exercised                 --       159,064

Repurchase of common stock                   --      (968,545)

Dividends paid - fractional
   shares                                    --        (3,491)

Collections of subscriptions
   receivable                                --        52,743
                                   ------------  ------------
Balance, December 31, 1999         $   (224,871) $ 17,060,787
                                   ============  ============

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                     1999                  1998
                                                                                ---------------      ---------------
OPERATING ACTIVITIES
  Net income                                                                    $   1,152,384        $   1,305,461
  Adjustments to reconcile net income to net cash  provided by operations:
      Depreciation                                                                   345,795              289,904
      Amortization (accretion) of security premiums (discounts)                      (12,510)               8,996
      Provision for loan losses                                                      210,000              119,280
      Deferred income tax expense                                                     67,000               46,065
      Net realized (gain) loss on available for sale securities                      528,764                8,051
      Gain on sale of mortgage loans                                                 (42,183)             (20,650)
      Loss on sale of foreclosed properties                                                -               14,288
      Release of ESOP shares                                                          32,041                    -
   Net change in interest receivable                                                (162,307)             (10,782)
   Net change in other assets                                                       (491,481)            (242,906)
   Net change in interest payable                                                     30,529               18,369
   Net change in other liabilities                                                   109,110               48,989
                                                                                ---------------      ---------------
                  Net Cash Provided By Operating Activities                        1,767,142            1,585,065
                                                                                ---------------      ---------------
INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing deposits with banks                    97,412             (297,897)
   Net (increase) decrease in federal funds sold                                   1,950,000           (1,950,000)
   Proceeds from sales of securities available for sale                            6,814,678            1,460,718
   Proceeds from maturities of securities available for sale                       8,131,671            5,620,203
   Purchase of securities available for sale                                     (11,919,185)          (2,992,918)
   Net increase in loans                                                         (27,761,857)         (25,734,546)
   Proceeds from sales of loans                                                    1,039,102            3,104,684
   Purchase of premises and equipment                                               (677,144)            (972,460)
   Increase in equity investments                                                 (1,125,000)                   -
   Proceeds from sales of foreclosed real estate                                           -               34,211
   Other                                                                             (84,615)                   -
                                                                                ---------------      ---------------
                  Net Cash Used By Investing Activities                          (23,534,938)         (21,728,005)
                                                                                ---------------      ---------------
FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts                                     (4,423,678)          22,340,872
  Net increase (decrease) in federal funds purchased                               2,725,000           (1,400,000)
  Net decrease in securities sold under repurchase agreements                       (654,934)            (536,509)
  Net increase (decrease) in other short-term borrowed funds                      14,874,000           (1,278,058)
  Proceeds from long-term advances from Federal Home Loan Bank                    13,025,000            2,000,000
  Repayment of long-term advances from Federal Home Loan Bank                     (1,599,252)          (2,749,251)
  Repurchases of common stock                                                       (968,545)            (133,376)
  Proceeds from issuance of common stock                                           1,739,032            1,947,113
  Dividends paid                                                                      (3,491)                   -
                                                                                ---------------
                                                                                                     ---------------
                  Net Cash Provided By Financing Activities                       24,713,132           20,190,791
                                                                                ---------------      ---------------

  Increase in Cash and Due from Banks                                              2,945,336               47,851
  Cash and due from banks at beginning of year                                     4,370,422            4,322,571
                                                                                ---------------      ---------------
                  Cash And Due From Banks At End Of Year                        $   7,315,758        $   4,370,422
                                                                                ===============      ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                                                 $   5,641,944        $   5,173,440
  Income taxes paid                                                                  649,000              579,000
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Loans transferred to foreclosed real estate                                         28,562                    -
  Net increase (decrease) in fair value of securities available for sale            (588,244)              44,726
  Loans securitized into investment securities                                    18,621,779            4,260,381
  Increase in receivable from sales of securities available for sale               2,460,406                    -

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  1  -  SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Uwharrie Capital Corp ("the Company") was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly ("the Bank"). Regulatory approval was initially sought in March 1993, and was subsequently received. On July 1, 1993, the Bank became a wholly-owned subsidiary of the Company through a one-for-one exchange of the common stock of the Bank for common stock of the Company.

Bank of Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is under regulation of both the FDIC and the North Carolina State Banking Commission. Through its five branch locations in Stanly County, the Bank provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

The Company formed a new subsidiary, Strategic Investment Advisors, Inc., during 1999 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the states of North Carolina and Florida.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. See Note 15.

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

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

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income and net income per share as if the fair value based method of accounting had been applied. (See Note 13.)

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

                CARRYING AMOUNTS APPROXIMATE FAIR VALUES for the following instruments:

                  Cash and due from banks
                  Interest-bearing deposits with banks
                  Federal funds sold
                  Accrued interest receivable and payable
                  Variable rate loans that reprice frequently where no significant change in credit risk has occurred
                  Variable rate money market, demand, NOW and savings accounts Variable rate time deposits
                  Federal funds purchased and securities sold under repurchase agreements Short-term borrowed funds

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

Investment in Joint Venture

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. ("CDS"), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 1999 and 1998. The Company utilizes the equity method to account for its ownership in the joint venture.

Comprehensive Income

Comprehensive income includes net income and the unrealized gain or loss on securities available for sale, net of applicable deferred taxes.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  1  -  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share

Basic earnings per share ("EPS") excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying statements of income divided by the weighted average number of common shares outstanding, or assumed to be outstanding, after retroactively adjusting for the two-for-one stock split in 1998 as summarized below.

                                                    1999          1998
                                                 -----------   -----------
Weighted average number of common shares used
   in computing basic earnings per share          5,259,677     4,738,477

Effect of dilutive stock options                     93,689       120,710
                                                 -----------   -----------
Weighted average number of common shares and
   dilutive potential common shares used in
   computing diluted earnings per share           5,353,366     4,859,187
                                                 ===========   ===========
--------------------------------------------------------------------------------

NOTE  2  -  INVESTMENT SECURITIES

Carrying amounts and fair values of securities available for sale are summarized below:

                                                -------------- ------------- -------------- ----------------
                                                                  Gross          Gross
                                                  Amortized     Unrealized    Unrealized         Fair
December 31, 1999                                   Cost          Gains         Losses           Value
                                                -------------- ------------- -------------- ----------------
U.S. Treasury                                     $ 2,000,264       $     -     $  12,139      $  1,988,125
U.S. Agency                                         1,000,687             -          2,874          997,813
State and political                                13,935,718        67,978              -       14,003,696
Mortgage-backed securities                         16,500,183             -        417,231       16,082,952
Corporate bonds                                     1,014,714             -         45,027          969,687
                                                -------------- ------------- -------------- ----------------
   Total debt securities                           34,451,566        67,978        477,271       34,042,273
FHLB and other stock                                1,644,373        39,925              -        1,684,298
                                                -------------- ------------- -------------- ----------------
Total securities available for sale              $ 36,095,939     $ 107,903     $  477,271      $35,726,571
                                                ============== ============= ============== ================

                                                ------------------------------------------------------------
                                                                  Gross          Gross
                                                  Amortized     Unrealized    Unrealized         Fair
December 31, 1998                                   Cost          Gains         Losses           Value
-----------------
                                                -------------- ------------- -------------- ----------------
U.S. Treasury                                     $ 4,981,102     $  27,318       $      -      $ 5,008,420
U.S. Agency                                         1,002,153         6,987              -        1,009,140
State and political                                 5,151,310       375,172              -        5,526,482
Mortgage-backed securities                         11,284,446       152,219              -       11,436,665
Corporate bonds                                             -             -              -                -
                                                -------------- ------------- -------------- ----------------
  Total debt securities                            22,419,011       561,696              -       22,980,707
FHLB and other stock                                1,058,973        35,172              -        1,094,145
                                                -------------- ------------- -------------- ----------------
Total securities available for sale              $ 23,477,984     $ 596,868        $     -      $24,074,852
                                                ============== ============= ============== ================

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         NOTE  2 -  INVESTMENT SECURITIES (CONTINUED)

At December 31, 1999 and 1998, there were no debt securities being held to maturity.

The amortized cost and fair value of securities available for sale at December 31, 1999, by contractual maturities, are as follows:


                                                       After             After
                                    In One           One Year         Five Years          After
                                     Year             Through           Through            Ten
                                    or Less         Five Years         Ten Years          Years             Total
                                 --------------    --------------    --------------   ---------------   --------------
AMORTIZED COST
--------------

U.S. Treasury                        $ 999,947       $1,000,317            $     -           $     -       $2,000,264
U.S. Agency                          1,000,687                -                  -                 -        1,000,687
State and political                    265,057          903,647          2,395,492        10,371,522       13,935,718
Mortgage-backed securities                   -                -          2,431,607        14,068,576       16,500,183
Corporate bonds                              -                -                  -         1,014,714        1,014,714
                                 --------------    --------------    --------------   ---------------   --------------
Total                               $2,265,691       $1,903,964         $4,827,099       $25,454,812      $34,451,566
                                 ==============    ==============    ==============   ===============   ==============
FAIR VALUE
----------

U.S. Treasury                       $1,000,000         $988,125            $     -           $     -      $ 1,988,125
U.S. Agency                            997,813                -                  -                 -          997,813
State and political                    269,282          923,473          2,410,329        10,400,612       14,003,696
Mortgage-backed securities                   -                -          2,385,092        13,697,860       16,082,952
Corporate bonds                              -                -                  -           969,687          969,687
                                 --------------    --------------    --------------   ---------------   --------------
Total                               $2,267,095       $1,911,598         $4,795,421       $25,068,159      $34,042,273
                                 ==============    ==============    ==============   ===============   ==============
WEIGHTED
AVERAGE YIELDS
--------------

U.S. Treasury                             5.64%            5.03%                 -                 -             5.34%
U.S. Agency                               5.48%               -                  -                 -             5.48%
State and political (1)                   9.84%            9.11%              9.10%             8.65%            8.78%
Mortgage-backed  securities                  -                -               7.00%             6.97%            6.97%
Corporate bonds                              -                -                  -              6.98%            6.98%
                               ----------------  ---------------- ----------------  ---------------- ----------------
Total                                     6.07%            7.00%              8.06%             7.67%            7.58%
                               ================  ================ ================  ================ ================

(1) Yield on tax exempt bonds computed on a tax-equivalent basis.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Results from sales of securities available for sale for the years ended December 31, 1999 and 1998 are as follows:

                                               1999               1998
                                          ---------------     --------------

         Gross proceeds from sales          $9,275,084         $1,460,718
                                          ===============     ==============

         Realized gains from sales            $ 2,624             $    -
         Realized losses from sales          (531,388)            (8,051)
                                          ---------------     --------------
         Net realized gains (losses)        $(528,764)          $ (8,051)
                                          ===============     ==============

At December 31, 1999 and 1998, securities available for sale with a carrying amount of $7,992,415 and $8,752,221 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------

NOTE  3  -  LOANS

The composition of net loans as of December 31, 1999 and 1998 is as follows:

                                                 1999                                  1998
                                   ---------------------------------    -----------------------------------
                                                         Percent                               Percent
                                       Amount            of Total           Amount             of Total
                                   ----------------    -------------    ----------------    ---------------
   Commercial                          $23,672,594          17.02%          $16,254,896            12.40%
   Real estate - construction            5,226,738           3.76%            3,799,739             2.90%
   Real estate - residential            65,634,395          47.19%           64,207,255            48.96%
   Real estate - commercial             29,165,969          20.97%           28,523,091            21.75%
   Consumer loans                       16,445,989          11.82%           19,469,404            14.85%
   Other loans                              15,700           0.01%               57,790             0.04%
                                   ----------------    -------------    ----------------    ---------------
                                       140,161,385         100.77%          132,312,175           100.90%
   Deduct:
   Allowance for loan losses           (1,002,856)         (0.72%)          (1,170,185)         (0.89%)
   Unearned net loan fees                 (66,034)         (0.05%)             (11,216)         (0.01%)
                                   ----------------    -------------    ================    ---------------
   Loans, net                         $139,092,495         100.00%         $131,130,774           100.00%
                                   ================    =============    ================    ===============

Although the Bank's loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 47.19% of net loans. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 20.97% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  3  -  LOANS (CONTINUED)

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 1999 follows:

Fixed-rate loans with a maturity of:
         Three months or less                            $2,403,721
         Over three months through twelve months         10,432,443
         Over one year through five years                31,678,393
         Over five years                                 26,451,411
                                                    ----------------
         Total fixed-rate loans                          70,965,968
                                                    ----------------
Variable-rate loans with a repricing frequency of:
         Three months or less                            68,651,719
         Over three months through twelve months            257,783
         Over one year through five years                   219,881
         Over five years                                          -
                                                    ----------------
         Total variable-rate loans                       69,129,383
                                                    ----------------
         Total loans                                   $140,095,351
                                                    ================

Impaired loans consist of nonaccrual loans which totaled $317,341 and $68,238 at December 31, 1999 and 1998, respectively, which had the effect of reducing net income $13,983 in 1999 and $5,738 in 1998. Generally, when loans exceed 90 days past due, they are placed in nonaccrual status. At December 31, 1999 and 1998, loans past due 90 days and still accruing interest totaled $26,593 and $76,000, respectively. Book value of foreclosed properties held as other real estate was $113,562 and $85,000 in the respective periods. At December 31, 1999 and 1998, the Company did not have any loans for which terms had been modified in troubled debt restructuring.

The Company's loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

--------------------------------------------------------------------------------

NOTE  4  -  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1999 and 1998 are listed below:

                                                1999               1998
                                           ---------------     --------------

         Balance, beginning of year           $ 1,170,185        $ 1,124,970
         Charge offs:
           Commercial                             210,643             10,000
           Real estate                            151,292             22,000
           Consumer                                69,135             79,355
                                           ---------------     --------------
               Total charge-offs                  431,070            111,355
                                           ---------------     --------------
         Recoveries:
           Commercial                              15,927                  -
           Real estate                             16,214                  -
           Consumer                                21,600             37,290
                                           ---------------     --------------
               Total recoveries                    53,741             37,290
                                           ---------------     --------------

               Net charge-offs                    377,329             74,065
         Provision charged against income         210,000            119,280
                                           ---------------     --------------
         Balance, end of year                 $ 1,002,856        $ 1,170,185
                                           ===============     ==============

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  4  -  ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Ratios relative to the allowance for loan losses, nonperforming loans and net charge-offs for the years ended December 31, 1999 and 1998 are reflected below:

                                                             1999        1998
                                                           -------     --------
         ALLOWANCE AND LOSS RATIOS
         Allowance for loan losses to loans at year-end        .72%         .88%
         Allowance for loan losses to non-performing loans  316.02     1,714.86
         Net charge-offs to average loans                      .28          .06

         NONPERFORMING ASSETS TO:
         Loans and foreclosed properties                       .31%         .12%
         Total assets                                          .22          .09

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

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 1999 and 1998 is presented below:


                                         1999                                                   1998
                    ------------------------------------------------       -----------------------------------------------
                                       Percent of          Percent                           Percent of         Percent
                                        Allowance         of Loans                            Allowance         of Loans
                     Amount of          to Total          to Gross         Amount of          to Total          to Gross
                     Allowance          Allowance           Loans          Allowance          Allowance          Loans
                    ------------       ------------       ----------       -----------       ------------      -----------
Commercial            $ 295,873             29.50%           16.89%         $ 144,400             12.34%           12.29%
Real estate -
  construction           12,490              1.25%            3.73%            19,759              1.69%            2.87%
Real estate -
   residential          195,035             19.45%           46.83%           621,867             53.14%           48.53%
Real estate -
   commercial           226,481             22.58%           20.81%           188,984             16.15%           21.56%
Consumer                212,977             21.24%           11.73%           124,114             10.61%           14.71%
Other loans                   -                 -%             .01%               301              0.03%            0.04%
Unallocated              60,000              5.98%               -%            70,760              6.04%                -
                    ------------       ------------       ----------       -----------       ------------      -----------
Total                $1,002,856            100.00%          100.00%        $1,170,185            100.00%          100.00%
                    ============       ============       ==========       ===========       ============      ===========

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  5 -  PREMISES AND EQUIPMENT

The major classes of premises and equipment and the total accumulated depreciation at December 31, 1999 and 1998 are listed below:

                                              1999              1998
                                         ---------------   ---------------
         Land                                $  806,902        $  670,703
         Buildings and improvements           2,286,153         2,176,530
         Furniture and equipment              2,659,996         2,344,718
                                         ---------------   ---------------
                                              5,753,051         5,191,951
         Less accumulated depreciation        2,395,409         2,165,658
                                         ---------------   ---------------
                                            $ 3,357,642       $ 3,026,293
                                         ===============   ===============

--------------------------------------------------------------------------------

NOTE  6  -  DEPOSITS

The composition of deposits at December 31, 1999 and 1998 is as follows:

                                                    1999                                1998
                                       --------------------------------    --------------------------------
                                                          Percentage                          Percentage
                                           Amount           of total           Amount          of total
                                       ---------------    -------------    ---------------    ------------
      Demand deposits                    $ 17,062,733          13%           $ 16,136,838          12%
      Money market and NOW accounts        32,442,203          24%             27,919,823          20%
      Savings                              34,000,937          25%             34,862,577          25%
      Time deposits, $100,000 and over     18,484,228          14%             26,607,783          19%
      Other time deposits                  32,832,417          24%             33,719,175          24%
                                       ---------------    -------------    ---------------    ------------
                                        $ 134,822,518         100%          $ 139,246,196         100%
                                       ===============    =============    ===============    ============

The maturities of fixed-rate time deposits at December 31, 1999 are reflected in the table below.

                                           Time
                                         Deposits
                                         $100,000                Other
                                         and Over            Time Deposits
                                      ---------------       ----------------
      Remaining Maturities
      Three months or less                $4,612,176             $9,795,816
      Three through twelve months         12,224,480             17,348,925
      Over twelve months                   1,647,572              5,687,676
                                      ---------------        ---------------
      Total                              $18,484,228            $32,832,417
                                      ===============        ===============

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  7  -  SHORT-TERM BORROWED FUNDS

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 1999 and 1998.

                                                           1999                         1998
                                              -------------- -------------- --------------- -----------
                                                  Amount         Rate           Amount         Rate
                                              -------------- -------------- --------------- -----------
      At year-end
      Federal funds purchased                 $   2,725,000       5.70%        $        -         -  %
                                                  2,725,000
      Securities sold under agreement
         to repurchase                            2,855,887       4.27%         3,510,821        3.93%
      Master notes                                2,958,000       4.55%         1,284,000        3.81%
      Short-term advances from FHLB              13,200,000       4.34%                 -         -  %
                                              --------------                ---------------
                                                 $21,738,887      4.63%        $ 4,794,821       3.90%
                                              ==============                ===============

                                                          1999                          1998
                                              -------------- -------------- --------------- -------------
                                                  Amount         Rate           Amount          Rate
                                              -------------- -------------- --------------- -------------
      Average for the year
      Federal funds purchased                     $  984,356     5.68%          $  564,082     6.18%
      Securities sold under agreement
         to repurchase                             3,626,385     3.88%           3,872,135     4.29%
      Master notes                                 1,737,777     3.91%           1,689,967     4.66%
      Short-term advances from FHLB                3,189,726     5.46%             592,055     5.75%
                                              --------------                ---------------
                                                 $ 9,538,244     4.60%         $ 6,718,239     4.67%
                                              ==============                ===============

                                                   1999          1998
                                              -------------- --------------
      Maximum month-end balances
      Federal funds purchased                     $2,725,000    $2,175,000
      Securities sold under agreement
         to repurchase                             4,333,723     5,014,928
      Master notes                                 2,958,000     2,352,399
      Short-term advances from FHLB               13,200,000     2,500,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The Bank has available lines of credit for federal funds in the amount of $15,500,000.

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  8  -  LONG-TERM DEBT

Advances from the Federal Home Loan Bank of Atlanta ("FHLB") with original maturities of one year or more consist of the following at December 31, 1999 and 1998:

             Maturing
            Year Ending        Interest
            December 31        Rate (%)        1999          1998
       ---------------------- -----------  ------------   ----------

               1999           6.07 - 6.94   $         -   $1,574,252
               2000           5.89 - 6.94     2,471,552      471,552
               2001           5.80 - 6.94     3,346,552    1,346,552
               2002           6.06 - 6.94     3,221,551      221,552
               2003           6.41 - 6.45       125,000      125,000
               2004           6.41 - 6.45       125,000      125,000
            Thereafter        5.07 - 7.53     8,961,350    2,961,349
                                           ------------   ----------
                                           $ 18,251,005   $6,825,257
                                           ============   ==========

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company's stock in FHLB and its qualifying first mortgage loans with principal balances of $53,338,408 and $53,414,674 at December 31, 1999 and 1998, respectively. Total credit available from the FHLB for short- or long-term borrowing at December 31, 1999 was approximately $38,900,000.

--------------------------------------------------------------------------------

NOTE  9 -  INCOME TAX MATTERS

The components of income tax expense for the years ended December 31 are summarized as follows:

                                           1999                 1998
                                     ----------------     ----------------
Current tax expense                        $ 454,341            $ 541,196
Deferred tax expense                          67,000               46,065
                                     ----------------     ----------------
                                            $521,341             $587,261
                                     ================     ================

The effective income tax rates for 1999 and 1998 were 31.1% and 31.0%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

                                                     1999             1998
                                                 ------------     ------------

Income taxes at statutory federal rate            $ 569,067        $ 643,525
Increases (decreases) resulting from:
     Tax exempt interest, net                      (159,014)        (141,313)
     State income taxes, net of federal benefit      50,475           64,720
     Other                                           60,813           20,329
                                                 ------------     ------------
                                                  $ 521,341        $ 587,261
                                                 ============     ============

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  9 -  INCOME TAX MATTERS (CONTINUED)

Deferred tax assets and liabilities arising from temporary differences at December 31, 1999 and 1998 are summarized as follows:

                                                               1999           1998
                                                           -----------     -----------
Deferred tax assets relating to:
     Bad debt reserves                                      $ 299,636       $ 365,861
     Net unrealized loss on securities available for sale     144,497           -
     Deferred compensation                                     44,307          47,584
                                                           -----------     -----------
          Total deferred tax asset                            488,440         413,445
                                                           -----------     -----------

Deferred tax liabilities relating to:
     Net unrealized gain on securities available for sale       -           (233,495)
     Depreciation                                            (88,813)        (73,011)
     Deferred loans fees and costs                          (152,673)       (172,543)
     Basis difference in equity investment                   (31,200)        (31,200)
     Other                                                   (23,497)        (21,931)
                                                           -----------     -----------
          Total deferred tax liability                      (296,183)       (532,180)
                                                           -----------     -----------
         Net deferred tax asset (liability)                  $192,257      $(118,735)
                                                           ===========     ===========

The net deferred tax asset or liability is included in other assets or liabilities, as appropriate, on the accompanying consolidated balance sheets.

--------------------------------------------------------------------------------

NOTE  10  -  COMMITMENTS AND CONTINGENCIES

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

The Bank's risk of loss with the unfunded loans and lines of credit or standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 1999 and 1998, outstanding financial instruments whose contract amounts represent credit risk were as follows:
                                                1999               1998
                                          ------------------  ----------------

         Commitments to extend credit          $18,308,449       $16,828,682
              Credit card commitments            4,805,631         3,863,616
              Standby letters of credit          1,061,520           831,008
                                          ------------------  ----------------
                                               $24,175,600       $21,523,306
                                          ==================  ================

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  10  -  COMMITMENTS AND CONTINGENCIES (CONTINUED)

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

--------------------------------------------------------------------------------

NOTE  11 -  RELATED PARTY TRANSACTIONS

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to such groups totaled $7,307,703 and $6,041,429 at December 31, 1999 and 1998 as summarized below.

                                        1999                1998
                                   ---------------     ---------------

         Balance, beginning          $ 6,041,429        $  5,621,593
         Loans made                    5,020,231           6,343,993
         Payments received            (4,107,133)         (6,095,882)
         Changes in composition          353,176             171,725
                                   ---------------     ---------------
         Balance, ending             $ 7,307,703        $  6,041,429
                                   ===============     ===============

At December 31, 1999, the Bank had pre-approved but unused credit lines totaling approximately $1,193,000 to executive officers, directors and their affiliates.

--------------------------------------------------------------------------------

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

North Carolina law prohibits Uwharrie Capital Corp from making any distributions to shareholders, including the payment of cash dividends, which would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. At December 31, 1999, Uwharrie Capital Corp had consolidated shareholders' equity of $17,060,787.

As a North Carolina banking corporation, the subsidiary bank may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. As of December 31, 1999, the Bank had undivided profits of $8,227,113 and total capital of $14,322,923.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12  -  REGULATORY MATTERS (CONTINUED)

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

                                                            Required to be
                                                        ----------------------
                                                        Adequately     Well
  Uwharrie Capital Corp                        Actual   Capitalized Capitalized
  ----------------------------------------- ----------- ----------- ----------

  As of December 31, 1999:

  Total  Capital  (to risk-weighted assets)   14.1%           8%         10%
  Tier 1 Capital  (to risk-weighted assets)   13.4%           4%          6%
  Tier 1 Capital  (to average assets)          9.4%           4%          5%


  As of December 31, 1998:

  Total  Capital  (to risk-weighted assets)   14.5%            8%        10%
  Tier 1 Capital  (to risk-weighted assets)   13.5%            4%         6%
  Tier 1 Capital  (to average assets)          9.5%            4%         5%

  ----------------------------------------- -----------  ---------- -----------

As of December 31, 1999, the most recent notification from the FDIC categorized the bank subsidiary as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

For the reserve maintenance period in effect at December 31, 1999, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1,071,000 as reserves on deposit liabilities.

--------------------------------------------------------------------------------

NOTE  13  -  STOCK MATTERS

Employee Stock Plans

During 1996, the Company adopted the 1996 Employment Stock Option Plan ("SOP") and the Employee Stock Purchase Plan ("SPP"), under which options to purchase shares of the Company's common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE  13  -  STOCK MATTERS (CONTINUED)

Employee Stock Plans (Continued)

Activity under all option plans, reflecting the effects of the 3% and 100% stock dividends issued in 1999 and 1998, respectively, are as follows:

                                               1999                      1998
                                     ------------------------   -----------------------
                                                  Weighted-                  Weighted-
                                                   Average                    Average
                                      Number of    Exercise      Number of    Exercise
                                        Shares      Price         Shares       Price
                                     ----------   -----------   ----------   -----------
Options outstanding at the
  beginning of the year               438,371      $    3.41      395,215     $    2.84

Options granted                       313,241           5.44       93,477          5.46

Options exercised                     (56,800)          2.75       (37,084)        2.73

Forfeitures                           ( 1,422)          4.54     (13,237)          2.78
                                     ----------   -----------   ----------   -----------
Options outstanding at the
  end of the year                     693,390      $    4.38      438,371     $    3.41
                                     ==========   ===========   ==========   ===========
Options exercisable at the
  end of the year                     373,442     $     4.13      263,348     $    3.75
                                     ==========   ===========   ==========   ===========


At December 31, 1999, there were options for 693,390 shares outstanding with a weighted-average remaining term of eight years and an exercise price of between $2.69 and $5.50 per share. At December 31, 1999, 373,442 optioned shares were exercisable at prices between $2.69 and $5.63 per share for a total of $1,542,000. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to additional paid-in capital. No income or expense has been recognized in connection with the grant or exercise of these options.

As permitted by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for 1999 and 1998 would have been affected as set forth below:

                             As Reported                 Pro Forma
                     ---------------------------   -----------------------
                        1999           1998          1999         1998
                     -----------    ------------   ---------   -----------

Net Income           $1,152,384     $ 1,305,461    $966,065    $1,077,822

Net Income Per Share:
  Basic                 $   .22        $    .28     $   .19      $    .23
  Assuming Dilution     $   .22        $    .27     $   .19      $    .22

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE  13  -  STOCK MATTERS (CONTINUED)

Employee Stock Plans (Continued)

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for 1999 and 1998, respectively; a risk-free interest rate of 5.5% and 5.0%, a dividend yield of 0% and 0%, an expected life equal to 60% and 70% of the term of the option, and a volatility ratio of 14% and 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards granted prior to 1995.

Stock Repurchase Program

On February 21, 1995, the Company's Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company's common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 176,099 shares during 1999 and 24,241 shares during 1998 with an aggregate purchase price of $968,545 and $133,376, respectively.

--------------------------------------------------------------------------------

NOTE 14  -  EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employees' Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 1,000 hours or more are eligible to participate upon completion of one year of employment.

The Company's annual contribution to the plan was $67,519 in 1999 and $113,099 in 1998, determined as follows:

    o   One percent of each participant's compensation.

    o A matching contribution equivalent to 100% of the first 5% of each associate's compensation contributed to the plan.

    o A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors' Deferred Compensation Plan

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $121,826 and $128,730 at December 31, 1999 and 1998, respectively.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14  -  EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan ("ESOP") to benefit all qualified employees. The ESOP purchased 224,726 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 1999, the outstanding balance of the loan is $1,167,954 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits vest 100% as they are allocated to participants. Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Expense of $32,041 during the year ended December 31, 1999 has been incurred in connection with the ESOP. At December 31, 1999, 12,485 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.2 million at December 31, 1999.

--------------------------------------------------------------------------------

NOTE 15  -  ACQUISITION SUBSEQUENT TO YEAR-END

Acquisition of Anson Bank & Trust Co.

In 1999 the Company announced the signing of an agreement to acquire Anson BanCorp, Inc. and its wholly-owned subsidiary, Anson Savings Bank. Anson Savings Bank is a state chartered savings bank that operates a full service banking location in Wadesboro, North Carolina. The acquisition closed on January 19, 2000, with the acquisition cost of approximately $10.3 million paid principally in cash. This business combination is being accounted for using the purchase method.

At the date of closing, Anson Bancorp, Inc. had total consolidated assets of approximately $24.0 million and customer deposits of approximately $14.5 million. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co.

The Company has recorded intangible assets of approximately $1,150,000 as a result of this acquisition.

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16 -  NEW ACCOUNTING STANDARDS

Accounting Standards Issued but Not Yet Adopted

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS No. 133 on January 1, 2001, as required. Given that the Company has no investments in derivative instruments, management of the Company believes that adoption of SFAS No. 133 will not have a material impact on the Company's balance sheet or the related statements of income and changes in shareholders' equity.


--------------------------------------------------------------------------------

NOTE 17 -  FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

                                                             1999                      1998
                                                     ----------------------  ------------------------
                                                      Carrying    Estimated    Carrying    Estimated
   (In thousands)                                      Amount    Fair Value     Amount     Fair Value
   ---------------------------------------------------------------------------------------------------

   FINANCIAL ASSETS
   Cash and due from banks, interest-bearing deposits   $ 7,700      $ 7,700     $ 6,800       $ 6,800
     with banks, and federal funds sold
   Securities available for sale                         35,727       35,727      24,075        24,075

   Variable rate loans                                   69,129       69,129      60,505        60,508
   Other loans                                           70,966       70,186      71,796        72,447
                                                     ---------- ------------ ----------- -------------
          Total loans                                   140,095      139,315     132,301       132,955
                                                     ---------- ------------ ----------- -------------
   Accrued interest receivable                            1,104        1,104         941           941
   ---------------------------------------------------------------------------------------------------

   FINANCIAL LIABILITIES
   Deposits
       Non-interest bearing                            $ 17,062     $ 17,062    $ 16,136      $ 16,136
       Variable rate, payable on demand                  66,443       66,443      62,783        62,783
       Fixed-rate time certificates of deposit           51,317       51,241      60,327        60,433
                                                     ---------- ------------ ----------- -------------
          Total deposits                                134,822      134,746     139,246       139,352
                                                     ---------- ------------ ----------- -------------

   Short-term borrowing                                  21,739       21,739       4,795         4,795
   Long-term debt                                        18,251       18,293       6,825         6,772
   Accrued interest payable                                 220          220         189           189
   ---------------------------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 17 -  FAIR VALUES OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK
           (CONTINUED)

At December 31, 1999, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value. See Note 10.

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

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                             SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

                 In Thousands Except Per Share And Shares Outstanding Information
-----------------------------------------------------------------------------------------------------------
                                           1999          1998             1997          1996        1995
                                       ------------- -------------- -------------- ------------ -----------
Summary of Operations
Interest Income                           $  13,027      $  11,898      $  11,019    $  10,040    $  8,913
Interest Expense                              5,672          5,192          4,879        4,511       4,051
                                       ------------- -------------- -------------- ------------ -----------
Net Interest Income                           7,355          6,706          6,140        5,529       4,862
Provision for Loan Losses                       210            119            183          137          77
Noninterest Income                            1,428          1,519          1,491        1,361       1,183
Noninterest Expense                           6,900          6,214          5,722        5,277       4,988
Income taxes                                    521            587            540          451         199
                                       ------------- -------------- -------------- ------------ -----------
Net Income                                 $  1,152       $  1,305      $   1,186      $  1,025    $   781
                                       ============= ============== ============== ========================
Per Common Share
Net Income - Basic (1)                     $    .22       $    .28       $    .25      $   .22     $   .16
Net Income - Diluted (1)                        .22            .27            .25          .22         .16
Cash dividends                                  N/A            N/A            N/A          .10         .09
Book Value (1)                                 3.08           3.04           2.65         2.39        2.30

Weighted Average Shares
   Outstanding:
       Basic (1)                          5,259,677      4,738,477      4,697,321    4,722,569   4,757,628
       Diluted (1)                        5,353,366      4,859,187      4,803,718    4,722,569   4,757,628
----------------------------------------------------------------------------------------------------------
      Selected year-end balances
      Assets                              $ 192,717      $ 167,386      $ 145,704    $ 133,876   $ 120,839
      Loans                                 140,095        132,301        113,985      100,852      90,948
      Securities                             35,727         24,075         23,847       25,220      23,114
      Deposits                              134,823        139,246        116,905      104,599      95,794
      Borrowed funds                         39,990         11,620         15,584       17,421      13,275
      Shareholders' equity                   17,061         15,698         12,534       11,303      10,913

      Selected average balances
      Assets                              $ 172,811      $ 153,006      $ 140,508    $ 128,193   $ 113,535
      Loans                                 134,044        117,442        107,696       97,201      82,630
      Securities                             28,720         26,322         25,577       23,594      23,916
      Deposits                              135,579        126,493        111,593      101,638      95,794
      Borrowed funds                         19,501         13,016         16,482       14,893      11,891
      Shareholders' equity                   16,632         13,497         11,818       11,123      10,445


(1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1995 through 1999 have been adjusted to reflect a 3% stock dividend issued in 1999, a 100% stock dividend issued in 1998, a 5% stock dividend issued in 1997 and 3% stock dividends issued in 1996 and 1995.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

OPERATING RESULTS AND THE COMPANY'S FINANCIAL CONDITION ARE PRESENTED IN THE FOLLOWING NARRATIVE AND FINANCIAL TABLES. THE COMMENTS ARE INTENDED TO SUPPLEMENT AND SHOULD BE REVIEWED IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FOOTNOTES APPEARING ON PAGES 6 - 29. REFERENCES TO CHANGES IN ASSETS AND LIABILITIES REPRESENT END OF PERIOD BALANCES UNLESS OTHERWISE NOTED.

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

EARNINGS OVERVIEW

Uwharrie Capital Corp (the "Company") produced consolidated income before income taxes and securities losses of $2.2 million in the twelve months ended December 31, 1999, compared to $1.9 million in 1998, an increase of 15.9%. The Bank implemented a tax savings transaction in December 1999 that resulted in realized losses from sales of investment securities of $531 thousand. The transaction reduced the Company's net income by $325 thousand but resulted in tax savings of approximately $206 thousand. The proceeds from the sale of taxable securities were reinvested in non-taxable municipal securities, which will result in increased interest income in year 2000 and beyond.

Net income, after recognition of the bond loss transaction and applicable taxes, was $1,152,384 for the year ended December 31, 1999, reflecting a decrease of $153,077 compared to net income of $1,305,461 in 1998.

The Company experienced outstanding asset growth of $25.3 million during 1999, an increase of 15.1%. This growth produced an increase in net interest income of $649 thousand when comparing the two periods, an increase of 9.7%. Loans increased by $7.8 million or 5.9% and produced $1.0 million in additional earnings compared to the prior year. Investment securities increased by $11.7 million or 48.4% as a result of securitization of loans generated by the Bank. Asset growth was funded primarily by an increase in shot-term and long-term borrowed funds.

Income from service charges, other service fees and commissions increased from $1.5 million to $1.8 million when comparing the two periods, an increase of $383 thousand or 26.2%. Noninterest expenses increased by $686 thousand or 11.0%.

Net income for the years ended 1999 and 1998 and certain key financial performance ratios are reflected below:

                                                  1999            1998
      -------------------------------------- --------------- ---------------

            Net Income                           $1,152,384      $1,305,461
            Return on average assets                   .67%            .85%
            Return on average equity                  6.93%           9.67%
            Average equity to average assets          9.62%           8.82%

      -------------------------------------- --------------- ---------------

Uwharrie Capital Corp has managed to achieve good performance while developing its strategy to remain a strong, viable independent financial institution. As early as 1993, the Company began a program to develop and expand its technology capabilities, which remains a focus today. This development has provided the capacity to grow the organization, develop new products and leverage the high cost of delivering competitive services. Management believes this strategy will enable the Company to remain competitive with larger institutions and allow its service area to enjoy the benefits of a local financial institution and the strength its capital investment provides to the community.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

NET INTEREST INCOME

The Company's major source of revenue is net interest income, which is the excess of interest income earned on loans and securities over interest expense paid on deposits and borrowings. Net interest income, as reflected on the consolidated income statement, increased by $649 thousand or 9.7% for the year ended December 31, 1999, compared to the prior year. This improvement was produced by an increase in interest income generated by growth in the loan and investment portfolios. Yields on loans during 1999 were 8.32% compared to 8.64% in 1998; however, cost of funds also decreased during this period. Net interest margin expressed as a percentage of earnings assets decreased slightly from 4.71% to 4.61%, which is currently typical in the financial services industry.

Taxable securities produced income of $1.5 million and reflected a yield of 6.51%, during the twelve months of 1999 compared to $1.3 million with a yield of 6.27%, during the same period of 1998. This improvement is due primarily to the securitization of $18 million of the Company's loans which were subsequently held in its investment portfolio.

Non-taxable securities produced revenue of $327 thousand and reflected a yield of 8.98% on a tax equivalent basis during the twelve-month period compared to $325 thousand with a tax equivalent yield of 8.95% in 1998. Interest income from non-taxable securities is expected to be higher in 2000 due to sale of taxable securities and reinvestment in higher tax effected yielding non-taxable securities in December 1999.

Interest expense on deposits increased by $145 thousand or 3.2% due to higher average balances during 1999 compared to 1998. The weighted average rate paid on interest-bearing deposits was 4.10% in 1999 compared to 4.20% in 1998.

Because of 15% asset growth in 1999 and a decrease in deposits, dependence on other funding has increased. Accordingly, interest expense on borrowed funds increased by $335 thousand or 47.5%. Average short-term borrowed funds increased by $2.8 million and reflected an average cost of 4.6% in 1999 and 1998. Average long-term debt increased by $3.7 million and reflected a cost of 6.0% in 1999 compared to 6.3% in the previous twelve months.

The Company's net interest margin, the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was relatively stable during 1999 and 1998, reflecting margins of 4.61% and 4.71%, respectively. The primary factor in current change in margin is the increased dependence on borrowed funds, which are generally higher in cost than deposits. A stable margin reflects the Company's ability to manage the mix and pricing of its interest-bearing assets and liabilities to minimize the effect of interest rate changes on its balance sheet and the resulting net interest income. There were no wide swings in interest rates during 1999 or 1998 and rate changes in these periods did not significantly impact the margin. The Company is pleased with this performance considering the competitive nature of the financial services industry.

Financial Table 1 on Page 37 presents a detailed analysis of the components of the Company's net interest income. This exhibit discloses the dollar change in average assets and liabilities along with the associated changes in yields and interest income and expense.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

The Company's loan demand remained strong in 1999, primarily in mortgage and commercial loans. Gross outstanding loans at December 31, 1999 totaled $140.1 million, $7.8 million greater than at December 31, 1998, representing an increase of 5.9%.

Investment securities, net of unrealized losses, totaled $35.7 million at December 31, 1999 compared to $24.1 million at this period end in 1998, an increase of $11.7 million or 48.4%.

During 1999, customer deposits decreased by $4.4 million, reflecting a current industry trend of flat to declining deposit growth as investors move deposit dollars into other financial markets. Other funding sources utilized during 1999 included securities sold under repurchase agreements, Master Notes, federal funds purchased and advances from Federal Home Loan Bank. At December 31, 1999, these other funding sources totaled $40.0 million compared to $11.6 million at the end of the prior year.

At year-end 1999, the Company's balance sheet reflected approximately $3 million in additional cash on hand relative to anticipated cash needs for Y2K. Other assets at December 31, 1999 included $2.5 million in net proceeds receivable from the sale and purchase of securities with trade dates in December and settlements in January 2000.

NONPERFORMING ASSETS

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, remain at a level below the peer group averages, reflective of the Company's ongoing commitment to maintaining asset quality. Nonaccrual loans at December 31, 1999 were $317 thousand and represented .23% of outstanding loans compared with $68 thousand reflecting a ratio of .05% at December 31, 1998. Foreclosed real estate totaled $114 thousand at year-end 1999 and $85 thousand at year-end 1998.

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

The transactions in the allowance for loan losses are summarized in the Note 4 to the consolidated financial statements. The ratio of net charge-offs to average loans outstanding is currently an excellent ratio compared to bank peers, .28% in 1999 and .06% in 1998. Loan loss provision expense during 1999 was $210 thousand compared to $119 thousand for 1998. The increase in the amount needed to fund the reserve in 1999, compared to 1998, can be attributed to a increase in the amount of net charge-offs, mix of the loan portfolio, loan performance, and management assessment of risk in the portfolio.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

NONINTEREST INCOME

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains (losses), increased by $430 thousand in the twelve months ended December 31, 1999 compared to 1998, an increase of 28.1%.

The principal component of noninterest income, service charges on deposit accounts, amounted to $1,060 thousand in 1999 compared to $952 thousand in 1998, which represents an increase of $108 thousand or 11.3%. The ratio of service charge income from the banking subsidiary to average assets of .61% for 1999 and
 .62% for 1998 is favorable compared to other banks of similar size. Another factor with significant influence to this category is the Bank's brokerage and insurance subsidiaries, which contributed commission and fee income of $467 thousand in 1999 and $286 thousand in 1998.

NONINTEREST EXPENSE

For the twelve months ended December 31, 1999 compared to the same period of 1998, noninterest expenses totaled $6.9 million and $6.2 million, respectively, an increase of $686 thousand or 11.0%.

Personnel costs continue to be the largest component of noninterest expense, increasing by $418 thousand or 12.4%, due to merit salary increases, additional staff and associated benefits cost. Salaries and incentives totaled $3.1 million in 1999 compared to $2.8 million in the prior year. Employee benefits and other personnel costs were up by $69 thousand.

Occupancy expense increased by $6 thousand or 2.2% in 1999 compared to 1998, due primarily to renovations and repairs in some offices. Data processing costs increased slightly, reflecting expenses of $476 thousand and $467 thousand in the two periods, respectively. Equipment expense includes the cost of depreciation and maintenance associated with furniture, network computers, PC workstations, other banking equipment and the amortization of technology related and other software. These expenses, which totaled $659 thousand in 1999 and $473 thousand in 1998, reflect an increase of $186 thousand or 39.3%, due primarily to software development to support new products.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses remained relatively stable when comparing the two periods. The most significant of these expenses are professional fees and marketing. Expenses for professional fees, which include accounting, outside services, consulting and legal expenses, decreased by $27.1 thousand compared to the prior year. Marketing, including the cost of advertising, sales promotion, public relations, donations and business development, totaled $262.9 thousand in 1999 compared to $217 thousand in 1998.

CAPITAL RESOURCES

The Company continues to maintain strong capital ratios that support its asset growth. As of December 31, 1999, capital as a percentage of total assets reflected a ratio of 8.85%, which exceeds the Company's strategic goal to leverage capital while maintaining a strong capital position. This compares to 9.38% at the end of 1998. The capital position is maintained through the retention of earnings and controlled growth. Enhancing the capital position in 1999 was completion of the sale of common shares through a Subscription Offer, which provided additional capital of $1.5 million.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

Regulatory agencies divide capital into Tier I (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation of securities available-for-sale arising from valuation adjustments under FASB 115. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

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

At December 31, 1999, the Company's Tier I to risk-adjusted assets ratio was 13.4% with total capital at 14.1% of risk-adjusted assets and Tier I leverage ratio at 9.4%. The Company expects to continue to exceed these minimums without altering current operations or strategy.

DIVIDENDS

During 1999 the Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend. In 1998 a two-for-one stock split in the form of a 100% stock dividend was issued, increasing each shareholder's investment in the Company.

INCOME TAX EXPENSE

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense calculated for 1999 totaled $521 thousand, an effective tax rate of 31.1%. During 1998 the effective tax rate was 31.0%.

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

Other funding sources at year-end included $15.5 million in federal funds lines of credit from correspondent banks and approximately $38.9 million available line of credit from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 1999, the Company had an additional $3 million in cash on hand relative to anticipated cash needs for Y2K. Borrowings from federal funds lines amounted to $2.7 million and advances from the Federal Home Loan Bank at that date consisted of $13.2 million in short-term debt and $18.3 million in long-term debt.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

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

To identify interest rate sensitivity, a common measure is a gap analysis which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 1999 is reflected in Financial Table 3 at page 39. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

YEAR 2000

The Year 2000 issue has posed business risks to most business organizations, including Uwharrie Capital Corp and its subsidiaries. In response, the Company formed a Year 2000 project team, consisting of senior officers within the Bank's operations, information systems, financial and management areas, to ensure that the Bank attained Year 2000 compliance. All date sensitive systems were evaluated for Year 2000 compliance, with complete upgrading and testing of systems completed well in advance of the Year 2000 date change. The Company also developed contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, extensive efforts were undertaken to ensure that significant vendor and customer relationships are Year 2000 compliant.

The Company's management is pleased, but not surprised, that business continued as normal without adverse impact to the Company during the critical date change. In coming months, the Company will continue monitoring external entities to assure that they have not experienced any Year 2000 problems that could impact their relationship with the Company.

The Company estimates that its total Year 2000 compliance costs aggregated approximately $35,000 in 1999 and $10,000 in 1998, all of which was charged to operations. However, this does not include personnel costs associated with the Year 2000 project estimated to be equivalent to the cost of a full-time associate in 1999 and 1998. In addition to the costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.

FINANCIAL TABLE 1

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
(In thousands)

                                                         1999                                         1998
                                       ----------------------------------------     ---------------------------------------
                                                       Interest       Average                       Interest       Average
                                         Average        Income/       Yield/         Average         Income/        Yield/
                                         Balance        Expense       Rate (1)       Balance         Expense       Rate (1)
                                       ----------------------------------------     ----------------------------------------
INTEREST EARNING ASSETS
Taxable securities                         $ 23,117      $ 1,505          6.51%        $ 20,733       $ 1,299          6.27%
Non-taxable securities                        5,603          327           8.98           5,589           325           8.95
Short-term investments                          725           38           5.25           2,216           128           5.80
Loans, gross (2)                            134,044       11,157           8.32         117,442        10,146           8.64
                                       ----------------------------------------     ----------------------------------------
Total interest-earning assets               163,489       13,027           8.08         145,980        11,898           8.27
                                       ----------------------------------------     ----------------------------------------
NON-EARNING ASSETS
Cash and due from banks                       4,202                                       3,827
Premises and equipment, net                   3,277                                       2,537
Interest receivable and other                 1,843                                         662
                                       ------------                                 -----------
Total non-earning assets                      9,322                                       7,026
                                       ------------                                 -----------

Total assets                              $ 172,811                                   $ 153,006
                                       ============                                 ===========
INTEREST-BEARING LIABILITIES
Savings deposits                           $ 36,507        1,355           3.71        $ 34,025         1,335           3.92
Transaction and MMDA deposits                28,929          622           2.15          28,164           624           2.21
Other time deposits                          53,566        2,655           4.96          48,474         2,528           5.21
                                       ----------------------------------------     ----------------------------------------
   Total deposits                           119,002        4,632           3.89         110,663         4,487           4.05
Short-term borrowed funds                     9,538          439           4.60           6,718           307           4.57
Long-term debt                                9,963          601           6.03           6,298           398           6.32
                                       ----------------------------------------     ----------------------------------------
Total interest-bearing liabilities          138,503        5,672           4.10         123,679         5,192           4.20
                                       ----------------------------------------     ----------------------------------------
NONINTEREST LIABILITIES
Transaction deposits, interest
  payable and other                          17,676                                      15,830
                                       ------------                                 -----------
Total liabilities                           156,179                                     139,509
                                       ------------                                 -----------
SHAREHOLDERS' EQUITY                         16,632                                      13,497
                                       ------------                                 -----------
Total liabilities and
  shareholders' equity                    $ 172,811                                   $ 153,006
                                       ============                                 ===========

INTEREST RATE SPREAD                                                     3.98%                                         4.07%
                                                                     ==========                                   ==========
NET INTEREST INCOME AND NET
   INTEREST MARGIN                                        $7,355          4.61%                        $6,706          4.71%
                                                       ==========    ==========                     ==========    ==========

(1) Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.
(2) Nonaccrual loans are included in loans, net of unearned income.

                               FINANCIAL TABLE 2

VOLUME AND RATE VARIANCE ANALYSIS
(In thousands)

                                           1999 Compared to 1998
                                    --------------------------------------
                                                         Variance
                                      Income/         Attributable to
                                      Expense     ------------------------
                                     Variance      Volume          Rate
                                    ---------     ----------     ---------
EARNING ASSETS

Taxable securities                   $   206      $    154       $     52
Non-taxable securities                     2              1             1
Short-term investments                   (90)           (79)          (11)
Loans, gross                           1,012          1,360          (348)
                                    ---------     ----------     ---------
Total earning assets                   1,130          1,436          (306)
                                    ---------     ----------     ---------
INTEREST-BEARING LIABILITIES

Savings deposits                          20             71           (51)
Transaction and MMDA deposits             (2)            22           (24)
Other time deposits                      128            238          (110)
Short-term borrowed funds                132            130             2
Long-term debt                           203            220           (17)
                                    ---------     ----------     ---------
Total interest-bearing liabilities       481            681          (200)
                                    ---------     ----------     ---------
NET INTEREST INCOME                  $   649      $     755      $   (106)
                                    =========     ==========     =========

--------------------------------------------------------------------------------

The above table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated pro rata to the change attributable to volume and the change attributable to rate.

FINANCIAL TABLE 3


INTEREST RATE GAP
(Dollars in thousands)

                                    1 - 90         3 - 6        6 - 12
                                      Day          Month         Month      1 - 5 Year     > 5 Year         Total
                                   Position      Position      Position      Position      Position       Position
                                  ------------  ------------  ------------  ------------  ------------  --------------
INTEREST-EARNING ASSETS
Due from banks                         $  384        $    -        $    -        $    -         $    -        $   384
Federal funds sold                          -             -             -             -              -              -
Investment securities                     836           863         3,512         7,900         20,932         34,043
FHLB and other stock                        -             -             -             -          1,684          1,684
Variable rate loans                    68,652            62           195           220              -         69,129
Fixed rate loans                        2,403         2,720         7,713        31,678         26,452         70,966
                                  ------------  ------------  ------------  ------------  ------------  --------------
Total interest-earning assets          72,275         3,645        11,420        39,798         49,068        176,206
                                  ------------  ------------  ------------  ------------  ------------  --------------
INTEREST-BEARING LIABILITIES
Deposits                               60,692        17,880        11,694        19,910          7,584        117,760
Short-term borrowed funds              21,739             -             -             -              -         21,739
Long-term debt                            324            25         2,123         9,817          5,962         18,251
                                  ------------  ------------  ------------  ------------  -------------  -------------
Total interest-bearing
liabilities                            82,755        17,905        13,817        29,727         13,546        157,750
                                  ------------  ------------  ------------  ------------  -------------  -------------
Interest sensitivity GAP per
   period                            $(10,480)     $(14,260)     $ (2,397)      $ 10,071       $ 35,522       $ 18,456
                                  ============  ============  ============  ============  =============  =============
Cumulative interest sensitivity
   GAP                               $(10,480)     $(24,740)    $ (27,137)    $ (17,066)       $ 18,456       $ 18,456
                                  ============  ============  ============  ============  =============  =============
RATIOS
Cumulative gap as a percentage
   of total interest-earning assets     (5.95%)      (14.04%)      (15.40%)       (9.69%)         10.47%         10.47%
Cumulative interest-earning
   assets as a percentage of
   interest-bearing liabilities         87.34%        75.42%        76.29%        88.17%         111.70%        111.70%

--------------------------------------------------------------------------------

                              UWHARRIE CAPITAL CORP
                               BOARD OF DIRECTORS

CYNTHIA H. BEANE                          JAMES F. LINK, D.V.M.                    KENT E. NEWPORT
Certified Public Accountant               Veterinarian and Owner                   President, KDC, Inc.
Cynthia H. Beane, Proprietor              North Stanly Animal Clinic               DBA Coy's Laundromat


JOE S. BROOKS                             JOYCE H. LITTLE                          CATHERINE A. PICKLER
Partner                                   Co-Owner                                 Homemaker and Community
Brothers Precision Tool Company           Wiley Little Drywall, Inc.                  Volunteer


RONALD T. BURLESON                        W. CHESTER LOWDER                        GEORGE T. REAVES
Partner                                   Director of Dairy and Beef               Retired - Vice President Traffic and
Thurman Burleson & Sons Farm                 Programs and Assistant Director          Transportation
                                             of Natural Resources                  Collins & Aikman Corporation
                                          N.C. Farm Bureau Federation
BILL C. BURNSIDE, D.D.S.                  President - Fork L. Farm, Inc.
Dentist and Owner                                                                  A. JAMES RUSSELL
Bill C. Burnside, D.D.S                                                            Construction Manager
                                          BUREN MULLINS
                                          Retired - Vice President and             J.T. Russell & Sons, Inc.
GAIL C. BURRIS                               General  Manager
Owner and Manager                         Sundrop Bottling Company, Inc.           B. A. SMITH, JR.
Rosebriar Restaurant                                                               Retired - Pilot and Base
                                                                                      Commander
                                          JOHN P. MURRAY, M.D.                     United States Air Force
DAVID M. JONES, D.V.M.                    Retired - Physician
Director of the North Carolina            Albemarle Ear, Nose and Throat           DOUGLAS V. WADDELL
Zoological Park in Asheboro                                                        Retired - Automotive Dept.
                                                                                      Manager
KYLE H. JOSEY                                                                      Sears Roebuck and Co.
Owner, Josey & Josey Accountants

--------------------------------------------------------------------------------


                               EXECUTIVE OFFICERS

ROGER L. DICK                             RONALD B. DAVIS                          CHRISTY D. STONER
Chief Executive Officer,                  President, Uwharrie Capital Corp         President / Chief Executive Officer,
Uwharrie Capital Corp                     President / Chief Executive Officer,     The Strategic Alliance Corporation
                                          Bank of Stanly