Form 10KSB, Exhibit 13
period 2000-12-31
UWHARRIE CAPITAL CORP
filed 2001-03-26
CIK 898171

                                  Exhibit 13

                              2000 Annual Report

                            (To be filed with SEC,
                         copy available upon request)

                             Uwharrie Capital Corp

                                     2000

                         ANNUAL REPORT TO SHAREHOLDERS

                     [ This page left blank intentionally]

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                            Description of Business


Uwharrie Capital Corp (the "Company") is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its two wholly-owned subsidiaries, The Strategic Alliance Corporation and BOS Agency, Inc. The Company also owns a non-bank subsidiary, Strategic Investment Advisors, Inc. Bank of Stanly owns a percentage interest in Corporate Data Services Inc., a North Carolina corporation that provides operations and data processing services and acquired Gateway Mortgage, Inc., a mortgage brokerage company, during 2000.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co.

The Company and its subsidiaries are located in Stanly County and in Anson County, which make up the Company's primary service area. However, the Company intends to prudently expand its service area to include the entire Uwharrie Lakes Region of North Carolina.

Bank of Stanly ("Stanly") engages in retail and commercial banking, with three banking offices in the City of Albemarle, one office in the Town of Norwood, and one office in the Town of Oakboro. Through its five branch locations in Stanly County, Stanly provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

Anson Bank & Trust Co. provides financial services to customers in the Town of Wadesboro and surrounding Anson County.

Depository services offered by Bank of Stanly and Anson Bank & Trust Co. include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts all tailored to meet customers' needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard credit cards and a Visa Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the STAR and CIRRUS networks regionally and worldwide, respectively.

The Strategic Alliance Corporation and BOS Agency provide broker-dealer services and insurance products, respectively. Strategic Alliance is a broker-dealer and member of the National Association of Securities Dealers, Inc. ("NASD"). Strategic Investment Advisors Inc. provides portfolio management services to its customers. BOS Agency serves the risk management needs of customers and provides life, long-term health care, Medicare supplement and other insurance products.


The Strategic Alliance Corporation. Member NASD/SIPC.
Products offered through Strategic Alliance are not FDIC insured, are not obligations of any bank, are not guaranteed by any bank, and may involve investment risk, including the possible loss of principal.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                             Financial Highlights

                                                                                                                         Percent
(Dollars in thousands except per share amounts)                        2000                     1999                     Increase
---------------------------------------------------------------------------------------------------------------------------------
   For the year:
   Net Income                                                        $    1,172                $    1,152                  1.7%
      Net income per common share - basic (1):                       $      .21                $      .21                    -%
   Cash dividends paid (2):
      Total                                                                   5                         3                   N/A
       Per common share                                                       -                         -                   N/A
   Weighted average common shares outstanding - basic (1):            5,494,928                 5,417,467                  1.4%

---------------------------------------------------------------------------------------------------------------------------------
   At year-end:
   Total assets                                                      $  228,456                $  192,717                 15.1%
   Total earning assets                                                 214,298                   176,206                 11.0%
   Loans, net of unearned income                                        177,436                   140,095                  5.9%
   Total interest-bearing liabilities                                   188,595                   157,750                 19.6%
   Shareholders' equity                                                  19,182                    17,061                  8.7%
   Book value per share (1)                                          $     3.34                $     3.08                  1.0%

---------------------------------------------------------------------------------------------------------------------------------
   Averages for the year:
   Total assets                                                      $  218,780                $  172,811                 12.9%
   Total earning assets                                                 204,528                   163,489                 12.0%
   Loans, net of unearned income                                        165,276                   134,044                 14.1%
   Total interest-bearing liabilities                                   180,895                   138,503                 12.0%
   Shareholders' equity                                                  17,906                    16,632                 23.2%

---------------------------------------------------------------------------------------------------------------------------------
   Financial Ratios (in percentage):
   Return on average assets                                                 .54%                      .67%
   Return on average shareholders' equity                                  6.55%                     6.93%
   Average equity to average assets                                        8.18%                     9.62%
   Net interest margin (fully tax equivalent basis)                        4.18%                     4.61%
   Allowance as % of loans at year-end                                     1.01%                      .72%
   Allowance as % of nonperforming loans                               1,061.32%                   316.02%
   Nonperforming assets to loans                                            .14%                      .31%
   Net charge-offs to average loans                                         .15%                      .28%
   Dividend payout ratio                                                     N/A                       N/A

---------------------------------------------------------------------------------------------------------------------------------

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 3% stock dividend in 2000 and in 1999.
2)  Includes cash paid in lieu of fractional shares on stock dividends.

                                    * * * *
   Market For The Company's Common Stock And Related Security Holder Matters

It is the philosophy of the Company to promote a strong local shareholder base; therefore, the Company's common stock is neither listed nor traded on a broker-dealer market. Management of the Company makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase or sale of the Company's common stock. In addition, the Company has adopted a program of on-going open market purchases of shares of the its stock. The combination of private trades and Company purchases has provided adequate liquidity for the investors of the Company's stock without the cost of brokerage fees.

Approximately 144,749 shares of stock were traded during 2000. The Company issued a 3% stock dividend in 2000 and in 1999. As of December 31, 2000, the Company had 2,181 shareholders of record.

                          Independent Auditors' Report

________________________________________________________________________________






To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of UWHARRIE CAPITAL CORP AND SUBSIDIARIES (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UWHARRIE CAPITAL CORP AND SUBSIDIARIES as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


DIXON ODOM PLLC
Sanford, North Carolina
January 19, 2001

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                          Consolidated Balance Sheets
                          December 31, 2000 and 1999



                                                                                   2000                   1999
                                                                            ------------------     ------------------
Assets
Cash and due from banks                                                     $        5,693,872     $        7,315,758
Interest-bearing deposits with banks                                                   599,582                383,996
Investment securities available for sale, at fair value                             36,261,613             35,726,571
Loans                                                                              177,436,498            140,095,351
Less allowance for loan losses                                                       1,795,000              1,002,856
                                                                            ------------------     ------------------
       Net loans                                                                   175,641,498            139,092,495
Premises and equipment, net                                                          4,166,491              3,357,642
Interest receivable                                                                  1,391,857              1,103,592
Other assets                                                                         4,701,230              5,736,518
                                                                            ------------------     ------------------
       Total Assets                                                         $      228,456,143     $      192,716,572
                                                                            ==================     ==================

Liabilities and Shareholders' Equity
Deposits
   Demand, noninterest-bearing                                              $       19,160,165     $        17,062,733
   Money market and NOW accounts                                                    31,082,305              32,442,203
   Savings accounts                                                                 39,834,591              34,000,937
   Time deposits, $100,000 and over                                                 18,806,549              18,484,228
   Other time deposits                                                              45,300,440              32,832,417
                                                                            ------------------      ------------------
       Total deposits                                                              154,184,050             134,822,518
Federal funds purchased and securities sold under
   repurchase agreements                                                             6,333,254               5,580,887
Other short-term borrowed funds                                                     22,458,275              16,158,000
Long-term debt                                                                      24,779,453              18,251,005
Interest payable                                                                       417,456                 219,929
Other liabilities                                                                    1,101,535                 623,446
                                                                            ------------------      ------------------
       Total Liabilities                                                           209,274,023             175,655,785
                                                                            ------------------      ------------------

Commitments and contingencies (Note 10)

Shareholders' Equity
Common stock, $1.25 par value
   20,000,000 shares authorized; shares issued and
   outstanding of 5,742,665 and 5,545,607, respectively                              7,178,331               6,932,009
Additional paid-in capital                                                           7,038,156               6,319,384
Common stock subscriptions receivable                                                  (13,439)               (204,155)
Unearned ESOP compensation                                                          (1,133,347)             (1,167,954)
Undivided profits                                                                    5,574,875               5,406,374
Accumulated other comprehensive income (loss)                                          537,544                (224,871)
                                                                            ------------------      ------------------
       Total Shareholders' Equity                                                   19,182,120              17,060,787
                                                                            ------------------      ------------------
       Total Liabilities and Shareholders' Equity                           $      228,456,143      $      192,716,572
                                                                            ==================      ==================



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                       Consolidated Statements Of Income
                    Years ended December 31, 2000 and 1999

                                                                                    2000                    1999
                                                                            -------------------     -------------------
Interest Income
   Loans, including fees                                                    $        14,538,010     $        11,157,258
   Investment securities
     U. S. Treasury                                                                      68,396                 154,260
     U. S. Government agencies and corporations                                       1,440,008               1,274,906
     State and political subdivisions                                                   790,558                 326,994
     Other                                                                              160,893                  76,014
   Interest-bearing deposits with banks and federal funds sold                           82,000                  38,068
                                                                            -------------------     -------------------

             Total Interest Income                                                   17,079,865              13,027,500
                                                                            -------------------     -------------------

Interest Expense
   Time deposits, $100,000 and over                                                   1,034,342               1,041,429
   Other interest-bearing deposits                                                    4,916,660               3,591,304
   Federal funds purchased and securities sold under repurchase
       agreements                                                                       321,558                 196,752
   Other short-term borrowed funds                                                    1,284,078                 242,190
   Long-term debt                                                                     1,396,531                 600,799
                                                                            -------------------     -------------------

              Total Interest Expense                                                  8,953,169               5,672,474
                                                                            -------------------     -------------------

Net Interest Income                                                                   8,126,696               7,355,026
Provision for loan losses                                                               931,114                 210,000
                                                                            -------------------     -------------------

              Net Interest Income After Provision For Loan Losses                     7,195,582               7,145,026
                                                                            -------------------     -------------------

Noninterest Income
   Service charges on deposit accounts                                                1,190,954               1,059,802
   Other service fees and commissions                                                 1,041,968                 786,109
   Gains (losses) on securities sold                                                    128,919                (528,764)
   Gains on mortgages sold                                                              218,387                  42,183
   Other income                                                                         166,210                  69,479
                                                                            -------------------     -------------------

              Total Noninterest Income                                                2,746,438               1,428,809
                                                                            -------------------     -------------------

Noninterest Expense
   Salaries and employee benefits                                                     4,580,518               3,779,370
   Net occupancy expense                                                                362,724                 288,906
   Equipment expense                                                                    600,222                 658,803
   Data processing costs                                                                609,056                 476,249
   Other operating expense                                                            2,368,470               1,696,782
                                                                            -------------------     -------------------

              Total Noninterest Expense                                               8,520,990               6,900,110
                                                                            -------------------     -------------------

Income before income taxes                                                            1,421,030               1,673,725
Income taxes                                                                            248,651                 521,341
                                                                            -------------------     -------------------

              Net Income                                                    $         1,172,379     $         1,152,384
                                                                            ===================     ===================

Net Income Per Common Share
   Basic                                                                    $               .21     $               .21
   Diluted                                                                                  .21                     .21

Weighted Average Shares Outstanding
   Basic                                                                              5,494,928               5,417,467
   Diluted                                                                            5,648,749               5,513,967


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Consolidated Statements Of Changes In Shareholders' Equity
                    Years ended December 31, 2000 and 1999

                                                                                                            Accumulated
                                                     Additional  Common Stock    Unrealized                   Other
                                  Common Stock        Paid-in    Subscriptions      ESOP       Undivided  Comprehensive
                              ---------------------
                                Shares     Amount     Capital     Receivable    Compensation    Profits    Income(Loss)     Total
                              ---------  ----------   -------     ----------    ------------   ---------   ------------  ----------
Balance, January 1, 1999      5,003,107   6,253,885   4,193,526    (256,898)               -   5,143,724      363,373    15,697,610

Comprehensive income
 Net income                           -           -           -           -                -   1,152,384            -     1,152,384
 Other comprehensive
  income, net of tax                  -           -           -           -                -           -
   Net decrease in
    fair value of
    securities
    available for sale                -           -           -           -                -           -     (588,244)     (588,244)
                                                                                                                        -----------

Total comprehensive income                                                                                                  564,140
                                                                                                                        -----------

Common stock issued
 pursuant to:
  Sale of common stock          501,123     626,404   2,100,816           -       (1,199,995)          -            -     1,527,225

  Release of ESOP shares              -           -           -           -           32,041           -            -        32,041

  3% stock dividend             161,135     201,418     684,825           -                -    (886,243)           -             -

  Stock options exercised        56,341      70,426      88,638           -                -           -            -       159,064

Repurchase of common stock     (176,099)   (220,124)   (748,421)          -                -           -            -      (968,545)

Dividends paid - fractional
 shares                               -           -           -           -                -      (3,491)           -        (3,491)

Collections of
 subscriptions
 receivable                           -           -           -      52,743                -           -            -        52,743
                              ---------  ----------  ----------  ----------     ------------  ----------    ---------   -----------

Balance, December 31, 1999    5,545,607  $6,932,009  $6,319,384  $ (204,155)    $ (1,167,954) $5,406,374    $(224,871)  $17,060,787

Comprehensive income
 Net income                           -           -           -           -                -   1,172,379            -     1,172,379
 Other comprehensive
  income, net of tax                  -           -           -           -                -           -
   Net increase in
    fair value of
    securities
    available for sale                -           -           -           -                -           -      762,415       762,415
                                                                                                                        -----------

Total comprehensive income                                                                                                1,934,794
                                                                                                                        -----------

Common stock issued
 pursuant to:
  Release of ESOP shares              -           -      69,200           -           34,607           -            -       103,807

  3% stock dividend             166,413     208,016     790,462           -                -    (998,478)           -             -

  Stock options exercised       111,542     139,427     202,923           -                -           -            -       342,350

Repurchase of common stock      (80,897)   (101,121)   (343,813)          -                -           -            -      (444,934)

Dividends paid - fractional
 shares                               -           -           -           -                -      (5,400)           -        (5,400)

Collections of
 subscriptions
 receivable                           -           -           -     190,716                -           -            -       190,716
                              ---------  ----------  ----------  ----------     ------------  ----------    ---------   -----------

Balance, December 31, 2000    5,742,665  $7,178,331  $7,038,156  $  (13,439)    $ (1,133,347) $5,574,875    $ 537,544   $19,182,120
                              =========  ==========  ==========  ==========     ============  ==========    =========   ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                     Consolidated Statements Of Cash Flows
                    Years ended December 31, 2000 and 1999

                                                                                        2000                      1999
                                                                                  -------------             -------------
Operating Activities
 Net income                                                                       $  1,172,379              $  1,152,384
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                        418,390                   345,795
   Amortization (accretion) of security premiums (discounts)                           (11,241)                  (12,510)
   Provision for loan losses                                                           931,114                   210,000
   Amortization of goodwill                                                             72,350                         -
   Deferred income tax (benefit) expense                                              (324,599)                   67,000
   Net realized (gain) loss on available for sale securities                          (128,919)                  528,764
   Gain on sale of foreclosed properties                                                (3,004)                        -
   Release of ESOP shares                                                              103,807                    32,041
   Net change in interest receivable                                                  (226,873)                 (162,307)
   Net change in other assets                                                         (601,931)                 (491,481)
   Net change in interest payable                                                      145,215                    30,529
   Net change in other liabilities                                                    (399,620)                  109,110
                                                                                  ------------              ------------
          Net Cash Provided By Operating Activities                                  1,147,068                 1,767,142
                                                                                  ------------              ------------
Investing Activities
 Net decrease in interest-bearing deposits with banks                                5,907,009                    97,412
 Net decrease in federal funds sold                                                    550,000                 1,950,000
 Proceeds from sales of securities available for sale                                4,531,330                 6,814,678
 Proceeds from maturities of securities available for sale                           9,309,051                 8,131,671
 Purchase of securities available for sale                                          (2,310,890)              (11,919,185)
 Net increase in loans made to customers                                           (31,602,365)              (26,764,938)
 Net cash paid for business acquired                                                (9,906,689)                  (84,615)
 Purchase of premises and equipment                                                   (585,082)                 (677,144)
 Collection of receivables from prior year securities sales                          2,460,406                         -
 Increase in equity investments                                                              -                (1,125,000)
 Proceeds from sales of foreclosed real estate                                          31,566                         -
                                                                                  ------------              ------------
          Net Cash Used By Investing Activities                                    (21,615,664)              (23,534,938)
                                                                                  ------------            --------------
Financing Activities
 Net increase (decrease) in deposit accounts                                         5,182,888                (4,423,678)
 Net increase (decrease) in federal funds purchased                                   (725,000)                2,725,000
 Net increase (decrease) in securities sold under repurchase agreements              1,477,367                  (654,934)
 Net increase in other short-term borrowed funds                                     6,300,275                14,874,000
 Proceeds from long-term advances from Federal Home Loan Bank                        9,000,000                13,025,000
 Repayment of long-term advances from Federal Home Loan Bank                        (2,471,552)               (1,599,252)
 Repurchases of common stock                                                          (444,934)                 (968,545)
 Proceeds from issuance of common stock                                                533,066                 1,739,032
 Dividends paid                                                                         (5,400)                   (3,491)
                                                                                 -------------            --------------
           Net Cash Provided By Financing Activities                                18,846,710                24,713,132
                                                                                 -------------            --------------

 Increase (Decrease) in Cash and Due from Banks                                     (1,621,886)                2,945,336
 Cash and Due from Banks at Beginning of Year                                        7,315,758                 4,370,422
                                                                                  ------------              ------------
           Cash and Due from Banks at End of Year                                 $  5,693,872            $    7,315,758
                                                                                  ============            ==============

Supplemental Disclosures of Cash Flow Information
 Interest paid                                                                    $  8,755,642            $    5,641,944
 Income taxes paid                                                                     296,200                   649,000
Supplemental Schedule of Non-Cash Investing and Financing Activities
 Loans transferred to foreclosed real estate                                                 -                    28,562
 Net increase (decrease) in fair value of securities available for sale                762,415                  (588,244)
 Loans securitized into investment securities                                        5,773,627                18,621,779
 Increase in receivable from sales of securities available for sale                          -                 2,460,406

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note  1  -  Significant Accounting Policies

Nature of Business
------------------

Uwharrie Capital Corp (the "Company") was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly ("Stanly"). Regulatory approval was initially sought in March 1993, and was subsequently received. On July 1, 1993, Stanly became a wholly-owned subsidiary of the Company through a one-for-one exchange of the common stock of Stanly for common stock of the Company.

Bank of Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Stanly are insured by the Federal Deposit Insurance Corporation ("FDIC"). Stanly is under regulation of both the FDIC and the North Carolina State Banking Commission. Through its five branch locations in Stanly County, Stanly provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

In 1987, Stanly established a wholly-owned subsidiary, BOS Agency, Inc. ("BOS Agency"), which engages in investment and insurance product sales. In 1989, Stanly established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a broker/dealer in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation ("Strategic Alliance") and was licensed as a broker/dealer by the National Association of Securities Dealers.

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. ("SIA"), during 1999 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the states of North Carolina and Florida.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co ("Anson"). See Note 15.

On August 4, 2000, Stanly acquired another subsidiary, Gateway Mortgage, Inc. ("Gateway"), a mortgage origination company.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company, Stanly, Anson, SIA and its indirectly-owned subsidiaries, BOS Agency, Strategic Alliance and Gateway. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
----------------

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

Cash Equivalents
----------------

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note  1  -  Significant Accounting Policies (Continued)

Securities Held To Maturity
---------------------------

Securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities Available for Sale
-----------------------------

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

Loans
-----

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

Allowance for Loan Losses
-------------------------

The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management's internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the subsidiary banks to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Mortgage Loans Held for Sale
----------------------------

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2000 and 1999, the Company had no mortgage loans held for sale.

Mortgage Banking Activities
---------------------------

Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note  1  -  Significant Accounting Policies (Continued)

As of December 31, 2000 the amount capitalized in connection with originating and acquiring the right to service mortgage loans was $389,109.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $39,757,879 and $27,486,187 at December 31, 2000 and 1999, respectively.

Foreclosed Real Estate
----------------------

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

Premises and Equipment
----------------------

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

Federal Home Loan Bank Stock
----------------------------

As a requirement for membership, the banks invest in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Stock-Based Compensation
------------------------

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

Income Taxes
------------

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

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note  1  -  Significant Accounting Policies (Continued)

Fair Value of Financial Instruments
-----------------------------------

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

Investment in Joint Venture
---------------------------

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. ("CDS"), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 2000 and 1999. The Company utilizes the equity method to account for its ownership in the joint venture.

Comprehensive Income
--------------------

Comprehensive income includes net income and the unrealized gain or loss on securities available for sale, net of applicable deferred taxes.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note  1  -  Significant Accounting Policies (Continued)

Earnings per Common Share
-------------------------

Basic earnings per share ("EPS") excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying statements of income divided by the weighted average number of common shares outstanding, or assumed to be outstanding, after retroactively adjusting for the 3% stock dividends in both 2000 and 1999 as summarized below.


                                                                      2000                         1999
                                                             --------------------        ---------------------
Weighted average number of common shares used
 in computing basic earnings per share                                5,494,928                    5,417,467

Effect of dilutive stock options                                        153,821                       96,500
                                                             --------------------        ---------------------

Weighted average number of common shares and
 dilutive potential common shares used in
 computing diluted earnings per share                                 5,648,749                    5,513,967
                                                             ====================        =====================

-------------------------------------------------------------------------------

Note  2  -  Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

                                                                        Gross                  Gross
                                               Amortized             Unrealized             Unrealized                Fair
December 31, 2000                                Cost                   Gains                 Losses                 Value
-----------------                             ----------------------------------------------------------------------------------
U.S. Treasury                                   $ 1,000,023          $        -             $     1,273           $   998,750
State and political                              12,501,542             585,802                       -            13,087,344
Mortgage-backed securities                       18,545,618             272,823                       -            18,818,441
Corporate bonds                                   1,014,184                   -                  25,629               988,555
                                              -------------        ------------           -------------         --------------
 Total debt securities                           33,061,367             858,625                  26,902            33,893,090
FHLB and other stock                              2,316,973              51,550                       -             2,368,523
                                              -------------        ------------           -------------         --------------
Total securities available for sale             $35,378,340          $  910,175             $    26,902           $36,261,613
                                              =============        ============           =============         ==============

                                              ----------------------------------------------------------------------------------
                                                                        Gross                  Gross
                                               Amortized             Unrealized             Unrealized                Fair
December 31, 1999                                Cost                   Gains                 Losses                 Value
-----------------                            -----------------------------------------------------------------------------------
U.S. Treasury                                   $ 2,000,264          $        -             $    12,139           $ 1,988,125
U.S. Agency                                       1,000,687                   -                   2,874               997,813
State and political                              13,935,718              67,978                       -            14,003,696
Mortgage-backed securities                       16,500,183                   -                 417,231            16,082,952
Corporate bonds                                   1,014,714                   -                  45,027               969,687
                                             --------------        ------------           -------------         -------------
 Total debt securities                           34,451,566              67,978                 477,271            34,042,273
FHLB and other stock                              1,644,373              39,925                       -             1,684,298
                                            ---------------        ------------           -------------         -------------
Total securities available for sale             $36,095,939          $  107,903             $   477,271           $35,726,571
                                            ===============        ============           =============         =============

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

==============================================================================

Note  2 -  Investment Securities (Continued)

At December 31, 2000 and 1999, there were no debt securities being held to maturity.

The amortized cost and fair value of securities available for sale at December 31, 2000, by contractual maturities, are as follows:

                                                        After                  After
                                  In One              One Year              Five Years                After
                                   Year                Through                Through                  Ten
                                 or Less             Five Years              Ten Years                Years                 Total
                            ----------------    -------------------    -------------------    --------------------    --------------

Amortized Cost
-------------------------

U.S. Treasury                 $  1,000,023           $        -             $         -             $         -         $ 1,000,023
State and political                265,044            1,413,309               3,077,254               7,745,935          12,501,542
Mortgage-backed securities               -            1,682,875               8,514,122               8,348,621          18,545,618
Corporate bonds                          -                    -                       -               1,014,184           1,014,184
                            ----------------    -------------------    -------------------    --------------------    --------------
Total                         $  1,265,067           $3,096,184             $11,591,376             $17,108,740         $33,061,367
                            ================    ===================    ===================    ====================    ==============

Fair Value
-------------------------

U.S. Treasury                 $    998,750           $        -             $         -             $         -         $   998,750
State and political                267,048            1,441,913               3,198,058               8,180,325          13,087,344
Mortgage-backed securities               -            1,687,882               8,599,371               8,531,188          18,818,441
Corporate bonds                          -                    -                                         988,555             988,555
                            ----------------    -------------------    -------------------    --------------------    --------------
Total                         $  1,265,798           $3,129,795             $11,797,429             $17,700,068         $33,893,090
                            ================    ===================    ===================    ====================    ==============

Weighted
Average Yields
-------------------------

U.S. Treasury                         4.97%                   -                       -                       -                4.97%
State and political (1)              10.05%                9.36%                   8.59%                   8.08%               8.38%
Mortgage-backed  securities              -                 6.75%                   6.76%                   7.78%               7.22%
Corporate bonds                          -                    -                       -                    6.85%               6.85%
                            --------------      ---------------        ----------------      ------------------         -----------
Total                                 6.04%                7.95%                   7.26%                   7.87%               7.59%
                            ==============      ===============        ================      ==================         ===========

(1) Yield on tax exempt bonds computed on a tax-equivalent basis.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

================================================================================

Note  2 -  Investment Securities (Continued)


Results from sales of securities available for sale for the years ended December 31, 2000 and 1999 are as follows:


                                                                        2000                   1999
                                                              -----------------      -----------------
     Gross proceeds from sales                                       $4,531,330             $9,275,084
                                                              =================      =================

     Realized gains from sales                                       $  136,689             $    2,624
     Realized losses from sales                                          (7,770)              (531,388)
                                                              -----------------      -----------------
     Net realized gains (losses)                                     $  128,919             $ (528,764)
                                                              =================      =================

At December 31, 2000 and 1999, securities available for sale with a carrying amount of $14,651,351 and $16,184,960 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------

Note  3  -  Loans

The composition of net loans as of December 31, 2000 and 1999 is as follows:

                                                          2000                                         1999
                                       ---------------------------------------       -----------------------------------------
                                                                    Percent                                        Percent
                                              Amount               of Total                 Amount                of Total
                                       ------------------      ---------------       ------------------      -----------------
           Commercial                        $ 29,510,898            16.80%              $  23,672,594               17.02%
           Real estate - construction          11,801,790             6.72%                  5,226,738                3.76%
           Real estate - residential           89,041,024            50.69%                 65,634,395               47.19%
           Real estate - commercial            31,619,396            18.00%                 29,165,969               20.97%
           Consumer loans                      15,442,549             8.80%                 16,445,989               11.82%
           Other loans                             83,477             0.05%                     15,700                0.01%
                                       ------------------      -----------           ------------------      -------------
                                              177,499,134           101.06%                140,161,385              100.77%
           Deduct:
           Allowance for loan losses           (1,795,000)           (1.02%)                (1,002,856)              (0.72%)
           Unearned net loan fees                 (62,636)           (0.04%)                   (66,034)              (0.05%)
                                       ------------------      -----------           -----------------       -------------

           Loans, net                        $175,641,498           100.00%              $ 139,092,495              100.00%
                                       ==================      ===========           ==================      =============

Although the subsidiary banks' loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 50.69% of net loans. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 18.00% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  3  -  Loans (Continued)

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2000 follows:


Fixed-rate loans with a maturity of:
------------------------------------
     Three months or less                                                                    $        1,116,139
     Over three months through twelve months                                                          5,833,447
     Over one year through five years                                                                36,009,451
     Over five years                                                                                 48,060,844
                                                                                             ------------------
     Total fixed-rate loans                                                                          91,019,881
                                                                                             ------------------
Variable-rate loans with a repricing frequency of:
--------------------------------------------------
     Three months or less                                                                            85,807,272
     Over three months through twelve months                                                            609,345
     Over one year through five years                                                                         -
     Over five years                                                                                          -
                                                                                             ------------------
     Total variable-rate loans                                                                       86,416,617
                                                                                             ------------------

     Total loans                                                                             $      177,436,498
                                                                                             ==================

Impaired loans consist of nonaccrual loans which totaled $169,129 and $317,341 at December 31, 2000 and 1999, respectively, which had the effect of reducing net income $11,323 in 2000 and $13,983 in 1999. Generally, when loans exceed 90 days past due, they are placed in nonaccrual status. At December 31, 2000 and 1999, loans past due 90 days and still accruing interest totaled $42,609 and $26,593, respectively. Book value of foreclosed properties held as other real estate was $85,000 in each of the respective periods. At December 31, 2000 and 1999, the Company did not have any loans for which terms had been modified in troubled debt restructuring.

The Company's loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

________________________________________________________________________________


Note  4  -  Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2000 and 1999 are listed below:



                                                                           2000                  1999
                                                              -----------------     -----------------
     Balance, beginning of year                               $       1,002,856     $       1,170,185
     Allowance acquired in Anson purchase                               104,000                     -
     Charge offs:
     ------------
       Commercial                                                        93,473               210,643
       Real estate                                                            -               151,292
       Consumer                                                         268,921                69,135
                                                              -----------------     -----------------
           Total charge-offs                                            362,394               431,070
                                                              -----------------     -----------------
     Recoveries:
     -----------
       Commercial                                                        25,991                15,927
       Real estate                                                            -                16,214
       Consumer                                                          93,433                21,600
                                                              -----------------     -----------------
           Total recoveries                                             119,424                53,741
                                                              -----------------     -----------------

           Net charge-offs                                              242,970               377,329
     Provision charged against income                                   931,114               210,000
                                                              -----------------     -----------------
     Balance, end of year                                     $       1,795,000     $       1,002,856
                                                              =================     =================

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  4  -  Allowance For Loan Losses (Continued)

Ratios relative to the allowance for loan losses, nonperforming loans and net charge-offs for the years ended December 31, 2000 and 1999 are reflected below:

                                                                     2000                   1999
                                                              -----------------      -----------------
     Allowance and loss ratios
     Allowance for loan losses to loans at year-end                        1.01%                   .72%
     Allowance for loan losses to non-performing loans                 1,061.32                 316.02
     Net charge-offs to average loans                                       .15                    .28

     Nonperforming assets to:
     Loans and foreclosed properties                                        .14%                   .31%
     Total assets                                                           .11                    .22

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

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 2000 and 1999 is presented below:

                                               2000                                                 1999
                        --------------------------------------------------     ----------------------------------------------
                                             Percent of          Percent                           Percent of       Percent
                                             Allowance           of Loans                          Allowance       of Loans
                          Amount of           to Total           to Gross         Amount of         to Total       to Gross
                          Allowance          Allowance            Loans           Allowance        Allowance         Loans
                        ------------       ---------------      ----------     --------------    --------------   -----------
Commercial              $    452,078                 25.19%          16.63%    $      295,873             29.50%        16.89%
Real estate -
  construction               116,285                  6.48%           6.65%            12,490              1.25%         3.73%
Real estate -
   residential               502,232                 27.98%          50.16%           195,035             19.45%        46.83%
Real estate -
   commercial                380,785                 21.21%          17.81%           226,481             22.58%        20.81%
Consumer                     312,247                 17.39%           8.70%           212,977             21.24%        11.73%
Other loans                        -                     -             .05%                 -                 -           .01%
Unallocated                   31,373                  1.75%              -             60,000              5.98%            -
                        ------------       ---------------      ----------     --------------    --------------   -----------
Total                   $  1,795,000                100.00%         100.00%    $    1,002,856            100.00%       100.00%
                        ============       ===============      ==========     ==============    ==============   ===========

________________________________________________________________________________

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  5 -  Premises And Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2000 and 1999 are listed below:

                                                                      2000                    1999
                                                              -------------------      -----------------
     Land                                                     $         1,070,397      $         806,902
     Buildings and improvements                                         2,770,796              2,286,153
     Furniture and equipment                                            3,114,294              2,659,996
                                                              -------------------      -----------------
                                                                        6,955,487              5,753,051
     Less accumulated depreciation                                      2,788,996              2,395,409
                                                              -------------------      -----------------
                                                              $         4,166,491      $       3,357,642
                                                              ===================      =================

________________________________________________________________________________

Note  6  -  Deposits

The composition of deposits at December 31, 2000 and 1999 is as follows:

                                                        2000                                     1999
                                         ------------------------------------     ------------------------------------
                                                                 Percentage                                Percentage
                                               Amount             of total               Amount             of total
                                         -----------------    ---------------     ------------------    --------------
   Demand deposits                       $      19,160,165                 13%    $       17,062,733                13%
   Money market and NOW accounts                31,082,305                 20%            32,442,203                24%
   Savings                                      39,834,591                 26%            34,000,937                25%
   Time deposits, $100,000 and over             18,806,549                 12%            18,484,228                14%
   Other time deposits                          45,300,440                 29%            32,832,417                24%
                                         -----------------    ---------------     ------------------    --------------
                                         $     154,184,050                100%    $      134,822,518               100%
                                         =================    ===============     ==================    ==============

The maturities of fixed-rate time deposits at December 31, 2000 are reflected in the table below.

                                                                      Time
                                                                    Deposits                   Other
                                                                   $ 100,000                   Time
                                                                   and Over                  Deposits
                                                              -----------------        ------------------
   Remaining Maturities
   --------------------
   Three months or less                                       $       4,548,802        $       12,997,150
   Three through twelve months                                        9,289,203                21,305,002
   Over twelve months                                                 4,968,544                10,998,288
                                                              -----------------        ------------------
   Total                                                      $      18,806,549        $       45,300,440
                                                              =================        ==================

________________________________________________________________________________

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  7  -  Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2000 and 1999.

                                                        2000                                            1999
                                         -----------------------------------        -------------------------------------
                                               Amount               Rate                   Amount                Rate
                                         -----------------     -------------        ------------------      -------------
   At year-end
   -----------
   Federal funds purchased               $       2,000,000              6.75%       $        2,725,000               5.70%
   Securities sold under agreement
      to repurchase                              4,333,254              5.46%                2,855,887               4.27%
   Master notes                                  4,958,275              5.34%                2,958,000               4.55%
   Short-term advances from FHLB                15,000,000              6.35%               13,200,000               4.34%
   Other short-term borrowings                   2,500,000              8.50%                        -                  -
                                         -----------------                          ------------------
                                         $      28,791,529              6.26%       $       21,738,887               4.63%
                                         =================                          ==================

                                                        2000                                            1999
                                         -----------------------------------        -------------------------------------
                                               Amount                Rate                  Amount                 Rate
                                         -----------------    ----------------      ------------------      ---------------
   Average for the year
   --------------------
   Federal funds purchased               $       1,804,878                6.31%     $          984,356                 5.68%
   Securities sold under agreement
      to repurchase                              3,967,157                5.24%              3,626,385                 3.88%
   Master notes                                  3,079,486                5.06%              1,737,777                 3.91%
   Short-term advances from FHLB                14,004,918                6.66%              3,189,726                 5.46%
   Other short-term borrowings                   2,311,475                8.45%                      -                    -
                                         -----------------                          ------------------
                                         $      25,167,914                6.38%     $        9,538,244                 4.60%
                                         =================                          ==================

                                                 2000                1999
                                             -------------       -------------
   Maximum month-end balances
   --------------------------
   Federal funds purchased                   $   5,000,000       $   2,725,000
   Securities sold under agreement
      to repurchase                              4,524,257           4,333,723
   Master notes                                  5,598,490           2,958,000
   Short-term advances Bankers Bank              3,000,000                   -
   Short-term advances from FHLB                19,000,000          13,200,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks, combined, have available lines of credit for federal funds in the amount of $17,000,000.

________________________________________________________________________________

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  8  -  Long-Term Debt

Advances from the Federal Home Loan Bank of Atlanta ("FHLB") with original maturities of one year or more consist of the following at December 31, 2000 and 1999:

         Maturing
       Year Ending                 Interest
       December 31                 Rate (%)                         2000                     1999
------------------------------------------------            ----------------         ----------------
           2000                   5.89 - 6.94                              -                2,471,552
           2001                   5.80 - 6.94                      4,346,552                3,346,552
           2002                   6.06 - 6.94                      2,221,551                3,221,551
           2003                   6.41 - 6.53                      7,125,000                  125,000
           2004                   6.41 - 6.45                        125,000                  125,000
           2005                          7.53                        224,850                  224,850
        Thereafter                5.07 - 7.52                     10,736,500                8,736,500
                                                            ----------------         ----------------
                                                            $     24,779,453         $     18,251,005
                                                            ================         ================

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company's stock in FHLB and its qualifying first mortgage loans with principal balances of $75,035,537 and $53,338,408 at December 31, 2000 and 1999, respectively. Total credit available from the FHLB for short- or long-term borrowing at December 31, 2000 was approximately $68,500,000.

________________________________________________________________________________

Note  9 -  Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

                                                                                  2000                     1999
                                                                           ---------------          ---------------
Current tax expense                                                        $       573,250          $       454,341
Deferred tax expense (benefit)                                                    (324,599)                  67,000
                                                                           ---------------          ---------------
                                                                           $       248,651          $       521,341
                                                                           ===============          ===============

The effective income tax rates for 2000 and 1999 were 17.5% and 31.1%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

                                                                                 2000                     1999
                                                                          ----------------         ----------------
Income taxes at statutory federal rate                                    $        483,150         $        569,067
Increases (decreases) resulting from:
     Tax exempt interest, net                                                     (316,735)                (159,014)
     State income taxes, net of federal benefit                                     41,382                   50,475
     Goodwill amortization                                                          24,993                        -
     Other                                                                          15,861                   60,813
                                                                          ----------------         ----------------
                                                                          $        248,651         $        521,341
                                                                          ================         ================

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  9 -  Income Tax Matters (Continued)

Deferred tax assets and liabilities arising from temporary differences at December 31, 2000 and 1999 are summarized as follows:

                                                                                 2000                    1999
                                                                          ----------------         ----------------
Deferred tax assets relating to:
     Bad debt reserves                                                    $        581,509         $        299,636
     Net unrealized loss on securities available for sale                                -                  144,497
     Deferred compensation                                                         139,467                   44,307
     Other                                                                          63,756                        -
                                                                          ----------------         ----------------
          Total deferred tax asset                                                 784,732                  488,440
                                                                          ----------------         ----------------

Deferred tax liabilities relating to:
     Net unrealized gain on securities available for sale                         (346,194)                       -
     Property and Equipment                                                       (234,021)                 (88,813)
     Deferred loans fees and costs                                                (125,192)                (152,673)
     Basis difference in equity investment                                         (31,200)                 (31,200)
     Other                                                                               -                  (23,497)
                                                                          ----------------         ----------------
          Total deferred tax liability                                            (736,607)                (296,183)
                                                                          ----------------         ----------------

          Net deferred tax asset                                          $         48,125         $        192,257
                                                                          ================         ================

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

________________________________________________________________________________

Note  10  -  Commitments And Contingencies

Financial Instruments With Off-Balance-Sheet Risk
-------------------------------------------------

The subsidiary banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The subsidiary banks' risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2000 and 1999, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                                                   2000                    1999
                                                           ------------------        ----------------
          Commitments to extend credit                     $       23,116,008             $18,308,449
          Credit card commitments                                   4,805,964               4,805,631
          Standby letters of credit                                   671,854               1,061,520
                                                           ------------------        ----------------
                                                           $       28,593,826        $     24,175,600
                                                           ==================        ================

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  10  -  Commitments And Contingencies (Continued)

Contingencies
-------------

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial Instruments With Concentration Of Credit Risk
-------------------------------------------------------

The bank subsidiaries make commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly and Anson counties. A substantial portion of the Company's customers' ability to honor their contracts is dependent on the business economy in these counties.

Although the Company's composite of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Company's policies for real estate lending require collateralization with 20% equity or that the loan be underwritten to conform to Fannie-Mae guidelines that would allow securitization and/or sale of the loans. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

________________________________________________________________________________

Note  11 -  Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to such groups totaled $6,994,234 and $7,307,703 at December 31, 2000 and 1999, respectively, as summarized below.

                                           2000               1999
                                       ------------      -------------

     Balance, beginning                $  7,307,703      $   6,041,429
     Loans made                           4,026,115          5,020,231
     Payments received                   (4,220,714)        (4,107,133)
     Changes in composition              (  118,870)           353,176
                                       ------------      -------------
     Balance, ending                   $  6,994,234      $   7,307,703
                                       ============      =============

At December 31, 2000, the Banks had pre-approved but unused credit lines totaling approximately $1,066,064 to executive officers, directors and their affiliates.

________________________________________________________________________________

Note 12  -  Regulatory Matters

The Company, and its bank subsidiaries, are subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that reserves on deposit liabilities be maintained in the form of vault cash or noninterest-bearing deposits with the Federal Reserve Bank.

North Carolina law prohibits Uwharrie Capital Corp from making any distributions to shareholders, including the payment of cash dividends, which would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. At December 31, 2000, Uwharrie Capital Corp had consolidated shareholders' equity of $19,182,120.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 12  -  Regulatory Matters (Continued)

The Company and its subsidiary banks are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Each must meet specific capital guidelines that involve quantitative measure of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices which measure Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to average assets. Quantitative measures established by regulation to ensure capital adequacy and the Company's consolidated capital ratios are set forth in the table below. The Company expects to meet or exceed these minimums without altering current operations or strategy.

                                                                                        Required to be
                                                                                 --------------------------------
                                                                                 Adequately              Well
     Uwharrie Capital Corp                                    Actual             Capitalized        Capitalized
     ------------------------------------------------------------------------------------------------------------
       As of December 31, 2000:

       Total  Capital  (to risk-weighted assets)              12.6%                  8%                  10%
       Tier 1 Capital  (to risk-weighted assets)              11.4%                  4%                   6%
       Tier 1 Capital  (to average assets)                     7.8%                  4%                   5%

       As of December 31, 1999:
       Total  Capital  (to risk-weighted assets)              14.1%                  8%                  10%
       Tier 1 Capital  (to risk-weighted assets)              13.4%                  4%                   6%
       Tier 1 Capital  (to average assets)                     9.4%                  4%                   5%
     ------------------------------------------------------------------------------------------------------------

As of December 31, 2000, the most recent notification from the FDIC categorized both subsidiary banks as being adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2000, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $984,000 as reserves on deposit liabilities.

________________________________________________________________________________

Note  13  -  Stock Matters

Employee Stock Plans
--------------------

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  13  -  Stock Matters (Continued)

Employee Stock Plans (Continued)
--------------------

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in both 2000 and 1999, are as follows:

                                                  2000                                             1999
                                  ------------------------------------------     --------------------------------------------
                                                             Weighted-                                        Weighted-
                                                              Average                                          Average
                                      Number of               Exercise               Number of                 Exercise
                                       Shares                  Price                   Shares                   Price
                                  ---------------       --------------------     ----------------         -------------------
Options outstanding at the
  beginning of the year                   714,192       $               4.25              451,522        $               3.31

Options granted                            25,750                       5.34              322,638                        5.28

Options exercised                        (114,726)                      2.98              (58,504)                       2.67

Forfeitures                               (80,377)                      5.16              ( 1,464)                       4.41
                                  ---------------       --------------------     ----------------        --------------------

Options outstanding at the
  end of the year                         544,839       $               4.44              714,192        $               4.25
                                  ===============       ====================     ================        ====================

Options exercisable at the
  end of the year                         340,613       $               4.57              384,645        $               4.01
                                  ===============       ====================     ================        ====================

At December 31, 2000, there were options for 544,839 shares outstanding with a weighted-average remaining term of 7.5 years and an exercise price of between $2.61 and $5.34 per share. At December 31, 2000, 340,613 optioned shares were exercisable at prices between $2.61 and $5.34 per share for a total of $1,558,000. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to additional paid-in capital. No income or expense has been recognized in connection with the grant or exercise of these options.

As permitted by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for 2000 and 1999 would have been affected as set forth below:

                                                 As Reported                                    Pro Forma
                                  ----------------------------------------     -----------------------------------------
                                           2000                   1999                  2000                    1999
                                  -----------------     ------------------     -----------------      ------------------
Net Income                               $1,172,379             $1,152,384            $1,065,227                $966,065

Net Income Per Share:
  Basic                                  $      .21             $      .21            $      .19                $    .18
  Assuming Dilution                      $      .21             $      .21            $      .19                $    .18

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

________________________________________________________________________________

Note  13  -  Stock Matters (Continued)

Employee Stock Plans (Continued)
--------------------

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for 2000 and 1999, respectively; a risk-free interest rate of 5.5%, a dividend yield of 0%, an expected life equal to 60% and 70% of the term of the option, and a volatility ratio of 13% and 14%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.


Stock Repurchase Program
------------------------

On February 21, 1995, the Company's Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company's common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 80,897 shares during 2000 and 176,099 shares during 1999 with an aggregate purchase price of $444,934 and $968,545, respectively.

________________________________________________________________________________

Note 14  -  Employee and Director Benefit Plans

Employees' Savings Plus and Profit Sharing Plan
-----------------------------------------------

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 1,000 hours or more are eligible to participate upon completion of one year of employment.

The Company's annual contribution to the plan was $103,597 in 2000 and $67,519 in 1999, determined as follows:
     .  One percent of each participant's compensation.
     .  A matching contribution equivalent to 100% of the first 5% of each associate's compensation contributed to the plan.
     . A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.


Directors' Deferred Compensation Plan
-------------------------------------

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $158,234 and $121,826 at December 31, 2000 and 1999, respectively.


Employee Stock Ownership Plan
-----------------------------

The Company established an Employee Stock Ownership Plan ("ESOP") to benefit all qualified employees. The ESOP purchased 224,726 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2000, the outstanding balance of the loan is $1,133,347 and is presented as a reduction of stockholders' equity.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                  Notes To Consolidated Financial Statements

================================================================================

Note 14 - Employee and Director Benefit Plans (Continued)

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

Expenses of $103,807 and $32,041 during the years ended December 31, 2000 and 1999, respectively have been incurred in connection with the ESOP. At December 31, 2000, 24,970 shares held by the ESOP have been released or committed to be released to the ESOP's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.2 million at December 31, 2000.

--------------------------------------------------------------------------------

Note 15 - Acquisition of Anson Bank & Trust Co.

Acquisition of Anson Bank & Trust Co.
-------------------------------------

In 1999 the Company announced the signing of an agreement to acquire Anson BanCorp, Inc. and its wholly-owned subsidiary, Anson Savings Bank. Anson Savings Bank is a state chartered savings bank that operates a full service banking location in Wadesboro, North Carolina. The acquisition closed on January 19, 2000, with the acquisition cost of approximately $10.2 million paid principally in cash. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. This business combination is being accounted for using the purchase method. Accordingly, Anson's results of operations since the acquisition date are included in the accompanying 2000 consolidated statement of operations.

A summary of assets acquired and liabilities assumed is as follows:

          Assets acquired:
           Cash and due from banks                            $         201,341
           Interest-bearing deposits with bank                        6,122,595
           Federal funds sold                                           550,000
           Investment securities available for sale                   4,897,640
           Loans, net                                                11,651,378
           Premises and equipment                                       642,157
           Interest receivable                                           61,392
           Goodwill                                                   1,136,586
           Other assets                                                 326,598
                                                              -----------------
                          Total assets acquired                      25,589,687
                                                              -----------------
          Liabilities assumed:
           Deposits                                                  14,178,644
           Other liabilities                                          1,218,398
                                                              -----------------
                                                                     15,397,042
                                                              -----------------

          Net acquisition cost paid principally in cash       $      10,192,645
                                                              -----------------

The goodwill recorded in connection with this transaction is being amortized over fifteen years using the straight-line method. Amortization expense of $72,350 was recorded during the year ended December 31, 2000.

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

================================================================================

Note 16 - Fair Values Of Financial Instruments And Interest Rate Risk

At December 31, 2000, Stanly and Anson had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value. See Note 10.

It should be noted that the estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the
Company.   The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

                                                                    2000                                 1999
                                                         ----------------------------         ----------------------------
                                                         Carrying          Estimated          Carrying          Estimated
(In thousands)                                            Amount           Fair Value          Amount           Fair Value
----------------------------------------------------------------------------------------------------------------------------
Financial Assets
Cash and due from banks, interest-bearing               $     6,293        $     6,293        $    7,700         $     7,700
 deposits with banks, and federal funds sold
Securities available for sale                                36,262             36,262            35,727              35,727

Variable rate loans                                          86,416             86,416            69,129              69,129
Other loans                                                  91,020             90,362            70,966              70,186
                                                        -----------        -----------        ----------         -----------
       Total loans                                          177,436            176,778           140,095             139,315
                                                        -----------        -----------        ----------         -----------

Accrued interest receivable                                   1,392              1,392             1,104               1,104

----------------------------------------------------------------------------------------------------------------------------

Financial Liabilities
Deposits
    Non-interest bearing                                $    19,160        $    19,160        $   17,062         $    17,062
    Variable rate, payable on demand                         70,917             70,917            66,443              66,443
    Fixed-rate time certificates of deposit                  64,107             64,246            51,317              51,241
                                                        -----------        -----------        ----------         -----------
       Total deposits                                   $   154,184        $   154,323        $  134,822         $   134,746
                                                        -----------        -----------        ----------         -----------

Short-term borrowing                                         28,792             28,792            21,739              21,739
Long-term debt                                               24,779             24,690            18,251              18,293
Accrued interest payable                                        417                417               220                 220

----------------------------------------------------------------------------------------------------------------------------

Interest Rate Risk
------------------

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

--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

================================================================================

Note 17 - Recent Accounting Standards

Recent Accounting Pronouncements
--------------------------------

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to either offset related results on hedged items in the income statement or be accumulated in other comprehensive income. The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this statement on January 1, 2000 did not materially affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS no. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without changes. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. Management anticipates that this statement will not materially affect the Company's financial statements.

================================================================================

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                            Selected Financial Data

================================================================================
        In Thousands Except Per Share And Shares Outstanding Information
--------------------------------------------------------------------------------

                                             2000           1999          1998           1997         1996
                                          ----------     ----------    ----------    ----------    ----------
Summary of Operations
---------------------
Interest Income                           $   17,080     $   13,027    $   11,898    $   11,019    $   10,040
Interest Expense                               8,953          5,672         5,192         4,879         4,511
                                          ----------     ----------    ----------    ----------    ----------
Net Interest Income                            8,127          7,355         6,706         6,140         5,529
Provision for Loan Losses                        931            210           119           183           137
Noninterest Income                             2,746          1,428         1,519         1,491         1,361
Noninterest Expense                            8,521          6,900         6,214         5,722         5,277
Income taxes                                     249            521           587           540           451
                                          ----------     ----------    ----------    ----------    ----------
Net Income                                $    1,172     $    1,152    $    1,305    $    1,186    $    1,025
                                          ==========     ==========    ==========    ==========    ==========
Per Common Share
----------------
Net Income - Basic (1)                          $.21           $.21          $.27          $.25          $.21
Net Income - Diluted (1)                         .21            .21           .26           .24           .21
Cash dividends                                   N/A            N/A           N/A           N/A           .10
Book Value (1)                                  3.34           3.08          3.04          2.65          2.39

Weighted Average Shares
   Outstanding:
       Basic (1)                           5,494,928      5,417,467     4,880,631     4,838,241     4,864,246
       Diluted (1)                         5,648,749      5,513,967     5,004,963     4,947,830     4,864,246

-------------------------------------------------------------------------------------------------------------

   Selected year-end balances
   --------------------------
   Assets                                 $  228,456     $  192,717    $  167,386    $  145,704    $  133,876
   Loans                                     177,436        140,095       132,301       113,985       100,852
   Securities                                 36,262         35,727        24,075        23,847        25,220
   Deposits                                  154,184        134,823       139,246       116,905       104,599
   Borrowed funds                             53,571         39,990        11,620        15,584        17,421
   Shareholders' equity                       19,182         17,061        15,698        12,534        11,303

   Selected average balances
   -------------------------
   Assets                                 $  218,780     $  172,811    $  153,006    $  140,508    $  128,193
   Loans                                     165,276        134,044       117,442       107,696        97,201
   Securities                                 38,079         28,720        26,322        25,577        23,594
   Deposits                                  151,721        135,579       126,493       111,593       101,638
   Borrowed funds                             47,313         19,501        13,016        16,482        14,893
   Shareholders' equity                       17,906         16,632        13,497        11,818        11,123

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1996 through 2000 have been adjusted to reflect a 3% stock dividend issued in 2000 and in 1999, a 100% stock dividend issued in 1998, a 5% stock dividend issued in 1997 and a 3% stock dividend issued in 1996.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

================================================================================

Operating results and the Company's financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and related footnotes appearing on pages 6 - 30. References to changes in assets and liabilities represent end of period balances unless otherwise noted.

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


Earnings Overview

Uwharrie Capital Corp (the "Company") experienced outstanding asset growth of $35.7 million during 2000, an increase of 18.5%. This growth produced an improvement in net interest income of $772 thousand when comparing the two years, an increase of 10.5%. This growth, however, has come to us at a cost. During the year 2000, total loans increased significantly from $140.1 million at December 31, 1999 to $177.4 million at the end of 2000, representing a 26.6% growth. While management strongly feels that this growth was accomplished with quality assets, it was necessary to increase loss reserves based upon the higher
balance of loans outstanding.   The Company's record of asset quality and loan
loss experience would support its methodology for determining loss reserves based on its historical good experience. However, Bank regulators have concerns about the slowing economy and the potential for credit problems in such an environment. The regulators have asked that we maintain our level of reserves at a minimum of 1.00% of outstanding loans. This required additional loan loss provision expense of approximately $545 thousand in 2000 above the amount computed using our standard methodology for calculating the reserve.

The Company produced consolidated tax-equivalent income, before income taxes and non-recurring transactions, of $2.4 million in the twelve months ended December 31, 2000, compared to $2.4 million in 1999. During 2000, non-recurring transactions included additional provision for loan loss reserve of approximately $545 thousand and write-down of an investment of $125 thousand. The Company's primary bank subsidiary implemented a tax savings transaction in December 1999 that resulted in realized losses from sales of investment securities of $531 thousand. The transaction reduced the Company's net income by $325 thousand in 1999 but resulted in tax savings of approximately $206 thousand. The proceeds from the sale of taxable securities were reinvested in non-taxable municipal securities, which resulted in increased interest income in year 2000.

The acquisition of Anson BanCorp, Inc. ("Anson"), completed in January 2000, provided assets of $25.6 million and contributed to the increase in net interest
income, which improved by 10.5%.   Income from service charges, other service
fees and commissions increased from $1.8 million to $2.2 million when comparing the two years, an increase of $387 thousand or 21.0%. Noninterest expenses increased by $1.6 million or 23.5%, attributable to additional normal increase in costs associated with growth of the Company and the acquisition of Anson.

Net income for the years ended 2000 and 1999 and certain key financial performance ratios are reflected below:

                                                   2000          1999
      ------------------------------------------------------------------

      Net Income                                $1,172,379    $1,152,384
      Return on average assets                         .54%          .67%
      Return on average equity                        6.55%         6.93%
      Average equity to average assets                8.18%         9.62%

      ------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

================================================================================

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


Net Interest Income

The Company's major source of revenue is net interest income, which is the excess of interest income earned on loans and securities over interest expense paid on deposits and borrowings. Net interest income, as reflected on the consolidated income statement, increased by $772 thousand or 10.5% for the year ended December 31, 2000, compared to the prior year. This improvement was produced by an increase in interest income generated by growth in the loan and investment portfolios. Yields on loans during 2000 were 8.80% compared to 8.32% in 1999, however, cost of funds also increased during this period. Net interest margin expressed as a percentage of earnings assets was essentially unchanged for Stanly in 2000 compared to 1999. However, because of Anson's lower interest rate margin, the consolidated margin decreased from 4.61% to 4.18%.

Taxable securities produced income of $1.7 million and reflected a yield of 6.94%, during the twelve months of 2000 compared to $1.5 million with a yield of 6.51%, during the same period of 1999. This improvement is due primarily to higher balances and improved yields on new investments acquired through securitization of bank loans and the disposal of some taxable securities at lower yields in the December 1999 tax swap strategy.

Non-taxable securities produced revenue of $791 thousand and reflected a yield of 8.68% on a tax equivalent basis during the twelve-month period compared to $327 thousand with a tax equivalent yield of 8.98% in 1999. Interest income from non-taxable securities was higher in 2000 due to sale of taxable securities and reinvestment in non-taxable securities in the December 1999 transaction.

Interest expense on deposits increased by $1.3 million or 28.5%, compared to 1999, due to higher average balances, including the deposits acquired in the Anson acquisition, and a higher interest rate environment. The weighted average rate paid on interest-bearing deposits was 4.46% in 2000 compared to 3.89% in 1999.

Growth in deposits continues to be slow and lags behind asset growth. Accordingly, the Company experienced an increase in borrowed funds of $13.6 million. Interest expense on borrowed funds increased by $2.0 million. Average short-term borrowed funds increased by $15.6 million and reflected an average cost of 6.38% in 2000, compared to an average cost of 4.60% in 1999. Average long-term debt increased by $12.2 million and reflected an average cost of 6.31% in 2000 compared to 6.03% in the previous twelve months.

The Company's net interest margin, the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, decreased in 2000 compared to 1999, reflecting margins of 4.18% and 4.61%, respectively. The primary factors in current change in margin is the increased dependence on borrowed funds, which are generally higher in cost than deposits, a rising interest rate environment in 2000, and a strongly competitive local market for deposit dollars. A stable margin reflects the Company's ability to manage the mix and pricing of its interest-bearing assets and liabilities to minimize the effect of interest rate changes on its balance sheet and the resulting net interest income. Maintaining a stable margin is more difficult during periods of changing rates and financial institutions in general have experienced decline in margins.

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

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

--------------------------------------------------------------------------------


Balance Sheet Analysis

The Company's loan demand remained strong in 2000, primarily in mortgage and commercial loans. Gross outstanding loans at December 31, 2000 totaled $177.4 million, $37.3 million greater than at December 31, 1999. In addition to $11.7 million in loans acquired from Anson, the bank subsidiaries produced net loan growth of $38.5 million or 27.5% and subsequently sold a total of $12.9 million through securitization and sale in the cash market of conforming mortgage loans.

Investment securities, net of unrealized losses, totaled $36.3 million at December 31, 2000 compared to $35.7 million at this period end in 1999, an increase of $535 thousand or 1.5%.

During 2000, customer deposits increased by $19.4 million, including $14.2 million acquired from Anson. The growth in deposits of $5.2 million or 3.8% reflects a current industry trend of relatively flat deposit growth as investors continue to invest in other financial markets. Other funding sources utilized during 2000 included securities sold under repurchase agreements, Master Notes, federal funds, advances from Federal Home Loan Bank and a holding company line of credit. At December 31, 2000, these other funding sources totaled $53.6 million compared to $40.0 million at the end of the prior year.


Nonperforming Assets

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, remain at a level below the peer group averages, reflective of the Company's ongoing commitment to maintaining asset quality. Nonaccrual loans at December 31, 2000 were $169 thousand compared to $317 thousand at December 31, 1999. Foreclosed real estate totaled $85 thousand at year-end 2000 and $114 thousand at year-end 1999. The ratio of nonperforming assets to total loans at the end of each period was .14% and .31%, respectively.


Provision and Allowance for Loan Losses

The Company uses a rating method to determine an adequate level of allowance for loan losses, which additionally provides early detection of problem loans. This identification process begins with management's assessment of credit reviews, payment histories of borrowers, loan-to-value ratio, and identified weakness in the credit. The loans are graded and management establishes a standard percentage to reserve for each rating. Included in the calculation are loans previously identified by examiners as loss, doubtful or substandard.

The transactions in the allowance for loan losses are summarized in Note 4 to the consolidated financial statements. The ratio of net charge-offs to average loans outstanding is currently an excellent ratio compared to bank peers, and reflected .15% in 2000 and .28% in 1999.

Loan loss provision expense during 2000 was $931 thousand compared to $210 thousand for 1999. The increase in the amount funded to the reserve in 2000, compared to 1999, can be attributed to growth in loans, management's assessment of risk in the portfolio and commitment to bank regulators to maintain a reserve of at least 1.00% of total loans. The ratio of the loan loss reserve to total loans was 1.01% at December 31, 2000 and .71% at December 31, 1999.


Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains (losses), increased by $659 thousand in the twelve months ended December 31, 2000 compared to 1999, an increase of 33.6%.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

--------------------------------------------------------------------------------

The principal component of noninterest income, service charges on deposit accounts, amounted to $1,191 thousand in 2000 compared to $1,060 thousand in 1999, which represents an increase of $131 thousand or 12.4%. Another factor with significant influence to this category are the brokerage, investment advisory and insurance subsidiaries, which contributed commission and fee income of $630 thousand in 2000 and $467 thousand in 1999. Other commissions and fees from the banking subsidiaries in these two periods were $412 thousand and $319 thousand, respectively.

Income from the sale of conforming mortgages totaled $218 thousand in 2000, compared to $42 thousand in 1999. Gain (loss) on the sale of securities reflected $128 thousand in income during 2000 compared to $529 thousand loss primarily from the bond swap in 1999. All other income in the noninterest income category amounted to $166 thousand in 2000 and $69 thousand in 1999.


Noninterest Expense

For the twelve months ended December 31, 2000 compared to the same period of 1999, noninterest expenses totaled $8.5 million and $6.9 million, respectively, an increase of $1.6 million or 23.5%, attributable to additional normal increase in costs associated with growth of the Company and the acquisition of Anson.

Personnel costs continue to be the largest component of noninterest expense, increasing by $801 thousand or 21.2%, due to merit salary increases, additional staff, including Anson, and associated benefits cost.

Occupancy expense increased by $74 thousand or 25.6% in 2000 compared to 1999. Data processing costs increased 27.9%, reflecting expenses of $609 thousand and $476 thousand in the two periods, respectively. Equipment expense includes the cost of depreciation and maintenance associated with furniture, network computers, PC workstations, other banking equipment and the amortization of technology related and other software. These expenses, which totaled $600 thousand in 2000 and $659 thousand in 1999, reflect a decrease of $59 thousand or 8.9%.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses remained relatively stable when comparing the two periods. The most significant of these expenses are professional fees, marketing and stationery and supplies. Expenses for professional fees, which include accounting, outside services, consulting and legal expenses, decreased by $23 thousand compared to the prior year. Marketing, including the cost of advertising, sales promotion, public relations, donations and business development, totaled $390 thousand in 2000 compared to $254 thousand in 1999 and included marketing materials and an advertising campaign for Anson. Total expenditures for stationery and supplies were $224 thousand and $195 thousand, respectively.


Capital Resources

The Company continues to maintain good capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth.

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3%.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

--------------------------------------------------------------------------------

Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 12 to the Consolidated Financial Statements reflects the Company's capital ratios.


Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2000 and in 1999.


Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense calculated for 2000 totaled $249 thousand, an effective tax rate of 17.5%, compared to $521 thousand for 1999, an effective tax rate of 31.1%. This significant reduction in tax for 2000 is reflective of improved tax exempt earnings resulting from the bond tax swap strategy implemented in December 1999 when the Company exchanged taxable securities for tax exempt municipal bonds.


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

Other funding sources at year-end included $17.0 million in federal funds lines of credit from correspondent banks and approximately $68.5 million available line of credit from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2000, borrowings from federal funds lines amounted to $2.0 million and advances from the Federal Home Loan Bank at that date consisted of $15.0 million in short-term debt and $24.8 million in long-term debt.


Interest Rate Sensitivity

The major component of income for the Company is net interest income, the difference between yield earned on assets and interest paid on liabilities. This differential or margin can vary over time as changes in interest rates occur. The volatility of changes in this differential can be measured by the timing (or repricing) difference between maturing assets and liabilities.

                    UWHARRIE CAPITAL CORP AND SUBSIDIARIES

          Management's Discussion And Analysis Of Financial Condition
                           And Results Of Operations

--------------------------------------------------------------------------------

To identify interest rate sensitivity, a common measure is a gap analysis which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2000 is reflected in Financial Table 3 at page 39. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

Year 2000

The Company's management is pleased that business continued as normal without adverse impact to the Company during the critical date change. The Company continued to monitor external entities during the past year to assure that they had not experienced any Year 2000 problems that could impact their relationship with the Company.

Financial Table 1
-----------------

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
(In thousands)

                                                         2000                                              1999
                                      --------------------------------------------     --------------------------------------------
                                                       Interest          Average                         Interest          Average
                                         Average        Income/          Yield/          Average          Income/           Yield/
                                         Balance        Expense          Rate (1)         Balance          Expense          Rate (1)
                                      --------------------------------------------     --------------------------------------------
Interest Earning Assets
Taxable securities                      $ 24,064          $ 1,669             6.94%      $ 23,117          $ 1,505             6.51%
Non-taxable securities                    14,015              791             8.68          5,603              327             8.98
Short-term investments                     1,173               82             6.99            725               38             5.25
Loans, gross (2)                         165,276           14,538             8.80        134,044           11,157             8.32
                                      --------------------------------------------     --------------------------------------------
Total interest-earning assets            204,528           17,080             8.56        163,489           13,027             8.08
                                      --------------------------------------------     --------------------------------------------

Non-earning Assets
Cash and due from banks                    5,035                                            4,202
Premises and equipment, net                4,066                                            3,277
Interest receivable and other              5,151                                            1,843
                                      ----------                                       ----------
Total non-earning assets                  14,252                                            9,322
                                      ----------                                       ----------

Total assets                            $218,780                                         $172,811
                                      ==========                                       ==========

Interest-bearing liabilities
Savings deposits                        $ 39,823            1,734             4.35       $ 36,507            1,355             3.71
Transaction and MMDA deposits             32,147              831             2.58         28,929              622             2.15
Other time deposits                       61,612            3,386             5.50         53,566            2,655             4.96
                                      --------------------------------------------     --------------------------------------------
   Total deposits                        133,582            5,951             4.46        119,002            4,632             3.89
Short-term borrowed funds                 25,168            1,605             6.38          9,538              439             4.60
Long-term debt                            22,145            1,397             6.31          9,963              601             6.03
                                      --------------------------------------------     --------------------------------------------
Total interest-bearing liabilities       180,895            8,953             4.95        138,503            5,672             4.10
                                      --------------------------------------------     --------------------------------------------

Noninterest liabilities
Transaction deposits, interest
  payable and other                       19,979                                           17,676
                                      ----------                                       ----------
Total liabilities                        200,874                                          156,179
                                      ----------                                       ----------


Shareholders' equity                      17,906                                           16,632
                                      ----------                                       ----------
Total liabilities and
  shareholders' equity                  $218,780                                         $172,811
                                      ==========                                       ==========

Interest rate spread                                                          3.61%                                            3.98%
                                                                      ============                                     ============

Net interest income and net
  interest margin                                         $ 8,127             4.18%                        $ 7,355             4.61%
                                                     ============     ============                     ===========     ============

1) Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2) Nonaccrual loans are included in loans, net of unearned income.

Financial Table 2
-----------------

VOLUME AND RATE VARIANCE ANALYSIS
(In thousands)

                                                                                   2000 Compared to 1999
                                                                ----------------------------------------------------------
                                                                     Income/                       Variance
                                                                     Expense                    Attributable to
                                                                                     -------------------------------------
                                                                    Variance              Volume                 Rate
                                                                  -------------      -----------------       -------------
Earning Assets

Taxable securities                                                       $  164                 $   63               $ 101
Non-taxable securities                                                      464                    479                 (15)
Short-term investments                                                       44                     28                  16
Loans, gross                                                              3,381                  2,713                 668
                                                                ---------------    -------------------     ---------------

Total earning assets                                                      4,053                  3,283                 770
                                                                ---------------    -------------------     ---------------

Interest-bearing liabilities

Savings deposits                                                            379                    130                 249
Transaction and MMDA deposits                                               209                     74                 135
Other time deposits                                                         731                    423                 308
Short-term borrowed funds                                                 1,166                    890                 276
Long-term debt                                                              796                    766                  30
                                                                ---------------    -------------------     ---------------

Total interest-bearing liabilities                                        3,281                  2,283                 998
                                                                ---------------    -------------------     ---------------

Net Interest Income                                                      $  772                 $ 1000               $(228)
                                                                ===============    ===================     ===============

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

Financial Table 3
-----------------

INTEREST RATE GAP
(Dollars in thousands)

                                    1 - 90            3 - 6          6 - 12
                                      Day             Month           Month         1 - 5 Year     >5 Year        Total
                                    Position         Position        Position        Position      Position      Position
                                    --------         --------        --------        --------      --------      --------
Interest-Earning Assets
Due from banks                       $    600         $      -        $      -      $      -        $     -       $    600
Federal funds sold                          -                -               -             -              -              -
Investment securities                   2,601              456             912        10,364         19,560         33,893
FHLB and other stock                        -                -               -             -          2,369          2,369
Variable rate loans                    85,806              237             373             -              -         86,416
Fixed rate loans                        2,682            2,776           7,417        44,266         33,879         91,020
                                   ----------       ----------       ---------      --------       --------      ---------

Total interest-earning assets          91,689            3,469           8,702        54,630         55,808        214,298
                                   ----------       ----------       ---------      --------       --------      ---------

Interest-Bearing Liabilities
Deposits                               65,685           15,635          14,955        29,072          9,677        135,024
Short-term borrowed funds              28,792                -               -             -              -         28,792
Long-term debt                         14,274            1,024           2,048         2,347          5,086         24,779
                                   ----------       ----------       ---------      --------       --------      ---------

Total interest-bearing
 liabilities                          108,751           16,659          17,003        31,419         14,763        188,595
                                   ----------       ----------       ---------      --------       --------      ---------

Interest sensitivity GAP per
   period                            $(17,062)        $(13,190)       $ (8,301)     $ 23,211        $41,045       $ 25,703
                                   ==========       ==========       =========      ========       ========      =========

Cumulative interest
 sensitivity  GAP                    $(17,062)        $(30,252)       $(38,553)     $(15,342)       $25,703       $ 25,703
                                   ==========       ==========       =========      ========       ========      =========

Ratios
Cumulative gap as a percentage
   of total interest-earning
   assets                               (7.96%)         (14.12%)        (17.99%)       (7.16%)        11.99%         11.99%
Cumulative interest-earning
   Assets as a percentage of
   Interest-bearing liabilities         84.31%           75.88%          72.93%        91.17%        113.63%        113.63%

---------------------------------------------------------------------------------------------------------------------------

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


Ronald T. Burleson                      W. Chester Lowder                         George T. Reaves
Partner                                 Director of Dairy and Beef                Retired - Vice President Traffic and
Thurman Burleson & Sons Farm              Programs and Assistant Director           Transportation
                                          of Natural Resources                    Collins & Aikman Corporation
                                        N.C. Farm Bureau Federation
Bill C. Burnside, D.D.S.                President - Fork L. Farm, Inc.
Dentist and Owner                                                                 A. James Russell
Bill C. Burnside, D.D.S                                                           Construction Manager
                                        Buren Mullis                              J.T. Russell & Sons, Inc.
                                        Retired - Vice President and
Gail C. Burris                            General  Manager
Owner and Manager                       Sundrop Bottling Company, Inc.            B. A. Smith, Jr.
Rosebriar Restaurant                                                              Retired - Pilot and Base
                                                                                    Commander
                                        John P. Murray, M.D.                      United States Air Force
David M. Jones, D.V.M.                  Retired - Physician
Director of the North Carolina          Albemarle Ear, Nose and Throat            Douglas V. Waddell
Zoological Park in Asheboro                                                       Retired - Automotive Dept.
                                                                                    Manager
Kyle H. Josey                                                                     Sears Roebuck and Co.
Owner, Josey & Josey Accountants

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