Form 10KSB, Exhibit 13
period 2001-12-31
UWHARRIE CAPITAL CORP
filed 2002-03-27
CIK 898171

                                   EXHIBIT 13

                               2001 Annual Report

                              Uwharrie Capital Corp

                                      2001

                          ANNUAL REPORT TO SHAREHOLDERS

                      [This page left blank intentionally]

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                             Description of Business

Uwharrie Capital Corp (the "Company") is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage brokerage company. The Company also owns a non-bank subsidiary, Strategic Investment Advisors, Inc.

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

Depository services offered by Bank of Stanly and Anson Bank & Trust Co. include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers' needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard(R) credit cards and a Visa(R) Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the STAR(R) and CIRRUS(R) networks regionally and worldwide, respectively.

The Strategic Alliance Corporation (Strategic Alliance(R)) and BOS Agency, Inc., (BOS Insurance Agency) provide broker-dealer services and insurance products, respectively. Strategic Alliance(R) is a broker-dealer and member of the National Association of Securities Dealers, Inc. ("NASD"). Securities offered through Strategic Alliance(R) include mutual funds, stocks and bonds. BOS Insurance Agency serves the risk management needs of customers and provides life, long-term health care, Medicare supplement, annuities and other insurance products. Strategic Investment Advisors, Inc., provides portfolio management services to its customers.

The Strategic Alliance Corporation. Member NASD/SIPC.
 Products offered through The Strategic Alliance Corporation and BOS Agency, Inc., are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested.
Bank of Stanly.  Member FDIC.  Equal Housing Lender.
Anson Bank & Trust Co.  Member FDIC. Equal Housing Lender.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                              Financial Highlights

                                                                                      Percent
(Dollars in thousands except per share amounts)              2001          2000       Increase
----------------------------------------------------------------------------------------------
For the year:
Net Income                                                $    1,705    $    1,172     45.5%
   Net income per common share - basic (1):               $      .30    $      .21     42.9%
Cash dividends paid (2):
   Total                                                           6             5     20.0%
   Per common share                                               --            --      N/A
Weighted average common shares outstanding - basic (1):    5,683,121     5,659,776      .4 %

----------------------------------------------------------------------------------------------
At year-end:
Total assets                                              $  238,768    $  228,456      4.5%
Total earning assets                                         219,803       214,298      2.6%
Loans, net of unearned income                                185,610       177,436      4.6%
Total interest-bearing liabilities                           192,077       188,595      1.8%
Shareholders' equity                                          20,556        19,182      7.2%
Book value per share (1)                                  $     3.50    $     3.34      4.8%

----------------------------------------------------------------------------------------------
Averages for the year:
Total assets                                              $  230,926    $  218,780      5.6%
Total earning assets                                         213,735       204,528      4.5%
Loans, net of unearned income                                177,531       165,276      7.4%
Total interest-bearing liabilities                           188,630       180,895      4.3%
Shareholders' equity                                          19,988        17,906     11.6%

----------------------------------------------------------------------------------------------
Financial Ratios (in percentage):
Return on average assets                                         .74%          .54%
Return on average shareholders' equity                          8.53%         6.55%
Average equity to average assets                                8.66%         8.18%
Net interest margin (fully tax equivalent basis)                4.38%         4.18%
Allowance as % of loans at year-end                             1.17%         1.01%
Allowance as % of nonperforming loans                         198.14%     1,061.32%
Nonperforming assets to loans                                    .64%          .14%
Net charge-offs to average loans                                 .45%          .15%
Dividend payout ratio                                            N/A           N/A

----------------------------------------------------------------------------------------------

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 3% stock dividend in 2001 and in 2000.
2)   Includes cash paid in lieu of fractional shares on stock dividends.

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

Approximately 144,160 shares of stock were traded during 2001. The Company issued a 3% stock dividend in 2001 and in 2000. As of December 31, 2001, the Company had 2,154 shareholders of record.

                          Independent Auditors' Report

--------------------------------------------------------------------------------

                            [LOGO] DIXON ODOM PLLC

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of UWHARRIE CAPITAL CORP AND SUBSIDIARIES (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UWHARRIE CAPITAL CORP AND SUBSIDIARIES as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Odom PLLC
------------------------
Sanford, North Carolina
January 22, 2002

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                2001             2000
                                                            -------------    -------------
Assets
Cash and due from banks                                     $   8,751,172    $   5,693,872
Interest-bearing deposits with banks                            1,944,246          599,582
Investment securities available for sale, at fair value        32,248,501       36,261,613
Loans                                                         185,610,147      177,436,498
Less allowance for loan losses                                  2,180,600        1,795,000
                                                            -------------    -------------
    Net loans                                                 183,429,547      175,641,498
Premises and equipment, net                                     4,955,127        4,166,491
Interest receivable                                             1,247,100        1,391,857
Other assets                                                    6,192,201        4,701,230
                                                            -------------    -------------
    Total Assets                                            $ 238,767,894    $ 228,456,143
                                                            =============    =============

Liabilities and Shareholders' Equity
Deposits:
   Demand, noninterest-bearing                              $  25,047,367    $  19,160,165
   Interest checking and money market accounts                 40,584,438       31,082,305
   Savings accounts                                            41,985,122       39,834,591
   Time deposits, $100,000 and over                            21,099,056       18,806,549
   Other time deposits                                         44,798,997       45,300,440
                                                            -------------    -------------
    Total deposits                                            173,514,980      154,184,050
Federal funds purchased and securities sold under
   repurchase agreements                                        3,252,070        6,333,254
Other short-term borrowed funds                                 6,925,000       22,458,275
Long-term debt                                                 33,432,902       24,779,453
Interest payable                                                  332,959          417,456
Other liabilities                                                 753,878        1,101,535
                                                            -------------    -------------
    Total Liabilities                                         218,211,789      209,274,023
                                                            -------------    -------------

Commitments and contingencies (Note 10)

Shareholders' Equity:
  Common stock, $1.25 par value
     20,000,000 shares authorized; shares issued and
     outstanding of 5,868,174 and 5,742,665, respectively       7,335,217        7,178,331
  Additional paid-in capital                                    7,486,307        7,038,156
  Common stock subscriptions receivable                                --          (13,439)
  Unearned ESOP compensation                                   (1,095,973)      (1,133,347)
  Undivided profits                                             6,339,522        5,574,875
  Accumulated other comprehensive income                          491,032          537,544
                                                            -------------    -------------
    Total Shareholders' Equity                                 20,556,105       19,182,120
                                                            -------------    -------------
       Total Liabilities and Shareholders' Equity           $ 238,767,894    $ 228,456,143
                                                            =============    =============

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                        Consolidated Statements Of Income
                     Years ended December 31, 2001 and 2000

                                                                        2001          2000
                                                                    -----------   -----------
Interest Income
   Loans, including fees                                            $14,918,037   $14,538,010
   Investment securities
     U. S. Treasury                                                      32,290        68,396
     U. S. Government agencies and corporations                       1,075,181     1,440,008
     State and political subdivisions                                   706,115       790,558
     Other                                                              156,613       160,893
   Interest-bearing deposits with banks and federal funds sold          113,825        82,000
                                                                    -----------   -----------

             Total Interest Income                                   17,002,061    17,079,865
                                                                    -----------   -----------

Interest Expense
   Time deposits, $100,000 and over                                   1,109,573     1,034,342
   Other interest-bearing deposits                                    4,498,551     4,916,660
   Federal funds purchased and securities sold under repurchase
       agreements                                                       125,315       321,558
   Other short-term borrowed funds                                      447,397     1,284,078
   Long-term debt                                                     1,831,244     1,396,531
                                                                    -----------   -----------

              Total Interest Expense                                  8,012,080     8,953,169
                                                                    -----------   -----------

Net Interest Income                                                   8,989,981     8,126,696
Provision for loan losses                                             1,178,848       931,114
                                                                    -----------   -----------

             Net Interest Income After Provision For Loan Losses      7,811,133     7,195,582
                                                                    -----------   -----------

Noninterest Income
   Service charges on deposit accounts                                1,436,498     1,190,954
   Other service fees and commissions                                   837,846     1,041,968
   Gains on securities sold                                             439,023       128,919
   Gains on mortgages sold                                              432,454       218,387
   Other income                                                         324,282       166,210
                                                                    -----------   -----------

              Total Noninterest Income                                3,470,103     2,746,438
                                                                    -----------   -----------

Noninterest Expense
   Salaries and employee benefits                                     4,946,391     4,580,518
   Net occupancy expense                                                407,768       362,724
   Equipment expense                                                    620,907       600,222
   Data processing costs                                                695,028       609,056
   Other operating expense                                            2,235,448     2,368,470
                                                                    -----------   -----------

              Total Noninterest Expense                               8,905,542     8,520,990
                                                                    -----------   -----------

Income before income taxes                                            2,375,694     1,421,030
Income taxes                                                            670,635       248,651
                                                                    -----------   -----------

              Net Income                                            $ 1,705,059   $ 1,172,379
                                                                    ===========   ===========

Net Income Per Common Share
   Basic                                                            $       .30   $       .21
   Diluted                                                                  .30           .20

Weighted Average Shares Outstanding
   Basic                                                              5,683,121     5,659,776
   Diluted                                                            5,775,712     5,818,212

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Consolidated Statements Of Changes In Shareholders' Equity
                     Years ended December 31, 2001 and 2000


                                          Common Stock           Additional   Common Stock     Unrealized
                                     ------------------------     Paid-in     Subscriptions       ESOP
                                       Shares        Amount       Capital      Receivable     Compensation
                                     ---------    -----------   -----------  ------------     ------------
Balance, January  1, 2000            5,545,607    $ 6,932,009   $ 6,319,384     $(204,155)     $(1,167,954)

Comprehensive income
   Net income                               --             --            --            --               --
   Other comprehensive
     income
       Change in net unrealized
       gain on securities
       available for sale, net of
       reclassification adjust-
       ments and tax                        --             --            --            --               --

Total comprehensive income

Common stock issued pursuant to:
     Release of ESOP shares                 --             --        69,200            --           34,607

     3% stock dividend                 166,413        208,016       790,462            --               --

     Stock options exercised           111,542        139,427       202,923            --               --

Repurchase of common stock             (80,897)      (101,121)     (343,813)           --               --

Dividends paid - fractional
   shares                                   --             --            --            --               --

Collections of subscriptions
   receivable                               --             --            --       190,716               --
                                    ----------    -----------   -----------     ---------      -----------
Balance, December 31, 2000           5,742,665    $ 7,178,331   $ 7,038,156     $ (13,439)     $(1,133,347)

Comprehensive income
   Net income                               --             --            --            --               --
   Other comprehensive
     income
       Change in net unrealized
       loss on securities
       available for sale, net of
       reclassification adjust-
       ments and tax                        --             --            --            --               --

Total comprehensive income           1,658,547

Common stock issued pursuant to:
     Release of ESOP shares                 --             --        33,352            --           37,374

     3% stock dividend                 169,981        212,476       722,419            --               --

     Stock options exercised            51,542         60,044        93,085            --               --

Repurchase of common stock             (96,014)      (115,634)     (400,705)           --               --

Dividends paid - fractional
   shares                                   --             --            --            --               --

Collections of subscriptions
   receivable                               --             --            --        13,439               --
                                    ----------    -----------   -----------     ---------      -----------

Balance, December 31, 2001           5,868,174    $ 7,335,217   $ 7,486,307     $      --      $(1,095,973)
                                    ==========    ===========   ===========     =========      ===========



                                                  Accumulated
                                                     Other
                                     Undivided    Comprehensive
                                      Profits      Income(Loss)       Total
                                    -----------   -------------    -------------
Balance, January  1, 2000           $ 5,406,374    $  (224,871)    $ 17,060,787

Comprehensive income
   Net income                         1,172,379             --        1,172,379
   Other comprehensive
     income
       Change in net unrealized
       gain on securities
       available for sale, net of
       reclassification adjust-
       ments and tax                         --        762,415          762,415
                                                                   ------------
Total comprehensive income                                              1934794
                                                                   ------------
Common stock issued pursuant to:
     Release of ESOP shares                  --             --          103,807

     3% stock dividend                 (998,478)            --               --

     Stock options exercised                 --             --          342,350

Repurchase of common stock                   --             --         (444,934)

Dividends paid - fractional
   shares                                (5,400)            --           (5,400)

Collections of subscriptions
   receivable                                --             --          190,716
                                    -----------    -----------     ------------
Balance, December 31, 2000          $ 5,574,875    $   537,544     $ 19,182,120

Comprehensive income
   Net income                         1,705,059             --        1,705,059
   Other comprehensive
     income
       Change in net unrealized
       loss on securities
       available for sale, net of
       reclassification adjust-
       ments and tax                         --        (46,512)         (46,512)
                                                                   ------------
Total comprehensive income                                              1658547
                                                                   ------------
Common stock issued pursuant to:
     Release of ESOP shares                  --             --           70,726

     3% stock dividend                 (934,895)            --               --

     Stock options exercised                 --             --          153,129

Repurchase of common stock                   --             --         (516,339)

Dividends paid - fractional
   shares                                (5,517)            --           (5,517)

Collections of subscriptions
   receivable                                --             --           13,439
                                    -----------    -----------     ------------
Balance, December 31, 2001          $ 6,339,522    $   491,032     $ 20,556,105
                                    ===========    ===========     ============

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES
                      Consolidated Statements Of Cash Flows
                     Years ended December 31, 2001 and 2000

                                                                                         2001             2000
                                                                                     ------------     ------------
Operating Activities
  Net income                                                                         $  1,705,059     $  1,172,379
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                        481,304          418,390
      Amortization (accretion) of security premiums (discounts)                            35,763          (11,241)
      Provision for loan losses                                                         1,178,848          931,114
      Amortization of goodwill                                                             76,800           72,350
      Deferred income tax (benefit) expense                                               228,800         (324,599)
      Net realized gain on available for sale securities                                 (439,023)        (128,919)
      Gain on sale of mortgage loans                                                     (432,454)        (218,387)
      Gain on sale of foreclosed properties                                               (26,575)          (3,004)
      Gain on sale of fixed assets                                                         (5,549)              --
      Gain on sale of other assets                                                        (24,000)              --
      Release of ESOP shares                                                               70,726          103,807
      Net change in interest receivable                                                   144,757         (226,873)
      Net change in other assets                                                           (8,197)        (601,931)
      Net change in interest payable                                                      (84,497)         145,215
      Net change in other liabilities                                                    (498,966)        (399,620)
                                                                                     ------------     ------------
                  Net Cash Provided By Operating Activities                             2,402,796          928,681
                                                                                     ------------     ------------
Investing Activities
  Net (increase) decrease in interest-bearing deposits with banks                      (1,344,664)       5,907,009
  Net decrease in federal funds sold                                                           --          550,000
  Proceeds from sales of securities available for sale                                 32,492,596        4,531,330
  Proceeds from maturities and calls of securities available for sale                   2,451,650        9,309,051
  Purchase of securities available for sale                                           (22,431,874)      (2,310,890)
  Net increase in loans made to customers                                             (49,378,187)     (40,806,980)
  Net cash paid for business acquired                                                          --       (9,906,689)
  Proceeds from sales of loans                                                         32,671,866        9,423,002
  Proceeds from sales of fixed assets                                                     406,000               --
  Proceeds from sales of other assets                                                     264,000               --
  Purchase of premises and equipment                                                   (1,670,391)        (585,082)
  Cash surrender value - officers life insurance                                       (1,979,747)              --
  Collection of receivables from prior year securities sales                                   --        2,460,406
  Proceeds from sales of foreclosed real estate                                           158,623           31,566
                                                                                     ------------     ------------
                  Net Cash Used By Investing Activities                                (8,360,128)     (21,397,277)
                                                                                     ------------     ------------
Financing Activities
  Net increase in deposit accounts                                                     19,330,930        5,182,888
  Net decrease in federal funds purchased                                              (1,225,000)        (725,000)
  Net increase (decrease) in securities sold under repurchase agreements               (1,856,184)       1,477,367
  Net increase (decrease) in other short-term borrowed funds                          (15,533,275)       6,300,275
  Proceeds from long-term advances from Federal Home Loan Bank                         20,000,000        9,000,000
  Repayment of long-term advances from Federal Home Loan Bank                         (11,346,551)      (2,471,552)
  Repurchases of common stock                                                            (516,339)        (444,934)
  Proceeds from issuance of common stock                                                  166,568          533,066
  Dividends paid                                                                           (5,517)          (5,400)
                                                                                     ------------     ------------
                  Net Cash Provided By Financing Activities                             9,014,632       18,846,710
                                                                                     ------------     ------------
  Increase (Decrease) in Cash and Due from Banks                                        3,057,300       (1,621,886)
  Cash and Due from Banks at Beginning of Year                                          5,693,872        7,315,758
                                                                                     ------------     ------------
                  Cash and Due from Banks at End of Year                             $  8,751,172     $  5,693,872
                                                                                     ============     ============
Supplemental Disclosures of Cash Flow Information
  Interest paid                                                                      $  7,927,583     $  8,755,642
  Income taxes paid                                                                       931,200          296,200
Supplemental Schedule of Non-Cash Investing and Financing Activities
  Net increase (decrease) in fair value of securities available for sale                  (75,878)         762,415
  Loans securitized into investment securities                                          8,171,878        5,773,627

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

Mortgage Loans Held for Sale
----------------------------

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2001 and 2000, the Company had no mortgage loans held for sale.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (Continued)

Transfers of Financial Assets
-----------------------------

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage Banking Activities
---------------------------

Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans.

As of December 31, 2001 and 2000 the amount capitalized in connection with originating and acquiring the right to service mortgage loans was $635,835 and $389,109, respectively.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $67,141,213 and $39,757,879 at December 31, 2001 and 2000, respectively.

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (Continued)

Stock-Based Compensation
------------------------

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income and net income per share as if the fair value based method of accounting had been applied. (See Note 13.)

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

Fair Value of Financial Instruments
-----------------------------------

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value nor liquidation value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Carrying amounts approximate fair values for cash and due from banks;
          interest-bearing deposits with banks; federal funds sold; accrued interest receivable and payable; variable rate loans that reprice frequently where no significant change in credit risk has occurred; variable rate money market, demand, NOW and savings accounts; variable rate time deposits; federal funds purchased and securities sold under repurchase agreements and short-term borrowed funds.

     Quoted market prices, where available, or if not available, quoted market prices of comparable instruments are used for securities available for sale.

     Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality are used for long-term debt; all loans, (except variable rate loans described above) and fixed rate time deposits.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1 - Significant Accounting Policies (Continued)

Investment in Joint Venture
---------------------------

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. ("CDS"), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 2000 and utilized the equity method to account for its ownership in the joint venture. During 2001, the Company sold all of its ownership interest in CDS.

Comprehensive Income
--------------------

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows:

                                                                 2001           2000
                                                               ---------    -----------
Securities available for sale:
-----------------------------

   Unrealized holding gains on available for sale securities   $ 363,610    $ 1,381,560
   Reclassification adjustment for gains realized in income     (439,023)      (128,919)
                                                               ---------    -----------
   Net unrealized gains (losses)                                 (75,413)     1,252,641

   Tax effect                                                     28,901       (490,226)
                                                               ---------    -----------

   Net of tax amount                                           $ (46,512)   $   762,415
                                                               =========    ===========

Earnings per Common Share
-------------------------

Basic earnings per share ("EPS") excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying statements of income divided by the weighted average number of common shares outstanding, or assumed to be outstanding, after retroactively adjusting for the 3% stock dividends in both 2001 and 2000 as summarized below.

                                                   2001        2000
                                                ---------   ---------
Weighted average number of common shares used
   in computing basic earnings per share        5,683,121   5,659,776

Effect of dilutive stock options                   92,591     158,436
                                                ---------   ---------

Weighted average number of common shares and
   dilutive potential common shares used in
   computing diluted earnings per share         5,775,712   5,818,212
                                                =========   =========

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

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

                                      ---------------------------------------------------
                                                       Gross       Gross
                                       Amortized    Unrealized   Unrealized      Fair
December 31, 2001                        Cost          Gains       Losses        Value
-----------------                     ---------------------------------------------------
U.S. Treasury                         $ 2,137,700    $     --    $   49,796   $ 2,087,904
U. S. Government agencies               2,383,799      59,432                   2,443,231
Mortgage-backed securities             11,432,052     189,933        99,321    11,522,664
State and political                    13,120,117     626,398            --    13,746,515
                                      -----------    --------    ----------   -----------
   Total debt securities               29,073,668     875,763       149,117    29,800,314
FHLB and other stock                    2,366,973      81,214            --     2,448,187
                                      -----------    --------    ----------   -----------
Total securities available for sale   $31,440,641    $956,977    $  149,117   $32,248,501
                                      ===========    ========    ==========   ===========

                                      ---------------------------------------------------
                                                      Gross        Gross
                                       Amortized    Unrealized   Unrealized      Fair
December 31, 2000                        Cost         Gains        Losses        Value
-----------------                     ---------------------------------------------------
U.S. Treasury                         $ 1,000,023    $     --     $ 1,273     $   998,750
Mortgage-backed securities             18,545,618     272,823          --      18,818,441
State and political                    12,501,542     585,802          --      13,087,344
Corporate bonds                         1,014,184          --      25,629         988,555
                                      -----------    --------     -------     -----------
   Total debt securities               33,061,367     858,625      26,902      33,893,090
FHLB and other stock                    2,316,973      51,550          --       2,368,523
                                      -----------    --------     -------     -----------
Total securities available for sale   $35,378,340    $910,175     $26,902     $36,261,613
                                      ===========    ========     =======     ===========

At December 31, 2001 and 2000, there were no debt securities being held to maturity.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

------------------------------------------------------------------------------

Note  2 -  Investment Securities (Continued)

The amortized cost and fair value of securities available for sale at December 31, 2001 by contractual maturities, are as follows:

                                            After          After
                               In One     One Year      Five Years        After
                                Year       Through        Through          Ten
                               or Less   Five Years      Ten Years        Years         Total
                               -------   -----------    ----------    -----------    -----------
Amortized Cost
--------------

U.S. Treasury                       --   $ 1,118,774    $1,018,926    $        --    $ 2,137,700
U. S. government agencies           --     1,004,025     1,379,774             --      2,383,799
Mortgage-backed securities          --     6,090,287     2,628,578      2,713,187     11,432,052
State and political                 --     2,298,622     3,273,416      7,548,079     13,120,117
                               -------   -----------    ----------    -----------    -----------
Total                               --   $10,511,708    $8,300,694    $10,261,266    $29,073,668
                               =======   ===========    ==========    ===========    ===========

Fair Value
----------

U.S. Treasury                       --   $ 1,096,966    $  990,938    $        --    $ 2,087,904
U. S. government agencies           --     1,030,000     1,413,231             --      2,443,231
Mortgage-backed securities          --     6,113,129     2,605,456      2,804,079     11,522,664
State and political                 --     2,358,795     3,518,721      7,868,999     13,746,515
                               -------   -----------    ----------    -----------    -----------
Total                               --   $10,598,890    $8,528,346    $10,673,078    $29,800,314
                               =======   ===========    ==========    ===========    ===========

Weighted
Average Yields
--------------

U.S. Treasury                       --          3.97%         4.88%            --           4.40%
U. S. government agencies           --          5.37%         5.79%            --           5.61%
Mortgage-backed securities          --          6.62%         7.19%          7.06%          6.86%
State and political /(1)/           --          8.74%         8.20%          8.18%          8.28%
                               -------   -----------    ----------    -----------    -----------
Total                               --          6.69%         7.11%          7.88%          7.24%
                               =======   ===========    ==========    ===========    ===========

/(1)/ Yield on tax exempt bonds computed on a tax-equivalent basis.

Results from sales of securities available for sale for the years ended December 31, 2001 and 2000 are as follows:

                                  2001          2000
                              -----------   -----------

Gross proceeds from sales     $32,492,596   $ 4,531,330
                              ===========   ===========

Realized gains from sales     $   439,023   $   136,689
Realized losses from sales             --        (7,770)
                              -----------   -----------
Net realized gains (losses)   $   439,023   $   128,919
                              ===========   ===========

At December 31, 2001 and 2000, securities available for sale with a carrying amount of $9,919,039 and $14,651,351 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
--------------------------------------------------------------------------------

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 3 - Loans

The composition of net loans as of December 31, 2001 and 2000 is as follows:

                                       2001                       2000
                             ------------------------   ------------------------
                                              Percent                   Percent
                                 Amount      of Total      Amount       of Total
                             -------------   --------   ------------    --------
Commercial                   $  35,845,840     19.54%   $ 29,510,898     16.80%
Real estate - construction      13,062,841      7.12%     11,801,790      6.72%
Real estate - residential       86,810,706     47.32%     89,041,024     50.69%
Real estate - commercial        35,802,283     19.52%     31,619,396     18.00%
Consumer loans                  13,969,468      7.62%     15,442,549      8.80%
Other loans                        177,256      0.10%         83,477      0.05%
                             -------------    ------    ------------    ------
                               185,668,394    101.22%    177,499,134   101.06%
Deduct:
Allowance for loan losses       (2,180,600)    (1.19%)    (1,795,000)    (1.02%)
Unearned net loan fees             (58,247)    (0.03%)       (62,636)    (0.04%)
                             -------------    ------    ============    ------

Loans, net                   $ 183,429,547    100.00%   $175,641,498    100.00%
                             =============    ======    ============    ======

Although the subsidiary banks' loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 47.32% of net loans. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 19.52% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2001 follows:

Fixed-rate loans with a maturity of:
-----------------------------------
         Three months or less                        $  1,316,003
         Over three months through twelve months        6,530,657
         Over one year through five years              36,007,812
         Over five years                               41,514,225
                                                     ------------
         Total fixed-rate loans                        85,368,697
                                                     ------------
Variable-rate loans with a repricing frequency of:
-------------------------------------------------
         Three months or less                          99,144,515
         Over three months through twelve months        1,096,935
         Over one year through five years                      --
         Over five years                                       --
                                                     ------------
         Total variable-rate loans                    100,241,450
                                                     ------------

         Total loans                                 $185,610,147
                                                     ============

Impaired loans consist of nonaccrual loans which totaled $1,100,511 and $169,129 at December 31, 2001 and 2000, respectively, which had the effect of reducing net income $50,170 in 2001 and $11,323 in 2000. Of the nonaccrual amount in 2001, a total of 1,010,632 was government guaranteed as to principal. Generally, when loans exceed 90 days past due, they are placed in nonaccrual status. At December 31, 2001 and 2000, loans past due 90 days and still accruing interest totaled $28,505 and $42,609, respectively. Book value of foreclosed properties held as other real estate was $85,000 in each of the respective periods. At December 31, 2001 and 2000, the Company did not have any loans for which terms had been modified in troubled debt restructuring.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

------------------------------------------------------------------------------

Note 3 - Loans (Continued)

The Company's loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

------------------------------------------------------------------------------

Note 4 - Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2001 and 2000 are listed below:

                                          2001         2000
                                       ----------   ----------
Balance, beginning of year             $1,795,000   $1,002,856
Allowance acquired in Anson purchase           --      104,000
Charge offs:
-----------
  Commercial                              131,000       93,473
  Real estate                             527,000           --
  Consumer                                182,432      268,921
                                       ----------   ----------
      Total charge-offs                   840,432      362,394
                                       ----------   ----------
Recoveries:
----------
  Commercial                               20,000       25,991
  Real estate                               8,000           --
  Consumer                                 19,184       93,433
                                       ----------   ----------
      Total recoveries                     47,184      119,424
                                       ----------   ----------

      Net charge-offs                     793,248      242,970
Provision charged against income        1,178,848      931,114
                                       ----------   ----------
Balance, end of year                   $2,180,600   $1,795,000
                                       ==========   ==========

Ratios relative to the allowance for loan losses, nonperforming loans and net charge-offs for the years ended December 31, 2001 and 2000 are reflected below:

                                                         2001      2000
                                                       -------   --------
Allowance and loss ratios
Allowance for loan losses to loans at year-end           1.17%       1.01%
Allowance for loan losses to non-performing loans      198.14%   1,061.32%
Net charge-offs to average loans                          .45%        .15%

Nonperforming assets to:
Loans and foreclosed properties                           .64%        .14%
Total assets                                              .50%        .11%


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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 4 - Allowance For Loan Losses (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at December 31, 2001 and 2000 is presented below:

                                2001                                   2000
                 -------------------------------------   ----------------------------------
                              Percent of      Percent                 Percent of   Percent
                              Allowance      of Loans                 Allowance    of Loans
                 Amount of    to Total       to Gross    Amount of     to Total    to Gross
                 Allowance    Allowance        Loans     Allowance    Allowance     Loans
                 ----------   ----------    ----------   ----------   ----------   --------

Commercial       $  532,378     24.41%        19.30%     $  452,078     25.19%       16.63%
Real estate -
  construction      195,943      8.99%         7.04%        116,285      6.48%        6.65%
Real estate -
   residential      625,048     28.66%        46.76%        502,232     27.98%       50.16%
Real estate -
   commercial       511,703     23.47%        19.28%        380,785     21.21%       17.81%
Consumer            298,848     13.70%         7.52%        312,247     17.39%        8.70%
Other loans              --        --          0.10%             --        --         0.05%
Unallocated          16,680      0.77%           --          31,373      1.75%          --
                 ----------    ------        ------      ----------    ------       ------
Total            $2,180,600    100.00%       100.00%     $1,795,000    100.00%      100.00%
                 ==========    ======        ======      ==========    ======       ======

--------------------------------------------------------------------------------

Note 5 - Premises And Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2001 and 2000 are listed below:

                                   2001         2000
                                ----------   ----------

Land                            $1,238,477   $1,070,397
Buildings and improvements       3,429,152    2,770,796
Furniture and equipment          3,169,787    3,114,294
                                ----------   ----------
                                 7,837,416    6,955,487
Less accumulated depreciation    2,882,289    2,788,996
                                ----------   ----------
                                $4,955,127   $4,166,491
                                ==========   ==========

--------------------------------------------------------------------------------

Note 6 - Deposits

The composition of deposits at December 31, 2001 and 2000 is as follows:

                                                2001                          2000
                                     --------------------------   ----------------------------
                                                     Percentage                     Percentage
                                       Amount         of total        Amount        of total
                                     ------------    ----------   --------------   -----------

Demand deposits                      $ 25,047,367        15%      $ 19,160,165         13%
Interest checking and money market     40,584,438        23%        31,082,305         20%
Savings                                41,985,122        24%        39,834,591         26%
Time deposits, $100,000 and over       21,099,056        12%        18,806,549         12%
Other time deposits                    44,798,997        26%        45,300,440         29%
                                     ------------       ---       ------------        ---
                                     $173,514,980       100%      $154,184,050        100%
                                     ============       ===       ============        ===

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 6 - Deposits (Continued)

The maturities of fixed-rate time deposits at December 31, 2001 are reflected in the table below.

                                 Time
                               Deposits       Other
                               $100,000        Time
                               and Over      Deposits
                              -----------   -----------
Remaining Maturities
--------------------
Three months or less          $ 8,625,042   $14,065,440
Three through twelve months     9,621,190    23,343,612
Over twelve months              2,852,824     7,389,945
                              -----------   -----------
Total                         $21,099,056   $44,798,997
                              ===========   ===========

--------------------------------------------------------------------------------

Note 7 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2001 and 2000.

                                            2001                    2000
                                  --------------------   ---------------------
                                     Amount      Rate      Amount       Rate
                                  -----------   ------   -----------    -----
At year-end
-----------
Federal funds purchased           $   775,000     1.95%  $ 2,000,000     6.75%
Securities sold under agreement
   to repurchase                    2,477,070     1.29%    4,333,254     5.46%
Master notes                        6,225,000     1.42%    4,958,275     5.34%
Short-term advances from FHLB         700,000     1.83%   15,000,000     6.35%
Other short-term borrowings                --    --        2,500,000     8.50%
                                  -----------            -----------
                                  $10,177,070     1.46%  $28,791,529     6.26%
                                  ===========            ===========

                                            2001                    2000
                                  --------------------   ---------------------
                                    Amount       Rate       Amount      Rate
                                  -----------   ------   -----------    -----

Average for the year
--------------------
Federal funds purchased           $   489,041     4.65%  $ 1,804,878     6.31%
Securities sold under agreement
   to repurchase                    3,185,300     3.22%    3,967,157     5.24%
Master notes                        4,124,718     3.34%    3,079,486     5.06%
Short-term advances from FHLB       5,313,973     5.02%   14,004,918     6.66%
Other short-term borrowings           616,438     6.98%    2,311,475     8.45%
                                  -----------            -----------    -----
                                  $13,729,470     4.17%  $25,167,914     6.38%
                                  ===========            ===========    =====

                                      2001           2000
                                  ------------   -----------
Maximum month-end balances
--------------------------
Federal funds purchased            $ 4,300,000   $ 5,000,000
Securities sold under agreement
   to repurchase                     3,602,031     4,524,257
Master notes                         6,225,000     5,598,490
Short-term advances Bankers Bank     2,500,000     3,000,000
Short-term advances from FHLB       10,500,000    19,000,000

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 7 - Short-Term Borrowed Funds (Continued)

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks, combined, have available lines of credit for federal funds in the amount of $17,000,000.

--------------------------------------------------------------------------------

Note 8 - Long-Term Debt

The Company has a $71,600,000 line of credit with the FHLB, secured by all the Company's stock in FHLB and its qualifying first mortgage loans with principal balances at December 31, 2001 of $69,750,691. At December 31, 2001, FHLB advances with original maturities of one year or more under this line amounted to $29,432,902 and were at interest rates ranging from 5.02% to 7.53%. At December 31, 2000, FHLB advances with original maturities of one year or more under this line amounted to $24,779,453 and were at interest rates ranging from 5.07% to 7.53%.

On April 30, 2001, the Company signed a note payable to a bank for $4,000,000 at an interest rate of prime less one percent. The note is payable in ten annual installments of $400,000 beginning March 31, 2002.

As of December 31, 2001, the scheduled maturities of these advances and note payable to the first convertible date or maturity date are as follows:

 Maturing
Year Ending
December 31            2001
--------------------------------

   2002              $ 4,621,552
   2003               10,525,000
   2004                4,525,000
   2005                3,624,850
   2006                4,700,000
Thereafter             5,436,500
                    ------------
                    $ 33,432,902
                    ============

--------------------------------------------------------------------------------

Note 9 - Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

                                   2001       2000
                                 --------   ---------
Current tax expense              $441,835   $ 573,250
Deferred tax expense (benefit)    228,800    (324,599)
                                 --------   ---------
                                 $670,635   $ 248,651
                                 ========   =========

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 9 - Income Tax Matters (Continued)

The effective income tax rates for 2001 and 2000 were 28.2% and 17.5%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

                                                     2001         2000
                                                  ---------    ---------

Income taxes at statutory federal rate            $ 807,736    $ 483,150
Increases (decreases) resulting from:
     Tax exempt interest, net                      (273,743)    (316,735)
     State income taxes, net of federal benefit      98,300       41,382
     Goodwill amortization                           27,295       24,993
     Other                                           11,047       15,861
                                                  ---------    ---------
                                                  $ 670,635    $ 248,651
                                                  =========    =========

Deferred tax assets and liabilities arising from temporary differences at December 31, 2001 and 2000 are summarized as follows:

                                                               2001         2000
                                                            ---------    ---------
Deferred tax assets relating to:
     Bad debt reserves                                      $ 711,230    $ 581,509
     Deferred compensation                                     90,808      139,467
     Other                                                         --       76,432
                                                            ---------    ---------
          Total deferred tax asset                            802,038      797,408
                                                            ---------    ---------

Deferred tax liabilities relating to:
     Net unrealized gain on securities available for sale    (316,828)    (346,194)
     Property and Equipment                                  (244,919)    (234,021)
     Deferred loans fees and costs                           (122,478)    (125,192)
     Basis difference in equity investment                         --      (31,200)
     Loan Servicing                                          (240,791)     (12,676)
     Other                                                    (28,331)          --
                                                            ---------    ---------
          Total deferred tax liability                       (953,347)    (749,283)
                                                            ---------    ---------

          Net deferred tax asset                            $(151,309)   $  48,125
                                                            =========    =========

The net deferred tax asset or liability is included in other assets or other liabilities, as appropriate, on the accompanying consolidated balance sheets.

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 10 - Commitments And Contingencies (Continued)

The subsidiary banks' risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2001 and 2000, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                    2001           2000
                                 -----------   -----------

Commitments to extend credit     $24,250,389   $23,116,008
Credit card commitments            5,313,650     4,805,964
Standby letters of credit            248,580       671,854
                                 -----------   -----------
                                 $29,812,619   $28,593,826
                                 ===========   ===========

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

--------------------------------------------------------------------------------

Note 11 - Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to such groups totaled $9,940,095 and $6,994,234 at December 31, 2001 and 2000, respectively.

At December 31, 2001, the Banks had pre-approved but unused credit lines totaling approximately $2,639,572 to executive officers, directors and their affiliates.
--------------------------------------------------------------------------------

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

North Carolina law prohibits Uwharrie Capital Corp from making any distributions to shareholders, including the payment of cash dividends, which would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. At December 31, 2001, Uwharrie Capital Corp had consolidated shareholders' equity of $20,556,105.

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

                                                            Required to be
                                                      -------------------------
                                                       Adequately       Well
Uwharrie Capital Corp                        Actual   Capitalized   Capitalized
-------------------------------------------------------------------------------

As of December 31, 2001:

Total  Capital  (to risk-weighted assets)     12.6%       8.0%         10.0%
Tier 1 Capital  (to risk-weighted assets)     11.3%       4.0%          6.0%
Tier 1 Capital  (to average assets)            8.2%       4.0%          5.0%


As of December 31, 2000:

Total  Capital  (to risk-weighted assets)     12.6%       8.0%         10.0%
Tier 1 Capital  (to risk-weighted assets)     11.4%       4.0%          6.0%
Tier 1 Capital  (to average assets)            7.8%       4.0%          5.0%
-------------------------------------------------------------------------------

As of December 31, 2001, the most recent notification from the FDIC categorized both subsidiary banks as being adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2001, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1,803,000 as reserves on deposit liabilities.

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

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in both 2001 and 2000, are as follows:

                                      2001                    2000
                             ---------------------   ---------------------
                                         Weighted-               Weighted-
                                          Average                 Average
                             Number of   Exercise    Number of   Exercise
                              Shares      Price       Shares       Price
                             ---------   ---------   ---------   ---------

Options outstanding at the
  beginning of the year       561,183     $   4.31    735,618    $   4.13

Options granted                92,373         5.34     26,523        5.18

Options exercised             (29,849)        2.91   (118,169)       2.90

Forfeitures                   (23,233)        3.16    (82,789)       5.01
                             --------     --------   --------    ---------

Options outstanding at the
  end of the year             600,474     $   4.53    561,183    $   4.31
                             ========     ========   ========    =========

Options exercisable at the
  end of the year             470,387     $   4.34    350,831    $   4.44
                             ========     ========   ========    =========

At December 31, 2001, there were options for 600,474 shares outstanding with a weighted-average remaining term of 7.2 years and an exercise price of between $
3.27 and $ 5.34 per share. At December 31, 2001, 470,387 optioned shares were exercisable at prices between $ 2.54 and $ 5.34 per share for a total of $2,044,000. When options are exercised, par value of the shares issued is recorded as an addition to common stock, and the remainder of the proceeds is credited to additional paid-in capital. No income or expense has been recognized in connection with the grant or exercise of these options. At December 31, 2001, authorized shares of common stock reserved for future grants of options totaled 343,371 under the SOP and 100,502 under the SPP.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 13 - Stock Matters (Continued)

Employee Stock Plans (Continued)
--------------------

As permitted by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for 2001 and 2000 would have been affected as set forth below:

                             As Reported                 Pro Forma
                        -----------------------   ------------------------
                           2001        2000          2001         2000
                        ----------   ----------   ----------   -----------

Net Income              $1,705,059   $1,172,379   $1,592,524   $1,065,227

Net Income Per Share:
  Basic                 $      .30   $      .21   $      .28   $       .19
  Assuming Dilution     $      .30   $      .20   $      .28   $       .18

In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for 2001 and 2000, respectively; a risk-free interest rate of 4.5% and 5.5%, a dividend yield of 0%, an expected life equal to 70% and 60% of the term of the option, and a volatility ratio of 11% and 13%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Stock Repurchase Program
------------------------

On February 21, 1995, the Company's Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company's common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 96,014 shares during 2001 and 80,897 shares during 2000 at an aggregate purchase price of $516,339 and $444,934 respectively.

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

The Company's annual contribution to the plan was $95,894 in 2001 and $103,597 in 2000, determined as follows:

     . A matching contribution equivalent to 50% of the first 6% of each associate's compensation contributed to the plan.
     . A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors' Deferred Compensation Plan
-------------------------------------

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $235,560 and $158,234 at December 31, 2001 and 2000, respectively.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 14 - Employee and Director Benefit Plans (Continued)

Employee Stock Ownership Plan
-----------------------------

The Company established an Employee Stock Ownership Plan ("ESOP") to benefit all qualified employees. The ESOP purchased 238,412 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2001, the outstanding balance of the loan is $1,095,973 and is presented as a reduction of stockholders' equity.

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

Expenses of $70,726 and $103,807 during the years ended December 31, 2001 and 2000, respectively, have been incurred in connection with the ESOP. At December 31, 2001, 39,736 shares held by the ESOP have been released or committed to be released to the ESOP's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.1 million at December 31, 2001.

Supplemental Executive Retirement Plan
--------------------------------------

The Company implemented in 2001 a non-qualifying deferred compensation plan for its chief executive officer. The Company has purchased a life insurance policy in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments over ten years commencing with the officer's retirement at any time after attainment of age fifty-five. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant's life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits, and for payment of disabilitzy benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2001, a provision of approximately $51,000 was expensed for future benefits to be provided under this plan.

--------------------------------------------------------------------------------

Note 15 - Acquisition of Anson Bank & Trust Co.

Acquisition of Anson Bank & Trust Co.
-------------------------------------

In 1999 the Company announced the signing of an agreement to acquire Anson BanCorp, Inc. and its wholly-owned subsidiary, Anson Savings Bank. Anson Savings Bank is a state chartered savings bank that operates a full service banking location in Wadesboro, North Carolina. The acquisition closed on January 19, 2000, with the acquisition cost of approximately $10.2 million paid principally in cash. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. This business combination is being accounted for using the purchase method. Accordingly, Anson's results of operations since the acquisition date are included in the accompanying consolidated statements of operations.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 15 - Acquisition of Anson Bank & Trust Co. (Continued)

A summary of assets acquired and liabilities assumed is as follows:

Assets acquired:
      Cash and due from banks                    $   201,341
      Interest-bearing deposits with bank          6,122,595
      Federal funds sold                             550,000
      Investment securities available for sale     4,897,640
      Loans, net                                  11,651,378
      Premises and equipment                         642,157
      Interest receivable                             61,392
      Goodwill                                     1,136,586
      Other assets                                   326,598
                                                 -----------
                  Total assets acquired           25,589,687
                                                 -----------

Liabilities assumed:
      Deposits                                    14,178,644
      Other liabilities                            1,218,398
                                                 -----------
                                                  15,397,042
                                                 -----------

Net acquisition cost paid principally in cash    $10,192,645
                                                 ===========

The goodwill recorded in connection with this transaction has been amortized in 2001 and 2000 based upon a fifteen year life using the straight-line method. Amortization expense of $76,800 and $72,350 was recorded during the years ended December 31, 2001 and 2000, respectively. Effective with the adoption of SFAS No. 142 on January 1, 2002, the Company will cease to amortize this goodwill, and will begin, at least annually, to evaluate it for impairment as provided for in SFAS No. 144. See Note 17.

--------------------------------------------------------------------------------

Note 16 - Fair Values Of Financial Instruments And Interest Rate Risk

At December 31, 2001, Stanly and Anson had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value. See Note 10.

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

                                                             2001                    2000
                                                     --------------------    ---------------------

                                                     Carrying   Estimated    Carrying   Estimated
   (In thousands)                                     Amount    Fair Value    Amount    Fair Value
--------------------------------------------------------------------------------------------------
Financial Assets
Cash and due from banks, interest-bearing deposits   $ 10,695    $ 10,695    $  6,293    $  6,293
  with banks, and federal funds sold
Securities available for sale                          32,249      32,249      36,262      36,262

Variable rate loans                                    98,225      98,225      86,416      86,416
Other loans                                            87,395      88,024      91,020      90,362
                                                     --------    --------    --------    --------
       Total loans                                    185,610     186,249     177,436     176,778
                                                     --------    --------    --------    --------

Accrued interest receivable                             1,247       1,247       1,392       1,392

--------------------------------------------------------------------------------------------------

Financial Liabilities
Deposits
    Non-interest bearing                             $ 25,047    $ 25,047    $ 19,160    $ 19,160
    Variable rate, payable on demand                   82,570      82,570      70,917      70,917
    Fixed-rate time certificates of deposit            65,898      66,979      64,107      64,246
                                                     --------    --------    --------    --------
       Total deposits                                 173,515     174,596     154,184     154,323
                                                     --------    --------    --------    --------

Short-term borrowing                                   10,177      10,177      28,792      28,792
Long-term debt                                         33,433      34,252      24,779      24,690
Accrued interest payable                                  333         333         417         417

--------------------------------------------------------------------------------------------------

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

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 17 - Recent Accounting Pronouncements

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company has no derivative financial instruments and does not engage in any hedging activities; accordingly, the adoption of this statement did not affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 on January 1, 2001 did not have a significant impact on the Company's financial statements.

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 is effective for the Company beginning on January 1, 2002 and will require that all goodwill and intangible assets with indefinite useful lives (including such assets acquired prior to January 1, 2002) no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Effective with the adoption of SFAS No. 142 on January 1, 2002, the Company will cease to amortize goodwill acquired in connection with its merger of Anson Bank & Trust Co in 2000.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard provides guidance for differentiating between long-lived assets to be held and used, long-lived assets to be disposed of other than by sale and long-lived assets to be disposed of by sale. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 also amends APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 on January 1, 2002 is not expected to have a significant effect on the Company's financial statements.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

                             Selected Financial Data

--------------------------------------------------------------------------------
        In Thousands Except Per Share And Shares Outstanding Information
--------------------------------------------------------------------------------

                                      2001         2000         1999         1998         1997
                                   ----------   ----------   ----------   ----------   ----------

Summary of Operations
---------------------
Interest Income                    $   17,002   $   17,080   $   13,027   $   11,898   $   11,019
Interest Expense                        8,012        8,953        5,672        5,192        4,879
                                   ----------   ----------   ----------   ----------   ----------
Net Interest Income                     8,990        8,127        7,355        6,706        6,140
Provision for Loan Losses               1,179          931          210          119          183

Noninterest Income                      3,470        2,746        1,428        1,519        1,491
Noninterest Expense                     8,905        8,521        6,900        6,214        5,722
Income taxes                              671          249          521          587          540
                                   ----------   ----------   ----------   ----------   ----------
Net Income                         $    1,705   $    1,172   $    1,152   $    1,305   $    1,186
                                   ==========   ==========   ==========   ==========   ==========
Per Common Share
----------------
Net Income - Basic (1)             $      .30   $      .21   $      .21   $      .26   $      .24
Net Income - Diluted (1)                  .30          .20          .20          .25          .23
Cash dividends                            N/A          N/A          N/A          N/A          N/A
Book Value (1)                           3.50         3.34         3.08         3.04          2.65


Weighted Average Shares
   Outstanding:
       Basic (1)                    5,683,121    5,659,776    5,579,991    5,027,050    4,983,388
       Diluted (1)                  5,775,712    5,818,212    5,679,386    5,155,112    5,096,265

-------------------------------------------------------------------------------------------------

Selected year-end balances
--------------------------
Assets                             $  238,768   $  228,456   $  192,717   $  167,386   $  145,704
Loans                                 185,610      177,436      140,095      132,301      113,985
Securities                             32,249       36,262       35,727       24,075       23,847
Deposits                              173,515      154,184      134,823      139,246      116,905
Borrowed funds                         43,610       53,571       39,990       11,620       15,584
Shareholders' equity                   20,556       19,182       17,061       15,698       12,534

Selected average balances
-------------------------
Assets                             $  230,926   $  218,780   $  172,811   $  153,006   $  140,508
Loans                                 177,531      165,276      134,044      117,442      107,696
Securities                             32,454       38,079       28,720       26,322       25,577
Deposits                              164,821      151,721      135,579      126,493      111,593
Borrowed funds                         44,643       47,313       19,501       13,016       16,482
Shareholders' equity                   19,988       17,906       16,632       13,497       11,818

1) Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1997 through 2000 have been adjusted to reflect 3% stock dividends issued in 2001, 2000 and 1999, a 100% stock dividend issued in 1998, and a 5% stock dividend issued in 1997.

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

Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Bank with the Federal Deposit Insurance Corporation from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "might," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank's operations, pricing, products and services.

Overview

Uwharrie Capital Corp (the "Company") experienced strong growth in each of the three years 1998 through 2000, with total assets increasing by 15% in both 1998 and 1999, and by nearly 19% in 2000. The growth in 2000 reflects the acquisition of Anson BanCorp, Inc. ("Anson"), completed in January 2000, which provided new assets of $25.6 million. Costs incurred to maintain this consistent growth trend put downward pressure on the Company's earnings. In addition, while management strongly believes that the Company's growth was accomplished with quality assets, it was necessary, in 2000, to increase the allowance for loan losses based upon the higher balance of loans outstanding. The Company's record of asset quality and historical loan loss experience supported its methodology for establishing the allowance for loan losses at a level lower than the recorded level at the end of 2000. However, Bank regulators, concerned about the slowing economy and the potential for credit problems in such an environment, asked that we maintain our level of reserves at a minimum of 1% of outstanding loans. This required additional loan loss provision expense of approximately $545 thousand in 2000 above the amount computed using our standard methodology for calculating the reserve lowered our net income for 2000 to $1.2 million, representing a return on average assets of .54%, as compared to returns on average assets of ..67% in 1999 and .85% in 1998. The Company's growth, combined with the trend in earnings, had produced a declining trend in stockholders' equity expressed as a percentage of total assets, although the Company continued at the end of 2000 to exceed all required capital levels.

In response to the growth, earnings and capital trends in recent years, management targeted 2001 as a year to moderate growth while focusing on improved earnings and increased capitalization. Total assets grew by 5%, from $228.5 million at the beginning of the year to $238.8 million at year-end, while net income increased 45%, from $1.2 million in 2000 to $1.7 million for 2001. Worthy of note is that in achieving this increased net income in 2001, the provision for loan losses for the year of $1.2 million was $248 thousand higher than the $931 thousand provision in 2000, increasing the allowance for loan losses from 1.01% of total loans at the beginning of the year to 1.17% of total loans at year-end. The return on average assets in 2001 increased twenty basis points to ..74% in 2001 as compared to .54% in 2000. On a per share basis, net income for 2001 was $.30 basic and diluted, as compared with $.21 basic and $.20 diluted for 2000. The net income generated in 2001 enabled the Company to increase its capital level, both in total and as a percentage of assets, and to repurchase 96,014 shares of common stock at a total cost of $516 thousand.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

Net income for the years 2001 and 2000, and certain key financial performance ratios, are presented below:

                                       2001         2000
----------------------------------------------------------

Net Income                         $1,705,059   $1,172,379
Return on average assets                  .74%         .54%
Return on average equity                 8.53%        6.55%
Average equity to average assets         8.66%        8.18%
----------------------------------------------------------

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

Net Interest Income

The Company's major source of revenue is net interest income, which is the excess of interest income earned on loans and investments over interest expense paid on deposits and borrowings. Net interest income increased by $863 thousand, or 10.6%, to $9.0 million for 2001 from $8.1 million for 2000. This improvement was primarily from a reduction in interest costs, which declined, in total, by $941 thousand in 2001 as compared to 2000. There was a dramatic declining trend in interest rates during 2001, as the Federal Reserve enacted eleven interest rate cuts. As indicated in accompanying Financial Table 3 on page 42, the Company's short-term Interest Rate Gap is well matched, so that movements in interest rates can be expected to impact interest yields and costs similarly. In addition, certain of the Company's variable rate loans have floor rates, below which the effective rates charged do not adjust. The average yield on total interest-earning assets during 2001 was 8.13%, a decrease of 43 basis points from the 8.56% yield earned in 2001. The Company's average cost of total interest-bearing liabilities decreased more significantly, to 4.25% in 2001 as compared to 4.95% in 2000, a 70 basis point reduction. Because of this larger decrease in the cost of funds, the Company's interest rate spread increased by 27 basis point, from 3.61% in 2000 to 3.88% in 2001. The Company's net interest margin, which is defined as net interest income divided by total interest-earning assets, increased by 20 basis points, from 4.18% in 2000 to 4.38% in 2001.

Taxable securities produced income of $1.3 million in 2001 at a yield of 6.15%, as compared to income of $1.7 million in 2000 at a yield of 6.94%. Of the total decrease of $405 thousand in interest income from taxable securities, $175 thousand resulted from the reduced percentage yield, while $230 thousand resulted from a $3.5 million reduction in the average balance of taxable securities held in 2001 as compared to 2000.

Non-taxable securities produced revenue of $706 thousand and reflected a yield of 9.13% on a tax equivalent basis during 2001 compared to $791 thousand with a tax equivalent yield of 8.68% in 2000. The reduction in interest income earned on non-taxable securities resulted from a $2.1 million reduction in the average balance of non-taxable securities held in 2001 as compared to 2000.

Total interest-earning assets averaged $213.7 million in 2001, an increase of $9.2 million from the 2000 average of $204.5 million. This increased earning capacity, combined with reductions of $3.5 million and $2.1 million, respectively, in taxable and non-taxable securities, was deployed as loans and short-term investments, the averages of which increased by $12.2 million and $2.6 million, respectively, in 2001 as compared to 2000.

Total interest expense for 2001 was $8.0 million, a decrease of $941 thousand from the $9.0 million total for 2000. Total interest-bearing liabilities averaged $188.6 million in 2001, an increase of $7.7 million from the $180.9 million average in 2000. Interest-bearing customer deposit accounts, which generally in the aggregate bear

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

interest at lower rates than the rates paid on borrowings, increased by $10.4 million, from $133.6 million in 2000 to $144.0 million in 2001. This enabled the Company to reduce somewhat its reliance on borrowings, which averaged $44.6 million in 2001 as compared to $47.3 million in 2000. As a result of the declining interest rate environment throughout the year, the Company's average interest costs incurred on total deposits, short-term borrowings and long-term debt all decreased in 2001 compared to 2000. The total cost paid on deposits decreased by 56 basis points, while the costs paid on short-term borrowings and long-term debt decreased by 221 basis points and 39 basis points, respectively.

Financial Table 1 on Page 40 presents a detailed analysis of the components of the Company's net interest income, while Financial Table 2 on Page 41 summarizes the effects on net interest income of changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Balance Sheet Analysis

The Company's $10.3 million growth in 2001 was reflected principally in total loans receivable, which increased by $8.2 million to $185.6 million at December 31, 2001 from $177.4 million at December 31, 2000. This loan growth is net of $40.4 million of conforming mortgage loans originated and sold either through securitization or sales for cash in the secondary market.

Investment securities totaled $32.2 million at December 31, 2001 compared to $36.3 million at December 31, 2000, a decrease of $4.1 million. Other liquid assets, consisting of cash and due from banks and interest-earning deposit in other banks, increased by $4.4 million, as the Company maintained a relatively consistent level of overall liquidity.

During 2001, customer deposits increased by $19.3 million, from $154.2 million at the beginning of the year to $173.5 million at year-end. This represents the highest level of internally generated deposit growth since 1998. Of this growth, only $1.8 million was in time deposits, with the $17.5 million balance of the growth being allocated $2.1 million to savings deposits, $9.5 million to interest checking and money market accounts, and $5.9 million to noninterest-bearing demand accounts. Funds generated in 2001 by growth in customer deposit accounts enabled the Company to support the growth in loans and total assets described above, while achieving a $10.0 million or 19% reduction in higher costing borrowings, from $53.6 million at December 31, 2000 to $43.6 million at December 31, 2001.

Asset Quality

Management considers asset quality to be of primary importance, and therefore employs a formal internal loan review process to ensure adherence to the Company's lending policies. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. The Company credit administration function, through a review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan's credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrowers risk grade accordingly. The function of determining the allowance for loan losses is fundamentally driven by the risk grade system. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in our market area and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management's estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

The Company's policy in regard to past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized and the possibility of future losses is considered in the determination of the allowance for loan losses.

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans and foreclosed real estate. Nonaccrual loans at December 31, 2001 were $1.1 million as compared to $169 thousand at December 31, 2000. Foreclosed real estate totaled $85 thousand both dates. The ratio of nonperforming loans to total loans at December 31, 2001 and 2000 was .59% and .10%, respectively, while the ratio of total nonperforming assets to total assets at each year-end was .50% and .11%, respectively.

The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless placed on nonaccrual status. The Company accounts for loans on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. Generally, the Company's policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. The Company also places loans on nonaccrual status in cases where it is uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which there are doubts as to the borrower's ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of the allowance for loan losses.

Provision and Allowance for Loan Losses

The Company's allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. Management evaluates the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to make additions for estimated losses based upon judgments different from those of our management.

Management uses the risk-grading program, as described under "Asset Quality," to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions.

The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management's judgment and historical experience.

Loans classified as "substandard" are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company may sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful. Loans classified as "loss" are considered uncollectible and of such little value that continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, the Company also categorizes loans based upon risk grade and loan type, assigning an allowance allocation based upon each category.

The allowance for loan losses represents management's estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulator, in reviewing the Company's portfolio, will not require an increase in our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

Activity in the allowance for loan losses for 2001 and 2000 is summarized in
Note 4 to the consolidated financial statements. The ratio of net charge-offs to average loans outstanding was .45% in 2001 and .15% in 2000. The allowance for loan losses equaled 1.17% of total loans and 198% of nonperforming loans at December 31, 2001.

The provision for loan losses for 2001 was $1.2 million, an increase of $248 thousand over the 2000 provision of $931 thousand. The principal factor contributing to the higher provision in 2001 was an increased level of net loan charge-offs. Net charge-offs for 2001 were $793 thousand as compared with net charge-offs of $243 thousand in 2000.

Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains, increased by $414 thousand in 2001 compared to 2000, an increase of 15.8%.

The principal component of noninterest income, service charges on deposit accounts, amounted to $1.4 million in 2001 compared to $1.2 million in 2000, which represents an increase of $245 thousand or 20.6%. Other significant contributors to noninterest income are the brokerage, investment advisory and insurance subsidiaries, which contributed commission and fee income of $470 thousand in 2001 and $630 thousand in 2000. Other commissions and fees from the banking services in these two years were $368 thousand and $412 thousand, respectively.

Income from the sale of conforming mortgages totaled $432 thousand in 2001, compared to $218 thousand in 2000, reflecting an increased level of originations of fixed rate mortgage loans in response to the declining interest rate trend during 2001. Gains on the sale of securities contributed $439 thousand in noninterest income during

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

2001, attributable primarily to the sale of securities arising from securitization of single family mortgage loans, compared to $129 thousand in 2000. All other income in the noninterest income category amounted to $324 thousand in 2001 and $166 thousand in 2000.

Noninterest Expense

For the year ended December 31, 2001, as compared to 2000, noninterest expenses totaled $8.9 million and $8.5 million, respectively, an increase of $385 thousand, or 4.5%, attributable principally to additional normal cost increases relating to inflation and the moderate level of growth during 2001. As a percentage of average total assets, total noninterest expenses decreased slightly, from 3.89% in 2000 to 3.86% in 2001.

Personnel costs continue to be the largest component of noninterest expense, and accounted for most of the overall increase in this category, increasing by $366 thousand, or 8.0%, due to merit salary increases, additional staff, and associated benefits cost.

Occupancy expense increased by $45 thousand or 12.4% in 2001 compared to 2000. Data processing costs increased 14.1%, reflecting expenses of $695 thousand and $609, respectively, in 2001 and 2000. Equipment expense includes the cost of depreciation and maintenance associated with furniture, network computers, PC workstations, and other banking equipment and the amortization of technology related and other software. These expenses, which totaled $620 thousand in 2001 and $600 thousand in 2000, reflect an increase of $20 thousand or 3.3%.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses decreased by $133 thousand to $2.2 million in 2001 as compared to $2.4 million in 2000. The most significant of these expenses are professional fees, marketing and stationery and supplies. Professional fees for accounting, legal, consulting and other services decreased by $17 thousand in 2001 as compared to 2000. Marketing, including the cost of advertising, sales promotion, public relations, donations and business development, totaled $344 thousand in 2001 compared to $390 thousand in 2000. Total expenditures for stationery and supplies were $231 thousand and $224 thousand, respectively.

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense for 2001 totaled $671 thousand, an effective tax rate of 28.2%, compared to $249 thousand for 2000, an effective tax rate of 17.5%. This increase for 2001 results principally from a decrease in the amount of income from tax-exempt investments in combination with a decrease in the percentage that tax-exempt income bears to total income before income taxes. In 2000, interest earned on tax exempt securities totaled $791 thousand and represented 56% of income before income taxes, while such income decreased to $706 thousand in 2001, representing 30% of income before income taxes.

Capital Resources

The Company continues to maintain good capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth. Regulatory agencies divide capital into Tier I (consisting of shareholders' equity less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation of securities available-for-sale arising from valuation adjustments under FASB 115. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio that measures Tier I capital to average assets less ineligible intangible assets.

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 12 to the Consolidated Financial Statements presents additional information regarding the Company's and its subsidiary banks' capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2001 and in 2000.

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

Other funding sources at year-end 2001 included $17 million in federal funds lines of credit from correspondent banks and approximately $71.6 million of credit availability from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2001, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $3.3 million, and advances from the Federal Home Loan Bank at that date consisted of $700 thousand in short-term debt and $29.4 million in long-term debt.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2001 is reflected in Financial Table 3 at page 42. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional

                     UWHARRIE CAPITAL CORP AND SUBSIDIARIES

           Management's Discussion And Analysis Of Financial Condition
                            And Results Of Operations

--------------------------------------------------------------------------------

gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

Financial Table 1
-----------------

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
(In thousands)

                                                        2001                             2000
                                          -------------------------------   ------------------------------
                                                      Interest   Average               Interest   Average
                                           Average    Income/     Yield/    Average    Income/    Yield/
                                           Balance    Expense    Rate (1)   Balance    Expense    Rate (1)
                                          ==============================    ==============================
Interest Earning Assets
Taxable securities                        $  20,553    $ 1,264     6.15%    $ 24,064    $ 1,669     6.94%
Non-taxable securities                       11,901        706     9.13%      14,015        791     8.68%
Short-term investments                        3,750        114     3.04%       1,173         82     6.99%
Loans, gross (2)                            177,531     14,918     8.40%     165,276     14,538     8.80%
                                          ------------------------------    ------------------------------
Total interest-earning assets               213,735     17,002     8.13%     204,528     17,080     8.56%
                                          ------------------------------    ------------------------------

Non-earning Assets
Cash and due from banks                       5,482                            5,035
Premises and equipment, net                   4,767                            4,066
Interest receivable and other                 6,942                            5,151
                                          ---------                         --------
Total non-earning assets                     17,191                           14,252
                                          ---------                         --------

Total assets                              $ 230,926                         $218,780
                                          =========                         ========

Interest-bearing liabilities
Savings deposits                          $  40,892      1,260     3.08%    $ 39,823      1,734     4.35%
Interest checking and MMDA                   34,883        559     1.60%      32,147        831     2.59%
Time deposits                                68,212      3,789     5.55%      61,612      3,386     5.50%
                                          ------------------------------    ------------------------------
   Total deposits                           143,987      5,608     3.89%     133,582      5,951     4.45%
Short-term borrowed funds                    13,729        573     4.17%      25,168      1,605     6.38%
Long-term debt                               30,914      1,831     5.92%      22,145      1,397     6.31%
                                          ------------------------------    ------------------------------
Total interest-bearing liabilities          188,630      8,012     4.25%     180,895      8,953     4.95%
                                          ------------------------------     -----------------------------

Noninterest liabilities
Transaction deposits, interest
  payable and other                          22,308                           19,979
                                          ---------                         --------
Total liabilities                           210,938                          200,874
                                          ---------
                                                                            --------

Shareholders' equity                         19,988                           17,906
                                          ---------                         --------
Total liabilities and
  shareholders' equity                    $ 230,926                         $218,780
                                          =========                         ========

Interest rate spread                                               3.88%                            3.61%
                                                                   ====                             ====

Net interest income and net
   interest margin                                     $ 8,990     4.38%                $ 8,127     4.18%
                                                       =======     ====                 =======     ====

1) Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.
2)   Nonaccrual loans are included in loans, net of unearned income.

Financial Table 2
-----------------

VOLUME AND RATE VARIANCE ANALYSIS
(In thousands)

                                        2001 Compared to 2000
                                     ---------------------------
                                                   Variance
                                     Income/    Attributable to
                                     Expense    ----------------
                                     Variance   Volume   Rate
                                     --------   ------   -------

Earning Assets

Taxable securities                    $  (405)  $ (230)  $  (175)
Non-taxable securities                    (85)    (122)       37

Short-term investments                     32      129       (97)
Loans, gross                              380    1,054      (674)
                                      -------   ------   -------

Total earning assets                      (78)     831      (909)
                                      -------   ------   --------


Interest-bearing liabilities

Savings deposits                         (474)      40      (514)
Transaction and MMDA deposits            (272)      57      (329)
Other time deposits                       403      365        38
Short-term borrowed funds              (1,032)    (603)     (429)
Long-term debt                            434      536      (102)
                                      -------   ------   -------

Total interest-bearing liabilities       (941)     395    (1,336)
                                      -------   ------   -------

Net Interest Income                   $   863   $  436   $   427
                                      =======   ======   =======

--------------------------------------------------------------------------------

The above table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to the change attributable to volume and the change attributable to rate.

Financial Table 3
-----------------

INTEREST RATE GAP
(Dollars in thousands)

                                       1 - 90     3 - 6      6 - 12     1 - 5
                                        Day       Month       Month      Year     > 5 Year     Total
                                      Position   Position   Position   Position   Position   Position
                                      --------   --------   --------   --------   --------   --------

Interest-Earning Assets
Due from banks                        $  1,944   $     --   $     --   $     --    $    --   $  1,944
Federal funds sold                          --         --         --         --         --         --
Investment securities                       25         25        306      5,304     24,141     29,801
FHLB and other stock                        --         --         --         --      2,448      2,448
Variable rate loans                     99,144      1,097         --         --         --    100,241
Fixed rate loans                         1,316      1,632      4,899     36,008     41,514     85,369
                                      --------   --------   --------   --------    -------   --------

Total interest-earning assets          102,429      2,754      5,205     41,312     68,103    219,803
                                      --------   --------   --------   --------    -------   --------

Interest-Bearing Liabilities
Deposits                                78,973     16,120     16,845     18,072     18,458    148,468
Short-term borrowed funds               10,177         --         --         --         --     10,177
Long-term debt                           7,149         24      4,448      8,850     12,961     33,432
                                      --------   --------   --------   --------    -------   --------

Total interest-bearing
liabilities                             96,299     16,144     21,293     26,922     31,419    192,077
                                      --------   --------   --------   --------    -------   --------

Interest sensitivity GAP per
   Period                             $  6,130   $(13,390)  $(16,088)  $ 14,390    $36,684   $ 27,726
                                      ========   ========   ========   ========    =======   ========

Cumulative interest sensitivity
   GAP                                $  6,130   $ (7,260)  $(23,348)  $ (8,958)   $27,726   $ 27,726
                                      ========   ========   ========   ========    =======   ========

Ratios
Cumulative gap as a percentage
   of total interest-earning              2.79%     (3.30%)   (10.62%)    (4.08%)    12.61%     12.61%
assets
Cumulative interest-earning
   Assets as a percentage of
   Interest-bearing liabilities         106.37%     93.54%     82.54%     94.42%    114.43%    114.43%

-----------------------------------------------------------------------------------------------------

                              UWHARRIE CAPITAL CORP
                               Board of Directors


Cynthia H. Beane                   James F. Link, D.V.M.                    Kent E. Newport
Certified Public Accountant        Veterinarian and Owner                   President, KDC, Inc.
Cynthia H. Beane, Proprietor       North Stanly Animal Clinic               DBA Coy's Laundromat

Joe S. Brooks, Vice Chair          Joyce H. Little                          George T. Reaves
Partner                            Vice President / Secretary / Treasurer   Retired - Vice President Traffic and
Brothers Precision Tool Company    Wiley Little Drywall, Inc.                  Transportation
                                                                            Collins & Aikman Corporation

Ronald T. Burleson                 W. Chester Lowder                        A. James Russell
Partner                            Director of Dairy and Beef               Construction Manager
Thurman Burleson & Sons Farm and      Programs and Assistant Director       J.T. Russell & Sons, Inc.
Rolling Hills Gin, LLC                of Natural Resources
                                   N.C. Farm Bureau Federation
                                   President - Fork L. Farm, Inc.           B. A. Smith, Jr.
Bill C. Burnside, D.D.S.                                                    Retired - Pilot and Base
Dentist and Owner                                                              Commander
Bill C. Burnside, Proprietor       Buren Mullis                             United States Air Force
                                   Retired - Vice President and
                                      General  Manager                      Douglas V. Waddell
Gail C. Burris                     Sundrop Bottling Company, Inc.           Retired - Automotive Dept.
Owner and Manager                                                              Manager
Rosebriar Restaurant                                                        Sears Roebuck and Co.
                                   John P. Murray, M.D., Chair
                                   Retired - Physician and Owner
David M. Jones, D.V.M.             Albemarle Ear, Nose and Throat           Hugh E. Wallace
Director of the North Carolina                                              President
Zoological Park in Asheboro                                                 Anson Apparel Company
                                                                            Treasurer
Kyle H. Josey                                                               Anson Apparel III
Owner, Josey & Josey Accountants

--------------------------------------------------------------------------------

                               Executive Officers

Roger L. Dick                      Ronald B. Davis                          Christy D. Stoner
Chief Executive Officer -          President - Uwharrie Capital Corp,       President / Chief Executive Officer -
Uwharrie Capital Corp              President / Chief Executive Officer -    The Strategic Alliance Corporation
                                   Bank of Stanly, and
                                   President / Chief Executive Officer -
                                   Anson Bank & Trust Co.