Form 10KSB, Exhibit 13
period 2002-12-31
UWHARRIE CAPITAL CORP
filed 2003-03-28
CIK 898171

Exhibit 13

UWHARRIE CAPITAL CORP

2002 Annual Report

(To be filed with SEC,
copy available upon request)

Uwharrie Capital Corp

2002

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage brokerage company.  The Company also owns two non-bank subsidiaries, Strategic Investment Advisors, Inc. and Uwharrie Statutory Trust 1.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. (“Anson”) that provides financial services to customers through one banking office in Anson County.

During 2002, branch applications to the North Carolina State Banking Commission, Federal Deposit Insurance Corporation (FDIC), and Federal Reserve Bank (FRB) were made by Bank of Stanly to expand its service into the Cabarrus County market with two banking offices.

The Company and its subsidiaries are located in Stanly County, Anson County and Cabarrus County.  However, the Company intends to prudently expand its service area to include the entire Uwharrie Lakes Region of North Carolina.

Bank of Stanly (“Stanly”) engages in retail and commercial banking, with five banking offices in Stanly County and two new banking offices in Cabarrus County.  Stanly provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

Depository services offered by the subsidiary banks include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the STAR® and CIRRUS® networks regionally and worldwide, respectively.

The Strategic Alliance Corporation (Strategic Alliance®)and BOS Agency, Inc., (BOS Agency) provide broker-dealer services and insurance products, respectively. Strategic Alliance® is a broker-dealer and member of the National Association of Securities Dealers, Inc. (“NASD”). Securities offered through Strategic Alliance® include mutual funds, stocks and bonds. BOS Agency serves the risk management needs of customers and provides life, long-term health care, Medicare supplement, annuities and other insurance products.  Strategic Investment Advisors, Inc., provides portfolio management services to its customers.

The Strategic Alliance Corporation. Member NASD/SIPC.
Products offered through The Strategic Alliance Corporation, affiliate of Uwharrie Capital Corp and subsidiary of Bank of Stanly.  Securities and/or insurance products are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested. Insurance products offered through BOS Insurance Agency.

Bank of Stanly.  Member FDIC.  Equal Housing Lender.
Anson Bank & Trust Co.  Member FDIC. Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2002	2001	Percent Increase

For the year:
Net Income	$1,758	$1,705	3.1%
Net income per common share - basic (1):	$.30	$.29	3.4%
Weighted average common shares outstanding - diluted (1):	5,932,533	5,948,983	(.3)%

At year-end:
Total assets	$250,763	$238,768	5.02%
Total earning assets	225,334	219,803	2.52%
Loans, net of unearned income	196,034	185,610	5.62%
Total interest-bearing liabilities	194,177	192,077	1.09%
Shareholders’ equity	25,122	20,556	22.21%
Book value per share (1)	$3.87	$3.40	13.82%

Averages for the year:
Total assets	$238,371	$230,926	3.22%
Total earning assets	219,969	213,735	2.92%
Loans, net of unearned income	186,532	177,531	5.07%
Total interest-bearing liabilities	189,367	188,630.39%
Shareholders’ equity	21,833	19,988	9.23%

Financial Ratios (in percentage):
Return on average assets	.74%	.74%
Return on average shareholders’ equity	8.05%	8.53%
Average equity to average assets	9.16%	8.66%
Net interest margin (fully tax equivalent basis)	4.48%	4.46%
Allowance as % of loans at year-end	1.41%	1.17%
Allowance as % of nonperforming loans	349.64%	198.14%
Nonperforming loans to total loans	.40%	.59%
Nonperforming assets to total assets	.60%	.50%
Net loan charge-offs to average loans	.14%	.45%

1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end have been adjusted to reflect the 3% stock dividend in 2002 and in 2001.

* * * *

Market For The Company’s Common Stock And Related Security Holder Matters

It is the philosophy of the Company to promote a strong local shareholder base; therefore, the Company’s common stock is neither listed nor traded on a broker-dealer market. Management of the Company makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase or sale of the Company’s common stock. In addition, the Company has adopted a program of on-going open market purchases of shares of its stock. The combination of private trades and Company purchases has provided adequate liquidity for the investors of the Company’s stock without the cost of brokerage fees.

[LOGO OF DIXON ODOM PLLC(TM)]

Certified Public Accountants and Consultants

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors
Uwharrie Capital Corp
Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, effective January 1, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DIXON ODOM PLLC

Sanford, North Carolina
January 24, 2003

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2002 and 2001

	2002	2001

Assets
Cash and due from banks	$11,074,940	$8,751,172
Interest-earning deposits with banks	1,150,453	1,944,246
Investment securities available for sale, at fair value	28,149,478	32,248,501
Loans	196,033,655	185,610,147
Less allowance for loan losses	2,755,302	2,180,600

Net loans	193,278,353	183,429,547
Premises and equipment, net	6,272,191	4,955,127
Interest receivable	1,132,209	1,247,100
Goodwill	987,436	987,436
Other assets	8,718,044	5,204,765

Total Assets	$250,763,104	$238,767,894

Liabilities and Shareholders’ Equity
Deposits:	$29,928,076	$25,047,367
Demand, noninterest-bearing
Interest checking and money market accounts	43,716,447	40,584,438
Savings accounts	40,289,010	41,985,122
Time deposits, $100,000 and over	15,915,658	21,099,056
Other time deposits	43,707,222	44,798,997

Total deposits	173,556,413	173,514,980
Federal funds purchased and securities sold under repurchase agreements	6,514,685	3,252,070
Other short-term borrowed funds	4,393,899	6,925,000
Long-term debt	39,640,350	33,432,902
Interest payable	277,400	332,959
Other liabilities	1,258,153	753,878

Total Liabilities	225,640,900	218,211,789

Shareholders’ Equity:
Common stock, $1.25 par value 20,000,000 shares authorized; shares issued and outstanding or in the process of issuance of 6,494,101 and 5,868,174, respectively	8,117,626	7,335,217
Additional paid-in capital	9,817,177	7,486,307
Unearned ESOP compensation	(1,055,610)	(1,095,973)
Undivided profits	7,066,142	6,339,522
Accumulated other comprehensive income	1,176,869	491,032

Total Shareholders’ Equity	25,122,204	20,556,105

Total Liabilities and Shareholders’ Equity	$250,763,104	$238,767,894

The accompanying notes are an integral part
of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Income
Years ended December 31, 2002 and 2001

	2002	2001

Interest Income
Loans, including fees	$12,921,451	$14,918,037
Investment securities
U. S. Treasury	64,461	32,290
U. S. Government agencies and corporations	747,779	1,075,181
State and political subdivisions	747,530	706,115
Other	124,797	156,613
Interest-earning deposits with banks and federal funds sold	43,602	113,825

Total Interest Income	14,649,620	17,002,061

Interest Expense
Time deposits, $100,000 and over	607,301	1,109,573
Other interest-bearing deposits	2,668,888	4,498,551
Federal funds purchased and securities sold under repurchase agreements	59,033	125,315
Other short-term borrowed funds	87,086	447,397
Long-term debt	1,866,937	1,831,244

Total Interest Expense	5,289,245	8,012,080

Net Interest Income	9,360,375	8,989,981
Provision for loan losses	835,300	1,178,848

Net Interest Income After Provision For Loan Losses	8,525,075	7,811,133

Noninterest Income
Service charges on deposit accounts	1,364,952	1,436,498
Other service fees and commissions	1,218,965	837,846
Gains on securities sold	2,709	439,023
Income from mortgage loan sales	1,395,859	432,454
Other income	423,738	324,282

Total Noninterest Income	4,406,223	3,470,103

Noninterest Expense
Salaries and employee benefits	6,028,685	4,946,391
Net occupancy expense	496,134	407,768
Equipment expense	686,064	620,907
Data processing costs	660,970	695,028
Other operating expense	2,713,988	2,235,448

Total Noninterest Expense	10,585,841	8,905,542

Income before income taxes	2,345,457	2,375,694
Income taxes	587,496	670,635

Net Income	$1,757,961	$1,705,059

Net Income Per Common Share
Basic	$.30	$.29
Diluted	.30	.29
Weighted Average Shares Outstanding
Basic	5,833,668	5,853,615
Diluted	5,932,533	5,948,983

The accompanying notes are an integral part
of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2002 and 2001

	2002	2001

Net Income	$1,757,961	$1,705,059

Other comprehensive income (loss):
Unrealized gains on available-for-sale securities	1,061,501	363,610
Related tax effect	(373,909)	(143,688)
Reclassification of gains recognized in net income	(2,709)	(439,023)
Related tax effect	954	172,589

Total other comprehensive income (loss)	685,837	(46,512)

Comprehensive income	$2,443,798	$1,658,547

The accompanying notes are an integral part
of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Changes In Shareholders’ Equity
Years ended December 31, 2002 and 2001

	Common Stock		Additional Paid-in Capital	Common Stock Subscriptions Receivable	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income	Total

	Shares	Amount

Balance, January 1, 2001	5,742,665	$7,178,331	$7,03,8,156	$(13,439)	(1,133,347)	$5,574,875	$537,544	$19,182,120
Net income	—	—	—	—	—	1,705,059	—	1,705,059
Other comprehensive income	—	—	—	—	—	—	(46,512)	(46,512)
Release of ESOP shares	—	—	33,352	—	37,374	—	—	70,726
Common stock issued pursuant to:
3% stock dividend	169,981	212,476	722,419	—	—	(934,895)	—	—
Stock options exercised	51,542	60,044	93,085	—	—	—	—	153,129
Repurchase of common stock	(96,014)	(115,634)	(400,705)	—	—	—	—	(516,339)
Cash paid – fractional shares	—	—	—	—	—	(5,517)	—	(5,517)
Collections of subscriptions receivable	—	—	—	13,439	—	—	—	13,439

Balance, December 31, 2001	5,868,174	7,335,217	7,486,307	—	(1,095,973)	6,339,522	491,032	20,556,105
Net income	—	—	—	—	—	1,757,961	—	1,757,961
Other comprehensive income	—	—	—	—	—	—	685,837	685,837
Release of ESOP shares	—	—	32,484	—	40,363	—	—	72,847
Common stock issued pursuant to:
3% stock dividend	186,381	232,976	792,120	—	—	(1,025,096)	—	—
Stock options exercised	22,154	27,693	32,349	—	—	—	—	60,042
Stock offering:
Shares issued	624,606	780,758	2,354,576	—	—	—	—	3,135,334
Shares subscribed and in the process of issuance	61,161	76,451	259,935	—	—	—	—	336,386
Repurchase of common stock	(268,375)	(335,469)	(1,140,594)	—	—	—	—	(1,476,063)
Cash paid - fractional shares	—	—	—	—	—	(6,245)	—	(6,245)

Balance, December 31, 2002	6,494,101	$8,117,626	$9,817,177	$—	$(1,055,610)	$7,066,142	$1,176,869	$25,122,204

The accompanying notes are an integral part
of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES
Consolidated Statements Of Cash Flows
Years ended December 31, 2002 and 2001

	2002	2001

Operating Activities
Net income	$1,757,961	$1,705,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	519,077	481,304
Net amortization of security premiums /discounts	89,814	35,763
Provision for loan losses	835,300	1,178,848
Amortization of goodwill	—	76,800
Amortization of mortgage servicing rights	186,246	102,870
Deferred income tax (benefit) expense	(339,000)	228,800
Net realized gain on available for sale securities	(2,709)	(439,023)
Mortgage servicing rights capitalized	(578,259)	(404,360)
Gain on sale of foreclosed properties	—	(26,575)
Gain on sale of premises and equipment	—	(5,549)
Gain on sale of other assets	(125,000)	(24,000)
Release of ESOP shares	72,848	70,726
Net change in interest receivable	114,891	144,757
Net change in other assets	(562,492)	234,546
Net change in interest payable	(55,559)	(84,497)
Net change in other liabilities	470,321	(498,966)

Net Cash Provided By Operating Activities	2,383,439	2,776,503

Investing Activities
Proceeds from sales of securities available for sale	1,404,025	32,492,596
Proceeds from maturities and calls of securities available for sale	3,726,685	2,451,650
Purchase of securities available for sale	(60,000)	(22,431,874)
Net increase in loans	(11,313,235)	(17,138,775)
Proceeds from sales of premises and equipment	—	406,000
Proceeds from sales of other assets	325,000	264,000
Purchase of premises and equipment	(1,836,141)	(1,670,391)
Purchase of bank-owned life insurance	(1,888,150)	(1,921,000)
Proceeds from sales of foreclosed real estate	—	158,623

Net Cash Used By Investing Activities	(9,641,816)	(7,389,171)

Financing Activities
Net increase in deposit accounts	41,433	19,330,930
Net decrease in federal funds purchased	3,525,000	(1,225,000)
Net decrease in securities sold under repurchase agreements	(262,386)	(1,856,184)
Net decrease in other short-term borrowed funds	(2,531,101)	(15,533,275)
Proceeds from long-term advances from Federal Home Loan Bank	4,000,000	20,000,000
Repayment of long-term advances from Federal Home Loan Bank	(2,921,552)	(11,346,551)
Proceeds from long-term advances from other borrowings	4,979,260	—
Expenditures for stock offering	(91,756)	—
Repurchases of common stock	(1,476,063)	(516,339)
Net proceeds from issuance of common stock	3,531,762	166,568
Cash paid for fractional shares	(6,245)	(5,517)

Net Cash Provided By Financing Activities	8,788,352	9,014,632

Increase (Decrease) in Cash and Cash Equivalents	1,529,975	4,401,964
Cash and Cash Equivalents at Beginning of Year	10,695,418	6,293,454

Cash and Cash Equivalents at End of Year	$12,225,393	$10,695,418

Supplemental Disclosures of Cash Flow Information
Interest paid	$5,344,804	$7,927,583
Income taxes paid	443,650	931,200
Supplemental Schedule of Non-Cash Investing and Financing Activities
Increase (decrease) in fair value of securities available for sale, net of tax Taxes; 1999 - $(377,992), 1998 - $28,451	685,837	(46,512)
Loans securitized into investment securities	—	8,171,878
Loans transferred to foreclosed real estate	629,128	—

The accompanying notes are an integral part
of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies

Nature of Business

Uwharrie Capital Corp (the “Company”) was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly (“Stanly”). On July 1, 1993, Stanly became a wholly-owned subsidiary of the Company through a one-for-one exchange of the common stock of Stanly for common stock of the Company.

Bank of Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Stanly are insured by the Federal Deposit Insurance Corporation (“FDIC”). Stanly is under regulation of both the FDIC and the North Carolina State Banking Commission. Through its five branch locations in Stanly County and two branch locations in Cabarrus County, Stanly provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

In 1987, Stanly established a wholly-owned subsidiary, BOS Agency, Inc. (“BOS Agency”), which engages in investment and insurance product sales. In 1989, Stanly established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a broker/dealer in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation (“Strategic Alliance”) and was licensed as a broker/dealer by the National Association of Securities Dealers.

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. (“SIA”), during 1999 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the states of North Carolina and Florida.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co (“Anson”), operating out of its main office branch in Wadesboro.

On August 4, 2000, Stanly acquired another subsidiary, Gateway Mortgage, Inc. (“Gateway”), a mortgage origination company.

In 2002, the Company formed Uwharrie Statutory Trust 1 in order to issue trust preferred securities, as discussed in
Note 9.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Stanly, Anson, Uwharrie Statutory Trust 1, SIA and its indirectly-owned subsidiaries, BOS Agency, Strategic Alliance and Gateway. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks,” and “Interest-earning deposits with banks”.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2002 and 2001.

Investment Securities Available for Sale

Investment securities available for sale consist of bonds and notes not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

The Company grants mortgage, commercial and consumer loans to customers.  The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.  Credit card loans and other personal loans are typically charged off no later than 180 days past due.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer, residential and other loans for impairment disclosures.

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing assets are evaluated for impairment based upon the fair value.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance.

Transfers of Financial Assets

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Federal Home Loan Bank Stock

As a requirement for membership, the banks invest in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

(Amounts in thousands, except per share data)		2002	2001

Net income:
As reported		$1,758	$1,705
Deduct:	Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(141)	(112)

Pro forma		$1,617	$1,593

Basic net income per share:
As reported		$0.30	$0.29
Pro forma		0.28	0.27
Diluted net income per share:
As reported		$0.30	$0.29
Pro forma		0.28	0.27

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Carrying amounts approximate fair values for cash and due from banks; interest-bearing deposits with banks; federal funds sold; interest receivable and payable; variable rate loans that reprice frequently where no significant change in credit risk has occurred; variable rate money market, demand, interest checking and savings accounts; variable rate time deposits; federal funds purchased and securities sold under repurchase agreements and short-term borrowed funds.

Quoted market prices, where available, or if not available, quoted market prices of comparable instruments are used for investment securities.

Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality are used for long-term debt; all loans, (except variable rate loans described above) and fixed rate time deposits.

Investment in Joint Venture

During 1992, the Company entered into a joint venture agreement to form Corporate Data Services, Inc. (“CDS”), a company that provides operations and data processing services for community banks. The Company had a 50% ownership interest at December 31, 2000 and utilized the equity method to account for its ownership in the joint venture.  During 2001, the Company sold all of its ownership interest in CDS, realizing a gain of $24,000.

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale.

Earnings per Common Share

The Company issued 3% stock dividends in 2002 and 2001.  All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock splits.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

that could occur if securities or other contracts to issue common stock were exercised or converted  into common stock into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic and dilutive earnings per share have been computed based upon net income as presented in the accompanying consolidated statements of income divided by the weighted average number of common shares outstanding, or assumed to be outstanding, as summarized below.

	2002	2001

Weighted average number of common shares used in computing basic earnings per share	5,833,668	5,853,615
Effect of dilutive stock options	98,865	95,368

Weighted average number of common shares and dilutive potential common shares used in computing diluted earnings per share	5,932,533	5,948,983

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires reporting of selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. The Company’s operations are within the commercial banking segment, and the financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill. The Company adopted this statement July 1, 2001. SFAS No. 142 requires that all goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that identifiable intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Certain provisions of SFAS No. 142 relating to business combinations consummated after June 30, 2001 were adopted by the Company on July 1, 2001. The remaining provisions were adopted on January 1, 2002. In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the statement required the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. The Company completed this assessment during the first quarter of 2002 and determined that there was no goodwill impairment. See Note 17 for additional disclosures related to SFAS No. 142.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard provides guidance on differentiating between long-lived assets to be held and used, long-lived assets to be disposed of other than by sale and long-lived assets to be disposed of by sale. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 also supersedes Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement was adopted by the Company on January 1, 2002 and did not have a material impact on the Company’s consolidated financial statements.

In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.  This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).  A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for certain qualifying employee termination benefits.  SFAS No. 146 will be effective for exit or disposal activities initiated by the Company after December 31, 2002.  This statement is not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002.  The Company is in the process of assessing the impact of FIN 45 on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002.  The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of SFAS No. 148 effective for the years presented herein.

Reclassification

Certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation.  The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Treasury	$1,091,553	$60,322	$—	$1,151,875
U. S. Government agencies	2,383,850	284,117	—	2,667,967
Mortgage-backed securities & CMO’s	7,898,503	191,638	—	8,090,141
State and political subdivisions	12,865,347	1,239,071	—	14,104,418

Total debt securities	24,239,253	1,775,148	—	26,014,401
FHLB and other stock	2,043,573	91,504	—	2,135,077

Total securities available for sale	$26,282,826	$1,866,652	$—	$28,149,478

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 2 - Investment Securities  (Continued)

Carrying amounts and fair values of securities (continued)

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Treasury	$2,137,700	$—	$49,796	$2,087,904
U. S. Government agencies	2,383,799	59,432	—	2,443,231
Mortgage-backed securities & CMO’s	11,432,052	189,933	99,321	11,522,664
State and political subdivisions	13,120,117	626,398	—	13,746,515

Total debt securities	29,073,668	875,763	149,117	29,800,314
FHLB and other stock	2,366,973	81,214	—	2,448,187

Total securities available for sale	$31,440,641	$956,977	$149,117	$32,248,501

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Treasury	$1,000,023	$—	$1,273	$998,750
Mortgage-backed securities & CMO’s	18,545,618	272,823	—	18,818,441
State and political subdivisions	12,501,542	585,802	—	13,087,344
Corporate bonds	1,014,184	—	25,629	988,555

Total debt securities	33,061,367	858,625	26,902	33,893,090
FHLB and other stock	2,316,973	51,550	—	2,368,523

Total securities available for sale	$35,378,340	$910,175	$26,902	$36,261,613

Results from sales of securities available for sale for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001

Gross proceeds from sales	$1,404,025	$32,492,596

Realized gains from sales	$2,709	$439,023
Realized losses from sales	—	—

Net realized gains	$2,709	$439,023

At December 31, 2002 and 2001, securities available for sale with a carrying amount of $14,431,849 and $9,919,039 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 3 - Loans

The composition of net loans as of December 31, 2002 and 2001 is as follows:

	2002	2001

Commercial	$38,679,885	$35,845,840
Real estate – construction	10,893,015	13,062,841
Real estate – residential	72,445,247	86,810,706
Real estate – commercial	61,026,854	35,802,283
Consumer	12,887,867	13,969,468
Other	123,093	177,256

	196,055,961	185,668,394
Deduct:
Allowance for loan losses	(2,755,302)	(2,180,600)
Unearned net loan fees	(22,306)	(58,247)

Loans, net	$193,278,353	$183,429,547

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 37.49% of net loans. Commercial loans, secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial buildings and equipment comprise 31.57% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2002 follows:

Fixed-rate loans with a maturity of:
Three months or less	$1,632,303
Over three months through twelve months	6,697,287
Over one year through five years	37,596,000
Over five years	17,198,655

Total fixed-rate loans	63,124,245

Variable-rate loans with a repricing frequency of:
Three months or less	132,420,697
Over three months through twelve months	488,713
Over one year through five years	—
Over five years	—

Total variable-rate loans	132,909,410

Total loans	$196,033,655

Nonaccrual loans totaled $788,039 and $1,100,511 at December 31, 2002 and 2001, respectively, which had the effect of reducing net income $40,282 in 2002 and $50,170 in 2001.  Of the nonaccrual amount in 2002 and 2001, a total of $560,633 and $1,010,632, respectively, was government guaranteed as to principal.  At December 31, 2002 and 2001, loans past due 90 days and still accruing interest totaled $586,752 and $28,505, respectively. Book value of foreclosed properties held as other real estate was $714,128 and $85,000 in each of the respective periods. At December 31, 2002 and 2001, the Company did not have any loans for which terms had been modified in troubled debt restructurings.

The Company’s loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 4 - Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2002 and 2001 are presented below:

	2002	2001

Balance, beginning of year	$2,180,600	$1,795,000
Net charge-offs	(260,598)	(793,248)
Provision charged against income	835,300	1,178,848

Balance, end of year	$2,755,302	$2,180,600

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were approximately $102,000,000 and $67,000,000 at December 31, 2002 and 2001, respectively.  The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets.  Changes in mortgage servicing rights capitalized and the related valuation allowances for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001

Mortgage servicing rights, beginning of year	$808,360	$404,000
Mortgage servicing rights capitalized	578,259	404,360

	1,386,619	808,360
Accumulated amortization	(318,771)	(132,525)

Mortgage servicing rights, end of year, net of amortization	1,067,848	675,835

Valuation allowances:
Balance at beginning of year	40,000	—
Additions	15,000	40,000
Reductions	—	—
Write-downs	—	—

Balance at end of year	55,000	40,000

Mortgage servicing rights, end of year, net of amortization and valuation allowance	$1,012,848	$635,835

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2002 and 2001 are listed below:

	2002	2001

Land	$1,439,599	$1,238,477
Buildings and improvements	4,400,853	3,429,152
Furniture and equipment	3,771,936	3,169,787

	9,612,388	7,837,416
Less accumulated depreciation	3,340,197	2,882,289

	$6,272,191	$4,955,127

Note  7 - Deposits

The composition of deposits at December 31, 2002 and 2001 is as follows:

	2002		2001

	Amount	Percentage of total	Amount	Percentage of total

Demand deposits	$29,928,076	18%	$25,047,367	15%
Interest checking and money market	43,716,447	25%	40,584,438	23%
Savings	40,289,010	23%	41,985,122	24%
Time deposits, $100,000 and over	15,915,658	9%	21,099,056	12%
Other time deposits	43,707,222	25%	44,798,997	26%

	$173,556,413	100%	$173,514,980	100%

The maturities of fixed-rate time deposits at December 31, 2002 are reflected in the table below.

	Time Deposits $100,000 and Over	Other Time Deposits

Remaining Maturities
Three months or less	$1,754,168	$13,588,315
Three through twelve months	8,580,832	19,573,529
Over twelve months	5,580,658	10,545,378

Total	$15,915,658	$43,707,222

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  8 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2002 and 2001.

	2002		2001

	Amount	Rate	Amount	Rate

At year-end
Federal funds purchased	$4,300,000	1.47%	$775,000	1.95%
Securities sold under agreement to repurchase	2,214,685	1.08%	2,477,070	1.29%
Master notes	4,393,899	1.04%	6,225,000	1.42%
Short-term advances from FHLB	—	—	700,000	1.83%

	$10,908,584	1.22%	$10,177,070	1.46%

	2002		2001

	Amount	Rate	Amount	Rate

Average for the year
Federal funds purchased	$1,585,479	2.10%	$489,041	4.65%
Securities sold under agreement to repurchase	2,266,223	1.14%	3,185,300	3.22%
Master notes	3,720,780	1.16%	4,124,718	3.34%
Short-term advances from FHLB	2,225,754	1.98%	5,313,973	5.02%
Short-term advances from Bankers’ Bank	—	—	616,438	6.98%

	$9,798,236	1.49%	$13,729,470	4.17%

			2002	2001

Maximum month-end balances
Federal funds purchased			$9,750,000	$4,300,000
Securities sold under agreement to repurchase			2,710,386	3,602,031
Master notes			4,516,558	6,225,000
Short-term advances from FHLB			4,700,000	10,500,000
Short-term advances from Bankers’ Bank			—	2,500,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks, combined, have available lines of credit for federal funds in the amount of $18,500,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  9 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien mortgage loans and commercial real estate loans with eligible collateral value of $59,147,568 at December 31, 2002.  The long-term advances under this line with maturities of one year or more amounted to $30,911,350 at December 31, 2002 with interest rates ranging from 3.49% to 7.53%.  At December 31, 2001, FHLB advances with original maturities of one year or more under this line amounted to $29,432,902 and were at interest rates ranging from 5.02% to 7.53%.

On April 30, 2001, the Company signed a note payable to a bank for $4,000,000 at an interest rate of prime less one percent.  The note is payable in ten annual installments of $400,000 beginning March 31, 2002.  The balance outstanding at December 31, 2002 and 2001 was $3,600,000 and $4,000,000, respectively.

The Company has cumulative trust preferred securities (the “Trust Preferred”) outstanding through a wholly owned subsidiary.  The Trust Preferred issuer has invested the total proceeds from the sale of the Trust Preferred in the Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. On September 26, 2002, $5.0 million of the Trust Preferred was placed through Uwharrie Statutory Trust 1 (the “Trust”).  The Trust Preferred pays cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%.  The dividends paid to holders of the Trust Preferred, which will be recorded as interest expense, are deductible for income tax purposes.  The Trust Preferred is redeemable on September 26, 2007 or afterwards in whole or in part, on any March 26, June 26, September 26 or December 26.  Redemption is mandatory at September 26, 2032.  The Company fully and unconditionally guaranteed the Trust Preferred through the combined operation of the debentures and other related documents.  The Company’s obligation under the guarantee is unsecured and subordinate to senior indebtedness of the Company.  The Trust Preferred qualifies as Tier I capital for regulatory capital purposes.

On November 19, 2002, the Company executed a note payable in the amount of $129,000 for the purchase of property for branch expansion.  This notes bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277.

As of December 31, 2002, the scheduled maturities of these advances (FHLB advances are reflected to the first convertible date or maturity date, as applicable) and notes payable are as follows:

Maturing Year Ending December 31,

2003	$10,530,488
2004	6,530,805
2005	3,631,032
2006	5,406,561
2007	4,406,964
Thereafter	9,134,500

$39,640,350

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  10 - Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

	2002	2001

Current tax expense	$926,496	$441,835
Deferred tax expense (benefit)	(339,000)	228,800

	$587,496	$670,635

The effective income tax rates for 2002 and 2001 were 25.1% and 28.2%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

	2002	2001

Income taxes at statutory federal rate	$797,455	$807,736
Increases (decreases) resulting from:
Tax exempt interest, net	(316,841)	(273,743)
State income taxes, net of federal benefit	87,193	98,300
Goodwill amortization	—	27,295
Other	19,689	11,047

	$587,496	$670,635

Deferred tax assets and liabilities arising from temporary differences at December 31, 2002 and 2001 are summarized as follows:

	2002	2001

Deferred tax assets relating to:
Bad debt reserves	$918,000	$711,230
Deferred compensation	137,000	90,808

Total deferred tax asset	1,055,000	802,038

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(689,783)	(316,828)
Property and equipment	(256,000)	(244,919)
Deferred loans fees and costs	(133,000)	(122,478)
Loan servicing	(106,000)	(240,791)
Other	(55,481)	(28,331)

Total deferred tax liability	(1,240,264)	(953,347)

Net deferred tax liability	$(185,264)	$(151,309)

The net deferred tax liability is included in other liabilities on the accompanying consolidated balance sheets.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  11 - Other Noninterest Expense

The major components of other noninterest expense for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001

Professional fees and services	$369,575	$189,723
Marketing and donations	320,859	344,325
Office supplies, printing and postage	432,297	352,377
Telephone and data lines	213,257	165,653
Electronic banking expense	262,720	219,134
Other	1,115,280	964,236

Total	$2,713,988	$2,235,448

Note  12 - Commitments and Contingencies

Financial Instruments With Off-Balance-Sheet Risk

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

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2002 and 2001, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2002	2001

Commitments to extend credit	$33,285,566	$24,250,389
Credit card commitments	6,022,839	5,313,650
Standby letters of credit	275,619	248,580

	$39,584,024	$29,812,619

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial Instruments With Concentration Of Credit Risk

The bank subsidiaries make commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly, Anson and Carbarrus counties. A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in these counties.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  12 - Commitments and Contingencies (Continued)

Although the Company’s composition of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Company’s policies for real estate lending require collateralization with 20% equity or that the loan be underwritten to conform to Fannie-Mae guidelines that would allow securitization and/or sale of the loans. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

Note  13 - Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to this group  totaled $8,780,318 and $9,940,095 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the bank subsidiaries had pre-approved but unused credit lines totaling approximately $1,954,324 to executive officers, directors and their affiliates.

Note  14 - Regulatory Matters

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

The Company and its subsidiary banks are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Each must meet specific capital guidelines that involve quantitative measure of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices which measure Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to average assets. Quantitative measures established by regulation to ensure capital adequacy and the Company’s consolidated capital ratios are set forth in the table below. The Company expects to meet or exceed these minimums without altering current operations or strategy.

			Required to be

Uwharrie Capital Corp	Amount (in thousands)	Ratio	Adequately Capitalized	Well Capitalized

As of December 31, 2002:
Total Capital (to risk-weighted assets)	$30,422	15.6%	8.0%	10.0%
Tier 1 Capital (to risk-weighted assets)	$27,958	14.4%	4.0%	6.0%
Tier 1 Capital (to average assets)	$27,958	11.6%	4.0%	5.0%
As of December 31, 2001:
Total Capital (to risk-weighted assets)	$21,222	12.6%	8.0%	10.0%
Tier 1 Capital (to risk-weighted assets)	$19,078	11.3%	4.0%	6.0%
Tier 1 Capital (to average assets)	$19,078	8.2%	4.0%	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  14 - Regulatory Matters (Continued)

As of December 31, 2002, the most recent notification from the FDIC categorized both subsidiary banks as being well  capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2002, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2,434,000 as reserves on deposit liabilities.

Note  15 - Stock Matters

Employee Stock Plans

During 1996, the Company adopted the 1996 Employment Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date.

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in both 2002 and 2001, are as follows:

	2002		2001

	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price

Options outstanding at the beginning of the year	618,488	$4.39	578,019	$4.18
Options granted	152,755	5.44	95,145	5.18
Options exercised	(22,683)	2.65	(30,745)	2.83
Forfeitures	(22,560)	5.18	(23,931)	3.07

Options outstanding at the end of the year	726,000	$4.64	618,488	$4.39

Options exercisable at the end of the year	457,730	$4.27	484,497	$4.22

At December 31, 2002, options outstanding had a weighted-average remaining term of 6.8 years.  Total options outstanding at December 31, 2002 included 141,949 options exercisable at a range of $2.46 to $3.17 per share, and 584,051 options exercisable at a range of $5.00 to $5.18 per share.  Exercisable options at December 31, 2002 included

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  15 - Stock Matters (Continued)

141,949 options exercisable at a range of $2.46 to $3.27 per share, and 315,781 options exercisable at a range of $5.00 to $5.18 per share.  No expense has been recognized in connection with the grant or exercise of these options.  At December 31, 2002, authorized shares of common stock  reserved for future grants of options totaled 200,918 under the SOP and 126,075 under the SPP.

The fair value of options granted was estimated to be $1.45 for options granted in 2002 and $1.56 for options granted in 2001, and was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions for 2002 and 2001, respectively; a risk-free interest rate of 3.5% and 4.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility ratio of 14% and 11%.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 268,375 shares during 2002 and 96,014 shares during 2001 at an aggregate purchase price of $1,476,063 and $516,339 respectively.

Note  16 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $105,867 in 2002 and $95,894 in 2001, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.
•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $355,342 and $237,660 at December 31, 2002 and 2001, respectively, and the expense for the years then ended was $135,792 and $79,426, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 238,412 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2002, the outstanding balance of the loan is $1,055,610 and is presented as a reduction of shareholders’ equity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  16 - Employee and Director Benefit Plans (Continued)

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits vest 100% as they are allocated to participants. Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the consolidated financial statements.

Expenses of $72,847 and $70,726 during the years ended December 31, 2002 and 2001, respectively, have been incurred in connection with the ESOP. At December 31, 2002, 54,571 shares held by the ESOP have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.1 million at December 31, 2002.

Supplemental Executive Retirement Plan

The Company implemented in 2001 a non-qualifying deferred compensation plan for certain executive officers. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments over ten years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant’s life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits, and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2002 and 2001, a provision of approximately $112,000 and  $51,000, respectively, was expensed for future benefits to be provided under this plan.

Note  17 - Goodwill

Prior to 2002, goodwill recorded in connection with the Company’s acquisition of Anson Bank & Trust Co. was being amoritized using the straight-line method over fifteen years.  With the adoption of SFAS No. 142 effective January 1, 2002, the Company ceased amortization of that goodwill.

The following tables present the adjusted effect on net income and on basic and diluted earnings per share of excluding the amortization of goodwill for the year ended December 31, 2001:

	Year Ended December 31,

	2002	2001

Net income	$1,757,961	$1,705,059
Add back goodwill amortization	—	76,800

Adjusted net income	$1,757,961	$1,781,859

Basic net income per share	$.30	$.29
Add back goodwill amortization	—	.01

Adjusted basic net income per share	$.30	$.30

Diluted net income per share	$.30	$.29
Add back goodwill amortization	—	.01

Adjusted basic net income per share	$.30	$.30

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  18 - Fair Values of Financial Instruments and Interest Rate Risk

At December 31, 2002, Stanly and Anson had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

It should be noted that the estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company.   The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

	2002		2001

(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial Assets
Cash and due from banks, interest-bearing deposits with banks, and federal funds sold	$12,225	$12,225	$10,695	$10,695
Securities available for sale	28,149	28,149	32,249	32,249
Variable rate loans	132,910	132,910	98,225	98,225
Other loans	63,124	66,750	87,395	88,024

Total loans	196,034	199,660	185,610	186,249

Accrued interest receivable	1,132	1,132	1,247	1,247
Financial Liabilities
Deposits
Non-interest bearing	$29,928	$29,928	$25,047	$25,047
Variable rate, payable on demand	84,005	84,005	82,570	82,570
Fixed-rate time certificates of deposit	59,623	60,082	65,898	66,979

Total deposits	173,556	174,015	173,515	174,596

Short-term borrowed funds	10,909	10,909	10,177	10,177
Long-term debt	39,640	38,469	33,433	34,252
Accrued interest payable	277	277	333	333

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  19 - Parent Company Financial Data

The following are unconsolidated condensed statements of financial condition of Uwharrie Capital Corp at
December 31:

	2002	2001

Assets
Cash and demand deposits with bank subsidiaries	$594,231	$126,035
Interest-earning deposits with bank subsidiaries	11,658,889	6,831,509
Investments in:
Bank subsidiaries	24,037,436	22,507,956
Nonbank subsidiaries	496,250	341,250
Other assets	1,647,281	1,085,155

Total Assets	$38,434,087	$30,891,905

Liabilities and Shareholders’ Equity
Master notes	$4,393,899	$6,225,000
Long-term debt	3,600,000	4,000,000
Subordinated debentures payable to nonbank subsidiary	5,155,000	—
Other liabilities	162,984	110,800
Shareholders’ equity	25,122,204	20,556,105

Total Liabilities and Shareholders’ Equity	$38,434,087	$30,891,905

The unconsolidated condensed statements of income for Uwharrie Capital Corp for the years ended December 31 are shown below:

	2002	2001

Operating income
Income from bank subsidiaries:
Dividends	$1,100,000	$200,000
Interest	130,380	130,026
Management and service fees	1,590,833	1,390,500

Total	2,821,213	1,720,526
Other income	120,372	129,790

Total income	2,941,585	1,850,316

Operating expense
Interest on short-term borrowed funds	43,010	137,585
Interest on long-term debt	137,708	202,771
Interest paid to subsidiaries	68,020	—
Other expense	1,857,529	1,452,680

Total expense	2,106,267	1,793,036

Income before taxes and undistributed income	835,318	57,280
Applicable income tax	(79,000)	(42,200)

Income before undistributed income of subsidiaries	914,318	99,480
Equity in undistributed income of bank subsidiaries	843,643	1,605,579

Net income	$1,757,961	$1,705,059

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note  19 - Parent Company Financial Data (Continued)

The unconsolidated condensed statements of cash flows for Uwharrie Capital Corp. for the years ended December 31 are presented below:

	2002	2001

Cash flows from operating activities:
Net income	$1,757,961	$1,705,059
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary banks	(843,644)	(1,605,579)
(Increase) decrease in other assets	(562,126)	596,595
Increase (decrease) in other liabilities	52,184	(34,500)

Net cash provided by operating activities	404,375	661,575

Cash flows from investing activities:
Investment in non-bank subsidiary	(155,000)	—

Net cash used by investing activities	(155,000)	—

Cash flows from financing activities:
Net increase (decrease) in master notes	(1,831,101)	1,266,725
Net increase (decrease) in long-term debt	(400,000)	1,500,000
Proceeds from borrowings from non-bank subsidiaries	5,155,000	—
Proceeds from issuance of common stock	3,531,762	166,567
Repurchase of common stock	(1,476,063)	(516,339)
Cash paid for fractional shares	(6,245)	(5,517)
Other, net	72,848	70,726

Net cash provided by financing activities	5,046,201	2,482,162

Net increase in cash and cash equivalents	5,295,576	3,143,737
Cash and cash equivalents at beginning of year	6,957,544	3,813,807

Cash and cash equivalents at end of year	$12,253,120	$6,957,544

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

In Thousands Except Per Share And Shares Outstanding Information

	2002	2001	2000	1999	1998

Summary of Operations
Interest Income	$14,649	$17,002	$17,080	$13,027	$11,898
Interest Expense	5,289	8,012	8,953	5,672	5,192

Net Interest Income	9,360	8,990	8,127	7,355	6,706
Provision for Loan Losses	835	1,179	931	210	119
Noninterest Income	4,406	3,470	2,746	1,428	1,519
Noninterest Expense	10,586	8,905	8,521	6,900	6,214
Income taxes	587	671	249	521	587

Net Income	$1,758	$1,705	$1,172	$1,152	$1,305

Per Common Share
Net Income - Basic (1)	$.30	$.29	$.20	$.20	$.25
Net Income - Diluted (1)	.30	.29	.20	.20	.25
Book Value (1)	3.87	3.40	3.15	2.82	2.79
Weighted Average Shares
Outstanding:
Basic (1)	5,833,668	5,853,615	5,829,569	5,747,391	5,177,862
Diluted (1)	5,932,533	5,948,983	5,992,758	5,849,768	5,309,765
Ratios
Return on average assets	.74%	.74%	.54%	.67%	.85%
Return on average equity	8.05%	8.53%	6.55%	6.93%	9.67%
Average equity to average assets	9.16%	8.66%	8.18%	9.62%	8.82%
Selected year-end balances
Assets	$250,763	$238,768	$228,456	$192,717	$167,386
Loans	196,034	185,610	177,436	140,095	132,301
Securities	28,149	32,249	36,262	35,727	24,075
Deposits	173,556	173,515	154,184	134,823	139,246
Borrowed funds	50,549	43,610	53,571	39,990	11,620
Shareholders’ equity	25,122	20,556	19,182	17,061	15,698
Selected average balances
Assets	$238,371	$230,926	$218,780	$172,811	$153,006
Loans	186,532	177,531	165,276	134,044	117,442
Securities	30,517	32,454	38,079	28,720	26,322
Deposits	169,371	164,821	151,721	135,579	126,493
Borrowed funds	45,502	44,643	47,313	19,501	13,016
Shareholders’ equity	21,833	19,988	17,906	16,632	13,497

1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1998 through 2001 have been adjusted to reflect 3% stock dividends issued in 2002, 2001, 2000, and 1999, and a 100% stock dividend issued in 1998.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 5 - 32. References to changes in assets and liabilities represent end of period balances unless otherwise noted.  All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in both 2002 and 2001.

Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Overview

To better understand the 2002 and 2001 consolidated financial condition and results of operations of Uwharrie Capital Corp (the “Company”), it is helpful to review briefly the Company’s growth and certain other relevant information from the years 1998 through 2000.  The Company experienced strong growth in each of the three years 1998 through 2000, with total assets increasing by 15% in both 1998 and 1999, and by nearly 19% in 2000.  The growth in 2000 reflects the acquisition of Anson BanCorp, Inc. (“Anson”), completed in January 2000, which provided new assets of $25.6 million.  Costs incurred to maintain this consistent growth trend put downward pressure on the Company’s earnings.  In addition, while management strongly believes that the Company’s growth was accomplished with quality assets, it was necessary, in 2000, to increase the allowance for loan losses.  The Company’s record of asset quality and historical loan loss experience supported its methodology for establishing the allowance for loan losses at a level lower than the recorded level at the end of 2000.  However, bank regulators, concerned about the slowing economy and the potential for credit problems in such an environment, asked that the Company maintain its allowance for loan losses at a minimum of 1% of outstanding loans.  This required an additional provision for loan losses of approximately $545 thousand in 2000 above the amount computed using the Company’s standard methodology for calculating the allowance for loan losses, lowering our net income for 2000 to $1.2 million.  The Company’s growth, combined with the higher provision for loan losses, had produced a declining trend in shareholders’ equity expressed as a percentage of total assets, although the Company continued at the end of 2000 to exceed all required capital levels.

In response to the growth, earnings and capital trends described above, management targeted both 2001 and 2002 as years to moderate growth while focusing on improved earnings and increased capitalization.  Total assets grew by 5% in both years, and in 2002 increased from $238.8 million at the beginning of the year to $250.8 million at year-end.  Net income increased 45% to $1.7 million for 2001, and increased in 2002 to $1.8 million.  Profitability in 2002 was affected by branch expansion and other efforts the Company has undertaken to set the stage for future growth.  Total shareholders’ equity, which had been 8.6% of total assets, has increased to 10% of total assets at December 31, 2002.  This increase has resulted from the improved earnings, new capital generated by a public stock offering begun in 2002 and still ongoing and appreciation in the value of the Company’s investment securities available for sale.  This generation of capital has also enabled the Company to implement a share

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

repurchase plan under which 96,014 shares were repurchased in 2001 at a cost of $516 thousand and 268,375 shares were repurchased in 2002 at a total cost of $1.5 million.  Because of general economic concerns, the Company has continued to add to its allowance for loan losses through the provision for loan losses charged to operations.  At December 31, 2002, the allowance for loan losses stood at 1.41% of total loans outstanding, up from 1.17% of total loans at December 31, 2001 and from 1.01% of total loans at December 31, 2000.  The Company’s return on average assets, which had been .54% in 2000, was .74% in both 2002 and 2001. On a per share basis, net income for 2002 was $.30 basic and diluted as compared with $.29 basic and diluted for 2001.  The net income generated in 2002 and 2001 enabled the Company to increase its capital level, both in total and as a percentage of assets, and to repurchase 268,375 shares of common stock in 2002 at a total cost of $1.5 million and 96,014 shares of common stock in 2001 at a total cost of $516 thousand.

During 2002 the Company undertook efforts to set the stage for future growth, opening new branch offices in Concord and Mt. Pleasant, located in Cabarrus County.  The Company’s future plans call for use of the proceeds generated by the ongoing public stock offering to charter a new bank to be headquartered in Concord.  If successful, the branch offices opened in Cabarrus County in 2002 will become a part of the new bank.

Net income for the years 2002 and 2001, and certain key financial performance ratios, are presented below:

	2002	2001

Net Income	$1,757,961	$1,705,059
Return on average assets	.74%	.74%
Return on average equity	8.05%	8.53%
Average equity to average assets	9.16%	8.66%

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

Net Interest Income

The Company’s major source of revenue is net interest income, which is the excess of interest income earned on loans and investments over interest expense paid on deposits and borrowings. Net interest income increased by $370 thousand, or 4.1%, to $9.4 million for 2002 from $9.0 million for 2001. This improvement resulted primarily from growth, as average total interest-earning assets grew by $6.2 million in 2002 as compared with 2001.  There was a dramatic declining trend in interest rates during 2001, as the Federal Reserve enacted eleven interest rate cuts.  This declining trend continued at a more moderate pace in 2002.  As indicated in accompanying Financial Table 5 on page 46, the Company’s short-term Interest Rate Gap is well matched, so that movements in interest rates can be expected to impact interest yields and costs similarly.  In addition, certain of the Company’s variable rate loans have floor rates, below which the effective rates charged do not adjust.  The average yield on total interest-earning assets during 2002 was 6.88%, a decrease of 132 basis points from the 8.20% yield earned in 2001.  The Company’s average cost of total interest-bearing liabilities decreased similarly, to 2.79% in 2002 as compared to 4.25% in 2001, a 146 basis point reduction.  Because of the larger decrease in the cost of funds, the Company’s interest rate spread increased by 14 basis point, from 3.95% in 2001 to 4.09% in 2002.  The Company’s net interest margin, which is defined as net interest income divided by total interest-earning assets, held quite steady, increasing by 2 basis points, from 4.46% in 2001 to 4.48% in 2002.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

Taxable securities produced income of $1.1 million in 2002 at a yield of 5.45%, as compared to income of $1.3 million in 2002 at a yield of 6.15%. Of the total decrease of $205 thousand in interest income from taxable securities, $139 thousand resulted from the reduced percentage yield, while $66 thousand resulted from a $1.1 million reduction in the average balance of taxable securities held in 2002 as compared to 2001.

Non-taxable securities produced interest income of $625 thousand and reflected a yield of 8.66% on a tax equivalent basis during 2002 compared to $706 thousand with a tax equivalent yield of 9.13% in 2001.  The reduction in interest income earned on non-taxable securities resulted from an $800 thousand reduction in the average balance of non-taxable securities held in 2002 as compared to 2001.

Total interest-earning assets averaged $219.9 million in 2002, an increase of $6.2 million from the 2001 average of $213.7 million. This increased earning capacity, combined with reductions of $1.1 million in taxable securities, $800 thousand in non-taxable securities and $830 thousand in interest-earning cash and overnight investments, was deployed as loans, the average of which increased by $9.0 million in 2002 as compared to 2001.

Total interest expense for 2002 was $5.3 million, a decrease of $2.7 million from the $8.0 million total for 2001.  While average total interest-earning assets increased by $6.2 million in 2002, average total interest-bearing liabilities increased by less than $1.0 million.  Total customer deposits increased, in the aggregate, by only $41,000 during 2002.  However, noninterest-bearing deposits increased by $4.9 million, while time deposits of $100,000 or more, upon which the Company generally pays higher rates of interest, decreased $5.2 million.  As a result of this shift in deposit types, total interest-bearing liabilities averaged $189.4 million in 2002, an increase of only $737 thousand from the $188.6 million average in 2001.  The Company’s borrowings averaged $45.5 million in 2002 as compared to $44.6 million in 2001.  As a result of the declining interest rate environment throughout the year, the Company’s average interest costs incurred on total deposits, short-term borrowings and long-term debt all decreased in 2002 compared to 2001. The total cost paid on deposits decreased by 161 basis points, while the costs paid on short-term borrowings and long-term debt decreased by 268 basis points and 69 basis points, respectively.

Financial Table 1 on Page 42 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on Page 43 summarizes the effects on net interest income of changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Balance Sheet Analysis

The Company’s $12.0 million growth in 2002 was reflected principally in total loans receivable, which increased by $10.4 million to $196.0 million at December 31, 2002 from $185.6 million at December 31, 2001. This loan growth is net of  $55.0 million of conforming mortgage loans originated and sold for cash in the secondary market.

Investment securities totaled $28.1 million at December 31, 2002 compared to $32.2 million at December 31, 2001, a decrease of $4.1 million.  Other liquid assets, consisting of cash and due from banks and interest-earning deposits in other banks, increased by $1.5 million, as the Company maintained a relatively consistent level of total liquid assets, $40.4 million at December 31, 2002 compared to $42.9 million at December 31, 2001.

Net premises and equipment increased by $1.3 million in 2002 to $6.3 million at the end of the year as a result of the purchase of a commercial building in downtown Albemarle to be held for future expansion, purchase of a building and an additional lot for parking for a new branch location in Mt. Pleasant, leasehold improvements for a new branch location in Concord, completion of renovations in the Main office building and Uwharrie Capital Corp office and the purchase of furniture and equipment for the two new branch offices.

Other assets grew by $3.5 million during 2002 to $8.7 million.  Other assets include $4.0 million invested in bank-owned life insurance, of which $1.9 million was purchased in 2002.  These arrangements generate tax-exempt

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

income that offsets costs incurred to provide for certain benefit plans that have been established to enable the Company to compensate and retain key executive and senior officers.  Also included in other assets is $1.0 million representing the value of rights to service residential mortgage loans that the Company has originated and sold in the secondary market.

During 2002, customer deposits increased by $41 thousand, ending the year at $173.6 million.  As discussed under the caption “Net Interest Income,” the Company’s deposit mix evolved in 2002 to reflect a $4.9 million increase in noninterest-bearing deposits offset by a $5.2 million reduction in higher-costing certificates of deposit of $100,000 or more.  Federal funds purchased and securities sold under repurchase agreements increased by $3.2 million, from $3.3 million to $6.5 million, while other short-term borrowed funds decreased by $2.5 million, from $6.9 million to $4.4 million.  Long-term debt increased by $6.2 million, from $33.4 million to $39.6 million, principally as the result of the issuance during 2002 of $5.0 million of trust preferred securities.

Asset Quality

Management considers asset quality to be of primary importance, and therefore employs a formal internal loan review process to ensure adherence to the Company’s lending policies.  It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated.  The Company credit administration function, through a review process, validates the accuracy of the initial risk grade assessment.  In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrowers risk grade accordingly.  The function of determining the allowance for loan losses is fundamentally driven by the risk grade system.  In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process.  Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in the Company’s market area and other factors.  For loans determined to be impaired, the allowance is based either on discounted cash flows using the loan’s initial effective interest rate or on the fair value of the collateral for certain collateral dependent loans.  This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change.  The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans and foreclosed real estate.  Nonaccrual loans at December 31, 2002 were $788 thousand as compared to $1.1 million at December 31, 2001. Foreclosed real estate totaled $714 thousand at December 31, 2002 and $85 thousand at December 31, 2001. The ratio of nonperforming loans to total loans at December 31, 2002 and 2001 was .40% and .59%, respectively, while the ratio of total nonperforming assets to total assets at each year-end was .60% and .50%, respectively.

The Company’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless placed on nonaccrual status.  The Company accounts for loans on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest.  Generally, the Company’s policy is to place a loan on nonaccrual status when the loan becomes past due 90 days.  The Company also places loans on nonaccrual status in cases where it is uncertain whether the borrower can satisfy the contractual terms of the loan agreement.  Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected.  Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition.  Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur.  Potential problem loans are loans which are currently performing and are not included in nonaccrual or

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

restructured loans above, but about which there are concerns as to the borrower’s ability to comply with present repayment terms.  These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of the allowance for loan losses.  The Company had no restructured loans and no loans identified as potential problem loans at December 31, 2002.

Provision and Allowance for Loan Losses

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses.  The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off.  Management evaluates the adequacy of the allowance at least quarterly.  In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors.  In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to make additions for estimated losses based upon judgments different from those of our management.

Management uses the risk-grading program, as described under “Asset Quality,” to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses.  In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration.  The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area.  Every effort is made to identify and minimize the credit risks associated with such lending strategies.  The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions.

The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company may sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans.  Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful.  Loans classified as “loss” are considered uncollectible and of such little value that continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future.  As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses.  In addition to the above classification categories, the Company also categorizes loans based upon risk grade and loan type, assigning an allowance allocation based upon each category.

The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business.  While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while management believes it has established the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Company’s portfolio, will not require an increase in our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein.  Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

Activity in the allowance for loan losses for 2002 and 2001 is summarized in Note 4 to the consolidated financial statements and reflected in Financial Table 9 on Page 49. The ratio of net charge-offs to average loans outstanding was .14% in 2002 and .45% in 2001.  The allowance for loan losses equaled 1.41% of total loans and 350% of nonperforming loans at December 31, 2002, as compared to 1.17% of total loans and 198% of nonperforming loans at December 31, 2001.  The primary reason for the increase in the allowance as a percentage of total loans is the overall softening of the economy.

The provision for loan losses for 2002 was $835 thousand, a decrease of $344 thousand from the 2001 provision of $1.2 million.  The principal factor contributing to the reduced provision in 2002 was a decreased level of net loan charge-offs.  Net charge-offs for 2002 were $261 thousand as compared with net charge-offs of $793 thousand in 2001.

Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry. Total noninterest income, exclusive of securities gains, increased by $1.4 million in 2002 compared to 2001, an increase of 45.3%. Nearly $1.0 million of this increase was from gains from sales of mortgage loans, which increased from $432 thousand in 2001 to $1.4 million in 2002 as the Company has successfully participated in the active home refinance market created by the declining interest rate trend.

A principal component of noninterest income, service charges on deposit accounts, amounted to $1.4 million in both 2002 and 2001.  Other significant components of noninterest income are the brokerage, investment advisory and insurance subsidiaries, which contributed commission and fee income of $868 thousand in 2002 and $470 thousand in 2001. Other commissions and fees from banking services in these two years were $351 thousand and $368 thousand, respectively.

Gains on the sale of securities contributed $3 thousand in noninterest income during 2002, compared to $439 thousand in 2001.  The higher gains in 2001 were attributable primarily to the sale of securities arising from securitization of single family mortgage loans.  All other income in the noninterest income category amounted to $424 thousand in 2002 and $324 thousand in 2001.  Other income for 2002 included recognition of a gain of $125 thousand on sale of an investment in a mortgage company and reflected an increase of $70 thousand in income generated by bank-owned life insurance.

Noninterest Expense

For the year ended December 31, 2002, as compared to 2001, noninterest expenses totaled $10.6 million and $8.9 million, respectively, an increase of $1.7 million.  Noninterest expense in 2002 reflects the costs associated with opening and operating new branches as well as costs incurred to develop a new bank in Concord, North Carolina. As a percentage of average total assets, total noninterest expenses increased, from 3.86% in 2001 to 4.44% in 2002, mainly due to increased overhead from new branches.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

Personnel costs continue to be the largest component of noninterest expense, and accounted for most of the overall increase in noninterest expense, increasing by $1.1 million to $6.0 million in 2002, due to expansion of staff, including three key officer positions, associates employed to staff the new branch offices, merit salary increases and associated benefits.

Occupancy expense increased by $88 thousand in 2002 and equipment expense increased by $65 thousand, in both instances principally as a result of branch expansion.  Data processing costs decreased from $695 thousand in 2001 to $661 thousand in 2002, as the Company completed a conversion to a new processing system.

Remaining combined categories of noninterest expense, including professional fees, marketing, electronic banking delivery, director fees, insurance, supplies, postage, telephone and other expenses increased by $479 thousand to $2.7 million in 2002 as compared to $2.2 million in 2001. The most significant of these expenses are reflected in a comparative table in Note 11 on Page 25.

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense for 2002 totaled $587 thousand, an effective tax rate of 25.0%, compared to $671 thousand for 2001, an effective tax rate of 28.2%.  This decrease for 2002 results principally from an increase in the amount of income from tax-exempt investments and loans as well as the increase in nontaxable income from bank-owned life insurance.

Capital Resources

The Company continues to maintain good capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth. Regulatory agencies divide capital into Tier I (consisting of shareholders’ equity less ineligible intangible assets and accumulated other comprehensive income) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company’s risk-adjusted assets and off-balance sheet items. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio that measures Tier I capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards.

The Company expects to continue to exceed these minimums without altering current operations or strategy.  Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2002 and in 2001. All references in this annual report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

presented in Financial Table 6 on page 47, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2002 included $18.5 million in federal funds lines of credit from correspondent banks and approximately $59 million of credit availability from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2002, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $6.5 million, while other short-term borrowings totaled $4.4 million.  Long-term debt at that date consisted of advances of $31.0 million from the Federal Home Loan Bank, a note payable of $3.6 million to another bank and $5.0 million in trust preferred securities.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2002 is reflected in Financial Table 5 at page 46. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

The principal goals of the Company’s asset liability management are the maintenance of adequate liquidity and the management of interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on interest-sensitive assets and liabilities to protect net interest income from wide fluctuations that could result from changes in interest rates. The Asset Liability Management Committee monitors market changes in interest rates and assists with pricing loans and deposit products consistent with funding source needs and asset growth projections.

Financial Table 1

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS - 2002 and 2001
(Dollars in thousands)

	2002			2001

	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)

Interest-earning Assets
Taxable securities	$19,416	$1,059	5.45%	$20,553	$1,264	6.15%
Non-taxable securities	11,101	625	8.66%	11,901	706	9.13%
Short-term investments	2,920	44	1.51%	3,750	114	3.04%
Taxable loans (2)	181,035	12,625	6.97%	172,553	14,635	8.48%
Non-taxable loans	5,497	296	8.28%	4,978	283	8.75%

Total interest-earning assets	219,969	14,649	6.88%	213,735	17,002	8.20%

Non-earning Assets
Cash and due from banks	6,896			5,482
Premises and equipment, net	5,748			4,767
Interest receivable and other	5,758			6,942

Total non-earning assets	18,402			17,191

Total assets	$238,371			$230,926

Interest-bearing liabilities
Savings deposits	$43,230	656	1.52%	$40,892	1,260	3.08%
Interest checking and MMDA	40,168	471	1.17%	34,883	559	1.60%
Time deposits	60,467	2,149	3.55%	68,212	3,789	5.55%

Total deposits	143,865	3,276	2.28%	143,987	5,608	3.89%
Short-term borrowed funds	9,798	146	1.49%	13,729	573	4.17%
Long-term debt	35,704	1,867	5.23%	30,914	1,831	5.92%

Total interest-bearing liabilities	189,367	5,289	2.79%	188,630	8,012	4.25%

Noninterest liabilities
Transaction deposits, interest payable and other	27,171			22,308

Total liabilities	216,538			210,938

Shareholders’ equity	21,833			19,988

Total liabilities and shareholders’ equity	$238,371			$230,926

Interest rate spread			4.09%			3.95%

Net interest income and net interest margin		$9,360	4.48%		$8,990	4.46%

1)			Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.
2)			Nonaccrual loans are included in loans, net of unearned income.

Financial Table 2

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS - 2001 and 2000
(Dollars in thousands)

	2001			2000

	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)

Interest-earning Assets
Taxable securities	$20,553	$1,264	6.15%	$24,064	$1,669	6.94%
Non-taxable securities	11,901	706	9.13%	14,015	791	8.68%
Short-term investments	3,750	114	3.04%	1,173	82	6.99%
Loans, gross (2)	177,531	14,918	8.40%	165,276	14,538	8.80%

Total interest-earning assets	213,735	17,002	8.20%	204,528	17,080	8.56%

Non-earning Assets
Cash and due from banks	5,482			5,035
Premises and equipment, net	4,767			4,066
Interest receivable and other	6,942			5,151

Total non-earning assets	17,191			14,252

Total assets	$230,926			$218,780

Interest-bearing liabilities
Savings deposits	$40,892	1,260	3.08%	$39,823	1,734	4.35%
Interest checking and MMDA	34,883	559	1.60%	32,147	831	2.59%
Time deposits	68,212	3,789	5.55%	61,612	3,386	5.50%

Total deposits	143,987	5,608	3.89%	133,582	5,951	4.45%
Short-term borrowed funds	13,729	573	4.17%	25,168	1,605	6.38%
Long-term debt	30,914	1,831	5.92%	22,145	1,397	6.31%

Total interest-bearing liabilities	188,630	8,012	4.25%	180,895	8,953	4.95%

Noninterest liabilities
Transaction deposits, interest payable and other	22,308			19,979

Total liabilities	210,938			200,874

Shareholders’ equity	19,988			17,906

Total liabilities and shareholders’ equity	$230,926			$218,780

Interest rate spread			3.95%			3.61%

Net interest income and net interest margin		$8,990	4.46%		$8,127	4.18%

1)			Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

Financial Table 3

VOLUME AND RATE VARIANCE ANALYSIS - 2002 Compared to 2001
(In thousands)

	Income/ Expense Variance	Variance Attributable to

		Volume	Rate

Earning Assets
Taxable securities	$(205)	$(66)	$(139)
Non-taxable securities	(81)	(46)	(35)
Short-term investments	(70)	(19)	(51)
Taxable loans	(2,010)	655	(2,665)
Non-taxable loans	13	29	(16)

Total earning assets	(2,353)	553	(2,906)

Interest-bearing liabilities
Savings deposits	(604)	54	(658)
Transaction and MMDA deposits	(88)	73	(161)
Other time deposits	(1,640)	(353)	(1,287)
Short-term borrowed funds	(427)	(111)	(316)
Long-term debt	36	267	(231)

Total interest-bearing liabilities	(2,723)	(70)	(2,653)

Net Interest Income	$370	$623	$(253)

The above table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally  to the change attributable to volume and the change attributable to rate.

Financial Table 4

VOLUME AND RATE VARIANCE ANALYSIS - 2001 Compared to 2000
(In thousands)

	Income/ Expense Variance	Variance Attributable to

		Volume	Rate

Earning Assets
Taxable securities	$(405)	$(230)	$(175)
Non-taxable securities	(85)	(122)	37
Short-term investments	32	129	(97)
Loans, gross	380	1,054	(674)

Total earning assets	(78)	831	(909)

Interest-bearing liabilities
Savings deposits	(474)	40	(514)
Transaction and MMDA deposits	(272)	57	(329)
Other time deposits	403	365	38
Short-term borrowed funds	(1,032)	(603)	(429)
Long-term debt	434	536	(102)

Total interest-bearing liabilities	(941)	395	(1,336)

Net Interest Income	$863	$436	$427

The above table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to the change attributable to volume and the change attributable to rate.

Financial Table 5

INTEREST RATE GAP
(Dollars in thousands)

	1 - 90 Day Position	3 - 6 Month Position	6 - 12 Month Position	1 - 5 Year Position	> 5 Year Position	Total Position

Interest-Earning Assets
Due from banks	$1,150	$—	$—	$—	$—	$1,150
Debt securities	286	36	72	6,260	19,361	26,015
FHLB and other stock	—	—	—	—	2,135	2,135
Loans	134,053	2,273	4,913	37,596	17,199	196,034

Total interest-earning assets	135,489	2,309	4,985	43,856	38,695	225,334

Interest-Bearing Liabilities
Deposits	91,591	12,453	14,943	15,658	8,983	143,628
Short-term borrowed funds	10,909	—	—	—	—	10,909
Long-term debt	1,526	9,002	3	19,975	9,134	39,640

Total interest-bearing liabilities	104,026	21,455	14,946	35,633	18,117	194,177

Interest sensitivity GAP per Period	$31,463	$(19,146)	$(9,961)	$8,223	$20,578	$31,157

Cumulative interest sensitivity GAP	$31,463	$12,317	$2,356	$10,579	$31,157	$31,157

Ratios
Cumulative gap as a percentage of total interest-earning assets	13.96%	5.47%	1.05%	4.69%	13.83%	13.83%
Cumulative interest-earning Assets as a percentage of Interest-bearing liabilities	130.25%	109.82%	101.68%	106.01%	116.05%	116.05%

Financial Table 6

SECURITIES PORTFOLIO COMPOSITION -December 31, 2002
(Dollars in thousands)

		Amortized Cost	Fair Value	Book Yield (1)

Securities available for sale:
	U.S. Treasury
	Due after one but within five years	$1,091	$1,152	3.68%

	U.S. Government agencies
	Due after one but within five years	1,002	1,097	5.03%
	Due after five but within ten years	1,382	1,571	5.22%

		2,384	2,668	5.14%

	Mortgage-backed securities & CMO’s
	Due after one but within five years	3,950	4,008	6.69%
	Due after five but within ten years	2,301	2,318	7.09%
	Due after ten years	1,648	1,764	6.90%

		7,899	8,090	6.85%

	State and political
	Due within one year	250	251	7.42%
	Due after one but within five years	2,039	2,253	8.28%
	Due after five but within ten years	3,594	3,975	7.89%
	Due after ten years	6,982	7,625	7.79%

		12,865	14,104	7.89%

	Total securities available for sale
	Due within one year	250	251	7.42%
	Due after one but within five years	8,082	8,510	6.49%
	Due after five but within ten years	7,277	7,864	7.12%
	Due after ten years	8,630	9,389	7.62%

		$24,239	$26,014	7.10%

(1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.

Financial Table 7

LOAN PORTFOLIO COMPOSITION
(Dollars in thousands)

	At December 31,

	2002		2001		2000

	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Loan type:
Commercial	$38,680	19.73%	$35,846	19.31%	$29,511	16.63%
Real estate - construction	10,893	5.56%	13,063	7.04%	11,802	6.65%
Real estate - residential	72,445	36.95%	86,811	46.76%	89,041	50.16%
Real estate - commercial	61,027	31.13%	35,802	19.28%	31,619	17.81%
Consumer	12,888	6.57%	13,969	7.52%	15,443	8.70%
Other	123	0.06%	177	0.09%	83	0.05%

Total loans	196,056	100.00%	185,668	100.00%	177,499	100.00%

Less:
Allowance for loan losses	(2,755)		(2,180)		(1,795)
Unearned net loan fees	(23)		(58)		(63)

Net loans	$193,278		$183,430		$175,641

	At December 31,

	1999		1998

	Amount	% of Total Loans	Amount	% of Total Loans

Loan type:
Commercial	$23,672	16.89%	$16,255	12.29%
Real estate – construction	5,227	3.73%	3,800	2.87%
Real estate – residential	65,634	46.83%	64,207	48.53%
Real estate - commercial	29,166	20.81%	28,523	21.56%
Consumer	16,446	11.73%	19,469	14.71%
Other	16	0.01%	58	0.04%

Total loans	140,161	100.00%	132,312	100.00%

Less:
Allowance for loan losses	(1,003)		(1,170)
Unearned net loan fees	(66)		(11)

Net loans	$139,092		$131,131

Financial Table 8

NONPERFORMING ASSETS
(Dollars in thousands)

	At December 31,

	2002	2001	2000	1999	1998

Nonaccrual loans	$788	$1,101	$169	$317	$68
Restructured loans	—	—	—	—	—

Total nonperforming loans	788	1,101	169	317	68
Other real estate owned	714	85	85	114	85

Total nonperforming assets	$1,502	$1,186	$254	$431	$153

Accruing loans past due 90 days or more	$587	$29	$43	$27	$76
Allowance for loan losses	2,755	2,181	1,795	1,003	1,170
Nonperforming loans to total loans	0.40%	0.59%	0.10%	0.23%	0.05%
Allowance for loan losses to total loans	1.41%	1.17%	1.01%	0.72%	0.88%
Nonperforming assets to total loans and other real estate	0.76%	0.64%	0.14%	0.31%	0.12%
Nonperforming assets to total assets	0.60%	0.50%	0.11%	0.22%	0.09%
Allowance for loan losses to nonperforming loans	349.62%	198.14%	1062.13%	316.40%	1720.59%

Financial Table 9

ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

	At or for the Year Ended December 31,

	2002	2001	2000	1999	1998

Allowance for loan losses at beginning of year	$2,181	$1,795	$1,003	$1,170	$1,125
Allowance acquired in Anson purchase	—	—	104	—	—
Provision for loan losses	835	1,179	931	210	119

	3,016	2,974	2,038	1,380	1,244

Loan charge-offs:
Commercial	66	131	93	211	10
Real estate	65	527	—	151	22
Consumer	150	182	269	69	79

Total charge-offs	281	840	362	431	111

Recoveries of loans previously charged off:
Commercial	—	20	26	16	—
Real estate	—	8	—	16	—
Consumer	20	19	93	22	37

Total recoveries	20	47	119	54	37

Net charge-offs	261	793	243	377	74

Allowance for loan losses at end of year	$2,755	$2,181	$1,795	$1,003	$1,170

Net charge-offs as a percent of average loans	(0.14)%	(0.45)%	(0.15)%	(0.28)%	(0.06)%

Financial Table 10

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)

	At December 31,

	2002		2001		2000

	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)

Commercial	$711	19.73%	$532	19.31%	$452	16.63%
Real estate - construction	163	5.56%	196	7.04%	116	6.65%
Real estate - residential	590	36.95%	625	46.76%	502	50.16%
Real estate - commercial	915	31.13%	512	19.28%	381	17.81%
Consumer	325	6.57%	299	7.52%	312	8.70%
Other	2	0.06%	—	0.09%	—	0.05%
Unallocated	49	—%	17	—%	32	—%

Total	$2,755	100.00%	$2,181	100.00%	$1,795	100.00%

	At December 31,

	1999		1998

	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)

Commercial	$296	16.89%	$144	12.29%
Real estate – construction	13	3.73%	20	2.87%
Real estate – residential	195	46.83%	622	48.53%
Real estate - commercial	226	20.81%	189	21.56%
Consumer	213	11.73%	124	14.71%
Other	—	0.01%	—	0.04%
Unallocated	60	—%	71	—%

Total loans	$1,003	100.00%	$1,170	100.00%

(1) Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP
Board of Directors

Charles E. Allen	David M. Jones, D.V.M.	John P. Murray, M.D., Vice Chair
Consultant	Director of the North Carolina	Retired – Physician and Owner
Penta Engineering	Zoological Park in Asheboro	Albemarle Ear, Nose and Throat

Cynthia H. Beane	Kyle E. Josey	Kent E. Newport
Certified Public Accountant	Owner	President, KDC, Inc.
Cynthia H. Beane, Proprietor	Josey & Josey Accountants	DBA Coy’s Laundromat

Joe S. Brooks, Chair	B. Franklin Lee	George T. Reaves
Partner	Owner	Retired - Vice President Traffic and
Brothers Precision Tool Company	Franklin Lee Farm	Transportation
Collins & Aikman Corporation

Ronald T. Burleson	James F. Link, D.V.M.	A. James Russell
Partner	Veterinarian and Owner	Construction Manager
Thurman Burleson & Sons Farm and	North Stanly Animal Clinic	J.T. Russell & Sons, Inc.
Rolling Hills Gin, LLC

Bill C. Burnside, D.D.S.	Joyce H. Little	Don M. Russell
Dentist and Owner	Co-Owner and Vice President /	President
Bill C. Burnside, Proprietor	Secretary / Treasurer	Rusco Fixture Co., Inc.
Wiley Little Drywall, Inc.

Gail C. Burris	Buren Mullis	Hugh E. Wallace
Owner and Manager	Retired - Vice President and	President
Rosebriar Restaurant	General Manager	Anson Apparel Company
	Sundrop Bottling Company, Inc.	Treasurer
Anson Apparel III
Executive Officers

Roger L. Dick	Ronald B. Davis	Christy D. Stoner
Chief Executive Officer -	President - Uwharrie Capital Corp,	President / Chief Executive Officer -
Uwharrie Capital Corp	President / Chief Executive Officer -	The Strategic Alliance Corporation
Bank of Stanly