Form 10KSB, Exhibit 13
period 2003-12-31
UWHARRIE CAPITAL CORP
filed 2004-03-30
CIK 898171

Exhibit 13

UWHARRIE CAPITAL CORP

2003 Annual Report

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (“Stanly”), a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage brokerage company. The Company also owns two non-bank subsidiaries, Strategic Investment Advisors, Inc. and Uwharrie Statutory Trust 1.

Stanly engages in retail and commercial banking, with five banking offices in Stanly County. Stanly provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. (“Anson”) that provides financial services to customers through one banking office in Anson County.

On April 10, 2003, the Company capitalized a new wholly-owned subsidiary bank, Cabarrus Bank & Trust Company (“Cabarrus”), located in Concord, North Carolina. As of that date, Cabarrus purchased two branch offices located in Cabarrus County from Stanly to begin its operation. Cabarrus operates as a commercial bank and provides a full range of banking services.

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

The Strategic Alliance Corporation (Strategic Alliance®) and BOS Agency, Inc., (BOS Agency) provide broker-dealer services and insurance products, respectively. Strategic Alliance® is a broker-dealer and member of the National Association of Securities Dealers, Inc. (“NASD”). Securities offered through Strategic Alliance® include mutual funds, stocks and bonds. BOS Agency serves the risk management needs of customers and provides life, long-term health care, Medicare supplement, annuities and other insurance products. Strategic Investment Advisors, Inc., provides portfolio management services to its customers.

The Strategic Alliance Corporation. Member NASD/SIPC.

Products offered through The Strategic Alliance Corporation, affiliate of Uwharrie Capital Corp and subsidiary of Bank of Stanly. Securities and/or insurance products are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested. Insurance products offered through BOS Agency, Inc.

Bank of Stanly. Member FDIC. Equal Housing Lender.

Anson Bank & Trust Co. Member FDIC. Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2003	2002	Percent Increase (Decrease)
For the year:
Net Income	$1,560	$1,758	(11.26)%
Basic and diluted net income per common share (1):	.23	.29	(20.69)%

At year-end:
Total assets	$300,529	$250,763	19.85%
Total earning assets	273,303	225,334	21.29%
Loans, net of unearned income	240,816	196,034	22.84%
Total interest-bearing liabilities	236,800	194,177	21.95%
Shareholders’ equity	27,852	25,122	10.87%
Book value per share (1)	$3.99	$3.76	6.12%

Averages for the year:
Total assets	$273,679	$238,371	14.81%
Total earning assets	250,835	219,969	14.03%
Loans, net of unearned income	221,158	186,532	18.56%
Total interest-bearing liabilities	215,351	189,367	13.72%
Shareholders’ equity	26,980	21,833	23.57%

Financial Ratios (in percentage):
Return on average assets	.57%	.74%
Return on average shareholders’ equity	5.78%	8.05%
Average equity to average assets	9.86%	9.16%
Net interest margin (fully tax equivalent basis)	4.17%	4.48%
Allowance as % of loans at year-end	1.34%	1.41%
Allowance as % of nonperforming loans	204.44%	349.64%
Nonperforming loans to total loans	.65%	.40%
Nonperforming assets to total assets	.56%	.60%
Net loan charge-offs to average loans	.06%	.14%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2003 and in 2002.

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

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina

January 23, 2004

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$11,313,931	$11,074,940
Interest-earning deposits with banks	2,576,987	1,150,453
Investment securities available for sale, at fair value	29,910,085	28,149,478
Loans	240,816,409	196,033,655
Less allowance for loan losses	3,223,952	2,755,302

Net loans	237,592,457	193,278,353
Premises and equipment, net	8,459,244	6,272,191
Interest receivable	1,156,243	1,132,209
Goodwill	987,436	987,436
Other assets	8,532,142	8,718,044

Total Assets	$300,528,525	$250,763,104

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest-bearing	$34,687,255	$29,928,076
Interest checking and money market accounts	60,041,071	43,716,447
Savings accounts	41,445,631	40,289,010
Time deposits, $100,000 and over	32,295,421	15,915,658
Other time deposits	44,093,382	43,707,222

Total deposits	212,562,760	173,556,413
Federal funds purchased and securities sold under repurchase agreements	3,766,283	6,514,685
Other short-term borrowed funds	9,048,186	4,393,899
Long-term debt	46,109,861	39,640,350
Interest payable	282,483	277,400
Other liabilities	907,278	1,258,153

Total Liabilities	272,676,851	225,640,900

Shareholders’ Equity:
Common stock, $1.25 par value 20,000,000 shares authorized; shares issued and outstanding or in the process of issuance of 6,977,384 and 6,494,101, respectively	8,721,730	8,117,626
Additional paid-in capital	11,735,241	9,817,177
Unearned ESOP compensation	(1,012,017)	(1,055,610)
Undivided profits	7,464,385	7,066,142
Accumulated other comprehensive income	942,335	1,176,869

Total Shareholders’ Equity	27,851,674	25,122,204

Total Liabilities and Shareholders’ Equity	$300,528,525	$250,763,104

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Income

Years ended December 31, 2003 and 2002

	2003	2002
Interest Income
Loans, including fees	$13,293,773	$12,921,451
Investment securities
U. S. Treasury	50,104	64,461
U. S. Government agencies and corporations	412,570	747,779
State and political subdivisions	729,703	747,530
Other	84,362	124,797
Interest-earning deposits with banks and federal funds sold	26,380	43,602

Total Interest Income	14,596,892	14,649,620

Interest Expense
Time deposits, $100,000 and over	648,149	607,301
Other interest-bearing deposits	1,849,393	2,668,888
Federal funds purchased and securities sold under repurchase agreements	46,399	59,033
Other short-term borrowed funds	101,018	87,086
Long-term debt	1,960,997	1,866,937

Total Interest Expense	4,605,956	5,289,245

Net Interest Income	9,990,936	9,360,375
Provision for loan losses	593,000	835,300

Net Interest Income After Provision For Loan Losses	9,397,936	8,525,075

Noninterest Income
Service charges on deposit accounts	1,347,538	1,364,952
Other service fees and commissions	1,052,354	1,218,965
Gains on securities sold	128,845	2,709
Income from mortgage loan sales	2,072,433	1,395,859
Other income	558,412	423,738

Total Noninterest Income	5,159,582	4,406,223

Noninterest Expense
Salaries and employee benefits	6,853,200	6,028,685
Net occupancy expense	530,726	496,134
Equipment expense	638,391	535,758
Data processing costs	805,118	660,970
Other noninterest expense	3,638,784	2,864,294

Total Noninterest Expense	12,466,219	10,585,841

Income before income taxes	2,091,299	2,345,457
Income taxes	531,480	587,496

Net Income	$1,559,819	$1,757,961

Net Income Per Common Share
Basic	$.23	$.29
Diluted	.23	.29
Weighted Average Shares Outstanding
Basic	6,747,424	6,008,678
Diluted	6,873,728	6,110,509

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2003 and 2002

	2003	2002
Net Income	$1,559,819	$1,757,961

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities	(204,209)	1,061,501
Related tax effect	60,407	(373,909)
Reclassification of gains recognized in net income	(128,845)	(2,709)
Related tax effect	38,113	954

Total other comprehensive income (loss)	(234,534)	685,837

Comprehensive income	$1,325,285	$2,443,798

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Changes In Shareholders’ Equity

Years ended December 31, 2003 and 2002

	Common Stock		Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, January 1, 2002	5,868,174	$7,335,217	$7,486,307	$(1,095,973)	$6,339,522	$491,032	$20,556,105
Net income	—	—	—	—	1,757,961	—	1,757,961
Other comprehensive income	—	—	—	—	—	685,837	685,837
Release of ESOP shares	—	—	32,484	40,363	—	—	72,847
Common stock issued pursuant to:
3% stock dividend	186,381	232,976	792,120	—	(1,025,096)	—	—
Stock options exercised	22,154	27,693	32,349	—	—	—	60,042
Stock offering:
Shares issued	624,606	780,758	2,354,576	—	—	—	3,135,334
Shares subscribed and in the process of issuance	61,161	76,451	259,935	—	—	—	336,386
Repurchase of common stock	(268,375)	(335,469)	(1,140,594)	—	—	—	(1,476,063)
Cash paid - fractional shares	—	—	—	—	(6,245)	—	(6,245)

Balance, December 31, 2002	6,494,101	8,117,626	9,817,177	(1,055,610)	7,066,142	1,176,869	25,122,204
Net income	—	—	—	—	1,559,819	—	1,559,819
Other comprehensive income	—	—	—	—	—	(234,534)	(234,534)
Release of ESOP shares	—	—	27,922	43,593	—	—	71,515
Common stock issued pursuant to:
3% stock dividend	202,409	253,011	900,720	—	(1,153,731)	—	—
Stock options exercised	39,095	48,869	81,460	—	—	—	130,329
Stock offering:
Shares issued	361,730	452,163	1,433,685	—	—	—	1,885,848
Repurchase of common stock	(119,951)	(149,939)	(525,723)	—	—	—	(675,662)
Cash paid - fractional shares	—	—	—	—	(7,845)	—	(7,845)

Balance, December 31, 2003	6,977,384	$8,721,730	$11,735,241	$(1,012,017)	$7,464,385	$942,335	$27,851,674

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Cash Flows

Years ended December 31, 2003 and 2002

	2003	2002
Operating Activities
Net income	$1,559,819	$1,757,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	602,597	519,077
Net amortization of security premiums/discounts	129,463	89,814
Provision for loan losses	593,000	835,300
Amortization of mortgage servicing rights	521,894	201,246
Deferred income tax benefit	(223,481)	(339,000)
Net realized gain on available for sale securities	(128,845)	(2,709)
Mortgage servicing rights capitalized	(742,515)	(578,259)
Gain on mortgage loan sales	(2,072,433)	(1,395,859)
Proceeds from sales of loans	93,843,832	60,205,930
Origination of loans for sale	(91,771,399)	(58,810,071)
Gain on sale of premises, equipment and other assets	(113,418)	(125,000)
Loss on sales of other real estate	27,808	—
Release of ESOP shares	71,515	72,848
Net change in interest receivable	(24,033)	114,891
Net change in other assets	96,526	(577,492)
Net change in interest payable	5,083	(55,559)
Net change in other liabilities	175,388	470,321

Net Cash Provided By Operating Activities	2,550,801	2,383,439

Investing Activities
Proceeds from sales of securities available for sale	2,796,731	1,404,025
Proceeds from maturities and calls of securities available for sale	5,179,277	3,726,685
Purchase of securities available for sale	(8,742,785)	(60,000)
Net increase in loans	(46,234,604)	(11,313,235)
Proceeds from sales of premises, equipment and other assets	478,694	325,000
Purchase of premises and equipment	(3,154,927)	(1,836,141)
Investment in life insurance	(572,019)	(1,888,150)
Proceeds from sales of other real estate	649,943	—

Net Cash Used By Investing Activities	(49,599,690)	(9,641,816)

Financing Activities
Net increase in deposit accounts	39,006,347	41,433
Net increase (decrease) in federal funds purchased	(3,050,000)	3,525,000
Net increase (decrease) in securities sold under repurchase agreements	301,599	(262,386)
Net increase (decrease) in other short-term borrowed funds	4,654,287	(2,531,101)
Proceeds from issuance of trust preferred securities	—	5,000,000
Expenditures for stock offering	—	(91,756)
Proceeds from long-term advances from Federal Home Loan Bank	13,000,000	4,000,000
Repayment of long-term advances from Federal Home Loan Bank	(6,125,000)	(2,521,552)
Net decrease in other long-term borrowed funds	(405,489)	(420,740)
Repurchases of common stock	(675,662)	(1,476,063)
Net proceeds from issuance of common stock	2,016,177	3,531,762
Cash paid for fractional shares	(7,845)	(6,245)

Net Cash Provided By Financing Activities	48,714,414	8,788,352

Increase in Cash and Cash Equivalents	1,665,525	1,529,975
Cash and Cash Equivalents at Beginning of Year	12,225,393	10,695,418

Cash and Cash Equivalents at End of Period	$13,890,918	$12,225,393

Supplemental Disclosures of Cash Flow Information
Interest paid	$4,600,873	$5,344,804
Income taxes paid	793,338	443,650
Supplemental Schedule of Non-Cash Investing and Financing Activities
Increase (decrease) in fair value of securities available for sale, net of tax	(234,534)	685,837
Loans securitized into investment securities	1,327,500	—
Loans transferred to foreclosed real estate	72,165	629,128

The accompanying notes are an integral part of the consolidated financial statements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1—Significant Accounting Policies

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

On April 10, 2003, the Company capitalized a new wholly-owned subsidiary bank, Cabarrus (“Cabarrus”) Bank & Trust Company, located in Concord, North Carolina. As of that date, Cabarrus purchased two branch offices located in Cabarrus County from Stanly to begin its operation. Cabarrus operates as a commercial bank and provides a full range of banking services.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Stanly, Anson, Cabarrus, Uwharrie Statutory Trust 1, SIA and its indirectly-owned subsidiaries, BOS Agency, Strategic Alliance and Gateway. All significant intercompany transactions and balances have been eliminated in consolidation.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2003 and 2002.

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets which ranged from five to twelve years as of December 31, 2003. Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined using prices for similar assets with similar characteristics,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

(Amounts in thousands, except per share data)	2003	2002
Net income:
As reported	$1,560	$1,758
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(90)	(141)

Pro forma	$1,470	$1,617

Basic net income per share:
As reported	$0.23	$0.29
Pro forma	0.22	0.27
Diluted net income per share:
As reported	$0.23	$0.29
Pro forma	0.21	0.26

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

Earnings per Common Share

The Company issued 3% stock dividends in 2003 and 2002. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock splits.

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

	2003	2002
Weighted average number of common shares used in computing basic earnings per share	6,747,424	6,008,678
Effect of dilutive stock options	126,304	101,831

Weighted average number of common shares and dilutive potential common shares used in computing diluted earnings per share	6,873,728	6,110,509

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46R is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers to variable interest entities other than special-purpose entities is required for periods ending after December 15, 2004. The Company does not believe that the adoption of FIN 46 and FIN 46R will have a material impact on its consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of SFAS No. 149 should be applied prospectively. The Company’s adoption of SFAS No. 149 did not have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The Company’s adoption of SFAS No. 150 did not have a material impact on its consolidated financial statements.

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in Note 2. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Reclassification

Certain amounts in the 2002 financial statements have been reclassified to conform with the 2003 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2—Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$2,979,652	$10,973	$—	$2,990,625
U. S. Government agencies	1,386,412	151,074	—	1,537,486
Mortgage-backed securities & CMO’s	9,182,016	93,458	71,364	9,204,110
State and political subdivisions	12,616,734	1,327,614	—	13,944,348

Total debt securities	26,164,814	1,583,119	71,364	27,676,569
FHLB and other stock	2,211,673	21,843	—	2,233,516

Total securities available for sale	$28,376,487	$1,604,962	$71,364	$29,910,085

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$1,091,553	$60,322	$—	$1,151,875
U. S. Government agencies	2,383,850	284,117	—	2,667,967
Mortgage-backed securities & CMO’s	7,898,503	191,638	—	8,090,141
State and political subdivisions	12,865,347	1,239,071	—	14,104,418

Total debt securities	24,239,253	1,775,148	—	26,014,401
FHLB and other stock	2,043,573	91,504	—	2,135,077

Total securities available for sale	$26,282,826	$1,866,652	$—	$28,149,478

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$2,137,700	$—	$49,796	$2,087,904
Mortgage-backed securities & CMO’s	2,383,799	59,432	—	2,443,231
State and political subdivisions	11,432,052	189,933	99,321	11,522,664
Corporate bonds	13,120,117	626,398	—	13,746,515

Total debt securities	29,073,668	875,763	149,117	29,800,314
FHLB and other stock	2,366,973	81,214	—	2,448,187

Total securities available for sale	$31,440,641	$956,977	$149,117	$32,248,501

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Results from sales of securities available for sale for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Gross proceeds from sales	$2,796,731	$1,404,025	$32,492,596

Realized gains from sales	$128,845	$2,709	$439,023
Realized losses from sales	—	—	—

Net realized gains	$128,845	$2,709	$439,023

At December 31, 2003, 2002 and 2001, securities available for sale with a carrying amount of $11,609,413, $14,431,849 and $9,919,039 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following table shows the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003. These unrealized losses on investment securities are a result of volatility in the market during 2003 and relate to three mortgage-backed securities and CMOs. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and the short duration of the unrealized loss.

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Mortgage-backed securities and CMOs	$2,573,079	$71,364	$—	$—	$2,573,079	$71,364

Note 3—Loans

The composition of net loans as of December 31, 2003 and 2002 is as follows:

	2003	2002
Commercial	$38,516,982	$38,679,885
Real estate—construction	21,813,393	10,893,015
Real estate—residential	76,932,601	68,875,830
Real estate—commercial	84,919,486	61,026,854
Consumer	12,740,958	12,887,867
Loans held for sale	5,665,395	3,569,417
Other	187,412	123,093

	240,776,227	196,055,961
Deduct:
Allowance for loan losses	(3,223,952)	(2,755,302)
Unearned net loan fees	40,182	(22,306)

Loans, net	$237,592,457	$193,278,353

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 32.38% of net loans. Additionally there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 35.64% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2003 follows:

Fixed-rate loans with a maturity of:
Three months or less	$1,262,565
Over three months through twelve months	3,417,493
Over one year through five years	28,376,954
Over five years	19,527,206

Total fixed-rate loans	52,584,218

Variable-rate loans with a repricing frequency of:
Three months or less	188,115,499
Over three months through twelve months	116,692
Over one year through five years	—
Over five years	—

Total variable-rate loans	188,232,191

Total loans	$240,816,409

Impaired loans which consisted entirely of nonaccrual loans totaled $1,576,800 and $788,039 at December 31, 2003 and 2002, respectively, which had the effect of reducing net income $59,693 in 2003 and $40,282 in 2002. Of the nonaccrual amount in 2003 and 2002, a total of $558,133 and $560,633, respectively, was government guaranteed as to principal. The allowance for impaired loans, net of impaired loans that are government guaranteed, amounted to $152,800 and $34,110 at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, loans past due 90 days and still accruing interest totaled $607,187 and $586,752, respectively. Book value of foreclosed properties held as other real estate was $108,542 and $714,128 in each of the respective periods. At December 31, 2003 and 2002, the Company did not have any loans for which terms had been modified in troubled debt restructurings.

The Company’s loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

Note 4—Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2003 and 2002 are presented below:

	2003	2002
Balance, beginning of year	$2,755,302	$2,180,600
Net charge-offs	(124,350)	(260,598)
Provision charged against income	593,000	835,300

Balance, end of year	$3,223,952	$2,755,302

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 5—Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $144,000,000 and $102,000,000 at December 31, 2003 and 2002, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. Changes in mortgage servicing rights capitalized and the related valuation allowances for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Mortgage servicing rights, beginning of year	$1,386,619	$808,360
Mortgage servicing rights capitalized	742,515	578,259

	2,129,134	1,386,619
Accumulated amortization	(640,665)	(318,771)

Mortgage servicing rights, end of year, net of amortization	1,488,469	1,067,848

Valuation allowances:
Balance at beginning of year	55,000	40,000
Additions	200,000	15,000
Reductions	—	—
Write-downs	—	—

Balance at end of year	255,000	55,000

Mortgage servicing rights, end of year, net of amortization and valuation allowance	$1,233,469	$1,012,848

Note 6—Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2003 and 2002 are listed below:

	2003	2002
Land	$2,364,610	$1,439,599
Buildings and improvements	5,539,355	4,400,853
Furniture and equipment	4,339,686	3,771,936

	12,243,651	9,612,388
Less accumulated depreciation	3,784,407	3,340,197

	$8,459,244	$6,272,191

Note 7—Deposits

The composition of deposits at December 31, 2003 and 2002 is as follows:

	2003		2002
	Amount	Percentage of total	Amount	Percentage of total
Demand deposits	$34,687,255	16%	$29,928,076	18%
Interest checking and money market	60,041,071	28%	43,716,447	25%
Savings	41,445,631	20%	40,289,010	23%
Time deposits, $100,000 and over	32,295,421	15%	15,915,658	9%
Other time deposits	44,093,382	21%	43,707,222	25%

	$212,562,760	100%	$173,556,413	100%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

The maturities of fixed-rate time deposits at December 31, 2003 are reflected in the table below.

	Time Deposits $100,000 and Over	Other Time Deposits
Remaining Maturities
Three months or less	$3,586,540	$14,130,883
Three through twelve months	14,448,062	21,108,949
Over twelve months	14,260,819	8,853,550

Total	$32,295,421	$44,093,382

Note 8—Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2003 and 2002.

	2003		2002
	Amount	Rate	Amount	Rate
At year-end
Federal funds purchased	$1,250,000	1.36%	$4,300,000	1.47%
Securities sold under repurchase agreements	2,516,283	1.00%	2,214,685	1.08%
Master notes	4,048,186	1.03%	4,393,899	1.04%
Short-term advances from FHLB	5,000,000	1.15%	—	—

	$12,814,469	1.10%	$10,908,584	1.22%

	2003		2002
	Amount	Rate	Amount	Rate
Average for the year
Federal funds purchased	$1,720,685	1.43%	$1,585,479	2.10%
Securities sold under repurchase agreements	2,146,537	1.02%	2,266,223	1.14%
Master notes	3,639,872	1.03%	3,720,780	1.16%
Short-term advances from FHLB	4,524,657	1.41%	2,225,754	1.98%

	$12,031,751	1.22%	$9,798,236	1.49%

			2003	2002
Maximum month-end balances
Federal funds purchased			$5,200,000	$9,750,000
Securities sold under repurchase agreements			2,543,982	2,710,386
Master notes			4,440,837	4,516,558
Short-term advances from FHLB			12,000,000	4,700,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks, combined, have available lines of credit for federal funds in the amount of $25,150,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 9—Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien mortgage loans and commercial real estate loans with eligible collateral value of $64,303,891 at December 31, 2003. The long-term advances under this line with maturities of one year or more amounted to $37,786,350 at December 31, 2003 with interest rates ranging from 2.64% to 7.53%. At December 31, 2002, FHLB advances with original maturities of one year or more under this line amounted to $30,911,350 and were at interest rates ranging from 3.49% to 7.53%.

On April 30, 2001, the Company signed a note payable to a bank for $4,000,000 at an interest rate of prime less one percent. The note is payable in ten annual installments of $400,000 beginning March 31, 2002. The balance outstanding at December 31, 2003 and 2002 was $3,200,000 and $3,600,000, respectively.

The Company has cumulative trust preferred securities (the “Trust Preferred”) outstanding through a wholly owned subsidiary. The Trust Preferred issuer has invested the total proceeds from the sale of the Trust Preferred in the Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. On September 26, 2002, $5.0 million of the Trust Preferred was placed through Uwharrie Statutory Trust 1 (the “Trust”). The Trust Preferred pays cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%. The dividends paid to holders of the Trust Preferred, which are recorded as interest expense, are deductible for income tax purposes. The Trust Preferred is redeemable on September 26, 2007 or afterwards in whole or in part, on any March 26, June 26, September 26 or December 26. Redemption is mandatory at September 26, 2032. The Company fully and unconditionally guaranteed the Trust Preferred through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior indebtedness of the Company. The Trust Preferred qualifies as Tier I capital for regulatory capital purposes.

On November 19, 2002, the Company executed a note payable in the amount of $129,000 for the purchase of property for branch expansion. This notes bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $123,511 at December 31, 2003.

As of December 31, 2003, the scheduled maturities of these advances (FHLB advances are reflected to the first convertible date or maturity date, as applicable) and notes payable are as follows:

Maturing Year Ending December 31,
2004	$6,530,805
2005	3,631,032
2006	10,406,561
2007	4,406,964
2008	12,843,875
Thereafter	8,290,624

$46,109,861

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 10—Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

	2003	2002
Current tax expense	$754,961	$926,496
Deferred tax expense (benefit)	(223,481)	(339,000)

	$531,480	$587,496

The effective income tax rates for 2003 and 2002 were 25.4% and 25.0%, respectively. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

	2003	2002
Income taxes at statutory federal rate	$711,042	$797,455
Increases (decreases) resulting from:
Tax exempt interest, net	(300,260)	(316,841)
State income taxes, net of federal benefit	95,154	87,193
Other	25,544	19,689

	$531,480	$587,496

Deferred tax assets and liabilities arising from temporary differences at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Deferred tax assets relating to:
Allowance for loan losses	$1,079,000	$918,000
Deferred compensation	221,000	137,000
Other	72,000	—

Total deferred tax assets	1,372,000	1,055,000

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(591,263)	(689,783)
Property and equipment	(400,000)	(256,000)
Deferred loans fees and costs	(175,000)	(133,000)
Loan servicing	(69,000)	(106,000)
Other	—	(55,481)

Total deferred tax liabilities	(1,235,263)	(1,240,264)

Net deferred tax asset (liability)	$136,737	$(185,264)

The net deferred tax asset (liability) is included in other assets (liabilities) on the accompanying consolidated balance sheets.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 11—Other Noninterest Expense

The major components of other noninterest expense for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Professional fees and services	$434,224	$369,575
Marketing and donations	404,085	320,859
Office supplies and printing	322,013	294,850
Postage	163,033	137,447
Telephone and data lines	208,266	213,257
Electronic banking expense	306,113	262,720
Software amortization and maintenance	282,637	150,306
Impairment of servicing assets	200,000	15,000
Other	1,318,413	1,100,280

Total	$3,638,784	$2,864,294

Note 12—Commitments and Contingencies

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

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2003 and 2002, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2003	2002
Commitments to extend credit	$41,966,406	$33,285,566
Credit card commitments	6,932,115	6,022,839
Standby letters of credit	796,100	275,619

	$49,694,621	$39,584,024

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

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

Note 13—Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have a 10% or more beneficial interest, were loan customers. Loans to this group totaled $8,195,881 and $8,780,318 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the bank subsidiaries had pre-approved but unused credit lines totaling $2,615,518 to executive officers, directors and their affiliates.

Note 14—Regulatory Matters

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

			Required to be
Uwharrie Capital Corp	Amount (in thousands)	Ratio	Adequately Capitalized	Well Capitalized
As of December 31, 2003:
Total Capital (to risk-weighted assets)	$33,855	13.9%	8.0%	10.0%
Tier 1 Capital (to risk-weighted assets)	$30,799	12.7%	4.0%	6.0%
Tier 1 Capital (to average assets)	$30,799	10.6%	4.0%	5.0%

As of December 31, 2002:

Total Capital (to risk-weighted assets)	$30,422	15.6%	8.0%	10.0%
Tier 1 Capital (to risk-weighted assets)	$27,958	14.4%	4.0%	6.0%
Tier 1 Capital (to average assets)	$27,958	11.6%	4.0%	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

As of December 31, 2003, the most recent notification from the FDIC categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2003, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2,228,000 as reserves on deposit liabilities.

Note 15—Stock Matters

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

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in both 2003 and 2002, are as follows:

	2003		2002
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding at the beginning of the year	747,781	$4.51	637,040	$4.27
Options granted	31,069	4.61	157,338	5.28
Options exercised	(40,059)	3.25	(23,364)	2.57
Forfeitures	(23,616)	3.88	(23,233)	5.03

Options outstanding at the end of the year	715,175	$4.60	747,781	$4.51

Options exercisable at the end of the year	543,674	$4.42	471,462	$4.14

At December 31, 2003, options outstanding had a weighted-average remaining term of 5.8 years. Total options outstanding at December 31, 2003 included 108,600 options exercisable at a range of $2.39 to $3.08 per share, and 606,575 options exercisable at a range of $4.61 to $5.34 per share. Exercisable options at December 31, 2003 included 108,600 options exercisable at a range of $2.39 to $3.08 per share, and 435,074 options exercisable at a range of $4.61 to $5.34 per share. No expense has been recognized in connection with the grant or exercise of these options. At December 31, 2003, authorized shares of common stock reserved for future grants of options totaled 217,246 under the SOP and 103,781 under the SPP.

All options granted during 2003 were under the Stock Purchase Plan. The fair value of options granted during 2002 was estimated to be $1.45 and was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 3.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility ratio of 14%.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Stock Offering

The Company completed the sale of 1,047,497 shares of its common stock at $5.50 per share on April 15, 2003. Expenses associated with the sale amounted to $403,666 resulting in net proceeds from the offering of $1,885,848 in 2003 and $3,471,720 in 2002.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 119,951 shares during 2003 and 268,375 shares during 2002 at an aggregate purchase price of $675,662 and $1,476,063, respectively.

Note 16—Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $131,155 in 2003 and $105,867 in 2002, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

The Company has established a Directors Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors compensation was $219,033 and $216,300 at December 31, 2003 and 2002, respectively, and the expense for the years then ended was $14,478 and $13,545, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 252,931 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2003, the outstanding balance of the loan is $1,012,017 and is presented as a reduction of shareholders’ equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits vest 100% as they are

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

allocated to participants. Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the consolidated financial statements.

Expenses of $223,078 and $236,324 during the years ended December 31, 2003 and 2002, respectively, have been incurred in connection with the ESOP. At December 31, 2003, 70,259 shares held by the ESOP have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.1 million at December 31, 2003.

Supplemental Executive Retirement Plan

The Company implemented in 2001 a non-qualifying deferred compensation plan for certain executive officers. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments over ten years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant’s life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits, and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2003 and 2002, a provision of $192,376 and $112,378, respectively, was expensed for future benefits to be provided under this plan.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 17—Fair Values of Financial Instruments and Interest Rate Risk

At December 31, 2003, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

It should be noted that the estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

	2003		2002
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets
Cash and due from banks, interest-bearing deposits with banks, and federal funds sold	$13,891	$13,891	$12,225	$12,225
Securities available for sale	29,910	29,910	28,149	28,149
Variable rate loans	188,232	188,232	132,910	132,910
Other loans	52,584	55,059	63,124	66,750

Total loans	240,816	243,291	196,034	199,660

Accrued interest receivable	1,156	1,156	1,132	1,132

Financial Liabilities
Deposits
Non-interest bearing	$34,687	$34,687	$29,928	$29,928
Variable rate, payable on demand	101,487	101,487	84,005	84,005
Fixed-rate time certificates of deposit	76,389	76,640	59,623	60,082

Total deposits	212,563	212,814	173,556	174,015

Short-term borrowed funds	12,814	12,814	10,909	10,909
Long-term debt	46,110	47,229	39,640	38,469
Accrued interest payable	282	282	277	277

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

Note 18—Parent Company Financial Data

The following are unconsolidated condensed statements of financial condition of Uwharrie Capital Corp at December 31:

	2003	2002
Assets
Cash and demand deposits with bank subsidiaries	$397,689	$594,231
Interest-earning deposits with bank subsidiaries	5,362,686	11,658,889
Investments in:
Bank subsidiaries	31,945,792	24,037,436
Nonbank subsidiaries	461,741	496,250
Other assets	2,201,307	1,647,281

Total assets	$40,369,215	$38,434,087

Liabilities and shareholders’ equity
Master notes	$4,048,186	$4,393,899
Long-term debt	3,200,000	3,600,000
Subordinated debentures payable to nonbank subsidiary	5,155,000	5,155,000
Other liabilities	114,355	162,984
Shareholders’ equity	27,851,674	25,122,204

Total liabilities and shareholders’ equity	$40,369,215	$38,434,087

The unconsolidated condensed statements of income for Uwharrie Capital Corp for the years ended December 31 are shown below:

	2003	2002
Operating income
Income from subsidiaries:
Dividends	$800,000	$1,100,000
Interest	164,217	130,380
Management and service fees	1,435,000	1,590,833

Total	2,399,217	2,821,213
Other income	123,780	120,372

Total income	2,522,997	2,941,585

Operating expense
Interest on short-term borrowed funds	37,329	43,010
Interest on long-term debt	104,547	137,708
Interest paid to subsidiaries	240,885	68,020
Other expense	1,850,789	1,857,529

Total expense	2,233,550	2,106,267

Income before taxes and undistributed income	289,447	835,318
Applicable income tax	(161,980)	(79,000)

Income before undistributed income of subsidiaries	451,427	914,318
Equity in undistributed income of bank subsidiaries	1,108,392	843,643

Net income	$1,559,819	$1,757,961

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements—(Continued)

The unconsolidated condensed statements of cash flows for Uwharrie Capital Corp. for the years ended December 31 are presented below:

	2003	2002
Cash flows from operating activities:
Net income	$1,559,819	$1,757,961
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary banks	(1,108,392)	(843,644)
(Increase) decrease in other assets	(554,026)	(562,126)
Increase (decrease) in other liabilities	(48,629)	52,184

Net cash provided (used) by operating activities	(151,228)	404,375

Cash flows from investing activities:
Investment in bank subsidiary	(7,000,000)	—
Investment in non-bank subsidiary	—	(155,000)

Net cash used by investing activities	(7,000,000)	(155,000)

Cash flows from financing activities:
Net increase (decrease) in master notes	(345,713)	(1,831,101)
Net increase (decrease) in long-term debt	(400,000)	(400,000)
Proceeds from borrowings from non-bank subsidiaries	—	5,155,000
Proceeds from issuance of common stock	2,016,177	3,531,762
Repurchase of common stock	(675,662)	(1,476,063)
Cash paid for fractional shares	(7,845)	(6,245)
Other, net	71,526	72,848

Net cash provided by financing activities	658,483	5,046,201

Net increase (decrease) in cash and cash equivalents	(6,492,745)	5,295,576
Cash and cash equivalents at beginning of year	12,253,120	6,957,544

Cash and cash equivalents at end of year	$5,760,375	$12,253,120

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

In Thousands Except Per Share And Shares Outstanding Information

	2003	2002	2001	2000	1999
Summary of Operations
Interest Income	$14,597	$14,649	$17,002	$17,080	$13,027
Interest Expense	4,606	5,289	8,012	8,953	5,672

Net Interest Income	9,991	9,360	8,990	8,127	7,355
Provision for Loan Losses	593	835	1,179	931	210
Noninterest Income	5,159	4,406	3,470	2,746	1,428
Noninterest Expense	12,466	10,586	8,905	8,521	6,900
Income taxes	531	587	671	249	521

Net Income	$1,560	$1,758	$1,705	$1,172	$1,152

Per Common Share
Net Income—Basic (1)	$.23	$.29	$.28	$.20	$.19
Net Income—Diluted (1)	.23	.29	.28	.19	.19
Book Value (1)	3.99	3.76	3.30	3.06	2.73

Weighted Average Shares Outstanding:
Basic (1)	6,747,424	6,008,678	6,029,223	6,004,456	5,919,813
Diluted (1)	6,873,728	6,110,509	6,127,452	6,172,541	6,025,261

Ratios
Return on average assets	.57%	.74%	.74%	.54%	.67%
Return on average equity	5.78%	8.05%	8.53%	6.55%	6.93%
Average equity to average assets	9.86%	9.16%	8.66%	8.18%	9.62%

Selected year-end balances
Assets	$300,529	$250,763	$238,768	$228,456	$192,717
Loans	240,816	196,034	185,610	177,436	140,095
Securities	29,910	28,149	32,249	36,262	35,727
Deposits	212,563	173,556	173,515	154,184	134,823
Borrowed funds	58,924	50,549	43,610	53,571	39,990
Shareholders’ equity	27,852	25,122	20,556	19,182	17,061

Selected average balances
Assets	$273,679	$238,371	$230,926	$218,780	$172,811
Loans	221,158	186,532	177,531	165,276	134,044
Securities	27,281	30,517	32,454	38,079	28,720
Deposits	188,803	169,371	164,821	151,721	135,579
Borrowed funds	56,263	45,502	44,643	47,313	19,501
Shareholders’ equity	26,980	21,833	19,988	17,906	16,632

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 1999 through 2002 have been adjusted to reflect 3% stock dividends issued in 2003, 2002, 2001, 2000, and 1999.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 5 - 31. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in both 2003 and 2002. Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Net Income

Net income for the year ended December 31, 2003 was $1.6 million, or $.23 per share, as compared with net income of $1.8 million, or $.29 per share, for the year ended December 31, 2002, a decrease of $198 thousand or $0.06 per share. This decrease resulted primarily from an increase in the Company’s noninterest expenses during 2003, primarily attributable to the Company’s new bank subsidiary, Cabarrus Bank & Trust Company.

Net income for the years 2003 and 2002, and certain key financial performance ratios, are presented below:

	2003	2002
Net Income	$1,559,819	$1,757,961
Return on average assets	.57%	.74%
Return on average shareholders’ equity	5.78%	8.05%
Average equity to average assets	9.86%	9.16%

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

Net Interest Income

The Company’s major source of revenue is net interest income, which is the excess of interest income earned on loans and investments over interest expense paid on deposits and borrowings. Net interest income increased by $631 thousand, or 6.7%, to $10.0 million for 2003 from $9.4 million for 2002. This improvement resulted primarily from the decrease during the year in the interest expense for interest-bearing liabilities. The trend in declining interest rates that significantly affected rates in 2001 and 2002 continued at a more moderate pace in 2003.

While there was significant growth in average earning assets during the year of $31.0 million, the average yield earned on those assets decreased from 6.88% in 2002 to 6.00% in the current year. The effects of this average yield decrease of 88 basis points was almost entirely offset by the strong 2003 growth in earning assets, primarily loans. This loan growth was greatly enhanced by the Company’s entrance into a new market area during the year through the opening of its new bank subsidiary, Cabarrus Bank & Trust Company. The net result of these factors enabled the Company to experience only a very slight decrease in total interest income during 2003 of $53 thousand.

The level of average interest-bearing liabilities during 2003 did not increase as significantly as average interest-earning assets. The increase in these average liabilities was $26 million in 2003 compared to the level in 2002. As was the case with the yields for interest-earning assets during the year, the average rates paid for liabilities dropped from 2.79% in 2002 to 2.14% in 2003. The net result of this increase in interest-bearing liabilities and the decrease in the rates paid for those liabilities was significant, a decrease in total interest expense during the year of $683 thousand. Virtually all of this decrease resulted from the lower rates paid to customers in 2003 for deposits, primarily time deposits. As time deposits from customers matured during 2003, they were replaced with new time deposits bearing lower rates of interest.

Financial Tables 1 and 2 on Pages 39 and 40 presents a detailed analysis of the components of the Company’s net interest income, while Financial Tables 3 and 4 on Pages 41 and 42 summarizes the effects on net interest income of changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Balance Sheet Analysis

The Company accomplished tremendous asset growth in 2003 as total consolidated assets grew $49.7 million to $300.5 million at December 31, 2003 compared to $250.8 million at December 31, 2002. The most significant component of this increase was the $44.3 million increase in net loans, which increased from $193.3 million at December 31, 2002 to $237.6 million at the end of 2003. Loan growth was greatly impacted by the opening of Cabarrus, which enabled the Company to add a vibrant market area with great growth potential to its existing market areas. Of the aforementioned loan growth in 2003, Cabarrus loans accounted for $28.2 million or 64% of the total growth. The overall growth in the loan portfolio, including the growth generated by Cabarrus, resulted almost entirely from growth in real estate loans, which are secured by properties under construction, and residential and commercial properties. The growth in these segments of the loan portfolio is in accordance with the Company’s strategic plan.

In addition to the aforementioned loan growth, liquid assets, consisting of cash and cash equivalents and investment securities increased $3.4 million during 2003 while premises and equipment increased $2.2 million. The increase in liquid assets resulted from the excess liquidity generated during the year from the various funding sources addressed in the discussion below, while the majority of the increase in premises and equipment represents the assets acquired in 2003 for Cabarrus.

The funding for asset growth in 2003 was provided by increases in deposits from customers of $39.0 million, increases in borrowings of $8.4 million, and from additions to stockholder’s equity of $2.7 million.

As was the case with the loan portfolio, the opening of the new bank in Cabarrus County greatly impacted the increase in deposits from customers. Cabarrus was responsible for $31.0 million or 79% of total deposit growth. The deposits generated by Cabarrus were representative of overall deposit growth in that the categories experiencing the most significant increases were interest-bearing and noninterest bearing demand accounts and time deposits in denominations of $100,000 or more.

The $8.4 million net increase in borrowings, which consists of short-term borrowed funds and long-term debt resulted principally from additional advances, both short-term and long-term, from the Federal Home Loan Bank during 2003 of $11.9 million.

The increase in the Company’s stockholders’ equity of $2.7 million in 2003 resulted primarily from the Company’s net income for the year of $1.6 million combined with net proceeds from the sale of the Company’s stock during the year of $1.9 million. This sale of stock represents the continuation of the stock offering that commenced during 2002 to raise the capital for the opening of Cabarrus.

Asset Quality

Management considers asset quality to be of primary importance, and therefore employs a formal internal loan review process to ensure adherence to the Company’s lending policies. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. The Company’s credit administration function, through a review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrowers risk grade accordingly. The function of determining the allowance for loan losses is fundamentally driven by the risk grade system. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in the Company’s market area and other factors. For loans determined to be impaired, the allowance is based either on discounted cash flows using the loan’s initial effective interest rate or on the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans and foreclosed real estate. Nonaccrual loans at December 31, 2003 were $1.6 million as compared to $788 thousand at December 31, 2002. Subsequent to December 31, 2003, a nonaccrual loan of $553 thousand, representing 34.6% of the total nonaccruals at the end of the year, was collected in full. Foreclosed real estate totaled $108 thousand at December 31, 2003 and $714 thousand at December 31, 2002. The ratio of nonperforming loans to total loans at December 31, 2003 and 2002 was .65% and .40%, respectively, while the ratio of total nonperforming assets to total assets at each year-end was .56% and .60%, respectively.

The Company’s consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless placed on nonaccrual status. The Company accounts for loans on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. Generally, the Company’s policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. The Company also places loans on nonaccrual status in cases where it is uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which there are concerns as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of the allowance for loan losses. The Company had no restructured loans at December 31, 2003.

Provision and Allowance for Loan Losses

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. Management evaluates the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

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

The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

Activity in the allowance for loan losses for 2003 and 2002 is summarized in Note 4 to the consolidated financial statements and reflected in Financial Table 9 on Page 46. The ratio of net charge-offs to average loans outstanding was .06% in 2003 and .14% in 2002. The allowance for loan losses equaled 1.34% of total loans and 204% of nonperforming loans at December 31, 2003, as compared to 1.41% of total loans and 350% of nonperforming loans at December 31, 2002. The Company’s allowance methodology provides for a range of estimated losses inherent within the loan portfolio. While the allowance as a percentage of loans decreased seven basis points from the end of 2002 to the end of 2003, the recorded allowance of $3.2 million continues to comply with the Company’s allowance methodology and is considered by management to be adequate to absorb probable losses inherent in the loan portfolio. This decrease in the allowance relative to total loans was directly affected by the decrease in the provision for loan losses during the year. The provision for loan losses for 2003 was $593 thousand, a decrease of $242 thousand from the 2002 provision of $835 thousand. The principal factor contributing to the reduced provision in 2003 was a decreased level of net loan charge-offs. Net charge-offs for 2003 were $124 thousand as compared with net charge-offs of $261 thousand in 2002. More significant is the fact that this decrease in the level of loan charge-offs represents the lowest level of charge-offs for the Company during the five-year period ended December 31, 2003, during which annual net-charge-offs averaged $360 thousand.

Noninterest Income

The Company generates most of its revenue from net interest income; however, noninterest income is an important revenue stream and is receiving growing focus in the financial industry as the continued declining interest rate environment affects the net interest margins for financial institutions. Total noninterest income increased by $753 thousand in 2003 compared to 2002, an increase of 17.1%. $677 thousand, or 90.0% of this increase was from income from mortgage loan sales as the Company has continued to successfully participate in the active home refinance market created by the declining interest rate trend.

Also augmenting noninterest income during the year were gains from the sale of investment securities of $129 thousand during 2003, compared to $3 thousand in 2002, and the noninterest income generated by Cabarrus of $84 thousand.

Noninterest Expense

As a percentage of average total assets, total noninterest expenses increased, from 4.44% in 2002 to 4.56% in 2003. For the year ended December 31, 2003, as compared to 2002, noninterest expenses totaled $12.5 million and $10.6 million, respectively, an increase of $1.9 million. As would be expected, the opening of Cabarrus during 2003 contributed largely to this increase, accounting for $986 thousand or 52.4% of the overall increase in the Company’s noninterest expenses.

Exclusive of those noninterest expenses allocable to Cabarrus, the primary expense categories responsible for the remaining increase were salaries and employee benefits of $345 thousand, data processing of $98 thousand, software amortization and maintenance of $101 thousand, and the impairment of capitalized servicing assets of $185 thousand.

Salaries and employee benefits increased due to new executive positions at two of the Company’s bank subsidiaries combined with normal annual salary increases. The data processing increase resulted from the increased transaction volume associated with the Company’s overall growth. During 2002, the Company converted to a new data processing system; the 2003 increase in software amortization and maintenance represents costs associated with that new system. During 2003, the Company conducted an evaluation of the carrying value of the capitalized servicing rights associated with loans serviced by the Company for others. This evaluation resulted in the identification of $200 thousand of impairment of these rights, compared to $15 thousand in 2002.

Remaining combined categories of noninterest expense are reflected in a comparative table in Note 11 on Page 23.

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. Income tax expense for 2003 totaled $531 thousand, an effective tax rate of 25.4%, compared to $587 thousand for 2002, an effective tax rate of 25.0%.

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

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2003 and in 2002. All references in this annual report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 6 on page 44, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2003 included $25.2 million in federal funds lines of credit from correspondent banks and approximately $64.3 million of credit availability from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2003, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $3.8 million, while other short-term borrowings totaled $9.0 million. Long-term debt at that date consisted of advances of $37.8 million from the Federal Home Loan Bank, a note payable of $3.2 million to another bank and $5.0 million in trust preferred securities.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to the discussion within Provision and for Allowance for Loan Losses and Note 1 to the consolidated financial statements for a comprehensive discussion regarding this accounting policy.

Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. See Note 12 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2003 is reflected in Financial Table 5 on page 43. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

Financial Table 1

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS—2003 and 2002

(Dollars in thousands)

	2003			2002
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Interest-earning assets
Taxable securities	$15,554	$670	4.31%	$19,416	$1,059	5.45%
Non-taxable securities	11,727	607	7.96%	11,101	625	8.66%
Short-term investments	2,396	26	1.09%	2,920	44	1.51%
Taxable loans (2)	216,469	13,047	6.03%	181,035	12,625	6.97%
Non-taxable loans	4,689	247	8.10%	5,497	296	8.28%

Total interest-earning assets	250,835	14,597	6.00%	219,969	14,649	6.88%

Non-earning assets
Cash and due from banks	8,656			6,896
Premises and equipment, net	7,443			5,748
Interest receivable and other	6,745			5,758

Total non-earning assets	22,844			18,402

Total assets	$273,679			$238,371

Interest-bearing liabilities
Savings deposits	$41,626	372.89%		$43,230	656	1.52%
Interest checking and MMDA	50,408	453.90%		40,168	471	1.17%
Time deposits	67,054	1,673	2.50%	60,467	2,149	3.55%

Total deposits	159,088	2,498	1.57%	143,865	3,276	2.28%
Short-term borrowed funds	12,032	147	1.22%	9,798	146	1.49%
Long-term debt	44,231	1,961	4.43%	35,704	1,867	5.23%

Total interest-bearing liabilities	215,351	4,606	2.14%	189,367	5,289	2.79%

Noninterest liabilities
Transaction deposits, interest payable and other	31,348			27,171

Total liabilities	246,699			216,538

Shareholders’ equity	26,980			21,833

Total liabilities and shareholders’ equity	$273,679			$238,371

Interest rate spread			3.86%			4.09%

Net interest income and net interest margin		$9,991	4.17%		$9,360	4.48%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

Financial Table 2

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS—2002 and 2001

(Dollars in thousands)

	2002			2001
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Interest-earning assets
Taxable securities	$19,416	$1,059	5.45%	$20,553	$1,264	6.15%
Non-taxable securities	11,101	625	8.66%	11,901	706	9.13%
Short-term investments	2,920	44	1.51%	3,750	114	3.04%
Taxable loans (2)	181,035	12,625	6.97%	172,553	14,635	8.48%
Non-taxable loans	5,497	296	8.28%	4,978	283	8.75%

Total interest-earning assets	219,969	14,649	6.88%	213,735	17,002	8.20%

Non-earning assets
Cash and due from banks	6,896			5,482
Premises and equipment, net	5,748			4,767
Interest receivable and other	5,758			6,942

Total non-earning assets	18,402			17,191

Total assets	$238,371			$230,926

Interest-bearing liabilities
Savings deposits	$43,230	656	1.52%	$40,892	1,260	3.08%
Interest checking and MMDA	40,168	471	1.17%	34,883	559	1.60%
Time deposits	60,467	2,149	3.55%	68,212	3,789	5.55%

Total deposits	143,865	3,276	2.28%	143,987	5,608	3.89%
Short-term borrowed funds	9,798	146	1.49%	13,729	573	4.17%
Long-term debt	35,704	1,867	5.23%	30,914	1,831	5.92%

Total interest-bearing liabilities	189,367	5,289	2.79%	188,630	8,012	4.25%

Noninterest liabilities
Transaction deposits, interest payable and other	27,171			22,308

Total liabilities	216,538			210,938

Shareholders’ equity	21,833			19,988

Total liabilities and shareholders’ equity	$238,371			$230,926

Interest rate spread			4.09%			3.95%

Net interest income and net interest margin		$9,360	4.48%		$8,990	4.46%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

Financial Table 3

VOLUME AND RATE VARIANCE ANALYSIS—2003 Compared to 2002

(In thousands)

	Income/ Expense Variance	Variance Attributable to
		Volume	Rate
Interest-earning assets

Taxable securities	$(389)	$(189)	$(200)
Non-taxable securities	(18)	34	(52)
Short-term investments	(18)	(7)	(11)
Taxable loans	422	2,303	(1,881)
Non-taxable loans	(49)	(43)	(6)

Total interest-earning assets	(52)	2,098	(2,150)

Interest-bearing liabilities

Savings deposits	(284)	(19)	(265)
Transaction and MMDA deposits	(18)	106	(124)
Other time deposits	(476)	199	(675)
Short-term borrowed funds	1	30	(29)
Long-term debt	94	412	(318)

Total interest-bearing liabilities	(683)	728	(1,411)

Net Interest income	$631	$1,370	$(739)

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

Financial Table 4

VOLUME AND RATE VARIANCE ANALYSIS—2002 Compared to 2001

(In thousands)

	Income/ Expense Variance	Variance Attributable to
		Volume	Rate
Interest-earning assets

Taxable securities	$(205)	$(66)	$(139)
Non-taxable securities	(81)	(46)	(35)
Short-term investments	(70)	(19)	(51)
Taxable loans	(2,010)	655	(2,665)
Non-taxable loans	13	29	(16)

Total interest-earning assets	(2,353)	553	(2,906)

Interest-bearing liabilities

Savings deposits	(604)	54	(658)
Transaction and MMDA deposits	(88)	73	(161)
Other time deposits	(1,640)	(353)	(1,287)
Short-term borrowed funds	(427)	(111)	(316)
Long-term debt	36	267	(231)

Total interest-bearing liabilities	(2,723)	(70)	(2,653)

Net interest income	$370	$623	$(253)

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

Financial Table 5

INTEREST RATE GAP

(Dollars in thousands)

	1 - 90 Day Position	3 - 6 Month Position	6 - 12 Month Position	1 - 5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Due from banks	$2,577	$—	$—	$—	$—	$2,577
Debt securities	125	250	1,190	12,774	13,337	27,676
FHLB and other stock	—	—	—	—	2,234	2,234
Loans	189,671	2,724	3,547	30,176	14,698	240,816

Total interest-earning assets	192,373	2,974	4,737	42,950	30,269	273,303

Interest-bearing liabilities
Deposits	142,255	18,704	16,844	23,089	11,671	212,563
Short-term borrowed funds	12,814	—	—	—	—	12,814
Long-term debt	1,526	5,002	3	31,288	8,291	46,110

Total interest-bearing liabilities	156,595	23,706	16,847	54,377	19,962	271,487

Interest sensitivity GAP per Period	$35,778	$(20,732)	$(12,110)	$(11,427)	$10,307	$1,816

Cumulative interest sensitivity GAP	$35,778	$15,046	$2,936	$(8,491)	$1,816	$1,816

Ratios
Cumulative gap as a percentage of total interest-earning assets	13.09%	5.51%	1.07%	(3.11)%	.66%	.66%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	122.85%	108.34%	101.49%	96.62%	100.67%	100.67%

Financial Table 6

SECURITIES PORTFOLIO COMPOSITION—December 31, 2003

(Dollars in thousands)

	Amortized Cost	Fair Value	Book Yield (1)
Debt securities available for sale:
U.S. Treasury
Due after one but within five years	$2,980	$2,991	3.28%

U.S. Government agencies
Due after one but within five years	1,386	1,537	5.93%

Mortgage-backed securities & CMO’s
Due after one but within five years	6,422	6,405	3.83%
Due after five but within ten years	2,003	1,988	5.04%
Due after ten years	757	811	7.31%

	9,182	9,204	4.38%

State and political
Due after one but within five years	2,892	3,133	8.87%
Due after five but within ten years	3,051	3,326	8.74%
Due after ten years	6,674	7,485	8.54%

	12,617	13,944	8.66%

Total debt securities available for sale
Due after one but within five years	13,680	14,066	4.99%
Due after five but within ten years	5,054	5,314	7.27%
Due after ten years	7,431	8,296	8.41%

	$26,165	$27,676	6.40%

(1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.

Financial Table 7

LOAN PORTFOLIO COMPOSITION

(Dollars in thousands)

	At December 31,
	2003		2002		2001
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$38,517	16.00%	$38,680	19.73%	$35,846	19.31%
Real estate—construction	21,813	9.06%	10,893	5.56%	13,063	7.04%
Real estate—residential	76,933	31.95%	68,876	35.13%	86,811	46.76%
Real estate—commercial	84,920	35.27%	61,027	31.13%	35,802	19.28%
Consumer	12,741	5.29%	12,888	6.57%	13,969	7.52%
Loans held for sale	5,665	2.35%	3,569	1,82%	—	0.00%
Other	187	0.08%	123	0.06%	177	0.09%

Total loans	240,776	100.00%	196,056	100.00%	185,668	100.00%

Less:
Allowance for loan losses	(3,224)		(2,755)		(2,180)
Unearned net loan fees	40		(23)		(58)

Net loans	$237,592		$193,278		$183,430

	At December 31,
	2000		1999
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$29,511	16.63%	$23,672	16.89%
Real estate—construction	11,802	6.65%	5,227	3.73%
Real estate—residential	89,041	50.16%	65,634	46.83%
Real estate—commercial	31,619	17.81%	29,166	20.81%
Consumer	15,443	8.70%	16,446	11.73%
Other	83	0.05%	16	0.01%

Total loans	177,499	100.00%	140,161	100.00%

Less:
Allowance for loan losses	(1,795)		(1,003)
Unearned net loan fees	(63)		(66)

Net loans	$175,641		$139,092

Financial Table 8

NONPERFORMING ASSETS

(Dollars in thousands)

	At December 31,
	2003	2002	2001	2000	1999
Nonaccrual loans	$1,577	$788	$1,101	$169	$317
Restructured loans	—	—	—	—	—

Total nonperforming loans	1,577	788	1,101	169	317
Other real estate owned	108	714	85	85	114

Total nonperforming assets	$1,685	$1,502	$1,186	$254	$431

Accruing loans past due 90 days or more	$607	$587	$29	$43	$27
Allowance for loan losses	3,224	2,755	2,181	1,795	1,003
Nonperforming loans to total loans	0.65%	0.40%	0.59%	0.10%	0.23%
Allowance for loan losses to total loans	1.34%	1.41%	1.17%	1.01%	0.72%
Nonperforming assets to total loans and other real estate	0.70%	0.76%	0.64%	0.14%	0.31%
Nonperforming assets to total assets	0.56%	0.60%	0.50%	0.11%	0.22%
Allowance for loan losses to nonperforming loans	204.44%	349.62%	198.14%	1062.13%	316.40%

Financial Table 9

ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	At or for the Year Ended December 31,
	2003	2002	2001	2000	1999
Allowance for loan losses at beginning of year	$2,755	$2,181	$1,795	$1,003	$1,170
Allowance acquired in Anson purchase	—	—	—	104	—
Provision for loan losses	593	835	1,179	931	210

	3,348	3,016	2,974	2,038	1,380

Loan charge-offs:
Commercial	10	66	131	93	211
Real estate	45	65	527	—	151
Consumer	95	150	182	269	69

Total charge-offs	150	281	840	362	431

Recoveries of loans previously charged off:
Commercial	—	—	20	26	16
Real estate	1	—	8	—	16
Consumer	25	20	19	93	22

Total recoveries	26	20	47	119	54

Net charge-offs	124	261	793	243	377

Allowance for loan losses at end of year	$3,224	$2,755	$2,181	$1,795	$1,003

Net charge-offs as a percent of average loans	(0.06)%	(0.14)%	(0.45)%	(0.15)%	(0.28)%

Financial Table 10

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	At December 31,
	2003		2002		2001
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$1,204	16.00%	$711	19.73%	$532	19.31%
Real estate—construction	171	9.06%	163	5.56%	196	7.04%
Real estate—residential	472	34.30%	590	36.95%	625	46.76%
Real estate—commercial	877	35.27%	915	31.13%	512	19.28%
Consumer	450	5.29%	325	6.57%	299	7.52%
Other	—	0.08%	2	0.06%	—	0.09%
Unallocated	50	—%	49	—%	17	—%

Total loans	$3,224	100.00%	$2,755	100.00%	$2,181	100.00%

	At December 31,
	2000		1999
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$452	16.63%	$296	16.89%
Real estate—construction	116	6.65%	13	3.73%
Real estate—residential	502	50.16%	195	46.83%
Real estate—commercial	381	17.81%	226	20.81%
Consumer	312	8.70%	213	11.73%
Other	—	0.05%	—	0.01%
Unallocated	32	—%	60	—%

Total loans	$1,795	100.00%	$1,003	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP

Board of Directors

Charles E. Allen	B. Franklin Lee	Emmett S. Patterson
Retired - Consultant Penta Engineering	Owner Franklin Lee Farm	Retired - General Manager and Executive Vice President Pee Dee Electric Membership Corporation

Cynthia H. Beane, Vice Chair	Joyce H. Little	Don M. Russell
Certified Public Accountant Cynthia H. Beane, Proprietor	Co-Owner and Vice President / Secretary / Treasurer Wiley Little Drywall, Inc.	President Rusco Fixture Co., Inc.

Bill C. Burnside, D.D.S.	Buren Mullis	Michael E. Snyder, Sr.
Dentistry Bill C. Burnside, Proprietor	Retired - Vice President and General Manager Sundrop Bottling Company, Inc.	Vice President E.J. Snyder & Company, Inc.

Gail C. Burris	John P. Murray, M.D., Chair	Douglas L. Stafford
Owner and Manager Rosebriar Restaurant	Retired - Physician and Owner Albemarle Ear, Nose and Throat	Executive Vice President Lowe’s Motor Speedway

David M. Jones, D.V.M.	Cynthia L. Mynatt	Emily M. Thomas
Director North Carolina Zoological Park	President Ben Mynatt Pontiac-Buick-GMC Truck, Inc.	Vice President - Administration and Finance CMH Flooring Products, Inc.

Kyle H. Josey	James E. Nance	Hugh E. Wallace
Owner Josey & Josey Accountants	President and Dealer Operator Confederate Motors, Inc.	President Anson Apparel Company

Executive Officers

Roger L. Dick	Sanjay V. Mistry	Jimmy L. Strayhorn
Chief Executive Officer Uwharrie Capital Corp	President / Chief Executive Officer Cabarrus Bank & Trust Company	President / Chief Executive Officer Anson Bank & Trust Co.

W.D. “Bill” Lawhon, Jr.	Christy D. Stoner
President / Chief Executive Officer Bank of Stanly	President / Chief Executive Officer The Strategic Alliance Corporation, BOS Agency, Inc., and Strategic Investment Advisors, Inc.