Form 10KSB, Exhibit 13
period 2004-12-31
UWHARRIE CAPITAL CORP
filed 2005-03-28
CIK 898171

Exhibit 13

UWHARRIE CAPITAL CORP

2004 Annual Report

Uwharrie Capital Corp

2004

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (“Stanly”), a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage brokerage company. The Company also owns three non-bank subsidiaries, Strategic Investment Advisors, Inc., Uwharrie Mortgage, Inc. and Uwharrie Statutory Trust 1.

Stanly engages in retail and commercial banking, with five banking offices in Stanly County. Stanly provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. (“Anson”) and provides financial services to customers through one banking office in Anson County.

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

Depository services offered by the subsidiary banks include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa and at any ATM displaying the STAR® or CIRRUS® networks regionally and worldwide, respectively.

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

Bank of Stanly. Member FDIC. Equal Housing Lender.

Anson Bank & Trust Co. Member FDIC. Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2004	2003	Percent Increase (Decrease)
For the year:
Net Income	$253	$1,560	(83.78)%
Basic and diluted net income per common share (1)	$.04	$.22	(81.82)%
Wtg. avg. comm. shares (diluted)	7,101,366	7,079,940	0.30%

At year-end:
Total assets	$329,262	$300,529	9.56%
Total earning assets	302,836	273,303	10.81%
Loans, net of unearned income	263,738	240,816	9.52%
Total interest-bearing liabilities	263,714	236,800	11.43%
Shareholders’ equity	27,156	27,852	(2.50)%
Book value per share (1)	$3.85	$3.88	(.77)%

Averages for the year:
Total assets	$321,093	$273,679	17.32%
Total earning assets	293,232	250,835	16.90%
Loans, net of unearned income	256,525	221,158	15.99%
Total interest-bearing liabilities	254,986	215,351	18.40%
Shareholders’ equity	27,741	26,980	2.82%

Financial Ratios (in percentage):
Return on average assets	0.08%	.57%
Return on average shareholders’ equity	0.91%	5.78%
Average equity to average assets	8.64%	9.86%
Net interest margin (fully tax equivalent basis)	3.96%	4.17%
Allowance as % of loans at year-end	1.89%	1.34%
Allowance as % of nonperforming loans	147.59%	204.44%
Nonperforming loans to total loans	1.29%	.65%
Nonperforming assets to total assets	1.17%	.56%
Net loan charge-offs to average loans	0.13%	.06%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2004 and in 2003.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina

February 18, 2005

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets

Cash and due from banks	$11,449,899	$11,313,931
Interest-earning deposits with banks	4,024,870	2,576,987
Federal funds sold	4,100,000	—
Investment securities available for sale, at fair value	28,523,869	27,706,536
Loans	263,738,272	240,816,409
Less allowance for loan losses	4,982,891	3,223,952

Net Loans	258,755,381	237,592,457
Premises and equipment, net	8,317,497	8,459,244
Interest receivable	1,273,777	1,156,243
Federal Home Loan Bank stock	2,385,300	2,139,900
Bank-owned life insurance	4,354,917	4,186,939
Goodwill	987,436	987,436
Other assets	5,089,049	4,408,852

Total Assets	$329,261,995	$300,528,525

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest-bearing	$36,866,146	$34,687,255
Interest checking and money market accounts	80,393,133	60,041,071
Savings accounts	39,852,601	41,445,631
Time deposits, $100,000 and over	36,966,834	32,295,421
Other time deposits	52,860,046	44,093,382

Total Deposits	246,938,760	212,562,760
Short-term borrowed funds	14,693,424	16,345,274
Long-term debt	39,103,025	42,579,056
Interest payable	301,930	282,483
Other liabilities	1,069,057	907,278

Total liabilities	302,106,196	272,676,851

Shareholders’ Equity:
Common stock, $1.25 par value, 20,000,000 shares issued and outstanding or in the process of issuance of 7,057,755 and 6,977,384, respectively	8,822,194	8,721,730
Additional paid-in capital	12,043,348	11,735,241
Unearned ESOP compensation	(964,935)	(1,012,017)
Undivided profits	6,469,142	7,464,385
Accumulated other comprehensive income	786,050	942,335

Total Shareholders’ Equity	27,155,799	27,851,674

Total liabilities and Shareholders’ Equity	$329,261,995	$300,528,525

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Income

Years ended December 31, 2004 and 2003

	2004	2003
Interest Income
Loans, including fees	$14,468,077	$13,293,773
Investment securities
U. S. Treasury	101,947	50,104
U. S. Government agencies and corporations	438,589	412,570
State and political subdivisions	717,382	729,703
Other	80,943	84,362
Interest-earning deposits with banks and federal funds sold	98,985	26,380

Total Interest Income	15,905,923	14,596,892

Interest Expense
Time deposits, $100,000 and over	787,945	648,149
Other interest-bearing deposits	1,888,256	1,849,393
Short-term borrowed funds	126,900	147,417
Long-term debt	1,930,995	1,960,997

Total Interest Expense	4,734,096	4,605,956

Net Interest Income	11,171,827	9,990,936
Provision for loan losses	2,091,500	593,000

Net Interest Income After Provision For Loan Losses	9,080,327	9,397,936

Noninterest Income
Service charges on deposit accounts	1,435,827	1,347,538
Other service fees and commissions	1,426,481	1,052,354
Gains on securities sold	2,373	128,845
Income from mortgage loan sales	844,882	2,072,433
Other income	560,961	558,412

Total Noninterest Income	4,270,524	5,159,582

Noninterest Expense
Salaries and employee benefits	7,154,708	6,853,200
Net occupancy expense	640,546	530,726
Equipment expense	665,458	638,391
Data processing costs	809,938	805,118
Other noninterest expense	4,026,370	3,638,784

Total Noninterest Expense	13,297,020	12,466,219

Income before income taxes	53,831	2,091,299
Income taxes	(199,500)	531,480

Net Income	$253,331	$1,559,819

Net Income Per Common Share
Basic	$.04	$.22
Diluted	.04	.22

Weighted Average Shares Outstanding
Basic	6,938,907	6,949,847
Diluted	7,101,366	7,079,940

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2004 and 2003

	2004	2003
Net Income	$253,331	$1,559,819

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities	(251,972)	(204,209)
Related tax effect	97,145	60,407

Reclassification of gains recognized in net income	(2,373)	(128,845)
Related tax effect	915	38,113

Total other comprehensive loss	(156,285)	(234,534)

Comprehensive income	$97,046	$1,325,285

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2004 and 2003

	Common Stock		Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, December 31, 2002	6,494,101	8,117,626	9,817,177	(1,055,610)	7,066,142	1,176,869	25,122,204
Net income	—	—	—	—	1,559,819	—	1,559,819
Other comprehensive income	—	—	—	—	—	(234,534)	(234,534)
Release of ESOP shares	—	—	27,922	43,593	—	—	71,515
Common stock issued pursuant to:
3% stock dividend	202,409	253,011	900,720	—	(1,153,731)	—	—
Stock options exercised	39,095	48,869	81,460	—	—	—	130,329
Stock offering:
Shares issued	361,730	452,163	1,433,685	—	—	—	1,885,848
Repurchase of common stock	(119,951)	(149,939)	(525,723)	—	—	—	(675,662)
Cash paid - fractional shares	—	—	—	—	(7,845)	—	(7,845)

Balance, December. 31, 2003	6,977,384	$8,721,730	$11,735,241	$(1,012,017)	$7,464,385	$942,335	$27,851,674

Net income	—	—	—	—	253,331	—	253,331
Other comprehensive income	—	—	—	—	—	(156,285)	(156,285)
Release of ESOP shares	—	—	40,817	47,082	—	—	87,899
Common stock issued pursuant to:
3% stock dividend	206,657	255,763	982,128	—	(1,237,891)	—	—
Stock options exercised	119,372	151,774	419,473	—	—	—	571,247
Tax benefit of stock options exercised	—	—	50,492	—	—	—	50,492
Repurchase of common stock	(245,658)	(307,073)	(1,184,803)	—	—	—	(1,491,876)
Cash paid - fractional shares	—	—	—	—	(10,683)	—	(10,683)

Balance, December 31, 2004	7,057,755	$8,822,194	$12,043,348	$(964,935)	$6,469,142	$786,050	$27,155,799

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Consolidated Statements Of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Operating Activities
Net income	$253,331	$1,559,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	610,089	602,597
Net amortization of security premiums /discounts	73,926	129,463
Provision for loan losses	2,091,500	593,000
Net realized gain on available for sale securities	(2,373)	(128,845)
Gain on mortgage loan sales	(844,882)	(2,072,433)
Proceeds from sales of loans held for sale	44,089,905	93,843,832
Origination of loans held for sale	(42,959,955)	(91,771,399)
Gain on sale of premises, equipment and other assets	(15,796)	(113,418)
Increase in cash surrender value of life insurance	(190,013)	(171,019)
Loss on sales of other real estate	2,330	27,808
Release of ESOP shares	87,898	71,515
Net change in interest receivable	(117,534)	(24,033)
Net change in other assets	(227,555)	(347,576)
Net change in interest payable	19,447	5,083
Net change in other liabilities	161,780	175,388

Net Cash Provided By Operating Activities	3,032,098	2,379,782

Investing Activities
Net increase in interest-earning deposits with banks	(1,447,882)	(1,426,534)
Net increase in federal funds sold	(4,100,000)	—
Proceeds from sales, maturities and calls of securities available for sale	3,534,537	7,976,008
Purchase of securities available for sale	(4,677,766)	(8,742,785)
Net increase in loans	(24,076,492)	(46,234,604)
Proceeds from sales of premises, equipment and other assets	404,442	478,694
Purchase of premises and equipment	(856,987)	(3,154,927)
Investment in life insurance	—	(401,000)
Proceeds from sales of other real estate	162,212	649,943

Net Cash Used By Investing Activities	(31,057,936)	(50,855,205)

Financing Activities
Net increase in deposit accounts	34,376,000	39,006,347
Net increase (decrease) in short-term borrowed funds	(1,752,077)	1,905,886
Net increase (decrease) in long-term borrowed funds	(3,530,805)	6,469,511
Repurchases of common stock	(1,491,875)	(675,662)
Net proceeds from issuance of common stock	571,247	2,016,177
Cash paid for fractional shares	(10,683)	(7,845)

Net Cash Provided By Financing Activities	28,161,806	48,714,414

Increase in Cash and Due from Banks	135,968	238,991
Cash and Cash Equivalents at Beginning of Year	11,313,931	11,074,940

Cash and Cash Equivalents at End of Period	$11,449,899	$11,313,931

Supplemental Disclosures of Cash Flow Information
Interest paid	$4,714,649	$4,600,873
Income taxes paid	434,000	793,338
Supplemental Schedule of Non-Cash Investing and Financing Activities
Increase (decrease) in fair value of securities available for sale, net of tax	(156,285)	(234,534)
Loans securitized into investment securities	—	1,327,500
Loans transferred to foreclosed real estate	537,000	72,165
Tax benefit of stock options exercised	50,492	—

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

On April 7, 2004 Uwharrie Mortgage, Inc. was established as a subsidiary of the Company to serve in the capacity of trustee and substitute trustee under deeds of trust.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Stanly, Anson, Cabarrus, SIA and its indirectly-owned subsidiaries, BOS Agency, Strategic Alliance and Gateway. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks,” and “Interest-earning deposits with banks”.

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2004 and 2003.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan loss based on their judgment about information available to them at the time of their assessment.

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

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets which ranged from five to twelve years as of December 31, 2004. Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

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

Federal Home Loan Bank Stock

As a requirement for membership, the banks invest in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired.

Goodwill

Purchased goodwill in the amount of $1,136,586 was being amortized over 15 years until December 31, 2001. Accumulated amortization at December 31, 2001 was $149,150. Effective January 1, 2002, the Company ceased amortization of goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company assesses goodwill for impairment annually.

Deconsolidation of Capital Trust

The Company formed Uwharrie Statutory Trust 1 during 2002 in order to facilitate the issuance of trust preferred securities. The Trust is a statutory business trust formed under the laws of the state of Delaware, all the common securities are of which owned by the Company. Adoption of FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities results in the deconsolidation of the trust preferred subsidiary, Uwharrie Statutory Trust I. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trust were included in long-term debt and the Company’s equity interest in the trust was included in other assets. The deconsolidation of the trust did not materially impact net income.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve adopted a final rule that allows the continued limited inclusion of trust preferred securities in Tier 1 capital. The final rule limits trust preferred securities to 25 percent of all core capital elements, net of goodwill. Amounts of restricted core capital elements in excess of these limits generally may be included in Tier 2 capital. The final rule provides a five year transition period, ending March 31, 2009, for the application of the quantitative limits. The Company believes that it will remain “well-capitalized” under the new proposed Federal Reserve Board guidelines.

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

(Amounts in thousands, except per share data)	2004	2003
Net income:
As reported	$253	$1,560
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(77)	(90)

Pro forma	$176	$1,470

Basic net income per share:
As reported	$0.04	$0.22
Pro forma	0.03	0.21

Diluted net income per share:
As reported	$0.04	$0.22
Pro forma	0.02	0.21

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

Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value or liquidation value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Carrying amounts approximate fair values for cash and due from banks; interest-bearing deposits with banks; federal funds sold; interest receivable and payable; variable rate loans that reprice frequently where no significant change in credit risk has occurred; bank owned life insurance; Federal Home Loan Bank stock; variable rate money market, demand, interest checking and savings accounts; variable rate time deposits; federal funds purchased and securities sold under repurchase agreements and short-term borrowed funds.

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

Earnings per Common Share

The Company issued 3% stock dividends in 2004 and 2003. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. There were no anti-dilutive stock options outstanding during 2004 or 2003.

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

	2004	2003
Weighted average number of common shares used in computing basic earnings per share	6,938,907	6,949,847
Effect of dilutive stock options	162,459	130,093

Weighted average number of common shares and dilutive potential common shares used in computing diluted earnings per share	7,101,366	7,079,940

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires reporting of selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. The Company’s operations are within the commercial banking segment, and the financial statements presented herein reflect the results of that segment. The Company has no foreign operations or customers.

Recent Accounting Pronouncements

SAB 105

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

EITF 03-01

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

SOP 03-3

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

FAS 123(R)

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. If we had included the cost of employee stock option compensation in our consolidated financial statements, our net income for the fiscal years ended December 31, 2004 and 2003 would have decreased by approximately $77,000 and $90,000 respectively. Accordingly, the adoption of SFAS No. 123(R) is expected to have a material effect on our consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Reclassification

Certain amounts in the 2003 financial statements have been reclassified to conform with the 2004 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$2,983,899	$—	$17,649	$2,966,250
U. S. Government agencies	3,933,364	160,825	—	4,094,189
Mortgage-backed securities & CMO’s	7,877,294	94,775	50,354	7,921,715
State and political subdivisions	11,901,185	1,081,141	—	12,982,326
Corporate Bonds	540,749		9,892	530,857

Total debt securities	27,236,491	1,336,741	77,895	28,495,337
Equity Securities	8,125	20,407	—	28,532

Total securities available for sale	$27,244,616	$1,357,148	$77,895	$28,523,869

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$2,979,652	$10,973	$—	$2,990,625
U. S. Government agencies	1,386,412	151,074	—	1,537,486
Mortgage-backed securities & CMO’s	9,182,016	93,458	71,364	9,204,110
State and political subdivisions	12,616,734	1,327,614	—	13,944,348

Total debt securities	26,164,814	1,583,119	71,364	27,676,569
Equity Securities	8,125	21,843	—	29,967

Total securities available for sale	$26,172,939	$1,604,962	$71,364	$27,706,536

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$1,091,553	$60,322	$—	$1,151,875
U. S. Government agencies	2,383,850	284,117	—	2,667,967
Mortgage-backed securities & CMO’s	7,898,503	191,638	—	8,090,141
State and political subdivisions	12,865,347	1,239,071	—	14,104,418

Total debt securities	24,239,253	1,775,148	—	26,014,401
Equity Securities	8,125	91,504	—	99,629

Total securities available for sale	$24,247,378	$1,866,652	$—	$26,114,030

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Results from sales of securities available for sale for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Gross proceeds from sales	$262,625	$2,796,731	$1,404,025

Realized gains from sales	$2,373	$128,845	$2,709

Realized losses from sales	—	—	—

Net realized gains	$2,373	$128,845	$2,709

At December 31, 2004, 2003 and 2002 securities available for sale with a carrying amount of $12,757,021, $11,609,413 and $14,431,849 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003. These unrealized losses on investment securities are a result of volatility in the market during 2004 and 2003. At December 31, 2004 the unrealized losses were related to three U.S. Treasuries, five mortgage backed securities and CMOs and one corporate bond. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities.

December 31, 2004	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Securities available for sale:
U.S. Treasury	$2,966,250	$17,649	$—	$—	$2,966,250	$17,649
Mortgage-backed securities	—	—	—	—	—	—
Securities and CMOs	3,941,252	17,810	1,001,250	32,544	4,942,502	50,354
Corporate Bonds	530,857	9,892	—	—	530,857	9,892

	$7,438,359	$45,351	$1,001,250	$32,544	$8,439,609	$77,895

December 31, 2003	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Securities available for sale:
U.S. Treasury	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—
Securities and CMOs	2,573,079	71,364	—	—	2,573,079	71,364
Corporate Bonds	—	—	—	—	—	—

	$2,573,079	$71,364	$—	$—	$2,573,079	$71,364

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 3 - Loans

The composition of net loans as of December 31, 2004 and 2003 is as follows:

	2004	2003
Commercial	$37,717,487	$38,516,982
Real estate – construction	25,479,828	21,813,393
Real estate – residential	102,626,549	76,932,601
Real estate – commercial	81,283,050	84,919,486
Consumer	13,488,205	12,740,958
Loans held for sale	2,903,421	5,665,395
Other	90,347	187,412

	263,588,887	240,776,227

Deduct:
Allowance for loan losses	(4,982,891)	(3,223,952)
Unearned net loan costs	149,385	40,182

Loans, net	$258,755,381	$237,592,457

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 39.66% of net loans. Additionally there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 31.41% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2004 follows:

Fixed-rate loans with a maturity of:
Three months or less	$2,004,205
Over three months through twelve months	1,988,301
Over one year through five years	31,238,637
Over five years	22,247,129

Total fixed-rate loans	57,478,272

Variable-rate loans with a repricing frequency of:
Three months or less	205,397,621
Over three months through twelve months	862,379
Over one year through five years	—
Over five years	—

Total variable-rate loans	206,260,000

Total loans	$263,738,272

Impaired loans which consisted entirely of nonaccrual loans totaled $3,376,270 and $1,576,800 at December 31, 2004 and 2003, respectively, which had the effect of reducing net income $109,678 in 2004 and $59,693 in 2003. Of the nonaccrual amount in 2004 and 2003, a total of $48,940 and $558,133, respectively, was government guaranteed as to principal. The allowance for impaired loans, net of impaired loans that are government guaranteed, amounted to $1.9 million and $152,800 at December 31, 2004 and 2003 respectively. At December 31, 2004 and 2003, loans past due 90 days and still accruing interest totaled $1,150,188 and $607,187, respectively. Book value of foreclosed properties held as other real estate was $481,000 and $108,542 in each of the respective periods. At December 31, 2004 and 2003, the Company did not have any loans for which terms had been modified in troubled debt restructurings.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 3 – Loans (Continued)

The Company’s loan policies are written to address each lending category, specifically related to loan-to-value ratios and collateralization methods. This takes into consideration economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance For Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2004 and 2003 are presented below:

	2004	2003
Balance, beginning of year	$3,223,952	$2,755,302
Charge-offs	(373,534)	(150,097)
Recoveries	40,973	25,747
Provision charged against income	2,091,500	593,000

Balance, end of year	$4,982,891	$3,223,952

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $164,000,000 and $144,000,000 at December 31, 2004 and 2003, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. Changes in mortgage servicing rights capitalized and the related valuation allowances for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Mortgage servicing rights, beginning of year	$2,129,134	$1,386,619
Mortgage servicing rights capitalized	374,226	742,515

	2,503,360	2,129,134
Accumulated amortization	(1,011,964)	(640,665)

Mortgage servicing rights, end of year, net of amortization	1,491,396	1,488,469

Valuation allowances:
Balance at beginning of year	255,000	55,000
Additions	—	200,000
Reductions	—	—
Write-downs	—	—

Balance at end of year	255,000	255,000

Mortgage servicing rights, end of year, net of amortization and valuation allowance	$1,236,396	$1,233,469

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 5 – Servicing (Continued)

Amortization expense for each of the next five years is estimated to be as follows:

Year ending December 31,
2005	$292,000
2006	253,000
2007	214,000
2008	175,000
2009	135,000

Total	$1,067,000

Note 6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2004 and 2003 are listed below:

	2004	2003
Land	$1,980,199	$2,364,610
Buildings and improvements	6,040,611	5,539,355
Furniture and equipment	4,613,384	4,339,686

	12,634,194	12,243,651
Less accumulated depreciation	4,316,697	3,784,407

	$8,317,497	$8,459,244

Note 7 - Deposits

The composition of deposits at December 31, 2004 and 2003 is as follows:

	2004		2003
	Amount	Percentage of total	Amount	Percentage of total
Demand deposits	$36,866,146	15%	$34,687,255	16%
Interest checking and money market	80,393,133	33%	60,041,071	28%
Savings	39,852,601	16%	41,445,631	20%
Time deposits, $100,000 and over	36,966,834	15%	32,295,421	15%
Other time deposits	52,860,046	21%	44,093,382	21%

	$246,938,760	100%	$212,562,760	100%

The maturities of fixed-rate time deposits at December 31, 2004 are reflected in the table below.

	Time Deposits $100,000 and Over	Other Time Deposits
2005	$23,245,820	$34,868,931
2006	11,790,170	13,824,310
2007	1,830,751	3,018,290
2008	100,093	871,435
2009	—	153,323
Thereafter	—	123,757

Total	$36,966,834	$52,860,046

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 8 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2004 and 2003.

	2004		2003
	Amount	Rate	Amount	Rate
At year-end
Federal funds purchased	$—	0.00%	$1,250,000	1.36%
Securities sold under repurchase agreements	3,531,414	1.00%	2,516,283	1.00%
Master notes	5,030,978	1.03%	4,048,186	1.03%
Notes payable	406,182	4.25%	405,805	4.25%
Short-term advances from FHLB	5,724,850	4.02%	8,125,000	2.35%

	$14,693,424	2.28%	$16,345,274	1.79%

	2004		2003
	Amount	Rate	Amount	Rate
Average for the year
Federal funds purchased	$593,219	1.42%	$1,720,685	1.43%
Securities sold under repurchase Agreements	2,951,542	1.18%	2,146,537	1.02%
Master notes	4,442,875	1.10%	3,639,872	1.03%
Notes payable	406,182	3.40%	405,805	4.25%
Short-term advances from FHLB	8,705,124	2.89%	7,649,657	2.58%

	$17,098,942	2.09%	$15,156,751	1.85%

	2004		2003
Maximum month-end balances
Federal funds purchased	$3,650,000		$5,200,000
Securities sold under repurchase Agreements	4,139,837		2,543,982
Master notes	6,080,604		4,048,186
Notes payable	406,182		405,805
Short-term advances from FHLB	8,500,000		12,000,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under agreement to repurchase represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks, combined, have available lines of credit for federal funds in the amount of $24,150,000.

One of the subsidiary banks also has two Standby Letters of Credit issued by Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the Letters of Credit at December 31, 2004 was $10,000,000.

Note 9 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $85,866,442 at December 31, 2004. The long-term advances under this line with maturities of more than one year amounted to $31,436,500 with interest rates ranging from 2.64% to 7.52%. At December 31, 2003, FHLB advances with original maturities of one year or more under this line amounted to $34,661,350 and were at interest rates ranging from 2.64% to 7.53%.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 9 - Long-Term Debt (Continued)

On April 30, 2001, the Company signed a note payable to a bank for $4,000,000 at an interest rate of prime less one percent. The note is payable in ten annual installments of $400,000 beginning March 31, 2002. The balance outstanding at December 31, 2004 and 2003 was $2,400,000 and $2,800,000, respectively.

The Company issued $5,155,000 of junior subordinated debentures to Uwharrie Statutory Trust 1 in exchange for the proceeds of the trust preferred securities issued by the Trust. The junior subordinated debentures are included in long term debt and the Company’s equity interest in the trust is included in other assets.

The junior subordinated debentures pay interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%. The debentures are redeemable on September 26, 2007 or afterwards, in whole or in part, on March 26, June 26, September 26 or December 26. Redemption is mandatory at September 26, 2032. The Company fully and unconditionally guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve adopted a final rule that allows the continued limited inclusion of trust preferred securities in Tier 1 capital. The final rule limits trust preferred securities to 25 percent of all core capital elements, net of goodwill. Amounts of restricted core capital elements in excess of these limits generally may be included in tier 2 capital. The final rule provides a five-year transition period, ending March 31, 2009, for application of the quantitative limits. However, the Company believes that it would remain “well capitalized” under Federal Reserve Board guidelines.

On November 19, 2002, the Company executed a note payable in the amount of $129,000 for the purchase of property for branch expansion. This notes bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $111,525 at December 31, 2004.

As of December 31, 2004, the scheduled maturities of these advances (FHLB advances are reflected to the first convertible date or maturity date, as applicable) and notes payable are as follows:

Maturing Year Ending December 31,
2006	$12,406,561
2007	4,406,964
2008	12,843,875
2009	1,407,844
2010	2,408,325
Thereafter	5,629,456

$39,103,025

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 10 - Income Tax Matters

The components of income tax expense for the years ended December 31 are summarized as follows:

	2004	2003
Current tax expense	$272,500	$754,961
Deferred tax expense (benefit)	(472,000)	(223,481)

Net income tax provision (benefit)	$(199,500)	$531,480

The effective income tax rate for 2003 was 25.4%. For 2004, the Company had an income tax benefit of $199,500. The reasons for the differences between the effective rates and income taxes computed at the statutory federal income tax rate of 34% for each of those years are as follows:

	2004	2003
Income taxes at statutory federal rate	$18,303	$711,042
Increases (decreases) resulting from:
Tax exempt interest, net	(290,293)	(300,260)
State income taxes, net of federal benefit	101,400	95,154
Other	(28,910)	25,544

	$(199,500)	$531,480

Deferred tax assets and liabilities arising from temporary differences at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Deferred tax assets relating to:
Allowance for loan losses	$1,740,000	$1,079,000
Deferred compensation	233,000	221,000
Other	33,000	72,000
Valuation allowance	(6,000)

Total deferred tax assets	2,000,000	1,372,000

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(493,203)	(591,263)
Property and equipment	(460,000)	(400,000)
Deferred loans fees and costs	(206,000)	(175,000)
Loan servicing	(70,000)	(69,000)
Prepaid expenses	(64,000)	—

Total deferred tax liabilities	(1,293,203)	(1,235,263)

Net deferred tax asset	$706,797	$136,737

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 11 - Other Noninterest Expense

The major components of other noninterest expense for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Professional fees and services	$450,242	$434,224
Marketing and donations	521,655	404,085
Office supplies and printing	291,434	322,013
Postage	168,109	163,033
Telephone and data lines	209,757	208,266
Electronic banking expense	278,021	306,113
Software amortization and maintenance	357,926	282,637
Impairment of servicing assets	—	200,000
Other	1,749,226	1,318,413

Total	$4,026,370	$3,638,784

Note 12 - Commitments and Contingencies

Financial Instruments With Off-Balance-Sheet Risk

The subsidiary banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as they do for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2004 and 2003, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2004	2003
Commitments to extend credit	$54,931,021	$41,966,406
Credit card commitments	6,881,520	6,932,115
Standby letters of credit	500,000	796,100

	$62,312,541	$49,694,621

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial Instruments With Concentration Of Credit Risk

The bank subsidiaries make commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly, Anson and Cabarrus counties. A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in these counties.

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

Note 13 - Related Party Transactions

The Company has granted loans to certain directors and executive officers and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

Balance at December 31, 2003	$16,936,628
Disbursements during the year	7,850,048
Collections during the year	(7,672,224)

Balance at December 31, 2004	$17,114,452

At December 31, 2004, the Company had pre-approved but unused lines of credit totaling $3.2 million to executive officers, directors, officer and their related interests.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 14 - Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2004:

Total Capital to risk Weighted Assets:
Consolidated	$33,667	12.9%	$20,826	8.00%	$26,032	10.00%
Bank of Stanly	22,631	12.1%	14,997	8.00%	18,747	10.00%
Anson Bank and Trust	4,094	16.8%	1,950	8.00%	2,438	10.00%
Cabarrus Bank and Trust	6,586	14.1%	3,751	8.00%	4,689	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	30,383	11.7%	10,413	4.00%	15,619	6.00%
Bank of Stanly	20,262	10.8%	7,499	4.00%	11,248	6.00%
Anson Bank and Trust	3,788	15.5%	975	4.00%	1,463	6.00%
Cabarrus Bank and Trust	5,996	12.8%	1,876	4.00%	2,813	6.00%

Tier I Capital to Average Assets:
Consolidated	30,383	9.2%	13,125	4.00%	16,406	5.00%
Bank of Stanly	20,262	8.5%	9,478	4.00%	11,848	5.00%
Anson Bank and Trust	3,788	10.5%	1,410	4.00%	1,762	5.00%
Cabarrus Bank and Trust	5,996	10.8%	2,219	4.00%	2,774	5.00%

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2003:

Total Capital to risk Weighted Assets:
Consolidated	$33,855	13.9%	$19,482	8.00%	$24,353	10.00%
Bank of Stanly	21,875	11.4%	15,415	8.00%	19,269	10.00%
Anson Bank and Trust	3,992	21.0%	1,519	8.00%	1,898	10.00%
Cabarrus Bank and Trust	7,063	23.3%	2,243	8.00%	3,029	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	30,799	12.7%	9,741	4.00%	14,612	6.00%
Bank of Stanly	19,454	10.1%	7,708	4.00%	11,561	6.00%
Anson Bank and Trust	3,754	19.8%	759	4.00%	1,139	6.00%
Cabarrus Bank and Trust	6,686	22.1%	1,212	4.00%	1,818	6.00%

Tier I Capital to Average Assets:
Consolidated	30,799	10.6%	11,982	4.00%	14,977	5.00%
Bank of Stanly	19,454	8.6%	9,296	4.00%	11,620	5.00%
Anson Bank and Trust	3,754	13.0%	1,165	4.00%	1,456	5.00%
Cabarrus Bank and Trust	6,686	19.0%	1,506	4.00%	1,882	5.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 14 - Regulatory Matters (Continued)

As of December 31, 2004, the most recent notification from the FDIC categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2004, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2,893,000 as reserves on deposit liabilities.

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

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in both 2004 and 2003, are as follows:

	2004		2003
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding at the beginning of the year	736,631	$4.47	770,214	$4.38
Options granted	71,197	6.02	32,001	4.48
Options exercised	(124,854)	3.55	(41,260)	3.16
Forfeitures	(20,924)	4.48	(24,324)	3.77

Options outstanding at the end of the year	662,050	$4.62	736,631	$4.47

Options exercisable at the end of the year	479,164	$4.16	559,985	$4.29

At December 31, 2004, options outstanding had a weighted-average remaining term of 6.2 years. Total options outstanding at December 31, 2004 included 104,033 options exercisable at a range of $2.32 to $2.99 per share, and 558,017 options exercisable at a range of $4.71 to $6.02 per share. Exercisable options at December 31, 2004 included 104,033 options exercisable at a range of $2.32 to $2.99 per share, and 375,131 options exercisable at a range of $4.71 to $6.02 per share. No expense has been recognized in connection with the grant or exercise of these options. At December 31, 2004, authorized shares of common stock reserved for future grants of options totaled 165,552 under the SOP and 127,820 under the SPP.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 15 - Stock Matters (Continued)

All options granted during 2004 were under the Stock Option Plan. The fair value of options granted during 2004 was estimated to be $1.64 and was estimated on the date of grant using the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 3.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility ratio of 14%.

Stock Offering

The Company completed the sale of 1,047,497 shares of its common stock at $5.50 per share on April 15, 2003. Expenses associated with the sale amounted to $403,666 resulting in net proceeds from the offering of $1,885,848 in 2003 and $3,471,720 in 2002.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 245,658 shares during 2004 and 119,951 shares during 2003 at an aggregate purchase price of $1,491,875 and $675,662, respectively.

Note 16 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $129,918 in 2004 and $131,155 in 2003, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

The Company has established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina. Each Director may elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. The balance in deferred directors’ compensation was $234,692 and $219,033 at December 31, 2004 and 2003, respectively, and the expense for the years then ended was $13,501 and $14,478, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 260,519 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2004, the outstanding balance of the loan is $964,935 and is presented as a reduction of shareholders’ equity.

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

Expenses of $245,420 and $223,078 during the years ended December 31, 2004 and 2003, respectively, have been incurred in connection with the ESOP. At December 31, 2004, 104,765 shares held by the ESOP have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.1 million at December 31, 2004.

Supplemental Executive Retirement Plan

The Company implemented a non-qualifying deferred compensation plan for certain executive officers in 2001. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments over ten years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant’s life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2004 and 2003, a provision of $92,613 and $192,376, respectively, was expensed for future benefits to be provided under this plan. Liability accrued for compensation deferred under the plan amounts to $370,548 and $355,223 at December 31, 2004 and 2003, respectively.

Split-Dollar life Insurance

During 2001 and in the years since then, the Company has entered into Life Insurance Endorsement Method Split Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk

At December 31, 2004, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

It should be noted that the estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31.

	2004		2003
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets
Cash and due from banks, interest-bearing deposits with banks, and federal funds sold	$19,575	$19,575	$13,891	$13,891
Securities available for sale	28,524	28,524	29,910	29,910

Variable rate loans	206,260	206,260	188,232	188,232
Other loans	57,478	60,997	52,584	55,059

Total loans	263,738	267,257	240,816	243,291

Accrued interest receivable	1,274	1,274	1,156	1,156
Bank owned life insurance	4,355	4,355	4,187	4,187
Federal Home Loan Bank stock	2,385	2,385	2,140	2,140

Financial Liabilities
Deposits
Non-interest bearing	$36,866	$36,866	$34,687	$34,687
Variable rate, payable on demand	120,245	120,245	101,487	101,487
Fixed-rate time certificates of deposit	89,828	90,438	76,389	76,640

Total deposits	246,939	247,549	212,563	212,814

Short-term borrowed funds	14,693	14,693	16,345	16,345
Long-term debt	39,103	39,471	42,579	43,698
Accrued interest payable	302	302	282	282

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 18 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp as of and for the years ended December 31, 2004 and 2003:

Condensed Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and demand deposits with bank subsidiaries	$279,525	$397,689
Interest-earning deposits with bank subsidiaries	5,941,650	5,362,686
Investments in:
Bank subsidiaries	31,819,132	31,945,792
Nonbank subsidiaries	516,205	461,741
Other assets	2,205,064	2,201,307

Total assets	$40,761,576	$40,369,215

Liabilities and shareholders’ equity
Master notes	$5,030,978	$4,048,186
Long-term debt	2,800,000	3,200,000
Subordinated debentures payable to nonbank subsidiary	5,155,000	5,155,000
Other liabilities	619,799	114,355
Shareholders’ equity	27,155,799	27,851,674

Total liabilities and shareholders’ equity	$40,761,576	$40,369,215

Condensed Statements of Operations

Years Ended December 31, 2004 and 2003

	2004	2003
Equity in earnings of subsidiaries	$83,989	$1,108,392
Interest income	101,272	164,217
Dividend income	800,000	800,000
Management and service fees	1,900,000	1,435,000
Other income	148,534	123,780
Interest expense	401,088	382,761
Other operating expense	2,649,676	1,850,789
Income tax benefit	(270,300)	(161,980)

Net income	$253,331	$1,559,819

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes To Consolidated Financial Statements

Note 18 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net income	$253,331	$1,559,819
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(883,989)	(1,908,392)
(Increase) decrease in other assets	230,573	(554,026)
Increase (decrease) in other liabilities	505,444	(48,629)

Net cash provided (used) by operating activities	105,359	(951,228)

Cash flows from investing activities:
Upstream dividends from subsidiaries	800,000	800,000
Investment in subsidiaries	(100)	(7,000,000)

Net cash used by investing activities	799,900	(6,200,000)

Cash flows from financing activities:
Net increase (decrease) in master notes	982,792	(345,713)
Net increase (decrease) in long-term debt	(400,000)	(400,000)
Proceeds from issuance of common stock	571,247	2,016,177
Repurchase of common stock	(1,491,875)	(675,662)
Cash paid for fractional shares	(10,683)	(7,845)
Other, net	(95,940)	71,526

Net cash provided by financing activities	(444,459)	658,483

Net increase (decrease) in cash and cash equivalents	460,800	(6,492,745)
Cash and cash equivalents at beginning of year	5,760,375	12,253,120

Cash and cash equivalents at end of year	$6,221,175	$5,760,375

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

In Thousands Except Per Share And Shares Outstanding Information

	2004	2003	2002	2001	2000
Summary of Operations
Interest Income	$15,906	$14,597	$14,649	$17,002	$17,080
Interest Expense	4,734	4,606	5,289	8,012	8,953

Net Interest Income	11,172	9,991	9,360	8,990	8,127
Provision for Loan Losses	2,092	593	835	1,179	931
Noninterest Income	4,271	5,159	4,406	3,470	2,746
Noninterest Expense	13,297	12,466	10,586	8,905	8,521
Income taxes	(199)	531	587	671	249

Net Income	$253	$1,560	$1,758	$1,705	$1,172

Per Common Share
Net Income - Basic (1)	$.04	$.22	$.28	$.27	$.19
Net Income - Diluted (1)	.04	.22	.28	.27	.18
Book Value (1)	3.85	3.88	3.65	3.21	2.97

Weighted Average Shares
Outstanding:
Basic (1)	6,938,907	6,949,847	6,188,934	6,210,100	6,184,590
Diluted (1)	7,101,366	7,079,940	6,293,824	6,311,276	6,357,717

Ratios
Return on average assets	.08%	.57%	.74%	.74%	.54%
Return on average equity	0.91%	5.78%	8.05%	8.53%	6.55%
Average equity to average assets	8.64%	9.86%	9.16%	8.66%	8.18%

Selected year-end balances
Assets	$329,262	$300,529	$250,763	$238,768	$228,456
Loans	263,738	240,816	196,034	185,610	177,436
Securities	28,524	27,707	28,149	32,249	36,262
Deposits	246,939	212,563	173,556	173,515	154,184
Borrowed funds	53,796	58,924	50,549	43,610	53,571
Shareholders’ equity	27,156	27,852	25,122	20,556	19,182

Selected average balances
Assets	$321,093	$273,679	$238,371	$230,926	$218,780
Loans	256,525	221,158	186,532	177,531	165,276
Securities	28,846	27,281	30,517	32,454	38,079
Deposits	234,424	188,803	169,371	164,821	151,721
Borrowed funds	57,296	56,263	45,502	44,643	47,313
Shareholders’ equity	27,741	26,980	21,833	19,988	17,906

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2000 through 2003 have been adjusted to reflect 3% stock dividends issued in 2004, 2003, 2002, 2001 and 2000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 5 - 34. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in both 2004 and 2003. Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Overview

The Company had a good year during 2004 growing assets by 9.6%, while continuing to provide quality service and support to all our market communities. All of the counties we are embedded in have been struggling with their economies making it challenging for many businesses to survive. These issues have carried over into our business, as we have continued to work with our customers. During 2004 management deemed it necessary to set aside $1.2 million in specific loan loss reserves in connection with five lending relationships. Management is committed to working with these relationships, as with all their other customers to ensure a brighter future. Net interest income increased $1.2 million or 11.8% during 2004, while noninterest income decreased $889 thousand. The slow down in mortgage lending significantly impacted noninterest income, with income from the mortgage loan sales declining 59.2% or $1.2 million. Noninterest expenses increased by 6.7%, primarily related to the opening of the denovo bank in Cabarrus County in 2003.

Net Income

Net income for the year ended December 31, 2004 was $253 thousand or $.04 per share, as compared with net income of $1.6 million, or $.22 per share, for the year ended December 31, 2003, a decrease of $1.3 million or $0.18 per share. This decrease resulted primarily from an increase in provision for loan loss of $1.5 million in 2004.

Net income for the years 2004 and 2003, and certain key financial performance ratios, are presented below:

	2004	2003
Net Income	$253,331	$1,559,819
Return on average assets	.08%	.57%
Return on average shareholders’ equity	.91%	5.78%
Average equity to average assets	8.64%	9.86%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

Although the Company’s management deemed it prudent to increase the provision for loan loss during 2004, having a significant impact on net income, the Company continued to have positive growth on both sides of the balance sheet. Management believes the Company is in a position to remain competitive with larger financial institutions and allow its service area to enjoy the benefits of a local financial institution and the strength its capital investment provides to the community.

Net Interest Income

Like most financial institutions, the primary component of earnings for our banks, is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased $1.2 million to $11.2 million for 2004 compared to the $10.0 million earned in 2003. This increase resulted primarily from the significant increase in the level of our average interest-earning assets during the year. This increase in our average earning assets, combined with a decrease in the average rates we paid for our interest-bearing liabilities of 28 basis points, offset the factors that negatively affected our net interest income in 2004.

These negative factors were a decrease of 43 basis points in the average rate we realized for our earning assets and an increase in the level of our average interest bearing liabilities during the year. The aforementioned increases in the level of our average interest-earning assets and interest-bearing liabilities were greatly enhanced by the growth of Cabarrus Bank & Trust Company.

The average yield on our interest-earning assets decreased 43 basis points to 5.57% while the average rate we paid for our interest bearing liabilities decreased only 28 basis points. Therefore our interest spread dropped from 3.86% to 3.71% and our net yield on interest earning assets decreased from 4.17% to 3.96%.

Financial Tables 1 and 2 on pages 44 and 45 present a detailed analysis of the components of the Company’s net interest income while Financial Tables 3 and 4 on pages 46 and 47 summarize the effects on net interest income of changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Balance Sheet Analysis

The Company experienced remarkable growth in total consolidated assets in 2004. At December 31, 2004, total assets were $329.3 million, an increase of $28.7 million or 9.6% from $300.5 million at December 31, 2003. The growth in assets resulted primarily from a $22.9 million or 9.5% increase in loans receivable. The growth in the Company’s assets was funded by an increase of $34.4 million in total deposits. Although the Company’s market areas have been impacted by high unemployment and business closings, our subsidiary banks have continued to work hard to develop business in each of their respective markets.

Loans grew $22.9 million from $240.8 million at December 31, 2003 to $263.7 million at December 31, 2004. In 2003, the Company opened Cabarrus Bank & Trust Company, which enabled the Company to add a vibrant market area with great growth potential to its existing market areas. Of the aforementioned loan growth in 2004, Cabarrus loans accounted for $16.6 million or 72.5% of the total loan growth. The overall growth in the loan portfolio including the Cabarrus growth resulted almost entirely from growth in real estate loans secured by properties under construction and residential properties.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

Liquid assets consisting of cash and cash equivalents and investment securities increased $6.5 million during 2004. The growth in cash and cash equivalents was the primary attributor to the increase, increasing $5.7 million from $13.9 million at December 31, 2003 to $19.6 million at December 31, 2004.

Investment securities increased $817 thousand for the period. The increase in liquid assets resulted from excess liquidity generated during the year.

Other changes in our consolidated assets worthy of discussion related to interest receivable and other assets. Interest receivable grew $118 thousand or 10.2% during 2004, impacted by loan growth, while other assets increased from $4.4 million at December 31, 2003 to $5.1 million at December 31, 2004, an increase of $680 thousand. This increase resulted primarily from an increase in foreclosed real estate of $373 thousand. Foreclosed real estate represents loans that were secured by real estate and defaulted requiring the Company to foreclose on the property.

Customer deposits continued to be our principal funding source in 2004, allowing us to fund growth in our assets discussed above. At December 31, 2004, deposits from our customers totaled $246.9 million an increase of $34.4 million or 16.2% from $212.5 million at December 31, 2003. An increase in demand deposits of $22.5 million was offset by a decrease in savings deposits of $1.6 million, while time deposits increased $13.4 million. As was the case with the loan portfolio, the Cabarrus County market greatly impacted the increase in total deposits. Cabarrus accounted for $17.5 million or 50.9% of total deposit growth.

The growth in deposits allowed the Company to reduce net borrowings $5.1 million during 2004. Borrowings consist of short-term borrowed funds and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2004, $37.2 million of the total borrowings of $53.8 million were attributed to Federal Home Loan Bank advances.

At December 31, 2004, total shareholder’s equity was $27.2 million, a decrease of $696 thousand from $27.9 million at the end of 2003. The Company earned net income of $253 thousand and collected $571 thousand from the exercise of stock options. These increases to shareholder’s equity were offset by unrealized losses on our investment securities, net of tax of $156 thousand and by the Company’s purchase of 245,658 shares of treasury stock at a cost of $1.5 million.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans and foreclosed real estate. Nonaccrual loans at December 31, 2004 were $3.4 million as compared to $1.6 million at the end of 2003, an increase of $1.8 million. Approximately $1.5 million of that increase is related to one loan. Foreclosed real estate totaled $481 thousand at December 31, 2004 and $108 thousand at December 31, 2003. The ratio of nonperforming loans to total loans at December 31, 2004 and 2003 was 1.29% and .65%, respectively, while the ratio of total nonperforming assets to total assets at each year-end was 1.17% and .56%, respectively.

The Company’s consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless placed on nonaccrual status. The Company accounts for loans on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. Generally, the Company’s policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. The Company also places loans on nonaccrual status in cases where it is uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which there are concerns as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of the allowance for loan losses. At this time, management believes that all potential problems have been identified and adequately reserved for.

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

Activity in the allowance for loan losses for 2004 and 2003 is summarized in Note 4 to the consolidated financial statements and reflected in Financial Table 9 on page 51. The ratio of net charge-offs to average loans outstanding was .13% in 2004 and .06% in 2003. The allowance for loan losses equaled 1.89% of total loans and 147.6% of nonperforming loans at December 31, 2004, as compared to 1.34% of total loans and 204.4% of nonperforming loans at December 31, 2003. The Company’s allowance methodology provides for a range of estimated losses inherent within the loan portfolio. The allowance as a percentage of loans increased 55 basis points from the end of 2003 to the end of 2004, and the recorded allowance of $5.0 million continues to comply with the Company’s allowance methodology and is considered by management to be adequate to absorb probable losses inherent in the loan portfolio. During 2004 the economic conditions of the local market areas the Company serves continued to be somewhat uncertain. Some of the highest unemployment rates in the state are still being experienced by the communities we serve. These challenges have carried over into our business. Management deemed it necessary to increase specific loan loss reserves by $1.2 million. The specific reserves are related primarily to five lending relationships. At December 31, 2004 the five relationships were all in nonaccrual status. Net charge-offs were also a contributing factor in the increase in 2004. Net charge-offs increased from $124 thousand in 2003 to $333 thousand in 2004.

Noninterest Income

The Company generates most of its revenue from net interest income; however, like all financial institutions, noninterest income has become an important revenue steam. Total non-interest income decreased $889 thousand, from $5.2 million for the year ended at December 31, 2003 to $4.3 million for the same period in 2004. The primary factor in this decrease was a reduction in income from mortgage loan sales of $1.2 million or 59.2% in 2004. As the Federal Reserve started raising rates to help boast the economy mortgage rates also began to rise, bringing the mortgage refinancing boom of the past several years to a stop. Gains on sales of securities also contributed to the decrease, dropping $126 thousand in 2004. Offsetting the decrease, however, was an increase in other service fees and commissions of $374 thousand. Commissions on insurance and securities sales accounted for $190 thousand of that increase. Service charges of deposit accounts also increased $88 thousand during 2004. The growth at Cabarrus accounted for $72 thousand or 81.8% of that growth.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

Noninterest Expense

As a percentage of average total assets, total noninterest expenses decreased, from 4.6% in 2003 to 4.14% in 2004. For the years ended December 31, 2004, and to 2003, noninterest expenses totaled $13.3 million and $12.5 million, respectively, an increase of $831 thousand. As would be expected, the opening of Cabarrus during the second quarter of 2003 contributed largely to the increase, accounting for $420 thousand or 50.6% of the overall increase in the Company’s noninterest expenses.

Salaries and employee benefits, the largest component of noninterest expense increased $302 thousand or 4.4%, from $6.9 million for year ended 2003 to $7.2 million for same period in 2004. The addition of a new executive position coupled with the addition of the support staff in Cabarrus and normal annual salary increases are the factors behind this increase. Net occupancy expense increased 20.7% or $110 thousand for the period ended December 31, 2004. The increase in utility cost and depreciation are attributed to the new location in Cabarrus County.

Remaining combined categories of noninterest expense are reflected in a comparative table in Note 11 on Page 26.

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. For 2004 the Company had an income tax benefit of $199 thousand, compared to income tax expense of $531 thousand for 2003, at an effective tax rate of 25.4%.

Capital Resources

The Company continues to maintain good capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth. Regulatory agencies divide capital into Tier I (consisting of shareholders’ equity less ineligible intangible assets and accumulated other comprehensive income and allowable portions of trust preferred securities) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company’s risk-adjusted assets and off-balance sheet items. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio that measures Tier I capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2004, the Company and their subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2004 and in 2003. All references in this annual report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis Of Financial Condition

And Results Of Operations

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 6 on page 49, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2004 included $24.2 million in federal funds lines of credit from correspondent banks and approximately $34.0 million of credit availability from the Federal Home Loan Bank. The Company can also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2004 borrowings from federal funds lines and securities sold under repurchase agreements amounted to $3.5 million, while other short-term borrowings totaled $11.2 million. Long-term debt at that date consisted of advances of $31.4 million from the Federal Home Loan Bank, a note payable of $2.4 million to another bank and $5.2 million in junior subordinated debentures.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2004 is reflected in Financial Table 5 on page 48. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

Financial Table 1

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS – 2004 and 2003

(Dollars in thousands)

	2004			2003
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Interest-earning assets
Taxable securities	$17,104	$741	4.33%	$15,554	$670	4.31%
Non-taxable securities	11,741	598	7.84%	11,727	607	7.96%
Short-term investments	7,862	99	1.26%	2,396	26	1.09%
Taxable loans (2)	252,414	14266	5.65%	216,469	13,047	6.03%
Non-taxable loans	4,111	202	7.56%	4,689	247	8.10%

Total interest-earning assets	293,232	15,906	5.57%	250,835	14,597	6.00%

Non-earning assets
Cash and due from banks	10,320			8,656
Premises and equipment, net	8,558			7,443
Interest receivable and other	8,983			6,745

Total non-earning assets	27,861			22,844

Total assets	$321,093			$273,679

Interest-bearing liabilities
Savings deposits	$41,883	322.77%		$41,626	372.89%
Interest checking and MMDA	72,291	616.85%		50,408	453.90%
Time deposits	83,516	1,738	2.08%	67,054	1,673	2.50%

Total deposits	197,690	2,676	1.35%	159,088	2,498	1.57%
Short-term borrowed funds	13,468	127	0.94%	12,032	147	1.22%
Long-term debt	43,828	1,931	4.41%	44,231	1,961	4.43%

Total interest-bearing liabilities	254,986	4,734	1.86%	215,351	4,606	2.14%

Noninterest liabilities
Transaction deposits, interest payable and other	38,366			31,348

Total liabilities	293,352			246,699

Shareholders’ equity	27,741			26,980

Total liabilities and shareholders’ equity	$321,093			$273,679

Interest rate spread			3.71%			3.86%

Net interest income and net interest margin		$11,172	3.96%		$9,991	4.17%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

Financial Table 2

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS - 2003 and 2002

(Dollars in thousands)

	2003			2002
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Interest-earning assets
Taxable securities	$15,554	$670	4.31%	$19,416	$1,059	5.45%
Non-taxable securities	11,727	607	7.96%	11,101	625	8.66%
Short-term investments	2,396	26	1.09%	2,920	44	1.51%
Taxable loans (2)	216,469	13,047	6.03%	181,035	12,625	6.97%
Non-taxable loans	4,689	247	8.10%	5,497	296	8.28%

Total interest-earning assets	250,835	14,597	6.00%	219,969	14,649	6.88%

Non-earning assets
Cash and due from banks	8,656			6,896
Premises and equipment, net	7,443			5,748
Interest receivable and other	6,745			5,758

Total non-earning assets	22,844			18,402

Total assets	$273,679			$238,371

Interest-bearing liabilities
Savings deposits	$41,626	372.89%		$43,230	656	1.52%
Interest checking and MMDA	50,408	453.90%		40,168	471	1.17%
Time deposits	67,054	1,673	2.50%	60,467	2,149	3.55%

Total deposits	159,088	2,498	1.57%	143,865	3,276	2.28%
Short-term borrowed funds	12,032	147	1.22%	9,798	146	1.49%
Long-term debt	44,231	1,961	4.43%	35,704	1,867	5.23%

Total interest-bearing liabilities	215,351	4,606	2.14%	189,367	5,289	2.79%

Noninterest liabilities
Transaction deposits, interest payable and other	31,348			27,171

Total liabilities	246,699			216,538

Shareholders’ equity	26,980			21,833

Total liabilities and shareholders’ equity	$273,679			$238,371

Interest rate spread			3.86%			4.09%

Net interest income and net interest margin		$9,991	4.17%		$9,360	4.48%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

Financial Table 3

VOLUME AND RATE VARIANCE ANALYSIS – 2004 Compared to 2003

(In thousands)

	Income/ Expense Variance	Variance Attributable to
		Volume	Rate
Interest-earning assets

Taxable securities	$71	$67	$4
Non-taxable securities	(9)	1	(10)
Short-term investments	73	64	9
Taxable loans	1,219	2,099	(880)
Non-taxable loans	(45)	(29)	(16)

Total interest-earning assets	1,309	2,202	(893)

Interest-bearing liabilities

Savings deposits	(50)	2	(52)
Transaction and MMDA deposits	163	192	(29)
Other time deposits	65	377	(312)
Short-term borrowed funds	(20)	16	(36)
Long-term debt	(30)	(18)	(12)

Total interest-bearing liabilities	128	569	(441)

Net interest income	$1,181	$1,633	$(452)

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

VOLUME AND RATE VARIANCE ANALYSIS - 2003 Compared to 2002

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

Financial Table 5

INTEREST RATE GAP

(Dollars in thousands)

	1 - 90 Day Position	3 - 6 Month Position	6 - 12 Month Position	1 - 5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Due from banks	$4,025	$—	$—	$—	$—	$4,025
Federal funds sold	4,100					4,100
Debt securities	—	94	161	20,758	7,511	28,524
FHLB and other stock	—	—	—	—	2,449	2,449
Loans	205,811	2,901	3,793	35,554	15,679	263,738

Total interest-earning assets	213,936	2,995	3,954	56,312	25,639	302,836

Interest-bearing liabilities
Deposits	108,397	20,292	17,751	42,593	57,906	246,939
Short-term borrowed funds	11,468	—	3,225	—	—	14,693
Long-term debt	—	—	—	31,065	8,038	39,103

Total interest-bearing liabilities	119,865	20,292	20,976	73,658	65,944	300,735

Interest sensitivity GAP per Period	$94,071	$(17,297)	$(17,022)	$(17,346)	$(40,305)	$2,101

Cumulative interest sensitivity GAP	$94,071	$76,774	$59,752	$42,406	$2,101	$2,101

Ratios
Cumulative gap as a percentage Of total interest-earning assets	31.06%	25.35%	19.73%	14.00%	.69%	.69%
Cumulative interest-earning Assets as a percentage of Interest-bearing liabilities	178.48%	154.78%	137.08%	118.06%	100.70%	100.70%

Financial Table 6

SECURITIES PORTFOLIO COMPOSITION -December 31, 2004

(Dollars in thousands)

	Amortized Cost	Fair Value	Book Yield (1)
Securities available for sale:
U.S. Treasury
Due after one but within five years	$2,984	$2,966	3.24%

U.S. Government agencies
Due after one but within five years	2,966	3,104	4.97%
Due after five but within ten years	968	990	4.61%

	3,934	4,094	4.88%

Mortgage-backed securities & CMO’s
Due within one year	246	255	7.55%
Due after one but within five years	5,043	4,995	3.28%
Due after five but within ten years	2,017	2,059	4.52%
Due after ten years	571	613	7.29%

	7,877	7,922	4.05%

State and political
Due after one but within five years	3,250	3,474	8.83%
Due after five but within ten years	2,162	2,287	7.82%
Due after ten years	6,489	7,221	8.85%

	11,901	12,982	8.66%

Corporate Bond
Due after ten years	541	531	3.16%

Equity securities
Due after ten years	8	29	2.92%

Total securities available for sale
Due within one year	246	255	7.55%
Due after one but within five years	14,243	14,539	4.96%
Due after five but within ten years	5,147	5,336	5.95%
Due after ten years	7,609	8,394	8.35%

	$27,245	$28,524	6.16%

(1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.

Financial Table 7

LOAN PORTFOLIO COMPOSITION

(Dollars in thousands)

	At December 31,
	2004		2003		2002
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$37,718	14.31%	$38,517	16.00%	$38,680	19.73%
Real estate - construction	25,480	9.67%	21,813	9.06%	10,893	5.56%
Real estate - residential	102,627	38.93%	76,933	31.95%	68,876	35.13%
Real estate - commercial	81,283	30.84%	84,920	35.27%	61,027	31.13%
Consumer	13,488	5.12%	12,741	5.29%	12,888	6.57%
Loans held for sale	2,903	1.10%	5,665	2.35%	3,569	1.82%
Other	90	0.03%	187	0.08%	123	0.06%

Total loans	263,589	100.00%	240,776	100.00%	196,056	100.00%

Less:
Allowance for loan losses	(4,983)		(3,224)		(2,755)
Unearned net loan fees	149		40		(23)

Net loans	$258,755		$237,592		$193,278

	At December 31,
	2001		2000
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$35,846	19.31%	$29,511	16.63%
Real estate - construction	13,063	7.04%	11,802	6.65%
Real estate - residential	86,811	46.76%	89,041	50.16%
Real estate - commercial	35,802	19.28%	31,619	17.81%
Consumer	13,969	7.52%	15,443	8.70%
Other	177	0.09%	83	0.05%

Total loans	185,668	100.00%	177,499	100.00%

Less:
Allowance for loan losses	(2,180)		(1,795)
Unearned net loan fees	(58)		(63)

Net loans	$183,430		$175,641

Financial Table 8

NONPERFORMING ASSETS

(Dollars in thousands)

	At December 31,
	2004	2003	2002	2001	2000
Nonaccrual loans	$3,376	$1,577	$788	$1,101	$169
Restructured loans	—	—	—	—	—

Total nonperforming loans	3,376	1,577	788	1,101	169

Other real estate owned	481	108	714	85	85

Total nonperforming assets	$3,857	$1,685	$1,502	$1,186	$254

Accruing loans past due 90 days or more	$1,150	$607	$587	$29	$43
Allowance for loan losses	4,983	3,224	2,755	2,181	1,795
Nonperforming loans to total loans	1.29%	0.65%	0.40%	0.59%	0.10%
Allowance for loan losses to total loans	1.89%	1.34%	1.41%	1.17%	1.01%
Nonperforming assets to total loans and other real estate	1.47%	0.70%	0.76%	0.64%	0.14%
Nonperforming assets to total assets	1.17%	0.56%	0.60%	0.50%	0.11%
Allowance for loan losses to nonperforming loans	147.59%	204.44%	349.62%	198.14%	1062.13%

Financial Table 9

ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	At or for the Year Ended December 31,
	2004	2003	2002	2001	2000
Allowance for loan losses at beginning of year	$3,224	$2,755	$2,181	$1,795	$1,003
Allowance acquired in Anson purchase	—	—	—	—	104
Provision for loan losses	2,092	593	835	1,179	931

	5,316	3,348	3,016	2,974	2,038

Loan charge-offs:
Commercial	224	10	66	131	931
Real estate	—	45	65	527	—
Consumer	149	95	150	182	269

Total charge-offs	373	150	281	840	362

Recoveries of loans previously charged off:
Commercial	1	—	—	20	26
Real estate	—	1	—	8	—
Consumer	39	25	20	19	93

Total recoveries	40	26	20	47	119

Net charge-offs	333	124	261	793	243

Allowance for loan losses at end of year	$4,983	$3,224	$2,755	$2,181	$1,795

Net charge-offs as a percent of average loans	(0.13)%	(0.06)%	(0.14)%	(0.45)%	(0.15)%

Financial Table 10

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

	At December 31,
	2004		2003		2002
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$897	14.31%	$1,204	16.00%	$711	19.73%
Real estate - construction	185	9.67%	171	9.06%	163	5.56%
Real estate - residential	509	40.04%	472	34.30%	590	36.95%
Real estate - commercial	2,965	30.84%	877	35.27%	915	31.13%
Consumer	359	5.12%	450	5.29%	325	6.57%
Other	—	0.02%	—	0.08%	2	0.06%
Unallocated	68	—%	50	—%	49	—%

Total loans	$4,983	100.00%	$3,224	100.00%	$2,755	100.00%

	At December 31,
	2001		2000
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$532	19.31%	$452	16.63%
Real estate - construction	196	7.04%	116	6.65%
Real estate - residential	625	46.76%	502	50.16%
Real estate - commercial	512	19.28%	381	17.81%
Consumer	299	7.52%	312	8.70%
Other	—	0.09%	—	0.05%
Unallocated	17	—%	32	—%

Total loans	$2,181	100.00%	$1,795	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP

Board of Directors

Charles E. Allen	Joyce H. Little	John W. Shealy, Jr.
Retired - Consultant	Vice President, Secretary/Treasurer	President
Penta Engineering	and Co-owner	Cabarrus Concrete Co.
Wiley Little Drywall, Inc.

Robert P. Barbee	James E. Nance, Vice Chair	Michael E. Snyder, Sr.
Retired – Chairman, President and	President and Dealer Operator	Vice President
Chief Executive Officer	Confederate Motors, Inc.	E.J. Snyder & Company, Inc.
Pneumafil Group

Cynthia H. Beane, Chair	Emmett S. Patterson	Douglas L. Stafford
Certified Public Accountant	Retired - General Manager and	Executive Vice President
Cynthia H. Beane, Proprietor	Executive Vice President	Lowe’s Motor Speedway
Pee Dee Electric Membership Corp.

Thomas M. Hearne, Jr.	Timothy J. Propst	Emily M. Thomas
Geopavement Engineer	Executive Vice President	Vice President - Administration and
NC Department of Transportation	Propst Construction Co., Inc.	Finance
CMH Flooring Products, Inc.

Kyle H. Josey	Susan J. Rourke	Hugh E. Wallace
Owner	President	President
Josey & Josey Accountants	US Land Management Co.	Anson Apparel Company

B. Franklin Lee	Donald P. Scarborough
Owner	President, Treasurer and Owner
Franklin Lee Farm	Plank Road Realty, Inc.
Executive Officers
Roger L. Dick	Christy D. Stoner	Jimmy L. Strayhorn
President and	President / Chief Executive Officer	President / Chief Executive Officer
Chief Executive Officer	The Strategic Alliance Corporation,	Anson Bank & Trust Co.
Uwharrie Capital Corp	BOS Agency, Inc., and Strategic
	Investment Advisors, Inc.	Patricia K. Horton.
	Executive Vice President	Chief Executive Officer
Brendan P. Duffey	Uwharrie Capital Corp	Cabarrus Bank & Trust Company
Executive Vice President and
Chief Operating Officer	W.D. “Bill” Lawhon, Jr.	Sanjay V. Mistry
Uwharrie Capital Corp	President / Chief Executive Officer	President
	Bank of Stanly	Cabarrus Bank & Trust Company