Form 10-K, Exhibit 13
period 2005-12-31
UWHARRIE CAPITAL CORP
filed 2006-03-27
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2005

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

Strategic Investment Advisors Inc. provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance®) is a registered broker-dealer with the National Association of Securities Dealers, Inc. (“NASD”). BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for a partnership with UVEST Financial Services, Inc., securities and insurance products are offered including fixed annuities, long-term care, and life products. Group insurance products are offered through an arrangement with Benchmark Life Strategies as well as Medicare supplement products.

The Strategic Alliance Corporation. Member NASD/SIPC.

Securities and insurance products are offered by, and Financial Consultants are registered with UVEST Financial Services, member NASD/SIPC. UVEST, Strategic Investment Group and Uwharrie Capital Corp affiliates are independent entities. Securities and/or insurance products are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested.

Bank of Stanly. Member FDIC. Equal Housing Lender.

Anson Bank & Trust Co. Member FDIC. Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2005	2004	Percent Increase (Decrease)
For the year:
Net Income	$1,517	$253	499.60%
Basic net income per common share (1)	$.22	$.04	450.00%
Diluted net income per common share	$.21	$.03	600.00%
Weighted average common shares outstanding (diluted)	7,202,692	7,314,407	(1.52)%

At year-end:
Total assets	$350,190	$329,262	6.36%
Total earning assets	323,286	302,836	6.75%
Loans, net of unearned income	276,196	263,738	4.72%
Total interest-bearing liabilities	273,703	263,714	3.79%
Shareholders’ equity	27,453	27,156	1.09%
Book value per share (1)	$3.85	$3.74	2.94%

Averages for the year:
Total assets	$334,193	$321,093	4.08%
Total earning assets	307,229	293,232	4.77%
Loans, net of unearned income	267,164	256,525	4.15%
Total interest-bearing liabilities	260,711	254,986	2.25%
Shareholders’ equity	27,187	27,741	(2.00)%

Financial Ratios (in percentage):
Return on average assts	0.45%	0.08%
Return on average shareholders’ equity	5.58%	0.91%
Average equity to average assets	8.14%	8.64%
Net interest margin (fully tax equivalent basis)	4.16%	3.96%
Allowance as % of loans at year-end	1.62%	1.89%
Allowance as % of nonperforming loans	239.09%	147.59%
Nonperforming loans to total loans	.68%	1.29%
Nonperforming assets to total assets	.58%	1.17%
Net loan charge-offs to average loans	0.47%	0.13%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2005 and in 2004.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a broad base of local shareholders. Therefore, management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock. The Company on a quarterly basis has an independent valuation of the Company stock performed to assist with fairness and market efficiencies regarding these private negotiations and makes the most current valuation available to interested shareholders. Trades of the Company’s stock also occur in the Over-the-Counter marketplace that involve a “spread” between the bid and ask prices to compensate the brokerage firms involved in the Over-the-Counter market. In addition, Uwharrie Capital Corp has adopted a program of on-going open market purchases of shares of the Company’s stock. The combination of public and private trades as well as the holding company purchases provides good liquidity for the investors of Uwharrie Capital Corp stock. The Board of Directors has historically adopted a dividend policy on an annual basis. For 2005, Uwharrie Capital Corp declared a 3% stock dividend. The Board of Directors determines, on an annual basis, the dividend policy that is consistent with the capital needs of the Company.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

March 10, 2006

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$11,438,743	$11,449,899
Interest-earning deposits with banks	3,729,940	4,024,870
Federal funds sold	6,200,000	4,100,000
Securities available for sale, at fair value	35,015,878	28,523,869
Loans	276,195,875	263,738,272
Less allowance for loan losses	(4,482,304)	(4,982,891)

Net loans	271,713,571	258,755,381

Premises and equipment, net	8,432,296	8,317,497
Interest receivable	1,525,366	1,273,777
Federal Home Loan Bank stock	2,072,200	2,385,300
Bank owned life insurance	4,948,772	4,794,098
Goodwill	987,436	987,436
Other assets	4,125,663	4,649,868

Total assets	$350,189,865	$329,261,995

LIABILITIES
Deposits:
Demand noninterest-bearing	$47,279,515	$36,866,146
Interest checking and money market accounts	83,679,745	80,393,133
Savings deposits	36,689,516	39,852,601
Time deposits, $100,000 and over	38,881,451	36,966,834
Other time deposits	67,445,605	52,860,046

Total deposits	273,975,832	246,938,760

Short-term borrowed funds	7,903,628	11,062,392
Long-term debt	39,103,025	42,734,057
Interest payable	368,850	301,930
Other liabilities	1,385,754	1,069,057

Total liabilities	322,737,089	302,106,196

Off balance sheet items, commitments and contingencies (Note 11)

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,138,686 and 7,057,755 shares, respectively	8,923,357	8,822,194
Additional paid-in capital	12,409,663	12,043,348
Unearned ESOP compensation	(914,088)	(964,935)
Undivided profits	6,705,568	6,469,142
Accumulated other comprehensive income	328,276	786,050

Total shareholders’ equity	27,452,776	27,155,799

Total liabilities and shareholders’ equity	$350,189,865	$329,261,995

The accompanying notes are an integral part of the consolidated financial statements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest Income
Loans, including fees	$17,445,375	$14,468,077	$13,293,773
Investment securities:
US Treasury	97,997	101,947	50,104
US Government agencies and corporations	537,184	438,589	412,570
State and political subdivisions	652,828	717,382	729,703
Other	125,127	80,943	84,362
Interest-earning deposits with banks and federal funds sold	302,088	98,985	26,380

Total interest income	19,160,599	15,905,923	14,596,892

Interest Expense
Time deposits, $100,000 and over	1,168,441	787,945	648,149
Other interest-bearing deposits	3,304,493	1,888,256	1,849,393
Short-term borrowed funds	238,533	83,764	147,417
Long-term debt	1,918,200	1,974,131	1,960,997

Total interest expense	6,629,667	4,734,096	4,605,956

Net interest income	12,530,932	11,171,827	9,990,936

Provision for loan losses	755,000	2,091,500	593,000

Net interest income after provision for loan losses	11,775,932	9,080,327	9,397,936

Noninterest Income
Service charges on deposit accounts	1,706,784	1,435,827	1,347,538
Other service fees and commissions	1,727,955	1,426,481	1,052,354
Gain(loss) on sale of securities	(16,272)	2,373	128,845
Income from mortgage loan sales	554,414	844,882	2,072,433
Other income	378,220	560,961	558,412

Total noninterest income	4,351,101	4,270,524	5,159,582

Noninterest Expense
Salaries and employee benefits	8,001,849	7,154,708	6,853,200
Net occupancy expense	642,537	640,546	530,726
Equipment expense	639,332	665,458	638,391
Data processing costs	843,514	809,938	805,118
Other noninterest expense	3,959,640	4,026,370	3,638,784

Total noninterest expense	14,086,872	13,297,020	12,466,219

Income before taxes	2,040,161	53,831	2,091,299
Income taxes (benefit)	523,570	(199,500)	531,480

Net income	$1,516,591	$253,331	$1,559,819

Net income per common share
Basic	$0.22	$0.04	$0.22

Diluted	$0.21	$0.03	$0.21

Weighted average shares outstanding
Basic	7,031,322	7,147,074	7,158,342
Diluted	7,202,692	7,314,407	7,292,338

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Net Income	$1,516,591	$253,331	$1,559,819

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(761,273)	(251,972)	(204,209)
Related tax effect	293,500	97,145	60,407

Reclassification of losses(gains) recognized in net income	16,272	(2,373)	(128,845)
Related tax effect	(6,273)	915	38,113

Total other comprehensive loss	(457,774)	(156,285)	(234,534)

Comprehensive income	$1,058,817	$97,046	$1,325,285

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004 and 2003

	Common Stock		Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, January 1, 2003	6,494,101	$8,117,626	$9,817,177	$(1,055,610)	$7,066,142	$1,176,869	$25,122,204
Net income	—	—	—	—	1,559,819	—	1,559,819
Other comprehensive income	—	—	—	—	—	(234,534)	(234,534)
Release of ESOP shares	—	—	27,922	43,593	—	—	71,515
Common stock issued pursuant to:
3% stock dividend	202,409	253,011	900,720	—	(1,153,731)	—	—
Stock options exercised	39,095	48,869	81,460	—	—	—	130,329
Stock offering:
Shares issued	361,730	452,163	1,433,685	—	—	—	1,885,848
Repurchase of common stock	(119,951)	(149,939)	(525,723)	—	—	—	(675,662)
Cash paid - fractional shares	—	—	—	—	(7,845)	—	(7,845)

Balance, December. 31, 2003	6,977,384	8,721,730	11,735,241	(1,012,017)	7,464,385	942,335	27,851,674

Net income	—	—	—	—	253,331	—	253,331
Other comprehensive income	—	—	—	—	—	(156,285)	(156,285)
Release of ESOP shares	—	—	40,817	47,082	—	—	87,899
Common stock issued pursuant to:
3% stock dividend	206,657	255,763	982,128	—	(1,237,891)	—	—
Stock options exercised	119,372	151,774	419,473	—	—	—	571,247
Tax benefit of stock options exercised	—	—	50,492	—	—	—	50,492
Repurchase of common stock	(245,658)	(307,073)	(1,184,803)	—	—	—	(1,491,876)
Cash paid - fractional shares	—	—	—	—	(10,683)	—	(10,683)

Balance, December 31, 2004	7,057,755	8,822,194	12,043,348	(964,935)	6,469,142	786,050	27,155,799

Net income	—	—	—	—	1,516,591	—	1,516,591
Other comprehensive income	—	—	—	—	—	(457,774)	(457,774)
Release of ESOP shares	—	—	33,395	50,847	—	—	84,242
Common stock issued pursuant to:
3% stock dividend	206,730	258,412	1,012,977	—	(1,271,389)	—	—
Stock options issued	71,227	89,034	258,193	—	—	—	347,227
Tax benefit of stock options exercised	—	—	29,928	—	—	—	29,928
Repurchase of common stock	(197,026)	(246,283)	(968,178)	—	—	—	(1,214,461)
Cash paid - fractional shares	—	—	—	—	(8,776)	—	(8,776)

Balance, December 31, 2005	7,138,686	$8,923,357	$12,409,663	$(914,088)	$6,705,568	$328,276	$27,452,776

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$1,516,591	$253,331	$1,559,819
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	645,758	610,089	602,597
Net amortization of security premiums/discounts	36,707	73,926	129,463
Provision for loan losses	755,000	2,091,500	593,000
Deferred income taxes	52,000	(472,000)	(223,481)
Net realized loss (gain) on available for sale securities	16,272	(2,373)	(128,845)
Income from mortgage loan sales	(554,414)	(844,882)	(2,072,433)
Proceeds from sales of loans held for sale	29,162,011	44,089,905	93,843,832
Origination of loans held for sale	(29,057,631)	(42,959,955)	(91,771,399)
Gain on sale of premises, equipment and other assets	(76,463)	(15,796)	(113,418)
Increase in cash surrender value of life insurance	(154,674)	(190,013)	(171,019)
Loss (gain) on sales of other real estate	(11,690)	2,330	27,808
Release of ESOP Shares	84,242	87,898	71,515
Net change in interest receivable	(251,589)	(117,534)	(24,033)
Net change in other assets	652,434	244,445	(124,095)
Net change in interest payable	66,920	19,447	5,083
Net change in other liabilities	316,697	161,780	175,388

Net cash provided by operating activities	3,198,171	3,032,098	2,379,782

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	1,487,264	3,534,537	7,976,008
Purchase of securities available for sale	(8,777,253)	(4,677,766)	(8,742,785)
Net increase in loans	(14,332,476)	(24,076,492)	(46,234,604)
Proceeds from sale of premises, equipment and other assets	229,986	404,442	478,694
Purchase of premises and equipment	(775,588)	(856,987)	(3,154,927)
Investment in life insurance	—	—	(401,000)
Proceeds from sales of other real estate	1,392,544	162,212	649,943

Net cash used by investing activities	(20,775,523)	(25,510,054)	(49,428,671)

Cash flows from financing activities
Net increase in deposit accounts	27,037,072	34,376,000	39,006,347
Net increase (decrease) in short-term borrowed funds	(3,158,764)	(1,752,077)	1,905,886
Net increase (decrease) in long-term borrowed funds	(3,631,032)	(3,530,805)	6,469,511
Repurchases of common stock	(1,214,461)	(1,491,875)	(675,662)
Net proceeds from issuance of common stock	347,227	571,247	2,016,177
Cash paid for fractional shares	(8,776)	(10,683)	(7,845)

Net cash provided by financing activities	19,371,266	28,161,807	48,714,414

Increase in cash and cash equivalents	1,793,914	5,683,851	1,665,525

Cash and cash equivalents, beginning of period	19,574,769	13,890,918	12,225,393

Cash and cash equivalents, end of period	$21,368,683	$19,574,769	$13,890,918

Supplemental Disclosures of Cash Flow Information
Interest paid	$6,562,747	$4,714,649	$4,600,873
Income taxes paid	240,610	434,000	793,338
Supplemental Schedule of Non-Cash Investing and Financing Activities
Decrease in fair value of securities available for sale, net of tax	(457,774)	(156,285)	(234,534)
Loans securitized into investment securities	—	—	1,327,500
Loans transferred to foreclosed real estate	1,069,320	537,000	72,165
Tax benefit of stock options exercised	29,928	50,492	—

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

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. (“SIA”), during 1999 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the Securities and Exchange Commission.

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

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks,” “Interest-earning deposits with banks”, and “Federal funds sold”.

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2005 and 2004.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan loss based on their judgment about information available to them at the time of their assessment.

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

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets which ranged from five to twelve years as of December 31, 2005. Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

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

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company uses the Black-Scholes option pricing model with the following assumptions to evaluate it’s options: a risk-free interest rate of 3.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility rate of 14%. The Company has elected to continue with the accounting methodology in Opinion No. 25, and as a result, the following pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied are as follows:

(Dollars in thousands, except per share data)	2005	2004	2003
Net income as reported	$1,517	$253	$1,560
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effect	(136)	(77)	(90)

Net income pro forma	$1,381	$176	$1,470

Basic net income per common share
As reported	$0.22	$0.04	0.22
Pro forma	0.20	0.02	0.21

Diluted net income per share
As reported	0.21	0.03	0.21
Pro forma	0.19	0.02	0.20

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

Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality are used for long-term debt; all loans (except variable rate loans described above) and fixed rate time deposits.

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

Earnings per Common Share

The Company issued 3% stock dividends in 2005, 2004 and 2003. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. There were no anti-dilutive stock options outstanding during 2005, 2004 or 2003.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The computation of basic and dilutive earnings per share is summarized below:

	2005	2004	2003
Weighted average number of common shares used in computing basic net income per common share	7,031,322	7,147,074	7,158,342
Effect of dilutive stock options	171,370	167,333	133,996

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,202,692	7,314,407	7,292,338

Recent Accounting Pronouncements

EITF 03-01

In November 2003, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03- 01”). EITF 03-01 provided guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP EITF 03-1-b”) to delay the requirement to record impairment losses under EITF 03-1. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-01 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP is to be applied to reporting periods beginning after December 15, 2005. The adoption of the FSP did not result in any other-than-temporary impairment.

FAS 123(R)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which may be the shorter of the vesting period or the period the employee will be retirement eligible. SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (“ESPPs”). Awards to most nonemployee directors will be accounted for as employee awards. Registrants must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) on January 1, 2006. If the cost of employee stock option compensation had been included in the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Company’s consolidated financial statements, net income for the fiscal years ended December 31, 2005, 2004, and 2003 would have decreased by approximately $136,000, $77,000 and $90,000, respectively.

In March 2005, the SEC issued Staff Accounting Bulletin 107 (“SAB 107”), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Corporation will adopt SAB 107 on January 1, 2006.

SFAS No. 123(R) and SAB 107 are expected to have a material effect on the Company’s consolidated financial statements.

FAS 154

In May 2005, the FASB issued “SFAS No. 154”, “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will adopt SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

Reclassification

Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005

U.S. Treasury	$2,988,145	$—	$86,583	$2,901,562
U.S. Government agencies	9,850,306	72,244	184,462	9,738,088
Mortgage-backed securities and CMO’s	5,772,431	38,111	26,321	5,784,221
State and political subdivisions	12,855,765	734,560	33,973	13,556,352
Commercial paper	2,479,513	—	—	2,479,513
Corporate bonds	527,340	9,278	—	536,618

Total debt securities	34,473,500	854,193	331,339	34,996,354
Equity securities	8,125	11,399	—	19,524

Total securities available for sale	$34,481,625	$865,592	$331,339	$35,015,878

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31,2004

U.S. Treasury	$2,983,899	$—	$17,649	$2,966,250
U.S. Government agencies	8,926,220	160,825	50,354	9,036,691
Mortgage-backed securities and CMO’s	2,884,438	94,775	—	2,979,213
State and political subdivisions	11,901,185	1,081,141	—	12,982,326
Corporate bonds	540,749	—	9,892	530,857

Total debt securities	27,236,491	1,336,741	77,895	28,495,337
Equity securities	8,125	20,407	—	28,532

Total securities available for sale	$27,244,616	$1,357,148	$77,895	$28,523,869

Results from sales of securities available for sale for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Gross proceeds from sales	$1,295,239	$262,625	$2,796,731

Realized gains from sales	$3,960	$2,373	$128,845
Realized losses from sales	(20,232)	—	—

Net realized gains (losses)	$(16,272)	$2,373	$128,845

At December 31, 2005, 2004 and 2003 securities available for sale with a carrying amount of $13,052,369, $12,757,021 and $11,609,413, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. These unrealized losses on investment securities are a result of volatility in the market during 2005 and 2004. At December 31, 2005 the unrealized losses were related to three U.S. Treasuries, eight U.S. Government agencies, four mortgage backed securities and CMOs, and six state and political subdivisions. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005

Securities available for sale:
U.S. Treasury	$—	$—	$2,901,562	86,583	$2,901,562	$86,583
U.S. Gov’t agencies	2,496,562	35,975	4,841,250	148,487	7,337,812	184,462
Mortgage-backed securities and CMO’s	4,034,069	26,321	—	—	4,034,069	26,321
State and political subdivisions	1,445,291	33,973	—	—	1,445,291	33,973
Corporate bonds	—	—	—	—	—	—

	$7,975,922	$96,269	$7,742,812	$235,070	$15,718,734	$331,339

December 31, 2004

Securities available for sale:
U.S. Treasury	$2,966,250	$17,649	$—	—	$2,966,250	17,649
Mortgage-backed securities and CMO’s	3,941,252	17,810	1,001,250	32,544	4,942,502	50,354
Corporate bonds	530,857	9,892	—	—	530,857	9,892

	$7,438,359	$45,351	$1,001,250	$32,544	$8,439,609	$77,895

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans

The composition of net loans as of December 31, 2005 and 2004 is as follows:

	2005	2004
Commercial	$37,298,798	$37,717,487
Real estate - construction	21,206,369	25,479,828
Real estate – residential	116,715,341	102,626,549
Real estate - commercial	83,860,836	81,283,050
Consumer	13,478,425	13,488,205
Loans held for sale	3,353,455	2,903,421
Other	72,438	90,347

	275,985,662	263,588,887
Less:
Allowance for loan losses	(4,482,304)	(4,982,891)
Deferred loan fees, net	210,213	149,385

Loans, net	$271,713,571	$258,755,381

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 42.96% of net loans. Additionally, there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 30.86% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

An analysis of fixed-rate loan maturities and repricing frequencies of variable-rate loans as of December 31, 2005 and 2004 follows:

	2005	2004
Fixed-rate loans with a maturity of:
Three months or less	$1,689,708	$2,004,205
Over three months through twelve months	4,947,178	1,988,301
Over one year through five years	45,391,368	31,238,637
Over five years	36,900,837	22,247,129

Total fixed-rate loans	88,929,091	57,478,272

Variable-rate loans with a repricing frequency of:
Three months or less	$186,448,694	$205,397,621
Over three months through twelve months	818,090	862,379
Over one year through five years	—	—
Over five years	—	—

Total variable-rate loans	187,266,784	206,260,000

Total loans	$276,195,875	$263,738,272

Impaired loans, which consisted of nonaccrual loans and loans identified by management as impaired, totaled $3,605,085 and $3,376,270 at December 31, 2005 and 2004, respectively. The nonaccrual status of these loans had the effect of reducing net income by $106,670 in 2005 and $109,678 in 2004. Of the nonaccrual amount in 2005 and 2004, a total of $36,628 and $48,940, respectively, was government guaranteed as to principal. The allowance for impaired loans, amounted to $1.6 million and $1.9 million at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, loans past due 90 days and still accruing interest totaled $338,724 and $1,150,188, respectively. Restructured loans, excluding those included in nonperforming loans, amounted to $3.3 million at December 31, 2005. The carrying value of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans (Continued)

foreclosed properties held as other real estate was $169,466 and $481,000 at December 31, 2005 and 2004, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 are presented below:

	2005	2004	2003
Balance, beginning of the year	$4,982,891	$3,223,952	$2,755,302
Charge-offs	(1,378,164)	(373,534)	(150,097)
Recoveries	122,577	40,973	25,747
Provision charged against income	755,000	2,091,500	593,000

Balance, end of year	$4,482,304	$4,982,891	$3,223,952

Note 5 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $167,000,000 and $164,000,000 at December 31, 2005 and 2004, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2005	2004	2003
Mortgage servicing rights, beginning of the year	$1,236,396	$1,233,469	$1,386,619
Amounts capitalized	291,619	374,226	742,515
Amortization expenses	389,548	371,299	695,665
Impairment change	—	—	200,000

End of year, net	$1,138,467	$1,236,396	$1,233,469

Amortization expense for each of the next five years is estimated to be as follows:

Year ending December 31,
2006	$269,000
2007	233,000
2008	197,000
2009	161,000
2010	124,000

Total	$984,000

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2005 and 2004 are listed below:

	2005	2004
Land	$2,280,199	$1,980,199
Building and improvements	6,220,068	6,040,611
Furniture and equipment	4,609,127	4,613,384

	13,109,394	12,634,194
Less accumulated depreciation	4,677,098	4,316,697

	$8,432,296	$8,317,497

Note 7 - Deposits

The composition of deposits at December 31, 2005 and 2004 is as follows:

	2005		2004
	Amount	Percentage of Total	Amount	Percentage of Total
Demand deposits	$47,279,515	17%	$36,866,146	15%
Interest checking and money market	83,679,745	31%	80,393,133	33%
Savings	36,689,516	13%	39,852,601	16%
Time deposits $100,000 and over	38,881,451	14%	36,966,834	15%
Other time deposits	67,445,605	25%	52,860,046	21%

	$273,975,832	100%	$246,938,760	100%

The maturities of fixed-rate time deposits at December 31, 2005 are reflected in the table below.

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
2006	$27,444,226	$43,001,699
2007	9,005,670	16,544,991
2008	2,272,369	5,886,713
2009	159,186	793,858
2010	—	1,164,517
Thereafter	—	53,827

Total	$38,881,451	$67,445,605

Note 8 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2005 and 2004.

	2005		2004
At year-end	Amount	Rate	Amount	Rate
Securities sold under repurchase agreements	$3,449,044	3.84%	$3,531,414	1.00%
Master notes	4,454,584	3.60%	5,030,978	1.03%
Short-term advances from FHLB	—	0.00%	2,500,000	2.51%

	$7,903,628	3.70%	$11,062,392	1.35%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 – Short-Term Borrowed Funds (Continued)

	2005		2004
	Amount	Rate	Amount	Rate
Average for the year
Federal funds purchased	$231,370	3.33%	$593,219	1.42%
Securities sold under repurchase agreements	2,919,815	2.50%	2,951,542	1.18%
Master notes	5,008,272	2.92%	4,442,875	1.10%
Short-term advances from FHLB	405,479	2.84%	5,480,274	1.53%

	$8,564,936	2.78%	$13,467,910	1.30%

	2005	2004
Maximum month-end balance
Federal Funds purchased	$2,500,000	$3,650,000
Securities sold under repurchase agreements	3,872,347	4,139,837
Master notes	8,135,263	6,080,604
Short-term advances from FHLB	2,000,000	8,500,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under repurchase agreements represent short-term borrowings collateralized by securities of the United States government or its agencies.

The subsidiary banks have combined available lines of credit for federal funds in the amount of $20,150,000 at December 31, 2005.

Note 9 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $71,017,000 at December 31, 2005. The long-term advances under this line amounted to $31,436,500 and $34,661,350 at December 31, 2005 and 2004, respectively. Interest rates ranged from 2.64% to 7.52% for both 2005 and 2004. One subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $13,000,000 at December 31, 2005.

On April 30, 2001, the Company borrowed $4,000,000 from a bank at an interest rate of prime less one percent. The note is payable in annual installments of $400,000. The balance outstanding at December 31, 2005 and 2004 was $2,400,000 and $2,800,000, respectively.

The Company issued $5,155,000 of junior subordinated debentures to Uwharrie Statutory Trust 1 in exchange for the proceeds of the trust preferred securities issued by the Trust. The junior subordinated debentures are included in long term debt and the Company’s equity interest in the trust is included in other assets. The junior subordinated debentures pay interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%. The debentures are redeemable on September 26, 2007 or afterwards, in whole or in part, on March 26, June 26, September 26 or December 26 of each subsequent year through maturity at September 26, 2032. The Company fully and unconditionally guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

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

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $111,525 at December 31, 2005.

As of December 31, 2005, the scheduled maturities of these advances (FHLB advances are reflected to the first convertible date or maturity date, as applicable), junior subordinated debentures, and notes payable are as follows:

Year ending December 31,
2006	$7,406,561
2007	4,406,964
2008	12,843,875
2009	1,407,844
2010	2,408,325
Thereafter	10,629,456

Total	$39,103,025

Note 10 - Income Tax Matters

The significant components of income tax expense for the years ended December 31 are summarized as follows:

	2005	2004	2003
Current tax expense:
Federal	$379,180	$122,670	$619,899
State	92,390	149,830	135,062

Total	471,570	272,500	754,961

Deferred tax expense (benefit):
Federal	38,496	(391,945)	(183,485)
State	13,504	(80,055)	(39,996)

Total	52,000	(472,000)	(223,481)

Net provision (benefit) for income taxes	$523,570	$(199,500)	$531,480

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Income Tax Matters (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2005	2004	2003
Tax computed at the statutory federal rate	$693,655	$18,303	$711,042
Increases (decrease) resulting from:
Tax exempt interest, net	(223,831)	(290,293)	(300,260)
State income taxes, net of federal benefit	69,890	101,400	95,154
Other	(16,144)	(28,910)	25,544

Provision (benefit) for income taxes	$523,570	$(199,500)	$531,480

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, are as follows:

	2005	2004
Deferred tax assets relating to:
Allowance for loan losses	$1,496,000	$1,740,000
Deferred compensation	279,000	233,000
Other	130,000	33,000
Valuation allowance	(8,000)	(6,000)

Total deferred tax assets	$1,897,000	$2,000,000

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	$(205,976)	$(493,203)
Property and equipment	(392,000)	(460,000)
Deferred loans fees and costs	(218,000)	(206,000)
Loan servicing	(60,000)	(70,000)
Prepaid expenses	(79,000)	(64,000)

Total deferred tax assets	(954,976)	(1,293,203)

Net recorded deferred tax asset	$942,024	$706,797

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

Note 11 - Commitments and Contingencies

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

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as they do for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Commitments and Contingencies (Continued)

inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2005 and 2004, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2005	2004
Commitments to extend credit	$61,579,076	$54,931,021
Credit card commitments	7,442,862	6,881,520
Standby letters of credit	463,100	500,000

	$69,485,038	$62,312,541

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

Although the Company’s composition of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Bank Policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the Federal supervisory agencies on March 19,1993. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

Note 12 - Related Party Transactions

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

Balance at December 31, 2004	$17,114,452
Disbursements during the year	6,865,917
Collections during the year	8,357,417

Balance at December 31, 2005	$15,622,952

At December 31, 2005, the Company had approved but unused lines of credit totaling $4.3 million to executive officers, directors, officer and their related interests.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 - Regulatory Matters

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

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2005:

Total Capital to risk Weighted Assets:
Consolidated	$34,538	12.8%	$21,650	8.00%	$27,062	10.00%
Bank of Stanly	23,284	12.2%	15,243	8.00%	19,054	10.00%
Anson Bank and Trust	4,246	15.7%	2,170	8.00%	2,712	10.00%
Cabarrus Bank and Trust	6,790	13.2%	4,120	8.00%	5,150	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	31,137	11.5%	10,825	4.00%	16,237	6.00%
Bank of Stanly	20,887	11.0%	7,622	4.00%	11,432	6.00%
Anson Bank and Trust	3,908	14.4%	1,085	4.00%	1,627	6.00%
Cabarrus Bank and Trust	6,143	11.9%	2,060	4.00%	3,090	6.00%

Tier I Capital to Average Assets:
Consolidated	31,137	9.0%	13,784	4.00%	17,230	5.00%
Bank of Stanly	20,887	8.5%	9,826	4.00%	12,282	5.00%
Anson Bank and Trust	3,908	10.4%	1,513	4.00%	1,904	5.00%
Cabarrus Bank and Trust	6,143	9.6%	2,553	4.00%	3,191	5.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 - Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2004

Total Capital to risk Weighted Assets:
Consolidated	$33,667	12.9%	$20,826	8.00%	$26,032	10.00%
Bank of Stanly	22,631	12.1%	14,997	8.00%	18,747	10.00%
Anson Bank and Trust	4,094	16.8%	1,950	8.00%	2,438	10.00%
Cabarrus Bank and Trust	6,586	14.1%	3,751	8.00%	4,689	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	30,383	11.7%	10,413	4.00%	15,619	6.00%
Bank of Stanly	20,262	10.8%	7,499	4.00%	11,248	6.00%
Anson Bank and Trust	3,788	15.5%	975	4.00%	1,463	6.00%
Cabarrus Bank and Trust	5,996	12.8%	1,876	4.00%	2,813	6.00%

Tier I Capital to Average Assets:
Consolidated	30,383	9.2%	13,125	4.00%	16,406	5.00%
Bank of Stanly	20,262	8.5%	9,478	4.00%	11,848	5.00%
Anson Bank and Trust	3,788	10.5%	1,410	4.00%	1,762	5.00%
Cabarrus Bank and Trust	5,996	10.8%	2,219	4.00%	2,774	5.00%

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2005, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $3,645,000 as reserves on deposit liabilities.

Note 14 - Stock Matters

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Stock Matters (Continued)

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in 2005, 2004 and 2003, are as follows:

	2005		2004		2003
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the year	681,911	$4.48	758,729	$4.34	793,320	$4.26
Options granted	84,651	5.60	73,333	5.84	32,961	4.35
Options exercised	(71,227)	4.74	(128,600)	3.45	(42,498)	3.07
Forfeitures	(32,079)	4.88	(21,551)	4.35	(25,054)	3.66

Options outstanding at the end of the year	663,256	$4.58	681,911	$4.48	758,729	$4.34

Options exercisable at the end of the year	509,751	$4.27	493,538	$4.04	576,785	$4.17

At December 31, 2005, options outstanding had a weighted-average remaining term of 4.5 years. Total options outstanding at December 31, 2005 included 104,583 options exercisable at a range of $2.26 to $2.90 per share, and 558,673 options exercisable at a range of $4.57 to $6.02 per share. Exercisable options at December 31, 2004 included 104,583 options exercisable at a range of $2.26 to $2.90 per share, and 405,168 of $4.57 to $5.84 per share. No expense has been recognized in connection with the grant or exercise of these options. At December 31, 2005, authorized shares of common stock reserved for future grants of options totaled 153,132 under the SOP and 94,474 under the SPP.

Stock Offering

The Company completed the sale of 1,047,497 shares of its common stock at $5.50 per share on April 15, 2003. Expenses associated with the sale amounted to $403,666 resulting in net proceeds from the offering of $1,885,848 in 2003 for 361,730 shares and $389,767 in 2002 for 685,767 shares.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 197,026 shares during 2005 and 245,658 shares during 2004 at an aggregate purchase price of $1,214,461 and $1,491,876, respectively.

Note 15 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Employee and Director Benefit Plans (Continued)

The Company’s annual contribution to the plan was $143,210 in 2005, $129,918 in 2004 and $131,155 in 2003, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continue to defer receipt of fees. The balance in deferred directors’ compensation, not yet disbursed, was $215,546, $234,692 and $219,033 at December 31, 2005, 2004 and 2003, respectively. Expense for the years then ended was $13,931, $13,501 and $14,478, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 268,335 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1,200,000 from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2005, the outstanding balance of the loan is $914,088 and is presented as a reduction of shareholders’ equity.

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

Expenses of $251,437, $245,420 and $223,078 during the years ended December 31, 2005, 2004 and 2003, respectively, have been incurred in connection with the ESOP. At December 31, 2005, 115,660 shares held by the ESOP have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.0 million at December 31, 2005.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Employee and Director Benefit Plans (Continued)

Supplemental Executive Retirement Plan

The Company has implemented a non-qualifying deferred compensation plan for certain executive officers. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments from ten to fifteen years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant’s life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2005, 2004 and 2003 a provision of $137,688, $92,613 and $192,376, respectively, was expensed for future benefits to be provided under this plan. The liability accrued for compensation deferred under the plan amounts to $508,236, and $370,548 at December 31, 2005 and 2004, respectively.

Split-Dollar life Insurance

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

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$21,368	$21,368	$19,575	$19,575
Securities available for sale	35,016	35,016	28,524	28,524
Loans, net of unearned income and allowance for loan losses	268,360	268,121	255,852	259,371
Loans held for sale	3,354	3,354	2,903	2,903
Other Financial assets	8,546	8,546	8,014	8,014

Financial Liabilities
Deposits	$273,976	$274,208	$246,939	$247,549
Short-term borrowings	7,904	7,904	11,062	11,062
Long-term debt	39,103	38,815	42,734	43,102
Other financial liabilities	369	369	302	302

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

At December 31, 2005, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 11.

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) in the course of its normal operations. As a result, fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 17 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2005	2004
Assets
Cash and demand deposits with bank subsidiaries	$336,944	$279,525
Interest-earning deposits with bank subsidiaries	4,756,097	5,941,650
Investments in:
Bank subsidiaries	32,252,525	31,819,132
Nonbank subsidiaries	546,822	516,205
Other assets	1,764,277	2,205,064

Total assets	$39,656,665	$40,761,576

Liabilities and shareholders’ equity
Master notes	$4,454,584	$5,030,978
Long-term debt	2,400,000	2,800,000
Junior subordinated debentures	5,155,000	5,155,000
Other liabilities	194,305	619,799
Shareholders’ equity	27,452,776	27,155,799

Total liabilities and shareholders’ equity	$39,656,665	$40,761,576

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Parent Company Financial Data (Continued)

Condensed Statement of Operations

	2005	2004	2003
Equity in earnings of subsidiaries	$921,782	$83,989	$1,108,392
Interest income	175,288	101,272	164,217
Dividend income	1,000,000	800,000	800,000
Management and service fees	3,796,651	1,900,000	1,435,000
Other income	107,252	148,534	123,780
Interest expense	625,489	401,088	382,761
Other operating expense	4,029,873	2,649,676	1,850,789
Income tax benefit	(170,980)	(270,300)	(161,980)

Net income	$1,516,591	$253,331	$1,559,819

Effective January 1, 2005 support operations staff moved to the holding company, which had the effect of increasing operating expense and increased allocation of service fees to the subsidiary banks.

Condensed Statements of Cash Flows

	2005	2004	2003
Cash flows from operating activities
Net income	$1,516,591	$253,331	$1,559,819
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Equity in earnings of subsidiaries	(1,921,782)	(883,989)	(1,908,392)
(Increase) decrease in other assets	554,955	230,573	(554,026)
Increase (decrease) in other liabilities	(425,494)	505,444	(48,629)

Net cash provided (used) by operating activities	(275,730)	105,359	(951,228)

Cash flows from investing activities
Dividends received from subsidiaries	1,000,000	800,000	800,000
Investment in subsidiaries	0	(100)	(7,000,000)

Net cash provided (used) by investing activities	1,000,000	799,900	(6,200,000)

Cash flows from financing activities
Net increase (decrease in master notes	(576,394)	982,792	(345,713)
Net increase (decrease) in long-term debt	(400,000)	(400,000)	(400,000)
Proceeds from issuance of common stock	347,227	571,247	2,016,177
Repurchase of common stock	(1,214,461)	(1,491,875)	(675,662)
Cash paid for fractional shares	(8,776)	(10,683)	(7,845)
Other, net	—	(95,940)	71,526

Net cash provided (used) by financing activities	(1,852,404)	(444,459)	658,483

Net increase (decrease) in cash and cash equivalents	(1,128,134)	460,800	(6,492,745)
Cash and cash equivalents at beginning of period	6,221,175	5,760,375	12,253,120

Cash and cash equivalents at end of period	$5,093,041	$6,221,175	$5,760,375

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Quarterly Financial Data

	First	Second	Third	Fourth
	(in thousands, except per share data)
2005
Interest income	$4,408	$4,594	$4,886	$5,273
Interest expense	(1,359)	(1,500)	(1,730)	(2,041)

Net interest income	3,049	3,094	3,156	3,232
Provision for loan losses	(215)	(145)	(210)	(185)

Net interest income after provision for loan losses	2,834	2,949	2,946	3,047
Noninterest income	1,047	1,048	1,121	1,135
Noninterest expense	(3,425)	(3,525)	(3,584)	(3,553)

Income before taxes	456	472	483	629
Income taxes	116	113	132	162

Net income	$340	$359	$351	$467

Net income per common share
Basic	$0.05	$0.05	$0.05	$0.07

Diluted	$0.05	$0.05	$0.05	$0.06

	First	Second	Third	Fourth
	(in thousands, except per share data)
2004
Interest income	$3,684	$3,824	$4,129	$4,269
Interest expense	(1,115)	(1,109)	(1,210)	(1,300)

Net interest income	2,569	2,715	2,919	2,969
Provision for loan losses	(149)	(252)	(325)	(1,366)

Net interest income after provision for loan losses	2,420	2,463	2,594	1,603
Noninterest income	1,256	901	1,067	1,047
Noninterest expense	(3,144)	(3,123)	(3,364)	(3,666)

Income before taxes	532	241	297	(1,016)
Income taxes (benefit)	122	47	72	(440)

Net income(loss)	$410	$194	$225	$(576)

Net income(loss) per common share
Basic	$0.06	$0.03	$0.03	$(0.08)

Diluted	$0.05	$0.03	$0.03	$(0.08)

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

In Thousands Except Per Share and Shares Outstanding Information

	2005	2004	2003	2002	2001
Summary of Operations
Interest income	$19,161	$15,906	$14,597	$14,649	$17,002
Interest expense	6,630	4,734	4,606	5,289	8,012

Net interest income	12,531	11,172	9,991	9,360	8,990
Provision for loan losses	755	2,092	593	835	1,179
Noninterest income	4,351	4,271	5,159	4,406	3,470
Noninterest expense	14,087	13,297	12,466	10,586	8,905
Income taxes	523	(199)	531	587	671

Net income	$1,517	$253	$1,560	$1,758	$1,705

Per Common Share
Net income – basic (1)	$.22	$.04	$.22	$.28	$.27
Net income – diluted (1)	.21	.03	.21	.27	.26
Book value (1)	3.85	3.74	3.76	3.54	3.11

Weighted Average Shares
Outstanding:
Basic (1)	7,031,322	7.147,074	7,158,342	6,374,602	6,396,403
Diluted (1)	7,202,692	7,314,407	7,292,338	6,482,639	6,500,614

Ratios
Return on average assets	0.45%	.08%	.57%	.74%	.74%
Return on average equity	5.58%	0.91%	5.78%	8.05%	8.53%
Average equity to average assets	8.14%	8.64%	9.86%	9.16%	8.66%

Selected Year-end Balances
Assets	$350,190	$329,262	$300,529	$250,763	$238,768
Loans	276,196	263,738	240,816	196,034	185,610
Securities	35,016	28,524	27,707	28,149	32,249
Deposits	273,976	246,939	212,563	173,556	173,515
Borrowed funds	47,007	53,796	58,924	50,549	43,610
Shareholders’ equity	27,453	27,156	27,852	25,122	20,556

Selected Average Balances
Assets	$334,193	$321,093	$273,679	$238,371	$230,926
Loans	267,164	256,525	221,158	186,532	177,531
Securities	29,038	28,846	27,281	30,517	32,454
Deposits	254,591	234,424	188,803	169,371	164,821
Borrowed funds	50,265	57,296	56,263	45,502	44,643
Shareholders’ equity	27,187	27,741	26,980	21,833	19,988

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2001 through 2005 have been adjusted to reflect 3% stock dividends issued in 2005, 2004, 2003, 2002 and 2001.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 5 - 34. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2005, 2004 and 2003. Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2005 and December 31, 2004

The Company’s total assets increased $20.9 million or 6.4% from $329.3 million at December 31, 2004 to $350.2 million at December 31, 2005. This increase resulted primarily from a $12.5 million increase in loans receivable, a $6.5 million increase in securities available for sale and a $1.8 million increase in cash and cash equivalents.

Loans receivable increased $12.5 million, from $263.7 million at December 31, 2004 to $276.2 million at December 31, 2005, an increase of 4.7%. The growth was largely due to the 13.7% or $14.1 million increase in our residential loan portfolio. Commercial real estate loans increased $2.6 million. Construction lending experienced a decrease of 16.8% or $4.3 million at December 31, 2005, while commercial loans decreased 1.1%. At December 31, 2005 the allowance for loan losses was $4.5 million which represents 1.62% of the loan portfolio.

Investment securities increased 22.8% during 2005, from $28.5 million at December 31, 2004 to $35.0 million at December 31, 2005. Throughout the year we invested in mortgage backed securities, municipals and commercial paper. Mortgage backed securities increased $2.8 million or 94.2% during the period, while municipals increased $574 thousand.

Cash and cash equivalents increased at $1.8 million at December 31, 2005. This increase was generated by a $2.1 million or 51.2% increase in federal funds sold, increasing from $4.1 million at December 31, 2004 to $6.2 million at December 31, 2005. Interest-earning deposits with banks declined $295 thousand during the period.

Other changes in our consolidated assets relate to interest receivable, Federal Home Loan Bank stock and other assets. Interest receivable grew $252 thousand or 19.8% during 2005, impacted by both loan and investment growth while Federal Home Loan Bank stock decreased $313 thousand or 13.1%. Federal Home Loan Bank stock ownership is a requirement for

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

member banks that utilize Federal Home Loan Bank for borrowing funds. The amount of stock owned by each member bank is based on the amount of borrowings outstanding. Other assets also declined $524 thousand or 11.3%. This decrease resulted primarily from a decrease in foreclosed real estate of $312 thousand. Foreclosed real estate represents loans that were secured by real estate and defaulted, requiring the Company to foreclose on the property.

Customer deposits continued to be our principal funding source in 2005, allowing us to fund the growth in assets discussed above. At December 31, 2005, deposits from our customers totaled $274.0 million, an increase of $27.0 million or 11.0% from $247.0 million at December 31, 2004. Time deposits grew $16.5 million or 18.4% during the period while noninterest-bearing demand increased $10.4 million or 28.2%.

The growth in deposits allowed the Company to reduce net borrowings by $6.8 million during 2005. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2005, $31.4 million of the total borrowings of $47.0 million were attributed to Federal Home Loan Bank advances.

At December 31, 2005, total shareholders’ equity was $27.5 million, an increase of $297 thousand from $27.2 million at the end of 2004. The Company earned net income of $1.5 million and collected $347 thousand from the exercise of stock options. These increases to shareholders’ equity were offset by unrealized losses on our investment securities, net of tax, of $458 thousand and by the Company’s purchase of 197,026 shares of common stock at a cost of $1.2 million.

Results of Operations for the Years Ended December 31, 2005 and 2004

Earnings

The Company earned net income of $1.5 million or $0.22 per share for 2005 as compared with net income of $253 thousand or $0.04 per share in 2004.

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks, is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased $1.4 million to $12.5 million for 2005 compared to the $11.2 million earned in 2004. During 2005 the Company benefited from a rising interest rate environment, augmented by loan and investment growth. The average yield on our interest-earning assets increased 79 basis points to 6.36%, while the average rate we paid for our interest bearing liabilities increased 68 basis points. These increases resulted in an increment of 11 basis points in our interest rate spread, from 3.71% in 2004 to 3.82% in 2005. Our net interest margin for 2005 was 4.21%, compared to 3.96% in 2004. Financial Table 1 on page 45

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 46 summarizes the effects on net interest income of changes in interest rates and in the dollar volume of the components of interest earnings assets and interest bearing liabilities.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 1.9%, from $4.3 million in 2004 to $4.4 million in 2005, an increase of $81 thousand. Other banking fees increased $180 thousand or 28.8% during 2005. Income generated from brokerage commissions and asset management fees increased $121 thousand to $921 thousand, while service charges on deposit accounts grew $271 thousand to $1.7 million. During 2005 the Company implemented a new non-sufficient funds program. This new program along with the growth in demand deposit accounts resulted in $247 thousand increase in NSF fees. The Company also benefited from an increase in gain on sale of fixed assets and other assets of $102 thousand. These increases were offset by a decline in income from mortgage loan sales of $290 thousand. During 2005 the Federal Reserve continued raising interest rates resulting in lower volume of mortgage loan activity. Other income also decreased from $529 thousand in 2004 to $290 thousand in 2005.

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

Management uses the risk-grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions. The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience.

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

The provision for loan losses declined from $2.1 million in 2004 to $755 thousand in 2005, a decrease of $1.3 million. During 2004, specific loan loss reserves were increased by $1.2 million in anticipation of potential losses on five commercial lending relationships. Certain of these losses were realized in 2005, thereby accounting for the increase in total loan charge-offs from $374 thousand in 2004 to $1.4 million in 2005. Accordingly, the ratio of net loan charge offs to average loans outstanding increased 34 basis points from .13% in 2004 to .47% in 2005.

In light of the loan charge-offs referred to above and the resulting decrease in specific loan loss reserves, the Company’s allowance for loan losses was reduced to $4.5 million at December 31, 2005, from $5.0 million at December 31, 2004. The allowance as a percentage of gross loans outstanding decreased 27 basis points from 1.89% at December 31, 2004 to 1.62% at December 31, 2005. Nonperforming loans were $1.9 million at December 31, 2005, as compared to $3.4 million at year-end 2004. Nonperforming loans to total loans decreased from

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

1.29% at December 31, 2004 to .68% at December 31, 2005, while the allowance for loan losses to nonperforming loans increased to 239.1% from 147.6% at the end of 2004. At December 31, 2005, loans 90 days past due and still accruing declined by $811 thousand to $339 thousand, compared to $1.2 million at December 31, 2004. Restructured loans, excluding those included in nonperforming loans, amounted to $3.3 million at December 31, 2005. Management believes the current level of the allowance for loan losses to be adequate at this time.

Noninterest Expense

Noninterest expense increased $790 thousand to $14.1 million in 2005 compared to $13.3 million in 2004. Salaries and employee benefits, the largest component of noninterest expense, increased $847 thousand, from $7.2 million in 2004 to $8.0 million in 2005. Additions at the executive and bank support staff levels together with normal salary increases, primarily account for this increase. Data processing costs increased 4.1% or $34 thousand in 2005. These increases were offset by decreases in equipment expense of $26 thousand and other noninterest expense of $67 thousand. While other noninterest expense increased $67 thousand for the year, electronic banking expense, a major component of this category, increased $200 thousand to $478 thousand. The increased usage of electronic banking products is the reason for the increase.

Income Tax Expense

The Company had income tax expense of $524 thousand for 2005, at an effective tax rate of 25.66% compared to an income tax benefit of $199 in 2004. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Results of Operations for the Years Ended December 31, 2004 and 2003

Earnings

Net income for the year ended December 31, 2004 was $253 thousand or $0.04 per share, as compared with net income of $1.6 million or $0.22 per share, for the year ended December 31, 2003, a decrease of $1.3 million or $0.18 per share. This decrease resulted primarily from an increase in provision for loan losses of $1.5 million in 2004.

Net Interest Income

Net interest income increased $1.2 million to $11.2 million for 2004 compared to the $10.0 million earned in 2003. This increase resulted primarily from the significant increase in the level of our average interest-earning assets during the year. This increase in our average earning assets, combined with a decrease in the average rates we paid for our interest-bearing liabilities of 28 basis points, offset the factors that negatively affected our net interest income in 2004. This negative factor was a decrease in the average rate we realized for our earnings assets and an increase in the level of our average interest-bearing liabilities during the year. The aforementioned increases in the level of our average interest-earnings assets and interest- bearing liabilities were greatly enhanced by the growth that Cabarrus Bank and Trust Company had due in 2004.

The average yield on our interest-earning assets decreased 43 basis points to 5.57% while the average rate we paid for our interest-bearing liabilities decreased only 28 basis points.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Therefore our interest spread dropped form 3.86% to 3.71% and our net yield on interest earning assets decreased from 4.17% to 3.96%.

Provision and Allowance for Loan Losses

The provision for loan losses increased $1.5 million from $593 thousand in 2003 to $2.1 million in 2004. This increase in our provision resulted principally from management’s decision to increase specific loan loss reserves by $1.2 million in 2004. The specific reserves are related primarily to five lending relationships. During 2004 the economic conditions of the local market areas the Company serves continued to be somewhat uncertain. Some of the highest unemployment rates in the state were being experienced by the communities we serve. These challenges have carried over into our business. Along with the increase in specific reserves, net loan charge offs increased from $124 thousand in 2003 to $333 in 2004. Net loan charge offs as a percentage of average loans was 0.06% and 0.13% respectively.

Our allowance for loan losses increased from $3.2 million at December 31, 2003 to $5.0 million at December 31, 2004. The allowance expressed as a percentage of gross loans increased 55 basis points from 1.34% to 1.89%. Non performing loans were $3.4 million at December 31, 2004 as compared to $1.6 million at 2003. The rates of nonperforming loans to total loans at December 31, 2004 and 2003 was 1.29% and .65% respectively.

Noninterest Income

Total noninterest income decreased $889 thousand, from $5.2 million for the year ended at December 31, 2003 to $4.3 million for the same period in 2004. The primary factor in this decrease was a reduction in income from mortgage loan sales of $1.2 million or 59.2% in 2004. As the Federal Reserve started raising rates to help boast the economy mortgage rates also began to rise, bringing the mortgage refinancing boom of the past several years to a stop. Gains on sales of securities also contributed to the decrease, dropping $126 thousand in 2004. Offsetting the decrease, however, was an increase in other banking fees of $147 thousand. Brokerage commissions and asset management fees accounted for $227 thousand of that increase. Service charges of deposit accounts also increased $88 thousand during 2004.

Noninterest Expense

As a percentage of average total assets, total noninterest expenses decreased, from 4.6% in 2003 to 4.14% in 2004. For the years ended December 31, 2004, and to 2003, noninterest expenses totaled $13.3 million and $12.5 million, respectively, an increase of $831 thousand. As would be expected, the opening of a denovo bank during the second quarter of 2003 contributed largely to the increase, accounting for $420 thousand or 50.6% of the overall increase in the Company’s noninterest expenses.

Salaries and employee benefits, the largest component of noninterest expense, increased $302 thousand or 4.4%, from $6.9 million for 2003 to $7.2 million for 2004. The addition of a new executive position coupled with the addition of the support staff for the new bank and normal annual salary increases were the factors behind this increase. Net occupancy expense increased 20.7% or $110 thousand for the period ended December 31, 2004. The increase in utility cost and depreciation are attributed to the new location in Cabarrus County.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Income Tax Expense

Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities. For 2004 the Company had an income tax benefit of $199 thousand, compared to income tax expense of $531 thousand for 2003, for an effective tax rate of 25.4%.

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2005, the Company and it’s subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 13 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2005 and in 2004. All references in this annual report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 49, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2005 included $20.2 million in federal funds lines of credit from correspondent banks and approximately $26.6 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

At December 31, 2005 borrowings from federal funds lines and securities sold under repurchase agreements amounted to $3.4 million, while other short-term borrowings totaled $4.5 million. Long-term debt at that date consisted of advances of $31.4 million from the Federal Home Loan Bank, a note payable of $2.4 million to another bank and $5.2 million in junior subordinated debentures and mortgage payable of $112 thousand.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2005.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$7,904	$7,904	$—	$—	$—
Long-term debt	33,948	7,407	17,251	3,816	5,474
Trust Long-term debt	5,155	—	—	—	5,155

Total contractual cash obligations, excluding deposits	47,007	15,311	17,251	3,816	10,629

Deposits	273,976	238,095	33,710	2,117	54

Total contractual cash obligations, including deposits	$320,983	$253,406	$50,961	$5,933	$10,683

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to the discussion within Provision and Allowance for Loan Losses and Note 1 to the consolidated financial statements for a comprehensive discussion regarding this accounting policy.

Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. See Note 11 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2005 is reflected in Financial Table 3 on page 47. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

The principal goals of the Company’s asset liability management are the maintenance of adequate liquidity and the management of interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on interest-sensitive assets and liabilities to protect net interest income from wide fluctuations that could result from changes in interest rates. The Company’s Asset Liability Management Committee monitors market changes in interest rates and assists with pricing loan and deposit products consistent with funding source needs and asset growth projections.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2005			2004			2003
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)
Interest-earning assets
Taxable securities	$19,363	$881	4.55%	$17,104	$741	4.33%	$15,554	$670	4.31%
Non-taxable securities	11,962	533	6.86%	11,741	598	7.84%	11,727	607	7.96%
Short-term investments	8,740	302	3.46%	7,862	99	1.26%	2,396	26	1.09%
Taxable loans (2)	263,168	17,252	6.56%	252,414	14,266	5.65%	216,469	13,047	6.03%
Non-taxable loans	3,996	193	7.43%	4,111	202	7.56%	4,689	247	8.10%

Total interest-earning assets	307,229	19,161	6.36%	293,232	15,906	5.57%	250,835	14,597	6.00%

Non-earning assets
Cash and due from banks	11,904			10,320			8,656
Premises and equipment, net	8,367			8,558			7,443
Interest receivable and other	6,693			8,983			6,745

Total non-earning assets	$26,964			$27,861			$22,844

Total assets	$334,193			$321,093			$273,679

Interest-bearing liabilities
Savings deposits	$37,987	$580	1.53%	$41,883	$322	0.77%	$41,626	$372	0.89%
Interest checking & MMDA	72,755	1,002	1.38%	72,291	616	0.85%	50,408	453	0.90%
Time deposits	99,704	2,891	2.90%	83,516	1,738	2.08%	67,054	1,673	2.50%

Total deposits	210,446	4,473	2.13%	197,690	2,676	1.35%	159,088	2,498	1.57%

Short-term borrowed funds	8,564	239	2.78%	13,468	127	0.94%	12,032	147	1.22%
Long-term debt	41,701	1,918	4.60%	43,828	1,931	4.41%	44,231	1,961	4.43%

Total interest-bearing Liabilities	260,711	6,630	2.54%	254,986	4,734	1.86%	215,351	4,606	2.14%

Noninterest liabilities
Transaction deposits interest payable and other	46,295			38,366			31,348

Total liabilities	$307,006			$293,352			$246,699

Shareholders’ equity	27,187			27,741			26,980

Total liabilities and Shareholders equity	$334,193			$321,093			$273,679

Interest rate spread			3.82%			3.71%			3.86%

Net interest income and net interest margin		$12,531	4.21%		$11,172	3.96%		$9,991	4.17%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2005 Versus 2004			2004 Versus 2003
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$100	$40	$140	$67	$4	$71
Non-taxable securities	11	(76)	(65)	1	(10)	(9)
Short-term investments	21	182	203	64	9	73
Taxable loans	656	2,330	2,986	2,099	(880)	1,219
Non-taxable loans	(6)	(3)	(9)	(29)	(16)	(45)

Total Interest-earning assets	782	2,473	3,255	2,202	(893)	1,309

Interest-bearing liabilities

Savings deposits	(45)	303	258	2	(52)	(50)
Transaction and MMDA deposits	5	381	386	192	(29)	163
Other time deposits	403	750	1,153	377	(312)	65
Short-term borrowed funds	(92)	204	112	16	(36)	(20)
Long-term debt	(96)	83	(13)	(18)	(12)	(30)

Total interest-bearing liabilities	175	l,721	1,896	569	(441)	128

Net interest income	$607	$752	$1,359	$1,633	$(452)	$1,181

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Due from banks	$3,730	$—	$—	—	$—	$3,730
Federal funds sold	6,200	—	—	—	—	6,200
Investment securities	—	2,480	2,023	12,265	18,248	35,016
FHLB and other stock	—	—	—	—	2,144	2,144
Loans	188,610	3,791	6,801	47,186	29,808	276,196

Total interest-earning assets	198,540	6,271	8,824	59,451	50,200	323,286

Interest-bearing liabilities
Deposits	111,724	22,749	23,906	48,193	20,125	226,697
Short-term borrowed funds	7,903	—	—	—	—	7,903
Long-term debt	400	—	7,007	19,065	12,631	39,103

Total interest-bearing liabilities	120,027	22,749	30,913	67,258	32,756	273,703

Interest sensitivity GAP per period	$78,513	$(16,478)	$(22,089)	$(7,807)	$17,444	$49,583

Cumulative interest sensitivity GAP	$78,513	$62,035	$39,946	$32,139	$49,583	$49,583

Ratios
Cumulative gap as a percentage of total interest-earning assets	24.29%	19.19%	12.36%	9.94%	15.34%	15.34%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	165.41%	143.45%	123.00%	113.34%	118.12%	118.12%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

	December 31, 2005
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$2,988,145	$2,901,562	3.28%

U.S. Government agencies
Due after one but within five years	7,945,053	7,819,963	3.91%
Due after five but within ten years	1,905,253	1,918,125	4.86%

	9,850,306	9,738,088	4.09%

Mortgage-backed securities
Due after one but within five years	21,711	22,146	6.63%
Due after five but within ten year	1,906,027	1,901,838	4.16%
Due after ten years	3,844,693	3,860,237	5.85%

	5,772,431	5,784,221	5.29%

State and political
Due within one year	2,002,573	2,022,526	9.08%
Due after one but within five years	1,430,276	1,521,707	8.26%
Due after five but within ten year	2,453,590	2,579,255	7.92%
Due after ten years	6,969,326	7,432,864	8.21%

	12,855,765	13,556,352	8.30%

Commercial Paper
Due within one year	2,479,513	2,479,513	4.34%

Corporate Bond
Due after ten years	527,340	536,618	6.00%

Equity Securities
Due within one year	8,125	19,524	2.13%

Total Securities available for sale
Due within one year	4,490,211	4,521,563	6.45%
Due after one but within five years	12,385,185	12,265,378	4.26%
Due after five but within ten year	6,264,870	6,399,218	5.85%
Due after ten years	11,341,360	11,829,719	7.31%

	$34,481,625	$35,015,878	5.84%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 5

Noninterest Income

	Year Ended December 31,
	2005	2004	2003
Service charges on deposit accounts	$1,706,784	$1,435,827	$1,347,538
Other banking fees	806,930	626,518	479,408
Asset management fees	497,081	356,725	135,083
Brokerage commissions	423,944	443,238	437,863
Other noninterest income	290,068	529,362	423,965

Core noninterest income	3,724,807	3,391,670	2,823,857

Income from mortgage loan sales	554,414	844,882	2,072,433
Security gains (losses)	(16,272)	2,373	128,845
Other gains from sale of assets	88,152	31,599	134,447

Total noninterest income	$4,351,101	$4,270,524	$5,159,582

Financial Table 6

Other Noninterest Expense

	Year Ended December 31,
	2005	2004	2003
Professional fees and services	$456,365	$450,242	$434,224
Marketing and donations	434,322	521,655	404,085
Office supplies and printing	259,596	291,434	322,013
Postage	166,771	168,109	163,033
Telephone and data lines	200,280	209,757	208,266
Electronic banking expense	328,446	278,021	306,113
Software amortization and maintenance	257,177	357,926	282,637
Loan collection cost	298,585	240,374	98,025
Impairment of servicing assets	—	—	200,000
Other	1,558,098	1,508,852	1,220,388

Total	$3,959,640	$4,026,370	$3,638,784

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2005		2004		2003
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$37,299	13.51%	$37,718	14.31%	$38,517	16.00%
Real estate - construction	21,206	7.68%	25,480	9.67%	21,813	9.06%
Real estate - residential	116,715	42.29%	102,627	38.93%	76,933	31.95%
Real estate - commercial	83,861	30.39%	81,283	30.84%	84,920	35.27%
Consumer	13,479	4.88%	13,488	5.12%	12,741	5.29%
Loans held for sale	3,354	1.22%	2,903	1.10%	5,665	2.35%
Other	72	0.03%	90	0.03%	187	0.08%

Total loans	275,986	100.00%	263,589	100.00%	240,776	100.00%

Less:
Allowance for loan losses	(4,482)		(4,983)		(3,224)
Unearned net loan fees	210		149		40

Net loans	$271,714		$258,755		$237,592

	At December 31,
	2002		2001
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$38,680	19.73%	$35,846	19.31%
Real estate - construction	10,893	5.56%	13,063	7.04%
Real estate - residential	68,876	35.13%	86,811	46.76%
Real estate - commercial	61,027	31.13%	35,802	19.28%
Consumer	12,888	6.57%	13,969	7.52%
Loans held for sale	3,569	1.82%	—	0.00%
Other	123	0.06%	177	0.09%

Total loans	196,056	100.00%	185,668	100.00%

Less:
Allowance for loan losses	(2,755)		(2,180)
Unearned net loan fees	(23)		(58)

Net loans	$193,278		$183,430

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2005
	One Year or Less	One to Five Years	Over Five Years	Total
Commercial and agricultural	$15,244	$20,353	$1,702	$37,299
Real estate – construction	13,565	6,305	1,336	21,206

Total selected loans	$28,809	$26,658	$3,038	$58,505

Sensitivity to rate changes:
Fixed interest rates	$—	$—	$—	$—
Variable interest rates	186,449	818	—	187,267

Total	$186,449	$818	$—	$187,267

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 9

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2005	2004	2003	2002	2001
Nonperforming Assets:
Nonaccrual loans	$1,875	$3,376	$1,577	$788	$1,101
Other real estate owned	169	481	108	714	85

Total nonperforming assets	$2,044	$3,857	$1,685	$1,502	$1,186

Accruing loans past due 90 days or more	$339	$1,150	$607	$587	$29
Allowance for loan losses	4,482	4,983	3,224	2,755	2,181
Nonperforming loans to total loans	.68%	1.29%	0.65%	0.40%	0.59%
Allowance for loan losses to total loans	1.62%	1.89%	1.34%	1.41%	1.17%
Nonperforming assets to total loans and other real estate	.74%	1.47%	0.70%	0.76%	0.64%
Nonperforming assets to total assets	.58%	1.17%	0.56%	0.60%	0.50%
Allowance for loan losses to nonperforming loans	239.09%	147.59%	204.44%	349.62%	198.14%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 10

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2005	2004	2003	2002	2001
Allowance for loan losses at beginning of year	$4,983	$3,224	$2,755	$2,181	$1,795
Provision for loan losses	755	2,092	593	835	1,179

	5,738	5,316	3,348	3,016	2,974

Loan charge-offs:
Commercial	1,124	224	10	66	131
Real estate	—	—	45	65	527
Consumer	254	149	95	150	182

Total charge-offs	1,378	373	150	281	840

Recoveries of loans previously charged off:
Commercial	3	1	—	—	20
Real estate	—	—	1	—	8
Consumer	119	39	25	20	19

Total recoveries	122	40	26	20	47

Net charge-offs	1,256	333	124	261	793

Allowance for loan losses at end of year	$4,482	$4,983	$3,224	$2,755	$2,181

Net charge-offs as a percent of average loans	(0.47)%	(0.13)%	(0.06)%	(0.14)%	(0.45)%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 11

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2005		2004		2003
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$2,474	13.51%	$897	14.31%	$1,204	16.00%
Real estate - construction	101	7.68%	185	9.67%	171	9.06%
Real estate - residential	323	43.51%	509	40.04%	472	34.30%
Real estate - commercial	1,159	30.39%	2,965	30.84%	877	35.27%
Consumer loans	369	4.88%	359	5.12%	450	5.29%
Other	—	—%	—	—%	—	—%
Unallocated	56	0.03%	68	0.02%	50	0.08%

Total loans	$4,482	100.00%	$4,983	100.00%	$3,224	100.00%

	At December 31,
	2002		2001
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$711	19.73%	$532	19.31%
Real estate – construction	163	5.56%	196	7.04%
Real estate – residential	590	36.95%	625	46.76%
Real estate – commercial	915	31.13%	512	19.28%
Consumer	325	6.57%	99	7.52%
Other	2	0.00%	—	0.00%
Unallocated	49	0.06%	17	0.09%

Total loans	$2,755	100.00%	$2,181	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 12

Maturities of Time Deposits of $100,000 or More

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total
Time Deposits of $100,000 or more	$6,854	$9,598	$10,993	$11,436	$38,881

Financial Table 13

Securities Performance Ratios

	At December 31,
	2005	2004	2003	2002	2001
Return on average assets	0.45%	0.08%	0.57%	0.74%	0.74%
Return on average equity	5.58%	0.91%	5.78%	8.05%	8.53%
Equity to assets ratio	8.14%	8.64%	9.86%	9.16%	8.66%

UWHARRIE CAPITAL CORP

Board of Directors

Robert P. Barbee

Retired – Chairman, President and Chief Executive Officer

Pneumafil Corporation

Joe S. Brooks

Owner and Manager

Brothers Precision Tool Co.

Charles F. Geschickter, III

President

ST Motorsports, Inc.;

JTG Racing, Inc. and

Wood Bros. / JTG Racing, Inc.

Thomas M. Hearne, Jr.

Geopavement Engineer

NC Department of Transportation

Joseph R. Kluttz, Jr.

President

Albemarle Insurance Agency, Inc

B. Franklin Lee

Owner and Manager

Franklin Lee Farm

W. Chester Lowder

Director of Livestock Program

Public Policy Division

NC Farm Bureau

John P. Murray, MD

Retired – Physician and Owner

Albemarle Ear, Nose and Throat

James E. Nance

Board Chair

President and Dealer Operator

Confederate Motors, Inc.

Emmett S. Patterson

Retired – General Manager and Executive Vice President

Pee Dee Electric Membership Corporation

Timothy J. Propst

Executive Vice President

Propst Construction Co., Inc

Susan J. Rourke

President and Owner

US Land Management Co.

Donald P. Scarborough

President, Treasurer and Owner

Plank Road Realty, Inc.

John W. Shealy, Jr.

President

Cabarrus Concrete Co.

Michael E. Snyder, Sr.

Board Vice Chair

Vice President

E.J. Snyder & Company, Inc.

Douglas L. Stafford

Principal

Griffin Stafford, LLC

Emily M. Thomas

Vice President - Administration and Finance

CMH Flooring Products, Inc.

Hugh E. Wallace

President

Anson Apparel Company and

Anson Apparel III

Executive Officers

Roger L. Dick President and Chief Executive Officer Uwharrie Capital Corp Brendan P. Duffey Executive Vice President and Chief Operating Officer Uwharrie Capital Corp

Patricia K. Horton

Chief Executive Officer

Cabarrus Bank & Trust Company

Robert B. Brannan, III

President

Cabarrus Bank & Trust Company

W.D. “Bill” Lawhon, Jr.

President

Chief Executive Officer

Bank of Stanly

Christy D. Stoner

President / Chief Executive Officer

The Strategic Alliance Corporation BOS Agency, Inc., and Strategic Investment Advisors, Inc.

Executive Vice President

Uwharrie Capital Corp

Jimmy L. Strayhorn

President

Chief Executive Officer

Anson Bank & Trust Co.