Form 10-K, Exhibit 13
period 2006-12-31
UWHARRIE CAPITAL CORP
filed 2007-03-30
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2006

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the "Company") is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (“Stanly”), a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns three non-bank subsidiaries, Strategic Investment Advisors, Inc., Uwharrie Mortgage, Inc. and Uwharrie Statutory Trust 1.

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

Depository services offered by the subsidiary banks include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers' needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at any merchant accepting Visa® and at any ATM displaying the STAR® or CIRRUS® networks regionally and worldwide, respectively.

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

Bank of Stanly. Member FDIC. Equal Housing Lender.

Anson Bank & Trust Co. Member FDIC. Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2006	2005	Percent Increase

For the year:
Net Income	$2,071	$1,517	36.52%
Basic net income per common share (1)	$0.29	$0.21	38.10%
Diluted net income per common share	$0.28	$0.20	40.00%
Weighted average common shares outstanding (diluted)	7,354,229	7,418,773	(0.87)%

At year-end:
Total assets	$383,261	$350,190	9.44%
Total earning assets	351,149	323,286	8.62%
Loans, net of unearned income	291,949	276,196	5.70%
Total interest-bearing liabilities	303,780	273,703	10.99%
Shareholders’ equity	29,633	27,453	7.94%
Book value per share (1)	$3.99	$3.73	6.97%

Averages for the year:
Total assets	$368,781	$334,193	10.35%
Total earning assets	341,995	307,229	11.32%
Loans, net of unearned income	293,394	267,164	9.82%
Total interest-bearing liabilities	291,041	260,711	11.63%
Shareholders’ equity	28,299	27,187	4.09%

Financial Ratios (in percentage):
Return on average assts	0.56%	0.45%
Return on average shareholders’ equity	7.32%	5.58%
Average equity to average assets	7.67%	8.14%
Net interest margin (fully tax equivalent basis)	4.10%	4.21%
Allowance as % of loans at year-end	1.09%	1.62%
Allowance as % of nonperforming loans	261.78%	239.09%
Nonperforming loans to total loans	0.41%	0.68%
Nonperforming assets to total assets	0.37%	0.58%
Net loan charge-offs to average loans	0.55%	0.47%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2006 and in 2005.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a broad base of local shareholders. Therefore, management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock. The Company, on a quarterly basis, has an independent valuation of the Company stock performed to assist with fairness and market efficiencies regarding these private negotiations and makes the most current valuation available to interested shareholders. Trades of the Company’s stock also occur in the Over-the-Counter marketplace that involve a “spread” between the bid and ask prices to compensate the brokerage firms involved in the Over-the-Counter market. In addition, Uwharrie Capital Corp has adopted a program of on-going open market purchases of shares of the Company’s stock. The combination of public and private trades as well as the holding company purchases provides good liquidity for the investors of Uwharrie Capital Corp stock. The Board of Directors has historically adopted a dividend policy on an annual basis. For 2006, Uwharrie Capital Corp declared a 3% stock dividend. The Board of Directors determines, on an annual basis, the dividend policy that is consistent with the capital needs of the Company.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

The following graph compares (i) the yearly change in the cumulative total shareholder return on the Company’s common stock with (ii) the cumulative return of The Carson Medlin Company Independent Bank Index, and (iii) the NASDAQ Composite. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2001, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered the indication of future performance.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

March 28, 2007

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
	(dollars in thousands)

ASSETS
Cash and due from banks	$14,762	$11,439
Interest-earning deposits with banks	2,473	3,730
Federal funds sold	17,525	6,200
Securities available for sale, at fair value	37,150	35,016
Loans:
Loans held for sale	3,814	3,354
Loans held for investment	288,135	272,842
Less allowance for loan losses	(3,171)	(4,482)

Net loans	288,778	271,714

Premises and equipment, net	8,618	8,432
Interest receivable	1,775	1,525
Federal Home Loan Bank stock	1,980	2,072
Bank owned life insurance	5,133	4,949
Goodwill	987	987
Other assets	4,080	4,126

Total assets	$383,261	$350,190

LIABILITIES
Deposits:
Demand noninterest-bearing	$48,149	$47,280
Interest checking and money market accounts	101,470	83,680
Savings deposits	27,833	36,689
Time deposits, $100,000 and over	48,450	38,881
Other time deposits	83,698	67,446

Total deposits	309,600	273,976

Short-term borrowed funds	8,633	7,904
Long-term debt	33,696	39,103
Interest payable	503	369
Other liabilities	1,196	1,385

Total liabilities	353,628	322,737

Off balance sheet items, commitments and contingencies (Note 11)

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,423,550 and 7,138,686 shares, respectively	9,279	8,923
Additional paid-in capital	13,541	12,410
Unearned ESOP compensation	(859)	(914)
Undivided profits	7,502	6,706
Accumulated other comprehensive income	170	328

Total shareholders’ equity	29,633	27,453

Total liabilities and shareholders’ equity	$383,261	$350,190

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(in thousands, except share and per share data)

Interest Income
Loans, including fees	$21,959	$17,446	$14,468
Investment securities:
US Treasury	98	98	102
US Government agencies and corporations	832	537	439
State and political subdivisions	679	653	717
Other	174	125	81
Interest-earning deposits with banks and federal funds sold	611	302	99

Total interest income	24,353	19,161	15,906

Interest Expense
Interest checking and money market accounts	2,342	1,002	616
Savings deposits	734	580	322
Time deposits $100,000 and over	2,100	1,168	788
Other time deposits	3,091	1,723	950
Short-term borrowed funds	627	239	84
Long-term debt	1,808	1,918	1,974

Total interest expense	10,702	6,630	4,734
Net interest income	13,651	12,531	11,172

Provision for loan losses	298	755	2,092

Net interest income after provision for loan losses	13,353	11,776	9,080

Noninterest Income
Service charges on deposit accounts	2,000	1,707	1,436
Other service fees and commissions	2,329	1,728	1,427
Gain(loss) on sale of securities	60	(16)	2
Income from mortgage loan sales	764	554	845
Other income	316	378	561

Total noninterest income	5,469	4,351	4,271

Noninterest Expense
Salaries and employee benefits	9,130	8,002	7,155
Net occupancy expense	711	643	641
Equipment expense	618	639	665
Data processing costs	939	843	810
Other	4,520	3,960	4,026

Total noninterest expense	15,918	14,087	13,297

Income before taxes	2,904	2,040	54
Income taxes (benefit)	833	523	(199)

Net income	$2,071	$1,517	$253

Net income per common share
Basic	$0.29	$0.21	$0.03

Diluted	$0.28	$0.20	$0.03

Weighted average common shares outstanding
Basic	7,244,772	7,242,262	7,361,486
Diluted	7,354,229	7,418,773	7,533,839

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(in thousands)

Net Income	$2,071	$1,517	$253

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(197)	(761)	(252)
Related tax effect	76	293	97

Reclassification of losses(gains) recognized in net income	(60)	16	(2)
Related tax effect	23	(6)	1

Total other comprehensive loss	(158)	(458)	(156)

Comprehensive income	$1,913	$1,059	$97

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid-in	Unearned ESOP	Undivided	Accumulated Other Comprehensive
	Shares	Amount	Capital	Compensation	Profits	Income	Total
		(in thousands, except share and per share data)
Balance, January 1, 2004	6,977,384	$8,721	$11,735	$(1,012)	$7,465	$942	$27,851

Net income	—	—	—	—	253	—	253

Other comprehensive income	—	—	—	—	—	(156)	(156)

Release of ESOP shares	—	—	41	47	—	—	88

Common stock issued pursuant to:

3% stock dividend	206,657	256	982	—	(1,238)	—	—

Stock options exercised	119,372	152	419	—	—	—	571

Tax benefit of stock options exercised	—	—	51	—	—	—	51

Repurchase of common stock	(245,658)	(307)	(1,185)	—	—	—	(1,492)

Cash paid—fractional shares	—	—	—	—	(11)	—	(11)

Balance, December 31, 2004	7,057,755	8,822	12,043	(965)	6,469	786	27,155

Net income	—	—	—	—	1,517	—	1,517

Other comprehensive income	—	—	—	—	—	(458)	(458)

Release of ESOP shares	—	—	33	51	—	—	84

Common stock issued pursuant to:

3% stock dividend	206,730	258	1,013	—	(1,271)	—	—

Stock options exercised	71,227	89	258	—	—	—	347

Tax benefit of stock options exercised	—	—	31	—	—	—	31

Repurchase of common stock	(197,026)	(246)	(968)	—	—	—	(1,214)

Cash paid—fractional shares	—	—	—	—	(9)	—	(9)

Balance, December 31, 2005	7,138,686	8,923	12,410	(914)	6,706	328	27,453

Net income	—	—	—	—	2,071	—	2,071

Other comprehensive income	—	—	—	—	—	(158)	(158)

Release of ESOP shares	—	—	37	55	—	—	92

Common stock issued pursuant to:

3% stock dividend	214,634	269	997	—	(1,266)	—	—

Stock options exercised	94,094	117	107	—	—	—	224

Tax benefit of stock options exercised	—	—	48	—	—	—	48

Repurchase of common stock	(23,864)	(30)	(115)	—	—	—	(145)

Cash paid—fractional shares	—	—	—	—	(9)	—	(9)

Stock compensation expense	—	—	57	—	—	—	57

Balance, December 31, 2006	7,423,550	$9,279	$13,541	$(859)	$7,502	$170	$29,633

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$2,071	$1,517	$253
Adjustments to reconcile net income to net cash
Provided (used) by operating activities:
Depreciation	625	646	610
Net amortization of security premiums/discounts	(41)	37	74
Provision for loan losses	298	755	2,092
Deferred income taxes	439	52	(472)
Stock compensation	57	—	—
Net realized (gain) loss on available for sale securities	(60)	16	(2)
Income from mortgage loan sales	(764)	(554)	(845)
Proceeds from sales of loans held for sale	39,038	29,162	44,090
Origination of loans held for sale	(38,734)	(29,058)	(42,960)
(Gain)loss on sale of premises, equipment and other assets	2	(76)	(16)
Increase in cash surrender value of life insurance	(184)	(155)	(190)
(Gain)loss on sales of foreclosed real estate	24	(12)	2
Loss on sale of other assets	7	—	—
Release of ESOP Shares	92	84	88
Net change in interest receivable	(250)	(252)	(118)
Net change in other assets	(174)	622	195
Net change in interest payable	134	67	19
Net change in other liabilities	(190)	316	162

Net cash provided by operating activities	2,390	3,167	2,982

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	9,190	1,487	3,535
Purchase of securities available for sale	(11,480)	(8,777)	(4,678)
Net increase in loans	(17,165)	(14,332)	(24,076)
Proceeds from sale of premises, equipment and other assets	—	230	404
Purchase of premises and equipment	(813)	(776)	(857)
Proceeds from sales of foreclosed real estate	205	1,392	162

Net cash used by investing activities	(20,063)	(20,776)	(25,510)

Cash flows from financing activities
Net increase in deposit accounts	35,624	27,037	34,376
Net increase (decrease) in short-term borrowed funds	729	(3,158)	(1,752)
Net decrease in long-term debt	(5,407)	(3,631)	(3,531)
Repurchases of common stock	(145)	(1,214)	(1,492)
Net proceeds from issuance of common stock	224	347	571
Tax benefit of stock options exercised	48	31	51
Cash paid for fractional shares	(9)	(9)	(11)

Net cash provided by financing activities	31,064	19,403	28,212

Increase in cash and cash equivalents	13,391	1,794	5,684
Cash and cash equivalents, beginning of period	21,369	19,575	13,891

Cash and cash equivalents, end of period	$34,760	$21,369	$19,575

Supplemental disclosures of cash flow information
Interest paid	$10,568	$6,563	$4,715
Income taxes paid	687	241	434
Supplemental schedule of non-cash investing and financing activities
Decrease in fair value of securities available for sale, net of tax	(158)	(456)	(156)
Loans transferred to foreclosed real estate	262	1,064	537

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

In 1987, Stanly established a wholly-owned subsidiary, BOS Agency, Inc. (“BOS Agency”), which engages in insurance product sales. In 1989, Stanly established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a broker/dealer in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation (“Strategic Alliance”) and was registered as a broker/dealer by the National Association of Securities Dealers.

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. ("SIA"), during 1999 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the Securities and Exchange Commission.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Company ("Anson"), operating out of its main office branch in Wadesboro.

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

Note 1—Significant Accounting Policies (Continued)

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

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2006 and 2005.

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

Note 1—Significant Accounting Policies (Continued)

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

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

Note 1—Significant Accounting Policies (Continued)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential and other loans for impairment disclosures.

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets, which ranged from five to twelve years as of December 31, 2006. Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation is computed principally by the straight-line method over estimated useful lives, except in the case of leasehold improvements, which are amortized over the term of the leases, if shorter. Useful lives range from five to seven years for furniture, fixtures and equipment to ten to thirty years for leasehold improvements and buildings, respectively. Upon retirement or other disposition of the assets, the cost and the related accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

Federal Home Loan Bank Stock

As a requirement for membership, the banks invest in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Significant Accounting Policies (Continued)

Goodwill

Goodwill resulted from the 2000 acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. Effective with the adoption of SFAS No. 142 on January 1, 2002, the Company ceased to amortize this goodwill and began to evaluate it on an annual basis for impairment as provided for under SFAS No. 144.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (revised 2004, “Share-Based Payment”, (“SFAS No. 123R”)) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows”, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the common stock on the date of grant.

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire, if not exercised, within two years of the grant date. The compensation cost charged against income for those plans for the twelve months ended December 31, 2006 was $57 thousand.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were 15,000 shares granted during 2006. The fair value at the grant date was $1.55 using the following assumptions; a risk-free interest rate of 4.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility rating of 14%. There were three grants for 87,191 shares during the twelve months ended December 31, 2005. The average fair value at the grant date was $1.43 using the following assumptions; a risk-free interest rate of 3.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and a volatility rating of 14%.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Significant Accounting Policies (Continued)

The following is a summary of stock option activity for the twelve months ended December 31, 2006:

	Shares	Weighted Average Price	Aggregate Intrinsic
			(in thousands)
Outstanding at December 31, 2005	683,154	$4.45
Granted	15,000	6.15
Exercised	(96,782)	2.32
Forfeited	(81,425)	5.48

Outstanding at December 31, 2006	519,947	4.73	$530

Options exercisable at December 31, 2006	441,041	4.58	516

A summary of the status of the Company's non-vested stock options as of December 31, 2006, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2005	158,111	$1.46
Granted	15,000	1.55
Vested	(44,428)	1.40
Forfeited	(49,777)	1.54

Non-vested December 31, 2006	78,906	1.41

The fair value of stock options vested over the twelve months ended December 31, 2006 and 2005 was $64 thousand and $101 thousand, respectively.

As of December 31, 2006, there was $93 thousand of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company's stock benefit plans. That cost is expected to be recognized over a weighted-average period of 2.7 years.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

The adoption of SFAS 123R and its fair value compensation cost recognition provisions are different from the non-recognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed under APB 25. The effect (increase/ (decrease)) of the adoption of SFAS 123R is as follows:

December 31, 2006

Income before income tax expense	(57)
Net Income	(57)

Cash flow from operating activities	57
Cash flow provided by financing activities	48

Basic earnings per share	—
Diluted earnings per share	(.01)

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Significant Accounting Policies (Continued)

For the twelve months ended December 31, 2006 and 2005, the intrinsic value of options exercised was $332 thousand and $114 thousand, respectively.

The following illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 to the results for the twelve months ended December 31, 2005 and 2004 (in thousands, except per share data):

	2005	2004
Net income as reported	$1,517	$253
Add: Stock-based employee compensation expenses included in reported net income, net of related income tax effects	—	—
Less: Stock-based compensation determined under fair value based method of all awards, net of related income taxes	(136)	(77)

Net income, pro forma	$1,381	$176

Net income per share:
Basic net income per common share
As reported	$.21	$.03
Pro forma	.19	.02
Diluted net income per share
As reported	.20	.03
Pro forma	.19	.02

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

Note 1—Significant Accounting Policies (Continued)

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

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders' equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company's only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale.

Earnings per Common Share

The Company issued 3% stock dividends in 2006, 2005 and 2004. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. In 2006, there were 15,000 stock options outstanding that were antidilutive since the exercise price exceeded the average market price. There were no anti-dilutive stock options outstanding during 2005 or 2004.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Significant Accounting Policies (Continued)

outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The computation of basic and dilutive earnings per share is summarized below:

	2006	2005	2004
Weighted average number of common shares used in computing basic net income per common share	7,244,772	7,242,262	7,361,486

Effect of dilutive stock options	109,457	176,511	172,353

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,354,229	7,418,773	7,533,839

Recent Accounting Pronouncements

FIN 48

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2007. We currently believe that the adoption of FIN 48 will not have a material financial impact on our consolidated financial statements.

SAB 108

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (SAB No. 108). SAB No. 108 addresses the diversity in practice by registrants when quantifying the effect of an error on the financial statements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements and is effective for annual periods ending after November 15, 2006. The Company will be required to adopt the provisions of SAB No. 108 effective December 31, 2006. We currently believe that the adoption of SAB 108 will not have a material financial impact on our consolidated financial statements.

FAS 156

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. We currently believe that the adoption of FAS 156 will not have a material financial impact on our consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Significant Accounting Policies (Continued)

SFAS No. 158

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. This statement requires recognition on the balance sheet of a plan’s overfunded or underfunded status with an offset to comprehensive income. This statement also requires, with limited exceptions, that the funded status of the plan be determined as of the employer’s fiscal year end. The balance sheet recognition provisions of SFAS 158 are effective for entities with publicly traded equity securities for years ending after December 15, 2006 and for all other entities for years ending after June 15, 2007. The Company does not anticipate that this statement will have an impact on the Company’s financial position, results of operations and cash flows.

EITF 06-4

The Emerging Issues Task Force (EITF) reached a consensus at its September 2006 meeting regarding EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee’s active service period with an employer. This EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The effects of this EITF have not yet been evaluated.

EITF 06-5

The EITF reached a consensus at its September 2006 meeting regarding EITF 06-5, Accounting for Purchases of Life Insurance Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4. The scope of EITF 06-5 is limited to the determination of net cash surrender value of a life insurance contract in accordance with Technical Bulletin 85-4. This EITF outlines when contractual limitations of the policy should be considered when determining the net realizable value of the contract. EITF 06-5 is effective for fiscal years beginning after December 15, 2006, with earlier application permitted. The Company has not yet evaluated the effects of this EITF.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassification

Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2—Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31,2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(dollars in thousands)
U.S. Treasury	$2,992	$—	$78	$2,914
U.S. Government agencies	7,509	—	149	7,360
Mortgage-backed securities and CMO’s	12,918	38	50	12,906
State and political subdivisions	12,931	521	26	13,426
Corporate bonds	514	6	—	520

Total debt securities	36,864	565	303	37,126
Equity securities	8	16	—	24

Total securities available for sale	$36,872	$581	$303	$37,150

December 31,2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(dollars in thousands)
U.S. Treasury	$2,988	$—	$87	$2,901
U.S. Government agencies	9,850	72	184	9,738
Mortgage-backed securities and CMO’s	5,773	38	26	5,785
State and political subdivisions	12,856	735	34	13,557
Commercial paper	2,480	—	—	2,480
Corporate bonds	527	9	—	536

Total debt securities	34,474	854	331	34,997
Equity securities	8	11	—	19

Total securities available for sale	$34,482	$865	$331	$35,016

Results from sales of securities available for sale for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(dollars in thousands)
Gross proceeds from sales	$2,885	$1,295	$263

Realized gains from sales	$60	$4	$2
Realized losses from sales	—	(20)	—

Net realized gains (losses)	$60	$(16)	$2

At December 31, 2006, 2005 and 2004 securities available for sale with a carrying amount of $16.9 million, $13.1 million and $12.8 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline, and are in no way a reflection of the quality of the investments. At December 31, 2006 the unrealized losses related to three U.S. Treasuries, eight U.S. Government agencies, thirteen mortgage backed securities and CMOs, and nine state and political subdivisions. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and plans to hold these investments until maturity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2—Investment Securities (Continued)

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
December 31, 2006
Securities available for sale:
U.S. Treasury	$—	$—	$2,992	$78	$2,992	$78
U.S. Government agencies	—	—	7,360	149	7,360	149
Mortgage-backed securities and CMO’s	7,391	38	1,684	12	9,075	50
State and political subdivisions	1,025	16	1,464	10	2,489	26

	$8,416	$54	$13,500	$249	$21,916	$303

December 31, 2005
Securities available for sale:
U.S. Treasury	$—	$—	$2,902	$87	$2,902	$87
U.S. Government agencies	2,497	36	4,841	148	7,338	184
Mortgage-backed securities and CMO’s	4,034	26	—	—	4,034	26
State and political subdivisions	1,445	34	—	—	1,445	34

	$7,976	$96	$7,743	$235	$15,719	$331

Note 3—Loans

The composition of net loans as of December 31, 2006 and 2005 is as follows:

	2006	2005
	(dollars in thousands)
Commercial	$36,406	$37,299
Real estate—construction	27,342	21,206
Real estate—residential	126,111	116,715
Real estate—commercial	84,744	83,861
Consumer	13,262	13,479
Loans held for sale	3,814	3,354
Other	133	72

	291,812	275,986
Less:
Allowance for loan losses	(3,171)	(4,482)
Deferred loan fees, net	137	210

Loans, net	$288,778	$271,714

Although the subsidiary banks' loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 43.69% of net loans. Additionally, there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 29.35% of net loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $3.1 million and $3.8 million at December 31, 2006 and 2005, respectively. The nonaccrual status of these loans had the effect of reducing net income by $72,800 in 2006 and $106,670 in 2005. Of the nonaccrual amount in 2006 and 2005, a total of $36,628 was government guaranteed as to principal in 2005. The allowance for impaired loans amounted to $889,000 at December 31, 2006 and $1.6 million at December 31, 2005. At December 31, 2006 and 2005, loans past due 90 days and still accruing interest totaled $499,982 and $338,724,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3—Loans (Continued)

respectively. Restructured loans, excluding those included in impaired loans, amounted to $631,000 at December 31, 2006. The carrying value of foreclosed properties held as other real estate was $202,976 and $169,466 at December 31, 2006 and 2005, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4—Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 are presented below:

	2006	2005	2004
	(dollars in thousands)
Balance, beginning of year	$4,482	$4,983	$3,224
Charge-offs	(1,687)	(1,378)	(373)
Recoveries	78	122	40
Provision charged against income	298	755	2,092

Balance, end of year	$3,171	$4,482	$4,983

Note 5—Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $186 million and $167 million at December 31, 2006 and 2005, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2006	2005	2004
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$1,138	$1,236	$1,233
Amounts capitalized	488	292	374
Amortization	(382)	(390)	(371)

End of year	$1,244	$1,138	$1,236

Amortization expense for each of the next five years is estimated to be as follows:

Year ending December 31,
(dollars in thousands)

2007	$294
2008	254
2009	215
2010	175
2011	136

Total	$1,074

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6—Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2006 and 2005 are listed below:

	2006	2005
	(dollars in thousands)

Land	$2,785	$2,280
Building and improvements	6,280	6,220
Furniture and equipment	4,740	4,609

	13,805	13,109
Less accumulated depreciation	5,187	4,677

Total	$8,618	$8,432

Note 7—Deposits

The composition of deposits at December 31, 2006 and 2005 is as follows:

	2006		2005
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand deposits	$48,149	16%	$47,280	17%
Interest checking and money market	101,470	32%	83,680	31%
Savings	27,833	9%	36,689	13%
Time deposits $100,000 and over	48,450	16%	38,881	14%
Other time deposits	83,698	27%	67,446	25%

Total	$309,600	100%	$273,976	100%

The maturities of fixed-rate time deposits at December 31, 2006 are reflected in the table below.

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)

2007	$45,782	$73,686
2008	2,105	7,339
2009	145	844
2010	300	1,580
2011	118	212
Thereafter	—	37

Total	$48,450	$83,698

Note 8—Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2006 and 2005.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8—Short-Term Borrowed Funds (Continued)

	2006		2005
	Amount	Rate	Amount	Rate
At year-end
Securities sold under repurchase agreements	$2,025	4.31%	$3,449	3.84%
Master notes	6,608	4.34%	4,455	3.60%

	$8,633	4.33%	$7,904	3.70%

	2006		2005
	Amount	Rate	Amount	Rate
	(dollars in thousands)

Average for the year
Federal funds purchased	$1,478	5.10%	$231	3.33%
Securities sold under repurchase agreements	2,980	4.33%	2,920	2.50%
Master notes	7,692	4.29%	5,008	2.92%
Short-term advances from FHLB	1,381	5.40%	406	2.84%

	$13,531	4.50%	$8,565	2.78%

	2006	2005
	(dollars in thousands)

Maximum month-end balance
Federal Funds purchased	$11,000	$2,500
Securities sold under repurchase agreements	3,439	3,872
Master notes	11,007	8,135
Short-term advances from FHLB	7,000	2,000

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under repurchase agreements represent short-term borrowings collateralized by securities of the United States government or its agencies. Master notes represent an overnight investment in commercial paper issued by the Company to customers of it’s subsidiary banks, where an agreement is in place.

The subsidiary banks have combined available lines of credit for federal funds in the amount of $18.7 million at December 31, 2006.

Note 9—Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $74.9 million at December 31, 2006. The long-term advances under this line amounted to $26.4 million and $31.4 million at December 31, 2006 and 2005, respectively. Interest rates ranged from 2.96% to 7.52% in 2006 and from 2.64% to 7.52% in 2005. Two subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $14.0 million at December 31, 2006.

On April 30, 2001, the Company borrowed $4.0 million from a bank at an interest rate of prime less one percent. The note is payable in annual installments of $400 thousand. The balance outstanding at December 31, 2006 and 2005 was $2.0 million and $2.4 million, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9—Long-Term Debt (Continued)

The Company issued $5.2 million of junior subordinated debentures to Uwharrie Statutory Trust 1 in exchange for the proceeds of the trust preferred securities issued by the Trust. The junior subordinated debentures are included in long-term debt and the Company’s equity interest in the trust is included in other assets. The junior subordinated debentures pay interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%. The debentures are redeemable on September 26, 2007 or afterwards, in whole or in part, on March 26, June 26, September 26 or December 26 of each subsequent year through maturity at September 26, 2032. The Company fully and unconditionally guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

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

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $104,963 at December 31, 2006.

As of December 31, 2006, the scheduled maturities of these advances, junior subordinated debentures, and notes payable are as follows:

Year ending December 31,
(dollars in thousands)

2007	$4,407
2008	14,844
2009	1,408
2010	2,408
2011	5,409
Thereafter	5,220

Total	$33,696

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10—Income Tax Matters

The significant components of income tax expense for the years ended December 31 are summarized as follows:

	2006	2005	2004
	(dollars in thousands)

Current tax expense:
Federal	$217	$379	$123
State	177	92	150

Total	394	471	273

Deferred tax expense (benefit):
Federal	343	38	(392)
State	96	14	(80)

Total	439	52	(472)

Net provision (benefit) for income taxes	$833	$523	$(199)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2006	2005	2004
	(dollars in thousands)

Tax computed at the statutory federal rate	$987	$693	$18
Increases (decrease) resulting from:
Tax exempt interest, net	(245)	(224)	(290)
State income taxes, net of federal benefit	143	70	102
Other	(52)	(16)	(29)

Provision (benefit) for income taxes	$833	$523	$(199)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, are as follows:

	2006	2005	2004
	(dollars in thousands)

Deferred tax assets relating to:
Allowance for loan losses	$912	$1,496	$1,740
Deferred compensation	316	279	233
Other	236	130	33
Valuation allowance	(12)	(8)	(6)

Total deferred tax assets	$1,452	$1,897	$2,000

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	$(107)	$(206)	$(493)
Property and equipment	(364)	(392)	(460)
Deferred loans fees and costs	(212)	(218)	(206)
Loan servicing	(71)	(60)	(70)
Prepaid expenses	(96)	(79)	(64)

Total deferred tax assets	(850)	(955)	(1,293)

Net recorded deferred tax asset	$602	$942	$707

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10—Income Tax Matters (Continued)

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

Note 11—Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

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

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as they do for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2006 and 2005, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2006	2005
	(dollars in thousands)

Commitments to extend credit	$73,450	$61,579
Credit card commitments	7,672	7,443
Standby letters of credit	616	463

	$81,738	$69,485

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

Although the Company’s composition of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Bank Policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the federal supervisory agencies on March 19, 1993. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12—Related Party Transactions

The Company has granted loans to certain directors and executive officers and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows; (dollars in thousands)

Balance at December 31, 2005	$15,623
Disbursements during the year	13,902
Collections during the year	5,438

Balance at December 31, 2006	$24,086

At December 31, 2006, the Company had approved, but unused lines of credit totaling $4.6 million to executive officers, directors, officer and their related interests.

Note 13—Regulatory Matters

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

Note 13—Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
		(Dollars in thousands)
December 31, 2006

Total Capital to risk
Weighted Assets:
Consolidated	$36,778	12.7%	$23,107	8.00%	$28,884	10.00%
Bank of Stanly	25,731	13.3%	15,406	8.00%	19,258	10.00%
Anson Bank and Trust	4,320	13.5%	2,563	8.00%	3,203	10.00%
Cabarrus Bank and Trust	7,013	11.0%	5,116	8.00%	6,395	10.00%

Tier I Capital to Risk
Weighted Assets:
Consolidated	33,601	11.6%	11,554	4.00%	17,330	6.00%
Bank of Stanly	23,402	12.2%	7,703	4.00%	11,555	6.00%
Anson Bank and Trust	3,983	12.4%	1,281	4.00%	1,922	6.00%
Cabarrus Bank and Trust	6,502	10.2%	2,558	4.00%	3,837	6.00%

Tier I Capital to
Average Assets:
Consolidated	33,601	8.8%	15,249	4.00%	19,061	5.00%
Bank of Stanly	23,402	9.0%	10,457	4.00%	13,072	5.00%
Anson Bank and Trust	3,983	8.8%	1,856	4.00%	2,320	5.00%
Cabarrus Bank and Trust	6,502	8.1%	3,223	4.00%	4,029	5.00%

December 31, 2005

Total Capital to risk
Weighted Assets:
Consolidated	$34,538	12.8%	$21,650	8.00%	$27,062	10.00%
Bank of Stanly	23,284	12.2%	15,243	8.00%	19,054	10.00%
Anson Bank and Trust	4,246	15.7%	2,170	8.00%	2,712	10.00%
Cabarrus Bank and Trust	6,790	13.2%	4,120	8.00%	5,150	10.00%

Tier I Capital to Risk
Weighted Assets:
Consolidated	31,137	11.5%	10,825	4.00%	16,237	6.00%
Bank of Stanly	20,887	11.0%	7,622	4.00%	11,432	6.00%
Anson Bank and Trust	3,908	14.4%	1,085	4.00%	1,627	6.00%
Cabarrus Bank and Trust	6,143	11.9%	2,060	4.00%	3,090	6.00%

Tier I Capital to
Average Assets:
Consolidated	31,137	9.0%	13,784	4.00%	17,230	5.00%
Bank of Stanly	20,887	8.5%	9,826	4.00%	12,282	5.00%
Anson Bank and Trust	3,908	10.4%	1,513	4.00%	1,904	5.00%
Cabarrus Bank and Trust	6,143	9.6%	2,553	4.00%	3,191	5.00%

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2006, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $4.0 million as reserves on deposit liabilities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14—Stock Matters

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

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in 2006, 2005 and 2004, are as follows:

	2006		2005		2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the year	683,154	$4.45	702,368	$4.35	781,491	$4.21
Options granted	15,000	6.15	87,191	5.44	75,533	5.67
Options exercised	(96,782)	2.32	(73,364)	4.60	(132,458)	3.35
Forfeitures	(81,425)	5.48	(33,041)	4.74	(22,198)	4.22

Options outstanding at the end of the year	519,947	$4.73	683,154	$4.45	702,368	$4.35

Options exercisable at the end of the year	441,041	$4.58	525,043	$4.15	508,344	$3.92

At December 31, 2006, options outstanding had a weighted-average remaining term of 4.2 years. Total options outstanding at December 31, 2006 included 519,947 options exercisable at a range of $2.82 to $6.12 per share. Exercisable options at December 31, 2006 included 441,041 options exercisable at a range of $2.82 to $5.67 per share. At December 31, 2006, authorized shares of common stock reserved for future grants of options totaled 142,726 under the SOP, and 128,944 under the SPP.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 23,864 shares during 2006 and 197,026 shares during 2005 at an aggregate purchase price of $145,093 and $1,214,461, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15—Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $169,982 in 2006, $143,210 in 2005 and $129,918 in 2004, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continue to defer receipt of fees. The balance in deferred directors’ compensation, not yet disbursed, was $212,382 and $215,546 at December 31, 2006 and 2005, respectively. Expense for the years then ended was $12,283, $13,931 and $13,501, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 268,335 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2006, the outstanding balance of the loan is $859,174 and is presented as a reduction of shareholders’ equity.

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

Expenses of $237,022, $251,437 and $245,240 during the years ended December 31, 2006, 2005 and 2004, respectively, have been incurred in connection with the ESOP. At December 31, 2006, 134,459 shares held by the ESOP have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $900 thousand at December 31, 2006.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15—Employee and Director Benefit Plans (Continued)

Supplemental Executive Retirement Plan

The Company has implemented a non-qualifying deferred compensation plan for certain executive officers. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments from ten to fifteen years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. Other benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. Such benefits will continue to accrue and be paid throughout the participant’s life assuming satisfactory performance of the funding life insurance policy. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age. During 2006, 2005 and 2004 a provision of $23,446, $137,688 and $92,613, respectively, was expensed for future benefits to be provided under this plan. The liability accrued for compensation deferred under the plan amounts to $531,682, and $508,236 at December 31, 2006 and 2005, respectively.

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

Note 16—Fair Values of Financial Instruments and Interest Rate Risk

The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2006 and 2005.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16—Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$34,760	$34,760	$21,369	$21,369
Securities available for sale	37,150	37,150	35,016	35,016
Loans, net of unearned income and allowance for loan losses	284,964	287,974	268,360	268,755
Loans held for sale	3,814	3,818	3,354	3,354
Other Financial assets	8,888	8,888	8,546	8,546

Financial Liabilities
Deposits	$309,600	$314,986	$273,976	$274,208
Short-term borrowings	8,633	8,633	7,904	7,904
Long-term debt	33,696	33,554	39,103	38,815
Other financial liabilities	503	503	369	369

At December 31, 2006, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 11.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17—Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2006	2005
	(dollars in thousands)
Assets
Cash and demand deposits with bank subsidiaries	$214	$337
Interest-earning deposits with bank subsidiaries	6,865	4,756
Investments in:
Bank subsidiaries	35,045	32,253
Nonbank subsidiaries	511	547
Other assets	894	1,764

Total assets	$43,529	$39,657

Liabilities and shareholders’ equity
Master notes	$6,608	$4,455
Long-term debt	2,000	2,400
Junior subordinated debentures	5,155	5,155
Other liabilities	133	194
Shareholders’ equity	29,633	27,453

Total liabilities and shareholders’ equity	$43,529	$39,657

Condensed Statement of Operations

	2006	2005	2004
	(dollars in thousands)

Equity in earnings of subsidiaries	$2,915	$922	$84
Interest income	354	175	101
Dividend income	—	1,000	800
Management and service fees	3,854	3,797	1,900
Other income	190	107	149
Interest expense	921	625	401
Other operating expense	4,537	4,030	2,650
Income tax benefit	(216)	(171)	(270)

Net income	$2,071	$1,517	$253

Effective January 1, 2005 support operations staff moved to the holding company, which had the effect of increasing operating expense and increased allocation of service fees to the subsidiary banks.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17—Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2006	2005	2004
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,071	$1,517	$253
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Equity in earnings of subsidiaries	(2,915)	(1,922)	(884)
Decrease in other assets	1,020	524	181
Increase (decrease) in other liabilities	(61)	(426)	505

Net cash provided (used) by operating activities	115	(307)	55

Cash flows from investing activities
Dividends received from subsidiaries	—	1,000	800

Net cash provided by investing activities	—	1,000	800

Cash flows from financing activities
Net increase(decrease) in master notes	2,153	(576)	983
Net decrease in long-term debt	(400)	(400)	(400)
Repurchase of common stock	(145)	(1,214)	(1,492)
Proceeds from issuance of common stock	224	347	571
Tax benefit of stock options exercised	48	31	51
Cash paid for fractional shares	(9)	(9)	(11)
Other, net	—	—	(96)

Net cash provided (used) by financing activities	1,871	(1,821)	(394)

Net increase (decrease) in cash and cash equivalents	1,986	(1,128)	461
Cash and cash equivalents at beginning of period	5,093	6,221	5,760

Cash and cash equivalents at end of period	$7,079	$5,093	$6,221

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18—Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	(in thousands, except per share data)
2006
Interest income	$5,477	$5,972	$6,412	$6,492
Interest expense	(2,171)	(2,562)	(2,960)	(3,009)

Net interest income	3,306	3,410	3,452	3,483
Provision for loan losses	(145)	(99)	(54)	—

Net interest income after provision for loan losses	3,161	3,311	3,398	3,483
Noninterest income	1,261	1,277	1,437	1,494
Noninterest expense	(3,856)	(4,002)	(3,900)	(4,160)

Income before taxes	566	586	935	817
Income taxes	140	145	282	266

Net income	$426	$441	$653	$551

Net income per common share
Basic	$0.06	$0.06	$0.09	$0.08

Diluted	$0.06	$0.06	$0.09	$0.07

	First	Second	Third	Fourth
	(in thousands, except per share data)
2005
Interest income	$4,408	$4,594	$4,886	$5,273
Interest expense	(1,359)	(1,500)	(1,730)	(2,041)

Net interest income	3,049	3,094	3,156	3,232
Provision for loan losses	(215)	(145)	(210)	(185)

Net interest income after provision for loan losses	2,834	2,949	2,946	3,047
Noninterest income	1,047	1,048	1,121	1,135
Noninterest expense	(3,425)	(3,525)	(3,584)	(3,553)

Income before taxes	456	472	483	629
Income taxes	116	113	132	162

Net income	$340	$359	$351	$467

Net income per common share
Basic	$0.05	$0.05	$0.05	$0.06

Diluted	$0.05	$0.05	$0.05	$0.05

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(In Thousands Except Per Share and Shares Outstanding Information)

	2006	2005	2004	2003	2002
Summary of Operations
Interest income	$24,353	$19,161	$15,906	$14,597	$14,649
Interest expense	10,702	6,630	4,734	4,606	5,289

Net interest income	13,651	12,531	11,172	9,991	9,360
Provision for loan losses	298	755	2,092	593	835
Noninterest income	5,469	4,351	4,271	5,159	4,406
Noninterest expense	15,918	14,087	13,297	12,466	10,586
Income taxes	833	523	(199)	531	587

Net income	$2,071	$1,517	$253	$1,560	$1,758

Per Common Share
Net income – basic (1)	$.29	$.21	$.03	$.21	$.27
Net income – diluted (1)	.28	.20	.03	.21	.26
Book value (1)	3.99	3.73	3.63	3.65	3.44

Weighted Average Shares
Outstanding:
Basic (1)	7,244,772	7,242,262	7,361,486	7,373,092	6,565,840
Diluted (1)	7,354,229	7,418,773	7,533,839	7,511,108	6,677,118

Ratios
Return on average assets	0.56%	0.45%	0.08%	0.57%	0.74%
Return on average equity	7.32%	5.58%	0.91%	5.78%	8.05%
Average equity to average assets	7.67%	8.14%	8.64%	9.86%	9.16%

Selected Year-end Balances
Assets	$383,261	$350,190	$329,262	$300,529	$250,763
Loans	291,949	276,196	263,738	240,816	196,034
Securities	37,150	35,016	28,524	27,707	28,149
Deposits	309,600	273,976	246,939	212,563	173,556
Borrowed funds	42,329	47,007	53,796	58,924	50,549
Shareholders’ equity	29,633	27,453	27,156	27,852	25,122

Selected Average Balances
Assets	$368,781	$334,193	$321,093	$273,679	$238,371
Loans	293,394	267,164	256,525	221,158	186,532
Securities	35,227	29,038	28,846	27,281	30,517
Deposits	289,742	254,591	234,424	188,803	169,371
Borrowed funds	48,510	50,265	57,296	56,263	45,502
Shareholders’ equity	28,299	27,187	27,741	26,980	21,833

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2002 through 2006 have been adjusted to reflect 3% stock dividends issued in 2006, 2005, 2004, 2003 and 2002.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 8—39. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2006, 2005 and 2004. Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Financial Condition at December 31, 2006 and December 31, 2005

The Company’s total assets increased $33.1 million or 9.4% from $350.2 million at December 31, 2005 to $383.3 million at December 31, 2006. This increase resulted primarily from a $15.3 million increase in loans held for investment, a $2.1 million increase in securities available for sale and a $13.4 million increase in cash and cash equivalents.

Loans held for investment increased $15.3 million, from $272.8 million at December 31, 2005 to $288.1 million at December 31, 2006, an increase of 5.6%. The growth was largely due to the 7.4%, or $16.4 million, increase in our residential loan portfolio, while our commercial and consumer portfolios experienced slight declines. Loans held for sale increased $460 thousand, or 13.7%, for the period. At December 31, 2006 the allowance for loan losses was $3.2 million which represents 1.09% of the loan portfolio.

Investment securities increased 6.1% during 2006, from $35.0 million at December 31, 2005 to $37.2 million at December 31, 2006. Throughout the year we invested in mortgage backed securities and municipals. Mortgage backed securities increased $7.1 million, or 123.1%, during the period. The purchases made in the municipal portion of our investment portfolio were made to replace maturing investments in that area. There were also several investments sold during the year resulting in a gain of $60 thousand. The commercial paper we had in our portfolio matured during the year.

Cash and cash equivalents increased by $13.4 million during 2006. This increase was generated by an $11.3 million, or 182.7%, increase in federal funds sold, increasing from $6.2 million at December 31, 2005 to $17.5 million at December 31, 2006. The Company made the decision to keep a portion of their investments in short-term federal funds during 2006, resulting in the large increase in federal funds sold. Interest-earning deposits with banks declined $1.3 million during the period while cash and due from banks grew $3.3 million.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Other changes in our consolidated assets relate to interest receivable, Federal Home Loan Bank stock and other assets. Interest receivable grew $250 thousand, or 16.4%, during 2006, impacted by both loan and investment growth while Federal Home Loan Bank stock decreased $92 thousand, or 4.4%. Federal Home Loan Bank stock ownership is a requirement for member banks that utilize Federal Home Loan Bank for borrowing funds. The amount of stock owned by each member bank is based primarily on the amount of borrowings outstanding.

Customer deposits continued to be our principal funding source in 2006, allowing us to fund the growth in assets discussed above. At December 31, 2006, deposits from our customers totaled $309.6 million, an increase of $35.6 million, or 13.0%, from $274.0 million at December 31, 2005. Time deposits grew $25.8 million, or 24.3%, during the period, while interest checking and money market accounts increased $17.8 million, or 21.3%. Offsetting the growth in the aforementioned areas was a decline in savings accounts of 24.1%, or $8.9 million. During the past year with the increasing interest rate environment our customers have been moving their interest earning deposits into higher yielding deposit accounts.

The growth in deposits allowed the Company to reduce net borrowings by $4.7 million during 2006. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2006, $26.4 million of the total borrowings of $42.3 million were attributed to Federal Home Loan Bank advances.

At December 31, 2006, total shareholders’ equity was $29.6 million, an increase of $2.1 million from $27.5 million at the end of 2005. The Company earned net income of $2.1 million and collected $224 thousand from the exercise of stock options. These increases to shareholders’ equity were offset by unrealized losses on our investment securities, net of tax, of $158 thousand and by the Company’s purchase of 23,864 shares of common stock at a cost of $145 thousand.

Results of Operations for the Years Ended December 31, 2006 and 2005

Earnings

The Company earned net income of $2.1 million, or $0.29, per basic share for 2006 as compared with net income of $1.5 million, or $0.21 per basic share, in 2005.

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks, is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest bearing liabilities and capital.

Net interest income increased $1.1 million to $13.6 million for 2006 compared to the $12.5 million earned in 2005. During 2006 with the interest rates stabilizing the increase in net interest income resulted from growth in the loan and investment portfolio. The average yield on our

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

interest-earning assets increased 87 basis points to 7.23%, while the average rate we paid for our interest-bearing liabilities increased 114 basis points. These increases resulted in a decrease of 27 basis points in our interest rate spread, from 3.82% in 2005 to 3.55% in 2006. Our net interest margin for 2006 was 4.10%, compared to 4.21% in 2005. Financial Table 1 on page 50 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 51 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision and Allowance for Loan Losses

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. Management evaluates the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based either on discounted cash flows using the loan’s initial effective interest rate or on the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

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

The provision for loan losses declined from $755 thousand in 2005 to $298 thousand in 2006, a decrease of $457 thousand. This decline in the level of our provision in 2006 resulted primarily from improved trends in our overall asset quality. During 2006, the levels of our impaired loans and the specific impairment identified for those impaired loans decreased by $677 thousand and $720 thousand, respectively. Additionally, other potential problem loans, which consist of loans which are currently performing and are deemed to be impaired, but about which we have serious doubts as to the borrower’s ability to comply with present repayment terms, declined from $11.4 million at December 31, 2005 to $2.9 million at December 31, 2006. This decline in the level of our potential problem loans resulted principally from the improved condition of four borrower relationships which totaled $6.3 million at December 31, 2005. Net loan charge-offs increased from $1.3 million in 2005 to $1.6 million in 2006, resulting in the increase in the ratio of net loan charge-offs to average loans outstanding of eight basis points from ..47% in 2005 to .55% in 2006. Three loans which were impaired as of December 31, 2005 represented $1.4 million of the total $1.6 million in net charge-offs in 2006. Nonperforming loans, which consist solely of nonaccrual loans, were $1.2 million at December 31, 2006, as compared to $1.9 million at December 31, 2005. Nonperforming loans to total loans decreased from 0.68% at December 31, 2005, to 0.41% at the end of 2006.

The allowance expressed as a percentage of gross loans decreased 53 basis points from 1.62% at December 31, 2005 to 1.09% at December 31, 2006. The most significant factor in this decrease is the decline in the level of our impaired and potential problem loans as discussed in the preceding paragraph. Although the allowance as a percentage of loans has decreased, the allowance as a percentage of total impaired and potential problem loans has increased from 29.3% at December 31, 2005 to 52.6% at December 31, 2006. Likewise, the portion of the allowance specifically allocable to impaired loans decreased from 35.9% at December 31, 2005 to 28.1% at December 31, 2006 and the total allowance relative to problem loans increased from 239.09% at the end of 2005 to 261.78% at this year end. This ratio of the total allowance to nonperforming loans at December 31, 2005 of 261.78% represents the highest year end percentage since December 31, 2002. Management believes the current level of allowance for loan losses to be adequate at this time.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 25.7%, from $4.4 million in 2005 to $5.5 million in 2006, an increase of $1.1 million. Income generated from brokerage commissions and asset management fees increased $424 thousand to $1.3 million, while other banking fees increased $177 thousand or 21.9% during 2006. Service charges on deposit accounts grew $293 thousand to $2.0 million. During 2005, the Company implemented a new non-sufficient funds program. This new program along with the growth in demand deposit accounts resulted in a $348 thousand increase in NSF fees. The

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Company also benefited from an increase in income from mortgage loan sales of $210 thousand resulting in an increase in mortgage loan originations. During 2006, the Company sold investment securities realizing a gain of $60 thousand. These increases were offset by a decline in other income of $62 thousand.

Noninterest Expense

Noninterest expense increased $1.8 million to $15.9 million in 2006 compared to $14.1 million in 2005. Salaries and employee benefits, the largest component of noninterest expense, increased $1.1 million, from $8.0 million in 2005 to $9.1 million in 2006. Additions at the executive and bank support staff levels together with normal salary increases, primarily account for this increase. Data processing costs increased 11.4% or $96 thousand in 2006 with growth in loans and deposits. Other noninterest expense increased $560 thousand for the year, including electronic banking expense, a major component of this category, which increased by $276 thousand. Increased usage of electronic banking products is the reason for the increase. Marketing and donations another component of this category increased $235 thousand.

Income Tax Expense

The Company had income tax expense of $833 thousand for 2006 at an effective tax rate of 28.7% compared to income tax expense of $523 thousand in 2005 at an effective tax rate of 25.6%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Results of Operations for the Years Ended December 31, 2005 and 2004

Earnings

The Company earned net income of $1.5 million, or $0.21 per share, for 2005 as compared with net income of $253 thousand, or $0.03, per share in 2004.

Net Interest Income

Net interest income increased $1.4 million to $12.5 million for 2005 compared to the $11.1 million earned in 2004. During 2005 the Company benefited from a rising interest rate environment, augmented by loan and investment growth. The average yield on our interest-earning assets increased 79 basis points to 6.36%, while the average rate we paid for our interest-bearing liabilities increased 68 basis points. These increases resulted in an increment of 11 basis points in our interest rate spread, from 3.71% in 2004 to 3.82% in 2005. Our net interest margin for 2005 was 4.21%, compared to 3.96% in 2004.

Provision and Allowance for Loan Losses

The provision for loan losses declined from $2.1 million in 2004 to $755 thousand in 2005, a decrease of $1.3 million. During 2004, specific loan loss reserves were increased by $1.2 million due to identified impairment for five commercial lending relationships. Certain of these losses were realized in 2005, thereby accounting for the increase in total loan charge-offs from $373 thousand in 2004 to $1.4 million in 2005. Accordingly, the ratio of net loan charge-offs to average loans outstanding increased 34 basis points from 0.13% in 2004 to 0.47% in 2005.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

In light of the loan charge-offs referred to above and the resulting decrease in specific loan loss reserves, the Company’s allowance for loan losses was reduced to $4.5 million at December 31, 2005, from $5.0 million at December 31, 2004. The allowance as a percentage of gross loans outstanding decreased 27 basis points from 1.89% at December 31, 2004 to 1.62% at December 31, 2005. Nonperforming loans, which consist entirely of nonaccrual loans, were $1.9 million at December 31, 2005, as compared to $3.4 million at year-end 2004. Nonperforming loans to total loans decreased from 1.29% at December 31, 2004 to 0.68% at December 31, 2005, while the allowance for loan losses to nonperforming loans increased to 239.1% from 147.6% at the end of 2004. At December 31, 2005, loans 90 days past due and still accruing declined by $811 thousand to $339 thousand, compared to $1.2 million at December 31, 2004. Restructured loans, excluding those included in nonperforming loans, amounted to $3.3 million at December 31, 2005.

Noninterest Income

Noninterest income increased 1.9%, from $4.3 million in 2004 to $4.4 million in 2005, an increase of $80 thousand. Income generated from brokerage commissions and asset management fees increased $121 thousand, while other banking fees increased $180 thousand or 28.8% during 2005. Service charges on deposit accounts grew $271 thousand to $1.7 million. During 2005 the Company implemented a new non-sufficient funds program. This new program along with the growth in demand deposit accounts resulted in $247 thousand increase in NSF fees. The Company also benefited from an increase in gain on sale of fixed assets and other assets of $102 thousand. These increases were offset by a decline in income from mortgage loan sales of $291 thousand. During 2005 the Federal Reserve continued raising interest rates resulting in lower volume of mortgage loan activity. Other income also decreased from $561 thousand in 2004 to $378 thousand in 2005.

Noninterest Expense

Noninterest expense increased $790 thousand to $14.1 million in 2005 compared to $13.3 million in 2004. Salaries and employee benefits, the largest component of noninterest expense, increased $847 thousand, from $7.2 million in 2004 to $8.0 million in 2005. Additions at the executive and bank support staff levels together with normal salary increases, primarily account for this increase. Data processing costs increased 4.1% or $34 thousand in 2005. These increases were offset by decreases in equipment expense of $26 thousand and other noninterest expense of $66 thousand. While other noninterest expense increased $66 thousand for the year, electronic banking expense, a major component of this category, increased $200 thousand. The increased usage of electronic banking products is the reason for the increase.

Income Tax Expense

The Company had income tax expense of $523 thousand for 2005, at an effective tax rate of 25.6% compared to an income tax benefit of $199 thousand in 2004. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2006, the Company and it’s subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 13 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2006, 2005, and in 2004. All references in this annual report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 53, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2006 included $18.7 million in federal funds lines of credit from correspondent banks and approximately $34.9 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2006, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $2.0 million, while other short-term borrowings totaled $6.6 million. Long-term debt at that date consisted of advances of $26.4 million from the Federal Home Loan Bank, a note payable of $2.0 million to another bank, $5.2 million in junior subordinated debentures and a mortgage payable of $105 thousand.

Management believes that the Company's current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2006.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$8,633	$8,633	$—	$—	$—
Long-term debt	33,696	4,407	16,252	7,817	5,220

Total contractual cash obligations, excluding deposits	42,329	13,040	16,252	7,817	5,220

Deposits	309,600	296,921	10,434	2,209	36

Total contractual cash obligations, including deposits	$351,929	$309,961	$26,686	$10,026	$5,256

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to the discussion within Allowance for Loan Losses and in Note 1 to the consolidated financial statements for a comprehensive discussion regarding this accounting policy.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2006 is reflected in Financial Table 3 on page 52. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2006				2005			2004
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)
Interest-earning assets
Taxable securities	$25,741	$1,266	4.92%	$19,363	$881	4.55%	$17,104	$741	4.33%
Non-taxable securities	11,586	517	6.87%	11,962	533	6.86%	11,741	598	7.84%
Short-term investments	11,274	611	5.42%	8,740	302	3.46%	7,862	99	1.26%
Taxable loans (2)	289,194	21,758	7.52%	263,168	17,252	6.56%	252,414	14,266	5.65%
Non-taxable loans	4,200	201	7.36%	3,996	193	7.43%	4,111	202	7.56%

Total interest-earning assets	341,995	24,353	7.23%	307,229	19,161	6.36%	293,232	15,906	5.57%

Non-earning assets
Cash and due from banks	11,833			11,904			10,320
Premises and equipment, net	8,419			8,367			8,558
Interest receivable and other	6,534			6,693			8,983

Total non-earning assets	26,786			26,964			27,861

Total assets	$368,781			$334,193			$321,093

Interest-bearing liabilities
Savings deposits	$32,304	$734	2.27%	$37,987	$580	1.53%	$41,883	$322	0.77%
Interest checking & MMDA	89,174	2,342	2.63%	72,755	1,002	1.38%	72,291	616	0.85%
Time deposits	121,053	5,191	4.29%	99,704	2,891	2.90%	83,516	1,738	2.08%

Total deposits	242,531	8,267	3.41%	210,446	4,473	2.13%	197,690	2,676	1.35%

Short-term borrowed funds	13,521	627	4.64%	8,564	239	2.78%	13,468	127	0.94%
Long-term debt	34,989	1,808	5.17%	41,701	1,918	4.60%	43,828	1,931	4.41%

Total interest-bearing Liabilities	291,041	10,702	3.68%	260,711	6,630	2.54%	254,986	4,734	1.86%

Noninterest liabilities
Transaction deposits
Interest payable and other	49,441			46,295			38,366

Total liabilities	340,482			307,006			293,352

Shareholders’ equity	28,299			27,187			27,741

Total liabilities and Shareholders equity	$368,781			$334,193			$321,093

Interest rate spread			3.55%			3.82%			3.71%

Net interest income and net interest margin		$13,651	4.10%		$12,531	4.21%		$11,172	3.96%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 35% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2006 Versus 2005			2005 Versus 2004
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$302	$83	$385	$100	$40	$140
Non-taxable securities	(17)	1	(16)	11	(76)	(65)
Short-term investments	112	197	309	21	182	203
Taxable loans	1,832	2,674	4,506	656	2,330	2,986
Non-taxable loans	10	(2)	8	(6)	(3)	(9)

Total Interest-earning assets	2,239	2,953	5,192	782	2,473	3,255

Interest-bearing liabilities

Savings deposits	(108)	262	154	(45)	303	258
Transaction and MMDA deposits	329	1,011	1,340	5	381	386
Other time deposits	767	1,533	2,300	403	750	1,153
Short-term borrowed funds	184	204	388	(92)	204	112
Long-term debt	(328)	218	(110)	(96)	83	(13)

Total interest-bearing liabilities	844	3,228	4,072	175	1, 721	1,896

Net interest income	$1,395	$(275)	$1,120	$607	$752	$1,359

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$2,473	$—	$—	—	$—	$2,473
Federal funds sold	17,525	—	—	—	—	17,525
Investment securities	24	—	988	10,982	25,156	37,150
FHLB and other stock	—	—	—	—	2,076	2,076
Loans	169,357	4,775	7,796	65,262	44,759	291,949

Total interest-earning assets	189,379	4,775	8,784	76,244	71,991	351,173

Interest-bearing liabilities
Deposits	126,307	53,722	41,166	23,808	16,448	261,451
Short-term borrowed funds	8,633	—	—	—	—	8,633
Long-term debt	400	—	4,007	24,068	5,221	33,696

Total interest-bearing liabilities	135,340	53,722	45,173	47,876	21,669	303,780

Interest sensitivity GAP per period	$54,039	$(48,947)	$(36,389)	$28,368	$50,322	$47,393

Cumulative interest sensitivity GAP	$54,039	$5,092	$(31,297)	$(2,929)	$47,393	$47,393

Ratios
Cumulative gap as a percentage of total interest-earning assets	15.39%	1.45%	(8.91)%	(0.83)%	13.50%	13.50%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	139.93%	102.69%	86.64%	98.96%	115.60%	115.60%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2006
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$2,992	$2,914	3.20%

U.S. Government agencies
Due within one year	1,008	988	2.17%
Due after one but within five years	6,501	6,372	3.84%

	7,509	7,360	3.61%

Mortgage-backed securities
Due after one but within five years	8	8	6.50%
Due after five but within ten year	1,877	1,868	4.88%
Due after ten years	11,033	11,030	5.62%

	12,918	12,906	5.51%

State and political
Due after one but within five years	1,625	1,688	8.22%
Due after five but within ten year	3,655	3,787	7.36%
Due after ten years	7,651	7,951	7.86%

	12,931	13,426	7.77%

Corporate Bond
Due after ten years	514	520	3.25%

Equity Securities
Due within one year	8	24	5.12%

Total Securities available for sale
Due within one year	1,016	1,012	2.19%
Due after one but within five years	11,126	10,982	4.31%
Due after five but within ten year	5,532	5,655	6.52%
Due after ten years	19,198	19,501	6.45%

	$36,872	$37,150	5.70%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 35% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2006	2005	2004
Service charges on deposit accounts	$2,000	$1,707	$1,436
Other banking fees	984	807	627
Asset management fees	974	497	357
Brokerage commissions	371	424	443
Other noninterest income	348	290	547

Core noninterest income	4,677	3,725	3,410

Income from mortgage loan sales	764	554	845
Security gains (losses)	60	(16)	2
Gains (losses) from sale of OREO	(23)	16	(2)
Other gains (losses) from sale of assets	(9)	72	16

Total noninterest income	$5,469	$4,351	$4,271

Financial Table 6

(dollars in thousands)

Other Noninterest Expense

	Year Ended December 31,
	2006	2005	2004
Professional fees and services	$618	$456	$450
Marketing and donations	669	434	522
Office supplies and printing	280	260	291
Postage	192	167	168
Telephone and data lines	212	200	210
Electronic banking expense	604	328	278
Software amortization and maintenance	372	257	358
Loan collection cost	172	299	240
Other	1,401	1,559	1,509

Total	$4,520	$3,960	$4,026

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2006		2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$36,406	12.48%	$37,299	13.51%	$37,718	14.31%
Real estate—construction	27,342	9.37%	21,206	7.68%	25,480	9.67%
Real estate—residential	126,111	43.22%	116,715	42.29%	102,627	38.93%
Real estate—commercial	84,744	29.04%	83,861	30.39%	81,283	30.84%
Consumer	13,262	4.54%	13,479	4.88%	13,488	5.12%
Loans held for sale	3,814	1.31%	3,354	1.22%	2,903	1.10%
Other	133	0.05%	72	0.03%	90	0.03%

Total loans	291,812	100.00%	275,986	100.00%	263,589	100.00%

Less:
Allowance for loan losses	(3,171)		(4,482)		(4,983)
Unearned net loan fees	137		210		149

Net loans	$288,778		$271,714		$258,755

	At December 31,
	2003		2002
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$38,517	16.00%	$38,680	19.73%
Real estate—construction	21,813	9.06%	10,893	5.56%
Real estate—residential	76,933	31.95%	68,876	35.13%
Real estate—commercial	84,920	35.27%	61,027	31.13%
Consumer	12,741	5.29%	12,888	6.57%
Loans held for sale	5,665	2.35%	3,569	1.82%
Other	187	0.08%	123	0.06%

Total loans	$240,776	100.00%	196,056	100.00%

Less:
Allowance for loan losses	(3,224)		(2,755)
Unearned net loan fees	40		(23)

Net loans	$237,592		$193,278

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2006
	One Year or Less	One to Five Years	Over Five Years	Total
Commercial and agricultural	$11,657	$21,562	$3,187	$36,406
Real estate—construction	14,743	11,033	1,566	27,342

Total selected loans	$26,400	$32,595	$4,753	$63,748

Fixed rate loans	$9,055	$60,926	$57,970	$127,951

Sensitivity to rate changes:
Variable interest rates	$163,341	$657	$—	$163,998

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 9

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2006	2005	2004	2003	2002
Nonperforming Assets:
Nonaccrual loans	$1,211	$1,875	$3,376	$1,577	$788
Other real estate owned	203	169	481	108	714

Total nonperforming assets	$1,414	$2,044	$3,857	$1,685	$1,502

Accruing loans past due 90 days or more	$500	$339	$1,150	$607	$587
Allowance for loan losses	3,171	4,482	4,983	3,224	2,755
Nonperforming loans to total loans	0.41%	0.68%	1.29%	0.65%	0.40%
Allowance for loan losses to total loans	1.09%	1.62%	1.89%	1.34%	1.41%
Nonperforming assets to total loans and other real estate	0.48%	0.74%	1.47%	0.70%	0.76%
Nonperforming assets to total assets	0.37%	0.58%	1.17%	0.56%	0.60%
Allowance for loan losses to nonperforming loans	261.78%	239.09%	147.59%	204.44%	349.62%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 10

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2006	2005	2004	2003	2002
Allowance for loan losses at beginning of year	$4,482	$4,983	$3,224	$2,755	$2,181
Provision for loan losses	298	755	2,092	593	835

	4,780	5,738	5,316	3,348	3,016

Loan charge-offs:
Commercial	1,533	1,124	224	10	66
Real estate	14	—	—	45	65
Consumer	140	254	149	95	150

Total charge-offs	1,687	1,378	373	150	281

Recoveries of loans previously charged off:
Commercial	34	3	1	—	—
Real estate	—	—	—	1	—
Consumer	44	119	39	25	20

Total recoveries	78	122	40	26	20

Net charge-offs	1,609	1,256	333	124	261

Allowance for loan losses at end of year	$3,171	$4,482	$4,983	$3,224	$2,755

Net charge-offs as a percent of average loans	(0.55)%	(0.47)%	(0.13)%	(0.06)%	(0.14)%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 11

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2006		2005		2004
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$356	12.48%	$2,474	13.51%	$897	14.31%
Real estate—construction	255	9.37%	101	7.68%	185	9.67%
Real estate—residential	1,235	44.57%	323	43.51%	509	40.04%
Real estate—commercial	1,123	29.04%	1,159	30.39%	2,965	30.84%
Consumer loans	202	4.54%	369	4.88%	359	5.12%
Other	—	—%	—	—%	—	—%
Unallocated	—	—%	56	0.03%	68	0.02%

Total loans	$3,171	100.00%	$4,482	100.00%	$4,983	100.00%

			At December 31,
			2003		2002
			Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial			$1,204	16.00%	$711	19.73%
Real estate—construction			171	9.06%	163	5.56%
Real estate—residential			472	34.30%	590	36.95%
Real estate—commercial			877	35.27%	915	31.13%
Consumer			450	5.29%	325	6.57%
Other			—	—%	2	—%
Unallocated			50	0.08%	49	0.06%

Total loans			$3,224	100.00%	$2,755	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

  And Results of Operations

Financial Table 12

Maturities of Time Deposits of $100,000 or More

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total
Time Deposits of $100,000 or more	$8,647	$21,171	$15,964	$2,668	$48,450

Financial Table 13

Securities Performance Ratios
	At December 31,
	2006	2005	2004	2003	2002
Return on average assets	0.56%	0.45%	0.08%	0.57%	0.74%

Return on average equity	7.32%	5.58%	0.91%	5.78%	8.05%

Equity to assets ratio	7.67%	8.14%	8.64%	9.86%	9.16%

UWHARRIE CAPITAL CORP

Board of Directors

Joe S. Brooks	W. Chester Lowder	Donald P. Scarborough
Owner and Manager	Director of Livestock Program	President, Treasurer and Owner
Brothers Precision Tool Co	Public Policy Division	Plank Road Realty, Inc.
NC Farm Bureau Federation, Inc.

Henry E. Farmer, Sr	John P. Murray, MD	John W. Shealy, Jr.
President and Owner	Retired – Physician and Owner	President
Henry E. Farmer, Inc.	Albemarle Ear, Nose and Throat	Capital Concrete Co.

Charles F. Geschickter, III	James E. Nance	Michael E. Snyder, Sr.
President	Board Vice Chairman	Board Chairman
ST Motorsports, Inc.;	President and Dealer Operator	Vice President
JTG Racing, Inc. and Wood Bros. / JTG Racing, Inc.	Confederate Motors, Inc.	E.J. Snyder & Company, Inc.

Thomas M. Hearne, Jr.	Emmett S. Patterson	Douglas L. Stafford
Geopavement Engineer NC Department of Transportation	Retired – General Manager and Executive Vice President	Principal Griffin Stafford, LLC
Pee Dee Electric Membership Corporation

Joseph R. Kluttz, Jr.	Timothy J. Propst	Emily M. Thomas
President	Executive Vice President	Vice President - Administration
Albemarle Insurance Agency, Inc	Propst Construction Co., Inc	and Finance
CMH Flooring Products, Inc.

B. Franklin Lee	Susan J. Rourke	Hugh E. Wallace
Owner and Manager	President and Owner	President
Franklin Lee Farm	US Land Management Co.	Anson Apparel Company and
Anson Apparel III

Executive Officers

Roger L. Dick	W.D. “Bill” Lawhon, Jr.	Jimmy L. Strayhorn
President and	President and	President and
Chief Executive Officer	Chief Executive Officer	Chief Executive Officer
Uwharrie Capital Corp	Bank of Stanly	Anson Bank & Trust Co.

Brendan P. Duffey	Christy D. Stoner	Barbara S. Williams
Executive Vice President and	President and	Executive Vice President and
Chief Operating Officer	Chief Executive Officer	Controller
Uwharrie Capital Corp	The Strategic Alliance Corp	Uwharrie Capital Corp
BOS Agency, Inc., and
Patricia K. Horton	Strategic Investment Advisors, Inc.
Chief Executive Officer	Executive Vice President
Cabarrus Bank & Trust Company	Uwharrie Capital Corp