Form 10-K, Exhibit 13
period 2007-12-31
UWHARRIE CAPITAL CORP
filed 2008-03-28
CIK 898171

Exhibit 13

UWHARRIE CAPITAL CORP

2007 ANNUAL REPORT

24

Uwharrie Capital Corp

2007

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

Depository services offered by the subsidiary banks include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer Internet Banking and 24-Hour Telephone Banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® Check Card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the Check Card for purchases at virtually any merchant accepting Visa® and ATMs displaying the STAR® or CIRRUS® networks regionally and worldwide, respectively.

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

Bank of Stanly, Member FDIC, Equal Housing Lender.

Anson Bank & Trust Co., Member FDIC, Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2007	2006	Percent Increase (Decrease)
For the year:
Net income	$2,959	$2,071	42.88%
Basic net income per common share (1)	$0.40	$0.28	42.86%
Diluted net income per common share	$0.40	$0.27	48.15%
Weighted average common shares outstanding (diluted)	7,482,361	7,574,856	(1.22)%

At year-end:
Total assets	$411,944	$383,261	7.48%
Total earning assets	380,549	350,823	8.47%
Loans held for investment	321,987	288,135	11.75%
Total interest-bearing liabilities	331,679	303,780	9.18%
Shareholders’ equity	31,574	29,633	6.55%
Book value per share (1)	$4.26	$3.87	10.08%

Averages for the year:
Total assets	$393,188	$368,781	6.62%
Total earning assets	365,579	341,995	6.90%
Loans held for investment	308,149	293,394	5.03%
Total interest-bearing liabilities	313,570	291,041	7.74%
Shareholders’ equity	30,402	28,299	7.43%

Financial Ratios (in percentage):
Return on average assets	0.75%	0.56%
Return on average shareholders’ equity	9.73%	7.32%
Average equity to average assets	7.73%	7.67%
Net interest margin (fully tax equivalent basis)	4.22%	4.10%
Allowance as % of loans at year-end	1.09%	1.10%
Allowance as % of nonperforming loans	195.57%	261.78%
Nonperforming loans to total loans	0.56%	0.42%
Nonperforming assets to total assets	0.48%	0.37%
Net loan charge-offs (recoveries) to average loans	(0.11)%	0.55%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2007 and in 2006.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong, base of local shareholders. While bid and asked prices for the Company’s common stock are quoted on the Over the Counter Bulletin Board under the symbol UWHR, trading is sporadic with the most trades taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock. The Company has an independent valuation of its common stock performed on a quarterly basis and makes this valuation available to interested shareholders in order to promote fairness and market efficiency in privately negotiated transactions.

The Board of Directors has adopted a dividend policy on an annual basis. For 2007, Uwharrie Capital Corp declared a 3% stock dividend. The Board of Directors will determine on an annual basis, consistent with the capital needs of the Company an appropriate dividend. In addition, Uwharrie Capital Corp has adopted a stock repurchase program whereby the Company may make open market purchase of shares of its stock. The combination of private trades as well as the holding company purchases provides liquidity for the investors of Uwharrie Capital Corp.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

The following graph compares (i) the yearly change in the cumulative total shareholder return on the Company’s common stock with (ii) the cumulative return of The Carson Medlin Company Independent Bank Index, and (iii) the Nasdaq Composite. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2002, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered the indication of future performance.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

March 14, 2008

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
	(dollars in thousands)
ASSETS
Cash and due from banks	$13,765	$15,088
Interest-earning deposits with banks	2,432	2,147
Federal funds sold	—	17,525
Securities available for sale, at fair value	51,005	37,150
Loans held for sale	2,916	3,814
Loans:
Loans held for investment	321,987	288,135
Less allowance for loan losses	(3,510)	(3,171)

Net loans held for investment	318,477	284,964

Premises and equipment, net	8,751	8,618
Interest receivable	2,055	1,775
Federal Home Loan Bank stock	2,137	1,980
Bank owned life insurance	5,318	5,133
Goodwill	987	987
Other assets	4,101	4,080

Total assets	$411,944	$383,261

LIABILITIES
Deposits:
Demand noninterest-bearing	$46,597	$48,149
Interest checking and money market accounts	102,411	101,470
Savings deposits	26,200	27,833
Time deposits, $100,000 and over	54,729	48,450
Other time deposits	94,720	83,698

Total deposits	324,657	309,600

Short-term borrowed funds	31,928	13,040
Long-term debt	21,691	29,289
Interest payable	596	503
Other liabilities	1,498	1,196

Total liabilities	380,370	353,628

Off balance sheet items, commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,414,707 and 7,423,550 shares, respectively	9,268	9,279
Additional paid-in capital	13,453	13,541
Unearned ESOP compensation	(800)	(859)
Undivided profits	9,266	7,502
Accumulated other comprehensive income	387	170

Total shareholders’ equity	31,574	29,633

Total liabilities and shareholders’ equity	$411,944	$383,261

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(in thousands, except share and per share data)
Interest Income
Loans, including fees	$23,916	$21,959	$17,446
Investment securities:
US Treasury	98	98	98
US Government agencies and corporations	1,401	832	537
State and political subdivisions	633	679	653
Other	128	174	125
Interest-earning deposits with banks and federal funds sold	733	611	302

Total interest income	26,909	24,353	19,161

Interest Expense
Interest checking and money market accounts	2,550	2,342	1,002
Savings deposits	526	734	580
Time deposits $100,000 and over	2,316	2,100	1,168
Other time deposits	4,138	3,091	1,723
Short-term borrowed funds	1,128	758	354
Long-term debt	1,218	1,677	1,803

Total interest expense	11,876	10,702	6,630

Net interest income	15,033	13,651	12,531

Provision for loan losses	15	298	755

Net interest income after provision for loan losses	15,018	13,353	11,776

Noninterest Income
Service charges on deposit accounts	2,188	2,000	1,707
Other service fees and commissions	3,097	2,329	1,728
Gain (loss) on sale of securities	(76)	60	(16)
Income from mortgage loan sales	957	764	554
Other income	424	316	378

Total noninterest income	6,590	5,469	4,351

Noninterest Expense
Salaries and employee benefits	10,156	9,130	8,002
Net occupancy expense	871	711	643
Equipment expense	598	618	639
Data processing costs	742	939	843
Other noninterest expense	4,995	4,520	3,960

Total noninterest expense	17,362	15,918	14,087

Income before income taxes	4,246	2,904	2,040
Income taxes	1,287	833	523

Net income	$2,959	$2,071	$1,517

Net income per common share
Basic	$0.40	$0.28	$0.20

Diluted	$0.40	$0.27	$0.20

Weighted average common shares outstanding
Basic	7,382,033	7,462,115	7,459,530
Diluted	7,482,361	7,574,856	7,641,336

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(in thousands)
Net Income	$2,959	$2,071	$1,517

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	275	(197)	(761)
Related tax effect	(105)	76	293
Reclassification of losses (gains) recognized in net income	76	(60)	16
Related tax effect	(29)	23	(6)

Total other comprehensive income (loss)	217	(158)	(458)

Comprehensive income	$3,176	$1,913	$1,059

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2007, 2006 and 2005

	Common Stock		Additional Paid-in	Unearned ESOP	Undivided	Accumulated Other Comprehensive
	Shares	Amount	Capital	Compensation	Profits	Income	Total
	(in thousands, except share data)
Balance, December 31, 2004	7,057,755	$8,822	$12,043	$(965)	$6,469	$786	$27,155

Net income	—	—	—	—	1,517	—	1,517
Other comprehensive loss	—	—	—	—	—	(458)	(458)
Release of ESOP shares	—	—	33	51	—	—	84
Common stock issued pursuant to:
3% stock dividend	206,730	258	1,013	—	(1,271)	—	—
Stock options exercised	71,227	89	258	—	—	—	347
Tax benefit of stock options exercised	—	—	31	—	—	—	31
Repurchase of common stock	(197,026)	(246)	(968)	—	—	—	(1,214)
Cash paid—fractional shares	—	—	—	—	(9)	—	(9)

Balance, December 31, 2005	7,138,686	8,923	12,410	(914)	6,706	328	27,453

Net income	—	—	—	—	2,071	—	2,071
Other comprehensive loss	—	—	—	—	—	(158)	(158)
Release of ESOP shares	—	—	37	55	—	—	92
Common stock issued pursuant to:
3% stock dividend	214,634	269	997	—	(1,266)	—	—
Stock options exercised	94,094	117	107	—	—	—	224
Tax benefit of stock options exercised	—	—	48	—	—	—	48
Repurchase of common stock	(23,864)	(30)	(115)	—	—	—	(145)
Cash paid—fractional shares	—	—	—	—	(9)	—	(9)
Stock compensation expense	—	—	57	—	—	—	57

Balance, December 31, 2006	7,423,550	9,279	13,541	(859)	7,502	170	29,633

Net income	—	—	—	—	2,959	—	2,959
Other comprehensive income	—	—	—	—	—	217	217
Release of ESOP shares	—	—	31	59	—	—	90
Common stock issued pursuant to:
3% stock dividend	216,062	270	916	—	(1,186)	—	—
Stock options exercised	12,764	16	20	—	—	—	36
Tax benefit of stock options exercised	—	—	3	—	—	—	3
Repurchase of common stock	(237,669)	(297)	(1,107)	—	—	—	(1,404)
Cash paid—fractional shares	—	—	—	—	(9)	—	(9)
Stock compensation expense	—	—	49	—	—	—	49

Balance, December 31, 2007	7,414,707	$9,268	$13,453	$(800)	$9,266	$387	$31,574

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$2,959	$2,071	$1,517
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation	625	625	646
Net amortization of security premiums/discounts	(220)	(41)	37
Net amortization of mortgage servicing rights	407	382	390
Provision for loan losses	15	298	755
Deferred income taxes	205	439	52
Stock compensation	49	57	—
Net realized (gain) loss on available for sale securities	76	(60)	16
Income from mortgage loan sales	(957)	(764)	(554)
Proceeds from sales of loans held for sale	45,603	39,038	29,162
Origination of loans held for sale	(43,748)	(38,734)	(29,058)
(Gain) loss on sale of premises, equipment and other assets	(26)	9	(76)
Increase in cash surrender value of life insurance	(185)	(184)	(155)
(Gain) loss on sales of foreclosed real estate	2	24	(12)
Release of ESOP Shares	90	92	84
Net change in interest receivable	(280)	(250)	(252)
Net change in other assets	(866)	(243)	(13)
Net change in interest payable	93	134	67
Net change in other liabilities	302	(190)	316

Net cash provided by operating activities	4,144	2,703	2,922

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	10,382	9,190	1,487
Purchase of securities available for sale	(23,744)	(11,480)	(8,777)
Net increase in loans	(33,588)	(17,165)	(14,332)
Proceeds from sale of premises, equipment and other assets	87	—	230
Purchase of premises and equipment	(758)	(813)	(776)
Proceeds from sales of foreclosed real estate	98	205	1,392
Net change in Federal Home Loan Bank stock	(157)	(313)	245

Net cash used by investing activities	(47,680)	(20,376)	(20,531)

Cash flows from financing activities
Net increase in deposit accounts	15,057	35,624	27,037
Net increase (decrease) in short-term borrowed funds	18,888	5,136	(6,789)
Net decrease in long-term debt	(7,598)	(9,814)	—
Repurchases of common stock	(1,404)	(145)	(1,214)
Net proceeds from issuance of common stock	36	224	347
Tax benefit of stock options exercised	3	48	31
Cash paid for fractional shares	(9)	(9)	(9)

Net cash provided by financing activities	24,973	31,064	19,403

Decrease (increase) in cash and cash equivalents	(18,563)	13,391	1,794
Cash and cash equivalents, beginning of period	34,760	21,369	19,575

Cash and cash equivalents, end of period	$16,197	$34,760	$21,369

Supplemental disclosures of cash flow information
Interest paid	$11,783	$10,568	$6,563
Income taxes paid	1,311	687	241
Supplemental schedule of non-cash investing and financing activities
Increase (decrease) in fair value of securities available for sale, net of tax	217	(158)	(456)
Loans transferred to foreclosed real estate	60	262	1,064

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

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Company (“Anson”), operating out of its main office branch in Wadesboro.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Stanly, Anson, Cabarrus, SIA and their subsidiaries, BOS Agency, Strategic Alliance and Gateway. All significant intercompany transactions and balances have been eliminated in consolidation.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks,” “Interest-earning deposits with banks,” and “Federal funds sold”.

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2007 and 2006.

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

Servicing Rights

The Company capitalizes servicing rights when loans are either securitized or sold and the loan servicing is retained. The cost of servicing rights is amortized in proportion to and over the estimated period of net servicing revenues. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

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

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value upon foreclosure, establishing a new cost basis. After foreclosure, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation is computed principally by the straight-line method over estimated useful lives, except in the case of leasehold improvements, which are amortized over the term of the leases, if shorter. Useful lives range from five to seven years for furniture, fixtures and equipment, to ten to thirty-nine years for leasehold improvements and buildings, respectively. Upon retirement or other disposition of the assets, the cost and the related accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

Federal Home Loan Bank Stock

As a requirement for membership, the banks invest in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value approximates cost and that this investment was not impaired.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Goodwill

Goodwill resulted from the 2000 acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. Goodwill is evaluated for impairment annually, or more frequently if circumstances indicate potential impairment.

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

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire, if not exercised, within two years of the grant date. Both of these plans expired in 2006. At December 31, 2007, the SOP had 504,207 options still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire, if not exercised, within two years of the grant date. At December 31, 2007 there were no options outstanding under the SOP II or the SPP II. The compensation cost charged against income for the Company’s options, plans for the twelve months ended December 31, 2007, and 2006 was $49 thousand and $57 thousand, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the twelve months ended December 31, 2007. There were 15,450 shares granted during 2006 under the SOP II. The fair value at the grant date was $1.55 using the following assumptions; a risk-free interest rate of 4.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and volatility of 14%. These shares were forfeited in 2007. All options granted in 2005 were forfeited in 2006.

The following is a summary of stock option activity for the twelve months ended December 31, 2007:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2006	535,546	$4.59
Granted	—	—
Exercised	(13,144)	2.74
Forfeited	(18,195)	5.46

Outstanding at December 31, 2007	504,207	4.61	$576

Options exercisable at December 31, 2007	473,088	4.55	568

A summary of the status of the Company’s non-vested stock options as of December 31, 2007, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2006	81,276	$1.38
Granted	—	—
Vested	(34,707)	1.23
Forfeited	(15,450)	1.62

Non-vested December 31, 2007	31,119	1.44

The grant date fair value of stock options vested over the twelve months ended December 31, 2007, 2006 and 2005 was $42 thousand, $64 thousand and $101 thousand, respectively.

As of December 31, 2007, there was $31 thousand of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 1.47 years.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

For the twelve months ended December 31, 2007, 2006 and 2005 the intrinsic value of options exercised was $38 thousand, $332 thousand, and $114 thousand, respectively.

The following illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 to the results for the twelve months ended December 31, 2005. (in thousands, except per share data):

2005
Net income as reported	$1,517
Add: Stock-based employee compensation expenses included in reported net income, net of related income tax effects	—
Less: Stock-based compensation determined under fair value based method of all awards, net of related income taxes	(136)

Net income, pro forma	$1,381

Net income per share:
Basic net income per common share
As reported	$.20
Pro forma	.19
Diluted net income per share
As reported	.20
Pro forma	.18

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

Earnings per Common Share

The Company issued 3% stock dividends in 2007, 2006 and 2005. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. In 2006, there were 15,450 stock options outstanding that were anti-dilutive since the exercise price exceeded the average market price. There were no anti-dilutive stock options outstanding during 2007 or 2005.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2007	2006	2005
Weighted average number of common shares used in computing basic net income per common share	7,527,997	7,623,532	7,635,271

Effect of ESOP shares	(145,964)	(161,417)	(175,741)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,382,033	7,462,115	7,459,530

Effect of dilutive stock options	100,328	112,741	181,806

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,482,361	7,574,856	7,641,336

Recent Accounting Pronouncements

FIN 48

The Company adopted the Financial Accounting Standards Board’s Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations and unrecognized tax benefits as of December 31, 2007 and 2006 were immaterial. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of operations and interest and penalties recognized in 2007, 2006, and 2005 were immaterial. Fiscal years ending on or after December 31, 2003 are subject to examination by federal and state tax authorities.

SFAS 156

The provisions of Statement of Financial Accounting Standards No.156 (“SFAS 156”), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 10, were effective beginning January 1, 2007. The adoption of the provisions of SFAS No. 156 had no effect on financial position or results of operations.

SFAS 157

Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS No. 157 on the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

SFAS 159

Statement of Financial Accounting Standards No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities, permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007, with early adoption permitted under certain circumstances. The Company has chosen not to adopt the provision of SFAS 159 on an early basis. The Company has evaluated this statement and does not believe it will have a material effect on the Company’s consolidated financial statements.

EITF 06-4

The Emerging Issues Task Force (EITF) reached a consensus at its September 2006 meeting regarding EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee’s active service period with an employer. This EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The Company adopted EITF 06-4 on January 1, 2008 and it had the effect of reducing beginning consolidated undivided profits by approximately $273,000.

From time to time, the FASB issues exposure drafts of proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassification

Certain amounts in the 2006 and 2005 financial statements have been reclassified to conform to the 2007 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(dollars in thousands)
U.S. Treasury	$2,997	$—	$2	$2,995
U.S. Government agencies	6,506	62	—	6,568
Mortgage-backed securities and CMO’s	28,179	197	84	28,292
State and political subdivisions	12,187	452	5	12,634
Corporate bonds	501	—	1	500

Total debt securities	50,370	711	92	50,989
Equity securities	8	8	—	16

Total securities available for sale	$50,378	$719	$92	$51,005

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(dollars in thousands)
U.S. Treasury	$2,992	$—	$78	$2,914
U.S. Government agencies	7,509	—	149	7,360
Mortgage-backed securities and CMO’s	12,918	38	50	12,906
State and political subdivisions	12,931	521	26	13,426
Corporate bonds	514	6	—	520

Total debt securities	36,864	565	303	37,126
Equity securities	8	16	—	24

Total securities available for sale	$36,872	$581	$303	$37,150

Results from sales of securities available for sale for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
	(dollars in thousands)
Gross proceeds from sales	$4,643	$2,885	$1,295

Realized gains from sales	$—	$60	$4
Realized losses from sales	(76)	—	(20)

Net realized gains (losses)	$(76)	$60	$(16)

At December 31, 2007, 2006 and 2005 securities available for sale with a carrying amount of $15.2 million, $16.6 million and $13.1 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline, and are in no way a reflection of the quality of the investments. At December 31, 2007 the unrealized losses related to three U.S. Treasuries, one corporate bond, fifteen mortgage backed securities and CMOs, and four state and political subdivisions securities. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and management’s intent and ability to hold these investments until maturity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

	Less than 12 Months		12 Months or More		Total
December 31, 2007	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
			(dollars in thousands)
Securities available for sale:
U.S. Treasury	$—	$—	$2,995	$2	$2,995	$2
Mortgage-backed securities and CMO’s	8,776	40	2,347	44	11,123	84
State and political subdivisions	751	5	—	—	751	5

	$9,527	$45	$5,342	$46	$14,869	$91

December 31, 2006
Securities available for sale:
U.S. Treasury	$—	$—	$2,992	$78	$2,992	$78
U.S. Government agencies	—	—	7,360	149	7,360	149
Mortgage-backed securities and CMO’s	7,391	38	1,684	12	9,075	50
State and political subdivisions	1,025	16	1,464	10	2,489	26

	$8,416	$54	$13,500	$249	$21,916	$303

Note 3 - Loans Held for Investment

The composition of net loans held for investment as of December 31, 2007 and 2006 is as follows:

	2007	2006
	(dollars in thousands)
Commercial	$37,724	$36,406
Real estate - construction	46,546	27,342
Real estate - residential	135,842	126,111
Real estate - commercial	86,593	84,744
Consumer	15,022	13,262
Other	143	133

	321,870	287,998
Less:
Allowance for loan losses	(3,510)	(3,171)
Deferred loan (fees) costs, net	117	137

Loans held for investment, net	$318,477	$284,964

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 42.20% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 26.90% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $7.5 million and $6.8 million at December 31, 2007 and 2006, respectively. The nonaccrual status of these loans had the effect of reducing net income by $6,077 in 2007 and $72,800 in 2006. Of the $7.5 million in impaired loans at December 31, 2007, $5.3 million carried an allowance of $1.3 million while $2.2 million were evaluated and required no specific allowance. Of the $6.8 million in impaired loans at December 31, 2006, $4.8 million carried an allowance of $1.6 million while $2.0 million required no specific allowance. The allowance for impaired loans amounted to $1.3 million at December 31, 2007 and $1.6 million at December 31, 2006. Loans past due 90 days and still accruing interest were $0 and $499,982 at December 31, 2007 and 2006, respectively. Restructured loans, excluding those included in impaired loans, amounted to $168,489 at December 31, 2007.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment (Continued)

The carrying value of foreclosed properties held as other real estate was $163,452 and $202,976 at December 31, 2007 and 2006, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 are presented below:

	2007	2006	2005
	(dollars in thousands)
Balance, beginning of year	$3,171	$4,482	$4,983
Charge-offs	(224)	(1,687)	(1,378)
Recoveries	548	78	122
Provision charged against income	15	298	755

Balance, end of year	$3,510	$3,171	$4,482

Note 5 - Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $205 million and $186 million at December 31, 2007 and 2006, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2007	2006	2005
	(dollars in thousands)
Beginning of year mortgage servicing rights:	$1,244	$1,138	$1,236
Amounts capitalized	484	488	292
Amortization	(407)	(382)	(390)

End of year	$1,321	$1,244	$1,138

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2008	$312
2009	270
2010	228
2011	187
2012	145
Thereafter	179

Total	$1,321

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2007 and 2006 are listed below:

	2007	2006
	(dollars in thousands)
Land	$2,915	$2,785
Building and improvements	6,579	6,280
Furniture and equipment	4,946	4,740

	14,440	13,805

Less accumulated depreciation	5,689	5,187

Total	$8,751	$8,618

The Company will begin renovations on one of their buildings during the first quarter of 2008. The contract bid for this project is $1.4 million. The Company has also entered into an agreement to purchase an adjacent piece of property for future parking needs for $255 thousand.

Note 7 - Leases

The Company’s subsidiary, Bank of Stanly has entered into a noncancelable operating lease for a branch location in Albemarle that expires in 2008, with annual rental payments of $19 thousand. The lease has one five year renewal option at the expiration of the initial term. Stanly has also entered into a noncancelable operating lease for a branch location in Locust that expires in 2008 with annual rental payments of $42 thousand. The lease has two one year renewal options at the expiration of the initial term.

The Company’s subsidiary, Cabarrus Bank and Trust has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017 with annual rental payments of $60 thousand. The lease has two five year renewal options at the expiration of the initial term.

Future minimum lease payments under these leases for years subsequent to December 31, 2007 are as follows:

Year ending December 31,
(dollars in thousands)
2008	$121
2009	120
2010	113
2011	79
2012	78
Thereafter	293

Total	$804

Total rental expense related to the operating leases was $76,449, $23,807 and $18,575 for the years ended December 31, 2007, 2006 and 2005 respectively, and is included in occupancy expense.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Deposits

The composition of deposits at December 31, 2007 and 2006 is as follows:

	2007		2006
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand deposits	$46,597	14%	$48,149	16%
Interest checking and money market	102,411	32%	101,470	32%
Savings	26,200	8%	27,833	9%
Time deposits $100,000 and over	54,729	17%	48,450	16%
Other time deposits	94,720	29%	83,698	27%

Total	$324,657	100%	$309,600	100%

The maturities of fixed-rate time deposits at December 31, 2007 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)
2008	$50,038	$84,012
2009	3,674	6,783
2010	546	2,799
2011	471	778
2012	—	348

Total	$54,729	$94,720

Note 9 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2007 and 2006.

	2007		2006
At year-end	Amount	Rate	Amount	Rate
Federal funds purchased	$5,900	4.60%	$—	—
Securities sold under repurchase agreements	1,604	2.82%	2,025	4.31%
Master notes	9,630	2.67%	6,608	4.34%
Notes payable	7	6.00%	407	8.21%
Short-term advances from FHLB	14,787	3.85%	4,000	4.57%

	$31,928	3.58%	$13,040	3.12%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Short-Term Borrowed Funds (Continued)

	2007		2006
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$1,331	5.22%	$1,478	5.10%
Securities sold under repurchase agreements	1,798	3.81%	2,980	4.33%
Master notes	12,058	3.95%	7,692	4.29%
Notes payable	302	6.22%	407	6.94%
Short-term advances from FHLB	13,882	3.54%	4,129	4.15%

	$29,371	3.84%	$16,686	4.40%

	2007	2006
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$6,150	$11,000
Securities sold under repurchase agreements	2,194	3,439
Master notes	15,830	11,007
Notes payable	407	407
Short-term advances from FHLB	16,587	12,000

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

The subsidiary banks have combined available lines of credit for federal funds in the amount of $14.3 million at December 31, 2007.

Note 10 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $79.6 million at December 31, 2007. The long-term advances under this line amounted to $15.0 million and $14.0 million at December 31, 2007 and 2006, respectively. Interest rates ranged from 2.96% to 7.52% in both 2007 and 2006. Two subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $14.0 million at December 31, 2007.

On April 30, 2001, the Company borrowed $4.0 million from a bank at an interest rate of prime less one percent. The note is payable in annual installments of $400 thousand. The balance outstanding at December 31, 2006 was $2.0 million. This loan was paid off on September 25, 2007.

On September 25, 2007, the Company borrowed $6.6 million from a bank at an interest rate of prime less one percent. This is a two year note that is payable at maturity, with interest payable quarterly.

On September 26, 2002, the Company issued $5.2 million of junior subordinated debentures to Uwharrie Statutory Trust I in exchange for the proceeds of the trust preferred securities issued

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Long-Term Debt (Continued)

by the Trust. The junior subordinated debentures were included in long-term debt and the Company’s equity interest in the Trust was included in other assets. The junior subordinated debentures paid interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.40%. The Company fully and unconditionally guaranteed the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee was unsecured and subordinate to senior and subordinated indebtedness of the Company.

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

On September 26, 2007, the Company redeemed the $5.2 million in junior subordinated debentures. After the redemption, the Company still remained well capitalized under the regulatory guidelines for bank holding companies.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $98,000 at December 31, 2007.

As of December 31, 2007, the scheduled maturities of these advances and notes payable are as follows:

Year ending December 31,
(dollars in thousands)
2009	$9,608
2010	5,009
2011	6,009
2012	1,009
2013	9
Thereafter	47

Total	$21,691

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Income Tax Matters

The significant components of income tax expense for the years ended December 31 are summarized as follows:

	2007	2006	2005
	(dollars in thousands)
Current tax expense:
Federal	$844	$217	$379
State	238	177	92

Total	1,082	394	471

Deferred tax expense:
Federal	198	343	38
State	7	96	14

Total	205	439	52

Net provision for income taxes	$1,287	$833	$523

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2007	2006	2005
	(dollars in thousands)
Tax computed at the statutory federal rate	$1,443	$987	$693
Increases (decrease) resulting from:
Tax exempt interest, net	(245)	(245)	(224)
State income taxes, net of federal benefit	162	143	70

Other	(73)	(52)	(16)

Provision for income taxes	$1,287	$833	$523

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31 are as follows:

	2007	2006	2005
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$935	$912	$1,496
Deferred compensation	357	316	279
Other	—	236	130
Valuation allowance	(10)	(12)	(8)

Total deferred tax assets	$1,282	$1,452	$1,897

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	$(241)	$(107)	$(206)
Premises and equipment	(369)	(364)	(392)
Deferred loans fees and costs	(213)	(212)	(218)
Loan servicing	(78)	(71)	(60)
Prepaid expenses	(110)	(96)	(79)
Other	(8)	—	—

Total deferred tax liabilities	(1,019)	(850)	(955)

Net recorded deferred tax asset	$263	$602	$942

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

The subsidiary banks’ risks of loss with the unfunded loans and lines of credit or standby letters of credit are represented by the contractual amount of these instruments. The banks use the same credit policies in making commitments under such instruments as they do for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured. As of December 31, 2007 and 2006, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2007	2006
	(dollars in thousands)
Commitments to extend credit	$79,162	$73,450
Credit card commitments	9,017	7,672
Standby letters of credit	1,641	616

	$89,820	$81,738

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

Note 13 - Related Party Transactions

The Company has granted loans to certain directors and executive officers and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 - Related Party Transactions (Continued)

in management’s opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

(dollars in thousands)

Balance at December 31, 2006	$22,459
Disbursements during the year	7,733
Collections during the year	(14,380)

Balance at December 31, 2007	$15,812

At December 31, 2007, the Company had approved, but unused lines of credit, totaling $2.2 million to executive officers, directors, officers and their related interests.

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

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk
Weighted Assets:
Consolidated	$33,713	10.2%	$26,346	8.00%	$32,933	10.00%
Bank of Stanly	27,035	12.2%	17,771	8.00%	22,214	10.00%
Anson Bank and Trust	4,511	12.5%	2,880	8.00%	3,600	10.00%
Cabarrus Bank and Trust	7,693	10.9%	5,653	8.00%	7,067	10.00%

Tier I Capital to Risk
Weighted Assets:
Consolidated	30,200	9.2%	13,173	4.00%	19,760	6.00%
Bank of Stanly	24,550	11.1%	8,885	4.00%	13,328	6.00%
Anson Bank and Trust	4,123	11.5%	1,440	4.00%	2,160	6.00%
Cabarrus Bank and Trust	7,053	10.0%	2,827	4.00%	4,240	6.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Regulatory Matters (Continued)

Tier I Capital to
Average Assets:
Consolidated	30,200	7.6%	15,833	4.00%	19,791	5.00%
Bank of Stanly	24,550	9.1%	10,775	4.00%	13,468	5.00%
Anson Bank and Trust	4,123	8.8%	1,884	4.00%	2,355	5.00%
Cabarrus Bank and Trust	7,053	8.8%	3,212	4.00%	4,015	5.00%

December 31, 2006
Total Capital to Risk
Weighted Assets:
Consolidated	$36,778	12.7%	$23,107	8.00%	$28,884	10.00%
Bank of Stanly	25,731	13.3%	15,406	8.00%	19,258	10.00%
Anson Bank and Trust	4,320	13.5%	2,563	8.00%	3,203	10.00%
Cabarrus Bank and Trust	7,013	11.0%	5,116	8.00%	6,395	10.00%

Tier I Capital to Risk
Weighted Assets:
Consolidated	33,601	11.6%	11,554	4.00%	17,330	6.00%
Bank of Stanly	23,402	12.2%	7,703	4.00%	11,555	6.00%
Anson Bank and Trust	3,983	12.4%	1,281	4.00%	1,922	6.00%
Cabarrus Bank and Trust	6,502	10.2%	2,558	4.00%	3,837	6.00%

Tier I Capital to
Average Assets:
Consolidated	33,601	8.8%	15,249	4.00%	19,061	5.00%
Bank of Stanly	23,402	9.0%	10,457	4.00%	13,072	5.00%
Anson Bank and Trust	3,983	8.8%	1,856	4.00%	2,320	5.00%
Cabarrus Bank and Trust	6,502	8.1%	3,223	4.00%	4,029	5.00%

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

For the reserve maintenance period in effect at December 31, 2007, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $3.7 million as reserves on deposit liabilities.

Note 15 - Stock Matters

Employee Stock Plans

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2007, the SOP had 504,207 shares still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Stock Matters (Continued)

generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2007, neither the SOP II nor the SPP II had options outstanding.

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in 2007, 2006 and 2005, are as follows:

	2007		2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the year	535,546	$4.59	703,650	$4.32	723,440	$4.22
Options granted	—	—	15,450	5.97	89,807	5.28
Options exercised	(13,144)	2.74	(99,686)	2.25	(75,565)	4.47
Forfeitures	(18,195)	5.46	(83,868)	5.32	(34,032)	4.60

Options outstanding at the end of the year	504,207	$4.61	535,546	$4.59	703,650	$4.32

Options exercisable at the end of the year	473,088	$4.55	454,272	$4.45	540,794	$4.03

At December 31, 2007, options outstanding had a weighted-average remaining term of 3.1 years. Total options outstanding at December 31, 2007 included 504,207 options exercisable at a range of $2.74 to $5.94 per share with a weighted average expected term of 3.1 years. Exercisable options at December 31, 2007 included 473,088 options exercisable at a range of $2.74 to $5.94 per share. At December 31, 2007, authorized shares of common stock reserved for future grants of options totaled 162,458 under the SOP II, and 100,227 under the SPP II.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 237,669 shares during 2007 and 23,864 shares during 2006 at an aggregate purchase price of $1,403,749 and $145,093, respectively.

Note 16 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $192,776 in 2007, $169,982 in 2006 and $143,210 in 2005, determined as follows:

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

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continue to defer receipt of fees. The balance in deferred directors’ compensation, not yet disbursed, was $195,938 and $212,382 at December 31, 2007 and 2006, respectively. Expense for the years ended December 31, 2007, 2006 and 2005 was $12,956, $12,283 and $13,931, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 284,676 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2007, the outstanding balance of the loan is $799,866 and is presented as a reduction of shareholders’ equity.

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

Expenses of $317,256, $237,022 and $251,437 during the years ended December 31, 2007, 2006 and 2005, respectively, have been incurred in connection with the ESOP. At December 31, 2007, 201,740 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $783 thousand at December 31, 2007.

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

Effective July 1, 2007, this plan was amended and restated for all but one of the plan participants to comply with Section 409A of the Internal Revenue Code. The participants’ account liability balances as of December 31, 2007 will be transferred into a trust fund, where investments will be participant-directed. The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participant has been calculated through the participant’s expected retirement date. Under terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age.

During 2007, 2006 and 2005 a provision of $199,328, $23,446 and $137,688, respectively, was expensed for future benefits to be provided under the plan. The liability accrued for compensation deferred under the plan amounts to $731,010, and $531,682 at December 31, 2007 and 2006, respectively.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17- Fair Values of Financial Instruments and Interest Rate Risk

The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2007 and 2006.

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$16,197	$16,197	$34,760	$34,760
Securities available for sale	51,005	51,005	37,150	37,150
Loans, net of unearned income and allowance for loan losses	318,477	322,115	284,964	287,974
Loans held for sale	2,916	2,917	3,814	3,818
Other financial assets	9,510	9,510	8,888	8,888

Financial Liabilities
Deposits	$324,657	$322,287	$309,600	$314,986
Short-term borrowings	31,928	31,928	13,040	13,040
Long-term debt	21,691	21,832	29,289	29,147
Other financial liabilities	596	596	503	503

At December 31, 2007, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2007	2006
	(dollars in thousands)
Assets
Cash and demand deposits with bank subsidiaries	$289	$214
Interest-earning deposits with bank subsidiaries	9,830	6,865
Investments in:
Bank subsidiaries	37,100	35,045
Nonbank subsidiaries	252	511
Other assets	770	894

Total assets	$48,241	$43,529

Liabilities and shareholders’ equity
Master notes	$9,630	$6,608
Long-term debt	6,600	2,000
Junior subordinated debentures	—	5,155
Other liabilities	437	133
Shareholders’ equity	31,574	29,633

Total liabilities and shareholders’ equity	$48,241	$43,529

Condensed Statement of Operations

	2007	2006	2005
	(dollars in thousands)
Equity in earnings of subsidiaries	$3,734	$2,915	$1,922
Interest income	493	354	175
Management and service fees	4,227	3,854	3,797
Other income	119	190	107
Interest expense	1,029	921	625
Other operating expense	4,978	4,537	4,030
Income tax benefit	(393)	(216)	(171)

Net income	$2,959	$2,071	$1,517

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2007	2006	2005
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,959	$2,071	$1,517
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Equity in earnings of subsidiaries	(3,734)	(2,915)	(1,922)
Decrease in other assets	618	1,020	524
Increase (decrease) in other liabilities	304	(61)	(426)

Net cash provided (used) by operating activities	147	115	(307)

Cash flows from investing activities
Dividends received from subsidiaries	1,800	—	1,000

Net cash provided by investing activities	1,800	—	1,000

Cash flows from financing activities
Net increase (decrease) in master notes	3,022	2,153	(576)
Net increase (decrease) in long-term debt	4,600	(400)	(400)
Net decrease in subordinated debentures	(5,155)	—	—
Repurchase of common stock	(1,404)	(145)	(1,214)
Proceeds from issuance of common stock	36	224	347
Tax benefit of stock options exercised	3	48	31
Cash paid for fractional shares	(9)	(9)	(9)

Net cash provided (used) by financing activities	1,093	1,871	(1,821)

Net increase (decrease) in cash and cash equivalents	3,040	1,986	(1,128)
Cash and cash equivalents at beginning of period	7,079	5,093	6,221

Cash and cash equivalents at end of period	$10,119	$7,079	$5,093

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Quarterly Financial Data

	First	Second	Third	Fourth
	(in thousands, except per share data)
2007
Interest income	$6,542	$6,650	$6,846	$6,871
Interest expense	(3,058)	(2,972)	(2,964)	(2,882)

Net interest income	3,484	3,678	3,882	3,989
Provision for loan losses	—	138	(18)	(135)

Net interest income after provision for loan losses	3,484	3,816	3,864	3,854
Noninterest income	1,542	1,492	1,660	1,896
Noninterest expense	(4,083)	(4,273)	(4,414)	(4,592)

Income before taxes	943	1,035	1,110	1,158
Income taxes	285	318	336	348

Net income	$658	$717	$774	$810

Net income per common share
Basic	$0.09	$0.10	$0.10	$0.11

Diluted	$0.09	$0.10	$0.10	$0.11

	First	Second	Third	Fourth
	(in thousands, except per share data)
2006
Interest income	$5,477	$5,972	$6,412	$6,492
Interest expense	(2,171)	(2,562)	(2,960)	(3,009)

Net interest income	3,306	3,410	3,452	3,483
Provision for loan losses	(145)	(99)	(54)	—

Net interest income after provision for loan losses	3,161	3,311	3,398	3,483
Noninterest income	1,261	1,277	1,437	1,494
Noninterest expense	(3,856)	(4,002)	(3,900)	(4,160)

Income before taxes	566	586	935	817
Income taxes	140	145	282	266

Net income	$426	$441	$653	$551

Net income per common share
Basic	$0.06	$0.06	$0.09	$0.07

Diluted	$0.06	$0.06	$0.09	$0.06

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(In Thousands Except Per Share and Shares Outstanding Information)

	2007	2006	2005	2004	2003
Summary of Operations
Interest income	$26,909	$24,353	$19,161	$15,906	$14,597
Interest expense	11,876	10,702	6,630	4,734	4,606

Net interest income	15,033	13,651	12,531	11,172	9,991
Provision for loan losses	15	298	755	2,092	593
Noninterest income	6,590	5,469	4,351	4,271	5,159
Noninterest expense	17,362	15,918	14,087	13,297	12,466
Income taxes	1,287	833	523	(199)	531

Net income	$2,959	$2,071	$1,517	$253	$1,560

Per Common Share
Net income – basic (1)	$0.40	$0.28	$0.20	$0.03	$0.20
Net income – diluted (1)	0.40	0.27	0.20	0.03	0.20
Book value (1)	4.26	3.87	3.62	3.52	3.54

Weighted Average Shares
Outstanding:
Basic (1)	7,382,033	7,462,115	7,459,530	7,582,331	7,594,285
Diluted (1)	7,482,361	7,574,856	7,641,336	7,759,854	7,736,441

Ratios
Return on average assets	0.75%	0.56%	0.45%	0.08%	0.57%
Return on average equity	9.73%	7.32%	5.58%	0.91%	5.78%
Average equity to average assets	7.73%	7.67%	8.14%	8.64%	9.86%

Selected Year-end Balances
Assets	$411,944	$383,261	$350,190	$329,262	$300,529
Loans held for investment	321,987	288,135	272,842	260,835	235,151
Securities	51,005	37,150	35,016	28,524	27,707
Deposits	324,657	309,600	273,976	246,939	212,563
Borrowed funds	53,619	42,329	47,007	53,796	58,924
Shareholders’ equity	31,574	29,633	27,453	27,156	27,852
Selected Average Balances
Assets	$393,188	$368,781	$334,193	$321,093	$273,679
Loans held for investment	308,149	293,394	267,164	256,525	221,158
Securities	41,188	35,227	29,038	28,846	27,281
Deposits	312,261	289,742	254,591	234,424	188,803
Borrowed funds	48,075	48,510	50,265	57,296	56,263
Shareholders’ equity	30,402	28,299	27,187	27,741	26,980

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2003 through 2007 have been adjusted to reflect 3% stock dividends issued in 2007, 2006, 2005, 2004 and 2003.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 8-40. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2007, 2006 and 2005. Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2007 and December 31, 2006

The Company’s total assets increased $28.6 million or 7.5% from $383.3 million at December 31, 2006 to $411.9 million at December 31, 2007. This increase resulted primarily from a $33.9 million increase in loans held for investment and a $13.8 million increase in securities available for sale. These increases were offset by a decrease of $18.6 million in cash and cash equivalents.

Loans held for investment increased $33.9 million, from $288.1 million at December 31, 2006 to $322.0 million at December 31, 2007, an increase of 11.8%. The growth was largely due to the 12.9%, or $30.8 million, increase in our loans secured by real estate. Our commercial and consumer portfolios experienced growth as well. Loans held for sale decreased $898 thousand, or 23.54%, for the period. At December 31, 2007 the allowance for loan losses was $3.5 million which represents 1.09% of the loan held for investment portfolio.

Investment securities increased 37.3% during 2007, from $37.2 million at December 31, 2006 to $51.0 million at December 31, 2007. Throughout the year we invested in mortgage backed securities and US Government Agencies. Mortgage backed securities increased $15.4 million, or 119.2%, during the period. During the year the Company executed a transaction selling $4.0 million in US Government Agencies realizing a loss of $75 thousand and reinvested the proceeds to improve its yield. The Company also had an additional sale realizing a loss of $1 thousand.

Cash and cash equivalents decreased by $18.6 million during 2007. This decrease was generated by a $17.5 million, or 100%, decrease in federal funds sold. At December 31, 2006 the Company had made a decision to keep a portion of its investments in short-term federal funds. During 2007 this short-term investment was used to fund growth in both our investment and loan portfolios resulting in an improved yield. Cash and due from banks declined $1.3 million while interest earning deposits with banks grew $285 thousand.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Other changes in our consolidated assets related to premises and equipment, interest receivable, Federal Home Loan Bank stock and bank owned life insurance. Premises and equipment increased due to the opening of a new retail branch in 2007, while interest receivable grew $280 thousand or 15.8% impacted by both loan and investment growth. Federal Home Loan Bank stock increased $157 thousand. Federal Home Loan Bank stock ownership is a requirement for member banks that utilize Federal Home Loan Bank for borrowing funds. The amount of stock owned by each member bank is based primarily on the amount of borrowings outstanding. Bank owned life insurance also experienced growth of $185 thousand.

Customer deposits continued to be our principal funding source in 2007, allowing us to fund the growth in assets discussed above. At December 31, 2007, deposits from our customers totaled $324.7 million, an increase of $15.1 million, or 4.9%, from $309.6 million at December 31, 2006. Time deposits grew $17.3 million, or 13.1%, during the period, while interest checking and money market accounts increased $941 thousand, or 0.9%. Offsetting the growth in the aforementioned areas were declines in savings accounts of 5.9%, or $1.6 million and demand, noninterest bearing of $1.6 million. During the past year with the increasing interest rate environment our customers have been moving their interest earning deposits into higher yielding deposit accounts.

The aforementioned growth in the loan and investment portfolios required the Company to increase net borrowings by $11.3 million during 2007. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2007, $29.8 million of the total borrowings of $53.6 million were attributed to Federal Home Loan Bank advances.

The Company had long-term debt of $5.2 million of junior subordinated debentures to Uwharrie Statutory Trust I, issued in 2002, in exchange for the proceeds of the trust preferred securities issued by the Trust. The junior subordinated debentures were incurred in long-term debt and were redeemable on September 26, 2007 or afterwards. The annual interest rate was LIBOR plus 3.40%. During the third quarter, the Company made a decision to help improve its interest margin by refinancing the subordinated debt. The Company redeemed the debt during 2007, however market rates increased during the process and the replacement of the subordinated debt was placed on hold pending more favorable market conditions. The Company did replace the debt with other shorter term borrowings.

At December 31, 2007, total shareholders’ equity was $31.6 million, an increase of $2.0 million from December 31, 2006. Net income for the period was $2.9 million and the Company received $36 thousand from the exercise of stock options. Unrealized gains on investment securities, net of tax, increased $217 thousand. These increases were offset by the repurchase of 237,669 shares of the Company’s common stock at a cost of $1.4 million.

Results of Operations for the Years Ended December 31, 2007 and 2006

Earnings

The Company earned net income of $2.9 million, or $0.40, per basic share for 2007 as compared with net income of $2.1 million, or $0.28 per basic share, in 2006.

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

Net interest income increased $1.4 million to $15.0 million for 2007 compared to the $13.6 million earned in 2006. During 2007 with the interest rates stabilizing the increase in net interest income resulted from growth in the loan and investment portfolio. The average yield on our interest-earning assets increased 24 basis points to 7.49%, while the average rate we paid for our interest-bearing liabilities increased 11 basis points. These increases resulted in an increase of 13 basis points in our interest rate spread, from 3.57% in 2006 to 3.70% in 2007. Our net interest margin for 2007 was 4.22%, compared to 4.10% in 2006. Financial Table 1 on page 52 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 53 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $15 thousand and $298 thousand for the twelve months ended December 31, 2007 and 2006 respectively. There were net loan recoveries of $324 thousand for the twelve months ended December 31, 2007 as compared with net loan charge-offs of $1.6 million during the same period of 2006. Refer to the Asset Quality discussion beginning on page 46 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 20.5%, from $5.5 million in 2006 to $6.6 million in 2007, an increase of $1.1 million. Income generated from brokerage commissions and asset management fees increased $554 thousand to $1.9 million, while other banking fees increased $214 thousand or 21.8% during 2007. Service charges on deposit accounts grew $188 thousand to $2.2 million. The Company also benefited from an increase in income from mortgage loan sales of $193 thousand resulting from an increase in mortgage loan originations. During 2007, the Company sold investment securities realizing a loss of $76 thousand, while other income increased $108 thousand.

Noninterest Expense

Noninterest expense increased $1.4 million to $17.4 million in 2007 compared to $15.9 million in 2006. Salaries and employee benefits, the largest component of noninterest expense, increased $1.0 million, from $9.1 million in 2006 to $10.1 million in 2007. Additions at the executive and bank support staff levels together with normal salary increases, primarily account for this increase. Other noninterest expense increased $475 thousand for the year, including electronic

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

banking expense, a major component of this category, which increased by $102 thousand. Increased usage of electronic banking products is the reason for the increase. Professional fees and services, another component of this category, also increased $102 thousand. This increase was primarily due to compliance with Sarbanes Oxley. At the end of 2006, the remaining costs associated with a core system conversion were amortized off, resulting in a decrease in data processing costs of $197 thousand. In relation to the aforementioned discussion on the subordinated debt, the Company expensed $126 thousand in remaining unamortized issue costs during third quarter contributing to the increase in other noninterest expense.

Income Tax Expense

The Company had income tax expense of $1.3 million for 2007 at an effective tax rate of 30.3% compared to income tax expense of $833 thousand in 2006 at an effective tax rate of 28.7%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance. The growth in taxable income out paced the growth in nontaxable income resulting in the increase in the effective tax rate.

Results of Operations for the Years Ended December 31, 2006 and 2005

Earnings

The Company earned net income of $2.1 million, or $0.28 per basic share for 2006 as compared with net income of $1.5 million, or $0.20 per basic share, in 2005.

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

Net interest income increased $1.1 million to $13.6 million for 2006 compared to the $12.5 million earned in 2005. During 2006 with the interest rates stabilizing the increase in net interest income resulted from growth in the loan and investment portfolio. The average yield on our interest-earning assets increased 87 basis points to 7.25%, while the average rate we paid for our interest-bearing liabilities increased 114 basis points. These increases resulted in a decrease of 27 basis points in our interest rate spread, from 3.84% in 2005 to 3.57% in 2006. Our net interest margin for 2006 was 4.10%, compared to 4.21% in 2005. Financial Table 1 on page 52 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 53 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Provision and Allowance for Loan Losses

The provision for loan losses was $298 thousand and $755 thousand for the twelve months ended December 31, 2006 and 2005 respectively. There were net loan charge-offs of $1.6 million for the twelve months ended December 31, 2006 as compared with net loan charge-offs of $1.3 million during the same period of 2005. Refer to the Asset Quality discussion beginning on page 46 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 25.7%, from $4.4 million in 2005 to $5.5 million in 2006, an increase of $1.1 million. Income generated from brokerage commissions and asset management fees increased $424 thousand to $1.3 million, while other banking fees increased $177 thousand or 21.9% during 2006. Service charges on deposit accounts grew $293 thousand to $2.0 million. During 2005, the Company implemented a new non-sufficient funds program. This new program along with the growth in demand deposit accounts resulted in a $348 thousand increase in NSF fees. The Company also benefited from an increase in income from mortgage loan sales of $210 thousand resulting in an increase in mortgage loan originations. During 2006, the Company sold investment securities realizing a gain of $60 thousand. These increases were offset by a decline in other income of $62 thousand.

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

Income Tax Expense

The Company had income tax expense of $833 thousand for 2006 at an effective tax rate of 28.7% compared to income tax expense of $523 thousand in 2005 at an effective tax rate of 25.6%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance. The growth in taxable income out paced the growth in nontaxable income resulting in the increase in the effective tax rate.

Asset Quality

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

Management uses the risk-grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions. The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss, and reserves are allocated based on management’s judgment and historical experience.

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

The provision for loan losses declined from $298 thousand in 2006 to $15 thousand in 2007, a decrease of $283 thousand. This decline in the level of our provision in 2007 resulted primarily from recoveries totaling approximately $317 thousand on two loans charged off in prior years. Impaired loans, which include all loans in nonaccrual status and other loans deemed by management to be impaired, were $7.5 million at December 31, 2007 compared to $6.8 million at December 31, 2006 resulting in an increase of $701 thousand. Total nonaccrual, which are a

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

component, increased from $1.2 million at December 31, 2006 to $1.8 million at December 31, 2007. The level of specific reserves identified for impaired loans decreased by $370 thousand. The decline in the level of specific reserves for impaired loans resulted from the Company’s continued efforts in improving its collateral positions. The Company had net loan recoveries in 2007 of $324 thousand compared to net loan charge-offs of $1.6 million in 2006. Three loans which were impaired as of December 31, 2005 accounted for $1.4 million of the total $1.6 million in net charge-offs in 2006.

The allowance expressed as a percentage of gross loans held for investment decreased 1 basis point from 1.10% at December 31, 2006 to 1.09% at December 31, 2007. The allowance, as a percentage of total impaired loans, decreased from 51.2% at December 31, 2006 to 35.7% at December 31, 2007. Likewise, the portion of the allowance specifically allocable to impaired loans decreased from 24.0% at December 31, 2006 to 16.8% at December 31, 2007. Nonperforming loans, which consist solely of nonaccrual loans, were $1.8 million at December 31, 2007 as compared to $1.2 million at December 31, 2006. Nonperforming loans to total loans increased from 0.42% at December 31, 2006, to 0.56% at the end of 2007. The total allowance relative to non-performing loans decreased from 261.8% at the end of 2006 to 195.6% at this year end. Management believes the current level of allowance for loan losses to be adequate at this time.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets
(dollars in thousands)

	At December 31,
	2007	2006	2005	2004	2003
Nonperforming Assets:
Nonaccrual loans	$1,795	$1,211	$1,875	$3,376	$1,577
Other real estate owned	163	203	169	481	108

Total nonperforming assets	$1,958	$1,414	$2,044	$3,857	$1,685

Accruing loans past due 90 days or more	$—	$500	$339	$1,150	$607
Allowance for loan losses	3,510	3,171	4,482	4,983	3,224
Nonperforming loans to total loans	0.56%	0.42%	0.69%	1.30%	0.67%
Allowance for loan losses to total loans	1.09%	1.10%	1.64%	1.92%	1.37%
Nonperforming assets to total loans and other real estate	0.61%	0.49%	0.75%	1.47%	0.72%
Nonperforming assets to total assets	0.48%	0.37%	0.58%	1.17%	0.56%
Allowance for loan losses to nonperforming loans	195.57%	261.78%	239.09%	147.59%	204.44%

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2007, the Company and its subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. The Company does however plan to do a private placement of subordinated debt during the first half of 2008 that will qualify as regulatory capital. Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2007, 2006, and in 2005. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 55, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2007 included $14.3 million in federal funds lines of credit from correspondent banks and approximately $35.8 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2007, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $7.5 million, while other short-term borrowings totaled $24.4 million. Long-term debt at that date consisted of advances of $15.0 million from the Federal Home Loan Bank, a note payable of $6.6 million to another bank, and a mortgage payable of $91 thousand.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2007.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$31,928	$31,928	$—	$—	$—
Long-term debt	21,691	—	20,626	1,018	47
Operating leases	804	121	233	157	293
Property purchase	255	255	—	—	—
Building construction	1,365	1,365	—	—	—

Total contractual cash obligations, excluding deposits	55,788	33,414	20,859	1,175	340
Deposits	324,657	309,258	13,802	1,597	—

Total contractual cash obligations, including deposits	$380,700	$342,927	$34,661	$2,772	$340

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective and/or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to the discussion within Allowance for Loan Losses and in Note 1 to the consolidated financial statements for a comprehensive discussion regarding this accounting policy.

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2007 is reflected in Financial Table 3 on page 54. While management reviews this information, it has implemented the use of a simulation model which calculates

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

The Company models immediate rising and declining rate shocks of 2% on its subsidiary banks as preferred by regulators. The most recent consolidated 2% rate shock projections from the asset liability model, measured over a twelve-month period, indicate a negative impact of 8.08% on net interest income in a rates down scenario and a negative impact of 1.71% on net interest income in a rates up environment. Two of the subsidiary banks are asset sensitive and typically have some negative impact when rates decline, since the majority of interest bearing assets will reprice more quickly than the interest bearing liabilities. The other bank is liability sensitive, with the opposite effect, and the blend provides some balance in the consolidated results.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis
(dollars in thousands)

	2007			2006			2005
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$30,364	$1,711	5.63%	$25,741	$1,266	4.92%	$19,363	$881	4.55%
Non-taxable securities (1)	12,847	549	6.95%	11,586	517	7.26%	11,962	533	7.25%
Short-term investments	14,219	733	5.16%	11,274	611	5.42%	8,740	302	3.46%
Taxable loans (2)	304,195	23,724	7.80%	289,194	21,758	7.52%	263,168	17,252	6.56%
Non-taxable loans (1)	3,954	192	7.90%	4,200	201	7.79%	3,996	193	7.86%

Total interest-earning assets	365,579	26,909	7.49%	341,995	24,353	7.25%	307,229	19,161	6.38%

Non-earning assets
Cash and due from banks	11,253			11,833			11,904
Premises and equipment, net	8,694			8,419			8,367
Interest receivable and other	7,662			6,534			6,693

Total non-earning assets	27,609			26,786			26,964

Total assets	$393,188			$368,781			$334,193

Interest-bearing liabilities
Savings deposits	$26,635	$526	1.97%	$32,304	$734	2.27%	$37,987	$580	1.53%
Interest checking & MMDA	102,643	2,550	2.48%	89,174	2,342	2.63%	72,755	1,002	1.38%
Time deposits	136,217	6,454	4.74%	121,053	5,191	4.29%	99,704	2,891	2.90%

Total deposits	265,495	9,530	3.59%	242,531	8,267	3.41%	210,446	4,473	2.13%

Short-term borrowed funds	27,742	1,128	4.07%	17,928	758	4.23%	12,992	354	2.72%
Long-term debt	20,333	1,218	5.99%	30,582	1,677	5.48%	37,273	1,803	4.84%

Total interest-bearing Liabilities	313,570	11,876	3.79%	291,041	10,702	3.68%	260,711	6,630	2.54%

Noninterest liabilities
Transaction deposits	46,766			47,210			44,145
Interest payable and other	2,450			2,231			2,150

Total liabilities	362,786			340,482			307,006

Shareholders’ equity	30,402			28,299			27,187

Total liabilities and Shareholders equity	$393,188			$368,781			$334,193

Interest rate spread			3.70%			3.57%			3.84%

Net interest income and net interest margin		$15,033	4.22%		$13,651	4.10%		$12,531	4.21%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 38.55% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2007 Versus 2006			2006 Versus 2005
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$244	$201	$445	$302	$83	$385
Non-taxable securities	55	(23)	32	(17)	1	(16)
Short-term investments	156	(34)	122	112	197	309
Taxable loans	1,149	817	1,966	1,832	2,674	4,506
Non-taxable loans	(12)	3	(9)	10	(2)	8

Total interest-earning assets	1,592	964	2,556	2,239	2,953	5,192

Interest-bearing liabilities

Savings deposits	(120)	(88)	(208)	(108)	262	154
Transaction and MMDA deposits	344	(136)	208	329	1,011	1,340
Other time deposits	684	579	1,263	767	1,533	2,300
Short-term borrowed funds	407	(37)	370	172	232	404
Long-term debt	(588)	129	(459)	(345)	219	(126)

Total interest-bearing liabilities	727	447	1,174	815	3,257	4,072

Net interest income	$865	$517	$1,382	$1,424	$(304)	$1,120

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$2,432	$—	$—	—	$—	$2,432
Investment securities	166	103	7,272	4,042	39,422	51,005
FHLB and other stock	—	—	—	—	2,209	2,209
Loans held for sale	2,916	—	—	—	—	2,916
Loans held for investment	189,858	6,822	13,721	76,133	35,453	321,987

Total interest-earning assets	195,372	6,925	20,993	80,175	77,084	380,549

Interest-bearing liabilities
Deposits	42,567	60,318	72,353	93,517	9,305	278,060
Short-term borrowed funds	31,928	—	—	—	—	31,928
Long-term debt	—	—	—	21,635	56	21,691

Total interest-bearing liabilities	74,995	60,318	72,353	115,152	9,361	331,679

Interest sensitivity GAP per period	$120,877	$(53,393)	$(51,360)	$(34,977)	$67,723	$48,870

Cumulative interest sensitivity GAP	$120,877	$67,484	$16,124	$(18,853)	$48,870	$48,870

Ratios
Cumulative gap as a percentage of total interest-earning assets	31.76%	17.73%	4.24%	(4.95)%	12.84%	12.84%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	262.26%	150.06%	107.78%	94.15%	114.73%	114.73%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2007
	Amortized Cost	Estimated Fair Value	Book Yield(1)

Securities available for sale
U.S. Treasury
Due within one year	$2,997	$2,995	3.11%

U.S. Government agencies
Due within one year	3,995	4,017	3.94%
Due after one but within five years	2,511	2,551	4.34%

	6,506	6,568	4.09%

Mortgage-backed securities
Due within one year	2	2	6.50%
Due after five but within ten year	2,617	2,642	5.28%
Due after ten years	25,560	25,648	5.74%

	28,179	28,292	5.70%

State and political
Due within one year	503	511	8.84%
Due after one but within five years	1,440	1,492	8.58%
Due after five but within ten year	3,647	3,775	7.79%
Due after ten years	6,597	6,856	8.49%

	12,187	12,634	8.31%

Corporate Bond
Due after ten years	501	500	3.23%

Equity Securities
Due within one year	8	16	9.61%

Total Securities available for sale
Due within one year	7,505	7,541	3.94%
Due after one but within five years	3,951	4,043	5.89%
Due after five but within ten year	6,264	6,417	6.74%
Due after ten years	32,658	33,004	6.26%

	$50,378	$51,005	5.94%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 38.55% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2007	2006	2005
Service charges on deposit accounts	$2,188	$2,000	$1,707
Other banking fees	1,198	984	807
Asset management fees	1,473	974	497
Brokerage commissions	426	371	424
Other noninterest income	400	348	290

Core noninterest income	5,685	4,677	3,725

Income from mortgage loan sales	957	764	554
Security gains (losses)	(76)	60	(16)
Gains (losses) from sale of OREO	(2)	(23)	12
Other gains (losses) from sale of assets	26	(9)	76

Total noninterest income	$6,590	$5,469	$4,351

Financial Table 6 Other Noninterest Expense (dollars in thousands)

	Year Ended December 31,
	2007	2006	2005
Professional fees and services	$720	$618	$456
Marketing and donations	639	669	434
Office supplies and printing	277	280	260
Postage	173	192	167
Telephone and data lines	232	212	200
Electronic banking expense	706	604	328
Software amortization and maintenance	448	372	257
Loan collection cost	140	172	299
Subordinated debt issue costs	130	5	5
Other	1,660	1,396	1,554

Total other noninterest expense	$4,995	$4,520	$3,960

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2007		2006		2005
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Loan type:
Commercial	$37,724	11.72%	$36,406	12.64%	$37,299	13.68%
Real estate - construction	46,546	14.46%	27,342	9.49%	21,206	7.78%
Real estate - residential	135,842	42.21%	126,111	43.79%	116,715	42.81%
Real estate - commercial	86,593	26.90%	84,744	29.43%	83,861	30.76%
Consumer	15,022	4.67%	13,262	4.60%	13,479	4.94%
Other	143	0.04%	133	0.05%	72	0.03%

Total loans	321,870	100.00%	287,998	100.00%	272,632	100.00%

Less:
Allowance for loan losses	(3,510)		(3,171)		(4,482)
Unearned net loan fees	117		137		210

Net loans	$318,477		$284,964		$268,360

	At December 31,
	2004		2003
	Amount	% of Total Loans	Amount	% of Total Loans

Loan type:
Commercial	$37,718	14.47%	$38,517	16.38%
Real estate - construction	25,480	9.77%	21,813	9.28%
Real estate - residential	102,627	39.38%	76,933	32.72%
Real estate - commercial	81,283	31.18%	84,920	36.12%
Consumer	13,488	5.17%	12,741	5.42%
Other	90	0.03%	187	0.08%

Total loans	$260,686	100.00%	235,111	100.00%

Less:
Allowance for loan losses	(4,983)		(3,224)
Unearned net loan fees	149		40

Net loans	$255,852		$231,927

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2007
	One Year or Less	One to Five Years	Over Five Years	Total
Commercial and agricultural	$17,202	$15,365	$5,157	$37,724
Real estate – construction	32,034	12,629	1,883	46,546

Total selected loans	$49,236	$27,994	$7,040	$84,270

Fixed rate loans	$32,396	$76,133	$35,453	$143,982

Sensitivity to rate changes:
Variable interest rates	$178,005	$—	$—	$178,005

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2007	2006	2005	2004	2003
Allowance for loan losses at beginning of year	$3,171	$4,482	$4,983	$3,224	$2,755
Provision for loan losses	15	298	755	2,092	593

Loan charge-offs:
Commercial	—	1,533	1,124	224	10
Real estate	—	14	—	—	45
Consumer	224	140	254	149	95

Total charge-offs	224	1,687	1,378	373	150

Recoveries of loans previously charged off:
Commercial	440	34	3	1	—
Real estate	—	—	—	—	1
Consumer	108	44	119	39	25

Total recoveries	548	78	122	40	26

Net charge-offs (recoveries)	(324)	1,609	1,256	333	124

Allowance for loan losses at end of year	$3,510	$3,171	$4,482	$4,983	$3,224

Net (charge-offs) recoveries as a percent of average loans	0.11%	(0.55)%	(0.47)%	(0.13)%	(0.06)%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2007		2006		2005
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)

Commercial	$326	11.72%	$356	12.64%	$2,474	13.68%
Real estate - construction	325	14.46%	255	9.49%	101	7.78%
Real estate - residential	922	42.21%	1,235	43.79%	323	42.81%
Real estate - commercial	1,715	26.90%	1,123	29.43%	1,159	30.76%
Consumer loans	222	4.67%	202	4.60%	369	4.94%
Other	—	0.04%	—	0.05%	—	—%
Unallocated	—	—%	—	—%	56	0.03%

Total loans	$3,510	100.00%	$3,171	100.00%	$4,482	100.00%

	At December 31,
	2004		2003
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$897	14.47%	$1,204	16.38%
Real estate - construction	185	9.77%	171	9.28%
Real estate - residential	509	39.38%	472	32.72%
Real estate - commercial	2,965	31.18%	877	36.12%
Consumer	359	5.17%	450	5.42%
Other	—	—%	—	—%
Unallocated	68	0.03%	50	0.08%

Total loans	$4,983	100.00%	$3,224	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 11

Maturities of Time Deposits of $100,000 or More

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total

Time Deposits of $100,000 or more	$12,292	$15,806	$21,940	$4,691	$54,729

Financial Table 12 Securities Performance Ratios
	At December 31,
	2007	2006	2005	2004	2003
Return on average assets	0.75%	0.56%	0.45%	0.08%	0.57%
Return on average equity	9.73%	7.32%	5.58%	0.91%	5.78%
Equity to average assets ratio	7.73%	7.67%	8.14%	8.64%	9.86%

UWHARRIE CAPITAL CORP Board of Directors

Joe S. Brooks	B. Franklin Lee	Susan J. Rourke
Owner and Manager	Owner and Manager	President and Owner
Brothers Precision Tool Co.	Franklin Lee Farm	U.S. Land Management Co.

Henry E. Farmer, Sr.	W. Chester Lowder	Donald P. Scarborough
President and Owner	Director of Livestock Program	President and Owner
Henry E. Farmer, Inc.	Public Policy Division	Plank Road Realty, Inc.
NC Farm Bureau Federation, Inc.

Charles F. Geschickter, III	John P. Murray, MD	John W. Shealy, Jr.
President and Chief Executive Officer	Board Vice Chairman	President
ST Motorsports, Inc.;	Retired – Physician and Owner	Capital Concrete Co.
JTG Racing, Inc. and	Albemarle Ear, Nose and Throat
Wood / JTG Racing, Inc.

Thomas M. Hearne, Jr.	James E. Nance	Michael E. Snyder, Sr.
Geopavement Engineer	President	Board Chairman
NC Department of Transportation	Confederate Motors, Inc.	Vice President
EJS and Sons, LLC

Charles D. Horne	Emmett S. Patterson	Douglas L. Stafford
President	Retired – General Manager and Executive Vice President	Principal
Hornwood, Inc.	Pee Dee Electric Membership Corporation	Griffin Stafford, LLC

Joseph R. Kluttz, Jr.	Timothy J. Propst	Emily M. Thomas
President	Executive Vice President	Vice President - Administration and Finance
Albemarle Insurance Agency, Inc.	Propst Construction Co., Inc.	CMH Flooring Products, Inc.

Executive Officers

Roger L. Dick	W.D. “Bill” Lawhon, Jr.	Jimmy L. Strayhorn
President and Chief Executive Officer	President and Chief Executive Officer	President and Chief Executive Officer
Uwharrie Capital Corp	Bank of Stanly	Anson Bank & Trust Co.

Brendan P. Duffey	Christy D. Stoner	Jeffrey M. Talley
Executive Vice President and Chief Operating Officer

President and Chief Executive Officer

The Strategic Alliance Corporation, BOS Agency, Inc.

Chief Executive Officer

Strategic Investment Advisors, Inc.

Executive Vice President Marketing

Uwharrie Capital Corp

President
Uwharrie Capital Corp		Strategic Investment
Advisors, Inc.
Patricia K. Horton
Chief Executive Officer		Barbara S. Williams
Cabarrus Bank & Trust		Executive Vice President and
Company		Controller
Uwharrie Capital Corp