Form 10-K, Exhibit 13
period 2008-12-31
UWHARRIE CAPITAL CORP
filed 2009-03-30
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2008

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (“Stanly”), a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns three non-bank subsidiaries, Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

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

Strategic Investment Advisors Inc. provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance®) is a registered broker-dealer with the Financial Industry Regulatory Authority (FINRA). BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for a partnership with UVEST Financial Services, Inc., securities and insurance products are offered including fixed annuities, long-term care, and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc. and the Novus Group, Inc. as well as Medicare supplement products.

The Strategic Alliance Corporation. Member FINRA/SIPC.

Securities and insurance products are offered by, and Financial Consultants are registered with UVEST Financial Services, member FINRA/SIPC. UVEST, Strategic Investment Group and Uwharrie Capital Corp affiliates are independent entities. Securities and/or insurance products are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested.

Bank of Stanly, Member FDIC, Equal Housing Lender.

Anson Bank & Trust Co., Member FDIC, Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2008	2007	Percent Increase (Decrease)
For the year:
Net income	$2,029	$2,959	(31.43)%
Net income available to common shareholders	$2,016	$2,959	(31.87)%
Basic net income per common share (1)	$0.27	$0.39	(30.48)%
Diluted net income per common share (1)	$0.27	$0.39	(30.48)%
Weighted average common shares outstanding (diluted)	7,469,057	7,706,832	(3.09)%

At year-end:
Total assets	$452,468	$411,944	9.84%
Total earning assets	425,165	380,549	11.72%
Loans held for investment	340,830	321,987	5.85%
Total interest-bearing liabilities	362,346	331,679	9.25%
Shareholders’ equity	41,233	31,574	30.59%
Book value per common share (1)	$4.11	$4.14	(0.63)%

Averages for the year:
Total assets	$422,857	$393,188	7.55%
Total earning assets	389,683	365,579	6.59%
Loans held for investment	331,705	308,149	7.64%
Total interest-bearing liabilities	342,342	313,570	9.18%
Shareholders’ equity	32,245	30,402	6.06%

Financial Ratios (in percentage):
Return on average assets	0.48%	0.75%
Return on average shareholders’ equity	6.29%	9.73%
Average equity to average assets	7.63%	7.73%
Net interest margin (fully tax equivalent basis)	4.13%	4.24%
Allowance as % of loans at year-end	1.28%	1.09%
Allowance as % of nonperforming loans	111.87%	195.57%
Nonperforming loans to total loans	1.14%	0.56%
Nonperforming assets to total assets	1.48%	0.48%
Net loan charge-offs (recoveries) to average loans	0.04%	(0.11)%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2008 and in 2007.

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

The Board of Directors has adopted a dividend policy on an annual basis. For 2008, Uwharrie Capital Corp declared a 3% stock dividend. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

The following graph compares (i) the yearly change in the cumulative total shareholder return on the Company’s common stock with (ii) the cumulative return of The Carson Medlin Company Independent Bank Index, and (iii) the Nasdaq Composite. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2003, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered the indication of future performance.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2008 the Company adopted the provisions of Emerging Issues Task Force Issue No. 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” and Statement of Financial Accounting Standards No. 157, “Fair Value Measurement.”

Southern Pines, North Carolina
March 25, 2009

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
	(dollars in thousands)
ASSETS
Cash and due from banks	$2,931	$13,765
Interest-earning deposits with banks	10,353	2,432
Securities available for sale, at fair value	68,835	51,005
Loans held for sale	2,691	2,916
Loans:
Loans held for investment	340,830	321,987
Less allowance for loan losses	(4,361)	(3,510)

Net loans held for investment	336,469	318,477

Premises and equipment, net	11,128	8,751
Interest receivable	2,027	2,055
Federal Home Loan Bank stock	2,284	2,137
Bank owned life insurance	5,511	5,318
Goodwill	987	987
Other real estate owned	2,816	163
Other assets	6,436	3,938

Total assets	$452,468	$411,944

LIABILITIES
Deposits:
Demand noninterest-bearing	$46,032	$46,597
Interest checking and money market accounts	117,325	102,411
Savings deposits	26,360	26,200
Time deposits, $100,000 and over	63,321	54,729
Other time deposits	100,589	94,720

Total deposits	353,627	324,657

Short-term borrowed funds	22,249	31,928
Long-term debt	32,502	21,691
Interest payable	502	596
Other liabilities	2,355	1,498

Total liabilities	411,235	380,370

Off balance sheet items, commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 10,000,000 shares authorized; 10,000 shares of series A issued and outstanding at December 31, 2008 and	10,000	—
500 shares of series B issued and outstanding at December 31, 2008	500	—
Discount on preferred stock	(500)	—
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,593,929 and 7,414,707 shares, respectively	9,492	9,268
Additional paid-in capital plus stock option surplus	14,019	13,453
Unearned ESOP compensation	(736)	(800)
Undivided profits	10,008	9,266
Accumulated other comprehensive income (loss)	(1,550)	387

Total shareholders’ equity	41,233	31,574

Total liabilities and shareholders’ equity	$452,468	$411,944

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(in thousands, except share and per share data)
Interest Income
Loans, including fees	$22,780	$23,916	$21,959
Investment securities:
US Treasury	73	98	98
US Government agencies and corporations	1,853	1,401	832
State and political subdivisions	689	633	679
Other	84	128	174
Interest-earning deposits with banks and federal funds sold	85	733	611

Total interest income	25,564	26,909	24,353

Interest Expense
Interest checking and money market accounts	1,357	2,550	2,342
Savings deposits	301	526	734
Time deposits $100,000 and over	2,453	2,316	2,100
Other time deposits	3,828	4,138	3,091
Short-term borrowed funds	529	1,128	758
Long-term debt	1,360	1,218	1,677

Total interest expense	9,828	11,876	10,702

Net interest income	15,736	15,033	13,651
Provision for loan losses	969	15	298

Net interest income after provision for loan losses	14,767	15,018	13,353

Noninterest Income
Service charges on deposit accounts	2,238	2,188	2,000
Other service fees and commissions	2,777	3,097	2,329
Gain(loss) on sale of securities	—	(76)	60
Income from mortgage loan sales	1,208	957	764
Other income	532	424	316

Total noninterest income	6,755	6,590	5,469

Noninterest Expense
Salaries and employee benefits	10,637	10,156	9,130
Net occupancy expense	987	871	711
Equipment expense	645	598	618
Data processing costs	789	742	939
Securities impairment	158	—	—
Other noninterest expense	5,473	4,995	4,520

Total noninterest expense	18,689	17,362	15,918

Income before income taxes	2,833	4,246	2,904
Income taxes	804	1,287	833

Net income	$2,029	$2,959	$2,071

Net income	$2,029	$2,959	$2,071
Dividends on preferred stock	(13)	—	—

Net Income available to common shareholder	$2,016	$2,959	$2,071

Net income per common share
Basic	$0.27	$0.39	$0.27

Diluted	$0.27	$0.39	$0.26

Weighted average common shares outstanding
Basic	7,482,488	7,603,494	7,685,978
Diluted	7,520,484	7,706,832	7,802,101

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(in thousands)
Net Income	$2,029	$2,959	$2,071

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(3,157)	275	(197)
Related tax effect	1,220	(105)	76
Reclassification of losses (gains) recognized in net income	—	76	(60)
Related tax effect	—	(29)	23

Total other comprehensive income (loss)	(1,937)	217	(158)

Comprehensive income	$92	$3,176	$1,913

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2008, 2007 and 2006

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)
Balance, December 31, 2005	7,138,686	$—	$—	$—	$8,923	$12,410	$(914)	$6,706	$328	$27,453

Net income	—	—	—	—	—	—	—	2,071	—	2,071
Other comprehensive income	—	—	—	—	—	—	—	—	(158)	(158)
Release of ESOP shares	—	—	—	—	—	37	55	—	—	92
Common stock issued pursuant to:
3% stock dividend	214,634	—	—	—	269	997	—	(1,266)	—	—
Stock options exercised	94,094	—	—	—	117	107	—	—	—	224
Tax benefit of stock options exercised	—	—	—	—	—	48	—	—	—	48
Repurchase of common stock	(23,864)	—	—	—	(30)	(115)	—	—	—	(145)
Cash paid fraction shares	—	—	—	—	—	—	—	(9)	—	(9)
Stock compensation expense	—	—	—	—	—	57	—	—	—	57

Balance, December 31, 2006	7,423,550	—	—	—	9,279	13,541	(859)	7,502	170	29,633

Net income	—	—	—	—	—	—	—	2,959	—	2,959
Other comprehensive income	—	—	—	—	—	—	—	—	217	217
Release of ESOP shares	—	—	—	—	—	31	59	—	—	90
Common stock issued pursuant to:
3% stock dividend	216,062	—	—	—	270	916	—	(1,186)	—	—
Stock options exercised	12,764	—	—	—	16	20	—	—	—	36
Tax benefit of stock options exercised	—	—	—	—	—	3	—	—	—	3
Repurchase of common stock	(237,669)	—	—	—	(297)	(1,107)	—	—	—	(1,404)
Cash paid fraction shares	—	—	—	—	—	—	—	(9)	—	(9)
Stock compensation expense	—	—	—	—	—	49	—	—	—	49

Balance, December 31, 2007	7,414,707	—	—	—	9,268	13,453	(800)	9,266	387	31,574

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years Ended December 31, 2008, 2007 and 2006

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)
Balance, December 31, 2007	7,414,707	—	—	—	9,268	13,453	(800)	9,266	387	31,574

Net income	—	—	—	—	—	—	—	2,029	—	2,029
Other comprehensive income	—	—	—	—	—	—	—	—	(1,937)	(1,937)
Release of ESOP shares	—	—	—	—	—	14	64	—	—	78
Common stock issued pursuant to:
3% stock dividend	220,738	—	—	—	276	718	—	(994)	—	—
Stock options exercised	69,742	—	—	—	87	214	—	—	—	301
Tax benefit of stock options exercised	—	—	—	—	—	26	—	—	—	26
Repurchase of common stock	(111,258)	—	—	—	(139)	(432)	—	—	—	(571)
Cash paid fractional shares	—	—	—	—	—	—	—	(7)	—	(7)
Stock compensation expense	—	—	—	—	—	26	—	—	—	26
Adjustment to initially apply EITF 06-4	—	—	—	—	—	—	—	(273)	—	(273)
Issue series A preferred stock to the Treasury	—	10,000	—	—	—	—	—	—	—	10,000
Issue series B preferred stock to the Treasury	—	—	500	—	—	—	—	—	—	500
Record Series B warrant expense	—	—	—	(500)	—	—	—	—	—	(500)
Record preferred stock dividend	—	—	—	—	—	—	—	(13)	—	(13)

Balance, December 31, 2008	7,593,929	$10,000	$500	$(500)	$9,492	$14,019	$(736)	$10,008	$(1,550)	$41,233

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$2,029	$2,959	$2,071
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation	676	625	625
Net amortization of security premiums/discounts	(202)	(220)	(41)
Impairment of securities available for sale	158	—	—
Net amortization of mortgage servicing rights	471	407	382
Provision for loan losses	969	15	298
Deferred income taxes	(728)	205	439
Stock compensation	26	49	57
Net realized (gain) loss on available for sale securities	—	76	(60)
Income from mortgage loan sales	(1,208)	(957)	(764)
Proceeds from sales of loans held for sale	55,198	45,603	39,038
Origination of loans held for sale	(54,328)	(43,748)	(38,734)
(Gain) loss on sale of premises, equipment and other assets	5	(26)	9
Increase in cash surrender value of life insurance	(193)	(185)	(184)
Loss on sales of foreclosed real estate	41	2	24
Release of ESOP Shares	78	90	92
Net change in interest receivable	28	(280)	(250)
Net change in other assets	(471)	(866)	(243)
Net change in interest payable	(94)	93	134
Net change in other liabilities	584	302	(190)

Net cash provided by operating activities	3,039	4,144	2,703

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	14,386	10,382	9,190
Purchase of securities available for sale	(35,329)	(23,744)	(11,480)
Net increase in loans	(21,837)	(33,588)	(17,165)
Proceeds from sale of premises, equipment and other assets	—	87	—
Purchase of premises and equipment	(3,058)	(758)	(813)
Proceeds from sales of foreclosed real estate	182	98	205
Net increase in Federal Home Loan Bank stock	(147)	(157)	(313)

Net cash used by investing activities	(45,803)	(47,680)	(20,376)

Cash flows from financing activities
Net increase in deposit accounts	28,970	15,057	35,624
Net increase (decrease) in short-term borrowed funds	(9,679)	18,888	5,136
Net increase (decrease) in long-term debt	3,392	(7,598)	(9,814)
Net proceeds from issuance of junior subordinated debt	7,419	—	—
Repurchases of common stock	(571)	(1,404)	(145)
Net proceeds from issuance of preferred stock	10,000	—	—
Net proceeds from issuance of common stock	301	36	224
Tax benefit of stock options exercised	26	3	48
Cash paid for fractional shares	(7)	(9)	(9)

Net cash provided by financing activities	39,851	24,973	31,064

Increase (decrease) in cash and cash equivalents	(2,913)	(18,563)	13,391
Cash and cash equivalents, beginning of period	16,197	34,760	21,369

Cash and cash equivalents, end of period	$13,284	$16,197	$34,760

Supplemental disclosures of cash flow information
Interest paid	$9,922	$11,783	$10,568
Income taxes paid	1,596	1,311	687
Supplemental schedule of non-cash investing and financing activities
Increase (decrease) in fair value of securities available for sale, net of tax	(1,937)	217	(158)
Loans transferred to foreclosed real estate	2,876	60	262
Mortgage servicing rights capitalized	563	331	276
Preferred stock dividend accrued	(13)	—	—
EITF 06-4 charged to retained earnings	(273)	—	—

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

Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Stanly are insured by the Federal Deposit Insurance Corporation (“FDIC”). Stanly is under regulation of the Federal Reserve, FDIC and the North Carolina State Banking Commission. Through its five branch locations in Stanly County, Stanly provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

In 1987, Stanly established a wholly-owned subsidiary, BOS Agency, Inc. (“BOS Agency”), which engages in insurance product sales. In 1989, Stanly established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a broker/dealer in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation (“Strategic Alliance”) and was registered as a broker/dealer and is regulated by the Financial Industry Regulatory Authority (“FINRA”).

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

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2008 and 2007.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (revised 2004, “Share-Based Payment”, (“SFAS No. 123R”)) which was issued by the Financial Accounting Standards Board (“FASB”) in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows”, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The Company adopted the provisions of Statement of Financial Accounting Statements (SFAS) No. 157 Fair Value Measurements (SFAS 157) and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities (SFAS 159) on January 1, 2008.

SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but clarifies and standardizes some divergent practices that have emerged since prior guidance was issued. SFAS 157 creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation.

SFAS 157 defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which those assets or liabilities are sold and considers assumptions that market participants would use when pricing those assets or liabilities. Fair values determined using Level 1 inputs rely on active and observable markets to price identical assets or liabilities. In situations where identical assets and liabilities are not traded in active markets, fair values may be determined based on Level 2 inputs, which exist when observable data exists for similar assets and liabilities. Fair values for assets and liabilities for which identical or similar assets and liabilities are not actively traded in observable markets are based on Level 3 inputs, which are considered to be unobservable.

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including loans held for sale, which are carried at the lower of cost or market, loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions, foreclosed real estate, which is carried at lower of cost or fair market value and goodwill, which is periodically tested for impairment. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

For assets and liabilities carried at fair value, the following table provides fair value information as of December 31, 2008:

	Total	Level 1	Level 2	Level 3
	(dollars in thousands)
Investment securities available for sale	$68,835	$10,643	$58,004	$188

Total assets at fair value	$68,835	$10,643	$58,004	$188

Total liabilities at fair value	$—	$—	$—	$—

Prices for US Treasury and government agency securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the ‘Level 1 input’ column. Prices for mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the ‘Level 2 input’ column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the ‘Level 3 input’ column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2008:

	Total	Level 1	Level 2	Level 3
	(dollars in thousands)
Loans	$6,688	$—	$6,688	$—
Loans held for sale	2,691	—	2,691	—
Mortgage servicing rights	1,293	—	—	1,293

Total assets at fair value	$10,672	$—	$9,379	$1,293

Total liabilities at fair value	$—	$—	$—	$—

SFAS 159 allows an entity to elect to measure certain financial assets and liabilities at fair value with changes in fair value recognized in the income statement each period. The statement also requires additional disclosures to identify the effects of an entity’s fair value election on its earnings. Upon the adoption of SFAS 159, the Company did not elect to report any assets and liabilities at fair value.

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

Earnings per Common Share

The Company issued 3% stock dividends in 2008, 2007 and 2006. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. In 2008 and 2006 there were 189,866 and 15,450 options outstanding, respectfully, that were anti-dilutive. Since the exercise price exceeded the average market price there were no anti-dilutive stock options outstanding during 2007. The anti-dilutive options from 2006 were forfeited during 2007.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2008	2007	2006
Weighted average number of common shares used in computing basic net income per common share	7,618,913	7,753,837	7,852,238

Effect of ESOP shares	(136,425)	(150,343)	(166,260)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,482,488	7,603,494	7,685,978

Effect of dilutive stock options	37,996	103,338	116,123

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,520,484	7,706,832	7,802,101

Recent Accounting Pronouncements

FIN 48

The Company adopted the Financial Accounting Standards Board’s Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations and unrecognized tax benefits as of December 31, 2008 and 2007 were immaterial. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of operations and interest and penalties recognized in 2008, 2007, and 2006 were immaterial. Fiscal years ending on or after December 31, 2003 are subject to examination by federal and state tax authorities.

SAB 109

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109, “Application of Accounting Principles to Loan Commitments” (“SAB 109”), to inform registrants of the Staff’s view that the fair value of written loan commitments that are accounted for at fair value should include expected net future cash flows related to the associated servicing of the loan. Additionally, the Staff reaffirmed its previous views that internally-developed intangible assets (such as customer relationship intangible assets) should not be recorded as part of the fair value of such commitments. The Staff expects registrants to apply the views stated in SAB 109 on a prospective basis to written loan commitments recorded at fair value which were issued or modified in fiscal quarters beginning after December 15, 2007. The Company adopted SAB 109 on January 1, 2008. The adoption of SAB 109 did not have a material impact on the Company’s consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

EITF 06-4

In September 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 states that an employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967.” The Company adopted EITF 06-4 on January 1, 2008, and in connection therewith recorded a liability of $273,000 as a reduction of retained earnings. Subsequent increases in this liability will be reflected as an expense in determining operating results.

SFAS No. 157

SFAS No. 157, “Fair Value Measurements,” was issued in September 2006. In defining fair value, SFAS No. 157 retains the exchange price notion in earlier definitions of fair value. However, the definition of fair value under SFAS No. 157 focuses on the price that would be received to sell an asset or paid to transfer a liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 applies whenever other accounting pronouncements require or permit assets or liabilities to be measured at fair value. Accordingly, SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 also establishes a fair value hierarchy that prioritizes the information used to develop assumptions used to determine the exit price. Under this standard, fair value measurements would be disclosed separately by level within the fair value hierarchy. The Company adopted SFAS No. 157 effective January 1, 2008. The adoption of SFAS No. 157 had no effect on the Company’s financial condition or results of operations. For additional information on the fair value of certain financial assets and liabilities, see Note 17 to the consolidated financial statements.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 creates a fair value option allowing an entity irrevocably to elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. SFAS No. 159 also requires an entity to provide information that would allow users to understand the effect on earnings of changes in the fair value on those instruments selected for the fair value election. The Company adopted SFAS No. 159 effective January 1, 2008. There was no initial effect of adoption since the Company did not elect the fair value option for any existing asset or liability. In addition, the Company did not elect the fair value option for any financial assets originated or purchased, or for liabilities issued, through December 31, 2008.

FSP No. FAS 157-3

FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), issued in October 2008, clarifies the application of SFAS No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” However, the disclosure provisions in SFAS No. 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. As FSP FAS 157-3 clarified but did not change the application of SFAS No. 157, the adoption of FSP FAS 157-3 had no effect on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

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

Reclassification

Certain amounts in the 2007 and 2006 financial statements have been reclassified to conform to the 2008 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Government agencies	$10,469	$229	$55	$10,643
Mortgage-backed securities and CMO’s	44,500	691	3,795	41,396
State and political subdivisions	16,396	417	17	16,796

Total securities available for sale	$71,365	$1,337	$3,867	$68,835

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$2,997	$—	$2	$2,995
U.S. Government agencies	6,506	62	—	6,568
Mortgage-backed securities and CMO’s	28,179	197	84	28,292
State and political subdivisions	12,187	452	5	12,634
Corporate bonds	501	—	1	500

Total debt securities	50,370	711	92	50,989
Equity securities	8	8	—	16

Total securities available for sale	$50,378	$719	$92	$51,005

At December 31, 2008, the Company owned Federal Reserve stock reported at cost of $569,000 and included in other assets. Also at December 31, 2008 and 2007, the Company owned Federal Home Loan Bank Stock (FHLB) of $2.3 million and $2.1 million, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

Results from sales of securities available for sale for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(dollars in thousands)
Gross proceeds from sales	$—	$4,643	$2,885

Realized gains from sales	$—	$—	$60
Realized losses from sales	—	(76)	—

Net realized gains (losses)	$—	$(76)	$60

At December 31, 2008, 2007 and 2006 securities available for sale with a carrying amount of $13.2 million, $15.2 million and $16.6 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline and a volatile market and are in no way a reflection of the quality of the investments. At December 31, 2008 the unrealized losses related to three U.S. Government Agencies, fifteen mortgage backed securities and collateralized mortgage obligations “CMOs”, and twelve state and political subdivisions securities. Although

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

there were several downgrades in the CMO security portfolio, all of the unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and management’s intent and ability to hold these investments until maturity with the exception of one CMO security that management has deemed to be impaired and recorded an impairment charge of $158,164.

The Company has developed a process for evaluating the mortgage-backed and CMO securities portfolio for impairment. These bonds are evaluated using numerous factors that included but are not limited to market loss, investment rating, investment tranche and the evaluation of the underlying collateral. The collateral is analyzed based on nonperforming loans, mortgage properties, occupancy rates and any accumulated loss up to the impairment valuation date. Cashflows, yields and constant prepayment rates (“CPR”) are also considered. At December 31, 2008, the Company had one whole loan CMO investment, First Horizon Alterative Mortgage Trust 2006-AA7 (FHAMS 2006-AA7), which it deemed to be impaired.

	Less than 12 Months		12 Months or More		Total
December 31, 2008	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Securities available for sale:
U.S. Gov’t agencies	$3,010	$55	$—	$—	$3,010	$55
Mortgage-backed securities and CMO’s	14,690	3,717	1,290	78	15,980	3,795
State and political subdivisions	2,648	17	—	—	2,648	17

	$20,348	$3,789	$1,290	$78	$21,638	$3,867

	Less than 12 Months		12 Months or More		Total
December 31, 2008	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale:
U.S. Treasury	$—	$—	$2,995	$2	$2,995	$2
Mortgage-backed securities and CMO’s	8,776	40	2,347	44	11,123	84
State and political subdivisions	751	5	—	—	751	5
Corporate Bonds	500	1	—	—	500	1

	$10,027	$46	$5,342	$46	$15,369	$92

Note 3 - Loans Held for Investment

The composition of net loans held for investment as of December 31, 2008 and 2007 is as follows:

	2008	2007
	(dollars in thousands)
Commercial	$45,470	$37,724
Real estate - construction	50,661	46,546
Real estate - residential	139,346	135,842
Real estate - commercial	89,561	86,593
Consumer	15,499	15,022
Other	121	143

	340,658	321,870
Less:
Allowance for loan losses	(4,361)	(3,510)
Deferred loan (fees) costs, net	172	117

Loans held for investment, net	$336,469	$318,477

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment (Continued)

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 40.90% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 26.29% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $12.5 million and $7.5 million at December 31, 2008 and 2007, respectively. The nonaccrual status of these loans had the effect of reducing net income by $93,750 in 2008 and $6,077 in 2007. Of the $12.5 million in impaired loans at December 31, 2008, $9.0 million carried allowances totaling $2.3 million while $3.5 million were evaluated and required no specific allowance. Of the $7.5 million in impaired loans at December 31, 2007, $5.3 million carried allowances totaling $1.3 million while $2.2 million required no specific allowance. The allowance for impaired loans amounted to $2.3 million at December 31, 2008 and $1.3 million at December 31, 2007. There were no loans past due 90 days and still accruing interest at December 31, 2008 or 2007. Restructured loans, excluding those included in impaired loans, amounted to $166,426 at December 31, 2008.

The carrying value of foreclosed properties held as other real estate was $2.8 million and $163,452 at December 31, 2008 and 2007, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006 are presented below:

	2008	2007	2006
	(dollars in thousands)
Balance, beginning of year	$3,510	$3,171	$4,482
Charge-offs	(288)	(224)	(1,687)
Recoveries	170	548	78
Provision charged against income	969	15	298

Balance, end of year	$4,361	$3,510	$3,171

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $228 million and $205 million at December 31, 2008 and 2007, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2008	2007	2006
	(dollars in thousands)
Beginning of year mortgage servicing rights:	$1,321	$1,244	$1,138
Amounts capitalized	563	484	488
Amortization	(471)	(407)	(382)
Impairment	(120)	—	—

End of year	$1,293	$1,321	$1,244

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2009	$304
2010	264
2011	224
2012	183
2013	142
Thereafter	176

Total	$1,293

Note 6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2008 and 2007 are listed below:

	2008	2007
	(dollars in thousands)
Land	$3,207	$2,915
Building and improvements	8,402	6,579
Furniture and equipment	5,391	4,946

	17,000	14,440

Less accumulated depreciation	5,872	5,689

Total	$11,128	$8,751

The Company has also entered into an agreement to purchase a parcel of land for future branch expansion for $950 thousand.

Note 7 - Leases

The Company’s subsidiary, Bank of Stanly had a noncancelable operating lease for a branch location in Albemarle that expired in 2008, with annual rental payments of $19 thousand. The lease has one five year renewal option at the expiration of the initial term. Bank of Stanly elected to go into a month to month lease and entered into an agreement to purchase the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 - Leases (Continued)

building for $300 thousand in 2009. The lease payment is remaining the same during the finalization of the purchase. Bank of Stanly has also entered into a noncancelable operating lease for a branch location in Locust that expires in 2009 with annual rental payments of $42 thousand. The lease has a one year renewal option at the expiration of the current term.

The Company’s subsidiary, Cabarrus Bank and Trust has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017 with annual rental payments of $60 thousand. The lease has two five year renewal options at the expiration of the initial term.

Future minimum lease payments under these leases for years subsequent to December 31, 2008 are as follows:

Year ending December 31,
(dollars in thousands)
2009	$102
2010	95
2011	60
2012	60
2013	60
Thereafter	219

Total	$596

Total rental expense related to the operating leases was $76,449, $76,449, and $23,807 for the years ended December 31, 2008, 2007 and 2006 respectively, and is included in occupancy expense.

Note 8 - Deposits

The composition of deposits at December 31, 2008 and 2007 is as follows:

	2008		2007
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand deposits	$46,032	13%	$46,597	14%
Interest checking and money market	117,325	33%	102,411	32%
Savings	26,360	8%	26,200	8%
Time deposits $100,000 and over	63,321	18%	54,729	17%
Other time deposits	100,589	28%	94,720	29%

Total	$353,627	100%	$324,657	100%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Deposits (Continued)

The maturities of fixed-rate time deposits at December 31, 2008 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)
2009	$50,686	$76,083
2010	8,817	16,565
2011	2,851	6,891
2012	559	879
2013	408	171
Thereafter	—	—

Total	$63,321	$100,589

Note 9 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2008 and 2007.

	2008		2007
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Federal funds purchased	$—	0.00%	$5,900	4.60%
Securities sold under repurchase agreements	1,463	0.92%	1,604	2.82%
Master notes	8,903	1.00%	9,630	2.67%
Notes payable	8	6.00%	7	6.00%
Short-term line of credit	2,600	2.25%	—	0.00%
Short-term advances from FHLB	9,275	0.46%	14,787	3.85%

	$22,249	0.92%	$31,928	3.58%

	2008		2007
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$1,245	2.93%	$1,331	5.22%
Securities sold under repurchase agreements	1,354	1.37%	1,798	3.81%
Master notes	8,882	1.36%	12,058	3.95%
Notes payable	8	6.00%	302	6.22%
Short-term line of credit	703	3.18%	—	0.00%
Short-term advances from FHLB	7,278	4.46%	13,882	3.54%

	$19,470	2.72%	$29,371	3.84%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Short-Term Borrowed Funds (Continued)

	2008	2007
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$6,050	$6,150
Securities sold under repurchase agreements	1,752	2,194
Master notes	11,657	15,830
Notes payable	8	407
Short-term line of credit	6,600	—
Short-term advances from FHLB	14,000	16,587

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under repurchase agreements represent short-term borrowings collateralized by securities of the United States government or its agencies. Master notes represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary banks, where an agreement is in place.

On September 25, 2007, the Company borrowed $6.6 million from a bank at an interest rate of prime less one percent. This is a two year note that is payable at maturity, with interest payable quarterly. The final maturity on this note is September 24, 2009 and is now reclassified to short-term borrowings. During 2008 payments were made on this borrowing facility in the amount of $4.0 million. The remaining balance at December 31, 2008 was $2.6 million.

The subsidiary banks have combined available lines of credit for federal funds in the amount of $20.9 million at December 31, 2008.

Note 10 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $85.4 million at December 31, 2008. The long-term advances under this line amounted to $25.0 million and $15.0 million at December 31, 2008 and 2007, respectively. Interest rates ranged from 2.96% to 7.52% in both 2008 and 2007. Two subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $15.0 million at December 31, 2008.

During the second and third quarters of 2008, the Company began a private placement of up to 7,500 fixed rate junior subordinated debt securities at $1,000 per security with a minimum investment of $50 thousand dollars. These securities may be redeemed by the Company after June 30, 2010 and the final maturity date is June 30, 2015. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. The proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. At the end of the offering period the Company had raised $7.4 million that was outstanding at December 31, 2008.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $91,000 at December 31, 2008.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Long-Term Debt (Continued)

As of December 31, 2008, the scheduled maturities of these advances and notes payable are as follows:

Year ending December 31,
(dollars in thousands)
2010	$7,008
2011	9,009
2012	3,009
2013	4,510
2014	1,511
Thereafter	7,455

Total	$32,502

Note 11 - Income Tax Matters

The significant components of income tax expense for the years ended December 31 are summarized as follows:

	2008	2007	2006
	(dollars in thousands)
Current tax expense:
Federal	$1,225	$844	$217
State	307	238	177

Total	1,532	1,082	394

Deferred tax expense:
Federal	(607)	198	343
State	(121)	7	96

Total	(728)	205	439

Net provision for income taxes	$804	$1,287	$833

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2008	2007	2006
	(dollars in thousands)
Tax computed at the statutory federal rate	$963	$1,443	$987
Increases (decrease) resulting from:
Tax exempt interest, net	(267)	(245)	(245)
State income taxes, net of federal benefit	123	162	143

Other	(15)	(73)	(52)

Provision for income taxes	$804	$1,287	$833

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Income Tax Matters (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31 are as follows:

	2008	2007	2006
	(dollars in thousands)
Deferred tax assets relating to:
Net unrealized loss on securities available for sale	$979	$—	$—
Allowance for loan losses	1,305	935	912
Deferred compensation	494	357	316
Other	136	—	236
Valuation allowance	(10)	(10)	(12)

Total deferred tax assets	2,904	1,282	1,452

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	—	(241)	(107)
Premises and equipment	(301)	(369)	(364)
Deferred loans fees and costs	(213)	(213)	(212)
Loan servicing	(41)	(78)	(71)
Prepaid expenses	(138)	(110)	(96)
Other	—	(8)	—

Total deferred tax liabilities	(693)	(1,019)	(850)

Net recorded deferred tax asset	$2,211	$263	$602

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Commitments and Contingencies (Continued)

As of December 31, 2008 and 2007, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2008	2007
	(dollars in thousands)
Commitments to extend credit	$79,649	$79,162
Credit card commitments	10,923	9,017
Standby letters of credit	981	1,641

	$91,553	$89,820

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

Although the Company’s composition of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Banks’ Policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the federal supervisory agencies on March 19, 1993. Lending policy for all loans requires that they be supported by sufficient cash flows. Credit losses related to this real estate concentration are consistent with credit losses experienced in the portfolio as a whole.

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

(dollars in thousands)

Balance at December 31, 2007	$15,812
Disbursements during the year	2,874
Collections during the year	(3,237)

Balance at December 31, 2008	$15,449

At December 31, 2008, the Company had approved, but unused lines of credit, totaling $6.4 million to executive officers, directors, officers and their related interests.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters

The Company, and its bank subsidiaries, are subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that reserves on deposit liabilities be maintained in the form of vault cash or deposits with the Federal Reserve Bank.

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

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk
Weighted Assets:
Consolidated	$53,368	14.4%	$29,626	8.0%	$37,033	10.0%
Bank of Stanly	33,357	13.1%	20,349	8.0%	25,436	10.0%
Anson Bank and Trust	4,477	12.5%	2,864	8.0%	3,580	10.0%
Cabarrus Bank and Trust	12,170	15.4%	6,327	8.0%	7,908	10.0%

Tier I Capital to Risk
Weighted Assets:
Consolidated	41,736	11.3%	14,813	4.0%	22,220	6.0%
Bank of Stanly	30,176	11.9%	10,174	4.0%	15,261	6.0%
Anson Bank and Trust	4,061	11.3%	1,432	4.0%	2,148	6.0%
Cabarrus Bank and Trust	11,554	14.6%	3,163	4.0%	4,745	6.0%

Tier I Capital to
Average Assets:
Consolidated	41,736	9.5%	17,519	4.0%	21,899	5.0%
Bank of Stanly	30,176	10.1%	11,901	4.0%	14,876	5.0%
Anson Bank and Trust	4,061	8.6%	1,892	4.0%	2,365	5.0%
Cabarrus Bank and Trust	11,554	13.3%	3,471	4.0%	4,339	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters (Continued)

December 31, 2007
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

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

On December 23, 2008, the Company entered into a letter agreement with the United States Department of Treasury to sell 10,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred”) with a redemption value of $10.0 million. The Company also issued a warrant to the Treasury that was immediately exercised for 500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Warrant Preferred”) with redemption value of $500,000. Combined proceeds received for the issuance of both the Senior Preferred and the Warrant Preferred was $10.0 million, resulting in a net discount that has been allocated between the two issues based upon their relative fair values. As a condition of the Cumulative Perpetual Preferred Stock, the Company must obtain consent from the United States Department of the Treasury to repurchase its common stock or to pay a cash dividend. Furthermore, the Company has agreed to certain restrictions on executive compensation.

The Senior Preferred qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per year, for the first five years, and 9% per year thereafter. Under the terms of the agreement, the Senior Preferred may be redeemed with prior approval from the Federal Reserve in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years at par value plus accrued and unpaid dividends.

The Warrant Preferred also qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid dividends. It is the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of its issuance. Accordingly, the net discount of $500,000 is going to be amortized over five years.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters (Continued)

On December 31, 2008, the Company entered into agreements with its subsidiary banks to sell Fixed Rate Noncumulative Perpetual Preferred Stock to the Company to provide an avenue for pushing portion of the funds received from Company’s issuance of preferred stock down to the subsidiary bank level. At December 31, 2008, Uwharrie Capital Corp had invested $4.0 million in Bank of Stanly and $3.0 million in Cabarrus Bank and Trust.

All of the Company’s aforementioned investments in its subsidiary banks qualify for Tier 1 capital treatment and are included as such in their respective year end capital ratios.

For the reserve maintenance period in effect at December 31, 2008, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2.1 million as reserves on deposit liabilities.

Note 15 - Stock Matters

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2008, the SOP had 447,496 shares still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2008, the SOP II had 12,360 shares outstanding and the SPP II had no options outstanding.

Employee Stock Plans

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in 2008, 2007 and 2006, are as follows:

	2008		2007		2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the year	519,328	$4.47	551,613	$4.46	724,760	$4.19
Options granted	12,360	5.34	—	—	15,914	5.80
Options exercised	(71,824)	4.19	(13,538)	2.66	(102,677)	2.18
Forfeitures	(8)	4.28	(18,747)	5.30	(86,384)	5.17

Options outstanding at the end of the year	459,856	$4.54	519,328	$4.48	551,613	$4.46

Options exercisable at the end of the year	431,470	$4.49	487,281	$4.42	467,900	$4.32

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Stock Matters (Continued)

At December 31, 2008, options outstanding had a weighted-average remaining term of 2.75 years. Total options outstanding at December 31, 2008 included 459,856 options exercisable at a range of $2.00 to $5.50 per share with a weighted average expected term of 2.75 years. Exercisable options at December 31, 2008 included 431,470 options exercisable at a range of $2.00 to $5.50 per share. At December 31, 2008, authorized shares of common stock reserved for future grants of options totaled 154,971 under the SOP II, and 103,234 under the SPP II.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were 12,360 shares granted during the twelve months ended December 31, 2008 under the SOP II. The fair value at the grant date was $1.65 using the following assumptions; a risk-free interest rate of 4.5%, a dividend yield of 0%, an expected life equal to 70% of the term of the option, and volatility of 14%. There were no shares granted in 2007. All options granted in 2006 were forfeited in 2007.

The following is a summary of stock option activity for the years ended December 31, 2008:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2007	519,328	$4.47
Granted	12,360	5.34
Exercised	(71,824)	4.19
Forfeited	(8)	4.28

Outstanding at December 31, 2008	459,856	4.54	$96

Options exercisable at December 31, 2008	431,470		96

A summary of the status of the Company’s non-vested stock options as of December 31, 2008, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2007	32,052	$1.40
Granted	12,360	1.60
Vested	(16,026)	1.40
Forfeited	—	1.49

Non-vested December 31, 2008	28,386

The grant date fair value of stock options vested over the twelve months ended December 31, 2008, 2007 and 2006 was $22 thousand, $42 thousand and $64 thousand, respectively.

As of December 31, 2008, there was $24 thousand of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 4.3 years.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Stock Matters (Continued)

For the twelve months ended December 31, 2008, 2007 and 2006 the intrinsic value of options exercised was $74 thousand, $38 thousand, and $332 thousand, respectively.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 111,258 shares during 2008 and 237,669 shares during 2007 at an aggregate purchase price of $570,839 and $1,403,749, respectively.

Note 16 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $206,478 in 2008, $192,776 in 2007 and $169,982 in 2006, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continued to defer receipt of fees in 2007 and one director continued in 2008. The balance in deferred directors’ compensation, not yet disbursed, was $165,487 and $195,938 at December 31, 2008 and 2007, respectively. Expense for the years ended December 31, 2008, 2007 and 2006 was $12,298, $12,956 and $12,283, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 293,216 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2008, the outstanding balance of the loan is $735,813 and is presented as a reduction of shareholders’ equity.

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

Expenses of $326,633, $317,256 and $237,022 during the years ended December 31, 2008, 2007 and 2006, respectively, have been incurred in connection with the ESOP. At December 31, 2008, 229,196 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $573 thousand at December 31, 2008.

Supplemental Executive Retirement Plan

The Company has implemented a non-qualifying deferred compensation plan for certain executive officers. Certain of the plan benefits will accrue and vest during the period of employment, and will be paid in fixed monthly benefit payments for up to ten years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age.

Effective December 31, 2008, this plan was amended and restated to comply with Section 409A of the Internal Revenue Code. The participants’ account liability balances as of December 31, 2008 will be transferred into a trust fund, where investments will be participant-directed. The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participant has been calculated through the participant’s expected retirement date. Under terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age.

During 2008, 2007 and 2006 a provision of $447,930, $199,328 and $23,446, respectively, was expensed for future benefits to be provided under the plan. The liability accrued for compensation deferred under the plan amounts to $1.5 million and $734,010 at December 31, 2008 and 2007, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk

SFAS 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented below are made at December 31, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2008 and 2007.

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$13,284	$13,284	$16,197	$16,197
Securities available for sale	68,835	68,835	51,005	51,005
Loans held for investment, net	336,469	354,083	318,477	322,115
Loans held for sale	2,691	2,691	2,916	2,917
FHLB Stock	2,284	2,284	2,137	2,137
Bank-owned life insurance	5,511	5,511	5,318	5,318
Accrued interest receivables	2,027	2,027	2,055	2,055

Financial Liabilities
Deposits	$353,627	$354,589	$324,657	$322,287
Short-term borrowings	22,249	22,249	31,928	31,928
Long-term debt	32,502	33,306	21,691	21,832
Accrued interest payable	502	502	596	596

The carrying amount of cash and cash equivalents and accrued interest approximate their fair values due to the short period of time until their expected realization. Securities available for sale are carried at fair value based on quoted market prices. See Note 2. The carrying amount of bank-owned life insurance is the current cash value. It is not practicable to determine fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability and it is presented at its carrying value.

The following methods and assumptions were used by the Company in estimating the fair value of the financial instruments:

•

Loans – The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made. Loans held for sale, which represent current mortgage production forward sales not yet delivered, are valued based on current market prices. The fair value of loans does not consider the lack of liquidity and uncertainty in the market that would effect the valuation under SFAS No. 157, but the result is not material.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

•

Deposits – The fair value of checking, savings and money market deposit is deemed equal to the amount payable on demand. The fair value of certificates of deposit is estimated based on discounted cash flow analyses using offered market rates.

•

Borrowings – The fair value disclosed for short-term borrowings, which are composed of overnight borrowings and debt due within one year approximate the carrying value for such debt. The estimated fair value for long-term borrowings are estimated based on discounted cash flow analyses using offered market rates.

At December 31, 2008, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2008	2007
	(dollars in thousands)
Assets
Cash and demand deposits with bank subsidiaries	$3,297	$289
Interest-earning deposits with bank subsidiaries	10,157	9,830
Investments in:
Bank subsidiaries	45,348	37,100
Nonbank subsidiaries	331	252
Other assets	1,387	770

Total assets	$60,520	$48,241

Liabilities and shareholders’ equity
Master notes	$8,903	$9,630
Long-term debt	2,600	6,600
Junior subordinated debentures	7,419	—
Other liabilities	365	437
Shareholders’ equity	41,233	31,574

Total liabilities and shareholders’ equity	$60,520	$48,241

Condensed Statement of Operations

	2008	2007	2006
	(dollars in thousands)
Equity in earnings of subsidiaries	$2,738	$3,734	$2,915
Interest income	133	493	354
Management and service fees	4,464	4,227	3,854
Other income	94	119	190
Interest expense	535	1,029	921
Other operating expense	5,230	4,978	4,537
Income tax benefit	(365)	(393)	(216)

Net income	$2,029	$2,959	$2,071

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2008	2007	2006
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,029	$2,959	$2,071
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Equity in earnings of subsidiaries	(2,738)	(3,734)	(2,915)
(Increase) decrease in other assets	(2,025)	618	1,020
Increase (decrease) in other liabilities	(72)	304	(61)

Net cash provided (used) by operating activities	(2,806)	147	115

Cash flows from investing activities
Dividends received from subsidiaries	200	1,800	—

Net cash provided by investing activities	200	1,800	—

Cash flows from financing activities
Net increase(decrease) in master notes	(727)	3,022	2,153
Net increase(decrease) in long-term debt	(4,000)	4,600	(400)
Net decrease in subordinated debentures	—	(5,155)	—
Net proceeds from issuance of junior subordinated debentures	7,419	—	—
Repurchase of common stock	(571)	(1,404)	(145)
Net proceeds from issuance of preferred stock	10,500	—	—
Proceeds from issuance of common stock	301	36	224
Preferred stock purchased from bank subsidiaries	(7,000)	—	—
Tax benefit of stock options exercised	26	3	48
Cash paid for fractional shares	(7)	(9)	(9)

Net cash provided (used) by financing activities	5,941	1,093	1,871

Net increase in cash and cash equivalents	3,335	3,040	1,986
Cash and cash equivalents at beginning of period	10,119	7,079	5,093

Cash and cash equivalents at end of period	$13,454	$10,119	$7,079

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Quarterly Financial Data

	First	Second	Third	Fourth
	(in thousands, except per share data)
2008
Interest income	$6,697	$6,382	$6,267	$6,218
Interest expense	(2,804)	(2,429)	(2,347)	(2,248)

Net interest income	3,893	3,953	3,920	3,970
Provision for loan losses	(86)	(171)	(529)	(183)

Net interest income after provision for loan losses	3,807	3,782	3,391	3,787
Noninterest income	1,865	1,895	1,650	1,345
Noninterest expense	(4,523)	(4,532)	(4,542)	(5,092)

Income before taxes	1,149	1,145	499	40
Income taxes	374	373	156	(99)

Net income	$775	$772	$343	$139

Net income per common share
Basic	$0.10	$0.10	$0.05	$0.02

Diluted	$0.10	$0.10	$0.05	$0.02

	First	Second	Third	Fourth
	(in thousands, except per share data)
2007
Interest income	$6,542	$6,650	$6,846	$6,871
Interest expense	(3,058)	(2,972)	(2,964)	(2,882)

Net interest income	3,484	3,678	3,882	3,989
Provision for loan losses	—	138	(18)	(135)

Net interest income after provision for loan losses	3,484	3,816	3,864	3,854
Noninterest income	1,542	1,492	1,660	1,896
Noninterest expense	(4,083)	(4,273)	(4,414)	(4,592)

Income before taxes	943	1,035	1,110	1,158
Income taxes	285	318	336	348

Net income	$658	$717	$774	$810

Net income per common share
Basic	$0.09	$0.10	$0.10	$0.11

Diluted	$0.09	$0.10	$0.10	$0.11

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(in thousands except per share and shares outstanding information)

	2008	2007	2006	2005	2004
Summary of Operations
Interest income	$25,564	$26,909	$24,353	$19,161	$15,906
Interest expense	9,828	11,876	10,702	6,630	4,734

Net interest income	15,736	15,033	13,651	12,531	11,172
Provision for loan losses	969	15	298	755	2,092
Noninterest income	6,755	6,590	5,469	4,351	4,271
Noninterest expense	18,689	17,362	15,918	14,087	13,297
Income taxes	804	1,287	833	523	(199)

Net income	$2,029	$2,959	$2,071	$1,517	$253

Per Common Share
Net income – basic (1)	$0.27	$0.39	$0.27	$0.19	$0.03
Net income – diluted (1)	0.27	0.39	0.26	0.19	0.03
Book value (1)	4.11	4.14	3.76	3.51	3.42

Weighted Average Shares
Outstanding:
Basic (1)	7,482,488	7,603,494	7,685,978	7,683,316	7,809,801
Diluted (1)	7,469,057	7,706,832	7,802,102	7,870,576	7,992,650

Ratios
Return on average assets	0.48%	0.75%	0.56%	0.45%	0.08%
Return on average equity	6.29%	9.73%	7.32%	5.58%	0.91%
Average equity to average assets	7.63%	7.73%	7.67%	8.14%	8.64%

Selected Year-end Balances
Assets	$452,468	$411,944	$383,261	$350,190	$329,262
Loans held for investment	340,830	321,987	288,135	272,842	260,835
Securities	68,835	51,005	37,150	35,016	28,524
Deposits	353,627	324,657	309,600	273,976	246,939
Borrowed funds	54,751	53,619	42,329	47,007	53,796
Shareholders’ equity	41,233	31,574	29,633	27,453	27,156
Selected Average Balances
Assets	$422,857	$393,188	$368,781	$334,193	$321,093
Loans held for investment	331,705	308,149	293,394	267,164	256,525
Securities	48,926	41,188	35,227	29,038	28,846
Deposits	337,384	312,261	289,742	254,591	234,424
Borrowed funds	50,643	48,075	48,510	50,265	57,296
Shareholders’ equity	32,245	30,402	28,299	27,187	27,741

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2004 through 2008 have been adjusted to reflect 3% stock dividends issued in 2008, 2007, 2006, 2005, and 2004.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 8 - 46. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2008, 2007, and 2006. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2008 and December 31, 2007

The Company’s total assets increased $40.6 million or 9.8% from $411.9 million at December 31, 2007 to $452.5 million at December 31, 2008. This increase resulted primarily from an $18.8 million increase in loans held for investment and a $17.8 million increase in securities available for sale. These increases were offset by a decrease of $2.9 million in cash and cash equivalents.

Loans held for investment increased $18.8 million, from $322.0 million at December 31, 2007 to $340.8 million at December 31, 2008, an increase of 5.9%. The growth was largely due to the 20.5%, or $7.7 million, increase in our commercial loan portfolio. Loans secured by real estate and our consumer portfolios experienced growth at a rate of 3.9% and 3.2%, respectively as well. Loans held for sale decreased $225 thousand, or 7.7%, for the period. At December 31, 2008 the allowance for loan losses was $4.4 million which represents1.28% of the loans held for investment portfolio.

Investment securities increased 35.0% during 2008, from $51.0 million at December 31, 2007 to $68.8 million at December 31, 2008. Throughout the year we invested in US Government agency securities, mortgage backed securities and municipal bonds. The downturn in the overall economy and the decrease in property values have greatly affected the mortgage backed security market. The Company had a decline of $3.2 million in the market value of its investment portfolio during 2008. The majority of this decline related to the whole loan CMO portfolio. The Company evaluated its mortgage backed portfolio for other than temporary impairments. Management believes that all of the losses are only temporary with the exception of one whole loan CMO. We recorded a $158 thousand impairment on that one security investment. The Company did not have any sales of securities during the year.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Cash and cash equivalents decreased by $2.9 million during 2008. Cash and due from banks declined $10.8 million while interest earning deposits with banks grew $7.9 million. During the fourth quarter of 2008 the Federal Reserve began paying interest on the clearing balances on deposit. This change attributed to the shift between cash and due from banks and interest-earning deposits with banks.

Premises and equipment increased $2.4 million or 27.2% during 2008. During 2008, the Company renovated an office building to gain some much needed office space. The final cost of these renovations was $1.5 million, largely attributed to the overall increase in premises and equipment. The Company also purchased another downtown property in Albemarle to be used in the future at a cost of $283 thousand.

Other changes in our consolidated assets related to interest receivable, Federal Home Loan Bank stock and bank owned life insurance. Federal Home Loan Bank stock increased $147 thousand. Federal Home Loan Bank stock ownership is a requirement for member banks that utilize the Federal Home Loan Bank for borrowing funds. The amount of stock owned by each member bank is based primarily on the amount of borrowings outstanding. Bank owned life insurance also experienced growth of $193 thousand. These increases were offset by a decrease in interest receivable of $28 thousand.

Other real estate owned experienced an increase of $2.7 million during 2008. While the Company foreclosed on several loan relationships during the year, the majority of this increase is attributed to one loan relationship of $2.2 million.

Customer deposits continued to be our principal funding source in 2008, allowing us to fund the growth in assets discussed above. At December 31, 2008, deposits from our customers totaled $353.6 million, an increase of $28.9 million, or 8.9%, from $324.7 million at December 31, 2007. Time deposits grew $14.5 million, or 9.7%, during the period, while interest checking and money market accounts increased $14.9 million, or 14.6% and savings accounts increased $160 thousand. Offsetting the growth in the aforementioned areas was a decline in noninterest bearing demand accounts of $565 thousand.

The aforementioned growth in the loan and investment portfolios required the Company to increase net borrowings by $1.1 million during 2008. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2008, $34.3 million of the total borrowings of $54.8 million were attributed to Federal Home Loan Bank advances.

During 2008, the Company conducted a private placement of up to 7,500 fixed rate junior subordinated debt securities at $1,000 per security with a minimum investment of $50 thousand dollars. These securities may be redeemed by the Company after June 30, 2010 and have a final maturity date of June 30, 2015. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. At the end of the offering period the Company had raised $7.4 million in tier 2 capital that was outstanding at December 31, 2008 and included in long-term debt.

At December 31, 2008, total shareholders’ equity was $41.2 million, an increase of $9.7 million from December 31, 2007. Net income for the period was $2.0 million and the Company received $301 thousand from the exercise of stock options. These increases were offset by the repurchase of 111,258 shares of the Company’s common stock at a cost of $571 thousand and unrealized losses on investment securities, net of tax, of $1.9 million. On December 23, 2008, the Company entered into a letter agreement with the United States Department of Treasury to

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

sell 10,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for a purchase price of $10.0 million. The Company also issued a warrant to the Treasury that was immediately exercised for 500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B that totaled $500,000.

Results of Operations for the Years Ended December 31, 2008 and 2007

Earnings

The Company earned net income of $2.0 million, or $0.27, per basic common share for 2008 as compared with net income of $2.9 million, or $0.39 per basic common share, in 2007.

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest bearing liabilities and capital.

Net interest income increased $703 thousand to $15.7 million for 2008 compared to the $15.0 million earned in 2007. During the year ended December 31, 2008 our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $970 thousand. The average yield on our interest-earning assets decreased 86 basis points to 6.63%, while the average rate we paid for our interest-bearing liabilities decreased 92 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in an increase of 6 basis points in our interest rate spread, from 3.70% in 2007 to 3.76% in 2008. Our net interest margin for 2008 was 4.13%, compared to 4.24% in 2007. Financial Table 1 on page 56 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 57 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $969 thousand and $15 thousand for the twelve months ended December 31, 2008 and 2007 respectively. There were net loan charge-offs of $118 thousand for the twelve months ended December 31, 2008 as compared with net loan recoveries of $324 thousand during the same period of 2007. Refer to the Asset Quality discussion beginning on page 51 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 2.5%, from $6.6 million in 2007 to $6.8 million in 2008, an increase of $165 thousand.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Service charges on deposit accounts grew $50 thousand to $2.2 million. Other income increased $108 thousand for the year ended December 31, 2008. The Company owns shares of VISA® stock and also owned MasterCard® stock. VISA® redeemed a portion of this stock during the first quarter of 2008 resulting in other income of $59 thousand. We sold all of the shares of MasterCard® during the second quarter of 2008 producing other income of $162 thousand. This income was the primary factor behind the growth in other income. The Company also benefited from an increase in income from mortgage loan sales of $251 thousand resulting from an increase in mortgage loan originations. The rate reductions during the year by the Federal Reserve attributed to this increase. These increases were offset by a decrease in other service fees and commissions of $320 thousand. Income generated from brokerage commissions and asset management fees decreased $260 thousand to $2.8 million, while other banking fees decreased $60 thousand or 5.0% during 2008. The recent downturn in the economy and the impact it has had on the overall stock market was the primary factor contributing to the decline in brokerage commissions and asset management fees.

Noninterest Expense

Noninterest expense increased $1.3 million to $18.7 million in 2008 compared to $17.4 million in 2007. Salaries and employee benefits, the largest component of noninterest expense, increased $481 thousand, from $10.1 million in 2007 to $10.6 million in 2008. Additions at the executive and bank support staff levels, together with normal salary increases, primarily account for this increase. Net occupancy expense increased $116 thousand during the year due to the afore mentioned renovations on an office building. Other noninterest expense increased $478 thousand for the year, including electronic banking expense, a major component of this category, which increased by $86 thousand. Increased usage of electronic banking products is the reason for the increase. Loan collection expense increased $132 thousand during the period. A large majority of this increase was related to one loan relationship.

Income Tax Expense

The Company had income tax expense of $804 thousand for 2008 at an effective tax rate of 28.38% compared to income tax expense of $1.3 million in 2007 at an effective tax rate of 30.31%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance. The growth in nontaxable income out paced the growth in taxable income resulting in the decrease in the effective tax rate.

Results of Operations for the Years Ended December 31, 2007 and 2006

Earnings

The Company earned net income of $2.9 million, or $0.39, per basic share for 2007 as compared with net income of $2.1 million, or $0.28 per basic share, in 2006.

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

Net interest income increased $1.4 million to $15.0 million for 2007 compared to the $13.6 million earned in 2006. During 2007, with the interest rates stabilizing, the increase in net interest income resulted from growth in the loan and investment portfolio. The average yield on our interest-earning assets increased 24 basis points to 7.49%, while the average rate we paid for our interest-bearing liabilities increased 11 basis points. These increases resulted in an increase of 13 basis points in our interest rate spread, from 3.57% in 2006 to 3.70% in 2007. Our net interest margin for 2007 was 4.22%, compared to 4.10% in 2006. Financial Table 1 on page 56 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 57 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

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

The provision for loan losses increased from $15 thousand in 2007 to $969 thousand in 2008, an increase of $954 thousand. This increase is a result of managements’ impairment evaluations and the increase in impaired reserves deemed necessary. Impaired loans, which include all loans in nonaccrual status and other loans deemed by management to be impaired, were $12.5 million at December 31, 2008 compared to $7.2 million at December 31, 2007 resulting in an increase of $5.3 million. Total nonaccrual loans, which are a component of impaired loans, increased from $1.8 million at December 31, 2007 to $3.9 million at December 31, 2008. The level of specific reserves identified for impaired loans increased by $1.1 million. The increase in the level of specific reserves for impaired loans resulted from two customer relationships that are included in impaired loans. The specific reserves relating to these two relationships were $824 thousand. The Company had net loan charge-offs in 2008 of $118 thousand compared to net loan recoveries of $324 thousand in 2007.

The allowance expressed as a percentage of gross loans held for investment increased 19 basis points from 1.09% at December 31, 2007 to 1.28% at December 31, 2008. The allowance, as a percentage of total impaired loans, increased from 35.7% at December 31, 2007 to 53.3% at December 31, 2008. Likewise, the portion of the allowance specifically allocable to impaired loans increased from 16.8% at December 31, 2007 to 18.5% at December 31, 2008. Nonperforming loans, which consist solely of nonaccrual loans, were $3.9 million at December 31, 2008 as compared to $1.8 million at December 31, 2007. Nonperforming loans to total loans increased from 0.56% at December 31, 2007, to 1.14% at the end of 2008. The total allowance relative to non-performing loans decreased from 195.57% at the end of 2007 to 111.87% at this year end. During the year the Company had an increase in other real estate owned of $2.7 million. The major contributing factor is attributable to one loan totaling $2.2 million. Management believes the current level of allowance for loan losses to be adequate at this time.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2008	2007	2006	2005	2004
Nonperforming Assets:
Nonaccrual loans	$3,898	$1,795	$1,211	$1,875	$3,376
Other real estate owned	2,816	163	203	169	481

Total nonperforming assets	$6,714	$1,958	$1,414	$2,044	$3,857

Accruing loans past due 90 days or more	$3	$—	$500	$339	$1,150
Allowance for loan losses	4,361	3,510	3,171	4,482	4,983
Nonperforming loans to total loans	1.14%	0.56%	0.42%	0.69%	1.30%
Allowance for loan losses to total loans	1.28%	1.09%	1.10%	1.64%	1.92%
Nonperforming assets to total loans and other real estate	1.97%	0.61%	0.49%	0.75%	1.47%
Nonperforming assets to total assets	1.48%	0.48%	0.37%	0.58%	1.17%
Allowance for loan losses to nonperforming loans	111.87%	195.57%	261.78%	239.09%	147.59%

Capital Resources

The Company continues to maintain good capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth. Regulatory agencies divide capital into Tier 1 (consisting of shareholders’ equity less ineligible intangible assets and accumulated other comprehensive income and allowable portions of trust preferred securities) and Tier 2 (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company’s risk-adjusted assets and off-balance sheet items. In addition to these capital ratios, regulatory agencies have established a Tier 1 leverage ratio that measures Tier 1 capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier 1 leverage ratio of 4%. Banks which meet or exceed a Tier 1 ratio of 6%, a total capital ratio of 10% and a Tier 1 leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2008, the Company and its subsidiary banks were all well capitalized under applicable regulatory standards.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2008, 2007, and in 2006. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 59, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2008 included $20.9 million in federal funds lines of credit from correspondent banks and approximately $36.1 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2008, borrowings from federal funds lines and securities sold under repurchase agreements amounted to $1.5 million and a note payable to another bank of $2.6 million, while other short-term borrowings totaled $18.1 million. Long-term debt at that date consisted of advances of $25.0 million from the Federal Home Loan Bank, junior subordinated debt of $7.4 million and a mortgage payable of $83 thousand.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2008.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$22,249	$22,249	$—	$—	$—
Long-term debt	32,502	—	16,017	9,030	7,455
Operating leases	596	102	155	120	219
Property purchase	1,250	1,050	100	100	—

Total contractual cash obligations, excluding deposits	56,597	23,401	16,272	9,250	7,674
Deposits	353,627	316,486	35,124	2,017	—

Total contractual cash obligations, including deposits	$410,224	$339,887	$51,396	$11,267	$7,674

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2008 is reflected in Financial Table 3 on page 58. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2008			2007			2006
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)
Interest-earning assets
Taxable securities	$36,573	$2,021	5.53%	$30,364	$1,711	5.63%	$25,741	$1,266	4.92%
Non-taxable securities (1)	14,738	678	7.49%	12,847	549	6.95%	11,586	517	7.26%
Short-term investments	5,386	85	1.58%	14,219	733	5.16%	11,274	611	5.42%
Taxable loans (2)	332,986	22,592	6.78%	304,195	23,724	7.80%	289,194	21,758	7.52%
Non-taxable loans (1)	4,086	188	7.49%	3,954	192	7.90%	4,200	201	7.79%

Total interest-earning assets	393,769	25,564	6.63%	365,579	26,909	7.49%	341,995	24,353	7.25%

Non-earning assets
Cash and due from banks	9,964			11,253			11,833
Premises and equipment, net	9,735			8,694			8,419
Interest receivable and other	9,389			7,662			6,534

Total non-earning assets	29,088			27,609			26,786

Total assets	$422,857			$393,188			$368,781

Interest-bearing liabilities
Savings deposits	$26,246	$301	1.15%	$26,635	$526	1.97%	$32,304	$734	2.27%
Interest checking & MMDA	109,469	1,357	1.24%	102,643	2,550	2.48%	89,174	2,342	2.63%
Time deposits	155,983	6,281	4.03%	136,217	6,454	4.74%	121,053	5,191	4.29%

Total deposits	291,698	7,939	2.72%	265,495	9,530	3.59%	242,531	8,267	3.41%

Short-term borrowed funds	19,453	529	2.72%	27,742	1,128	4.07%	17,928	758	4.23%
Long-term debt	31,190	1,360	4.36%	20,333	1,218	5.99%	30,582	1,677	5.48%

Total interest-bearing liabilities	342,341	9,828	2.87%	313,570	11,876	3.79%	291,041	10,702	3.68%

Noninterest liabilities
Transaction deposits	45,685			46,766			47,210
Interest payable and other	2,586			2,450			2,231

Total liabilities	390,612			362,786			340,482

Shareholders’ equity	32,245			30,402			28,299

Total liabilities and shareholders equity	$422,857			$393,188			$368,781

Interest rate spread			3.76%			3.70%			3.57%

Net interest income and net interest margin		$15,736	4.13%		$15,033	4.24%		$13,651	4.12%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 38.55% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2008 Versus 2007			2007 Versus 2006
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$346	$(36)	$310	$244	$201	$445
Non-taxable securities (17)	84	45	129	55	(23)	32
Short-term investments	(297)	(351)	(648)	156	(34)	122
Taxable loans	2,099	(3,231)	(1,132)	1,149	817	1,966
Non-taxable loans	6	(10)	(4)	(12)	3	(9)

Total interest-earning assets	2,238	(3,583)	(1,345)	1,592	964	2,556

Interest-bearing liabilities

Savings deposits	(6)	(219)	(225)	(120)	(88)	(208)
Transaction and MMDA deposits	127	(1,320)	(1,193)	344	(136)	208
Other time deposits	866	(1,039)	(173)	684	579	1,263
Short-term borrowed funds	(281)	(318)	(599)	407	(37)	370
Long-term debt	562	(420)	142	(588)	129	(459)

Total interest-bearing liabilities	1,268	(3,316)	(2,048)	727	447	1,174

Net interest income	$970	$(267)	$703	$865	$517	$1,382

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$8,109	$750	$1,494	—	$—	$10,353
Investment securities	478	4,036	3,804	11,910	48,607	68,835
FHLB and other stock	—	—	—	—	3,026	3,026
Loans held for sale	2,691	—	—	—	—	2,691
Loans held for investment	192,948	6,133	10,390	89,513	41,846	340,830

Total interest-earning assets	204,226	10,919	15,688	101,423	93,479	425,735

Interest-bearing liabilities
Deposits	37,887	50,782	84,533	123,502	10,891	307,595
Short-term borrowed funds	16,643	1,002	2,004	—	—	19,649
Long-term debt	—	—	2,600	23,530	8,972	35,102

Total interest-bearing liabilities	54,530	51,784	89,137	147,032	19,863	362,346

Interest sensitivity GAP per period	$149,696	$(40,865)	$(73,449)	$(45,609)	$73,616	$63,389

Cumulative interest sensitivity GAP	$149,696	$108,831	$35,382	$(10,227)	$63,389	$63,389

Ratios
Cumulative gap as a percentage of total interest-earning assets	35.16%	25.56%	8.31%	(2.40)%	14.89%	14.89%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	374.52%	202.37%	118.10%	97.01%	117.49%	117.49%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2008
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale
U.S. Government agencies
Due within one year	1,512	1,541	4.16%
Due after one but within five years	5,532	5,664	4.76%
Due after five but within ten years	3,425	3,438	5.10%

	10,469	10,643	4.79%

Mortgage-backed securities
Due after one year but within five years	721	729	5.92%
Due after five but within ten year	4,569	4,733	5.00%
Due after ten years	39,210	35,934	5.41%

	44,500	41,396	5.37%

State and political
Due within one year	1,063	1,080	6.73%
Due after one but within five years	5,313	5,397	5.60%
Due after five but within ten year	4,800	4,959	7.50%
Due after ten years	5,220	5,360	7.64%

	16,396	16,796	6.92%

Total Securities available for sale
Due within one year	2,575	2,621	5.39%
Due after one but within five years	11,566	11,790	5.62%
Due after five but within ten year	12,794	13,130	6.17%
Due after ten years	44,430	41,294	5.75%

	$71,365	$68,835	5.79%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 38.55% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Service charges on deposit accounts	$2,238	$2,188	$2,000
Other banking fees	1,138	1,198	984
Asset management fees	1,396	1,473	974
Brokerage commissions	243	426	371
Other noninterest income	578	400	348

Core noninterest income	5,593	5,685	4,677

Income from mortgage loan sales	1,208	957	764
Security gains (losses)	—	(76)	60
Gains (losses) from sale of OREO	(41)	(2)	(23)
Other gains (losses) from sale of assets	(5)	26	(9)

Total noninterest income	$6,755	$6,590	$5,469

Financial Table 6
Other Noninterest Expense
(dollars in thousands)
	Year Ended December 31,
	2008	2007	2006
Professional fees and services	$687	$720	$618
Marketing and donations	682	639	669
Office supplies and printing	286	277	280
Postage	200	173	192
Telephone and data lines	244	232	212
Electronic banking expense	792	706	604
Software amortization and maintenance	455	448	372
Loan collection cost	272	140	172
FDIC insurance	128	66	35
Subordinated debt issue costs	16	130	5
Other	1,711	1,464	1,361

Total other noninterest expense	$5,473	$4,995	$4,520

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2008		2007		2006
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$45,470	13.35%	$37,724	11.72%	$36,406	12.64%
Real estate - construction	50,661	14.87%	46,546	14.46%	27,342	9.49%
Real estate - residential	139,346	40.90%	135,842	42.21%	126,111	43.79%
Real estate - commercial	89,561	26.29%	86,593	26.90%	84,744	29.43%
Consumer	15,499	4.55%	15,022	4.67%	13,262	4.60%
Other	121	0.04%	143	0.04%	133	0.05%

Total loans	340,658	100.00%	321,870	100.00%	287,998	100.00%

Less:
Allowance for loan losses	(4,361)		(3,510)		(3,171)
Unearned net loan fees	172		117		137

Net loans	$336,469		$318,477		$284,964

	At December 31,
	2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$37,299	13.68%	$37,718	14.47%
Real estate - construction	21,206	7.78%	25,480	9.77%
Real estate - residential	116,715	42.81%	102,627	39.38%
Real estate - commercial	83,861	30.76%	81,283	31.18%
Consumer	13,479	4.94%	13,488	5.17%
Other	72	0.03%	90	0.03%

Total loans	272,632	100.00%	$260,686	100.00%

Less:
Allowance for loan losses	(4,482)		(4,983)
Unearned net loan fees	210		149

Net loans	$268,360		$255,852

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2008
	One Year or Less	One to Five Years	Over Five Years	Total
Commercial and agricultural	$22,812	$15,516	$7,142	$45,470
Real estate – construction	27,820	18,229	4,612	50,661

Total selected loans	$50,632	$33,745	$11,754	$96,131

Fixed rate loans	$15,694	$84,153	$56,838	$156,685

Sensitivity to rate changes:
Variable interest rates	$186,836	$—	$—	$186,836

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2008	2007	2006	2005	2004
Allowance for loan losses at beginning of year	$3,510	$3,171	$4,482	$4,983	$3,224
Provision for loan losses	969	15	298	755	2,092

Loan charge-offs:
Commercial	122	—	1,533	1,124	224
Real estate	15	—	14	—	—
Consumer	151	224	140	254	149

Total charge-offs	288	224	1,687	1,378	373

Recoveries of loans previously charged off:
Commercial	120	440	34	3	1
Real estate	—	—	—	—	—
Consumer	50	108	44	119	39

Total recoveries	170	548	78	122	40

Net charge-offs (recoveries)	118	(324)	1,609	1,256	333

Allowance for loan losses at end of year	$4,361	$3,510	$3,171	$4,482	$4,983

Net (charge-offs) recoveries as a percent of average loans	0.04%	0.11%	(0.55)%	(0.47)%	(0.13)%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2008		2007		2006
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$288	13.35%	$326	11.72%	$356	12.64%
Real estate - construction	1,232	14.87%	325	14.46%	255	9.49%
Real estate - residential	1,180	40.90%	922	42.21%	1,235	43.79%
Real estate - commercial	1,385	26.29%	1,715	26.90%	1,123	29.43%
Consumer loans	276	4.55%	222	4.67%	202	4.60%
Other	—	0.04%	—	0.04%	—	0.05%
Unallocated	—	—%	—	—%	—	—%

Total loans	$4,361	100.00%	$3,510	100.00%	$3,171	100.00%

	At December 31,
	2005		2004
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$2,474	13.68%	$897	14.47%
Real estate - construction	101	7.78%	185	9.77%
Real estate - residential	323	42.81%	509	39.38%
Real estate - commercial	1,159	30.76%	2,965	31.18%
Consumer	369	4.94%	359	5.17%
Other	—	—%	—	—%
Unallocated	56	0.03%	68	0.03%

Total loans	$4,482	100.00%	$4,983	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total
Time Deposits of $100,000 or more	$7,872	$13,106	$29,708	$12,635	$63,321
Other Time Deposits	17,263	21,359	37,461	24,506	100,589

	$25,135	$34,465	$67,169	$37,141	$163,910

Financial Table 12

Securities Performance Ratios

	At December 31,
	2008	2007	2006	2005	2004
Return on average assets	0.48%	0.75%	0.56%	0.45%	0.08%
Return on average equity	6.29%	9.73%	7.32%	5.58%	0.91%
Equity to average assets ratio	7.63%	7.73%	7.67%	8.14%	8.64%

UWHARRIE CAPITAL CORP Board of Directors

Joe S. Brooks	Joseph R. Kluttz, Jr.	Susan J. Rourke
Manager	President	President and Owner
Brothers Precision Tool Co.	Albemarle Insurance Agency, Inc.	U.S. Land Management Co.

Ronald T. Burleson	W. Chester Lowder	Donald P. Scarborough
Partner	Director of Livestock Program	Board Vice Chairman
Thurman Burleson and Sons Farm	Public Policy Division	President and Owner
	NC Farm Bureau Federation, Inc.	Plan Road, Realty, Inc.

Henry E. Farmer, Sr.	Barry S. Moose	John W. Shealy, Jr.
Retired – President and Owner	Division Engineer	President
Henry E. Farmer, Inc.	NC Department of Transportation	Capital Concrete Co.

Charles F. Geschickter, III	James E. Nance	Michael E. Snyder, Sr.
President and Chief Executive Officer	President	Board Chairman
ST Motorsports, Inc.;	Confederate Motors, Inc.	Vice President
JTG Racing, Inc.		EJS and Sons, LLC

Thomas M. Hearne, Jr.	Emmett S. Patterson	Douglas L. Stafford
Geopavement Engineer Transportation	Retired – General Manager and Executive Vice President Pee Dee Electric Membership Corporation	Manager Griffin Stafford, LLC

Charles D. Horne	Timothy J. Propst	Emily M. Thomas
President Hornwood, Inc.	Executive Vice President Propst Construction Co., Inc.	Vice President - Administration and Finance CMH Flooring Products, Inc.

Executive Officers

Robert O. Bratton	W.D. “Bill” Lawhon, Jr.	Jimmy L. Strayhorn
Chief Financial Officer	President and Chief Executive Officer	President and Chief Executive Officer
Uwharrie Capital Corp	Bank of Stanly	Anson Bank & Trust Co.

Roger L. Dick	Christy D. Stoner	Jeffrey M. Talley
President and Chief Executive Officer Uwharrie Capital Corp

President and Chief Executive Officer

The Strategic Alliance Corporation, BOS Agency, Inc.

Chief Executive Officer

Strategic Investment Advisors, Inc.

Executive Vice President Marketing

Uwharrie Capital Corp

President Strategic Investment Advisors, Inc.
Brendan P. Duffey		Barbara S. Williams
Executive Vice President and Chief Operating Officer Uwharrie Capital Corp		Executive Vice President and Controller Uwharrie Capital Corp

Patricia K. Horton President and Chief Executive Officer Cabarrus Bank & Trust Company