Form 10-K, Exhibit 13
period 2009-12-31
UWHARRIE CAPITAL CORP
filed 2010-03-30
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2009

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was organized on July 1, 1993 to become the bank holding company for the Bank of Stanly (“Stanly”), a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns two non-bank subsidiaries, Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

Stanly engages in retail and commercial banking, with six banking offices in Stanly County. Stanly provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

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

Bank of Stanly, Member FDIC, Equal Housing Lender.

Anson Bank & Trust Co., Member FDIC, Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2009	2008	Percent Increase (Decrease)

For the year:
Net income	$690	$2,029	(65.99)%
Net income available to common shareholders	$48	$2,016	(97.62)%
Basic net income per common share (1)	$0.01	$0.27	(94.81)%
Diluted net income per common share (1)	$0.01	$0.27	(96.30)%

Weighted average common shares outstanding (diluted)	7,474,140	7,520,484	(0.62)%

At year-end:
Total assets	$477,846	$452,468	5.61%
Total earning assets	436,012	422,709	3.15%
Loans held for investment	353,729	340,830	3.78%
Total interest-bearing liabilities	385,433	362,346	6.37%
Shareholders’ equity	44,024	41,233	6.77%
Book value per common share (1)	$4.47	$4.11	8.76%

Averages for the year:
Total assets	$471,729	$422,857	11.56%
Total earning assets	434,218	393,769	10.27%
Loans held for investment	346,976	335,791	3.33%
Total interest-bearing liabilities	378,411	342,341	10.54%
Shareholders’ equity	43,182	32,245	33.92%

Financial ratios (in percentage):
Return on average assets	0.15%	0.48%
Return on average shareholders’ equity	1.60%	6.29%
Average equity to average assets	9.15%	7.63%
Net interest margin (fully tax equivalent basis)	4.12%	4.13%
Allowance as % of loans at year-end	1.49%	1.28%
Allowance as % of nonperforming loans	93.71%	111.87%
Nonperforming loans to total loans	1.59%	1.14%
Nonperforming assets to total assets	1.89%	1.48%
Net loan charge-offs (recoveries) to average loans	0.24%	0.04%

(1)	Net income per share, book value per share, and shares outstanding at year-end have been adjusted to reflect the 3% stock dividends in 2008.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong base of local shareholders. While bid and asked prices for the Company’s common stock are quoted on the Over the Counter Bulletin Board under the symbol UWHR, trading is sporadic with trades also taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock.

The Board of Directors adopts a dividend policy on an annual basis. For 2009, Uwharrie Capital Corp did not declare a dividend. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

The following graph compares (i) the yearly change in the cumulative total shareholder return on the Company’s common stock with (ii) the cumulative return of The Carson Medlin Company Independent Bank Index, and (iii) the Nasdaq Composite. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2004, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered the indication of future performance.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective the quarter ended June 30, 2009 the Company changed its method of accounting for other-than temporary impairment of debt securities as a result of adopting new accounting guidance.

Southern Pines, North Carolina

March 23, 2010

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,521	$2,931
Interest-earning deposits with banks	3,338	10,353
Securities available for sale, at fair value	76,317	68,835
Loans held for sale	2,628	2,691
Loans:
Loans held for investment	353,729	340,830
Less allowance for loan losses	(5,276)	(4,361)

Net loans held for investment	348,453	336,469

Premises and equipment, net	13,646	11,128
Interest receivable	2,077	2,027
Federal Home Loan Bank stock	3,201	2,284
Bank owned life insurance	5,714	5,511
Goodwill	987	987
Other real estate owned	3,419	2,816
Prepaid assets	2,617	696
Other assets	7,928	5,740

Total assets	$477,846	$452,468

LIABILITIES
Deposits:
Demand noninterest-bearing	$44,924	$46,032
Interest checking and money market accounts	137,708	117,325
Savings deposits	32,120	26,360
Time deposits, $100,000 and over	64,736	63,321
Other time deposits	97,286	100,589

Total deposits	376,774	353,627

Short-term borrowed funds	26,940	22,249
Long-term debt	26,643	32,502
Interest payable	396	502
Other liabilities	3,069	2,355

Total liabilities	433,822	411,235

Off balance sheet items, commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(400)	(500)
Common stock, $1.25 par value: 20,000,000 shares authorized; 7,593,929 shares issued and outstanding	9,492	9,492
Additional paid-in capital plus stock option surplus	14,030	14,019
Unearned ESOP compensation	(667)	(736)
Undivided profits	10,056	10,008
Accumulated other comprehensive income (loss)	1,013	(1,550)

Total shareholders’ equity	44,024	41,233

Total liabilities and shareholders’ equity	$477,846	$452,468

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(in thousands, except share and per share data)
Interest Income
Loans, including fees	$21,246	$22,780	$23,916
Investment securities:
US Treasury	12	73	98
US Government agencies and corporations	3,106	1,853	1,401
State and political subdivisions	632	689	633
Other	—	84	128
Interest-earning deposits with banks and federal funds sold	66	85	733

Total interest income	25,062	25,564	26,909

Interest Expense
Interest checking and money market accounts	838	1,357	2,550
Savings deposits	255	301	526
Time deposits $100,000 and over	1,980	2,453	2,316
Other time deposits	2,836	3,828	4,138
Short-term borrowed funds	316	529	1,128
Long-term debt	1,472	1,360	1,218

Total interest expense	7,697	9,828	11,876

Net interest income	17,365	15,736	15,033
Provision for loan losses	1,732	969	15

Net interest income after provision for loan losses	15,633	14,767	15,018

Noninterest Income
Service charges on deposit accounts	2,360	2,238	2,188
Other service fees and commissions	2,273	2,777	3,097
Loss on sale of securities	(711)	—	(76)
Loss on nonmarketable securities	(172)	—	—
Loss on securities with other-than-temporary impairment	(1,807)	(158)	—
Portion of loss recognized in other comprehensive income	—	—	—

Net impairment recognized in income	(1,807)	(158)	—
Income from mortgage loan sales	3,436	1,208	957
Other income	445	532	424

Total noninterest income	5,824	6,597	6,590

Noninterest Expense
Salaries and employee benefits	11,527	10,637	10,156
Net occupancy expense	1,071	987	871
Equipment expense	702	645	598
Data processing costs	792	789	742
Professional fees and services	968	687	720
Marketing and donations	746	682	639
Electronic banking expense	728	792	706
Software amortization and maintenance	470	455	448
FDIC insurance	958	128	66
Other noninterest expense	2,968	2,729	2,416

Total noninterest expense	20,930	18,531	17,362

Income before income taxes	527	2,833	4,246
Income taxes	(163)	804	1,287

Net income	$690	$2,029	$2,959

Net income	$690	$2,029	$2,959
Dividends on preferred stock	(642)	(13)	—

Net Income available to common shareholders	$48	$2,016	$2,959

Net income per common share
Basic	$0.01	$0.27	$0.39

Diluted	$0.01	$0.27	$0.39

Weighted average common shares outstanding
Basic	7,474,140	7,482,488	7,603,494
Diluted	7,474,140	7,520,484	7,706,832

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(in thousands)

Net Income	$690	$2,029	$2,959

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	1,637	(3,315)	275
Related tax effect	(621)	1,281	(105)

Reclassification of losses recognized in net income	711	—	76
Related tax effect	(274)	—	(29)

Reclassification of losses for which credit-related portion other-than-temporary impairment was recognized in net income	1,807	158	—
Related tax effect	(697)	(61)	—

Total other comprehensive income (loss)	2,563	(1,937)	217

Comprehensive income	$3,253	$92	$3,176

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2009, 2008 and 2007

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)

Balance, December 31, 2006	7,423,550	$—	$—	$—	$9,279	$13,541	$(859)	$7,502	$170	$29,633
Net income	—	—	—	—	—	—	—	2,959	—	2,959
Other comprehensive income	—	—	—	—	—	—	—	—	217	217
Release of ESOP shares	—	—	—	—	—	31	59	—	—	90
Common stock issued pursuant to:
3% stock dividend	216,062	—	—	—	270	916	—	(1,186)	—	—
Stock options exercised	12,764	—	—	—	16	20	—	—	—	36
Tax benefit of stock options exercised	—	—	—	—	—	3	—	—	—	3
Repurchase of common stock	(237,669)	—	—	—	(297)	(1,107)	—	—	—	(1,404)
Cash paid fraction shares	—	—	—	—	—	—	—	(9)	—	(9)
Stock compensation expense	—	—	—	—	—	49	—	—	—	49

Balance, December 31, 2007	7,414,707	—	—	—	9,268	13,453	(800)	9,266	387	31,574

Net income	—	—	—	—	—	—	—	2,029	—	2,029
Other comprehensive income	—	—	—	—	—	—	—	—	(1,937)	(1,937)
Release of ESOP shares	—	—	—	—	—	14	64	—	—	78
Common stock issued pursuant to:
3% stock dividend	220,738	—	—	—	276	718	—	(994)	—	—
Stock options exercised	69,742	—	—	—	87	214	—	—	—	301
Tax benefit of stock options exercised	—	—	—	—	—	26	—	—	—	26
Repurchase of common stock	(111,258)	—	—	—	(139)	(432)	—	—	—	(571)
Cash paid fractional shares	—	—	—	—	—	—	—	(7)	—	(7)
Stock compensation expense	—	—	—	—	—	26	—	—	—	26
Adjustment to initially apply ASC 715-60	—	—	—	—	—	—	—	(273)	—	(273)
Issue series A preferred stock to the Treasury	—	10,000	—	—	—	—	—	—	—	10,000
Issue series B preferred stock to the Treasury	—	—	500	—	—	—	—	—	—	500
Record Series B warrant expense	—	—	—	(500)	—	—	—	—	—	(500)
Record preferred stock dividend	—	—	—	—	—	—	—	(13)	—	(13)

Balance, December 31, 2008	7,593,929	10,000	500	(500)	9,492	14,019	(736)	10,008	(1,550)	41,233

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years Ended December 31, 2009, 2008 and 2007

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)

Balance, December 31, 2008	7,593,929	$10,000	$500	$(500)	$9,492	$14,019	$(736)	$10,008	$(1,550)	$41,233
Net income	—	—	—	—	—	—	—	690	—	690
Other comprehensive income	—	—	—	—	—	—	—	—	2,563	2,563
Release of ESOP shares	—	—	—	—	—	—	69	—	—	69
Stock compensation expense	—	—	—	—	—	11	—	—	—	11
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(642)	—	(542)

Balance, December 31, 2009	7,593,929	$10,000	$500	$(400)	$9,492	$14,030	$(667)	$10,056	$1,013	$44,024

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from operating activities
Net income	$690	$2,029	$2,959
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation	780	676	625
Net amortization of security premiums/discounts	134	(202)	(220)
Impairment of securities available for sale	1,807	158	—
Net amortization of mortgage servicing rights	868	471	407
Impairment of foreclosed real estate	78	28	—
Provision for loan losses	1,732	969	15
Deferred income taxes	(737)	(728)	205
Stock compensation	11	26	49
Net realized loss on sales / calls available for sale securities	711	—	76
Income from mortgage loan sales	(3,436)	(1,208)	(957)
Proceeds from sales of loans held for sale	144,761	55,198	45,603
Origination of loans held for sale	(142,727)	(54,328)	(43,748)
(Gain) loss on sale of premises, equipment and other assets	(1)	5	(26)
Loss on nonmarketable securities	172	—	—
Increase in cash surrender value of life insurance	(203)	(193)	(185)
Loss on sales of foreclosed real estate	36	41	2
Release of ESOP Shares	69	78	90
Net change in interest receivable	(50)	28	(280)
Net change in other assets	(3,652)	83	(866)
Net change in interest payable	(106)	(94)	93
Net change in other liabilities	714	584	302

Net cash provided by operating activities	1,651	3,621	4,144

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	30,353	14,386	10,382
Purchase of securities available for sale	(36,208)	(35,329)	(23,744)
Net increase in loans	(15,598)	(21,837)	(33,588)
Proceeds from sale of premises, equipment and other assets	1	—	87
Purchase of premises and equipment	(3,298)	(3,058)	(758)
Proceeds from sales of foreclosed real estate	1,243	182	98
Investment in other assets	(1,089)	(569)	—
Net increase in Federal Home Loan Bank stock	(917)	(147)	(157)

Net cash used by investing activities	(25,513)	(46,372)	(47,680)

Cash flows from financing activities
Net increase in deposit accounts	23,147	28,970	15,057
Net increase (decrease) in short-term borrowed funds	4,691	(9,679)	18,888
Net increase (decrease) in long-term debt	(5,859)	3,392	(7,598)
Net proceeds from issuance of junior subordinated debt	—	7,419	—
Repurchases of common stock	—	(571)	(1,404)
Net proceeds from issuance of preferred stock	—	10,000	—
Net proceeds from issuance of common stock	—	301	36
Tax benefit of stock options exercised	—	26	3
Dividend and discount accretion on preferred stock	(542)	(13)	—
Cash paid for fractional shares	—	(7)	(9)

Net cash provided by financing activities	21,437	39,838	24,973

Decrease in cash and cash equivalents	(2,425)	(2,913)	(18,563)
Cash and cash equivalents, beginning of period	13,284	16,197	34,760

Cash and cash equivalents, end of period	$10,859	$13,284	$16,197

Supplemental disclosures of cash flow information
Interest paid	$7,802	$9,922	$11,783
Income taxes paid	1,558	1,596	1,311
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	2,563	(1,937)	217
Loans transferred to foreclosed real estate	1,882	2,876	60
Mortgage servicing rights capitalized	1,465	563	331
Preferred stock dividend accrued	(68)	(13)	—
ASC 715-60 charged to retained earnings	—	(273)	—

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

Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Stanly are insured by the Federal Deposit Insurance Corporation (“FDIC”). Stanly is under regulation of the Federal Reserve, FDIC and the North Carolina State Banking Commission. Through its six branch locations in Stanly County, Stanly provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks” and “Interest-earning deposits with banks.”

Investment Securities Held To Maturity

Investment securities classified as held to maturity are debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Declines in the fair value of individual held to maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. The Company had no securities held to maturity at December 31, 2009 and 2008.

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Goodwill

Goodwill resulted from the 2000 acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. Goodwill is evaluated for impairment annually or more frequently if circumstances indicate potential impairment.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). ASC 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. Excess tax benefits are reported as financing cash inflows in the consolidated statement of cash flows.

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

Fair Value of Financial Instruments

The Company adopted the provisions of Accounting Standards Codification ASC 820 Fair Value Measurements and Disclosures and ASC 825, Financial Instruments on January 1, 2008.

ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but clarifies and standardizes some divergent practices that have emerged since prior guidance was issued. ASC 820 creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation.

ASC 820 defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which those assets or liabilities are sold and considers assumptions that market participants would use when pricing those assets or liabilities. Fair values determined using Level 1 inputs rely on active and observable markets to price identical assets or liabilities. In situations where identical assets and liabilities are not traded in active markets, fair values may be determined based on Level 2 inputs, which exist when observable data exists for similar assets and liabilities. Fair values for assets and liabilities for which identical or similar assets and liabilities are not actively traded in observable markets are based on Level 3 inputs, which are considered to be unobservable.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including loans held for sale, which are carried at the lower of cost or market; loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions; foreclosed real estate, which is carried at lower of cost or fair market value and goodwill, which is periodically tested for impairment. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC 310, Receivables, Loan and Debt Securities. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

As of December 31, 2009 and December 31, 2008, total accumulated other comprehensive income (loss) was $1.0 million and $(1.6) million, respectively. The components of accumulated other comprehensive income at December 31, 2009 included $239,926 of unrealized gains and temporary unrealized losses net of tax, and non credit losses on five other than temporarily impaired investments of $(772,722) net of tax. Accumulated other comprehensive income at December 31, 2008 consisted of unrealized gains and temporary unrealized losses of $(1.6) million net of tax.

Earnings per Common Share

The Company issued 3% stock dividends in 2008 and 2007. There was not a stock dividend in 2009. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. In 2009 and 2008 there were 280,715 and 189,866 options outstanding that were anti-dilutive, respectively. There were not any anti-dilutive stock options outstanding in 2007.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The ESOP effect is the yearly average of the unallocated ESOP shares.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2009	2008	2007

Weighted average number of common shares used in computing basic net income per common share	7,593,969	7,618,913	7,753,837

Effect of ESOP shares	(119,829)	(136,425)	(150,343)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,474,140	7,482,488	7,603,494

Effect of dilutive stock options	—	37,996	103,338

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,474,140	7,520,484	7,706,832

Recent Accounting Pronouncements

ASC 105

In June 2009, the Financial Accounting Standards Board issued Accounting Standards Codification ASC 105. The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles as the single source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. The Codification reorganizes all previous GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. All existing standards that were used to create the Codification have been superseded, replacing the previous references to specific Statements of Financial Accounting Standards (SFAS) with numbers used in the Codification’s structural organization. The guidance is effective for interim and annual periods ending after September 15, 2009. After September 15, only one level of authoritative GAAP exists, other than guidance issued by the Securities and Exchange Commission (SEC). All other accounting literature excluded from the Codification is considered non-authoritative. The adoption of the Codification does not have a material impact on the Company’s consolidated financial statements.

ASC 815

In March of 2008, the Financial Accounting Standards Board issued Accounting Standards Codification 815 (“ASC 815”), Derivative and Hedging. ASC 815 amends and expands the disclosure requirement for derivative instruments and hedging activities to provide users of financial statements with an enhanced understanding of the derivative instrument’s purpose,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

how it is accounted for, and its impact on the financial statements. The adoption of ASC 815 on January 1, 2009 did not have a material effect on the Company’s consolidated financial statements.

ASC 855

In May 2009, the Financial Accounting Standards Board issued Accounting Standards Codification (“ASC 855”), Subsequent Events. The guidance establishes general standards of accounting for and disclosure of subsequent events. Subsequent events are events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance is effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance was not material to the Company’s consolidated financial statements.

FSP EITF 99-20-1

On January 12, 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position, Emerging Issues Task Force (EITF) 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. FSP EITF 99-20-1 addresses certain practice issues in EITF No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” by making its other-than-temporary impairment assessment guidance consistent with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP EITF 99-20-1 removes the reference to the consideration of a market participant’s estimates of cash flows in EITF 99-20, and instead requires an assessment of whether it is probable, based on current information and events, that the holder of the security will be unable to collect all amounts due according to the contractual terms. If it is probable that there has been an adverse change in estimated cash flows, other-than-temporary impairment is deemed to exist, and a corresponding loss shall be recognized in earnings equal to the entire difference between the investment’s carrying value and its fair value at the balance sheet date of the reporting period for which the assessment is made. This FSP is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. The impact of adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the Financial Accounting Standards Board issued the following three FASB Staff Positions intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

ASC 820

ASC 820, “Fair Value and Disclosures,” provide additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have decreased significantly. ASC 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC 820 are effective for the Company’s interim period ending on June 30, 2009.

ASC 825

ASC 825, “Financial Instruments,” requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825 are effective for the Company’s interim period ending on June 30, 2009. As ASC 825 amends only the disclosure requirements about fair value of financial instruments in interim periods, the adoption of ASC 825 did not have a material effect on the Company’s statement of operations and balance sheet.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

ASC 320

ASC 320, “Investments, Debt Equity Securities” amends current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company adopted this as of June 30, 2009 and it did not have a material effect on the Company’s statement of operations and balance sheet.

SAB 111

The Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 111 (FASB ASC 320-10-S99-1) on April 9, 2009 to amend Topic 5.M., “Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities” and to supplement FSP SFAS 115-2 and SFAS 124-2. SAB 111 maintains the Staff’s previous views related to equity securities; however, debt securities are excluded from its scope. The SAB provides that “other-than-temporary” impairment is not necessarily the same as “permanent” impairment and unless evidence exists to support a value equal to or greater than the carrying value of the equity security investment, a write-down to fair value should be recorded and accounted for as a realized loss. The SAB was effective upon issuance and had no impact on the Company’s financial position.

From time to time the FASB issues exposure drafts of proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassification

Certain amounts in the 2008 and 2007 financial statements have been reclassified to conform to the 2009 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(dollars in thousands)
U.S. Treasury	$3,024	$—	$5	$3,019
U.S. Government agencies	20,736	246	11	20,971
Mortgage-backed securities and CMO’s	34,186	1,056	—	35,242
Private label CMO’s	7,468	117	85	7,500
State and political subdivisions	9,276	309	—	9,585

Total securities available for sale	$74,690	$1,728	$101	$76,317

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(dollars in thousands)
U.S. Government agencies	$10,469	$229	$55	$10,643
Mortgage-backed securities and CMO’s	33,149	691	225	33,615
Private label CMO’s	11,351	—	3,570	7,781
State and political subdivisions	16,396	417	17	16,796

Total securities available for sale	$71,365	$1,337	$3,867	$68,835

At December 31, 2009 and 2008, the Company owned Federal Reserve stock reported at cost of $778,850 and $568,850 respectively and is included in other assets. Also at December 31, 2009 and 2008, the Company owned Federal Home Loan Bank Stock (FHLB) of $3.2 million and $2.3 million, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

Results from sales and calls of securities available for sale for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
	(dollars in thousands)
Gross proceeds from sales and calls	$9,535	$—	$4,643

Realized gains from sales	$219	$—	$—
Realized losses from sales	(930)	—	(76)

Net realized gains (losses)	$(711)	$—	$(76)

At December 31, 2009, 2008 and 2007 securities available for sale with a carrying amount of $11.4 million, $13.2 million and $15.2 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline in a volatile market and are in no way a reflection of the quality of the investments. At December 31, 2009, the unrealized losses related to three U.S. Treasury notes, three U.S. Government Agencies and five mortgage backed securities and collateralized mortgage obligations “CMOs”.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

	Less than 12 Months		12 Months or More		Total
December 31, 2009	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$3,019	$5	$—	$—	$3,019	$5
U.S. Gov’t agencies	10,327	11	—	—	10,327	11
Mortgage-backed securities and CMO’s	—	—	134	—	134	—
Private label CMO’s	—	—	1,625	85	1,625	85
State and political subdivisions	—	—	—	—	—	—

	$13,346	$16	$1,759	$85	$15,105	$101

Other than Temporary Impairment
Private label CMO’s	$—	$—	$3,667	$—	$3,667	$—

	$—	$—	$3,667	$—	$3,667	$—

	Less than 12 Months		12 Months or More		Total
December 31, 2008	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	$3,010	$55	$—	$—	$3,010	$55
Mortgage-backed securities and CMO’s	3,996	212	633	12	4,629	224
Private label CMO’s	10,506	3,076	657	66	11,163	3,142
State and political subdivisions	2,648	17	—	—	2,648	17

	$20,160	$3,360	$1,290	$78	$21,450	$3,438

Other than Temporary Impairment
Private label CMO’s	$188	$429	$—	$—	$188	$429

	$188	$429	$—	$—	$188	$429

The Company routinely conducts reviews to identify and evaluate each investment security to determine whether OTTI has occurred using several economic models. To determine if the unrealized loss is other-than-temporary, the Company projects total estimated defaults of the underlying troubled and non performing assets (mortgages) and multiply that calculated amount by an estimate of realizable value upon sale in the marketplace (severity) in order to determine the projected collateral loss. The Company also evaluates the current credit enhancement underlying the bond to determine the impact on cash flows. If the Company determines that a given position will be subject to a write-down, loss or decline in yield, the Company records the expected credit loss as a charge to earnings. In addition, the Company estimates the expected loss by taking into account observed performance of the underlying securities, industry studies, market forecasts, as well as our view of the economic outlook affecting bond collateral.

Based on these evaluations, the Company determined that five private label collateralized mortgage obligations were other-than-temporarily impairment at December 31, 2009, and reduced the carrying value of these instruments to fair value through a $1.8 million charge to earnings. These instruments were subsequently sold at a further loss of $93,621 during the first quarter of 2010.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 – Investment Securities (Continued)

The following table summarizes cumulative credit other-than-temporary impairment losses recognized on debt securities held by the Company:

2009
(dollars in thousands)
Balance, beginning of the period	$—
Impairment losses recognized during the year	1,807
Realized losses from sales	(124)

Balance, end of year	$1,683

As of December 31, 2009 there are no unrealized loss components for these impaired securities and accumulated other comprehensive income.

Note 3 – Loans Held for Investment

The composition of net loans held for investment as of December 31, 2009 and 2008 is as follows:

	2009	2008
	(dollars in thousands)
Commercial	$51,723	$45,470
Real estate - construction	44,976	50,661
Real estate - residential	144,154	139,346
Real estate - commercial	95,938	89,561
Consumer	16,628	15,499
Other	172	121

	353,591	340,658
Less:
Allowance for loan losses	(5,276)	(4,361)
Deferred loan (fees) costs, net	138	172

Loans held for investment, net	$348,453	$336,469

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 40.77% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, to finance manufacturing buildings, shopping center locations, commercial land development, commercial buildings and equipment that comprise 27.13% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $24.1 million and $12.5 million at December 31, 2009 and 2008, respectively. The nonaccrual status of these loans had the effect of reducing net income by $246,395 in 2009 and $93,750 in 2008. Of the $24.1 million in impaired loans at December 31, 2009, $16.5 million carried allowances totaling $3.0 million while $7.6 million were evaluated and required no specific allowance. Of the $12.5 million in impaired loans at December 31, 2008, $9.0 million carried allowances totaling $2.3 million while $3.5 million required no specific allowance. There were credit card loans 90 days past due and still accruing of $16,635 and $2,710 at December 31, 2009 and 2008, respectively.

Restructured loans at December 31, 2009 totaled $2.4 million of which $2.3 million are included in impaired loans above.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment (Continued)

The carrying value of foreclosed properties held as other real estate was $3.4 million and $2.8 million at December 31, 2009 and 2008, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 – Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 are presented below:

	2009	2008	2007
	(dollars in thousands)
Balance, beginning of year	$4,361	$3,510	$3,171
Charge-offs	(871)	(288)	(224)
Recoveries	54	170	548
Provision charged against income	1,732	969	15

Balance, end of year	$5,276	$4,361	$3,510

Note 5 – Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $289 million and $228 million at December 31, 2009 and 2008, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2009	2008	2007
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$1,293	$1,321	$1,244
Amounts capitalized	1,465	563	484
Amortization	(868)	(471)	(407)
Impairment	—	(120)	—

End of year	$1,890	$1,293	$1,321

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)

2010	$305
2011	264
2012	224
2013	183
2014	142
Thereafter	772

Total	$1,890

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2009 and 2008 are listed below:

	2009	2008
	(dollars in thousands)

Land	$4,081	$3,207
Building and improvements	10,012	8,402
Furniture and equipment	5,598	5,391

	19,691	17,000
Less accumulated depreciation	6,045	5,872

Total	$13,646	$11,128

Note 7 – Leases

The Company’s subsidiary, Bank of Stanly, had a noncancelable operating lease for a branch location in Albemarle that expired in 2008, with annual rental payments of $18,575. The lease has one five year renewal option at the expiration of the initial term. Bank of Stanly elected to go into a month to month lease and entered into an agreement to purchase the building for $300,000 in 2009. The lease payment remained the same during the finalization of the purchase. Bank of Stanly has also entered into a noncancelable operating lease for a branch location in Locust that expires in 2010 with annual rental payments of $41,856. The Company’s subsidiary, Cabarrus Bank and Trust has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017 with annual rental payments of $59,850. The lease has two five year renewal options at the expiration of the initial term.

Future minimum lease payments under these leases for years subsequent to December 31, 2009 are as follows:

Year ending December 31,
(dollars in thousands)

2010	$95
2011	60
2012	60
2013	60
2014	60
Thereafter	159

Total	$494

Total rental expense related to the operating leases was $106,350, $120,281, and $76,449 for the years ended December 31, 2009, 2008 and 2007 respectively, and is included in occupancy expense.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 – Deposits

The composition of deposits at December 31, 2009 and 2008 is as follows:

	2009		2008
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand deposits	$44,924	12%	$46,032	13%
Interest checking and money market	137,708	37%	117,325	33%
Savings	32,120	8%	26,360	8%
Time deposits $100,000 and over	64,736	17%	63,321	18%
Other time deposits	97,286	26%	100,589	28%

Total	$376,774	100%	$353,627	100%

The maturities of fixed-rate time deposits at December 31, 2009 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)

2010	$53,500	$78,857
2011	9,583	15,676
2012	1,044	1,659
2013	507	494
2014	102	590
Thereafter	—	10

Total	$64,736	$97,286

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 – Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2009 and 2008

	2009		2008
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Federal funds purchased	$—	0.00%	$—	0.00%
Securities sold under repurchase agreements	—	0.00%	1,463	0.92%
Master notes	11,482	0.50%	8,903	1.00%
Notes payable	58	3.80%	8	6.00%
Short-term line of credit	—	0.00%	2,600	2.25%
Short-term advances from FHLB	15,400	0.36%	9,275	0.46%

	$26,940	0.42%	$22,249	0.92%

	2009		2008
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$273	1.05%	$1,245	2.93%
Securities sold under repurchase agreements	669	0.89%	1,354	1.37%
Master notes	11,298	0.83%	8,882	1.36%
Notes payable	56	3.25%	8	6.00%
Short-term line of credit	724	1.68%	703	3.18%
Short-term advances from FHLB	11,401	1.70%	7,278	4.46%

	$24,421	1.29%	$19,470	2.72%

	2009	2008
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$1,250	$6,050
Securities sold under repurchase agreements	1,740	1,752
Master notes	12,559	11,657
Notes payable	58	8
Short-term line of credit	2,600	6,600
Short-term advances from FHLB	24,275	14,000

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

On September 25, 2007, the Company borrowed $6.6 million from a bank at an interest rate of prime less one percent. During 2008 principal payments were made on this note in the amount of $4.0 million. The remaining balance of $2.6 million was paid off during 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 – Short-Term Borrowed Funds (Continued)

The subsidiary banks have combined available lines of credit for federal funds in the amount of $18.8 million at December 31, 2009.

Note 10 – Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans, commercial real estate loans and investment securities with eligible collateral value of $79.6 million at December 31, 2009. The long-term advances under this line amounted to $19.0 million and $25.0 million at December 31, 2009 and 2008, respectively. Interest rates ranged from 1.57% to 5.50% in 2009 and from 2.96% to 7.52% in 2008. Two subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $10.0 million at December 31, 2009.

During the second and third quarters of 2008, the Company began a private placement of up to 7,500 fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. These securities may be redeemed by the Company after June 30, 2010 and the final maturity date is June 30, 2015. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. The proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. At the end of the offering period the Company had raised $7.4 million that was outstanding at December 31, 2009.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $82,781 at December 31, 2009.

On May 13, 2009, the Company executed a note payable in the amount of $200,000 for the purchase of existing leased office space. The note bears interest at 3.43% and is to be paid in four equal annual payments of $50,000. The outstanding balance of this note was $200,000 at December 31, 2009.

As of December 31, 2009, the scheduled maturities of these advances and notes payable are as follows:

Year ending December 31,
(dollars in thousands)

2011	$10,059
2012	3,059
2013	4,560
2014	1,510
2015	7,430
Thereafter	25

Total	$26,643

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Income Tax Matters

The significant components of income tax expense for the years ended December 31 are summarized as follows:

	2009	2008	2007
	(dollars in thousands)
Current tax expense:
Federal	$428	$1,225	$844
State	146	307	238

Total	574	1,532	1,082

Deferred tax expense:
Federal	(620)	(607)	198
State	(117)	(121)	7

Total	(737)	(728)	205

Net provision for income taxes	$(163)	$804	$1,287

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2009	2008	2007
	(dollars in thousands)

Tax computed at the statutory federal rate	$179	$963	$1,443
Increases (decrease) resulting from:
Tax exempt interest, net	(269)	(267)	(245)
State income taxes, net of federal benefit	19	123	162
Other	(92)	(15)	(73)

Provision for income taxes	$(163)	$804	$1,287

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31 are as follows:

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Income Tax Matters (Continued)

	2009	2008	2007
	(dollars in thousands)
Deferred tax assets relating to:
Net unrealized loss on securities available for sale	$—	$979	$—
Allowance for loan losses	1,772	1,305	935
Deferred compensation	635	494	357
Other	462	126	(10)

Total deferred tax assets	2,869	2,904	1,282

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(613)	—	(241)
Premises and equipment	(371)	(301)	(369)
Deferred loans fees and costs	(214)	(213)	(213)
Loan servicing	(158)	(41)	(78)
Prepaid expenses	(157)	(138)	(110)
Other	—	—	(8)

Total deferred tax liabilities	(1,513)	(693)	(1,019)

Net recorded deferred tax asset	$1,356	$2,211	$263

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

Note 12 – Commitments and Contingencies

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

As of December 31, 2009 and 2008, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2009	2008
	(dollars in thousands)

Commitments to extend credit	$91,648	$79,649
Credit card commitments	8,697	10,923
Standby letters of credit	881	981

	$101,226	$91,553

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 – Commitments and Contingencies (Continued)

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

During 2009, the Company had entered into a contract to construct the new Locust branch office. At of December 31, 2009, there was $894,000 remaining on the contract. The branch will be opening in 2010.

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

Note 13 – Related Party Transactions

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

(dollars in thousands)

Balance at December 31, 2008	$15,449
Disbursements during the year	7,221
Collections during the year	(7,881)

Balance at December 31, 2009	$14,789

At December 31, 2009, the Company had approved, but unused lines of credit, totaling $6.4 million to executive officers, directors, officers and their related interests.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 – Shareholders’ Equity and Regulatory Matters

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
	(Dollars in thousands)
December 31, 2009

Total Capital to Risk
Weighted Assets:
Consolidated	$54,052	14.0%	$30,908	8.0%	$38,635	10.0%
Bank of Stanly	32,980	12.9%	20,413	8.0%	25,516	10.0%
Anson Bank and Trust	5,278	13.3%	3,165	8.0%	3,956	10.0%
Cabarrus Bank and Trust	12,260	13.8%	7,120	8.0%	8,901	10.0%

Tier I Capital to Risk
Weighted Assets:
Consolidated	42,024	10.9%	15,454	4.0%	23,181	6.0%
Bank of Stanly	29,782	11.7%	10,206	4.0%	15,310	6.0%
Anson Bank and Trust	4,795	12.1%	1,582	4.0%	2,374	6.0%
Cabarrus Bank and Trust	11,332	12.7%	3,560	4.0%	5,340	6.0%

Tier I Capital to
Average Assets:
Consolidated	42,204	8.8%	19,086	4.0%	23,857	5.0%
Bank of Stanly	29,782	9.4%	12,709	4.0%	15,887	5.0%
Anson Bank and Trust	4,795	8.8%	2,171	4.0%	2,714	5.0%
Cabarrus Bank and Trust	11,322	10.9%	4,161	4.0%	5,201	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 – Shareholders’ Equity and Regulatory Matters (Continued)

December 31, 2008

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

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized all subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

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

The Warrant Preferred also qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid dividends. It is the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of its issuance. Accordingly, the net discount of $500,000 is going to be amortized over five years. At December 31, 2009 the remaining discount was $400,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 – Shareholders’ Equity and Regulatory Matters (Continued)

On December 31, 2008, the Company entered into agreements with its subsidiary banks to sell Fixed Rate Noncumulative Perpetual Preferred Stock to the Company to provide an avenue for pushing portions of the funds received from Company’s issuance of preferred stock down to the subsidiary bank level. At December 31, 2009, Uwharrie Capital Corp had invested $3.0 million in Stanly, $1.0 million in Anson and $3.0 million in Cabarrus.

All of the Company’s aforementioned investments in its subsidiary banks qualify for Tier 1 capital treatment and are included as such in their respective year end capital ratios.

For the reserve maintenance period in effect at December 31, 2009, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1.1 million as reserves on deposit liabilities.

Note 15 – Stock Matters

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2009, the SOP had 268,355 shares still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2009, the SOP II had 12,360 shares outstanding and the SPP II had no options outstanding.

Employee Stock Plans

Activity under all option plans, reflecting the effects of the 3% stock dividends issued in 2008 and 2007, are as follows:

	2009		2008		2007
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the year	459,856	$4.54	519,328	$4.47	551,613	$4.46

Options granted	—	—	12,360	5.34	—	—
Options exercised	—	—	(71,824)	4.19	(13,538)	2.66
Forfeitures	(179,141)	4.22	(8)	4.28	(18,747)	5.30

Options outstanding at the end of the year	280,715	$4.75	459,856	$4.54	519,328	$4.48

Options exercisable at the end of the year	270,827	$4.73	431,470	$4.49	487,281	$4.42

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Stock Matters (Continued)

At December 31, 2009, total options outstanding at December 31, 2009 included 280,715 options exercisable at a range of $4.21 to $5.35 per share with a weighted average expected term of 2.92 years. Exercisable options at December 31, 2009 included 270,827 options exercisable at a range of $4.21 to $5.35 per share. At December 31, 2009, authorized shares of common stock reserved for future grants of options totaled 154,971 under the SOP II, and 103,234 under the SPP II.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the twelve months ended December 31, 2009 under the SOP II. There were 12,360 shares granted in 2008.

The following is a summary of stock option activity for the year ended December 31, 2009:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)

Outstanding at December 31, 2008	459,856	$4.54
Granted	—
Exercised	—
Forfeited	(179,141)	4.22

Outstanding at December 31, 2009	280,715	4.75	$—

Options exercisable at December 31, 2009	270,827	4.73	—

A summary of the status of the Company’s non-vested stock options as of December 31, 2009, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2008	28,386	$1.49
Granted	—	—
Vested	(18,498)	1.43
Forfeited	—	—

Non-vested December 31, 2009	9,888	1.60

The grant date fair value of stock options vested over the twelve months ended December 31, 2009, 2008 and 2007 was $26,438, $22,478 and $42,231 respectively.

As of December 31, 2009, there was $11,590 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 3.3 years.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

For the twelve months ended December 31, 2008 and 2007 the intrinsic value of options exercised was $74,409 and $38,055, respectively. There were no options exercised in 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Stock Matters (Continued)

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 111,258 shares during 2008 at an aggregate purchase price of $570,839. There were no shares repurchased during 2009.

Note 16 – Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates who are scheduled to work 500 hours or more are eligible to participate upon completion of six months of employment.

The Company’s annual contribution to the plan was $210,884 in 2009, $206,478 in 2008 and $192,776 in 2007, determined as follows:

•	A matching contribution equivalent to 50% of the first 6% of each associate’s compensation contributed to the plan.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continued to defer receipt of fees in 2007 and one director continued in 2008. The balance in deferred directors’ compensation, not yet disbursed, was $165,487 at December 31, 2008. The plan has now been terminated and all funds have been disbursed. Expense for the years ended December 31, 2009, 2008 and 2007 was $12,078, $12,298 and $12,956, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 293,216 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2009, the outstanding balance of the loan is $666,636 and is presented as a reduction of shareholders’ equity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 – Employee and Director Benefit Plans (Continued)

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

Expenses of $350,068, $326,633 and $317,256 during the years ended December 31, 2009, 2008 and 2007, respectively, have been incurred in connection with the ESOP. At December 31, 2009, 333,353 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $525,676 at December 31, 2009.

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

Effective December 31, 2008, this plan was amended and restated to comply with Section 409A of the Internal Revenue Code. The participants’ account liability balances as of December 31, 2008 could be transferred into a trust fund, where investments will be participant-directed. The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participants has been calculated through the participant’s expected retirement date. Under terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age.

During 2009, 2008 and 2007 a provision of $500,800, $383,800 and $199,328, respectively, was expensed for future benefits to be provided under the plan. The liability accrued for compensation deferred under the plan amounts to $2.0 million and $1.5 million at December 31, 2009 and 2008, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2009 and 2008, the expense associated with these policies was $35,829 and $64,130, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 – Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented below are made at December 31, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2009 and 2008.

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$10,859	$10,896	$13,284	$13,284
Securities available for sale	76,317	76,317	68,835	68,835
Loans held for investment, net	348,453	363,619	336,469	354,083
Loans held for sale	2,628	2,634	2,691	2,691
FHLB Stock	3,201	3,201	2,284	2,284
Bank-owned life insurance	5,714	5,714	5,511	5,511
Accrued interest receivables	2,077	2,077	2,027	2,027

Financial Liabilities
Deposits	$376,774	$400,997	$353,627	$354,589
Short-term borrowings	26,940	26,940	22,249	22,249
Long-term debt	26,643	28,173	32,502	33,306
Accrued interest payable	396	396	502	502

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

The following methods and assumptions were used by the Company in estimating the fair value of the financial instruments:

•

Loans – The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made. Loans held for sale, which represent current mortgage production forward sales not yet delivered, are valued based on current market prices. The fair value of loans held for investment does not consider the lack of liquidity and uncertainty in the market that would affect the valuation under ASC 820.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 – Fair Values of Financial Instruments and Interest Rate Risk (Continued)

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

At December 31, 2009, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	December 31, 2009 (dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$3,019	$3,019	$—	$—
US Gov’t	20,971	20,971	—	—
Mortgage-backed securities and CMO’s	35,242	—	35,242	—
Private label CMO’s	7,500	—	7,500	—
State and political subdivisions	9,585	—	9,585	—

Total assets at fair value	$76,317	$23,990	$52,327	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2008 (dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Gov’t	$10,643	$10,643	$—	$—
Mortgage-backed securities and CMO’s	33,615	—	33,615	—
Private label CMO’s	7,781	—	7,593	188
State and political subdivisions	16,796	—	16,796	—

Total assets at fair value	$68,835	$10,643	$58,004	$188

Total liabilities at fair value	$—	$—	$—	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 – Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3) during 2009:

(dollars in thousands)

Balance December 31, 2008	$188
Total realized losses included in earnings	(94)
Sales	(94)
Transfers into level 3	3,667
Write-down to market value	(1,682)
Transfers into level 2	(1,985)

Balance at December 31, 2009	$—

Investment securities available for sale having a Level 3 value of $188,111 at December 31, 2008 were disposed of during the first quarter of 2009 with an additional loss of $93,714.

Prices for US Treasury and government agency securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the ‘Level 1 input’ column. Prices for mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the ‘Level 2 input’ column. Prices for non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the ‘Level 3 input’ column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 – Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2009 and December 31, 2008:

	December 31, 2009 (dollars in thousands)
	Total	Level 1	Level 2	Level 3

Loans	$13,519	$—	$13,519	$—
Loans held for sale	2,628	—	2,628	—
Other real estate owned	3,419	—	3,419	—
Mortgage servicing rights	1,890	—	—	1,890

Total assets at fair value	$21,456	$—	$19,566	$1,890

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2008 (dollars in thousands)
	Total	Level 1	Level 2	Level 3

Loans	$6,688	$—	$6,688	$—
Loans held for sale	2,691	—	2,691	—
Mortgage servicing rights	1,293	—	—	1,293

Total assets at fair value	$10,672	$—	$9,379	$1,293

Total liabilities at fair value	$—	$—	$—	$—

ASC 825 allows an entity to elect to measure certain financial assets and liabilities at fair value with changes in fair value recognized in the income statement each period. The statement also requires additional disclosures to identify the effects of an entity’s fair value election on its earnings. Upon the adoption of ASC 825, the Company did not elect to report any assets and liabilities at fair value.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 – Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2009	2008
	(dollars in thousands)

Assets
Cash and demand deposits with bank subsidiaries	$408	$3,297
Interest-earning deposits with bank subsidiaries	12,030	10,157
Investments in:
Bank subsidiaries	47,908	45,348
Nonbank subsidiaries	358	331
Other assets	2,556	1,387

Total assets	$63,260	$60,520

Liabilities and shareholders’ equity
Master notes	$11,482	$8,903
Long-term debt	—	2,600
Junior subordinated debentures	7,419	7,419
Other liabilities	335	365
Shareholders’ equity	44,024	41,233

Total liabilities and shareholders’ equity	$63,260	$60,520

Condensed Statement of Operations

	2009	2008	2007
	(dollars in thousands)

Equity in earnings of subsidiaries	$1,260	$2,738	$3,734
Interest income	113	133	493
Management and service fees	5,468	4,464	4,227
Other income	91	94	119
Interest expense	(533)	(535)	(1,029)
Other operating expense	(6,122)	(5,230)	(4,978)
Income tax benefit	413	365	393

Net income	$690	$2,029	$2,959

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 – Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2009	2008	2007
	(dollars in thousands)
Cash flows from operating activities
Net income	$690	$2,029	$2,959
Adjustments to reconcile net income to net cash
Provided (used) by operating activities:
Equity in earnings of subsidiaries	(1,260)	(2,738)	(3,734)
(Increase) decrease in other assets	(753)	(2,012)	618
Increase (decrease) in other liabilities	(30)	(72)	304

Net cash provided (used) by operating activities	(1,353)	(2,793)	147

Cash flows from investing activities
Dividends received from subsidiaries	900	200	1,800

Net cash provided by investing activities	900	200	1,800

Cash flows from financing activities
Net increase (decrease) in master notes	2,579	(727)	3,022
Net increase (decrease) in long-term debt	(2,600)	(4,000)	4,600
Net decrease in subordinated debentures	—	—	(5,155)
Net proceeds from issuance of junior subordinated debentures	—	7,419	—
Repurchase of common stock	—	(571)	(1,404)
Net proceeds from issuance of preferred stock	—	10,500	—
Proceeds from issuance of common stock	—	301	36
Preferred stock purchased from bank subsidiaries	—	(7,000)	—
Dividends on preferred stock	(542)	(13)	—
Tax benefit of stock options exercised	—	26	3
Cash paid for fractional shares	—	(7)	(9)

Net cash provided (used) by financing activities	(563)	5,928	1,093

Net increase (decrease) in cash and cash equivalents	(1,016)	3,335	3,040
Cash and cash equivalents at beginning of period	13,454	10,119	7,079

Cash and cash equivalents at end of period	$12,438	$13,454	$10,119

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 – Quarterly Financial Data

	First	Second	Third	Fourth
	(in thousands, except per share data)
2009
Interest income	$6,374	$6,182	$6,226	$6,280
Interest expense	(2,087)	(1,996)	(1,929)	(1,685)

Net interest income	4,287	4,186	4,297	4,595
Provision for loan losses	(372)	(196)	(295)	(869)

Net interest income after provision for loan losses	3,915	3,990	4,002	3,726
Noninterest income	2,324	2,173	1,633	(306)
Noninterest expense	(4,879)	(5,281)	(5,315)	(5,455)

Income before taxes	1,360	882	320	(2,035)
Income taxes	455	259	30	(907)

Net income (loss)	$905	$623	$290	$(1,128)

Dividends on preferred stock	(162)	(160)	(159)	(161)

Net income (loss) available to common Shareholders	$743	$463	$131	$(1,289)

Net income (loss) per common share
Basic	$0.10	$0.06	$0.02	$(0.17)

Diluted	$0.10	$0.06	$0.02	$(0.17)

	First	Second	Third	Fourth
	(in thousands, except per share data)
2008
Interest income	$6,697	$6,382	$6,267	$6,218
Interest expense	(2,804)	(2,429)	(2,347)	(2,248)

Net interest income	3,893	3,953	3,920	3,970
Provision for loan losses	(86)	(171)	(529)	(183)

Net interest income after provision for loan losses	3,807	3,782	3,391	3,787
Noninterest income	1,865	1,895	1,650	1,345
Noninterest expense	(4,523)	(4,532)	(4,542)	(5,092)

Income before taxes	1,149	1,145	499	40
Income taxes	374	373	156	(99)

Net income	$775	$772	$343	$139

Dividends on preferred stock	—	—	—	(13)

Net income available to common Shareholders	$775	$772	$343	$126

Net income per common share
Basic	$0.10	$0.10	$0.05	$0.02

Diluted	$0.10	$0.10	$0.05	$0.02

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(in thousands except per share and shares outstanding information)

	2009	2008	2007	2006	2005
Summary of Operations
Interest income	$25,062	$25,564	$26,909	$24,353	$19,161
Interest expense	7,697	9,828	11,876	10,702	6,630

Net interest income	17,365	15,736	15,033	13,651	12,531
Provision for loan losses	1,732	969	15	298	755
Noninterest income	5,824	6,597	6,590	5,469	4,351
Noninterest expense	20,930	18,531	17,362	15,918	14,087
Income taxes	(163)	804	1,287	833	523

Net income	$690	$2,029	$2,959	$2,071	$1,517

Per Common Share
Net income - basic (1)	$0.01	$0.27	$0.39	$0.27	$0.19
Net income - diluted (1)	0.01	0.27	0.39	0.26	0.19
Book value (1)	4.47	4.11	4.14	3.76	3.51
Weighted Average Shares
Outstanding:
Basic (1)	7,474,140	7,482,488	7,603,494	7,685,978	7,683,316
Diluted (1)	7,474,140	7,520,484	7,706,832	7,802,102	7,870,576
Ratios
Return on average assets	0.15%	0.48%	0.75%	0.56%	0.45%
Return on average equity	1.60%	6.29%	9.73%	7.32%	5.58%
Average equity to average assets	9.15%	7.63%	7.73%	7.67%	8.14%

Selected Year-end Balances
Assets	$477,846	$452,468	$411,944	$383,261	$350,190
Loans held for investment	353,729	340,830	321,987	288,135	272,842
Securities	76,317	68,835	51,005	37,150	35,016
Deposits	376,774	353,627	324,657	309,600	273,976
Borrowed funds	53,583	54,751	53,619	42,329	47,007
Shareholders’ equity	44,024	41,233	31,574	29,633	27,453

Selected Average Balances
Assets	$471,729	$422,857	$393,188	$368,781	$334,193
Loans held for investment	346,976	335,791	308,149	293,394	267,164
Securities	78,049	48,926	41,188	35,227	29,038
Deposits	369,957	337,384	312,261	289,742	254,591
Borrowed funds	55,084	50,643	48,075	48,510	50,265
Shareholders’ equity	43,182	32,245	30,402	28,299	27,187

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2005 through 2008 have been adjusted to reflect 3% stock dividends issued in 2008, 2007, 2006, and 2005. There was not a stock dividend issued in 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 37 - 76. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2008 and 2007. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2009 and December 31, 2008

The Company’s total assets increased $25.3 million or 5.6% from $452.5 million at December 31, 2008 to $477.8 million at December 31, 2009. This increase resulted primarily from a $12.9 million increase in loans held for investment and a $7.5 million increase in securities available for sale.

Cash and cash equivalents decreased $2.4 million during the year ended December 31, 2009. Cash and due from banks increased $4.6 million, while interest-earning deposits with banks declined $7.0 million.

Investment securities increased $7.5 million or 10.9%, from $68.8 million at December 31, 2008 to $76.3 million at December 31, 2009. As a result of the financial markets dislocations which occurred in the second half of 2008, the Company had $2.5 million in net unrealized losses at December 31, 2008. Actions taken by the Federal Reserve have mostly stabilized the markets and brought about the resumption of more rational pricing. As a result, on December 31, 2009, the Company had net unrealized gains of $1.6 million. The Company evaluated its entire investment portfolio for other than temporary impairments. Management believes that all of the unrealized losses are only temporary with the exception of a portion of the private label CMO investment portfolio. The Company owns $7.5 million in whole loan private label CMOs. Based on the erosion of the underlying collateral, management determined that an impairment charge was warranted. Thus, the Company recorded $1.8 million in impairments on this portion of the portfolio during 2009. Subsequent to year end, management made the decision to sell the entire private label CMO portfolio realizing an additional loss of approximately $94 thousand. During the year, the Company purchased $35.9 million in new securities, had $5.5 million in municipal bonds called and sold $5.0 million in securities. For the twelve months ended December 31, 2009 the Company had net realized losses of $711 thousand.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Loans held for investment increased $12.9 million from $340.8 million at December 31, 2008 to $353.7 million at December 31, 2009. The Company experienced positive growth trends in the commercial, consumer, residential real estate and commercial real estate loans at a growth rate of 13.8%, 7.3%, 3.5% and 7.1%, respectively. These positive trends were offset by an 11.2% decline in real estate construction. Loans held for sale decreased 2.3% or $63 thousand during the year. The allowance for loan losses was $5.3 million at December 31, 2009, which represents 1.49% of the loan portfolio, an increase from $4.4 million or 1.28% at December 31, 2008.

Premises and equipment increased $2.5 million or 22.6% during 2009. The Company completed the purchase of a tract of land in Locust and began construction of a new branch to be completed during 2010. The Company purchased a branch office building that had been leased for a long period of time. Also, the Company purchased two other buildings to be used for future office space.

Other changes in our consolidated assets are related to interest receivable, Federal Home Loan Bank stock, bank owned life insurance, other real estate owned and other assets. Bank owned life insurance and interest receivable increased $203 thousand and $50 thousand, respectively, while other real estate owned increased $603 thousand. The Company did have an investment of $172 thousand in common stock of the parent company of Silverton Bank. On May 1, 2009, the Office of the Comptroller of the Currency closed Silverton Bank, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed receiver. The Company has written off this investment as of March 31, 2009. Federal Home Loan Bank stock increased $917 thousand because member institutions are required to increase their ownership as they increase their utilization of FHLB borrowings. The Company was also required to increase their ownership in Federal Reserve Bank stock by $210 thousand during the year. Other assets increased $2.1 million for the year. At the end of 2009, the FDIC required all financial institutions to prepay their FDIC assessments for the next three years. The Company’s prepayment amount totaled $2.1 million resulting in the increase in other assets.

Customer deposits continued to be our principal funding source in 2009, allowing us to fund the growth in assets discussed above. At December 31, 2009, deposits from our customers totaled $376.8 million, an increase of $23.2 million, or 6.6%, from $353.6 million at December 31, 2008. Interest checking and money market accounts and savings deposits increased $20.4 million and $5.8 million, respectively, while time deposits and demand, noninterest-bearing decreased $1.9 million and $1.1 million, respectively.

During 2009 the Company’s net borrowings decreased by $1.2 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2009, $34.4 million of the total borrowings of $53.6 million were attributed to Federal Home Loan Bank advances.

At December 31, 2009, total shareholders’ equity was $44.0 million, an increase of $2.8 million from December 31, 2008. Net income for the period was $690 thousand. Unrealized gains on investment securities, net of tax improved $2.6 million. These increases were offset as the Company also recorded $542 thousand in dividends and discount accretions on the series A and B preferred stock for the twelve month period. At December 31, 2009, the Company and its subsidiary banks exceeded all applicable regulatory capital requirements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Results of Operations for the Years Ended December 31, 2009 and 2008

Earnings

Uwharrie Capital Corp reported net income of $690 thousand for the twelve months ended December 31, 2009, as compared to $2.0 million or the twelve months ended December 31, 2008, a decrease of $1.3 million. Net income available to common shareholders was $48 thousand or $0.01 per common share at December 31, 2009, compared to $2.0 million or $0.27 per common share at December 31, 2008. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the capital purchase program in December 2008.

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

Net interest income increased $1.7 million to $17.4 million for 2009 compared to the $15.7 million earned in 2008. During the year ended December 31, 2009 our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.4 million. The average yield on our interest-earning assets decreased 74 basis points to 5.89%, while the average rate we paid for our interest-bearing liabilities decreased 84 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in an increase of 10 basis points in our interest rate spread, from 3.76% in 2008 to 3.86% in 2009. Our net interest margin for 2009 was 4.12%, compared to 4.13% in 2008. Financial Table 1 on page 87 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 88 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $1.7 million and $1.0 million for the twelve months ended December 31, 2009 and 2008 respectively. There were net loan charge-offs of $817 thousand for the twelve months ended December 31, 2009 as compared with net loan charge-offs of $118 thousand during the same period of 2008. Refer to the Asset Quality discussion beginning on page 82 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

decreased 12.1%, from $6.6 million in 2008 to $5.8 million in 2009, a decrease of $773 thousand. Service charges on deposit accounts produced earnings of $2.4 million an increase of 5.5%. The Company also benefited from an increase in income from mortgage loan sales of $2.2 million resulting from an increase in mortgage loan originations. The rate reductions during 2008 by the Federal Reserve attributed to this increase 2009. These increases were offset by a decrease in other service fees and commissions of $504 thousand. Income generated from brokerage commissions and asset management fees decreased $389 thousand to $1.3 million, while other banking fees decreased $115 thousand or 10.1% during 2009. The recent downturn in the economy and the impact it has had on the overall stock market was the attributing factor to the decline in brokerage commissions and asset management fees. The Company had realized losses on the securities available for sale of $711 thousand and a loss of $172 thousand on the aforementioned Silverton Bank stock. As previously discussed, the Company recorded an additional other-than-temporary impairment of $1.8 million during 2009 compared to $158 thousand in 2008.

Noninterest Expense

Noninterest expense for the year ended December 31, 2009 was $20.9 million compared to $18.5 million for the same period of 2008, an increase of $2.4 million. Salaries and employee benefits, the largest component of noninterest expense, increased $890 thousand, from $10.6 million for the period ending December 31, 2008 to $11.5 million for the same period in 2009. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Net occupancy and equipment expense had a combined increase of $141 thousand. Professional fees and services increased $281 thousand FDIC assessment costs also increased $830 thousand during the twelve month ending December 31, 2009. Not only has the assessment rate charged by the FDIC to all FDIC-insured financial institutions increased, but also the Company received and utilized FDIC credits that reduced its assessment charges during 2008. Other noninterest expense increased $239 thousand for the comparable twelve month period. The table on page 91 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax benefit of $163 thousand for 2009 compared to income tax expense of $804 thousand in 2008 at an effective tax rate of 28.38%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Results of Operations for the Years Ended December 31, 2008 and 2007

Earnings

The Company earned net income of $2.0 million, or $0.27, per basic common share for 2008 as compared with net income of $2.9 million, or $0.39 per basic common share, in 2007.

Net Interest Income

Net interest income increased $703 thousand to $15.7 million for 2008 compared to the $15.0 million earned in 2007. During the year ended December 31, 2008 our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $970 thousand. The average yield on our interest-earning assets decreased 86 basis points to 6.63%, while the average rate we paid for our interest-bearing liabilities decreased 92 basis points. The

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in an increase of 6 basis points in our interest rate spread, from 3.70% in 2007 to 3.76% in 2008. Our net interest margin for 2008 was 4.13%, compared to 4.24% in 2007. Financial Table 1 on page 87 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 88 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $969 thousand and $15 thousand for the twelve months ended December 31, 2008 and 2007 respectively. There were net loan charge-offs of $118 thousand for the twelve months ended December 31, 2008 as compared with net loan recoveries of $324 thousand during the same period of 2007. Refer to the Asset Quality discussion beginning on page 82 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 2.5%, from $6.6 million in 2007 to $6.8 million in 2008, an increase of $165 thousand. Service charges on deposit accounts grew $50 thousand to $2.2 million. Other income increased $108 thousand for the year ended December 31, 2008. The Company owns shares of VISA® stock and also owned MasterCard® stock. VISA® redeemed a portion of this stock during the first quarter of 2008 resulting in other income of $59 thousand. We sold all of the shares of MasterCard® during second quarter of 2008 producing other income of $162 thousand. This income was the primary factor behind the growth in other income. The Company also benefited from an increase in income from mortgage loan sales of $251 thousand resulting from an increase in mortgage loan originations. The rate reductions during the year by the Federal Reserve attributed to this increase. These increases were offset by a decrease in other service fees and commissions of $320 thousand. Income generated from brokerage commissions and asset management fees decreased $260 thousand to $2.8 million, while other banking fees decreased $60 thousand or 5.0% during 2008. The recent downturn in the economy and the impact it has had on the overall stock market was the attributing factor to the decline in brokerage commissions and asset management fees.

Noninterest Expense

Noninterest expense increased $1.3 million to $18.7 million in 2008 compared to $17.4 million in 2007. Salaries and employee benefits, the largest component of noninterest expense, increased $481 thousand, from $10.1 million in 2007 to $10.6 million in 2008. Additions at the executive and bank support staff levels, together with normal salary increases, primarily account for this increase. Net occupancy expense increased $116 thousand during the year due to the afore- mentioned renovations on an office building. Other noninterest expense increased $478 thousand for the year, including electronic banking expense, a major component of this category, which increased by $86 thousand. Increased usage of electronic banking products is the reason for the increase. Loan collection expense increased $132 thousand during the period. A large majority of this increase was related to one loan relationship.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Income Tax Expense

The Company had income tax expense of $804 thousand for 2008 at an effective tax rate of 28.38% compared to income tax expense of $1.3 million in 2007 at an effective tax rate of 30.31%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance. The growth in nontaxable income outpaced the growth in taxable income resulting in the decrease in the effective tax rate.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. Management evaluates the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based either on discounted cash flows using the loan’s initial effective interest rate or on the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions. The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified watch list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience.

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

The provision for loan losses increased from $1.0 million in 2008 to $1.7 million in 2009, an increase of $763 thousand. This increase is a result of managements’ impairment evaluations and the increase in impaired reserves deemed necessary. During the year, impaired loans, which include all loans in nonaccrual status and other loans deemed by management to be impaired, were $24.1 million at December 31, 2009 compared to $12.5 million at December 31, 2008 resulting in an increase of $11.6 million. The increase in the level of impaired loans primarily resulted from five customer relationships that are included in impaired loans totaling $8.9 million. One of these relationships totaling $1.3 million was in nonaccrual at December 31, 2009. Total nonaccrual loans, which are a component of impaired loans, increased from $3.9 million at December 31, 2008 to $5.6 million at December 31, 2009. The Company had two relationships of $313 thousand that were in nonaccrual at the end of the year that have now been foreclosed and are currently included in other real estate owned. The Company had net loan charge-offs in 2009 and 2008 of $817 thousand and $118 thousand, respectively.

The allowance expressed as a percentage of gross loans held for investment increased 21 basis points from 1.28% at December 31, 2008 to 1.49% at December 31, 2009. The allowance, as a percentage of total impaired loans, decreased from 53.3% at December 31, 2008 to 49.5% at December 31, 2009. Likewise, the portion of the allowance specifically allocable to impaired loans decreased from 18.5% at December 31, 2008 to 10.8% at December 31, 2009. Nonperforming loans, which consist solely of nonaccrual loans, to total loans increased from 1.14% at December 31, 2008, to 1.59% at the end of 2009. The total allowance relative to non-performing loans decreased from 111.87% at the end of 2008 to 93.71% at this year end. Even in these difficult economic times, delinquencies have remained relatively constant and management believes the current level of allowance for loan losses to be adequate at this time.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2009	2008	2007	2006	2005

Nonperforming Assets:
Nonaccrual loans	$5,630	$3,898	$1,795	$1,211	$1,875
Other real estate owned	3,419	2,816	163	203	169

Total nonperforming assets	$9,049	$6,714	$1,958	$1,414	$2,044

Accruing loans past due 90 days or more	$17	$3	$—	$500	$339
Allowance for loan losses	5,276	4,361	3,510	3,171	4,482
Nonperforming loans to total loans	1.59%	1.14%	0.56%	0.42%	0.69%
Allowance for loan losses to total loans	1.49%	1.28%	1.09%	1.10%	1.64%
Nonperforming assets to total loans and	2.56%	1.97%	0.61%	0.49%	0.75%
Nonperforming assets to total assets	1.89%	1.48%	0.48%	0.37%	0.58%
Allowance for loan losses to nonperforming loans	93.71%	111.87%	195.57%	261.78%	239.09%

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2009, the Company and its subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2008 and 2007. All references in this Annual Report to net income per share and weighted average

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

common and common equivalent shares outstanding reflect the effects of these stock dividends. There was not a dividend declared in 2009.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 90, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2009 included $18.8 million in federal funds lines of credit from correspondent banks and approximately $35.2 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2009, borrowings from federal funds lines and the issuance of commercial paper amounted to $11.5 million, while other short-term borrowings totaled $15.4 million. Long-term debt at that date consisted of advances of $19.0 million from the Federal Home Loan Bank, junior subordinated debt of $7.4 million, a mortgage payable of $74 thousand and a note payable for the purchase of a building of $150 thousand.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2009.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$26,940	$26,940	$—	$—	$—
Long-term debt	26,643	—	13,118	13,500	25
Operating leases	494	95	120	279	—
Building construction	894	894	—	—	—

Total contractual cash obligations, excluding deposits	54,971	27,929	13,238	13,779	25

Deposits	376,774	347,109	27,962	1,703	—

Total contractual cash obligations, including deposits	$431,745	$375,038	$41,200	$15,482	$25

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2009 is reflected in Financial Table 3 on page 89. While management reviews this information, it has implemented the use of a simulation model which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates and provides a more relevant view of interest rate risk than traditional gap tables. The simulation allows comparison of flat, rising and falling rate scenarios to determine sensitivity of earnings to changes in interest rates.

The Company models immediate rising and declining rate shocks of 2% on its subsidiary banks as preferred by regulators. The most recent consolidated 2% rate shock projections from the asset liability model, measured over a twelve-month period, indicate a negative impact of 13.20% on net interest income in a rates down scenario and a negative impact of 6.69% on net interest income in a rates up environment. Two of the subsidiary banks are asset sensitive and typically have some negative impact when rates decline, since the majority of interest bearing assets will reprice more quickly than the interest bearing liabilities. The other bank is liability sensitive, with the opposite effect, and the blend provides some balance in the consolidated results.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2009			2008			2007
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$63,934	3,128	4.89%	$36,573	$2,021	5.53%	$30,364	$1,711	5.63%
Non-taxable securities (1)	14,115	622	7.17%	14,738	678	7.49%	12,847	549	6.95%
Short-term investments	6,334	66	1.04%	5,386	85	1.58%	14,219	733	5.16%
Taxable loans (2)	345,448	21,020	6.08%	332,986	22,592	6.78%	304,195	23,724	7.80%
Non-taxable loans (1)	4,387	226	8.38%	4,086	188	7.49%	3,954	192	7.90%

Total interest-earning assets	434,218	25,062	5.89%	393,769	25,564	6.63%	365,579	26,909	7.49%

Non-earning assets
Cash and due from banks	7,057			9,964			11,253
Premises and equipment, net	12,616			9,735			8,694
Interest receivable and other	17,838			9,389			7,662

Total non-earning assets	37,511			29,088			27,609

Total assets	$471,729			$422,857			$393,188

Interest-bearing liabilities
Savings deposits	$30,912	$255	0.82%	$26,246	$301	1.15%	$26,635	$526	1.97%
Interest checking & MMDA	120,307	838	0.70%	109,469	1,357	1.24%	102,643	2,550	2.48%
Time deposits	172,108	4,816	2.80%	155,983	6,281	4.03%	136,217	6,454	4.74%

Total deposits	323,327	5,909	1.83%	291,698	7,939	2.72%	265,495	9,530	3.59%

Short-term borrowed funds	24,092	316	1.31%	19,453	529	2.72%	27,742	1,128	4.07%
Long-term debt	30,992	1,472	4.75%	31,190	1,360	4.36%	20,333	1,218	5.99%

Total interest-bearing liabilities	378,411	7,697	2.03%	342,341	9,828	2.87%	313,570	11,876	3.79%

Noninterest liabilities
Transaction deposits	46,630			45,685			46,766
Interest payable and other	3,506			2,586			2,450

Total liabilities	428,547			390,612			362,786

Shareholders’ equity	43,182			32,245			30,402

Total liabilities and shareholders equity	$471,729			$422,857			$393,188

Interest rate spread			3.86%			3.76%			3.70%

Net interest income and net interest margin		$17,365	4.12%		$15,736	4.13%		$15,033	4.24%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 38.55% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2009 Versus 2008			2008 Versus 2007
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$1,425	$(318)	$1,107	$346	$(36)	$310
Non-taxable securities	(28)	(28)	(56)	84	45	129

Short-term investments	12	(31)	(19)	(297)	(351)	(648)
Taxable loans	802	(2,374)	(1,572)	2,099	(3,231)	(1,132)
Non-taxable loans	15	23	38	6	(10)	(4)

Total interest-earning assets	2,226	(2,728)	(502)	2,238	(3,583)	(1,345)

Interest-bearing liabilities

Savings deposits	46	(92)	(46)	(6)	(219)	(225)

Transaction and MMDA deposits	105	(624)	(519)	127	(1,320)	(1,193)

Other time deposits	550	(2,015)	(1,465)	866	(1,039)	(173)
Short-term borrowed funds	93	(306)	(213)	(281)	(318)	(599)

Long-term debt	(9)	121	112	562	(420)	142

Total interest-bearing liabilities	785	(2,916)	(2,131)	1,268	(3,316)	(2,048)

Net interest income	$1,441	$188	$1,629	$970	$(267)	$703

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$1,841	$747	$750	—	$—	$3,338
Investment securities	2,806	2,903	3,372	32,906	34,330	76,317
FHLB and other stock	—	—	—	—	4,480	4,480
Loans held for sale	2,628	—	—	—	—	2,628
Loans held for investment	106,712	33,915	50,511	123,949	38,642	353,729

Total interest-earning assets	113,987	37,565	54,633	156,855	77,452	440,492

Interest-bearing liabilities
Deposits	39,334	45,919	68,035	104,281	74,281	331,850
Short-term borrowed funds	20,890	50	6,000	—	—	26,940
Long-term debt	—	—	—	19,188	7,455	26,643

Total interest-bearing liabilities	60,224	45,969	74,035	123,469	81,736	385,433

Interest sensitivity GAP per period	$53,763	$(8,404)	$(19,402)	$33,386	$(4,284)	$55,059

Cumulative interest sensitivity GAP	$53,763	$45,359	$25,957	$59,343	$55,059	$55,059

Ratios
Cumulative gap as a percentage of total interest-earning assets	12.21%	10.30%	5.89%	13.47%	12.50%	12.50%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	189.27%	142.71%	114.40%	119.54%	114.28%	114.28%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2009
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale

U. S. Treasury
Due after one but within five years	3,024	3,019	1.50%

U.S. Government agencies
Due after one but within five years	15,485	15,722	3.51%
Due after five but within ten years	5,251	5,249	3.80%

	20,736	20,971	3.58%

Mortgage-backed securities
Due after one year but within five years	265	269	4.00%
Due after five but within ten year	8,311	8,676	4.42%
Due after ten years	25,610	26,297	4.78%

	34,186	35,242	4.69%

Private label CMO’s
Due after ten years	7,468	7,500	7.40%

State and political
Due within one year	576	577	3.73%
Due after one but within five years	3,886	4,024	6.18%
Due after five but within ten year	2,113	2,213	6.96%
Due after ten years	2,701	2,771	7.36%

	9,276	9,585	6.55%

Total Securities available for sale
Due within one year	576	577	3.74%
Due after one but within five years	22,660	23,034	3.74%
Due after five but within ten year	15,675	16,138	4.60%
Due after ten years	35,779	36,568	5.54%

	$74,690	$76,317	4.78%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 38.55% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Service charges on deposit accounts	$2,360	$2,238	$2,188
Other banking fees	1,023	1,138	1,198
Asset management fees	1,054	1,396	1,473
Brokerage commissions	196	243	426
Other noninterest income	480	578	400

Core noninterest income	5,113	5,593	5,685

Income from mortgage loan sales	3,436	1,208	957
Security gains (losses)	(711)	—	(76)
Loss on nonmarketable securities	(172)	—	—
Total other-than-temporary impairment loss	(1,807)	(158)	—
Portion of loss recognized in other comprehensive income	—	—	—

Net impairment recognized in other comprehensive income	(1,807)	(158)	—
Gains (losses) from sale of OREO	(36)	(41)	(2)
Other gains (losses) from sale of assets	1	(5)	26

Total noninterest income	$5,824	$6,597	$6,590

Financial Table 6

Other Noninterest Expense

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Office supplies and printing	$335	$286	$277
Postage	200	200	173
Telephone and data lines	237	244	232
Loan collection cost	185	292	140
Foreclosed real estate expense	219	55	6
Shareholder relations expense	187	185	175
Dues and subscriptions	161	147	127
Subordinated debt issue costs	27	16	130
Other	1,417	1,304	1,156

Total other noninterest expense	$2,968	$2,729	$2,416

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2009		2008		2007
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$51,723	14.63%	$45,470	13.35%	$37,724	11.72%
Real estate - construction	44,976	12.72%	50,661	14.87%	46,546	14.46%
Real estate - residential	144,154	40.77%	139,346	40.90%	135,842	42.21%
Real estate - commercial	95,938	27.13%	89,561	26.29%	86,593	26.90%
Consumer	16,628	4.70%	15,499	4.55%	15,022	4.67%
Other	172	0.05%	121	0.04%	143	0.04%

Total loans	353,591	100.00%	340,658	100.00%	321,870	100.00%

Less:
Allowance for loan losses	(5,276)		(4,361)		(3,510)
Unearned net loan fees	138		172		117

Net loans	$348,453		$336,469		$318,477

	At December 31,
	2006		2005
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$36,406	12.64%	$37,299	13.68%
Real estate—construction	27,342	9.49%	21,206	7.78%
Real estate—residential	126,111	43.79%	116,715	42.81%
Real estate—commercial	84,744	29.43%	83,861	30.76%
Consumer	13,262	4.60%	13,479	4.94%
Other	133	0.05%	72	0.03%

Total loans	287,998	100.00%	$272,632	100.00%

Less:
Allowance for loan losses	(3,171)		(4,482)
Unearned net loan fees	137		210

Net loans	$284,964		$268,360

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2009
	One Year or Less	One to Five Years	Over Five Years	Total

Commercial and agricultural	$26,385	$19,285	$6,053	$51,723
Real estate – construction	26,896	13,379	4,701	44,976

Total selected loans	$53,281	$32,664	$10,754	$96,699

Fixed rate loans	$21,740	$93,114	$55,972	$170,826

Sensitivity to rate changes:
Variable interest rates	$185,531	$—	$—	$185,531

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2009	2008	2007	2006	2005__
Allowance for loan losses at beginning of year	$4,361	$3,510	$3,171	$4,482	$4,983
Provision for loan losses	1,732	969	15	298	755

Loan charge-offs:
Commercial	39	122	—	1,533	1,124
Real estate	692	15	—	14	—
Consumer	140	151	224	140	254

Total charge-offs	871	288	224	1,687	1,378

Recoveries of loans previously charged off:
Commercial	19	120	440	34	3
Real estate	14	—	—	—	—
Consumer	21	50	108	44	119

Total recoveries	54	170	548	78	122

Net charge-offs (recoveries)	817	118	(324)	1,609	1,256

Allowance for loan losses at end of year	$5,276	$4,361	$3,510	$3,171	$4,482

Net (charge-offs) recoveries as a percent of average loans	0.24%	0.04%	0.11%	(0.55)%	(0.47)%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2009		2008		2007
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)

Commercial	$449	14.63%	$288	13.35%	$326	11.72%
Real estate - construction	1,373	12.72%	1,232	14.87%	325	14.46%
Real estate - residential	1,477	40.77%	1,180	40.90%	922	42.21%
Real estate - commercial	1,541	27.13%	1,385	26.29%	1,715	26.90%
Consumer loans	436	4.70%	276	4.55%	222	4.67%
Other	—	0.05%	—	0.04%	—	0.04%
Unallocated	—	0.00%	—	—%	—	—%

Total loans	$5,276	100.00%	$4,361	100.00%	$3,510	100.00%

	At December 31,
	2006		2005
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$356	12.64%	$2,474	13.68%
Real estate - construction	255	9.49%	101	7.78%
Real estate - residential	1,235	43.79%	323	42.81%
Real estate - commercial	1,123	29.43%	1,159	30.76%
Consumer	202	4.60%	369	4.94%
Other	—	0.05%	—	—%
Unallocated	—	—%	56	0.03%

Total loans	$3,171	100.00%	$4,482	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total

Time Deposits of $100,000 or more	$14,669	$15,516	$23,315	$11,236	$64,736

Other Time Deposits	20,201	25,576	33,080	18,429	97,286

	$34,870	$41,092	$56,395	$29,665	$162,022

Financial Table 12

Securities Performance Ratios

	At December 31,
	2009	2008	2007	2006	2005
Return on average assets	0.15%	0.48%	0.75%	0.56%	0.45%
Return on average equity	1.60%	6.29%	9.73%	7.32%	5.58%
Equity to average assets ratio	9.15%	7.63%	7.73%	7.67%	8.14%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III

President

Stanly Funeral Home, Inc.

Joe S. Brooks

Board Vice Chairman

Owner and Manager

Brothers Precision Tool Co.

Ronald T. Burleson

Partner

Thurman Burleson and Sons Farm

Bill C. Burnside, DDS

Sole Proprietor

Dental Practice

Charles F. Geschickter, III

President and Chief Executive Officer

ST Motorsports, Inc.;

JTG Racing, Inc.

Thomas M. Hearne, Jr.

Geopavement Engineer

NC Department of Transportation

Charles D. Horne

President

Hornwood, Inc.

W. Kenneth Huntley

President

Huntley Oil & Gas Co., Inc.

Joseph R. Kluttz, Jr.

Secretary and Treasurer

Albemarle Insurance Agency, Inc

Lee Roy Lookabill, Jr.

President

Anson Real Estate and Insurance Co., Inc.

W. Chester Lowder

Director of Livestock Program

Public Policy Division

NC Farm Bureau Federation, Inc.

Barry S. Moose

Division Engineer

NC Department of Transportation

Timothy J. Propst

Executive Vice President

Propst Construction Co., Inc.

Susan J. Rourke

President and Owner

U.S. Land Management Co.

Donald P. Scarborough

Board Chairman

President and Owner

Plank Road Realty, Inc.

John W. Shealy, Jr.

President

Capital Concrete Co.

Edward B. Tyson

Retired Superintendent of

Kannapolis City Schools

Executive Officers

Roger L. Dick

President and Chief Executive Officer

Uwharrie Capital Corp

Brendan P. Duffey

Executive Vice President and

Chief Operating Officer

Uwharrie Capital Corp

Robert O. Bratton

Chief Financial Officer

Uwharrie Capital Corp

Barbara S. Williams

Executive Vice President and Controller

Uwharrie Capital Corp

Christy D. Stoner

President and Chief Executive Officer

The Strategic Alliance

Corporation, BOS Agency, Inc.

Chief Executive Officer

Strategic Investment Advisors, Inc.

Executive Vice President Marketing

Uwharrie Capital Corp

Jeffrey M. Talley

President

Strategic Investment Advisors, Inc.

Dana A. Maness

President

Anson Bank & Trust Co.

W.D. “Bill” Lawhon, Jr.

President and Chief Executive Officer

Bank of Stanly

Patricia K. Horton

President and Chief Executive Officer
Cabarrus Bank & Trust Company