Form 10-K, Exhibit 13
period 2010-12-31
UWHARRIE CAPITAL CORP
filed 2011-03-31
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2010

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

Depository services offered by the subsidiary banks include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The banks provide fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The banks also offer internet banking, mobile banking, and 24-hour telephone banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® check card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the check card for purchases at virtually any merchant accepting Visa® and ATMs displaying the STAR® or CIRRUS® networks regionally and worldwide, respectively.

Strategic Investment Advisors Inc. provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance®) is a registered broker-dealer with the Financial Industry Regulatory Authority (FINRA). BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for financial advisors registered with UVEST Financial Services Group, Inc., securities and insurance products are offered including fixed annuities, long-term care, and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc. and the Novus Group, Inc. as well as Medicare supplement products.

The Strategic Alliance Corporation. Member FINRA/SIPC.

Securities and insurance products are offered by, and Financial Consultants are registered with UVEST Financial Services, member FINRA/SIPC. UVEST, is independent of Strategic Investment Group and Uwharrie Capital Corp. Securities and/or insurance products are not FDIC insured, are not deposits or other obligations of any depository institution, are not guaranteed by any depository institution and are subject to investment risks, including possible loss of the principal amount invested.

Bank of Stanly, Member FDIC, Equal Housing Lender.

Anson Bank & Trust Co., Member FDIC, Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands except per share amounts)	2010	2009	Percent Increase (Decrease)

For the year:
Net income	$713	$690	3.33%
Net income available to common shareholders	$68	$48	41.67%
Basic net income per common share	$0.01	$0.01	0.00%
Diluted net income per common share	$0.01	$0.01	0.00%

Weighted average common shares outstanding (diluted)	7,485,373	7,474,140	0.15%

At year-end:
Total assets	$535,426	$477,846	12.05%
Total earning assets	499,126	436,012	14.48%
Loans held for investment	387,769	353,729	9.62%
Total interest-bearing liabilities	433,739	385,433	12.53%
Shareholders’ equity	43,493	44,024	(1.21)%
Book value per common share	$4.38	$4.47	(2.01)%

Averages for the year:
Total assets	$514,425	$471,729	9.05%
Total earning assets	473,306	434,218	9.00%
Loans held for investment	375,381	346,976	8.19%
Total interest-bearing liabilities	414,373	378,411	9.50%
Shareholders’ equity	45,425	43,182	5.19%

Financial ratios (in percentage):
Return on average assets	0.14%	0.15%
Return on average shareholders’ equity	1.57%	1.60%
Average equity to average assets	8.83%	9.15%
Net interest margin (fully tax equivalent basis)	3.99%	4.12%
Allowance as % of loans at year-end	2.34%	1.49%
Allowance as % of nonperforming loans	45.03%	93.71%
Nonperforming loans to total loans	5.19%	1.59%
Nonperforming assets to total assets	4.14%	1.89%
Net loan charge-offs (recoveries) to average loans	0.31%	0.24%

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

The Board of Directors adopts a dividend policy on an annual basis. For 2010 and 2009, Uwharrie Capital Corp did not declare a dividend. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

The following graph compares (i) the yearly change in the cumulative total shareholder return on the Company’s common stock with (ii) the cumulative return of The Carson Medlin Company Independent Bank Index, and (iii) the Nasdaq Composite. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2005, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered the indication of future performance.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC

Asheville, North Carolina

March 31, 2011

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

	2010	2009
	(dollars in thousands)

ASSETS
Cash and due from banks	$4,948	$7,521
Interest-earning deposits with banks	8,676	3,338
Securities available for sale, at fair value	96,395	76,317
Loans held for sale	6,286	2,628
Loans:
Loans held for investment	387,769	353,729
Less allowance for loan losses	(9,067)	(5,276)

Net loans held for investment	378,702	348,453

Premises and equipment, net	14,554	13,646
Interest receivable	2,408	2,077
Federal Home Loan Bank stock	3,252	3,201
Bank owned life insurance	5,975	5,714
Goodwill	987	987
Other real estate owned	2,022	3,419
Prepaid assets	2,088	2,617
Other assets	9,133	7,928

Total assets	$535,426	$477,846

LIABILITIES
Deposits:
Demand noninterest-bearing	$54,837	$44,924
Interest checking and money market accounts	187,493	137,708
Savings deposits	37,624	32,120
Time deposits, $100,000 and over	59,431	64,736
Other time deposits	94,648	97,286

Total deposits	434,033	376,774

Short-term borrowed funds	20,482	26,940
Long-term debt	34,061	26,643
Interest payable	342	396
Other liabilities	3,015	3,069

Total liabilities	491,933	433,822

Off balance sheet items, commitments and contingencies (Note 12)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(300)	(400)
Common stock, $1.25 par value: 20,000,000 shares authorized; 7,593,929 shares issued and outstanding	9,492	9,492
Additional paid-in capital plus stock option surplus	14,034	14,030
Unearned ESOP compensation	(692)	(667)
Undivided profits	10,124	10,056
Accumulated other comprehensive income	335	1,013

Total shareholders’ equity	43,493	44,024

Total liabilities and shareholders’ equity	$535,426	$477,846

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(in thousands, except share and per share data)

Interest Income
Loans, including fees	$21,616	$21,246	$22,780
Investment securities:
US Treasury	612	12	73
US Government agencies and corporations	1,896	3,106	1,853
State and political subdivisions	319	632	689
Other	—	—	84
Interest-earning deposits with banks and federal funds sold	44	66	85

Total interest income	24,487	25,062	25,564

Interest Expense
Interest checking and money market accounts	971	838	1,357
Savings deposits	327	255	301
Time deposits $100,000 and over	1,192	1,980	2,453
Other time deposits	1,684	2,836	3,828
Short-term borrowed funds	693	316	529
Long-term debt	1,084	1,472	1,360

Total interest expense	5,951	7,697	9,828

Net interest income	18,536	17,365	15,736
Provision for loan losses	4,919	1,732	969

Net interest income after provision for loan losses	13,617	15,633	14,767

Noninterest Income
Service charges on deposit accounts	2,219	2,360	2,238
Other service fees and commissions	2,883	2,273	2,777
Gain (loss) on sale of securities	1,484	(711)	—
Loss on nonmarketable securities	—	(172)	—
Loss on securities with other-than-temporary impairment	—	(1,807)	(158)
Portion of loss recognized in other comprehensive income	—	—	—

Net impairment recognized in income	—	(1,807)	(158)
Income from mortgage loan sales	3,172	3,436	1,208
Other income	140	445	532

Total noninterest income	9,898	5,824	6,597

Noninterest Expense
Salaries and employee benefits	11,648	11,527	10,637
Net occupancy expense	1,193	1,071	987
Equipment expense	769	702	645
Data processing costs	853	792	789
Office supplies and printing	384	335	286
Foreclosed real estate expense	387	219	55
Professional fees and services	1,230	968	687
Marketing and donations	1,291	746	682
Electronic banking expense	811	728	792
Software amortization and maintenance	542	470	455
FDIC insurance	795	958	128
Other noninterest expense	2,748	2,414	2,388

Total noninterest expense	22,651	20,930	18,531

Income before income taxes	864	527	2,833
Income taxes	151	(163)	804

Net income	$713	$690	$2,029

Net income	$713	$690	$2,029
Dividends on preferred stock	(645)	(642)	(13)

Net Income available to common shareholders	$68	$48	$2,016

Net income per common share
Basic	$0.01	$0.01	$0.27

Diluted	$0.01	$0.01	$0.27

Weighted average common shares outstanding
Basic	7,485,373	7,474,140	7,482,488
Diluted	7,485,373	7,474,140	7,520,484

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(in thousands)

Net Income	$713	$690	$2,029

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	390	1,637	(3,315)
Related tax effect	(156)	(621)	1,281

Reclassification of losses (gains) recognized in net income	(1,484)	711	—
Related tax effect	572	(274)	—

Reclassification of losses for which credit-related portion other-than-temporary impairment was recognized in net income	—	1,807	158
Related tax effect	—	(697)	(61)

Total other comprehensive income (loss)	(678)	2,563	(1,937)

Comprehensive income	$35	$3,253	$92

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2010, 2009 and 2008

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)

Balance, December 31, 2007	7,414,707	$—	$—	$—	$9,268	$13,453	$(800)	$9,266	$387	$31,574
Net income	—	—	—	—	—	—	—	2,029	—	2,029
Other comprehensive income	—	—	—	—	—	—	—	—	(1,937)	(1,937)
Release of ESOP shares	—	—	—	—	—	14	64	—	—	78
Common stock issued pursuant to:
3% stock dividend	220,738	—	—	—	276	718	—	(994)	—	—
Stock options exercised	69,742	—	—	—	87	214	—	—	—	301
Tax benefit of stock options exercised	—	—	—	—	—	26	—	—	—	26
Repurchase of common stock	(111,258)	—	—	—	(139)	(432)	—	—	—	(571)
Cash paid fractional shares	—	—	—	—	—	—	—	(7)	—	(7)
Stock compensation expense	—	—	—	—	—	26	—	—	—	26
Adjustment to initially apply ASC 715-60	—	—	—	—	—	—	—	(273)	—	(273)
Issue series A preferred stock to the Treasury	—	10,000	—	—	—	—	—	—	—	10,000
Issue series B preferred stock to the Treasury	—	—	500	—	—	—	—	—	—	500
Record Series B warrant expense	—	—	—	(500)	—	—	—	—	—	(500)
Record preferred stock dividend	—	—	—	—	—	—	—	(13)	—	(13)

Balance, December 31, 2008	7,593,929	10,000	500	(500)	9,492	14,019	(736)	10,008	(1,550)	41,233

Net income	—	—	—	—	—	—	—	690	—	690
Other comprehensive income	—	—	—	—	—	—	—	—	2,563	2,563
Release of ESOP shares	—	—	—	—	—	—	69	—	—	69
Stock compensation expense	—	—	—	—	—	11	—	—	—	11
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(642)	—	(542)

Balance, December 31, 2009	7,593,929	$10,000	$500	$(400)	$9,492	$14,030	$(667)	$10,056	$1,013	$44,024

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)

Years Ended December 31, 2010, 2009 and 2008

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except share data)

Balance, December 31, 2009	7,593,929	$10,000	$500	$(400)	$9,492	$14,030	$(667)	$10,056	$1,013	$44,024
Net income	—	—	—	—	—	—	—	713	—	713
Other comprehensive income	—	—	—	—	—	—	—	—	(678)	(678)
Release of ESOP shares	—	—	—	—	—	—	75	—	—	75
Increase in ESOP notes receivable	—	—	—	—	—	—	(100)	—	—	(100)
Stock compensation expense	—	—	—	—	—	4	—	—	—	4
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	(545)

Balance, December 31, 2010	7,593,929	$10,000	$500	$(300)	$9,492	$14,034	$(692)	$10,124	$335	$43,493

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities
Net income	$713	$690	$2,029
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	815	780	676
Net amortization of security premiums/discounts	412	134	(202)
Impairment of securities available for sale	—	1,807	158
Net amortization of mortgage servicing rights	869	868	471
Impairment of foreclosed real estate	125	78	28
Provision for loan losses	4,919	1,732	969
Deferred income taxes	(1,091)	(737)	(728)
Stock compensation	4	11	26
Net realized loss on sales / calls available for sale securities	(1,484)	711	—
Income from mortgage loan sales	(3,172)	(3,436)	(1,208)
Proceeds from sales of loans held for sale	110,374	144,761	55,198
Origination of loans held for sale	(111,973)	(142,727)	(54,328)
(Gain) loss on sale of premises, equipment and other assets	71	(1)	5
Loss on nonmarketable securities	—	172	—
Increase in cash surrender value of life insurance	(261)	(203)	(193)
Loss on sales of foreclosed real estate	332	36	41
Release of ESOP Shares	75	69	78
Net change in interest receivable	(331)	(50)	28
Net change in other assets	(532)	(3,652)	83
Net change in interest payable	(54)	(106)	(94)
Net change in other liabilities	(54)	714	584

Net cash provided (used) by operating activities	(243)	1,651	3,621

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	53,013	30,353	14,386
Purchase of securities available for sale	(71,430)	(36,208)	(35,329)
Net increase in loans	(34,866)	(15,598)	(21,837)
Proceeds from sale of premises, equipment and other assets	—	1	—
Purchase of premises and equipment	(1,725)	(3,298)	(3,058)
Proceeds from sales of foreclosed real estate	733	1,243	182
Investment in other assets	(240)	(1,089)	(569)
Net increase in Federal Home Loan Bank stock	(51)	(917)	(147)

Net cash used by investing activities	(54,566)	(25,513)	(46,372)

Cash flows from financing activities
Net increase in deposit accounts	57,259	23,147	28,970
Net increase (decrease) in short-term borrowed funds	(6,458)	4,691	(9,679)
Net increase (decrease) in long-term debt	4,942	(5,859)	3,392
Net proceeds from issuance of junior subordinated debt	2,476	—	7,419
Repurchases of common stock	—	—	(571)
Net proceeds from issuance of preferred stock	—	—	10,000
Net proceeds from issuance of common stock	—	—	301
Tax benefit of stock options exercised	—	—	26
Increase in unearned ESOP compensation	(100)	—	—
Dividend on preferred stock	(545)	(542)	(13)
Cash paid for fractional shares	—	—	(7)

Net cash provided by financing activities	57,574	21,437	39,838

Increase (decrease) in cash and cash equivalents	2,765	(2,425)	(2,913)
Cash and cash equivalents, beginning of period	10,859	13,284	16,197

Cash and cash equivalents, end of period	$13,624	$10,859	$13,284

Supplemental disclosures of cash flow information
Interest paid	$6,005	$7,802	$9,922
Income taxes paid	1,274	1,558	1,596
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(1,094)	2,563	(1,937)
Loans transferred to foreclosed real estate	2,148	1,882	2,876
Company financed sales of other real estate owned	2,450	—	—
Mortgage servicing rights capitalized	1,113	1,465	563
Preferred stock dividend accrued	(68)	(68)	(13)
ASC 715-60 charged to retained earnings	—	—	(273)

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

On August 4, 2000, Stanly acquired another subsidiary, Gateway Mortgage, Inc. (“Gateway”), a mortgage origination company. This company is currently inactive and does not affect the consolidated financials.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Stanly, Anson, Cabarrus, SIA and Stanly’s subsidiaries, BOS Agency and Strategic Alliance. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Investment Securities Available for Sale

Investment securities available for sale consist of bonds, mortgage backed securities and collateralized mortgage obligations (CMOs) not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The Company divides the loans it grants into two segments, commercial and noncommercial loans. Commercial loans are broken down into the following classes, commercial loans, real estate commercial loans and other real estate construction loans. Noncommercial loans are divided into the following classes, real estate 1-4 family construction, real estate 1-4 family residential loans, home equity loans, consumer loans and other loans. The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these impaired loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated both individually and collectively by loan class on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

Smaller balances of homogeneous loans are collectively evaluated by loan class for impairment. Accordingly, the Company does not separately identify individual consumer, residential and other loans for impairment disclosures.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In the third quarter, the Company upgraded our allowance for loan loss model to capture not only the mean loss of individual loans but also the rare event of severe loss that can occur within the loan portfolio. The changes were made in the part of the model used to compute the general reserves. Specifically, the Company began calculating probable losses on loans by computing a probability of loss and expected loss scenario by call codes. Together, these components created from Ordinary Least Squares (OLS) Regression of historical losses against multiple Macro-Economic factors make up the basis of the new allowance model. The loans that are impaired and included in the specific reserve are excluded from these new calculations.

In the third quarter, our allowance for loan losses increased approximately $2.1 million, of which approximately $300,000 was related to a net increase in allowance on impaired loans.

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

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The tax returns for the Company are subject to audit for the 2007 fiscal year and thereafter. The Company records penalties and interest related to income taxes as a component of income tax expense.

Fair Value of Financial Instruments

Accounting Standards Codification (ASC) 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but clarifies and standardizes some divergent practices that have emerged since prior guidance was issued. ASC 820 creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation.

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

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fairvalue on a nonrecurring basis, including impaired loans, loans held for sale, which are carried at the lower of cost or market, other real estate owned and loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions; foreclosed real estate, which is carried at lower of cost or fair market value and goodwill, which is periodically tested for impairment. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

Prices for US Treasury and government agency securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the ‘Level 1 input’ column. Prices for mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the ‘Level 2 input’ column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the ‘Level 3 input’ column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer. The changes in securities between Level 1 and Level 2 were related to the purchase and sale of several securities and not the transfer of securities.

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by using one of several methods including collateral value, fair value of similar debt and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the present value of the expected repayments or fair value of collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the underlying collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the underlying collateral is further impaired below the appraised value the Company records the impaired loan as nonrecurring Level 3.

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

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

As of December 31, 2010 and December 31, 2009, total accumulated other comprehensive income was $335,000 and $1.0 million, respectively, consisting of $334,512 and $1,012,648 of unrealized gains and temporary unrealized losses net of tax.

Earnings per Common Share

The Company issued 3% stock dividends in 2008. There was not a stock dividend in 2010 or 2009. All references in these consolidated financial statements to earnings per common share and weighted average common and common equivalent shares outstanding have been adjusted for the effect of these stock dividends. In 2010, 2009 and 2008 there were 180,571, 280,715 and 189,866 options outstanding that were anti-dilutive, respectively.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2010	2009	2008

Weighted average number of common shares used in computing basic net income per common share	7,593,969	7,593,969	7,618,913

Effect of ESOP shares	(108,596)	(119,829)	(136,425)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,485,373	7,474,140	7,482,488

Effect of dilutive stock options	—	—	37,996

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,485,373	7,474,140	7,520,484

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, an update to ASC 820-10, “Fair Value Measurements.” This update adds a new requirement to disclose transfers in and out of Level 1 and Level 2, along with the reasons for the transfers, and requires a gross presentation of purchases and sales of Level 3 activities. Additionally, the update clarifies that entities provide fair value measurement disclosures for each class of assets and liabilities and that entities provide enhanced disclosures around Level 2 valuation techniques and inputs. The Company adopted the disclosure requirements for Level 1 and Level 2 transfers and the expanded fair value measurement and valuation disclosures effective January 1, 2010. The disclosure requirements for Level 3 activities are effective for the Company on January 1, 2011. The adoption of the disclosure requirements for Level 1 and Level 2 transfers and the expanded qualitative disclosures had no impact on the Company’s financial position, results of operations, and EPS. The Company does not expect the adoption of the Level 3 disclosure requirements to have an impact on its financial position, results of operations, and EPS.

In July 2010, the FASB issued an Accounting Standards update (ASU No. 2010-20) entitled “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which amends ASC 820-10. The update requires companies to provide more information in their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The amendments that require disclosures as of the end of a reporting period are effective for the periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for the periods beginning on or after December 15, 2010.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Reclassification

Certain amounts in the 2009 and 2008 financial statements have been reclassified to conform to the 2010 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$51,622	$746	$1,220	$51,148
U.S. Government agencies	24,862	766	165	25,463
Mortgage-backed securities and CMO’s	8,655	294	49	8,900
State and political subdivisions	10,725	267	108	10,884

Total securities available for sale	$95,864	$2,073	$1,542	$96,395

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$3,024	$—	$5	$3,019
U.S. Government agencies	20,736	246	11	20,971
Mortgage-backed securities and CMO’s	34,186	1,056	—	35,242
Private label CMO’s	7,468	117	85	7,500
State and political subdivisions	9,276	309	—	9,585

Total securities available for sale	$74,690	$1,728	$101	$76,317

At both December 31, 2010 and 2009, the Company owned Federal Reserve stock reported at cost of $778,850 and is included in other assets. Also at December 31, 2010 and 2009, the Company owned Federal Home Loan Bank Stock (FHLB) of $3.3 million and $3.2 million, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

Results from sales and calls of securities available for sale for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
	(dollars in thousands)
Gross proceeds from sales and calls	$40,623	$9,535	$—

Realized gains from sales	$1,960	$219	$—
Realized losses from sales	(476)	(930)	—

Net realized gains (losses)	$1,484	$(711)	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

At December 31, 2010, 2009 and 2008 securities available for sale with a carrying amount of $40.7 million, $11.4 million and $13.2 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline in a volatile market and are in no way a reflection of the credit quality of the investments. At December 31, 2010, the unrealized losses related to six U.S. Treasury Notes, two U.S. Government Agencies, three mortgage backed securities and eight North Carolina municipal bonds.

	Less than 12 Months		12 Months or More		Total
December 31, 2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$26,138	$1,220	$—	$—	$26,138	$1,220
U.S. Gov’t agencies	5,736	165	—	—	5,736	165
Mortgage-backed securities and CMO’s	2,900	49	—	—	2,900	49
State and political subdivisions	4,522	108	—	—	4,522	108

	$39,296	$1,542	$—	$—	$39,296	$1,542

	Less than 12 Months		12 Months or More		Total
December 31, 2009	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$3,019	$5	$—	$—	$3,019	$5
U.S. Gov’t agencies	10,327	11	—	—	10,327	11
Mortgage-backed securities and CMO’s	—	—	134	—	134	—
Private label CMO’s	—	—	1,625	85	1,625	85
State and political subdivisions	—	—	—	—	—	—

	$13,346	$16	$1,759	$85	$15,105	$101

Other than Temporary Impairment
Private label CMO’s	$—	$—	$3,667	$—	$3,667	$—

	$—	$—	$3,667	$—	$3,667	$—

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following table shows contractual maturities of the investment portfolio as of December 31, 2010:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)

Due within one year	$2,080	$2,102
Due after one but within five years	23,761	24,711
Due after five but within ten years	59,365	58,671
Due after ten years	2,003	2,011
Mortgage backed securities	8,655	8,900

	$95,864	$96,395

The following table summarizes cumulative credit other-than-temporary impairment losses recognized on debt securities held by the Company:

	2010	2009
	(dollars in thousands)

Balance, beginning of the period	$1,807	$—
Impairment losses recognized during the year	—	1,807
Realized losses from sales	(1,807)	—

Balance, end of year	$—	$1,807

Note 3 - Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2010 and 2009 is as follows:

	2010	2009
	(dollars in thousands)
Commercial
Commercial	$51,679	$51,723
Real estate - commercial	105,123	95,938
Other real estate construction loans	52,270	40,327
Noncommercial
Real estate 1-4 family construction	4,332	4,649
Real estate - residential	103,781	97,852
Home equity	52,034	46,303
Consumer loans	17,721	16,627
Other loans	739	172

	387,679	353,591
Less:
Allowance for loan losses	(9,067)	(5,276)
Deferred loan (fees) costs, net	90	138

Loans held for investment, net	$378,702	$348,453

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which represent 40.19% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment (Continued)

commercial buildings and equipment that comprise 27.12% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $43.3 million and $24.1 million at December 31, 2010 and 2009, respectively. The nonaccrual status of these loans had the effect of reducing net income by $646,078 in 2010 and $246,395 in 2009. Of the $43.3 million in impaired loans at December 31, 2010, $12.5 million were in the commercial segment and carried allowances totaling $3.6 million while $4.4 million were in the noncommercial segment and carried allowances totaling $1.0 million. The commercial segment had $19.5 million evaluated and required no specific allowance while the noncommercial segment had $6.8 million evaluated and required no specific allowance. Of the $24.1 million in impaired loans at December 31, 2009, $16.5 million carried allowances totaling $3.0 million while $7.6 million required no specific allowance. There were loans 90 days past due and still accruing of $407,223 and $298,635 at December 31, 2010 and 2009, respectively.

Restructured loans at December 31, 2010 totaled $5.1 million of which $4.6 million are included in impaired loans above. The carrying value of foreclosed properties held as other real estate was $2.0 million and $3.4 million at December 31, 2010 and 2009, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 are presented below:

	2010	2009	2008
	(dollars in thousands)
Balance, beginning of year	$5,276	$4,361	$3,510
Charge-offs	(1,189)	(871)	(288)
Recoveries	44	54	170
Other	17	—	—
Provision charged against income	4,919	1,732	969

Balance, end of year	$9,067	$5,276	$4,361

The following table is the breakout of allowance for loss by loan class at December 31, 2010:

	Beginning Balance	Provisions	Other	Chargeoffs	Recoveries	Ending Balance
	(dollars in thousands)

Commercial	$449	$569	$4	$(59)	$3	$966
Real estate - commercial	1,541	1,216	10	(527)	—	2,240
Other real estate construction	1,205	952	—	—	—	2,157
Real estate construction	168	(58)	—	(78)	1	33
Real estate - residential	1,264	614	—	(222)	2	1,658
Home equity	213	854	—	(97)	1	971
Consumer loan	436	714	3	(206)	37	984
Other loans	—	58	—	—	—	58

Total	$5,276	$4,919	$17	$(1,189)	$44	$9,067

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following table shows period-end loans and reserve balances by loan class both individually and collectively evaluated for impairment at December 31, 2010:

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Ending Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$399	$1,439	$567	$50,240	$966	$51,679
Real estate - commercial	1,384	20,321	856	84,802	2,240	105,123
Other real estate construction	1,818	10,355	339	41,915	2,157	52,270
Real estate construction	—	950	33	3,382	33	4,332
Real estate - residential	762	8,884	896	94,897	1,658	103,781
Home equity	136	1,065	835	50,969	971	52,034
Consumer loan	132	241	852	17,480	984	17,721
Other loans	—	—	58	739	58	739

Total	$4,631	$43,255	$4,436	$344,424	$9,067	$387,679

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following table summarizes the past due information of the loan portfolio by class:

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)

Commercial	$666	$501	$1,167	$50,512	$51,679	$—
Real estate - commercial	1,728	8,702	10,430	94,693	105,123	—
Other real estate construction	206	7,975	8,181	44,089	52,270	—
Real estate 1 - 4 family construction	—	500	500	3,832	4,332	—
Real estate - residential	1,648	2,337	3,985	99,796	103,781	397
Home equity	110	75	185	51,849	52,034	—
Consumer loans	267	46	313	17,408	17,721	10
Other loans	—	—	—	739	739	—
Deferred cost / fees	—	—	—	90	90	—

Total	$4,625	$20,136	$24,761	$363,008	$387,769	$407

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accruing 90 days or more until they are paid current or charged off. Also, mortgage loans that were originated for sale but were not sold and are being held in the loan portfolio remain in an accruing status until they are foreclosed.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2010 and 2009 is as follows:

	2010	2009
	(dollars in thousands)

Commercial	$501	$25
Real estate - commercial	8,702	58
Other real estate construction	7,975	4,461
Real estate 1 - 4 family construction	500	85
Real estate - residential	1,940	760
Home equity	75	115
Consumer loans	36	125
Other loans	—	—

	$19,729	$5,629

Management uses a risk-grading program to facilitate the evaluation of probable inherent loan losses and to measure the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by the loan officers and reviewed and monitored by the lenders and credit administration. The program has eight risk grades summarized in five categories as follows:

Pass: Loans that are pass grade credits include loans that are fundamentally sound and risk factors are reasonable and acceptable. They generally conform to policy with only minor exceptions and any major exceptions are clearly mitigated by other economic factors.

Watch: Loans that are watch credits include loans on management’s watch list where a risk concern may be anticipated in the near future.

Substandard: Loans that are considered substandard are loans that are inadequately protected by current sound net worth, paying capacity of the obligor or the value of the collateral pledged. All nonaccrual loans are graded as substandard.

Doubtful: Loans that are considered to be doubtful have all weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make the collection or liquidation in full on the basis of current existing facts, conditions and values highly questionable and improbable.

Loss: Loans that are considered to be a loss are considered to be uncollectible and of such little value that their continuance as bankable assets is not warranted.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The table below summarizes risk grades of the loan portfolio by class:

	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)

Commercial	$50,108	$185	$1,386	$—	$51,679
Real estate - commercial	81,410	4,520	18,455	738	105,123
Other real estate construction	41,709	301	10,260	—	52,270
Real estate 1 - 4 family construction	3,381	—	951	—	4,332
Real estate - residential	94,077	1,787	7,917	—	103,781
Home equity	50,902	158	974	—	52,034
Consumer loans	17,458	102	129	32	17,721
Other loans	739	—	—	—	739

Total	$339,784	$7,053	$40,072	$770	$387,679

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. The following table shows the breakdown between performing and nonperforming loans by class:

	Performing	Non- Performing	Total
	(dollars in thousands)

Commercial	$51,178	$501	$51,679
Real estate - commercial	96,421	8,702	105,123
Other real estate construction	44,295	7,975	52,270
Real estate 1 - 4 family construction	3,832	500	4,332
Real estate - residential	101,444	2,337	103,781
Home equity	51,959	75	52,034
Consumer loans	17,675	46	17,721
Other loans	739	—	739

Total	$367,543	$20,136	$387,679

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired a specific valuation is done and a specific reserve is allocated if necessary. The table below summarizes the loans deemed impaired and the amount of specific reserves allocated by class:

	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment
	(dollars in thousands)

Commercial	$1,439	$918	$521	$399	$1,485
Real estate - commercial	21,985	16,088	4,233	1,384	13,279
Other real estate construction	10,357	2,585	7,770	1,818	9,380
Real estate 1 - 4 family construction	950	950	—	—	1,100
Real estate - residential	8,884	5,118	3,766	762	7,257
Home Equity loans	1,066	677	388	136	821
Consumer loans	241	23	218	132	367
Other loans	—	—	—	—	—

Total	$44,922	$26,359	$16,896	$4,631	$33,689

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $327 million and $289 million at December 31, 2010 and 2009, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2010	2009	2008
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$1,890	$1,293	$1,321
Amounts capitalized	1,113	1,465	563
Amortization	(869)	(868)	(471)
Impairment	—	—	(120)

End of year	$2,134	$1,890	$1,293

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2011	$504
2012	436
2013	369
2014	301
2015	233
Thereafter	291

Total	$2,134

The amortization does not anticipate or pro-forma loan prepayments.

Note 6 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2010 and 2009 are listed below:

	2010	2009
	(dollars in thousands)

Land	$4,081	$4,081
Building and improvements	11,205	10,012
Furniture and equipment	6,128	5,598

	21,414	19,691
Less accumulated depreciation	6,860	6,045

Total	$14,554	$13,646

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 - Leases

The Company’s subsidiary, Bank of Stanly, had a noncancelable operating lease for a branch location in Albemarle that expired in 2008, with annual rental payments of $18,575. The lease had one five year renewal option at the expiration of the initial term. Bank of Stanly elected to go into a month to month lease and entered into an agreement to purchase the building for $300,000 in 2009. The lease payment remained the same during the finalization of the purchase. Bank of Stanly entered into a month to month lease in 2009 with annual lease payments of $600. Bank of Stanly had also entered into a noncancelable operating lease for a branch location in Locust that expired in 2010 with annual rental payments of $41,856. Bank of Stanly terminated the Locust lease in the third quarter of 2010 when the branch moved into a new building Stanly had constructed. The Company’s subsidiary, Cabarrus Bank and Trust has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017 with annual rental payments of $59,850. The lease has two five-year renewal options at the expiration of the initial term.

Future minimum lease payments under these leases for years subsequent to December 31, 2010 are as follows:

Year ending December 31,
(dollars in thousands)

2011	$60
2012	60
2013	60
2014	60
2015	60
Thereafter	100

Total	$400

Total rental expense related to the operating leases was $85,538, $106,350, and $120,281 for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in occupancy expense.

Note 8 - Deposits

The composition of deposits at December 31, 2010 and 2009 is as follows:

	2010		2009
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand deposits	$54,837	13%	$44,924	12%
Interest checking and money market	187,493	43%	137,708	37%
Savings	37,624	8%	32,120	8%
Time deposits $100,000 and over	59,431	14%	64,736	17%
Other time deposits	94,648	22%	97,286	26%

Total	$434,033	100%	$376,774	100%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Deposits (Continued)

The maturities of fixed-rate time deposits at December 31, 2010 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)

2011	$39,225	$62,597
2012	6,788	9,698
2013	7,755	12,595
2014	748	3,363
2015	4,915	6,395
Thereafter	—	—

Total	$59,431	$94,648

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2010 and 2009:

	2010		2009
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Federal funds purchased	$—	0.00%	$—	0.00%
Securities sold under repurchase agreements	—	0.00%	—	0.00%
Master notes and other short term borrowing	10,423	0.94%	11,482	0.50%
Notes payable	59	3.82%	58	3.80%
Short-term line of credit	—	0.00%	—	0.00%
Short-term advances from FHLB	10,000	4.42%	15,400	0.36%

	$20,482	2.64%	$26,940	0.42%

	2010		2009
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$7	1.17%	$273	1.05%
Securities sold under repurchase agreements	—	0.00%	669	0.89%
Master notes and other short term borrowing	11,174	0.95%	11,298	0.83%
Notes payable	58	3.76%	56	3.25%
Short-term line of credit	—	0.00%	724	1.68%
Short-term advances from FHLB	15,272	3.83%	11,401	1.70%

	$26,511	2.62%	$24,421	1.29%

	2010	2009
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$300	$1,250
Securities sold under repurchase agreements	—	1,740
Master notes and other short term borrowing	13,454	12,559
Notes payable	58	58
Short-term line of credit	—	2,600
Short-term advances from FHLB	23,920	24,275

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Securities sold under repurchase agreements represent short-term borrowings collateralized by securities of the United States government or its agencies. Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary banks, where an agreement is in place and borrowings secured by the Uwharrie Loan Pool.

On September 25, 2007, the Company borrowed $6.6 million from a bank at an interest rate of prime less one percent. During 2008 principal payments were made on this note in the amount of $4.0 million. The remaining balance of $2.6 million was paid off during 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Short-Term Borrowed Funds (Continued)

The subsidiary banks have combined available lines of credit for federal funds in the amount of $27.5 million at December 31, 2010.

Note 10 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans, commercial real estate loans and investment securities with eligible collateral value of $72.9 million at December 31, 2010. The long-term advances under this line amounted to $24.0 million and $19.0 million at December 31, 2010 and 2009, respectively. Interest rates ranged from 1.15% to 4.46% in 2010 and from 1.57% to 5.50% in 2009. The subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $7.2 million at December 31, 2010.

During the second and third quarters of 2008, the Company began a private placement of up to 7,500 fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. These securities have a final maturity date of June 30, 2015 and may be redeemed by the Company after June 30, 2010. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. The proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. At the end of the offering period the Company had raised $7.4 million that was outstanding at December 31, 2010. Once the final maturity drops under five years, the Company must impose a twenty percent reduction per year of the amount of the proceeds from the sale of these securities that is eligible to be counted as Tier 2 capital. At December 31, 2010 $1.5 million of the $7.4 million was excluded as Tier 2 capital. These securities will be redeemed on March 31, 2011 and replaced with a new issue for subordinated debt securities discussed below.

During the third quarter of 2010, the Company began a private placement of up to 10,000 fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. These securities may be redeemed by the Company after December 31, 2013 and have a final maturity date is December 31, 2018. The junior subordinated debt securities pay interest quarterly at an annual fixed rate of 5.75%. The proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. At December 31, 2010 the Company had raised and had outstanding $2.5 million of this private placement.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $74,456 at December 31, 2010.

On May 13, 2009, the Company executed a note payable in the amount of $200,000 for the purchase of existing leased office space. The note bears interest at 3.43% and is to be paid in four equal annual payments of $50,000. The outstanding balance of this note was $150,000 at December 31, 2010.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Long-Term Debt (Continued)

As of December 31, 2010, the scheduled maturities of these advances and notes payable are as follows:

Year ending December 31,
(dollars in thousands)
2012	$13,059
2013	9,560
2014	1,511
2015	7,430
2016	2,501
Thereafter	—

Total	$34,061

Note 11 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31 are summarized as follows:

	2010	2009	2008
	(dollars in thousands)
Current tax expense:
Federal	$1,021	$428	$1,225
State	221	146	307

Total	1,242	574	1,532

Deferred tax expense (benefit):
Federal	(891)	(620)	(607)
State	(200)	(117)	(121)

Total	(1,091)	(737)	(728)

Net provision for income taxes	$151	$(163)	$804

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2010	2009	2008
	(dollars in thousands)

Tax computed at the statutory federal rate	$294	$179	$963
Increases (decrease) resulting from:
Tax exempt interest, net	(179)	(269)	(267)
State income taxes, net of federal benefit	14	19	123
Other	22	(92)	(15)

Provision for income taxes	$151	$(163)	$804

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31 are as follows:

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Income Tax Matters (Continued)

	2010	2009	2008
	(dollars in thousands)
Deferred tax assets relating to:
Net unrealized loss on securities available for sale	$—	$—	$979
Allowance for loan losses	3,253	1,772	1,305
Deferred compensation	518	635	494
Other	198	462	126

Total deferred tax assets	3,969	2,869	2,904

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(197)	(613)	—
Premises and equipment	(381)	(371)	(301)
Deferred loans fees and costs	(212)	(214)	(213)
Loan servicing	(186)	(158)	(41)
Prepaid expenses	(130)	(157)	(138)
Other	—	—	—

Total deferred tax liabilities	(1,106)	(1,513)	(693)

Net recorded deferred tax asset	$2,863	$1,356	$2,211

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

As of December 31, 2010 and 2009, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2010	2009
	(dollars in thousands)

Commitments to extend credit	$82,455	$91,648
Credit card commitments	8,790	8,697
Standby letters of credit	1,626	881

	$92,871	$101,226

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

(dollars in thousands)

Balance at December 31, 2009	$14,789
Disbursements during the year	11,091
Collections during the year	(7,648)

Balance at December 31, 2010	$18,232

At December 31, 2010, the Company had approved, but unused lines of credit, totaling $5.0 million to executive officers and directors, and their related interests.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters

The Company and its bank subsidiaries, are subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that reserves on deposit liabilities be maintained in the form of vault cash or deposits with the Federal Reserve Bank.

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
	(Dollars in thousands)
December 31, 2010

Total Capital to Risk
Weighted Assets:
Consolidated	$55,534	14.4%	$30,793	8.0%	$	N/A	—%
Bank of Stanly	32,520	12.6%	20,590	8.0%		25,738	10.0%
Anson Bank and Trust	5,276	13.8%	3,050	8.0%		3,812	10.0%
Cabarrus Bank and Trust	12,697	13.3%	7,623	8.0%		9,529	10.0%

Tier I Capital to Risk
Weighted Assets:
Consolidated	42,171	11.0%	15,396	4.0%		N/A	—%
Bank of Stanly	29,263	11.4%	10,295	4.0%		15,443	6.0%
Anson Bank and Trust	4,793	12.6%	1,525	4.0%		2,287	6.0%
Cabarrus Bank and Trust	11,500	12.1%	3,811	4.0%		5,717	6.0%

Tier I Capital to
Average Assets:
Consolidated	42,171	7.8%	21,615	4.0%		N/A	—%
Bank of Stanly	29,263	8.4%	13,956	4.0%		17,445	5.0%
Anson Bank and Trust	4,793	8.4%	2,274	4.0%		2,842	5.0%
Cabarrus Bank and Trust	11,500	8.9%	5,184	4.0%		6,480	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
December 31, 2009

Total Capital to Risk
Weighted Assets:
Consolidated	$54,052	14.0%	$30,908	8.0%	$	N/A	—%
Bank of Stanly	32,980	12.9%	20,413	8.0%		25,516	10.0%
Anson Bank and Trust	5,278	13.3%	3,165	8.0%		3,956	10.0%
Cabarrus Bank and Trust	12,260	13.8%	7,120	8.0%		8,901	10.0%

Tier I Capital to Risk
Weighted Assets:
Consolidated	42,024	10.9%	15,454	4.0%		N/A	—%
Bank of Stanly	29,782	11.7%	10,206	4.0%		15,310	6.0%
Anson Bank and Trust	4,795	12.1%	1,582	4.0%		2,374	6.0%
Cabarrus Bank and Trust	11,332	12.7%	3,560	4.0%		5,340	6.0%

Tier I Capital to
Average Assets:
Consolidated	42,204	8.8%	19,086	4.0%		N/A	—%
Bank of Stanly	29,782	9.4%	12,709	4.0%		15,887	5.0%
Anson Bank and Trust	4,795	8.8%	2,171	4.0%		2,714	5.0%
Cabarrus Bank and Trust	11,322	10.9%	4,161	4.0%		5,201	5.0%

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized all of the Company’s subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

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

The Warrant Preferred also qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Shareholders’ Equity and Regulatory Matters (Continued)

dividends. It is the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of their issuance. Accordingly, the net discount of $500,000 is going to be amortized over five years. At December 31, 2010 the remaining discount was $300,000.

On December 31, 2008, the Company entered into agreements with its subsidiary banks to sell Fixed Rate Noncumulative Perpetual Preferred Stock to the Company to provide an avenue for pushing portions of the funds received from Company’s issuance of preferred stock down to the subsidiary bank level. At December 31, 2010, Uwharrie Capital Corp had invested $3.0 million in Stanly, $1.0 million in Anson and $3.0 million in Cabarrus.

The Company and its subsidiaries must receive Federal Reserve approval before paying common and preferred stock dividends.

All of the Company’s aforementioned investments in its subsidiary banks qualify for Tier 1 capital treatment and are included as such in their respective year end capital ratios.

For the reserve maintenance period in effect at December 31, 2010, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2.9 million as reserves on deposit liabilities.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. Pursuant to stock repurchase authorizations and limitations, the Company purchased 111,258 shares during 2008 at an aggregate purchase price of $570,839. There were no shares repurchased during 2009 or 2010.

Pursuant to the terms of the United States Department of the Treasury’s investment in the Company’s preferred stock under the Capital Purchase Program (“CPP”), the Company must obtain the prior consent of the United States Department of the Treasury to repurchase its common stock under the Stock Purchase Plan or otherwise or to pay a cash dividend.

Note 15 - Stock Based Compensation

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2010, the SOP had 168,211 shares still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Stock Based Compensation (Continued)

within two years of the grant date. At December 31, 2010, the SOP II had 12,360 shares outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2010:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)

Options outstanding at the beginning of the year	280,715	$4.75	$—

Options granted	—	—
Options exercised	—	—
Forfeitures	(100,144)	4.48

Options outstanding at the end of the year	180,571	$4.90	$—

Options exercisable at the end of the year	173,155	$4.88	$—

Total options outstanding at December 31, 2010 were 180,571 at an exercise price range of $4.00 to $5.60 per share with a weighted average expected term of 2.35 years. Exercisable options at December 31, 2010 were 173,155 options at an exercise price range of $4.00 to $5.60 per share. At December 31, 2010, authorized shares of common stock reserved for future grants of options totaled 154,971 under the SOP II, and 103,234 under the SPP II.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2010 and 2009 under the SOP II. There were 12,360 shares granted in 2008.

A summary of the status of the Company’s non-vested stock options as of December 31, 2010, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2009	9,888	$1.60
Granted	—	—
Vested	(2,472)	1.60
Forfeited	—	—

Non-vested December 31, 2010	7,416	1.60

The grant date fair value of stock options vested over the years ended December 31, 2010, 2009 and 2008 was $3,960, $26,438 and $22,478 respectively.

As of December 31, 2010, there was $8,328 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 2.3 years.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Stock Based Compensation (Continued)

For the twelve months ended December 31, 2008 the intrinsic value of options exercised was $74,409. There were no options exercised in 2009 or 2010.

Note 16 - Employee and Director Benefit Plans

Employees’ Savings Plus and Profit Sharing Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates are eligible to make elective deferrals on the first day if calendar month coincident or next following the date the associate attains the age of 18, completes one year of eligibility service and completes at least 1,000 hours of service and is 100% vested in the plan once they enroll.

The Company’s annual contribution to the plan was $296,466 in 2010, $210,884 in 2009 and $206,478 in 2008, determined as follows:

•

The Company will contribute a safe harbor matching contribution in an amount equal to :(i) 100% of the matched employee contributions that are not in excess of 3% of compensation, plus (ii) 50% of the amount of the matched employee contributions that exceed 3% of compensation, but do not exceed 5% of compensation.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

Directors’ Deferred Compensation Plan

On March 1, 1994, the Company established a Directors’ Deferred Compensation Plan in accordance with the laws of the State of North Carolina under which each Director could elect to defer receipt for services rendered to the Company as a Director during the term of his or her service by entering into a written deferred compensation election. This plan was closed to new participants in 2001; subsequently, only two directors continued to defer receipt of fees in 2007 and one director continued in 2008. The balance in deferred directors’ compensation, not yet disbursed, was $165,487 at December 31, 2008. The plan was terminated in 2009 and all funds have been disbursed. Expense for the years ended December 31, 2009 and 2008 was $12,078 and $12,298, respectively.

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 293,216 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2010, the outstanding balance of the loan is $591,925 and is presented as a reduction of shareholders’ equity.

At the debt payments are made on the loans, shares associated with those debt payments are released to the ESOP and allocated among active participants on the basis of compensation in the year of allocation. Benefits vest 100% as they are allocated to participants. Dividends on

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Employee and Director Benefit Plans (Continued)

unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the consolidated financial statements.

The Company established a $500,000 line of credit to the ESOP in the third quarter of 2010 for the purpose of purchasing shares for the ESOP plan. An advance of $100,000 was made under this line of credit, and a total of 18,906 unallocated shares were purchased from the open market from the advance proceeds and pledged as collateral. The remaining amount under this advance available to purchase shares was $35,414 at December 31, 2010. The unused balance of the line of credit at December 31, 2010 was $400,000. This amount is available for future advances to purchase stock for the ESOP plan. At December 31, 2010, the outstanding balance of the loan is $100,000 and is presented as a reduction of shareholders’ equity.

During 2010 the Company expensed approximately 2% of salaries as a contribution to the ESOP Plan compared to 3% contributed in 2009 and 2008. The reduction in the percentage contributed was due to an increase in contributions to the Employees’ Savings Plus and Profit Sharing Plan which was increased from a maximum match of 3% to a maximum match of 4% of associate contributions. Expenses of $229,011, $350,068 and $326,633 during the years ended December 31, 2010, 2009 and 2008, respectively, were incurred in connection with the ESOP.

At December 31, 2010, 369,602 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. There were 116,642 shares unallocated with a fair value of approximately $416,412 at December 31, 2010.

Supplemental Executive Retirement Plan

The Company has implemented a non-qualifying deferred compensation plan for certain executive officers. Certain of the plan benefits will accrue and vest during the period of employment and will be paid in fixed monthly benefit payments for up to ten years commencing with the officer’s retirement at any time after attainment of the age specified in the officer’s plan agreement. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to attainment of retirement age.

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

During 2010, 2009 and 2008 a provision of $266,800, $500,800 and $383,800, respectively, was expensed for future benefits to be provided under the plan. The liability accrued for compensation deferred under the plan amounts to $1.7 million and $2.0 million at December 31, 2010 and 2009, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2010 and 2009, the expense associated with these policies was $(12,322) and $35,829, respectively.

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2010 and 2009, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price for which a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2010 and 2009:

	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$13,624	$13,630	$10,859	$10,896
Securities available for sale	96,395	96,395	76,317	76,317
Loans held for investment, net	387,769	392,017	348,453	363,619
Loans held for sale	6,286	6,286	2,628	2,628
FHLB Stock and FRB Stock	4,031	4,031	3,980	3,980
Bank-owned life insurance	5,975	5,975	5,714	5,714
Mortgage servicing rights	2,134	2,522	1,890	2,193
Accrued interest receivables	2,408	2,408	2,077	2,077

Financial Liabilities
Deposits	$434,033	$439,298	$376,774	$400,997
Short-term borrowings	20,482	20,482	26,940	26,940
Long-term debt	34,061	35,625	26,643	28,173
Accrued interest payable	342	342	396	396

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The carrying amount of cash and cash equivalents, which includes $750,000 in time deposits with other institutions and accrued interest, approximate their fair values due to the short period of time until their expected realization. Securities available for sale are carried at fair value based on quoted market prices. It is not practicable to determine fair value of Federal Home Loan Bank and Federal Reserve Bank stock due to restrictions placed on its transferability so it is presented at its carrying value. The carrying amount of bank-owned life insurance is the current cash surrender value. Fair value for mortgage servicing assets is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•

Loans – The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made. Loans held for sale, which represent current mortgage production forward sales not yet delivered, are valued based on current market prices. The fair value of loans does not consider the lack of liquidity and uncertainty in the market that would affect the valuation.

•

Deposits – The fair value of checking, savings and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates of deposit is estimated based on discounted cash flow analysis using offered market rates. The fair value of deposits does not consider any customer related intangibles.

•

Borrowings – The fair value disclosed for short-term borrowings, which are composed of overnight borrowings and debt due within one year approximate the carrying value for such debt. The estimated fair value for long-term borrowings are estimated based on discounted cash flow analysis using offered market rates. The fair value of the unsecured debt does not consider the lack of liquidity and uncertainty in the market that would affect the valuation.

At December 31, 2010, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 12.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	December 31, 2010
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$51,148	$51,148	$—	$—
US Gov’t	25,463	25,463	—	—
Mortgage-backed securities and CMO’s	8,900	—	8,900	—
State and political subdivisions	10,884	—	10,884	—

Total assets at fair value	$96,395	$76,611	$19,784	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2009
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$3,019	$3,019	$—	$—
US Gov’t	20,971	20,971	—	—
Mortgage-backed securities and CMO’s	35,242	—	35,242	—
Private label CMO’s	7,500	—	7,500	—
State and political subdivisions	9,585	—	9,585	—

Total assets at fair value	$76,317	$23,990	$52,327	$—

Total liabilities at fair value	$—	$—	$—	$—

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

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2010 and December 31, 2009:

	December 31, 2010
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$12,265	$—	$—	$12,265
Loans held for sale	6,286	—	6,286	—
Other real estate owned	275	—	—	275
Mortgage servicing rights	2,522	—	—	2,522

Total assets at fair value	$21,348	$—	$6,286	$15,062

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2009
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$13,519	$—	$—	$13,519
Loans held for sale	2,628	—	2,628	—
Other real estate owned	3,419	—	—	3,419
Mortgage servicing rights	2,193	—	—	2,193

Total assets at fair value	$21,759	$—	$2,628	$19,131

Total liabilities at fair value	$—	$—	$—	$—

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2010	2009
	(dollars in thousands)
Assets
Cash and demand deposits with bank subsidiaries	$859	$408
Interest-earning deposits with bank subsidiaries	11,271	12,030
Investments in:
Bank subsidiaries	46,878	47,908
Nonbank subsidiaries	704	358
Other assets	2,612	2,556

Total assets	$62,324	$63,260

Liabilities and shareholders’ equity
Master notes	$8,594	$11,482
Junior subordinated debentures	9,895	7,419
Other liabilities	342	335
Shareholders’ equity	43,493	44,024

Total liabilities and shareholders’ equity	$62,324	$63,260

Condensed Statement of Operations

	2010	2009	2008
	(dollars in thousands)

Equity in earnings of subsidiaries	$1,445	$1,260	$2,738
Interest income	50	113	133
Management and service fees	6,407	5,468	4,464
Other income	26	91	94
Interest expense	(479)	(533)	(535)
Other operating expense	(7,003)	(6,122)	(5,230)
Income tax benefit	267	413	365

Net income	$713	$690	$2,029

Net income	$713	$690	$2,029
Dividends – preferred stock	(645)	(642)	(13)

Net Income available to common shareholders	$68	$48	$2,016

Net income per common share
Basic	$0.01	$0.01	$0.27

Diluted	$0.01	$0.01	$0.27

Weighted average shares outstanding
Basic	7,485,373	7,474,140	7,482,488
Diluted	7,485,373	7,474,140	7,520,484

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2010	2009	2008
	(dollars in thousands)
Cash flows from operating activities
Net income	$713	$690	$2,029
Adjustments to reconcile net income to net cash
Provided (used) by operating activities:
Equity in earnings of subsidiaries	(1,445)	(1,260)	(2,738)
(Increase) decrease in other assets	74	(753)	(2,012)
Increase (decrease) in other liabilities	7	(30)	(72)

Net cash provided (used) by operating activities	(651)	(1,353)	(2,793)

Cash flows from investing activities
Dividends received from subsidiaries	1,300	900	200

Net cash provided by investing activities	1,300	900	200

Cash flows from financing activities
Net increase (decrease) in master notes	(2,888)	2,579	(727)
Net increase (decrease) in long-term debt	—	(2,600)	(4,000)
Net proceeds from issuance of junior subordinated debentures	2,476	—	7,419
Repurchase of common stock	—	—	(571)
Net proceeds from issuance of preferred stock	—	—	10,500
Proceeds from issuance of common stock	—	—	301
Preferred stock purchased from bank subsidiaries	—	—	(7,000)
Dividends on preferred stock	(545)	(542)	(13)
Tax benefit of stock options exercised	—	—	26
Cash paid for fractional shares	—	—	(7)

Net cash provided (used) by financing activities	(957)	(563)	5,928

Net increase (decrease) in cash and cash equivalents	(308)	(1,016)	3,335
Cash and cash equivalents at beginning of period	12,438	13,454	10,119

Cash and cash equivalents at end of period	$12,130	$12,438	$13,454

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(in thousands except per share and shares outstanding information)

	2010	2009	2008	2007	2006
Summary of Operations
Interest income	$24,487	$25,062	$25,564	$26,909	$24,353
Interest expense	5,951	7,697	9,828	11,876	10,702

Net interest income	18,536	17,365	15,736	15,033	13,651
Provision for loan losses	4,919	1,732	969	15	298
Noninterest income	9,898	5,824	6,597	6,590	5,469
Noninterest expense	22,651	20,930	18,531	17,362	15,918
Income tax expense(benefit)	151	(163)	804	1,287	833

Net income	$713	$690	$2,029	$2,959	$2,071

Per Common Share
Net income – basic (1)	$0.01	$0.01	$0.27	$0.39	$0.27
Net income – diluted (1)	0.01	0.01	0.27	0.39	0.26
Book value (1)	4.38	4.47	4.11	4.14	3.76

Weighted Average Shares
Outstanding:
Basic (1)	7,485,373	7,474,140	7,482,488	7,603,494	7,685,978
Diluted (1)	7,485,373	7,474,140	7,520,484	7,706,832	7,802,102
Ratios
Return on average assets	0.14%	0.15%	0.48%	0.75%	0.56%
Return on average equity	1.57%	1.60%	6.29%	9.73%	7.32%
Average equity to average assets	8.83%	9.15%	7.63%	7.73%	7.67%

Selected Year-end Balances
Assets	$535,426	$477,846	$452,468	$411,944	$383,261
Loans held for investment	387,769	353,729	340,830	321,987	288,135
Securities	96,395	76,317	68,835	51,005	37,150
Deposits	434,033	376,774	353,627	324,657	309,600
Borrowed funds	54,543	53,583	54,751	53,619	42,329
Shareholders’ equity	43,493	44,024	41,233	31,574	29,633

Selected Average Balances
Assets	$514,425	$471,729	$422,857	$393,188	$368,781
Loans held for investment	375,381	346,976	335,791	308,149	293,394
Securities	86,780	78,049	48,926	41,188	35,227
Deposits	406,304	369,957	337,384	312,261	289,742
Borrowed funds	58,291	55,084	50,643	48,075	48,510
Shareholders’ equity	45,425	43,182	32,245	30,402	28,299

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2006 through 2008 have been adjusted to reflect 3% stock dividends issued in 2008, 2007 and 2006. There was not a stock dividend issued in 2010 or 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 8 – 49 of this Annual Report. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2008 and 2007. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2010 and December 31, 2009

The Company’s total assets increased $57.6 million or 12.1% from $477.8 million at December 31, 2009 to $535.4 million at December 31, 2010. This increase resulted primarily from a $34.1 million increase in loans held for investment and a $20.1 million increase in securities available for sale.

Cash and cash equivalents increased $2.8 million during the year ended December 31, 2010. Cash and due from banks declined $2.6 million, while interest-earning deposits with banks increased $5.3 million.

Investment securities increased $20.1 million or 26.3%, from $76.3 million at December 31, 2009 to $96.4 million at December 31, 2010. At December 31, 2009 the Company owned $7.5 million in private label CMOs. With the continued erosion in the underlying collateral, management made the decision to sell the entire private label CMO portfolio during the first quarter of 2010 resulting in a realized loss of $107,000. During the year as the Company’s loan demand continued to grow along with the need to fund outstanding construction loan commitments, the Company recognized the need to increase its liquidity. The Company made the decision to sell $32.0 million in investments realizing gains of $1.5 million. The Company also had calls on state and political subdivision securities totaling $1.5 million and generating net gains of $25,000. During the year, the Company purchased $71.4 million in new securities, reinvesting the proceeds from the aforementioned sales and calls and the influx of cash from the increase in deposits during the period. The Company evaluated its entire investment portfolio for other than temporary impairments. Management believes that all of the unrealized losses totaling $1.5 million are only temporary. All other investments in the portfolio reflect gains of $2.1 million. At December 31, 2010, the Company had net unrealized gains of $531,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Loans held for investment increased $34.1 million from $353.7 million at December 31, 2009 to $387.8 million at December 31, 2010. The Company experienced positive growth trends in all areas of the loan portfolio except commercial and real estate 1-4 family construction, which decreased $44,000 and $317,000, respectively. Commercial real estate, other real estate construction and residential real estate increased at a growth rate of 9.6%, 29.6% and 6.1%, respectively. A portion of the increase in other real estate construction lending was related to funding on existing commitments. Loans held for sale increased 139.2% or $3.7 million compared to the prior year. The allowance for loan losses was $9.1 million at December 31, 2010, which represents 2.34% of the loan portfolio, an increase from $5.3 million or 1.49% at December 31, 2009.

Premises and equipment increased $908,000 or 6.7% during 2010. The Company completed the construction of a new branch in Locust during 2010.

Other changes in our consolidated assets are related to interest receivable, Federal Home Loan Bank stock, bank owned life insurance, other real estate owned and other assets. Bank owned life insurance and interest receivable increased $261,000 and $331,000 respectively, while other real estate owned decreased $1.4 million. The Company was able to sell several foreclosed properties held in other real estate owned during 2010, realizing net losses of $332,000 from these sales. Federal Home Loan Bank stock increased $51,000 because member institutions are required to increase their ownership as they increase their utilization of FHLB borrowings. The Company’s required ownership in Federal Reserve Bank stock remained at $779,000 during the year. Other assets increased $1.2 million for the year, primarily related to an increase in deferred tax assets.

Customer deposits continued to be our principal funding source in 2010, allowing us to fund the growth in assets discussed above. At December 31, 2010, deposits from our customers totaled $434.0 million, an increase of $57.2 million, or 15.2%, from $376.8 million at December 31, 2009. Demand noninterest bearing checking increased $9.9 million, while interest checking and money market accounts increased $49.8 million for the period. A portion of this increase is attributed to approximately $18.0 million in new public funds from one relationship and also from a shift from time deposits to money market accounts. Savings deposits grew $5.5 million. Time deposits over $100,000 and other time deposits declined $5.3 million and $2.6 million respectively during 2010, primarily from a shift to other deposit accounts.

During 2010 the Company’s net borrowings increased by $960,000. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2010, $34.0 million of the total borrowings of $54.5 million were attributed to Federal Home Loan Bank advances. During the fourth quarter of 2010, the Company began a second junior subordinated debt offering. At December 31, 2010 an additional $2.5 million had been raised. See note 10 for additional information on the new offering.

At December 31, 2010, total shareholders’ equity was $43.5 million, a decrease of $531,000 from December 31, 2009. Net income for the period was $713,000. Net income was offset by a net increase in unearned ESOP compensation of $25,000. The ESOP trust set up a new line of credit with the Company to be used to purchase shares for the ESOP.Net income was also offset as the Company recorded $545,000 in dividends on its series A and B preferred stock for the twelve month period. Unrealized gains on investment securities also declined $678,000 during the year as a result of the realized gains taken on the aforementioned investment sales. At December 31, 2010, the Company and its subsidiary banks exceeded all applicable regulatory capital requirements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Results of Operations for the Years Ended December 31, 2010 and 2009

Earnings

Uwharrie Capital Corp reported net income of $713,000 for the twelve months ended December 31, 2010, as compared to $690,000 for the twelve months ended December 31, 2009, an increase of $23,000. Net income available to common shareholders was $68,000 or $0.01 per common share at December 31, 2010, compared to $48,000 or $0.01 per common share at December 31, 2009. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the capital purchase program in December 2008.

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

Net interest income increased $1.2 million to $18.5 million for 2010 compared to the $17.4 million earned in 2009. During the year ended December 31, 2010 our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.9 million. The average yield on our interest-earning assets decreased 64 basis points to 5.25%, while the average rate we paid for our interest-bearing liabilities decreased 59 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in a decrease of five basis points in our interest rate spread, from 3.86% in 2009 to 3.81% in 2010. Our net interest margin for 2010 was 3.99%, compared to 4.12% in 2009. Financial Table 1 on page 62 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 63 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $4.9 million and $1.7 million for the twelve months ended December 31, 2010 and 2009 respectively. There were net loan charge-offs of $1.1 million for the twelve months ended December 31, 2010 as compared with net loan charge-offs of $817,000 during the same period of 2009. Refer to the Asset Quality discussion beginning on page 56 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

increased 70.0%, from $5.8 million in 2009 to $9.9 million in 2010, an increase of $4.1 million. The Company benefited from another strong year of income from mortgage loan sales. Income from mortgage loan sales was $3.2 million for 2010 compared to $3.4 million during 2009, a decrease of $264,000. Mortgage loan rates continued to be attractive for buyers and rates did decline during 2010 allowing customers to be able to refinance again at even lower rates. Service charges on deposit accounts produced earnings of $2.2 million, a decrease of 6.0%. These decreases were offset by an increase in other service fees and commissions of $610,000 generated from brokerage commissions and asset management fees which increased $270,000 to $1.5 million and other banking fees which increased $340,000 during 2010. The recent downturn in the economy that impacted the overall stock market and customer’s confidence to actively trade during 2009 began to turn around in 2010 attributing to the growth in brokerage commissions and asset management fees. The Company realized gains of $1.5 million on the securities available for sale compared to realized losses of $711,000 in 2009. As previously discussed, the Company did not have other-than-temporary impairment during 2010 compared to $1.8 million 2009.

Noninterest Expense

Noninterest expense for the year ended December 31, 2010 was $22.7 million compared to $20.9 million for the same period of 2009, an increase of $1.8 million. Salaries and employee benefits, the largest component of noninterest expense, increased $121,000, from $11.5 million for the period ending December 31, 2009 to $11.6 million for the same period in 2010. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Net occupancy and equipment expense had a combined increase of $189,000. Professional fees and services increased $262,000 due mainly to increased loan collection costs. Data processing costs reflected a modest increase of $61,000, while software costs increased by $72,000. Growth in electronic banking operations, including preparation for new services, created increased expense of $83,000. Marketing and donations expense grew by $545,000 and included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development. Other noninterest expense increased $334,000 for the comparable twelve month period. The table on page 66 reflects the additional breakdown of other noninterest expense. FDIC assessment costs decreased $163,000 during the twelve month ending December 31, 2010. During 2009, the FDIC had implemented a special one-time assessment which amounted to $209,000 for the Company’s subsidiary banks that did not recur during 2010.

Income Tax Expense

The Company had an income tax expense of $151,000 for 2010 at an effective tax rate of 17.48% compared to income tax benefit of $163,000 in 2009. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Results of Operations for the Years Ended December 31, 2009 and 2008

Earnings

Uwharrie Capital Corp reported net income of $690,000 for the twelve months ended December 31, 2009, as compared to $2.0 million for the twelve months ended December 31, 2008, a decrease of $1.3 million. Net income available to common shareholders was $48,000 or $0.01 per common share at December 31, 2009, compared to $2.0 million or $0.27 per common share

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

at December 31, 2008. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the capital purchase program in December 2008.

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

Net interest income increased $1.7 million to $17.4 million for 2009 compared to the $15.7 million earned in 2008. During the year ended December 31, 2009 our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.4 million. The average yield on our interest-earning assets decreased 74 basis points to 5.89%, while the average rate we paid for our interest-bearing liabilities decreased 84 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in an increase of 10 basis points in our interest rate spread, from 3.76% in 2008 to 3.86% in 2009. Our net interest margin for 2009 was 4.12%, compared to 4.13% in 2008. Financial Table 1 on page 62 presents a detailed analysis of the components of the Company’s net interest income while Financial Table 2 on page 63 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $1.7 million and $1.0 million for the twelve months ended December 31, 2009 and 2008 respectively. There were net loan charge-offs of $817,000 for the twelve months ended December 31, 2009 as compared with net loan charge-offs of $118,000 during the same period of 2008. Refer to the Asset Quality discussion beginning on page 56 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 12.1%, from $6.6 million in 2008 to $5.8 million in 2009, a decrease of $773,000. Service charges on deposit accounts produced earnings of $2.4 million an increase of 5.5%. The Company also benefited from an increase in income from mortgage loan sales of $2.2 million resulting from an increase in mortgage loan originations. The rate reductions during 2008 by the Federal Reserve attributed to this increase in 2009. These increases were offset by a decrease in other service fees and commissions of $504,000. Income generated from brokerage commissions and asset management fees decreased $389,000 to $1.3 million, while other banking fees decreased $115,000 or 10.1% during 2009. The recent downturn in the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

economy and the impact it has had on the overall stock market was the attributing factor to the decline in brokerage commissions and asset management fees. The Company had realized losses on the securities available for sale of $711,000 and a loss of $172,000 on Silverton Bank stock. As previously discussed, the Company recorded an additional other-than-temporary impairment of $1.8 million during 2009 compared to $158,000 in 2008.

Noninterest Expense

Noninterest expense for the year ended December 31, 2009 was $20.9 million compared to $18.5 million for the same period of 2008, an increase of $2.4 million. Salaries and employee benefits, the largest component of noninterest expense, increased $890,000, from $10.6 million for the period ending December 31, 2008 to $11.5 million for the same period in 2009. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Net occupancy and equipment expense had a combined increase of $141,000. Professional fees and services increased $281,000. FDIC assessment costs also increased $830,000 during the twelve month ending December 31, 2009. Not only has the assessment rate charged by the FDIC to all FDIC-insured financial institutions increased, but also the Company received and utilized FDIC credits that reduced its assessment charges during 2008. Other noninterest expense increased $239,000 for the comparable twelve month period. The table on page 66 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax benefit of $163,000 for 2009 compared to income tax expense of $804,000 in 2008 at an effective tax rate of 28.38%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. Management continuously evaluates the adequacy of the allowance for loan loss. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based either on discounted cash flows using the loan’s initial effective interest rate or on the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

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

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for inherent risk in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

The provision for loan losses was $4.9 million for the year ended December 31, 2010 as compared to $1.7 million for the same period in 2009. At the end of 2010 the levels of our impaired loans, which includes all loans in nonaccrual status and other loans deemed by management to be impaired, were $43.3 million compared to $24.1 million at December 31, 2009, an increase of $19.2 million. The increase in the level of impaired loans resulted from ten customer relationships totaling $17.1 million. These relationships are deemed impaired from a cashflow standpoint; however, we believe they are more than adequately collateralized. At this time the collateral appears to be the primary source for the repayment. Total nonaccrual loans, which are a component of impaired loans, increased from $5.6 million at December 31, 2009 to $19.7 million at December 31, 2010. The Company had net loan charge-offs for 2010 of $1.1 million compared to net loan charge-offs of $817,000 for the same period in 2009.

The allowance expressed as a percentage of gross loans held for investment increased 85 basis points from 1.49% at December 31, 2009 to 2.34% at December 31, 2010. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans increased from 0.81% at December 31, 2009 to 1.29% at December 31, 2010, an increase of 48 basis points. Given the continued declines in the credit quality metrics relating to nonperforming loans since December 31, 2009, the increase in the reserve was warranted. During the year we upgraded our allowance for loan loss model to capture not only the mean loss of individual loans but also the rare event of severe loss that can occur within the loan portfolio. The changes were made in the part of the model used to compute the general reserves. Specifically, the Company began calculating probable losses on loans by computing a probability of loss and

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

expected loss scenario by call codes. Together, these components created from Ordinary Least Squares (OLS) Regression of historical losses against multiple Macro-Economic factors make up the basis of the new allowance model. The loans that are impaired and included in the specific reserve are excluded from these new calculations. The continued deteriorating credit metrics as evaluated in our updated allowance model resulted in $2.1 million in loan loss provisions during the third quarter of 2010. Approximately $300,000 of the $2.1 million was related to increases in impaired loans Nonperforming loans, which consist of nonaccrual loans and loan 90 days and still accruing, to total loans increased from 1.67% at December 31, 2009, to 5.19% at December 31, 2010. During the period the Company had a decrease in other real estate owned of $1.4 million. Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2010	2009	2008	2007	2006
Nonperforming Assets:
Nonaccrual loans past due 90 days or more	$407	$282	$3	$—	$500
Nonaccrual loans	19,730	5,630	3,898	1,795	1,211
Other real estate owned	2,022	3,419	2,816	163	203

Total nonperforming assets	$22,159	$9,331	$6,717	$1,958	$1,914

Allowance for loan losses	$9,067	$5,276	$4,361	$3,510	$3,171
Nonperforming loans to total loans	5.19%	1.67%	1.14%	0.56%	0.59%
Allowance for loan losses to total loans	2.34%	1.49%	1.28%	1.09%	1.10%
Nonperforming assets to total assets	4.14%	1.95%	1.48%	0.48%	0.50%
Allowance for loan losses to nonperforming loans	45.03%	89.24%	111.79%	195.54%	185.33%

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier I leverage ratio of 4%. Banks which meet or exceed a Tier I ratio of 6%, a total capital ratio of 10% and a

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Tier I leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2010, the Company’s subsidiary banks were all well capitalized.

The Company expects to continue to exceed these minimums without altering current operations or strategy. Note 14 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 3% stock dividend in 2008. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There was not a dividend declared in 2010 or 2009.

Liquidity

Liquidity, the ability to raise cash when needed without adversely impacting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 65, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2010 included $14.3 million in federal funds lines of credit from correspondent banks and approximately $31.7 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2010, borrowings from federal funds lines and the issuance of commercial paper amounted to $8.6 million, while other short-term borrowings totaled $11.9 million. Long-term debt at that date consisted of advances of $24.0 million from the Federal Home Loan Bank, junior subordinated debt of $9.9 million, a mortgage payable of $66,000 and a note payable for the purchase of a building of $100,000.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2010.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$20,482	$20,482	$—	$—	$—
Long-term debt	34,061	—	22,619	8,941	2,501
Operating leases	400	60	120	120	100

Total contractual cash obligations, excluding deposits	54,943	20,542	22,739	9,061	2,601

Deposits	434,033	381,776	36,836	15,421	—

Total contractual cash obligations, including deposits	$488,976	$402,318	$59,575	$24,482	$2,601

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

Interest Rate Sensitivity

Net Interest Income (Margin) is the single largest component of income for the Company. Net Interest Margin is the difference between the yield on earning assets and interest paid on liabilities. The margin can vary over time as interest rates change. The variance fluctuates based on both the timing (repricing) and magnitude of maturing assets and liabilities.

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various time periods. Gap analysis at December 31, 2010 is reflected in Financial Table 3 on page 64. While management reviews this information, it has implemented the use of an income simulation model, which calculates expected future Net Interest Income (Margin) based on projected interest-earning assets, interest-bearing liabilities and forecasted interest rates. Management believes this provides a more relevant view of interest rate risk sensitivity than the traditional

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

gap analysis. The income simulation model allows a comparison of flat, rising and falling rate scenarios to determine the interest rate sensitivity of earnings in varying interest rates environments.

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary banks, using a no growth and most likely balance sheet growth, for a two year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections using the most likely balance sheet growth for a one year horizon, indicates a negative impact of (10.44%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 8.56% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, all three of the subsidiary banks are asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. All three of the subsidiary banks have the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

The principal goals for asset liability management for the Company are to maintain adequate levels and sources of liquidity and to manage interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on both interest-sensitive assets and liabilities to protect Net Interest Income (Margin) from wide fluctuations as a result from changes in interest rates. Managing interest rate risk is an important factor to the long term viability of the Company since the Net Interest Income (Margin) is such a large component of earnings. The Company’s Asset Liability Management Committee (ALCO) monitors market changes in interest rates and assists with the pricing of loans and deposit products while considering the funding source needs and asset growth projections.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2010			2009			2008
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$78,479	2,508	3.20%	$63,934	$3,128	4.89%	$36,573	$2,021	5.53%
Non-taxable securities (1)	8,301	319	6.25%	14,115	622	7.17%	14,738	678	7.49%
Short-term investments	9,211	44	0.48%	6,334	66	1.04%	5,386	85	1.58%
Taxable loans (2)	371,057	21,378	5.76%	345,448	21,020	6.08%	332,986	22,592	6.78%
Non-taxable loans (1)	6,258	238	6.18%	4,387	226	8.38%	4,086	188	7.49%

Total interest-earning assets	473,306	24,487	5.25%	434,218	25,062	5.89%	393,769	25,564	6.63%

Non-earning assets
Cash and due from banks	6,449			7,057			9,964
Premises and equipment, net	14,246			12,616			9,735
Interest receivable and other	20,424			17,838			9,389

Total non-earning assets	41,119			37,511			29,088

Total assets	$514,425			$471,729			$422,857

Interest-bearing liabilities
Savings deposits	$35,535	$327	0.92%	$30,912	$255	0.82%	$26,246	$301	1.15%
Interest checking & MMDA	162,373	971	0.60%	120,307	838	0.70%	109,469	1,357	1.24%
Time deposits	158,173	2,876	1.82%	172,108	4,816	2.80%	155,983	6,281	4.03%

Total deposits	356,081	4,174	1.17%	323,327	5,909	1.83%	291,698	7,939	2.72%

Short-term borrowed funds	26,352	693	2.63%	24,092	316	1.31%	19,453	529	2.72%
Long-term debt	31,939	1,084	3.39%	30,992	1,472	4.75%	31,190	1,360	4.36%

Total interest-bearing liabilities	414,372	5,951	1.44%	378,411	7,697	2.03%	342,341	9,828	2.87%

Noninterest liabilities
Transaction deposits	50,223			46,630			45,685
Interest payable and other	4,405			3,506			2,586

Total liabilities	469,000			428,547			390,612

Shareholders’ equity	45,425			43,182			32,245

Total liabilities and shareholders equity	$514,425			$471,729			$422,857

Interest rate spread			3.81%			3.86%			3.76%

Net interest income and net interest margin		$18,536	3.99%		$17,365	4.12%		$15,736	4.13%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 38.55% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2010 Versus 2009			2009 Versus 2008
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$588	$(1,208)	$(620)	$1,425	$(318)	$1,107
Non-taxable securities	(240)	(63)	(303)	(28)	(28)	(56)
Short-term investments	22	(44)	(22)	12	(31)	(19)
Taxable loans	1,517	(1,159)	358	802	(2,374)	(1,572)
Non-taxable loans	84	(72)	12	15	23	38

Total interest-earning assets	1,971	(2,546)	(575)	2,226	(2,728)	(502)

Interest-bearing liabilities

Savings deposits	40	32	72	46	(92)	(46)
Transaction and MMDA deposits	272	(139)	133	105	(624)	(519)
Other time deposits	(322)	(1,618)	(1,940)	550	(2,015)	(1,465)
Short-term borrowed funds	45	332	377	93	(306)	(213)
Long-term debt	39	(427)	(388)	(9)	121	112

Total interest-bearing liabilities	74	(1,820)	(1,746)	785	(2,916)	(2,131)

Net interest income	$1,897	$(726)	$1,171	$1,441	$188	$1,629

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$7,926	$750	$—	—	$—	$8,676
Investment securities	1,098	705	2,381	26,796	65,415	96,395
FHLB and other stock	—	—	—	—	4,531	4,531
Loans held for sale	6,286	—	—	—	—	6,286
Loans held for investment	121,269	27,533	53,558	136,782	48,627	387,769

Total interest-earning assets	136,579	28,988	55,939	163,578	118,573	503,657

Interest-bearing liabilities
Deposits	45,050	25,549	68,118	187,752	107,564	434,033
Short-term borrowed funds	16,482	2,000	2,000	—	—	20,482
Long-term debt	—	—	—	31,560	2,501	34,061

Total interest-bearing liabilities	61,532	27,549	70,118	219,312	110,065	488,576

Interest sensitivity GAP per period	$75,047	$1,439	$(14,179)	$(55,734)	$8,508	$15,081

Cumulative interest sensitivity GAP	$75,047	$76,486	$62,307	$6,573	$15,081	$15,081

Ratios
Cumulative gap as a percentage of total interest-earning assets	14.90%	15.19%	12.37%	1.31%	2.99%	2.99%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	221.96%	185.86%	139.14%	101.74%	103.09%	103.09%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2010
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale

U. S. Treasury
Due within one year	1,000	1,006	0.90%
Due after one but within five years	2,018	2,066	1.70%
Due after five but within ten years	48,604	48,076	2.28%

	51,622	51,148	2.23%

U.S. Government agencies
Due one within one year	504	519	3.96%
Due after one but within five years	18,457	19,208	2.84%
Due after five but within ten years	5,901	5,736	1.84%

	24,862	25,463	2.62%

Mortgage-backed securities
Due after five but within ten year	2,498	2,633	3.97%
Due after ten years	6,157	6,267	4.22%

	8,655	8,900	4.15%

State and political
Due within one year	576	577	2.36%
Due after one but within five years	3,286	3,437	4.21%
Due after five but within ten year	4,860	4,859	3.03%
Due after ten years	2,003	2,011	4.18%

	10,725	10,884	3.57%

Total Securities available for sale
Due within one year	2,080	2,102	2.05%
Due after one but within five years	23,761	24,711	2.93%
Due after five but within ten year	61,863	61,304	2.37%
Due after ten years	8,160	8,278	4.21%

	$95,864	$96,395	2.66%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 38.55% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Service charges on deposit accounts	$2,219	$2,360	$2,238
Other banking fees	1,362	1,023	1,138
Asset management fees	1,357	1,054	1,396
Brokerage commissions	164	196	243
Other noninterest income	543	480	578

Core noninterest income	5,645	5,113	5,593

Income from mortgage loan sales	3,172	3,436	1,208
Security gains (losses)	1,484	(711)	—
Loss on nonmarketable securities	—	(172)	—
Total other-than-temporary impairment loss	—	(1,807)	(158)
Portion of loss recognized in other comprehensive income	—	—	—

Net impairment recognized in other comprehensive income	—	(1,807)	(158)
Losses from sale of OREO	(332)	(36)	(41)
Other gains (losses) from sale of assets	(71)	1	(5)

Total noninterest income	$9,898	$5,824	$6,597

Financial Table 6

Other Noninterest Expense

(dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Postage	$221	$200	$200
Telephone and data lines	233	237	244
Loan collection cost	330	185	292
Shareholder relations expense	150	187	185
Dues and subscriptions	186	161	147
Other	1,628	1,444	1,320

Total other noninterest expense	$2,748	$2,414	$2,388

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2010		2009		2008
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$51,679	13.33%	$51,723	14.63%	$45,470	13.35%
Real estate - construction	56,602	14.60%	44,976	12.72%	50,661	14.87%
Real estate - residential	155,814	40.19%	144,154	40.77%	139,346	40.90%
Real estate - commercial	105,123	27.12%	95,938	27.13%	89,561	26.29%
Consumer	17,721	4.57%	16,628	4.70%	15,499	4.55%
Other	739	0.19%	172	0.05%	121	0.04%

Total loans	387,678	100.00%	353,591	100.00%	340,658	100.00%

Less:
Allowance for loan losses	(9,067)		(5,276)		(4,361)
Unearned net loan fees	91		138		172

Net loans	$378,702		$348,453		$336,469

	At December 31,
	2007		2006
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$37,724	11.72%	$36,406	12.64%
Real estate - construction	46,546	14.46%	27,342	9.49%
Real estate - residential	135,842	42.21%	126,111	43.79%
Real estate - commercial	86,593	26.90%	84,744	29.43%
Consumer	15,022	4.67%	13,262	4.60%
Other	143	0.04%	133	0.05%

Total loans	321,870	100.00%	287,998	100.00%

Less:
Allowance for loan losses	(3,510)		(3,171)
Unearned net loan fees	117		137

Net loans	$318,477		$284,964

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2010
	One Year or Less	One to Five Years	Over Five Years	Total
Commercial and agricultural	$25,846	$17,223	$8,610	$51,679
Real estate – construction	26,168	19,996	10,438	56,602

Total selected loans	$52,014	$37,219	$19,048	$108,281

Fixed rate loans	$23,515	$96,325	$80,637	$200,477

Sensitivity to rate changes:
Variable interest rates	$193,578	$—	$—	$193,578

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
Allowance for loan losses at beginning of year	$5,276	$4,361	$3,510	$3,171	$4,482
Provision for loan losses	4,919	1,732	969	15	298

Other	17
Loan charge-offs:
Commercial	59	39	122	—	1,533
Real estate	924	692	15	—	14
Consumer	206	140	151	224	140

Total charge-offs	1,189	871	288	224	1,687

Recoveries of loans previously charged off:
Commercial	3	19	120	440	34
Real estate	4	14	—	—	—
Consumer	37	21	50	108	44

Total recoveries	44	54	170	548	78

Net charge-offs (recoveries)	1,145	817	118	(324)	1,609

Allowance for loan losses at end of year	$9,067	$5,276	$4,361	$3,510	$3,171

Net (charge-offs) recoveries as a percent of average loans	0.31%	0.24%	0.04%	(0.11)%	0.55%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2010		2009		2008
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$966	10.65%	$449	14.63%	$288	13.35%
Real estate - construction	2,190	24.15%	1,373	12.72%	1,232	14.87%
Real estate - residential	2,629	29.00%	1,477	40.77%	1,180	40.90%
Real estate - commercial	2,240	24.70%	1,541	27.13%	1,385	26.29%
Consumer loans	984	10.85%	436	4.70%	276	4.55%
Other	58	0.64%	—	0.05%	—	0.04%
Unallocated	—	—%	—	—%	—	—%

Total loans	$9,067	100.00%	$5,276	100.00%	$4,361	100.00%

	At December 31,
	2007		2006
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$326	11.72%	$356	12.64%
Real estate – construction	325	14.46%	255	9.49%
Real estate – residential	922	42.21%	1,235	43.79%
Real estate – commercial	1,715	26.90%	1,123	29.43%
Consumer	222	4.67%	202	4.60%
Other	—	0.04%	—	0.05%
Unallocated	—	—%	—	—%

Total loans	$3,510	100.00%	$3,171	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total

Time Deposits of $100,000 or more	$14,090	$5,051	$20,084	$20,206	$59,431

Other Time Deposits	17,677	11,785	33,135	32,051	94,648

	$31,767	$16,836	$53,219	$52,257	$154,079

Financial Table 12

Performance Ratios

	At December 31,
	2010	2009	2008	2007	2006
Return on average assets	0.14%	0.15%	0.48%	0.75%	0.56%
Return on average equity	1.57%	1.60%	6.29%	9.73%	7.32%
Equity to average assets ratio	8.83%	9.15%	7.63%	7.73%	7.67%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Charles D. Horne	Cynthia L. Mynatt
President	President	President
Stanly Funeral Home, Inc.	Hornwood, Inc.	Ben Mynatt Buick – GMC

Joe S. Brooks	W. Kenneth Huntley	Timothy J. Propst
Board Vice Chairman	President and Owner	Executive Vice President
Owner and Manager	Huntley Oil & Gas Co., Inc.	Propst Construction Co., Inc.
Brothers Precision Tool Co.

Ronald T. Burleson	Joseph R. Kluttz, Jr.	Susan J. Rourke
Partner	Secretary and Treasurer	President and Owner
Thurman Burleson and Sons Farm	Albemarle Insurance	U. S. Land Management Co.
Agency, Inc.

Bill C. Burnside, DDS	Lee Roy Lookabill, Jr.	Donald P. Scarborough
Sole Proprietor	President	Board Chairman
Dental Practice	Anson Real Estate and	President and Broker-Owner
	Insurance Co., Inc.	Plank Road Realty, Inc.

Charles F. Geschickter, III	W. Chester Lowder	S. Todd Swaringen
President and	Director of Livestock Program	Partner
Chief Executive Officer	Public Policy Division	Beane Swaringen &
JTG Racing, Inc.;	NC Farm Bureau	Company, PLLC
ST Motorsports, Inc.	Federation, Inc.

Thomas M. Hearne, Jr.	Barry S. Moose	Edward B. Tyson
Retired - Geopavement Engineer	Division Engineer	Retired - Superintendent of
NC Department	NC Department	Kannapolis City Schools
of Transportation	of Transportation
Executive Officers
Roger L. Dick	Christy D. Stoner	Dana A. Maness
President and	President and	President
Chief Executive Officer	Chief Executive Officer	Anson Bank & Trust Co.
Uwharrie Capital Corp	The Strategic Alliance
Corporation, BOS
Brendan P. Duffey	Agency, Inc.	W.D. “Bill” Lawhon, Jr.
Executive Vice President and	Chief Executive Officer	President and
Chief Operating Officer	Strategic Investment	Chief Executive Officer
Uwharrie Capital Corp	Advisors, Inc.	Bank of Stanly
Executive Vice President
Robert O. Bratton	Marketing	Patricia K. Horton
Chief Financial Officer	Uwharrie Capital Corp	President and
Uwharrie Capital Corp		Chief Executive Officer
Cabarrus Bank & Trust
Barbara S. Williams	Jeffrey M. Talley	Company
Executive Vice President and	President
Controller	Strategic Investment
Uwharrie Capital Corp	Advisors, Inc.