Form 10-K, Exhibit 13
period 2012-12-31
UWHARRIE CAPITAL CORP
filed 2013-03-28
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2012

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

Bank of Stanly, Member FDIC, Equal Housing Lender.

Anson Bank & Trust Co., Member FDIC, Equal Housing Lender.

Cabarrus Bank & Trust Company, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2012	2011	Percent Increase (Decrease)

For the year:
Net income	$404	$900	-55.11%
Net income (loss) available to common shareholders	$(241)	$255	-194.51%
Basic net (loss) income per common share	$(0.03)	$0.03	-200.00%
Diluted net (loss) income per common share	$(0.03)	$0.03	-200.00%

Weighted average common shares outstanding (diluted)	7,371,667	7,467,396	-1.28%

At year-end:
Total assets	$545,007	$526,902	3.44%
Total earning assets	499,045	478,494	4.29%
Loans held for investment	329,183	366,675	-10.22%
Total interest-bearing liabilities	418,628	415,023	0.87%
Shareholders’ equity	42,729	44,254	-3.45%
Book value per common share	$4.31	$4.47	-3.58%

Averages for the year:
Total assets	$526,361	$529,970	-0.68%
Total earning assets	478,630	486,550	-1.63%
Loans held for investment	347,762	381,419	-8.82%
Total interest-bearing liabilities	408,358	423,794	-3.64%
Shareholders’ equity	44,868	44,462	3.94%

Financial ratios (in percentage):
Return on average assets	0.08%	0.17%
Return on average shareholders’ equity	0.90%	2.02%
Average equity to average assets	8.52%	8.39%
Net interest margin (fully tax equivalent basis)	3.90%	4.01%
Allowance as % of loans at year-end	2.07%	1.86%
Allowance as % of nonperforming loans	71.74%	86.68%
Nonperforming loans to total loans	2.88%	2.14%
Nonperforming assets to total assets	3.34%	3.44%
Net loan charge-offs (recoveries) to average loans	0.53%	1.50%

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

The Board of Directors adopts a dividend policy on an annual basis. For 2012 and 2011, Uwharrie Capital Corp did not declare a dividend. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina

March 28, 2013

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
	(dollars in thousands)
ASSETS
Cash and due from banks	$8,877	$7,487
Interest-earning deposits with banks	72,851	21,200
Securities available for sale, at fair value	91,638	88,661
Loans held for sale	5,373	1,958
Loans:
Loans held for investment	329,183	366,675
Less allowance for loan losses	(6,801)	(6,815)

Net loans held for investment	322,382	359,860

Premises and equipment, net	14,952	15,076
Interest receivable	1,753	2,084
Restricted stock	2,265	2,486
Bank owned life insurance	6,394	6,171
Goodwill	—	987
Other real estate owned	8,713	10,258
Prepaid assets	635	1,347
Other assets	9,174	9,327

Total assets	$545,007	$526,902

LIABILITIES
Deposits:
Demand noninterest-bearing	$70,347	$62,339
Interest checking and money market accounts	211,066	185,539
Savings deposits	43,336	39,273
Time deposits, $100,000 and over	53,449	58,274
Other time deposits	79,414	85,913

Total deposits	457,612	431,338

Short-term borrowed funds	18,690	20,791
Long-term debt	12,673	25,233
Interest payable	270	301
Other liabilities	11,449	3,636

Total liabilities	500,694	481,299

Off balance sheet items, commitments and contingencies (Note 13)

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP) (Note 17)	1,584	1,349

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(100)	(200)
Common stock, $1.25 par value: 20,000,000 shares authorized; 7,502,496 and 7,593,929 shares issued and outstanding	9,378	9,492
Additional paid-in capital	12,201	12,661
Unearned ESOP compensation	(875)	(772)
Undivided profits	10,138	10,379
Accumulated other comprehensive income	1,487	2,194

Total shareholders’ equity	42,729	44,254

Total liabilities and shareholders’ equity	$545,007	$526,902

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollars in thousands, except share and per share data)
Interest Income
Loans, including fees	$19,724	$21,609	$21,616
Investment securities:
US Treasury	581	742	612
US Government agencies and corporations	1,105	1,035	1,896
State and political subdivisions	324	371	319
Interest-earning deposits with banks and federal funds sold	137	65	44

Total interest income	21,871	23,822	24,487

Interest Expense
Interest checking and money market accounts	542	785	971
Savings deposits	197	286	327
Time deposits $100,000 and over	802	1,106	1,192
Other time deposits	1,008	1,138	1,684
Short-term borrowed funds	353	354	693
Long-term debt	796	1,068	1,084

Total interest expense	3,698	4,737	5,951

Net interest income	18,173	19,085	18,536
Provision for loan losses	1,832	3,456	4,919

Net interest income after provision for loan losses	16,341	15,629	13,617

Noninterest Income
Service charges on deposit accounts	1,723	1,837	2,219
Other service fees and commissions	3,178	3,409	2,883
Gain (loss) on sale of securities	1,286	933	1,484
Income from mortgage loan sales	3,740	1,806	3,172
Other income	748	271	140

Total noninterest income	10,675	8,256	9,898

Noninterest Expense
Salaries and employee benefits	12,891	12,121	11,648
Net occupancy expense	1,155	1,165	1,193
Equipment expense	733	758	769
Data processing costs	889	858	853
Office supplies and printing	334	337	384
Foreclosed real estate expense	2,994	489	387
Professional fees and services	588	1,488	1,230
Marketing and donations	691	769	1,291
Electronic banking expense	951	875	811
Software amortization and maintenance	576	573	542
FDIC insurance	693	750	795
Goodwill Impairment	987	—	—
Other noninterest expense	2,765	2,606	2,748

Total noninterest expense	26,247	22,789	22,651

Income before income taxes	769	1,096	864
Income taxes	365	196	151

Net income	$404	$900	$713

Net income	$404	$900	$713
Dividends on preferred stock	(645)	(645)	(645)

Net Income (loss) available to common shareholders	$(241)	$255	$68

Net income (loss) per common share
Basic	$(0.03)	$0.03	$0.01

Diluted	$(0.03)	$0.03	$0.01

Weighted average common shares outstanding
Basic	7,371,667	7,467,396	7,485,373
Diluted	7,371,667	7,467,396	7,485,373

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollars in thousands)

Net Income	$404	$900	$713

Other comprehensive income (loss):
Unrealized gains on available for sale securities	2,356	3,759	390
Related tax effect	(859)	(1,327)	(156)

Reclassification of losses (gains) recognized in net income	(1,286)	(933)	(1,484)
Related tax effect	496	360	572

Total other comprehensive income (loss)	707	1,859	(678)

Comprehensive income	$1,111	$2,759	$35

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2012, 2011 and 2010

	Number Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income(Loss)	Total
	(dollars in thousands, except share data)

Balance, December 31, 2009	7,593,929	$10,000	$500	$(400)	$9,492	$14,030	$(667)	$10,056	$1,013	$44,024
Net income	—	—	—	—	—	—	—	713	—	713
Other comprehensive loss	—	—	—	—	—	—	—	—	(678)	(678)
Release of ESOP shares	—	—	—	—	—	—	75	—	—	75
Increase in ESOP notes receivable	—	—	—	—	—	—	(100)	—	—	(100)
Stock compensation expense	—	—	—	—	—	4	—	—	—	4
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	(545)

Balance, December 31, 2010	7,593,929	$10,000	$500	$(300)	$9,492	$14,034	$(692)	$10,124	$335	$43,493
Net income	—	—	—	—	—	—	—	900	—	900
Other comprehensive income	—	—	—	—	—	—	—	—	1,859	1,859
Release of ESOP shares	—	—	—	—	—	(28)	81	—	—	53
Increase in ESOP notes receivable	—	—	—	—	—	—	(161)	—	—	(161)
Reclass of redeemable ESOP stock	—	—	—	—	—	(1,349)	—	—	—	(1,349)
Stock compensation expense	—	—	—	—	—	4	—	—	—	4
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	(545)

Balance, December 31, 2011	7,593,929	$10,000	$500	$(200)	$9,492	$12,661	$(772)	$10,379	$2,194	$44,254
Net income	—	—	—	—	—	—	—	404	—	404
Repurchase of common stock	(90,260)	—	—	—	(113)	(191)	—	—	—	(304)
Retirement of common stock	(1,173)	—	—	—	(1)	1	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	—	(707)	(707)
Release of ESOP shares	—	—	—	—	—	(39)	87	—	—	48
Increase in ESOP notes receivable	—	—	—	—	—	—	(190)	—	—	(190)
Stock compensation expense	—	—	—	—	—	4	—	—	—	4
Reclass of redeemable ESOP stock	—	—	—	—	—	(235)	—	—	—	(235)
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	(545)

Balance, December 31, 2012	7,502,496	$10,000	$500	$(100)	$9,378	$12,201	$(875)	$10,138	$1,487	$42,729

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollars in thousands)
Cash flows from operating activities
Net income	$404	$900	$713
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	954	838	815
Net amortization of security premiums/discounts	1,334	865	412
Impairment of goodwill	987	—	—
Net amortization of mortgage servicing rights	908	670	869
Impairment of foreclosed real estate	2,365	212	125
Provision for loan losses	1,832	3,456	4,919
Deferred income taxes	(1,134)	1,000	(1,091)
Stock compensation	4	4	4
Net realized (gains)loss on sales / calls available for sale securities	(1,286)	(933)	(1,484)
Income from mortgage loan sales	(3,740)	(1,806)	(3,172)
Proceeds from sales of loans held for sale	126,189	70,251	110,374
Origination of loans held for sale	(125,864)	(64,116)	(111,973)
(Gain) loss on sale of premises, equipment and other assets	(252)	13	71
Increase in cash surrender value of life insurance	(223)	(196)	(261)
Loss on sales of foreclosed real estate	55	68	332
Release of ESOP Shares	48	53	75
Net change in interest receivable	331	324	(331)
Net change in other assets	(3,742)	(1,910)	(532)
Net change in interest payable	(31)	(41)	(54)
Net change in other liabilities	431	621	(54)

Net cash provided (used) by operating activities	(420)	10,273	(243)

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	57,274	38,648	53,013
Purchase of securities available for sale	(61,369)	(28,020)	(71,430)
Net (increase) decrease in loans	32,739	6,259	(34,866)
Proceeds from sale of premises, equipment and other assets	5,169	—	—
Purchase of premises and equipment	(830)	(1,373)	(1,725)
Proceeds from sales of foreclosed real estate	1,844	611	733
Investment in other assets	(346)	(181)	(240)
Net (increase) decrease in Federal Home Loan Bank stock	1,024	766	(51)

Net cash provided (used) by investing activities	35,505	16,710	(54,566)

Cash flows from financing activities
Net increase (decrease) in deposit accounts	26,274	(2,695)	57,259
Net increase (decrease) in short-term borrowed funds	(2,101)	309	(6,458)
Net increase (decrease) in long-term debt	(12,560)	(10,060)	4,942
Net proceeds from issuance of junior subordinated debt	—	1,962	2,476
Proceeds from preferred stock offering	7,382	—	—
Repayment of junior subordinated debt	—	(730)	—
Increase in unearned ESOP compensation	(190)	(161)	(100)
Repurchase of common stock	(304)	—	—
Dividend and discount accretion on preferred stock	(545)	(545)	(545)

Net cash provided (used) by financing activities	17,956	(11,920)	57,574

Increase (decrease) in cash and cash equivalents	53,041	15,063	2,765
Cash and cash equivalents, beginning of year	28,687	13,624	10,859

Cash and cash equivalents, end of year	$81,728	$28,687	$13,624

Supplemental disclosures of cash flow information
Interest paid	$3,729	$4,778	$6,005
Income taxes paid	270	220	1,274

Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(707)	1,859	(678)
Loans transferred to foreclosed real estate	2,907	9,127	2,148
Company financed sales of other real estate owned	(188)	—	(2,450)
Mortgage servicing rights capitalized	1,237	679	1,113
Preferred stock dividend accrued	(68)	(68)	(68)

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

Stanly was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Stanly are insured by the Federal Deposit Insurance Corporation (“FDIC”). Stanly is under regulation of the Federal Reserve, the FDIC and the North Carolina State Banking Commission. Through its six branch locations in Stanly County, Stanly provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

Loans

The Company divides the loans it grants into two segments, commercial and noncommercial loans. Commercial loans are broken down into the following classes: commercial loans, real estate commercial loans and other real estate construction loans. Noncommercial loans are divided into the following classes: real estate 1-4 family construction, real estate 1-4 family residential loans, home equity loans, consumer loans and other loans. The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

The Company has different specific risks identified within the loan segments. Specific risks within the commercial loan segment arise with borrowers that are experiencing diminished operating cash flows, depreciated collateral values or prolonged sales and rental absorption periods. Concentrations within the portfolio if unmanaged, pose additional risk. Occasionally, the Bank will purchase participation loans from other institutions and if not independently underwritten by the purchaser, could carry additional risk. Generally, owner-occupied real estate loans carry less risk than non-owner occupied. Specific risks within the non-commercial portfolio tend to be tied to economic factors including high unemployment and decreased real estate values. Risk to the Bank is greater as home values deteriorate more rapidly than amortization in a loan, leaving little to no equity in properties, especially in junior lien positions. Concentration in the portfolio, such as home equity lines of credit, could pose additional risk if not appropriately managed.

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

Homogeneous loans are collectively evaluated by loan class for impairment. However, homogeneous loans will be evaluated individually for impairment if such a loan is deemed impaired.

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these components created from Ordinary Least Squares (OLS) Regression of historical losses against multiple Macro-Economic factors make up the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

In the fourth quarter of 2012, the Company updated its allowance for loan loss model to more accurately assess the probability of losses inherent in the loan portfolio as of December 31, 2012. The probabilities of default that the Company acquires from a third party vendor are associated with a two year horizon, while the allowance for loan loss is deemed to have a one year horizon. Therefore, we updated the model to account for this horizon; converting the two year probability of default into a one year probability of default for each obligator. At this time the Company also updated the data inputs into the model; specifically the OLS regression coefficient and the probability of defaults obtained from a third party vendor. The net result of these changes was to lower the allowance for loan loss by approximately $176,000.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value upon foreclosure, establishing a new cost basis. At foreclosure, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses, and costs related to the improvement of the property are capitalized if the current fair value will allow it, if not these costs are expensed also. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value.

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

Goodwill

The Goodwill on the Company’s Balance sheet was a result of the acquisition of Anson Bancorp, Inc. and its subsidiary, Anson Savings Bank in 2000. Goodwill is evaluated for impairment annually or more frequently if circumstances indicate potential impairment. During the annual impairment testing in the fourth quarter of 2012, the $987 thousand of Goodwill was evaluated, deemed impaired and the full amount was written off. The Company’s goodwill impairment was driven by the continued low interest rate environment, slowed loan growth, and increased regulatory costs of conducting banking business. These factors combined, affected our future estimated earnings projections, and had a direct impact on the impairment of goodwill. Using the income approach (1), the Company’s step 1 analysis indicated goodwill was impaired. Upon initial indication of impairment in step 1, GAAP requires management to perform a step 2 evaluation that consists of valuing each asset and liability on the balance sheet to determine if the recorded goodwill is impaired. Management determined impairment could be traced to the perceived credit and liquidity discount inherent within the balance sheet.

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

(1)	The income approach is the present value of future benefits (either earnings or net cash flows) that can be estimated by discounting them back to the present at a rate determined to be appropriate for an investment entity such as a reporting unit, when evaluating Goodwill. Management used a discount rate of 14.2%.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The tax returns for the Company are subject to audit for the 2009 fiscal year and thereafter. The Company records penalties and interest related to income taxes as a component of income tax expense.

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

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by using one of several methods including collateral value, fair value of similar debt or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the present value of the expected repayments or fair value of collateral exceed the recorded investments in such loans. At December 31, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the underlying collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the underlying collateral is further impaired below the appraised value the Company records the impaired loan as nonrecurring Level 3.

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional write downs, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

As of December 31, 2012 and December 31, 2011, total accumulated other comprehensive income was $1.4 million and $2.2 million, respectively.

Earnings per Common Share

The Company had stock options outstanding of 92,491, 123,570 and 180,571 at December 31, 2012, 2011 and 2010 respectively. All of these options were anti-dilutive.

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

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2012	2011	2010

Weighted average number of common shares used in computing basic net income per common share	7,502,496	7,593,969	7,593,969

Effect of ESOP shares	(130,829)	(126,573)	(108,596)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,371,667	7,467,396	7,485,373

Effect of dilutive stock options	—	—	—

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,371,667	7,467,396	7,485,373

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement”. The purpose of the standard is to clarify and combine fair value measurements and disclosure requirements for U.S. generally accepted accounting principles, or GAAP, and international financial reporting standards, or IFRS. The new standard provides amendments and wording changes used to describe certain requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, and should be applied prospectively to the beginning of the annual period of adoption. The adoption of this statement did not have a material impact on the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In June 2011, the FASB issued ASU 2011-05, an update to ASC 220, “Comprehensive Income.” This update requires that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, and did not have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-08, an update to ASC 350 “Intangibles - Goodwill and Other.” This update gives entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 is effective for annual and interim impairment tests beginning after December 15, 2011, and did not have a significant impact on the Company’s financial statements.

In July 2012, the FASB issued ASU 2012-02, an update to ASC 350 “Intangibles Goodwill and Other”. The amendments in the Update are intended to reduce cost and complexity by providing an entity the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The Update also enhances consistency of impairment testing guidance among long-lived asset categories by permitting entities to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. In conducting a qualitative assessment, an entity should consider the extent to which relevant circumstances and events, both individually and in the aggregate, could have affected the significant inputs used to determine the fair value of the indefinite-lived intangible asset since the last assessment. Consideration should also be given as to whether there have been changes to the carrying amount of the indefinite-lived intangible asset when evaluating whether it is more likely than not that the indefinite-lived asset is impaired. Positive and mitigating events and circumstances that could affect its determination of whether it is more likely than not that the indefinite-lived asset is impaired should also be considered. The Update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this update is not expected to have a significant impact on the Company’s financial statements.

In August 2012, the FASB issued ASU 2012-03: Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22. The amendments in the Update codify various amendments and corrections, and are effective upon issuance (August 27, 2012). The adoption of these changes did not have a significant impact on the Company’s financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvements. The amendments in this Update cover a wide range of Topics in the Codification, related to technical corrections and improvements and conforming amendments related to fair value measurements. The amendments in this Update represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice. Certain of the amendments are subject to transition guidance, and will be effective for public entities for fiscal periods beginning after December 15, 2012. The adoption of these changes did not have a significant impact on the Company’s financial statements.

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

Reclassification

Certain amounts in the 2011 financial statements have been reclassified to conform to the 2012 presentation. The reclassifications had no effect on net income but shareholders’ equity was restated due to the reclass to mezzanine capital for the ESOP put option.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$18,731	$846	$1	$19,576
U.S. Government agencies	21,689	485	—	22,174
GSE - Mortgage-backed securities and CMO’s	40,766	379	123	41,022
State and political subdivisions	8,165	701	—	8,866

Total securities available for sale	$89,351	$2,411	$124	$91,638

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$32,073	$1,459	$—	$33,532
U.S. Government agencies	19,142	855	—	19,997
GSE - Mortgage-backed securities and CMO’s	24,016	332	85	24,263
State and political subdivisions	10,071	798	—	10,869

Total securities available for sale	$85,302	$3,444	$85	$88,661

At both December 31, 2012 and 2011, the Company owned Federal Reserve stock reported at cost of $802,850 and is included in other assets. Also at December 31, 2012 and 2011, the Company owned Federal Home Loan Bank Stock (FHLB) of $1.5 million and $2.5 million, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Results from sales and calls of securities available for sale for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
	(dollars in thousands)
Gross proceeds from sales and calls	$42,889	$25,568	$40,623

Realized gains from sales	$1,398	$933	$1,960
Realized losses from sales	(112)	—	(476)

Net realized gains (losses)	$1,286	$933	$1,484

At December 31, 2012, 2011 and 2010 securities available for sale with a carrying amount of $48.8 million, $37.7 million and $40.7 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011. These unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline in a volatile market and are in no way a reflection of the credit quality of the investments. At December 31, 2012, the unrealized losses related to one United States Treasury note and seven mortgage backed securities and at December 31, 2011 the unrealized losses related to three mortgage backed securities.

	Less than 12 Months		12 Months or More		Total
December 31, 2012	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$2,485	$1	$—	$—	$2,485	$1
U.S. Gov’t agencies	—	—	—	—	—	—
Mortgage-backed securities and CMO’s	21,355	123	—	—	21,355	123
State and political subdivisions	—	—	—	—	—	—

	$23,840	$124	$—	$—	$23,840	$124

	Less than 12 Months		12 Months or More		Total
December 31, 2011	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$—	$—	$—	$—	$—	$—
U.S. Gov’t agencies	—	—	—	—	—	—
Mortgage-backed securities and CMO’s	9,734	85	—	—	9,734	85
State and political subdivisions	—	—	—	—	—	—

	$9,734	$85	$—	$—	$9,734	$85

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of quality but that the losses are temporary in nature. At December 31, 2012, the Company did not intend to sell and was not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the investment portfolio as of December 31, 2012:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)

Due within one year	$350	$352
Due after one but within five years	36,756	38,145
Due after five but within ten years	9,980	10,494
Due after ten years	1,499	1,625
Mortgage backed securities	40,766	41,022

	$89,351	$91,638

The mortgage-based securities are shown separately as they are not due at a single maturity date.

Note 3 - Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2012 and 2011 is as follows:

	2012	2011
	(dollars in thousands)

Commercial
Commercial	$41,390	$45,907
Real estate - commercial	103,304	114,944
Other real estate construction loans	25,052	31,601
Noncommercial
Real estate 1-4 family construction	3,080	5,543
Real estate - residential	93,927	101,847
Home equity	48,517	51,413
Consumer loans	12,986	14,710
Other loans	822	602

	329,078	366,567
Less:
Allowance for loan losses	(6,801)	(6,815)
Deferred loan (fees) costs, net	105	108

Loans held for investment, net	$322,382	$359,860

Although the subsidiary banks’ loan portfolios are diversified, there is a concentration of mortgage real estate loans, primarily one to four family residential mortgage loans, which

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment (Continued)

represent 44.22% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment that comprise 51.58% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $26.1 million and $33.1 million at December 31, 2012 and 2011, respectively. The nonaccrual status of these loans had the effect of reducing net interest income by $420,805 in 2012 and $571,722 in 2011. Of the $26.1 million in impaired loans at December 31, 2012, $15.0 million were in the commercial segment and carried allowances totaling $1.4 million while $11.1 million were in the noncommercial segment and carried allowances totaling $1.6 million. Of the $33.1 million in impaired loans at December 31, 2011, $18.9 million were in the commercial segment and carried allowances totaling $1.1 million while $14.2 million were in the noncommercial segment and carried allowances totaling $1.5 million. There were no loans 90 past due and still accruing at December 31, 2012 or at December 31, 2011.

Restructured loans at December 31, 2012 totaled $6.8 million of which all $6.8 million are included in the impaired loan total, compared to $6.0 million of which all $6.0 million were included in impaired loans. The carrying value of foreclosed properties held as other real estate was $8.7 million and $10.3 million at December 31, 2012 and 2011, respectively.

The Company had loans of $137.2 million and $143.5 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2012 and 2011, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2012, 2011 and 2010 are presented below:

Commercial	2012	2011	2010
	(dollars in thousands)
Balance, beginning of year	$2,904	$5,363	$3,195
Provision (recovery) charged to operations	985	1,947	2,737
Charge-offs	(1,167)	(4,417)	(586)
Recoveries	69	11	3

Net (charge-offs)	(1,098)	(4,406)	(583)

Other	—	—	14
Balance, end of year	$2,791	$2,904	$5,363

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2012	2011	2010
	(dollars in thousands)
Balance, beginning of year	$3,911	$3,704	$2,081
Provision (recovery) charged to operations	847	1,509	2,182
Charge-offs	(824)	(1,419)	(603)
Recoveries	76	122	41

Net (charge-offs)	(748)	(1,297)	(562)

Other	—	(5)	3
Balance, end of year	$4,010	$3,911	$3,704

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2012 and 2011:

December 31, 2012

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$1,428	$14,979	$1,363	$154,767	$2,791	$169,746
Non-Commercial	1,606	11,128	2,404	148,309	4,010	159,437

Total	$3,034	$26,107	$3,767	$303,076	$6,801	$329,183

December 31, 2011

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$1,137	$18,882	$1,767	$173,570	$2,904	$192,452
Non-Commercial	1,446	14,207	2,465	159,908	3,911	174,115

Total	$2,583	$33,089	$4,232	$333,478	$6,815	$366,567

December 31, 2010

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$3,601	$32,115	$1,762	$176,957	$5,363	$209,072
Non-Commercial	1,030	11,140	2,674	167,467	3,704	178,607

Total	$4,631	$43,255	$4,436	$344,424	$9,067	$387,679

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2012

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$98	$437	$535	$40,855	$41,390	$—
Real estate - commercial	708	3,032	3,740	99,564	103,304	—
Other real estate construction	12	2,945	2,957	22,095	25,052	—
Real estate construction	—	—	—	3,080	3,080	—
Real estate - residential	1,309	2,507	3,816	90,216	94,032	—
Home equity	162	558	720	47,797	48,517	—
Consumer loan	218	1	219	12,767	12,986	—
Other loans	—	—	—	822	822	—
Deferred cost/fees	—	—	—	—	—	—

Total	$2,507	$9,480	$11,987	$317,196	$329,183	$—

December 31, 2011

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$212	$329	$541	$45,366	$45,907	$—
Real estate - commercial	2,396	2,742	5,138	109,806	114,944	—
Other real estate construction	358	2,084	2,442	29,159	31,601	—
Real estate construction	—	—	—	5,543	5,543	—
Real estate - residential	2,341	2,441	4,782	97,065	101,847	—
Home equity	298	255	553	50,860	51,413	—
Consumer loan	208	11	219	14,491	14,710	—
Other loans	—	—	—	602	602	—

Total	$5,813	$7,862	$13,675	$352,892	$366,567	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accruing 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2012 and 2011 is as follows:

	2012	2011
	(dollars in thousands)

Commercial	$437	$329
Real estate - commercial	3,032	2,742
Other real estate construction	2,945	2,084
Real estate 1 - 4 family construction	—	—
Real estate - residential	2,507	2,441
Home equity	558	255
Consumer loans	1	11
Other loans	—	—

	$9,480	$7,862

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2012 and 2011:

December 31, 2012

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)

Commercial	$39,800	$836	$754	$—	$41,390
Real estate - commercial	84,748	9,337	9,219	—	103,304
Other real estate construction	20,684	577	3,477	314	25,052
Real estate 1 - 4 family construction	3,080	—	—	—	3,080
Real estate - residential	78,115	9,728	6,189	—	94,032
Home equity	46,590	914	1,013	—	48,517
Consumer loans	12,360	512	114	—	12,986
Other loans	822	—	—	—	822

Total	$286,199	$21,904	$20,766	$314	$329,183

December 31, 2011

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)

Commercial	$42,892	$1,670	$1,345	$—	$45,907
Real estate - commercial	95,699	7,971	11,274	—	114,944
Other real estate construction	26,256	745	4,600	—	31,601
Real estate 1 - 4 family construction	5,538	5	—	—	5,543
Real estate - residential	89,209	4,269	8,369	—	101,847
Home equity	49,743	861	809	—	51,413
Consumer loans	13,970	332	408	—	14,710
Other loans	602	—	—	—	602

Total	$323,909	$15,853	$26,805	$—	$366,567

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2012 nonperforming loans increased from $7.7 million at December 31, 2011 to $9.5 million at December 31, 2012, a increase of $1.8 million. The major contributor to this increase was two loan relationships totaling $1.7 million that were placed in nonaccrual at December 31, 2012.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2012 and 2011:

December 31, 2012

	Performing	Non- Performing	Total
	(dollars in thousands)

Commercial	$40,953	$437	$41,390
Real estate - commercial	100,272	3,032	103,304
Other real estate construction	22,107	2,945	25,052
Real estate 1 - 4 family construction	3,080	—	3,080
Real estate - residential	91,525	2,507	94,032
Home equity	47,959	558	48,517
Consumer loans	12,985	1	12,986
Other loans	822	—	822

Total	$319,703	$9,480	$329,183

December 31, 2011

	Performing	Non- Performing	Total
	(dollars in thousands)

Commercial	$45,578	$329	$45,907
Real estate - commercial	112,202	2,742	114,944
Other real estate construction	29,517	2,084	31,601
Real estate 1 - 4 family construction	5,543	—	5,543
Real estate - residential	99,406	2,441	101,847
Home equity	51,158	255	51,413
Consumer loans	14,699	11	14,710
Other loans	602	—	602

Total	$358,705	$7,862	$366,567

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired a specific valuation is done and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2012 and 2011 (unpaid principal balance was grossed up for chargeoffs):

December 31, 2012

	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Recorded Investment Accruing Loans 90 or More Days Past Due	Recorded Investment Loans in Non-accrual
		(dollars in thousands)

Commercial	$1,977	$388	$1,470	$616	$—	$437
Real estate - commercial	11,299	6,341	2,895	411	—	3,032
Other real estate construction	3,935	2,437	1,448	401	—	2,945
Real estate 1 - 4 family construction	840	713	127	127	—	—
Real estate - residential	8,985	3,994	4,991	1,215	—	2,507
Home equity	1,068	521	547	159	—	558
Consumer loans	235	39	196	105	—	1
Other loans	—	—	—	—	—	—

Total	$28,339	$14,433	$11,674	$3,034	$—	$9,480

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

December 31, 2012

	Average Recorded Investment	Interest Income
	(dollars in thousands)

Commercial	$1,440	$66
Real estate - commercial	11,607	473
Other real estate construction	4,055	202
Real estate 1 - 4 family construction	1,053	43
Real estate - residential	11,442	427
Home equity	1,200	32
Consumer loans	308	14
Other loans	—	—

Total	$31,105	$1,257

December 31, 2011

	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Recorded Investment Accruing Loans 90 or More Days Past Due	Recorded Investment Loans in Non-accrual
		(dollars in thousands)

Commercial	$2,099	$889	$1,091	$578	$—	$329
Real estate - commercial	14,951	11,365	1,523	452	—	2,742
Other real estate construction	4,016	2,644	1,370	107	—	2,084
Real estate 1 - 4 family construction	1,095	501	594	202	—	—
Real estate - residential	11,877	7,231	4,646	1,001	—	2,441
Home equity	993	753	240	124	—	255
Consumer loans	242	49	193	119	—	11
Other loans	—	—	—	—	—	—

Total	$35,273	$23,432	$9,657	$2,583	$—	$7,862

December 31, 2011

	Average Recorded Investment	Interest Income
	(dollars in thousands)

Commercial	$1,525	$93
Real estate - commercial	16,520	716
Other real estate construction	7,746	236
Real estate 1 - 4 family construction	1,249	53
Real estate - residential	10,137	616
Home equity	1,194	37
Consumer loans	280	16
Other loans	—	—

Total	$38,651	$1,767

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

For the twelve months ended December 31, 2012, the following table presents a breakdown of the types of concessions made by loan class:

	Twelve months ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(dollars in thousands)
Extend payment terms:
Commercial	1	$33	$32
Real estate - commercial	—	—	—
Other real estate construction	1	49	49
Real estate 1 - 4 family construction	—	—	—
Real estate - residential	2	30	30
Home equity	—	—	—
Consumer loans	1	45	42
Other loans	—	—	—

	5	$157	$153

Other:
Commercial	1	$68	$68
Real estate - commercial	1	116	112
Other real estate construction	—	—	—
Real estate 1 - 4 family construction	1	32	31
Real estate - residential	6	939	933
Home equity	—	—	—
Consumer loans	1	17	17
Other loans	—	—	—

	10	$1,172	$1,161

Total	15	$1,329	$1,314

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debts Restructures (Continued)

The following table presents loans that were modified as troubled debt restructurings within the previous twelve months and for which there was a payment default during the twelve months ended December 31, 2012:

	Twelve months ended December 31, 2012
	Number of Loans	Recorded Investment
	(dollars in thousands)
Extended payment terms:
Commercial	1	$31
Real estate - commercial	—	—
Other real estate construction	1	49
Real estate 1 - 4 family construction	—	—
Real estate - residential	—	—
Home Equity loans	2	30
Consumer loans	—	—
Other loans	—	—

	4	$110

Other:
Commercial	—	$—
Real estate - commercial	—	—
Other real estate construction	—	—
Real estate 1 - 4 family construction	—	—
Real estate - residential	1	238
Home Equity loans	—	—
Consumer loans	1	17
Other loans	—	—

	2	$255

Total	6	$365

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As mentioned, the Company considers TDRs to be impaired loans.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2012:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
	(dollars in thousands)

Below market interest rate	—	$—	—	$—	—	$—	—	$—
Other Loans	—	—	15	738	—	—	2	511

Total	—	$—	15	$738	—	$—	2	$511

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 - Mortgage Servicing Assets

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $386 million and $346 million at December 31, 2012 and 2011, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2012	2011	2010
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$2,142	$2,134	$1,890
Amounts capitalized	1,237	679	1,113
Amortization	(908)	(671)	(869)
Impairment	(77)	—	—

End of year	$2,394	$2,142	$2,134

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)

2013	$565
2014	489
2015	414
2016	338
2017	261
Thereafter	327

Total	$2,394

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $2.4 million at December 31, 2012 and $2.5 million at December 31, 2011. The key assumptions used to value mortgage servicing rights as of December 31, 2012 were as follows; weighted average remaining life 264 months, weighted average discount rate 12.0%, weighted average coupon 4.22% and weighted average prepayment speed 325%.

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2012 and 2011 are listed below:

	2012	2011
	(dollars in thousands)

Land	$4,101	$4,094
Building and improvements	11,129	10,856
Furniture and equipment	7,583	7,254

Total fixed assets	22,813	22,204
Less accumulated depreciation	7,861	7,128

Net fixed assets	$14,952	$15,076

Note 8 - Leases

The Company’s subsidiary, Cabarrus Bank and Trust has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017 with annual rental payments of $61,286. The lease has two five-year renewal options at the expiration of the initial term.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Leases (Continued)

Future minimum lease payments under these leases for years subsequent to December 31, 2012 are as follows:

Year ending December 31,
(dollars in thousands)

2013	$61
2014	61
2015	61
2016	61
2017	42
Thereafter	—

Total	$286

Total rental expense related to the operating leases was $60,929, $60,450, and $85,538 for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in occupancy expense.

Note 9 - Deposits

The composition of deposits at December 31, 2012 and 2011 is as follows:

	2012		2011
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand deposits	$70,347	15%	$62,339	15%
Interest checking and money market	211,066	46%	185,539	43%
Savings	43,336	10%	39,273	9%
Time deposits $100,000 and over	53,449	12%	58,274	13%
Other time deposits	79,414	17%	85,913	20%

Total	$457,612	100%	$431,338	100%

The maturities of fixed-rate time deposits at December 31, 2012 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)
2013	$29,200	$47,234
2014	5,914	11,917
2015	4,714	7,471
2016	10,396	10,198
2017	3,056	2,594
Thereafter	169	—

Total	$53,449	$79,414

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2012 and 2011:

	2012		2011
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short term borrowing	$6,180	0.92%	$7,732	0.94%
Notes payable	10	6.00%	59	3.80%
Short-term advances from FHLB	12,500	2.30%	13,000	2.04%

	$18,690	1.84%	$20,791	1.64%

	2012		2011
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$5	0.80%	$4	0.74%
Master notes and other short term borrowing	7,464	0.90%	9,556	1.13%
Notes payable	29	4.37%	59	3.82%
Short-term advances from FHLB	11,503	2.46%	14,629	1.78%

	$19,001	1.85%	$24,248	1.53%

	2012	2011
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$—	$—
Master notes and other short term borrowing	7,491	11,110
Notes payable	59	59
Short-term advances from FHLB	13,500	20,450

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary banks, where an agreement is in place and borrowings secured by the Uwharrie Loan Pool.

The subsidiary banks have combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $53.0 million at December 31, 2012.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans, commercial real estate loans and investment securities with eligible collateral value of $64.0 million with remaining availability of $38.5 million at December 31, 2012. The long-term advances under this line amounted to $1.5 million and $14.0 million at December 31, 2012 and 2011, respectively. Interest rate was 4.08% in 2012 and from 0.44% to 4.08% in 2011. The subsidiary banks also have standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $11.5 million at December 31, 2012.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Long-Term Debt (Continued)

During the second and third quarters of 2010, the Company began a private placement of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. These securities have a final maturity date of December 31, 2018 and may be redeemed by the Company after December 31, 2013. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. The proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. At the end of the offering period the Company had raised $11.1 million that was outstanding at December 31, 2011. Once the final maturity drops under five years, the Company must impose a twenty percent reduction per year of the amount of the proceeds from the sale of these securities that is eligible to be counted as Tier 2 capital. At December 31, 2012 the entire $11.1 million was included as Tier 2 capital.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $56,254 at December 31, 2012 down from $65,621 at December 31, 2011.

On May 13, 2009, the Company executed a note payable in the amount of $200,000 for the purchase of existing leased office space. The note bears interest at 3.43% and is to be paid in four equal annual payments of $50,000. The outstanding balance of this note was $100,000 at December 31, 2011. This note was paid in full during the first quarter of 2012.

As of December 31, 2012, the scheduled maturities of these advances and notes payable are as follows:

Year ending December 31,
(dollars in thousands)

2014	$1,511
2015	11
2016	12
2017	12
2018	12
Thereafter	11,127

Total	$12,673

Note 12 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31 are summarized as follows:

	2012	2011	2010
	(dollars in thousands)
Current tax expense (benefit):
Federal	$1,243	$(838)	$1,021
State	256	34	221

Total	1,499	(804)	1,242

Deferred tax expense (benefit):
Federal	(946)	890	(891)
State	(188)	110	(200)

Total	(1,134)	1,000	(1,091)

Net provision for income taxes	$365	$196	$151

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2012	2011	2010
	(dollars in thousands)

Tax computed at the statutory federal rate	$262	$373	$294
Increases (decrease) resulting from:
Tax exempt interest, net	(250)	(247)	(179)
State income taxes, net of federal benefit	45	94	14
Impairment of goodwill	336	—	—
Other	(28)	(24)	22

Provision for income taxes	$365	$196	$151

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31 are as follows:

	2012	2011	2010
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$2,514	$2,439	$3,253
Deferred compensation	696	595	518
Other	1,026	261	194
Valuation allowance	4	3	4

Total deferred tax assets	4,240	3,298	3,969

Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(801)	(1,164)	(197)
Premises and equipment	(651)	(678)	(381)
Deferred loans fees and costs	(187)	(205)	(212)
Loan servicing	(208)	(206)	(186)
Prepaid expenses	—	(149)	(130)

Total deferred tax liabilities	(1,847)	(2,402)	(1,106)

Net recorded deferred tax asset	$2,393	$896	$2,863

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

As of December 31, 2012 and 2011, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2012	2011
	(dollars in thousands)

Commitments to extend credit	$71,997	$64,224
Credit card commitments	7,957	8,728
Standby letters of credit	1,100	1,540

	$81,054	$74,492

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

Note 14 - Related Party Transactions

The Company has granted loans to certain directors and executive officers and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

(dollars in thousands)
Balance at December 31, 2011	$14,877
Disbursements during the year	3,198
Collections during the year	(2,906)

Balance at December 31, 2012	$15,169

At December 31, 2012, the Company had approved, but unused lines of credit, totaling $4.9 million to executive officers and directors, and their related interests.

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
		(Dollars in thousands)
December 31, 2012

Total Capital to Risk
Weighted Assets:
Consolidated	$56,728	16.3%	$27,899	8.0%	$	N/A	—%
Bank of Stanly	34,208	15.1%	18,159	8.0%		22,699	10.0%
Anson Bank and Trust	6,402	19.1%	2,688	8.0%		3,360	10.0%
Cabarrus Bank and Trust	12,879	15.5%	6,668	8.0%		8,335	10.0%

Tier 1 Capital to Risk
Weighted Assets:
Consolidated	41,212	11.8%	13,949	4.0%		N/A	—%
Bank of Stanly	31,349	13.8%	9,080	4.0%		13,619	6.0%
Anson Bank and Trust	5,976	17.8%	1,344	4.0%		2,016	6.0%
Cabarrus Bank and Trust	11,834	14.2%	3,334	4.0%		5,001	6.0%

Tier 1 Capital to
Average Assets:
Consolidated	41,212	7.6%	21,643	4.0%		N/A	—%
Bank of Stanly	31,349	9.3%	13,619	4.0%		13,514	5.0%
Anson Bank and Trust	5,976	9.9%	2,016	4.0%		2,410	5.0%
Cabarrus Bank and Trust	11,834	9.0%	5,001	4.0%		5,225	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
		(Dollars in thousands)
December 31, 2011

Total Capital to Risk
Weighted Assets:
Consolidated	$58,319	15.4%	$30,364	8.0%	$	N/A	—%
Bank of Stanly	33,376	13.3%	20,035	8.0%		25,044	10.0%
Anson Bank and Trust	6,170	17.0%	2,904	8.0%		3,630	10.0%
Cabarrus Bank and Trust	12,641	14.3%	7,062	8.0%		8,828	10.0%

Tier 1 Capital to Risk
Weighted Assets:
Consolidated	42,422	11.2%	15,182	4.0%		N/A	—%
Bank of Stanly	30,231	12.1%	10,018	4.0%		15,026	6.0%
Anson Bank and Trust	5,710	15.7%	1,452	4.0%		2,178	6.0%
Cabarrus Bank and Trust	11,533	13.1%	3,531	4.0%		5,297	6.0%

Tier 1 Capital to
Average Assets:
Consolidated	42,422	8.0%	21,209	4.0%		N/A	—%
Bank of Stanly	30,231	8.8%	13,693	4.0%		17,117	5.0%
Anson Bank and Trust	5,710	10.1%	2,252	4.0%		2,815	5.0%
Cabarrus Bank and Trust	11,533	9.0%	5,105	4.0%		6,381	5.0%

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized all of the Company’s subsidiary banks as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorizations.

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

The Warrant Preferred also qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

dividends. It is the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of their issuance. Accordingly, the net discount of $500,000 is going to be amortized over five years. At December 31, 2012 the remaining discount was $100,000.

On December 31, 2008, the Company entered into agreements with its subsidiary banks to sell Fixed Rate Noncumulative Perpetual Preferred Stock to the Company to provide an avenue for investing portions of the funds received from Company’s issuance of preferred stock at the subsidiary bank level. At December 31, 2012, Uwharrie Capital Corp had invested $3.0 million in Stanly, $1.8 million in Anson and $3.0 million in Cabarrus.

During in the third quarter of 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B to be issued by each subsidiary bank. The preferred stock will qualify as Tier 1 capital at each bank and will pay dividends at a rate of 5.30%. The sale ended on December 31, 2012 with Stanly raising $4.5 million, Anson raising $1.3 million and Cabarrus raising $1.9 million in new capital. These funds were held in an escrow account at December 31,2012 and the new preferred stock was issued on January 1, 2013.

All of the Company’s aforementioned investments in its subsidiary banks qualify for Tier 1 capital treatment and are included as such in their respective year end capital ratios.

For the reserve maintenance period in effect at December 31, 2012, the subsidiary banks were required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $2.2 million as reserves on deposit liabilities.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. There were no shares repurchased during 2011 or 2012.

Pursuant to the terms of the United States Department of the Treasury’s investment in the Company’s preferred stock under the Capital Purchase Program (“CPP”), the Company must obtain the prior consent of the United States Department of the Treasury to repurchase its common stock under the Stock Purchase Plan or otherwise or to pay a cash dividend.

Note 16 - Stock Based Compensation

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2012, the SOP had 80,131 options still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation (Continued)

under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2012, the SOP II had 12,360 options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)

Options outstanding at the beginning of the year	123,570	$5.16	$—

Options granted	—	—
Options exercised	—	—
Forfeitures	31,079	4.60

Options outstanding at the end of the year	92,491	$5.35	$—

Options exercisable at the end of the year	90,019	$5.35	$—

Total options outstanding at December 31, 2012 were 92,491 at an exercise price range of $5.34 to $5.35 per share with a weighted average expected term of 1.88 years. Exercisable options at December 31, 2012 were 90,019 options at an exercise price range of $5.34 to $5.35 per share. At December 31, 2012, authorized shares of common stock reserved for future grants of options totaled 154,971 under the SOP II and 103,234 under the SPP II.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2012 and 2011 under the SOP II.

A summary of the status of the Company’s non-vested stock grants as of December 31, 2012, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2011	4,944	$1.60
Granted	—	—
Vested	(2,472)	1.60
Forfeited	—	—

Non-vested December 31, 2012	2,472	1.60

The grant date fair value of stock options vested over the years ended December 31, 2012, 2011 and 2010 was $4.00 for all three years.

As of December 31, 2012, there was not any unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation (Continued)

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were no options exercised in 2010, 2011 or 2012.

Note 17 - Employee and Director Benefit Plans

Employees’ 401(k) Retirement Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates are eligible to make elective deferrals on the first day of calendar month coincident or next following the date the associate attains the age of 18, completes one year of eligibility service and completes at least 1,000 hours of service and is 100% vested in the plan once they enroll.

The Company’s annual contribution to the plan was $323,545 in 2012, $306,673 in 2011 and $296,466 in 2010, determined as follows:

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

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 293,216 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2012, the outstanding balance of the loan is $424,094 and is presented as a reduction of shareholders’ equity.

As the debt payments are made on the loans, shares associated with those debt payments are released to the ESOP and allocated among active participants on the basis of compensation in the year of allocation. There is a three year cliff vesting schedule for participants entering the plan on or after January 1, 2007. Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the consolidated financial statements.

The Company established a $500,000 line of credit to the ESOP in the third quarter of 2010 for the purpose of purchasing shares for the ESOP plan. Advances of $450,526 have been made under this line of credit, and a total of 136,542 unallocated shares have been purchased from the open market from the advance proceeds and pledged as collateral. The unused balance of the line of credit at December 31, 2012 was $49,474. This amount is available for future advances to purchase stock for the ESOP plan. At December 31, 2012, the outstanding balance of the loan is $450,526 and is presented as a reduction of shareholders’ equity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

During 2012 the Company continued to expense approximately 2% of eligible compensation as a contribution to the ESOP Plan the same as 2011 and 2010. The reduction in the percentage contributed was due to an increase in contributions to the Employees’ 401(k) Plan which was increased from a maximum match of 3% to a maximum match of 4% of associate contributions. Expenses of $209,434, $219,657 and $229,011 during the years ended December 31, 2012, 2011 and 2010, respectively, were incurred in connection with the ESOP.

At December 31, 2012, 459,873 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The ESOP has a put option that allows the employee to put their shares back to the Company. The Company has a liability set aside for the total allocated shares at fair value in the amount of approximately $1.6 million. This liability was reclassed from additional paid in capital and is presented separately on the face of the balance sheet. There were 198,656 shares unallocated with a fair value of approximately $683,377 at December 31, 2012.

Supplemental Executive Retirement Plan

The Company has implemented a non-qualifying deferred compensation plan for certain executive officers. Certain of the plan benefits will accrue and vest during the period of employment and will be paid in fixed monthly benefit payments for up to ten years upon separation from service. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to separation from service.

Effective December 31, 2008, this plan was amended and restated to comply with Section 409A of the Internal Revenue Code. The participants’ account liability balances as of December 31, 2008 could be transferred into a trust fund, where investments will be participant-directed.

The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participants has been calculated through the participant’s expected retirement date. Under terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to separation from service.

During 2012, 2011 and 2010 a provision of $266,800 was expensed each year for future benefits to be provided under the plan. The liability accrued for deferred under the plan amounts to $2.4 million and $2.0 million at December 31, 2012 and 2011, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2012 and 2011, the expense associated with these policies was $56,458 and $53,938 respectively.

Note 18 Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2012 and December 31, 2011, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2012 and December 31, 2011:

December 31, 2012

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$81,728	$81,728	$81,728	$—	$—
Securities available for sale	91,638	91,638	19,576	72,062	—
Loans held for investment, net	322,382	331,386	—	—	331,386
Loans held for sale	5,373	5,373	—	5,373	—
Restricted stock	2,265	2,265	2,265	—	—
Bank-owned life insurance	6,394	6,394	—	—	6,394
Mortgage servicing rights	2,394	2,394	—	—	2,394
Accrued interest receivable	1,753	1,753	—	—	1,753

FINANCIAL LIABILITIES
Deposits	$457,612	$446,669	$—	$—	$446,669
Short-term borrowings	18,690	18,690	—	18,690	—
Long-term borrowings	1,546	1,702	—	1,702	—
Junior subordinated debt	11,127	11,268	—	—	11,268
Accrued interest payable	270	270	—	—	270

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

December 31, 2011

	Carrying Value	Estimated Fair Value
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$28,687	$28,687
Securities available for sale	88,661	88,661
Loans held for investment, net	359,860	374,636
Loans held for sale	1,958	1,958
Restricted stock	3,289	3,289
Bank-owned life insurance	6,171	6,171
Mortgage servicing rights	2,128	2,494
Accrued interest receivable	2,084	2,084

FINANCIAL LIABILITIES
Deposits	$431,338	$430,641
Short-term borrowings	20,791	20,791
Long-term borrowings	14,106	14,611
Junior subordinated debt	11,127	11,283
Accrued interest payable	301	301

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1.

•	Securities available for sale - Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in note 9.

•

Loans - The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made and carried in level 3. Loans held for sale, which represent current mortgage production forward sales not yet delivered, are valued based on secondary market prices. The fair value of loans does not consider the lack of liquidity and uncertainty in the market that would affect the valuation. Loans held for sale are recorded in Level 2.

•

Restricted stock - It is not practicable to determine fair value of restricted stock which is comprised of Federal Home Loan Bank and Federal Reserve Bank stock due to restrictions placed on its transferability and it is presented at its carrying value and is recorded in Level 1 due to the redemption provisions of the Federal Home Loan Bank and the Federal Reserve Bank.

•	Bank-owned life insurance - The carrying amount of bank-owned life insurance is the current cash surrender value and is recorded in level 3.

•	Mortgage serving rights - Fair value is determined based upon discounted cash flows using market-based assumptions and is recorded in Level 3.

•	Accrued interest receivable and payable - Both accrued interest receivable and payable are recorded in Level 3, as there are not active markets for these.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

•

Deposits - The fair value of deposits is estimated based on discounted cash flow analyses using offered market rates and is recorded in Level 3. The fair value of deposits does not consider any customer related intangibles.

•

Borrowings - The fair value disclosed for short-term borrowings, which are composed of overnight borrowings and debt due within one year approximate the carrying value for such debt and is recorded in Level 2. The estimated fair value for long-term borrowings are estimated based on discounted cash flow analyses using offered market rates. Total borrowings are carried in Level 2. Junior subordinated debt is fair valued based on discounted cash flow analyses and is recorded in Level 3.

At December 31, 2012, the subsidiary banks had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	December 31, 2012
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$19,576	$19,576	$—	$—
US Gov’t	22,174	—	22,174	—
Mortgage-backed securities and CMO’s	41,022	—	41,022	—
State and political subdivisions	8,866	—	8,866	—

Total assets at fair value	$91,638	$19,576	$72,062	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2011
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$33,532	$33,532	$—	$—
US Gov’t	19,997	—	19,997	—
Mortgage-backed securities and CMO’s	24,263	—	24,263	—
State and political subdivisions	10,869	—	10,869	—

Total assets at fair value	$88,661	$33,532	$55,129	$—

Total liabilities at fair value	$—	$—	$—	$—

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

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2012 and December 31, 2011:

	December 31, 2012
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$8,640	$—	$—	$8,640
Loans held for sale	5,373	—	5,373	—
Other real estate owned	5,596	—	—	5,596

Total assets at fair value	$19,609	$—	$5,373	$14,236

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2011
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$7,074	$—	$—	$7,074
Loans held for sale	1,958	—	1,958	—
Other real estate owned	1,464	—	—	1,464

Total assets at fair value	$10,496	$—	$1,958	$8,538

Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

	Valuation Technique	Unobservable Input	General Range
Nonrecurring measurements:
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

Impaired loans	Discounted appraisals	Collateral discounts	0 – 30%

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

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2012	2011
	(dollars in thousands)
Assets
Cash and demand deposits with bank subsidiaries	$300	$307
Interest-earning deposits with bank subsidiaries	6,217	9,142
Investments in:
Bank subsidiaries	50,677	50,596
Nonbank subsidiaries	836	913
Other assets	3,237	2,453

Total assets	$61,627	$63,411

Liabilities and shareholders’ equity
Master notes	$5,451	$6,208
Junior subordinated debentures	11,127	11,127
Other liabilities	376	473

Total liabilities	16,954	17,808

Redeemable common stock held by the Employee Stock
Ownership Plan (ESOP)	1,584	1,349

Shareholders’ equity	42,729	44,254

Total liabilities and shareholders’ equity	$61,267	$63,411

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2012	2011	2010
	(dollars in thousands)

Equity in earnings of subsidiaries	$1,100	$1,649	$1,445
Interest income	41	64	50
Management and service fees	6,937	6,689	6,407
Other income	102	104	26
Interest expense	(670)	(674)	(479)
Other operating expense	(7,428)	(7,304)	(7,003)
Income tax benefit	322	372	267

Net income	$404	$900	$713

Net income	$404	$900	$713
Dividends - preferred stock	(645)	(645)	(645)

Net income (loss) available to common shareholders	$(241)	$255	$68

Net income (loss) per common share
Basic	$(0.03)	$0.03	$0.01

Diluted	$(0.03)	$0.03	$0.01

Weighted average shares outstanding
Basic	7,371,667	7,467,396	7,485,373
Diluted	7,371,667	7,467,396	7,485,373

Condensed Statements of Cash Flows

	2012	2011	2010
	(dollars in thousands)
Cash flows from operating activities
Net income	$404	$900	$713
adjustments to reconcile net income to net cash used by operating activities:
Equity in earnings of subsidiaries	(1,100)	(1,649)	(1,445)
(Increase) decrease in other assets	(734)	(203)	174
Increase (decrease) in other liabilities	(97)	131	7

Net cash used by operating activities	(1,527)	(821)	(551)

Cash flows from investing activities
Dividends received from subsidiaries	—	—	1,300

Net cash provided by investing activities	—	—	1,300

Cash flows from financing activities
Net increase (decrease) in master notes	(757)	(2,386)	(2,888)
Net proceeds from issuance of junior subordinated debentures	—	1,232	2,476
Increase in unearned ESOP compensation	(103)	(161)	(100)
Dividends on preferred stock	(545)	(545)	(545)

Net cash used by financing activities	(1,405)	(1,860)	(1,057)

Net decrease in cash and cash equivalents	(2,932)	(2,681)	(308)
Cash and cash equivalents at beginning of year	9,449	12,130	12,438

Cash and cash equivalents at end of year	$6,517	$9,449	$12,130

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(in thousands except per share and shares outstanding information)

	2012	2011	2010	2009	2008
Summary of Operations
Interest income	$21,871	$23,822	$24,487	$25,062	$25,564
Interest expense	3,698	4,737	5,951	7,697	9,828

Net interest income	18,173	19,085	18,536	17,365	15,736
Provision for loan losses	1,832	3,456	4,919	1,732	969
Noninterest income	10,675	8,256	9,898	5,824	6,597
Noninterest expense	26,247	22,789	22,651	20,930	18,531
Income tax expense (benefit)	365	196	151	(163)	804

Net income	$404	$900	$713	$690	$2,029

Per Common Share
Net income - basic (1)	$(0.03)	$0.03	$0.01	$0.01	$0.27
Net income - diluted (1)	(0.03)	0.03	0.01	0.01	0.27
Book value (1)	4.31	4.47	4.38	4.47	4.11

Weighted Average Shares
Outstanding:
Basic (1)	7,371,667	7,467,396	7,485,373	7,474,140	7,482,488
Diluted (1)	7,371,667	7,467,396	7,485,373	7,474,140	7,520,484
Ratios
Return on average assets	0.08%	0.17%	0.14%	0.15%	0.48%
Return on average equity	0.90%	2.02%	1.57%	1.60%	6.29%
Average equity to average assets	8.52%	8.39%	8.83%	9.15%	7.63%

Selected Year-end Balances
Assets	$545,007	$526,902	$535,426	$477,846	$452,468
Loans held for investment	329,183	366,675	387,769	353,729	340,830
Securities	91,638	88,661	96,395	76,317	68,835
Deposits	457,612	431,338	434,033	376,774	353,627
Borrowed funds	31,363	46,024	54,543	53,583	54,751
Shareholders’ equity	42,729	44,254	43,493	44,024	41,233

Selected Average Balances
Assets	$526,361	$529,970	$514,425	$471,729	$422,857
Loans held for investment	347,762	381,419	375,381	346,976	335,791
Securities	102,686	90,701	86,780	78,049	48,926
Deposits	440,274	430,998	406,304	369,957	337,384
Borrowed funds	35,543	50,529	58,291	55,084	50,643
Shareholders’ equity	44,868	44,462	45,425	43,182	32,245

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for 2008 have been adjusted to reflect 3% stock dividends issued in 2008. There was not a stock dividend issued in 2012, 2011, 2010 or 2009.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 39 – 83 of this Annual Report. References to changes in assets and liabilities represent end of period balances unless otherwise noted. All references in this Annual Report to net income per share, weighted average common and common equivalent shares outstanding have been adjusted to reflect 3% stock dividends in 2008. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2012 and December 31, 2011

The Company’s total assets increased $18.1 million or 3.4% from $526.9 million at December 31, 2011 to $545.0 million at December 31, 2012. This increase resulted primarily from a $53.0 million increase in cash and cash equivalents and was offset by a decrease in loans held for investment of $37.5 million.

Cash and cash equivalents increased $53.0 million during the year ended December 31, 2012. Cash and due from banks grew $1.4 million, while interest-earning deposits with banks increased $51.6 million. During the latter part of 2012, the Company sold $33.9 million in securities available for sale. The proceeds were placed in interest-earning deposits and will be redeployed during the first quarter of 2013.

Investment securities increased $2.9 million or 3.4%, from $88.7 million at December 31, 2011 to $91.6 million at December 31, 2012. During the year, in an effort to improve our concentration risk in various sectors as well as our extension risk in a rising interest rate environment, management made the decision to sell $41.7 million of investment securities, including $31.3 million of US Treasuries and government agency bonds, $9.4 million of mortgage-backed securities and $1.0 million in state and political municipal bonds. The Company realized a net gain of $1.3 million on these transactions. The Company is reinvesting the proceeds from these sales in lower duration securities as well as variable rate securities. These sectors will provide protection in a rising rate environment and mitigate the downside risk embedded in the current portfolio. At December 31, 2012, the Company had net unrealized gains of $2.2 million.

Loans held for investment decreased $37.5 million from $366.7 million at December 31, 2011 to $329.2 million at December 31, 2012. Throughout 2012, the Company experienced a downward trend in loans resulting from pay downs and the lack of new loan demand. These declines in growth trends affected all areas of the loan portfolio. Other real estate construction and one to

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

four family construction experienced the largest declines at 20.7% and 44.4%, respectively. Loans held for sale increased 174.4% or $3.4 million compared to the prior year. This increase was attributed to mortgage rates remaining low from declines earlier in the year and an increase in demand. The allowance for loan losses was $6.8 million at December 31, 2012, which represents 2.07% of the loan portfolio, an increase from 1.86% at December 31, 2011. Net chargeoffs decreased from $5.7 million at December 31, 2011 to $1.8 million at December 31, 2012.

Other changes in our consolidated assets are related to premises and equipment, interest receivable, restricted stock, bank owned life insurance, other real estate owned prepaid assets and other assets. Premises and equipment, interest receivable and prepaid assets decreased $124,000, $331,000 and $712,000, respectively. During 2012, other real estate owned declined $1.6 million, from $10.3 million at December 31, 2011 to $8.7 million at December 31, 2012. Throughout 2012, the Company sold eleven pieces of property totaling $2.1 million and resulting in a loss on the sale of other real estate owned of $55,000. Also during 2012, the Company had additional write downs and changes in reserves of $2.4 million resulting from new appraisals and management’s decision to write down one piece of property by $1.0 million. These declines were offset by the addition of eighteen pieces of property foreclosed on totaling $2.9 million. Restricted stock which is comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock decreased $1.0 million because member institutions are required to increase or decrease their ownership as their utilization of FHLB borrowings change. The Company’s required ownership in Federal Reserve Bank stock remained the same during 2012. In addition the Company evaluated Goodwill for impairment during the fourth quarter of 2012 and it was deemed impaired, thus written off against current year earnings. These declines were offset somewhat by an increase in bank owned life insurance of $223,000 and an increase in other assets of $153,000.

Customer deposits continued to be our principal funding source in 2012. At December 31, 2012, deposits from our customers totaled $457.6 million, an increase of $26.3 million, or 6.1%, from $431.3 million at December 31, 2011. Demand noninterest bearing checking increased $8.0 million, while interest savings accounts increased $4.1 million for the period. Interest checking and money market accounts experienced the largest growth of $25.5 million during 2012. Time deposits over $100,000 and other time deposits declined $4.8 million and $6.5 million respectively during 2012. In the current low rate environment, customers are continuing to stay in short term deposit products and are continuing to shift away from time deposits.

During 2012 the Company’s net borrowings decreased by $14.6 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2012, $14.0 million of the total borrowings of $46.0 million were attributed to Federal Home Loan Bank advances.

During the third quarter of 2012, the Company’s three subsidiary banks began a preferred stock offering to raise capital at each bank. This offering was for Non-Cumulative Perpetual Preferred Stock, Series B that will pay quarterly dividends at a rate of 5.3%. At December 31, 2012, the banks had raised a combined total of $7.9 million and these funds were held in an escrow account until they were issued in the first quarter of 2013. This escrow is being reported in other liabilities and accounts for the entire increase in other liabilities.

The Company has an Employee Stock Ownership Plan (ESOP) in place. Late in 2011, the Internal Revenue Service issued IRS notice 2011-19 that drew a clear line between what stock exchanges are considered public and which are not. The Company historically trades its stock on the Bulletin Board, which is a publically traded exchange, however, the IRS no longer

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

recognizes the Bulletin Board as a public exchange. The result of this ruling is that companies that have ESOP plans in place are required to set aside funds to handle allocated shares put back to the company. The plan that the Company has, does include a put option that requires the Company to repurchase allocated shares of participants at the participants’ option. The Company reclassed capital from additional paid-in capital to set aside the liability to cover all allocated shares that the Company may be requested to buy back. During 2012, the Company reclassed an additional $235,000 to this liability from additional paid-in capital. See note 17 to the Company’s audited financial statements for additional information on this liability.

At December 31, 2012, total shareholders’ equity was $42.7 million, a decrease of $1.5 million from December 31, 2011. Net income for the period was $404,000. Net income was offset by a net increase in unearned ESOP compensation of $103,000 and the aforementioned reallocation of $235,000 to cover the ESOP liability. The Company recorded $545,000 in dividends on its series A and B preferred stock for the twelve month period. After receiving approval, the Company did repurchase 90,260 shares of outstanding common stock for $304,000. The other factor related to the decrease in total equity was a decrease of $707,000 in unrealized gains on investment securities. At December 31, 2012, the Company and its subsidiary banks exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2012 and 2011

Earnings

Uwharrie Capital Corp reported net income of $404,000 for the twelve months ended December 31, 2012, as compared to $900,000 for the twelve months ended December 31, 2011, a decrease of $496,000. Net loss available to common shareholders was $(241,000) or $(0.03) per common share at December 31, 2012, compared to net income available to common shareholders of $255,000 or $0.03 per common share at December 31, 2011. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the Capital Purchase Program in December 2008.

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest bearing liabilities and capital.

Net interest income decreased $912,000 to $18.2 million for 2012 compared to the $19.1 million earned in 2011. During the year ended December 31, 2012, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 32 basis points to 4.67%, while the average rate we paid for our interest-bearing liabilities decreased 21 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

of maturity. These decreases resulted in a decrease of 11 basis points in our interest rate spread, from 3.87% in 2011 to 3.76% in 2012. Our net interest margin for 2012 was 3.90%, compared to 4.01% in 2011. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a good interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 98 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 99 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $1.8 million and $3.5 million for the twelve months ended December 31, 2012 and 2011, respectively. There were net loan charge-offs of $1.8 million for the twelve months ended December 31, 2012 as compared with net loan charge-offs of $5.7 million during the same period of 2011. Refer to the Asset Quality discussion beginning on page 91 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 29.0%, from $8.3 million in 2011, to $10.7 million in 2012, an increase of $2.4 million. The Company benefited from another strong year of income from mortgage loan sales, as income from mortgage loan sales increased $1.9 million to $3.7 million for 2012 compared to $1.8 million during 2011. Mortgage loan interest rates continued to be attractive for buyers and rates did decline at several times during 2012, allowing customers to be able to refinance again at even lower rates. Service charges on deposit accounts produced earnings of $1.7 million, a decrease of 6.2%. The primary contributing factor is a decrease in NSF fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 6.8% decrease during 2012. This is related to acceleration in the write-down of servicing assets due to the refinancing of mortgage loans and a net impairment charge on the mortgage servicing asset of $77,000. The Company sold the government guaranteed portion of a loan totaling $4.9 million during the year and realized a gain on the sale of $276,000. The Company also realized gains on the sale of investments in the amount of $1.3 million for the twelve months ending December 31, 2012, as compared to realized gains of $933,000 for the same period in 2011.

Noninterest Expense

Noninterest expense for the year ended December 31, 2012 was $26.2 million compared to $22.8 million for the same period of 2011, an increase of $3.4 million. Salaries and employee benefits, the largest component of noninterest expense, increased $770,000, from $12.1 million for the period ending December 31, 2011 to $12.9 million for the same period in 2012. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Net occupancy and equipment expense had a combined decrease of $35,000. Professional fees and services decreased $900,000 for the twelve month period. This decrease in other professional fees and services was directly related to reimbursement of prior period legal fees totaling $360,000. Of this amount, $270,000 was related to a reimbursement for legal services under the Company’s employment practices liability insurance policy and $90,000 associated with a previous closed government guaranteed loan. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development decreased $78,000 from the prior year, while premiums paid for FDIC insurance also decreased

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

$57,000 for the same period. These decreases were offset by increases in data processing costs, electronic banking expense and foreclosed real estate expense. Foreclosed real estate expense increased $2.5 million during 2012. The major factor related to the increase in foreclosed real estate expense was write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $2.4 million compared to $215,000 for the same period in 2011. Growth in electronic banking operations, including preparation for new services, created increased expense of $76,000. The previously discussed goodwill impairment charge resulted in an expense charge of $987,000. Other noninterest expense experienced an increase totaling $159,000 for the comparable twelve month period. The table on page 102 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax expense of $365,000 for 2012 at an effective tax rate of 47.46% compared to income tax expense of $196,000 in 2011 with an effective tax rate of 17.88%. The increase in the effective rate is related to the tax effect of the goodwill impairment.

Results of Operations for the Years Ended December 31, 2011 and 2010

Earnings

Uwharrie Capital Corp reported net income of $900,000 for the twelve months ended December 31, 2011, as compared to $713,000 for the twelve months ended December 31, 2010, an increase of $187,000. Net income available to common shareholders was $255,000 or $0.03 per common share for the year ended December 31, 2011, compared to $68,000 or $0.01 per common share for the year ended December 31, 2010. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the capital purchase program in December 2008.

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest bearing liabilities and capital.

Net interest income increased $549,000 to $19.1 million for 2011 compared to the $18.5 million earned in 2010. During the year ended December 31, 2011, our growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $562,000. The average yield on our interest-earning assets decreased 26 basis points to 4.99%, while the average rate we paid for our interest-bearing liabilities decreased 32 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in an increase of six basis points in our interest rate

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

spread, from 3.81% in 2010 to 3.87% in 2011. Our net interest margin for 2011 was 4.01%, compared to 3.99% in 2010. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a strong interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 98 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 99 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $3.5 million and $4.9 million for the twelve months ended December 31, 2011 and 2010, respectively. There were net loan charge-offs of $5.7 million for the twelve months ended December 31, 2011 as compared with net loan charge-offs of $1.1 million during the same period of 2010. Refer to the Asset Quality discussion beginning on page 91 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 16.6%, from $9.9 million in 2010, to $8.3 million in 2011, a decrease of $1.6 million. While the Company benefited from another strong year of income from mortgage loan sales, income from mortgage loan sales declined $1.4 million to $1.8 million for 2011 compared to $3.2 million during 2010. Even with the volatility in interest rates during the year, mortgage loan rates continued to be attractive for buyers and rates did decline at several times during 2011 allowing customers to be able to refinance again at even lower rates. Service charges on deposit accounts produced earnings of $1.8 million, a decrease of 17.2%. These decreases were offset by an increase in other service fees and commissions of $526,000 generated mainly from brokerage commissions and asset management fees, which increased $312,000 to $1.8 million and other banking fees, which increased $214,000 during 2011. The recent downturn in the economy over the last several years affected the overall stock market and customer’s confidence to actively trade continued to turn around in 2011 contributing to the growth in brokerage commissions and asset management fees. The Company realized gains from the sale of securities of $933,000 on the securities available for sale compared to realized losses of $1.5 million in 2010.

Noninterest Expense

Noninterest expense for the year ended December 31, 2011 was $22.8 million compared to $22.7 million for the same period of 2010, a small increase of $138,000. Salaries and employee benefits, the largest component of noninterest expense, increased $473,000, from $11.6 million for the period ending December 31, 2010 to $12.1 million for the same period in 2011. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Professional fees and services increased $258,000, while foreclosed real estate expense increased $102,000 both due mainly to increased loan collection costs. Data processing costs reflected a modest increase of $5,000, while software costs increased by $31,000. Growth in electronic banking operations, including preparation for new services, created increased expense of $64,000. These increases were offset by a decline in marketing and donations expense of $522,000 that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development. Net occupancy and equipment expense had a

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

combined decrease of $39,000. Other noninterest expense also decreased $142,000 for the comparable twelve month period. The table on page 100 reflects the additional breakdown of other noninterest expense. FDIC assessment costs decreased $45,000 during the twelve months ending December 31, 2011. During 2009, the FDIC implemented a special one-time deposit insurance assessment for all banks, which amounted to $209,000 for the Company’s subsidiary banks. Additional assessments did not recur during 2010 or 2011.

Income Tax Expense

The Company had income tax expense of $196,000 for 2011 at an effective tax rate of 17.88% compared to income tax expense of $151,000 in 2010 with an effective tax rate of 17.48%. Income taxes are computed at the statutory rate and are reduced primarily by the eligible amount of interest earned on state and municipal securities and income earned on bank owned life insurance.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off and is reduced by loans charged off. Management continuously evaluates the adequacy of the allowance for loan losses. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions. The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified watch list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. Because of this process, certain loans are categorized as

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience.

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for inherent risk in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that banking regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate because of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

The provision for loan losses was $1.8 million for the year ended December 31, 2012 as compared to $3.5 million for the same period in 2011. At the end of 2012 the levels of our impaired loans, which includes all loans in nonaccrual status and other loans deemed by management to be impaired, were $26.1 million compared to $33.1 million at December 31, 2011, a decrease of $7.0 million. Total nonaccrual loans, which are a component of impaired loans, increased from $7.9 million at December 31, 2011 to $9.5 million at December 31, 2012. Two loan relationships that were placed in nonaccrual on December 31, 2012 totaling $1.7 million were the primary driver in the increase in nonaccrual loans. During 2012 the Company transferred $2.9 million in impaired loans to other real estate owned. This coupled with relationship upgrades and these relationships no longer being deemed impaired by management were the primary factors contributing to the decrease in impaired loans. The Company had net loan charge-offs for 2012 of $1.8 million compared to net loan charge-offs of $5.7 million for the same period in 2011.

The allowance expressed as a percentage of gross loans held for investment increased 21 basis points from 1.86% at December 31, 2011 to 2.07% at December 31, 2012. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 1.27% at December 31, 2011 and 1.24% at December 31, 2012, while the individually evaluated allowance as a percentage of individually evaluated loans increased from 7.81% to 11.62%, an increase of 3.81%. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these components created from Ordinary Least Squares (OLS) Regression of historical losses against multiple macro-economic factors make up the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations. During the fourth quarter of 2012, the Company updated its allowance for loan loss model to more accurately assess the probability of losses inherent in the loan portfolio. The probabilities of default that the Company acquires from a third party vendor are associated with a two year horizon, while the allowance for loan loss is deemed to have a one year horizon. Therefore, the Company altered the model to account for this horizon; converting the two year probability of default into a one year probability of default for each obligor. At this time, the Company also updated the data inputs into the model; specifically the OLS regression coefficient and the probability of defaults obtained from the vendor. The net result of these

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

alterations had minimal effect on the loan loss provision. During the first quarter of 2012 the Company added an additional section to its loan loss model to account for other qualitative and/or environmental factors. This new section accounted for $37,000 in increased reserves during the year. Nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans increased from 2.14% at December 31, 2011, to 2.88% at December 31, 2012.

Other real estate owned decreased $1.5 million during 2012. The Company sold eleven pieces of foreclosed property totaling $2.1 million realizing a loss of $56,000. The Company also had write downs and changes in reserves totaling $2.3 million on the remaining existing property. These decreases in other real estate owned were offset by eighteen new pieces of property being foreclosed on totaling $2.9 million. During the first quarter of 2013, the Company did foreclose and transfer to other real estate owned two additional loan relationships totaling $1.9 million. Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

Restructured loans at December 31, 2012 totaled $6.8 million compared to $6.0 million at December 31, 2011.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2012	2011	2010	2009	2008

Nonperforming Assets:

Nonaccrual loans past due 90 days or more	$—	$—	$407	$282	$3

Nonaccrual loans	9,480	7,862	19,730	5,630	3,898

Other real estate owned	8,713	10,258	2,022	3,419	2,816

Total nonperforming assets	$18,193	$18,120	$22,159	$9,331	$6,717

Allowance for loan losses	$6,801	$6,815	$9,067	$5,276	$4,361

Nonperforming loans to total loans	2.88%	2.14%	5.19%	1.67%	1.14%

Allowance for loan losses to total loans	2.07%	1.86%	2.34%	1.49%	1.28%

Nonperforming assets to total assets	3.34%	3.44%	4.14%	1.95%	1.48%

Allowance for loan losses to nonperforming loans	71.74%	86.88%	45.03%	89.24%	111.79%

Capital Resources

The Company continues to maintain capital ratios that support its asset growth. The capital position is maintained through the retention of earnings and controlled growth. Regulatory agencies divide capital into Tier 1 (consisting of shareholders’ equity less ineligible intangible assets and accumulated other comprehensive income and allowable portions of trust preferred securities) and Tier 2 (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company’s risk-adjusted assets and off-balance sheet items. In addition to these capital

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

ratios, regulatory agencies have established a Tier 1 leverage ratio that measures Tier 1 capital to average assets less ineligible intangible assets.

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier 1 leverage ratio of 4%. Banks, which meet or exceed a Tier 1 ratio of 6%, a total capital ratio of 10% and a Tier 1 leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2012, the Company’s subsidiary banks were all well capitalized.

During in the third quarter of 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B to be issued by each subsidiary bank. The preferred stock will qualify as Tier 1 capital at each bank and will pay dividends at a rate of 5.30%. The sale ended on December 31, 2012 with Bank of Stanly raising $4.5 million, Anson Bank & Trust raising $1.3 million and Cabarrus Bank & Trust raising $1.9 million in new capital. These funds were held in an escrow account at December 31, 2012 and the new preferred stock was issued in January 2013.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp last declared a 3% stock dividend in 2008. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There was not a dividend declared in 2012, 2011 or 2010.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 101, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2012 included $23.8 million in federal funds lines of credit from correspondent banks and approximately $38.5 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $29.2 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2012, borrowings from federal funds lines and the issuance of commercial paper amounted to $5.1 million, while other short-term borrowings totaled $13.6 million. Long-term debt at that date consisted of advances of $1.5 million from the Federal Home Loan Bank, junior subordinated debt of $11.1 million and a mortgage payable of $46,000.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2012.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$18,690	$18,690	$—	$—	$—
Long-term debt	12,673	—	1,522	24	11,127
Operating leases	286	61	122	103	—

Total contractual cash obligations, excluding deposits	31,649	18,751	1,644	127	11,127

Deposits	457,612	401,183	30,016	26,244	169

Total contractual cash obligations, including deposits	$489,261	$419,934	$31,660	$26,371	$11,296

Critical Accounting Policy

A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective and/or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to Note 1 in the consolidated financial statements for more information about these and other accounting policies utilized by the Company.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated both individually and collectively by loan class on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experiences. The nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay; estimated value of any underlying collateral and prevailing economic conditions are the key factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Income Taxes

The calculation of the Company’s income tax expense is complex and requires the use of many estimates and judgments in its determination. Management’s determination of the realization of the net deferred tax asset is based upon management’s evaluation of positive and negative evidence related to cumulative pretax earnings over a three year period and projected earnings trends. This evidence is reviewed to determine if it is more likely than not that, the net deferred tax asset will be realized.

Valuation of Foreclosed Assets

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Principal and interest losses existing at the time of acquisition of such assets are charged against the allowance for loan losses and interest income, respectively. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell.

Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. See Note 13 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

Interest Rate Sensitivity

Net Interest Income (Margin) is the single largest component of revenue for the Company. Net Interest Margin is the difference between the yield on earning assets and interest paid on costing liabilities. The margin can vary over time as interest rates change. The variance fluctuates based on both the timing (repricing) and magnitude of maturing assets and liabilities.

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various periods. Gap analysis at December 31, 2012 is reflected in Financial Table 3 on page 100. While management reviews this information, it has implemented the use of an income simulation model, which calculates expected future Net Interest Income (Margin) based on projected interest-earning assets, interest-bearing liabilities and forecasted interest rates along with multiple other forecasted assumptions. Management believes this provides a more relevant view of interest rate risk sensitivity than the traditional gap analysis because the gap analysis ignores optionality embedded in the balance sheet. The income simulation model allows a comparison of flat, rising and falling rate scenarios to determine the interest rate sensitivity of earnings in varying interest rates environments.

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary banks, using a no growth and most likely balance sheet growth, for a two year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

using the most likely balance sheet growth for a one-year horizon, indicates a negative impact of (10.17%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 10.76% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, all three of the subsidiary banks are asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. All three of the subsidiary banks have the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

The principal goals for asset liability management for the Company are to maintain adequate levels and sources of liquidity and to manage interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on both interest-sensitive assets and interest-sensitive liabilities to protect Net Interest Income (Margin) from wide fluctuations as a result from changes in market interest rates. To that end, management has recommended and the board has approved policy limits that minimize the downside risk from interest rate shifts. The aforementioned ratios are within those stated limits of -18% for the respective modeled scenarios at all subsidiary banks and combined. Managing interest rate risk is an important factor to the long-term viability of the Company since Net Interest Income (Margin) is such a large component of earnings. The Company’s Asset Liability Management Committee (ALCO) monitors market changes in interest rates and assists with the pricing of loans and deposit products while considering the funding source needs, asset growth projections, and necessary operating liquidity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2012			2011			2010
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$93,170	1,686	1.81%	$80,089	1,777	2.22%	$78,479	2,508	3.20%
Non-taxable securities (1)	9,516	324	5.54%	10,612	371	5.70%	8,301	319	6.25%
Short-term investments	26,735	137	0.51%	13,282	65	0.49%	9,211	44	0.48%
Taxable loans (2)	336,189	19,286	5.74%	372,415	21,222	5.70%	371,057	21,378	5.76%
Non-taxable loans (1)	13,021	438	5.47%	10,152	387	6.20%	6,258	238	6.18%

Total interest-earning assets	478,631	21,871	4.67%	486,550	23,822	4.99%	473,306	24,487	5.25%

Non-earning assets
Cash and due from banks	6,704			6,470			6,449
Premises and equipment, net	15,024			14,814			14,246
Interest receivable and other	26,002			22,136			20,424

Total non-earning assets	47,730			43,420			41,119

Total assets	$526,361			$529,970			$514,425

Interest-bearing liabilities
Savings deposits	$41,822	$197	0.47%	$39,432	$286	0.73%	$35,535	$327	0.92%
Interest checking & MMDA	192,123	542	0.28%	178,947	785	0.44%	162,373	971	0.60%
Time deposits	138,871	1,810	1.30%	154,887	2,244	1.45%	158,173	2,876	1.82%

Total deposits	372,816	2,549	0.68%	373,266	3,315	0.89%	356,081	4,174	1.17%

Short-term borrowed funds	18,591	353	1.90%	24,133	354	1.47%	26,352	693	2.63%
Long-term debt	16,952	796	4.70%	26,396	1,068	4.05%	31,939	1,084	3.39%

Total interest-bearing liabilities	408,359	3,698	0.91%	423,795	4,737	1.12%	414,372	5,951	1.44%

Noninterest liabilities
Transaction deposits	67,458			57,732			50,223
Interest payable and other	4,331			3,981			4,405

Total liabilities	480,148			485,508			469,000

Shareholders’ equity	46,213			44,462			45,425

Total liabilities and shareholders equity	$526,361			$529,970			$514,425

Interest rate spread			3.76%			3.87%			3.81%

Net interest income and net interest margin		$18,173	3.90%		$19,085	4.01%		$18,536	3.99%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 38.55% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2012 Versus 2011			2011 Versus 2010
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$263	$(354)	$(91)	$44	$(775)	$(731)
Non-taxable securities	(38)	(9)	(47)	85	(33)	52
Short-term investments	67	5	72	20	1	21
Taxable loans	(2,071)	135	(1,936)	78	(234)	(156)
Non-taxable loans	103	(52)	51	148	1	149

Total interest-earning assets	(1,676)	(275)	(1,951)	375	(1,040)	(665)

Interest-bearing liabilities

Savings deposits	14	(103)	(89)	32	(73)	(41)
Transaction and MMDA deposits	47	(290)	(243)	86	(272)	(186)
Other time deposits	(220)	(214)	(434)	(54)	(578)	(632)
Short-term borrowed funds	(93)	92	(1)	(45)	(294)	(339)
Long-term debt	(413)	141	(272)	(206)	190	(16)

Total interest-bearing liabilities	(665)	(374)	(1,039)	(187)	(1,027)	(1,214)

Net interest income	$(1,011)	$99	$(912)	$562	$(13)	$549

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$59,616	$—	$—	$4,329	$8,906	$72,851
Investment securities	1,547	1,829	3,670	55,789	28,803	91,638
FHLB and other stock	—	—	—	—	2,690	2,690
Loans held for sale	5,373	—	—	—	—	5,373
Loans held for investment	91,763	29,360	40,907	127,786	39,367	329,183

Total interest-earning assets	158,299	31,189	44,577	187,904	79,766	501,735

Interest-bearing liabilities
Deposits	28,814	56,083	39,221	174,468	159,026	457,612
Short-term borrowed funds	12,190	4,500	2,000	—	—	18,690
Long-term debt	—	—	—	1,546	11,127	12,673

Total interest-bearing liabilities	41,004	60,583	41,221	176,014	170,153	488,975

Interest sensitivity GAP per period	$117,295	$(29,394)	$3,356	$11,890	$(90,387)	$12,760

Cumulative interest sensitivity GAP	$117,295	$87,901	$91,257	$103,147	$12,760	$12,760

Ratios
Cumulative gap as a percentage of total interest-earning assets	23.38%	17.52%	18.19%	20.56%	2.54%	2.54%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	386.06%	186.53%	163.90%	132.35%	102.61%	102.61%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2012
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale

U.S. Treasury
Due after one but within five years	16,244	17,091	1.91%
Due after five but within ten years	2,487	2,485	1.08%

	18,731	19,576	1.80%

U.S. Government agencies
Due after one but within five years	18,953	19,420	1.85%
Due after five but within ten years	2,736	2,754	1.14%

	21,689	22,174	1.76%

Mortgage-backed securities
Due after one but within five years	80	81	3.00%
Due after five but within ten year	6,457	6,581	3.52%
Due after ten years	34,229	34,360	2.91%

	40,766	41,022	3.00%

State and political
Due within one year	350	352	3.60%
Due after one but within five years	1,559	1,634	3.51%
Due after five but within ten year	4,757	5,255	3.10%
Due after ten years	1,499	1,625	4.12%

	8,165	8,866	3.39%

Total Securities available for sale
Due within one year	350	352	3.60%
Due after one but within five years	36,836	38,226	1.94%
Due after five but within ten year	16,437	17,075	2.63%
Due after ten years	35,728	35,985	2.96%

	$89,351	$91,638	2.48%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 38.55% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
Service charges on deposit accounts	$1,723	$1,837	$2,219
Other banking fees	1,455	1,576	1,362
Asset management fees	1,533	1,670	1,357
Brokerage commissions	190	163	164
Other noninterest income	552	353	543
Income from mortgage loan sales	3,740	1,806	3,172
Security gains (losses)	1,286	933	1,484
Losses from sale of OREO	(55)	(68)	(332)
Other gains (losses) from sale of assets	251	(14)	(71)

Total noninterest income	$10,675	$8,256	$9,898

Financial Table 6

Other Noninterest Expense

(dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
Postage	$211	$192	$221
Telephone and data lines	180	167	233
Loan collection cost	232	250	330
Shareholder relations expense	175	93	150
Dues and subscriptions	166	157	186
Other	1,801	1,747	1,628

Total other noninterest expense	$2,765	$2,606	$2,748

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2012		2011		2010
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$41,390	12.58%	$45,907	12.52%	$51,679	13.33%
Real estate - construction	28,132	8.55%	37,144	10.13%	56,602	14.60%
Real estate - residential	142,444	43.28%	153,260	41.81%	155,814	40.19%
Real estate - commercial	103,304	31.39%	114,944	31.36%	105,123	27.12%
Consumer	12,986	3.95%	14,710	4.01%	17,721	4.57%
Other	822	0.25%	602	0.16%	739	0.19%

Total loans	329,078	100.00%	366,567	100.00%	387,678	100.00%

Less:
Allowance for loan losses	(6,801)		(6,815)		(9,067)
Unearned net loan fees	105		108		91

Net loans	$322,382		$359,860		$378,702

	At December 31,
	2009		2008
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$51,723	14.63%	$45,470	13.35%
Real estate - construction	44,976	12.72%	50,661	14.87%
Real estate - residential	144,154	40.77%	139,346	40.90%
Real estate - commercial	95,938	27.13%	89,561	26.29%
Consumer	16,628	4.70%	15,499	4.55%
Other	172	0.05%	121	0.04%

Total loans	353,591	100.00%	340,658	100.00%

Less:
Allowance for loan losses	(5,276)		(4,361)
Unearned net loan fees	138		172

Net loans	$348,453		$336,469

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2012
	One Year or Less	One to Five Years	Over Five Years	Total

Commercial and agricultural	$12,853	$16,870	$11,667	$41,390
Real estate - construction	12,850	10,533	4,749	28,132

Total selected loans	$25,703	$27,403	$16,416	$69,522

Fixed rate loans	$21,866	$93,659	$69,512	$185,037

Sensitivity to rate changes:
Variable interest rates	$144,146	$—	$—	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2012	2011	2010	2009	2008

Allowance for loan losses at beginning of year	$6,815	$9,067	$5,276	$4,361	$3,510
Provision for loan losses	1,832	3,456	4,919	1,732	969
Other	—	(5)	17	—	—
Loan charge-offs:
Commercial	322	336	59	39	122
Real estate	1,427	5,110	924	692	15
Consumer	242	390	206	140	151

Total charge-offs	1,991	5,836	1,189	871	288

Recoveries of loans previously charged off:
Commercial	43	4	3	19	120
Real estate	66	28	4	14	—
Consumer	36	101	37	21	50

Total recoveries	145	133	44	54	170

Net charge-offs	1,846	5,703	1,145	817	118

Allowance for loan losses at end of year	$6,801	$6,815	$9,067	$5,276	$4,361

Net (charge-offs) recoveries as a percent of average loans	0.53%	1.50%	0.31%	0.24%	0.04%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2012		2011		2010
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)

Commercial	$1,180	17.35%	$1,127	12.52%	$966	13.33%
Real estate - construction	719	10.57%	557	10.13%	2,190	14.60%
Real estate - residential	3,020	44.41%	2,924	41.81%	2,629	40.19%
Real estate - commercial	1,040	15.29%	1,459	31.36%	2,240	27.12%
Consumer loans	842	12.38%	667	4.01%	984	4.57%
Other	—	—%	81	0.16%	58	0.19%
Unallocated	—	—%	—	—%	—	—%

Total loans	$6,801	100.00%	$6,815	100.00%	$9,067	100.00%

	At December 31,
	2009		2008
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$449	14.63%	$288	13.35%
Real estate - construction	1,373	12.72%	1,232	14.87%
Real estate - residential	1,477	40.77%	1,180	40.90%
Real estate - commercial	1,541	27.13%	1,385	26.29%
Consumer	436	4.70%	276	4.55%
Other	—	0.05%	—	0.04%
Unallocated	—	—%	—	—%

Total loans	$5,276	100.00%	$4,361	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total

Time Deposits of $ 100,000 or more	$9.679	$11,598	$7,923	$24,249	$53,449

Other Time Deposits	13,707	17,262	16,265	32,180	79,414

	$23,386	$28,860	$24,188	$56,429	$132,863

Financial Table 12

Performance Ratios

	At December 31,
	2012	2011	2010	2009	2008
Return on average assets	0.08%	0.17%	0.14%	0.15%	0.48%
Return on average equity	0.90%	2.02%	1.57%	1.60%	6.29%
Equity to average assets ratio	8.52%	8.39%	8.83%	9.15%	7.63%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Charles D. Horne	Cynthia L. Mynatt
President/Funeral Director	President	President
Stanly Funeral Home, Inc.	Hornwood, Inc.	Ben Mynatt Buick - GMC

Joe S. Brooks	W. Kenneth Huntley	Timothy J. Propst
Board Chairman	President and Owner	President
Owner and Manager	Huntley Oil & Gas Co., Inc.	Propst Construction Co., Inc.
Brothers Precision Tool Co.

Ronald T. Burleson	Joseph R. Kluttz, Jr.	Susan J. Rourke
Partner	Retired - Secretary and	President and Owner
Thurman Burleson and Sons Farm	Treasurer Albemarle Insurance Agency, Inc.	U. S. Land Management Co.

Bill C. Burnside, DDS	Lee Roy Lookabill, Jr.	Donald P. Scarborough
Sole Proprietor	President	President and Broker-Owner
Dental Practice	Anson Real Estate and Insurance Co., Inc.	Plank Road Realty, Inc.

Charles F. Geschickter, III	W. Chester Lowder	S. Todd Swaringen
President and	Board Vice Chairman	Partner
Chief Executive Officer	Director of Livestock Program	Beane Swaringen &
JTG Racing, Inc.;	Public Policy Division	Company, PLLC
ST Motorsports, Inc.	NC Farm Bureau Federation, Inc.

Thomas M. Hearne, Jr.	Barry S. Moose	Edward B. Tyson
Retired - Geopavement Engineer	Operations and Maintenance	Retired - Superintendent of
NC Department	Director	Kannapolis City Schools
of Transportation	SEPI Engineering & Construction

Executive Officers

Roger L. Dick	Christy D. Stoner	Dana A. Maness
President and	Chief Executive Officer	President
Chief Executive Officer	Strategic Investment	Anson Bank & Trust Co.
Uwharrie Capital Corp	Advisors, Inc.
Executive Vice President
Uwharrie Capital Corp

Brendan P. Duffey	Jeffrey M. Talley	W.D. “Bill” Lawhon, Jr.
Executive Vice President and	President	President and
Chief Operating Officer	Strategic Investment	Chief Executive Officer
Uwharrie Capital Corp	Advisors, Inc.	Bank of Stanly

R. David Beaver, III		Patricia K. Horton
Senior Vice President		President and
Controller / Treasurer and		Chief Executive Officer
Principal Financial Officer		Cabarrus Bank & Trust
Uwharrie Capital Corp		Company