Form 10-K, Exhibit 13
period 2013-12-31
UWHARRIE CAPITAL CORP
filed 2014-02-28
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2013

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was incorporated on February 24, 1993 to become the bank holding company for Uwharrie Bank (the “Bank”), formerly, known as Bank of Stanly a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns two non-bank subsidiaries, Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

The Bank engages in retail and commercial banking, with six banking offices in Stanly County, North Carolina. The Bank provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

On January 19, 2000, the Company completed its acquisition of Anson Bancorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Co. (“Anson”) and provided financial services to customers through one banking office in Anson County until September 1, 2013 when it was consolidated with and into the Bank. The former Anson office is now operated by the Bank.

On April 10, 2003, the Company capitalized a new wholly-owned subsidiary bank, Cabarrus Bank & Trust Company (“Cabarrus”), located in Concord, North Carolina. As of that date, Cabarrus purchased two branch offices located in Cabarrus County from the Bank to begin its operation. Cabarrus operated as a commercial bank and provided a full range of banking services. Cabarrus was consolidated into the Bank effective September 1, 2013. The former Cabarrus offices are now operated as branches of the Bank.

The Company and its subsidiaries are located in Stanly County, Anson County and Cabarrus County. However, the Company intends to prudently expand its service area to include the entire Uwharrie Lakes Region of North Carolina.

Depository services offered by the Bank include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The bank provides fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The bank also offers internet banking, mobile banking, and 24-hour telephone banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard® credit cards and a Visa® check card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the check card for purchases at virtually any merchant accepting Visa® and ATMs displaying the STAR® or CIRRUS® networks regionally and worldwide, respectively.

Strategic Investment Advisors Inc. provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance®) is a registered broker-dealer with the Financial Industry Regulatory Authority (FINRA). BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for financial consultants registered with Private Client Services LLC. securities and insurance products are offered including fixed annuities, long-term care, Medicare supplement products and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc.

Strategic Investment Group: Securities and insurance products are offered through Private Client Services, LLC, 2225 Lexington Rd , Louisville, KY 40206, ph: 502-451-0600, Member FINRA and SIPC. Private Client Services, LLC and Uwharrie Capital Corp along with its affiliates and/or subsidiaries are separate, distinct, and unaffiliated entities. It is important to note that securities and insurance products are; NOT BANK DEPOSITS – NOT INSURED BY THE FDIC OR ANY FEDERAL GOVERNMENT AGENCY – NOT OBLICATIONS OF OR GUARANTEED BY ANY FINANCIAL INSTITUTION – SUBJECT TO RISK AND MAY LOSE VALUE.

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2013	2012	Percent Increase (Decrease)

For the year:
Net income	$954	$404	136.14%
Net income (loss) available to common shareholders	$151	$(241)	162.66%
Basic net income (loss) per common share	$0.02	$(0.03)	166.67%
Diluted net income (loss) per common share	$0.02	$(0.03)	166.67%

Weighted average common shares outstanding (diluted)	7,276,751	7,371,667	-1.29%

At year-end:
Total assets	$517,320	$545,007	-5.08%
Total earning assets	473,214	499,045	-5.18%
Loans held for investment	307,348	329,183	-6.63%
Total interest-bearing liabilities	395,887	418,628	-5.43%
Shareholders’ equity	40,509	42,729	-5.20%
Book value per common share	$4.02	$4.31	-6.73%

Averages for the year:
Total assets	$527,693	$526,361	0.25%
Total earning assets	457,095	478,630	-4.50%
Loans held for investment	317,274	347,762	-8.77%
Total interest-bearing liabilities	407,857	408,358	-0.12%
Shareholders’ equity	43,994	44,868	-1.95%

Financial ratios (in percentage):
Return on average assets	0.18%	0.08%
Return on average shareholders’ equity	2.17%	0.90%
Average equity to average assets	8.34%	8.52%
Net interest margin (fully tax equivalent basis)	3.52%	3.90%
Allowance as % of loans at year-end	1.66%	2.07%
Allowance as % of nonperforming loans	108.02%	71.74%
Nonperforming loans to total loans	1.53%	2.88%
Nonperforming assets to total assets	2.30%	3.34%
Net loan charge-offs to average loans	0.55%	0.53%

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong base of local shareholders. While bid and asked prices for the Company’s common stock are quoted on the OTCQB marketplace operated by OTC Markets Group Inc. under the symbol UWHR, trading is sporadic with trades also taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

The Board of Directors adopts a dividend policy on an annual basis. For 2013 and 2012, Uwharrie Capital Corp did not declare a dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

February 28, 2014

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,947	$8,877
Interest-earning deposits with banks	64,447	72,851
Securities available for sale, at fair value	100,280	91,638
Loans held for sale	1,139	5,373
Loans:
Loans held for investment	307,348	329,183
Less allowance for loan losses	(5,095)	(6,801)

Net loans held for investment	302,253	322,382

Premises and equipment, net	13,781	14,952
Interest receivable	1,747	1,753
Restricted stock	1,184	2,265
Bank owned life insurance	6,516	6,394
Other real estate owned	7,170	8,713
Other assets	10,856	9,809

Total assets	$517,320	$545,007

LIABILITIES
Deposits:
Demand noninterest-bearing	$74,493	$70,347
Interest checking and money market accounts	228,933	211,066
Savings deposits	41,512	43,336
Time deposits, $100,000 and over	44,690	53,449
Other time deposits	64,080	79,414

Total deposits	453,708	457,612

Short-term borrowed funds	5,509	18,690
Long-term debt	11,163	12,673
Interest payable	224	270
Other liabilities	4,491	11,449

Total liabilities	475,095	500,694

Off balance sheet items, commitments and contingencies (Note 13)

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP) (Note 17)	1,716	1,584

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding, 2012	—	10,000
500 shares of series B issued and outstanding, 2012	—	500
Discount on preferred stock	—	(100)
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,445,931 and 7,502,496	9,307	9,378
Additional paid-in capital	11,922	12,201
Unearned ESOP compensation	(989)	(875)
Undivided profits	10,289	10,138
Accumulated other comprehensive income (loss)	(562)	1,487

Total Uwharrie Capital shareholders’ equity	29,967	42,729
Noncontrolling interest	10,542	—

Total shareholders’ equity	40,509	42,729

Total liabilities and shareholders’ equity	$517,320	$545,007

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(dollars in thousands, except share and per share data)
Interest Income
Loans, including fees	$17,573	$19,724	$21,609
Investment securities:
US Treasury	397	581	742
US Government agencies and corporations	1,066	1,105	1,035
State and political subdivisions	252	324	371
Interest-earning deposits with banks and federal funds sold	177	137	65

Total interest income	19,465	21,871	23,822

Interest Expense
Interest checking and money market accounts	439	542	785
Savings deposits	171	197	286
Time deposits $100,000 and over	592	802	1,106
Other time deposits	708	1,008	1,138
Short-term borrowed funds	160	353	354
Long-term debt	664	796	1,068

Total interest expense	2,734	3,698	4,737

Net interest income	16,731	18,173	19,085
Provision for loan losses	28	1,832	3,456

Net interest income after provision for loan losses	16,703	16,341	15,629

Noninterest Income
Service charges on deposit accounts	1,627	1,723	1,837
Other service fees and commissions	3,399	3,178	3,409
Gain (loss) on sale of securities (includes reclassification of $523 from accumulated comprehensive income)	(523)	1,286	933
Income from mortgage loan sales	2,113	3,740	1,806
Other income	971	748	271

Total noninterest income	7,587	10,675	8,256

Noninterest Expense
Salaries and employee benefits	12,423	12,891	12,121
Net occupancy expense	1,098	1,155	1,165
Equipment expense	734	733	758
Data processing costs	784	889	858
Office supplies and printing	358	334	337
Foreclosed real estate expense	1,647	2,994	489
Professional fees and services	680	588	1,488
Marketing and donations	728	691	769
Electronic banking expense	999	951	875
Software amortization and maintenance	541	576	573
FDIC insurance	518	693	750
Goodwill Impairment	—	987	—
Other noninterest expense	2,484	2,765	2,606

Total noninterest expense	22,994	26,247	22,789

Income before income taxes	1,296	769	1,096
Income taxes (includes reclassification of $202 from accumulated other comprehensive income)	342	365	196

Net income	$954	$404	$900

Consolidated net income	$954	$404	$900
Less: Net income attributable to noncontrolling interest	(478)	—	—

Net income attributable to Uwharrie Capital Corp	476	404	900
Dividends on preferred stock	(325)	(645)	(645)

Net Income (loss) available to common shareholders	$151	$(241)	$255

Net income (loss) per common share
Basic	$0.02	$(0.03)	$0.03

Diluted	$0.02	$(0.03)	$0.03

Weighted average common shares outstanding
Basic	7,276,751	7,371,667	7,467,396
Diluted	7,276,751	7,371,667	7,467,396

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(dollars in thousands)

Net Income	$954	$404	$900

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(3,662)	2,356	3,759
Related tax effect	1,292	(859)	(1,327)

Reclassification of losses (gains) recognized in net income	523	(1,286)	(933)
Related tax effect	(202)	496	360

Total other comprehensive income (loss)	(2,049)	707	1,859

Comprehensive income (loss)	(1,095)	1,111	2,759
Less: Comprehensive income attributable to noncontrolling interest	(478)	—	—

Comprehensive income (loss) attributable to Uwharrie Capital	$(1,573)	$1,111	$2,759

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

	Number of Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)

Balance, December 31, 2010	7,593,929	$10,000	$500	$(300)	$9,492	$14,034	$(692)	$10,124	$335	$—	$43,493
Net Income	—	—	—	—	—	—	—	900	—	—	900
Other comprehensive income	—	—	—	—	—	—	—	—	1,859	—	1,859
Release of ESOP shares	—	—	—	—	—	(28)	81	—	—	—	53
Increase in ESOP notes receivable	—	—	—	—	—	—	(161)	—	—	—	(161)
Reclass of redeemable ESOP stock	—	—	—	—	—	(1,349)	—	—	—	—	(1,349)
Stock compensation expense	—	—	—	—	—	4	—	—	—	—	4
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	—	(545)

Balance, December 31, 2011	7,593,929	$10,000	$500	$(200)	$9,492	$12,661	$(772)	$10,379	$2,194	$—	$44,254
Net Income	—	—	—	—	—	—	—	404	—	—	404
Repurchase of common stock	(90,260)	—	—	—	(113)	(191)	—	—	—	—	(304)
Retirement of common stock	(1,173)	—	—	—	(1)	1	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	—	(707)	—	(707)
Release of ESOP shares	—	—	—	—	—	(39)	87	—	—	—	48
Increase in ESOP notes receivable	—	—	—	—	—	—	(190)	—	—	—	(190)
Reclass of redeemable ESOP stock	—	—	—	—	—	(235)	—	—	—	—	(235)
Stock compensation expense	—	—	—	—	—	4	—	—	—	—	4

Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	—	(545)

Balance, December 31, 2012	7,502,496	$10,000	$500	$(100)	$9,378	$12,201	$(875)	$10,138	$1,487	$—	$42,729
Net Income	—	—	—	—	—	—	—	476	—	478	954
Repurchase of common stock	(56,565)	—	—	—	(71)	(98)	—	—	—	—	(169)
Other comprehensive loss	—	—	—	—	—	—	—	—	(2,049)	—	(2,049)
Release of ESOP shares	—	—	—	—	—	(49)	94	—	—	—	45
Increase in ESOP notes receivable	—	—	—	—	—	—	(208)	—	—	—	(208)
Reclass to mezzanine capital	—	—	—	—	—	(132)	—	—	—	—	(132)
Repayment of preferred stock series A	—	(10,000)	(500)	—	—	—	—	—	—	—	(10,500)
Issuance of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	10,655	10,655
Record costs of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(137)	(137)
Record preferred stock dividend (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(454)	(454)

Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(325)	—	—	(225)

Balance, December 31, 2013	7,445,931	$—	$—	$—	$9,307	$11,922	$(989)	$10,289	$(562)	$10,542	$40,509

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(dollars in thousands)
Cash flows from operating activities
Net income	$954	$404	$900
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	914	954	838
Net amortization of security premiums/discounts	1,420	1,334	865
Impairment of goodwill	—	987	—
Net amortization of mortgage servicing rights	801	908	670
Impairment of foreclosed real estate	921	2,365	212
Provision for loan losses	28	1,832	3,456
Deferred income taxes	438	(1,134)	1,000
Stock compensation	—	4	4
Net realized (gains) loss on sales / calls available for sale securities	523	(1,286)	(933)
Income from mortgage loan sales	(2,113)	(3,740)	(1,806)
Proceeds from sales of loans held for sale	77,544	126,189	70,251
Origination of loans held for sale	(71,197)	(125,864)	(64,116)
(Gain) loss on sale of premises, equipment and other assets	(233)	(252)	13
Increase in cash surrender value of life insurance	(122)	(223)	(196)
(Gain) loss on sales of foreclosed real estate	(290)	55	68
Release of ESOP Shares	45	48	53
Net change in interest receivable	6	331	324
Net change in other assets	(810)	(3,732)	(1,910)
Net change in interest payable	(46)	(31)	(41)
Net change in other liabilities	424	431	621

Net cash provided (used) by operating activities	9,207	(420)	10,273

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities available for sale	32,969	57,274	38,648
Purchase of securities available for sale	(46,693)	(61,369)	(28,020)
Net (increase) decrease in loans	16,282	32,739	6,259
Proceeds from sale of premises, equipment and other assets	949	5,169	—
Purchase of premises and equipment	(488)	(830)	(1,373)
Proceeds from sales of foreclosed real estate	4,731	1,844	611
Investment in other assets	(357)	(346)	(181)
Net decrease in Federal Home Loan Bank stock	1,081	1,024	766

Net cash provided by investing activities	8,474	35,505	16,710

Cash flows from financing activities
Net increase (decrease) in deposit accounts	(3,904)	26,274	(2,695)
Net increase (decrease) in short-term borrowed funds	(13,181)	(2,101)	309
Net increase (decrease) in long-term debt	(1,510)	(12,560)	(10,060)
Net proceeds from issuance of junior subordinated debt	—	—	1,962
Proceeds from preferred stock offering, net of costs	3,136	7,382	—
Repayment preferred stock, series A	(10,500)	—	(730)
Increase in unearned ESOP compensation	(208)	(190)	(161)
Repurchase of common stock	(169)	(304)	—
Dividend and discount accretion on preferred stock	(679)	(545)	(545)

Net cash provided (used) by financing activities	(27,015)	17,956	(11,920)

Increase (decrease) in cash and cash equivalents	(9,334)	53,041	15,063
Cash and cash equivalents, beginning of year	81,728	28,687	13,624

Cash and cash equivalents, end of year	$72,394	$81,728	$28,687

Supplemental disclosures of cash flow information
Interest paid	$2,780	$3,729	$4,778
Income taxes paid	648	270	220

Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(2,049)	(707)	1,859
Loans transferred to foreclosed real estate	4,032	2,907	9,127
Company financed sales of other real estate owned	(213)	(188)	—
Mortgage servicing rights capitalized	763	1,237	679
Preferred stock dividend accrued	(142)	(68)	(68)
Net change in ESOP liability	132	235	1,349

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies

Nature of Business

Uwharrie Capital Corp (the “Company”) was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly (“Stanly”). On July 1, 1993, Stanly became a wholly-owned subsidiary of the Company through a one-for-one exchange of the common stock of Stanly for common stock of the Company. On September 1, 2013, Bank of Stanly changed its name to Uwharrie Bank (“Uwharrie”).

Uwharrie was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Uwharrie are insured by the Federal Deposit Insurance Corporation (“FDIC”). Uwharrie is under regulation of the Federal Reserve, the FDIC and the North Carolina State Banking Commission. Through its six branch locations in Stanly County, Uwharrie provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

In 1987, Uwharrie established a wholly-owned subsidiary, BOS Agency, Inc. (“BOS Agency”), which engages in insurance product sales. In 1989, Uwharrie established a second wholly-owned subsidiary, BOS Financial Corporation, for the purpose of conducting business as a “broker dealer” in securities. During 1993, BOS Financial Corporation changed its name to The Strategic Alliance Corporation (“Strategic Alliance”) and was registered as a “broker dealer” and is regulated by the Financial Industry Regulatory Authority (“FINRA”).

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. (“SIA”), during 1998 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the Securities and Exchange Commission.

On January 19, 2000, the Company completed its acquisition of Anson BanCorp, Inc. and its subsidiary, Anson Savings Bank. The savings bank retained its North Carolina savings bank charter and became a wholly-owned subsidiary of Uwharrie Capital Corp as Anson Bank & Trust Company (“Anson”), operating out of its main office branch in Wadesboro. Anson was consolidated into Uwharrie Bank effective September 1, 2013.

On August 4, 2000, Uwharrie acquired another subsidiary, Gateway Mortgage, Inc. (“Gateway”), a mortgage origination company. This company is currently inactive and does not affect the consolidated financials.

On April 10, 2003, the Company capitalized a new wholly-owned subsidiary bank, Cabarrus Bank & Trust Company (“Cabarrus”), located in Concord, North Carolina. As of that date, Cabarrus purchased two branch offices located in Cabarrus County from Uwharrie to begin its operation. Cabarrus operated as a commercial bank and provided a full range of banking services. Cabarrus was consolidated into Uwharrie Bank effective September 1, 2013.

On April 7, 2004 Uwharrie Mortgage, Inc. was established as a subsidiary of the Company to serve in the capacity of trustee and substitute trustee under deeds of trust.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Uwharrie, SIA and Uwharrie’s subsidiaries, BOS Agency and Strategic Alliance. All significant intercompany transactions and balances have been eliminated in consolidation.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks” and “Interest-earning deposits with banks.”

Investment Securities Available for Sale

Investment securities available for sale consist of United States Treasuries, United States Government agencies, Government Sponsored Enterprise (GSE) mortgage backed securities and collateralized mortgage obligations (CMOs) and state and political subdivision bonds. We do not hold any trading securities or held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities, to their fair value. Such write-downs would be included in earnings as realized losses. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The allowance, if any, would not have a material impact on the financial statements.

Loans

The Company divides the loans it grants into two segments, commercial and noncommercial loans. Commercial loans are broken down into the following classes: commercial loans, real estate commercial loans and other real estate construction loans. Noncommercial loans are divided into the following classes: real estate 1-4 family construction, real estate 1-4 family residential loans, home equity loans, consumer loans and other loans. The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. The provision for loan losses is expensed to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The Company has different specific risks identified within the loan segments. Specific risks within the commercial loan segment arise with borrowers that are experiencing diminished operating cash flows, depreciated collateral values or prolonged sales and rental absorption periods. Concentrations within the portfolio if unmanaged, pose additional risk. Occasionally, the Company will purchase participation loans from other institutions and if not independently underwritten by the Bank, could carry additional risk. Generally, owner-occupied commercial real estate loans carry less risk than non-owner occupied. Specific risks within the non-commercial portfolio tend to be tied to economic factors including high unemployment and decreased real estate values. Risk to the Company is greater as home values deteriorate more rapidly than amortization in a loan, leaving little to no equity in properties, especially in junior lien positions. Concentration in the portfolio, such as home equity lines of credit, could pose additional risk if not appropriately managed.

The allowance for loan losses is evaluated both individually and collectively by loan class on a regular basis by management. Loans are collectively evaluated based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Individually evaluated loans are based upon discounted cash flows or the underlying value of the collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

Troubled debt restructure loans (TDR) are modifications of a loan when a borrower is experiencing financial difficulty and the modification involves providing a concession to the existing loan contract. TDRs are considered to be impaired loans and are individually evaluated for impairment.

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these expected components, as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

In the second and third quarters of 2013, the Company updated its allowance for loan loss model to more accurately assess the probability of losses inherent in the loan portfolio. A frequently used risk statistic is the Value at Risk (“VaR”). The VaR statistic represents the amount of loss that can occur in a specified time period at a certain confidence level. In the second quarter two alterations were made to the methodology: the previous “VaR” calculation was replaced by an improved “VaR” that more adequately reflected the risk in the loan portfolio, and the least squares regression was replaced by a simple average. The first alteration caused an increase of $849,538 in the allowance, while the second caused a decrease of $159,869.

Mortgage Servicing Rights

The Company capitalizes mortgage servicing rights when loans are sold and the loan servicing is retained. The cost of servicing rights is amortized in proportion to and over the estimated period of net servicing revenues is expected to be received based on projections of the amount and timing of estimated future cash flows. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are periodically evaluated for impairment based upon their fair value. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and charged to other expense.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value upon foreclosure, establishing a new cost basis less costs to sell. Annually, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses, and costs related to the improvement of the property are capitalized if the current fair value will allow it. If not these costs are expensed also.

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

Restricted Stock

As a requirement for membership, the bank invests in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Federal Reserve Bank (“FRB”). These investments are carried at cost. Due to the redemption provisions of these investments, the Company estimated that fair value approximates cost and that this investment was not impaired.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The tax returns for the Company are subject to audit for the 2010 fiscal year and thereafter. The Company records penalties and interest related to income taxes as a component of income tax expense.

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

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including other real estate owned, impaired loans, loans held for sale, which are carried at the lower of cost or market; loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions; and goodwill, which is periodically tested for impairment. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

Prices for US Treasury securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the ‘Level 1 input’ column. Prices for government agency securities, mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the ‘Level 2 input’ column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the ‘Level 3 input’ column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer. The changes in securities between Level 1 and Level 2 were related to the purchase and sale of several securities and not the transfer of securities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by using one of several methods including collateral value, fair value of similar debt or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the present value of the expected repayments or fair value of collateral exceed the recorded investments in such loans. At December 31, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the underlying collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an internal assessment of fair value based upon market data issued or management determines the fair value of the underlying collateral is further impaired below the appraised value, the Company records the impaired loan as nonrecurring Level 3.

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at the estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an internal assessment of fair value based upon market data issued or management determines the fair value of the underlying collateral is further impaired below the appraised value, the Company records the impaired loan as nonrecurring Level 3.

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, based on secondary market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. These loans are recorded in Level 2

Servicing assets are evaluated for impairment based upon the fair value. Fair value is determined based upon discounted cash flows using market-based assumptions. Servicing assets are recorded in Level 3.

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses,

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the year ended December 31, 2013:

Year ended December 31, 2013
(dollars in thousands)
Beginning Balance	$1,487
Other comprehensive income (loss) before reclassifications, net of $1,292 tax effect	(2,370)
Amounts reclassified from accumulated other comprehensive income, net of $202 tax effect	321

Net current-period other comprehensive loss	2,049

Ending Balance	$(562)

As of December 31, 2013 and December 31, 2012, total accumulated other comprehensive income (loss) was ($562,000) and $1.4 million, respectively.

Earnings per Common Share

The Company had stock options outstanding covering 92,491 shares of common stock at both December 31, 2013 and 2012 and 123,570 shares of common stock at December 31, 2011. All of these options were anti-dilutive.

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

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2013	2012	2011

Weighted average number of common shares used in computing basic net income per common share	7,483,691	7,502,496	7,593,969

Effect of ESOP shares	(206,940)	(130,829)	(126,573)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,276,751	7,371,667	7,467,396

Effect of dilutive stock options	—	—	—

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,276,751	7,371,667	7,467,396

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Noncontrolling Interest

During 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at each bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The campaign raised $7.9 million less issuance costs of $113,000 of Fixed Rate Noncumulative Perpetual Preferred Stock. These funds were held in an escrow account at December 31, 2012 and the new preferred stock was issued in January 2013. The total net amount of capital raised was $7.7 million at the subsidiary bank level. This capital is presented as noncontrolling interest in the consolidated balance sheets. Dividends declared on this preferred stock are presented as earnings allocated to the noncontrolling interest in the consolidated statements of income. Effective September 1, 2013, the Fixed Rate Noncumulative Perpetual Preferred Stock, Series B was rolled into one issue under Uwharrie Bank in connection with the consolidation and name change.

During 2013, the Company’s subsidiary bank, Uwharrie Bank, began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series C to be issued by the subsidiary bank. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The campaign raised $2.8 million less issuance costs of $24,000.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, an update to ASC 220 “Comprehensive Income”. The amendments in this update do not change the current reporting requirements for net income or other comprehensive income (OCI), but finalize reporting requirements related to reclassifications out of accumulated other comprehensive income (AOCI). Presentation requirements were originally addressed in ASU 2011-05, but delayed by ASU 2011-12 as a result of feedback received and have been modified in this Update to address those concerns. This Update requires entities to provide information about significant amounts reclassified out of AOCI. If the reclassified amount is required to be reclassified in its entirety to net income in the same reporting period, the entity is required to present, either on the face of the income statement or in the notes, the impact of the reclassification on the respective line items of net income. For other amounts that are reclassified partially to the balance sheet and partially to the income statement (i.e. those amounts that are not reclassified in their entirety to net income in the same reporting period), the entity must cross-reference to other disclosures that provide additional detail about those amounts. The update is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this update did not have a significant impact on the Company’s financial statements except for the added disclosures.

In January 2014, the FASB issued ASU 2014-04, an update to ASC 310 “Receivables – Trouble Debt Restructurings by Creditors”. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

foreclosure according to local requirements of the applicable jurisdiction. The update is effective for reporting periods beginning after December 15, 2014. The adoption of this update will not have a significant impact on the Company’s financial statements except for added disclosures.

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

Reclassification

Certain amounts in the 2012 financial statements have been reclassified to conform to the 2013 presentation. These reclassifications do not have a material impact on consolidated financial statements or related footnotes.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$20,992	$502	$208	$21,286
U.S. Government agencies	34,931	145	776	34,300
GSE – Mortgage-backed securities and CMO’s	37,871	121	986	37,006
State and political subdivisions	7,337	351	—	7,688

Total securities available for sale	$101,131	$1,119	$1,970	$100,280

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
U.S. Treasury	$18,731	$846	$1	$19,576
U.S. Government agencies	21,689	485	—	22,174
GSE – Mortgage-backed securities and CMO’s	40,766	379	123	41,022
State and political subdivisions	8,165	701	—	8,866

Total securities available for sale	$89,351	$2,411	$124	$91,638

At both December 31, 2013 and 2012, the Company owned Federal Reserve Bank stock reported at cost of $467,000 and $803,000, respectively. Also at December 31, 2013 and 2012, the Company owned Federal Home Loan Bank Stock (FHLB) of $717,000 and $1.5 million, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Results from sales and calls of securities available for sale for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
	(dollars in thousands)
Gross proceeds from sales and calls	$20,182	$42,889	$25,568

Realized gains from sales	$41	$1,398	$933
Realized losses from sales	(564)	(112)	—

Net realized gains (losses)	$(523)	$1,286	$933

At December 31, 2013, 2012 and 2011 securities available for sale with a carrying amount of $63.1 million, $48.8 million and $37.7 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012. The unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline in a volatile market and are in no way a reflection of the credit quality of the investments. At December 31, 2013, the unrealized losses related to one United States Treasury note, ten government agency bonds and thirteen government sponsored enterprise (GSE) mortgage backed securities. At December 31, 2012 the unrealized losses related to two United States Treasury notes and seven mortgage backed securities.

	Less than 12 Months		12 Months or More		Total
December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,722	$208	$—	$—	$4,722	$208
U.S. Gov’t agencies	29,147	776	—	—	29,147	776
GSE-Mortgage-backed securities and CMO’s	22,206	842	3,849	144	26,055	986
State and political subdivisions	—	—	—	—	—	—

	$56,075	$1,826	$3,849	$144	$59,924	$1,970

	Less than 12 Months		12 Months or More		Total
December 31, 2012	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$2,485	$1	$—	$—	$2,485	$1
U.S. Gov’t agencies	—	—	—	—	—	—
GSE-Mortgage-backed securities and CMO’s	21,355	123	—	—	21,355	123
State and political subdivisions	—	—	—	—	—	—

	$23,840	$124	$—	$—	$23,840	$124

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The Company did have two GSE mortgage backed securities that had been in a loss position for more than twelve months. Declines in the fair value of the investment portfolio are believed by management to be temporary in nature. When evaluating an investment for other-than-temporary impairment management considers among other things, the length of time and the extent to which the fair value has been in a loss position, the financial condition of the issuer and the intent and the ability of the Company to hold the investment until the loss position is recovered.

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of quality but that the losses are temporary in nature. At December 31, 2013, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the investment portfolio as of December 31, 2013:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)

Due within one year	$481	$485
Due after one but within five years	38,590	39,124
Due after five but within ten years	23,171	22,623
Due after ten years	1,018	1,042
Mortgage backed securities	37,871	37,006

	$101,131	$100,280

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

Note 3 - Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2013 and 2012 is as follows:

	2013	2012
	(dollars in thousands)

Commercial
Commercial	$47,436	$41,390
Real estate – commercial	95,922	103,304
Other real estate construction loans	17,583	25,052
Noncommercial
Real estate 1-4 family construction	3,418	3,080
Real estate – residential	87,463	93,927
Home equity	45,231	48,517
Consumer loans	9,623	12,986
Other loans	612	822

	307,288	329,078
Less:
Allowance for loan losses	(5,095)	(6,801)
Deferred loan (fees) costs, net	60	105

Loans held for investment, net	$302,253	$322,382

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment (Continued)

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential mortgage loans, which represent 44.29% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment that represent 52.37% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $17.6 million and $26.1 million at December 31, 2013 and 2012, respectively. There were no loans 90 past due and still accruing at December 31, 2013 or at December 31, 2012.

Restructured loans at December 31, 2013 totaled $6.4 million of which all $6.4 million are included in the impaired loan total, compared to $6.8 million of which all $6.8 million were included in impaired loans at December 31, 2012. The carrying value of foreclosed properties held as other real estate was $7.2 million and $8.7 million at December 31, 2013 and 2012, respectively.

The Company had loans of $150.4 million and $137.2 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2013 and 2012, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2013, 2012 and 2011 are presented below:

Commercial	2013	2012	2011
	(dollars in thousands)
Balance, beginning of year	$2,791	$2,904	$5,363
Provision (recovery) charged to operations	784	985	1,947
Charge-offs	(1,005)	(1,167)	(4,417)
Recoveries	96	69	11

Net (charge-offs)	(909)	(1,098)	(4,406)

Other	(1)	—	14

Balance, end of year	$2,665	$2,791	$2,904

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2013	2012	2011
	(dollars in thousands)
Balance, beginning of year	$4,010	$3,911	$3,704
Provision (recovery) charged to operations	(756)	847	1,509
Charge-offs	(966)	(824)	(1,419)
Recoveries	146	76	122

Net (charge-offs)	(820)	(748)	(1,297)

Other	(4)	—	(5)

Balance, end of year	$2,430	$4,010	$3,911

Total	2013	2012	2011
	(dollars in thousands)
Balance, beginning of year	$6,801	$6,815	$9,067
Provision (recovery) charged to operations	28	1,832	3,456
Charge-offs	(1,971)	(1,991)	(5,836)
Recoveries	242	145	133

Net (charge-offs)	(1,729)	(1,846)	(5,703)

Other	(5)	—	(5)

Balance, end of year	$5,095	$6,801	$6,815

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2013 and 2012:

December 31, 2013

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$1,519	$8,700	$1,146	$152,241	$2,665	$160,941
Non-Commercial	868	8,853	1,562	137,554	2,430	146,407

Total	$2,387	$17,553	$2,708	$289,795	$5,095	$307,348

December 31, 2012

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)

Commercial	$1,428	$14,979	$1,363	$154,767	$2,791	$169,746
Non-Commercial	1,606	11,128	2,404	148,309	4,010	159,437

Total	$3,034	$26,107	$3,767	$303,076	$6,801	$329,183

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2013

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$143	$204	$347	$47,089	$47,436	$—
Real estate – commercial	165	1,064	1,229	94,693	95,922	—
Other real estate construction	145	1,637	1,782	15,801	17,583	—
Real estate construction	—	—	—	3,418	3,418	—
Real estate – residential	1,426	1,564	2,990	84,533	87,523	—
Home equity	207	248	455	44,776	45,231	—
Consumer loan	55	—	55	9,568	9,623	—
Other loans	—	—	—	612	612	—

Total	$2,141	$4,717	$6,858	$300,490	$307,348	$—

December 31, 2012

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$98	$437	$535	$40,855	$41,390	$—
Real estate – commercial	708	3,032	3,740	99,564	103,304	—
Other real estate construction	12	2,945	2,957	22,095	25,052	—
Real estate construction	—	—	—	3,080	3,080	—
Real estate – residential	1,309	2,507	3,816	90,216	94,032	—
Home equity	162	558	720	47,797	48,517	—
Consumer loan	218	1	219	12,767	12,986	—
Other loans	—	—	—	822	822	—

Total	$2,507	$9,480	$11,987	$317,196	$329,183	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2013 and 2012 is as follows:

	2013	2012
	(dollars in thousands)

Commercial	$204	$437
Real estate – commercial	1,064	3,032
Other real estate construction	1,637	2,945
Real estate 1-4 family construction	—	—
Real estate – residential	1,564	2,507
Home equity	248	558
Consumer loans	—	1
Other loans	—	—

	$4,717	$9,480

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2013 and 2012:

December 31, 2013

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)

Commercial	$46,520	$635	$281	$—	$47,436
Real estate – commercial	80,679	9,396	5,847	—	95,922
Other real estate construction	12,898	2,465	1,385	835	17,583
Real estate 1-4 family construction	3,418	—	—	—	3,418
Real estate – residential	70,407	12,911	4,205	—	87,523
Home equity	43,830	1,005	396	—	45,231
Consumer loans	9,216	361	46	—	9,623
Other loans	612	—	—	—	612

Total	$267,580	$26,773	$12,160	$835	$307,348

December 31, 2012

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)

Commercial	$39,800	$836	$754	$—	$41,390
Real estate – commercial	84,748	9,337	9,219	—	103,304
Other real estate construction	20,684	577	3,477	314	25,052
Real estate 1-4 family construction	3,080	—	—	—	3,080
Real estate – residential	78,115	9,728	6,189	—	94,032
Home equity	46,590	914	1,013	—	48,517
Consumer loans	12,360	512	114	—	12,986
Other loans	822	—	—	—	822

Total	$286,199	$21,904	$20,766	$314	$329,183

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2013, nonperforming loans decreased from $9.5 million at December 31, 2012 to $4.7 million at December 31, 2013, a decrease of $4.8 million. The major contributor to this decrease was one loan relationship totaling $1.3 million that was paid off. There were several loans that were foreclosed on during 2013 with the related property being moved into other real estate owned.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2013 and 2012:

December 31, 2013

	Performing	Non- Performing	Total
	(dollars in thousands)

Commercial	$47,232	$204	$47,436
Real estate – commercial	94,858	1,064	95,922
Other real estate construction	15,946	1,637	17,583
Real estate 1-4 family construction	3,418	—	3,418
Real estate – residential	85,959	1,564	87,523
Home equity	44,983	248	45,231
Consumer loans	9,623	—	9,623
Other loans	612	—	612

Total	$302,631	$4,717	$307,348

December 31, 2012

	Performing	Non- Performing	Total
	(dollars in thousands)

Commercial	$40,953	$437	$41,390
Real estate – commercial	100,272	3,032	103,304
Other real estate construction	22,107	2,945	25,052
Real estate 1-4 family construction	3,080	—	3,080
Real estate – residential	91,525	2,507	94,032
Home equity	47,959	558	48,517
Consumer loans	12,985	1	12,986
Other loans	822	—	822

Total	$319,703	$9,480	$329,183

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2013 and 2012 (unpaid principal balance was grossed up for chargeoffs):

	As of December 31, 2013				Year ended December 31, 2013
	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income
		(dollars in thousands)

Commercial	$377	$291	$86	$67	$845	$21
Real estate – commercial	6,808	3,962	2,375	507	7,089	328
Other real estate construction	2,034	247	1,739	945	2,078	17
Real estate 1-4 family construction	374	25	349	16	380	23
Real estate – residential	8,197	4,619	3,329	530	8,507	300
Home equity	415	58	357	279	819	8
Consumer loans	116	61	55	43	156	14
Other loans	—	—	—	—	—	—

Total	$18,321	$9,263	$8,290	$2,387	$19,874	$711

	As of December 31, 2012				Year ended December 31, 2012
	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income
		(dollars in thousands)

Commercial	$1,977	$388	$1,470	$616	$1,440	$66
Real estate – commercial	11,299	6,341	2,895	411	11,607	473
Other real estate construction	3,935	2,437	1,448	401	4,055	202
Real estate 1-4 family construction	840	713	127	127	1,053	43
Real estate – residential	8,985	3,994	4,991	1,215	11,442	427
Home equity	1,068	521	547	159	1,200	32
Consumer loans	235	39	196	105	308	14
Other loans	—	—	—	—	—	—

Total	$28,339	$14,433	$11,674	$3,034	$31,105	$1,257

	As of December 31, 2011				Year ended December 31, 2011
	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income
		(dollars in thousands)

Commercial	$2,099	$889	$1,091	$578	$1,525	$93
Real estate – commercial	14,951	11,365	1,523	452	16,520	716
Other real estate construction	4,016	2,644	1,370	107	7,746	236
Real estate 1-4 family construction	1,095	501	594	202	1,249	53
Real estate – residential	11,877	7,231	4,646	1,001	10,137	616
Home equity	993	753	240	124	1,194	37
Consumer loans	242	49	193	119	280	16
Other loans	—	—	—	—	—	—

Total	$35,273	$23,432	$9,657	$2,583	$38,651	$1,767

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification involves providing a concession to the existing loan contract. The Company offers various types of concessions when modifying loans to troubled borrowers, however, forgiveness of principal is rarely granted. Concessions offered are term extensions, capitalizing accrued interest, reducing interest rates to below current market rates or a combination of any of these. Combinations from time to time may include allowing a customer to be placed on interest-only payments. The presentations below in the “other” category are TDR’s with a combination of concessions. At the time of a TDR, additional collateral or a guarantor may be requested.

Loans modified as TDRs are typically already on nonaccrual status and in some cases, partial chargeoffs may have already been taken against the outstanding loan balance. The Company classifies TDR loans as impaired loans and evaluates the need for an allowance for loan loss on a loan-by-loan basis. An allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less any selling costs, if the loan is deemed to be collateral dependent.

For the twelve months ended December 31, 2013 and 2012, the following table presents a breakdown of the types of concessions made by loan class:

Year ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate – commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	—	$—	$—

Other:
Commercial	—	$—	$—
Real estate – commercial	1	356	341
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	8	895	875
Home equity	1	18	18
Consumer loans	—	—	—
Other loans	—	—	—

	10	$1,269	$1,234

Total	10	$1,269	$1,234

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

	Year ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(dollars in thousands)
Extend payment terms:
Commercial	1	$33	$32
Real estate – commercial	—	—	—
Other real estate construction	1	49	49
Real estate 1-4 family construction	—	—	—
Real estate – residential	2	30	30
Home equity	—	—	—
Consumer loans	1	45	42
Other loans	—	—	—

	5	$157	$153

Other:
Commercial	1	$68	$68
Real estate – commercial	1	116	112
Other real estate construction	—	—	—
Real estate 1-4 family construction	1	32	31
Real estate – residential	6	939	933
Home equity	—	—	—
Consumer loans	1	17	17
Other loans	—	—	—

	10	$1,172	$1,161

Total	15	$1,329	$1,314

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

The following table presents loans that were modified as troubled debt restructurings within the previous twelve months and for which there was a payment default during the twelve months ended December 31, 2013 and December 31, 2012:

	Year ended December 31, 2013		Year ended December 31, 2012
	Number of Loans	Recorded Investment	Number of Loans	Recorded Income
Extend payment terms:
Commercial	—	$—	1	$31
Real estate – commercial	—	—	—	—
Other real estate construction	—	—	1	49
Real estate 1-4 family construction	—	—	—	—
Real estate – residential	—	—	—	—
Home equity	—	—	2	30
Consumer loans	—	—	—	—
Other loans	—	—	—	—

Total	$—	$—	$4	$110

Other:
Commercial	—	$—	—	$—
Real estate – commercial	—	—	—	—
Other real estate construction	—	—	—	—
Real estate 1-4 family construction	—	—	—	—
Real estate – residential	—	—	1	238
Home equity	—	—	—	—
Consumer loans	—	—	1	17
Other loans	—	—	—	—

	$—	$—	$2	$255

Total	$—	$—	$6	$365

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned the Company considers TDRs to be impaired loans and has $420,000 in the allowance for loan loss as of December 31, 2013, as a direct result of these TDRs. At December 31, 2012 there was $1.1 million in the allowance for loan loss related to TDRs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2013 and 2012:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
	(dollars in thousands)

December 31, 2013
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	1,234	—	—	—	—

Total	—	$—	10	$1,234	—	$—	—	$—

December 31, 2012
Extended payment terms	—	$—	—	$—	—	$—	4	$110
Other	—	—	9	949	—	—	2	255

Total	—	$—	9	$949	—	$—	6	$365

Note 6 - Mortgage Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $406 million and $386 million at December 31, 2013 and 2012, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2013	2012	2011
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$2,394	$2,142	$2,134
Amounts capitalized	763	1,237	679
Amortization	(801)	(908)	(671)
Impairment	—	(77)	—

End of year	$2,356	$2,394	$2,142

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 - Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)

2014	$557
2015	482
2016	407
2017	332
2018	257
Thereafter	321

Total	$2,356

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.1 million at December 31, 2013 and $2.4 million at December 31, 2012. The key assumptions used to value mortgage servicing rights as of December 31, 2013 were as follows:

	2013	2012

Weighted average remaining life	260 months	264 months
Weighted average discount rate	12%	12%
Weighted average coupon	4.01%	4.22%
Weighted average prepayment speed	187%	325%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2013 and 2012 are listed below:

	2013	2012
	(dollars in thousands)

Land	$3,454	$4,101
Building and improvements	11,096	11,129
Furniture and equipment	7,937	7,583

Total fixed assets	22,487	22,813
Less accumulated depreciation	8,706	7,861

Net fixed assets	$13,781	$14,952

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Leases

The Company’s subsidiary, Uwharrie Bank has entered into a noncancelable operating lease for an administrative office location in Concord that expires in 2017. The lease requires annual rental payments of $62,120 and contains two five-year renewal options at the expiration of the initial term.

Future minimum lease payments under these leases for years subsequent to December 31, 2013 are as follows:

Year ending December 31,
(dollars in thousands)

2014	$62
2015	62
2016	62
2017	42
2018	—
Thereafter	—

Total	$228

Total rental expense related to the operating leases was $61,914, $60,929, and $60,450 for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in occupancy expense.

Note 9 - Deposits

The composition of deposits at December 31, 2013 and 2012 is as follows:

	2013		2012
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand noninterest-bearing	$74,493	16%	$70,347	15%
Interest checking and money market	228,933	51%	211,066	46%
Savings	41,512	9%	43,336	10%
Time deposits $100,000 and over	44,690	10%	53,449	12%
Other time deposits	64,080	14%	79,414	17%

Total	$453,708	100%	$457,612	100%

The maturities of fixed-rate time deposits at December 31, 2013 are reflected in the table below:

Year ending December 31,	Time Deposits $100,000 and Over	Other Time Deposits
	(dollars in thousands)
2014	$21,528	$38,614
2015	7,060	9,819
2016	12,289	12,845
2017	3,163	2,554
2018	650	248
Thereafter	—	—

Total	$44,690	$64,080

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2013 and 2012:

	2013		2012
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short term borrowing	$3,998	0.25%	$6,180	0.92%
Notes payable	11	6.00%	10	6.00%
Short-term advances from FHLB	1,500	4.08%	12,500	2.30%

	$5,509	1.30%	$18,690	1.84%

	2013		2012
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$4	0.79%	$5	0.80%
Master notes and other short term borrowing	5,617	0.41%	7,464	0.90%
Notes payable	10	6.00%	29	4.37%
Short-term advances from FHLB	5,026	2.61%	11,503	2.46%

	$10,657	1.34%	$19,001	1.85%

	2013	2012
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$—	$—
Master notes and other short term borrowing	6,736	7,491
Notes payable	11	59
Short-term advances from FHLB	9,500	13,500

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $52.6 million at December 31, 2013.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans, commercial real estate loans and investment securities with eligible collateral value of $62.4 million with remaining availability of $49.4 million at December 31, 2013. There were no long-term advances under this line at December 31, 2013 and $1.5 million at December 31, 2012. The interest rate was 4.08% in 2012. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The amount of the letters of credit was $11.5 million at December 31, 2013.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Long-Term Debt (Continued)

During the second and third quarters of 2010, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $11.1 million, of which the entire $11.1 million was outstanding at December 31, 2013. These securities have a final maturity date of December 31, 2018 and may be redeemed by the Company after December 31, 2013. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company would have a twenty percent reduction beginning at March 31, 2014. The Company is in the process of refinancing the current fixed rate junior subordinated debt securities with a new offering currently in process with an annual fixed rate of 5.75% and a ten year maturity.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $46,301 at December 31, 2013 down from $56,254 at December 31, 2012.

As of December 31, 2013, the scheduled maturities of these long term borrowings are as follows:

Year ending December 31,
(dollars in thousands)

2015	$12
2016	12
2017	12
2018	11,127
2019	—
Thereafter	—

Total	$11,163

Note 12 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011 are summarized as follows:

	2013	2012	2011
	(dollars in thousands)
Current tax expense (benefit):
Federal	$(98)	$1,243	$(838)
State	2	256	34

Total	(96)	1,499	(804)

Deferred tax expense (benefit):
Federal	285	(946)	890
State	153	(188)	110

Total	438	(1,134)	1,000

Net provision for income taxes	$342	$365	$196

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2013	2012	2011
	(dollars in thousands)

Tax computed at the statutory federal rate	$441	$262	$373
Increases (decrease) resulting from:
Tax exempt interest, net	(229)	(250)	(247)
State income taxes, net of federal benefit	102	45	94
Impairment of goodwill	—	336	—
Other	28	(28)	(24)

Provision for income taxes	$342	$365	$196

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$1,934	$2,514	$2,439
Deferred compensation	853	696	595
Other	856	1,030	264
Net unrealized loss on securities available for sale	289	—	—

Total deferred tax assets	3,932	4,240	3,298
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	—	(801)	(1,164)
Premises and equipment	(487)	(651)	(678)
Deferred loans fees and costs	(199)	(187)	(205)
Loan servicing	(201)	(208)	(206)
Prepaid expenses	—	—	(149)

Total deferred tax liabilities	(887)	(1,847)	(2,402)

Net recorded deferred tax asset	$3,045	$2,393	$896

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

Note 13 - Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

The subsidiary bank is party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The subsidiary bank’s risk of loss with the unfunded loans and lines of credit or standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13 - Commitments and Contingencies (Continued)

sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Credit card commitments are unsecured.

As of December 31, 2013 and 2012, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2013	2012
	(dollars in thousands)

Commitments to extend credit	$67,865	$71,997
Credit card commitments	8,016	7,957
Standby letters of credit	1,100	1,100

	$76,981	$81,054

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial Instruments with Concentration of Credit Risk

The subsidiary bank makes commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly, Anson and Cabarrus counties. A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in these counties.

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

(dollars in thousands)
Balance at December 31, 2012	$15,169
Disbursements during the year	7,345
Collections during the year	(9,847)

Balance at December 31, 2013	$12,667

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Related Party Transactions (Continued)

At December 31, 2013, the Company had approved, but unused lines of credit, totaling $2.2 million to executive officers and directors, and their related interests.

Note 15 - Shareholders’ Equity and Regulatory Matters

The Company and its banking subsidiary are subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that reserves on deposit liabilities be maintained in the form of vault cash or deposits with the Federal Reserve Bank.

The Company and its subsidiary bank are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Each must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices which measure Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to average assets. Quantitative measures established by regulation to ensure capital adequacy and the Company’s consolidated capital ratios are set forth in the table below. The Company expects to meet or exceed these minimums without altering current operations or strategy.

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
December 31, 2013

Total Capital to Risk
Weighted Assets:
Consolidated	$56,439	16.7%	$27,071	8.0%	$	N/A	—%
Uwharrie Bank	54,503	16.2%	26,955	8.0%		33,694	10.0%

Tier 1 Capital to Risk
Weighted Assets:
Consolidated	41,071	12.1%	13,536	4.0%		N/A	—%
Uwharrie Bank	50,280	15.0%	13,478	4.0%		20,216	6.0%

Tier 1 Capital to
Average Assets:
Consolidated	41,071	7.8%	21,126	4.0%		N/A	—%
Uwharrie Bank	50,280	9.6%	21,067	4.0%		26,334	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
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

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

On December 23, 2008, the Company entered into a letter agreement with the United States Department of Treasury to sell 10,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred”) with a redemption value of $10.0 million under the capital purchase program (“CPP”). The Company also issued a warrant to the Treasury that was immediately exercised for 500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Warrant Preferred”) with redemption value of $500,000. Combined proceeds received for the issuance of both the Senior Preferred and the Warrant Preferred was $10.0 million, resulting in a net discount that has been allocated between the two issues based upon their relative fair values. As a condition of the Cumulative Perpetual Preferred Stock, the Company must obtain consent from the holder to repurchase its common stock or to pay a cash dividend.

The Senior Preferred qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per year, for the first five years, and 9% per year thereafter. Under the terms of the agreement, the Senior Preferred may be redeemed with prior approval from the Federal Reserve in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years at par value plus accrued and unpaid dividends.

The Warrant Preferred also qualifies as Tier 1 capital and pays cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid dividends. It was the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of their issuance. Accordingly, the net discount of $500,000 is going to be amortized over five years.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

On December 31, 2008, the Company entered into agreements with its subsidiary banks to sell Fixed Rate Noncumulative Perpetual Preferred Stock to the Company to provide an avenue for investing portions of the funds received from Company’s issuance of senior preferred stock at the subsidiary bank level. At December 31, 2012, Uwharrie Capital Corp had invested $3.0 million in Stanly, $1.8 million in Anson and $3.0 million in Cabarrus.

During 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at the subsidiary bank and pays dividends at a rate of 5.30%. The sale ended on December 31, 2012 raising $7.9 million less issuance costs of $113,000. These funds were held in an escrow account at December 31, 2012 and the new preferred stock was issued in January 2013. The total net amount of capital raised was $7.7 million at the subsidiary bank level. This capital is presented as noncontrolling interest in the consolidated balance sheets.

During the third quarter of 2013, the Company’s subsidiary bank, Uwharrie Bank, began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series C to be issued by the subsidiary bank. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering ended September 15, 2013 with Uwharrie raising $2.8 million in new capital less total issuance costs of $23,000. At September 30, 2013, these funds were held in an escrow account and the new preferred stock was issued on October 1, 2013.

During the fourth quarter of 2013, the Company repaid the entire $10.5 million of Series A and Series B Fixed Rate Cumulative Perpetual Preferred Stock, at par, to the United States Department of Treasury.

All of the Company’s aforementioned investment in its subsidiary bank qualifies for Tier 1 capital treatment for the bank and is included as such in its year end capital ratios.

For the reserve maintenance period in effect at December 31, 2013, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $3.7 million as reserves on deposit liabilities.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. After receiving approval the Company repurchased 56,565 shares of outstanding common stock in 2013 and 90,260 shares of outstanding common stock in 2012.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

Pursuant to the terms of the United States Department of the Treasury’s investment in the Company’s preferred stock under the CPP, the Company must obtain the prior consent of the United States Department of the Treasury to repurchase its common stock under the Stock Purchase Plan or otherwise or to pay a cash dividend. With the repayment in full to United States Department of the Treasury in fourth quarter of 2013 this consent is no longer needed.

Note 16 - Stock Based Compensation

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2013, the SOP had 80,131 options still outstanding and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2013, the SOP II had 12,360 options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)

Options outstanding at the beginning of the year	92,491	$5.35	$—

Options granted	—	—
Options exercised	—	—
Forfeitures	—	—

Options outstanding at the end of the year	92,491	$5.35	$—

Options exercisable at the end of the year	92,491	$5.35	$—

Total options outstanding at December 31, 2013 were 92,491 at an exercise price range of $5.34 to $5.35 per share with a weighted average expected term of 0.88 years. Exercisable options at December 31, 2013 were 92,491 options at an exercise price range of $5.34 to $5.35 per share. At December 31, 2013, authorized shares of common stock reserved for future grants of options totaled 154,971 under the SOP II and 103,234 under the SPP II.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation (Continued)

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2013 and 2012 under the SOP II.

A summary of the status of the Company’s non-vested stock option grants as of December 31, 2013, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested December 31, 2012	2,472	$1.43
Granted	—	—
Vested	(2,472)	1.43
Forfeited	—	—

Non-vested December 31, 2013	—	—

The grant date fair value of stock options vested over the years ended December 31, 2013, 2012 and 2011 was $1.43 for all three years.

As of December 31, 2013, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were no options exercised in 2011, 2012 or 2013.

Note 17 - Employee and Director Benefit Plans

Employees’ 401(k) Retirement Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates are eligible to make elective deferrals on the first day of the calendar month coincident or next following the date the associate attains the age of 18, completes one year of eligibility service and completes at least 1,000 hours of service and is 100% vested in the plan once they enroll.

The Company’s annual contribution to the plan was $317,281 in 2013, $323,545 in 2012 and $306,673 in 2011, determined as follows:

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan (“ESOP”) to benefit all qualified employees. The ESOP purchased 293,216 dividend adjusted shares of common stock in 1999 with proceeds received from a loan of $1.2 million from the Company. The loan is to be repaid over eighteen years with interest at 8%. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Company and its subsidiaries in amounts sufficient to retire the debt. At December 31, 2013, the outstanding balance of the loan is $329,980 and is presented as a reduction of shareholders’ equity.

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

The Company established a $500,000 line of credit to the ESOP in the third quarter of 2010 for the purpose of purchasing shares for the ESOP. Advances of $499,999 have been made under this line of credit, and a total of 151,563 unallocated shares have been purchased from the open market from the advance proceeds and pledged as collateral. At December 31, 2013, the outstanding balance of the loan is $499,999 and is presented as a reduction of shareholders’ equity.

The Company established a second $500,000 line of credit to the ESOP in the second quarter of 2013 for the purpose of purchasing shares for the ESOP. Advances of $159,750 have been made under this line of credit, and a total of 59,457 unallocated shares have been purchased from the open market from the advance proceeds and pledged as collateral. The unused balance of the line of credit at December 31, 2013 was $340,250. This amount is available for future advances to purchase stock for the ESOP plan. At December 31, 2013, the outstanding balance of the loan is $159,750 and is presented as a reduction of shareholders’ equity.

During 2013 the Company continued to expense approximately 2% of eligible compensation as a contribution to the ESOP Plan, the same as 2012 and 2011. Expenses of $223,283, $209,434 and $219,657 during the years ended December 31, 2013, 2012 and 2011, respectively, were incurred in connection with the ESOP.

At December 31, 2013, 480,639 shares held by the ESOP, including additional shares purchased, have been released or committed to be released to the ESOP’s participants for purposes of computing earnings per share. The ESOP has a put option that allows the employee to put their shares back to the Company. The Company has a liability set aside for the total allocated shares at fair value in the amount of approximately $1.7 million. This liability was reclassified from additional paid in capital and is presented separately on the face of the balance sheet. There were 259,891 shares unallocated with a fair value of approximately $927,811 at December 31, 2013.

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

During 2013, 2012 and 2011, $336,800, $266,800 and $266,800, respectively was expensed each year for benefits provided under the plans. During 2013, the Company added two new participants to the plan, resulting in the $70,000 increase in 2013. The liability accrued for deferred compensation under the plan amount to $2.8 million and $2.4 million at December 31, 2013 and 2012, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2013 and 2012, the expense associated with these policies was $63,732 and $56,458 respectively.

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

The fair value estimates presented at December 31, 2013 and December 31, 2012, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2013 and December 31, 2012:

December 31, 2013

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$72,394	$72,394	$72,394	$—	$—
Securities available for sale	100,280	100,280	21,286	78,994	—
Loans held for investment, net	302,253	308,112	—	—	308,112
Loans held for sale	1,139	1,139	—	1,139	—
Restricted stock	1,184	1,184	1,184	—	—
Bank-owned life insurance	6,516	6,516	—	—	6,516
Mortgage servicing rights	2,356	3,085	—	—	3,085
Accrued interest receivable	1,747	1,747	—	—	1,747

FINANCIAL LIABILITIES
Deposits	$453,708	$438,593	$—	$—	$438,593
Short-term borrowings	5,509	5,509	—	5,509	—
Long-term borrowings	36	36	—	36	—
Junior subordinated debt	11,127	11,271	—	—	11,271
Accrued interest payable	224	224	—	—	224

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

•	Bank-owned life insurance - The carrying amount of bank-owned life insurance is the current cash surrender value and is recorded in level 3.

•	Mortgage servicing rights - Fair value is determined based upon discounted cash flows using market-based assumptions and is recorded in Level 3.

•	Accrued interest receivable and payable - Both accrued interest receivable and payable are recorded in Level 3, as there are not active markets for these.

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

At December 31, 2013, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012:

	December 31, 2013
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$21,286	$21,286	$—	$—
US Gov’t	34,300	—	34,300	—
Mortgage-backed securities and CMO’s	37,006	—	37,006	—
State and political subdivisions	7,688	—	7,688	—

Total assets at fair value	$100,280	$21,286	$78,994	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2012
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$19,576	$19,576	$—	$—
US Gov’t	22,174	—	22,174	—
Mortgage-backed securities and CMO’s	41,022	—	41,022	—
State and political subdivisions	8,866	—	8,866	—

Total assets at fair value	$91,638	$19,576	$72,062	$—

Total liabilities at fair value	$—	$—	$—	$—

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

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2013 and December 31, 2012:

	December 31, 2013
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$5,903	$—	$—	$5,903
Loans held for sale	1,139	—	1,139	—
Other real estate owned	3,533	—	—	3,533

Total assets at fair value	$10,575	$—	$1,139	$9,436

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2012
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$8,640	$—	$—	$8,640
Loans held for sale	5,373	—	5,373	—
Other real estate owned	5,596	—	—	5,596

Total assets at fair value	$19,609	$—	$5,373	$14,236

Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

	Valuation Technique	Unobservable Input	General Range
Nonrecurring measurements:
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

Impaired loans	Discounted appraisals	Collateral discounts	0 – 30%

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

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2013	2012
	(dollars in thousands)
Assets
Cash and demand deposits	$1,858	$300
Interest-earning deposits	3,998	6,217
Investments in:
Bank subsidiaries	39,176	50,677
Nonbank subsidiaries	618	836
Other assets	1,229	3,237

Total assets	$46,879	$61,627

Liabilities and shareholders’ equity
Master notes	$3,998	$5,451
Junior subordinated debentures	11,127	11,127
Other liabilities	71	376

Total liabilities	15,196	16,954

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP)	1,716	1,584

Shareholders’ equity	29,967	42,729

Total liabilities and shareholders’ equity	$46,879	$61,267

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2013	2012	2011
	(dollars in thousands)

Equity in earnings of subsidiaries	$1,666	$1,100	$1,649
Interest income	21	41	64
Management and service fees	4,347	6,937	6,689
Other income	166	102	104
Interest expense	(659)	(670)	(674)
Other operating expense	(4,881)	(7,428)	(7,304)
Income tax benefit	294	322	372

Net income	$954	$404	$900

Consolidated net income	$954	$404	$900
Less: Net income attributable to noncontrolling interest	(478)	—	—

Net income attributable to Uwharrie Capital Corp	476	404	900
Dividends – preferred stock	(325)	(645)	(645)

Net Income (loss) available to common shareholders	$151	$(241)	$255

Net income (loss) per common share
Basic	$0.02	$(0.03)	$0.03

Diluted	$0.02	$(0.03)	$0.03

Weighted average shares outstanding
Basic	7,276,751	7,371,667	7,467,396
Diluted	7,276,751	7,371,667	7,467,396

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2013	2012	2011
	(dollars in thousands)
Cash flows from operating activities
Net income	$954	$404	$900
adjustments to reconcile net income to net cash used by operating activities:
Equity in earnings of subsidiaries	(1,666)	(1,100)	(1,649)
(Increase) decrease in other assets	2,298	(734)	(203)
Increase (decrease) in other liabilities	(305)	(97)	131

Net cash provided (used) by operating activities	1,281	(1,527)	(821)

Cash flows from investing activities
Dividends received from subsidiaries	2,719	—	—

Net cash provided by investing activities	2,719	—	—

Cash flows from financing activities
Net increase (decrease) in master notes	(1,453)	(757)	(2,386)
Net proceeds from issuance of junior subordinated debentures	—	—	1,232
Repurchase of common stock	(169)	—	—
Repayment of series A preferred stock	(10,500)	—	—
Preferred stock redeemed by from bank subsidiary	7,800	—	—
Increase in unearned ESOP compensation	(114)	(103)	(161)
Dividends on preferred stock	(225)	(545)	(545)

Net cash used by financing activities	(4,661)	(1,405)	(1,860)

Net decrease in cash and cash equivalents	(661)	(2,932)	(2,681)
Cash and cash equivalents at beginning of year	6,517	9,449	12,130

Cash and cash equivalents at end of year	$5,856	$6,517	$9,449

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(in thousands except per share and shares outstanding information)

	2013	2012	2011	2010	2009
Summary of Operations
Interest income	$19,465	$21,871	$23,822	$24,487	$25,062
Interest expense	2,734	3,698	4,737	5,951	7,697

Net interest income	16,731	18,173	19,085	18,536	17,365
Provision for loan losses	28	1,832	3,456	4,919	1,732
Noninterest income	7,587	10,675	8,256	9,898	5,824
Noninterest expense	22,994	26,247	22,789	22,651	20,930
Income tax expense(benefit)	342	365	196	151	(163)

Net income	$954	$404	$900	$713	$690

Per Common Share
Net income – basic	$0.02	$(0.03)	$0.03	$0.01	$0.01
Net income – diluted	0.02	(0.03)	0.03	0.01	0.01
Book value	4.02	4.31	4.47	4.38	4.47

Weighted Average Shares
Outstanding:
Basic	7,276,751	7,371,667	7,467,396	7,485,373	7,474,140
Diluted	7,276,751	7,371,667	7,467,396	7,485,373	7,474,140

Ratios
Return on average assets	0.18%	0.08%	0.17%	0.14%	0.15%
Return on average equity	2.17%	0.90%	2.02%	1.57%	1.60%
Average equity to average assets	8.34%	8.52%	8.39%	8.83%	9.15%

Selected Year-end Balances
Assets	$517,320	$545,007	$526,902	$535,426	$477,846
Loans held for investment	307,348	329,183	366,675	387,769	353,729
Securities	100,280	91,638	88,661	96,395	76,317
Deposits	453,708	457,612	431,338	434,033	376,774
Borrowed funds	16,672	31,363	46,024	54,543	53,583
Shareholders’ equity	40,509	42,729	44,254	43,493	44,024

Selected Average Balances
Assets	$527,693	$526,361	$529,970	$514,425	$471,729
Loans held for investment	317,274	347,762	381,419	375,381	346,976
Securities	116,333	102,686	90,701	86,780	78,049
Deposits	455,146	440,274	430,998	406,304	369,957
Borrowed funds	22,340	35,543	50,529	58,291	55,084
Shareholders’ equity	43,994	44,868	44,462	45,425	43,182

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 36-84 of this Annual Report. References to changes in assets and liabilities represent end of period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2013 and December 31, 2012

The Company’s total assets decreased $27.7 million or 5.1% from $545.0 million at December 31, 2012 to $517.3 million at December 31, 2013. This decrease resulted primarily from a $21.9 million decrease in loans held for investment and a decrease in cash and cash equivalents of $9.3 million. These decreases were offset by an increase in investment securities available for sale of $9.3 million.

Cash and cash equivalents decreased $9.3 million during the year ended December 31, 2013. Cash and due from banks declined $930,000, while interest-earning deposits with banks decreased $8.4 million. Throughout 2013, the Company purchased $46.7 million in new available for sale securities, repaid $12.5 million in borrowings and experienced a $3.9 million decline in total deposits. All of these factors related to the decline in interest-earning deposits.

Investment securities increased $8.7 million or 9.5%, from $91.6 million at December 31, 2012 to $100.3 million at December 31, 2013. During the year, in an effort to improve our concentration risk in various sectors as well as to reduce our extension risk in a rising interest rate environment, management made the decision to sell $20.2 million of investment securities, including $19.3 million of US Treasuries and government agency bonds, $447,000 of mortgage-backed securities and $426,000 in state and political municipal bonds. The Company realized a net loss of $523,000 on these transactions. The Company is reinvesting the proceeds from these sales in lower duration securities as well as variable rate securities. These investments will provide protection in a rising rate environment and mitigate the downside risk embedded in the current portfolio. At December 31, 2013, the Company had net unrealized losses of $851,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Loans held for investment decreased $21.9 million from $329.2 million at December 31, 2012 to $307.3 million at December 31, 2013. Throughout 2013, the Company experienced a downward trend in loans resulting from pay downs and the lack of new loan demand. These declines in affected all areas of the loan portfolio except the commercial real estate loan portfolio and real estate one to four family construction portfolio that experienced growth of $6.0 million and $338,000, respectively. Other real estate construction and consumer loans experienced the largest declines at 29.8% and 25.9%, respectively. Loans held for sale decreased 78.8% or $4.2 million compared to the prior year. The allowance for loan losses was $5.1 million at December 31, 2013, which represents 1.66% of the loan portfolio, a decrease from 2.07% at December 31, 2012. Net chargeoffs decreased from $1.8 million at December 31, 2012 to $1.7 million at December 31, 2013.

Other changes in our consolidated assets are related to premises and equipment, interest receivable, restricted stock, bank owned life insurance, other real estate owned, and other assets. Bank owned life insurance increased $122,000 while accrued interest declined $6,000. Premises and equipment declined $1.2 million. The decrease in premises and equipment was related to the sale of a piece of property that had been purchased for further use. The property was sold for $949,000, with the Company realizing a gain on the sale of $229,000. During 2013, other real estate owned declined $1.5 million, from $8.7 million at December 31, 2012 to $7.2 million at December 31, 2013. Throughout 2013, the Company sold twenty-nine pieces of property totaling $4.7 million and resulting in a gain on the sale of other real estate owned of $290,000. Also during 2013, the Company had additional write downs and changes in reserves of $904,000 resulting from new appraisals and evaluations. The majority, or $678,000, of the write-downs was attributed to one piece of property. These declines were offset by the addition of thirty-five pieces of property foreclosed on totaling $4.0 million. Restricted stock which is comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock decreased $1.1 million because member institutions are required to increase or decrease their ownership as their utilization of FHLB borrowings change. The Company’s required ownership in Federal Reserve Bank stock decreased $336,000 in 2013, while the required ownership in Federal Home Loan Bank stock declined $716,000. Other assets increased $1.0 million primarily from changes in deferred taxes.

Customer deposits continued to be our principal funding source in 2013. At December 31, 2013, deposits from our customers totaled $453.7 million, a decrease of $3.9 million from $457.6 million at December 31, 2012. Demand noninterest bearing checking increased $4.1 million, while interest checking and money market accounts increased $17.9 million during 2013. These increases were offset by declines in savings deposits of $1.8 million, time deposits over $100,000 of $8.7 million and other time deposits of $15.3 million respectively during 2013. In the current low rate environment, customers are continuing to stay in short term deposit products and are continuing to shift away from time deposits.

During 2013 the Company’s net borrowings decreased by $14.7 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. The Company repaid $12.5 million of Federal Home Loan Bank advances that matured during 2013. At December 31, 2013, $1.5 million of the total borrowings of $16.7 million were attributed to Federal Home Loan Bank advances. Other components of total borrowings include $11.1 million in junior subordinated debt and $4.0 million in master notes and other secured borrowings.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Other liabilities decreased from $11.4 million at December 31, 2012 to $4.4 million at December 31, 2013, a decrease of $7.0 million. At December 31, 2012, the Company had a combined total of $7.9 million being held in escrow related to the Company’s subsidiary banks’ preferred stock offering in the last half of 2012. This preferred stock was issued in the first quarter of 2013 and the proceeds transferred to shareholders equity.

The Company has an Employee Stock Ownership Plan (ESOP) in place. Late in 2011, the Internal Revenue Service issued IRS notice 2011-19 that drew a clear line between what stock exchanges are considered public and which are not. The Company historically trades its stock on the Bulletin Board, which is a publically traded exchange, however, the IRS no longer recognizes the Bulletin Board as a public exchange. The result of this ruling is that companies that have ESOP plans in place are required to set aside funds to handle allocated shares put back to the company. The plan that the Company has, does include a put option that requires the Company to repurchase allocated shares of participants at the participants’ option. The Company reclassified capital from additional paid-in capital to set aside the liability to cover all allocated shares that the Company may be requested to buy back. During 2013, the Company reclassified an additional $132,000 to this liability from additional paid-in capital. See note 17 to the Company’s audited financial statements for additional information on this liability.

At December 31, 2013, total shareholders’ equity was $40.5 million, a decrease of $2.2 million from December 31, 2012. Net income for the period was $954,000. Unrealized gains and losses on investment securities net of tax decreased $2.0 million. Net income was offset by a net increase in unearned ESOP compensation of $114,000 and the aforementioned reallocation of $132,000 to cover the ESOP repurchase obligation. The Company also recorded $325,000 in dividends on its series A and B preferred stock for the year ended December 31, 2013. The Company also has $478,000 in dividends attributed to noncontrolling interest. The Company repurchased at par, $10.5 million of its series A and B preferred stock that was issued to the United States Treasury. The Company’s subsidiary bank issued $10.7 million of series B preferred stock that is presented less issuance costs, as noncontrolling interest. The Company, after receiving approval from the United States Department of the Treasury and the Federal Reserve, repurchased common stock totaling $169,000. At December 31, 2013, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2013 and 2012

Earnings

Uwharrie Capital Corp reported net income of $954,000 for the twelve months ended December 31, 2013, as compared to $404,000 for the twelve months ended December 31, 2012, an increase of $550,000. Net income available to common shareholders was $151,000 or $0.02 per common share at December 31, 2013, compared to net loss available to common shareholders of $(241,000) or $(0.03) per common share at December 31, 2012. Net income available to common shareholders is net income less any dividends and discount accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the Capital Purchase Program in December 2008 and dividends on the aforementioned noncontrolling interest.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Net Interest Income

As with most financial institutions, the primary component of earnings for our subsidiary bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest bearing liabilities and capital.

Net interest income decreased $1.5 million to $16.7 million for 2013 compared to the $18.2 million earned in 2012. During the year ended December 31, 2013, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $928,000. The average yield on our interest-earning assets decreased 58 basis points to 4.09%, while the average rate we paid for our interest-bearing liabilities decreased 24 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in a decrease of 35 basis points in our interest rate spread, from 3.76% in 2012 to 3.41% in 2013. Our net interest margin for 2013 was 3.52%, compared to 3.90% in 2012. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a good interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 99 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 100 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $28,000 and $1.8 million for the twelve months ended December 31, 2013 and 2012, respectively. There were net loan charge-offs of $1.7 million for the twelve months ended December 31, 2013 as compared with net loan charge-offs of $1.8 million during the same period of 2012. Refer to the Asset Quality discussion beginning on page 91 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 28.9%, from $10.7 million in 2012, to $7.6 million in 2013, a decrease of $3.1 million. While the Company did benefit from another strong year of income from mortgage loan sales, income from mortgage loan sales decreased $1.6 million to $2.1 million for 2013 compared to $3.7 million during 2012. Service charges on deposit accounts produced earnings of $1.6 million, a decrease of 5.9%. The primary contributing factor is a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 6.9% increase during 2013. This is related to an increase of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

$90,000 in fees from assets under management. The Company also realized losses on the sale of investments in the amount of $523,000 for the twelve months ending December 31, 2013, as compared to realized gains of $1.3 million for the same period in 2012, a $1.8 million reduction in net income.

Noninterest Expense

Noninterest expense for the year ended December 31, 2013 was $23.0 million compared to $26.2 million for the same period of 2012, a decrease of $3.2 million. Salaries and employee benefits, the largest component of noninterest expense, decreased $468,000, from $12.9 million for the period ending December 31, 2012 to $12.4 million for the same period in 2013. This decrease is attributable to a reduction in staff related to aforementioned consolidation of the Company’s subsidiary banks during 2013. Net occupancy and equipment expense had a combined decrease of $56,000. Professional fees and services increased $92,000 for the twelve month period. This increase in other professional fees and services was directly related to reimbursement of prior period legal fees totaling $360,000 that reduced professional fees and services during 2012. Of that amount, $270,000 was related to a reimbursement for legal services under the Company’s employment practices liability insurance policy and $90,000 associated with a previously closed government guaranteed loan. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $37,000 from the prior year, while premiums paid for FDIC insurance also decreased $175,000 for the same period. Data processing costs declined $105,000, a decrease related to the aforementioned bank consolidation. Foreclosed real estate expense, another major component of noninterest expense, decreased $1.4 million, from $3.0 million in 2012 to $1.6 million during 2013. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $1.0 million compared to $2.4 million for the same period in 2012. During 2012, the Company had a goodwill impairment charge that resulted in an expense of $989,000. Other noninterest expense experienced a decrease totaling $281,000 for the comparable twelve month period. The table on page 103 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax expense of $342,000 for 2013 at an effective tax rate of 26.39% compared to income tax expense of $365,000 in 2012 with an effective tax rate of 47.46%. The higher effective rate for 2012 is related to the tax effect of the goodwill impairment.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Net Interest Income

As with most financial institutions, the primary component of earnings for our banks in 2012 and 2011 was net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest bearing liabilities and capital.

Net interest income decreased $912,000 to $18.2 million for 2012 compared to the $19.1 million earned in 2011. During the year ended December 31, 2012, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 32 basis points to 4.67%, while the average rate we paid for our interest-bearing liabilities decreased 21 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in a decrease of 11 basis points in our interest rate spread, from 3.87% in 2011 to 3.76% in 2012. Our net interest margin for 2012 was 3.90%, compared to 4.01% in 2011. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a good interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 99 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 100 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

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

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 29.0%, from $8.3 million in 2011, to $10.7 million in 2012, an increase of $2.4 million. The Company benefited from another strong year of income from mortgage loan sales, as income from mortgage loan sales increased $1.9 million to $3.7 million for 2012 compared to $1.8 million during 2011. Mortgage loan interest rates continued to be attractive for buyers and

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

rates declined at several times during 2012, allowing customers to be able to refinance again at even lower rates. Service charges on deposit accounts produced earnings of $1.7 million, a decrease of 6.2%. The primary contributing factor is a decrease in NSF fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 6.8% decrease during 2012. This is related to acceleration in the write-down of servicing assets due to the refinancing of mortgage loans and a net impairment charge on the mortgage servicing asset of $77,000. The Company sold the government guaranteed portion of a loan totaling $4.9 million during the year and realized a gain on the sale of $276,000. The Company also realized gains on the sale of investments in the amount of $1.3 million for the twelve months ending December 31, 2012, as compared to realized gains of $933,000 for the same period in 2011.

Noninterest Expense

Noninterest expense for the year ended December 31, 2012 was $26.2 million compared to $22.8 million for the same period of 2011, an increase of $3.4 million. Salaries and employee benefits, the largest component of noninterest expense, increased $770,000, from $12.1 million for the period ending December 31, 2011 to $12.9 million for the same period in 2012. This increase is attributable to normal salary increases, additions to staff and higher benefit expenses. Net occupancy and equipment expense had a combined decrease of $35,000. Professional fees and services decreased $900,000 for the twelve month period. This decrease in other professional fees and services was directly related to reimbursement of prior period legal fees totaling $360,000. Of this amount, $270,000 was related to a reimbursement for legal services under the Company’s employment practices liability insurance policy and $90,000 associated with a previously closed government guaranteed loan. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development decreased $78,000 from the prior year, while premiums paid for FDIC insurance also decreased $57,000 for the same period. These decreases were offset by increases in data processing costs, electronic banking expense and foreclosed real estate expense. Foreclosed real estate expense increased $2.5 million during 2012. The major factor related to the increase in foreclosed real estate expense was write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $2.4 million compared to $215,000 for the same period in 2011. Growth in electronic banking operations, including preparation for new services, created increased expense of $76,000. The previously discussed goodwill impairment charge resulted in an expense charge of $987,000. Other noninterest expense experienced an increase totaling $159,000 for the comparable twelve month period. The table on page103 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax expense of $365,000 for 2012 at an effective tax rate of 47.46% compared to income tax expense of $196,000 in 2011 with an effective tax rate of 17.88%. The increase in the effective rate is related to the tax effect of the goodwill impairment.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and by recoveries of amounts previously charged off and is reduced by recovery of provisions

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

and loans charged off. Management continuously evaluates the adequacy of the allowance for loan losses. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and monitored by credit administration. The Company strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of its market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. The Company has no foreign loans and does not engage in significant lease financing or highly leveraged transactions. The Company follows a loan review program designed to evaluate the credit risk in the loan portfolio. This process includes the maintenance of an internally classified loan list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. Because of this process, certain loans are deemed as impaired and evaluated as an impaired loan.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The provision for loan losses was $28,000 for the year ended December 31, 2013 as compared to $1.8 million for the same period in 2012. At the end of 2013 the levels of our impaired loans, which includes all loans in nonaccrual status and other loans deemed by management to be impaired, were $17.6 million compared to $26.1 million at December 31, 2012, a decrease of $8.5 million. Total nonaccrual loans, which are a component of impaired loans, decreased from $9.5 million at December 31, 2012 to $4.7 million at December 31, 2013. During 2013, the Company transferred $4.0 million in impaired loans to other real estate owned. This coupled with relationship upgrades and these relationships no longer being deemed impaired by management were the primary factors contributing to the decrease in impaired loans. The Company had net loan charge-offs for 2013 of $1.7 million compared to net loan charge-offs of $1.8 million for the same period in 2012.

The allowance expressed as a percentage of gross loans held for investment decreased 54 basis points from 2.07% at December 31, 2012 to 1.66% at December 31, 2013. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 1.24% at December 31, 2012 and 0.93% at December 31, 2013, while the individually evaluated allowance as a percentage of individually evaluated loans increased from 11.62% to 13.60%. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these expected components as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

During the fourth quarter of 2012, the Company updated its allowance for loan loss model to more accurately assess the probability of losses inherent in the loan portfolio. The probabilities of default that the Company acquires from a third party vendor are associated with a two year horizon, while the allowance for loan loss is deemed to have a one year horizon. Therefore, the Company altered the model to account for this horizon; converting the two year probability of default into a one year probability of default for each obligor. At this time, the Company also updated the data inputs into the model; specifically the loss given default and the probability of defaults obtained from the vendor. The net result of these alterations had minimal effect on the loan loss provision. The Company updates the beacon scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. For the first time in several updates, beacon scores experienced significant improvement during 2013.

During second and third quarters of 2013, the Company updated its allowance for loan loss model to more accurately assess the probability of losses inherent in the loan portfolio. Two alterations were made: the previous “VaR” calculation was replaced by an improved “VaR” that more adequately reflected the risk in the loan portfolio, and the least squares regression was replaced by a simple average.

Nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans decreased from 2.88% at December 31, 2012, to 1.66% at December 31, 2013.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Other real estate owned decreased $1.5 million during 2013. The Company sold twenty-nine pieces of foreclosed property totaling $4.7 million realizing a gain of $290,000. The Company also had write downs and changes in reserves totaling $904,000 on the remaining existing property. The Company did have one write down totaling $678,000. These decreases in other real estate owned were offset by thirty-five new pieces of property being foreclosed on totaling $4.0 million. Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

Restructured loans at December 31, 2013 totaled $6.4 million compared to $6.8 million at December 31, 2012.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2013	2012	2011	2010	2009

Nonperforming Assets:

Nonaccrual loans past due 90 days or more	$—	$—	$—	$407	$282

Nonaccrual loans	4,717	9,480	7,862	19,730	5,630

Other real estate owned	7,170	8,713	10,258	2,022	3,419

Total nonperforming assets	$11,887	$18,193	$18,120	$22,159	$9,331

Allowance for loan losses	$5,095	$6,801	$6,815	$9,067	$5,276

Nonperforming loans to total loans	1.53%	2.88%	2.14%	5.19%	1.67%

Allowance for loan losses to total loans	1.66%	2.07%	1.86%	2.34%	1.49%

Nonperforming assets to total assets	2.30%	3.34%	3.44%	4.14%	1.95%

Allowance for loan losses to nonperforming loans	108.02%	71.74%	86.88%	45.03%	89.24%

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

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier 1 leverage ratio of 4%. Banks, which meet or exceed a Tier 1 ratio of 6%, a total capital ratio of 10% and a Tier 1 leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2013, the Company’s subsidiary bank was well capitalized.

During 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B to be issued by each subsidiary bank. The preferred stock qualifies as Tier 1 capital at each bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000. These funds were held in an escrow account at December 31, 2012 and the new preferred stock was issued in January 2013. Effective September 1, 2013, the Fixed Rate Noncumulative Perpetual Preferred Stock, Series B was rolled into one issue under Uwharrie Bank in connection with the consolidation and name change.

During 2013, the Company’s subsidiary bank, Uwharrie Bank, began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series C to be issued by the subsidiary bank. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The campaign raised $2.8 million less issuance costs of $24,000. Also during 2013, the Company redeemed at par $10.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and $500,000 of Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

There was not a dividend declared in 2013, 2012 or 2011.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 4 on page 102, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Other funding sources at year-end 2013 included $15.8 million in federal funds lines of credit from correspondent banks and approximately $49.4 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $36.8 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2013, borrowings from federal funds lines and the issuance of commercial paper amounted to $4.0 million, while other short-term borrowings totaled $1.5 million including one Federal Home Loan Bank advance maturing in 2014. Long-term debt at that date consisted of junior subordinated debt of $11.1 million and a mortgage payable of $36,000.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2013.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$5,509	$5,509	$—	$—	$—
Long-term debt	11,163	—	24	11,139	—
Operating leases	228	62	124	42	—

Total contractual cash obligations, excluding deposits	16,900	5,571	148	11,181	—
Deposits	453,708	405,080	42,013	6,615	—

Total contractual cash obligations, including deposits	$470,608	$410,651	$42,161	$17,796	$—

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or gap between rate sensitive assets and liabilities over various periods. Gap analysis at December 31, 2013 is reflected in Financial Table 3 on page 101. While management reviews this information, it has implemented the use of an income simulation model, which calculates expected future Net Interest Income (Margin) based on projected interest-earning assets, interest-bearing liabilities and forecasted interest rates along with multiple other forecasted assumptions. Management believes this provides a more relevant view of interest rate risk sensitivity than the traditional gap analysis because the gap analysis ignores optionality embedded in the balance sheet. The income simulation model allows a comparison of flat, rising and falling rate scenarios to determine the interest rate sensitivity of earnings in varying interest rate environments.

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a no growth and most likely balance sheet growth, for a two year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections using the most likely balance sheet growth for a one-year horizon, indicates a negative impact of (7.49%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 15.79% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

The principal goals for asset liability management for the Company are to maintain adequate levels and sources of liquidity and to manage interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on both interest-sensitive assets and interest-sensitive liabilities to protect Net Interest Income (Margin) from wide fluctuations as a result from changes in market interest rates. To that end, management has recommended and the board has approved policy limits that minimize the downside risk from interest rate shifts. The aforementioned ratios are within those stated limits of -18% for the respective modeled scenarios at the subsidiary bank and combined. Managing interest rate risk is an important factor to the long-term viability of the Company since Net Interest Income (Margin) is such a large component of earnings. The Company’s Asset Liability Management Committee (ALCO) monitors market changes in interest rates and assists with the pricing of loans and deposit products while considering the funding source needs, asset growth projections, and necessary operating liquidity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2013			2012			2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$108,767	1,464	1.35%	$93,170	1,686	1.81%	$80,089	1,777	2.22%
Non-taxable securities (1)	7,566	251	5.40%	9,516	324	5.54%	10,612	371	5.70%
Short-term investments	51,612	177	0.34%	26,735	137	0.51%	13,282	65	0.49%
Taxable loans (2)	303,698	17,134	5.64%	336,189	19,286	5.74%	372,415	21,222	5.70%
Non-taxable loans (1)	15,451	439	4.62%	13,021	438	5.47%	10,152	387	6.20%

Total interest-earning assets	487,094	19,465	4.09%	478,631	21,871	4.67%	486,550	23,822	4.99%

Non-earning assets
Cash and due from banks	2,172			6,704			6,470
Premises and equipment, net	14,127			15,024			14,814
Interest receivable and other	24,300			26,002			22,136

Total non-earning assets	40,599			47,730			43,420

Total assets	$527,693			$526,361			$529,970

Interest-bearing liabilities
Savings deposits	$45,706	$171	0.37%	$41,822	$197	0.47%	$39,432	$286	0.73%
Interest checking & MMDA	220,663	439	0.20%	192,123	542	0.28%	178,947	785	0.44%
Time deposits	119,149	1,300	1.09%	138,871	1,810	1.30%	154,887	2,244	1.45%

Total deposits	385,518	1,910	0.50%	372,816	2,549	0.68%	373,266	3,315	0.89%

Short-term borrowed funds	10,657	160	1.50%	18,591	353	1.90%	24,133	354	1.47%
Long-term debt	11,683	664	5.68%	16,952	796	4.70%	26,396	1,068	4.05%

Total interest-bearing liabilities	407,858	2,734	0.67%	408,359	3,698	0.91%	423,795	4,737	1.12%

Noninterest liabilities
Transaction deposits	69,628			67,458			57,732
Interest payable and other	6,213			4,331			3,981

Total liabilities	483,699			480,148			485,508

Shareholders’ equity	43,994			46,213			44,462

Total liabilities and shareholders equity	$527,693			$526,361			$529,970

Interest rate spread			3.41%			3.76%			3.87%

Net interest income and net interest margin		$16,731	3.52%		$18,173	3.90%		$19,085	4.01%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 34.00% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2013 Versus 2012			2012 Versus 2011
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets

Taxable securities	$246	$(468)	$(222)	$263	$(354)	$(91)
Non-taxable securities	(66)	(7)	(73)	(38)	(9)	(47)
Short-term investments	106	(66)	40	67	5	72
Taxable loans	(1,848)	(304)	(2,152)	(2,071)	135	(1,936)
Non-taxable loans	75	(74)	1	103	(52)	51

Total interest-earning assets	(1,487)	(919)	(2,406)	(1,676)	(275)	(1,951)

Interest-bearing liabilities

Savings deposits	16	(42)	(26)	14	(103)	(89)
Transaction and MMDA deposits	69	(172)	(103)	47	(290)	(243)
Other time deposits	(236)	(274)	(510)	(220)	(214)	(434)
Short-term borrowed funds	(135)	(58)	(193)	(93)	92	(1)
Long-term debt	(273)	141	(132)	(413)	141	(272)

Total interest-bearing liabilities	(559)	(405)	(964)	(187)	(1,027)	(1,214)

Net interest income	$(928)	$(514)	$(1,442)	$(1,011)	$99	$(912)

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Interest Rate Sensitivity Analysis

(dollars in thousands)

	1-90 Day Position	3-6 Month Position	6-12 Month Position	1-5 Year Position	> 5 Year Position	Total Position
Interest-earning assets
Interest-earning deposits with banks	$63,004	$—	$—	$1,443	$—	$64,447
Investment securities	1,230	2,161	6,470	54,074	36,345	100,280
FHLB and other stock	—	—	—	—	1,184	1,184
Loans held for sale	1,139	—	—	—	—	1,139
Loans held for investment	95,379	21,661	40,421	113,176	36,711	307,348

Total interest-earning assets	160,752	23,822	46,891	168,693	74,240	474,398

Interest-bearing liabilities
Deposits	18,942	46,587	36,284	135,250	145,152	379,215
Short-term borrowed funds	4,009	1,500	—	—	—	5,509
Long-term debt	—	—	—	11,163	—	11,163

Total interest-bearing liabilities	22,951	45,087	36,284	146,413	145,152	395,887

Interest sensitivity GAP per period	$137,801	$(21,265)	$10,607	$22,280	$(70,912)	$78,511

Cumulative interest sensitivity GAP	$137,801	$116,536	$127,143	$149,423	$78,511	$78,511

Ratios
Cumulative gap as a percentage of total interest-earning assets	29.05%	24.57%	26.80%	31.50%	16.55%	16.55%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	700.41%	271.28%	221.88%	159.59%	119.83%	119.83%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 4

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2013
	Amortized Cost	Estimated Fair Value	Book Yield(1)
Securities available for sale

U. S. Treasury
Due after one but within five years	16,062	16,564	1.91%
Due after five but within ten years	4,930	4,722	1.37%

	20,992	21,286	1.79%

U.S. Government agencies
Due after one but within five years	21,059	20,965	1.46%
	34,931	34,300	1.45%

Mortgage-backed securities
Due after one but within five years	2,557	2,436	1.77%
Due after five but within ten year	4,706	4,777	2.08%
Due after ten years	30,608	29,793	2.01%

	37,871	37,006	2.00%

State and political
Due within one year	481	485	4.97%
Due after one but within five years	1,469	1,595	5.75%
Due after five but within ten year	4,369	4,566	4.64%
Due after ten years	1,018	1,042	6.33%

	7,337	7,688	5.12%

Total Securities available for sale
Due within one year	481	485	2.36%
Due after one but within five years	41,147	41,560	1.59%
Due after five but within ten year	27,877	27,400	1.64%
Due after ten years	31,626	30,835	1.67%

	$101,131	$100,280	1.66%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Service charges on deposit accounts	$1,627	$1,723	$1,837
Other banking fees	1,589	1,455	1,576
Asset management fees	1,624	1,533	1,670
Brokerage commissions	186	190	163
Other noninterest income	448	552	353
Income from mortgage loan sales	2,113	3,740	1,806
Security gains (losses)	(523)	1,286	933
Gains (losses) from sale of OREO	290	(55)	(68)
Other gains (losses) from sale of assets	233	251	(14)

Total noninterest income	$7,587	$10,675	$8,256

Financial Table 6

Other Noninterest Expense

(dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Postage	$171	$211	$192
Telephone and data lines	162	180	167
Loan collection cost	352	250	330
Shareholder relations expense	164	175	93
Dues and subscriptions	139	166	157
Other	1,496	1,801	1,747

Total other noninterest expense	$2,484	$2,765	$2,606

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2013		2012		2011
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$47,436	15.44%	$41,390	12.58%	$45,907	12.52%
Real estate – construction	21,001	6.83%	28,132	8.55%	37,144	10.13%
Real estate – residential	132,694	43.18%	142,444	43.28%	153,260	41.81%
Real estate – commercial	95,922	31.22%	103,304	31.39%	114,944	31.36%
Consumer	9,623	3.13%	12,986	3.95%	14,710	4.01%
Other	612	0.20%	822	0.25%	602	0.16%

Total loans	307,288	100.00%	329,078	100.00%	366,567	100.00%

Less:
Allowance for loan losses	(5,095)		(6,801)		(6,815)
Unearned net loan fees	60		105		108

Net loans	$302,253		$322,382		$359,860

	At December 31,
	2010		2009
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial	$51,679	14.63%	$51,723	14.63%
Real estate – construction	56,602	12.72%	44,976	12.72%
Real estate – residential	155,814	40.77%	144,154	40.77%
Real estate – commercial	105,123	27.13%	95,938	27.13%
Consumer	17,721	4.70%	16,628	4.70%
Other	739	0.05%	172	0.05%

Total loans	387,678	100.00%	353,591	100.00%

Less:
Allowance for loan losses	(9,067)		(5,276)
Unearned net loan fees	91		138

Net loans	$378,702		$348,453

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 8

Selected Loan Maturities

(dollars in thousands)

	December 31, 2013
	One Year or Less	One to Five Years	Over Five Years	Total

Commercial and agricultural	$15,806	$17,095	$14,535	$47,436
Real estate – construction	11,387	9,614	—	21,001

Total selected loans	$27,193	$26,709	$14,535	$68,437

Fixed rate loans	$26,423	$80,652	$63,234	$170,309

Sensitivity to rate changes:
Variable interest rates	$38,458	$42,683	$55,898	$137,039

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 9

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2013	2012	2011	2010	2009
Allowance for loan losses at beginning of year	$6,801	$6,815	$9,067	$5,276	$4,361
Provision for loan losses	28	1,832	3,456	4,919	1,732
Other	(5)	—	(5)	17	—
Loan charge-offs:
Commercial	571	322	336	59	39
Real estate	1,225	1,427	5,110	924	692
Consumer	175	242	390	206	140

Total charge-offs	1,971	1,991	5,836	1,189	871

Recoveries of loans previously charged off:
Commercial	14	43	4	3	19
Real estate	180	66	28	4	14
Consumer	48	36	101	37	21

Total recoveries	242	145	133	44	54

Net charge-offs	1,729	1,846	5,703	1,145	817

Allowance for loan losses at end of year	$5,095	$6,801	$6,815	$9,067	$5,276

Net (charge-offs) recoveries as a percent of average loans	0.55%	0.53%	1.50%	0.31%	0.24%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 10

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2013		2012		2011
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$722	14.17%	$1,180	17.35%	$1,127	12.52%
Real estate – construction	1,203	23.61%	719	10.57%	557	10.13%
Real estate – residential	2,025	39.75%	3,020	44.41%	2,924	41.81%
Real estate – commercial	890	17.47%	1,040	15.29%	1,459	31.36%
Consumer loans	255	5.00%	842	12.38%	667	4.01%
Other	—	—%	—	—%	81	0.16%
Unallocated	—	—%	—	—%	—	—%

Total loans	$5,095	100.00%	$6,801	100.00%	$6,815	100.00%

	At December 31,
	2010		2009
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Commercial	$966	13.33%	$449	14.63%
Real estate – construction	2,190	14.60%	1,373	12.72%
Real estate – residential	2,629	40.19%	1,477	40.77%
Real estate – commercial	2,240	27.12%	1,541	27.13%
Consumer	984	4.57%	436	4.70%
Other	58	0.19%	—	0.05%
Unallocated	—	—%	—	—%

Total loans	$9,067	100.00%	$5,276	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

	3 Months or Less	Over 3 Months to 6 Months	Over 6 Months to 12 Months	Over 12 Months	Total

Time Deposits of $ 100,000 or more	$4,936	$8,847	$7,745	$23,162	$44,690

Other Time Deposits	10,641	10,080	17,893	25,466	64,080

	$15,577	$18,927	$25,638	$48,628	$108,770

Financial Table 12

Performance Ratios

	At December 31,
	2013	2012	2011	2010	2009
Return on average assets	0.18%	0.08%	0.17%	0.14%	0.15%
Return on average equity	2.17%	0.90%	2.02%	1.57%	1.60%
Equity to average assets ratio	8.34%	8.52%	8.39%	8.83%	9.15%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Charles D. Horne	Barry S. Moose
President/Funeral Director	President	Operations and Maintenance Director
Stanly Funeral Home, Inc.	Hornwood, Inc.	SEPI Engineering & Construction, Co.

Joe S. Brooks	W. Kenneth Huntley	Cynthia L. Mynatt
Board Vice Chairman	President and Owner	President
Owner and Manager	Huntley Oil & Gas Co., Inc.	Ben Mynatt Buick - GMC
Brothers Precision Tool Co.

Ronald T. Burleson	Joseph R. Kluttz, Jr.	Susan J. Rourke
Partner	Retired - Secretary and	President and Owner
Thurman Burleson and Sons Farm	Treasurer, Albemarle Insurance Agency, Inc.	U. S. Land Management Co.

Bill C. Burnside, DDS	Lee Roy Lookabill, Jr.	S. Todd Swaringen
Retired – General Dentist	President	Partner
	Anson Real Estate and Insurance Co., Inc.	Beane Swaringen & Company, PLLC

Charles F. Geschickter, III	W. Chester Lowder	Edward B. Tyson
President and	Board Chairman	Retired - Superintendent of
Chief Executive Officer	Director of Livestock Program	Kannapolis City Schools
JTG Racing, Inc.;	Public Policy Division
ST Motorsports, Inc.	NC Farm Bureau Federation, Inc.

Executive Officers

Roger L. Dick	R. David Beaver, III	Jeffrey M. Talley
President and	Chief Financial Officer	President
Chief Executive Officer	Uwharrie Capital Corp;	Strategic Investment
Uwharrie Capital Corp;	Chief Financial Officer	Advisors, Inc.;
Chief Executive Officer	Uwharrie Bank	Executive Vice President
Uwharrie Bank		Uwharrie Bank

Brendan P. Duffey	Christy D. Stoner
Chief Operating Officer and	Chief Executive Officer
Chief Risk Officer	Strategic Investment
Uwharrie Capital Corp;	Advisors, Inc.;
President Uwharrie Bank	Executive Vice President
Uwharrie Bank