Form 10-K, Exhibit 13
period 2014-12-31
UWHARRIE CAPITAL CORP
filed 2015-02-27
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2014

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

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

			Percent
			Increase
(Dollars in thousands, except per share amounts)	2014	2013	(Decrease)

For the year:
Net income	$1,679	$954	76.00%
Net income (loss) available to common shareholders	$1,088	$151	620.53%
Basic net income (loss) per common share (1)	$0.15	$0.02	665.00%
Diluted net income (loss) per common share (1)	$0.15	$0.02	665.00%

Weighted average common shares outstanding (diluted)	7,300,988	7,422,286	-1.63%

At year-end:
Total assets	$518,464	$517,320	0.22%
Total earning assets	473,157	472,075	0.23%
Loans held for investment	310,853	307,348	1.14%
Total interest-bearing liabilities	390,609	395,887	-1.33%
Shareholders’ equity	42,262	40,509	4.33%
Book value per common share (1)	$4.55	$3.94	15.45%

Averages for the year:
Total assets	$513,676	$527,693	-2.66%
Total earning assets	470,948	485,219	-2.94%
Loans held for investment	309,338	317,274	-2.50%
Total interest-bearing liabilities	386,237	407,857	-5.30%
Shareholders’ equity	41,681	43,994	-5.26%

Financial ratios (in percentage):
Return on average assets	0.33%	0.18%
Return on average shareholders’ equity	4.03%	2.17%
Average equity to average assets	8.11%	8.34%
Net interest margin (fully tax equivalent basis)	3.60%	3.52%
Allowance as % of loans at year-end	1.20%	1.66%
Allowance as % of nonperforming loans	166.43%	108.02%
Nonperforming loans to total loans	0.72%	1.53%
Nonperforming assets to total assets	1.56%	2.30%
Net loan charge-offs (recoveries) to average loans	0.31%	0.55%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2013 have been adjusted to reflect the 2% stock dividend in 2014.

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

The Board of Directors adopts a dividend policy on an annual basis. For 2014, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. There was not a dividend declared in 2013. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

February 27, 2015

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
	(dollars in thousands)
ASSETS
Cash and due from banks	$6,807	$7,947
Interest-earning deposits with banks	43,984	64,447
Securities available for sale, at fair value	112,824	100,280
Securities held to maturity, at amortized cost (fair value $5,450,000)	5,496	—
Loans held for sale	2,147	1,139
Loans:
Loans held for investment	310,853	307,348
Less allowance for loan losses	(3,738)	(5,095)

Net loans held for investment	307,115	302,253

Premises and equipment, net	14,858	13,781
Interest receivable	1,747	1,747
Restricted stock	1,038	1,184
Bank owned life insurance	6,645	6,516
Other real estate owned	5,865	7,170
Prepaid assets	969	490
Other assets	8,969	10,366

Total assets	$518,464	$517,320

LIABILITIES
Deposits:
Demand noninterest-bearing	$80,069	$74,493
Interest checking and money market accounts	243,116	228,933
Savings deposits	39,091	41,512
Time deposits, $100,000 and over	38,912	44,690
Other time deposits	55,247	64,080

Total deposits	456,435	453,708

Short-term borrowed funds	4,685	5,509
Long-term debt	9,558	11,163
Interest payable	180	224
Other liabilities	4,783	4,491

Total liabilities	475,641	475,095

Off balance sheet items, commitments and contingencies (Note 13)

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP) (Note 17)	561	1,716

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 6,961,484 and 7,445,931	8,702	9,307
Additional paid-in capital	11,712	11,922
Unearned ESOP compensation	—	(989)
Undivided profits	10,974	10,289
Accumulated other comprehensive income (loss)	305	(562)

Total Uwharrie Capital shareholders’ equity	31,693	29,967
Noncontrolling interest	10,569	10,542

Total shareholders’ equity	42,262	40,509

Total liabilities and shareholders’ equity	$518,464	$517,320

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(dollars in thousands, except share and per share data)
Interest Income
Loans, including fees	$16,336	$17,573	$19,724
Investment securities:
US Treasury	361	397	581
US Government agencies and corporations	1,271	1,066	1,105
State and political subdivisions	321	252	324
Interest-earning deposits with banks and federal funds sold	168	177	137

Total interest income	18,457	19,465	21,871

Interest Expense
Interest checking and money market accounts	299	439	542
Savings deposits	57	171	197
Time deposits $100,000 and over	471	592	802
Other time deposits	526	708	1,008
Short-term borrowed funds	34	160	353
Long-term debt	573	664	796

Total interest expense	1,960	2,734	3,698

Net interest income	16,497	16,731	18,173
Provision for (recovery of) loan losses	(389)	28	1,832

Net interest income after provision for loan losses	16,886	16,703	16,341

Noninterest Income
Service charges on deposit accounts	1,467	1,627	1,723
Other service fees and commissions	3,928	3,399	3,178
Gain (loss) on sale of securities (includes reclassification of ($2,000) and ($523,000) from accumulated comprehensive income)	(2)	(523)	1,286
Income from mortgage loan sales	1,001	2,113	3,740
Other income	927	971	748

Total noninterest income	7,321	7,587	10,675

Noninterest Expense
Salaries and employee benefits	12,051	12,423	12,891
Net occupancy expense	1,107	1,098	1,155
Equipment expense	680	734	733
Data processing costs	729	784	889
Office supplies and printing	273	358	334
Foreclosed real estate expense	1,246	1,647	2,994
Professional fees and services	847	680	588
Marketing and donations	762	728	691
Electronic banking expense	939	999	951
Software amortization and maintenance	535	541	576
FDIC insurance	425	518	693
Goodwill Impairment	—	—	987
Other noninterest expense	2,286	2,484	2,765

Total noninterest expense	21,880	22,994	26,247

Income before income taxes	2,327	1,296	769
Income taxes (includes reclassification of ($1,000 and $202,000) from accumulated other comprehensive income, respectively)	648	342	365

Net income	$1,679	$954	$404

Consolidated net income	$1,679	$954	$404
Less: Net income attributable to noncontrolling interest	(591)	(478)	—

Net income attributable to Uwharrie Capital Corp	1,088	476	404
Dividends on preferred stock	—	(325)	(645)

Net Income (loss) available to common shareholders	$1,088	$151	$(241)

Net income (loss) per common share
Basic	$0.15	$0.02	$(0.03)

Diluted	$0.15	$0.02	$(0.03)

Weighted average common shares outstanding
Basic	7,300,988	7,422,286	7,519,100
Diluted	7,300,988	7,422,286	7,519,100

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(dollars in thousands)
Net Income	$1,679	$954	$404

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	1,311	(3,662)	2,356
Related tax effect	(445)	1,292	(859)

Reclassification of losses (gains) recognized in net income	2	523	(1,286)
Related tax effect	(1)	(202)	496

Total other comprehensive income (loss)	867	(2,049)	707

Comprehensive income (loss)	2,546	(1,095)	1,111
Less: Comprehensive income attributable to noncontrolling interest	(591)	(478)	—

Comprehensive income (loss) attributable to Uwharrie Capital	$1,955	$(1,573)	$1,111

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2014, 2013 and 2012

	Number of Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2011	7,593,929	$10,000	$500	$(200)	$9,492	$12,661	$(772)	$10,379	$2,194	$—	$44,254
Net Income	—	—	—	—	—	—	—	404	—	—	404
Repurchase of common stock	(90,260)	—	—	—	(113)	(191)	—	—	—	—	(304)
Retirement of common stock	(1,173)	—	—	—	(1)	1	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	—	(707)	—	(707)
Release of ESOP shares	—	—	—	—	—	(39)	87	—	—	—	48
Increase in ESOP notes receivable	—	—	—	—	—	—	(190)	—	—	—	(190)
Reclass of redeemable ESOP stock	—	—	—	—	—	(235)	—	—	—	—	(235)
Stock compensation expense	—	—	—	—	—	4	—	—	—	—	4
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(645)	—	—	(545)

Balance, December 31, 2012	7,502,496	$10,000	$500	$(100)	$9,378	$12,201	$(875)	$10,138	$1,487	$—	$42,729
Net Income	—	—	—	—	—	—	—	476	—	478	954
Repurchase of common stock	(56,565)	—	—	—	(71)	(98)	—	—	—	—	(169)
Other comprehensive loss	—	—	—	—	—	—	—	—	(2,049)	—	(2,049)
Release of ESOP shares	—	—	—	—	—	(49)	94	—	—	—	45
Increase in ESOP notes receivable	—	—	—	—	—	—	(208)	—	—	—	(208)
Reclass to mezzanine capital	—	—	—	—	—	(132)	—	—	—	—	(132)
Repayment of preferred stock series A	—	(10,000)	(500)	—	—	—	—	—	—	—	(10,500)
Issuance of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	10,655	10,655
Record costs of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(137)	(137)
Record preferred stock dividend (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(454)	(454)
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(325)	—	—	(225)

Balance, December 31, 2013	7,445,931	$—	$—	$—	$9,307	$11,922	$(989)	$10,289	$(562)	$10,542	$40,509

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY Continued

Years Ended December 31, 2014, 2013 and 2012

	Number of Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2013	7,445,931	$—	$—	$—	$9,307	$11,922	$(989)	$10,289	$(562)	$10,542	$40,509
Net Income	—	—	—	—	—	—	—	1,088	—	591	1,679
Repurchase of common stock	(374,130)	—	—	—	(468)	(942)	—	—	—	—	(1,410)
2% stock dividend	142,129	—	—	—	178	221	—	(399)	—	—	—
Cash paid – fractional shares	—	—	—	—	—	—	—	(4)	—	—	(4)
Other comprehensive income	—	—	—	—	—	—	—	—	867	—	867
Release of ESOP shares	—	—	—	—	—	5	16	—	—	—	21
Repayment of ESOP notes receivable	(252,446)	—	—	—	(315)	(649)	973	—	—	—	9
Reclass from mezzanine capital	—	—	—	—	—	1,155	—	—	—	—	1,155
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(148)	(148)

Balance, December 31, 2014	6,961,484	$—	$—	$—	$8,702	$11,712	$—	$10,974	$305	$10,569	$42,262

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,679	$954	$404
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	922	914	954
Net amortization of security premiums/discounts AFS	1,050	1,420	1,334
Net amortization of security premiums/discounts HTM	2	—	—
Impairment of goodwill	—	—	987
Net amortization of mortgage servicing rights	709	801	831
Impairment of foreclosed real estate	647	921	2,365
Provision for (recovery of) loan losses	(389)	28	1,832
Deferred income taxes	593	438	(1,134)
Stock compensation	—	—	4
Net realized (gains) loss on sales / calls available for sale securities	2	523	(1,286)
Income from mortgage loan sales	(1,001)	(2,113)	(3,740)
Proceeds from sales of loans held for sale	39,012	77,544	126,189
Origination of loans held for sale	(39,019)	(71,197)	(125,864)
Gain on sale of premises, equipment and other assets	(142)	(233)	(252)
Increase in cash surrender value of life insurance	(129)	(122)	(223)
Gain on sales of foreclosed real estate	(398)	(290)	55
Release of ESOP Shares	21	45	48
Net change in interest receivable	—	6	331
Net change in other assets	(663)	(810)	(3,655)
Net change in interest payable	(44)	(46)	(31)
Net change in other liabilities	349	424	431

Net cash provided (used) by operating activities	3,201	9,207	(420)

Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	18,839	32,969	57,274
Purchase of securities available for sale	(31,122)	(46,693)	(61,369)
Purchase of securities held to maturity	(5,498)	—	—
Net (increase) decrease in loans	(5,445)	16,282	32,739
Proceeds from sale of premises, equipment and other assets	368	949	5,169
Purchase of premises and equipment	(2,225)	(488)	(830)
Proceeds from sales of foreclosed real estate	2,028	4,731	1,844
Investment in other assets	(366)	(357)	(346)
Net change in restrictive stock	146	1,081	1,024

Net cash provided (used) by investing activities	(23,275)	8,474	35,505

Cash flows from financing activities
Net increase (decrease) in deposit accounts	2,727	(3,904)	26,274
Net decrease in short-term borrowed funds	(824)	(13,181)	(2,101)
Net decrease in long-term debt	(1,605)	(1,510)	(12,560)
Proceeds from preferred stock offering, net of costs	—	3,136	7,382
Repayment preferred stock, series A	—	(10,500)	—
Increase in unearned ESOP compensation	—	(208)	(190)
Repurchase of common stock, net	(1,401)	(169)	(304)
Dividend and discount accretion on preferred stock	(422)	(679)	(545)
Cash paid for fractional shares	(4)	—	—

Net cash provided (used) by financing activities	(1,529)	(27,015)	17,956

Increase (decrease) in cash and cash equivalents	(21,603)	(9,334)	53,041
Cash and cash equivalents, beginning of year	72,394	81,728	28,687

Cash and cash equivalents, end of year	$50,791	$72,394	$81,728

Supplemental disclosures of cash flow information
Interest paid	$2,004	$2,780	$3,729
Income taxes paid	41	648	270
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	867	(2,049)	(707)
Loans transferred to foreclosed real estate	972	4,032	2,907
Company financed sales of other real estate owned	(65)	(213)	(188)
Mortgage servicing rights capitalized	386	763	1,237
Preferred stock dividend accrued	(142)	(142)	(68)
Net change in ESOP liability	1,155	132	235

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

Uwharrie was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Uwharrie are insured by the Federal Deposit Insurance Corporation (“FDIC”). Uwharrie is under regulation of the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks. Through its six branch locations in Stanly County, Uwharrie provides a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

Investment Securities Available for Sale

Investment securities available for sale consist of United States Treasuries, United States Government agencies, Government Sponsored Enterprise (GSE) mortgage backed securities and collateralized mortgage obligations (CMOs), corporate bonds and state and political subdivision bonds. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities, to their fair value. Such write-downs would be included in earnings as realized losses. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

Investment Securities Held to Maturity

Investment securities held to maturity consist of United States Government agencies, and corporate bonds. The Company has both the intent and ability to hold the securities to maturity. These securities are reported at amortized cost.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value upon foreclosure, establishing a new cost basis less costs to sell. Annually, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to other expenses, and costs related to the improvement of the property are capitalized if the current fair value will allow it. If not, these costs are expensed also.

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

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2011 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2014, 2013 and 2012.

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

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
	(dollars in thousands)
Beginning balance	$(562)	$1,487
Other comprehensive income (loss) before reclassifications, net of $(445,000) and $1,292,000 tax effect	866	(2,370)
Amounts reclassified from accumulated other comprehensive income, net of $1,000 and $202,000 tax effect	1	321

Net current-period other comprehensive income (loss)	867	(2,049)

Ending Balance	$305	$(562)

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

As of December 31, 2014 and December 31, 2013, total accumulated other comprehensive income (loss) was $305,000 and ($562,000), respectively.

Earnings per Common Share

The Company had stock options outstanding covering 12,607 shares of common stock at December 31, 2014 and 94,341 shares of common stock at both December 31, 2013 and 2012. All of these options were anti-dilutive.

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

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2014	2013	2012
Weighted average number of common shares used in computing basic net income per common share	7,343,921	7,633,365	7,652,546

Effect of ESOP shares	(42,933)	(211,079)	(133,446)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,300,988	7,422,286	7,519,100

Effect of dilutive stock options	—	—	—

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,300,988	7,422,286	7,519,100

During the first quarter of 2014, the board of directors of the Company voted to terminate the ESOP effective March 1, 2014. As of February 28, 2014, the ESOP held 740,530 shares, or 9.95% of the Company’s total outstanding shares of common stock, of which 252,446 shares were unallocated to participants in the ESOP.

The Company originally made a term loan to the ESOP in 1999. In addition, the Company established a $500,000 line of credit to the ESOP in 2010 and established a second $500,000 line of credit to the ESOP in 2013. The ESOP used the proceeds of the term loan and lines of credit to purchase shares of the Company’s common stock for the benefit of qualified employees. The unallocated shares of stock held by the ESOP were pledged as collateral for the term loan and lines of credit. As debt payments were made on the term loan and lines of credit, unallocated shares associated with those debt payments were released to the ESOP and allocated among participants.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In connection with the termination of the ESOP, the ESOP trustees transferred the 252,446 remaining unallocated shares to the Company in partial satisfaction of the outstanding balance on the term loan and lines of credit. The fair value of these unallocated shares was insufficient to repay the term loan and lines of credit in full. As a result, the Company forgave the remaining balance. Upon the transfer of the unallocated shares to the Company, these shares were cancelled and returned to the Company’s pool of authorized but unissued shares of common stock.

The Company filed a request for a favorable determination letter from the Internal Revenue Service as to the tax-qualified status of the ESOP on its termination.

The Company received the favorable determination letter dated September 5, 2014 from the Internal Revenue Service and during the fourth quarter of 2014 distributed the allocated shares to the participants.

Noncontrolling Interest

In January 2013 the Company’s subsidiary banks issued a total of $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualified as Tier 1 capital at each bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. This capital is presented as noncontrolling interest in the consolidated balance sheets. Dividends declared on this preferred stock are presented as earnings allocated to the noncontrolling interest in the consolidated statements of income. Effective September 1, 2013, the Fixed Rate Noncumulative Perpetual Preferred Stock, Series B was rolled into one issue under Uwharrie Bank in connection with the consolidation and name change.

During 2013, the Company’s subsidiary bank, Uwharrie Bank, raised $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights.

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-04, an update to ASC 310 “Receivables – Trouble Debt Restructurings by Creditors”. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The update is effective for reporting periods beginning after December 15, 2014. The adoption of this update will not have a significant impact on the Company’s financial statements except for added disclosures.

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

Reclassification

Certain amounts in the 2013 financial statements have been reclassified to conform to the 2014 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale are summarized below:

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$19,030	$362	$6	$19,386
U.S. Government agencies	50,969	96	290	50,775
GSE - Mortgage-backed securities and CMO’s	27,748	133	309	27,572
State and political subdivisions	11,575	505	—	12,080
Corporate bonds	3,040	—	29	3,011

Total securities available for sale	$112,362	$1,096	$634	$112,824

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$2,085	$—	$32	$2,053
Corporate bonds	3,411	—	14	3,397

Total securities held to maturity	$5,496	$—	$46	$5,450

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$20,992	$502	$208	$21,286
U.S. Government agencies	40,245	150	809	39,586
GSE - Mortgage-backed securities and CMO’s	32,557	116	953	31,720
State and political subdivisions	7,337	351	—	7,688

Total securities available for sale	$101,131	$1,119	$1,970	$100,280

At both December 31, 2014 and 2013, the Company owned Federal Reserve Bank stock reported at cost of $506,000 and $467,000, respectively. Also at December 31, 2014 and 2013, the Company owned Federal Home Loan Bank Stock (FHLB) of $532,000 and $717,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership and borrowings with these banks.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Results from sales and calls of securities available for sale for the years ended December 31, 2014, 2013 and 2012 are as follows:

	2014	2013	2012
	(dollars in thousands)
Gross proceeds from sales and calls	$11,592	$20,182	$42,889

Realized gains from sales	$28	$41	$1,398
Realized losses from sales	(30)	(564)	(112)

Net realized gains (losses)	$(2)	$(523)	$1,286

At December 31, 2014, 2013 and 2012 securities available for sale with a carrying amount of $84.7 million, $63.1 million and $48.8 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013. The unrealized losses on investment securities are a result of temporary fluctuations in the market prices due to a rise in interest rates, which will adjust if rates decline in a volatile market and are in no way a reflection of the credit quality of the investments. At December 31, 2014, the unrealized losses on available for sale securities related to one United States Treasury note, thirteen government agency securities, eight government sponsored enterprise (GSE) mortgage backed securities and two corporate bonds. At December 31, 2014, the unrealized losses on held to maturity securities related to one government agency security and two corporate bonds. At December 31, 2013 the unrealized losses related to one United States Treasury note, thirteen government agency securities and ten government sponsored enterprise (GSE) mortgage backed securities.

	Less than 12 Months		12 Months or More		Total
December 31, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$3,143	$6	$—	$—	$3,143	$6
U.S. Gov’t agencies	9,690	23	17,776	267	27,466	290
GSE-Mortgage-backed securities and CMO’s	1,990	4	14,168	305	16,158	309
Corporate bonds	3,011	29	—	—	3,011	29

Total securities available for sale	$17,834	$62	$31,944	$572	$49,778	$634

	Less than 12 Months		12 Months or More		Total
December 31, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$2,053	$32	$—	$—	$2,053	$32
Corporate bonds	3,397	14	—	—	3,397	14

Total securities held to maturity	$5,450	$46	$—	$—	$5,450	$46

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

	Less than 12 Months		12 Months or More		Total
December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
		(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,722	$208	$—	$—	$4,722	$208
U.S. Gov’t agencies	32,406	809	—	—	32,406	809
GSE-Mortgage-backed securities and CMO’s	18,947	809	3,849	144	22,796	953

Total securities available for sale	$56,075	$1,826	$3,849	$144	$59,924	$1,970

The Company did have seven government agency securities and seven GSE mortgage backed securities that had been in a loss position for more than twelve months. Declines in the fair value of the investment portfolio are believed by management to be temporary in nature. When evaluating an investment for other-than-temporary impairment management considers among other things, the length of time and the extent to which the fair value has been in a loss position, the financial condition of the issuer and the intent and the ability of the Company to hold the investment until the loss position is recovered.

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of quality but that the losses are temporary in nature. At December 31, 2014, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the entire investment portfolio as of December 31, 2014:

	Amortized	Estimated
	Cost	Fair Value
	(dollars in thousands)

Due within one year	$5,147	$5,175
Due after one but within five years	57,711	58,043
Due after five but within ten years	21,537	21,603
Due after ten years	5,715	5,881
Mortgage backed securities	27,748	27,572

	$117,858	$118,274

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 - Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2014 and 2013 is as follows:

	2014	2013
	(dollars in thousands)
Commercial
Commercial	$47,418	$47,436
Real estate – commercial	92,517	95,922
Other real estate construction loans	22,362	17,583
Noncommercial
Real estate 1 – 4 family construction	3,888	3,418
Real estate – residential	89,374	87,463
Home equity	46,360	45,231
Consumer loans	8,460	9,623
Other loans	481	612

	310,860	307,288
Less:
Allowance for loan losses	(3,738)	(5,095)
Deferred loan (fees) costs, net	(7)	60

Loans held for investment, net	$307,115	$302,253

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential mortgage loans, which represent 44.91% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment that represent 52.21% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $7.6 million and $17.6 million at December 31, 2014 and 2013, respectively. There were no loans 90 days past due and still accruing at December 31, 2014 or at December 31, 2013.

Restructured loans at December 31, 2014 totaled $6.0 million and are included in the impaired loan total, compared to $6.4 million of which all $6.4 million were included in impaired loans at December 31, 2013. The carrying value of foreclosed properties held as other real estate was $5.9 million and $7.2 million at December 31, 2014 and 2013, respectively.

The Company had loans of $128.9 million and $150.4 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2014 and 2013, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2014, 2013 and 2012 are presented below:

Commercial	2014	2013	2012
	(dollars in thousands)
Balance, beginning of year	$2,665	$2,791	$2,904
Provision (recovery) charged to operations	(302)	784	985
Charge-offs	(749)	(1,005)	(1,167)
Recoveries	102	96	69

Net (charge-offs)	(647)	(909)	(1,098)

Other	—	(1)	—

Balance, end of year	$1,716	$2,665	$2,791

Non-Commercial	2014	2013	2012
	(dollars in thousands)
Balance, beginning of year	$2,430	$4,010	$3,911
Provision (recovery) charged to operations	(87)	(756)	847
Charge-offs	(482)	(966)	(824)
Recoveries	161	146	76

Net (charge-offs)	(321)	(820)	(748)

Other	—	(4)	—

Balance, end of year	$2,022	$2,430	$4,010

Total	2014	2013	2012
	(dollars in thousands)
Balance, beginning of year	$5,095	$6,801	$6,815
Provision (recovery) charged to operations	(389)	28	1,832
Charge-offs	(1,231)	(1,971)	(1,991)
Recoveries	263	242	145

Net (charge-offs)	(968)	(1,729)	(1,846)

Other	—	(5)	—

Balance, end of year	$3,738	$5,095	$6,801

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2014 and 2013:

December 31, 2014

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$179	$2,125	$1,537	$160,172	$1,716	$162,297
Non-Commercial	277	5,436	1,745	143,120	2,022	148,556

Total	$456	$7,561	$3,282	$303,292	$3,738	$310,853

December 31, 2013

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$1,519	$8,700	$1,146	$152,241	$2,665	$160,941
Non-Commercial	868	8,853	1,562	137,554	2,430	146,407

Total	$2,387	$17,553	$2,708	$289,795	$5,095	$307,348

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The Company made two changes made to the allowance for loan loss general reserve during 2014. First, the process of assigning the probability of default to commercial loans was changed to be based on internally determined loan grades instead of the beacon credit scores of the related underlying individual guarantor or borrower. Second, it was decided that a more accurate and stable measure of the risk in the portfolio would be achieved by a “through the cycle” probability of default or the likelihood that the borrower would pay as agreed. The probabilities of default are sampled from the prior two years making the previous method of estimating default a severely lagging statistic. These changes increased the Allowance by approximately $1.3 million. Management believes these better quantify probable losses within the loan portfolio.

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2014

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$42	$—	$42	$47,376	$47,418	$—
Real estate – commercial	77	794	871	91,646	92,517	—
Other real estate construction	—	342	342	22,020	22,362	—
Real estate construction	—	—	—	3,888	3,888	—
Real estate – residential	1,673	1,097	2,770	86,597	89,367	—
Home equity	89	13	102	46,258	46,360	—
Consumer loan	123	—	123	8,337	8,460	—
Other loans	—	—	—	481	481	—

Total	$2,004	$2,246	$4,250	$306,603	$310,853	$—

December 31, 2013

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
		(dollars in thousands)

Commercial	$143	$204	$347	$47,089	$47,436	$—
Real estate – commercial	165	1,064	1,229	94,693	95,922	—
Other real estate construction	145	1,637	1,782	15,801	17,583	—
Real estate construction	—	—	—	3,418	3,418	—
Real estate – residential	1,426	1,564	2,990	84,533	87,523	—
Home equity	207	248	455	44,776	45,231	—
Consumer loan	55	—	55	9,568	9,623	—
Other loans	—	—	—	612	612	—

Total	$2,141	$4,717	$6,858	$300,490	$307,348	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2014 and 2013 is as follows:

	2014	2013
	(dollars in thousands)

Commercial	$—	$204
Real estate – commercial	794	1,064
Other real estate construction	342	1,637
Real estate 1-4 family construction	—	—
Real estate – residential	1,097	1,564
Home equity	13	248
Consumer loans	—	—
Other loans	—	—

	$2,246	$4,717

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2014 and 2013:

December 31, 2014
			Sub-
	Pass	Watch	standard	Doubtful	Total
		(dollars in thousands)

Commercial	$46,734	$614	$70	$—	$47,418
Real estate – commercial	82,846	5,513	4,158	—	92,517
Other real estate construction	19,724	1,925	713	—	22,362
Real estate 1-4 family construction	3,888	—	—	—	3,888
Real estate – residential	75,859	10,090	3,418	—	89,367
Home equity	44,799	1,458	103	—	46,360
Consumer loans	8,175	277	8	—	8,460
Other loans	481	—	—	—	481

Total	$282,506	$19,877	$8,470	$0	$310,853

December 31, 2013

			Sub-
	Pass	Watch	standard	Doubtful	Total
		(dollars in thousands)

Commercial	$46,520	$635	$281	$—	$47,436
Real estate – commercial	80,679	9,396	5,847	—	95,922
Other real estate construction	12,898	2,465	1,385	835	17,583
Real estate 1-4 family construction	3,418	—	—	—	3,418
Real estate – residential	70,407	12,911	4,205	—	87,523
Home equity	43,830	1,005	396	—	45,231
Consumer loans	9,216	361	46	—	9,623
Other loans	612	—	—	—	612

Total	$267,580	$26,773	$12,160	$835	$307,348

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2014, nonperforming loans decreased from $4.7 million at December 31, 2013 to $2.2 million at December 31, 2014, a decrease of $2.5 million. There were several loans that were foreclosed on during 2014 with the related property being moved into other real estate owned.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2014 and 2013:

December 31, 2014
		Non-
	Performing	Performing	Total
	(dollars in thousands)

Commercial	$47,418	$—	$47,418
Real estate – commercial	91,723	794	92,517
Other real estate construction	22,020	342	22,362
Real estate 1-4 family construction	3,888	—	3,888
Real estate – residential	88,270	1,097	89,367
Home equity	46,347	13	46,360
Consumer loans	8,460	—	8,460
Other loans	481	—	481

Total	$308,607	$2,246	$310,853

December 31, 2013

		Non-
	Performing	Performing	Total
	(dollars in thousands)

Commercial	$47,232	$204	$47,436
Real estate – commercial	94,858	1,064	95,922
Other real estate construction	15,946	1,637	17,583
Real estate 1-4 family construction	3,418	—	3,418
Real estate – residential	85,959	1,564	87,523
Home equity	44,983	248	45,231
Consumer loans	9,623	—	9,623
Other loans	612	—	612

Total	$302,631	$4,717	$307,348

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2014 and 2013 (unpaid principal balance was grossed up for chargeoffs):

					Year ended
	As of December 31, 2014				December 31, 2014
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
		(dollars in thousands)

Commercial	$98	$68	$30	$30	$117	$7
Real estate – commercial	1,820	1,242	389	145	2,641	73
Other real estate construction	934	342	54	4	1,108	6
Real estate 1 -4 family construction	20	—	20	1	109	1
Real estate – residential	5,298	1,865	3,433	257	5,865	268
Home equity	49	30	19	19	73	2
Consumer loans	69	29	40	—	83	4
Other loans	—	—	—	—	—	—

Total	$8,288	$3,576	$3,985	$456	$9,996	$361

					Year ended
	As of December 31, 2013				December 31, 2013
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
		(dollars in thousands)

Commercial	$377	$291	$86	$67	$845	$21
Real estate – commercial	6,808	3,962	2,375	507	7,089	328
Other real estate construction	2,034	247	1,739	945	2,078	17
Real estate 1 -4 family construction	374	25	349	16	380	23
Real estate – residential	8,197	4,619	3,329	530	8,507	300
Home equity	415	58	357	279	819	8
Consumer loans	116	61	55	43	156	14
Other loans	—	—	—	—	—	—

Total	$18,321	$9,263	$8,290	$2,387	$19,874	$711

					Year ended
	As of December 31, 2012				December 31, 2012
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
		(dollars in thousands)

Commercial	$1,977	$388	$1,470	$616	$1,440	$66
Real estate – commercial	11,299	6,341	2,895	411	11,607	473
Other real estate construction	3,935	2,437	1,448	401	4,055	202
Real estate 1 -4 family construction	840	713	127	127	1,053	43
Real estate – residential	8,985	3,994	4,991	1,215	11,442	427
Home equity	1,068	521	547	159	1,200	32
Consumer loans	235	39	196	105	308	14
Other loans	—	—	—	—	—	—

Total	$28,339	$14,433	$11,674	$3,034	$31,105	$1,257

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

For the twelve months ended December 31, 2014, 2013 and 2012, the following table presents a breakdown of the types of concessions made by loan class:

Year ended December 31, 2014
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate – commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	1	32	32
Other loans	—	—	—

	1	$32	$32

Other:
Commercial	—	$—	$—
Real estate – commercial	3	424	424
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	6	870	870
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	9	$1,294	$1,294

Total	10	$1,326	$1,326

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

Year ended December 31, 2013
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate – commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	—	$—	$—

Other:
Commercial	—	$—	$—
Real estate – commercial	1	356	341
Other real estate construction	—	—	—
Real estate 1-4 family construction	—	—	—
Real estate – residential	8	895	875
Home equity	1	18	18
Consumer loans	—	—	—
Other loans	—	—	—

	10	$1,269	$1,234

Total	10	$1,269	$1,234

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

	Year ended December 31, 2012
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
		(dollars in thousands)
Extend payment terms:
Commercial	1	$33	$32
Real estate – commercial	—	—	—
Other real estate construction	1	49	49
Real estate 1-4 family construction	—	—	—
Real estate – residential	2	30	30
Home equity	—	—	—
Consumer loans	1	45	42
Other loans	—	—	—

	5	$157	$153

Other:
Commercial	1	$68	$68
Real estate – commercial	1	116	112
Other real estate construction	—	—	—
Real estate 1-4 family construction	1	32	31
Real estate – residential	6	939	933
Home equity	—	—	—
Consumer loans	1	17	17
Other loans	—	—	—

	10	$1,172	$1,161

Total	15	$1,329	$1,314

The following table presents loans that were modified as troubled debt restructurings within the previous twelve months and for which there was a payment default during the twelve months ended December 31, 2014, 2013 and 2012:

	Year ended		Year ended
	December 31, 2014		December 31, 2013
	Number	Recorded	Number	Recorded
	of Loans	Investment	of Loans	Income
Extend payment terms:
Commercial	—	$—	—	$—
Real estate – commercial	—	—	—	—
Other real estate construction	—	—	—	—
Real estate 1-4 family construction	—	—	—	—
Real estate – residential	—	—	—	—
Home equity	—	—	—	—
Consumer loans	—	—	—	—
Other loans	—	—	—	—

Total	$—	$—	$—	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

	Year ended December 31, 2014		Year ended December 31, 2013
	Number of Loans	Recorded Investment	Number of Loans	Recorded Income
Other:
Commercial	—	$—	—	$—
Real estate – commercial	—	—	—	—
Other real estate construction	—	—	—	—
Real estate 1-4 family construction	—	—	—	—
Real estate – residential	—	—	—	—
Home equity	—	—	—	—
Consumer loans	—	—	—	—
Other loans	—	—	—	—

	$—	$—	$—	$—

Total	$—	$—	$—	$—

	Year ended December 31, 2012
	Number of Loans	Recorded Investment
Extend payment terms:
Commercial	1	$31
Real estate – commercial	—	—
Other real estate construction	1	49
Real estate 1-4 family construction	—	—
Real estate – residential	2	30
Home equity	—	—
Consumer loans	—	—
Other loans	—	—

Total	$4	$110

Other:
Commercial	—	$—
Real estate – commercial	—	—
Other real estate construction	—	—
Real estate 1-4 family construction	—	—
Real estate – residential	1	238
Home equity	—	—
Consumer loans	1	17
Other loans	—	—

	$2	$255

Total	$6	$365

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $373,000 in the allowance for loan loss as of December 31, 2014, as a direct result of these TDRs. At December 31, 2013 there was $420,000 in the allowance for loan loss related to TDRs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Troubled Debt Restructures (Continued)

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2014, 2013 and 2012:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
	(dollars in thousands)

December 31, 2014
Extended payment terms	—	$—	1	$32	—	$—	—	$—
Other	1	112	8	1,182	—	—	—	—

Total	1	$112	9	$1,214	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
	(dollars in thousands)

December 31, 2013
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	1,234	—	—	—	—

Total	—	$—	10	$1,234	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)

December 31, 2012
Extended payment terms	—	$—	—	$—	—	$—	4	$110
Other	—	—	9	949	—	—	2	255

Total	—	$—	9	$949	—	$—	6	$365

Note 6 - Mortgage Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $396 million and $406 million at December 31, 2014 and 2013, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2014	2013	2012
	(dollars in thousands)

Beginning of year mortgage servicing rights:	$2,356	$2,394	$2,142
Amounts capitalized	386	763	1,237
Amortization	(709)	(801)	(908)
Impairment	39	—	(77)

End of year	$2,072	$2,356	$2,394

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 - Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)

2015	$489
2016	424
2017	358
2018	292
2019	226
Thereafter	283

Total	$2,072

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.2 million at December 31, 2014 and $3.1 million at December 31, 2013. The key assumptions used to value mortgage servicing rights were as follows:

	2014	2013

Weighted average remaining life	256 months	260 months
Weighted average discount rate	10%	12%
Weighted average coupon	3.98%	4.01%
Weighted average prepayment speed	187%	187%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2014 and 2013 are listed below:

	2014	2013
	(dollars in thousands)

Land	$3,302	$3,454
Building and improvements	12,701	11,096
Furniture and equipment	8,439	7,937

Total fixed assets	24,442	22,487
Less accumulated depreciation	9,584	8,706

Net fixed assets	$14,858	$13,781

Note 8 - Leases

The Company’s subsidiary, Uwharrie Bank had entered into a noncancelable operating lease for an administrative office location in Concord that would have expired in 2017. The lease requires annual rental payments of $62,120 and contained two five-year renewal options at the expiration of the initial term. During 2014, the Company purchased this location.

Total rental expense related to the operating leases was $16,230, $61,914, and $60,929 for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in occupancy expense.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2014 and 2013 is as follows:

	2014		2013
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Demand noninterest-bearing	$80,069	18%	$74,493	16%
Interest checking and money market	243,116	53%	228,933	51%
Savings	39,091	9%	41,512	9%
Time deposits $250,000 and over	9,865	2%	11,083	2%
Other time deposits	84,294	18%	97,687	22%

Total	$456,435	100%	$453,708	100%

The maturities of fixed-rate time deposits at December 31, 2014 are reflected in the table below:

Year ending December 31,	Time Deposits $250,000 and Over	Other Time Deposits
	(dollars in thousands)
2015	$4,452	$49,311
2016	3,537	26,405
2017	1,876	6,605
2018	—	956
2019	—	875
Thereafter	—	142

Total	$9,865	$84,294

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2014 and 2013:

	2014		2013
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short term borrowing	$3,674	0.25%	$3,998	0.25%
Notes payable	11	6.00%	11	6.00%
Short-term line of credit	1,000	3.75%	—	0.00%
Short-term advances from FHLB	—	0.00%	1,500	4.80%

	$4,685	1.01%	$5,509	1.30%

	2014		2013
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	0.79%	$4	0.79%
Master notes and other short term borrowing	4,250	0.44%	5,617	0.41%
Notes payable	11	6.00%	10	6.00%
Short-term line of credit	57	3.75%	—	0.00%
Short-term advances from FHLB	510	4.08%	5,026	2.61%

	$4,830	0.88%	$10,657	1.34%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2014	2013
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$—	$—
Master notes and other short term borrowing	4,640	6,736
Notes payable	11	11
Short-term line of credit	1,000	—
Short-term advances from FHLB	1,500	9,500

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The Company has a short term line of credit with $1.0 million outstanding at December 31, 2014. The line of credit has an interest rate of 3.75% and matures March 10, 2015. This line is collateralized by Uwharrie Bank Stock.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $36.1 million at December 31, 2014.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $67.0 million with remaining availability of $55.5 million at December 31, 2014. There were no long-term advances under this line at December 31, 2014 and at December 31, 2013. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $11.5 million at December 31, 2014.

During the second and third quarters of 2010, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $11.1 million, of which the entire $11.1 million was outstanding at December 31, 2013. These securities had a final maturity date of December 31, 2018 and may be redeemed by the Company after December 31, 2013. The junior subordinated debt paid interest quarterly at an annual fixed rate of 5.75%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company would have had a twenty percent reduction beginning at March 31, 2014. On March 31, 2014, the Company called its entire $11.1 million of this subordinated debt.

During the first quarter of 2014, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $9.5 million, of which the entire $9.5 million was outstanding at December 31, 2014. These securities have a final maturity date of March 31, 2024 and may be redeemed by the Company after March 31, 2019. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Long-Term Debt (Continued)

drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company would have a twenty percent reduction beginning at March 31, 2019.

These two events resulted in a net reduction of $1.6 million in the outstanding junior subordinated debt securities and in total long term borrowings at December 31, 2014.

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $35,738 at December 31, 2014 down from $46,301 at December 31, 2013.

As of December 31, 2014, the scheduled maturities of these long term borrowings are as follows:

Year ending December 31,
(dollars in thousands)

2016	$12
2017	12
2018	—
2019	—
2020	—
Thereafter	9,534

Total	$9,558

Note 12 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31, 2014, 2013 and 2012 are summarized as follows:

	2014	2013	2012
	(dollars in thousands)
Current tax expense (benefit):
Federal	$11	$(98)	$1,243
State	44	2	256

Total	55	(96)	1,499

Deferred tax expense (benefit):
Federal	458	285	(946)
State	135	153	(188)

Total	593	438	(1,134)

Net provision for income taxes	$648	$342	$365

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters (Continued)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2014	2013	2012
	(dollars in thousands)

Tax computed at the statutory federal rate	$791	$441	$262
Increases (decrease) resulting from:
Tax exempt interest, net	(252)	(229)	(250)
State income taxes, net of federal benefit	118	102	45
Impairment of goodwill	—	—	336
Other	(9)	28	(28)

Provision for income taxes	$648	$342	$365

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2014, 2013 and 2012 are as follows:

	2014	2013	2012
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$1,395	$1,934	$2,514
Deferred compensation	975	853	696
Other	701	856	1,030
Net unrealized loss on securities available for sale	—	289	—

Total deferred tax assets	3,071	3,932	4,240
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(157)	—	(801)
Premises and equipment	(371)	(487)	(651)
Deferred loans fees and costs	(198)	(199)	(187)
Loan servicing	(182)	(201)	(208)

Total deferred tax liabilities	(908)	(887)	(1,847)

Net recorded deferred tax asset	$2,163	$3,045	$2,393

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

As of December 31, 2014 and 2013, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2014	2013
	(dollars in thousands)

Commitments to extend credit	$75,573	$67,865
Credit card commitments	8,754	8,016
Standby letters of credit	2,224	1,100

	$86,551	$76,981

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

Although the Company’s composition of loans is diversified, there is some concentration of mortgage loans in the total portfolio. The Bank’s policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the federal supervisory agencies on March 19, 1993. Lending policy for all loans requires that they be supported by sufficient cash flows at the time of origination.

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

(dollars in thousands)
Balance at December 31, 2013	$12,667
Disbursements during the year	12,901
Collections during the year	(3,848)

Balance at December 31, 2014	$21,720

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 14 - Related Party Transactions (Continued)

At December 31, 2014, the Company had approved, but unused lines of credit, totaling $4.5 million to executive officers and directors, and their related interests.

Note 15 – Shareholders’ Equity and Regulatory Matters

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
	(Dollars in thousands)
December 31, 2014

Total Capital to Risk
Weighted Assets:
Consolidated	$55,229	16.1%	$27,469	8.0%	$	N/A	—%
Uwharrie Bank	54,933	16.1%	27,362	8.0%		34,202	10.0%

Tier 1 Capital to Risk
Weighted Assets:
Consolidated	41,957	12.2%	13,735	4.0%		N/A	—%
Uwharrie Bank	51,195	15.0%	13,681	4.0%		20,521	6.0%

Tier 1 Capital to
Average Assets:
Consolidated	41,957	8.1%	20,765	4.0%		N/A	—%
Uwharrie Bank	51,195	9.9%	20,716	4.0%		25,895	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 - Shareholders’ Equity and Regulatory Matters (Continued)

	Actual		Minimum For Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
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

As of December 31, 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

On December 23, 2008, the Company entered into a letter agreement with the United States Department of Treasury to sell 10,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred”) with a redemption value of $10.0 million under the capital purchase program (“CPP”). The Company also issued a warrant to the Treasury that was immediately exercised for 500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Warrant Preferred”) with a redemption value of $500,000. Combined proceeds received for the issuance of both the Senior Preferred and the Warrant Preferred was $10.0 million, resulting in a net discount that has been allocated between the two issues based upon their relative fair values. As a condition of the Cumulative Perpetual Preferred Stock, the Company must obtain consent from the holder to repurchase its common stock or to pay a cash dividend.

The Senior Preferred qualified as Tier 1 capital and paid cumulative dividends at a rate of 5% per year, for the first five years, and 9% per year thereafter. Under the terms of the agreement, the Senior Preferred may be redeemed with prior approval from the Federal Reserve in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years at par value plus accrued and unpaid dividends.

The Warrant Preferred also qualified as Tier 1 capital and paid cumulative dividends at a rate of 9% per year. Under the terms of the agreement, the Warrant Preferred may be redeemed after the Senior Preferred has been completely redeemed, at par value plus accrued and unpaid dividends. It is the Company’s intention to redeem both issues of preferred stock no later than the fifth anniversary of their issuance. Accordingly, the net discount of $500,000 was amortized over five years.

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

During 2013, the Company’s subsidiary bank, Uwharrie Bank, raised $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering ended September 15, 2013 with Uwharrie raising $2.8 million in new capital less total issuance costs of $23,000.

The total net amount of capital raised from Fixed Rate Noncumulative Perpetual Preferred Stock, Series B and Series C issues at the subsidiary bank level is presented as noncontrolling interest in the consolidated balance sheets.

All of the Company’s aforementioned investment in its subsidiary bank qualifies for Tier 1 capital treatment for the bank and is included as such in its year end capital ratios.

For the reserve maintenance period in effect at December 31, 2014, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $4.5 million as reserves on deposit liabilities.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. After receiving approval the Company repurchased 56,565 shares of outstanding common stock in 2013. During 2014 the Company repurchased 374,130 shares of outstanding common stock.

Pursuant to the terms of the United States Department of the Treasury’s investment in the Company’s preferred stock under the CPP, the Company must obtain the prior consent of the United States Department of the Treasury to repurchase its common stock under the Stock Purchase Plan or otherwise or to pay a cash dividend. With the repayment in full to United States Department of the Treasury in fourth quarter of 2013, this consent is no longer needed.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 1996, the Company adopted the 1996 Incentive Stock Option Plan (“SOP”) and the Employee Stock Purchase Plan (“SPP”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP are fully vested at the date of grant and expire if not exercised within two years of the grant date. Both of these plans expired in 2006. At December 31, 2014, the SOP and the SPP had no options outstanding.

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2014, the SOP II had 12,607 options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Options outstanding at the beginning of the year	94,341	$5.24	$—

Options granted	—	—
Options exercised	—	—
Forfeitures	(81,734)	5.24

Options outstanding at the end of the year	12,607	$5.24	$—

Options exercisable at the end of the year	12,607	$5.24	$—

Total options outstanding and exercisable at December 31, 2014 were 12,607 at an exercise price of $5.24 per share with a weighted average expected term of 3.12 years. At December 31, 2014, authorized shares of common stock reserved for future grants of options totaled 158,071 under the SOP II and 105,299 under the SPP II.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation (Continued)

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2014 and 2013 under the SOP II.

As of December 31, 2014, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were no options exercised in 2012, 2013 or 2014.

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

The Company’s annual contribution to the plan was $330,448 in 2014, $317,281 in 2013 and $323,545 in 2012, determined as follows:

•

The Company will contribute a safe harbor matching contribution in an amount equal to: (i) 100% of the matched employee contributions that are not in excess of 3% of compensation, plus (ii) 50% of the amount of the matched employee contributions that exceed 3% of compensation, but do not exceed 5% of compensation.

•	A discretionary contribution, subject to approval by the Board of Directors, limited to an amount not to exceed the maximum amount deductible for income tax purposes.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Employee Stock Ownership Plan

During the first quarter of 2014, the board of directors of the Company voted to terminate the ESOP effective March 1, 2014. As of February 28, 2014, the ESOP held 740,530 shares, or 9.95% of the Company’s total outstanding shares of common stock, of which 252,446 shares were unallocated to participants in the ESOP.

The Company originally made a term loan to the ESOP in 1999. In addition, the Company established a $500,000 line of credit to the ESOP in 2010 and established a second $500,000 line of credit to the ESOP in 2013. The ESOP used the proceeds of the term loan and lines of credit to purchase shares of the Company’s common stock for the benefit of qualified employees. The unallocated shares of stock held by the ESOP were pledged as collateral for the term loan and lines of credit. As debt payments were made on the term loan and lines of credit, unallocated shares associated with those debt payments were released to the ESOP and allocated among participants.

In connection with the termination of the ESOP, the ESOP trustees transferred the 252,446 remaining unallocated shares to the Company in partial satisfaction of the outstanding balance on the term loan and lines of credit. The fair value of these unallocated shares was insufficient to repay the term loan and lines of credit in full. As a result, the Company expensed the remaining balance of $8,600. Upon the transfer of the unallocated shares to the Company, these shares were cancelled and returned to the Company’s pool of authorized but unissued shares of common stock.

The Company filed a request for a favorable determination letter from the Internal Revenue Service as to the tax-qualified status of the ESOP on its termination.

The Company received the favorable determination letter dated September 5, 2014 from the Internal Revenue Service and during the fourth quarter all shares under the ESOP were distributed to the participants.

The Company did have expense of approximately 2% of eligible compensation as a contribution to the ESOP Plan during the first part of 2014, the same as 2013 and 2012. Expenses of $45,693, $223,283 and $209,434 during the years ended December 31, 2014, 2013 and 2012, respectively, were incurred in connection with the ESOP.

The ESOP had a put option that allowed the employee to put their shares back to the Company. The Company has a liability set aside at fair value in the amount of approximately $561,000 for shares that can be put back to the Company during the first half of 2015. After this time, the put option will expire and there will no longer be a liability for the Company. This liability was reclassified from additional paid in capital and is presented separately on the Company’s balance sheet.

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

During 2014, 2013 and 2012, $316,800, $336,800 and $266,800, respectively was expensed each year for benefits provided under the plans The liability accrued for deferred compensation under the plan amounted to $3.3 million and $2.8 million at December 31, 2014 and 2013, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2014 and 2013, the expense associated with these policies was $112,176 and $63,732 respectively.

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

The fair value estimates presented at December 31, 2014 and December 31, 2013, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2014 and December 31, 2013:

December 31, 2014

	Carrying	Estimated
	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$50,791	$50,826	$47,605	$3,221	$—
Securities available for sale	112,824	112,824	19,386	93,438	—
Securities held to maturity	5,496	5,450	2,053	3,397	—
Loans held for investment, net	307,115	321,295	—	—	321,295
Loans held for sale	2,147	2,147	—	2,147
Restricted stock	1,038	1,038	1,038	—	—
Bank-owned life insurance	6,645	6,645	—	—	6,645
Accrued interest receivable	1,747	1,747	—	—	1,747

FINANCIAL LIABILITIES
Deposits	$456,435	$442,655	$—	$—	$442,655
Short-term borrowings	4,685	4,685	—	4,685	—
Long-term borrowings	24	24	—	24
Junior subordinated debt	9,534	9,703	—	—	9,703
Accrued interest payable	180	180	—	—	180

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

December 31, 2013

	Carrying	Estimated
	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$72,394	$72,443	$70,951	$1,492	$—
Securities available for sale	100,280	100,280	21,286	78,994	—
Loans held for investment, net	302,253	308,112	—	—	308,112
Loans held for sale	1,139	1,139	—	1,139	—
Restricted stock	1,184	1,184	1,184	—	—
Bank-owned life insurance	6,516	6,516	—	—	6,516
Accrued interest receivable	1,747	1,747	—	—	1,747

FINANCIAL LIABILITIES
Deposits	$453,708	$438,593	$—	$—	$438,593
Short-term borrowings	5,509	5,509	—	5,509	—
Long-term borrowings	36	36	—	36	—
Junior subordinated debt	11,127	11,271	—	—	11,271
Accrued interest payable	224	224	—	—	224

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1.

•	Securities available for sale - Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in note 9.

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

At December 31, 2014, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013:

	December 31, 2014
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Securities available for sale:
US Treasury	$19,386	$19,386	$—	$—
US Gov’t	50,775	—	50,775	—
Mortgage-backed securities and CMO’s	27,572	—	27,572	—
State and political subdivisions	12,080	—	12,080	—
Corporate bonds	3,011	—	3,011

Total assets at fair value	$112,824	$19,386	$93,438	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2013
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$21,286	$21,286	$—	$—
US Gov’t	34,300	—	34,300	—
Mortgage-backed securities and CMO’s	37,006	—	37,006	—
State and political subdivisions	7,688	—	7,688	—

Total assets at fair value	$100,280	$21,286	$78,994	$—

Total liabilities at fair value	$—	$—	$—	$—

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

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2014 and December 31, 2013:

	December 31, 2014
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3

Impaired loans	$1,854	$—	$—	$1,854
Loans held for sale	2,147	—	2,147	—
Other real estate owned	3,290	—	—	3,290

Total assets at fair value	$7,291	$—	$2,147	$5,144

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2013
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$5,903	$—	$—	$5,903
Loans held for sale	1,139	—	1,139	—
Other real estate owned	3,533	—	—	3,533

Total assets at fair value	$10,575	$—	$1,139	$9,436

Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

December 31, 2014

General
	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals and broker price opinions	Expected loss rates	0 – 25%

OREO	Discounted appraisals	Collateral discounts and estimated costs to sell	0 – 10%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

December 31, 2013

General
	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and estimated costs to sell	0 – 10%

OREO	Discounted appraisals	Collateral discounts and estimated costs to sell	0 – 10%

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2014	2013
	(dollars in thousands)
Assets
Cash and demand deposits	$297	$1,858
Interest-earning deposits	3,674	3,998
Investments in:
Bank subsidiaries	40,931	39,176
Nonbank subsidiaries	594	618
Other assets	1,115	1,229

Total assets	$46,611	$46,879

Liabilities and shareholders’ equity
Master notes	$3,674	$3,998
Short term debt	1,000	—
Junior subordinated debentures	9,534	11,127
Other liabilities	149	71

Total liabilities	14,357	15,196

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP)	561	1,716

Shareholders’ equity	31,693	29,967

Total liabilities and shareholders’ equity	$46,611	$46,879

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2014	2013	2012
	(dollars in thousands)

Equity in undistributed earnings of subsidiaries	$1,456	$(1,053)	$1,100
Dividends received from subsidiaries	1,000	2,719	—
Interest income	11	21	41
Management and service fees	—	4,347	6,937
Other income	87	166	102
Interest expense	(583)	(659)	(670)
Other operating expense	(624)	(4,881)	(7,428)
Income tax benefit	332	294	322

Net income	$1,679	$954	$404

Consolidated net income	$1,679	$954	$404
Less: Net income attributable to noncontrolling interest	(591)	(478)	—

Net income attributable to Uwharrie Capital Corp	1,088	476	404
Dividends – preferred stock	—	(325)	(645)

Net Income (loss) available to common shareholders	$1,088	$151	$(241)

Net income (loss) per common share
Basic	$0.15	$0.02	$(0.03)

Diluted	$0.15	$0.02	$(0.03)

Weighted average shares outstanding
Basic	7,300,988	7,422,286	7,519,100
Diluted	7,300,988	7,422,286	7,519,100

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2014	2013	2012
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,679	$954	$404
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiaries	(1,456)	1,053	(1,100)
(Increase) decrease in other assets	136	2,298	(734)
Increase (decrease) in other liabilities	78	(305)	(97)

Net cash provided (used) by operating activities	437	4,000	(1,527)

Cash flows from financing activities
Net decrease in master notes	(324)	(1,453)	(757)
Net increase in short-term debt	1,000	—	—
Net repayment of issuance of junior subordinated debentures	(1,593)	—	—
Repurchase of common stock, net	(1,401)	(169)	—
Repayment of series A preferred stock	—	(10,500)	—
Preferred stock redeemed by from bank subsidiary	—	7,800	—
Increase in unearned ESOP compensation	—	(114)	(103)
Dividends on preferred stock	—	(225)	(545)
Cash paid for fractional shares	(4)	—	—

Net cash used by financing activities	2,322	(4,661)	(1,405)

Net decrease in cash and cash equivalents	(1,885)	(661)	(2,932)
Cash and cash equivalents at beginning of year	5,856	6,517	9,449

Cash and cash equivalents at end of year	$3,971	$5,856	$6,517

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2014	2013	2012	2011	2010
Summary of Operations
Interest income	$18,457	$19,465	$21,871	$23,822	$24,487
Interest expense	1,960	2,734	3,698	4,737	5,951

Net interest income	16,497	16,731	18,173	19,085	18,536
Provision for (recovery of) loan losses	(389)	28	1,832	3,456	4,919
Noninterest income	7,321	7,587	10,675	8,256	9,898
Noninterest expense	21,880	22,994	26,247	22,789	22,651
Income taxes	648	342	365	196	151

Net income	$1,679	$954	$404	$900	$713

Per Common Share
Net income – basic(1)	$0.15	$0.02	$(0.03)	$0.03	$0.01
Net income (loss) – diluted(1)	0.15	0.02	(0.03)	0.03	0.01
Book value(1)	4.55	3.94	4.23	4.38	4.29

Weighted Average Shares
Outstanding:
Basic(1)	7,300,988	7,422,286	7,519,100	7,616,744	7,635,248
Diluted(1)	7,300,988	7,422,286	7,519,100	7,616,744	7,635,248

Ratios
Return on average assets	0.33%	0.18%	0.08%	0.17%	0.14%
Return on average equity	4.03%	2.17%	0.90%	2.02%	1.57%
Average equity to average assets	8.11%	8.34%	8.52%	8.39%	8.83%

Selected Year-end Balances
Assets	$518,464	$517,320	$545,007	$526,902	$535,426
Loans held for investment	310,853	307,348	329,183	366,675	387,769
Securities	118,320	100,280	91,638	88,661	96,395
Deposits	456,435	453,708	457,612	431,338	434,033
Borrowed funds	14,243	16,672	31,363	46,024	54,543
Shareholders’ equity	42,262	40,509	42,729	44,254	43,493

Selected Average Balances
Assets	$513,676	$527,693	$526,361	$529,970	$514,425
Loans held for investment	309,338	317,274	347,762	381,419	375,381
Securities	109,056	116,333	102,686	90,701	86,780
Deposits	451,160	455,146	440,274	430,998	406,304
Borrowed funds	14,782	22,340	35,543	50,529	58,291
Shareholders’ equity	41,681	43,994	44,868	44,462	45,425

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2010 through 2013 have been adjusted to reflect the 2% stock dividend in 2014.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 36-86 of this Annual Report. References to changes in assets and liabilities represent end of period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2014 and December 31, 2013

The Company’s total assets increased $1.2 million from $517.3 million at December 31, 2013 to $518.5 million at December 31, 2014. This increase resulted primarily from a $3.5 million increase in loans held for investment and an increase in investment securities available for sale of $12.5 million and securities held to maturity of $5.5 million. These increases were offset by a decrease in cash and cash equivalents of $21.6 million.

Cash and cash equivalents decreased $21.6 million during the year ended December 31, 2014. Cash and due from banks declined $1.1 million, while interest-earning deposits with banks decreased $20.5 million. Throughout 2014, the Company purchased $31.1 million in new securities, had growth in loans held for investment of $3.5 million and repaid $3.1 million in borrowings. All of these factors related to the decline in interest-earning deposits.

Investment securities consist of securities available for sale and securities held to maturity. Investment securities increased $18.0 million or 18.0%, from $100.3 million at December 31, 2013 to $118.3 million combined at December 31, 2014. During the year, in an effort to improve our concentration risk in various sectors as well as to reduce our extension risk in a rising interest rate environment, management made the decision to sell $7.2 million of investment securities, including $6.9 million of US Treasuries and government agency bonds and $328,000 of mortgage-backed securities. There were also $4.4 million in securities called during 2014. The Company realized a net loss of $2,000 on these transactions. The Company is reinvesting the proceeds from these sales and calls and purchasing new securities that are lower duration securities as well as variable rate securities. These investments should provide better protection in a rising rate environment and mitigate the downside risk embedded in the current portfolio. At December 31, 2014, the Company had net unrealized gains on the securities available for sale of $462,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Loans held for investment increased $3.5 million from $307.3 million at December 31, 2013 to $310.8 million at December 31, 2014. The growth in the portfolio was spread across several loan portfolio classes with other real estate construction experiencing the largest growth of $4.8 million or 27.2%. The real estate one to four family class, home equity class and the real estate one to four family construction all experienced appreciable growth. This growth was offset by declines in the commercial real estate loan class and both the commercial and consumer classes, with commercial real estate seeing the greatest decline of $3.4 million or 3.6%. Loans held for sale increased 88.5% or $1.0 million compared to the prior year. The allowance for loan losses was $3.7 million at December 31, 2014, which represents 1.20% of the loan portfolio, a decrease from 1.66% at December 31, 2013. Net chargeoffs decreased from $1.7 million at December 31, 2013 to $968,000 at December 31, 2014.

Other changes in our consolidated assets are related to premises and equipment, restricted stock, bank owned life insurance, other real estate owned, and other assets. Bank owned life insurance increased $129,000 while premises and equipment increased $1.1 million. The increase in premises and equipment was related to the purchase of an office that the Company was currently leasing. The building was purchased for $1.6 million; The Company did sell two pieces of property that had been purchased for future use. The two properties were sold for $376,000, with the Company realizing a gain on the sales of $138,000. During 2014, other real estate owned declined $1.3 million, from $7.2 million at December 31, 2013 to $5.9 million at December 31, 2014. Throughout 2014, the Company sold seventeen pieces of property totaling $2.3 million and resulting in a net gain on the sale of other real estate owned of $398,000. Also during 2014, the Company had additional write downs and changes in reserves of $647,000 resulting from new appraisals and evaluations. These declines were offset by the addition of thirteen pieces of property foreclosed on totaling $1.3 million. Restricted stock which is comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock decreased $146,000 because member institutions are required to increase or decrease their ownership as their utilization of FHLB borrowings change. The Company’s required ownership in Federal Reserve Bank stock increased $39,000 in 2014, while the required ownership in Federal Home Loan Bank stock declined $185,000. Other assets decreased $1.4 million primarily from changes in deferred taxes.

Customer deposits continued to be our principal funding source in 2014. At December 31, 2014, deposits from our customers totaled $456.4 million, an increase of $2.7 million from $453.7 million at December 31, 2013. Demand noninterest bearing checking increased $5.5 million, while interest checking and money market accounts increased $14.2 million during 2014. These increases were offset by declines in savings deposits of $2.4 million, time deposits over $100,000 of $5.8 million and other time deposits of $8.8 million respectively during 2014. In the current low rate environment, customers are continuing to stay in short term deposit products and are continuing to shift away from time deposits.

During 2014 the Company’s net borrowings decreased by $2.4 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. The Company repaid $1.5 million of Federal Home Loan Bank advances that matured during 2014. At December 31, 2014, there were no advances outstanding in the total borrowings of $14.2 million. Other components of total borrowings include $9.5 million in junior subordinated debt and $4.7 million in master notes and other secured borrowings.

During the first quarter of 2014, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $9.5 million. These securities have a final maturity date of March 31, 2024 and may be redeemed by the Company after March 31, 2019. The subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. All proceeds of this

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

private placement were issued and outstanding at December 31, 2014. All proceeds also qualify for and are included in the calculation of Tier 2 capital. On March 31, 2014, the Company called its entire $11.1 million private outstanding issue of fixed rate subordinated debt that had a final maturity of December 31, 2018.

Other liabilities increased from $4.5 million at December 31, 2013 to $4.8 million at December 31, 2014, an increase of $300,000

The Company has historically had an Employee Stock Ownership Plan (ESOP) in place. Late in 2011, the Internal Revenue Service issued IRS notice 2011-19 that drew a clear line between what stock exchanges are considered public and which are not. The Company’s stock trades on the OTC Bulletin Board, which is a publically traded exchange, however, the IRS no longer recognizes the Bulletin Board as a public exchange. The result of this ruling is that companies that have ESOP plans in place are required to set aside funds to handle allocated shares put back to the company. The plan that the Company has includes a put option that requires the Company to repurchase allocated shares of participants at the participants’ option. The Company reclassed capital from additional paid-in capital to set aside the liability to cover all allocated shares that the Company may be required to buy back.

As disclosed in Note 17 to the financial statements filed with in this report, the Company voted to terminate its ESOP effective March 1, 2014. In connection with this termination, the ESOP trustees transferred the 252,446 remaining unallocated shares to the Company to partially satisfy the term loan and lines of credit the ESOP had outstanding at the time. The effect this had on equity was minimal with total outstanding shares being reduced. The remaining balance of $8,600 on the loans was expensed by the Company to completely satisfy the loans.

During the fourth quarter of 2014, all allocated shares were distributed to the ESOP participants. At December 31, 2014, there was $561,000 set aside to cover the liability for shares that could be put back to the Company during the first six months of 2015. After that time, the put option will expire and this liability will no longer exist.

At December 31, 2014, total shareholders’ equity was $42.3 million, an increase of $1.8 million from December 31, 2013. Net income for the period was $1.7 million. Unrealized gains and losses on investment securities net of tax increased $867,000. With the aforementioned termination of the ESOP, the unearned ESOP compensation of $989,000 was repaid and $1.2 million of the liability set aside to cover the ESOP repurchase obligation was reallocated back to shareholders’ equity. The Company did repurchase 374,130 of outstanding common stock for $1.4 million. Of the shares repurchased, 339,269 shares were related to the ESOP termination. The Company also has $591,000 in dividends attributed to noncontrolling interest. At December 31, 2014, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2014 and 2013

Earnings

Uwharrie Capital Corp reported net income of $1.7 million for the twelve months ended December 31, 2014, as compared to $954,000 for the twelve months ended December 31, 2013, an increase of $725,000. Net income available to common shareholders was $1.1 million or $0.15 per common share at December 31, 2014, compared to net income available to common shareholders of $151,000 or $0.02 per common share at December 31, 2013. Net income available to common shareholders is net income less any dividends and discount

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

accretions on preferred stock related to the $10 million of capital received from the United States Department of the Treasury under the Capital Purchase Program in December 2008 that was repaid in 2013 and dividends on the aforementioned noncontrolling interest.

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

Net interest income decreased $234,000 to $16.5 million for 2014 compared to the $16.7 million earned in 2013. During the year ended December 31, 2014, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $208,000. The average yield on our interest-earning assets decreased 8 basis points to 4.01%, while the average rate we paid for our interest-bearing liabilities decreased 16 basis points. These decreases resulted in an increase of 10 basis points in our interest rate spread, from 3.41% in 2013 to 3.51% in 2014. Our net interest margin for 2014 was 3.60%, compared to 3.52% in 2013. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a good interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 102 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 103 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was a recovery of ($389,000) and provisions of $28,000 for the twelve months ended December 31, 2014 and 2013, respectively. There were net loan charge-offs of $968,000 for the twelve months ended December 31, 2014 as compared with net loan charge-offs of $1.7 million during the same period of 2013. Refer to the Asset Quality discussion beginning on page 94 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 3.5%, from $7.6 million in 2013, to $7.3 million in 2014, a decrease of $266,000. While the Company did benefit from another good year of income from mortgage loan sales, income from mortgage loan sales decreased $1.1 million to $1.0 million for 2014 compared to $2.1 million during 2013. Service charges on deposit accounts produced earnings of $1.5 million, a decrease of 9.8%. The primary contributing factor is a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 15.7% increase during 2014. This is related to an increase of $290,000 in fees from assets under management. The Company had realized losses on the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

sale of investments in the amount of $2,000 for the twelve months ending December 31, 2014, as compared to realized losses of $523,000 for the same period in 2013. The Company also had realized gains on the sale of other real estate owned of $398,000 compared to realized gains of $290,000 for the twelve months ended December 31, 2014 and 2013, respectively.

Noninterest Expense

Noninterest expense for the year ended December 31, 2014 was $21.9 million compared to $23.0 million for the same period of 2013, a decrease of $1.1 million. Salaries and employee benefits, the largest component of noninterest expense, decreased $372,000, from $12.4 million for the period ending December 31, 2013 to $12.1 million for the same period in 2014. This decrease is attributable to a reduction in staff related to the consolidation of the Company’s subsidiary banks during 2013. Net occupancy and equipment expense had a combined decrease of $45,000. Professional fees and services increased $167,000 for the twelve month period. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $34,000 from the prior year, while premiums paid for FDIC insurance decreased $93,000 for the same period. Data processing costs declined $55,000, a decrease related to the aforementioned bank consolidation. Foreclosed real estate expense, another major component of noninterest expense, decreased $401,000, from $1.6 million in 2013 to $1.2 million during 2014. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $647,000 compared to $921,000 for the same period in 2013. Other noninterest expense experienced a decrease totaling $198,000 for the comparable twelve month period. The table on page 106 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax expense of $648,000 for 2014 at an effective tax rate of 27.85% compared to income tax expense of $342,000 in 2013 with an effective tax rate of 26.39%.

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

Net interest income decreased $1.5 million to $16.7 million for 2013 compared to the $18.2 million earned in 2012. During the year ended December 31, 2013, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $928,000. The average yield on our interest-earning assets decreased 58 basis points to 4.09%, while the average rate we paid for our interest-bearing liabilities decreased 24 basis points. The Company’s assets that are interest rate sensitive adjust at the time the Federal Reserve Open Market Committee adjusts interest rates while interest-bearing time deposits adjust at the time of maturity. These decreases resulted in a decrease of 35 basis points in our interest rate spread, from 3.76% in 2012 to 3.41% in 2013. Our net interest margin for 2013 was 3.52%, compared to 3.90% in 2012. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a good interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 102 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 103 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was $28,000 and $1.8 million for the twelve months ended December 31, 2013 and 2012, respectively. There were net loan charge-offs of $1.7 million for the twelve months ended December 31, 2013 as compared with net loan charge-offs of $1.8 million during the same period of 2012. Refer to the Asset Quality discussion beginning on page 94 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 28.9%, from $10.7 million in 2012, to $7.6 million in 2013, a decrease of $3.1 million. While the Company did benefit from another strong year of income from mortgage loan sales, income from mortgage loan sales decreased $1.6 million to $2.1 million for 2013 compared to $3.7 million during 2012. Service charges on deposit accounts produced earnings of $1.6 million, a decrease of 5.9%. The primary contributing factor is a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 6.9% increase during 2013. This is related to an increase of $90,000 in fees from assets under management. The Company also realized losses on the sale of investments in the amount of $523,000 for the twelve months ending December 31, 2013, as compared to realized gains of $1.3 million for the same period in 2012, a $1.8 million reduction in net income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Noninterest Expense

Noninterest expense for the year ended December 31, 2013 was $23.0 million compared to $26.2 million for the same period of 2012, a decrease of $3.2 million. Salaries and employee benefits, the largest component of noninterest expense, decreased $468,000, from $12.9 million for the period ending December 31, 2012 to $12.4 million for the same period in 2013. This decrease is attributable to a reduction in staff related to aforementioned consolidation of the Company’s subsidiary banks during 2013. Net occupancy and equipment expense had a combined decrease of $56,000. Professional fees and services increased $92,000 for the twelve month period. This increase in other professional fees and services was directly related to reimbursement of prior period legal fees totaling $360,000 that reduced professional fees and services during 2012. Of that amount, $270,000 was related to a reimbursement for legal services under the Company’s employment practices liability insurance policy and $90,000 associated with a previously closed government guaranteed loan. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $37,000 from the prior year, while premiums paid for FDIC insurance also decreased $175,000 for the same period. Data processing costs declined $105,000, a decrease related to the aforementioned bank consolidation. Foreclosed real estate expense, another major component of noninterest expense, decreased $1.4 million, from $3.0 million in 2012 to $1.6 million during 2013. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $1.0 million compared to $2.4 million for the same period in 2012. During 2012, the Company had a goodwill impairment charge that resulted in an expense of $989,000. Other noninterest expense experienced a decrease totaling $281,000 for the comparable twelve month period. The table on page 106 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had an income tax expense of $342,000 for 2013 at an effective tax rate of 26.39% compared to income tax expense of $365,000 in 2012 with an effective tax rate of 47.46%. The higher effective rate for 2012 is related to the tax effect of the goodwill impairment.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and decreased by recoveries of amounts previously charged off and is reduced by recovery of provisions and loans charged off. Management continuously evaluates the adequacy of the allowance for loan losses. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program designed to evaluate the credit risk in the loan portfolio. In this program, risk grades are initially assigned by loan officers then reviewed and monitored by credit administration. This process includes the maintenance of an internally classified loan list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. Because of this process, certain loans are deemed as impaired and evaluated as an impaired loan.

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for probable credit risk inherent in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that banking regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate because of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

At December 31, 2014 the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $7.6 million compared to $17.6 million at December 31, 2013, a net decrease of $10.0 million. Total nonaccrual loans, which are a component of impaired loans, decreased from $4.7 million at December 31, 2013 to $2.2 million at December 31, 2014. During the second quarter of 2014, the Company performed a comprehensive review of all impaired loans. This review resulted in $6.9 million in loans with previously identified specific reserves of $419,000 being removed from impaired status. These loans were initially considered impaired during a period of heightened uncertainty in which each loan was experiencing significant delinquency stemming from reductions in cash flow attributed to the slow economy. Management reevaluated each of these loans and determined they have now performed under the original terms of the loan and remained in current or non-delinquent status for a sufficient amount of time to remove the loans from the impaired loan category. Therefore, management determined the previously identified credit weaknesses have been remediated and, while most of these loans currently retain their substandard risk grade status, they were all removed from the impaired loan status as management expects to collect the current balance due in accordance with the original terms of the loan. Also, the transfer of loans totaling $972,000 from impaired loans to other real estate owned, the Bank’s receipt $2.0 million in loan principal payments, and charge-offs of principal that had previously established specific reserves of $1.0 million, were additional factors contributing to the decrease in impaired loans. These decreases were offset by the addition of ten relationships, in the amount of $1.8 million, that were added to impaired loans during 2014.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Along with changes to the balance of impaired loans, the Company reevaluated its impairment measurement techniques to determine whether the most relevant method was being utilized for each impaired loan. The remaining impaired loans primarily consist of performing TDRs. This resulted in all the remaining impaired loans moving from the collateral method to the cash flow method with the exception of three relationships deemed to be collateral dependent. The switch from evaluating impaired loans under the collateral method to the cash flow method resulted in the reversal of $334,000 in previously established specific reserves. Due to the nature of the modifications the Company enters into with Borrowers, while payments may be reduced and time extended significant interest rate concessions were not entered into and loan to life cash flows are not significantly altered. Given this and the uncertainty at the time these modifications occurred and the reserves were established, management didn’t believe the cash flow method provided adequate levels of reserves. This reversal, along with the removal of specific reserves associated with loan upgrades discussed above in the amount of $419,000, payoffs on loans with specific reserves of $363,000 and updated appraisals on one of the collateral dependent relationships, lowering the impairment by $349,000, resulted in $1.9 million being removed from specific reserves during 2014.

The allowance expressed as a percentage of gross loans held for investment decreased 46 basis points from 1.66% at December 31, 2013 to 1.20% at December 31, 2014. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.93% at December 31, 2013 and 1.08% at December 31, 2014, while the individually evaluated allowance as a percentage of individually evaluated loans decreased from 13.60% to 6.04% for the same periods. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these expected components as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data, acquired from a third party vendor representing a one year loss horizon for each obligor. The Company updates the data inputs into the model; specifically the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the beacon scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. For the first time in several updates, beacon scores experienced significant improvement during 2013. This trend continued during the first nine months of 2014 with beacon scores continuing to show improvement. The average beacon score increased fifteen points from 702 to 717 during 2014.

During the second quarter of 2014, the allocation for general reserves increased $1.1 million from the previous quarter. Two changes were made to the model’s inputs that resulted in this increase. First, the process of assigning the probability of default to commercial loans was changed to be based on internally determined loan grades instead of the credit scores of the underlying individual borrower This change added approximately $260,000 to general reserves. Second, it was decided that a more accurate and stable measure of the risk in the portfolio would be achieved by a “through the cycle” probability of default. The probabilities of default are sampled from the prior two years making the previous method of estimating default a severely lagging statistic. Credit quality is currently improving and has been for the last several years; but there is no guarantee that a large negative economic shock won’t occur, increasing the credit risk in the portfolio. Using an average probability of default that is derived from both adverse and favorable economic conditions more accurately represents the range of possible risks to the loan portfolio. We used all available historical defaults to compute this average, dating back to the 2009-2011 default windows. This change added nearly $1.0 million to general reserves.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans decreased from 1.53% at December 31, 2013, to 0.72% at December 31, 2014.

Other real estate owned decreased $1.3 million during 2014. The Company sold seventeen pieces of foreclosed property totaling $2.3 million realizing net gains of $398,000. The Company also had write downs and changes in reserves totaling $647,000 on the remaining existing property. These decreases in other real estate owned were offset by thirteen new pieces of property being foreclosed on totaling $1.3 million.

Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

Restructured loans at both December 31, 2014 and December 31, 2013 totaled $6.4 million.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2014	2013	2012	2011	2010

Nonperforming Assets:

Nonaccrual loans past due 90 days or more	$—	$—	$—	$—	$407

Nonaccrual loans	2,246	4,717	9,480	7,862	19,730

Other real estate owned	5,865	7,170	8,713	10,258	2,022

Total nonperforming assets	$8,111	$11,887	$18,193	$18,120	$22,159

Allowance for loan losses	$3,738	$5,095	$6,801	$6,815	$9,067

Nonperforming loans to total loans	0.72%	1.53%	2.88%	2.14%	5.19%

Allowance for loan losses to total loans	1.20%	1.66%	2.07%	1.86%	2.34%

Nonperforming assets to total assets	1.56%	2.30%	3.34%	3.44%	4.14%

Allowance for loan losses to nonperforming loans	166.48%	108.02%	71.74%	86.88%	45.03%

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8% with one-half consisting of tangible common shareholders’ equity and a minimum Tier 1 leverage ratio of 4%. Banks, which meet or exceed a Tier 1 ratio of 6%, a total capital ratio of 10% and a Tier 1 leverage ratio of 5% are considered well capitalized by regulatory standards. At December 31, 2014, the Company’s subsidiary bank was well capitalized.

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

During 2013, the Company’s subsidiary bank, Uwharrie Bank, began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series C to be issued by the subsidiary bank. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The campaign raised $2.8 million less issuance costs of $23,000. Also during 2013, the Company redeemed at par $10.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and $500,000 of Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in 2014. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There were no dividends paid in 2013 or 2012.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3 on page 104, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities.

Other funding sources at year-end 2014 included $15.8 million in federal funds lines of credit from correspondent banks and approximately $55.5 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $20.3 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2014, borrowings from federal funds lines and the issuance of commercial paper amounted to $3.7 million. The Company also had a short-term line of credit totaling $1.0 million. Long-term debt at that date consisted of junior subordinated debt of $9.5 million and a mortgage payable of $25,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2014.

	Payments Due by Period (in thousands)
	Total	On Demand or less than 1 year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Short-term debt	$4,685	$4,685	$—	$—	$—
Long-term debt	9,558	—	24	9,534	—

Total contractual cash obligations, excluding deposits	14,243	4,685	24	9,534	—
Deposits	456,435	416,039	38,423	1,831	142

Total contractual cash obligations, including deposits	$470,678	$420,724	$38,447	$11,365	$142

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a no growth and most likely balance sheet growth, for a two year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections using the most likely balance sheet growth for a one-year horizon, indicates a negative impact of (6.79%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 18.27% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2014			2013			2012
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income Expense	Average Yield Rate (1)

Interest-earning assets
Taxable securities	$98,549	1,632	1.66%	$108,767	1,464	1.35%	$93,170	1,686	1.81%
Non-taxable securities (1)	10,507	321	4.92%	7,566	251	5.40%	9,516	324	5.54%
Short-term investments	52,554	168	0.32%	51,612	177	0.34%	26,735	137	0.51%
Taxable loans (2)	295,004	15,903	5.39%	303,698	17,134	5.64%	336,189	19,286	5.74%
Non-taxable loans (1)	14,974	433	4.66%	15,451	439	4.62%	13,021	438	5.47%

Total interest-earning assets	471,588	18,457	4.01%	487,094	19,465	4.09%	478,631	21,871	4.67%

Non-earning assets
Cash and due from banks	5,898			2,172			6,704
Premises and equipment, net	14,806			14,127			15,024
Interest receivable and other	21,384			24,300			26,002

Total non-earning assets	42,088			40,599			47,730

Total assets	$513,676			$527,693			$526,361

Interest-bearing liabilities
Savings deposits	$38,751	$57	0.15%	$45,706	$171	0.37%	$41,822	$197	0.47%
Interest checking & MMDA	230,779	299	0.13%	220,663	439	0.20%	192,123	542	0.28%
Time deposits	101,925	997	0.98%	119,149	1,300	1.09%	138,871	1,810	1.30%

Total deposits	371,455	1,353	0.36%	385,518	1,910	0.50%	372,816	2,549	0.68%

Short-term borrowed funds	4,830	34	0.70%	10,657	160	1.50%	18,591	353	1.90%
Long-term debt	9,952	573	5.76%	11,683	664	5.68%	16,952	796	4.70%

Total interest-bearing liabilities	386,237	1,960	0.51%	407,858	2,734	0.67%	408,359	3,698	0.91%

Noninterest liabilities
Transaction deposits	79,705			69,628			67,458
Interest payable and other	6,053			6,213			4,331

Total liabilities	471,995			483,699			480,148

Shareholders’ equity	41,681			43,994			46,213

Total liabilities and shareholders equity	$513,676			$527,693			$526,361

Interest rate spread			3.51%			3.41%			3.76%

Net interest income and net interest margin		$16,497	3.60%		$16,731	3.52%		$18,173	3.90%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 34.00% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2014 Versus 2013			2013 Versus 2012
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets

Taxable securities	$(153)	$321	$168	$246	$(468)	$(222)
Non-taxable securities	94	(24)	70	(66)	(7)	(73)
Short-term investments	3	(12)	(9)	106	(66)	40
Taxable loans	(480)	(751)	(1,231)	(1,848)	(304)	(2,152)
Non-taxable loans	(14)	8	(6)	75	(74)	1

Total interest-earning assets	(550)	(458)	(1,008)	(1,487)	(919)	(2,406)

Interest-bearing liabilities

Savings deposits	(18)	(96)	(114)	16	(42)	(26)
Transaction and MMDA deposits	17	(157)	(140)	69	(172)	(103)
Other time deposits	(178)	(125)	(303)	(236)	(274)	(510)
Short-term borrowed funds	(64)	(62)	(126)	(135)	(58)	(193)
Long-term debt	(99)	8	(91)	(273)	141	(132)

Total interest-bearing liabilities	(342)	(432)	(774)	(559)	(405)	(964)

Net interest income	$(208)	$(26)	$(234)	$(928)	$(514)	$(1,442)

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2014
	Amortized	Estimated	Book
	Cost	Fair Value	Yield(1)
Securities available for sale

U. S. Treasury
Due after one but within five years	19,030	19,386	1.86%

	19,030	19,386	1.86%

U.S. Government agencies
Due within one year	4,972	4,998	2.77%
Due after one but within five years	36,292	36,116	1.30%
Due after ten years	9,705	9,661	0.96%

	50,969	50,775	1.38%

Mortgage-backed securities
Due after one but within five years	4,192	4,151	1.52%
Due after five but within ten year	3,003	3,046	2.43%
Due after ten years	20,553	20,375	2.00%

	27,748	27,572	1.98%

State and political
Due within one year	175	177	4.62%
Due after one but within five years	2,389	2,541	4.96%
Due after five but within ten year	3,296	3,481	4.89%
Due after ten years	5,715	5,881	4.36%

	11,575	12,080	4.64%

Corporate Bonds
Due after five but within ten years	3,040	3,011	1.24%

	3,040	3,011	1.24%

Total Securities available for sale
Due within one year	5,147	5,175	2.83%
Due after one but within five years	61,903	62,194	1.63%
Due after five but within ten year	19,044	19,199	3.72%
Due after ten years	26,268	26,256	2.03%

	$112,362	$112,824	1.94%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

(dollars in thousands)

	December 31, 2014
	Amortized	Estimated	Book
	Cost	Fair Value	Yield(1)
Securities held to maturity

U.S. Government agencies
Due after five but within ten years	2,085	2,053	2.29%

	2,085	2,053	2.29%

Corporate Bonds
Due after five but within ten years	3,411	3,397	2.76%

	3,411	3,397	2.76%

Total Securities held to maturity
Due after five but within ten years	5,496	5,450	2.58%

	$5,496	$5,450	2.58%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 4

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Service charges on deposit accounts	$1,467	$1,627	$1,723
Other banking fees	1,917	1,589	1,455
Asset management fees	1,732	1,624	1,533
Brokerage commissions	279	186	190
Other noninterest income	388	448	552
Income from mortgage loan sales	1,001	2,113	3,740
Security gains (losses)	(2)	(523)	1,286
Gains (losses) from sale of OREO	398	290	(55)
Other gains (losses) from sale of assets	141	233	251

Total noninterest income	$7,321	$7,587	$10,675

Financial Table 5

Other Noninterest Expense
(dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Postage	$184	$171	$211
Telephone and data lines	145	162	180
Loan collection cost	139	352	232
Shareholder relations expense	234	164	175
Dues and subscriptions	127	139	166
Other	1,457	1,496	1,801

Total other noninterest expense	$2,286	$2,484	$2,765

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 6

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2014		2013		2012
		% of Total		% of Total		% of Total
	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$47,418	15.25%	$47,436	15.44%	$41,390	12.58%
Real estate - construction	26,250	8.44%	21,001	6.83%	28,132	8.55%
Real estate - residential	135,734	43.67%	132,694	43.18%	142,444	43.28%
Real estate - commercial	92,517	29.76%	95,922	31.22%	103,304	31.39%
Consumer	8,460	2.72%	9,623	3.13%	12,986	3.95%
Other	481	0.16%	612	0.20%	822	0.25%

Total loans	310,860	100.00%	307,288	100.00%	329,078	100.00%

Less:
Allowance for loan losses	(3,738)		(5,095)		(6,801)
Unearned net loan fees	(7)		60		105

Net loans	$307,115		$302,253		$322,382

	At December 31,
	2011		2010
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$45,907	12.52%	$51,679	14.63%
Real estate - construction	37,144	10.13%	56,602	12.72%
Real estate - residential	153,260	41.82%	155,814	40.77%
Real estate - commercial	114,944	31.36%	105,123	27.13%
Consumer	14,710	4.01%	17,721	4.70%
Other	602	0.16%	739	0.05%

Total loans	366,567	100.00%	387,678	100.00%

Less:
Allowance for loan losses	(6,815)		(9,067)
Unearned net loan fees	108		91

Net loans	$359,860		$378,702

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

(dollars in thousands)

	December 31, 2014
	One Year	One to	Over Five
	or Less	Five Years	Years	Total
Commercial and agricultural	$12,369	$20,038	$15,011	$47,418
Real estate – construction	6,321	19,929	—	26,250

Total selected loans	$18,690	$39,967	$15,011	$73,668

Fixed rate loans	$16,785	$78,229	$70,298	$165,312

Sensitivity to rate changes:
Variable interest rates	$26,403	$43,487	$75,651	$145,541

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 8

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2014	2013	2012	2011	2010
Allowance for loan losses at beginning of year	$5,095	$6,801	$6,815	$9,067	$5,276
Provision for (recovery of) loan losses	(389)	28	1,832	3,456	4,919
Other	—	(5)	—	(5)	17
Loan charge-offs:
Commercial	8	571	322	336	59
Real estate	1,140	1,225	1,427	5,110	924
Consumer	83	175	242	390	206

Total charge-offs	1,231	1,971	1,991	5,836	1,189

Recoveries of loans previously charged off:
Commercial	81	14	43	4	3
Real estate	138	180	66	28	4
Consumer	44	48	36	101	37

Total recoveries	263	242	145	133	44

Net charge-offs	968	1,729	1,846	5,703	1,145

Allowance for loan losses at end of year	$3,738	$5,095	$6,801	$6,815	$9,067

Net (charge-offs) recoveries as a percent of average loans	0.31%	0.55%	0.53%	1.50%	0.31%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 9

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2014		2013		2012
		% of Total		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$790	21.13%	$722	14.17%	$1,180	17.35%
Real estate - construction	223	5.97%	1,203	23.61%	719	10.57%
Real estate - residential	1,775	47.50%	2,025	39.75%	3,020	44.41%
Real estate - commercial	738	19.74%	890	17.47%	1,040	15.29%
Consumer loans	212	5.66%	255	5.00%	842	12.38%
Other	—	0.00%	—	—%	—	—%
Unallocated	—	0.00%	—	—%	—	—%

Total loans	$3,738	100.00%	$5,095	100.00%	$6,801	100.00%

	At December 31,
	2011		2010
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$1,127	12.52%	$966	13.33%
Real estate – construction	557	10.13%	2,190	14.60%
Real estate – residential	2,924	41.81%	2,629	40.19%
Real estate – commercial	1,459	31.37%	2,240	27.12%
Consumer	667	4.01%	984	4.57%
Other	81	0.16%	58	0.19%
Unallocated	—	—%	—	—%

Total loans	$6,815	100.00%	$9,067	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 10

Maturities of Time Deposits

(dollars in thousands)

		Over 3	Over 6
	3 Months	Months to	Months to	Over
	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $ 100,000 or more	$4,180	$4,185	$11,738	$18,809	$38,912

Other Time Deposits	9,402	7,517	16,741	21,587	55,247

	$13,582	$11,702	$28,479	$40,396	$94,159

Financial Table 11

Performance Ratios

	At December 31,
	2014	2013	2012	2011	2010
Return on average assets	0.33%	0.18%	0.08%	0.17%	0.14%
Return on average equity	4.03%	2.17%	0.90%	2.02%	1.57%
Equity to average assets ratio	8.11%	8.34%	8.52%	8.39%	8.83%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Charles F. Geschickter, III	Barry S. Moose
President/Funeral Director	President and	Vice President
Stanly Funeral Home, Inc.	Chief Executive Officer	Operations and Maintenance
	JTG Racing, Inc.;	Director
	ST Motorsports, Inc.	SEPI Engineering & Construction Co.

Nadine B. Bowers	Thomas M. Hearne, Jr.	Cynthia L. Mynatt
Retired - Strategic Investment	Retired – North Carolina	President
Advisors, Inc. and Bank of Stanly	Department of Transportation	Ben Mynatt Buick - GMC

Joe S. Brooks	Charles D. Horne	James E. Nance
Board Vice Chairman	President	Founder and Managing Member
Owner and Manager	Hornwood, Inc.	North State Negotiations, LLC &
Brothers Precision Tool Co.		North State Acquisitions, LLC

Ronald T. Burleson	W. Kenneth Huntley	S. Todd Swaringen
Partner	President and Owner	Partner
Thurman Burleson and Sons Farm	Huntley Oil & Gas Co., Inc.	Beane Swaringen & Company, PLLC

Bill C. Burnside, DDS	Lee Roy Lookabill, Jr.	Edward B. Tyson
Retired – General Dentist	President	Retired - Superintendent of
	Anson Real Estate and Insurance Co., Inc.	Kannapolis City Schools

Raymond R. Cranford, Jr.	W. Chester Lowder	Dusty W. West
Vice President	Board Chairman	President
Crook Motor Co., Inc.	Director of Livestock Program	Dean’s Ready Mixed, Inc.
Public Policy Division
NC Farm Bureau Federation, Inc.

Executive Officers

Roger L. Dick	R. David Beaver, III	Jeffrey M. Talley
President and	Chief Financial Officer	President
Chief Executive Officer	Uwharrie Capital Corp	Strategic Investment
Uwharrie Capital Corp;	and Uwharrie Bank	Advisors, Inc.;
Chief Executive Officer Uwharrie Bank		Executive Vice President Uwharrie Bank

Brendan P. Duffey	Christy D. Stoner
Chief Operating Officer and	Chief Executive Officer
Chief Risk Officer	Strategic Investment
Uwharrie Capital Corp;	Advisors, Inc.;
President Uwharrie Bank	Executive Vice President Uwharrie Bank