Form 10-K, Exhibit 13
period 2015-12-31
UWHARRIE CAPITAL CORP
filed 2016-03-02
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2015

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was incorporated on February 24, 1993 to become the bank holding company for Uwharrie Bank (the “Bank”), formerly, known as Bank of Stanly a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns two non-bank subsidiaries, Uwharrie Investment Advisors, Inc., formally known as Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

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

The Company and its subsidiaries are located in Stanly County, Anson County, Cabarrus County and Mecklenburg County. However, the Company intends to prudently expand its service area to include the entire Uwharrie Lakes Region of North Carolina.

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

Uwharrie Investment Advisors, Inc., an SEC registered investment advisory firm, provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance®) is a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA) and SPIC. BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for financial consultants registered with Private Client Services LLC., securities and insurance products are offered, including fixed annuities, long-term care products, Medicare supplement products, and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc.

Uwharrie Investment Group: Securities and insurance products are offered through Private Client Services, LLC, 2225 Lexington Rd , Louisville, KY 40206, ph: 502-451-0600, Member FINRA and SIPC. Private Client Services, LLC and Uwharrie Capital Corp along with its affiliates and/or subsidiaries are separate, distinct, and unaffiliated entities. It is important to note that securities and insurance products are: NOT BANK DEPOSITS – NOT INSURED BY THE FDIC OR ANY FEDERAL GOVERNMENT AGENCY – NOT OBLICATIONS OF OR GUARANTEED BY ANY FINANCIAL INSTITUTION – SUBJECT TO RISK AND MAY LOSE VALUE.

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2015	2014	Percent Increase (Decrease)
For the year:
Net income	$2,007	$1,679	19.54%
Net income (loss) available to common shareholders	$1,415	$1,088	30.06%
Basic net income (loss) per common share (1)	$0.20	$0.15	33.33%
Diluted net income (loss) per common share (1)	$0.20	$0.15	33.33%

Weighted average common shares outstanding (diluted)	7,051,751	7,447,008	-5.31%

At year-end:
Total assets	$532,202	$518,464	2.65%
Total earning assets	482,527	473,157	1.98%
Loans held for investment	320,132	310,853	2.99%
Total interest-bearing liabilities	390,514	390,609	-0.02%
Shareholders’ equity	43,314	42,262	2.49%
Book value per common share (1)	$4.69	$4.46	5.14%

Averages for the year:
Total assets	$521,699	$513,676	1.56%
Total earning assets	479,331	470,948	1.78%
Loans held for investment	316,020	309,338	2.16%
Total interest-bearing liabilities	382,461	386,237	-0.98%
Shareholders’ equity	43,123	41,681	3.46%

Financial ratios (in percentage):
Return on average assets	0.38%	0.33%
Return on average shareholders’ equity	4.65%	4.03%
Average equity to average assets	8.27%	8.11%
Net interest margin (fully tax equivalent basis)	3.47%	3.60%
Allowance as % of loans at year-end	0.90%	1.20%
Allowance as % of nonperforming loans	368.23%	166.43%
Nonperforming loans to total loans	0.24%	0.72%
Nonperforming assets to total assets	1.09%	1.56%
Net loan charge-offs (recoveries) to average loans	0.07%	0.31%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2014 have been adjusted to reflect the 2% stock dividend in 2015.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong base of local shareholders. While bid and ask prices for the Company’s common stock are quoted on the OTCQB marketplace operated by OTC Markets Group, Inc. under the symbol UWHR, trading is sporadic with trades also taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

The Board of Directors adopts a dividend policy on an annual basis. For 2015, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 1, 2016

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,038	$6,807
Interest-earning deposits with banks	61,895	43,984
Securities available for sale, at fair value	89,258	112,824
Securities held to maturity (fair value $11,242 and $5,450, respectively)	11,242	5,496
Loans held for sale	5,922	2,147
Loans:
Loans held for investment	320,132	310,853
Less allowance for loan losses	(2,884)	(3,738)

Net loans held for investment	317,248	307,115

Premises and equipment, net	14,666	14,858
Interest receivable	1,564	1,747
Restricted stock	1,040	1,038
Bank owned life insurance	6,762	6,645
Other real estate owned	4,994	5,865
Prepaid assets	764	969
Other assets	9,809	8,969

Total assets	$532,202	$518,464

LIABILITIES
Deposits:
Demand noninterest-bearing	$92,524	$80,069
Interest checking and money market accounts	252,345	243,116
Savings deposits	40,436	39,091
Time deposits, $250,000 and over	8,148	9,865
Other time deposits	74,280	84,294

Total deposits	467,733	456,435

Short-term borrowed funds	5,758	4,685
Long-term debt	9,547	9,558
Interest payable	168	180
Other liabilities	5,682	4,783

Total liabilities	488,888	475,641

Off balance sheet items, commitments and contingencies (Note 13)

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP) (Note 17)	—	561

SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 6,983,017 and 6,961,484	8,729	8,702
Additional paid-in capital	12,308	11,712
Undivided profits	11,893	10,974
Accumulated other comprehensive income (loss)	(212)	305

Total Uwharrie Capital shareholders’ equity	32,718	31,693
Noncontrolling interest	10,596	10,569

Total shareholders’ equity	43,314	42,262

Total liabilities and shareholders’ equity	$532,202	$518,464

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$15,725	$16,336	$17,573
Investment securities:
US Treasury	212	361	397
US Government agencies and corporations	1,315	1,271	1,066
State and political subdivisions	410	321	252
Interest-earning deposits with banks and federal funds sold	185	168	177

Total interest income	17,847	18,457	19,465

Interest Expense
Interest checking and money market accounts	278	299	439
Savings deposits	44	57	171
Time deposits $250,000 and over	69	49	60
Other time deposits	728	948	1,240
Short-term borrowed funds	64	34	160
Long-term debt	550	573	664

Total interest expense	1,733	1,960	2,734

Net interest income	16,114	16,497	16,731
Provision for (recovery of) loan losses	(620)	(389)	28

Net interest income after provision for loan losses	16,734	16,886	16,703

Noninterest Income
Service charges on deposit accounts	1,293	1,467	1,627
Other service fees and commissions	4,117	3,928	3,399
Gain (loss) on sale of securities (includes reclassification of $536, ($2) and ($523) from accumulated comprehensive income in 2015, 2014 and 2013, respectively)	536	(2)	(523)
Income from mortgage loan sales	2,306	1,001	2,113
Other income	458	927	971

Total noninterest income	8,710	7,321	7,587

Noninterest Expense
Salaries and employee benefits	13,186	12,051	12,423
Net occupancy expense	1,139	1,107	1,098
Equipment expense	678	680	734
Data processing costs	734	729	784
Office supplies and printing	217	273	358
Foreclosed real estate expense	853	1,246	1,647
Professional fees and services	594	847	680
Marketing and donations	852	762	728
Electronic banking expense	1,083	939	999
Software amortization and maintenance	578	535	541
FDIC insurance	375	425	518
Other noninterest expense	2,342	2,286	2,484

Total noninterest expense	22,631	21,880	22,994

Income before income taxes	2,813	2,327	1,296
Income taxes (includes reclassification of (($207), $1 and and $222) from accumulated other comprehensive income, respectively)	806	648	342

Net income	$2,007	$1,679	$954

Consolidated net income	$2,007	$1,679	$954
Less: Net income attributable to noncontrolling interest	(592)	(591)	(478)

Net income attributable to Uwharrie Capital Corp	1,415	1,088	476
Dividends on preferred stock	—	—	(325)

Net Income available to common shareholders	$1,415	$1,088	$151

Net income per common share
Basic	$0.20	$0.15	$0.02

Diluted	$0.20	$0.15	$0.02

Weighted average common shares outstanding
Basic	7,051,751	7,447,008	7,570,732
Diluted	7,051,751	7,447,008	7,570,732

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	(dollars in thousands)
Net Income	$2,007	$1,679	$954

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(248)	1,311	(3,662)
Related tax effect	60	(445)	1,292

Reclassification of losses (gains) recognized in net income	(536)	2	523
Related tax effect	207	(1)	(202)

Total other comprehensive income (loss)	(517)	867	(2,049)

Comprehensive income (loss)	1,490	2,546	(1,095)

Less: Comprehensive income attributable to noncontrolling interest	(592)	(591)	(478)

Comprehensive income (loss) attributable to Uwharrie Capital	$898	$1,955	$(1,573)

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2015, 2014 and 2013

	Number of Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2012	7,502,496	$10,000	$500	$(100)	$9,378	$12,201	$(875)	$10,138	$1,487	$—	$42,729
Net Income	—	—	—	—	—	—	—	476	—	478	954
Repurchase of common stock	(56,565)	—	—	—	(71)	(98)	—	—	—	—	(169)
Other comprehensive loss	—	—	—	—	—	—	—	—	(2,049)	—	(2,049)
Release of ESOP shares	—	—	—	—	—	(49)	94	—	—	—	45
Increase in ESOP notes receivable	—	—	—	—	—	—	(208)	—	—	—	(208)
Reclass to mezzanine capital	—	—	—	—	—	(132)	—	—	—	—	(132)
Repayment of preferred stock series A	—	(10,000)	(500)	—	—	—	—	—	—	—	(10,500)
Issuance of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	10,655	10,655
Record costs of preferred stock (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(137)	(137)
Record preferred stock dividend (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(454)	(454)
Record preferred stock dividend and discount accretion	—	—	—	100	—	—	—	(325)	—	—	(225)

Balance, December 31, 2013	7,445,931	$—	$—	$—	$9,307	$11,922	$(989)	$10,289	$(562)	$10,542	$40,509

Net Income	—	—	—	—	—	—	—	1,088	—	591	1,679
Repurchase of common stock	(374,130)	—	—	—	(468)	(942)	—	—	—	—	(1,410)
2% stock dividend	142,129	—	—	—	178	221	—	(399)	—	—	—
Cash paid – fractional shares	—	—	—	—	—	—	—	(4)	—	—	(4)
Other comprehensive income	—	—	—	—	—	—	—	—	867	—	867
Release of ESOP shares	—	—	—	—	—	5	16	—	—	—	21
Repayment of ESOP notes receivable	(252,446)	—	—	—	(315)	(649)	973	—	—	—	9
Reclass from mezzanine capital	—	—	—	—	—	1,155	—	—	—	—	1,155
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(148)	(148)

Balance, December 31, 2014	6,961,484	$—	$—	$—	$8,702	$11,712	$—	$10,974	$305	$10,569	$42,262

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY Continued

Years Ended December 31, 2015, 2014 and 2013

	Number of Common Shares Issued	Preferred Stock Series A	Preferred Stock Series B	Discount on Preferred Stock	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2014	6,961,484	$—	$—	$—	$8,702	$11,712	$—	$10,974	$305	$10,569	$42,262
Net Income	—	—	—	—	—	—	—	1,415	—	592	2,007
Repurchase of common stock	(114,377)	—	—	—	(143)	(286)	—	—	—	—	(429)
2% stock dividend	135,910	—	—	—	170	321	—	(491)	—	—	—
Cash paid – fractional shares	—	—	—	—	—	—	—	(5)	—	—	(5)
Other comprehensive income	—	—	—	—	—	—	—	—	(517)	—	(517)
Reclass from mezzanine capital	—	—	—	—	—	561	—	—	—	—	561
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	—	—	—	(149)	(149)

Balance, December 31, 2015	6,983,017	$—	$—	$—	$8,729	$12,308	$—	$11,893	$(212)	$10,596	$43,314

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,007	$1,679	$954
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	908	922	914
Net amortization of security premiums/discounts AFS	975	1,050	1,420
Net amortization of security premiums/discounts HTM	134	2	—
Net amortization of mortgage servicing rights	689	709	801
Impairment of foreclosed real estate	425	647	921
Provision for (recovery of) loan losses	(620)	(389)	28
Deferred income taxes	336	593	438
Net realized (gains) loss on sales / calls available for sale securities	(536)	2	523
Income from mortgage loan sales	(2,306)	(1,001)	(2,113)
Proceeds from sales of loans held for sale	65,101	39,012	77,544
Origination of loans held for sale	(66,570)	(39,019)	(71,197)
Gain on sale of premises, equipment and other assets	(1)	(142)	(233)
Increase in cash surrender value of life insurance	(117)	(129)	(122)
Gain on sales of foreclosed real estate	(140)	(398)	(290)
Release of ESOP Shares	—	21	45
Net change in interest receivable	183	—	6
Net change in other assets	(1,201)	(663)	(810)
Net change in interest payable	(12)	(44)	(46)
Net change in other liabilities	899	349	424

Net cash provided by operating activities	154	3,201	9,207

Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	47,253	18,839	32,969
Proceeds from sales, maturities, calls and paydowns of securities held to maturity	154	—	—
Purchase of securities available for sale	(24,910)	(31,122)	(46,693)
Purchase of securities held to maturity	(6,034)	(5,498)	—
Net (increase) decrease in loans	(11,331)	(5,445)	16,282
Proceeds from sale of premises, equipment and other assets	1	368	949
Purchase of premises and equipment	(716)	(2,225)	(488)
Proceeds from sales of foreclosed real estate	2,404	2,028	4,731
Investment in other assets	(334)	(366)	(357)
Net change in restricted stock	(2)	146	1,081

Net cash provided (used) by investing activities	6,485	(23,275)	8,474

Cash flows from financing activities
Net increase (decrease) in deposit accounts	11,298	2,727	(3,904)
Net decrease in short-term borrowed funds	1,073	(824)	(13,181)
Net decrease in long-term debt	(11)	(1,605)	(1,510)
Proceeds from preferred stock offering, net of costs	—	—	3,136
Repayment preferred stock, series A	—	—	(10,500)
Increase in unearned ESOP compensation	—	—	(208)
Repurchase of common stock, net	(429)	(1,401)	(169)
Dividends on preferred stock	(423)	(422)	(679)
Cash paid for fractional shares	(5)	(4)	—

Net cash provided (used) by financing activities	11,503	(1,529)	(27,015)

Increase (decrease) in cash and cash equivalents	18,142	(21,603)	(9,334)
Cash and cash equivalents, beginning of year	50,791	72,394	81,728

Cash and cash equivalents, end of year	$68,933	$50,791	$72,394

Supplemental disclosures of cash flow information
Interest paid	$1,745	$2,004	$2,780
Income taxes paid	459	41	648
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(517)	867	(2,049)
Loans transferred to foreclosed real estate	1,818	972	4,032
Company financed sales of other real estate owned	(26)	(65)	(213)
Mortgage servicing rights capitalized	657	386	763
Preferred stock dividend accrued	(142)	(142)	(142)
Net change in ESOP liability	(561)	1,155	132

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

The Company formed a new subsidiary, Strategic Investment Advisors, Inc. (“SIA”), during 1998 to provide investment advisory and asset management services. This subsidiary is registered as an investment advisor with the Securities and Exchange Commission. During 2015, SIA changed its name to Uwharrie Investment Advisors, Inc. (“UIA”).

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

On August 4, 2000, Uwharrie acquired another subsidiary, Gateway Mortgage, Inc. (“Gateway”), a mortgage origination company. This company is currently inactive and does not affect the Company’s consolidated financials statements.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Uwharrie, UIA and Uwharrie’s subsidiaries, BOS Agency and Strategic Alliance. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Investment Securities Available for Sale

Investment securities available for sale consist of United States Treasuries, United States Government agencies, Government Sponsored Enterprise (GSE) mortgage backed securities and collateralized mortgage obligations (CMOs), corporate bonds and state and political subdivision bonds. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method and recorded on a trade basis. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities, to their fair value. Such write-downs would be included in earnings as realized losses to the extent the losses are associated with the credit quality of the issuer. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

Investment Securities Held to Maturity

Investment securities held to maturity consist of United States Government agencies, and corporate bonds and state and political subdivision bonds. The Company has both the intent and ability to hold the securities to maturity. These securities are reported at amortized cost.

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

Foreclosed Real Estate

Real estate properties acquired through foreclosure or other proceedings are initially recorded at fair value less costs to sell upon foreclosure, establishing a new cost basis. Annually, valuations are performed and the foreclosed property is adjusted to the lower of cost or fair value of the properties, less costs to sell. Any write-down at the time of transfer to foreclosed properties is charged to the allowance for loan losses. Subsequent write-downs are charged to noninterest expense, and costs related to the improvement of the property are capitalized if the fair value less cost to sell will allow it. If not, these costs are expensed also.

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

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). Accounting Standards Codification (ASC) 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. Excess tax benefits are reported as financing cash inflows in the consolidated statement of cash flows.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2011 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2015, 2014 and 2013.

Fair Value of Financial Instruments

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

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including other real estate owned, impaired loans, loans held for sale, which are carried at the lower of cost or market; mortgage loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions; and goodwill, which is periodically tested for impairment. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Prices for US Treasury securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the ‘Level 1 input’ column. Prices for government agency securities, mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the ‘Level 2 input’ column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the ‘Level 3 input’ column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer. The changes in securities between Level 1 and Level 2 were related to the purchase and sale of several securities and not the migration of securities between levels.

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment by using one of several methods including collateral value, fair value of similar debt or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the present value of the expected repayments or fair value of collateral exceed the recorded investments in such loans. The Company typically bases the fair value of the collateral on appraised values which the Company considers Level 3 valuations.

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at the estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The Company typically bases the fair value of the collateral on appraised values which the Company considers Level 3 valuations.

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, based on secondary market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. These loans are recorded in Level 2.

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2015, 2014 and 2013:

	Year ended December 31,
	2015	2014	2013
	(dollars in thousands)
Beginning Balance	$305	$(562)	$1,487

Other comprehensive income (loss) before reclassifications, net of $474, ($445) and $1,292 tax effect, respectively	(188)	866	(2,370)

Amounts reclassified from accumulated other comprehensive income, net of ($207), $1 and $222 tax effect, respectively	(329)	1	321

Net current-period other comprehensive loss	(517)	867	(2,049)

Ending Balance	$(212)	$305	$(562)

As of December 31, 2015 and December 31, 2014, total accumulated other comprehensive income (loss) was ($212,000) and $305,000 respectively.

Earnings per Common Share

The Company had stock options outstanding covering 12,859 shares of common stock at both December 31, 2015 and 2014 and 96,228 shares of common stock at December 31, 2015. All of these options were anti-dilutive because the strike price was higher than the current market price.

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

On October 20, 2015, the Company’s Board of Directors declared a 2% stock dividend payable on November 19, 2015 to shareholders of record on November 3, 2015. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2015	2014	2013
Weighted average number of common shares used in computing basic net income per common share	7,051,751	7,490,799	7,786,032

Effect of ESOP shares	—	(43,791)	(215,300)

Adjusted weighted average number of common shares used in computing basic net income per common share	7,051,751	7,447,008	7,570,732

Effect of dilutive stock options	—	—	—

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,051,751	7,447,008	7,570,732

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

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-04, an update to ASC 310 “Receivables – Troubled Debt Restructurings by Creditors”. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The update is effective for reporting periods beginning after December 15, 2014. The Company evaluated this update and it does not have a material impact on the Company’s consolidated financial statements. The Company had $1.6 million in foreclosed residential real estate and $219,000 of residential real estate in process of foreclosure at December 31, 2015.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under existing guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, Topic 606: Deferral of the Effective Date, deferring the effective date of ASU 2014-09 until annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Company is currently evaluating the provisions of ASU 2014-09 to determine the potential impact the new standard will have to the Company’s financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this ASU address certain aspects of recognition, measurement, presentation and disclosure. The amendments in this ASU (i) require equity investments to be measured at fair value with changes in fair value recognized in net income; (ii) simplify the impairment assessment of equity investments without readily determinable fair value; (iii) require public business entities to use exit prices, rather than entry prices, when measuring fair value of financial instruments for disclosure purposes; (iv) require separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements; (v) eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet; (vi) require separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; and (vii) stat that a valuation allowance on deferred tax assets related to available-for-sale securities should be evaluated in combination with other deferred tax assets. The amendments in this ASU are effective for public business entities for fiscal periods beginning after December 15, 2017, including interim period within those fiscal years. The ASU only permits early adoption of the instrument-specific credit risk provision. We are currently evaluating the impact of the new standard.

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

Reclassification

Certain amounts in the 2014 and 2013 financial statements have been reclassified to conform to the 2015 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2015

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,026	$—	$14	$4,012
U.S. Government agencies	36,159	99	188	36,070
GSE - Mortgage-backed securities and CMO’s	30,269	53	549	29,773
State and political subdivisions	13,691	351	3	14,039
Corporate bonds	5,435	—	71	5,364

Total securities available for sale	$89,580	$503	$825	$89,258

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2015

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,911	$—	$5	$1,906
State and political subdivisions	5,993	30	5	6,018
Corporate bonds	3,338	—	20	3,318

Total securities held to maturity	$11,242	$30	$30	$11,242

December 31, 2014

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$19,030	$362	$6	$19,386
U.S. Government agencies	50,969	96	290	50,775
GSE - Mortgage-backed securities and CMO’s	27,748	133	309	27,572
State and political subdivisions	11,575	505	—	12,080
Corporate bonds	3,040	—	29	3,011

Total securities available for sale	$112,362	$1,096	$634	$112,824

December 31, 2014

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$2,085	$—	$32	$2,053
Corporate bonds	3,411	—	14	3,397

Total securities held to maturity	$5,496	$—	$46	$5,450

At December 31, 2015 and December 31, 2014, the Company owned Federal Reserve Bank stock reported at cost of $507,000 and $506,000, respectively. Also at December 31, 2015 and December 31, 2014, the Company owned Federal Home Loan Bank Stock (FHLB) of $533,000 and $532,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated that the fair value approximated cost and that these investments were not impaired at December 31, 2015.

Results from sales and calls of securities available for sale for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
	(dollars in thousands)
Gross proceeds from sales and calls	$32,780	$11,592	$20,182

Realized gains from sales	$536	$28	$41
Realized losses from sales	—	(30)	(564)

Net realized gains (losses)	$536	$(2)	$(523)

At December 31, 2015, 2014 and 2013 securities available for sale with a carrying amount of $68.8 million, $84.7 million and $63.1 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015 and December 31, 2014. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2015, the unrealized losses on available for sale securities less than twelve months related to one U.S. Treasury, five government agency bonds, eight government sponsored enterprise (GSE) mortgage backed securities, two corporate bonds and one state and political subdivision bond. The Company had six government agency bonds, four GSE mortgage backed securities and one corporate bond that had been in a loss position for more than twelve months. At December 31, 2015, the unrealized losses on held to maturity securities related to one government agency security, two corporate bonds and two state and political subdivision bonds. At December 31, 2014, the unrealized losses on available for sale securities related to one United States Treasury note, thirteen government agency bonds, eight GSE mortgage backed securities and two corporate bonds. At December 31, 2014, the unrealized losses on held to maturity securities related to one government agency security and two corporate bonds.

December 31, 2015

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,013	$14	$—	$—	$4,013	$14
U.S. Gov’t agencies	16,692	128	5,048	60	21,740	188
GSE-Mortgage-backed securities and CMO’s	15,620	290	7,230	259	22,850	549
State and political	465	3	—	—	465	3
Corporate bonds	4,566	55	798	16	5,364	71

Total securities available for sale	$41,356	$490	$13,076	$335	$54,432	$825

December 31, 2015

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,906	$5	$—	$—	$1,906	$5
State and political	3,318	5	—	—	3,318	5
Corporate bonds	1,312	20	—	—	1,312	20

Total securities held to maturity	$6,536	$30	$—	$—	$6,536	$30

December 31, 2014

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$3,143	$6	$—	$—	$3,143	$6
U.S. Gov’t agencies	9,690	23	17,776	267	27,466	290
GSE-Mortgage-backed securities and CMO’s	1,990	4	14,168	305	16,158	309
Corporate bonds	3,011	29	—	—	3,011	29

Total securities available for sale	$17,834	$62	$31,944	$572	$49,778	$634

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2014

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$2,053	$32	$—	$—	$2,053	$32
Corporate bonds	3,397	14	—	—	3,397	14

Total securities held to maturity	$5,450	$46	$—	$—	$5,450	$46

The Company did have six government agency securities, four GSE mortgage backed securities and one corporate bond that had been in a loss position for more than twelve months that are in the investments available for sale portfolio. Declines in the fair value of the investment portfolio are believed by management to be temporary in nature. When evaluating an investment for other-than-temporary impairment management considers among other things, the length of time and the extent to which the fair value has been in a loss position, the financial condition of the issuer and the intent and the ability of the Company to hold the investment until the loss position is recovered.

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality but that the losses are temporary in nature. At December 31, 2015, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the entire investment portfolio as of December 31, 2015:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due within one year	$2,871	$2,872
Due after one but within five years	37,759	37,821
Due after five but within ten years	15,111	15,076
Due after ten years	14,812	14,958
Mortgage backed securities	30,269	29,773

	$100,822	$100,500

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2015 and 2014 is as follows:

	2015	2014
	(dollars in thousands)
Commercial
Commercial	$52,311	$47,418
Real estate - commercial	101,198	92,517
Other real estate construction loans	17,692	22,362
Noncommercial
Real estate 1-4 family construction	5,629	3,888
Real estate - residential	83,379	89,374
Home equity	49,420	46,360
Consumer loans	8,982	8,460
Other loans	1,481	481

	320,092	310,860
Less:
Allowance for loan losses	(2,884)	(3,738)
Deferred loan (fees) costs, net	40	(7)

Loans held for investment, net	$317,248	$307,115

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential mortgage loans, which represent 43.25% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment that represent 53.48% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $5.5 million and $7.6 million at December 31, 2015 and 2014, respectively. There were no loans 90 days past due and still accruing at December 31, 2015 or at December 31, 2014.

Restructured loans at December 31, 2015 totaled $4.7 million and are included in the impaired loan total, compared to $6.0 million which were included in impaired loans at December 31, 2014. The carrying value of foreclosed properties held as other real estate was $5.0 million and $5.9 million at December 31, 2015 and 2014, respectively.

The Company had loans of $135.9 million and $128.9 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2015 and 2014, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2015, 2014 and 2013 are presented below:

Commercial	2015	2014	2013
	(dollars in thousands)
Balance, beginning of year	$1,716	$2,665	$2,791
Provision (recovery) charged to operations	(527)	(302)	784
Charge-offs	(89)	(749)	(1,005)
Recoveries	210	102	96

Net (charge-offs)	121	(647)	(909)

Other	—	—	(1)

Balance, end of year	$1,310	$1,716	$2,665

Non-Commercial	2015	2014	2013
	(dollars in thousands)
Balance, beginning of year	$2,022	$2,430	$4,010
Provision (recovery) charged to operations	(93)	(87)	(756)
Charge-offs	(500)	(482)	(966)
Recoveries	145	161	146

Net (charge-offs)	(355)	(321)	(820)

Other	—	—	(4)

Balance, end of year	$1,574	$2,022	$2,430

Total	2015	2014	2013
	(dollars in thousands)
Balance, beginning of year	$3,738	$5,095	$6,801
Provision (recovery) charged to operations	(620)	(389)	28
Charge-offs	(589)	(1,231)	(1,971)
Recoveries	355	263	242

Net (charge-offs)	(234)	(968)	(1,729)

Other	—	—	(5)

Balance, end of year	$2,884	$3,738	$5,095

During the third quarter of 2015, the Company made a change to their Allowance for Loan Loss methodology model. One of the components utilized in the model is Beacon 5 scores. During the third quarter, this was changed to FICO 9 scores. The impact of this change accounted for approximately a $20,000 decrease in the allowance Refer to the Asset Quality discussion on page 91 for further information.

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2015 and 2014:

December 31, 2015

	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$18	$1,019	$1,292	$170,182	$1,310	$171,201
Non-Commercial	163	4,459	1,411	144,472	1,574	148,931

Total	$181	$5,478	$2,703	$314,654	$2,884	$320,132

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

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2015

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$46	$34	$80	$52,231	$52,311	$—
Real estate - commercial	74	—	74	101,124	101,198	—
Other real estate construction	110	195	305	17,387	17,692	—
Real estate construction	—	—	—	5,629	5,629	—
Real estate - residential	1,580	541	2,121	81,298	83,419	—
Home equity	75	13	88	49,332	49,420	—
Consumer loan	39	—	39	8,943	8,982	—
Other loans	—	—	—	1,481	1,481	—

Total	$1,924	$783	$2,707	$317,425	$320,132	$—

December 31, 2014

	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$42	$—	$42	$47,376	$47,418	$—
Real estate - commercial	77	794	871	91,646	92,517	—
Other real estate construction	—	342	342	22,020	22,362	—
Real estate construction	—	—	—	3,888	3,888	—
Real estate - residential	1,673	1,097	2,770	86,597	89,367	—
Home equity	89	13	102	46,258	46,360	—
Consumer loan	123	—	123	8,337	8,460	—
Other loans	—	—	—	481	481	—

Total	$2,004	$2,246	$4,250	$306,603	$310,853	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2015 and 2014 is as follows:

	2015	2014
	(dollars in thousands)
Commercial	$34	$—
Real estate - commercial	—	794
Other real estate construction	195	342
Real estate 1 – 4 family construction	—	—
Real estate – residential	541	1,097
Home equity	13	13
Consumer loans	—	—
Other loans	—	—

	$783	$2,246

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2015 and 2014:

December 31, 2015

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)
Commercial	$52,096	$130	$85	$—	$52,311
Real estate - commercial	97,506	1,161	2,531	—	101,198
Other real estate construction	15,163	1,994	535	—	17,692
Real estate 1 - 4 family construction	5,526	103	—	—	5,629
Real estate - residential	71,736	9,398	2,285	—	83,419
Home equity	48,195	1,209	16	—	49,420
Consumer loans	8,583	394	5	—	8,982
Other loans	1,481	—	—	—	1,481

Total	$300,286	$14,389	$5,457	$—	$320,132

December 31, 2014

	Pass	Watch	Sub- standard	Doubtful	Total
		(dollars in thousands)
Commercial	$46,734	$614	$70	$—	$47,418
Real estate - commercial	82,846	5,513	4,158	—	92,517
Other real estate construction	19,724	1,925	713	—	22,362
Real estate 1 - 4 family construction	3,888	—	—	—	3,888
Real estate - residential	75,859	10,090	3,418	—	89,367
Home equity	44,799	1,458	103	—	46,360
Consumer loans	8,175	277	8	—	8,460
Other loans	481	—	—	—	481

Total	$282,506	$19,877	$8,470	$—	$310,853

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2015, nonperforming loans decreased from $2.2 million at December 31, 2014 to $783,000 at December 31, 2015, a decrease of $1.5 million. There were several loans that were foreclosed on during 2015 with the related property being moved into other real estate owned.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2015 and 2014:

December 31, 2015

	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$52,277	$34	$52,311
Real estate - commercial	101,198	—	101,198
Other real estate construction	17,497	195	17,692
Real estate 1 – 4 family construction	5,629	—	5,629
Real estate – residential	82,878	541	83,419
Home equity	49,407	13	49,420
Consumer loans	8,982	—	8,982
Other loans	1,481	—	1,481

Total	$319,349	$783	$320,132

December 31, 2014

	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$47,418	$—	$47,418
Real estate - commercial	91,723	794	92,517
Other real estate construction	22,020	342	22,362
Real estate 1 – 4 family construction	3,888	—	3,888
Real estate – residential	88,270	1,097	89,367
Home equity	46,347	13	46,360
Consumer loans	8,460	—	8,460
Other loans	481	—	481

Total	$308,607	$2,246	$310,853

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2015 and 2014:

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

	As of December 31, 2015				Year ended December 31, 2015
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$97	$80	$17	$2	$81	$4
Real estate - commercial	620	498	122	9	1,121	42
Other real estate construction	840	195	107	7	281	3
Real estate 1 -4 family construction	13	—	13	—	16	1
Real estate - residential	4,343	1,507	2,836	163	4,798	200
Home equity	28	28	—	—	50	1
Consumer loans	75	75	—	—	37	2
Other loans	—	—	—	—	—	—

Total	$6,016	$2,383	$3,095	$181	$6,384	$253

					Year ended
	As of December 31, 2014				December 31, 2014
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$98	$68	$30	$30	$117	$7
Real estate - commercial	1,820	1,242	389	145	2,641	73
Other real estate construction	934	342	54	4	1,108	6
Real estate 1 -4 family construction	20	—	20	1	109	1
Real estate - residential	5,298	1,865	3,433	257	5,865	268
Home equity	49	30	19	19	73	2
Consumer loans	69	29	40	—	83	4
Other loans	—	—	—	—	—	—

Total	$8,288	$3,576	$3,985	$456	$9,996	$361

					Year ended
	As of December 31, 2013				December 31, 2013
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$377	$291	$86	$67	$845	$21
Real estate - commercial	6,808	3,962	2,375	507	7,089	328
Other real estate construction	2,034	247	1,739	945	2,078	17
Real estate 1 -4 family construction	374	25	349	16	380	23
Real estate - residential	8,197	4,619	3,329	530	8,507	300
Home equity	415	58	357	279	819	8
Consumer loans	116	61	55	43	156	14
Other loans	—	—	—	—	—	—

Total	$18,321	$9,263	$8,290	$2,387	$19,874	$711

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures

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

For the twelve months ended December 31, 2015, 2014 and 2013, the following table presents a breakdown of the types of concessions made by loan class:

Year ended December 31, 2015
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	—	$—	$—

Other:
Commercial	2	$65	$44
Real estate - commercial	—	—	—
Other real estate construction	1	55	55
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	535	521
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	1	73	53

	10	$728	$673

Total	10	$728	$673

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

Year ended December 31, 2014
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	1	32	32
Other loans	—	—	—

	1	$32	$32

Other:
Commercial	—	$—	$—
Real estate - commercial	3	424	424
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	870	870
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	9	$1,294	$1,294

Total	10	$1,326	$1,326

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

Year ended December 31, 2013
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—

	—	$—	$—

Other:
Commercial	—	$—	$—
Real estate - commercial	1	356	341
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	8	895	875
Home equity	1	18	18
Consumer loans	—	—	—
Other loans	—	—	—

	10	$1,269	$1,234

Total	10	$1,269	$1,234

During the twelve months ended December 31, 2015, 2014 and 2013, there were no TDRs for which there was a payment default.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $177,000 in the allowance for loan loss as of December 31, 2015, as a direct result of these TDRs. At December 31, 2014 and 2013 there was $373,000 and $420,000 in the allowance for loan loss related to TDRs, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2015, 2014 and 2013:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2015
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	728	—	—	—	—

Total	—	$—	10	$728	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2014
Extended payment terms	—	$—	1	$32	—	$—	—	$—
Other	1	112	8	1,182	—	—	—	—

Total	1	$112	9	$1,214	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2013
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	1,234	—	—	—	—

Total	—	$—	10	$1,234	—	$—	—	$—

Note 6 – Mortgage Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $406 million and $396 million at December 31, 2015 and 2014, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2015	2014	2013
	(dollars in thousands)
Beginning of year mortgage servicing rights:	$2,072	$2,356	$2,394
Amounts capitalized	657	386	763
Amortization	(689)	(709)	(801)
Impairment	—	39	—

End of year	$2,040	$2,072	$2,356

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2016	$482
2017	417
2018	352
2019	287
2020	223
Thereafter	279

Total	$2,040

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.3 million at December 31, 2015 and $3.2 million at December 31, 2014. The key assumptions used to value mortgage servicing rights were as follows:

	2015	2014
Weighted average remaining life	257 months	256 months
Weighted average discount rate	10%	10%
Weighted average coupon	3.95%	3.98%
Weighted average prepayment speed	171%	187%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2015 and 2014 are listed below:

	2015	2014
	(dollars in thousands)
Land	$3,302	$3,302
Building and improvements	12,808	12,701
Furniture and equipment	8,901	8,439

Total fixed assets	25,011	24,442
Less accumulated depreciation	10,345	9,584

Net fixed assets	$14,666	$14,858

Note 8 – Leases

The Company’s subsidiary, Uwharrie Bank had entered into a noncancelable operating lease for an administrative office location in Concord that would have expired in 2017. The lease required annual rental payments of $62,120 and contained two five-year renewal options at the expiration of the initial term. During 2014, the Company purchased this location.

During 2015, Uwharrie Bank entered into a lease for a loan production office in Charlotte. This lease is a month to month lease with monthly rental payments of $2,888.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 – Leases (Continued)

Total rental expense related to the operating leases was $25,529, $16,230, and $61,914 for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in net occupancy expense.

Note 9 - Deposits

The composition of deposits at December 31, 2015 and 2014 is as follows:

	2015		2014
		Percentage		Percentage
	Amount	of Total	Amount	of Total
	(dollars in thousands)
Demand noninterest-bearing	$92,524	20%	$80,069	18%
Interest checking and money market	252,345	54%	243,116	53%
Savings	40,436	8%	39,091	9%
Time deposits $250,000 and over	8,148	2%	9,865	2%
Other time deposits	74,280	16%	84,294	18%

Total	$467,733	100%	$456,435	100%

The maturities of fixed-rate time deposits at December 31, 2015 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2016	$4,841	$56,238
2017	3,307	9,237
2018	—	2,538
2019	—	1,578
2020	—	4,591
Thereafter	—	98

Total	$8,148	$74,280

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2015 and 2014:

	2015		2014
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short term borrowing	$3,396	0.25%	$3,674	0.25%
Notes payable	12	6.00%	11	6.00%
Short-term line of credit	2,350	3.50%	1,000	3.75%
Short-term advances from FHLB	—	0.00%	—	0.00%

	$5,758	1.59%	$4,685	1.01%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2015		2014
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	0.79%	$2	0.79%
Master notes and other short term borrowing	3,280	0.25%	4,250	0.44%
Notes payable	18	6.00%	11	6.00%
Short-term line of credit	1,598	3.51%	57	3.75%
Short-term advances from FHLB	—	0.00%	510	4.08%

	$4,898	1.32%	$4,830	0.88%

	2015	2014
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	$—	$—
Master notes and other short term borrowing	7,736	4,640
Notes payable	12	11
Short-term line of credit	2,350	1,000
Short-term advances from FHLB	—	1,500

Federal funds purchased represent unsecured overnight borrowings from other financial institutions. Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The Company has a short term line of credit with $2.4 million outstanding at December 31, 2015. The line of credit has an interest rate of 3.50% and matures July 5, 2016. The line is collateralized by Uwharrie Bank Stock.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $48.7 million at December 31, 2015.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $52.1 million with remaining availability of $52.1 million at December 31, 2015. There were no long-term advances under this line at December 31, 2015 and at December 31, 2014. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $20.5 million at December 31, 2015.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Long-Term Debt (Continued)

On November 19, 2002, the Company executed a mortgage in the amount of $129,000 for the purchase of property for branch expansion. This loan bears interest at 6.00% and is to be paid in 60 quarterly installments of $3,277. The outstanding principal balance on this note was $24,526 at December 31, 2015 down from $35,738 at December 31, 2014.

As of December 31, 2015, the scheduled maturities of these long term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2017	$13
2018	—
2019	9,534
2020	—
2021	—
Thereafter	—

Total	$9,547

Note 12 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31, 2015, 2014 and 2013 are summarized as follows:

	2015	2014	2013
	(dollars in thousands)
Current tax expense (benefit):
Federal	$389	$11	$(98)
State	81	44	2

Total	470	55	(96)

Deferred tax expense (benefit):
Federal	228	458	285
State	108	135	153

Total	336	593	438

Net provision for income taxes	$806	$648	$342

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2015	2014	2013
	(dollars in thousands)
Tax computed at the statutory federal rate	$956	$791	$441
Increases (decrease) resulting from:
Tax exempt interest, net	(280)	(252)	(229)
State income taxes, net of federal benefit	125	118	102
Other	5	(9)	28

Provision for income taxes	$806	$648	$342

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$1,057	$1,395	$1,934
Deferred compensation	1,080	975	853
Other	555	701	856
Net unrealized loss on securities available for sale	109	—	289

Total deferred tax assets	2,801	3,071	3,932
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	—	(157)	—
Premises and equipment	(319)	(371)	(487)
Deferred loans fees and costs	(213)	(198)	(199)
Loan servicing	(176)	(182)	(201)

Total deferred tax liabilities	(708)	(908)	(887)

Net recorded deferred tax asset	$2,093	$2,163	$3,045

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

As of December 31, 2015 and 2014, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2015	2014
	(dollars in thousands)
Commitments to extend credit	$82,417	$75,573
Credit card commitments	9,269	8,754
Standby letters of credit	2,255	2,224

	$93,941	$86,551

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

Financial Instruments with Concentration of Credit Risk

The subsidiary bank makes commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly, Anson, Cabarrus and Mecklenburg counties. A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in these counties.

Although the Company’s composition of loans is diversified, there is some concentration of mortgage real estate loans, primarily 1-to-4 family residential mortgage loans and in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment in the total portfolio. The Bank’s policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the federal supervisory agencies on March 19, 1993. Lending policy for all loans requires that they be supported by sufficient cash flows at the time of origination.

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

	2015	2014
	(dollars in thousands)
Balance, at beginning of the year	$21,720	$12,667
Disbursements during the year	4,722	12,901
Collections during the year	(7,234)	(3,848)

Balance, at end of the year	$19,208	$21,720

At December 31, 2015, the Company had approved, but unused lines of credit, totaling $3.9 million to executive officers and directors, and their related interests.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

For the reserve maintenance period in effect at December 31, 2015, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1.4 million as reserves on deposit liabilities.

The Company and its subsidiary bank are subject to federal regulatory risk-based capital guidelines for banks and bank holding companies. Each must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices which measure Total Capital, Tier 1 Capital and Common Equity Tier 1 Capital to risk-weighted assets and Tier 1 Capital to average assets.

Bank regulatory agencies approved regulatory capital guidelines (“Basel III”) aimed at strengthening existing capital requirements for banking organizations. Under the final rules, minimum requirements increase for both the quantity and quality of capital held by the Company. The rules include a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.50%, raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.00% to 6.00%, require a minimum ratio of total capital to risk-weighted assets of 8.00%, and require a minimum Tier 1 leverage ratio of 4.00%. A new capital conservation buffer, comprised of common equity Tier 1 capital, was also established above the regulatory minimum capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increase each subsequent year by an additional 0.625% until reaching its final level of 2.50% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the final rules. The final rules also revise the definition and calculation of Tier 1 capital, total capital, and risk-weighted assets.

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2015, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

Quantitative measures established by regulation to ensure capital adequacy and the Company’s consolidated capital ratios are set forth in the table below. The Company expects to meet or exceed these minimums without altering current operations or strategy.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

					Minimum to Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2015

Total Capital to Risk
Weighted Assets:
Consolidated	$55,945	15.6%	$28,708	8.0%	$35,885	10.0%
Uwharrie Bank	56,221	15.8%	28,549	8.0%	35,686	10.0%

Tier 1 Capital to Risk
Weighted Assets:
Consolidated	43,527	12.1%	21,531	6.0%	28,708	8.0%
Uwharrie Bank	53,337	15.0%	21,412	6.0%	28,549	8.0%

Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	32,931	9.2%	16,148	5.0%	23,325	6.5%
Uwharrie Bank	42,741	12.0%	17,843	5.0%	23,196	6.5%

Tier 1 Capital to
Average Assets:
Consolidated	43,527	8.2%	21,225	4.0%	26,531	5.0%
Uwharrie Bank	53,337	10.1%	21,156	4.0%	26,445	5.0%

					Minimum to Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
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

As of December 31, 2015, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

During 2012, each of the Company’s subsidiary banks began a campaign to sell Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at the subsidiary bank and pays dividends at a rate of 5.30%. The sale ended on

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

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

The total net amount of capital raised from Fixed Rate Noncumulative Perpetual Preferred Stock, Series B and Series C issued at the subsidiary bank level is presented as noncontrolling interest in the consolidated balance sheets.

All of the Company’s aforementioned investment in its subsidiary bank qualifies for Tier 1 capital treatment for the bank and is included as such in its year end capital ratios.

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2015 the Company repurchased 114,377 shares of outstanding common stock and repurchased 374,130 during 2014.

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2015, the SOP II had 12,859 options outstanding and the SPP II had no options outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation (Continued)

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2015:

		Weighted
		Average	Aggregate
		Exercise	Intrinsic Value
	Shares	Price	(in thousands)
Options outstanding at the beginning of the year	12,859	$5.13	$—

Options granted	—	—
Options exercised	—	—
Forfeitures	—	—

Options outstanding at the end of the year	12,859	$5.13	$—

Options exercisable at the end of the year	12,859	$5.13	$—

Total options outstanding and exercisable at December 31, 2015 were 12,859 at an exercise price of $5.13 per share with a weighted average expected term of 2.12 years. At December 31, 2015, authorized shares of common stock reserved for future grants of options totaled 161,071 under the SOP II and 107,405 under the SPP II.

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

There were no options exercised in 2013, 2014 or 2015.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

The Company’s annual contribution to the plan was $319,340 in 2015, $330,448 in 2014 and $317,281 in 2013, determined as follows:

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

The Company did have expense of approximately 2% of eligible compensation as a contribution to the ESOP Plan during the first part of 2014, the same as 2013. Expenses of $45,693 and $223,283 during the years ended December 31, 2014 and 2013, respectively, were incurred in connection with the ESOP.

The ESOP had a put option that allowed the employee to put their shares back to the Company. At December 31, 2014, the Company had a liability set aside at fair value in the amount of approximately $561,000 for shares that can be put back to the Company during the first half of 2015. The put option has expired and there will no longer be a liability for the Company. This liability that had been reclassified from additional paid in capital and was presented separately on the Company’s balance sheet, has now been returned to additional paid in capital.

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

During 2015, 2014 and 2013, $331,800, $316,800 and $336,800, respectively was expensed each year for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $3.7 million and $3.3 million at December 31, 2015 and 2014, respectively.

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2015 and 2014, the expense associated with these policies was $86,346 and $112,176 respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at their own discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). The Participant will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. The SGP allows for 510,000 shares to be granted and at December 31, 2015, the availability under the SGP was 491,994 shares. During 2015 there were 16,840 shares granted at an expense of $54,000.

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

The fair value estimates presented at December 31, 2015 and December 31, 2014, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2015 and December 31, 2014:

December 31, 2015

	Carrying	Estimated
	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$68,933	$68,973	$65,198	$3,775	$—
Securities available for sale	89,258	89,258	4,012	85,246	—
Securities held to maturity	11,242	11,242	—	11,242	—
Loans held for investment, net	317,248	313,649	—	—	313,649
Loans held for sale	5,922	5,922	—	5,922	—
Restricted stock	1,040	1,040	1,040	—	—
Accrued interest receivable	1,564	1,564	—	—	—

FINANCIAL LIABILITIES
Deposits	$467,733	$442,619	$—	$442,619	$—
Short-term borrowings	5,758	5,758	—	5,758	—
Long-term borrowings	13	13	—	13
Junior subordinated debt	9,534	9,688	—	—	9,688
Accrued interest payable	168	168	—	—	168

December 31, 2014

	Carrying	Estimated
	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$50,791	$50,826	$47,605	$3,221	$—
Securities available for sale	112,824	112,824	19,386	93,438	—
Securities held to maturity	5,496	5,450	2,053	3,397	—
Loans held for investment, net	307,115	321,295	—	—	321,295
Loans held for sale	2,147	2,147	—	2,147
Restricted stock	1,038	1,038	1,038	—	—
Accrued interest receivable	1,747	1,747	—	—	1,747

FINANCIAL LIABILITIES
Deposits	$456,435	$442,655	$—	$442,655	$—
Short-term borrowings	4,685	4,685	—	4,685	—
Long-term borrowings	24	24	—	24	—
Junior subordinated debt	9,534	9,703	—	—	9,703
Accrued interest payable	180	180	—	—	180

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Cash and cash equivalents – The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1.

•	Securities available for sale – Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in note 1

•	Loans – The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made and carried in level 3. Loans held for sale, which represent current mortgage production forward sales not yet delivered, are valued based on secondary market prices. The fair value of loans does not consider the lack of liquidity and uncertainty in the market that would affect the valuation. Loans held for sale are recorded in Level 2.

•	Restricted stock – It is not practicable to determine fair value of restricted stock which is comprised of Federal Home Loan Bank and Federal Reserve Bank stock due to restrictions placed on its transferability and it is presented at its carrying value and is recorded in Level 1 due to the redemption provisions of the Federal Home Loan Bank and the Federal Reserve Bank.

•	Accrued interest receivable and payable – Both accrued interest receivable and payable are recorded in Level 3, as there are not active markets for these.

•	Deposits – The fair value of deposits is estimated based on discounted cash flow analyses using offered market rates and is recorded in Level 2. The fair value of deposits does not consider any customer related intangibles.

•	Borrowings – The fair value disclosed for short-term borrowings, which are composed of overnight borrowings and debt due within one year approximate the carrying value for such debt and is recorded in Level 2. The estimated fair value for long-term borrowings are estimated based on discounted cash flow analyses using offered market rates. Total borrowings are carried in Level 2. Junior subordinated debt is fair valued based on discounted cash flow analyses and is recorded in Level 3.

At December 31, 2015, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	December 31, 2015
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,012	$4,012	$—	$—
US Gov’t	36,070	—	36,070	—
Mortgage-backed securities and CMO’s	29,773	—	29,773	—
State and political subdivisions	14,039	—	14,039	—
Corporate bonds	5,364	—	5,364	—

Total assets at fair value	$89,258	$4,012	$85,246	$—

Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2014
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$19,386	$19,386	$—	$—
US Gov’t	50,775	—	50,775	—
Mortgage-backed securities and CMO’s	27,572	—	27,572	—
State and political subdivisions	12,080	—	12,080	—
Corporate bonds	3,011	—	3,011	—

Total assets at fair value	$112,824	$19,386	$93,438	$—

Total liabilities at fair value	$—	$—	$—	$—

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2015 and December 31, 2014:

	December 31, 2015
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,108	$—	$—	$3,108
Other real estate owned	2,909	—	—	2,909

Total assets at fair value	$6,017	$—	$—	$6,017

Total liabilities at fair value	$—	$—	$—	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	December 31, 2014
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$1,854	$—	$—	$1,854
Other real estate owned	3,290	—	—	3,290

Total assets at fair value	$5,144	$—	$—	$5,144

Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

December 31, 2015

General
	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:

Impaired loans	Discounted appraisals	Expected loss rates	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%

OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

December 31, 2014

General
	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:

Impaired loans	Discounted appraisals	Expected loss rates	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%

OREO Estimated costs to sell	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2015 and 2014, impaired loans were being evaluated with discounted expected cash flows and discounted appraisals were being used on collateral dependent loans.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2015	2014
	(dollars in thousands)
Assets
Cash and demand deposits	$246	$297
Interest-earning deposits	3,396	3,674
Investments in:
Bank subsidiaries	42,528	40,931
Nonbank subsidiaries	648	594
Other assets	1,342	1,115

Total assets	$48,160	$46,611

Liabilities and shareholders’ equity
Master notes	$3,396	$3,674
Short term debt	2,350	1,000
Junior subordinated debentures	9,534	9,534
Other liabilities	163	149

Total liabilities	15,443	14,357

Redeemable common stock held by the Employee Stock Ownership Plan (ESOP)	—	561

Shareholders’ equity	32,717	31,693

Total liabilities and shareholders’ equity	$48,160	$46,611

Condensed Statements of Income

	2015	2014	2013
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$2,760	$1,456	$(1,053)
Dividends received from subsidiaries	—	1,000	2,719
Interest income	8	11	21
Management and service fees	—	—	4,347
Other income	81	87	166
Interest expense	(612)	(583)	(659)
Other operating expense	(555)	(624)	(4,881)
Income tax benefit	325	332	294

Net income	$2,007	$1,679	$954

Consolidated net income	$2,007	$1,679	$954
Less: Net income attributable to noncontrolling interest	(592)	(591)	(478)

Net income attributable to Uwharrie Capital Corp	1,415	1,088	476
Dividends – preferred stock	—	—	(325)

Net Income (loss) available to common shareholders	$1,415	$1,088	$151

Net income (loss) per common share
Basic	$0.20	$0.15	$0.02

Diluted	$0.20	$0.15	$0.02

Weighted average shares outstanding
Basic	7,051,751	7,447,008	7,570,732
Diluted	7,051,751	7,447,008	7,570,732

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2015	2014	2013
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,007	$1,679	$954
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(2,760)	(1,456)	1,053
(Increase) decrease in other assets	(228)	136	2,298
Increase (decrease) in other liabilities	14	78	(305)

Net cash provided (used) by operating activities	(967)	437	4,000

Cash flows from financing activities
Net decrease in master notes	(278)	(324)	(1,453)
Net increase in short-term debt	1,350	1,000	—
Net repayments of issuance of junior subordinated debentures	—	(1,593)	—
Repurchase of common stock, net	(429)	(1,401)	(169)
Repayment of series A preferred stock	—	—	(10,500)
Preferred stock redeemed by from bank subsidiary	—	—	7,800
Increase in unearned ESOP compensation	—	—	(114)
Dividends on preferred stock	—	—	(225)
Cash paid for fractional shares	(5)	(4)	—

Net cash used by financing activities	638	(2,322)	(4,661)

Net decrease in cash and cash equivalents	(329)	(1,885)	(661)
Cash and cash equivalents at beginning of year	3,971	5,856	6,517

Cash and cash equivalents at end of year	$3,642	$3,971	$5,856

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2015	2014	2013	2012	2011
Summary of Operations
Interest income	$17,847	$18,457	$19,465	$21,871	$23,822
Interest expense	1,733	1,960	2,734	3,698	4,737

Net interest income	16,114	16,497	16,731	18,173	19,085
Provision for (recovery of) loan losses	(620)	(389)	28	1,832	3,456
Noninterest income	8,710	7,321	7,587	10,675	8,256
Noninterest expense	22,631	21,880	22,994	26,247	22,789
Income taxes	806	648	342	365	196

Net income	$2,007	$1,679	$954	$404	$900

Per Common Share
Net income – basic (1)	$0.20	$0.15	$0.02	$(0.03)	$0.03
Net income (loss) – diluted (1)	0.20	0.15	0.02	(0.03)	0.03
Book value (1)	4.69	4.46	3.86	4.15	4.29

Weighted Average Shares
Outstanding:
Basic (1)	7,051,751	7,447,008	7,570,732	7,669,482	7,769,079
Diluted (1)	7,051,751	7,447,008	7,570,732	7,669,482	7,769,079

Ratios
Return on average assets	0.38%	0.33%	0.18%	0.08%	0.17%
Return on average equity	4.65%	4.03%	2.17%	0.90%	2.02%
Average equity to average assets	8.27%	8.11%	8.34%	8.52%	8.39%

Selected Year-end Balances
Assets	$532,202	$518,464	$517,320	$545,007	$526,902
Loans held for investment	320,132	310,853	307,348	329,183	366,675
Securities	100,500	118,320	100,280	91,638	88,661
Deposits	467,733	456,435	453,708	457,612	431,338
Borrowed funds	15,305	14,243	16,672	31,363	46,024
Shareholders’ equity	43,314	42,262	40,509	42,729	44,254

Selected Average Balances
Assets	$521,699	$513,676	$527,693	$526,361	$529,970
Loans held for investment	316,485	309,338	317,274	347,762	381,419
Securities	112,348	109,056	116,333	102,686	90,701
Deposits	458,655	451,160	455,146	440,274	430,998
Borrowed funds	14,432	14,782	22,340	35,543	50,529
Shareholders’ equity	43,123	41,681	43,994	44,868	44,462

(1)	Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2014 through 2011 have been adjusted to reflect the 2% stock dividend in 2014 and 2015.

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

Financial Condition at December 31, 2015 and December 31, 2014

The Company’s total assets increased $13.7 million from $518.5 million at December 31, 2014 to $532.2 million at December 31, 2015. This increase resulted primarily from a $9.3 million increase in loans held for investment and an increase in cash and cash equivalents of $18.1 million. These increases were offset by a decrease in investment securities available for sale of $23.6 million.

Cash and cash equivalents increased $18.1 million during the year ended December 31, 2015. Cash and due from banks increased $231,000, while interest-earning deposits with banks increased $17.9 million. This increase is attributable to the growth in deposits.

Investment securities consist of securities available for sale and securities held to maturity. Investment securities decreased $17.8 million or 15.1%, from $118.3 million at December 31, 2014 to $100.5 million combined at December 31, 2015. During the year, in an effort to improve our concentration risk in various sectors as well as to reduce our extension risk in a rising interest rate environment, management made the decision to sell $32.2 million of investment securities, including $27.3 million of US Treasuries and government agency bonds and $4.9 million of state and political subdivision bonds. There were also $2.0 million in securities called during 2015. The Company realized a net gain of $536,000 on these transactions. The Company is reinvesting the proceeds from these sales and calls and purchasing new securities that are lower duration securities as well as variable rate securities. These investments should provide better protection in a rising rate environment and were intended to help mitigate the downside risk embedded in the current portfolio. At December 31, 2015, the Company had net unrealized losses on the securities available for sale of $322,000.

Loans held for investment increased $9.3 million from $310.8 million at December 31, 2014 to $320.1 million at December 31, 2015. The growth in the portfolio was spread across several loan portfolio classes with commercial real estate experiencing the largest growth of $8.7 million or 9.4%. The commercial class, consumer class, home equity class and the real estate one-to-four

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

family construction all experienced appreciable growth. This growth was offset by declines in the real estate one-to-four family loan class and the other real estate commercial class, with real estate one-to-four family seeing the greatest decline of $6.0 million or 6.7%. Loans held for sale increased 104.6% or $3.8 million compared to the prior year. The allowance for loan losses was $2.9 million at December 31, 2015, which represents 0.90% of the loan portfolio, a decrease from 1.20% at December 31, 2014. Net chargeoffs decreased from $968,000 at December 31, 2014 to $234,000 at December 31, 2015.

Other changes in our consolidated assets are related to premises and equipment, restricted stock, bank owned life insurance, other real estate owned, and other assets. Bank owned life insurance increased $117,000 while premises and equipment decreased $192,000. During 2015, other real estate owned declined $871,000, from $5.9 million at December 31, 2014 to $5.0 million at December 31, 2015. Throughout 2015, the Company sold twenty-seven pieces of property totaling $2.4 million resulting in a net gain on the sale of other real estate owned of $140,000. Also during 2015, the Company had additional write downs and changes in reserves of $333,000 resulting from new appraisals and evaluations. These declines were offset by the addition of thirty-one pieces of property foreclosed on totaling $1.8 million. Restricted stock which is comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock increased $2,000 because member institutions are required to increase or decrease their ownership as their utilization of FHLB borrowings change. The Company’s required ownership in Federal Reserve Bank stock increased $1,000 in 2015, while the required ownership in Federal Home Loan Bank stock also increased $1,000. Other assets increased $840,000.

Customer deposits continued to be our principal funding source in 2015. At December 31, 2015, deposits from our customers totaled $467.7 million, an increase of $11.3 million from $456.4 million at December 31, 2014. Demand noninterest bearing checking increased $12.5 million, while interest checking and money market accounts and savings deposits increased $9.2 million and $1.3 million, respectively during 2015. These increases were offset by decreases in time deposits over $250,000 of $1.7 million and other time deposits of $10.0 million during 2015. In the current low rate environment, customers are continuing to stay in short term deposit products and are continuing to shift away from time deposits.

During 2015 the Company’s net borrowings increased by $1.1 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2015, there were no advances outstanding in the total borrowings of $15.3 million. During 2015, the Company put a line of credit in place. At December 31, 2015, there was $2.4 million outstanding on this line. Other components of total borrowings include $9.5 million in junior subordinated debt and $3.4 million in master notes and other secured borrowings.

Other liabilities increased from $4.8 million at December 31, 2014 to $5.7 million at December 31, 2015, an increase of $900,000.

As disclosed in Note 17 to the financial statements filed within this report, the Company voted to terminate its ESOP effective March 1, 2014. During the fourth quarter of 2014, all allocated shares were distributed to the ESOP participants. At December 31, 2014, there was $561,000 set aside to cover the liability for shares that could be put back to the Company during the first six months of 2015. After that time, the put option expired and this liability ceased to exist.

At December 31, 2015, total shareholders’ equity was $43.3 million, an increase of $1.0 million from December 31, 2014. Net income for the period was $2.0 million. Unrealized gains and losses on investment securities net of tax decreased $517,000. With the aforementioned

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

termination of the ESOP, the $561,000 of the liability set aside to cover the ESOP repurchase obligation was reallocated back to shareholders’ equity. The Company did repurchase 114,377 outstanding shares of common stock for an aggregate repurchase price of $429,000. Of the shares repurchased, 29,735 shares were related to the ESOP termination. The Company also has $592,000 in dividends attributed to noncontrolling interest. At December 31, 2015, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2015 and 2014

Earnings

Uwharrie Capital Corp reported net income of $2.0 million for the twelve months ended December 31, 2015, as compared to $1.7 million for the twelve months ended December 31, 2014, an increase of $328,000. Net income available to common shareholders was $1.4 million or $0.20 per common share for the year ended December 31, 2015, compared to net income available to common shareholders of $1.1 million or $0.15 per common share for the year ended December 31, 2014. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income decreased $383,000 to $16.1 million for 2015 compared to the $16.5 million earned in 2014. During the year ended December 31, 2015, our growth in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $588,000. The average yield on our interest-earning assets decreased 19 basis points to 3.83%, while the average rate we paid for our interest-bearing liabilities decreased 5 basis points. These decreases resulted in a decrease of 12 basis points in our interest rate spread, from 3.50% in 2014 to 3.38% in 2015. Our net interest margin for 2015 was 3.47%, compared to 3.60% in 2014. A portion of the Company’s loan portfolio has interest rate floors and caps in place as part of the loan agreements. The interest rate floor feature has allowed the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 99 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 100 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Provision for Loan Losses

The provision for loan losses was a recovery of ($620,000) and ($389,000) for the twelve months ended December 31, 2015 and 2014, respectively. There were net loan charge-offs of $234,000 for the twelve months ended December 31, 2015 as compared with net loan charge-offs of $968,000 during the same period of 2014. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses and Refer to the Asset Quality discussion beginning on page 91 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income increased 19.0%, from $7.3 million in 2014, to $8.7 million in 2015, an increase of $1.4 million. The primary factor contributing to this growth was the increase in income from mortgage loan sales that increased $1.3 million to $2.3 million for 2015 compared to $1.0 million during 2014. During 2015, the Company expanded its mortgage operation into a neighboring market. This expansion was the driving force behind the growth in income from loan sales. Service charges on deposit accounts produced earnings of $1.3 million, a decrease of 11.9%. The primary contributing factor was a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulations. Other service fees and commissions experienced a 4.8% increase during 2015. This is related to an increase of $193,000 in other banking fees related to the growth in the customer base’s usage of the Company’s electronic banking products. The Company had realized gains on the sale of investments in the amount of $536,000 for the twelve months ending December 31, 2015, as compared to realized losses of $2,000 for the same period in 2014. The Company also had realized gains on the sale of other real estate owned of $140,000 during 2015 compared to realized gains of $398,000 for the twelve months ended December 31, 2014.

Noninterest Expense

Noninterest expense for the year ended December 31, 2015 was $22.6 million compared to $21.9 million for the same period of 2014, an increase of $751,000. Salaries and employee benefits, the largest component of noninterest expense, increased $1.1 million, from $12.1 million for the period ending December 31, 2014 to $13.2 million for the same period in 2015. The majority of this increase was attributable to the expansion in the mortgage operations department. Net occupancy and equipment expense had a combined increase of $30,000. Professional fees and services decreased $253,000 for the twelve month period. The improvement the Company is experiencing in asset quality resulted in this decrease with lower legal fees associated with loan collection costs. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $90,000 from the prior year, while premiums paid for FDIC insurance decreased $50,000 for the same period. Foreclosed real estate expense, another major component of noninterest expense, decreased $393,000, from $1.2 million in 2014 to $853,000 during 2015. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $333,000 compared to $647,000 for the same period in 2014. Other noninterest expense experienced an increase totaling $56,000 for the comparable twelve month period. The table on page 103 reflects the additional breakdown of other noninterest expense.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Income Tax Expense

The Company had income tax expense of $806,000 for 2015 at an effective tax rate of 28.65% compared to income tax expense of $648,000 in 2014 with an effective tax rate of 27.85%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax free municipal loans and income earned on bank owned life insurance. The corporate rate for the State of North Carolina was reduced from 6% in 2014 to 5% in 2015. The State further lowered the corporate income tax rate from 5% to 4% effective for tax years beginning on or after January 1, 2016. The State rate reduction caused the Company to write down the state deferred tax assets to their realizable value. This change coupled with an increase in the level of taxable income for the comparable periods resulted in the higher effective rate.

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

Net Interest Income

Net interest income decreased $234,000 to $16.5 million for 2014 compared to the $16.7 million earned in 2013. During the year ended December 31, 2014, our decline in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $208,000. The average yield on our interest-earning assets decreased 8 basis points to 4.01%, while the average rate we paid for our interest-bearing liabilities decreased 16 basis points. These decreases resulted in an increase of 12 basis points in our interest rate spread, from 3.42% in 2013 to 3.50% in 2014. Our net interest margin for 2014 was 3.60%, compared to 3.52% in 2013. A portion of the Company’s loan portfolio has interest rate floors and caps in place on the loans. The interest rate floor feature has allowed the Company to maintain a more favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 70 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 71 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long term success. Noninterest income decreased 3.5%, from $7.6 million in 2013, to $7.3 million in 2014, a decrease of $266,000. While the Company did benefit from another good year of income from mortgage loan sales, income from mortgage loan sales decreased $1.1 million to $1.0 million for 2014 compared to $2.1 million during 2013. Service charges on deposit accounts produced earnings of $1.5 million, a decrease of 9.8%. The primary contributing factor is a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulatory governance. Other service fees and commissions experienced a 15.7% increase during 2014. This is related to an increase of $290,000 in fees from assets under management. The Company had realized losses on the sale of investments in the amount of $2,000 for the twelve months ending December 31, 2014, as compared to realized losses of $523,000 for the same period in 2013. The Company also had realized gains on the sale of other real estate owned of $398,000 compared to realized gains of $290,000 for the twelve months ended December 31, 2013.

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

Income Tax Expense

The Company had income tax expense of $648,000 for 2014 at an effective tax rate of 27.85% compared to income tax expense of $342,000 in 2013 with an effective tax rate of 26.39%.

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations, decreased by recoveries of amounts previously charged off and is reduced by recovery of provisions and loans charged off. Management continuously evaluates the adequacy of the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

allowance for loan losses. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program designed to evaluate the credit risk in the loan portfolio. In this program, risk grades are initially assigned by loan officers, then reviewed and monitored by credit administration. This process includes the maintenance of an internally classified loan list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. Because of this process, certain loans are deemed as impaired and evaluated as an impaired loan.

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for probable credit risk inherent in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with GAAP, there can be no assurance that banking regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate because of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

At December 31, 2015 the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $5.5 million compared to $7.6 million at December 31, 2014, a net decrease of $2.1 million. Total nonaccrual loans, which are a component of impaired loans, decreased from $2.2 million at December 31, 2014 to $783,000 at December 31, 2015. During 2015, seventeen relationships totaling $1.4 million were added to impaired loans. These additions were offset by one relationship for $102,000 being deemed no longer impaired based on improved cash flow, seven impaired relationships totaling $271,000 being charged off, eight relationships in the amount of $1.8 million being foreclosed and transferred to other real estate owned, five impaired relationships in the amount of $441,000 being paid off completely and several relationships with pay downs totaling $861,000.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

The allowance expressed as a percentage of gross loans held for investment decreased thirty basis points from 1.20% at December 31, 2014 to 0.90% at December 31, 2015. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 1.08% at December 31, 2014 and 0.86% at December 31, 2015, while the individually evaluated allowance as a percentage of individually evaluated loans decreased from 6.04% to 3.31% for the same periods. The decrease in the ratio of general reserves to collectively evaluated loans is due to the decrease in charge-offs and improvement in credit scores of our borrowers as discussed below. The portion of the Company’s allowance for loan loss model related to general reserves is intended to capture the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and expected loss scenario by FDIC call report codes. Together, these expected components as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data, acquired from a third party vendor representing a one year loss horizon for each obligor. The Company updates the data inputs into the model; specifically the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the credit scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. Beginning with the third quarter update, the Company transitioned from Beacon 5 scores to FICO 9 scores. This change accounted for approximately a $20,000 decrease in the allowance. The continued improvement in credit quality coupled with the continued trend of overall improvement in credit scores resulted in our average customer credit score increasing thirty-one points from 724 to 755 during 2015. The improvement in credit scores has been the major driver in the overall decrease in the allowance for loan losses. This improvement reduced the balance of the allowance by approximately $409,000.

Nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans decreased from 0.72% at December 31, 2014, to 0.24% at December 31, 2015.

Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

Other real estate owned decreased $871,000 during 2015. The Company sold twenty-seven pieces of foreclosed property totaling $2.4 million realizing a gain of $140,000. The Company also had write downs and changes in reserves totaling $333,000 on the remaining existing property. The Company foreclosed on eight loan relationships totaling $1.8 million and added thirty-one pieces of property to other real estate owned. One of the relationships foreclosed on totaled $792,000 and added twenty-four pieces of property.

Restructured loans at December 31, 2015 totaled $4.5 million compared to $5.3 million at December 31, 2014 and are included in impaired loans. At December 31, 2015, all restructured loans were on an accruing basis with the exception of two relationships totaling $264,000 that were in nonaccrual.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2015	2014	2013	2012	2011
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	783	2,246	4,717	9,480	7,862
Other real estate owned	4,994	5,865	7,170	8,713	10,258

Total nonperforming assets	$5,777	$8,111	$11,887	$18,193	$18,120

Allowance for loan losses	$2,884	$3,738	$5,095	$6,801	$6,815
Nonperforming loans to total loans	0.24%	0.72%	1.53%	2.88%	2.14%
Allowance for loan losses to total loans	0.90%	1.20%	1.66%	2.07%	1.86%
Nonperforming assets to total assets	1.09%	1.56%	2.30%	3.34%	3.44%
Allowance for loan losses to nonperforming loans	368.23%	166.48%	108.02%	71.74%	86.88%

Capital Resources

The Company continues to maintain capital ratios that support its asset growth. Bank regulatory agencies approved regulatory capital guidelines (“Basel III”) aimed at strengthening existing capital requirements for banking organizations. Under the final rules, minimum requirements increase for both the quantity and quality of capital held by the Company. The rules include a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.50%, raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.00% to 6.00%, require a minimum ratio of total capital to risk-weighted assets of 8.00%, and require a minimum Tier 1 leverage ratio of 4.00%. A new capital conservation buffer, comprised of common equity Tier 1 capital, was also established above the regulatory minimum capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increase each subsequent year by an additional 0.625% until reaching its final level of 2.50% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the final rules. The final rules also revise the definition and calculation of Tier 1 capital, total capital, and risk-weighted assets.

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2015, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

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

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in 2015. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There was a 2% stock dividend declared in 2014 and no dividends declared or paid in 2013.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3 on page 101, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2015 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $52.1 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $20.7 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2015, borrowings from federal funds lines and the issuance of commercial paper amounted to $3.4 million. The Company also had a short-term line of credit totaling $2.4 million. Long-term debt at that date consisted of junior subordinated debt of $9.5 million and a mortgage payable of $25,000.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2015.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	4-5 Years	5 Years
Contractual Obligations
Short-term debt	$5,758	$5,758	$—	$—	$—
Long-term debt	9,547	—	13	9,534	—

Total contractual cash obligations, excluding deposits	15,305	5,758	13	9,534	—

Deposits	467,733	446,383	15,082	6,169	99

Total contractual cash obligations, including deposits	$483,038	$452,141	$15,095	$15,703	$99

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a no growth and most likely balance sheet growth, for a two year

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections using the most likely balance sheet growth for a one-year horizon, indicates a negative impact of (9.93%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 19.70% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

(dollars in thousands)

	2015			2014			2013
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$96,867	1,527	1.58%	$98,549	1,632	1.66%	$108,767	1,464	1.35%
Non-taxable securities (1)	15,481	410	4.27%	10,507	321	4.92%	7,566	251	5.40%
Short-term investments	50,963	185	0.36%	52,554	168	0.32%	51,612	177	0.34%
Taxable loans (2)	301,837	15,299	5.07%	295,004	15,903	5.39%	303,698	17,134	5.64%
Non-taxable loans (1)	14,649	426	4.69%	14,974	433	4.66%	15,451	439	4.62%

Total interest-earning assets	479,797	17,847	3.83%	471,588	18,457	4.01%	487,094	19,465	4.09%

Non-earning assets
Cash and due from banks	5,966			5,898			2,172
Premises and equipment, net	14,779			14,806			14,127
Interest receivable and other	21,157			21,384			24,300

Total non-earning assets	41,902			42,088			40,599

Total assets	$521,699			$513,676			$527,693

Interest-bearing liabilities
Savings deposits	$39,393	$44	0.11%	$38,751	$57	0.15%	$45,706	$171	0.37%
Interest checking & MMDA	239,546	278	0.12%	230,779	299	0.13%	220,663	439	0.20%
Time deposits	89,091	797	0.89%	101,925	997	0.98%	119,149	1,300	1.09%

Total deposits	368,030	1,119	0.30%	371,455	1,353	0.36%	385,518	1,910	0.50%

Short-term borrowed funds	4,880	64	1.31%	4,830	34	0.70%	10,657	160	1.50%
Long-term debt	9,552	550	5.76%	9,952	573	5.76%	11,683	664	5.68%

Total interest-bearing liabilities	382,462	1,733	0.45%	386,237	1,960	0.51%	407,858	2,734	0.67%

Noninterest liabilities
Transaction deposits	90,625			79,705			69,628
Interest payable and other	5,489			6,053			6,213

Total liabilities	478,576			471,995			483,699

Shareholders’ equity	43,123			41,681			43,994

Total liabilities and shareholders equity	$521,699			$513,676			$527,693

Interest rate spread			3.38%			3.50%			3.42%

Net interest income and net interest margin		$16,114	3.47%		$16,497	3.60%		$16,731	3.52%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 34.00% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

(dollars in thousands)

	2015 Versus 2014			2014 Versus 2013
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets

Taxable securities	$(27)	$(78)	$(105)	$(153)	$321	$168
Non-taxable securities	142	(53)	89	94	(24)	70
Short-term investments	(5)	22	17	3	(12)	(9)
Taxable loans	357	(961)	(604)	(480)	(751)	(1,231)
Non-taxable loans	(9)	2	(7)	(14)	8	(6)

Total interest-earning assets	458	(1,068)	(610)	(550)	(458)	(1,008)

Interest-bearing liabilities

Savings deposits	1	(14)	(13)	(18)	(96)	(114)
Transaction and MMDA deposits	11	(32)	(21)	17	(157)	(140)
Other time deposits	(120)	(80)	(200)	(178)	(125)	(303)
Short-term borrowed funds	1	29	30	(64)	(62)	(126)
Long-term debt	(23)	—	(23)	(99)	8	(91)

Total interest-bearing liabilities	(130)	(97)	(227)	(342)	(432)	(774)

Net interest income	$588	$(971)	$(383)	$(208)	$(26)	$(234)

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

(dollars in thousands)

	December 31, 2015			December 31, 2014			December 31, 2013
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$4,026	$4,012	1.13%	$19.030	$19,386	1.86%	$16,062	$16,564	1.91%
Due after five but within ten years	—	—	0.00%	—	—	0.00%	4,930	4,722	1.37%

	4,026	4,012	1.13%	19,030	19,386	1.86%	20,992	21,286	1.79%

U.S. Government agencies
Due within twelve months	—	—	0.00%	4,972	4,998	2.77%	—	—	0.00%
Due after one but within five years	27,671	27,635	1.43%	36,292	36,116	1.30%	21,059	20,965	1.46%
Due after five but within ten years	2,193	2,199	1.05%	—	—	0.00%	13,872	13,335	1.45%
Due after ten years	6,295	6,236	1.23%	9,705	9,661	0.96%	—	—	0.00%

	36,159	36,070	1.37%	50,969	50,775	1.38%	34,931	34,300	1.45%

Mortgage-backed securities
Due after one but within five years	4,351	4,317	1.90%	4,192	4,151	1.52%	2,557	2,436	1.77%
Due after five but within ten years	8,545	8,489	2.32%	3,003	3,046	2.43%	4,706	4,777	2.08%
Due after ten years	17,373	16,967	1.89%	20,553	20,375	2.00%	30,608	29,793	2.01%

	30,269	29,773	2.01%	27,748	27,572	1.98%	37,871	37,006	2.00%

State and political
Due within twelve months	471	473	5.77%	175	177	4.62%	481	485	4.97%
Due after one but within five years	3,304	3,423	3.86%	2,389	2,541	4.96%	1,469	1,595	5.75%
Due after five but within ten years	1,399	1,421	6.28%	3,296	3,481	4.89%	4,369	4,566	4.64%
Due after ten years	8,517	8,722	3.77%	5,715	5,881	4.36%	1,018	1,042	6.33%

	13,691	14,039	4.12%	11,575	12,080	4.64%	7,337	7,688	5.12%

Corporate Bonds
Due within twelve months	2,400	2,399	1.19%	—	—	0.00%	—	—	0.00%
Due after one but within five years	814	798	1.79%	—	—	0.00%	—	—	0.00%
Due after five but within ten years	2,221	2,167	1.38%	3,040	3,011	1.24%	—	—	0.00%

	5,435	5,364	1.36%	3,040	3,011	1.24%	—	—	0.00%

Total Securities available for sale
Due within twelve months	2,871	2,872	1.94%	5,147	5,175	2.83%	481	485	2.36%
Due after one but within five years	40,166	40,185	1.66%	61,903	62,194	1.63%	41,147	41,560	1.59%
Due after five but within ten years	14,358	14,276	2.37%	9,339	9,538	3.72%	27,877	27,400	1.64%
Due after ten years	32,185	31,925	2.26%	35,973	35,917	2.03%	31,626	30,835	1.67%

	$89,580	$89,258	2.00%	$112,362	$112,824	1.94%	$101,131	$100,280	1.66%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

(dollars in thousands)

	December 31, 2015			December 31, 2014			December 31, 2013
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after five but within ten years	$1,911	$1,906	2.39%	$2,085	$2,053	2.29%	$—	$—	0.00%

	1,911	1,906	2.39%	2,085	2,053	2.29%	—	—	0.00%

State and political
Due after one but within five years	1,944	1,953	2.27%	—	—	0.00%	—	—	0.00%
Due after five but within ten years	4,049	4,065	2.95%	—	—	0.00%	—	—	0.00%

	5,993	6,018	2.73%	—	—	0.00%	—	—	0.00%

Corporate Bonds
Due after five but within five years	3,338	3,318	2.76%	3,411	3,397	2.76%	—	—	0.00%

	3,338	3,318	2.76%	3,411	3,397	2.76%	—	—	0.00%

Total Securities held to maturity
Due after one but within five years	1,944	1,953	2.58%	—	—	0.00%	—	—	0.00%
Due after five but within ten years	9,298	9,289	2.77%	5,496	5,450	2.58%	—	—	0.00%

	$11,242	$11,242	2.68%	$5,496	$5,450	2.58%	$—	$—	0.00%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 4

Noninterest Income

(dollars in thousands)

	Year Ended December 31,
	2015	2014	2013
Service charges on deposit accounts	$1,293	$1,467	$1,627
Other banking fees	2,110	1,917	1,589
Asset management fees	1,737	1,732	1,624
Brokerage commissions	270	279	186
Other noninterest income	317	388	448
Income from mortgage loan sales	2,306	1,001	2,113
Security gains (losses)	536	(2)	(523)
Gains (losses) from sale of OREO	140	398	290
Other gains (losses) from sale of assets	1	141	233

Total noninterest income	$8,710	$7,321	$7,587

Financial Table 5

Other Noninterest Expense

(dollars in thousands)

	Year Ended December 31,
	2015	2014	2013
Postage	$184	$184	$171
Telephone and data lines	156	145	162
Loan collection cost	121	139	352
Shareholder relations expense	140	234	164
Dues and subscriptions	167	127	139
Other	1,574	1,457	1,496

Total other noninterest expense	$2,342	$2,286	$2,484

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 6

Loan Portfolio Composition

(dollars in thousands)

	At December 31,
	2015		2014		2013
		% of Total		% of Total		% of Total
	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$52,311	16.34%	$47,418	15.25%	$47,436	15.44%
Real estate - construction	23,321	7.29%	26,250	8.44%	21,001	6.83%
Real estate - residential	132,799	41.49%	135,734	43.67%	132,694	43.18%
Real estate - commercial	101,198	31.62%	92,517	29.76%	95,922	31.22%
Consumer	8,982	2.81%	8,460	2.72%	9,623	3.13%
Other	1,481	0.45%	481	0.16%	612	0.20%

Total loans	320,092	100.00%	310,860	100.00%	307,288	100.00%

Less:
Allowance for loan losses	(2,884)		(3,738)		(5,095)
Unearned net loan fees	40		(7)		60

Net loans	$317,248		$307,115		$302,253

	At December 31,
	2012		2011
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$41,390	12.58%	$45,907	12.52%
Real estate - construction	28,132	8.55%	37,144	10.13%
Real estate - residential	142,444	43.28%	153,260	41.82%
Real estate - commercial	103,304	31.39%	114,944	31.36%
Consumer	12,986	3.95%	14,710	4.01%
Other	822	0.25%	602	0.16%

Total loans	329,078	100.00%	366,567	100.00%

Less:
Allowance for loan losses	(6,801)		(6,815)
Unearned net loan fees	105		108

Net loans	$322,382		$359,860

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

(dollars in thousands)

	December 31, 2015
	One Year	One to	Over Five
	or Less	Five Years	Years	Total
Commercial and agricultural	$15,914	$12,766	$23,631	$52,311
Real estate – construction	9,819	6,565	6,937	23,321

Total selected loans	$25,733	$19,331	$30,568	$75,632

Fixed rate loans	$15,066	$67,650	$63,094	$145,810

Sensitivity to rate changes:
Variable interest rates	$33,631	$25,934	$114,757	$174,322

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 8

Activity in the Allowance for Loan Loss

(dollars in thousands)

	At or for the Year Ended December 31,
	2015	2014	2013	2012	2011
Allowance for loan losses at beginning of year	$3,738	$5,095	$6,801	$6,815	$9,067
Provision for (recovery of) loan losses	(620)	(389)	28	1,832	3,456
Other	—	—	(5)	—	(5)
Loan charge-offs:
Commercial	34	8	571	322	336
Real estate	427	1,140	1,225	1,427	5,110
Consumer	128	83	175	242	390

Total charge-offs	589	1,231	1,971	1,991	5,836

Recoveries of loans previously charged off:
Commercial	16	81	14	43	4
Real estate	278	138	180	66	28
Consumer	61	44	48	36	101

Total recoveries	355	263	242	145	133

Net charge-offs	234	968	1,729	1,846	5,703

Allowance for loan losses at end of year	$2,884	$3,738	$5,095	$6,801	$6,815

Net (charge-offs) recoveries as a percent of average loans	0.07%	0.31%	0.55%	0.53%	1.50%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 9

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2015		2014		2013
		% of Total		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$478	16.57%	$790	21.13%	$722	14.17%
Real estate - construction	227	7.87%	223	5.97%	1,203	23.61%
Real estate - residential	1,338	46.40%	1,775	47.50%	2,025	39.75%
Real estate - commercial	653	22.64%	738	19.74%	890	17.47%
Other	188	6.52%	212	5.66%	255	5.00%
Unallocated	—	—%	—	—%	—	—%

Total loans	$2,884	100.00%	$3,738	100.00%	$5,095	100.00%

	At December 31,
	2012		2011
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$1,180	17.35%	$1,127	12.52%
Real estate – construction	719	10.57%	557	10.13%
Real estate – residential	3,020	44.41%	2,924	41.81%
Real estate – commercial	1,040	15.29%	1,459	31.37%
Consumer	842	12.38%	667	4.01%
Other	—	—%	81	0.16%
Unallocated	—	—%	—	—%

Total loans	$6,801	100.00%	$6,815	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 10

Short Term Borrowings

(dollars in thousands)

	2015		2014		2013
	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Federal funds purchase	$—	0.00%	$—	0.00%	$—	0.00%
Master notes and other secured borrowings	3,396	0.25%	3,674	0.25%	3,998	0.25%
Notes payable	12	6.00%	11	6.00%	11	6.00%
Short-term line of credit	2,350	3.50%	1,000	3.75%	—	0.00%
Short-term advances from FHLB	—	0.00%	—	0.00%	1,500	4.80%

	$5,758	1.59%	$4,685	1.70%	$5,509	1.30%

Average for the year
Federal funds purchase	$2	0.79%	$2	0.79%	$4	0.79%
Master notes and other secured borrowings	3,280	0.25%	4,250	0.44%	5,617	0.41%
Notes payable	18	6.00%	11	6.00%	10	6.00%
Short-term line of credit	1,598	3.51%	57	3.75%	—	0.00%
Short-term advances from FHLB	—	0.00%	510	4.08%	5,026	2.61%

	$4,898	1.32%	$4,830	1.86%	$10,657	1.34%

Maximum month-end balance
Federal funds purchase	$—		$—		$—
Master notes and other secured borrowings	4,736		4,640		6,736
Notes payable	12		11		11
Short-term line of credit	2,350		1,000		—
Short-term advances from FHLB	—		1,500		9,500

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 11

Maturities of Time Deposits

(dollars in thousands)

		Over 3	Over 6
	3 Months	Months to	Months to	Over
	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$1,850	$2,121	$870	$3,307	$8,148

Other Time Deposits	18,839	18,007	19,392	18,042	74,280

	$20,689	$20,128	$20,262	$21,349	$82,428

Financial Table 12

Performance Ratios

	At December 31,
	2015	2014	2013	2012	2011
Return on average assets	0.38%	0.33%	0.18%	0.08%	0.17%

Return on average equity	4.65%	4.03%	2.17%	0.90%	2.02%

Equity to average assets ratio	8.27%	8.11%	8.34%	8.52%	8.39%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Tara G. Eudy	Cynthia L. Mynatt
President/Funeral Director	President and Treasurer	President
Stanly Funeral Home, Inc.	Carolina Title Company, Inc.	Ben Mynatt Buick - GMC

Nadine B. Bowers	Charles F. Geschickter, III	James E. Nance
Retired – Senior Vice President	President and	Founder and Managing Member
Strategic Investment Advisors, Inc.	Chief Executive Officer	North State Negotiations, LLC &
and Bank of Stanly	JTG Racing, Inc.;	North State Acquisitions, LLC
ST Motorsports, Inc.

Joe S. Brooks	Thomas M. Hearne, Jr.	Frank A. Rankin, III
Board Vice Chairman	Retired	President and Owner
Owner and Manager	Geopavement Engineer	Concord Engineering &
Brothers Precision Tool Co.	North Carolina Department	Surveying, Inc.
of Transportation

Ronald T. Burleson	Charles D. Horne	S. Todd Swaringen
Partner	President	Certified Public Accountant/
Thurman Burleson & Sons Farm	Hornwood, Inc.	Partner
Beane Swaringen &
Company, PLLC

Bill C. Burnside, DDS	Harvey H. Leavitt, III	Dusty W. West
Retired – General Dentist	Owner and Operator	President and Owner
	Leavitt Funeral Home	Dean’s Ready Mixed, Inc.

James O. Campbell	Samuel M. Leder
Channel Sales Manager	Certified Public Accountant/
Viewpoint Construction Software	Partner
Potter & Company, P.A.

Raymond R. Cranford, Jr.	W. Chester Lowder
Owner and Vice President of Sales	Board Chairman
Crook Motor Co., Inc.	Director of Livestock Program
Public Policy Division
NC Farm Bureau
Federation, Inc.

Executive Officers

Roger L. Dick	Brendan P. Duffey	R. David Beaver, III
President and	Chief Operating Officer and	Chief Financial Officer
Chief Executive Officer	Chief Risk Officer	Uwharrie Capital Corp
Uwharrie Capital Corp;	Uwharrie Capital Corp;	and Uwharrie Bank
Chief Executive Officer	President
Uwharrie Bank	Uwharrie Bank