Form 10-K, Exhibit 13
period 2016-12-31
UWHARRIE CAPITAL CORP
filed 2017-03-01
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2016

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was incorporated on February 24, 1993 to become the bank holding company for Uwharrie Bank (the “Bank”), formerly, known as Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns two non-bank subsidiaries, Uwharrie Investment Advisors, Inc., formally known as Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

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

The Company and its subsidiaries are located in Stanly County, Anson County, Cabarrus County and Mecklenburg County. However, the Company intends to prudently expand its service area to include the Charlotte Metropolitan and Uwharrie Lakes Regions of North Carolina.

Depository services offered by the Bank include personal and commercial checking, savings, money market, certificates of deposit accounts and individual retirement accounts, all tailored to meet customers’ needs. The Bank provides fixed and variable rate loans, which include mortgage, home equity, lines of credit, consumer and commercial loans. The Bank also offers internet banking, mobile banking, and 24-hour telephone banking, providing customers the convenience of access to account information, rate information and accessibility of funds transfers between accounts. Other services include MasterCard ® credit cards and a Visa ® check card which functions as a point-of-sale (POS) and automated teller machine (ATM) card. Customers can use the check card for purchases at virtually any merchant accepting Visa ® and ATMs displaying the STAR ® or CIRRUS ® networks regionally and worldwide, respectively.

Uwharrie Investment Advisors, Inc., an SEC registered investment advisory firm, provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance ® ) is a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA) and SIPC. BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for financial consultants registered with Private Client Services LLC, securities and insurance products are offered, including fixed annuities, long-term care products, Medicare supplement products, and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc.

Uwharrie Investment Group: Securities and insurance products are offered through Private Client Services, LLC, 2225 Lexington Rd, Louisville, KY 40206, ph: 502-451-0600, Member FINRA and SIPC. Private Client Services, LLC and Uwharrie Capital Corp along with its affiliates and/or subsidiaries are separate, distinct, and unaffiliated entities. It is important to note that securities and insurance products are: NOT BANK DEPOSITS – NOT INSURED BY THE FDIC OR ANY FEDERAL GOVERNMENT AGENCY – NOT OBLICATIONS OF OR GUARANTEED BY ANY FINANCIAL INSTITUTION – SUBJECT TO RISK AND MAY LOSE VALUE.

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2016	2015	Percent Increase (Decrease)
For the year:
Net income	$2,211	$2,007	10.16%
Net income (loss) available to common shareholders	$1,618	$1,415	14.35%
Basic net income (loss) per common share (1)	$0.23	$0.20	15.00%
Diluted net income (loss) per common share (1)	$0.23	$0.20	15.00%
Weighted average common shares outstanding (diluted)	7,097,075	7,193,712	(1.34)%
At year-end:
Total assets	$548,230	$532,202	3.01%
Total earning assets	496,264	482,527	2.85%
Loans held for investment	341,829	320,132	6.78%
Total interest-bearing liabilities	394,789	390,514	1.09%
Shareholders’ equity	43,525	43,314	0.49%
Book value per common share (1)	$4.67	$4.59	1.74%
Averages for the year:
Total assets	$534,296	$521,699	2.41%
Total earning assets	490,467	479,331	2.32%
Loans held for investment	334,317	316,020	5.79%
Total interest-bearing liabilities	380,826	382,461	(0.43)%
Shareholders’ equity	44,283	43,123	2.69%
Financial ratios (in percentage):
Return on average assets	0.41%	0.38%
Return on average shareholders’ equity	4.99%	4.65%
Average equity to average assets	8.29%	8.27%
Net interest margin (fully tax equivalent basis)	3.51%	3.47%
Allowance as % of loans at year-end	0.78%	0.90%
Allowance as % of nonperforming loans	186.69%	368.23%
Nonperforming loans to total loans	0.42%	0.24%
Nonperforming assets to total assets	1.03%	1.09%
Net loan charge-offs (recoveries) to average loans	0.03%	0.07%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2015 have been adjusted to reflect the 2% stock dividend in 2016.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong base of local shareholders. While bid and ask prices for the Company’s common stock are quoted on the OTC Pink marketplace through www.otcmarkets.com, operated by OTC Markets Group, Inc. under the symbol UWHR, trading is sporadic with trades also taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

The Board of Directors adopts a dividend policy on an annual basis. For 2016, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Uwharrie Capital Corp

Albemarle, North Carolina

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uwharrie Capital Corp and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 1, 2017

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015
	(dollars in thousands)
ASSETS
Cash and due from banks	$9,422	$7,038
Interest-earning deposits with banks	36,546	61,895
Securities available for sale, at fair value	105,899	89,258
Securities held to maturity (fair value $11,934 and $11,242, respectively)	11,990	11,242
Loans held for sale	5,823	5,922
Loans:
Loans held for investment	341,829	320,132
Less allowance for loan losses	(2,707)	(2,884)
Net loans held for investment	339,122	317,248
Premises and equipment, net	14,173	14,666
Interest receivable	1,629	1,564
Restricted stock	1,052	1,040
Bank owned life insurance	6,897	6,762
Other real estate owned	4,176	4,994
Prepaid assets	826	764
Other assets	10,675	9,809
Total assets	$548,230	$532,202
LIABILITIES
Deposits:
Demand noninterest-bearing	$103,138	$92,524
Interest checking and money market accounts	272,968	252,345
Savings deposits	42,452	40,436
Time deposits, $250,000 and over	7,472	8,148
Other time deposits	59,689	74,280
Total deposits	485,719	467,733
Short-term borrowed funds	2,674	5,758
Long-term debt	9,534	9,547
Interest payable	151	168
Other liabilities	6,627	5,682
Total liabilities	504,705	488,888
Off balance sheet items, commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,050,315 and 6,983,017, respectively	8,813	8,729
Additional paid-in capital	12,540	12,308
Undivided profits	12,867	11,893
Accumulated other comprehensive loss	(1,318)	(212)
Total Uwharrie Capital shareholders’ equity	32,902	32,718
Noncontrolling interest	10,623	10,596
Total shareholders’ equity	43,525	43,314
Total liabilities and shareholders’ equity	$548,230	$532,202

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$15,900	$15,725	$16,336
Investment securities:
US Treasury	46	212	361
US Government agencies and corporations	1,296	1,315	1,271
State and political subdivisions non-taxable	467	410	321
State and political subdivisions taxable	33	—	—
Interest-earning deposits with banks and federal funds sold	304	185	168
Total interest income	18,046	17,847	18,457
Interest Expense
Interest checking and money market accounts	310	278	299
Savings deposits	47	44	57
Time deposits $250,000 and over	58	69	49
Other time deposits	308	728	948
Short-term borrowed funds	37	64	34
Long-term debt	550	550	573
Total interest expense	1,310	1,733	1,960
Net interest income	16,736	16,114	16,497
Provision for (recovery of) loan losses	(88)	(620)	(389)
Net interest income after provision for loan losses	16,824	16,734	16,886
Noninterest Income
Service charges on deposit accounts	1,189	1,293	1,467
Other service fees and commissions	4,294	4,117	3,928
Gain (loss) on sale of securities (includes reclassification of $544, $536, and ($2) from accumulated comprehensive income in 2016, 2015 and 2014, respectively)	544	536	(2)
Income from mortgage loan sales	3,795	2,306	1,001
Other income	509	318	529
Total noninterest income	10,331	8,570	6,923
Noninterest Expense
Salaries and employee benefits	14,522	13,186	12,051
Net occupancy expense	1,189	1,139	1,107
Equipment expense	646	678	680
Data processing costs	705	734	729
Office supplies and printing	161	217	273
Foreclosed real estate expense	501	713	848
Professional fees and services	703	594	847
Marketing and donations	941	852	762
Electronic banking expense	1,170	1,083	939
Software amortization and maintenance	697	578	535
FDIC insurance	269	375	425
Other noninterest expense	2,545	2,342	2,286
Total noninterest expense	24,049	22,491	21,482
Income before income taxes	3,106	2,813	2,327
Income taxes (includes reclassification of (($210), ($207), and $1) from accumulated other comprehensive income, respectively)	895	806	648
Net income	$2,211	$2,007	$1,679
Consolidated net income	$2,211	$2,007	$1,679
Less: Net income attributable to noncontrolling interest	(593)	(592)	(591)
Net income attributable to Uwharrie Capital Corp	1,618	1,415	1,088
Dividends on preferred stock	—	—	—
Net Income available to common shareholders	$1,618	$1,415	$1,088
Net income per common share
Basic	$0.23	$0.20	$0.14
Diluted	$0.23	$0.20	$0.14
Weighted average common shares outstanding
Basic	7,096,969	7,193,712	7,595,948
Diluted	7,097,075	7,193,712	7,595,948

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2016, 2015and 2014

	2016	2015	2014
	(dollars in thousands)
Net Income	$2,211	$2,007	$1,679
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(1,131)	(248)	1,311
Related tax effect	359	60	(445)
Reclassification of losses (gains) recognized in net income	(544)	(536)	2
Related tax effect	210	207	(1)
Total other comprehensive income (loss)	(1,106)	(517)	867
Comprehensive income	1,105	1,490	2,546
Less: Comprehensive income attributable to noncontrolling interest	(593)	(592)	(591)
Comprehensive income attributable to Uwharrie Capital	$512	$898	$1,955

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2016, 2015 and 2014

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2013	7,445,931	$9,307	$11,922	$(989)	$10,289	$(562)	$10,542	$40,509
Net Income	—	—	—	—	1,088	—	591	1,679
Repurchase of common stock	(374,130)	(468)	(942)	—	—	—	—	(1,410)
2% stock dividend	142,129	178	221	—	(399)	—	—	—
Cash paid – fractional shares	—	—	—	—	(4)	—	—	(4)
Other comprehensive income	—	—	—	—	—	867	—	867
Release of ESOP shares	—	—	5	16	—	—	—	21
Repayment of ESOP notes receivable	(252,446)	(315)	(649)	973	—	—	—	9
Reclass from mezzanine capital	—	—	1,155	—	—	—	—	1,155
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	(148)	(148)
Balance, December 31, 2014	6,961,484	$8,702	$11,712	$—	$10,974	$305	$10,569	$42,262
Net Income	—	—	—	—	1,415	—	592	2,007
Repurchase of common stock	(114,377)	(143)	(286)	—	—	—	—	(429)
2% stock dividend	135,910	170	321	—	(491)	—	—	—
Cash paid – fractional shares	—	—	—	—	(5)	—	—	(5)
Other comprehensive income	—	—	—	—	—	(517)	—	(517)
Reclass from mezzanine capital	—	—	561	—	—	—	—	561
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	(149)	(149)
Balance, December 31, 2015	6,983,017	$8,729	$12,308	$—	$11,893	$(212)	$10,596	$43,314
Net Income	—	—	—	—	1,618	—	593	2,211
Repurchase of common stock	(69,938)	(87)	(235)	—	—	—	—	(322)
2% stock dividend	137,236	171	467	—	(638)	—	—	—
Cash paid – fractional shares	—	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	—	(1,106)	—	(1,106)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	—	(149)	(149)
Balance, December 31, 2016	7,050,315	$8,813	$12,540	$—	$12,867	$(1,318)	$10,623	$43,525

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,211	$2,007	$1,679
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	1,003	908	922
Net amortization of security premiums/discounts AFS	990	975	1,050
Net amortization of security premiums/discounts HTM	138	134	2
Net amortization of mortgage servicing rights	751	689	709
Impairment of foreclosed real estate	272	425	647
Provision for (recovery of) loan losses	(88)	(620)	(389)
Deferred income taxes	92	336	593
Net realized (gains) loss on sales / calls available for sale securities	(544)	(536)	2
Income from mortgage loan sales	(3,795)	(2,306)	(1,001)
Proceeds from sales of loans held for sale	118,417	65,101	39,012
Origination of loans held for sale	(115,505)	(66,570)	(39,019)
(Gain) loss on sale of premises, equipment and other assets	3	(1)	(142)
Increase in cash surrender value of life insurance	(135)	(117)	(129)
Gain on sales of foreclosed real estate	(41)	(140)	(398)
Release of ESOP Shares	—	—	21
Net change in interest receivable	(65)	183	—
Net change in other assets	(761)	(1,535)	(1,029)
Net change in interest payable	(17)	(12)	(44)
Net change in other liabilities	945	899	349
Net cash provided by operating activities	3,871	(180)	2,835
Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	30,734	47,253	18,839
Proceeds from sales, maturities, calls and paydowns of securities held to maturity	141	154	—
Purchase of securities available for sale	(49,496)	(24,910)	(31,122)
Purchase of securities held to maturity	(1,027)	(6,034)	(5,498)
Net increase in loans	(22,101)	(11,331)	(5,445)
Proceeds from sale of premises, equipment and other assets	547	1	368
Purchase of premises and equipment	(657)	(716)	(2,225)
Proceeds from sales of foreclosed real estate	899	2,404	2,028
Net change in restricted stock	(12)	(2)	146
Net cash provided (used) by investing activities	(40,972)	6,819	(22,909)
Cash flows from financing activities
Net increase in deposit accounts	17,986	11,298	2,727
Net decrease in short-term borrowed funds	(3,084)	1,073	(824)
Net decrease in long-term debt	(13)	(11)	(1,605)
Repurchase of common stock, net	(322)	(429)	(1,401)
Dividends on preferred stock	(425)	(423)	(422)
Cash paid for fractional shares	(6)	(5)	(4)
Net cash provided (used) by financing activities	14,136	11,503	(1,529)
Increase (decrease) in cash and cash equivalents	(22,965)	18,142	(21,603)
Cash and cash equivalents, beginning of year	68,933	50,791	72,394
Cash and cash equivalents, end of year	$45,968	$68,933	$50,791
Supplemental disclosures of cash flow information
Interest paid	$1,327	$1,745	$2,004
Income taxes paid	641	459	41
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(1,106)	(517)	867
Loans transferred to foreclosed real estate	315	1,818	972
Company financed sales of other real estate owned	(256)	(26)	(65)
Mortgage servicing rights capitalized	982	657	386
Preferred stock dividend accrued	(142)	(142)	(142)
Net change in ESOP liability	—	(561)	1,155

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

Uwharrie was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Uwharrie are insured by the Federal Deposit Insurance Corporation (“FDIC”). Uwharrie is under regulation of the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks. In Stanly County Uwharrie has six branch locations that provide a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

Investment Securities Held to Maturity

Investment securities held to maturity consist of United States Government agencies, corporate bonds and state and political subdivision bonds. The Company has both the intent and ability to hold the securities to maturity. These securities are reported at amortized cost.

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

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and estimated loss scenario by FDIC call report codes. Together, these components, as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

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

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2011 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2016, 2015 and 2014.

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

Among the Company’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including other real estate owned, impaired loans, loans held for sale, which are carried at the lower of cost or market; and mortgage loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2016, 2015 and 2014:

	Year ended December 31,
	2016	2015	2014
	(dollars in thousands)
Beginning Balance	$(212)	$305	$(562)
Other comprehensive income (loss) before reclassifications, net of $359, $60 and ($445) tax effect, respectively	(772)	(188)	866
Amounts reclassified from accumulated other comprehensive income, net of ($210), ($207), and $1 tax effect, respectively	(334)	(329)	1
Net current-period other comprehensive loss	(1,106)	(517)	867
Ending Balance	$(1,318)	$(212)	$305

Earnings per Common Share

The Company had stock options outstanding covering 13,116 shares of common stock at both December 31, 2016 and 2015. All of these options were dilutive because the strike price was lower than the current market price.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Employee Stock Ownership Plan (“ESOP”) effect is the average of the unallocated ESOP shares.

On October 18, 2016, the Company’s Board of Directors declared a 2% stock dividend payable on November 23, 2016 to shareholders of record on November 9, 2016. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2016	2015	2014
Weighted average number of common shares used in computing basic net income per common share	7,096,969	7,193,712	7,640,615
Effect of ESOP shares	—	—	(44,667)
Adjusted weighted average number of common shares used in computing basic net income per common share	7,096,969	7,193,712	7,595,948
Effect of dilutive stock options	106	—	—
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,097,075	7,193,712	7,595,948

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In February 2016, the FASB issued ASU 2016-02, “Leases, Topic 842 (“ASU 2016-02”)”. This ASU increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The key difference between existing standards and this ASU is the requirement for lessees to recognize on their balance sheet all lease contracts with lease terms greater than 12 months, including operating leases. Both a right-of-use asset, representing the right to use the leased asset, and a lease liability, representing the contractual obligation, are required to be recognized on the balance sheet of the lessee at lease commencement. Further, this ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. Lessor guidance remains largely unchanged with the exception of how a lessor determines the appropriate lease classification for each lease to better align the lessor guidance with revised lessee classification guidance. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of the new standard, which we anticipate we will adopt during the first quarter of 2019.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We are currently assessing the impact of the new guidance on the Company’s consolidated financial statements.

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

Reclassification

Certain amounts in the 2015 and 2014 financial statements have been reclassified to conform to the 2016 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,017	$—	$3	$4,014
U.S. Government agencies	58,506	28	863	57,671
GSE - Mortgage-backed securities and CMO’s	26,195	39	586	25,648
State and political subdivisions	14,123	71	658	13,536
Corporate bonds	5,054	14	38	5,030
Total securities available for sale	$107,895	$152	$2,148	$105,899

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,754	$—	$17	$1,737
State and political subdivisions	6,974	7	60	6,921
Corporate bonds	3,262	14	—	3,276
Total securities held to maturity	$11,990	$21	$77	$11,934

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,026	$—	$14	$4,012
U.S. Government agencies	36,159	99	188	36,070
GSE - Mortgage-backed securities and CMO’s	30,269	53	549	29,773
State and political subdivisions	13,691	351	3	14,039
Corporate bonds	5,435	—	71	5,364
Total securities available for sale	$89,580	$503	$825	$89,258

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,911	$—	$5	$1,906
State and political subdivisions	5,993	30	5	6,018
Corporate bonds	3,338	—	20	3,318
Total securities held to maturity	$11,242	$30	$30	$11,242

At both December 31, 2016 and December 31, 2015, the Company owned Federal Reserve Bank stock reported at cost of $507,000. Also at December 31, 2016 and December 31, 2015, the Company owned Federal Home Loan Bank Stock (FHLB) of $545,000 and $533,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated that the fair value approximated cost and that these investments were not impaired at December 31, 2016.

Results from sales and calls of securities available for sale for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
	(dollars in thousands)
Gross proceeds from sales and calls	$20,225	$32,780	$11,592
Realized gains from sales	$544	$536	$28
Realized losses from sales	—	—	(30)
Net realized gains (losses)	$544	$536	$(2)

At December 31, 2016, 2015 and 2014 securities available for sale with a carrying amount of $96.8 million, $68.8 million and $84.7 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016 and December 31, 2015. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2016, the unrealized losses on available for sale securities less than twelve months related to one U.S. Treasury, seventeen government agency bonds, ten government sponsored enterprise (GSE) mortgage backed securities, one corporate bonds and seven state and political subdivision bond. The Company had six government agency bonds, four GSE mortgage backed securities and one corporate bond that had been in a loss position for more than twelve months. At December 31, 2016, the unrealized losses on held to maturity securities related to one government agency security and eight state and political subdivision bonds. At December 31, 2015, the unrealized losses on available for sale securities related to one United States Treasury note, eleven government agency bonds, twelve GSE mortgage backed securities, three corporate bonds and one state and political subdivision bond. At December 31, 2015, the unrealized losses on held to maturity securities related to one government agency security, two corporate bonds and two state and political subdivision bonds.

December 31, 2016	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,014	$3	$—	$—	$4,014	$3
U.S. Gov’t agencies	48,192	807	4,164	56	52,356	863
GSE-Mortgage-backed securities and CMO’s	16,250	395	5,251	191	21,501	586
State and political	9,994	658	—	—	9,994	658
Corporate bonds	1,999	27	800	11	2,799	38
Total securities available for sale	$80,449	$1,890	$10,215	$258	$90,664	$2,148

December 31, 2016	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,895	$17	$—	$—	$1,895	$17
State and political	6,056	60	—	—	6,056	60
Total securities held to maturity	$7,951	$77	$—	$—	$7,951	$77

December 31, 2015	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,013	$14	$—	$—	$4,013	$14
U.S. Gov’t agencies	16,692	128	5,048	60	21,740	188
GSE-Mortgage-backed securities and CMO’s	15,620	290	7,230	259	22,850	549
State and political	465	3	—	—	465	3
Corporate bonds	4,566	55	798	16	5,364	71
Total securities available for sale	$41,356	$490	$13,076	$335	$54,432	$825

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2015	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,906	$5	$—	$—	$1,906	$5
State and political	3,318	5	—	—	3,318	5
Corporate bonds	1,312	20	—	—	1,312	20
Total securities held to maturity	$6,536	$30	$—	$—	$6,536	$30

The Company has six government agency securities, four GSE mortgage backed securities and one corporate bond that have been in a loss position for more than twelve months that are in the investments available for sale portfolio at December 31, 2016. Declines in the fair value of the investment portfolio are believed by management to be temporary in nature. When evaluating an investment for other-than-temporary impairment management considers among other things, the length of time and the extent to which the fair value has been in a loss position, the financial condition of the issuer and the intent and the ability of the Company to hold the investment until the loss position is recovered.

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality but that the losses are temporary in nature. At December 31, 2016, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the entire investment portfolio as of December 31, 2016:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due within one year	$—	$—
Due after one but within five years	50,029	49,608
Due after five but within ten years	28,586	28,132
Due after ten years	15,075	14,445
Mortgage backed securities	26,195	25,648
	$119,885	$117,833

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2016 and 2015 is as follows:

	2016	2015
	(dollars in thousands)
Commercial
Commercial	$55,752	$52,311
Real estate - commercial	109,752	101,198
Other real estate construction loans	26,718	17,692
Noncommercial
Real estate 1-4 family construction	5,625	5,629
Real estate - residential	81,700	83,379
Home equity	50,815	49,420
Consumer loans	9,711	8,982
Other loans	1,687	1,481
	341,760	320,092
Less:
Allowance for loan losses	(2,707)	(2,884)
Deferred loan costs, net	69	40
Loans held for investment, net	$339,122	$317,248

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential and construction mortgage loans and home equity loans, which represent 40.42% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings, equipment, and general commercial loans that represent 56.24% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $6.1 million and $5.5 million at December 31, 2016 and 2015, respectively. There were no loans 90 days past due and still accruing at December 31, 2016 or at December 31, 2015.

Restructured loans at December 31, 2016 totaled $4.6 million and are included in the impaired loan total, compared to $4.7 million which were included in impaired loans at December 31, 2015. The carrying value of foreclosed properties held as other real estate was $4.2 million and $5.0 million at December 31, 2016 and 2015, respectively. The Company had $1.3 million in foreclosed residential real estate and $680,000 of residential real estate in process of foreclosure at December 31, 2016.

The Company had loans of $160.8 million and $135.9 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2016 and 2015, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 are presented below:

Commercial	2016	2015	2014
	(dollars in thousands)
Balance, beginning of year	$1,310	$1,716	$2,665
Provision (recovery) charged to operations	175	(527)	(302)
Charge-offs	(146)	(89)	(749)
Recoveries	65	210	102
Net (charge-offs)	(81)	121	(647)
Other	—	—	—
Balance, end of year	$1,404	$1,310	$1,716

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2016	2015	2014
	(dollars in thousands)
Balance, beginning of year	$1,574	$2,022	$2,430
Provision (recovery) charged to operations	(263)	(93)	(87)
Charge-offs	(244)	(500)	(482)
Recoveries	236	145	161
Net (charge-offs)	(8)	(355)	(321)
Other	—	—	—
Balance, end of year	$1,303	$1,574	$2,022

Total	2016	2015	2014
	(dollars in thousands)
Balance, beginning of year	$2,884	$3,738	$5,095
Provision (recovery) charged to operations	(88)	(620)	(389)
Charge-offs	(390)	(589)	(1,231)
Recoveries	301	355	263
Net (charge-offs)	(89)	(234)	(968)
Other	—	—	—
Balance, end of year	$2,707	$2,884	$3,738

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2016 and 2015:

December 31, 2016	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$16	$1,993	$1,388	$190,229	$1,404	$192,222
Non-Commercial	123	4,096	1,180	145,511	1,303	149,607
Total	$139	$6,089	$2,568	$335,740	$2,707	$341,829

December 31, 2015	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$18	$1,019	$1,292	$170,182	$1,310	$171,201
Non-Commercial	163	4,459	1,411	144,472	1,574	148,931
Total	$181	$5,478	$2,703	$314,654	$2,884	$320,132

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2016	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$—	$—	$—	$55,752	$55,752	$—
Real estate - commercial	—	392	392	109,360	109,752	—
Other real estate construction	106	190	296	26,422	26,718	—
Real estate construction	—	—	—	5,625	5,625	—
Real estate - residential	510	846	1,356	80,413	81,769	—
Home equity	66	22	88	50,727	50,815	—
Consumer loan	36	—	36	9,675	9,711	—
Other loans	—	—	—	1,687	1,687	—
Total	$718	$1,450	$2,168	$339,661	$341,829	$—

December 31, 2015	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$46	$34	$80	$52,231	$52,311	$—
Real estate - commercial	74	—	74	101,124	101,198	—
Other real estate construction	110	195	305	17,387	17,692	—
Real estate construction	—	—	—	5,629	5,629	—
Real estate - residential	1,580	541	2,121	81,298	83,419	—
Home equity	75	13	88	49,332	49,420	—
Consumer loan	39	—	39	8,943	8,982	—
Other loans	—	—	—	1,481	1,481	—
Total	$1,924	$783	$2,707	$317,425	$320,132	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2016 and 2015 is as follows:

	2016	2015
	(dollars in thousands)
Commercial	$—	$34
Real estate - commercial	392	—
Other real estate construction	190	195
Real estate 1 – 4 family construction	—	—
Real estate – residential	846	541
Home equity	22	13
Consumer loans	—	—
Other loans	—	—
	$1,450	$783

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2016, nonperforming loans increased from $783,000 at December 31, 2015 to $1.5 million at December 31, 2016, an increase of $667,000. There were three main relationships driving the increase in nonaccruals; one was due to a company’s principal filing bankruptcy and two were in extended processes of foreclosure.

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

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2016 and 2015:

December 31, 2016	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$54,906	$827	$19	$—	$55,752
Real estate - commercial	105,366	1,937	2,449	—	109,752
Other real estate construction	24,312	1,876	530	—	26,718
Real estate 1 - 4 family construction	5,625	—	—	—	5,625
Real estate - residential	71,105	8,551	2,113	—	81,769
Home equity	49,818	973	24	—	50,815
Consumer loans	9,545	163	3	—	9,711
Other loans	1,687	—	—	—	1,687
Total	$322,364	$14,327	$5,138	$—	$341,829

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

December 31, 2015	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$52,096	$130	$85	$—	$52,311
Real estate - commercial	97,506	1,161	2,531	—	101,198
Other real estate construction	15,163	1,994	535	—	17,692
Real estate 1 - 4 family construction	5,526	103	—	—	5,629
Real estate - residential	71,736	9,398	2,285	—	83,419
Home equity	48,195	1,209	16	—	49,420
Consumer loans	8,583	394	5	—	8,982
Other loans	1,481	—	—	—	1,481
Total	$300,286	$14,389	$5,457	$—	$320,132

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2016 and 2015:

December 31, 2016	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$55,752	$—	$55,752
Real estate - commercial	109,360	392	109,752
Other real estate construction	26,528	190	26,718
Real estate 1 – 4 family construction	5,625	—	5,625
Real estate – residential	80,923	846	81,769
Home equity	50,793	22	50,815
Consumer loans	9,711	—	9,711
Other loans	1,687	—	1,687
Total	$340,379	$1,450	$341,829

December 31, 2015	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$52,277	$34	$52,311
Real estate - commercial	101,198	—	101,198
Other real estate construction	17,497	195	17,692
Real estate 1 – 4 family construction	5,629	—	5,629
Real estate – residential	82,878	541	83,419
Home equity	49,407	13	49,420
Consumer loans	8,982	—	8,982
Other loans	1,481	—	1,481
Total	$319,349	$783	$320,132

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2016 and 2015:

	As of December 31, 2016				Year Ended December 31, 2016
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$29	$13	$16	$2	$31	$8
Real estate - commercial	1,671	1,552	119	9	887	64
Other real estate construction	831	190	103	5	296	6
Real estate 1 -4 family construction	6	—	6	—	9	1
Real estate - residential	3,994	2,072	1,922	123	4,434	201
Home equity	35	35	—	—	49	1
Consumer loans	61	61	—	—	71	6
Other loans	—	—	—	—	—	—
Total	$6,627	$3,923	$2,166	$139	$5,777	$287

					Year Ended
	As of December 31, 2015				December 31, 2015
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$97	$80	$17	$2	$81	$4
Real estate - commercial	620	498	122	9	1,121	42
Other real estate construction	840	195	107	7	281	3
Real estate 1 -4 family construction	13	—	13	—	16	1
Real estate - residential	4,343	1,507	2,836	163	4,798	200
Home equity	28	28	—	—	50	1
Consumer loans	75	75	—	—	37	2
Other loans	—	—	—	—	—	—
Total	$6,016	$2,383	$3,095	$181	$6,384	$253

					Year Ended
	As of December 31, 2014				December 31, 2014
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$98	$68	$30	$30	$117	$7
Real estate - commercial	1,820	1,242	389	145	2,641	73
Other real estate construction	934	342	54	4	1,108	6
Real estate 1 -4 family construction	20	—	20	1	109	1
Real estate - residential	5,298	1,865	3,433	257	5,865	268
Home equity	49	30	19	19	73	2
Consumer loans	69	29	40	—	83	4
Other loans	—	—	—	—	—	—
Total	$8,288	$3,576	$3,985	$456	$9,996	$361

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

For the twelve months ended December 31, 2016, 2015 and 2014, the following table presents a breakdown of the types of concessions made by loan class:

Year Ended December 31, 2016
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	4	482	328
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	4	$482	$328
Total	4	$482	$328

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

Year Ended December 31, 2015
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	2	$46	$44
Real estate - commercial	—	—	—
Other real estate construction	1	55	55
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	530	521
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	1	53	53
	10	$684	$673
Total	10	$684	$673

Year Ended December 31, 2014
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	1	32	32
Other loans	—	—	—
	1	$32	$32
Other:
Commercial	—	$—	$—
Real estate - commercial	3	424	424
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	870	870
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	9	$1,294	$1,294
Total	10	$1,326	$1,326

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

During the twelve months ended December 31, 2016 there was one TDR for which there was a payment default. There were no payment defaults on TDRs in 2015 and 2014. The outstanding balance of TDRs at December 31, 2016 is $4.8 million with $4.6 million still accruing compared to an outstanding balance at December 31, 2015 of $4.5 million with $4.2 million still accruing.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $98,000 in the allowance for loan loss as of December 31, 2016, as a direct result of these TDRs. At December 31, 2015 and 2014 there was $177,000 and $373,000 in the allowance for loan loss related to TDRs, respectively.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2016, 2015 and 2014:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2016
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	844	4	482	—	—	4	419
Total	6	$844	4	$482	—	$—	4	$419

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2015
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	684	—	—	—	—
Total	—	$—	10	$684	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2014
Extended payment terms	—	$—	1	$32	—	$—	—	$—
Other	1	112	8	1,182	—	—	—	—
Total	1	$112	9	$1,214	—	$—	—	$—

Note 6 – Mortgage Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $436 million and $406 million at December 31, 2016 and 2015, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2016	2015	2014
	(dollars in thousands)
Beginning of year mortgage servicing rights:	$2,040	$2,072	$2,356
Amounts capitalized	983	657	386
Amortization	(752)	(689)	(709)
Impairment	—	—	39
End of year	$2,271	$2,040	$2,072

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2017	$536
2018	465
2019	393
2020	320
2021	248
Thereafter	309
Total	$2,271

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.3 million at both December 31, 2016 and 2015. The key assumptions used to value mortgage servicing rights were as follows:

	2016	2015
Weighted average remaining life	262 months	257 months
Weighted average discount rate	14%	10%
Weighted average coupon	3.89%	3.95%
Weighted average prepayment speed	145%	171%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2016 and 2015 are listed below:

	2016	2015
	(dollars in thousands)
Land	$3,215	$3,302
Building and improvements	12,882	12,808
Furniture and equipment	9,209	8,901
Total fixed assets	25,306	25,011
Less accumulated depreciation	11,133	10,345
Net fixed assets	$14,173	$14,666

Note 8 – Leases

During 2015, Uwharrie Bank entered into a lease for a loan production office in Charlotte. This lease was a month-to-month lease with monthly rental payments of $2,888. In August 2016, this lease was expanded to a five-year lease period expiring in September of 2021 with two five-year renewal options at the expiration of the initial term. Monthly rental payments of $12,656 are due for the first year. The payments then escalate 2.625% each year on the anniversary.

Total rental expense related to the operating leases was $89,369, $25,529, and $16,230 for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned property is below.

Year ending December 31,
(dollars in thousands)
2017	$156
2018	156
2019	156
2020	156
2021	117
Thereafter	—
Total	$741

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2016 and 2015 is as follows:

	2016		2015
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand noninterest-bearing	$103,138	21%	$92,524	20%
Interest checking and money market	272,968	56%	252,345	54%
Savings	42,452	9%	40,436	8%
Time deposits $250,000 and over	7,472	2%	8,148	2%
Other time deposits	59,689	12%	74,280	16%
Total	$485,719	100%	$467,733	100%

The maturities of fixed-rate time deposits at December 31, 2015 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2017	6,002	36,832
2018	555	6,730
2019	—	3,488
2020	—	4,451
2021	915	8,168
Thereafter	—	20
Total	$7,472	$59,689

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2016 and 2015:

	2016		2015
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short term borrowing	$2,162	0.25%	$3,396	0.25%
Notes payable	12	6.00%	12	6.00%
Short-term line of credit	500	3.75%	2,350	3.50%
	$2,674	0.93%	$5,758	1.59%

	2016		2015
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	1.48%	$2	0.79%
Master notes and other short term borrowing	2,540	0.25%	3,280	0.25%
Notes payable	12	6.31%	18	6.00%
Short-term line of credit	803	3.67%	1,598	3.51%
	$3,357	1.09%	$4,898	1.32%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2016	2015
	(dollars in thousands)
Maximum month-end balance
Master notes and other short term borrowing	4,325	4,736
Notes payable	12	12
Short-term line of credit	2,350	2,350

Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The Company has a short-term line of credit with $500,000 outstanding at December 31, 2016. The line of credit has an interest rate of 3.75% and matures July 5, 2017. The line is collateralized by Uwharrie Bank Stock.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $55.4 million at December 31, 2016.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $76.7 million with remaining availability of $54.2 million at December 31, 2016. There were no long-term advances under this line at December 31, 2016 and at December 31, 2015. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $22.5 million at December 31, 2016.

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

As of December 31, 2016, the scheduled maturities of these long term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2017	$—
2018	—
2019	9,534
2020	—
2021	—
Thereafter	—
Total	$9,534

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters

The significant components of income tax expense (benefit) for the years ended December 31, 2016, 2015 and 2014 are summarized as follows:

	2016	2015	2014
	(dollars in thousands)
Current tax expense (benefit):
Federal	$674	$389	$11
State	129	81	44
Total	803	470	55
Deferred tax expense (benefit):
Federal	47	228	458
State	45	108	135
Total	92	336	593
Net provision for income taxes	$895	$806	$648

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2016	2015	2014
	(dollars in thousands)
Tax computed at the statutory federal rate	$1,056	$956	$791
Increases (decrease) resulting from:
Tax exempt interest, net	(298)	(280)	(252)
State income taxes, net of federal benefit	115	125	118
Other	22	5	(9)
Provision for income taxes	$895	$806	$648

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$974	$1,057	$1,395
Deferred compensation	1,243	1,080	975
Other	396	555	701
Net unrealized loss on securities available for sale	678	109	—
Total deferred tax assets	3,291	2,801	3,071
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	—	—	(157)
Premises and equipment	(295)	(319)	(371)
Deferred loans fees and costs	(233)	(213)	(198)
Loan servicing	(193)	(176)	(182)
Total deferred tax liabilities	(721)	(708)	(908)
Net recorded deferred tax asset	$2,570	$2,093	$2,163

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

As of December 31, 2016 and 2015, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2016	2015
	(dollars in thousands)
Commitments to extend credit	$86,651	$82,417
Credit card commitments	9,870	9,269
Standby letters of credit	1,628	2,255
	$98,149	$93,941

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

	2016	2015
	(dollars in thousands)
Balance, at beginning of the year	$19,208	$21,720
Disbursements during the year	3,798	4,722
Collections during the year	(8,191)	(7,234)
Balance, at end of the year	$14,815	$19,208

At December 31, 2016, the Company had approved, but unused lines of credit, totaling $3.4 million to executive officers and directors, and their related interests. In addition, at December 31, 2016, the Company had $12.3 million of deposits for executive officers and directors, and their related interest.

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

For the reserve maintenance period in effect at December 31, 2016, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1.0 million as reserves on deposit liabilities.

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

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2016, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

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
	(Dollars in thousands)
December 31, 2016
Total Capital to Risk
Weighted Assets:
Consolidated	$57,084	14.8%	$30,910	8.0%	$38,637	10.0%
Uwharrie Bank	56,007	14.6%	30,691	8.0%	38,364	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	44,843	11.6%	23,182	6.0%	30,910	8.0%
Uwharrie Bank	53,300	13.9%	23,018	6.0%	30,691	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	34,220	8.9%	17,387	4.5%	25,114	6.5%
Uwharrie Bank	42,677	11.1%	17,264	4.5%	24,937	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	44,843	8.4%	21,372	4.0%	26,715	5.0%
Uwharrie Bank	53,300	10.0%	21,312	4.0%	26,640	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

					Minimum to Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2015
Total Capital to Risk
Weighted Assets:
Consolidated	$55,945	15.6%	$28,708	8.0%	$35,885	10.0%
Uwharrie Bank	56,221	15.8%	28,549	8.0%	35,686	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	43,527	12.1%	21,531	6.0%	28,708	8.0%
Uwharrie Bank	53,337	15.0%	21,412	6.0%	28,549	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	32,931	9.2%	16,148	4.5%	23,325	6.5%
Uwharrie Bank	42,741	12.0%	17,843	4.5%	23,196	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	43,527	8.2%	21,225	4.0%	26,531	5.0%
Uwharrie Bank	53,337	10.1%	21,156	4.0%	26,445	5.0%

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

In January 2013, the Company’s subsidiary bank issued $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at the subsidiary bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000.

During 2013, the Company’s subsidiary bank raised $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering raised $2.8 million in new capital less total issuance costs of $23,000.

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

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2016 the Company repurchased 69,938 shares of outstanding common stock and repurchased 114,377 during 2015.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2016, the SOP II had 13,116 options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2016:

		Weighted
		Average	Aggregate
		Exercise	Intrinsic Value
	Shares	Price	(in thousands)
Options outstanding at the beginning of the year	13,116	$5.03	$—
Options granted	—	—
Options exercised	—	—
Forfeitures	—	—
Options outstanding at the end of the year	13,116	$5.03	$2,230
Options exercisable at the end of the year	13,116	$5.03	$2,230

Total options outstanding and exercisable at December 31, 2016 were 13,116 at an exercise price of $5.03 per share with a weighted average expected term of 1.12 years. At December 31, 2016, there were no authorized shares of common stock reserved for future grants of options under the SOP II and the SPP II as the plans have expired.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2016 and 2015 under the SOP II.

As of December 31, 2016, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were no options exercised in 2014, 2015 or 2016.

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

The Company’s annual contribution to the plan was $355,648 in 2016, $319,340 in 2015 and $330,448 in 2014, determined as follows:

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

The Company had expense of approximately $ 45,693 as a contribution to the ESOP Plan during the first part of 2014.

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

The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participants has been calculated through the participant’s expected retirement date. Under terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan. The plan also provides for payment of death benefits and for payment of disability benefits in the event the officer becomes permanently disabled prior to separation from service. The plans assets are maintained in a rabbi trust and are recorded at fair value with the corresponding liability adjusted to the same fair value.

During 2016, 2015 and 2014, $336,800, $331,800 and $316,800, respectively was expensed each year for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $4.1 million and $3.7 million at December 31, 2016 and 2015, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2016, 2015, and 2014, the expense associated with these policies was $27,111, $86,346, and $112,176 respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at its discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). The Participant will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. The SGP allows for 520,000 shares to be granted and at December 31, 2016, the availability under the SGP was 487,749 shares. During 2016 there were 13,809 shares granted at an expense of $55,029.

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2016 and December 31, 2015, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2016 and December 31, 2015:

	Carrying	Estimated
December 31, 2016	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$45,968	$45,995	$43,478	$2,517	$—
Securities available for sale	105,899	105,899	4,014	101,885	—
Securities held to maturity	11,990	11,934	—	11,934	—
Loans held for investment, net	339,122	337,348	—	—	337,348
Loans held for sale	5,823	5,685	—	5,685	—
Restricted stock	1,052	1,052	1,052	—	—
Accrued interest receivable	1,629	1,629	—	—	1,629
FINANCIAL LIABILITIES
Deposits	$485,719	$447,784	$—	$447,784	$—
Short-term borrowings	2,674	2,674	—	2,674	—
Long-term borrowings	—	—	—	—	—
Junior subordinated debt	9,534	9,673	—	—	9,673
Accrued interest payable	151	151	—	—	151

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	Carrying	Estimated
December 31, 2015	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$68,933	$68,973	$65,198	$3,775	$—
Securities available for sale	89,258	89,258	4,012	85,246	—
Securities held to maturity	11,242	11,242	—	11,242	—
Loans held for investment, net	317,248	313,649	—	—	313,649
Loans held for sale	5,922	5,922	—	5,922	—
Restricted stock	1,040	1,040	1,040	—	—
Accrued interest receivable	1,564	1,564	—	—	1,564
FINANCIAL LIABILITIES
Deposits	$467,733	$442,619	$—	$442,619	$—
Short-term borrowings	5,758	5,758	—	5,758	—
Long-term borrowings	13	13	—	13
Junior subordinated debt	9,534	9,688	—	—	9,688
Accrued interest payable	168	168	—	—	168

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Cash and cash equivalents – The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1.
•	Securities available for sale – Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in note 1
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

At December 31, 2016, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015:

	December 31, 2016
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,014	$4,014	$—	$—
US Gov’t	57,671	—	57,671	—
Mortgage-backed securities and CMO’s	25,648	—	25,648	—
State and political subdivisions	13,536	—	13,536	—
Corporate bonds	5,030	—	5,030	—
Total assets at fair value	$105,899	$4,014	$101,885	$—
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2015
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,012	$4,012	$—	$—
US Gov’t	36,070	—	36,070	—
Mortgage-backed securities and CMO’s	29,773	—	29,773	—
State and political subdivisions	14,039	—	14,039	—
Corporate bonds	5,364	—	5,364	—
Total assets at fair value	$89,258	$4,012	$85,246	$—
Total liabilities at fair value	$—	$—	$—	$—

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2016 and December 31, 2015:

	December 31, 2016
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$2,217	$—	$—	$2,217
Other real estate owned	3,130	—	—	3,130
Total assets at fair value	$5,347	$—	$—	$5,347
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2015
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,108	$—	$—	$3,108
Other real estate owned	2,909	—	—	2,909
Total assets at fair value	$6,017	$—	$—	$6,017
Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

General
December 31, 2016	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

General
December 31, 2015	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2016 and 2015, impaired loans were being evaluated with discounted expected cash flows and discounted appraisals were being used on collateral dependent loans.

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2016	2015
	(dollars in thousands)
Assets
Cash and demand deposits	$269	$246
Interest-earning deposits	2,161	3,396
Investments in:
Bank subsidiaries	41,358	42,528
Nonbank subsidiaries	494	648
Other assets	1,316	1,342
Total assets	$45,598	$48,160
Liabilities and shareholders’ equity
Master notes	$2,162	$3,396
Short term debt	500	2,350
Junior subordinated debentures	9,534	9,534
Other liabilities	501	163
Total liabilities	12,697	15,443
Shareholders’ equity	32,901	32,717
Total liabilities and shareholders’ equity	$45,598	$48,160

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2016	2015	2014
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$375	$2,760	$1,456
Dividends received from subsidiaries	2,500	—	1,000
Interest income	6	8	11
Other income	77	81	87
Interest expense	(585)	(612)	(583)
Other operating expense	(445)	(555)	(624)
Income tax benefit	283	325	332
Net income	$2,211	$2,007	$1,679
Consolidated net income	$2,211	$2,007	$1,679
Less: Net income attributable to noncontrolling interest	(593)	(592)	(591)
Net income attributable to Uwharrie Capital Corp	1,618	1,415	1,088
Net Income (loss) available to common shareholders	$1,618	$1,415	$1,088
Net income (loss) per common share
Basic	$0.23	$0.20	$0.14
Diluted	$0.23	$0.20	$0.14
Weighted average shares outstanding
Basic	7,096,969	7,193,712	7,595,948
Diluted	7,097,075	7,193,712	7,595,948

Condensed Statements of Cash Flows

	2016	2015	2014
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,211	$2,007	$1,679
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(375)	(2,760)	(1,456)
(Increase) decrease in other assets	26	(228)	136
Increase (decrease) in other liabilities	338	14	78
Net cash provided (used) by operating activities	2,200	(967)	437
Cash flows from financing activities
Net decrease in master notes	(1,234)	(278)	(324)
Net increase in short-term debt	(1,850)	1,350	1,000
Net repayments of issuance of junior subordinated debentures	—	—	(1,593)
Repurchase of common stock, net	(322)	(429)	(1,401)
Cash paid for fractional shares	(6)	(5)	(4)
Net cash used by financing activities	(3,412)	638	(2,322)
Net decrease in cash and cash equivalents	(1,212)	(329)	(1,885)
Cash and cash equivalents at beginning of year	3,642	3,971	5,856
Cash and cash equivalents at end of year	$2,430	$3,642	$3,971

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2016	2015	2014	2013	2012
Summary of Operations
Interest income	$18,046	$17,847	$18,457	$19,465	$21,871
Interest expense	1,310	1,733	1,960	2,734	3,698
Net interest income	16,736	16,114	16,497	16,731	18,173
Provision for (recovery of) loan losses	(88)	(620)	(389)	28	1,832
Noninterest income	10,331	8,570	6,923	7,297	10,731
Noninterest expense	24,049	22,491	21,482	22,704	26,303
Income taxes	895	806	648	342	365
Net income	$2,211	$2,007	$1,679	$954	$404
Less: Net income attributable to noncontrolling interest	(593)	(592)	(591)	(478)	—
Less: Dividends on preferred stock	$—	$—	$—	$(325)	$(645)
Net Income (loss) available to common shareholders	$1,618	$1,415	$1,088	$151	$(241)
Per Common Share
Net income – basic (1)	$0.23	$0.20	$0.14	$0.02	$(0.03)
Net income (loss) – diluted (1)	0.23	0.20	0.14	0.02	(0.03)
Book value (1)	4.67	4.60	4.37	3.79	4.07
Weighted Average Shares
Outstanding:
Basic (1)	7,096,969	7,193,712	7,595,948	7,722,146	7,822,872
Diluted (1)	7,097,075	7,193,712	7,595,948	7,722,146	7,822,872
Ratios
Return on average assets	0.41%	0.38%	0.33%	0.18%	0.08%
Return on average equity	4.99%	4.65%	4.03%	2.17%	0.90%
Average equity to average assets	8.29%	8.27%	8.11%	8.34%	8.52%
Selected Year-end Balances
Assets	$548,230	$532,202	$518,464	$517,320	$545,007
Loans held for investment	341,829	320,132	310,853	307,348	329,183
Securities	117,889	100,500	118,320	100,280	91,638
Deposits	485,719	467,733	456,435	453,708	457,612
Borrowed funds	12,208	15,305	14,243	16,672	31,363
Shareholders’ equity	43,525	43,314	42,262	40,509	42,729
Selected Average Balances
Assets	$534,296	$521,699	$513,676	$527,693	$526,361
Loans held for investment	334,317	316,485	309,338	317,274	347,762
Securities	107,396	112,348	109,056	116,333	102,686
Deposits	470,921	458,655	451,160	455,146	440,274
Borrowed funds	12,898	14,432	14,782	22,340	35,543
Shareholders’ equity	44,283	43,123	41,681	43,994	44,868

(1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2015 through 2012 have been adjusted to reflect the 2% stock dividends in 2014, 2015, and 2016.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion And Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 28-67 of this Annual Report. References to changes in assets and liabilities represent end of period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2016 and December 31, 2015

The Company’s total assets increased $16.0 million from $532.2 million at December 31, 2015 to $548.2 million at December 31, 2016. This increase resulted primarily from a $21.7 million increase in loans held for investment and an increase in available for sale securities of $16.6 million. These increases were offset by a decrease in cash and cash equivalents of $23.0 million.

Cash and cash equivalents decreased $23.0 million during the year ended December 31, 2016. Cash and due from banks increased $2.4 million, while interest-earning deposits with banks decreased $25.3 million. This decrease is directly related to the funding of loans held for sale.

Investment securities consist of securities available for sale and securities held to maturity. Investment securities increased $17.4 million or 25.3%, from $100.5 million at December 31, 2015 to $117.9 million combined at December 31, 2016. During the year, in an effort to improve our concentration risk in various sectors, management made the decision to sell $20.2 million of investment securities, including $10.2 million of US government agency bonds and $10.0 million of state and political subdivision bonds. There were no securities called during 2016. The Company realized a net gain of $544,000 on these transactions. The Company has reinvested the proceeds from both the 2016 sales and the 2015 sales. The new securities produce a slightly higher duration for the entire portfolio because lower duration securities were sold. These investments should provide additional yield as opposed to excess cash and are intended to help mitigate the downside risk embedded in the current portfolio. At December 31, 2016, the Company had net unrealized losses on the securities available for sale of $2.0 million.

Loans held for investment increased $21.7 million from $320.1 million at December 31, 2015 to $341.8 million at December 31, 2016. The growth in the portfolio was spread across several loan portfolio classes with commercial other real estate construction experiencing the largest growth of $9.0 million or 51.0%. The commercial class, commercial real estate, consumer class and home equity class all experienced appreciable growth. This growth was offset by declines in the real estate one-to-four family loan class and the one-to-four family construction class, with real estate one-to-four family seeing the greatest decline of $1.7 million or 2.0%. Loans held for sale decreased slightly by 1.7% or $99,000 compared to the prior year. The allowance for loan losses was $2.7 million at December 31, 2016, which represents 0.79% of the loan portfolio, a decrease from 0.90% at December 31, 2015. The decrease is a result of the credit quality of consumers continuing to improve, which lowers the probability of default used to calculate the allowance for loan loss estimate. Net chargeoffs decreased from $234,000 at December 31, 2015 to $89,000 at December 31, 2016. There was one large loan relationship driving the 2015 net charges with net chargeoffs of $120,000 by itself, which moved to other real estate owned in 2015.

Other changes in our consolidated assets are related to premises and equipment, bank owned life insurance, other real estate owned, and other assets. Bank owned life insurance increased $135,000 as improving market conditions contribute to higher earnings in these insurance products, while premises and equipment decreased $493,000, with $154,000 of the decline due to the sale of a bank owned property that was not in use. During 2016, other real estate owned declined $818,000, from $4.9 million at December 31, 2015 to $4.2 million at December 31, 2016. Throughout 2016, the Company sold twenty pieces of property totaling $899,000 resulting in a net gain on the sale of other real estate owned of $41,000. Also during 2016, the Company had additional write downs and changes in reserves of $241,000 resulting from new appraisals and evaluations. These declines were offset by the addition of five pieces of property

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

foreclosed on totaling $315,000. Other assets increased $866,000, with $569,000 of the increase due to an increase in deferred taxes for available for sale securities since the unrealized loss has increased from a loss position in 2015 of $322,000 to a loss position in 2016 of $2.0 million.

Customer deposits continued to be our principal funding source in 2016. At December 31, 2016, deposits from our customers totaled $485.7 million, an increase of $18.0 million from $467.7 million at December 31, 2015. Demand noninterest bearing checking increased $10.6 million, while interest checking and money market accounts and savings deposits increased $20.6 million and $2.0 million, respectively during 2016. These increases were offset by decreases in time deposits over $250,000 of $676,000 and other time deposits of $14.6 million during 2016. In the current low rate environment, customers are continuing to stay in short term deposit products and are continuing to shift away from time deposits.

During 2016 the Company’s net borrowings decreased by $3.1 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2016, there were no advances outstanding in the total borrowings of $12.2 million. During 2016, the Company put a line of credit in place. At December 31, 2016, there was $500,000 outstanding on this line, which is short-term borrowings. Other components of total borrowings include $9.5 million in junior subordinated long-term debt and $2.2 million in master notes and other secured short-term borrowings.

Other liabilities increased from $5.7 million at December 31, 2015 to $6.6 million at December 31, 2016, an increase of $945,000 driven by an increase in the value of the supplemental executive retirement plan referenced in Note 17.

At December 31, 2016, total shareholders’ equity was $43.5 million, an increase of $211,000 from December 31, 2015. Net income for the period was $2.2 million. Unrealized losses on investment securities net of tax increased $1.1 million. The Company repurchased 69,938 outstanding shares of common stock for an aggregate repurchase price of $322,000. The Company also has $593,000 in dividends attributed to noncontrolling interest. At December 31, 2016, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2016 and 2015

Earnings

Uwharrie Capital Corp reported net income of $2.2 million for the twelve months ended December 31, 2016, as compared to $2.0 million for the twelve months ended December 31, 2015, an increase of $204,000. Net income available to common shareholders was $1.6 million or $0.23 per common share for the year ended December 31, 2016, compared to net income available to common shareholders of $1.4 million or $0.20 per common share for the year ended December 31, 2015. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income increased $622,000 to $16.7 million for 2016 compared to the $16.1 million earned in 2015. During the year ended December 31, 2016, our growth in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 6 basis points to 3.77%, while the average rate we paid for our interest-bearing liabilities decreased 11 basis points. These decreases resulted in an increase of 5 basis points in our interest rate spread, from 3.38% in 2015 to 3.43% in 2016. Our net interest margin for 2016 was 3.51%, compared to 3.47% in 2015. A portion of the Company’s loan portfolio has interest rate floors and caps in place as part of the loan agreements. The interest rate floor feature has allowed the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 77 presents a detailed analysis of the components of the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Company’s net interest income, while Financial Table 2 on page 78 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was a recovery of ($88,000) and ($620,000) for the twelve months ended December 31, 2016 and 2015, respectively. There were net loan charge-offs of $89,000 for the twelve months ended December 31, 2016 as compared with net loan charge-offs of $234,000 during the same period of 2015. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses and Refer to the Asset Quality discussion beginning on page 72 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long-term success. Noninterest income increased 20.6%, from $8.6 million in 2015, to $10.3 million in 2016, an increase of $1.8 million. The primary factor contributing to this growth was the increase in income from mortgage loan sales that increased $1.5 million to $3.8 million for 2016 compared to $2.3 million during 2015. During 2015, the Company expanded its mortgage operation into a neighboring market. This expansion continues to be the driving force behind the growth in income from loan sales. Service charges on deposit accounts produced earnings of $1.2 million, a decrease of 8.0%. The primary contributing factor continues to be a decrease in NSF (non-sufficient funds) fees. Other service fees and commissions experienced a 4.3% increase during 2016. This is related to an increase of $262,000 in other service fees and commissions originated from variable annuity sales from The Strategic Alliance Corp, the broker-dealer subsidiary of Uwharrie Bank. The Company had realized gains on the sale of investments in the amount of $544,000 for the twelve months ending December 31, 2016, as compared to realized gains of $536,000 for the same period in 2015.

Noninterest Expense

Noninterest expense for the year ended December 31, 2016 was $24.0 million compared to $22.5 million for the same period of 2015, an increase of $1.6 million. Salaries and employee benefits, the largest component of noninterest expense, increased $1.3 million, from $13.1 million for the period ending December 31, 2015 to $14.5 million for the same period in 2016. The majority of this increase was attributable to the expansion and increased production in the mortgage operations department. Professional fees and services increased $109,000 for the twelve-month period from outside professional fees and legal fees associated with guidance relating to expansion in various lines of business within the Company. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $89,000 from the prior year, while premiums paid for FDIC insurance decreased $106,000 for the same period. Foreclosed real estate expense, another major component of noninterest expense, decreased $212,000, from $713,000 in 2015 to $501,000 during 2016. The primary factor relating to this decrease was a reduction in properties held in other real estate owned. Other noninterest expense experienced an increase totaling $203,000 for the comparable twelve-month period. The table on page 81 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $895,000 for 2016 at an effective tax rate of 28.82% compared to income tax expense of $806,000 in 2015 with an effective tax rate of 28.65%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax free municipal loans and income earned on bank owned life insurance. The corporate rate for the State of North Carolina was reduced from 5% in 2015 to 4% in 2016. The State further lowered the corporate income tax rate from 4% to 3% effective for tax years beginning on or after January 1, 2017. The State rate reduction caused the Company to write down the state deferred tax assets to their realizable value. This change coupled with an increase in the level of taxable income for the comparable periods resulted in the higher effective rate.

Results of Operations for the Years Ended December 31, 2015 and 2014

Earnings

Uwharrie Capital Corp reported net income of $2.0 million for the twelve months ended December 31, 2015, as compared to $1.7 million for the twelve months ended December 31, 2014, an increase of $328,000. Net income available to common shareholders was

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

$1.4 million or $0.20 per common share for the year ended December 31, 2015, compared to net income available to common shareholders of $1.1 million or $0.14 per common share for the year ended December 31, 2014. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income decreased $383,000 to $16.1 million for 2015 compared to the $16.5 million earned in 2014. During the year ended December 31, 2015, our growth in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $588,000. The average yield on our interest-earning assets decreased 19 basis points to 3.83%, while the average rate we paid for our interest-bearing liabilities decreased 5 basis points. These decreases resulted in a decrease of 12 basis points in our interest rate spread, from 3.50% in 2014 to 3.38% in 2015. Our net interest margin for 2015 was 3.47%, compared to 3.60% in 2014. A portion of the Company’s loan portfolio has interest rate floors and caps in place as part of the loan agreements. The interest rate floor feature has allowed the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 77 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 78 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses was a recovery of ($620,000) and ($389,000) for the twelve months ended December 31, 2015 and 2014, respectively. There were net loan charge-offs of $234,000 for the twelve months ended December 31, 2015 as compared with net loan charge-offs of $968,000 during the same period of 2014. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses and Refer to the Asset Quality discussion beginning on page 72 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long-term success. Noninterest income increased 23.79%, from $6.9 million in 2014, to $8.6 million in 2015, an increase of $1.6 million. The primary factor contributing to this growth was the increase in income from mortgage loan sales that increased $1.3 million to $2.3 million for 2015 compared to $1.0 million during 2014. During 2015, the Company expanded its mortgage operation into a neighboring market. This expansion was the driving force behind the growth in income from loan sales. Service charges on deposit accounts produced earnings of $1.3 million, a decrease of 11.9%. The primary contributing factor was a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulations. Other service fees and commissions experienced a 4.8% increase during 2015. This is related to an increase of $193,000 in other banking fees related to the growth in the customer base’s usage of the Company’s electronic banking products. The Company had realized gains on the sale of investments in the amount of $536,000 for the twelve months ending December 31, 2015, as compared to realized losses of $2,000 for the same period in 2014.

Noninterest Expense

Noninterest expense for the year ended December 31, 2015 was $22.5 million compared to $21.5 million for the same period of 2014, an increase of $1.0 million. Salaries and employee benefits, the largest component of noninterest expense, increased $1.1 million, from $12.1 million for the period ending December 31, 2014 to $13.2 million for the same period in 2015. The majority of this increase was attributable to the expansion in the mortgage operations department. Net occupancy and equipment expense had a combined increase of $30,000. Professional fees and services decreased $253,000 for the twelve-month period. The improvement the Company is experiencing in asset quality resulted in this decrease with lower legal fees associated with loan collection costs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $90,000 from the prior year, while premiums paid for FDIC insurance decreased $50,000 for the same period. Foreclosed real estate expense, another major component of noninterest expense, decreased $135,000, from $848,000 in 2014 to $713,000 during 2015. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $333,000 compared to $647,000 for the same period in 2014. Other noninterest expense experienced an increase totaling $56,000 for the comparable twelve-month period. The table on page 81 reflects the additional breakdown of other noninterest expense.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

At December 31, 2016, the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $6.1 million compared to $5.5 million at December 31, 2015, a net increase of $611,000. Total nonaccrual loans, which are a component of impaired loans, increased from $783,000 at December 31, 2015 to $1.5 million at December 31, 2016. During 2016, thirteen relationships totaling $1.9 million were added to impaired loans. These additions were offset by three impaired relationships totaling $311,000 being charged off, one relationships in the amount of $230,000 being foreclosed and transferred to other real estate owned, six impaired relationships in the amount of $347,000 being paid off completely and several relationships with pay downs totaling $441,000.

The allowance expressed as a percentage of gross loans held for investment decreased eleven basis points from 0.90% at December 31, 2015 to 0.79% at December 31, 2016. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.86% at December 31, 2015 and 0.76% at December 31, 2016, while the individually evaluated allowance as a percentage of individually evaluated loans decreased from 3.31% to 2.28% for the same periods. The decrease in the ratio of general reserves to collectively evaluated loans is due to the decrease in charge-offs and improvement in credit scores of our borrowers as discussed below. The portion of the Company’s allowance for loan loss model related to general reserves is intended to capture the mean loss of individual loans and the rare event of severe loss that can occur within the loan portfolio. Specifically, the Company calculates probable losses on loans by computing a probability of loss and estimated loss scenario by FDIC call report codes. Together, these components as well as a level of more extreme unexpected losses form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data, acquired from a third-party vendor representing a one year loss horizon for each obligor. The Company updates the data inputs into the model; specifically, the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the credit scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. The continued improvement in credit quality coupled with the continued trend of overall improvement in credit scores resulted in our average customer credit score increasing three points from 755 to 758 during 2016. The improvement in credit scores has been the major driver in the overall decrease in the allowance for loan losses. This improvement reduced the balance of the allowance by approximately $326,000.

Nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans increased from 0.24% at December 31, 2015, to 0.42% at December 31, 2016. The increase is related to the $667,000 increase in nonaccrual loans.

Management believes the current level of the allowance for loan losses is appropriate in light of the risk inherent in the loan portfolio.

Other real estate owned decreased $818,000 during 2016. The Company sold twenty pieces of foreclosed property totaling $949,000 realizing a gain of $41,000. The Company also had write downs and changes in reserves totaling $241,000 on the remaining existing property. The Company foreclosed on three loan relationships totaling $315,000 and added five pieces of property to other real estate owned.

Restructured loans at December 31, 2016 totaled $4.8 million compared to $4.5 million at December 31, 2015 and are included in impaired loans. At December 31, 2016, all restructured loans were on an accruing basis with the exception of one relationships totaling $153,000 that was in nonaccrual.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets
(dollars in thousands)
	At December 31,
	2016	2015	2014	2013	2012
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	1,450	783	2,246	4,717	9,480
Other real estate owned	4,176	4,994	5,865	7,170	8,713
Total nonperforming assets	$5,626	$5,777	$8,111	$11,887	$18,193
Allowance for loan losses	$2,707	$2,884	$3,738	$5,095	$6,801
Nonperforming loans to total loans	0.42%	0.24%	0.72%	1.53%	2.88%
Allowance for loan losses to total loans	0.78%	0.90%	1.20%	1.66%	2.07%
Nonperforming assets to total assets	1.03%	1.09%	1.56%	2.30%	3.34%
Allowance for loan losses to nonperforming loans	186.69%	368.23%	166.48%	108.02%	71.74%

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

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2016, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

In January 2013, the Company’s subsidiary bank issued $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at each bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000.

During 2013, the Company’s subsidiary bank raised $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering raised $2.8 million less issuance costs of $23,000.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in 2016. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There was also a 2% stock dividend declared in 2015 and 2014.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3 on page 80, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2016 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $54.2 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $27.4 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2016, borrowings from federal funds lines and the issuance of commercial paper amounted to $2.2 million. The Company also had a short-term line of credit totaling $500,000 and a mortgage payable of 13,000. Long-term debt at that date consisted of junior subordinated debt of $9.5 million.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2016.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	4-5 Years	5 Years
Contractual Obligations
Short-term debt	$2,674	$2,674	$—	$—	$—
Long-term debt	9,534	—	9,534	—	—
Operating leases	739	156	311	272	—
Total contractual cash obligations, excluding deposits	12,947	2,830	9,845	272	—
Deposits	485,719	461,393	10,773	13,534	19
Total contractual cash obligations, including deposits	$498,666	$464,223	$20,618	$13,806	$19

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

Income Taxes

The calculation of the Company’s income tax expense is complex and requires the use of many estimates and judgments in its determination. Management’s determination of the realization of the net deferred tax asset is based upon management’s evaluation of positive and negative evidence related to cumulative pretax earnings over a three-year period and projected earnings trends. This evidence is reviewed to determine if it is more likely than not that the net deferred tax asset will be realized.

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a no growth and most likely balance sheet growth, for a two-year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections using the most likely balance sheet growth for a one-year horizon, indicates a negative impact of (10.39%) on Net Interest Income (Margin) in a rates down scenario and a positive impact of 25.63% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest-bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

The principal goals for asset liability management for the Company are to maintain adequate levels and sources of liquidity and to manage interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on both interest-

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

sensitive assets and interest-sensitive liabilities to protect Net Interest Income (Margin) from wide fluctuations as a result from changes in market interest rates. To that end, management has recommended and the board has approved policy limits that minimize the downside risk from interest rate shifts. The aforementioned ratios are within those stated limits of -18% for the respective modeled scenarios at the subsidiary bank and combined. Managing interest rate risk is an important factor to the long-term viability of the Company since Net Interest Income (Margin) is such a large component of earnings. The Company’s Asset Liability Management Committee (ALCO) monitors market changes in interest rates and assists with the pricing of loans and deposit products while considering the funding source needs, asset growth projections, and necessary operating liquidity.

Financial Table 1

Average Balances and Net Interest Income Analysis

	2016			2015			2014
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
(dollars in thousands)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$88,067	1,342	1.52%	$96,867	1,527	1.58%	$98,549	1,632	1.66%
Non-taxable securities (1)	19,329	500	4.17%	15,481	410	4.27%	10,507	321	4.92%
Short-term investments	48,754	304	0.62%	50,963	185	0.36%	52,554	168	0.32%
Taxable loans (2)	321,164	15,516	4.83%	301,837	15,299	5.07%	295,004	15,903	5.39%
Non-taxable loans (1)	15,141	384	4.09%	14,649	426	4.69%	14,974	433	4.66%
Total interest-earning assets	492,455	18,046	3.77%	479,797	17,847	3.83%	471,588	18,457	4.01%
Non-earning assets
Cash and due from banks	6,251			5,966			5,898
Premises and equipment, net	14,443			14,779			14,806
Interest receivable and other	21,147			21,157			21,384
Total non-earning assets	41,841			41,902			42,088
Total assets	$534,296			$521,699			$513,676
Interest-bearing liabilities
Savings deposits	$41,657	$47	0.11%	$39,393	$44	0.11%	$38,751	$57	0.15%
Interest checking & MMDA	254,144	310	0.12%	239,546	278	0.12%	230,779	299	0.13%
Time deposits	72,127	366	0.51%	89,091	797	0.89%	101,925	997	0.98%
Total deposits	367,928	723	0.20%	368,030	1,119	0.30%	371,455	1,353	0.36%
Short-term borrowed funds	3,357	37	1.10%	4,880	64	1.31%	4,830	34	0.70%
Long-term debt	9,541	550	5.76%	9,552	550	5.76%	9,952	573	5.76%
Total interest-bearing liabilities	380,826	1,310	0.34%	382,462	1,733	0.45%	386,237	1,960	0.51%
Noninterest liabilities
Transaction deposits	102,993			90,625			79,705
Interest payable and other	6,194			5,489			6,053
Total liabilities	490,013			478,576			471,995
Shareholders’ equity	44,283			43,123			41,681
Total liabilities and shareholders equity	$534,296			$521,699			$513,676
Interest rate spread			3.43%			3.38%			3.50%
Net interest income and net interest margin		$16,736	3.51%		$16,114	3.47%		$16,497	3.60%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 34.00% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

	2016 Versus 2015			2015 Versus 2014
			Net			Net
(dollars in thousands)	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets
Taxable securities	$(136)	$(49)	$(185)	$(27)	$(78)	$(105)
Non-taxable securities	101	(11)	90	142	(53)	89
Short-term investments	(11)	130	119	(5)	22	17
Taxable loans	957	(740)	217	357	(961)	(604)
Non-taxable loans	13	(55)	(42)	(9)	2	(7)
Total interest-earning assets	924	(725)	199	458	(1,068)	(610)
Interest-bearing liabilities
Savings deposits	3	—	3	1	(14)	(13)
Transaction and MMDA deposits	17	15	32	11	(32)	(21)
Other time deposits	(119)	(312)	(431)	(120)	(80)	(200)
Short-term borrowed funds	(18)	(9)	(27)	1	29	30
Long-term debt	(1)	1	0	(23)	—	(23)
Total interest-bearing liabilities	(118)	(305)	(423)	(130)	(97)	(227)
Net interest income	$1,042	$(420)	$622	$588	$(971)	$(383)

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

	December 31, 2016			December 31, 2015			December 31, 2014
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$4,017	$4,014	1.13%	$4,026	$4,012	1.13%	$19.030	$19,386	1.86%
	4,017	4,014	1.13%	4,026	4,012	1.13%	19,030	19,386	1.86%
U.S. Government agencies
Due within twelve months	—	—	—	—	—	—	4,972	4,998	2.77%
Due after one but within five years	37,627	37,224	1.31%	27,671	27,635	1.43%	36,292	36,116	1.30%
Due after five but within ten years	14,453	14,082	1.93%	2,193	2,199	1.05%	—	—	—
Due after ten years	6,425	6,365	1.48%	6,295	6,236	1.23%	9,705	9,661	0.96%
	58,505	57,671	1.48%	36,159	36,070	1.37%	50,969	50,775	1.38%
Mortgage-backed securities
Due after one but within five years	3,382	3,265	1.93%	4,351	4,317	1.90%	4,192	4,151	1.52%
Due after five but within ten years	6,961	6,846	2.18%	8,545	8,489	2.32%	3,003	3,046	2.43%
Due after ten years	15,853	15,537	1.93%	17,373	16,967	1.89%	20,553	20,375	2.00%
	26,196	25,648	2.00%	30,269	29,773	2.01%	27,748	27,572	1.98%
State and political
Due within twelve months	—	—	—	471	473	5.77%	175	177	4.62%
Due after one but within five years	2,597	2,638	4.04%	3,304	3,423	3.86%	2,389	2,541	4.96%
Due after five but within ten years	2,877	2,819	4.29%	1,399	1,421	6.28%	3,296	3,481	4.89%
Due after ten years	8,649	8,079	2.39%	8,517	8,722	3.77%	5,715	5,881	4.36%
	14,123	13,536	3.08%	13,691	14,039	4.12%	11,575	12,080	4.64%
Corporate Bonds
Due within twelve months	—	—	—	2,400	2,399	1.19%	—	—	—
Due after one but within five years	2,836	2,798	2.15%	814	798	1.79%	—	—	—
Due after five but within ten years	2,218	2,232	1.50%	2,221	2,167	1.38%	3,040	3,011	1.24%
	5,054	5,030	1.86%	5,435	5,364	1.36%	3,040	3,011	1.24%
Total Securities available for sale
Due within twelve months	—	—	—	2,871	2,872	1.94%	5,147	5,175	2.83%
Due after one but within five years	50,459	49,939	1.56%	40,166	40,185	1.66%	61,903	62,194	1.63%
Due after five but within ten years	26,509	25,979	2.22%	14,358	14,276	2.37%	9,339	9,538	3.72%
Due after ten years	30,927	29,981	1.98%	32,185	31,925	2.26%	35,973	35,917	2.03%
	$107,895	$105,899	1.85%	$89,580	$89,258	2.00%	$112,362	$112,824	1.94%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

	December 31, 2016			December 31, 2015			December 31, 2014
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after five but within ten years	$1,754	$1,737	2.49%	$1,911	$1,906	2.39%	$2,085	$2,053	2.29%
	1,754	1,737	2.49%	1,911	1,906	2.39%	2,085	2,053	2.29%
State and political
Due after one but within five years	2,952	2,935	2.21%	1,944	1,953	2.27%	—	—	0.00%
Due after five but within ten years	4,022	3,986	2.95%	4,049	4,065	2.95%	—	—	0.00%
	6,974	6,921	2.63%	5,993	6,018	2.73%	—	—	0.00%
Corporate Bonds
Due after five but within five years	3,262	3,276	2.76%	3,338	3,318	2.76%	3,411	3,397	2.76%
	3,262	3,276	2.76%	3,338	3,318	2.76%	3,411	3,397	2.76%
Total Securities held to maturity
Due after one but within five years	2,952	2,935	2.50%	1,944	1,953	2.58%	—	—	0.00%
Due after five but within ten years	9,038	8,999	2.81%	9,298	9,289	2.77%	5,496	5,450	2.58%
	$11,990	$11,934	2.65%	$11,242	$11,242	2.68%	$5,496	$5,450	2.58%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

Financial Table 4

Noninterest Income

	Year Ended December 31,
(dollars in thousands)	2016	2015	2014
Service charges on deposit accounts	$1,189	$1,293	$1,467
Other banking fees	2,125	2,110	1,917
Asset management fees	1,574	1,737	1,732
Brokerage commissions	595	270	279
Other noninterest income	514	317	388
Income from mortgage loan sales	3,795	2,306	1,001
Security gains (losses)	544	536	(2)
Other gains (losses) from sale of assets	(5)	1	141
Total noninterest income	$10,331	$8,570	$6,923

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Other Noninterest Expense

	Year Ended December 31,
(dollars in thousands)	2016	2015	2014
Postage	$195	$184	$184
Telephone and data lines	168	156	145
Loan collection cost	175	121	139
Shareholder relations expense	129	140	234
Dues and subscriptions	197	167	127
Other	1,681	1,574	1,457
Total other noninterest expense	$2,545	$2,342	$2,286

Financial Table 6

Loan Portfolio Composition

	At December 31,
	2016		2015		2014
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$55,752	16.31%	$52,311	16.34%	$47,418	15.25%
Real estate - construction	32,344	9.46%	23,321	7.29%	26,250	8.44%
Real estate - residential	132,514	38.77%	132,799	41.49%	135,734	43.67%
Real estate - commercial	109,752	32.11%	101,198	31.62%	92,517	29.76%
Consumer	9,711	2.84%	8,982	2.81%	8,460	2.72%
Other	1,687	0.49%	1,481	0.45%	481	0.16%
Total loans	341,760	100.00%	320,092	100.00%	310,860	100.00%
Less:
Allowance for loan losses	(2,707)		(2,884)		(3,738)
Unearned net loan fees	69		40		(7)
Net loans	$339,122		$317,248		$307,115

	At December 31,
	2013		2012
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$47,436	15.44%	$41,390	12.58%
Real estate - construction	21,001	6.83%	28,132	8.55%
Real estate - residential	132,694	43.18%	142,444	43.28%
Real estate - commercial	95,922	31.22%	103,304	31.39%
Consumer	9,623	3.13%	12,986	3.95%
Other	612	0.20%	822	0.25%
Total loans	307,288	100.00%	329,078	100.00%
Less:
Allowance for loan losses	(5,095)		(6,801)
Unearned net loan fees	60		105
Net loans	$302,253		$322,382

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

	December 31, 2016
	One Year	One to	Over Five
(dollars in thousands)	or Less	Five Years	Years	Total
Commercial and agricultural	$14,435	$16,979	$24,338	$55,752
Real estate – construction	10,848	3,214	18,282	32,344
Total selected loans	$25,283	$20,193	$42,620	$88,096
Fixed rate loans	$15,918	$57,058	$51,337	$124,313
Sensitivity to rate changes:
Variable interest rates	$30,592	$18,207	$168,717	$217,516

Financial Table 8

Activity in the Allowance for Loan Loss

	At or for the Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Allowance for loan losses at beginning of year	$2,884	$3,738	$5,095	$6,801	$6,815
Provision for (recovery of) loan losses	(88)	(620)	(389)	28	1,832
Other	—	—	—	(5)	—
Loan charge-offs:
Commercial	76	34	8	571	322
Real estate	172	427	1,140	1,225	1,427
Consumer	142	128	83	175	242
Total charge-offs	390	589	1,231	1,971	1,991
Recoveries of loans previously charged off:
Commercial	19	16	81	14	43
Real estate	209	278	138	180	66
Consumer	73	61	44	48	36
Total recoveries	301	355	263	242	145
Net charge-offs	89	234	968	1,729	1,846
Allowance for loan losses at end of year	$2,707	$2,884	$3,738	$5,095	$6,801
Net (charge-offs) recoveries as a percent of average loans	0.03%	0.07%	0.31%	0.55%	0.53%

Financial Table 9

Allocation of the Allowance for Loan Losses

	At December 31,
	2016		2015		2014
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$636	23.49%	$478	16.57%	$790	21.13%
Real estate - construction	240	8.87%	227	7.87%	223	5.97%
Real estate - residential	1,103	40.75%	1,338	46.40%	1,775	47.50%
Real estate - commercial	553	20.43%	653	22.64%	738	19.74%
Other	175	6.46%	188	6.52%	212	5.66%
Unallocated	—	—	—	—%	—	—%
Total loans	$2,707	100.00%	$2,884	100.00%	$3,738	100.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

	At December 31,
	2013		2012
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$722	14.17%	$1,180	17.35%
Real estate – construction	1,203	23.61%	719	10.57%
Real estate – residential	2,025	39.75%	3,020	44.41%
Real estate – commercial	890	17.47%	1,040	15.29%
Consumer	—	—%	842	12.38%
Other	255	5.00%	—	—%
Unallocated	—	—%	—	—%
Total loans	$5,095	100.00%	$6,801	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

Financial Table 10

Short Term Borrowings

	2016		2015		2014
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Master notes and other secured borrowings	2,162	0.25%	3,396	0.25%	3,674	0.25%
Notes payable	12	6.00%	12	6.00%	11	6.00%
Short-term line of credit	500	3.75%	2,350	3.50%	1,000	3.75%
	$2,674	0.93%	$5,758	1.59%	$4,685	1.70%
Average for the year
Federal funds purchase	$2	1.35%	$2	0.79%	$2	0.79%
Master notes and other secured borrowings	2,540	0.25%	3,280	0.25%	4,250	0.44%
Notes payable	13	5.83%	18	6.00%	11	6.00%
Short-term line of credit	802	3.68%	1,598	3.51%	57	3.75%
Short-term advances from FHLB	—	0.00%	—	0.00%	510	4.08%
	$3,357	1.09%	$4,898	1.32%	$4,830	1.86%
Maximum month-end balance
Master notes and other secured borrowings	4,325		4,736		4,640
Notes payable	12		12		11
Short-term line of credit	2,350		2,350		1,000
Short-term advances from FHLB	—		—		1,500

Financial Table 11

Maturities of Time Deposits

		Over 3	Over 6
	3 Months	Months to	Months to	Over
(dollars in thousands)	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$2,799	$1,769	$1,434	$1,470	$7,472
Other Time Deposits	11,696	10,333	14,803	22,857	59,689
	$14,495	$12,102	$16,237	$24,327	$67,161

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 12

Performance Ratios

	At December 31,
	2016	2015	2014	2013	2012
Return on average assets	0.41%	0.38%	0.33%	0.18%	0.08%
Return on average equity	4.99%	4.65%	4.03%	2.17%	0.90%
Equity to average assets ratio	8.29%	8.27%	8.11%	8.34%	8.52%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Tara G. Eudy	Cynthia L. Mynatt
President/Funeral Director	President and Treasurer	President
Stanly Funeral Home, Inc.	Carolina Title Company, Inc.	Ben Mynatt Buick - GMC

Nadine B. Bowers	Thomas M. Hearne, Jr.	James E. Nance
Retired – Senior Vice President	Retired	Founder and Managing Member
Strategic Investment Advisors, Inc.	Geopavement Engineer	North State Acquisitions, LLC
and Bank of Stanly	North Carolina Department
	of Transportation	Frank A. Rankin, III
Joe S. Brooks		Board Vice Chairman
Owner and Manager	Harvey H. Leavitt, III	President and Owner
Brothers Precision Tool Co.	Owner and Operator	Concord Engineering &
	Leavitt Funeral Home	Surveying, Inc.
Ronald T. Burleson
Partner	Samuel M. Leder	S. Todd Swaringen
Thurman Burleson & Sons Farm	Certified Public Accountant/	Certified Public Accountant/
	Partner	Partner
Bill C. Burnside, DDS	Potter & Company, P.A.	Beane Swaringen &
Board Chairman		Company, PLLC
Retired – General Dentist	W. Chester Lowder
	Director of Livestock Program	Dusty W. West
James O. Campbell	Public Policy Division	President and Owner
Vice President of Construction Sales	NC Farm Bureau	Dean’s Ready Mixed, Inc.
AvidXchange, Inc.	Federation, Inc.

Raymond R. Cranford, Jr.
Owner and Vice President of Sales
Crook Motor Co., Inc.

Executive Officers

Roger L. Dick	Brendan P. Duffey	R. David Beaver, III
President and	Chief Operating Officer and	Chief Financial Officer
Chief Executive Officer	Chief Risk Officer	Uwharrie Capital Corp
Uwharrie Capital Corp;	Uwharrie Capital Corp;	and Uwharrie Bank
Chief Executive Officer	President
Uwharrie Bank	Uwharrie Bank