Form 10-K, Exhibit 13
period 2017-12-31
UWHARRIE CAPITAL CORP
filed 2018-02-28
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2017

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

Uwharrie Investment Advisors, Inc., an SEC registered investment advisory firm, provides portfolio management services to its customers. The Strategic Alliance Corporation (Strategic Alliance ®) is a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). BOS Agency provides insurance products and is licensed in the state of North Carolina. Through Strategic Investment Group, a DBA for financial consultants registered with Private Client Services LLC, securities and insurance products are offered, including fixed annuities, long-term care products, Medicare supplement products, and life insurance products. Group insurance products are offered through an arrangement with Burchfield Insurance Group, Inc.

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

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2017	2016	Percent Increase (Decrease)
For the year:
Net income	$1,611	$2,211	(27.14)%
Net income (loss) available to common shareholders	$1,019	$1,618	(37.02)%
Basic net income (loss) per common share (1)	$0.14	$0.22	(36.36)%
Diluted net income (loss) per common share (1)	$0.14	$0.22	(36.36)%
Weighted average common shares outstanding (diluted)	7,144,026	7,239,014	(1.31)%
At year-end:
Total assets	$576,358	$548,230	5.13%
Total earning assets	526,937	496,264	6.18%
Loans held for investment	356,871	341,829	4.40%
Total interest-bearing liabilities	410,152	394,789	3.89%
Shareholders’ equity	44,540	43,525	2.33%
Book value per common share (1)	$4.76	$4.58	3.93%
Averages for the year:
Total assets	$572,630	$534,296	7.17%
Total earning assets	527,249	490,467	7.50%
Loans held for investment	348,980	334,317	4.39%
Total interest-bearing liabilities	402,774	380,826	5.76%
Shareholders’ equity	44,542	44,283	0.58%
Financial ratios (in percentage):
Return on average assets	0.28%	0.41%
Return on average shareholders’ equity	3.62%	4.99%
Average equity to average assets	7.78%	8.29%
Net interest margin (fully tax equivalent basis)	3.47%	3.51%
Allowance as % of loans at year-end	0.69%	0.79%
Allowance as % of nonperforming loans	239.80%	186.66%
Nonperforming loans to total loans	0.29%	0.42%
Nonperforming assets to total assets	0.59%	1.03%
Net loan charge-offs (recoveries) to average loans	—	0.03%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2016 have been adjusted to reflect the 2% stock dividend in 2017.

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

The Board of Directors adopts a dividend policy on an annual basis. For 2017, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Uwharrie Capital Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company's auditor since 1996.

Charlotte, North Carolina

February 28, 2018

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

	2017	2016
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,538	$9,422
Interest-earning deposits with banks	62,865	36,546
Securities available for sale, at fair value	95,743	105,899
Securities held to maturity (fair value $11,461 and $11,934, respectively)	11,458	11,990
Loans held for sale	4,414	5,823
Loans:
Loans held for investment	356,871	341,829
Less allowance for loan losses	(2,458)	(2,707)
Net loans held for investment	354,413	339,122
Premises and equipment, net	14,728	14,173
Interest receivable	1,709	1,629
Restricted stock	1,067	1,052
Bank owned life insurance	8,546	6,897
Other real estate owned	2,349	4,176
Prepaid assets	786	826
Other assets	10,742	10,675
Total assets	$576,358	$548,230
LIABILITIES
Deposits:
Demand noninterest-bearing	$113,762	$103,138
Interest checking and money market accounts	289,953	272,968
Savings deposits	45,698	42,452
Time deposits, $250,000 and over	7,933	7,472
Other time deposits	55,282	59,689
Total deposits	512,628	485,719
Short-term borrowed funds	1,752	2,674
Long-term debt	9,534	9,534
Interest payable	148	151
Other liabilities	7,756	6,627
Total liabilities	531,818	504,705
Off balance sheet items, commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,112,853 and 7,050,315, respectively	8,891	8,813
Additional paid-in capital	12,824	12,540
Undivided profits	13,282	12,867
Accumulated other comprehensive loss	(1,107)	(1,318)
Total Uwharrie Capital shareholders’ equity	33,890	32,902
Noncontrolling interest	10,650	10,623
Total shareholders’ equity	44,540	43,525
Total liabilities and shareholders’ equity	$576,358	$548,230

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$16,569	$15,900	$15,725
Investment securities:
US Treasury	28	46	212
US Government agencies and corporations	1,507	1,296	1,315
State and political subdivisions non-taxable	439	467	410
State and political subdivisions taxable	47	33	—
Interest-earning deposits with banks and federal funds sold	750	304	185
Total interest income	19,340	18,046	17,847
Interest Expense
Interest checking and money market accounts	413	310	278
Savings deposits	49	47	44
Time deposits $250,000 and over	67	58	69
Other time deposits	185	308	728
Short-term borrowed funds	16	37	64
Long-term debt	547	550	550
Total interest expense	1,277	1,310	1,733
Net interest income	18,063	16,736	16,114
Recovery of loan losses	(236)	(88)	(620)
Net interest income after recovery of loan losses	18,299	16,824	16,734
Noninterest Income
Service charges on deposit accounts	1,169	1,189	1,293
Other service fees and commissions	4,307	4,294	4,117
Gain (loss) on sale of securities (includes reclassification of $(14), $544, and $536 from accumulated comprehensive income in 2017, 2016 and 2015, respectively)	(14)	544	536
Income from mortgage loan sales	3,345	3,795	2,306
Other income	594	509	318
Total noninterest income	9,401	10,331	8,570
Noninterest Expense
Salaries and employee benefits	14,710	14,522	13,186
Net occupancy expense	1,261	1,189	1,139
Equipment expense	597	646	678
Data processing costs	1,000	705	734
Office supplies and printing	130	161	217
Foreclosed real estate expense	293	501	713
Professional fees and services	723	703	594
Marketing and donations	977	941	852
Electronic banking expense	1,245	1,170	1,083
Software amortization and maintenance	787	697	578
FDIC insurance	229	269	375
Other noninterest expense	2,328	2,545	2,342
Total noninterest expense	24,280	24,049	22,491
Income before income taxes	3,420	3,106	2,813
Income taxes (includes reclassification of ( $4, ($210), and ($207)) from accumulated other comprehensive income, respectively)	1,809	895	806
Net income	$1,611	$2,211	$2,007
Consolidated net income	$1,611	$2,211	$2,007
Less: Net income attributable to noncontrolling interest	(592)	(593)	(592)
Net income attributable to Uwharrie Capital Corp and common shareholders	1,019	1,618	1,415
Net income per common share
Basic	$0.14	$0.22	$0.19
Diluted	$0.14	$0.22	$0.19
Weighted average common shares outstanding
Basic	7,138,635	7,238,908	7,337,586
Diluted	7,139,373	7,239,014	7,337,586

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
	(dollars in thousands)
Net Income	$1,611	$2,211	$2,007
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	696	(1,131)	(248)
Related tax effect	(340)	359	60
Reclassification of losses (gains) recognized in net income	14	(544)	(536)
Related tax effect	(4)	210	207
Total other comprehensive income (loss)	366	(1,106)	(517)
Comprehensive income	1,977	1,105	1,490
Less: Comprehensive income attributable to noncontrolling interest	(592)	(593)	(592)
Comprehensive income attributable to Uwharrie Capital	$1,385	$512	$898

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2017, 2016 and 2015

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2014	6,961,484	$8,702	$11,712	$10,974	$305	$10,569	$42,262
Net Income	—	—	—	1,415	—	592	2,007
Repurchase of common stock	(114,377)	(143)	(286)	—	—	—	(429)
2% stock dividend	135,910	170	321	(491)	—	—	—
Cash paid – fractional shares	—	—	—	(5)	—	—	(5)
Other comprehensive income	—	—	—	—	(517)	—	(517)
Reclass from mezzanine capital	—	—	561	—	—	—	561
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2015	6,983,017	$8,729	$12,308	$11,893	$(212)	$10,596	$43,314
Net Income	—	—	—	1,618	—	593	2,211
Repurchase of common stock	(69,938)	(87)	(235)	—	—	—	(322)
2% stock dividend	137,236	171	467	(638)	—	—	—
Cash paid – fractional shares	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	(1,106)	—	(1,106)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2016	7,050,315	$8,813	$12,540	$12,867	$(1,318)	$10,623	$43,525
Net Income	—	—	—	1,019	—	592	1,611
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	—	—	—	155	(155)	—	—
Repurchase of common stock	(75,709)	(95)	(296)	—	—	—	(391)
2% stock dividend	138,247	173	580	(753)	—	—	—
Cash paid – fractional shares	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	366	—	366
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2017	7,112,853	$8,891	$12,824	$13,282	$(1,107)	$10,650	$44,540

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,611	$2,211	$2,007
Adjustments to reconcile net income to net cash Provided (used) by operating activities:
Depreciation	857	1,003	908
Net amortization of security premiums/discounts AFS	850	990	975
Net amortization of security premiums/discounts HTM	147	138	134
Net amortization of mortgage servicing rights	733	751	689
Impairment of foreclosed real estate	85	272	425
Recovery of loan losses	(236)	(88)	(620)
Deferred income taxes	691	92	336
Net realized (gains) loss on sales / calls available for sale securities	14	(544)	(536)
Proceeds from sales of loans held for sale	97,360	114,622	62,795
Origination of loans held for sale	(96,684)	(115,505)	(66,570)
(Gain) loss on sale of premises, equipment and other assets	—	3	(1)
Increase in cash surrender value of life insurance	(124)	(135)	(117)
Gain on sales of foreclosed real estate	(35)	(41)	(140)
Prepaid Assets	40	(62)	205
Net change in interest receivable	(80)	(65)	183
Net change in other assets	(602)	(699)	(1,740)
Net change in interest payable	(3)	(17)	(12)
Net change in other liabilities	1,129	1,113	1,068
Net cash provided (used) by operating activities	5,753	4,039	(11)
Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	16,185	30,734	47,253
Proceeds from sales, maturities, calls and paydowns of securities held to maturity	385	141	154
Purchase of securities available for sale	(6,338)	(49,496)	(24,910)
Purchase of securities held to maturity	—	(1,027)	(6,034)
Net increase in loans	(15,416)	(22,101)	(11,331)
Purchases of life insurance investment	(1,525)	—	—
Proceeds from sale of premises, equipment and other assets	—	547	1
Purchase of premises and equipment	(1,730)	(657)	(716)
Proceeds from sales of foreclosed real estate	2,138	899	2,404
Net change in restricted stock	(15)	(12)	(2)
Net cash provided (used) by investing activities	(6,316)	(40,972)	6,819
Cash flows from financing activities
Net increase in deposit accounts	26,909	17,986	11,298
Net decrease in short-term borrowed funds	(410)	(3,084)	1,073
Net decrease in long-term debt	(512)	(13)	(11)
Repurchase of common stock, net	(391)	(322)	(429)
Dividends on preferred stock	(592)	(593)	(592)
Cash paid for fractional shares	(6)	(6)	(5)
Net cash provided by financing activities	24,998	13,968	11,334
Increase (decrease) in cash and cash equivalents	24,435	(22,965)	18,142
Cash and cash equivalents, beginning of year	45,968	68,933	50,791
Cash and cash equivalents, end of year	$70,403	$45,968	$68,933
Supplemental disclosures of cash flow information
Interest paid	$1,280	$1,327	$1,745
Income taxes paid	852	641	459
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	366	1,106	517
Loans transferred to foreclosed real estate	361	315	1,818
Company financed OREO	(356)	(256)	(26)
Mortgage servicing rights capitalized	586	982	657

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

Uwharrie was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Uwharrie are insured by the Federal Deposit Insurance Corporation (“FDIC”). Uwharrie is under regulation of the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks. In Stanly County, Uwharrie has six branch locations that provide a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

On August 4, 2000, Uwharrie acquired another subsidiary, Gateway Mortgage, Inc. (“Gateway”), a mortgage origination company. This company is currently inactive and does not affect the Company’s consolidated financial statements.

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

Loans

The Company divides the loans it originates into two segments, commercial and noncommercial loans. Commercial loans are broken down into the following classes: commercial loans, real estate commercial loans and other real estate construction loans. Noncommercial loans are divided into the following classes: real estate 1-4 family construction, real estate 1-4 family residential loans, home equity loans, consumer loans and other loans. The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these impaired loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Generally, a minimum of six months of sustained performance is required.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans are collectively evaluated by loan class for impairment. However, once a loan is deemed impaired, it will be evaluated individually for specific impairment.

Troubled debt restructure loans (TDR) are modifications of a loan when a borrower is experiencing financial difficulty and the modification involves providing a concession to the existing loan contract. TDRs are considered to be impaired loans and are individually evaluated for impairment.

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and volatility. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience, thus deriving the estimated loss scenario by FDIC call report codes. Together, these components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions and portfolio concentrations form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

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

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2014 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2017, 2016 and 2015.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2017, 2016 and 2015:

	Year ended December 31,
	2017	2016	2015
	(dollars in thousands)
Beginning Balance	$(1,318)	$(212)	$305
Accumulated Other comprehensive income (loss) before reclassifications, net of ($185), $359 and $60 tax effect, respectively	356	(772)	(188)
Amounts reclassified from accumulated other comprehensive income, net of $4, ($210), and ($207) tax effect, respectively	10	(334)	(329)
Net current-period other comprehensive loss	366	(1,106)	(517)
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	(155)	—	—
Ending Balance	$(1,107)	$(1,318)	$(212)

Earnings per Common Share

The Company had stock options outstanding covering 13,378 shares of common stock at December 31, 2017 and 13,116 at December 31, 2016. All of these options were dilutive because the strike price was lower than the current market price.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. On November 21, 2017, the Company’s Board of Directors declared a 2% stock dividend payable on December 27, 2017 to shareholders of record on December 15, 2017. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2017	2016	2015
Weighted average number of common shares used in computing basic net income per common share	7,138,635	7,238,908	7,337,586
Effect of dilutive stock options	738	106	—
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,139,373	7,239,014	7,337,586

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

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this ASU address certain aspects of recognition, measurement, presentation and disclosure. The amendments in this ASU (i) require equity investments to be measured at fair value with changes in fair value recognized in net income; (ii) simplify the impairment assessment of equity investments without readily determinable fair value; (iii) require public business entities to use exit prices, rather than entry prices, when measuring fair value of financial instruments for disclosure purposes; (iv) require separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements; (v) eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet; (vi) require separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; and (vii) state that a valuation allowance on deferred tax assets related to available-for-sale securities should be evaluated in combination with other deferred tax assets. The amendments in this ASU are effective for public business entities for fiscal periods beginning after December 15, 2017, including interim periods within those fiscal years. The ASU only permits early adoption of the instrument-specific credit risk provision. The Company currently does not invest in equity securities, therefore the impact from the adoption of this standard is not expected to be material to the financial position or results of operations of the Company, but new disclosures on fair value will be implemented.

In February 2016, the FASB issued ASU 2016-02, “Leases, Topic 842”. This ASU increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The key difference between existing standards and this ASU is the requirement for lessees to recognize on their balance sheet all lease contracts with lease terms greater than 12 months, including operating leases. Both a right-of-use asset, representing the right to use the leased asset, and a lease liability, representing the contractual obligation, are required to be recognized on the balance sheet of the lessee at lease commencement. Further, this ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. Lessor guidance remains largely unchanged with the exception of how a lessor determines the appropriate lease classification for each lease to better align the lessor guidance with revised lessee classification guidance. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of the new standard, which we anticipate we will adopt during the first quarter of 2019. We currently have one property that we operate under a lease and a potential new property that will be under lease in 2018, both of which would be recorded in and the Consolidated Balance Sheets upon adoption.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent considerations (Reporting Revenue Gross versus Net)”. ASU 2016-08 updates the new revenue standard by clarifying the principal versus agent implementation guidance, but does not change the core principle of the new standard. The updates to the principal versus agent guidance:  (i) require an entity to determine whether it is a principal or an agent for each distinct good or service (or a distinct bundle of goods or services) to be provided to the customer; (ii) illustrate how an entity that is a principal might apply the control principle to goods, services, or rights to services, when another party is involved in providing goods or services to a customer and (iii) Clarify that the purpose of certain specific control indicators is to support or assist in the assessment of whether an entity controls a good or service before it is transferred to the customer, provide more specific guidance on how the indicators should be considered, and clarify that their relevance will vary depending on the facts and circumstances.  For public business entities, the effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 which is effective for interim and annual periods beginning after December 15, 2017. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application.  Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income.  We have analyzed the various revenue streams that are in scope with ASU 2016-08 and 2014-09 and concluded that our financials will not be impacted.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We are looking to outsource our current model with a CECL-ready vendor. We will evaluate the financial impact once our model is converted to the new vendor’s software package.

In February 2018, the FASB issued ASU 2018-2, “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“AOCI”)”. ASU 2018-2 allows for a reclassification from AOCI to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act, which was enacted on December 22, 2017. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company has early adopted this standard and the effects are presented in the financial statements.  Retained earnings was increased by $155,000 and AOCI was reduced by $155,000 as a result of the adoption of this guidance.

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

Reclassification

Certain amounts in the 2016 and 2015 financial statements have been reclassified to conform to the 2017 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government agencies	56,522	33	940	55,615
GSE - Mortgage-backed securities and CMO’s	21,253	12	374	20,891
State and political subdivisions	14,368	27	196	14,199
Corporate bonds	5,042	7	11	5,038
Total securities available for sale	$97,185	$79	$1,521	$95,743

December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,348	$—	$9	$1,339
State and political subdivisions	6,925	23	36	6,912
Corporate bonds	3,185	25	—	3,210
Total securities held to maturity	$11,458	$48	$45	$11,461

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,017	$—	$3	$4,014
U.S. Government agencies	58,506	28	863	57,671
GSE - Mortgage-backed securities and CMO’s	26,195	39	586	25,648
State and political subdivisions	14,123	71	658	13,536
Corporate bonds	5,054	14	38	5,030
Total securities available for sale	$107,895	$152	$2,148	$105,899

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,754	$—	$17	$1,737
State and political subdivisions	6,974	7	60	6,921
Corporate bonds	3,262	14	—	3,276
Total securities held to maturity	$11,990	$21	$77	$11,934

At December 31, 2017 and December 31, 2016, the Company owned Federal Reserve Bank stock reported at cost of $508,000 and $507,000, respectively. Also, at December 31, 2017 and December 31, 2016, the Company owned Federal Home Loan Bank Stock (FHLB) of $559,000 and $545,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated that the fair value approximated cost and that these investments were not impaired at December 31, 2017.

Results from sales and calls of securities available for sale for the years ended December 31, 2017, 2016 and 2015 are as follows:

	2017	2016	2015
	(dollars in thousands)
Gross proceeds from sales and calls	$8,918	$20,225	$32,780
Realized gains from sales	$—	$544	$536
Realized losses from sales	(14)	—	—
Net realized gains (losses)	$(14)	$544	$536

At December 31, 2017, 2016 and 2015 securities available for sale with a carrying amount of $75.5 million, $74.8 million and $68.8 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and December 31, 2016. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2017, the unrealized losses on available for sale securities less than twelve months related to  six government agency bonds, four government sponsored enterprise (GSE) mortgage backed securities, one corporate bonds and one state and political subdivision bond. The Company had fifteen government agency bonds, twelve GSE mortgage backed securities and seven state and political subdivision bonds that had been in a loss position for more than twelve months. At December 31, 2017, the unrealized losses on held to maturity securities related to one government agency security and five state and political subdivision bonds. At December 31, 2016, the unrealized losses on available for sale securities related to one United States Treasury note, twenty-three government agency bonds, fourteen GSE mortgage backed securities, two corporate bonds and seven state and political subdivision bond. At December 31, 2016, the unrealized losses on held to maturity securities related to one government agency security  and eight state and political subdivision bonds.

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	9,028	112	43,352	828	52,380	940
GSE-Mortgage-backed securities and CMO’s	5,074	37	14,057	337	19,131	374
State and political	1,182	1	10,317	195	11,499	196
Corporate bonds	2,008	11	—	—	2,008	11
Total securities available for sale	$17,292	$161	$67,726	$1,360	$85,018	$1,521

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,338	$9	$—	$—	$1,338	$9
State and political	4,269	36	—	—	4,269	36
Total securities held to maturity	$5,607	$45	$—	$—	$5,607	$45

December 31, 2016	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Treasury	$4,014	$3	$—	$—	$4,014	$3
U.S. Gov’t agencies	48,192	807	4,164	56	52,356	863
GSE-Mortgage-backed securities and CMO’s	16,250	395	5,251	191	21,501	586
State and political	9,994	658	—	—	9,994	658
Corporate bonds	1,999	27	800	11	2,799	38
Total securities available for sale	$80,449	$1,890	$10,215	$258	$90,664	$2,148

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2016	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,895	$17	$—	$—	$1,895	$17
State and political	6,056	60	—	—	6,056	60
Total securities held to maturity	$7,951	$77	$—	$—	$7,951	$77

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

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality but that the losses are temporary in nature. At December 31, 2017, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following table shows contractual maturities of the entire investment portfolio as of December 31, 2017:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Due within one year	$810	$820
Due after one but within five years	51,122	50,336
Due after five but within ten years	20,628	20,498
Due after ten years	14,830	14,659
Mortgage backed securities	21,253	20,891
	$108,643	$107,204

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2017 and 2016 is as follows:

	2017	2016
	(dollars in thousands)
Commercial
Commercial	$54,912	$55,752
Real estate - commercial	114,712	109,752
Other real estate construction loans	40,186	26,718
Noncommercial
Real estate 1-4 family construction	5,024	5,625
Real estate - residential	78,023	81,700
Home equity	50,506	50,815
Consumer loans	10,774	9,711
Other loans	2,838	1,687
	356,975	341,760
Less:
Allowance for loan losses	(2,458)	(2,707)
Deferred loan costs, net	(104)	69
Loans held for investment, net	$354,413	$339,122

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential and construction mortgage loans and home equity loans, which represent 37.41% of total loans. Additionally, there is concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings, equipment, and general commercial loans that represent 58.77% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $5.6 million and $6.1 million at December 31, 2017 and 2016, respectively. There were no loans 90 days past due and still accruing at December 31, 2017 or at December 31, 2016.

Restructured loans at both December 31, 2017 and December 31, 2016 totaled $4.6 million and are included in the impaired loan total. The carrying value of foreclosed properties held as other real estate was $2.3 million and $4.2 million at December 31, 2017 and 2016, respectively. The Company had $770,000 in foreclosed residential real estate and $65,000 of residential real estate in process of foreclosure at December 31, 2017.

The Company had loans of $175.7 million and $160.8 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2017 and 2016, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015 are presented below:

Commercial	2017	2016	2015
	(dollars in thousands)
Balance, beginning of year	$1,404	$1,310	$1,716
Provision (recovery) charged to operations	(72)	175	(527)
Charge-offs	(31)	(146)	(89)
Recoveries	100	65	210
Net (charge-offs)	69	(81)	121
Other	—	—	—
Balance, end of year	$1,401	$1,404	$1,310

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2017	2016	2015
	(dollars in thousands)
Balance, beginning of year	$1,303	$1,574	$2,022
Provision (recovery) charged to operations	(164)	(263)	(93)
Charge-offs	(177)	(244)	(500)
Recoveries	95	236	145
Net (charge-offs)	(82)	(8)	(355)
Other	—	—	—
Balance, end of year	$1,057	$1,303	$1,574

Total	2017	2016	2015
	(dollars in thousands)
Balance, beginning of year	$2,707	$2,884	$3,738
Provision (recovery) charged to operations	(236)	(88)	(620)
Charge-offs	(208)	(390)	(589)
Recoveries	195	301	355
Net (charge-offs)	(13)	(89)	(234)
Other	—	—	—
Balance, end of year	$2,458	$2,707	$2,884

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2017 and 2016:

December 31, 2017	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$22	$1,788	$1,379	$208,022	$1,401	$209,810
Non-Commercial	172	3,781	885	143,280	1,057	147,061
Total	$194	$5,569	$2,264	$351,302	$2,458	$356,871

December 31, 2016	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$16	$1,993	$1,388	$190,229	$1,404	$192,222
Non-Commercial	123	4,096	1,180	145,511	1,303	149,607
Total	$139	$6,089	$2,568	$335,740	$2,707	$341,829

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2017	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$—	$34	$34	$54,878	$54,912	$—
Real estate - commercial	—	377	377	114,335	114,712	—
Other real estate construction	—	51	51	40,135	40,186	—
Real estate construction	—	—	—	5,024	5,024	—
Real estate - residential	579	540	1,119	76,800	77,919	—
Home equity	108	23	131	50,375	50,506	—
Consumer loan	83	—	83	10,691	10,774	—
Other loans	—	—	—	2,838	2,838	—
Total	$770	$1,025	$1,795	$355,076	$356,871	$—

December 31, 2016	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$—	$—	$—	$55,752	$55,752	$—
Real estate - commercial	—	392	392	109,360	109,752	—
Other real estate construction	106	190	296	26,422	26,718	—
Real estate construction	—	—	—	5,625	5,625	—
Real estate - residential	510	846	1,356	80,413	81,769	—
Home equity	66	22	88	50,727	50,815	—
Consumer loan	36	—	36	9,675	9,711	—
Other loans	—	—	—	1,687	1,687	—
Total	$718	$1,450	$2,168	$339,661	$341,829	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2017 and 2016 is as follows:

	2017	2016
	(dollars in thousands)
Commercial	$34	$—
Real estate - commercial	377	392
Other real estate construction	51	190
Real estate 1 – 4 family construction	—	—
Real estate – residential	540	846
Home equity	23	22
Consumer loans	—	—
Other loans	—	—
	$1,025	$1,450

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. During 2017, nonperforming loans decreased from $1.5 million at December 31, 2016 to $1.0 million at December 31, 2017, a decrease of $425,000. The main relationship driving the decrease in nonaccruals is a loan that was sold during 2017.

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

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2017 and 2016:

December 31, 2017	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$53,649	$1,215	$48	$—	$54,912
Real estate - commercial	109,224	3,321	2,167	—	114,712
Other real estate construction	38,082	1,713	391	—	40,186
Real estate 1 - 4 family construction	5,024	—	—	—	5,024
Real estate - residential	69,645	7,119	1,155	—	77,919
Home equity	49,743	740	23	—	50,506
Consumer loans	10,709	64	1	—	10,774
Other loans	2,838	—	—	—	2,838
Total	$338,914	$14,172	$3,785	$—	$356,871

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

December 31, 2016	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$54,906	$827	$19	$—	$55,752
Real estate - commercial	105,366	1,937	2,449	—	109,752
Other real estate construction	24,312	1,876	530	—	26,718
Real estate 1 - 4 family construction	5,625	—	—	—	5,625
Real estate - residential	71,105	8,551	2,113	—	81,769
Home equity	49,818	973	24	—	50,815
Consumer loans	9,545	163	3	—	9,711
Other loans	1,687	—	—	—	1,687
Total	$322,364	$14,327	$5,138	$—	$341,829

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2017 and 2016:

December 31, 2017	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$54,878	$34	$54,912
Real estate - commercial	114,335	377	114,712
Other real estate construction	40,135	51	40,186
Real estate 1 – 4 family construction	5,024	—	5,024
Real estate – residential	77,379	540	77,919
Home equity	50,483	23	50,506
Consumer loans	10,774	—	10,774
Other loans	2,838	—	2,838
Total	$355,846	$1,025	$356,871

December 31, 2016	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$55,752	$—	$55,752
Real estate - commercial	109,360	392	109,752
Other real estate construction	26,528	190	26,718
Real estate 1 – 4 family construction	5,625	—	5,625
Real estate – residential	80,923	846	81,769
Home equity	50,793	22	50,815
Consumer loans	9,711	—	9,711
Other loans	1,687	—	1,687
Total	$340,379	$1,450	$341,829

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2017 and 2016:

	As of December 31, 2017				Year Ended December 31, 2017
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$44	$10	$34	$10	$25	$2
Real estate - commercial	1,593	1,305	288	9	1,650	72
Other real estate construction	689	101	50	3	208	5
Real estate 1 -4 family construction	—	—	—	—	3	—
Real estate - residential	3,701	1,319	2,382	171	3,762	179
Home equity	35	22	13	1	66	1
Consumer loans	45	45	—	—	53	4
Other loans	—	—	—	—	—	—
Total	$6,107	$2,802	$2,767	$194	$5,767	$263

					Year Ended
	As of December 31, 2016				December 31, 2016
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$29	$13	$16	$2	$31	$8
Real estate - commercial	1,671	1,552	119	9	887	64
Other real estate construction	831	190	103	5	296	6
Real estate 1 -4 family construction	6	—	6	—	9	1
Real estate - residential	3,994	2,072	1,922	123	4,434	201
Home equity	35	35	—	—	49	1
Consumer loans	61	61	—	—	71	6
Other loans	—	—	—	—	—	—
Total	$6,627	$3,923	$2,166	$139	$5,777	$287

					Year Ended
	As of December 31, 2015				December 31, 2015
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$97	$80	$17	$2	$81	$4
Real estate - commercial	620	498	122	9	1,121	42
Other real estate construction	840	195	107	7	281	3
Real estate 1 -4 family construction	13	—	13	—	16	1
Real estate - residential	4,343	1,507	2,836	163	4,798	200
Home equity	28	28	—	—	50	1
Consumer loans	75	75	—	—	37	2
Other loans	—	—	—	—	—	—
Total	$6,016	$2,383	$3,095	$181	$6,384	$253

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

For the twelve months ended December 31, 2017, 2016 and 2015, the following table presents a breakdown of the types of concessions made by loan class:

Year Ended December 31, 2017
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	1	$12	$10
Real estate - commercial	2	178	173
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	708	675
Home equity	—	—	—
Consumer loans	1	9	5
Other loans	—	—	—
	10	$907	$863
Total	10	$907	$863

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

During the twelve months ended December 31, 2017 there was one TDR for which there was a payment default. There was one payment default in 2016 and no payment defaults on TDRs in and 2015. The outstanding balance of TDRs at December 31, 2017 is $4.6 million with $4.5 million still accruing compared to an outstanding balance at December 31, 2016 of $4.8 million with $4.6 million still accruing.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $171,000 in the allowance for loan loss as of December 31, 2017, as a direct result of these TDRs. At December 31, 2016 and 2015 there was $98,000 and $177,000 in the allowance for loan loss related to TDRs, respectively.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2017, 2016 and 2015:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2017
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	217	10	863	—	—	1	15
Total	6	$217	10	$863	—	$—	1	$15

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2016
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	844	4	482	—	—	4	419
Total	6	$844	4	$482	—	$—	4	$419

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2015
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	—	—	10	684	—	—	—	—
Total	—	$—	10	$684	—	$—	—	$—

Note 6 – Mortgage Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $435.5 million and $436 million at December 31, 2017 and 2016, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of mortgage servicing rights follows:

	2017	2016	2015
	(dollars in thousands)
Beginning of year mortgage servicing rights:	$2,271	$2,040	$2,072
Amounts capitalized	587	982	657
Amortization	(733)	(751)	(689)
Impairment	—	—	—
End of year	$2,125	$2,271	$2,040

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2018	$501
2019	434
2020	367
2021	300
2022	232
Thereafter	291
Total	$2,125

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.3 million at both December 31, 20176 and 2016. The key assumptions used to value mortgage servicing rights were as follows:

	2017	2016
Weighted average remaining life	264 months	262 months
Weighted average discount rate	13%	14%
Weighted average coupon	3.94%	3.89%
Weighted average prepayment speed	150%	145%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2017 and 2016 are listed below:

	2017	2016
	(dollars in thousands)
Land	$3,150	$3,215
Building and improvements	12,504	12,882
Furniture and equipment	10,255	9,209
Total fixed assets	25,909	25,306
Less accumulated depreciation	11,181	11,133
Net fixed assets	$14,728	$14,173

Depreciation expense was $857,000 for the year ended December 31, 2017 compared to $1.0 million and $908,000 for the comparable periods of 2016 and 2015, respectively.

Note 8 – Leases

During 2015, Uwharrie Bank entered into a lease for a loan production office in Charlotte. This lease was a month-to-month lease with monthly rental payments of $2,888. In August 2016, this lease was expanded to a five-year lease period expiring in September of 2021 with two five-year renewal options at the expiration of the initial term. Monthly lease payments of $12,656 are due for the first year. The payments then escalate 2.625% each year on the anniversary.

Uwharrie Bank is under contract to lease a facility, in early 2018, for a future branch in Charlotte, North Carolina. The lease has a ten-year term expiring in 2028 with two five-year renewal options. Monthly lease payments of $14,683 are due for the first year. The payments then escalate 2% each year on the anniversary.

Total rental expense related to the operating leases was $155,575, $89,369, and $25,529 for the years ended December 31, 2017, 2016 and 2015, respectively, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned properties is below.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Year ending December 31,
(dollars in thousands)
2018	$333
2019	349
2020	349
2021	309
2022	193
Thereafter	980
Total	$2,513

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2017 and 2016 is as follows:

	2017		2016
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand noninterest-bearing	$113,762	22%	$103,138	21%
Interest checking and money market	289,953	57%	272,968	56%
Savings	45,698	8%	42,452	9%
Time deposits $250,000 and over	7,933	2%	7,472	2%
Other time deposits	55,282	11%	59,689	12%
Total	$512,628	100%	$485,719	100%

The maturities of fixed-rate time deposits at December 31, 2017 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2018	4,400	32,625
2019	375	6,392
2020	1,210	6,494
2021	1,276	7,253
2022	672	2,518
Thereafter	—	—
Total	$7,933	$55,282

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2017 and 2016:

	2017		2016
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short-term borrowing	$1,752	0.50%	$2,162	0.25%
Notes payable	—	—	12	6.00%
Short-term line of credit	—	—	500	3.75%
	$1,752	0.50%	$2,674	0.93%

	2017		2016
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	1.95%	$2	1.48%
Master notes and other short-term borrowing	1,861	0.28%	2,540	0.25%
Notes payable	6	5.81%	12	6.31%
Short-term line of credit	275	3.58%	803	3.67%
	$2,144	0.72%	$3,357	1.09%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2017	2016
	(dollars in thousands)
Maximum month-end balance
Master notes and other short-term borrowing	2,448	4,325
Notes payable	12	12
Short-term line of credit	1,000	2,350

Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

   The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $59.7 million at December 31, 2017.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $79.9 million with remaining availability of $42.4 million at December 31, 2017. There were no long-term advances under this line at December 31, 2017 and at December 31, 2016. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $37.5 million at December 31, 2017.

During the first quarter of 2014, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $9.5 million, of which the entire $9.5 million was outstanding at December 31, 2017. These securities have a final maturity date of March 31, 2024 and may be redeemed by the Company after March 31, 2019. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company would have a twenty percent reduction beginning at March 31, 2019.

As of December 31, 2017, the scheduled maturities of these long-term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2018	$—
2019	—
2020	—
2021	—
2022	—
Thereafter	9,534
Total	$9,534

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters

The significant components of income tax expense for the years ended December 31, 2017, 2016 and 2015 are summarized as follows:

	2017	2016	2015
	(dollars in thousands)
Current tax expense:
Federal	$1,022	$674	$389
State	96	129	81
Total	1,118	803	470
Deferred tax expense:
Federal	680	47	228
State	11	45	108
Total	691	92	336
Net provision for income taxes	$1,809	$895	$806

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2017	2016	2015
	(dollars in thousands)
Tax computed at the statutory federal rate	$1,163	$1,056	$956
Increases (decrease) resulting from:
Tax exempt interest, net	(238)	(298)	(280)
State income taxes, net of federal benefit	71	115	125
Revalue of deferred tax assets	806	—	—
Other	7	22	5
Provision for income taxes	$1,809	$895	$806

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2017, 2016 and 2015 are as follows:

	2017	2016	2015
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$569	$974	$1,057
Deferred compensation	936	1,243	1,080
Other	173	396	555
Net unrealized loss on securities available for sale	335	678	109
Total deferred tax assets	2,013	3,291	2,801
Deferred tax liabilities relating to:
Premises and equipment	(213)	(295)	(319)
Deferred loans fees and costs	(148)	(233)	(213)
Loan servicing	(116)	(193)	(176)
Total deferred tax liabilities	(477)	(721)	(708)
Net recorded deferred tax asset	$1,536	$2,570	$2,093

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

The Tax Act was enacted on December 22, 2017. The SEC issued Staff Accounting Bulletin No. 118 to address uncertainty in applying ASC Topic 740 in the reporting period in which the Tax Act was enacted. The Tax Act included a reduction to the corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. Tax expense was increased in the fourth quarter by a provisional $806,000 to reflect the Tax Act changes. This increase includes $155,000 tax expense related to the revaluation of the deferred tax asset for items charged to AOCI. The revaluation of deferred tax assets related to items charged to AOCI was a component of 2017 income tax expense and recognized in continuing operations as required by ASC Topic 740. The ultimate impact may differ from this provisional amount due to additional analysis, changes in interpretations and assumptions, and additional regulatory guidance that may be issued. The provisional amount is expected to be finalized when the 2017 U.S. Corporate income tax return is filed in 2018.

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

As of December 31, 2017 and 2016, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2017	2016
	(dollars in thousands)
Commitments to extend credit	$112,637	$86,651
Credit card commitments	10,405	9,870
Standby letters of credit	1,360	1,628
	$124,402	$98,149

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

	2017	2016
	(dollars in thousands)
Balance, at beginning of the year	$14,815	$19,208
Disbursements during the year	620	3,798
Collections during the year	(6,743)	(8,191)
Balance, at end of the year	$8,692	$14,815

At December 31, 2017, the Company had approved, but unused lines of credit, totaling $3.7 million to executive officers and directors, and their related interests. In addition, at December 31, 2017, the Company had $7.9 million of deposits for executive officers and directors, and their related interest.

During 2017, the Company’s broker-dealer subsidiary (The Strategic Alliance Corp) brokered a private placement offering in the amount of $4.1 million, producing revenue in 2017 of $202,250. Certain officers and directors of the Company’s bank subsidiary, Uwharrie Bank, were involved with the transaction as investors in the private placement.

During 2015, the Company’s subsidiary, Uwharrie Bank, entered into a lease for a facility with an executive officer of Uwharrie Bank. This lease was a month-to-month lease with monthly rental payments of $2,888. In August 2016, this lease was expanded to a five-year lease period expiring in September of 2021 with two five-year renewal options at the expiration of the initial term. Total annual expense for the lease was $155,575, $89,369, and $25,529 for the years ended December 31, 2017, 2016, and 2015, respectively and is included in net occupancy expense.

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

For the reserve maintenance period in effect at December 31, 2017, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $1.7 million as reserves on deposit liabilities.

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

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2017, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

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
	(Dollars in thousands)
December 31, 2017
Total Capital to Risk
Weighted Assets:
Consolidated	$57,638	14.1%	$32,814	8.0%	$41,017	10.0%
Uwharrie Bank	56,211	13.8%	32,596	8.0%	40,746	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	45,646	11.1%	24,610	6.0%	32,814	8.0%
Uwharrie Bank	53,753	13.2%	24,447	6.0%	32,596	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	34,997	8.5%	18,458	4.5%	26,661	6.5%
Uwharrie Bank	43,104	10.6%	18,336	4.5%	26,485	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	45,646	7.8%	23,271	4.0%	29,089	5.0%
Uwharrie Bank	53,753	9.3%	23,201	4.0%	29,001	5.0%

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

As of December 31, 2017, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

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

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2017 the Company repurchased 75,709 shares of outstanding common stock and repurchased 69,938 during 2016.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2017, the SOP II had 13,378 options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2017:

		Weighted
		Average	Aggregate
		Exercise	Intrinsic Value
	Shares	Price	(in thousands)
Options outstanding at the beginning of the year	13,378	$4.93	$—
Options granted	—	—
Options exercised	—	—
Forfeitures	—	—
Options outstanding at the end of the year	13,378	$4.93	$3,972
Options exercisable at the end of the year	13,378	$4.93	$3,972

Total options outstanding and exercisable at December 31, 2017 were 13,378 at an exercise price of $4.93 per share with a weighted average expected term of 0.12 years. At December 31, 2017, there were no authorized shares of common stock reserved for future grants of options under the SOP II and the SPP II as the plans have expired.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2017 and 2016 under the SOP II.

As of December 31, 2017, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were no options exercised in 2017, 2016 or 2015.

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

The Company’s annual contribution to the plan was $361,936 in 2017, $355,648 in 2016 and $319,340 in 2015, determined as follows:

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

During 2017, 2016 and 2015, $336,800, $336,800 and $331,800, respectively was expensed each year for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $4.0 million and $3.5 million at December 31, 2017 and 2016, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2017, 2016, and 2015, the expense associated with these policies was $10,346, $27,111, and $86,346 respectively.

The liability associated with the split-dollar life insurance policies is $771,000 and $760,000 at December 31, 2017 and 2016, respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at its discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). The Participant will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. The SGP allows for 530,604 shares to be granted and at December 31, 2017, the availability under the SGP was 488,595 shares. During 2017 there were 8,734 shares granted at an expense of $50,000 compared to 13,809 shares granted at an expense of $55,000 in 2016 and 16,840 shares granted at an expense of $54,000 in 2015.

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2017 and December 31, 2016, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2017 and December 31, 2016:

	Carrying	Estimated
December 31, 2017	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$70,403	$70,379	$67,913	$2,466	$—
Securities available for sale	95,743	95,743	—	95,743	—
Securities held to maturity	11,458	11,461	—	11,461	—
Loans held for investment, net	356,871	359,325	—	—	359,325
Loans held for sale	4,414	4,414	—	4,414	—
Restricted stock	1,067	1,067	1,067	—	—
Mortgage servicing rights	2,125	3,310	—	3,310	—
Accrued interest receivable	1,709	1,709	—	—	1,629
FINANCIAL LIABILITIES
Deposits	$512,628	$481,300	$—	$481,300	$—
Short-term borrowings	1,752	1,752	—	1,752	—
Long-term debt	9,534	9,658	—	—	9,658
Accrued interest payable	148	148	—	—	148

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	Carrying	Estimated
December 31, 2016	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$45,968	$45,995	$43,478	$2,517	$—
Securities available for sale	105,899	105,899	4,014	101,885	—
Securities held to maturity	11,990	11,934	—	11,934	—
Loans held for investment, net	339,122	337,348	—	—	337,348
Loans held for sale	5,823	5,685	—	5,685	—
Restricted stock	1,052	1,052	1,052	—	—
Mortgage servicing rights	2,271	3,313	—	3,313	—
Accrued interest receivable	1,629	1,629	—	—	1,629
FINANCIAL LIABILITIES
Deposits	$485,719	$447,784	$—	$447,784	$—
Short-term borrowings	2,674	2,674	—	2,674	—
Long-term debt	9,534	9,673	—	—	9,673
Accrued interest payable	151	151	—	—	151

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Cash and cash equivalents – The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1.
•	Securities available for sale – Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in Note 1.
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

•	Mortgage servicing rights – The fair value disclosed for mortgage servicing rights is based on an independent market valuation and is recorded at Level 2.
•	Accrued interest receivable and payable – Both accrued interest receivable and payable are recorded in Level 3, as there are not active markets for these.
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

At December 31, 2017, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed; therefore, they were deemed to have no current fair value. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016:

	December 31, 2017
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Gov’t	55,615	—	55,615	—
Mortgage-backed securities and CMO’s	20,891	—	20,891	—
State and political subdivisions	14,199	—	14,199	—
Corporate bonds	5,038	—	5,038	—
Total assets at fair value	$95,743	$—	$95,743	$—
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2016
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,014	$4,014	$—	$—
US Gov’t	57,671	—	57,671	—
Mortgage-backed securities and CMO’s	25,648	—	25,648	—
State and political subdivisions	13,536	—	13,536	—
Corporate bonds	5,030	—	5,030	—
Total assets at fair value	$105,899	$4,014	$101,885	$—
Total liabilities at fair value	$—	$—	$—	$—

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2017 and December 31, 2016:

	December 31, 2017
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$2,624	$—	$—	$2,624
Other real estate owned	1,785	—	—	1,785
Total assets at fair value	$4,409	$—	$—	$4,409
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2016
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$2,217	$—	$—	$2,217
Other real estate owned	3,130	—	—	3,130
Total assets at fair value	$5,347	$—	$—	$5,347
Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

General
December 31, 2017	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

General
December 31, 2016	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2017 and 2016, impaired loans were being evaluated with discounted expected cash flows and discounted appraisals were being used on collateral dependent loans.

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2017	2016
	(dollars in thousands)
Assets
Cash and demand deposits	$379	$269
Interest-earning deposits	1,752	2,161
Investments in:
Bank subsidiaries	41,997	41,358
Nonbank subsidiaries	376	494
Other assets	1,440	1,316
Total assets	$45,944	$45,598
Liabilities and shareholders’ equity
Master notes	$1,752	$2,162
Short term debt	—	500
Junior subordinated debentures	9,534	9,534
Other liabilities	768	501
Total liabilities	12,054	12,697
Shareholders’ equity	33,890	32,901
Total liabilities and shareholders’ equity	$45,944	$45,598

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2017	2016	2015
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$745	$375	$2,760
Dividends received from subsidiaries	1,500	2,500	—
Interest income	6	6	8
Other income	93	77	81
Interest expense	(564)	(585)	(612)
Other operating expense	(436)	(445)	(555)
Income tax benefit	267	283	325
Net income	$1,611	$2,211	$2,007
Consolidated net income	$1,611	$2,211	$2,007
Less: Net income attributable to noncontrolling interest	(592)	(593)	(592)
Net income attributable to Uwharrie Capital Corp	1,019	1,618	1,415
Net Income (loss) available to common shareholders	$1,019	$1,618	$1,415
Net income (loss) per common share
Basic	$0.14	$0.22	$0.19
Diluted	$0.14	$0.22	$0.19
Weighted average shares outstanding
Basic	7,138,635	7,238,908	7,337,586
Diluted	7,139,373	7,239,014	7,337,586

Condensed Statements of Cash Flows

	2017	2016	2015
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,611	$2,211	$2,007
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(745)	(375)	(2,760)
(Increase) decrease in other assets	(124)	26	(228)
Increase (decrease) in other liabilities	267	338	14
Net cash provided (used) by operating activities	1,009	2,200	(967)
Cash flows from financing activities
Net decrease in master notes	(410)	(1,234)	(278)
Net (decrease) in short-term debt	(500)	(1,850)	1,350
Net repayments of issuance of junior subordinated debentures	—	—	—
Repurchase of common stock, net	(391)	(322)	(429)
Cash paid for fractional shares	(7)	(6)	(5)
Net cash used by financing activities	(1,308)	(3,412)	638
Net decrease in cash and cash equivalents	(299)	(1,212)	(329)
Cash and cash equivalents at beginning of year	2,430	3,642	3,971
Cash and cash equivalents at end of year	$2,131	$2,430	$3,642

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2017	2016	2015	2014	2013
Summary of Operations
Interest income	$19,340	$18,046	$17,847	$18,457	$19,465
Interest expense	1,277	1,310	1,733	1,960	2,734
Net interest income	18,063	16,736	16,114	16,497	16,731
Provision for (recovery of) loan losses	(236)	(88)	(620)	(389)	28
Noninterest income	9,401	10,331	8,570	6,923	7,297
Noninterest expense	24,280	24,049	22,491	21,482	22,704
Income taxes	1,809	895	806	648	342
Net income	$1,611	$2,211	$2,007	$1,679	$954
Less: Net income attributable to noncontrolling interest	(592)	(593)	(592)	(591)	(478)
Less: Dividends on preferred stock	$—	$—	$—	$—	$(325)
Net Income (loss) available to common shareholders	$1,019	$1,618	$1,415	$1,088	$151
Per Common Share
Net income – basic (1)	$0.14	$0.22	$0.19	$0.14	$0.02
Net income (loss) – diluted (1)	0.14	0.22	0.19	0.14	0.02
Book value (1)	4.76	4.58	4.51	4.29	3.71
Weighted Average Shares
Outstanding:
Basic (1)	7,138,635	7,238,908	7,337,586	7,747,867	7,876,589
Diluted (1)	7,139,373	7,239,014	7,337,586	7,747,867	7,876,589
Ratios
Return on average assets	0.28%	0.41%	0.38%	0.33%	0.18%
Return on average equity	3.62%	4.99%	4.65%	4.03%	2.17%
Average equity to average assets	7.78%	8.29%	8.27%	8.11%	8.34%
Selected Year-end Balances
Assets	$576,358	$548,230	$532,202	$518,464	$517,320
Loans held for investment	356,871	341,829	320,132	310,853	307,348
Securities	107,201	117,889	100,500	118,320	100,280
Deposits	512,628	485,719	467,733	456,435	453,708
Borrowed funds	11,286	12,208	15,305	14,243	16,672
Shareholders’ equity	44,540	43,525	43,314	42,262	40,509
Selected Average Balances
Assets	$572,630	$534,296	$521,699	$513,676	$527,693
Loans held for investment	348,980	334,317	316,485	309,338	317,274
Securities	113,025	107,396	112,348	109,056	116,333
Deposits	509,352	470,921	458,655	451,160	455,146
Borrowed funds	11,679	12,898	14,432	14,782	22,340
Shareholders’ equity	44,542	44,283	43,123	41,681	43,994

(1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2016 through 2013 have been adjusted to reflect the 2% stock dividends in 2017, 2016, and 2015.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 29-70 of this Annual Report. References to changes in assets and liabilities represent end-of-period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2017 and December 31, 2016

The Company’s total assets increased $28.2 million from $548.2 million at December 31, 2016 to $576.4 million at December 31, 2017. This primary driver of this increase is a $15.0 million increase in loans held for investment and an increase in interest-earning deposits with banks of $26.3 million. These increases were offset by a decrease in securities available for sale of $10.2 million.

Cash and due from banks decreased $1.9 million, while interest-earning deposits with banks increased $26.3 million. Therefore, cash and cash equivalents increased $24.4 million during the year ended December 31, 2017 as a result of an increase in customer deposits held by the bank.

Investment securities consist of securities available for sale and securities held to maturity. Total investment securities decreased $10.7 million or 38.4%, from $117.9 million at December 31, 2016 to $107.2 million at December 31, 2017. During the year, as a result of the rising interest rate environment, management made the decision to sell $8.9 million of investment securities, including $4.9 million of US government agency bonds and a $4.0 million US Treasury bond. The Company realized a net loss of $14,000 on these transactions. However, the Company has reinvested $6.3 million of the proceeds from the 2017 sales into new securities with slightly longer durations. Additionally, these investments should provide higher yields to the portfolio as opposed to excess cash. The structure of the securities purchased should help mitigate the downside risk embedded in the current portfolio. In addition, there were four securities called during 2017 with aggregate book values of $774,000. The bonds were called at par, although two of the securities were held at a discount, which produced a slight gain on call of $1,500. At December 31, 2017, the Company had net unrealized losses on the securities available for sale of $1.4 million.

Loans held for investment increased $15.0 million from $341.8 million at December 31, 2016 to $356.9 million at December 31, 2017. The growth in the portfolio was spread across several loan portfolio classes with commercial other real estate construction experiencing the largest growth of $13.5 million or 50.4%. In addition, the commercial real estate, consumer class, and “other” class all experienced appreciable growth. Nevertheless, this growth was offset by declines in the commercial class, home equity class, real estate one-to-four family loan class and the one-to-four family construction class, with real estate one-to-four family seeing the greatest decline of $3.7 million or 4.5%. Loans held for sale decreased by 24.2% or $1.4 million compared to the prior year. The allowance for loan loss was $2.5 million at December 31, 2017, which represents 0.69% of the loan portfolio, a decrease from 0.79% at December 31, 2016. The credit quality of consumer and commercial relationships continue to improve, which lowers the probability of default used to calculate the allowance for loan loss estimate, thus decreasing the allowance for loan loss as a percentage of the loan portfolio. Net charge offs decreased from $89,000 at December 31, 2016 to $13,000 at December 31, 2017.

Other changes in our consolidated assets are related to bank-owned life insurance, premises and equipment, and other real estate owned. Bank-owned life insurance increased $1.6 million due to the purchase of a $1.5 million insurance policy for an executive officer of the Company. Premises and equipment also increased $555,000 due to purchases of software and computer equipment in order to update and maintain systems for efficient performance. During 2017, other real estate owned declined $1.8 million, from $4.2 million at December 31, 2016 to $2.3 million at December 31, 2017. Throughout 2017, the Company sold twenty pieces of property totaling $2.1 million resulting in a net gain on the sale of other real estate owned of $35,000. Furthermore, during 2017, the Company had additional write-downs and changes in reserves of $85,000 from updated appraisals or evaluations. These declines were offset by

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

the addition of seven pieces of foreclosed property totaling $361,000. Customer deposits continued to be our principal funding source in 2017. At December 31, 2017, deposits from our customers totaled $512.6 million, an increase of $26.9 million from $485.7 million at December 31, 2016. During 2017, demand noninterest bearing checking increased $10.6 million, while interest checking and money market accounts and savings deposits increased $17.0 million and $3.2 million, respectively. These increases were offset by a decrease in time deposits over $250,000 of $4.4 million. Even though national interest rates have steadily increased, relatively speaking, we are still experiencing a low interest rate environment, which is resulting in customers residing in short term deposit products.

During 2017 the Company’s net borrowings decreased by $922,000. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2017, there were no advances outstanding in the total borrowings of $12.2 million. The components of total borrowings include $9.5 million in junior subordinated long-term debt and $1.8 million in master notes.

Other liabilities increased from $6.6 million at December 31, 2016 to $7.8 million at December 31, 2017, an increase of $1.2 million driven by an increase in the value of the supplemental executive retirement plan referenced in Note 17 of the Notes to Consolidated Financial Statements included with this Annual Report.

At December 31, 2017, total shareholders’ equity was $44.5 million, an increase of $1.0 million from December 31, 2016. Net income for the period was $1.6 million. Unrealized losses on investment securities net of tax increased $366,000. The Company repurchased 75,709 outstanding shares of common stock at an aggregate repurchase price of $391,000. The Company also paid $592,000 in dividends attributed to noncontrolling interest. At December 31, 2017, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2017 and 2016

Earnings

Uwharrie Capital Corp reported net income of $1.6 million for the twelve months ended December 31, 2017, as compared to $2.2 million for the twelve months ended December 31, 2016, a decrease of $596,000. Net income available to common shareholders was $1.0 million or $0.14 per common share for the year ended December 31, 2017, compared to net income available to common shareholders of $1.6 million or $0.22 per common share for the year ended December 31, 2016. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

Net Interest Income

As with most financial institutions, the primary component of earnings for our subsidiary bank is net interest income. Net interest income is the difference between interest income, principally from the loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest bearing liabilities and capital.

Net interest income increased $1.3 million to $18.1 million for 2017 compared to the $16.7 million earned in 2016. During 2017, growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 6 basis points to 3.71%, while the average rate paid for interest-bearing liabilities decreased two basis points. These decreases resulted in a net decrease of four basis points in our interest rate spread, from 3.43% in 2016 to 3.39% in 2017. Our net interest margin for 2017 was 3.47%, compared to 3.51% in 2016. As a part of the loan agreements, a portion of the Company’s loan portfolio has interest rate floors and caps. The interest rate floor feature allows the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 80 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 81 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Provision for Loan Losses

The provision for loan losses was a recovery of ($236,000) and ($88,000) for the twelve months ended December 31, 2017 and 2016, respectively. There were net loan charge-offs of $13,000 for the twelve months ended December 31, 2017 as compared to net loan charge-offs of $89,000 during the same period of 2016. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses. Please refer to the “Asset Quality” discussion beginning on page 75 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is a key strategic initiative to our long-term success. Noninterest income decreased 9.0%, from $10.3 million in 2016, to $9.4 million in 2017, a decrease of $926,000. A driving factor contributing to this decrease was the decrease in income from mortgage loan sales of $450,000 to $3.3 million for 2017 compared to $3.8 million during 2016. During 2017, an increase in mortgage interest rates led to a decrease in refinances for the Company by 51% from December 31, 2016 to December 31, 2017. Additionally, although expansion in new markets has provided new home sale financing opportunities, total new home sale financings for the Company are only up 2% from December 31, 2016 to December 31, 2017, in line with industry expectations. Additionally, the Company had realized losses on the sale of investments in the amount of $14,000 for the twelve months ending December 31, 2017, as compared to realized gains of $544,000 for the same period in 2016.

Noninterest Expense

Noninterest expense for the year ended December 31, 2017 was $24.3 million compared to $24.0 million for the same period of 2016, an increase of $231,000. Salaries and employee benefits, the largest component of noninterest expense, increased $188,000, from $14.5 million for the period ending December 31, 2016 to $14.7 million for the same period in 2017. Several factors attribute to this increase, including but not limited to the expansion into new markets, increased regulation, and increased market/sales demand. Data processing costs increased $295,000 primarily from conversion costs recognized by the Company. In 2018, the Bank subsidiary is converting its core data processing system to improve operational efficiencies and gain control of future potential opportunities, while working to build a more flexible platform. The costs recognized in 2017 are de-conversion expenses related to the conversion off of the current core provider.  Foreclosed real estate expense, another major component of noninterest expense, decreased $208,000, from $501,000 in 2016 to $293,000 during 2017. The primary factor relating to this decrease was a reduction in properties held in other real estate owned. Other noninterest expense experienced an increase totaling $217,000 for the comparable twelve-month period. The table on page 84 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $1.8 million for 2017 at an effective tax rate of 52.83% compared to income tax expense of $895,000 in 2016 with an effective tax rate of 28.82%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax free municipal loans and income earned on bank owned life insurance.

The effective tax rate for 2017 was impacted by the adjustment of our deferred tax assets and liabilities related to the reduction in the U.S. federal statutory income tax rate to 21% under the Tax Cuts and Jobs Act enacted on December 22, 2017, as more fully discussed below. Under ASC 740, Income Taxes, the effect of income tax law changes on deferred taxes should be recognized as a component of income tax expense related to continuing operations in the period in which the law is enacted. This requirement applies not only to items initially recognized in continuing operations, but also to items initially recognized in other comprehensive income.

The Tax Cuts and Jobs Act was enacted on December 22, 2017. Among other things, the new law (i) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax and allows the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv)  allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee and (vii) limits the deductibility of deposit insurance premiums. The Tax Cuts and Jobs Act also significantly changes U.S. tax law related to foreign operations, however, such changes do not currently impact us.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Based upon our current 2018 projections, we expect that our effective tax rate for 2018 will be approximately twelve-hundred basis points lower under the new tax law than would have been the case prior to enactment; however, there can be no assurance as to the actual amount of any reduction because it will be dependent upon the nature and amount of future income and expenses as well as transactions with discrete tax effects.

Included in the provision for income taxes during 2017 was and estimated $806,000 write-down as a result of an adjustment in the Company’s net deferred tax assets. The adjustment was based on the aforementioned U.S. federal tax law enacted December 22, 2017. Based on the current year’s earnings and the new U.S. federal statutory income tax rate, the Company anticipates a tax expense savings of approximately $400,000 per year.

Results of Operations for the Years Ended December 31, 2016 and 2015

Earnings

Uwharrie Capital Corp reported net income of $2.2 million for the twelve months ended December 31, 2016, as compared to $2.0 million for the twelve months ended December 31, 2015, an increase of $204,000. Net income available to common shareholders was $1.6 million or $0.22 per common share for the year ended December 31, 2016, compared to net income available to common shareholders of $1.4 million or $0.19 per common share for the year ended December 31, 2015. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

Net Interest Income

As with most financial institutions, the primary component of earnings for our subsidiary bank is net interest income. Net interest income is the difference between interest income, principally from the loan and investment securities portfolios, and interest expense, principally on customer deposits and wholesale borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest bearing liabilities and capital.

Net interest income increased $622,000 to $16.7 million for 2016 compared to the $16.1 million earned in 2015. During the year ended December 31, 2016, growth in the volume of interest-earning assets outpaced the decline in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 6 basis points to 3.77%, while the average rate we paid for our interest-bearing liabilities decreased 11 basis points. These changes resulted in a increase of 5 basis points in our interest rate spread, from 3.38% in 2015 to 3.43% in 2016. Our net interest margin for 2016 was 3.51%, compared to 3.47% in 2015. A portion of the Company’s loan portfolio has interest rate floors and caps in place as part of the loan agreements. The interest rate floor feature has allowed the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 80 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 81 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Provision for Loan Losses

The provision for loan losses was a recovery of ($88,000) and ($620,000) for the twelve months ended December 31, 2016 and 2015, respectively. There were net loan charge-offs of $89,000 for the twelve months ended December 31, 2016 as compared with net loan charge-offs of $234,000 during the same period of 2015. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses. Please refer to the “Asset Quality” discussion beginning on page 75 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is of major importance to our long-term success. Noninterest income increased 20.55%, from $8.6 million in 2015, to $10.3 million in 2016, an increase of $1.8 million. The primary factor contributing to this growth was the increase in income from mortgage loan sales that increased by $1.5 million to $3.8 million for 2016 compared to $2.3 million during 2015. During 2015, the Company expanded its mortgage operation into a neighboring market. This expansion was the driving force behind the growth in income from loan sales.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Service charges on deposit accounts produced earnings of $1.2 million, a decrease of 8.0%. The primary contributing factor was a decrease in NSF (non-sufficient funds) fees due in large part to changes in regulations. Other noninterest income increased $191,000 or 60.1% for the comparable twelve-month period.

Noninterest Expense

Noninterest expense for the year ended December 31, 2016 was $24.0 million compared to $22.5 million for the same period of 2015, an increase of $1.6 million. Salaries and employee benefits, the largest component of noninterest expense, increased $1.3 million, from $13.2 million for the period ending December 31, 2015 to $14.5 million for the same period in 2016. The majority of this increase was attributable to the expansion in the mortgage operations department. Professional fees and services increased $109,000 for the twelve-month period. The expansion of the Company resulted in an increase of legal fees associated with legal counsel. Marketing and donations that included expenditures associated with advertising, business development and public relations, donations to local charities, sponsorships of local community events and economic development increased $89,000 from the prior year, while premiums paid for FDIC insurance decreased $106,000 for the same period. Foreclosed real estate expense, another major component of noninterest expense, decreased $212,000, from $713,000 in 2015 to $501,000 during 2016. The primary factor relating to this decrease was a reduction in write downs on properties held in other real estate owned. These write downs were attributed to updated appraisals and the lowering of list prices during the year totaling $241,000 compared to $333,000 for the same period in 2015. Electronic banking expense increased $87,000 for the comparable period in 2015 due to the increased usage of customer debit and credit cards. The increased expense also includes increased revenues found in other service fees and commissions. Other noninterest expense experienced an increase totaling $203,000 for the comparable twelve-month period. The table on page 84 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $895,000 for 2016 at an effective tax rate of 28.82% compared to income tax expense of $806,000 in 2015 with an effective tax rate of 28.65%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax-free municipal loans and income earned on bank-owned life insurance. The corporate rate for the State of North Carolina was reduced from 5% in 2015 to 4% in 2016. The State further lowered the corporate income tax rate from 4% to 3% effective for tax years beginning on or after January 1, 2017. The State rate reduction caused the Company to write down the state deferred tax assets to their realizable value. This change coupled with an increase in the level of taxable income for the comparable periods resulted in the higher effective rate.

Asset Quality

The Company’s allowance for loan loss is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations, decreased by recoveries of amounts previously charged off and is reduced by recovery of provisions and loans charged off. Management continuously evaluates the adequacy of the allowance for loan loss. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The allowance for loan loss represents management’s best estimate of an appropriate amount to provide for probable losses inherent in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan loss, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan loss in conformity with GAAP, there can be no assurance that banking regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan loss. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan loss is adequate or that increases will not be necessary, should the quality of any loans deteriorate because of the factors discussed herein. Any material increase in the allowance for loan loss may adversely affect the Company’s financial condition and results of operations.

At December 31, 2017, the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $5.6 million compared to $6.1 million at December 31, 2016, a net decrease of $520,000. Total nonaccrual loans, which are a component of impaired loans, decreased from $1.5 million at December 31, 2016 to $1.0 million at December 31, 2017. During 2017, ten relationships totaling $811,000 were added to impaired loans. These additions were offset by charging off two impaired relationships totaling $24,000, foreclosing four relationships in the amount of $525,000, six impaired relationships totaling $573,000 paying out, and several relationships with large non-contractual pay downs totaling $209,000.

The allowance expressed as a percentage of gross loans held for investment decreased ten basis points from 0.79% at December 31, 2016 to 0.69% at December 31, 2017. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.76% at December 31, 2016 and 0.64% at December 31, 2017, while the individually evaluated allowance as a percentage of individually evaluated loans increased from 2.28% to 3.49% for the same periods. The decrease in the ratio of general reserves to collectively evaluated loans is due to the decrease in charge-offs and improvement in credit scores of our borrowers as discussed below. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and volatility. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience, thus deriving the estimated loss scenario by FDIC call report codes. Together, these components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions and portfolio concentrations form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data, acquired from a third-party vendor representing a one-year loss horizon for each obligor. The Company updates the data inputs into the model; specifically, the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the credit scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. The continued improvement in credit quality coupled with the continued trend of overall improvement in credit scores resulted in our average customer credit score increasing three points from 758 to 761 during 2017. The improvement in credit scores has been the major driver in the overall decrease in the allowance for loan losses. This improvement reduced the balance of the allowance by approximately $196,000 in 2017.

The ratio of nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans decreased from 0.42% at December 31, 2016, to 0.29% at December 31, 2017. The decrease is related to the growth in the loan portfolio paired with a $425,000 decline in nonaccrual loans for comparable periods.

Management believes the current level of the allowance for loan loss is appropriate in light of the risk inherent in the loan portfolio.

During 2017, other real estate owned decreased $1.8 million. The Company sold twenty pieces of foreclosed property totaling $2.1 million realizing a gain of $35,000. The Company also had write-downs and changes in reserves totaling $85,000 on the remaining existing property. However, the Company foreclosed on four loan relationships totaling $361,000 and added seven pieces of property to other real estate owned.

Troubled debt restructured loans at December 31, 2017 totaled $4.6 million compared to $4.8 million at December 31, 2017 and are included in impaired loans. At December 31, 2017, all troubled debt restructured loans were on an accruing basis with the exception of one relationship totaling $65,000 that was in nonaccrual.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets
(dollars in thousands)
	At December 31,
	2017	2016	2015	2014	2013
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	1,025	1,450	783	2,246	4,717
Other real estate owned	2,349	4,176	4,994	5,865	7,170
Total nonperforming assets	$3,374	$5,626	$5,777	$8,111	$11,887
Allowance for loan losses	$2,458	$2,707	$2,884	$3,738	$5,095
Nonperforming loans to total loans	0.29%	0.42%	0.24%	0.72%	1.53%
Allowance for loan losses to total loans	0.69%	0.79%	0.90%	1.20%	1.66%
Nonperforming assets to total assets	0.59%	1.03%	1.09%	1.56%	2.30%
Allowance for loan losses to nonperforming loans	239.80%	186.69%	368.23%	166.48%	108.02%

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

The phase-in period for the final rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the final rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2017, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

In January 2013, the Company’s subsidiary bank issued $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at each bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000.

During 3Q 2013, the Company’s subsidiary bank raised an additional $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering raised $2.8 million less issuance costs of $23,000.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in 2017. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends. There was also a 2% stock dividend declared in 2016 and 2015.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3 on page 82, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2017 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $42.4 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $31.7 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2017, short-term borrowings amounted to $1.8 million. Long-term debt at that date consisted of junior subordinated debt of $9.5 million.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2017.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	3-5 Years	5 Years
Contractual Obligations
Short-term debt	$1,752	$1,752	$—	$—	$—
Long-term debt	—	—	—	—	9,534
Operating leases	2,513	333	697	503	980
Total contractual cash obligations, excluding deposits	4,265	2,085	697	503	10,514
Deposits	512,628	486,437	14,472	11,719	—
Total contractual cash obligations, including deposits	$516,893	$488,522	$15,169	$12,222	$10,514

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

Allowance for Loan Losses

The allowance for loan loss is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan loss is evaluated both individually and collectively by loan class on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experiences. The nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay; estimated value of any underlying collateral and prevailing economic conditions are the key factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a static balance sheet for a two-year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections for a one-year horizon, indicates a negative impact of (13.12%) on Net Interest Income (Margin) in rates down scenario and a positive impact of 6.89% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve-month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest-bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

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

Financial Table 1

Average Balances and Net Interest Income Analysis

	2017			2016			2015
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
(dollars in thousands)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$95,831	1,582	1.65%	$88,067	1,342	1.52%	$96,867	1,527	1.58%
Non-taxable securities (1)	17,194	439	3.61%	19,329	500	4.17%	15,481	410	4.27%
Short-term investments	65,244	750	1.15%	48,754	304	0.62%	50,963	185	0.36%
Taxable loans (2)	340,547	16,301	4.79%	321,164	15,516	4.83%	301,837	15,299	5.07%
Non-taxable loans (1)	10,684	268	3.54%	15,141	384	4.09%	14,649	426	4.69%
Total interest-earning assets	529,500	19,340	3.71%	492,455	18,046	3.77%	479,797	17,847	3.83%
Non-earning assets
Cash and due from banks	6,648			6,251			5,966
Premises and equipment, net	14,211			14,443			14,779
Interest receivable and other	22,271			21,147			21,157
Total non-earning assets	43,130			41,841			41,902
Total assets	$572,630			$534,296			$521,699
Interest-bearing liabilities
Savings deposits	$44,923	$49	0.11%	$41,657	$47	0.11%	$39,393	$44	0.11%
Interest checking & MMDA	279,216	413	0.15%	254,144	310	0.12%	239,546	278	0.12%
Time deposits	66,955	252	0.38%	72,127	366	0.51%	89,091	797	0.89%
Total deposits	391,094	714	0.18%	367,928	723	0.20%	368,030	1,119	0.30%
Short-term borrowed funds	2,145	16	0.75%	3,357	37	1.10%	4,880	64	1.31%
Long-term debt	9,534	547	5.74%	9,541	550	5.76%	9,552	550	5.76%
Total interest-bearing liabilities	402,773	1,277	0.32%	380,826	1,310	0.34%	382,462	1,733	0.45%
Noninterest liabilities
Transaction deposits	118,258			102,993			90,625
Interest payable and other	7,057			6,194			5,489
Total liabilities	528,088			490,013			478,576
Shareholders’ equity	44,542			44,283			43,123
Total liabilities and shareholders equity	$572,630			$534,296			$521,699
Interest rate spread			3.39%			3.43%			3.38%
Net interest income and net interest margin		$18,063	3.47%		$16,736	3.51%		$16,114	3.47%

1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 34.00% tax rate.
2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

	2017 Versus 2016			2016 Versus 2015
			Net			Net
(dollars in thousands)	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets
Taxable securities	$123	$117	$240	$(136)	$(49)	$(185)
Non-taxable securities	(55)	(6)	(61)	101	(11)	90
Short-term investments	146	300	446	(11)	130	119
Taxable loans	932	(147)	785	957	(740)	217
Non-taxable loans	(112)	(4)	(116)	13	(55)	(42)
Total interest-earning assets	1,034	260	1,294	924	(725)	199
Interest-bearing liabilities
Savings deposits	4	(2)	2	3	—	3
Transaction and MMDA deposits	34	69	103	17	15	32
Other time deposits	(23)	(91)	(114)	(119)	(312)	(431)
Short-term borrowed funds	(11)	(10)	(21)	(18)	(9)	(27)
Long-term debt	—	(3)	(3)	(1)	1	—
Total interest-bearing liabilities	4	(37)	(33)	(118)	(305)	(423)
Net interest income	$1,030	$297	$1,327	$1,042	$(420)	$622

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

	December 31, 2017			December 31, 2016			December 31, 2015
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$—	$—	—	$4,017	$4,014	1.13%	$4,026	$4,012	1.13%
	—	—	—	4,017	4,014	1.13%	4,026	4,012	1.13%
U.S. Government agencies
Due within twelve months	—	—	—	—	—	—	—	—	—
Due after one but within five years	42,737	41,968	1.47%	37,627	37,224	1.31%	27,671	27,635	1.43%
Due after five but within ten years	8,678	8,558	1.91%	14,453	14,082	1.93%	2,193	2,199	1.05%
Due after ten years	5,107	5,089	1.79%	6,425	6,365	1.48%	6,295	6,236	1.23%
	56,522	55,615	1.57%	58,505	57,671	1.48%	36,159	36,070	1.37%
Mortgage-backed securities
Due after one but within five years	1,148	1,154	2.46%	3,382	3,265	1.93%	4,351	4,317	1.90%
Due after five but within ten years	6,659	6,582	2.03%	6,961	6,846	2.18%	8,545	8,489	2.32%
Due after ten years	13,446	13,155	1.94%	15,853	15,537	1.93%	17,373	16,967	1.89%
	21,253	20,891	2.00%	26,196	25,648	2.00%	30,269	29,773	2.01%
State and political
Due within twelve months	810	820	5.95%	—	—	—	471	473	5.77%
Due after one but within five years	1,863	1,866	3.37%	2,597	2,638	4.04%	3,304	3,423	3.86%
Due after five but within ten years	1,971	1,943	3.48%	2,877	2,819	4.29%	1,399	1,421	6.28%
Due after ten years	9,724	9,570	2.45%	8,649	8,079	2.39%	8,517	8,722	3.77%
	14,368	14,199	2.91%	14,123	13,536	3.08%	13,691	14,039	4.12%
Corporate Bonds
Due within twelve months	—	—	—	—	—	—	2,400	2,399	1.19%
Due after one but within five years	2,827	2,821	2.15%	2,836	2,798	2.15%	814	798	1.79%
Due after five but within ten years	2,215	2,217	1.50%	2,218	2,232	1.50%	2,221	2,167	1.38%
	5,042	5,038	1.86%	5,054	5,030	1.86%	5,435	5,364	1.36%
Total Securities available for sale
Due within twelve months	810	820	5.95%	—	—	—	2,871	2,872	1.94%
Due after one but within five years	48,575	47,809	1.61%	50,459	49,939	1.56%	40,166	40,185	1.66%
Due after five but within ten years	19,523	19,300	2.06%	26,509	25,979	2.22%	14,358	14,276	2.37%
Due after ten years	28,277	27,814	2.09%	30,927	29,981	1.98%	32,185	31,925	2.26%
	$97,185	$95,743	1.88%	$107,895	$105,899	1.85%	$89,580	$89,258	2.00%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

	December 31, 2017			December 31, 2016			December 31, 2015
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after five but within ten years	$1,348	$1,339	2.49%	$1,754	$1,737	2.49%	$1,911	$1,906	2.39%
	1,348	1,339	2.49%	1,754	1,737	2.49%	1,911	1,906	2.39%
State and political
Due after one but within five years	3,694	3,681	2.28%	2,952	2,935	2.21%	1,944	1,953	2.27%
Due after five but within ten years	3,231	3,231	3.03%	4,022	3,986	2.95%	4,049	4,065	2.95%
	6,925	6,912	2.63%	6,974	6,921	2.63%	5,993	6,018	2.73%
Corporate Bonds
Due after five but within five years	3,185	3,210	2.76%	3,262	3,276	2.76%	3,338	3,318	2.76%
	3,185	3,210	2.76%	3,262	3,276	2.76%	3,338	3,318	2.76%
Total Securities held to maturity
Due after one but within five years	3,694	3,681	2.51%	2,952	2,935	2.50%	1,944	1,953	2.58%
Due after five but within ten years	7,764	7,780	2.87%	9,038	8,999	2.81%	9,298	9,289	2.77%
	$11,458	$11,461	2.65%	$11,990	$11,934	2.65%	$11,242	$11,242	2.68%

1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 34.00% tax rate.

Financial Table 4

Noninterest Income

	Year Ended December 31,
(dollars in thousands)	2017	2016	2015
Service charges on deposit accounts	$1,169	$1,189	$1,293
Other banking fees	2,218	2,125	2,110
Asset management fees	1,481	1,574	1,737
Brokerage commissions	608	595	270
Other noninterest income	592	514	317
Income from mortgage loan sales	3,345	3,795	2,306
Security gains (losses)	(14)	544	536
Other gains (losses) from sale of assets	2	(5)	1
Total noninterest income	$9,401	$10,331	$8,570

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Other Noninterest Expense

	Year Ended December 31,
(dollars in thousands)	2017	2016	2015
Postage	$199	$195	$184
Telephone and data lines	166	168	156
Loan collection cost	348	175	121
Shareholder relations expense	167	129	140
Dues and subscriptions	221	197	167
Other	1,227	1,681	1,574
Total other noninterest expense	$2,328	$2,545	$2,342

Financial Table 6

Loan Portfolio Composition

	At December 31,
	2017		2016		2015
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$54,912	15.38%	$55,752	16.31%	$52,311	16.34%
Real estate - construction	45,210	12.66%	32,344	9.46%	23,321	7.29%
Real estate - residential	128,529	36.01%	132,514	38.77%	132,799	41.49%
Real estate - commercial	114,712	32.13%	109,752	32.11%	101,198	31.62%
Consumer	10,774	3.02%	9,711	2.84%	8,982	2.81%
Other	2,838	0.80%	1,687	0.49%	1,481	0.45%
Total loans	356,975	100.00%	341,760	100.00%	320,092	100.00%
Less:
Allowance for loan losses	(2,458)		(2,707)		(2,884)
Unearned net loan fees	(104)		69		40
Net loans	$354,413		$339,122		$317,248

	At December 31,
	2014		2013
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$47,418	15.25%	$47,436	15.44%
Real estate - construction	26,250	8.44%	21,001	6.83%
Real estate - residential	135,734	43.67%	132,694	43.18%
Real estate - commercial	92,517	29.76%	95,922	31.22%
Consumer	8,460	2.72%	9,623	3.13%
Other	481	0.16%	612	0.20%
Total loans	310,860	100.00%	307,288	100.00%
Less:
Allowance for loan losses	(3,738)		(5,095)
Unearned net loan fees	(7)		60
Net loans	$307,115		$302,253

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

	December 31, 2017
	One Year	One to	Over Five
(dollars in thousands)	or Less	Five Years	Years	Total
Commercial and agricultural	$10,424	$17,501	$26,987	$54,912
Real estate – construction	12,249	4,971	27,990	45,210
Total selected loans	$22,673	$22,472	$54,977	$100,122
Fixed rate loans	$12,086	$43,741	$47,238	$103,065
Sensitivity to rate changes:
Variable interest rates	$29,131	$15,998	$208,677	$253,806

Financial Table 8

Activity in the Allowance for Loan Loss

	At or for the Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013
Allowance for loan losses at beginning of year	$2,707	$2,884	$3,738	$5,095	$6,801
Provision for (recovery of) loan losses	(236)	(88)	(620)	(389)	28
Other	—	—	—	—	(5)
Loan charge-offs:
Commercial	16	76	34	8	571
Real estate	107	172	427	1,140	1,225
Consumer	85	142	128	83	175
Total charge-offs	208	390	589	1,231	1,971
Recoveries of loans previously charged off:
Commercial	75	19	16	81	14
Real estate	82	209	278	138	180
Consumer	38	73	61	44	48
Total recoveries	195	301	355	263	242
Net charge-offs	13	89	234	968	1,729
Allowance for loan losses at end of year	$2,458	$2,707	$2,884	$3,738	$5,095
Net (charge-offs) recoveries as a percent of average loans	0.00%	0.03%	0.07%	0.31%	0.55%

Financial Table 9

Allocation of the Allowance for Loan Losses

	At December 31,
	2017		2016		2015
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$770	15.38%	$636	16.31%	$478	16.34%
Real estate - construction	168	12.66%	240	9.46%	227	7.29%
Real estate - residential	971	36.01%	1,103	38.77%	1,338	41.49%
Real estate - commercial	497	32.13%	553	32.11%	653	31.62%
Other	52	3.02%	175	2.84%	188	2.81%
Unallocated	—	0.80%	—	0.49%	—	0.45%
Total loans	$2,458	100.00%	$2,707	100.00%	$2,884	100.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

	At December 31,
	2014		2013
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$790	15.25%	$722	15.44%
Real estate – construction	223	8.44%	1,203	6.83%
Real estate – residential	1,775	43.67%	2,025	43.18%
Real estate – commercial	738	29.76%	890	31.22%
Other	212	2.72%	255	3.13%
Unallocated	—	0.16%	—	0.20%
Total loans	$3,738	100.00%	$5,095	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

Financial Table 10

Short Term Borrowings

	2017		2016		2015
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Master notes and other secured borrowings	1,752	0.50%	2,162	0.25%	3,396	0.25%
Notes payable	—	0.00%	12	6.00%	12	6.00%
Short-term line of credit	—	0.00%	500	3.75%	2,350	3.50%
	$1,752	0.50%	$2,674	0.93%	$5,758	1.59%
Average for the year
Federal funds purchase	$2	1.95%	$2	1.35%	$2	0.79%
Master notes and other secured borrowings	1,861	0.28%	2,540	0.25%	3,280	0.25%
Notes payable	6	5.81%	13	5.83%	18	6.00%
Short-term line of credit	275	3.58%	802	3.68%	1,598	3.51%
Short-term advances from FHLB	—	0.00%	—	0.00%	—	0.00%
	$2,144	0.72%	$3,357	1.09%	$4,898	1.32%
Maximum month-end balance
Master notes and other secured borrowings	2,294		4,325		4,736
Notes payable	12		12		12
Short-term line of credit	1,000		2,350		2,350
Short-term advances from FHLB	—		—		—

Financial Table 11

Maturities of Time Deposits

		Over 3	Over 6
	3 Months	Months to	Months to	Over
(dollars in thousands)	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$188	$255	$3,957	$3,533	$7,933
Other Time Deposits	10,297	9,485	12,843	22,657	55,282
	$10,485	$9,740	$16,800	$26,190	$63,215

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 12

Performance Ratios

	At December 31,
	2017	2016	2015	2014	2013
Return on average assets	0.28%	0.41%	0.38%	0.33%	0.18%
Return on average equity	3.62%	4.99%	4.65%	4.03%	2.17%
Equity to average assets ratio	7.78%	8.29%	8.27%	8.11%	8.34%

UWHARRIE CAPITAL CORP

Board of Directors

W. Stephen Aldridge, III	Tara G. Eudy	Cynthia L. Mynatt
President/Funeral Director	President and Treasurer	President
Stanly Funeral Home, Inc.	Carolina Title Company, Inc.	Ben Mynatt Buick - GMC

Nadine B. Bowers	Thomas M. Hearne, Jr.	James E. Nance
Retired – Senior Vice President	Retired	Founder and Managing Member
Strategic Investment Advisors, Inc.	Geopavement Engineer	North State Acquisitions, LLC
and Bank of Stanly	North Carolina Department
	of Transportation	Frank A. Rankin, III
Joe S. Brooks		Board Vice Chairman
Owner and Manager	Harvey H. Leavitt, III	President and Owner
Brothers Precision Tool Co.	Owner and Operator	Concord Engineering &
	Leavitt Funeral Home	Surveying, Inc.
Bill C. Burnside, DDS
Board Chairman	Samuel M. Leder	S. Todd Swaringen
Retired – General Dentist	Certified Public Accountant/	Certified Public Accountant/
	Partner	Partner
James O. Campbell	Potter & Company, P.A.	Beane Swaringen &
Vice President of Construction Sales		Company, PLLC
AvidXchange, Inc.	W. Chester Lowder
Director of Livestock Program
Raymond R. Cranford, Jr.	Public Policy Division
Owner and Vice President of Sales	NC Farm Bureau
Crook Motor Co., Inc.	Federation, Inc.

Executive Officers

Roger L. Dick	Brendan P. Duffey	R. David Beaver, III
President and	Chief Operating Officer and	Chief Financial Officer
Chief Executive Officer	Chief Risk Officer	Uwharrie Capital Corp
Uwharrie Capital Corp;	Uwharrie Capital Corp;	and Uwharrie Bank
Chief Executive Officer	President
Uwharrie Bank	Uwharrie Bank