Form 10-K, Exhibit 13
period 2018-12-31
UWHARRIE CAPITAL CORP
filed 2019-03-06
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2018

ANNUAL REPORT TO SHAREHOLDERS

[This page left blank intentionally]

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Description of Business

Uwharrie Capital Corp (the “Company”) is a North Carolina bank holding company. The Company was incorporated on February 24, 1993 to become the bank holding company for Uwharrie Bank (the “Bank”), formerly, known as Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage origination company. The Company also owns two non-bank subsidiaries, Uwharrie Investment Advisors, Inc., formerly known as Strategic Investment Advisors, Inc., and Uwharrie Mortgage, Inc.

The Bank engages in retail and commercial banking with ten physical banking offices in North Carolina. The Bank provides a wide range of banking services including deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes, and electronic banking services.

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

The Company and its subsidiaries are located in Stanly County, Anson County, Cabarrus County and Mecklenburg County. However, the Company intends to prudently expand its service area within the Charlotte Metropolitan and Uwharrie Lakes Regions of North Carolina.

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

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2018	2017	Percent Increase (Decrease)
For the year:
Net income	$2,477	$1,611	53.76%
Net income (loss) available to common shareholders	$1,907	$1,019	87.14%
Basic net income (loss) per common share (1)	$0.27	$0.14	92.86%
Diluted net income (loss) per common share (1)	$0.27	$0.14	92.86%
Weighted average common shares outstanding (diluted) (1)	7,087,581	7,282,160	(2.67)%
At year-end:
Total assets	$632,304	$577,253	9.54%
Total earning assets	583,631	526,937	10.76%
Loans held for investment	369,970	356,871	3.67%
Total interest-bearing liabilities	448,351	410,152	9.31%
Shareholders’ equity	45,175	44,540	1.43%
Book value per common share (1)	$4.84	$4.67	3.64%
Averages for the year:
Total assets	$612,403	$572,630	6.95%
Total earning assets	566,208	527,249	7.39%
Loans held for investment	369,419	348,980	5.86%
Total interest-bearing liabilities	428,024	402,774	6.27%
Shareholders’ equity	44,468	44,542	(0.17)%
Financial ratios (in percentage):
Return on average assets	0.40%	0.28%
Return on average shareholders’ equity	5.57%	3.62%
Average equity to average assets	7.26%	7.78%
Net interest margin (fully tax equivalent basis)	3.53%	3.47%
Allowance as % of loans at year-end	0.64%	0.69%
Allowance as % of nonperforming loans	227.38%	239.80%
Nonperforming loans to total loans	0.28%	0.29%
Nonperforming assets to total assets	0.33%	0.58%
Net loan charge-offs (recoveries) to average loans	0.05%	—

(1)	Net income per share, book value per share and shares outstanding at year-end for 2017 have been adjusted to reflect the 2% stock dividend in 2018.

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

The Board of Directors adopts a dividend policy on an annual basis. For 2018, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Uwharrie Capital Corp:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

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

Charlotte, North Carolina

March 6, 2019

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	2018	2017
	(dollars in thousands)
ASSETS
Cash and due from banks	$4,473	$7,538
Interest-earning deposits with banks	113,461	62,865
Securities available for sale, at fair value	91,299	95,743
Securities held to maturity (fair value $10,750 and $11,461, respectively)	10,837	11,458
Loans held for sale	4,800	4,414
Loans:
Loans held for investment	369,970	356,871
Less allowance for loan losses	(2,374)	(2,458)
Net loans held for investment	367,596	354,413
Premises and equipment, net	14,800	14,728
Interest receivable	1,763	1,709
Restricted stock	1,094	1,067
Bank owned life insurance	8,671	8,546
Other real estate owned	1,047	2,349
Prepaid assets	558	786
Other assets	11,905	11,637
Total assets	$632,304	$577,253
LIABILITIES
Deposits:
Demand noninterest-bearing	$129,714	$113,762
Interest checking and money market accounts	324,391	289,953
Savings deposits	54,784	45,698
Time deposits, $250,000 and over	7,920	7,933
Other time deposits	50,092	55,282
Total deposits	566,901	512,628
Short-term borrowed funds	1,190	1,752
Long-term debt	9,974	9,534
Interest payable	16	148
Other liabilities	9,048	8,651
Total liabilities	587,129	532,713
Off balance sheet items, commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,126,541 and 7,112,853, respectively	8,908	8,891
Additional paid-in capital	12,885	12,824
Undivided profits	14,421	13,282
Accumulated other comprehensive loss	(1,694)	(1,107)
Total Uwharrie Capital shareholders’ equity	34,520	33,890
Noncontrolling interest	10,655	10,650
Total shareholders’ equity	45,175	44,540
Total liabilities and shareholders’ equity	$632,304	$577,253

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$18,205	$16,569	$15,900
Investment securities:
US Treasury	45	28	46
US Government agencies and corporations	1,405	1,507	1,296
State and political subdivisions non-taxable	434	439	467
State and political subdivisions taxable	47	47	33
Interest-earning deposits with banks and federal funds sold	1,737	750	304
Total interest income	21,873	19,340	18,046
Interest Expense
Interest checking and money market accounts	948	413	310
Savings deposits	91	49	47
Time deposits $250,000 and over	69	67	58
Other time deposits	204	185	308
Short-term borrowed funds	16	16	37
Long-term debt	554	547	550
Total interest expense	1,882	1,277	1,310
Net interest income	19,991	18,063	16,736
Provision for (recovery of) loan losses	90	(236)	(88)
Net interest income after provision for (recovery of) loan losses	19,901	18,299	16,824
Noninterest Income
Service charges on deposit accounts	1,220	1,169	1,189
Other service fees and commissions	2,621	2,674	2,691
Interchange and card transaction fees, net	648	656	629
Gain (loss) on sale of securities (includes reclassification of $0, $(14), and $544 from accumulated comprehensive income in 2018, 2017 and 2016, respectively)	—	(14)	544
Income from mortgage loan sales	2,980	3,345	3,795
Other income	810	595	509
Total noninterest income	8,279	8,425	9,357
Noninterest Expense
Salaries and employee benefits	16,180	14,710	14,522
Net occupancy expense	1,616	1,261	1,189
Equipment expense	734	597	646
Data processing costs	923	1,000	705
Office supplies and printing	180	130	161
Foreclosed real estate expense	45	293	501
Professional fees and services	1,058	723	703
Marketing and donations	786	977	941
Electronic banking expense	401	362	346
Software amortization and maintenance	924	787	697
FDIC insurance	234	229	269
Other noninterest expense	2,043	2,235	2,395
Total noninterest expense	25,124	23,304	23,075
Income before income taxes	3,056	3,420	3,106
Income taxes (includes reclassification of ($0, $4, and ($210)) from accumulated other comprehensive income, respectively)	579	1,809	895
Net income	$2,477	$1,611	$2,211
Consolidated net income	$2,477	$1,611	$2,211
Less: Net income attributable to noncontrolling interest	(570)	(592)	(593)
Net income attributable to Uwharrie Capital Corp and common shareholders	1,907	1,019	1,618
Net income per common share
Basic	$0.27	$0.14	$0.22
Diluted	$0.27	$0.14	$0.22
Weighted average common shares outstanding
Basic	7,087,581	7,281,408	7,383,686
Diluted	7,087,581	7,282,160	7,383,794

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(dollars in thousands)
Net Income	$2,477	$1,611	$2,211
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	(758)	696	(1,131)
Related tax effect	171	(340)	359
Reclassification of losses (gains) recognized in net income	—	14	(544)
Related tax effect	—	(4)	210
Total other comprehensive income (loss)	(587)	366	(1,106)
Comprehensive income	1,890	1,977	1,105
Less: Comprehensive income attributable to noncontrolling interest	(570)	(592)	(593)
Comprehensive income attributable to Uwharrie Capital	$1,320	$1,385	$512

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2018, 2017 and 2016

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2015	6,983,017	$8,729	$12,308	$11,893	$(212)	$10,596	$43,314
Net Income	—	—	—	1,618	—	593	2,211
Repurchase of common stock	(69,938)	(87)	(235)	—	—	—	(322)
2% stock dividend	137,236	171	467	(638)	—	—	—
Cash paid – fractional shares	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	(1,106)	—	(1,106)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2016	7,050,315	$8,813	$12,540	$12,867	$(1,318)	$10,623	$43,525
Net Income	—	—	—	1,019	—	592	1,611
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	—	—	—	155	(155)	—	—
Repurchase of common stock	(75,709)	(95)	(296)	—	—	—	(391)
2% stock dividend	138,247	173	580	(753)	—	—	—
Cash paid – fractional shares	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	366	—	366
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2017	7,112,853	$8,891	$12,824	$13,282	$(1,107)	$10,650	$44,540
Net Income	—	—	—	1,907	—	570	2,477
Repurchase of common stock	(138,629)	(173)	(574)	—	—	—	(747)
2% stock dividend	138,939	174	586	(760)	—	—	—
Cash paid – fractional shares	—	—	—	(8)	—	—	(8)
Stock options exercised	13,378	16	49	—	—	—	65
Other comprehensive income	—	—	—	—	(587)	—	(587)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(148)	(148)
Balance, December 31, 2018	7,126,541	$8,908	$12,885	$14,421	$(1,694)	$10,655	$45,175

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,477	$1,611	$2,211
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,067	857	1,003
Net amortization of security premiums/discounts AFS	767	850	990
Net amortization of security premiums/discounts HTM	146	147	138
Net amortization of loan servicing rights	663	733	751
Impairment of foreclosed real estate	(12)	85	272
(Recovery) provision for loan losses	90	(236)	(88)
Deferred income taxes	(39)	691	92
Net realized (gains) loss on sales / calls available for sale securities	—	14	(544)
Proceeds from sales of loans held for sale	96,718	97,360	114,622
Origination of loans held for sale	(97,764)	(96,684)	(115,505)
(Gain) loss on sale of premises, equipment and other assets	4	—	3
Increase in cash surrender value of life insurance	(125)	(124)	(135)
Gain on sales of foreclosed real estate	(11)	(35)	(41)
Prepaid assets	228	40	(62)
Net change in interest receivable	(54)	(80)	(65)
Net change in other assets	(422)	(602)	(699)
Net change in interest payable	(132)	(3)	(17)
Net change in other liabilities	397	1,129	1,113
Net cash provided by operating activities	3,998	5,753	4,039
Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	7,853	16,185	30,734
Proceeds from sales, maturities, calls and paydowns of securities held to maturity	475	385	141
Purchase of securities available for sale	(4,934)	(6,338)	(49,496)
Purchase of securities held to maturity	—	—	(1,027)
Net increase in loans	(13,433)	(15,416)	(22,101)
Purchases of life insurance investment	—	(1,525)	—
Proceeds from sale of premises, equipment and other assets	4	—	547
Purchase of premises and equipment	(829)	(1,730)	(657)
Proceeds from sales of foreclosed real estate	1,533	2,138	899
Net change in restricted stock	(27)	(15)	(12)
Net cash used by investing activities	(9,358)	(6,316)	(40,972)
Cash flows from financing activities
Net increase in deposit accounts	54,273	26,909	17,986
Net decrease in short-term borrowed funds	(562)	(410)	(3,084)
Increase (decrease) in long-term debt	440	(512)	(13)
Repurchase of common stock, net	(747)	(391)	(322)
Stock option exercise	65	—	—
Dividends on preferred stock	(570)	(592)	(593)
Cash paid for fractional shares	(8)	(6)	(6)
Net cash provided by financing activities	52,891	24,998	13,968
Increase (decrease) in cash and cash equivalents	47,531	24,435	(22,965)
Cash and cash equivalents, beginning of year	70,403	45,968	68,933
Cash and cash equivalents, end of year	$117,934	$70,403	$45,968
Supplemental disclosures of cash flow information
Interest paid	$2,014	$1,280	$1,327
Income taxes paid	503	852	641
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	(587)	366	(1,106)
Loans transferred to foreclosed real estate	160	361	315
Company financed OREO	—	(356)	(256)
Mortgage servicing rights capitalized	313	586	982

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

Uwharrie was incorporated on September 28, 1983, under the laws of the State of North Carolina and began operations on January 26, 1984 in Albemarle, North Carolina. Deposits with Uwharrie are insured by the Federal Deposit Insurance Corporation (“FDIC”). Uwharrie is under regulation of the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks. In North Carolina, Uwharrie has ten branch locations that provide a wide range of deposit accounts, commercial, consumer, home equity and residential mortgage loans, safe deposit boxes and automated banking.

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

Loan Servicing Rights

The Company capitalizes mortgage and Small Business Administration (SBA) loan servicing rights when loans are sold and the loan servicing is retained. The cost of servicing rights is amortized in proportion to and over the estimated period of net servicing revenues is expected to be received based on projections of the amount and timing of estimated future cash flows. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are periodically evaluated for impairment based upon their fair value. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and charged to other expense.

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

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2015 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2018, 2017 and 2016.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Revenue Recognition

Under ASU 2014-09, for revenue not associated with financial instruments, guarantees and lease contracts, we apply the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when performance obligation is satisfied. Our contracts with customers are generally short term in nature, typically due within one year or less or cancellable by us or our customer upon a short notice period. Performance obligations for our customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. For performance obligations satisfied over time, we primarily use the output method, directly measuring the value of the products/services transferred to the customer, to determine when performance obligations have been satisfied. We typically receive payment from customers and recognize revenue concurrent with the satisfaction of our performance obligations. In most cases, this occurs within a single financial reporting period. For payments received in advance of the satisfaction of performance obligations, revenue recognition is deferred until such time the performance obligations have been satisfied. In cases where we have not received payment despite satisfaction of our performance obligations, we accrue an estimate of the amount due in the period our performance obligations have been satisfied. For contracts with variable components, only amounts for which collection is probable are accrued. We generally act in a principal capacity, on our own behalf, in most of our contracts with customers. In such transactions, we recognize revenue and the related costs to provide our services on a gross basis in our financial statements. In some cases, we act in an agent capacity, deriving revenue through assisting other entities in transactions with our customers. In such transactions, we recognized revenue and the related costs to provide our services on a net basis in our financial statements. These transactions primarily relate to insurance and brokerage commissions and fees derived from our customers' use of various interchange and ATM/debit card/credit card networks.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2018, 2017 and 2016:

	Year ended December 31,
	2018	2017	2016
	(dollars in thousands)
Beginning Balance	$(1,107)	$(1,318)	$(212)
Accumulated Other comprehensive income (loss) before reclassifications, net of $171, ($185) and $359 tax effect, respectively	(587)	356	(772)
Amounts reclassified from accumulated other comprehensive income, net of $0, ($4), and $210 tax effect, respectively	—	10	(334)
Net current-period other comprehensive loss	(587)	366	(1,106)
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	—	(155)	—
Ending Balance	$(1,694)	$(1,107)	$(1,318)

Earnings per Common Share

The Company had no outstanding stock options outstanding at December 31, 2018, compared to 13,116 shares of common stock outstanding at December 31, 2017. These options were dilutive because the strike price was lower than the current market price.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. On November 12, 2018, the Company’s Board of Directors declared a 2% stock dividend payable on December 14, 2018 to shareholders of record on November 28, 2018. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2018	2017	2016
Weighted average number of common shares used in computing basic net income per common share	7,087,581	7,281,408	7,383,686
Effect of dilutive stock options	—	753	108
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,087,581	7,282,160	7,383,794

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

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases, Topic 842”. This ASU increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The key difference between existing standards and this ASU is the requirement for lessees to recognize on their balance sheet all lease contracts with lease terms greater than 12 months, including operating leases. Both a right-of-use asset, representing the right to use the leased asset, and a lease liability, representing the contractual obligation, are required to be recognized on the balance sheet of the lessee at lease commencement. Further, this ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. Lessor guidance remains largely unchanged with the exception of how a lessor determines the appropriate lease classification for each lease to better align the lessor guidance with revised lessee classification guidance. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We expect the impact of the new standard to increase both assets and liabilities by $2 million to $2.5 million, which we will adopt during the first quarter of 2019. We currently have two properties that we operate with a lease term greater than one year, which would be recorded in the Consolidated Balance Sheets upon adoption. Capital ratios for the Company are expected to decrease 5 to 10 basis points due to the adoption of this standard.

ASU 2014-09. “Revenue from Contracts with Customers (Topic 606)” was adopted as of January 1, 2018. ASU 2014-09 requires us to report network costs associated with debit card and credit card transactions netted against the related fees from such transactions. Previously, such network costs were reported as a component of other non-interest expense. For the twelve months ended December 31, 2018, gross interchange and card transaction fees totaled $1.7 million while related network costs totaled $1.1 million. On a net basis, we reported $648,000 as interchange and card transaction fees in the accompanying Consolidated Statement of Income for the twelve months ended December 31, 2018. For the twelve months ended December 31, 2017 and December 31, 2016, interchange and card transaction fees were $1.6 million and $1.5 million, respectively, on a gross basis while related network costs were $913,000 and $860,000, respectively. As a result of the adoption of this standard, balances in prior years were re-classed to reflect the net presentation. In 2017 and 2016, interchange and card transaction fees, net were $656,000 and $629,000, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have entered into a contract to outsource our current model with a CECL-ready vendor. We are currently evaluating the various methods of determining credit losses within the software. We expect to run the CECL model parallel to our current model in 2019. The impact of the adoption is dependent on loan portfolio composition and credit quality at adoption date, as well as economic conditions and forecasts at that time.

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

Reclassification

Certain amounts in the 2017 and 2016 financial statements have been reclassified to conform to the 2018 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,944	$11	$—	$4,955
U.S. Government agencies	52,935	47	1,066	51,916
GSE - Mortgage-backed securities and CMO’s	17,217	—	515	16,702
State and political subdivisions	13,373	5	423	12,955
Corporate bonds	5,030	6	265	4,771
Total securities available for sale	$93,499	$69	$2,269	$91,299
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$855	$—	$12	$843
State and political subdivisions	6,877	6	61	6,822
Corporate bonds	3,105	—	20	3,085
Total securities held to maturity	$10,837	$6	$93	$10,750

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government agencies	$56,522	$33	$940	$55,615
GSE - Mortgage-backed securities and CMO’s	21,253	12	374	20,891
State and political subdivisions	14,368	27	196	14,199
Corporate bonds	5,042	7	11	5,038
Total securities available for sale	$97,185	$79	$1,521	$95,743

December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$1,348	$—	$9	$1,339
State and political subdivisions	6,925	23	36	6,912
Corporate bonds	3,185	25	—	3,210
Total securities held to maturity	$11,458	$48	$45	$11,461

At December 31, 2018 and December 31, 2017, the Company owned Federal Reserve Bank stock reported at cost of $509,000 and $508,000, respectively. Also, at December 31, 2018 and December 31, 2017, the Company owned Federal Home Loan Bank Stock (FHLB) of $585,000 and $559,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated that the fair value approximated cost and that these investments were not impaired at December 31, 2018.

Results from sales of securities available for sale for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
	(dollars in thousands)
Gross proceeds from sales	$—	$8,918	$20,225
Realized gains from sales	$—	$—	$544
Realized losses from sales	—	(14)	—
Net realized gains (losses)	$—	$(14)	$544

At December 31, 2018 and 2017 securities available for sale with a carrying amount of $71.5 million and $75.5 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018 and December 31, 2017. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2018, the unrealized losses on available for sale securities less than twelve months related to  four government agency bonds, one government sponsored enterprise (GSE) mortgage backed security and one corporate bond. The Company had sixteen government agency bonds, sixteen GSE mortgage backed securities, one corporate bond and eight state and political subdivision bonds that had been in a loss position twelve months or more. At December 31, 2018, the unrealized losses on held to maturity securities less than twelve months related to two corporate bonds and two state and political subdivision bonds. The Company had the unrealized losses for twelve months or more in the held to maturity portfolio of one government agency and six state and political subdivision bonds. At December 31, 2017, the unrealized loss on available for sale securities less than twelve months related to six government agency bonds, four GSE mortgage backed securities, one corporate bond and one state and political subdivision bonds. The Company had fifteen government agency bonds, twelve GSE mortgage backed securities and seven state and political subdivision bonds that had been in a loss position for more than twelve months. The unrealized losses on held to maturity securities related to one government agency security and five state and political subdivision bonds.

December 31, 2018	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	1,924	29	47,814	1,037	49,738	1,066
GSE-Mortgage-backed securities and CMO’s	526	6	15,602	509	16,128	515
State and political	—	—	11,109	423	11,109	423
Corporate bonds	1,989	224	1,971	41	3,960	265
Total securities available for sale	$4,439	$259	$76,496	$2,010	$80,935	$2,269

December 31, 2018	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$—	$—	$843	$12	$843	$12
State and political	755	6	5,157	55	5,912	61
Corporate bonds	3,085	20	—	—	3,085	20
Total securities held to maturity	$3,840	$26	$6,000	$67	$9,840	$93

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	9,028	112	43,352	828	52,380	940
GSE-Mortgage-backed securities and CMO’s	5,074	37	14,057	337	19,131	374
State and political	1,182	1	10,317	195	11,499	196
Corporate bonds	2,008	11	—	—	2,008	11
Total securities available for sale	$17,292	$161	$67,726	$1,360	$85,018	$1,521

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$1,338	$9	$—	$—	$1,338	$9
State and political	4,269	36	—	—	4,269	36
Total securities held to maturity	$5,607	$45	$—	$—	$5,607	$45

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

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality but that the losses are temporary in nature. At December 31, 2018, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following tables show contractual maturities of the investment portfolio as of December 31, 2018:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities available for sale
Due within one year	$18,514	$18,412
Due after one but within five years	36,147	35,189
Due after five but within ten years	8,314	8,045
Due after ten years	13,307	12,951
Mortgage backed securities	17,217	16,702
	$93,499	$91,299

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities held to maturity
Due after one but within five years	8,651	8,578
Due after five but within ten years	2,186	2,172
	$10,837	$10,750

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2018 and 2017 is as follows:

	2018	2017
	(dollars in thousands)
Commercial
Commercial	$57,176	$54,912
Real estate - commercial	130,634	114,712
Other real estate construction loans	31,141	40,186
Noncommercial
Real estate 1-4 family construction	7,805	5,024
Real estate - residential	76,564	78,023
Home equity	52,541	50,506
Consumer loans	12,159	10,774
Other loans	2,110	2,838
	370,130	356,975
Less:
Allowance for loan losses	(2,374)	(2,458)
Deferred loan fees, net	(160)	(104)
Loans held for investment, net	$367,596	$354,413

Although the subsidiary bank loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential and construction mortgage loans and home equity loans, which represent 36.99% of total loans. Additionally, there is a concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings, equipment, and general commercial loans that represent 59.16% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $4.5 million and $5.6 million at December 31, 2018 and 2017, respectively. There were no loans 90 days past due and still accruing at December 31, 2018 or at December 31, 2017.

Restructured loans at December 31, 2018 and December 31, 2017 totaled $3.5 million and  $4.6 million, respectively, and are included in the impaired loan total. The carrying value of foreclosed properties held as other real estate was $1.0 million and $2.3 million at December 31, 2018 and 2017, respectively. The Company had $371,000 in foreclosed residential real estate and $161,000 of residential real estate in process of foreclosure at December 31, 2018.

The Company had loans of $187.6 million and $175.7 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2018 and 2017, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2018, 2017 and 2016 are presented below:

Commercial	2018	2017	2016
	(dollars in thousands)
Balance, beginning of year	$1,401	$1,404	$1,310
Provision (recovery) charged to operations	132	(72)	175
Charge-offs	(245)	(31)	(146)
Recoveries	46	100	65
Net (charge-offs) recoveries	(199)	69	(81)
Other	—	—	—
Balance, end of year	$1,334	$1,401	$1,404

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2018	2017	2016
	(dollars in thousands)
Balance, beginning of year	$1,057	$1,303	$1,574
Provision (recovery) charged to operations	(42)	(164)	(263)
Charge-offs	(81)	(177)	(244)
Recoveries	106	95	236
Net (charge-offs) recoveries	25	(82)	(8)
Other	—	—	—
Balance, end of year	$1,040	$1,057	$1,303

Total	2018	2017	2016
	(dollars in thousands)
Balance, beginning of year	$2,458	$2,707	$2,884
Provision (recovery) charged to operations	90	(236)	(88)
Charge-offs	(326)	(208)	(390)
Recoveries	152	195	301
Net (charge-offs)	(174)	(13)	(89)
Other	—	—	—
Balance, end of year	$2,374	$2,458	$2,707

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2018 and 2017:

December 31, 2018	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$42	$1,359	$1,292	$217,592	$1,334	$218,951
Non-Commercial	112	3,119	928	147,900	1,040	151,019
Total	$154	$4,478	$2,220	$365,492	$2,374	$369,970

December 31, 2017	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$22	$1,788	$1,379	$208,022	$1,401	$209,810
Non-Commercial	172	3,781	885	143,280	1,057	147,061
Total	$194	$5,569	$2,264	$351,302	$2,458	$356,871

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan loss. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2018	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$54	$—	$54	$57,122	$57,176	$—
Real estate - commercial	—	273	273	130,361	130,634	—
Other real estate construction	—	47	47	31,094	31,141	—
Real estate construction	—	—	—	7,805	7,805	—
Real estate - residential	890	606	1,496	74,908	76,404	—
Home equity	100	118	218	52,323	52,541	—
Consumer loan	86	—	86	12,073	12,159	—
Other loans	—	—	—	2,110	2,110	—
Total	$1,130	$1,044	$2,174	$367,796	$369,970	$—

December 31, 2017	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$—	$34	$34	$54,878	$54,912	$—
Real estate - commercial	—	377	377	114,335	114,712	—
Other real estate construction	—	51	51	40,135	40,186	—
Real estate construction	—	—	—	5,024	5,024	—
Real estate - residential	579	540	1,119	76,800	77,919	—
Home equity	108	23	131	50,375	50,506	—
Consumer loan	83	—	83	10,691	10,774	—
Other loans	—	—	—	2,838	2,838	—
Total	$770	$1,025	$1,795	$355,076	$356,871	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2018 and 2017 is as follows:

	2018	2017
	(dollars in thousands)
Commercial	$—	$34
Real estate - commercial	273	377
Other real estate construction	47	51
Real estate 1 – 4 family construction	—	—
Real estate – residential	606	540
Home equity	118	23
Consumer loans	—	—
Other loans	—	—
	$1,044	$1,025

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. Nonperforming loans were $1.0 million at both December 31, 2018 and December 31, 2017.

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

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2018 and 2017:

December 31, 2018	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$55,883	$1,284	$9	$—	$57,176
Real estate - commercial	127,592	1,518	1,524	—	130,634
Other real estate construction	28,711	2,070	360	—	31,141
Real estate 1 - 4 family construction	7,805	—	—	—	7,805
Real estate - residential	69,900	5,470	1,034	—	76,404
Home equity	52,028	395	118	—	52,541
Consumer loans	12,085	73	1	—	12,159
Other loans	2,110	—	—	—	2,110
Total	$356,114	$10,810	$3,046	$—	$369,970

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

December 31, 2017	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$53,649	$1,215	$48	$—	$54,912
Real estate - commercial	109,224	3,321	2,167	—	114,712
Other real estate construction	38,082	1,713	391	—	40,186
Real estate 1 - 4 family construction	5,024	—	—	—	5,024
Real estate - residential	69,645	7,119	1,155	—	77,919
Home equity	49,743	740	23	—	50,506
Consumer loans	10,709	64	1	—	10,774
Other loans	2,838	—	—	—	2,838
Total	$338,914	$14,172	$3,785	$—	$356,871

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2018 and 2017:

December 31, 2018	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$57,176	$—	$57,176
Real estate - commercial	130,361	273	130,634
Other real estate construction	31,094	47	31,141
Real estate 1 – 4 family construction	7,805	—	7,805
Real estate – residential	75,798	606	76,404
Home equity	52,423	118	52,541
Consumer loans	12,159	—	12,159
Other loans	2,110	—	2,110
Total	$368,926	$1,044	$369,970

December 31, 2017	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$54,878	$34	$54,912
Real estate - commercial	114,335	377	114,712
Other real estate construction	40,135	51	40,186
Real estate 1 – 4 family construction	5,024	—	5,024
Real estate – residential	77,379	540	77,919
Home equity	50,483	23	50,506
Consumer loans	10,774	—	10,774
Other loans	2,838	—	2,838
Total	$355,846	$1,025	$356,871

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2018 and 2017:

	As of December 31, 2018				Year Ended December 31, 2018
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$7	$—	$7	$—	$32	$—
Real estate - commercial	1,258	93	1,165	38	1,503	51
Other real estate construction	632	47	47	4	132	3
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	3,005	901	2,104	110	3,505	145
Home equity	83	51	32	1	54	3
Consumer loans	31	—	31	1	40	3
Other loans	—	—	—	—	—	—
Total	$5,016	$1,092	$3,386	$154	$5,266	$205

					Year Ended
	As of December 31, 2017				December 31, 2017
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$44	$10	$34	$10	$25	$2
Real estate - commercial	1,593	1,305	288	9	1,650	72
Other real estate construction	689	101	50	3	208	5
Real estate 1 -4 family construction	—	—	—	—	3	—
Real estate - residential	3,701	1,319	2,382	171	3,762	179
Home equity	35	22	13	1	66	1
Consumer loans	45	45	—	—	53	4
Other loans	—	—	—	—	—	—
Total	$6,107	$2,802	$2,767	$194	$5,767	$263

					Year Ended
	As of December 31, 2016				December 31, 2016
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$29	$13	$16	$2	$31	$8
Real estate - commercial	1,671	1,552	119	9	887	64
Other real estate construction	831	190	103	5	296	6
Real estate 1 -4 family construction	6	—	6	—	9	1
Real estate - residential	3,994	2,072	1,922	123	4,434	201
Home equity	35	35	—	—	49	1
Consumer loans	61	61	—	—	71	6
Other loans	—	—	—	—	—	—
Total	$6,627	$3,923	$2,166	$139	$5,777	$287

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

For the twelve months ended December 31, 2018, 2017 and 2016, the following table presents a breakdown of the types of concessions made by loan class:

Year Ended December 31, 2018
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	6	434	387
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	6	$434	$387
Total	6	$434	$387

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

During the twelve months ended December 31, 2018 there was one TDR for which there was a payment default. There was one payment default in 2017 and one payment default on TDRs in 2016. The outstanding balance of TDRs at December 31, 2018 is $3.5 million with $3.4 million still accruing compared to an outstanding balance at December 31, 2017 of $4.6 million with $4.5 million still accruing.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $144,000 in the allowance for loan loss as of December 31, 2018, as a direct result of these TDRs. At December 31, 2017 and 2016 there was $171,000 and $98,000 in the allowance for loan loss related to TDRs, respectively.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2018, 2017 and 2016:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2018
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	8	1,056	6	434	—	—	1	242
Total	8	$1,056	6	$434	—	$—	1	$242

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2017
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	217	10	863	—	—	1	15
Total	6	$217	10	$863	—	$—	1	$15

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2016
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	844	4	482	—	—	4	419
Total	6	$844	4	$482	—	$—	4	$419

Note 6 – Loan Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $418.6 million and $435.5 million at December 31, 2018 and 2017, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of loan servicing rights follows:

	2018	2017	2016
	(dollars in thousands)
Beginning of year servicing rights:	$2,125	$2,271	$2,040
Amounts capitalized	388	587	982
Amortization	(663)	(733)	(751)
Impairment	—	—	—
End of year	$1,850	$2,125	$2,271

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Mortgage Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2019	$437
2020	378
2021	319
2022	261
2023	202
Thereafter	253
Total	$1,850

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.5 and $3.3 million at December 31, 2018 and 2017, respectively. The key assumptions used to value mortgage servicing rights were as follows:

	2018	2017
Weighted average remaining life	259 months	264 months
Weighted average discount rate	12%	13%
Weighted average coupon	4.02%	3.94%
Weighted average prepayment speed	132%	150%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2018 and 2017 are listed below:

	2018	2017
	(dollars in thousands)
Land	$3,215	$3,150
Building and improvements	15,150	12,504
Furniture and equipment	8,808	10,255
Total fixed assets	27,173	25,909
Less accumulated depreciation	12,373	11,181
Net fixed assets	$14,800	$14,728

Depreciation expense was $1.1 million for the year ended December 31, 2018 compared to $857,000 and $1.0 million for the comparable periods of 2017 and 2016, respectively.

Note 8 – Leases

In August 2016, Uwharrie Bank entered into a lease for its loan production office in Charlotte. The terms are a five-year lease period expiring in September of 2021 with two five-year renewal options at the expiration of the initial term. Monthly lease payments of $12,656 were due for the first year. The payments escalate 2.625% each year on the anniversary.

Uwharrie Bank entered into a lease in 2018 for a branch in Charlotte, North Carolina. The lease has a ten-year term expiring in 2028 with two five-year renewal options. Monthly lease payments of $14,683 are due for the first year. The payments then escalate 2% each year on the anniversary.

Total rental expense related to the operating leases was $339,782, $155,575, and $89,369 for the years ended December 31, 2018, 2017 and 2016, respectively, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned properties is below.

Year ending December 31,
(dollars in thousands)
2019	$345
2020	345
2021	306
2022	189
2023	189
Thereafter	812
Total	$2,186

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2018 and 2017 is as follows:

	2018		2017
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand noninterest-bearing	$129,714	23%	$113,762	22%
Interest checking and money market	324,391	57%	289,953	57%
Savings	54,784	10%	45,698	8%
Time deposits $250,000 and over	7,920	1%	7,933	2%
Other time deposits	50,092	9%	55,282	11%
Total	$566,901	100%	$512,628	100%

The maturities of fixed-rate time deposits at December 31, 2018 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2019	2,813	29,755
2020	3,911	9,849
2021	640	7,325
2022	556	2,349
2023	—	814
Thereafter	—	—
Total	$7,920	$50,092

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2018 and 2017:

	2018		2017
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short-term borrowing	$1,190	1.49%	$1,752	0.50%
Notes payable	—	—	—	—
Short-term line of credit	—	—	—	—
	$1,190	1.49%	$1,752	0.50%

	2018		2017
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	2.92%	$2	1.95%
Master notes and other short-term borrowing	1,638	1.00%	1,861	0.28%
Notes payable	—	—	6	5.81%
Short-term line of credit	—	—	275	3.58%
	$1,640	1.00%	$2,144	0.72%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2018	2017
	(dollars in thousands)
Maximum month-end balance
Master notes and other short-term borrowing	2,006	2,448
Notes payable	—	12
Short-term line of credit	—	1,000

Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $56.9 million at December 31, 2018.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $94.0 million with remaining availability of $26.0 million at December 31, 2018. There were no long-term advances under this line at December 31, 2018 and at December 31, 2017. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $68.0 million at December 31, 2018.

During the first quarter of 2014, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $9.5 million, of which the entire $9.5 million was outstanding at December 31, 2018. These securities have a final maturity date of March 31, 2024 and may be redeemed by the Company after March 31, 2019. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.75%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at March 31, 2019.

As of December 31, 2018, the scheduled maturities of these long-term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2019	$—
2020	—
2021	440
2022	—
2023	—
Thereafter	9,534
Total	$9,974

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters

The significant components of income tax expense for the years ended December 31, 2018, 2017 and 2016 are summarized as follows:

	2018	2017	2016
	(dollars in thousands)
Current tax expense:
Federal	$524	$1,022	$674
State	94	96	129
Total	618	1,118	803
Deferred tax expense:
Federal	(47)	680	47
State	8	11	45
Total	(39)	691	92
Net provision for income taxes	$579	$1,809	$895

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 21% to income before income taxes is summarized below:

	2018	2017	2016
	(dollars in thousands)
Tax computed at the statutory federal rate	$642	$1,163	$1,056
Increases (decrease) resulting from:
Tax exempt interest, net	(143)	(238)	(298)
State income taxes, net of federal benefit	80	71	115
Revalue of deferred tax assets	0	806	—
Other	0	7	22
Provision for income taxes	$579	$1,809	$895
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$545	$569	$974
Deferred compensation	1,012	936	1,243
Other	104	173	396
Net unrealized loss on securities available for sale	505	335	678
Total deferred tax assets	2,166	2,013	3,291
Deferred tax liabilities relating to:
Premises and equipment	(159)	(213)	(295)
Deferred loans fees and costs	(163)	(148)	(233)
Loan servicing	(99)	(116)	(193)
Total deferred tax liabilities	(421)	(477)	(721)
Net recorded deferred tax asset	$1,745	$1,536	$2,570

The net deferred tax asset is included in other assets on the accompanying consolidated balance sheets.

The Tax Cut and Jobs Act, or the Tax Act, was enacted on December 22, 2017. The SEC issued Staff Accounting Bulletin No. 118 to address uncertainty in applying ASC Topic 740 in the reporting period in which the Tax Act was enacted. The Tax Act included a reduction to the corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. Tax expense was increased in the fourth quarter of 2017 by a provisional $806,000 to reflect the Tax Act changes. This increase includes $155,000 tax expense related to the revaluation of the deferred tax asset for items charged to AOCI. The revaluation of deferred tax assets related to items charged to AOCI was a component of 2017 income tax expense and recognized in continuing operations as required by ASC Topic 740.

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

As of December 31, 2018 and 2017, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2018	2017
	(dollars in thousands)
Commitments to extend credit	$110,329	$112,637
Credit card commitments	10,611	10,405
Standby letters of credit	933	1,360
	$121,873	$124,402

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

	2018	2017
	(dollars in thousands)
Balance, at beginning of the year	$8,692	$14,815
Disbursements during the year	1,902	620
Collections during the year	(1,310)	(6,743)
Balance, at end of the year	$9,284	$8,692

At December 31, 2018, the Company had approved, but unused lines of credit, totaling $3.9 million to executive officers and directors, and their related interests, compared to $3.74 million at December 31, 2017. In addition, at December 31, 2018, the Company had $10.6 million of deposits for executive officers and directors, and their related interest compared to $7.9 million at December 31, 2017.

During 2017, the Company’s broker-dealer subsidiary (The Strategic Alliance Corp) brokered a private placement offering in the amount of $4.1 million, producing revenue in 2017 of $202,250. Certain officers and directors of the Company’s bank subsidiary, Uwharrie Bank, were involved with the transaction as investors in the private placement.

During 2015, the Company’s subsidiary, Uwharrie Bank, entered into a lease for a facility with an executive officer of Uwharrie Bank. This lease was a month-to-month lease with monthly rental payments of $2,888. In August 2016, this lease was expanded to a five-year lease period expiring in September of 2021 with two five-year renewal options at the expiration of the initial term. Total annual expense for the lease was $155,575, $155,575, and $89,369 for the years ended December 31, 2018, 2017, and 2016, respectively and is included in net occupancy expense.

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

For the reserve maintenance period in effect at December 31, 2018, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $3.1 million as reserves on deposit liabilities.

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

In 2013, bank regulatory agencies approved regulatory capital guidelines (“Basel III”) aimed at strengthening existing capital requirements for banking organizations. The rules include a common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.50%, a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, require a minimum ratio of total capital to risk-weighted assets of 8.00%, and require a minimum Tier 1 leverage ratio of 4.00%. A capital conservation buffer, comprised of common equity Tier 1 capital, was also established above the regulatory minimum capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increase each subsequent year by an additional 0.625% until reaching its final level of 2.50% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the rules. The rules also revise the definition and calculation of Tier 1 capital, total capital, and risk-weighted assets.

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. As of December 31, 2018, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

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
	(Dollars in thousands)
December 31, 2018
Total Capital to Risk
Weighted Assets:
Consolidated	$58,777	14.0%	$33,660	8.0%	$42,076	10.0%
Uwharrie Bank	57,765	13.8%	33,460	8.0%	41,826	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	46,869	11.1%	25,245	6.0%	33,660	8.0%
Uwharrie Bank	55,391	13.2%	25,095	6.0%	33,460	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	36,214	8.6%	18,934	4.5%	27,349	6.5%
Uwharrie Bank	44,736	10.7%	18,821	4.5%	27,187	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	46,869	7.4%	25,347	4.0%	31,683	5.0%
Uwharrie Bank	55,391	8.8%	25,254	4.0%	31,567	5.0%

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

As of December 31, 2018, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

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

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2018 the Company repurchased 138,629 shares of outstanding common stock and repurchased 75,709 and 69,938 shares of outstanding common stock during 2017 and 2016, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2018, the SOP II  plan had expired with no options outstanding and the SPP II had no options outstanding.

Employee Stock Plans

The following is a summary of stock option activity for the year ended December 31, 2018:

		Weighted	Aggregate
		Average	Intrinsic
		Exercise	Value
	Shares	Price	(in thousands)
Options outstanding at the beginning of the year	13,378	$4.93	$3,972
Options granted	—	—
Options exercised	(13,378)	4.93
Forfeitures	—	—
Options outstanding at the end of the year	—	$—	$—
Options exercisable at the end of the year	—	$—	$—

There were no options outstanding and exercisable at December 31, 2018. At December 31, 2018, there were no authorized shares of common stock reserved for future grants of options under the SOP II and the SPP II as the plans have expired.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. There were no shares granted during the years ended December 31, 2018 and 2017 under the SOP II.

As of December 31, 2018, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

There were 13,378 shares exercised in 2018 at a weighted average exercise price of $4.93. There were no options exercised in 2017 or 2016.

Note 17 - Employee and Director Benefit Plans

Employees’ 401(k) Retirement Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates are eligible to make elective deferrals on the first day of the calendar month coincident or next following the date the associate attains the age of 18 and completes thirty days of eligibility service. Employees are 100% vested in the plan once they enroll.

The Company’s annual contribution to the plan was $428,162 in 2018, $361,936 in 2017 and $355,648 in 2016, determined as follows:

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

During each year of 2018, 2017 and 2016, $336,800 was expensed for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $4.4 million and $4.0 million at December 31, 2018 and 2017, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2018, 2017, and 2016, the expense associated with these policies was $1,846, $10,533, and $27,111 respectively.

The liability associated with the split-dollar life insurance policies is $773,000 and $771,000 at December 31, 2018 and 2017, respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at its discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). Participants will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. The SGP allows for 541,216 shares to be granted and at December 31, 2018, the availability under the SGP was 490,345 shares. During 2018 there were 8,926 shares granted at an expense of $50,000 compared to 8,734 shares granted at an expense of $50,000 in 2017 and 13,809 shares granted at an expense of $55,000 in 2016.

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2018 and December 31, 2017, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2018 and December 31, 2017:

	Carrying	Estimated
December 31, 2018	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$117,934	$117,901	$115,693	$2,208	$—
Securities available for sale	91,299	91,299	4,955	86,344	—
Securities held to maturity	10,837	10,750	—	10,750	—
Loans held for investment, net	367,596	364,636	—	—	364,636
Loans held for sale	4,800	4,800	—	4,800	—
Restricted stock	1,094	1,094	1,094	—	—
Loan servicing rights	1,850	3,455	—	3,455	—
Accrued interest receivable	1,763	1,763	—	—	1,763
FINANCIAL LIABILITIES
Deposits	$566,901	$521,508	$—	$521,508	$—
Short-term borrowings	1,190	1,190	—	1,190	—
Long-term debt	9,974	10,086	—	—	10,086
Accrued interest payable	16	16	—	—	16

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	Carrying	Estimated
December 31, 2017	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$70,403	$70,379	$67,913	$2,466	$—
Securities available for sale	95,743	95,743	—	95,743	—
Securities held to maturity	11,458	11,461	—	11,461	—
Loans held for investment, net	356,871	359,325	—	—	359,325
Loans held for sale	4,414	4,414	—	4,414	—
Restricted stock	1,067	1,067	1,067	—	—
Mortgage servicing rights	2,125	3,310	—	3,310	—
Accrued interest receivable	1,709	1,709	—	—	1,629
FINANCIAL LIABILITIES
Deposits	$512,628	$481,300	$—	$481,300	$—
Short-term borrowings	1,752	1,752	—	1,752	—
Long-term debt	9,534	9,658	—	—	9,658
Accrued interest payable	148	148	—	—	148

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•

Cash and cash equivalents – The carrying amount of cash and cash equivalents approximate their fair values due to the short period of time until their expected realization and are recorded in Level 1. Certificates of deposits held at other banks are recorded in Level 2.

•	Securities available for sale – Securities available for sale are carried at fair value based on quoted and observable market prices and are recorded in Levels 1 and 2. Also see discussion in Note 1.
•

Loans – The fair value of loans is estimated based on discounted expected cash flows using the current interest rates at which similar loans would be made, a future expected credit loss based on historical charge-offs, and a liquidity discount based on the overall risk grade of the loan portfolio. Loans held for sale are recorded in Level 2.

•

Restricted stock – It is not practicable to determine fair value of restricted stock which is comprised of Federal Home Loan Bank and Federal Reserve Bank stock due to restrictions placed on its transferability and it is presented at its carrying value and is recorded in Level 1 due to the redemption provisions of the Federal Home Loan Bank and the Federal Reserve Bank.

•	Loan servicing rights – The fair value disclosed for mortgage servicing rights is based on an independent market valuation and is recorded at Level 2.
•	Accrued interest receivable and payable – Both accrued interest receivable and payable are recorded in Level 3, as there are not active markets for these.
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

At December 31, 2018, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. The fair value is not material. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017:

	December 31, 2018
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,955	$4,955	$—	$—
US Government	51,916	—	51,916	—
Mortgage-backed securities and CMO’s	16,702	—	16,702	—
State and political subdivisions	12,955	—	12,955	—
Corporate bonds	4,771	—	4,771	—
Total assets at fair value	$91,299	$4,955	$86,344	$—
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2017
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Government	$55,615	$—	$55,615	$—
Mortgage-backed securities and CMO’s	20,891	—	20,891	—
State and political subdivisions	14,199	—	14,199	—
Corporate bonds	5,038	—	5,038	—
Total assets at fair value	$95,743	$—	$95,743	$—
Total liabilities at fair value	$—	$—	$—	$—

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2018 and December 31, 2017:

	December 31, 2018
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,279	$—	$—	$3,279
Other real estate owned	951	—	—	951
Total assets at fair value	$4,230	$—	$—	$4,230
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2017
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$2,624	$—	$—	$2,624
Other real estate owned	1,785	—	—	1,785
Total assets at fair value	$4,409	$—	$—	$4,409
Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

General
December 31, 2018	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

General
December 31, 2017	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2018 and 2017, impaired loans were being evaluated with discounted expected cash flows  for performing TDRs and discounted appraisals were being used on collateral dependent loans.

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2018	2017
	(dollars in thousands)
Assets
Cash and demand deposits	$287	$379
Interest-earning deposits	1,256	1,752
Investments in:
Bank subsidiaries	43,042	41,997
Nonbank subsidiaries	450	376
Other assets	1,638	1,440
Total assets	$46,673	$45,944
Liabilities and shareholders’ equity
Master notes	$1,190	$1,752
Short term debt	—	—
Long term debt	9,974	9,534
Other liabilities	989	768
Total liabilities	12,153	12,054
Shareholders’ equity	34,520	33,890
Total liabilities and shareholders’ equity	$46,673	$45,944

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2018	2017	2016
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$2,026	$745	$375
Dividends received from subsidiaries	1,150	1,500	2,500
Interest income	17	6	6
Other income	80	93	77
Interest expense	(571)	(564)	(585)
Other operating expense	(410)	(436)	(445)
Income tax benefit	185	267	283
Net income	$2,477	$1,611	$2,211
Consolidated net income	$2,477	$1,611	$2,211
Less: Net income attributable to noncontrolling interest	(570)	(592)	(593)
Net income attributable to Uwharrie Capital Corp	1,907	1,019	1,618
Net income available to common shareholders	$1,907	$1,019	$1,618
Net income per common share
Basic	$0.27	$0.14	$0.22
Diluted	$0.27	$0.14	$0.22
Weighted average shares outstanding
Basic	7,087,581	7,281,408	7,383,686
Diluted	7,087,581	7,282,160	7,383,794

Condensed Statements of Cash Flows

	2018	2017	2016
	(dollars in thousands)
Cash flows from operating activities
Net income	$2,477	$1,611	$2,211
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(2,026)	(745)	(375)
(Increase) decrease in other assets	(198)	(124)	26
Increase (decrease) in other liabilities	220	267	338
Net cash provided (used) by operating activities	473	1,009	2,200
Cash flows from financing activities
Net decrease in master notes	(562)	(410)	(1,234)
Net decrease in short-term debt	—	(500)	(1,850)
Net increase in long-term debt	440	—	—
Net increase in investment in subsidiares	(250)	—	—
Net proceeds from issuance of common stock - stock options	65	—	—
Repurchase of common stock, net	(747)	(391)	(322)
Cash paid for fractional shares	(7)	(7)	(6)
Net cash used by financing activities	(1,061)	(1,308)	(3,412)
Net decrease in cash and cash equivalents	(588)	(299)	(1,212)
Cash and cash equivalents at beginning of year	2,131	2,430	3,642
Cash and cash equivalents at end of year	$1,543	$2,131	$2,430

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2018	2017	2016	2015	2014
Summary of Operations
Interest income	$21,873	$19,340	$18,046	$17,847	$18,457
Interest expense	1,882	1,277	1,310	1,733	1,960
Net interest income	19,991	18,063	16,736	16,114	16,497
Provision for (recovery of) loan losses	90	(236)	(88)	(620)	(389)
Noninterest income	8,279	8,425	9,357	7,712	6,209
Noninterest expense	25,124	23,304	23,075	21,633	20,768
Income taxes	579	1,809	895	806	648
Net income	$2,477	$1,611	$2,211	$2,007	$1,679
Less: Net income attributable to noncontrolling interest	(570)	(592)	(593)	(592)	(591)
Less: Dividends on preferred stock	$—	$—	$—	$—	$—
Net Income (loss) available to common shareholders	$1,907	$1,019	$1,618	$1,415	$1,088
Per Common Share
Net income – basic (1)	$0.27	$0.14	$0.22	$0.19	$0.14
Net income (loss) – diluted (1)	0.27	0.14	0.22	0.19	0.14
Book value (1)	4.84	4.67	4.49	4.42	4.21
Weighted Average Shares
Outstanding:
Basic (1)	7,087,581	7,281,408	7,383,686	7,484,338	7,902,824
Diluted (1)	7,087,581	7,282,160	7,383,794	7,484,338	7,902,824
Ratios
Return on average assets	0.40%	0.28%	0.41%	0.38%	0.33%
Return on average equity	5.57%	3.62%	4.99%	4.65%	4.03%
Average equity to average assets	7.26%	7.78%	8.29%	8.27%	8.11%
Selected Year-end Balances
Assets	$632,304	$577,253	$548,230	$532,202	$518,464
Loans held for investment	369,970	356,871	341,829	320,132	310,853
Securities	102,136	107,201	117,889	100,500	118,320
Deposits	566,901	512,628	485,719	467,733	456,435
Borrowed funds	11,164	11,286	12,208	15,305	14,243
Shareholders’ equity	45,175	44,540	43,525	43,314	42,262
Selected Average Balances
Assets	$612,403	$572,630	$534,296	$521,699	$513,676
Loans held for investment	369,419	348,980	334,317	316,485	309,338
Securities	103,223	113,025	107,396	112,348	109,056
Deposits	548,296	509,352	470,921	458,655	451,160
Borrowed funds	11,284	11,679	12,898	14,432	14,782
Shareholders’ equity	44,468	44,542	44,283	43,123	41,681

(1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2017 through 2014 have been adjusted to reflect the 2% stock dividends in 2018, 2017, 2016, and 2015.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 29-69 of this Annual Report. References to changes in assets and liabilities represent end-of-period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” “potential”, and similar words. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2018 and December 31, 2017

The Company’s total assets increased $55.0 million from $577.3 million at December 31, 2017 to $632.3 million at December 31, 2018. This primary driver of this increase was a $13.1 million increase in loans held for investment and an increase in interest-earning deposits with banks of $50.6 million. These increases were offset by a decrease in securities available for sale of $4.4 million.

Cash and due from banks decreased $3.1 million, while interest-earning deposits with banks increased $50.6 million. Therefore, cash and cash equivalents increased $47.5 million during the year ended December 31, 2018 as a result of an increase in customer deposits held by the bank.

Investment securities consist of securities available for sale and securities held to maturity. Total investment securities decreased $5.1 million or 4.7%, from $107.2 million at December 31, 2017 to $102.1 million at December 31, 2018. During the year, the Company purchased a $5.0 million short-term U.S. Treasury security, which was also available for pledging requirements related to holding public deposits.

Loans held for investment increased $13.1 million from $356.9 million at December 31, 2017 to $370.0 million at December 31, 2018. The growth in the portfolio was spread across several loan portfolio classes with commercial real estate experiencing the largest growth of $15.9 million or 13.9%. In addition, the commercial class, one-to-four family construction loan class, home equity class, and consumer class all experienced appreciable growth. Nevertheless, this growth was offset by declines in the commercial real estate construction class, real estate one-to-four family loan class and “other” loan class, with commercial real estate construction seeing the greatest decline of $9.0 million or 22.5%. Loans held for sale increased by 8.7% or $386.0 million compared to the prior year. The allowance for loan loss was $2.4 million at December 31, 2018, which represents 0.65% of the loan portfolio, a decrease from 0.69% at December 31, 2017. The credit quality of consumer and commercial relationships continues to improve, which lowers the probability of default used to calculate the allowance for loan loss estimate, thus decreasing the allowance for loan loss as a percentage of the loan portfolio. Net charge offs increased from $13,000 at December 31, 2017 to $174,000 at December 31, 2018.

Other changes in our consolidated assets are related other real estate owned and other assets. Throughout 2018, other real estate owned declined $1.3 million, from $2.3 million at December 31, 2017 to $1.0 million at December 31, 2018. Throughout 2018, the Company sold ten pieces of foreclosed property totaling $1.5 million realizing a gain of $11,000. The Company also had changes in reserves totaling ($60,000) on the remaining existing property. However, the Company foreclosed on two loan relationships totaling $160,000, which were added to other real estate owned in 2018. Other assets increased by $268,000 from $11.6 million at December 31, 2017 to $11.9 million at December 31, 2018, driven by an increase in the value of the supplemental executive retirement plan referenced in Note 17 of the Notes to Consolidated Financial Statements included with this Annual Report.

Customer deposits continued to be our principal funding source in 2018. At December 31, 2018, deposits from our customers totaled $566.9 million, an increase of $54.3 million from $512.6 million at December 31, 2017. During 2018, demand noninterest bearing checking increased $16.0 million, while interest checking and money market accounts and savings deposits increased $34.4 million and $9.1 million, respectively. These increases were offset by a decrease in other time deposits of $5.2 million. Even though national

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

interest rates have steadily increased, relatively speaking, we are still experiencing a low interest rate environment, which is resulting in customers residing in short term deposit products.

During 2018 the Company’s net borrowings decreased by $122,000. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2018 and 2017, there were no advances outstanding. The components of total borrowings include $9.5 million in junior subordinated long-term debt, $440,000 in other long-term notes payable and $1.2 million in master notes at December 31, 2018.

Other liabilities increased from $8.7 million at December 31, 2017 to $9.0 million at December 31, 2018, an increase of $397,000 driven by an increase of the value of the supplemental executive retirement plan referenced in Note 17 of the Notes to Consolidated Financial Statements included with this Annual Report.

At December 31, 2018, total shareholders’ equity was $45.2 million, an increase of $635,000 from December 31, 2017. Net income for the period was $2.5 million. Unrealized losses on investment securities net of tax increased $587,000. The Company repurchased 138,629 outstanding shares of common stock at an aggregate repurchase price of $748,000. The Company also paid $570,000 in dividends attributed to noncontrolling interest. At December 31, 2018, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2018 and 2017

Earnings

Uwharrie Capital Corp reported net income of $2.5 million for the twelve months ended December 31, 2018, as compared to $1.6 million for the twelve months ended December 31, 2017, an increase of $866,000. Net income available to common shareholders was $1.9 million or $0.27 per common share for the year ended December 31, 2018, compared to net income available to common shareholders of $1.0 million or $0.14 per common share for the year ended December 31, 2017. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income increased $1.9 million to a total of $20.0 million for the twelve months ended December 31, 2018 from the $18.1 million earned in the same period of 2017. During 2018, growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.3 million. The average yield on our interest-earning assets increased 14 basis points to 3.85%, while the average rate paid for interest-bearing liabilities increase 12 basis points. These increases resulted in a net increase of two basis points in our interest rate spread, from 3.39% in 2017 to 3.41% in 2018. Our net interest margin for 2018 was 3.53%, compared to 3.47% in 2017. As a part of the loan agreements, a portion of the Company’s loan portfolio has interest rate floors and caps. The interest rate floor feature allows the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 79 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 80 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Provision for Loan Losses

The provision for (recovery of) loan losses was $90,000 and ($236,000) for the twelve months ended December 31, 2018 and 2017, respectively. There were net loan charge-offs of $174,000 for the twelve months ended December 31, 2018 as compared to net loan charge-offs of $13,000 during the same period of 2017. The increase in provision was directly related to loan growth, as well as one large loan charge-off. Please refer to the “Asset Quality” discussion beginning on page 74 for further information.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is a key strategic initiative to our long-term success. Noninterest income decreased 1.7%, from $8.4 million in 2017, to $8.3 million in 2018, a decrease of $146,000. A driving factor contributing to this decrease was the decrease in income from mortgage loan sales of $365,000 to $3.0 million for 2018 compared to $3.3 million during 2017. Total production for the mortgage division remained the same from December 31, 2017 to December 31, 2018; however, pressure in the market from rising interest rates led to tighter margins for the Company, reducing noninterest income. Additionally, the Company added noninterest income from its government lending division of $239,000 for the twelve months ending December 31, 2018.

Noninterest Expense

Noninterest expense for the year ended December 31, 2018 was $25.1 million compared to $23.3 million for 2017, an increase of $1.8 million. Salaries and employee benefits, the largest component of noninterest expense, increased $1.5 million, from $14.7 million for the period ending December 31, 2017 to $16.2 million for 2018. Several factors contributed to this increase, including but not limited to the expansion into new markets, increased regulation, and increased market/sales demand. Occupancy and equipment expense increased $492,000 from increased expense related to physical branch expansion into Charlotte during 2018. The branch expansion gave the Company a physical presence in a neighboring market. The branch not only offers access to traditional banking services, but also houses an investment advisor and a SBA lending specialist.   Foreclosed real estate expense, another major component of the change in noninterest expense, decreased $248,000, from $293,000 in 2017 to $45,000 during 2018. The primary factor relating to this decrease was a reduction in properties held in other real estate owned. Professional fees increased $335,000 for the period ending December 31, 2018 to $1.1 million compared to $723,000 for the same period in 2017 primarily related to the core system conversion that took place in August of 2018. In 2017, the Company incurred one-time data processing costs in connection with this conversion, which were required up-front. The associated training and implementation expenses were charged in 2018 when incurred. Other noninterest expense experienced a decrease totaling $192,000 for the comparable twelve-month period. The table on page 83 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $579,000 for 2018 at an effective tax rate of 18.95% compared to income tax expense of $1.8 million in 2017 with an effective tax rate of 52.89%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax-free municipal loans and income earned on bank owned life insurance.

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

The Tax Cuts and Jobs Act was enacted on December 22, 2017. Among other things, the new law (i) established a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminated the corporate alternative minimum tax and allows the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limited the deduction for net interest expense incurred by U.S. corporations, (iv)  allowed businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminated or reduced certain deductions related to meals and entertainment expenses, (vi) modified the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarified the definition of a covered employee and (vii) limited the deductibility of deposit insurance premiums. The Tax Cuts and Jobs Act also significantly changed U.S. tax law related to foreign operations, however, such changes do not currently impact us.

Included in the provision for income taxes during 2017 was and estimated $806,000 write-down as a result of an adjustment in the Company’s net deferred tax assets. The adjustment was based on the Tax Cuts and Jobs Act.

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

Net Interest Income

Net interest income increased $1.3 million to $18.1 million for 2017 compared to the $16.7 million earned in 2016. During 2017, growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $1.0 million. The average yield on our interest-earning assets decreased 6 basis points to 3.71%, while the average rate paid for interest-bearing liabilities decreased two basis points. These decreases resulted in a net decrease of four basis points in our interest rate spread, from 3.43% in 2016 to 3.39% in 2017. Our net interest margin for 2017 was 3.47%, compared to 3.51% in 2016. As a part of the loan agreements, a portion of the Company’s loan portfolio has interest rate floors and caps. The interest rate floor feature allows the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 on page 79 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 on page 80 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Provision for Loan Losses

The provision for loan losses was a recovery of ($236,000) and ($88,000) for the twelve months ended December 31, 2017 and 2016, respectively. There were net loan charge-offs of $13,000 for the twelve months ended December 31, 2017 as compared to net loan charge-offs of $89,000 during the same period of 2016. The continued decline in charge-offs and improvement in other credit quality metrics resulted in these recoveries of loan losses. Please refer to the “Asset Quality” discussion beginning on page 74 for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is a key strategic initiative to our long-term success. Noninterest income decreased 10.0%, from $9.4 million in 2016, to $8.4 million in 2017, a decrease of $932,000. A driving factor contributing to this decrease was the decrease in income from mortgage loan sales of $450,000 to $3.3 million for 2017 compared to $3.8 million during 2016. During 2017, an increase in mortgage interest rates led to a decrease in refinances for the Company by 51% from December 31, 2016 to December 31, 2017. Additionally, although expansion in new markets has provided new home sale financing opportunities, total new home sale financings for the Company are only up 2% from December 31, 2016 to December 31, 2017, in line with industry expectations. Additionally, the Company had realized losses on the sale of investments in the amount of $14,000 for the twelve months ending December 31, 2017, as compared to realized gains of $544,000 for the same period in 2016.

Noninterest Expense

Noninterest expense for the year ended December 31, 2017 was $23.3 million compared to $23.1 million for 2016, an increase of $229,000. Salaries and employee benefits, the largest component of noninterest expense, increased $188,000, from $14.5 million for the period ending December 31, 2016 to $14.7 million for 2017. Several factors contributed to this increase, including but not limited to the expansion into new markets, increased regulation, and increased market/sales demand. Data processing costs increased $295,000 primarily from conversion costs recognized by the Company. In 2018, the Bank subsidiary is converted its core data processing system to improve operational efficiencies and gain control of future potential opportunities, while working to build a more flexible platform. The costs recognized in 2017 were de-conversion expenses related to the conversion off the current core provider.  Foreclosed real estate expense, another major component of noninterest expense, decreased $208,000, from $501,000 in 2016 to $293,000 during 2017. The primary factor relating to this decrease was a reduction in properties held in other real estate owned. Other noninterest expense experienced a decrease totaling $160,000 for the comparable twelve-month period. The table on page 83 reflects the additional breakdown of other noninterest expense.

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

Included in the provision for income taxes during 2017 was an estimated $806,000 write-down as a result of an adjustment in the Company’s net deferred tax assets. The adjustment was based on the Tax Cuts and Jobs Act.

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

At December 31, 2018, the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $4.5 million compared to $5.6 million at December 31, 2017, a net decrease of $1.1 million. Total nonaccrual loans, which are a component of impaired loans, remained flat at $1.0 million for both December 31, 2017 and December 31, 2018. During 2018, nine relationships totaling $605,000 were added to impaired loans. These additions were offset by charging off two impaired relationships totaling $195,000, foreclosing two relationships for $160,000, pay offs of thirteen impaired relationships totaling $1.2 million, along with contractual pay downs on existing impaired loans.

The allowance expressed as a percentage of gross loans held for investment decreased four basis points from 0.69% at December 31, 2017 to 0.65% at December 31, 2018. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.64% at December 31, 2017 and 0.61% at December 31, 2018 and the individually evaluated allowance as a percentage of

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

individually evaluated loans decreased slightly from 3.49% to 3.43% for the same periods. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and volatility. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience, thus deriving the estimated loss scenario by FDIC call report codes. Together, these components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions and portfolio concentrations form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data, acquired from a third-party vendor representing a one-year loss horizon for each obligor. The Company updates the data inputs into the model; specifically, the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the credit scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. The continued improvement in credit quality coupled with the continued trend of overall improvement in credit scores resulted in our average customer credit score increasing four points from 761 to 765 during 2018. The improvement in credit scores has been the major driver in the overall decrease in the allowance for loan losses.

The ratio of nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans decreased from 0.29% at December 31, 2017, to 0.28% at December 31, 2018. The decrease is related to the growth in the loan portfolio for comparable periods.

Management believes the current level of the allowance for loan loss is appropriate in light of the risk inherent in the loan portfolio.

During 2018, other real estate owned decreased $1.3 million. The Company sold ten pieces of foreclosed property totaling $1.5 million realizing a net gain of $11,000. The Company also had recoveries of reserves totaling $60,000 on the remaining existing property. However, the Company foreclosed on two loan relationships totaling $160,000, which were added to other real estate owned in 2018.

Troubled debt restructured loans at December 31, 2018 totaled $3.4 million compared to $4.6 million at December 31, 2017 and are included in impaired loans. At December 31, 2018, all troubled debt restructured loans were on an accruing basis with the exception of one relationship totaling $29,000 that was in nonaccrual.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets
(dollars in thousands)
	At December 31,
	2018	2017	2016	2015	2014
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	1,044	1,025	1,450	783	2,246
Other real estate owned	1,047	2,349	4,176	4,994	5,865
Total nonperforming assets	$2,091	$3,374	$5,626	$5,777	$8,111
Allowance for loan losses	$2,374	$2,458	$2,707	$2,884	$3,738
Nonperforming loans to total loans	0.28%	0.29%	0.42%	0.24%	0.72%
Allowance for loan losses to total loans	0.65%	0.69%	0.79%	0.90%	1.20%
Nonperforming assets to total assets	0.33%	0.58%	1.03%	1.09%	1.56%
Allowance for loan losses to nonperforming loans	227.38%	239.80%	186.69%	368.23%	166.48%

Capital Resources

The Company continues to maintain capital ratios that support its asset growth. In 2013, bank regulatory agencies approved regulatory capital guidelines (“Basel III”) aimed at strengthening existing capital requirements for banking organizations.  The rules include a common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.50%, a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, require a minimum ratio of total capital to risk-weighted assets of 8.00%, and require a minimum Tier 1 leverage ratio of 4.00%. A capital conservation buffer, comprised of common equity Tier 1 capital, was also established above the regulatory

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

minimum capital requirements. This capital conservation buffer began phasing in on January 1, 2016 at 0.625% of risk-weighted assets and increased each subsequent year by an additional 0.625% until reaching its final level of 2.50% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the rules. The rules also revise the definition and calculation of Tier 1 capital, total capital, and risk-weighted assets.

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, to be fully phased-in by January 1, 2019. Pursuant to the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is exempt from Basel III. As of December 31, 2018, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the new rules.

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

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in each of 2018, 2017, and 2016. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3 on page 81, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2018 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $26.0 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $28.9 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2018, short-term borrowings amounted to $1.2 million. Long-term debt at that date consisted of junior subordinated debt of $9.5 million and notes payable of $440,000.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2018.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	3-5 Years	5 Years
Contractual Obligations
Short-term debt	$1,190	$1,190	$—	$—	$—
Long-term debt	9,974	—	440	9,534	—
Operating leases	2,186	345	651	379	811
Total contractual cash obligations, excluding deposits	13,350	1,535	1,091	9,913	811
Deposits	566,901	541,458	21,725	3,718	—
Total contractual cash obligations, including deposits	$580,251	$542,993	$22,816	$13,631	$811

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

To identify interest rate sensitivity, a common measure is a gap analysis, which reflects the difference or “gap” between rate sensitive assets and liabilities over various periods. While management reviews this information, it has implemented the use of an income simulation model, which calculates expected future Net Interest Income (Margin) based on projected interest-earning assets, interest-bearing liabilities and forecasted interest rates along with multiple other forecasted assumptions. Management believes this provides a more relevant view of interest rate risk sensitivity than the traditional gap analysis because the gap analysis ignores optionality embedded in the balance sheet, such as prepayments or changes based on interest rates. The income simulation model allows a comparison of flat, rising and falling rate scenarios to determine the interest rate sensitivity of earnings in varying interest rate environments.

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a static balance sheet for a two-year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections for a one-year horizon, indicates a negative impact of (18.52%) on Net Interest Income (Margin) in rates down scenario and a positive impact of 9.55% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve-month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest-bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

	2018			2017			2016
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
(dollars in thousands)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$88,328	1,497	1.69%	$95,831	1,582	1.65%	$88,067	1,342	1.52%
Non-taxable securities (1)	17,580	434	3.05%	17,194	439	3.61%	19,329	500	4.17%
Short-term investments	93,566	1,737	1.86%	65,244	750	1.15%	48,754	304	0.62%
Taxable loans (2)	362,002	17,954	4.96%	340,547	16,301	4.79%	321,164	15,516	4.83%
Non-taxable loans (1)	10,128	251	3.06%	10,684	268	3.54%	15,141	384	4.09%
Total interest-earning assets	571,604	21,873	3.85%	529,500	19,340	3.71%	492,455	18,046	3.77%
Non-earning assets
Cash and due from banks	5,905			6,648			6,251
Premises and equipment, net	15,037			14,211			14,443
Interest receivable and other	19,857			22,271			21,147
Total non-earning assets	40,799			43,130			41,841
Total assets	$612,403			$572,630			$534,296
Interest-bearing liabilities
Savings deposits	$52,484	$91	0.17%	$44,923	$49	0.11%	$41,657	$47	0.11%
Interest checking & MMDA	304,997	948	0.31%	279,216	413	0.15%	254,144	310	0.12%
Time deposits	59,260	273	0.46%	66,955	252	0.38%	72,127	366	0.51%
Total deposits	416,741	1,312	0.31%	391,094	714	0.18%	367,928	723	0.20%
Short-term borrowed funds	1,641	16	0.98%	2,145	16	0.75%	3,357	37	1.10%
Long-term debt	9,643	554	5.75%	9,534	547	5.74%	9,541	550	5.76%
Total interest-bearing liabilities	428,025	1,882	0.44%	402,773	1,277	0.32%	380,826	1,310	0.34%
Noninterest liabilities
Transaction deposits	131,556			118,258			102,993
Interest payable and other	8,354			7,057			6,194
Total liabilities	567,935			528,088			490,013
Shareholders’ equity	44,468			44,542			44,283
Total liabilities and shareholders’ equity	$612,403			$572,630			$534,296
Interest rate spread			3.41%			3.39%			3.43%
Net interest income and net interest margin		$19,991	3.53%		$18,063	3.47%		$16,736	3.51%

1)

Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 21.00% tax rate for 2018 and a 34.00% tax rate for 2017 and 2016.

2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

	2018 Versus 2017			2017 Versus 2016
			Net			Net
(dollars in thousands)	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets
Taxable securities	$(126)	$41	$(85)	$123	$117	$240
Non-taxable securities	10	(15)	(5)	(55)	(6)	(61)
Short-term investments	426	561	987	146	300	446
Taxable loans	1,046	607	1,653	932	(147)	785
Non-taxable loans	(14)	(3)	(17)	(112)	(4)	(116)
Total interest-earning assets	1,342	1,191	2,533	1,034	260	1,294
Interest-bearing liabilities
Savings deposits	11	31	42	4	(2)	2
Transaction and MMDA deposits	59	476	535	34	69	103
Other time deposits	(32)	53	21	(23)	(91)	(114)
Short-term borrowed funds	(4)	4	0	(11)	(10)	(21)
Long-term debt	6	1	7	—	(3)	(3)
Total interest-bearing liabilities	40	565	605	4	(37)	(33)
Net interest income	$1,302	$626	$1,928	$1,030	$297	$1,327

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

	December 31, 2018			December 31, 2017			December 31, 2016
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due after one but within five years	$4,944	$4,955	2.66%	$—	$—	—	$4,017	$4,014	1.13%
	4,944	4,955	2.66%	—	—	—	4,017	4,014	1.13%
U.S. Government agencies
Due within twelve months	17,504	17,398	1.24%	—	—	—	—	—	—
Due after one but within five years	25,093	24,398	1.63%	42,737	41,968	1.47%	37,627	37,224	1.31%
Due after five but within ten years	6,626	6,399	1.78%	8,678	8,558	1.91%	14,453	14,082	1.93%
Due after ten years	3,712	3,721	2.65%	5,107	5,089	1.79%	6,425	6,365	1.48%
	52,935	51,916	1.59%	56,522	55,615	1.57%	58,505	57,671	1.48%
Mortgage-backed securities
Due after one but within five years	1,557	1,544	2.57%	1,148	1,154	2.46%	3,382	3,265	1.93%
Due after five but within ten years	7,815	7,587	2.06%	6,659	6,582	2.03%	6,961	6,846	2.18%
Due after ten years	7,845	7,571	2.09%	13,446	13,155	1.94%	15,853	15,537	1.93%
	17,217	16,702	2.12%	21,253	20,891	2.00%	26,196	25,648	2.00%
State and political
Due within twelve months	1,010	1,014	3.25%	810	820	5.95%	—	—	—
Due after one but within five years	1,079	1,064	3.23%	1,863	1,866	3.37%	2,597	2,638	4.04%
Due after five but within ten years	1,688	1,646	3.13%	1,971	1,943	3.48%	2,877	2,819	4.29%
Due after ten years	9,596	9,231	3.10%	9,724	9,570	2.45%	8,649	8,079	2.39%
	13,373	12,955	3.12%	14,368	14,199	2.91%	14,123	13,536	3.08%
Corporate Bonds
Due after one but within five years	5,030	4,771	2.94%	2,827	2,821	2.15%	2,836	2,798	2.15%
Due after five but within ten years	—	—	—	2,215	2,217	1.50%	2,218	2,232	1.50%
	5,030	4,771	2.94%	5,042	5,038	1.86%	5,054	5,030	1.86%
Total Securities available for sale
Due within twelve months	18,514	18,412	1.35%	810	820	5.95%	—	—	—
Due after one but within five years	37,703	36,732	2.02%	48,575	47,809	1.61%	50,459	49,939	1.56%
Due after five but within ten years	16,129	15,632	2.06%	19,523	19,300	2.06%	26,509	25,979	2.22%
Due after ten years	21,153	20,523	2.65%	28,277	27,814	2.09%	30,927	29,981	1.98%
	$93,499	$91,299	2.04%	$97,185	$95,743	1.88%	$107,895	$105,899	1.85%

1)

Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 21.00% tax rate for 2018 and a 34.00% tax rate for 2017 and 2016.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

	December 31, 2018			December 31, 2017			December 31, 2016
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after five but within ten years	$855	$843	2.42%	$1,348	$1,339	2.49%	$1,754	$1,737	2.49%
	855	843	2.42%	1,348	1,339	2.49%	1,754	1,737	2.49%
State and political
Due after one but within five years	5,545	5,493	2.21%	3,694	3,681	2.28%	2,952	2,935	2.21%
Due after five but within ten years	1,332	1,329	2.42%	3,231	3,231	3.03%	4,022	3,986	2.95%
	6,877	6,822	2.25%	6,925	6,912	2.63%	6,974	6,921	2.63%
Corporate Bonds
Due within twelve months	1,543	1,534	2.73%	—	—	—	—	—	—
Due after one but within five years	1,562	1,551	2.79%	3,185	3,210	2.76%	3,262	3,276	2.76%
	3,105	3,085	2.76%	3,185	3,210	2.76%	3,262	3,276	2.76%
Total Securities held to maturity
Due within twelve months	1,543	1,534	2.73%
Due after one but within five years	7,107	7,044	2.34%	3,694	3,681	2.51%	2,952	2,935	2.50%
Due after five but within ten years	2,187	2,172	2.42%	7,764	7,780	2.87%	9,038	8,999	2.81%
	$10,837	$10,750	2.41%	$11,458	$11,461	2.65%	$11,990	$11,934	2.65%

1)

Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 21.00% tax rate for 2018 and a 34.00% tax rate for 2017 and 2016.

Financial Table 4

Noninterest Income

	Year Ended December 31,
(dollars in thousands)	2018	2017	2016
Service charges on deposit accounts	$1,220	$1,169	$1,189
Other banking fees	722	585	522
Interchange and card transaction fees, net	648	656	629
Asset management fees	1,529	1,481	1,574
Brokerage commissions	370	608	595
Other noninterest income	357	593	514
Income from mortgage loan sales	2,980	3,345	3,795
Security gains (losses)	—	(14)	544
Other gains (losses) from sale of assets	453	2	(5)
Total noninterest income	$8,279	$8,425	$9,357

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Other Noninterest Expense

	Year Ended December 31,
(dollars in thousands)	2018	2017	2016
Postage	$204	$199	$195
Telephone and data lines	182	166	168
Loan cost	306	356	516
Shareholder relations expense	162	167	129
Dues and subscriptions	257	221	197
Other	932	1,126	1,190
Total other noninterest expense	$2,043	$2,235	$2,395

Financial Table 6

Loan Portfolio Composition

	At December 31,
	2018		2017		2016
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$57,176	15.45%	$54,912	15.38%	$55,752	16.31%
Real estate - construction	38,946	10.52%	45,210	12.66%	32,344	9.46%
Real estate - residential	129,105	34.88%	128,529	36.01%	132,514	38.77%
Real estate - commercial	130,634	35.29%	114,712	32.13%	109,752	32.11%
Consumer	12,159	3.29%	10,774	3.02%	9,711	2.84%
Other	2,110	0.57%	2,838	0.80%	1,687	0.49%
Total loans	370,130	100.00%	356,975	100.00%	341,760	100.00%
Less:
Allowance for loan losses	(2,374)		(2,458)		(2,707)
Unearned net loan fees	(160)		(104)		69
Net loans	$367,596		$354,413		$339,122

	At December 31,
	2015		2014
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$52,311	16.34%	$47,418	15.25%
Real estate - construction	23,321	7.29%	26,250	8.44%
Real estate - residential	132,799	41.49%	135,734	43.67%
Real estate - commercial	101,198	31.62%	92,517	29.76%
Consumer	8,982	2.81%	8,460	2.72%
Other	1,481	0.45%	481	0.16%
Total loans	320,092	100.00%	310,860	100.00%
Less:
Allowance for loan losses	(2,884)		(3,738)
Unearned net loan fees	40		(7)
Net loans	$317,248		$307,115

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

	December 31, 2018
	One Year	One to	Over Five
(dollars in thousands)	or Less	Five Years	Years	Total
Commercial and agricultural	$9,659	$16,007	$31,510	$57,176
Real estate – construction	11,762	5,807	21,377	38,946
Total selected loans	$21,421	$21,814	$52,887	$96,122
Fixed rate loans	$10,212	$31,220	$35,864	$77,296
Sensitivity to rate changes:
Variable interest rates	$29,108	$14,347	$249,219	$292,674

Financial Table 8

Activity in the Allowance for Loan Loss

	At or for the Year Ended December 31,
(dollars in thousands)	2018	2017	2016	2015	2014
Allowance for loan losses at beginning of year	$2,458	$2,707	$2,884	$3,738	$5,095
Provision for (recovery of) loan losses	90	(236)	(88)	(620)	(389)
Other	—	—	—	—	—
Loan charge-offs:
Commercial	89	16	76	34	8
Real estate	158	107	172	427	1,140
Consumer	79	85	142	128	83
Total charge-offs	326	208	390	589	1,231
Recoveries of loans previously charged off:
Commercial	28	75	19	16	81
Real estate	100	82	209	278	138
Consumer	24	38	73	61	44
Total recoveries	152	195	301	355	263
Net charge-offs	174	13	89	234	968
Allowance for loan losses at end of year	$2,374	$2,458	$2,707	$2,884	$3,738
Net (charge-offs) recoveries as a percent of average loans	0.05%	0.00%	0.03%	0.07%	0.31%

Financial Table 9

Allocation of the Allowance for Loan Losses

	At December 31,
	2018		2017		2016
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$519	15.45%	$770	15.38%	$636	16.31%
Real estate - construction	282	10.52%	168	12.66%	240	9.46%
Real estate - residential	825	34.88%	971	36.01%	1,103	38.77%
Real estate - commercial	576	35.29%	497	32.13%	553	32.11%
Other	172	3.29%	52	3.02%	175	2.84%
Unallocated	—	0.57%	—	0.80%	—	0.49%
Total loans	$2,374	100.00%	$2,458	100.00%	$2,707	100.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

	At December 31,
	2015		2014
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$478	16.34%	$790	15.25%
Real estate – construction	227	7.29%	223	8.44%
Real estate – residential	1,338	41.49%	1,775	43.67%
Real estate – commercial	653	31.62%	738	29.76%
Other	188	2.81%	212	2.72%
Unallocated	—	0.45%	—	0.16%
Total loans	$2,884	100.00%	$3,738	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

Financial Table 10

Short Term Borrowings

	2018		2017		2016
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Master notes and other secured borrowings	1,190	1.49%	1,752	0.50%	2,162	0.25%
Notes payable	—	0.00%	—	0.00%	12	6.00%
Short-term line of credit	—	0.00%	—	0.00%	500	3.75%
	$1,190	1.49%	$1,752	0.50%	$2,674	0.93%
Average for the year
Federal funds purchase	$2	2.92%	$2	1.95%	$2	1.35%
Master notes and other secured borrowings	1,638	1.00%	1,861	0.28%	2,540	0.25%
Notes payable	—	0.00%	6	5.81%	13	5.83%
Short-term line of credit	—	0.00%	275	3.58%	802	3.68%
Short-term advances from FHLB	—	0.00%	—	0.00%	—	0.00%
	$1,640	1.00%	$2,144	0.72%	$3,357	1.09%
Maximum month-end balance
Master notes and other secured borrowings	2,006		2,294		4,325
Notes payable	—		12		12
Short-term line of credit	—		1,000		2,350
Short-term advances from FHLB	—		—		—

Financial Table 11

Maturities of Time Deposits

		Over 3	Over 6
	3 Months	Months to	Months to	Over
(dollars in thousands)	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$661	$256	$1,896	$5,107	$7,920
Other Time Deposits	8,844	8,345	12,566	20,337	50,092
	$9,505	$8,601	$14,462	$25,444	$58,012

UWHARRIE CAPITAL CORP

Board of Directors

Dean M. Bowers	Thomas M. Hearne, Jr.	Cynthia L. Mynatt
Regional Sales Manager/Co-owner	Retired	President
Quality Equipment, LLC	Geopavement Engineer	Ben Mynatt Buick - GMC
North Carolina Department
Joe S. Brooks	of Transportation	James E. Nance
Owner and Manager		Founder and Managing Member
Brothers Precision Tool Co.	Harvey H. Leavitt, III	North State Acquisitions, LLC
Owner and Operator
James O. Campbell	Leavitt Funeral Home	Frank A. Rankin, III
Vice President of Construction Sales		Board Chair
AvidXchange, Inc.	Samuel M. Leder	Chair, Board of Directors
	Certified Public Accountant/	Concord Engineering &
Raymond R. Cranford, Jr.	Partner	Surveying, Inc.
Owner and Vice President of Sales	Potter & Company, P.A.
Crook Motor Co., Inc.		Randy T. Russell
	W. Chester Lowder	President
Tara G. Eudy	Director of Livestock Program	Sports Med Properties, LLC
Board Vice Chair	Public Policy Division
President and Treasurer	NC Farm Bureau	S. Todd Swaringen
Carolina Title Company, Inc.	Federation, Inc.	Certified Public Accountant/
Partner
Allen K. Furr	Wesley A. Morgan	Beane Swaringen &
Secretary and Treasurer	General Manager	Company, PLLC
PEJA, Inc.	Rolling Hills Gin, LLC
DBA East Albemarle Xpress Lube

Executive Officers

Roger L. Dick	Brendan P. Duffey	R. David Beaver, III
President and	Chief Operating Officer and	Chief Financial Officer
Chief Executive Officer	Chief Risk Officer	Uwharrie Capital Corp
Uwharrie Capital Corp;	Uwharrie Capital Corp;	and Uwharrie Bank
Cashier	President and Chief Executive Officer and
Uwharrie Bank	Chief Risk Officer
Uwharrie Bank