Form 10-K, Exhibit 13
period 2019-12-31
UWHARRIE CAPITAL CORP
filed 2020-03-04
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2019

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

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2019	2018	Percent Increase (Decrease)
For the year:
Net income	$3,087	$2,477	24.63%
Net income (loss) available to common shareholders	$2,523	$1,907	32.30%
Basic net income (loss) per common share (1)	$0.35	$0.26	38.46%
Diluted net income (loss) per common share (1)	$0.35	$0.26	38.46%
Weighted average common shares outstanding (diluted) (1)	7,199,262	7,229,333	(2.25)%
At year-end:
Total assets	$656,793	$632,304	3.87%
Total earning assets	607,161	583,631	4.03%
Loans held for investment	357,950	369,970	(3.25)%
Total interest-bearing liabilities	446,213	448,351	(0.48)%
Shareholders’ equity	48,858	45,175	8.15%
Book value per common share (1)	$5.38	$4.75	13.26%
Averages for the year:
Total assets	$645,681	$612,403	5.43%
Total earning assets	604,011	571,604	5.67%
Loans held for investment	369,540	369,419	0.03%
Total interest-bearing liabilities	440,758	428,025	2.97%
Shareholders’ equity	47,993	44,468	7.93%
Financial ratios (in percentage):
Return on average assets	0.48%	0.40%
Return on average shareholders’ equity	6.43%	5.57%
Average equity to average assets	7.43%	7.26%
Net interest margin (fully tax equivalent basis)	3.37%	3.53%
Allowance as % of loans at year-end	0.55%	0.64%
Allowance as % of nonperforming loans	67.82%	227.38%
Nonperforming loans to total loans	0.82%	0.28%
Nonperforming assets to total assets	0.52%	0.33%
Net loan charge-offs (recoveries) to average loans	(0.08)%	0.05%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2018 have been adjusted to reflect the 2% stock dividend in 2019.

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

The Board of Directors adopts a dividend policy on an annual basis. For 2019, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company.

[This page left blank intentionally]

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Uwharrie Capital Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

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

Charlotte, North Carolina

March 4, 2020

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	2019	2018
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,520	$4,473
Interest-earning deposits with banks	147,678	113,461
Securities available for sale, at fair value	88,524	91,299
Securities held to maturity (fair value $13,499 and $10,750, respectively)	13,428	10,837
Loans held for sale	2,946	4,800
Loans:
Loans held for investment	357,950	369,970
Less allowance for loan losses	(1,981)	(2,374)
Net loans held for investment	355,969	367,596
Premises and equipment, net	17,062	14,800
Interest receivable	1,666	1,763
Restricted stock	1,144	1,094
Bank owned life insurance	8,796	8,671
Other real estate owned	494	1,047
Prepaid assets	714	558
Other assets	10,852	11,905
Total assets	$656,793	$632,304
LIABILITIES
Deposits:
Demand noninterest-bearing	$150,283	$129,714
Interest checking and money market accounts	263,136	324,391
Savings deposits	57,136	54,784
Time deposits, $250,000 and over	55,682	7,920
Other time deposits	59,641	50,092
Total deposits	585,878	566,901
Short-term borrowed funds	626	1,190
Long-term debt	9,992	9,974
Interest payable	55	16
Other liabilities	11,384	9,048
Total liabilities	607,935	587,129
Off balance sheet items, commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,095,920 and 7,126,541, respectively	8,870	8,908
Additional paid-in capital	12,784	12,885
Undivided profits	16,226	14,421
Accumulated other comprehensive income (loss)	323	(1,694)
Total Uwharrie Capital shareholders’ equity	38,203	34,520
Noncontrolling interest	10,655	10,655
Total shareholders’ equity	48,858	45,175
Total liabilities and shareholders’ equity	$656,793	$632,304

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$18,977	$18,205	$16,569
Investment securities:
US Treasury	131	45	28
US Government agencies and corporations	1,490	1,405	1,507
State and political subdivisions non-taxable	408	434	439
State and political subdivisions taxable	59	47	47
Interest-earning deposits with banks and federal funds sold	2,702	1,737	750
Total interest income	23,767	21,873	19,340
Interest Expense
Interest checking and money market accounts	1,435	948	413
Savings deposits	102	91	49
Time deposits $250,000 and over	830	69	67
Other time deposits	620	204	185
Short-term borrowed funds	15	16	16
Long-term debt	563	554	547
Total interest expense	3,565	1,882	1,277
Net interest income	20,202	19,991	18,063
Provision for (recovery of) loan losses	(588)	90	(236)
Net interest income after provision for (recovery of) loan losses	20,790	19,901	18,299
Noninterest Income
Service charges on deposit accounts	1,348	1,220	1,169
Other service fees and commissions	2,687	2,621	2,674
Interchange and card transaction fees, net	826	648	656
Gain (loss) on sale of securities (includes reclassification of $35, $0 and $14 from accumulated comprehensive income in 2019, 2018 and 2017, respectively)	(35)	—	(14)
Income from mortgage loan sales	3,835	2,980	3,345
Other income	344	810	595
Total noninterest income	9,005	8,279	8,425
Noninterest Expense
Salaries and employee benefits	17,122	16,180	14,710
Net occupancy expense	1,693	1,616	1,261
Equipment expense	720	734	597
Data processing costs	706	923	1,000
Loan cost	359	306	356
Foreclosed real estate expense	300	45	293
Professional fees and services	929	1,058	723
Marketing and donations	758	786	977
Electronic banking expense	424	401	362
Software amortization and maintenance	925	924	787
FDIC insurance	132	234	229
Other noninterest expense	1,869	1,917	2,009
Total noninterest expense	25,937	25,124	23,304
Income before income taxes	3,858	3,056	3,420
Income taxes (includes reclassification of ($7), $0 and ($4) from accumulated other comprehensive income, respectively)	771	579	1,809
Net income	$3,087	$2,477	$1,611
Consolidated net income	$3,087	$2,477	$1,611
Less: Net income attributable to noncontrolling interest	(564)	(570)	(592)
Net income attributable to Uwharrie Capital Corp and common shareholders	2,523	1,907	1,019
Net income per common share
Basic	$0.35	$0.26	$0.14
Diluted	$0.35	$0.26	$0.14
Weighted average common shares outstanding
Basic	7,199,262	7,229,333	7,427,036
Diluted	7,199,262	7,229,333	7,427,804

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
	(dollars in thousands)
Net Income	$3,087	$2,477	$1,611
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	2,584	(758)	696
Related tax effect	(595)	171	(340)
Reclassification of losses recognized in net income	35	—	14
Related tax effect	(7)	—	(4)
Total other comprehensive income (loss)	2,017	(587)	366
Comprehensive income	5,104	1,890	1,977
Less: Comprehensive income attributable to noncontrolling interest	(564)	(570)	(592)
Comprehensive income attributable to Uwharrie Capital Corp	$4,540	$1,320	$1,385

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2019, 2018 and 2017

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2016	7,050,315	$8,813	$12,540	$12,867	$(1,318)	$10,623	$43,525
Net Income	—	—	—	1,019	—	592	1,611
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	—	—	—	155	(155)	—	—
Repurchase of common stock	(75,709)	(95)	(296)	—	—	—	(391)
2% stock dividend	138,247	173	580	(753)	—	—	—
Cash paid – fractional shares	—	—	—	(6)	—	—	(6)
Other comprehensive income	—	—	—	—	366	—	366
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2017	7,112,853	$8,891	$12,824	$13,282	$(1,107)	$10,650	$44,540
Net Income	—	—	—	1,907	—	570	2,477
Repurchase of common stock	(138,629)	(173)	(574)	—	—	—	(747)
2% stock dividend	138,939	174	586	(760)	—	—	—
Cash paid – fractional shares	—	—	—	(8)	—	—	(8)
Stock options exercised	13,378	16	49	—	—	—	65
Other comprehensive income	—	—	—	—	(587)	—	(587)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(148)	(148)
Balance, December 31, 2018	7,126,541	$8,908	$12,885	$14,421	$(1,694)	$10,655	$45,175
Net Income	—	—	—	2,523	—	564	3,087
Repurchase of common stock	(168,683)	(211)	(639)	—	—	—	(850)
2% stock dividend	138,062	173	538	(711)	—	—	—
Cash paid – fractional shares	—	—	—	(7)	—	—	(7)
Other comprehensive income	—	—	—	—	2,017	—	2,017
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(148)	(148)
Balance, December 31, 2019	7,095,920	$8,870	$12,784	$16,226	$323	$10,655	$48,858

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
	(dollars in thousands)
Cash flows from operating activities
Net income	$3,087	$2,477	$1,611
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,074	1,067	857
Net amortization of security premiums/discounts AFS	555	767	850
Net amortization of security premiums/discounts HTM	139	146	147
Net amortization of loan servicing rights	831	663	733
Impairment of foreclosed real estate	237	(12)	85
(Recovery) provision for loan losses	(588)	90	(236)
Deferred income taxes	15	(39)	691
Net realized loss on sales / calls available for sale securities	35	—	14
Proceeds from sales of loans held for sale	126,011	96,718	97,360
Origination of loans held for sale	(124,973)	(97,764)	(96,684)
(Gain) loss on sale of premises, equipment and other assets	(6)	4	—
Increase in cash surrender value of life insurance	(125)	(125)	(124)
(Gain) loss on sales of foreclosed real estate	40	(11)	(35)
(Increase) decrease in prepaid assets	(156)	228	40
Net change in interest receivable	97	(54)	(80)
Net change in other assets	421	(422)	(602)
Net change in interest payable	39	(132)	(3)
Net change in other liabilities	(6)	397	1,129
Net cash provided by operating activities	6,727	3,998	5,753
Cash flows from investing activities
Proceeds from sales, maturities, calls and paydowns of securities available for sale	27,270	7,853	16,185
Proceeds from sales, maturities, calls and paydowns of securities held to maturity	270	475	385
Purchase of securities available for sale	(22,466)	(4,934)	(6,338)
Purchase of securities held to maturity	(3,000)	—	—
Net (increase) decrease in loans	12,034	(13,433)	(15,416)
Purchases of life insurance investment	—	—	(1,525)
Proceeds from sale of premises, equipment and other assets	189	4	—
Purchase of premises and equipment	(1,263)	(829)	(1,730)
Proceeds from sales of foreclosed real estate	543	1,533	2,138
Net change in restricted stock	(50)	(27)	(15)
Net cash provided by (used in) investing activities	13,527	(9,358)	(6,316)
Cash flows from financing activities
Net increase in deposit accounts	18,977	54,273	26,909
Net decrease in short-term borrowed funds	(564)	(562)	(410)
Proceeds from long-term debt	9,992	440	—
Repayment of long-term debt	(9,974)	—	(512)
Repurchase of common stock, net	(850)	(747)	(391)
Stock option exercise	—	65	—
Dividends on preferred stock	(564)	(570)	(592)
Cash paid for fractional shares	(7)	(8)	(6)
Net cash provided by financing activities	17,010	52,891	24,998
Increase in cash and cash equivalents	37,264	47,531	24,435
Cash and cash equivalents, beginning of year	117,934	70,403	45,968
Cash and cash equivalents, end of year	$155,198	$117,934	$70,403
Supplemental disclosures of cash flow information
Interest paid	$3,526	$2,014	$1,280
Income taxes paid	933	503	852
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	2,017	(587)	366
Initial ROU asset for leased properties	2,256	—	—
Initial lease liability for leased properties	2,308	—	—
Loans transferred to foreclosed real estate	267	160	361
Company financed OREO	(70)	—	(356)
Mortgage servicing rights capitalized	684	313	586

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies

Nature of Business

Uwharrie Capital Corp (the “Company”) was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly (“Stanly”). On July 1, 1993, Stanly became a wholly-owned subsidiary of the Company through a one-for-one exchange of the common stock of Stanly for common stock of the Company. On September 1, 2013, Bank of Stanly changed its name to Uwharrie Bank (“Uwharrie” or the “Bank”).

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these impaired loans is accounted for on a cash basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Generally, a minimum of six months of sustained performance is required.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

The Company has different specific risks identified within the loan segments. Specific risks within the commercial loan segment arise with borrowers that are experiencing diminished operating cash flows, depreciated collateral values or prolonged sales and rental absorption periods. Concentrations within the portfolio, if unmanaged, pose additional risk. Occasionally, the Company will purchase participation loans from other institutions. If these loans are not independently underwritten by the Bank, they could carry additional risk. Generally, owner-occupied commercial real estate loans carry less risk than non-owner occupied. Specific risks within the non-commercial portfolio tend to be tied to economic factors including high unemployment and decreased real estate values. Risk to the Company is greater as home values deteriorate more rapidly than amortization in a loan, leaving little to no equity in properties, especially in junior lien positions. Concentration in the portfolio, such as home equity lines of credit, could pose additional risk if not appropriately managed.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans are collectively evaluated by loan class for impairment. However, once a loan is deemed impaired, it will be evaluated individually for specific impairment.

Troubled debt restructure loans (TDRs) are modifications of a loan when a borrower is experiencing financial difficulty and the modification involves providing a concession to the existing loan contract. TDRs are considered to be impaired loans and are individually evaluated for impairment.

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and volatility. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience, thus deriving the estimated loss scenario by FDIC call report codes. Together, these components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions and portfolio concentrations, form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

Loan Servicing Rights

The Company capitalizes mortgage and Small Business Administration (SBA) loan servicing rights when loans are sold and the loan servicing is retained. The amortization of servicing rights is realized over the estimated period that net servicing revenues are expected to be received. These projections are based on the amount and timing of estimated future cash flows. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are periodically evaluated for impairment based upon their fair value. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and charged to other expense.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation is computed principally by the straight-line method over estimated useful lives, except in the case of leasehold improvements, which are amortized over the term of the leases, if shorter. Useful lives range from five to seven years for furniture, fixtures and equipment, to ten to thirty-nine years for leasehold improvements and buildings, respectively. Upon retirement or other disposition of the assets, the cost and the related accumulated depreciation are removed from the accounts and any gains or losses are reflected in income. ROU assets that are recognized at the initial adoption of a lease arrangement are included in premises and equipment. More information regarding ROU assets can be found in Note 8 (Leases).

Restricted Stock

As a requirement for membership, the Bank invests in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Federal Reserve Bank (“FRB”). These investments are carried at cost. Due to the redemption provisions of these investments, the Company estimated that fair value approximates cost and that this investment was not impaired.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). Accounting Standards Codification (ASC) 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. As of December 31, 2019 and December 31, 2018, there are no outstanding awards.

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2016 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2019, 2018 and 2017.

Leases

Operating leases in which we are the lessee are recorded as operating lease ROU assets and operating lease liabilities, included in premises and equipment and other liabilities, respectively, on our consolidated balance sheet. We do not currently have any significant finance leases in which we are the lessee. Operating lease ROU assets represent our right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and operating

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents our incremental collateralized borrowing rate at the lease commencement date. ROU assets are further adjusted for the lease incentives. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in the net occupancy expense in the consolidated statement of income

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Revenue Recognition

Under ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, for revenue not associated with financial instruments, guarantees and lease contracts, we apply the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when the performance obligation is satisfied. Our contracts with customers are generally short term in nature, typically due within one year or less or cancellable by us or our customer upon a short notice period. Performance obligations for our customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. For performance obligations satisfied over time, we primarily use the output method, directly measuring the value of the products/services transferred to the customer, to determine when performance obligations have been satisfied. We typically receive payment from customers and recognize revenue concurrent with the satisfaction of our performance obligations. In most cases, this occurs within a single financial reporting period. For payments received in advance of the satisfaction of performance obligations, revenue recognition is deferred until such time the performance obligations have been satisfied. In cases where we have not received payment despite satisfaction of our performance obligations, we accrue an estimate of the amount due in the period our performance obligations have been satisfied. For contracts with variable components, only amounts for which collection is probable are accrued. We generally act in a principal capacity, on our own behalf, in most of our contracts with customers. In such transactions, we recognize revenue and the related costs to provide our services on a gross basis in our financial statements. In some cases, we act in an agent capacity, deriving revenue through assisting other entities in transactions with our customers. In such transactions, we recognize revenue and the related costs to provide our services on a net basis in our financial statements. These transactions primarily relate to insurance and brokerage commissions and fees derived from our customers' use of various interchange and ATM/debit card/credit card networks.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Prices for US Treasury securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the “Level 1 input” column. Prices for government agency securities, mortgage-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the “Level 2 input” column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the “Level 3 input” column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2019, 2018 and 2017:

	Year ended December 31,
	2019	2018	2017
	(dollars in thousands)
Beginning Balance	$(1,694)	$(1,107)	$(1,318)
Accumulated Other comprehensive income (loss) before reclassifications, net of ($595), $171 and ($185) tax effect, respectively	1,989	(587)	356
Amounts reclassified from accumulated other comprehensive income, net of ($7), $0, and ($4) tax effect, respectively	28	—	10
Net current-period other comprehensive loss	2,017	(587)	366
Tax Cuts and Jobs Act of 2017, reclassification from AOCI to retained earnings, tax effect	—	—	(155)
Ending Balance	$323	$(1,694)	$(1,107)

Earnings per Common Share

The Company had no stock options outstanding at December 31, 2019 or December 31, 2018.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. On November 12, 2019, the Company’s Board of Directors declared a 2% stock dividend payable on December 9, 2019 to shareholders of record on November 25, 2019. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2019	2018	2017
Weighted average number of common shares used in computing basic net income per common share	7,199,262	7,229,333	7,427,036
Effect of dilutive stock options	—	—	768
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,199,262	7,229,333	7,427,804

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

Recent Accounting Pronouncements

ASU 2016-02, “Leases, Topic 842” was adopted January 1, 2019. This ASU increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The key difference between previous standards and this ASU is the requirement for lessees to recognize on their balance sheet all lease contracts with lease terms greater than 12 months, including operating leases. Both a ROU asset, representing the right to use the leased asset, and a lease liability, representing the contractual obligation, are required to be recognized on the balance sheet of the lessee at lease commencement. Further, this ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. Lessor guidance remains largely unchanged with the exception of how a lessor determines the appropriate lease classification for each lease to better align the lessor guidance with revised lessee classification guidance. The impact of the new standard increased assets by $1.9 million and liabilities by $2.0 million, from the year ended December 31, 2018 to the year ended December 31, 2019. We currently have three properties that we operate with a lease term greater than one year.

ASU 2014-09. “Revenue from Contracts with Customers (Topic 606)” was adopted as of January 1, 2018. ASU 2014-09 requires us to report network costs associated with debit card and credit card transactions netted against the related fees from such transactions. Previously, such network costs were reported as a component of other non-interest expense. For the twelve months ended December 31, 2019, gross interchange and card transaction fees totaled $2.0 million while related network costs totaled $1.2 million. On a net basis, we reported $826,000 as interchange and card transaction fees in the accompanying Consolidated Statement of Income for the twelve months ended December 31, 2019. For the twelve months ended December 31, 2018 and December 31, 2017, interchange and card transaction fees were $1.7 million and $1.6 million, respectively, on a gross basis while related network costs were $1.1 million and $913,000, respectively. As a result of the adoption of this standard, balances in prior years were re-classified to reflect the net presentation. In 2018 and 2017, interchange and card transaction fees, net were $648,000 and $656,000, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. During 2019, the effective date was extended to fiscal years ended on or after December 15, 2022 for public entities that qualify as smaller reporting companies, per the Securities Exchange Commission definition, which currently includes the Company. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have entered into a contract to outsource our current model with a CECL-ready vendor. We are currently evaluating the various methods of determining credit losses within the software. The impact of the adoption is dependent on loan portfolio composition and credit quality at adoption date, as well as economic conditions and forecasts at that time.

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

Reclassification

Certain amounts in the 2018 and 2017 financial statements have been reclassified to conform to the 2019 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,976	$36	$—	$5,012
U.S. Government agencies	25,869	18	201	25,686
GSE - Mortgage-backed securities and CMO’s	38,305	413	142	38,576
State and political subdivisions	13,937	329	45	14,221
Corporate bonds	5,018	11	—	5,029
Total securities available for sale	$88,105	$807	$388	$88,524

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$578	$5	$—	$583
State and political subdivisions	6,826	62	—	6,888
Corporate bonds	6,024	5	1	6,028
Total securities held to maturity	$13,428	$72	$1	$13,499

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,944	$11	$—	$4,955
U.S. Government agencies	52,935	47	1,066	51,916
GSE - Mortgage-backed securities and CMO’s	17,217	—	515	16,702
State and political subdivisions	13,373	5	423	12,955
Corporate bonds	5,030	6	265	4,771
Total securities available for sale	$93,499	$69	$2,269	$91,299

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$855	$—	$12	$843
State and political subdivisions	6,877	6	61	6,822
Corporate bonds	3,105	—	20	3,085
Total securities held to maturity	$10,837	$6	$93	$10,750

At both December 31, 2019 and December 31, 2018, the Company owned Federal Reserve Bank stock reported at cost of $509,000. Also, at December 31, 2019 and December 31, 2018, the Company owned Federal Home Loan Bank (“FHLB”) stock of $635,000 and $585,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated the fair value approximated cost and that these investments were not impaired at December 31, 2019.

Results from sales of securities available for sale for the years ended December 31, 2019, 2018 and 2017 are as follows:

	2019	2018	2017
	(dollars in thousands)
Gross proceeds from sales	$3,351	$—	$8,918
Realized gains from sales	$—	$—	$—
Realized losses from sales	(35)	—	(14)
Net realized gains (losses)	$(35)	$—	$(14)

At December 31, 2019 and 2018 securities available for sale with a carrying amount of $65.3 million and $71.5 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019 and December 31, 2018. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2019, the unrealized losses on available for sale securities less than twelve months related to three government agency bonds, six government sponsored enterprise (GSE) mortgage backed securities and one state and political subdivision bond. The Company had four government agency bonds and nine GSE mortgage backed securities that had been in a loss position twelve months or more at December 31, 2019. At December 31, 2018, the unrealized losses on held to maturity securities less than twelve months related to one corporate bond. At December 31, 2018, the unrealized loss on available for sale securities less than twelve months related to four government agency bonds, one GSE mortgage backed security and one corporate bond. The Company had sixteen government agency bonds, sixteen GSE mortgage backed securities, one corporate bond and eight state and political subdivision bonds that had been in a loss position for more than twelve months at December 31, 2018. The unrealized losses on held to maturity securities related to two corporate bonds and two state and political subdivision bonds.

December 31, 2019	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	11,956	55	9,704	146	21,660	201
GSE-Mortgage-backed securities and CMO’s	17,613	61	7,431	81	25,044	142
State and political	1,694	45	—	—	1,694	45
Total securities available for sale	$31,263	$161	$17,135	$227	$48,398	$388

December 31, 2019	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
Corporate bonds	1,502	1	—	—	1,502	1
Total securities held to maturity	$1,502	$1	$—	$—	$1,502	$1

December 31, 2018	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Gov’t agencies	1,924	29	47,814	1,037	49,738	1,066
GSE-Mortgage-backed securities and CMO’s	526	6	15,602	509	16,128	515
State and political	—	—	11,109	423	11,109	423
Corporate bonds	1,989	224	1,971	41	3,960	265
Total securities available for sale	$4,439	$259	$76,496	$2,010	$80,935	$2,269

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2018	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
U.S. Gov’t agencies	$—	$—	$843	$12	$843	$12
State and political	755	6	5,157	55	5,912	61
Corporate bonds	3,085	20	—	—	3,085	20
Total securities held to maturity	$3,840	$26	$6,000	$67	$9,840	$93

Declines in the fair value of the investment portfolio are believed by management to be temporary in nature. When evaluating an investment for other-than-temporary impairment, management considers, among other things, the length of time and the extent to which the fair value has been in a loss position, the financial condition of the issuer and the intent and the ability of the Company to hold the investment until the loss position is recovered.

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality, but that the losses are temporary in nature. At December 31, 2019, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following tables show contractual maturities of the investment portfolio as of December 31, 2019:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities available for sale
Due within one year	$7,784	$7,827
Due after one but within five years	22,502	22,496
Due after five but within ten years	8,310	8,163
Due after ten years	11,204	11,462
Mortgage backed securities	38,305	38,576
	$88,105	$88,524

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities held to maturity
Due within one year	$4,525	$4,530
Due after one but within five years	4,975	5,040
Due after five but within ten years	3,928	3,929
	$13,428	$13,499

The mortgage-backed securities are shown separately as they are not due at a single maturity date.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2019 and 2018 is as follows:

	2019	2018
	(dollars in thousands)
Commercial
Commercial	$59,075	$57,176
Real estate - commercial	130,998	130,634
Other real estate construction loans	23,043	31,141
Noncommercial
Real estate 1-4 family construction	7,600	7,805
Real estate - residential	71,370	76,564
Home equity	51,216	52,541
Consumer loans	12,957	12,159
Other loans	1,939	2,110
	358,198	370,130
Less:
Allowance for loan losses	(1,981)	(2,374)
Deferred loan fees, net	(248)	(160)
Loans held for investment, net	$355,969	$367,596

Although the Bank’s loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential and construction mortgage loans and home equity loans, which represent 36.34% of total loans. Additionally, there is a concentration in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings, equipment, and general commercial loans that represent 59.50% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of nonaccrual loans and other loans identified by management as impaired, totaled $6.8 million and $4.5 million at December 31, 2019 and 2018, respectively. There were no loans 90 days past due and still accruing at December 31, 2019 or at December 31, 2018.

Restructured loans at December 31, 2019 and December 31, 2018 totaled $3.9 million and $3.5 million, respectively, and are included in the impaired loan total. The carrying value of foreclosed properties held as other real estate was $494,000 and $1.0 million at December 31, 2019 and 2018, respectively. The Company had $130,000 in foreclosed residential real estate and $387,000 of residential real estate in process of foreclosure at December 31, 2019.

The Company had loans of $166.9 million and $187.6 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2019 and 2018, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

During the second quarter of 2019, the Company transitioned its in-house incurred loss allowance for loan loss model to an external vendor incurred loss model that is CECL-ready. The overall financial impact related to switching models is considered immaterial. As a result of the change in models, there has been a change in the methodology for establishing the allowance for loan losses, as described below.

Default in the allowance for loan loss model is now considered 90 days past due, whereas default was defined as a charge-off event in the previous model. This increases the probabilities of default for the Company, but reduces the loss given default ratio in the portfolio.

Probabilities of default are now more representative of the Company’s customers. Previously, an analysis was performed with a sample of North Carolina consumers to calculate the probabilities of default by credit score. In the new model, the Company is able to track probabilities of default based on historical information of loans in the portfolio. This is the largest impact of the model transition, resulting in an immaterial recovery of provision for loan losses.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The qualitative factors used in the model include adjustment to historical rates for the impact of the recession in the last business cycle, current volatility in the market, and management’s analysis of local economic factors and industry-specific outlooks.
Changes in the allowance for loan losses for the years ended December 31, 2019, 2018 and 2017 are presented below (the “other” category represents a one-time impact of re-classification for unfunded commitments’ allowance from the allowance for loan losses to an unfunded commitment liability):

Commercial	2019	2018	2017
	(dollars in thousands)
Balance, beginning of year	$1,334	$1,401	$1,404
Provision (recovery) charged to operations	(571)	132	(72)
Charge-offs	(11)	(245)	(31)
Recoveries	367	46	100
Net (charge-offs) recoveries	356	(199)	69
Other	(32)	—	—
Balance, end of year	$1,087	$1,334	$1,401

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Non-Commercial	2019	2018	2017
	(dollars in thousands)
Balance, beginning of year	$1,040	$1,057	$1,303
Provision (recovery) charged to operations	(17)	(42)	(164)
Charge-offs	(149)	(81)	(177)
Recoveries	74	106	95
Net (charge-offs) recoveries	(75)	25	(82)
Other	(54)	—	—
Balance, end of year	$894	$1,040	$1,057

Total	2019	2018	2017
	(dollars in thousands)
Balance, beginning of year	$2,374	$2,458	$2,707
Provision (recovery) charged to operations	(588)	90	(236)
Charge-offs	(160)	(326)	(208)
Recoveries	441	152	195
Net (charge-offs) recoveries	281	(174)	(13)
Other	(86)	—	—
Balance, end of year	$1,981	$2,374	$2,458

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2019 and 2018:

December 31, 2019	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$32	$3,660	$1,055	$209,456	$1,087	$213,116
Non-Commercial	109	3,175	785	141,659	894	144,834
Total	$141	$6,835	$1,840	$351,115	$1,981	$357,950

December 31, 2018	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$42	$1,359	$1,292	$217,592	$1,334	$218,951
Non-Commercial	112	3,119	928	147,900	1,040	151,019
Total	$154	$4,478	$2,220	$365,492	$2,374	$369,970

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Past due loan information is used by management when assessing the adequacy of the allowance for loan losses. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2019	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$190	$—	$190	$58,885	$59,075	$—
Real estate - commercial	—	2,088	2,088	128,910	130,998	—
Other real estate construction	14	0	14	23,029	23,043	—
Real estate construction	—	—	—	7,600	7,600	—
Real estate - residential	326	752	1,078	70,044	71,122	—
Home equity	57	82	139	51,077	51,216	—
Consumer loan	27	—	27	12,930	12,957	—
Other loans	—	—	—	1,939	1,939	—
Total	$614	$2,922	$3,536	$354,414	$357,950	$—

December 31, 2018	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$54	$—	$54	$57,122	$57,176	$—
Real estate - commercial	—	273	273	130,361	130,634	—
Other real estate construction	—	47	47	31,094	31,141	—
Real estate construction	—	—	—	7,805	7,805	—
Real estate - residential	890	606	1,496	74,908	76,404	—
Home equity	100	118	218	52,323	52,541	—
Consumer loan	86	—	86	12,073	12,159	—
Other loans	—	—	—	2,110	2,110	—
Total	$1,130	$1,044	$2,174	$367,796	$369,970	$—

Once a loan becomes 90 days past due, the loan is automatically transferred to a nonaccrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The composition of nonaccrual loans by class as of December 31, 2019 and 2018 is as follows:

	2019	2018
	(dollars in thousands)
Commercial	$—	$—
Real estate - commercial	2,088	273
Other real estate construction	—	47
Real estate 1 – 4 family construction	—	—
Real estate – residential	752	606
Home equity	82	118
Consumer loans	—	—
Other loans	—	—
	$2,922	$1,044

Loans that are in nonaccrual status or 90 days past due and still accruing are considered to be nonperforming. Nonperforming loans were $2.9 million at December 31, 2019 and $1.0 million at December 31, 2018.

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

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2019 and 2018:

December 31, 2019	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$56,151	$2,921	$3	$—	$59,075
Real estate - commercial	126,498	1,194	3,306	—	130,998
Other real estate construction	21,253	1,477	313	—	23,043
Real estate 1 - 4 family construction	7,600	—	—	—	7,600
Real estate - residential	67,647	2,464	1,011	—	71,122
Home equity	50,255	879	82	—	51,216
Consumer loans	12,877	79	1	—	12,957
Other loans	1,939	—	—	—	1,939
Total	$344,220	$9,014	$4,716	$—	$357,950

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

December 31, 2018	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$55,883	$1,284	$9	$—	$57,176
Real estate - commercial	127,592	1,518	1,524	—	130,634
Other real estate construction	28,711	2,070	360	—	31,141
Real estate 1 - 4 family construction	7,805	—	—	—	7,805
Real estate - residential	69,900	5,470	1,034	—	76,404
Home equity	52,028	395	118	—	52,541
Consumer loans	12,085	73	1	—	12,159
Other loans	2,110	—	—	—	2,110
Total	$356,114	$10,810	$3,046	$—	$369,970

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2019 and 2018:

December 31, 2019	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$59,075	$—	$59,075
Real estate - commercial	128,910	2,088	130,998
Other real estate construction	23,043	—	23,043
Real estate 1 – 4 family construction	7,600	—	7,600
Real estate – residential	70,370	752	71,122
Home equity	51,134	82	51,216
Consumer loans	12,957	—	12,957
Other loans	1,939	—	1,939
Total	$355,028	$2,922	$357,950

December 31, 2018	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$57,176	$—	$57,176
Real estate - commercial	130,361	273	130,634
Other real estate construction	31,094	47	31,141
Real estate 1 – 4 family construction	7,805	—	7,805
Real estate – residential	75,798	606	76,404
Home equity	52,423	118	52,541
Consumer loans	12,159	—	12,159
Other loans	2,110	—	2,110
Total	$368,926	$1,044	$369,970

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2019, 2018, and 2017:

	As of December 31, 2019				Year Ended December 31, 2019
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$4	$—	$4	$—	$6	$—
Real estate - commercial	3,612	1,923	1,689	29	2,273	145
Other real estate construction	44	—	44	3	64	3
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	3,070	987	2,083	99	3,010	159
Home equity	82	13	69	10	116	5
Consumer loans	23	—	23	—	27	2
Total	$6,835	$2,923	$3,912	$141	$5,496	$314

					Year Ended
	As of December 31, 2018				December 31, 2018
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$7	$—	$7	$—	$32	$—
Real estate - commercial	1,258	93	1,165	38	1,503	51
Other real estate construction	632	47	47	4	132	3
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	3,005	901	2,104	110	3,505	145
Home equity	83	51	32	1	54	3
Consumer loans	31	—	31	1	40	3
Total	$5,016	$1,092	$3,386	$154	$5,266	$205

					Year Ended
	As of December 31, 2017				December 31, 2017
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$44	$10	$34	$10	$25	$2
Real estate - commercial	1,593	1,305	288	9	1,650	72
Other real estate construction	689	101	50	3	208	5
Real estate 1 -4 family construction	—	—	—	—	3	—
Real estate - residential	3,701	1,319	2,382	171	3,762	179
Home equity	35	22	13	1	66	1
Consumer loans	45	45	—	—	53	4
Total	$6,107	$2,802	$2,767	$194	$5,767	$263

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification involves providing a concession to the existing loan contract. The Company offers various types of concessions when modifying loans to troubled borrowers, however, forgiveness of principal is rarely granted. Concessions offered are term extensions, capitalizing accrued interest, reducing interest rates to below current market rates or a combination of any of these. Combinations from time to time may include allowing a customer to be placed on interest-only payments. The presentations below in the “other” category are TDRs with a combination of concessions. At the time of a TDR, additional collateral or a guarantor may be requested.

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

For the twelve months ended December 31, 2019, 2018 and 2017, the following table presents a breakdown of the types of concessions made by loan class:

Year Ended December 31, 2019
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	1	$50	$4
Real estate - commercial	1	1,629	838
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	3	261	219
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	5	$1,940	$1,061
Total	5	$1,940	$1,061

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

During the twelve months ended December 31, 2019, there was one TDR for which there was a payment default. There was one payment default in 2018 and one payment default on a TDR in 2017. The outstanding balance of TDRs at December 31, 2019 is $3.94 million with $3.91 million still accruing compared to an outstanding balance at December 31, 2018 of $3.5 million with $3.4 million still accruing.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $117,000 in the allowance for loan loss as of December 31, 2019, as a direct result of these TDRs. At December 31, 2018 and 2017 there was $144,000 and $171,000 in the allowance for loan loss related to TDRs, respectively.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2019, 2018 and 2017:

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2019
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	1	37	5	1,940	—	—	—	—
Total	1	$37	5	$1,940	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2018
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	8	1,056	6	434	—	—	1	242
Total	8	$1,056	6	$434	—	$—	1	$242

	Paid In Full		Paying as restructured		Converted to nonaccrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2017
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	6	217	10	863	—	—	1	15
Total	6	$217	10	$863	—	$—	1	$15

Note 6 – Loan Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $419.4 million and $418.6 million at December 31, 2019 and 2018, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of loan servicing rights follows:

	2019	2018	2017
	(dollars in thousands)
Beginning of year servicing rights:	$1,850	$2,125	$2,271
Amounts capitalized	694	388	587
Amortization	(821)	(663)	(733)
Impairment	—	—	—
End of year	$1,723	$1,850	$2,125

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Loan Servicing Assets (Continued)

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2020	$406
2021	352
2022	298
2023	243
2024	188
Thereafter	236
Total	$1,723

The amortization does not anticipate or pro-forma loan prepayments.

The fair value of mortgage servicing rights was $3.1 million and $3.5 million at December 31, 2019 and 2018, respectively. The key assumptions used to value mortgage servicing rights were as follows:

	2019	2018
Weighted average remaining life	261 months	259 months
Weighted average discount rate	12%	12%
Weighted average coupon	4.04%	4.02%
Weighted average prepayment speed	182%	132%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2019 and 2018 are listed below:

	2019	2018
	(dollars in thousands)
Land	$3,192	$3,215
Building and improvements	15,783	15,150
ROU assets	1,945	—
Furniture and equipment	8,518	8,808
Total fixed assets	29,438	27,173
Less accumulated depreciation	12,376	12,373
Net fixed assets	$17,062	$14,800

Depreciation expense was $1.1 million for the year ended December 31, 2019 compared to $1.1 million and $857,000 for the comparable periods of 2018 and 2017, respectively, and is included in net occupancy expense.

ROU assets are discussed further in Note 8 – Leases.

Note 8 – Leases

Our leases relate to three office locations, two of which are branch locations, with remaining terms of two to ten years. Certain lease arrangements contain extension options which range from five to ten years at the then fair market rental rates. As these extension

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

options are not generally considered reasonably certain of exercise, they are not included in the lease term. As of December 31, 2019, operating lease ROU assets were $1.9 million and the lease liability was $2.0 million.  The table below depicts information related to the Company’s leases:

	Twelve Months Ended December 31,
	2019
	(in thousands except percent and period data)

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases		$357
ROU assets obtained in exchange for new operating lease liabilities		1,945
Weighted-average remaining lease term - operating leases, in years		7.6
Weighted-average discount rate - operating leases		2.9%

Total rental expense related to the operating leases was $371,327, $339,782, and $155,757 for the years ended December 31, 2019, 2018 and 2017, respectively, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned properties is below.

December 31,
(dollars in thousands)
2020	$381
2021	347
2022	225
2023	229
2024	233
Thereafter	846
Total lease payments	2,261
Less: Interest	(249)
Present value of lease liabilities	$2,012

Lease Commitments Disclosure at December 31, 2018 Prior to Adoption of ASU 2016-02

Operating leases for 2018 and 2017 were accounted for under ASC 840, Leases. Total rental expense related to the operating leases was $339,782 and $155,575 for the years ended December 31, 2018 and 2017, respectively, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned properties is below.

December 31,
(dollars in thousands)
2019	$345
2020	345
2021	306
2022	189
2023	189
Thereafter	812
Total	2,186

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2019 and 2018 is as follows:

	2019		2018
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand noninterest-bearing	$150,283	26%	$129,714	23%
Interest checking and money market	263,136	45%	324,391	57%
Savings	57,136	10%	54,784	10%
Time deposits $250,000 and over	55,682	9%	7,920	1%
Other time deposits	59,641	10%	50,092	9%
Total	$585,878	100%	$566,901	100%

The maturities of fixed-rate time deposits at December 31, 2019 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2020	53,866	39,650
2021	1,507	15,522
2022	309	2,977
2023	—	610
2024	—	882
Thereafter	—	—
Total	$55,682	$59,641

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2019 and 2018:

	2019		2018
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short-term borrowing	$626	0.89%	$1,190	1.49%
Notes payable	—	—	—	—
Short-term line of credit	—	—	—	—
	$626	0.89%	$1,190	1.49%

	2019		2018
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	3.04%	$2	2.92%
Master notes and other short-term borrowing	904	1.61%	1,638	1.00%
Notes payable	—	—	—	—
Short-term line of credit	—	—	—	—
	$906	1.62%	$1,640	1.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2019	2018
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	—	—
Master notes and other short-term borrowing	1,486	2,006

Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $47.2 million at December 31, 2019.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $98.0 million with remaining availability of $56.0 million at December 31, 2019. There were no long-term advances under this line at December 31, 2019 or at December 31, 2018. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $42.0 million at December 31, 2019.

During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $10.0 million, of which the entire $10.0 million was outstanding at December 31, 2019. These securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at September 30, 2024.

As of December 31, 2019, the scheduled maturities of these long-term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2020	$—
2021	—
2022	—
2023	—
2024	—
Thereafter	9,992
Total	$9,992

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters

The significant components of income tax expense for the years ended December 31, 2019, 2018 and 2017 are summarized as follows:

	2019	2018	2017
	(dollars in thousands)
Current tax expense:
Federal	$662	$524	$1,022
State	94	94	96
Total	756	618	1,118
Deferred tax expense:
Federal	26	(47)	680
State	(11)	8	11
Total	15	(39)	691
Net provision for income taxes	$771	$579	$1,809

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 21% to income before income taxes is summarized below:

	2019	2018	2017
	(dollars in thousands)
Tax computed at the statutory federal rate	$810	$642	$1,163
Increases (decrease) resulting from:
Tax exempt interest, net	(133)	(143)	(238)
State income taxes, net of federal benefit	65	80	71
Revalue of deferred tax assets	—	—	812
Other	29	—	1
Provision for income taxes	$771	$579	$1,809

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2019, 2018 and 2017 are as follows:

	2019	2018	2017
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$478	$545	$569
Deferred compensation	1,078	1,012	936
Other	89	104	173
Lease liability	462	—	—
Net unrealized loss on securities available for sale	—	505	335
Total deferred tax assets	2,107	2,166	2,013
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(96)	—	—
Premises and equipment	(184)	(159)	(213)
Deferred loans fees and costs	(159)	(163)	(148)
Loan servicing	(92)	(99)	(116)
ROU asset	(447)	—	—
Total deferred tax liabilities	(978)	(421)	(477)
Net recorded deferred tax asset	$1,129	$1,745	$1,536

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

As of December 31, 2019 and 2018, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2019	2018
	(dollars in thousands)
Commitments to extend credit	$134,241	$110,329
Credit card commitments	11,650	10,611
Standby letters of credit	1,213	933
	$147,104	$121,873

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

Although the Company’s composition of loans is diversified, there is some concentration of mortgage real estate loans, primarily 1-to-4 family residential mortgage loans and in commercial loans secured primarily by real estate, shopping center locations, commercial land development, commercial buildings and equipment in the total portfolio. The Bank’s policy is to abide by real estate loan-to-value margin limits corresponding to guidelines issued by the federal supervisory agencies on March 19, 1993. The Bank’s lending policy for all loans requires that they be supported by sufficient cash flows at the time of origination.

Note 14 - Related Party Transactions

The Company has granted loans to certain directors and executive officers and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

	2019	2018
	(dollars in thousands)
Balance, at beginning of the year	$9,284	$8,692
Disbursements during the year	4,833	1,902
Collections during the year	(3,822)	(1,310)
Balance, at end of the year	$10,295	$9,284

At December 31, 2019, the Company had approved, but unused lines of credit, totaling $1.3 million to executive officers and directors, and their related interests, compared to $3.9 million at December 31, 2018. In addition, at December 31, 2019, the Company had $12.7 million of deposits for executive officers and directors, and their related interest compared to $10.6 million at December 31, 2018. In addition to deposits and loans, certain directors have been issued the subordinated debt of the Company. The amount of related interest in the Company’s subordinated debt in 2019 is $1.1 million compared to $795,000 at December 31, 2018.

During 2017, the Company’s broker-dealer subsidiary (The Strategic Alliance Corp) brokered a private placement offering in the amount of $4.1 million, producing revenue in 2017 of $202,250. Certain officers and directors of the Bank were involved with the transaction as investors in the private placement.

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

For the reserve maintenance period in effect at December 31, 2019, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $4.9 million as reserves on deposit liabilities.

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

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, becoming fully phased-in on January 1, 2019. As of December 31, 2019, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the capital adequacy rules.

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
	(Dollars in thousands)
December 31, 2019
Total Capital to Risk
Weighted Assets:
Consolidated	$60,509	14.1%	$34,387	8.0%	$42,984	10.0%
Uwharrie Bank	58,082	13.6%	34,098	8.0%	42,622	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	48,536	11.3%	25,790	6.0%	34,387	8.0%
Uwharrie Bank	56,101	13.2%	25,573	6.0%	34,098	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	37,881	8.8%	19,343	4.5%	27,940	6.5%
Uwharrie Bank	45,446	10.7%	19,180	4.5%	27,704	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	48,536	7.4%	26,336	4.0%	32,920	5.0%
Uwharrie Bank	56,101	8.5%	26,249	4.0%	32,812	5.0%

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

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

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

During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $10.0 million, of which the entire $10.0 million was outstanding at December 31, 2019. These securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at September 30, 2024.

All of the Company’s aforementioned investment in its subsidiary bank qualifies for Tier 1 capital treatment for the bank and is included as such in its year end capital ratios.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2019, the Company repurchased 168,683 shares of outstanding common stock and repurchased 138,629 and 75,709 shares of outstanding common stock during 2018 and 2017, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2019, both the SOP II plan and the SPP II plan had expired with no options outstanding.

As of December 31, 2019, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

There were 13,378 options exercised in 2018 at a weighted average exercise price of $4.93. There were no options exercised in 2019 or 2017.

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

The Company’s annual contribution to the plan was $446,228 in 2019, $428,162 in 2018 and $361,936 in 2017, determined as follows:

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

During each year of 2019, 2018 and 2017, $336,800 was expensed for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $4.7 million and $4.4 million at December 31, 2019 and 2018, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2019, 2018, and 2017, the expense associated with these policies was $13,107, $1,846, and $10,533 respectively.

The liability associated with the split-dollar life insurance policies is $786,000 and $773,000 at December 31, 2019 and 2018, respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at its discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). Participants will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. During 2019 there were 14,400 shares granted at an expense of $72,000 compared to 8,926 shares granted at an expense of $50,000 in 2018 and 8,734 shares granted at an expense of $50,000 in 2017.

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2019 and December 31, 2018, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2019 and December 31, 2018:

	Carrying	Estimated
December 31, 2019	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$155,198	$117,938	$115,693	$2,245	$—
Securities available for sale	88,524	88,524	5,012	83,512	—
Securities held to maturity	13,428	13,499	—	10,499	3,000
Loans held for investment, net	355,969	354,269	—	—	354,269
Loans held for sale	2,946	2,946	—	2,946	—
Restricted stock	1,144	1,144	1,144	—	—
Loan servicing rights	1,723	3,228	—	3,228	—
Accrued interest receivable	1,666	1,666	—	—	1,666
FINANCIAL LIABILITIES
Deposits	$585,878	567,130	$—	$567,130	$—
Short-term borrowings	626	626	—	626	—
Long-term debt	9,992	10,180	—	—	10,180
Accrued interest payable	55	55	—	—	55

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	Carrying	Estimated
December 31, 2018	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$117,934	$117,901	$115,693	$2,208	$—
Securities available for sale	91,299	91,299	4,955	86,344	—
Securities held to maturity	10,837	10,750	—	10,750	—
Loans held for investment, net	367,596	364,636	—	—	364,636
Loans held for sale	4,800	4,800	—	4,800	—
Restricted stock	1,094	1,094	1,094	—	—
Mortgage servicing rights	1,850	3,455	—	3,455	—
Accrued interest receivable	1,763	1,763	—	—	1,763
FINANCIAL LIABILITIES
Deposits	$566,901	$521,508	$—	$521,508	$—
Short-term borrowings	1,190	1,190	—	1,190	—
Long-term debt	9,974	10,086	—	—	10,086
Accrued interest payable	16	16	—	—	16

At December 31, 2019, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. The fair value is not material. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018:

	December 31, 2019
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$5,012	$5,012	$—	$—
US Government	25,686	—	25,686	—
Mortgage-backed securities and CMO’s	38,576	—	38,576	—
State and political subdivisions	14,221	—	14,221	—
Corporate bonds	5,029	—	5,029	—
Total assets at fair value	$88,524	$5,012	$83,512	$—
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2018
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
US Treasury	$4,955	$4,955	$—	$—
US Government	51,916	—	51,916	—
Mortgage-backed securities and CMO’s	16,702	—	16,702	—
State and political subdivisions	12,955	—	12,955	—
Corporate bonds	4,771	—	4,771	—
Total assets at fair value	$91,299	$4,955	$86,344	$—
Total liabilities at fair value	$—	$—	$—	$—

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets re-measured at fair value during the period are included in the table below as of December 31, 2019 and December 31, 2018:

	December 31, 2019
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,771	$—	$—	$3,771
Other real estate owned	364	—	—	364
Total assets at fair value	$4,135	$—	$—	$4,135
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2018
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,279	$—	$—	$3,279
Other real estate owned	951	—	—	951
Total assets at fair value	$4,230	$—	$—	$4,230
Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

General
December 31, 2019	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

General
December 31, 2018	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2019 and 2018, impaired loans were being evaluated with discounted expected cash flows for performing TDRs and discounted appraisals were being used on collateral dependent loans.

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2019	2018
	(dollars in thousands)
Assets
Cash and demand deposits	$526	$287
Interest-earning deposits	1,589	1,256
Investments in:
Bank subsidiaries	45,770	43,042
Nonbank subsidiaries	381	450
Other assets	2,073	1,638
Total assets	$50,339	$46,673
Liabilities and shareholders’ equity
Master notes	$626	$1,190
Short term debt	—	—
Long term debt	9,992	9,974
Other liabilities	1,518	989
Total liabilities	12,136	12,153
Shareholders’ equity	38,203	34,520
Total liabilities and shareholders’ equity	$50,339	$46,673

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2019	2018	2017
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$1,206	$2,026	$745
Dividends received from subsidiaries	2,750	1,150	1,500
Interest income	15	17	6
Other income	41	80	93
Interest expense	(577)	(571)	(564)
Other operating expense	(578)	(410)	(436)
Income tax benefit	230	185	267
Net income	$3,087	$2,477	$1,611
Consolidated net income	$3,087	$2,477	$1,611
Less: Net income attributable to noncontrolling interest	(564)	(570)	(592)
Net income attributable to Uwharrie Capital Corp	2,523	1,907	1,019
Net income available to common shareholders	$2,523	$1,907	$1,019
Net income per common share
Basic	$0.36	$0.26	$0.14
Diluted	$0.36	$0.26	$0.14
Weighted average shares outstanding
Basic	7,066,880	7,229,333	7,427,036
Diluted	7,066,880	7,229,333	7,427,804

Condensed Statements of Cash Flows

	2019	2018	2017
	(dollars in thousands)
Cash flows from operating activities
Net income	$3,087	$2,477	$1,611
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(1,206)	(2,026)	(745)
Increase in other assets	(435)	(198)	(124)
Increase in other liabilities	528	220	267
Net cash provided by operating activities	1,974	473	1,009
Cash flows from financing activities
Decrease in master notes	(564)	(562)	(410)
Decrease in short-term debt	—	—	(500)
Increase (decrease) in long-term debt	(440)	440	—
Net increase in subordinated debentures	458	—	—
Net increase in investment in subsidiaries	—	(250)	—
Net proceeds from issuance of common stock - stock options	—	65	—
Repurchase of common stock, net	(850)	(747)	(391)
Cash paid for fractional shares	(7)	(7)	(7)
Other, net	1	—	—
Net cash used by financing activities	(1,402)	(1,061)	(1,308)
Net decrease in cash and cash equivalents	572	(588)	(299)
Cash and cash equivalents at beginning of year	1,543	2,131	2,430
Cash and cash equivalents at end of year	$2,115	$1,543	$2,131

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2019	2018	2017	2016	2015
Summary of Operations
Interest income	$23,767	$21,873	$19,340	$18,046	$17,847
Interest expense	3,565	1,882	1,277	1,310	1,733
Net interest income	20,202	19,991	18,063	16,736	16,114
Provision for (recovery of) loan losses	(588)	90	(236)	(88)	(620)
Noninterest income	9,005	8,279	8,425	9,357	7,712
Noninterest expense	25,937	25,124	23,304	23,075	21,633
Income taxes	771	579	1,809	895	806
Net income	$3,087	$2,477	$1,611	$2,211	$2,007
Less: Net income attributable to noncontrolling interest	(564)	(570)	(592)	(593)	(592)
Less: Dividends on preferred stock	$—	$—	$—	$—	$—
Net Income (loss) available to common shareholders	$2,523	$1,907	$1,019	$1,618	$1,415
Per Common Share
Net income – basic (1)	$0.35	$0.26	$0.14	$0.21	$0.19
Net income (loss) – diluted (1)	0.35	0.26	0.14	0.21	0.19
Book value (1)	5.38	4.75	4.58	4.40	4.33
Weighted Average Shares
Outstanding:
Basic (1)	7,199,262	7,229,333	7,427,036	7,531,360	7,634,024
Diluted (1)	7,199,262	7,229,333	7,427,804	7,531,470	7,634,024
Ratios
Return on average assets	0.48%	0.40%	0.28%	0.41%	0.38%
Return on average equity	6.43%	5.57%	3.62%	4.99%	4.65%
Average equity to average assets	7.43%	7.26%	7.78%	8.29%	8.27%
Selected Year-end Balances
Assets	$656,793	$632,304	$577,253	$548,230	$532,202
Loans held for investment	357,950	369,970	356,871	341,829	320,132
Securities	101,952	102,136	107,201	117,889	100,500
Deposits	585,878	566,901	512,628	485,719	467,733
Borrowed funds	10,618	11,164	11,286	12,208	15,305
Shareholders’ equity	48,858	45,175	44,540	43,525	43,314
Selected Average Balances
Assets	$645,681	$612,403	$572,630	$534,296	$521,699
Loans held for investment	369,540	369,419	348,980	334,317	316,485
Securities	100,775	103,223	113,025	107,396	112,348
Deposits	575,480	548,296	509,352	470,921	458,655
Borrowed funds	10,956	11,284	11,679	12,898	14,432
Shareholders’ equity	47,993	44,468	44,542	44,283	43,123

(1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2018 through 2015 have been adjusted to reflect the 2% stock dividends in 2019, 2018, 2017 and 2016.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 30-74 of this Annual Report. References to changes in assets and liabilities represent end-of-period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” “potential”, and similar words. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Financial Condition at December 31, 2019 and December 31, 2018

The Company’s total assets increased $24.5 million from $632.3 million at December 31, 2018 to $656.8 million at December 31, 2019. The primary driver of this increase was a $34.2 million increase in interest-earning deposits with banks. The increase was offset by a decrease in loans held for investment of $12.0 million related to large, unexpected pay downs during the year.

Cash and cash equivalents increased $37.3 million during the year ended December 31, 2019 as a result of an increase in customer deposits held by the bank and loan pay downs.

Investment securities consist of securities available for sale and securities held to maturity. Total investment securities decreased $184,000 or 0.18%, from $102.1million at December 31, 2018 to $102.0 million at December 31, 2019. During the year, the Company purchased $25.5 million in various securities to replenish the maturities in the portfolio. The Company also experienced an increase in the market value of the available for sale portfolio of $2.6 million due to external market rate changes. The pre-tax unrealized loss position of $2.2 million as of December 31, 2018 is now a $419,000 pre-tax unrealized gain position at December 31, 2019.

Loans held for investment decreased $12.0 million from $370.0 million at December 31, 2018 to $358.0 million at December 31, 2019. The decline in the portfolio was spread across several loan portfolio classes with commercial real estate construction experiencing the largest decline of $8.1 million or 26.00% and residential real estate experiencing a decline of $5.2 million or 6.78%. The decline was offset by increases in the commercial real estate loans, commercial loans, home equity lines and the consumer loan class, with commercial seeing the greatest increase of $1.9 million or 3.32%. Loans held for sale decreased by 38.63% or $1.9 million compared to the prior year. The allowance for loan loss was $2.0 million at December 31, 2019, which represents 0.55% of the loan portfolio, a decrease from 0.65% at December 31, 2018. The credit quality of consumer and commercial relationships continues to improve, which lowers the probability of default used to calculate the allowance for loan loss estimate, thus decreasing the allowance for loan loss as a percentage of the loan portfolio. Net recoveries were $281,000 at December 31, 2019 compared to net charge offs of $174,000 at December 31, 2018.

Other changes in our consolidated assets are related to premises and equipment, other real estate owned and other assets. During 2019, the Company adopted ASU 2016-02, “Leases, Topic 842”, which resulted in the recognition of a ROU asset, which is recorded in the premises and equipment subtotal (see Note 1). The value of this asset is $1.9 million at December 31, 2019, which is the largest driver in the $2.3 million increase in premises and equipment from $14.8 million at December 31, 2018 to $17.1 million at December 31, 2019. Throughout 2019, other real estate owned declined $553,000, from $1.0 million at December 31, 2018 to $494,000 at December 31, 2019. During 2019, the Company sold six pieces of foreclosed property totaling $598,000 realizing a loss of $40,000. The Company also had changes in reserves totaling $20,000 on the remaining property. However, the Company foreclosed on three loan relationships totaling $267,000, which were added to other real estate owned in 2019. Other assets decreased by $1.0 million from $11.9 million at December 31, 2018 to $10.9 million at December 31, 2019, driven by a decrease in the value of the deferred tax assets of $602,000 associated with the large increase in value of our available for sale securities.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Customer deposits continued to be our principal funding source in 2019. At December 31, 2019, deposits from our customers totaled $585.9 million, an increase of $19.0 million from $566.9 million at December 31, 2018. During 2019, demand noninterest bearing checking increased $20.6 million, while total time deposits and savings deposits increased $57.3 million and $2.4 million, respectively. These increases were offset by a decrease in interest checking and money market accounts of $61.3 million. During early 2019, as rates continued to increase from 2018, many customers moved into longer-term, maturity time-deposits before rates began to fall in mid-2019.

During 2019 the Company’s net borrowings decreased by $546,000. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2019 and 2018, there were no advances outstanding. The components of total borrowings include $10.0 million in junior subordinated long-term debt and $626,000 in master notes at December 31, 2019. During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. This offering replaced the Company’s $9.5 million of fixed rate junior subordinated debt that was issued in 2014 at a rate of 5.75%. The refinance allowed the Company to maintain 100% of the debt to be classified as Tier 2 capital, reduce interest expense by $25,000, and provide additional operating cash for the holding company. The 2019 offering raised $10.0 million, of which the entire $10.0 million was outstanding at December 31, 2019. These securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at September 30, 2024.

Other liabilities increased from $9.0 million at December 31, 2018 to $11.4 million at December 31, 2019, an increase of $2.3 million driven by the adoption of ASU 2016-02, “Leases, Topic 842”, which resulted in the recognition of a lease liability that is recorded in the other liabilities subtotal (see Note 1). The value of this liability is $2.0 million at December 31, 2019, which is the largest driver in the $2.3 million increase in other liabilities.

At December 31, 2019, total shareholders’ equity was $48.9 million, an increase of $3.7 million from December 31, 2018. Net income for the period was $3.1 million. Unrealized gains on investment securities net of tax increased $2.0 million. The Company repurchased 168,683 outstanding shares of common stock at an aggregate repurchase price of $850,000. The Company also paid $564,000 in dividends attributed to noncontrolling interest. At December 31, 2019, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2019 and 2018

Earnings

Uwharrie Capital Corp reported net income of $3.1 million for the twelve months ended December 31, 2019, as compared to $2.5 million for the twelve months ended December 31, 2018, an increase of $610,000. Net income available to common shareholders was $2.5 million or $0.36 per common share for the year ended December 31, 2019, compared to net income available to common shareholders of $1.9 million or $0.26 per common share for the year ended December 31, 2018. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income increased $211,000 to a total of $20.2. million for the twelve months ended December 31, 2019 from the $19.9 million earned in the same period of 2018. During 2019, growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $375,000. The average yield on our interest-earning assets increased 11 basis points to 3.96%, while the

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

average rate paid for interest-bearing liabilities increased 37 basis points. These increases resulted in a net decrease of 26 basis points in our interest rate spread, from 3.41% in 2018 to 3.15% in 2019. Our net interest margin for 2019 was 3.37%, compared to 3.53% in 2018. As a part of the loan agreements, a portion of the Company’s loan portfolio has interest rate floors and caps. The interest rate floor feature allows the Company to maintain a more a favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities.

Provision for Loan Losses

The provision for (recovery of) loan losses was ($588,000) and $90,000 for the twelve months ended December 31, 2019 and 2018, respectively. There were net loan recoveries of $281,000 for the twelve months ended December 31, 2019 as compared to net loan charge-offs of $174,000 during the same period of 2018. The reduction in provision was directly related to large, unexpected loan pay offs, as well as one large loan recovery. Please refer to the “Asset Quality” discussion below for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is a key strategic initiative to our long-term success. Noninterest income increased 8.8%, from $8.3 million in 2018, to $9.0 million in 2019, an increase of $726,000. A driving factor contributing to this increase was the increase in income from mortgage loan sales of $855,000 to $3.8 million for 2019 compared to $3.0 million during 2018. Total production for the mortgage division increased by $24.0 million from December 31, 2018 to December 31, 2019, as additional originators were added to our Mecklenburg County market.

Noninterest Expense

Noninterest expense for the year ended December 31, 2019 was $25.9 million compared to $25.1 million for 2018, an increase of $813,000. Salaries and employee benefits, the largest component of noninterest expense, increased $942,000, from $16.2 million for the period ending December 31, 2018 to $17.1 million for 2019. Several factors contributed to this increase, including but not limited to, the full-year impact of our Rea Road branch as we expand into new markets, increased regulation requiring compliance-focused positions, and increased market/sales demand requiring additional commissions for mortgage lending. Foreclosed real estate expense, another major component of the change in noninterest expense, increased $255,000, from $45,000 in 2018 to $300,000 during 2019. The primary factor relating to this increase was the large write down of a property that had been held in other real estate owned since 2006. Professional fees decreased $129,000 for the period ending December 31, 2019 to $929,000 compared to $1.1 million for the same period in 2018 primarily related to the core system conversion that took place in August of 2018. In 2018, the Company incurred one-time training and implementation expenses related to the core system conversion. Data processing costs experienced a decrease totaling $217,000 for the comparable twelve-month period. During 2018, there was additional de-conversion expense related to the 2018 core conversion. Financial Table 5 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $771,000 for 2019 at an effective tax rate of 19.98% compared to income tax expense of $579,000 in 2018 with an effective tax rate of 18.95%. Income taxes computed at the statutory rate are reduced primarily by the eligible amount of interest earned on state and municipal securities, tax-free municipal loans and income earned on bank owned life insurance.

The effective tax rate for 2019 increased compared to 2018 due to higher pre-tax earnings and less available tax-exempt income.

Results of Operations for the Years Ended December 31, 2018 and 2017

Results of operations for the Years Ended December 31, 2018 and 2017 can be found in the 2018 10-K Annual Report filing.

Asset Quality

During the second quarter of 2019, the Company transitioned its in-house incurred loss allowance for loan loss model to an external vendor incurred loss model that is CECL-ready. The overall financial impact related to switching models is considered immaterial. As a result of the change in models, there has been a change in the methodology for establishing the allowance for loan losses, as

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

described below.

Default in the allowance for loan loss model is now considered 90 days past due, whereas default was defined as a charge-off event in the previous model. This increases the probabilities of default for the Company, but reduces the loss given default ratio in the portfolio.

Probabilities of default are now more representative of the Company’s customers. Previously, an analysis was performed with a sample of North Carolina consumers to calculate the probabilities of default by credit score. In the new model, the Company is able to track probabilities of default based on historical information of loans in the portfolio. This is the largest impact of the model transition, resulting in an immaterial recovery of provision for loan losses.

The qualitative factors used in the model include adjustment to historical rates for the impact of the recession in the last business cycle, current volatility in the market, and management’s analysis of local economic factors and industry-specific outlooks.

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

At December 31, 2019, the levels of our impaired loans, which includes all loans in nonaccrual status, TDRs and other loans deemed by management to be impaired, were $6.8 million compared to $4.5 million at December 31, 2018, a net increase of $2.3 million. Total nonaccrual loans, which are a component of impaired loans, increased $1.9 million from $1.0 million at December 31, 2018 to $2.9 million at December 31, 2019. During 2019, eight relationships totaling $3.1 million were added to impaired loans. These additions were offset by foreclosing two relationships for $190,000, pay offs of eight impaired relationships totaling $307,000, along with contractual pay downs on existing impaired loans.

The allowance expressed as a percentage of gross loans held for investment decreased ten basis points from 0.65% at December 31, 2018 to 0.55% at December 31, 2019. The decrease is a result of continued improvement in credit quality of the overall portfolio. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.61% at December 31, 2018 and 0.52% at December 31, 2019 which was driven by the net recoveries of the Company in 2019 of $281,000, reduction in past due loans 30-89

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

days from $1.1 million at December 31, 2018 to $614,000 at December 31, 2019, and improving credit quality of the overall loan portfolio as consumer credit scores continue to improve. The individually evaluated allowance as a percentage of individually evaluated loans decreased from 3.43% to 2.06% for the same periods which was driven by the addition of one large relationship moving to impaired status. The relationship is $2.1 million; however, it is sufficiently collateralized to prevent loss so there is no reserve allocated in the impairment analysis. The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and volatility. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience, thus deriving the estimated loss scenario by FDIC call report codes. Together, these components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions and portfolio concentrations form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data acquired from a third-party vendor representing a one-year loss horizon for each obligor. The Company updates the data inputs into the model; specifically, the loss given default and the probability of defaults obtained from the vendor annually during the second quarter. The Company updates the credit scores that are one of the components used within the allowance model semi-annually, during the first and third quarters. The Company will consider an update to credit scores in the fourth quarter based on economic and other conditions, if needed. The continued improvement in credit quality coupled with the continued trend of overall improvement in credit scores resulted in our average customer credit score increasing five points from 765 to 770 during 2019. The improvement in credit scores has been the major driver in the overall decrease in the allowance for loan losses.

The ratio of nonperforming loans, which consist of nonaccrual loans and loans past due 90 days and still accruing, to total loans increased from 0.28% at December 31, 2018, to 0.82% at December 31, 2019. The increase is related to the large impaired relationship discussed previously, along with the decline of the overall portfolio.

Management believes the current level of the allowance for loan loss is appropriate in light of the risk inherent in the loan portfolio.

During 2019, other real estate owned decreased $553,000. The Company sold six pieces of foreclosed property totaling $598,000 realizing a net loss of $40,000. The Company also had recoveries of reserves totaling $20,000 on the remaining existing property. However, the Company foreclosed on three loan relationships totaling $267,000, which were added to other real estate owned in 2019.

Troubled debt restructured loans at December 31, 2019 totaled $3.9 million compared to $3.4 million at December 31, 2018 and are included in impaired loans. At December 31, 2019, all troubled debt restructured loans were on an accruing basis with the exception of one relationship totaling $26,000 that was in nonaccrual.

The following nonperforming loan table shows the comparison for the past five years:

Nonperforming Assets
(dollars in thousands)
	At December 31,
	2019	2018	2017	2016	2015
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	2,922	1,044	1,025	1,450	783
Other real estate owned	494	1,047	2,349	4,176	4,994
Total nonperforming assets	$3,416	$2,091	$3,374	$5,626	$5,777
Allowance for loan losses	$1,981	$2,374	$2,458	$2,707	$2,884
Nonperforming loans to total loans	0.82%	0.28%	0.29%	0.42%	0.24%
Allowance for loan losses to total loans	0.55%	0.65%	0.69%	0.79%	0.90%
Nonperforming assets to total assets	0.52%	0.33%	0.58%	1.03%	1.09%
Allowance for loan losses to nonperforming loans	67.80%	227.38%	239.80%	186.69%	368.23%

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

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, becoming fully phased-in on January 1, 2019. Pursuant to the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is exempt from Basel III. As of December 31, 2018, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under applicable capital adequacy rules.

In January 2013, the Company’s subsidiary bank issued $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at each bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000.

During the third quarter of 2013, the Company’s subsidiary bank raised an additional $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering raised $2.8 million less issuance costs of $23,000.

During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $10.0 million, of which the entire $10.0 million was outstanding at December 31, 2019. These securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at September 30, 2024.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary banks’ capital ratios.

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in each of 2019, 2018, and 2017. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2019 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $56.0 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $19.2 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

At December 31, 2019, short-term borrowings amounted to $626,000. Long-term debt at that date consisted of junior subordinated debt of $10.0 million.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2019.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	3-5 Years	5 Years
Contractual Obligations
Short-term debt	$626	$626	$—	$—	$—
Long-term debt	9,992	—	—	—	9,992
Operating leases	2,261	381	572	462	846
Total contractual cash obligations, excluding deposits	12,879	1,007	572	462	10,838
Deposits	585,878	561,783	20,460	1,873	1,762
Total contractual cash obligations, including deposits	$598,757	$562,790	$21,032	$2,335	$12,600

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

Interest Rate Sensitivity

Net Interest Income (Margin) is the single largest component of revenue for the Company. Net Interest Margin is the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The margin can vary over time as interest rates change. The variance fluctuates based on both the timing (repricing) and magnitude of maturing assets and liabilities.

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a static balance sheet for a two-year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections for a one-year horizon, indicates a negative impact of (16.70%) on Net Interest Income (Margin) in rates down scenario and a positive impact of 12.10% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve-month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest-bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

The principal goals for asset liability management for the Company are to maintain adequate levels and sources of liquidity and to manage interest rate risk. Interest rate risk management attempts to balance the effects of interest rate changes on both interest-sensitive assets and interest-sensitive liabilities to protect Net Interest Income (Margin) from wide fluctuations as a result of changes in market interest rates. To that end, management has recommended and the board has approved policy limits that minimize the downside risk from interest rate shifts. The aforementioned ratios are within those stated limits of -18% for the respective modeled scenarios at the subsidiary bank and combined. Managing interest rate risk is an important factor to the long-term viability of the Company since Net Interest Income (Margin) is such a large component of earnings. The Company’s Asset Liability Management Committee (ALCO) monitors market changes in interest rates and assists with the pricing of loans and deposit products while considering the funding source needs, asset growth projections, and necessary operating liquidity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 1

Average Balances and Net Interest Income Analysis

	2019			2018			2017
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
(dollars in thousands)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$84,206	1,680	2.00%	$88,328	1,497	1.69%	$95,831	1,582	1.65%
Non-taxable securities (1)	16,569	408	3.08%	17,580	434	3.05%	17,194	439	3.61%
Short-term investments	130,985	2,702	2.06%	93,566	1,737	1.86%	65,244	750	1.15%
Taxable loans (2)	362,728	18,727	5.16%	362,002	17,954	4.96%	340,547	16,301	4.79%
Non-taxable loans (1)	9,523	250	3.28%	10,128	251	3.06%	10,684	268	3.54%
Total interest-earning assets	604,011	23,767	3.96%	571,604	21,873	3.85%	529,500	19,340	3.71%
Non-earning assets
Cash and due from banks	2,695			5,905			6,648
Premises and equipment, net	16,740			15,037			14,211
Interest receivable and other	22,235			19,857			22,271
Total non-earning assets	41,670			40,799			43,130
Total assets	$645,681			$612,403			$572,630
Interest-bearing liabilities
Savings deposits	$56,589	$102	0.18%	$52,484	$91	0.17%	$44,923	$49	0.11%
Interest checking & MMDA	271,496	1,435	0.53%	304,997	948	0.31%	279,216	413	0.15%
Time deposits	101,717	1,450	1.43%	59,260	273	0.46%	66,955	252	0.38%
Total deposits	429,802	2,987	0.69%	416,741	1,312	0.31%	391,094	714	0.18%
Short-term borrowed funds	905	15	1.66%	1,641	16	0.98%	2,145	16	0.75%
Long-term debt	10,051	563	5.60%	9,643	554	5.75%	9,534	547	5.74%
Total interest-bearing liabilities	440,758	3,565	0.81%	428,025	1,882	0.44%	402,773	1,277	0.32%
Noninterest liabilities
Transaction deposits	145,678			131,556			118,258
Interest payable and other	11,252			8,354			7,057
Total liabilities	597,688			567,935			528,088
Shareholders’ equity	47,993			44,468			44,542
Total liabilities and shareholders' equity	$645,681			$612,403			$572,630
Interest rate spread			3.15%			3.41%			3.39%
Net interest income and net interest margin		$20,202	3.37%		$19,991	3.53%		$18,063	3.47%

1)

Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 21.00% tax rate for 2019 and 2018 and a 34.00% tax rate for 2017.

2)	Nonaccrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

	2019 Versus 2018			2018 Versus 2017
			Net			Net
(dollars in thousands)	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets
Taxable securities	$(76)	$259	$183	$(126)	$41	$(85)
Non-taxable securities	(25)	(1)	(26)	10	(15)	(5)
Short-term investments	733	232	965	426	561	987
Taxable loans	37	736	773	1,046	607	1,653
Non-taxable loans	(15)	14	(1)	(14)	(3)	(17)
Total interest-earning assets	654	1,240	1,894	1,342	1,191	2,533
Interest-bearing liabilities
Savings deposits	7	4	11	11	31	42
Transaction and MMDA deposits	(141)	628	487	59	476	535
Other time deposits	400	777	1,177	(32)	53	21
Short-term borrowed funds	(10)	9	(1)	(4)	4	0
Long-term debt	23	(14)	9	6	1	7
Total interest-bearing liabilities	279	1,404	1,683	40	565	605
Net interest income	$375	$(164)	$211	$1,302	$626	$1,928

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

	December 31, 2019			December 31, 2018			December 31, 2017
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due within twelve months	$4,976	$5,012	2.66%	$—	$—	—	$—	$—	—
Due after one but within five years	—	—	—	4,944	4,955	2.66%	—	—	—
	4,976	5,012	2.66%	4,944	4,955	2.66%	—	—	—
U.S. Government agencies
Due within twelve months	—	—	—	17,504	17,398	1.24%	—	—	—
Due after one but within five years	18,958	18,945	1.55%	25,093	24,398	1.63%	42,737	41,968	1.47%
Due after five but within ten years	6,911	6,741	1.94%	6,626	6,399	1.78%	8,678	8,558	1.91%
Due after ten years	—	—	—	3,712	3,721	2.65%	5,107	5,089	1.79%
	25,869	25,686	1.66%	52,935	51,916	1.59%	56,522	55,615	1.57%
Mortgage-backed securities
Due after one but within five years	7,137	7,123	1.95%	1,557	1,544	2.57%	1,148	1,154	2.46%
Due after five but within ten years	16,685	17,059	2.62%	7,815	7,587	2.06%	6,659	6,582	2.03%
Due after ten years	14,483	14,394	2.37%	7,845	7,571	2.09%	13,446	13,155	1.94%
	38,305	38,576	2.40%	17,217	16,702	2.12%	21,253	20,891	2.00%
State and political
Due within twelve months	—	—	—	1,010	1,014	3.25%	810	820	5.95%
Due after one but within five years	1,334	1,336	3.64%	1,079	1,064	3.23%	1,863	1,866	3.37%
Due after five but within ten years	1,398	1,423	2.74%	1,688	1,646	3.13%	1,971	1,943	3.48%
Due after ten years	11,205	11,462	3.02%	9,596	9,231	3.10%	9,724	9,570	2.45%
	13,937	14,221	3.05%	13,373	12,955	3.12%	14,368	14,199	2.91%
Corporate Bonds
Due within twelve months	2,808	2,815	2.51%	—	—	—	—	—	—
Due after one but within five years	2,210	2,214	2.75%	5,030	4,771	2.94%	2,827	2,821	2.15%
Due after five but within ten years	—	—	—	—	—	—	2,215	2,217	1.50%
	5,018	5,029	2.62%	5,030	4,771	2.94%	5,042	5,038	1.86%
Total Securities available for sale
Due within twelve months	7,784	7,827	2.61%	18,514	18,412	1.35%	810	820	5.95%
Due after one but within five years	29,639	29,618	1.83%	37,703	36,732	2.02%	48,575	47,809	1.61%
Due after five but within ten years	24,994	25,223	2.44%	16,129	15,632	2.06%	19,523	19,300	2.06%
Due after ten years	25,688	25,856	2.65%	21,153	20,523	2.65%	28,277	27,814	2.09%
	$88,105	$88,524	2.31%	$93,499	$91,299	2.04%	$97,185	$95,743	1.88%

1)

Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 21.00% tax rate for 2019 and 2018 and a 34.00% tax rate for 2017.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

	December 31, 2019			December 31, 2018			December 31, 2017
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after one but within five years	$578	$583	2.69%	$—	$—	—	$—	$—	—
Due after five but within ten years	—	—	—	855	843	2.42%	1,348	1,339	2.49%
	578	583	2.69%	855	843	2.42%	1,348	1,339	2.49%
State and political
Due within twelve months	1,501	1,502	1.87%	—	—	—	—	—	—
Due after one but within five years	4,397	4,457	2.40%	5,545	5,493	2.21%	3,694	3,681	2.28%
Due after five but within ten years	928	929	2.15%	1,332	1,329	2.42%	3,231	3,231	3.03%
	6,826	6,888	2.25%	6,877	6,822	2.25%	6,925	6,912	2.63%
Corporate Bonds
Due within twelve months	3,024	3,028	2.76%	1,543	1,534	2.73%	—	—	—
Due after one but within five years	—	—	—	1,562	1,551	2.79%	3,185	3,210	2.76%
Due after five but within ten years	3,000	3,000	5.50%	—	—	—	—	—	—
	6,024	6,028	4.13%	3,105	3,085	2.76%	3,185	3,210	2.76%
Total Securities held to maturity
Due within twelve months	4,525	4,530	2.46%	1,543	1,534	2.73%
Due after one but within five years	4,975	5,040	2.43%	7,107	7,044	2.34%	3,694	3,681	2.51%
Due after five but within ten years	3,928	3,929	4.71%	2,187	2,172	2.42%	7,764	7,780	2.87%
	$13,428	$13,499	3.11%	$10,837	$10,750	2.41%	$11,458	$11,461	2.65%

1)

Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax- equivalent basis, assuming a 21.00% tax rate for 2019 and 2018 and a 34.00% tax rate for 2017.

Financial Table 4

Noninterest Income

	Year Ended December 31,
(dollars in thousands)	2019	2018	2017
Service charges on deposit accounts	$1,348	$1,220	$1,169
Other banking fees	499	722	585
Interchange and card transaction fees, net	826	648	656
Asset management fees	1,716	1,529	1,481
Brokerage commissions	472	370	608
Other noninterest income	290	357	593
Income from mortgage loan sales	3,835	2,980	3,345
Security gains (losses)	(35)	—	(14)
Other gains (losses) from sale of assets	54	453	2
Total noninterest income	$9,005	$8,279	$8,425

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Other Noninterest Expense

	Year Ended December 31,
(dollars in thousands)	2019	2018	2017
Postage	$186	$204	$199
Telephone and data lines	187	182	166
Office supplies and printing	102	180	130
Shareholder relations expense	159	162	167
Dues and subscriptions	256	257	221
Other	979	932	1,126
Total other noninterest expense	$1,869	$1,917	$2,009

Financial Table 6

Loan Portfolio Composition

	At December 31,
	2019		2018		2017
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$59,075	16.49%	$57,176	15.45%	$54,912	15.38%
Real estate - construction	30,643	8.55%	38,946	10.52%	45,210	12.66%
Real estate - residential	122,586	34.22%	129,105	34.88%	128,529	36.01%
Real estate - commercial	130,998	36.57%	130,634	35.29%	114,712	32.13%
Consumer	12,957	3.62%	12,159	3.29%	10,774	3.02%
Other	1,939	0.54%	2,110	0.57%	2,838	0.80%
Total loans	358,198	100.00%	370,130	100.00%	356,975	100.00%
Less:
Allowance for loan losses	(1,981)		(2,374)		(2,458)
Unearned net loan fees	(248)		(160)		(104)
Net loans	$355,969		$367,596		$354,413

	At December 31,
	2016		2015
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$55,752	16.31%	$52,311	16.34%
Real estate - construction	32,344	9.46%	23,321	7.29%
Real estate - residential	132,514	38.77%	132,799	41.49%
Real estate - commercial	109,752	32.11%	101,198	31.62%
Consumer	9,711	2.84%	8,982	2.81%
Other	1,687	0.49%	1,481	0.45%
Total loans	341,760	100.00%	320,092	100.00%
Less:
Allowance for loan losses	(2,707)		(2,884)
Unearned net loan costs	69		40
Net loans	$339,122		$317,248

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

	December 31, 2019
	One Year	One to	Over Five
(dollars in thousands)	or Less	Five Years	Years	Total
Commercial and agricultural	$10,486	$14,203	$34,386	$59,075
Real estate – construction	12,641	3,936	14,066	30,643
Total selected loans	$23,127	$18,139	$48,452	$89,718
Fixed rate loans	$10,705	$24,453	$39,929	$75,087
Sensitivity to rate changes:
Variable interest rates	$23,652	$18,044	$241,167	$282,863

Financial Table 8

Activity in the Allowance for Loan Loss

	At or for the Year Ended December 31,
(dollars in thousands)	2019	2018	2017	2016	2015
Allowance for loan losses at beginning of year	$2,374	$2,458	$2,707	$2,884	$3,738
Provision for (recovery of) loan losses	(588)	90	(236)	(88)	(620)
Other	(86)	—	—	—	—
Loan charge-offs:
Commercial	10	89	16	76	34
Real estate	2	158	107	172	427
Consumer	148	79	85	142	128
Total charge-offs	160	326	208	390	589
Recoveries of loans previously charged off:
Commercial	14	28	75	19	16
Real estate	379	100	82	209	278
Consumer	48	24	38	73	61
Total recoveries	441	152	195	301	355
Net charge-offs (recoveries)	(281)	174	13	89	234
Allowance for loan losses at end of year	$1,981	$2,374	$2,458	$2,707	$2,884
Net charge-offs (recoveries) as a percent of average loans	(0.08)%	0.05%	0.00%	0.03%	0.07%

Financial Table 9

Allocation of the Allowance for Loan Losses

	At December 31,
	2019		2018		2017
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$337	16.49%	$519	15.45%	$770	15.38%
Real estate - construction	150	8.55%	282	10.52%	168	12.66%
Real estate - residential	755	34.22%	825	34.88%	971	36.01%
Real estate - commercial	635	36.57%	576	35.29%	497	32.13%
Other	104	3.62%	172	3.29%	52	3.02%
Unallocated	—	0.54%	—	0.57%	—	0.80%
Total loans	$1,981	100.00%	$2,374	100.00%	$2,458	100.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

	At December 31,
	2016		2015
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$636	16.31%	$478	16.34%
Real estate – construction	240	9.46%	227	7.29%
Real estate – residential	1,103	38.77%	1,338	41.49%
Real estate – commercial	553	32.11%	653	31.62%
Other	175	2.84%	188	2.81%
Unallocated	—	0.49%	—	0.45%
Total loans	$2,707	100.00%	$2,884	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

Financial Table 10

Short Term Borrowings

	2019		2018		2017
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Master notes and other secured borrowings	626	0.89%	1,190	1.49%	1,752	0.50%
Notes payable	—	0.00%	—	0.00%	—	0.00%
Short-term line of credit	—	0.00%	—	0.00%	—	0.00%
	$626	0.89%	$1,190	1.49%	$1,752	0.50%
Average for the year
Federal funds purchase	$2	3.04%	$2	2.92%	$2	1.95%
Master notes and other secured borrowings	904	1.61%	1,638	1.00%	1,861	0.28%
Notes payable	—	0.00%	—	0.00%	6	5.81%
Short-term line of credit	—	0.00%	—	0.00%	275	3.58%
Short-term advances from FHLB	—	0.00%	—	0.00%	—	0.00%
	$906	1.62%	$1,640	1.00%	$2,144	0.72%
Maximum month-end balance
Master notes and other secured borrowings	1,486		2,006		2,448
Notes payable	—		—		12
Short-term line of credit	—		—		1,000
Short-term advances from FHLB	—		—		—

Financial Table 11

Maturities of Time Deposits

		Over 3	Over 6
	3 Months	Months to	Months to	Over
(dollars in thousands)	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$47,485	$3,401	$2,980	$1,816	$55,682
Other Time Deposits	12,169	11,654	15,827	19,991	59,641
	$59,654	$15,055	$18,807	$21,807	$115,323

UWHARRIE CAPITAL CORP

Board of Directors

Merlin Amirtharaj	Thomas M. Hearne, Jr.	James E. Nance
Retired; previously,	Retired; previously,	Founder and Managing Member
Associate Vice President of the	Geopavement Engineer	North State Acquisitions, LLC
School of Business and Technology	North Carolina Department
Stanly Community College	of Transportation	Chris M. Poplin
Chief Financial Officer and
Dean M. Bowers	Matthew R. Hudson	Chief Operating Officer
Regional Sales Manager/Co-Owner	General Manager and Vice President	Faison Enterprises, Inc.
Quality Equipment, LLC	Hudson Pool Distributors, Inc.
Frank A. Rankin, III
Joe S. Brooks	Harvey H. Leavitt, III	Board Chair
Owner and Manager	Owner and Operator	Chair, Board of Directors
Brothers Precision Tool Co.	Leavitt Funeral Home	Concord Engineering &
Surveying, Inc.
James O. Campbell	W. Chester Lowder
Vice President of Construction Sales	Retired; previously,	Randy T. Russell
AvidXchange, Inc.	Director of Livestock Program	President
	Public Policy Division	Sports Med Properties, LLC
Tara G. Eudy	NC Farm Bureau Federation, Incorporated
Board Vice Chair		Vernon A. Russell
President and Treasurer	Wesley A. Morgan	Attorney and Owner
Carolina Title Company, Inc.	General Manager	Vernon A. Russell
	Rolling Hills Gin, LLC	Attorney at Law, PLLC
Deidre B. Foster
Community Volunteer and	Cynthia L. Mynatt	Matthew A. Shaver, MD
Non-Profit Board Member	President	General Surgeon
	Ben Mynatt Buick - GMC	Atrium Health Stanly
Allen K. Furr		and Medical Director of
Secretary and Treasurer		Albemarle Surgical Associates
PEJA, Inc.
DBA East Albemarle Xpress Lube

Executive Officers
Roger L. Dick	R. David Beaver, III
President and	Chief Financial Officer and
Chief Executive Officer	Chief Risk Officer
Uwharrie Capital Corp;	Uwharrie Capital Corp;
Chief Executive Officer	President and
Uwharrie Bank	Chief Financial Officer
Uwharrie Bank