Form 10-K, Exhibit 13
period 2020-12-31
UWHARRIE CAPITAL CORP
filed 2021-03-05
CIK 898171

Exhibit 13

Uwharrie Capital Corp

2020

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

Uwharrie Bank, Member FDIC, Equal Housing Lender.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Financial Highlights

(Dollars in thousands, except per share amounts)	2020	2019	Percent Increase (Decrease)
For the year:
Net income	$8,107	$3,087	162.62%
Net income available to common shareholders	$7,540	$2,523	198.85%
Basic net income per common share (1)	$1.06	$0.34	211.76%
Diluted net income per common share (1)	$1.06	$0.34	211.76%
Weighted average common shares outstanding (diluted) (1)	7,130,772	7,343,247	(2.89)%
At year-end:
Total assets	$827,770	$656,793	26.03%
Total earning assets	772,936	607,161	27.30%
Loans held for investment	467,741	357,950	30.67%
Total interest-bearing liabilities	549,110	446,213	23.06%
Shareholders’ equity	59,237	48,858	21.24%
Book value per common share (1)	$6.89	$5.28	30.49%
Averages for the year:
Total assets	$738,060	$645,681	14.31%
Total earning assets	695,708	604,011	15.18%
Loans held for investment	431,235	369,540	16.70%
Total interest-bearing liabilities	487,307	440,758	10.56%
Shareholders’ equity	52,732	47,993	9.87%
Financial ratios (in percentage):
Return on average assets	1.10%	0.48%
Return on average shareholders’ equity	15.37%	6.43%
Average equity to average assets	7.14%	7.43%
Net interest margin (fully tax equivalent basis)	3.18%	3.37%
Allowance as % of loans at year-end	0.94%	0.55%
Allowance as % of nonperforming loans	117.16%	67.82%
Nonperforming loans to total loans	0.80%	0.82%
Nonperforming assets to total assets	0.45%	0.52%
Net loan charge-offs (recoveries) to average loans	(0.01)%	(0.08)%

(1)	Net income per share, book value per share and shares outstanding at year-end for 2019 have been adjusted to reflect the 2% stock dividend in 2020.

Market for the Company’s Common Stock and Related Security Holder Matters

It is the philosophy of Uwharrie Capital Corp to promote a strong base of local shareholders. While bid and ask prices for the Company’s common stock are quoted on the OTC Pink marketplace through www.otcmarkets.com, operated by OTC Markets Group, Inc. under the symbol UWHR, trading is sporadic with trades also taking place in privately negotiated transactions. Management makes every reasonable effort to match willing buyers with willing sellers as they become known for the purpose of private negotiations for the purchase and sale of the Company’s common stock. On December 31, 2020, there were approximately 3,135 shareholders of record of the Company’s common stock. This number does not include shareholders for whom shares are held in “nominee” or “street” name.

Shareholders needing information about purchasing or selling shares of Uwharrie Capital Corp should contact Tamara M. Singletary or Lisa E. Hartsell, Investor Relations at Uwharrie Capital Corp, 132 N. First Street, Post Office Box 338, Albemarle, NC 28002.

The Board of Directors adopts a dividend policy on an annual basis. For 2020, Uwharrie Capital Corp declared a 2% stock dividend on its outstanding common stock. The Board of Directors will determine an appropriate dividend, if any, on an annual basis, consistent with the capital needs of the Company. There were no cash dividends declared on the Company’s common stock in 2020 or 2019.  The timing and amount of any cash dividends paid depends on the Company’s earnings, capital requirements, financial condition and other relevant factors.  The Company can offer no assurance that the Board of Directors will declare or pay cash dividends in any future period.

[This page left blank intentionally]

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Uwharrie Capital Corporation and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Uwharrie Capital Corp and Subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses

The Company’s allowance for loan losses (ALL) was $4.4 million as of December 31, 2020. As described in Note 1 and Note 4 to the consolidated financial statements, the ALL is evaluated both individually and collectively by loan class on a regular basis by management. Loans are collectively evaluated based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The ALL for individually evaluated loans is based upon discounted cash flows or the net realizable value of the collateral. Management’s process is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

We identified the Company’s estimate of the ALL as a critical audit matter. The principal considerations for our determination included the high degree of judgment and subjectivity in management’s identification and measurement of the qualitative factors. This required a high degree of judgment in selecting the auditor procedures to evaluate management’s estimate of the ALL, particularly as it relates to the identification and measurement of the qualitative factors.

The primary procedures we performed to address this critical audit matter included:

•

We obtained an understanding of the Company’s process and internal controls for establishing the ALL, including the selection, application, and related adjustments of the qualitative factor components of the ALL.

•

We evaluated the reasonableness of management’s application of qualitative factor adjustments to the ALL, including evaluating the appropriateness and level of qualitative factor adjustments based on Company-specific data and third-party data.

•	We tested the mathematical accuracy of the ALL, including the application of the qualitative factors on the loan portfolio.
•	We assessed relevant trends in credit quality and evaluated the relationship of the trends to the identification of relevant qualitative factors and directional consistency of the qualitative factors.
•

We evaluated the appropriateness of new qualitative factors applied to the model during the year and examined approval of the changes by the audit committee. We evaluated subsequent events and transactions and considered whether they corroborated or contradicted the Company’s conclusion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company's auditor since 1996.

Asheville, NC

March 5, 2021

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
ASSETS
Cash and due from banks	$6,301	$7,520
Interest-earning deposits with banks	82,567	147,678
Cash and cash equivalents	88,868	155,198
Securities available for sale, at fair value	191,513	88,524
Securities held to maturity (fair value $29,600 and $13,499, respectively)	28,207	13,428
Equity securities, at fair value	1,352	—
Loans held for sale	6,959	2,946
Loans:
Loans held for investment	467,741	357,950
Less allowance for loan losses	(4,402)	(1,981)
Net loans held for investment	463,339	355,969
Premises and equipment, net	16,982	17,062
Interest receivable	2,524	1,666
Restricted stock	1,166	1,144
Bank owned life insurance	8,936	8,796
Other real estate owned	—	494
Prepaid assets	1,146	714
Loan servicing assets	3,957	1,723
Mortgage interest rate lock commitments, at fair value	2,073	—
Other assets	10,748	9,129
Total assets	$827,770	$656,793
LIABILITIES
Deposits:
Demand noninterest-bearing	$205,788	$150,283
Interest checking and money market accounts	381,502	263,136
Savings deposits	74,792	57,136
Time deposits, $250,000 and over	28,825	55,682
Other time deposits	52,289	59,641
Total deposits	743,196	585,878
Short-term borrowed funds	710	626
Long-term debt	10,992	9,992
Interest payable	21	55
Mortgage forward sales commitments	388	—
Other liabilities	13,226	11,384
Total liabilities	768,533	607,935
Off balance sheet items, commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 7,052,143 and 7,095,920, at December 31, 2020 and 2019, respectively	8,815	8,870
Additional paid-in capital	12,607	12,784
Undivided profits	23,000	16,226
Accumulated other comprehensive income	4,160	323
Total Uwharrie Capital shareholders’ equity	48,582	38,203
Noncontrolling interest	10,655	10,655
Total shareholders’ equity	59,237	48,858
Total liabilities and shareholders’ equity	$827,770	$656,793

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
	(dollars in thousands, except share
	and per share data)
Interest Income
Loans, including fees	$20,082	$18,977	$18,205
Investment securities:
US Treasury	74	131	45
US Government agencies and corporations	1,598	1,490	1,405
State and political subdivisions non-taxable	732	408	434
State and political subdivisions taxable	898	59	47
Equity securities	51	—	—
Interest-earning deposits with banks and federal funds sold	640	2,702	1,737
Total interest income	24,075	23,767	21,873
Interest Expense
Interest checking and money market accounts	716	1,435	948
Savings deposits	62	102	91
Time deposits $250,000 and over	370	830	69
Other time deposits	527	620	204
Short-term borrowed funds	2	15	16
Long-term debt	559	563	554
Total interest expense	2,236	3,565	1,882
Net interest income	21,839	20,202	19,991
Provision for (recovery of) loan losses	2,387	(588)	90
Net interest income after provision for (recovery of) loan losses	19,452	20,790	19,901
Noninterest Income
Service charges on deposit accounts	1,027	1,348	1,220
Other service fees and commissions	2,619	2,687	2,621
Interchange and card transaction fees, net	917	826	648
Gain (loss) on sale of securities	71	(35)	—
Unrealized gain on equity security	451	—	—
Income from mortgage banking	14,714	3,835	2,980
Other income	1,078	344	810
Total noninterest income	20,877	9,005	8,279
Noninterest Expense
Salaries and employee benefits	19,874	17,122	16,180
Net occupancy expense	1,781	1,693	1,616
Equipment expense	803	720	734
Data processing costs	669	706	923
Loan costs	583	359	306
Foreclosed real estate expense	12	300	45
Professional fees and services	927	929	1,058
Marketing and donations	972	758	786
Electronic banking expense	414	424	401
Software amortization and maintenance	1,263	925	924
FDIC insurance	301	132	234
Other noninterest expense	2,286	1,869	1,917
Total noninterest expense	29,885	25,937	25,124
Income before income taxes	10,444	3,858	3,056
Income taxes	2,337	771	579
Net income	$8,107	$3,087	$2,477
Consolidated net income	$8,107	$3,087	$2,477
Less: Net income attributable to noncontrolling interest	(567)	(564)	(570)
Net income attributable to Uwharrie Capital Corp and common shareholders	7,540	2,523	1,907
Net income per common share
Basic	$1.06	$0.34	$0.26
Diluted	$1.06	$0.34	$0.26
Weighted average common shares outstanding
Basic	7,130,772	7,343,247	7,373,919
Diluted	7,130,772	7,343,247	7,373,919

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
	(dollars in thousands)
Net Income	$8,107	$3,087	$2,477
Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	5,055	2,584	(758)
Related tax effect	(1,163)	(595)	171
Reclassification of (gains) losses recognized in net income	(71)	35	—
Related tax effect	16	(7)	—
Total other comprehensive income (loss)	3,837	2,017	(587)
Comprehensive income	11,944	5,104	1,890
Less: Comprehensive income attributable to noncontrolling interest	(567)	(564)	(570)
Comprehensive income attributable to Uwharrie Capital Corp	$11,377	$4,540	$1,320

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020, 2019 and 2018

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	(dollars in thousands, except share data)
Balance, December 31, 2017	7,112,853	$8,891	$12,824	$13,282	$(1,107)	$10,650	$44,540
Net Income	—	—	—	1,907	—	570	2,477
Repurchase of common stock	(138,629)	(173)	(574)	—	—	—	(747)
2% stock dividend	138,939	174	586	(760)	—	—	—
Cash paid – fractional shares	—	—	—	(8)	—	—	(8)
Stock options exercised	13,378	16	49	—	—	—	65
Other comprehensive loss	—	—	—	—	(587)	—	(587)
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(417)	(417)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(148)	(148)
Balance, December 31, 2018	7,126,541	$8,908	$12,885	$14,421	$(1,694)	$10,655	$45,175
Net Income	—	—	—	2,523	—	564	3,087
Repurchase of common stock	(168,683)	(211)	(639)	—	—	—	(850)
2% stock dividend	138,062	173	538	(711)	—	—	—
Cash paid – fractional shares	—	—	—	(7)	—	—	(7)
Other comprehensive income	—	—	—	—	2,017	—	2,017
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(416)	(416)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(148)	(148)
Balance, December 31, 2019	7,095,920	$8,870	$12,784	$16,226	$323	$10,655	$48,858
Net Income	—	—	—	7,540	—	567	8,107
Repurchase of common stock	(181,558)	(227)	(764)	—	—	—	(991)
2% stock dividend	137,781	172	587	(759)	—	—	—
Cash paid – fractional shares	—	—	—	(7)	—	—	(7)
Other comprehensive income	—	—	—	—	3,837	—	3,837
Record preferred stock dividend series B (noncontrolling interest)	—	—	—	—	—	(418)	(418)
Record preferred stock dividend series C (noncontrolling interest)	—	—	—	—	—	(149)	(149)
Balance, December 31, 2020	7,052,143	$8,815	$12,607	$23,000	$4,160	$10,655	$59,237

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
	(dollars in thousands)
Cash flows from operating activities
Net income	$8,107	$3,087	$2,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,129	1,074	1,067
Right of use asset amortization	329	313	278
Provision for (recovery of) loan losses	2,387	(588)	90
(Gain) loss on sale of securities available for sale	(71)	35	—
(Gain) loss on sale of premises and equipment	69	(6)	4
(Gain) loss on sale of OREO	(24)	40	(11)
Gain on sale of mortgage loans	9,401	2,877	1,349
OREO write-downs	21	237	(12)
Unrealized gain on equity securities	(451)	—	—
Net amortization of premium on investment securities available for sale	537	555	767
Net amortization of premium on investment securities held to maturity	145	139	146
Amortization of mortgage servicing rights	1,132	831	663
Originations and purchases of mortgage loans for sale	(342,680)	(124,973)	(97,764)
Proceeds from sales of mortgage loans for sale	328,160	123,134	95,369
Mortgage interest rate lock commitments	(2,073)	—	—
Loan servicing assets	(3,366)	(704)	(388)
Accrued interest receivable	(857)	97	(54)
Prepaid assets	(432)	(156)	228
Cash surrender value of life insurance	(140)	(125)	(125)
Miscellaneous other assets	(390)	1,125	(34)
Deferred income taxes	(151)	15	(39)
Accrued interest payable	(34)	39	(132)
Mortgage forward sales commitments	388	—	—
Miscellaneous other liabilities	1,021	(6)	397
Net cash provided by operating activities	2,157	7,040	4,276
Cash flows from investing activities
Proceeds from sales of investment securities available for sale	17,358	3,351	—
Proceeds from maturities, calls and paydowns of securities available for sale	11,206	23,919	7,853
Proceeds from maturities, calls and paydowns of securities held to maturity	5,656	270	475
Purchase of investment securities available for sale	(127,035)	(22,466)	(4,934)
Purchase of investment securities held to maturity	(20,580)	(3,000)	—
Purchase of equity securities	(901)	—	—
Purchase of investments in other assets	(1,120)	—	—
Net change in restricted stock	(22)	(50)	(27)
Net (increase) decrease in loans	(109,757)	12,034	(13,433)
Purchase of premises and equipment	(720)	(1,576)	(1,107)
Proceeds from sale of OREO	497	543	1,533
Proceeds from sale of premises, equipment and other assets	94	189	4
Net cash provided (used) by investing activities	(225,324)	13,214	(9,636)
Cash flows from financing activities
Net increase in deposit accounts	157,318	18,977	54,273
Net increase (decrease) in federal funds purchased and other short-term borrowings	84	(564)	(562)
Proceeds from long-term borrowings	1,000	9,992	440
Repayment of long-term debt	—	(9,974)	—
Repurchase of common stock, net	(991)	(850)	(747)
Stock option exercise	—	—	65
Dividends paid on preferred stock (noncontrolling interest)	(567)	(564)	(570)
Cash paid for fractional shares	(7)	(7)	(8)
Net cash provided by financing activities	156,837	17,010	52,891
Increase (decrease) in cash and cash equivalents	(66,330)	37,264	47,531
Cash and cash equivalents, beginning of year	155,198	117,934	70,403
Cash and cash equivalents, end of year	$88,868	$155,198	$117,934
Supplemental disclosures of cash flow information
Interest paid	$2,250	$3,526	$2,014
Income taxes paid	2,271	933	503
Supplemental schedule of non-cash activities
Net change in fair value of securities available for sale, net of tax	3,837	2,017	(587)
Initial right of use asset for leased properties	—	2,256	—
Initial lease liability for leased properties	—	2,308	—
Extension of right of use asset for leased properties	821	—	—
Extension of lease liability for leased properties	874	—	—
Loans transferred to foreclosed real estate	—	267	160
Company financed OREO	90	(70)	—

The accompanying notes are an integral part of the consolidated financial statements.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies

Nature of Business

Uwharrie Capital Corp (the “Company”) was incorporated under North Carolina law for the purpose of becoming the holding company for Bank of Stanly (“Stanly”). On July 1, 1993, Stanly became a wholly owned subsidiary of the Company through a one-for-one exchange of the common stock of Stanly for common stock of the Company. On September 1, 2013, Bank of Stanly changed its name to Uwharrie Bank (“Uwharrie” or the “Bank”).

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Risks and Uncertainties

Congress, the President, the Federal Reserve, and other federal agencies have taken several actions designed to mitigate the economic fallout of the COVID-19 pandemic. Most notably, the Coronavirus Aid, Relief and Economic Security Act, or CARES Act was, signed into law on March 27, 2020 as a $2 trillion legislative package. The goal of the CARES Act is to prevent or mitigate a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. As the ongoing COVID-19 pandemic evolves, federal regulatory authorities continue to issue additional guidance with respect to the implementation, lifecycle, and eligibility requirements for the various CARES Act programs as well as industry-specific recovery procedures for COVID-19. The Consolidated Appropriations Act, 2021, or CAA, was signed into law on December 27, 2020 and extends certain provisions under the CARES Act. It is possible that Congress will enact supplementary COVID-19 response legislation.

The Company continues to assess the impact of the CARES Act, CAA and other statutes, regulations and supervisory guidance related to the COVID-19 pandemic. In addition to the general impact of COVID-19, certain provisions of the CARES Act as well as other recent legislative and regulatory relief efforts are expected to have a material impact on the Company’s operations. While it is not possible to know the full extent of the damage to the U.S. and local economies that have been created by the impact of COVID-19, the following are certain areas that could be adversely impacted:

Financial position and results of operations

The Company’s interest income could be reduced due to COVID-19. The Company is actively working with customers affected by the pandemic to defer payments, interest and fees. The interest and fees will continue to accrue, based on GAAP guidelines; however, should credit losses on the deferred payments occur, the accrued interest and fees would be reversed. As such, interest income in future periods could be negatively impacted. At this time, the Company is unable to project the materiality of such an impact, but recognizes the breadth of the economic impact may affect its borrowers’ ability to repay in future periods.

Lending operations and accommodations to borrowers

As outlined in the CARES Act, and encouraged through guidance by federal banking agencies, the Company is providing a payment deferral option for commercial and consumer loans adversely affected by the pandemic. In accordance with the CARES Act, these modifications are not required to be reported as troubled debt restructurings if (i) the loan modification is made between March 1, 2020 and December 31, 2020 and (ii) the applicable loan was not more than 30 days past due as of December 31, 2019. The CAA extended the applicable period of the CARES Act, as related to troubled debt restructurings, to the earlier of January 1, 2022 or 60 days after the date the national emergency concerning COVID-19 terminates. The Company is initially providing up to a three-month deferral period or conversion to interest only repayment for up to three months to allow for re-evaluation in a timely manner based on the economic impact at that time. Additional extensions may be considered. Loans are reviewed on a case-by-case basis and the Company will work with borrowers that express an interest in the assistance program.

The Paycheck Protection Program (“PPP”), which is administered by the U.S. Small Business Administration (“SBA”), was created as part of the CARES Act. The Company participated in assisting its customers with applications for funds through the program.  PPP loans have a two-year term or, if approved after June 5, 2020, a five-year term and earn interest at 1%. The Company believes that the majority of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program.  As of December 31, 2020, the Company had funded 1,202 PPP loans representing $81 million. Of the loans funded, 23 loans totaling $4.5 million had been forgiven by the SBA as of December 31, 2020.  The CAA established another round of PPP loan funding for certain eligible borrowers, and the Company will assist these borrowers in obtaining a first or second draw loan. It is the Company’s understanding that loans funded through the PPP are fully guaranteed by the U.S. government. Should those circumstances change, the Company could be required to establish additional allowance for loan loss through additional provision expense charged to earnings.

Allowance for loan losses

As a result of job losses, business closures, and the impending termination of certain fiscal stimulus programs enacted under the CARES Act, the Company could incur additional provision expense to increase the allowance for loan losses. It is possible that the Company’s asset quality measures could worsen at future measurement periods if the effects of COVID-19 are prolonged.

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

Investment Securities Available for Sale

Investment securities available for sale consist of United States Treasuries, United States Government agencies, Government Sponsored Enterprise (GSE) mortgage-backed securities and collateralized mortgage obligations (CMOs), Federal Family Education Loan Program (FFELP) student loan asset-backed securities, corporate bonds and state and political subdivision bonds. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method and recorded on a trade basis. Declines in the fair value of individual available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities, to their fair value. Such write-downs would be included in earnings as realized losses to the extent the losses are associated with the credit quality of the issuer. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.

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

Loans Held for Investment

The Company divides the loans it originates into two segments, commercial and noncommercial loans. Commercial loans are broken down into the following classes: commercial loans, real estate commercial loans, other real estate construction loans and other loans. Noncommercial loans are divided into the following classes: real estate 1-4 family construction loans, real estate 1-4 family residential loans, home equity loans and consumer loans. The ability of the Company’s borrowers to honor their contracts is largely dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these impaired loans is accounted for on a cash basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Generally, a minimum of six months of sustained performance is required.

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

The allowance for loan losses is evaluated both individually and collectively by loan class on a regular basis by management. Loans are collectively evaluated based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Individually evaluated loans are based upon discounted cash flows or the net realizable value of the collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

Loan Servicing Assets

The Company capitalizes mortgage and U.S. Small Business Administration (SBA) loan servicing rights when loans are sold and the loan servicing is retained. Servicing revenue is recognized in the statement of income as a component of other noninterest income. The amortization of servicing rights is realized over the estimated period that net servicing revenues are expected to be received. These projections are based on the amount and timing of estimated future cash flows. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are periodically evaluated for impairment based upon their fair value. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and charged to other expense.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Mortgage Banking Derivatives

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, otherwise known as Interest Rate Lock Commitments (IRLCs). IRLCs on mortgage loans that will be held for resale are considered to be derivatives and must be accounted for at fair value on the balance sheet. Accordingly, such commitments are recorded at fair value in the mortgage interest rate lock commitments asset or liability with changes in fair value recorded in income from mortgage banking within the consolidated statement of income. Fair value is based on projected pull-through rates, anticipated margins based on changes in market interest rates, and remaining origination costs to be incurred.

In an effort to mitigate interest rate risk, the Company also enters into mortgage forward sales commitments on a mandatory basis for future delivery of residential mortgage loans soon after an interest rate lock is committed to the borrower. Mandatory commitments require that the loan must be delivered to the investor or a pair-off fee be paid. These forward commitments are recorded at fair value in the mortgage forward sales commitments liability, and changes in fair value are recorded to income from mortgage banking within the consolidated statement of income. The fair value of the forward commitments is based on the gain or loss that would occur if the Company were to pair-off the transaction at the measurement date.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Land is carried at cost. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation is computed principally by the straight-line method over estimated useful lives, except in the case of leasehold improvements, which are amortized over the term of the leases, if shorter. Useful lives range from five to seven years for furniture, fixtures and equipment, to ten to thirty-nine years for leasehold improvements and buildings, respectively. Upon retirement or other disposition of the assets, the cost and the related accumulated depreciation are removed from the accounts and any gains or losses are reflected in income. Right-of-use (ROU) assets that are recognized at the initial adoption of a lease arrangement are included in premises and equipment. More information regarding ROU assets can be found in Note 8 (Leases).

Restricted Stock

As a requirement for membership, the Bank invests in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Federal Reserve Bank (“FRB”). These investments are carried at cost. Due to the redemption provisions of these investments, the Company estimated that fair value approximates cost and that these investments were not impaired.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). Accounting Standards Codification (ASC) 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. As of December 31, 2020 and December 31, 2019, there are no outstanding awards.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate North Carolina income tax returns. The provision for income taxes in the accompanying consolidated financial statements is provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold. The tax returns for the Company are subject to audit for the 2017 fiscal year and thereafter. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the income statement; however, if interest becomes a material amount, it would be reclassified as interest expense. There were no interest or penalties accrued during the years ended December 31, 2020, 2019 and 2018.

Leases

Operating leases in which we are the lessee are recorded as operating lease ROU assets and operating lease liabilities, included in premises and equipment and other liabilities, respectively, on our consolidated balance sheet. Operating lease ROU assets represent our right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents our incremental collateralized borrowing rate at the lease commencement date. ROU assets are further adjusted for the lease incentives. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in the net occupancy expense in the consolidated statement of income.

Revenue Recognition

For revenue not associated with financial instruments, loan servicing guarantees and lease contracts, we apply the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when the performance obligation is satisfied. Our contracts with customers are generally short term in nature, typically due within one year or less or cancellable by us or our customer upon a short notice period. Performance obligations for our customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. For performance obligations satisfied over time, we primarily use the output method, directly measuring the value of the products/services transferred to the customer, to determine when performance obligations have been satisfied. We typically receive payment from customers and recognize revenue concurrent with the satisfaction of our performance obligations. In most cases, this occurs within a single financial reporting period. For payments received in advance of the satisfaction of performance obligations, revenue recognition is deferred until such time the performance obligations have been satisfied. In cases where we have not received payment despite satisfaction of our performance obligations, we accrue an estimate of the amount due in the period our performance obligations have been satisfied. For contracts with variable components, only amounts for which collection is probable are accrued. We generally act in a principal capacity, on our own behalf, in most of our contracts with customers. In such transactions, we recognize revenue and the related costs to provide our services on a gross basis in our financial statements. In some cases, we act in an agent capacity, deriving revenue through assisting other entities in transactions with our customers. In such transactions, we recognize revenue and the related costs to provide our services on a net basis in our financial statements. These transactions primarily relate to insurance and brokerage commissions and fees derived from our customers' use of various interchange and ATM/debit card/credit card networks. Network costs associated with debit card and credit card transactions are netted against the related fees from such transactions. For the twelve months ended December 31, 2020, gross interchange and card transaction fees totaled $2.1 million while related network costs totaled $1.2 million. On a net basis, we reported $917,000 as interchange and card transaction fees in the accompanying Consolidated Statement of Income for the twelve months ended December 31, 2020. For the twelve months ended December 31, 2019 and December 31, 2018, interchange and card transaction fees were $2.0 million and $1.7 million, respectively, on a gross basis while related network costs were $1.2 million and $1.1 million, respectively.

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

Among the Company’s assets and liabilities, investment securities available for sale and mortgage banking derivatives are reported at their fair values on a recurring basis. Certain other assets are adjusted to their fair value on a nonrecurring basis, including other real estate owned, impaired loans, loans held for sale, which are carried at the lower of cost or market, and loan servicing rights, where fair value is determined using similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Deposits, short-term borrowings and long-term obligations are not reported at fair value.

Prices for US Treasury and marketable equity securities are readily available in the active markets in which those securities are traded, and the resulting fair values are shown in the Level 1 input column. Prices for government agency securities, mortgage-backed securities, asset-backed securities and for state, county and municipal securities are obtained for similar securities, and the resulting fair values are shown in the Level 2 input column. Prices for all other non-marketable investments are determined based on various assumptions that are not observable. The fair values for these investment securities are shown in the Level 3 input column. Non-marketable investment securities, which are carried at their purchase price, include those that may only be redeemed by the issuer.

Mortgage banking derivatives, which are comprised of interest rate lock commitments and mortgage forward sales commitments, are recorded at fair value on a recurring basis. Fair value of the IRLCs is based on projected pull-through rates, anticipated margins based on changes in market interest rates, and remaining origination costs to be incurred. The Company considers these to be Level 3 valuations.  The fair value of mortgage forward sales commitments is based on the gain or loss that would occur if the Company were to pair-off the transaction at the measurement date and is considered to be a Level 2 input.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale. The following table presents the changes in accumulated other comprehensive income for the years ended December 31, 2020, 2019 and 2018:

	Year ended December 31,
	2020	2019	2018
	(dollars in thousands)
Beginning Balance	$323	$(1,694)	$(1,107)
Accumulated Other comprehensive income (loss) before reclassifications, net of ($1,163), ($595) and $171 tax effect, respectively	3,892	1,989	(587)
Amounts reclassified from accumulated other comprehensive income, net of $16, ($7), and $0 tax effect, respectively (included in noninterest income)	(55)	28	—
Net current-period other comprehensive income (loss)	3,837	2,017	(587)
Ending Balance	$4,160	$323	$(1,694)

Earnings per Common Share

The Company had no stock options outstanding at December 31, 2020, 2019 and 2018.

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. On October 20, 2020, the Company’s Board of Directors declared a 2% stock dividend payable on November 23, 2020 to shareholders of record on November 9, 2020. All information presented in the accompanying consolidated financial statements regarding earnings per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

The computation of weighted average shares used in the calculation of basic and dilutive earnings per share is summarized below:

	2020	2019	2018
Weighted average number of common shares used in computing basic net income per common share	7,130,772	7,343,247	7,373,919
Effect of dilutive stock options	—	—	—
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	7,130,772	7,343,247	7,373,919

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

ASU 2016-02, “Leases, Topic 842” was adopted in January 2019. This ASU increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The key difference between previous standards and this ASU is the requirement for lessees to recognize on their balance sheet all lease contracts with lease terms greater than 12 months, including operating leases. Both a ROU asset, representing the right to use the leased asset, and a lease liability, representing the contractual obligation, are required to be recognized on the balance sheet of the lessee at lease commencement. Further, this ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. Lessor guidance remains largely unchanged with the exception of how a lessor determines the appropriate lease classification for each lease to better align the lessor guidance with revised lessee classification guidance. The impact of the new standard increased assets by $1.9 million and liabilities by $2.0 million, from the year ended December 31, 2018 to the year ended December 31, 2019. We currently have three properties that we operate with a lease term greater than one year.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. During 2019, the effective date was extended to fiscal years beginning on or after December 15, 2022 for public entities that qualify as smaller reporting companies, per the Securities and Exchange Commission definition, which currently includes the Company. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have entered into a contract to outsource our current model with a CECL-ready vendor. We are currently evaluating the various methods of determining credit losses within the software. The impact of the adoption is dependent on loan portfolio composition and credit quality at adoption date, as well as economic conditions and forecasts at that time.

ASC 848, “Reference Rate Reform,” was set forth to eliminate certain reference rates and introduce new reference rates that are based on a larger, more liquid population of observable transactions that are less vulnerable to manipulation. The reference rate reform will discontinue the use of certain widely used reference rates such as the London Interbank Offered Rate, or LIBOR. In response to likely challenges arising from contract modifications due to reference rate reform, the FASB issued ASU 2020-04 in March 2020 to provide optional expedients and exceptions for applying GAAP to contract modifications. As such, modifications to debt contracts may be accounted for as a continuation of the existing contract by prospectively adjusting the effective interest rate. This amendment can be applied beginning March 12, 2020 and will sunset December 31, 2022.  The Company currently holds loan contracts that reference LIBOR, and is evaluating the most effective manner in which to modify those contracts, but does not anticipate material financial impact.

The FASB issued ASU 2018-13 in August 2018 to improve the effectiveness of disclosures related to fair value measurements required under ASU 820. ASU 2018-13 amends the disclosure requirements for recurring and nonrecurring fair value measurements. Most notably, recurring fair value measurements categorized within Level 3 of the hierarchy must include a description of the uncertainty of the fair value measurement from the use of significant unobservable inputs, if those inputs could have been different at the reporting date. Additionally, for recurring Level 3 fair value measurements held at the end of the reporting period, changes in unrealized gains and losses for the period included in other comprehensive income must be disclosed. The range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements must also be disclosed. These amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. During 2020, the Company recorded mortgage banking derivatives, specifically IRLCs, which are measured at fair value on a recurring basis and reflected in Level 3 of the fair value hierarchy.

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

Reclassification

Certain amounts in the 2019 and 2018 financial statements have been reclassified to conform to the 2020 presentation. These reclassifications do not have a material impact on net income or shareholders’ equity.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities

Carrying amounts and fair values of securities available for sale and held to maturity are summarized below:

December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government agencies	36,804	611	26	37,389
GSE - Mortgage-backed securities and CMOs	39,720	1,844	68	41,496
Asset-backed securities	38,536	748	3	39,281
State and political subdivisions	67,148	2,107	91	69,164
Corporate bonds	3,902	281	—	4,183
Total securities available for sale	$186,110	$5,591	$188	$191,513

December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$459	$11	$—	$470
State and political subdivisions	17,748	1,382	—	19,130
Corporate bonds	10,000	—	—	10,000
Total securities held to maturity	$28,207	$1,393	$—	$29,600

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Treasury	$4,976	$36	$—	$5,012
U.S. Government agencies	25,869	18	201	25,686
GSE - Mortgage-backed securities and CMOs	38,305	413	142	38,576
State and political subdivisions	13,937	329	45	14,221
Corporate bonds	5,018	11	—	5,029
Total securities available for sale	$88,105	$807	$388	$88,524

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
U.S. Government agencies	$578	$5	$—	$583
State and political subdivisions	6,826	62	—	6,888
Corporate bonds	6,024	5	1	6,028
Total securities held to maturity	$13,428	$72	$1	$13,499

At both December 31, 2020 and December 31, 2019, the Company owned Federal Reserve Bank stock reported at cost of $509,000. Also, at December 31, 2020 and December 31, 2019, the Company owned Federal Home Loan Bank (“FHLB”) stock of $657,000 and $635,000, respectively. The investments in Federal Reserve stock and FHLB stock are required investments related to the Company’s membership in, and borrowings with, these banks and classified as restricted stock on the consolidated balance sheet. These investments are carried at cost since there is no ready market and redemption has historically been made at par value. The Company estimated the fair value approximated cost and that these investments were not impaired at December 31, 2020.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

Results from sales of securities available for sale for the years ended December 31, 2020, 2019 and 2018 are as follows:

	2020	2019	2018
	(dollars in thousands)
Gross proceeds from sales	$17,358	$3,351	$—
Realized gains from sales	$85	$—	$—
Realized losses from sales	(14)	(35)	—
Net realized gains (losses)	$71	$(35)	$—

At December 31, 2020 and 2019 securities available for sale with a carrying amount of $82.8 million and $65.3 million, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The following tables show the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020 and December 31, 2019. We believe these unrealized losses on investment securities are a result of a volatile market and fluctuations in market prices due to a rise in interest rates, which will adjust if rates decline. Management does not believe these fluctuations are a reflection of the credit quality of the investments. At December 31, 2020, the unrealized losses on available for sale securities less than twelve months related to four government agency bonds, three government sponsored enterprise (GSE) mortgage-backed securities, two asset-backed securities and ten state and political subdivision bonds. At December 31, 2019, the unrealized loss on available for sale securities less than twelve months related to three government agency bonds, six GSE mortgage-backed securities and one state and political subdivision bond. The Company had four government agency bonds and nine GSE mortgage-backed securities that had been in a loss position for more than twelve months at December 31, 2019. At December 31, 2019, the unrealized losses on held to maturity securities less than twelve months related to one corporate bond.

December 31, 2020	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Government agencies	5,061	26	—	—	5,061	26
GSE-Mortgage-backed securities and CMOs	10,263	68	—	—	10,263	68
Asset-backed securities	2,686	3	—	—	2,686	3
State and political	11,286	91	—	—	11,286	91
Total securities available for sale	$29,296	$188	$—	$—	$29,296	$188

December 31, 2020	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(dollars in thousands)
Held to maturity temporary impairment
U.S. Government agencies	—	—	—	—	—	—
State and political subdivisions	—	—	—	—	—	—
Corporate bonds	—	—	—	—	—	—
Total securities held to maturity	$—	$—	$—	$—	$—	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Investment Securities (Continued)

December 31, 2019	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Securities available for sale temporary impairment
U.S. Government agencies	11,956	55	9,704	146	21,660	201
GSE-Mortgage-backed securities and CMOs	17,613	61	7,431	81	25,044	142
State and political	1,694	45	—	—	1,694	45
Total securities available for sale	$31,263	$161	$17,135	$227	$48,398	$388

December 31, 2019	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Held to maturity temporary impairment
Corporate bonds	1,502	1	—	—	1,502	1
Total securities held to maturity	$1,502	$1	$—	$—	$1,502	$1

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

Any unrealized losses were largely due to increases in market interest rates over the yields available at the time of purchase. The fair value is expected to recover as the bonds approach their maturity date or market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality, but that the losses are temporary in nature. At December 31, 2020, the Company does not intend to sell and is not likely to be required to sell the available for sale securities that were in a loss position prior to full recovery.

The following tables show contractual maturities of the investment portfolio as of December 31, 2020:

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities available for sale
Due within twelve months	$15,775	$15,928
Due after one but within five years	8,888	9,296
Due after five but within ten years	29,712	31,596
Due after ten years	131,735	134,693
	$186,110	$191,513

	Amortized Cost	Estimated Fair Value
	(dollars in thousands)
Securities held to maturity
Due within twelve months	$1,373	$1,385
Due after one but within five years	3,341	3,438
Due after five but within ten years	10,000	10,000
Due after ten years	13,493	14,777
	$28,207	$29,600

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Loans Held for Investment

The composition of net loans held for investment by class as of December 31, 2020 and 2019 is as follows:

	2020	2019
	(dollars in thousands)
Commercial
Commercial	$64,334	$59,075
SBA Paycheck Protection Program (PPP)	76,398	—
Real estate - commercial	147,229	130,998
Other real estate construction loans	32,920	23,043
Noncommercial
Real estate 1-4 family construction	7,709	7,600
Real estate - residential	75,000	71,370
Home equity	51,615	51,216
Consumer loans	11,073	12,957
Other loans	3,098	1,939
	469,376	358,198
Less:
Allowance for loan losses	(4,402)	(1,981)
Deferred loan fees, net	(1,635)	(248)
Loans held for investment, net	$463,339	$355,969

Although the Bank’s loan portfolio is diversified, there is a concentration of mortgage real estate loans, primarily 1 to 4 family residential and construction mortgage loans and home equity loans, which represent 28.62% of total loans. Additionally, there is a concentration in commercial loans (not including PPP loans) secured primarily by real estate, shopping center locations, commercial land development, commercial buildings, equipment, and general commercial loans that represent 52.09% of total loans. There is not a concentration of a particular type of credit in this group of commercial loans.

Total recorded investment in impaired loans, which consisted of non-accrual loans and other loans identified by management as impaired, totaled $8.2 million and $6.8 million at December 31, 2020 and 2019, respectively. There were no loans 90 days past due and still accruing at December 31, 2020 or at December 31, 2019.

Restructured loans at December 31, 2020 and December 31, 2019 totaled $4.4 million and $3.9 million, respectively, and are included in the impaired loan total. The carrying value of foreclosed properties held as other real estate was $0 and $494,000 at December 31, 2020 and 2019, respectively. The Company had $0 in foreclosed residential real estate and $51,000 of residential real estate in process of foreclosure at December 31, 2020. At December 31, 2019, the Company had $130,000 in foreclosed residential real estate and $387,000 of residential real estate in process of foreclosure.

The Company had loans of $193.1 million and $166.9 million pledged to borrowings at Federal Home Loan Bank and the Federal Reserve Bank at December 31, 2020 and 2019, respectively.

The Company’s loan policies are written to address loan-to-value ratios and collateralization methods with respect to each lending category. Consideration is given to the economic and credit risk of lending areas and customers associated with each category.

Note 4 - Allowance for Loan Losses

During the year ended December 31, 2020, management made adjustments to the allowance for loan losses methodology. The qualitative factors were expanded to include additional reserves for niche lending portfolios of hotel, retained interest in the unguaranteed portion of U.S. Small Business Administration (SBA) Loans (not including PPP loans), and SBA PPP loans. The risk in these portfolios is measurable in addition to the standard probable loss calculation performed on all non-impaired loans.

With the impact of COVID-19 on all industries, the hotel and SBA (non-PPP) loan categories on the Company’s balance sheet have been identified as having elevated credit risk. The SBA (non-PPP) loan category reflects the unguaranteed portion of SBA guaranteed loans originated by the Company. SBA PPP loans, while 100% guaranteed by SBA, could result in some loss if fraud occurs or there are reporting issues or duplicate funding of loans. These additional qualitative factors allocated $132,000 to the reserve during the year that was not present at December 31, 2019.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

In addition, management eliminated its qualitative factor based on a 21-day weighted average of the VIX index, a real-time index that measures the expectation of the market’s 30-day forward-looking volatility, and replaced it with a multi-factor linear regression encompassing the following economic data: Case Shiller for North Carolina (NC) home price index, NC unemployment rate, 2-year 10-year US Treasury spread, customer sentiment, and a VIX quarterly average factor. This qualitative factor update increased provisions by approximately $379,000 at the time of adoption.

Changes in the allowance for loan losses for the years ended December 31, 2020, 2019 and 2018 are presented below (the “other” category represents a one-time impact of re-classification for unfunded commitments’ allowance from the allowance for loan losses to an unfunded commitment liability):

Commercial	2020	2019	2018
	(dollars in thousands)
Balance, beginning of year	$1,087	$1,334	$1,401
Provision (recovery) charged to operations	1,653	(571)	132
Charge-offs	(81)	(11)	(245)
Recoveries	94	367	46
Net (charge-offs) recoveries	13	356	(199)
Other	—	(32)	—
Balance, end of year	$2,753	$1,087	$1,334

Non-Commercial	2020	2019	2018
	(dollars in thousands)
Balance, beginning of year	$894	$1,040	$1,057
Provision (recovery) charged to operations	734	(17)	(42)
Charge-offs	(53)	(149)	(81)
Recoveries	74	74	106
Net (charge-offs) recoveries	21	(75)	25
Other	—	(54)	—
Balance, end of year	$1,649	$894	$1,040

Total	2020	2019	2018
	(dollars in thousands)
Balance, beginning of year	$1,981	$2,374	$2,458
Provision (recovery) charged to operations	2,387	(588)	90
Charge-offs	(134)	(160)	(326)
Recoveries	168	441	152
Net (charge-offs) recoveries	34	281	(174)
Other	—	(86)	—
Balance, end of year	$4,402	$1,981	$2,374

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The following table shows period-end loans and reserve balances by loan segment both individually and collectively evaluated for impairment at December 31, 2020 and 2019:

December 31, 2020	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$53	$5,237	$2,700	$317,094	$2,753	$322,331
Non-Commercial	94	2,917	1,555	142,493	1,649	145,410
Total	$147	$8,154	$4,255	$459,587	$4,402	$467,741

December 31, 2019	Individually Evaluated		Collectively Evaluated		Total
	Reserve	Loans	Reserve	Loans	Reserve	Loans
	(dollars in thousands)
Commercial	$32	$3,660	$1,055	$209,456	$1,087	$213,116
Non-Commercial	109	3,175	785	141,659	894	144,834
Total	$141	$6,835	$1,840	$351,115	$1,981	$357,950

Past due loan information is used by management when assessing the adequacy of the allowance for loan losses. The following tables summarize the past due information of the loan portfolio by class:

December 31, 2020	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$—	$—	$—	$64,334	$64,334	$—
SBA Paycheck Protection Program (PPP)	—	—	—	74,750	74,750
Real estate - commercial	—	2,076	2,076	145,153	147,229	—
Other real estate construction	52	1,039	1,091	31,829	32,920	—
Real estate construction	—	—	—	7,709	7,709	—
Real estate - residential	299	595	894	74,119	75,013	—
Home equity	—	48	48	51,567	51,615	—
Consumer loan	46	—	46	11,027	11,073	—
Other loans	—	—	—	3,098	3,098	—
Total	$397	$3,758	$4,155	$463,586	$467,741	$—

December 31, 2019	Loans 30-89 Days Past Due	Loans 90 Days or More Past due and Non - Accrual	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
	(dollars in thousands)
Commercial	$190	$—	$190	$58,885	$59,075	$—
Real estate - commercial	—	2,088	2,088	128,910	130,998	—
Other real estate construction	14	0	14	23,029	23,043	—
Real estate construction	—	—	—	7,600	7,600	—
Real estate - residential	326	752	1,078	70,044	71,122	—
Home equity	57	82	139	51,077	51,216	—
Consumer loan	27	—	27	12,930	12,957	—
Other loans	—	—	—	1,939	1,939	—
Total	$614	$2,922	$3,536	$354,414	$357,950	$—

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Once a loan becomes 90 days past due, the loan is automatically transferred to a non-accrual status. The exception to this policy is credit card loans that remain in accrual status 90 days or more until they are paid current or charged off.

The composition of non-accrual loans by class as of December 31, 2020 and 2019 is as follows:

	2020	2019
	(dollars in thousands)
Commercial	$—	$—
SBA Paycheck Protection Program (PPP)	—	—
Real estate - commercial	2,076	2,088
Other real estate construction	1,039	—
Real estate 1 – 4 family construction	—	—
Real estate – residential	595	752
Home equity	48	82
Consumer loans	—	—
Other loans	—	—
	$3,758	$2,922

Loans that are in non-accrual status or 90 days past due and still accruing are considered to be nonperforming. Nonperforming loans were $3.8 million at December 31, 2020 and $2.9 million at December 31, 2019.

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

Substandard: Loans that are considered substandard are loans that are inadequately protected by current sound net worth, paying capacity of the obligor or the value of the collateral pledged. All non-accrual loans are graded as substandard.

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

The tables below summarize risk grades of the loan portfolio by class as of December 31, 2020 and 2019:

December 31, 2020	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$61,828	$2,321	$185	$—	$64,334
SBA Paycheck Protection Program (PPP)	74,750	—	—	—	74,750
Real estate - commercial	143,222	1,113	2,894	—	147,229
Other real estate construction	31,263	344	1,313	—	32,920
Real estate 1 - 4 family construction	7,709	—	—	—	7,709
Real estate - residential	72,085	2,145	783	—	75,013
Home equity	50,661	661	293	—	51,615
Consumer loans	11,001	19	53	—	11,073
Other loans	3,098	—	—	—	3,098
Total	$455,617	$6,603	$5,521	$—	$467,741

December 31, 2019	Pass	Watch	Sub- standard	Doubtful	Total
	(dollars in thousands)
Commercial	$56,151	$2,921	$3	$—	$59,075
Real estate - commercial	126,498	1,194	3,306	—	130,998
Other real estate construction	21,253	1,477	313	—	23,043
Real estate 1 - 4 family construction	7,600	—	—	—	7,600
Real estate - residential	67,647	2,464	1,011	—	71,122
Home equity	50,255	879	82	—	51,216
Consumer loans	12,877	79	1	—	12,957
Other loans	1,939	—	—	—	1,939
Total	$344,220	$9,014	$4,716	$—	$357,950

The following tables show the breakdown between performing and nonperforming loans by class as of December 31, 2020 and 2019:

December 31, 2020	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$64,334	$—	$64,334
SBA Paycheck Protection Program (PPP)	74,750	—	74,750
Real estate - commercial	145,153	2,076	147,229
Other real estate construction	31,881	1,039	32,920
Real estate 1 – 4 family construction	7,709	—	7,709
Real estate – residential	74,418	595	75,013
Home equity	51,567	48	51,615
Consumer loans	11,073	—	11,073
Other loans	3,098	—	3,098
Total	$463,983	$3,758	$467,741

December 31, 2019	Performing	Non- Performing	Total
	(dollars in thousands)
Commercial	$59,075	$—	$59,075
Real estate - commercial	128,910	2,088	130,998
Other real estate construction	23,043	—	23,043
Real estate 1 – 4 family construction	7,600	—	7,600
Real estate – residential	70,370	752	71,122
Home equity	51,134	82	51,216
Consumer loans	12,957	—	12,957
Other loans	1,939	—	1,939
Total	$355,028	$2,922	$357,950

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Allowance for Loan Losses (Continued)

Loans are considered impaired when, based on current information and events it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement. If a loan is deemed impaired, a valuation analysis is performed and a specific reserve is allocated if necessary. The tables below summarize the loans deemed impaired and the amount of specific reserves allocated by class as of December 31, 2020, 2019, and 2018:

	As of December 31, 2020				Year Ended December 31, 2020
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$651	$—	$651	$20	$425	$27
SBA Paycheck Protection Program (PPP)	—	—	—	—	—	—
Real estate - commercial	3,547	2,076	1,471	33	3,581	111
Other real estate construction	1,039	1,039	—	—	886	—
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	2,856	1,416	1,440	84	3,095	146
Home equity	48	15	33	10	67	2
Consumer loans	13	—	13	—	18	1
Total	$8,154	$4,546	$3,608	$147	$8,072	$287

					Year Ended
	As of December 31, 2019				December 31, 2019
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$4	$—	$4	$—	$6	$—
Real estate - commercial	3,612	1,923	1,689	29	2,273	145
Other real estate construction	44	—	44	3	64	3
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	3,070	987	2,083	99	3,010	159
Home equity	82	13	69	10	116	5
Consumer loans	23	—	23	—	27	2
Total	$6,835	$2,923	$3,912	$141	$5,496	$314

					Year Ended
	As of December 31, 2018				December 31, 2018
		Recorded	Recorded
	Unpaid	Investment	Investment		Average
	Principal	With No	With	Related	Recorded	Interest
	Balance	Allowance	Allowance	Allowance	Investment	Income
	(dollars in thousands)
Commercial	$7	$—	$7	$—	$32	$—
Real estate - commercial	1,258	93	1,165	38	1,503	51
Other real estate construction	632	47	47	4	132	3
Real estate 1 -4 family construction	—	—	—	—	—	—
Real estate - residential	3,005	901	2,104	110	3,505	145
Home equity	83	51	32	1	54	3
Consumer loans	31	—	31	1	40	3
Total	$5,016	$1,092	$3,386	$154	$5,266	$205

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

Loans modified as TDRs are typically already on non-accrual status and in some cases, partial chargeoffs may have already been taken against the outstanding loan balance. The Company classifies TDR loans as impaired loans and evaluates the need for an allowance for loan loss on a loan-by-loan basis. An allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the underlying collateral less any selling costs, if the loan is deemed to be collateral dependent.

For the twelve months ended December 31, 2020, 2019 and 2018, the following table presents a breakdown of the types of concessions made by loan class:

Year Ended December 31, 2020
		Pre-Modification	Post-Modification
	Number	Outstanding Recorded	Outstanding Recorded
	of Contracts	Investment	Investment
(dollars in thousands)
Extend payment terms:
Commercial	—	$—	$—
Real estate - commercial	—	—	—
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	—	—	—
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	—	$—	$—
Other:
Commercial	1	$649	$649
Real estate - commercial	1	829	829
Other real estate construction	—	—	—
Real estate 1 – 4 family construction	—	—	—
Real estate – residential	4	486	486
Home equity	—	—	—
Consumer loans	—	—	—
Other loans	—	—	—
	6	$1,964	$1,964
Total	6	$1,964	$1,964

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

During the twelve months ended December 31, 2020, there was one TDR for which there was a payment default. There was one payment default in 2019 and one payment default on a TDR in 2018. The outstanding balance of TDRs at December 31, 2020 was $4.4 million of which $46,000 was in non-accrual status. Comparatively, the outstanding balance at December 31, 2019 was $3.9 million of which $26,000 was in non-accrual status.

A default on a troubled debt restructure is defined as being past due 90 days or being out of compliance with the modification agreement. As previously mentioned, the Company considers TDRs to be impaired loans and has $137,000 in the allowance for loan loss as of December 31, 2020, as a direct result of these TDRs. At December 31, 2019 and 2018 there was $117,000 and $144,000 in the allowance for loan loss related to TDRs, respectively.

The following table presents the successes and failures of the types of modifications within the previous twelve months as of December 31, 2020, 2019 and 2018:

	Paid In Full		Paying as restructured		Converted to non-accrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2020
Below market interest rate	—	$—	1	$219	—	$—	—	$—
Extended payment terms	—	—	—	—	—	—	—	—
Other	5	374	5	1,745	—	—	1	41
Total	5	$374	6	$1,964	—	$—	1	$41

	Paid In Full		Paying as restructured		Converted to non-accrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2019
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	1	37	5	1,940	—	—	—	—
Total	1	$37	5	$1,940	—	$—	—	$—

	Paid In Full		Paying as restructured		Converted to non-accrual		Foreclosure/ Default
	Number of	Recorded	Number of	Recorded	Number of	Recorded	Number of	Recorded
	Loans	Investments	Loans	Investments	Loans	Investments	Loans	Investments
	(dollars in thousands)
December 31, 2018
Extended payment terms	—	$—	—	$—	—	$—	—	$—
Other	8	1,056	6	434	—	—	1	242
Total	8	$1,056	6	$434	—	$—	1	$242

Effective March 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which was signed into law on March 27, 2020, allows the Company to suspend the TDR classifications described above in an effort to provide relief to borrowers impacted by COVID-19. The Consolidated Appropriations Act, 2021 (CAA), which was signed into law on December 27, 2020, extends the expiration of TDR suspensions as set forth in the CARES Act. The Company has elected to adopt this suspension until January 1, 2022 or 60 days after the national emergency terminates, per the CAA. Modifications of loans subsequent to March 1, 2020 for COVID-19 reasons, and that were current as of December 31, 2019, are not considered TDRs and are tracked internally as “COVID-19 Modifications”.

The Company initially provided up to a three-month deferral period or conversion to interest only repayment for up to three months. Additional extensions have been considered. Loans are reviewed on a case-by-case basis and the Company will work with borrowers that express an interest in the assistance program. As of December 31, 2020, the Company had 3 current outstanding modified loans with a recorded investment of $4.4 million. All 3 loans under accommodation had entered payment deferral a second time. Additionally, 202 previously modified loans with outstanding balances totaling $52.0 million have come out of deferment. Of the loans removed from deferment, 18 with balances totaling $4.1 million were paid-off, 179 loans totaling $47.6 million were out of accommodation and current at December 31, 2020 and 5 loans totaling $385,000 were removed due to noncompliance.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 – Troubled Debt Restructures (Continued)

As of December 31, 2020, the Company’s remaining modified loans for COVID-19 related reasons are disclosed in the table below:

	Interest only		Payment deferral		Other		Total COVID-19 modifications
	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
(dollars in thousands)
December 31, 2020

Commercial	—	$—	—	$—	—	$—	—	$—
Real estate - commercial	1	4,224	1	126	—	—	2	4,350
Other real estate construction	—	—	—	—	—	—	—	—
Other loans	—	—	—	—	—	—	—	—
Real estate – residential	—	—	—	—	—	—	—	—
Home equity	—	—	—	—	—	—	—	—
Consumer loans	—	—	1	12	—	—	1	12
Total	1	4,224	2	138	—	—	3	4,362

Note 6 – Loan Servicing Assets

The principal balance of loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $599.3 million and $419.4 million at December 31, 2020 and 2019, respectively. The carrying value of capitalized servicing rights, net of valuation allowances, is included in other assets. A summary of loan servicing rights follows:

	2020	2019	2018
	(dollars in thousands)
Beginning of year servicing rights:	$1,723	$1,850	$2,125
Amounts capitalized	3,366	694	388
Amortization	(1,132)	(821)	(663)
Impairment	—	—	—
End of year	$3,957	$1,723	$1,850

Amortization expense is estimated as follows:

Year ending December 31,
(dollars in thousands)
2021	$933
2022	809
2023	684
2024	558
2025	432
Thereafter	541
Total	$3,957

The amortization does not anticipate or pro-forma loan prepayments.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Loan Servicing Assets (Continued)

The fair value of loan servicing rights was $4.1 million and $3.2 million at December 31, 2020 and 2019, respectively. The key assumptions used to value mortgage servicing rights were as follows:

	2020	2019
Weighted average remaining life	281 months	261 months
Weighted average discount rate	12%	12%
Weighted average coupon	3.54%	4.04%
Weighted average prepayment speed	287%	182%

Note 7 - Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation at December 31, 2020 and 2019 are listed below:

	2020	2019
	(dollars in thousands)
Land	$3,155	$3,192
Building and improvements	14,303	15,783
ROU assets	2,437	1,945
Furniture and equipment	9,221	8,518
Total fixed assets	29,116	29,438
Less accumulated depreciation	12,134	12,376
Net fixed assets	$16,982	$17,062

Depreciation expense was $1.1 million for the years ended December 31, 2020, 2019 and 2018, and is included in net occupancy expense.

ROU assets are discussed further in Note 8 – Leases.

Note 8 – Leases

Our leases relate to three office locations, two of which are branch locations, with remaining terms of five to nine years. Certain lease arrangements contain extension options which range from five to ten years at the then fair market rental rates. As these extension options are not generally considered reasonably certain of exercise, they are not included in the lease term. As of December 31, 2020, operating lease ROU assets were $2.4 million and the lease liability was $2.6 million. Operating lease ROU assets were $1.9 million and the lease liability was $2.0 million at December 31, 2019. The table below depicts information related to the Company’s leases:

	Twelve Months Ended December 31,
	2020	2019
	(in thousands except percent and period data)

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$382	$357
ROU assets obtained in exchange for new operating lease liabilities	2,437	1,945
Weighted-average remaining lease term - operating leases, in years	6.9	7.6
Weighted-average discount rate - operating leases	2.4%	2.9%

Total rental expense related to the operating leases was $381,622, $371,327, and $339,782 for the years ended December 31, 2020, 2019 and 2018, respectively, and is included in net occupancy expense. A table detailing the lease payments associated with the aforementioned properties is below.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 – Leases (Continued)

December 31,
(dollars in thousands)
2021	$390
2022	400
2023	408
2024	417
2025	428
Thereafter	752
Total lease payments	2,795
Less: Interest	(236)
Present value of lease liabilities	$2,559

Lease Commitments Disclosure at December 31, 2018 Prior to Adoption of ASU 2016-02

Operating leases for 2018 were accounted for under ASC 840, Leases. Total rental expense related to the operating leases was $339,782 for the year ended December 31, 2018, and is included in net occupancy expense. A table detailing the lease expense associated with the aforementioned properties is below.

December 31,
(dollars in thousands)
2019	$345
2020	345
2021	306
2022	189
2023	189
Thereafter	812
Total	2,186

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits

The composition of deposits at December 31, 2020 and 2019 is as follows:

	2020		2019
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Demand noninterest-bearing	$205,788	28%	$150,283	26%
Interest checking and money market	381,502	51%	263,136	45%
Savings	74,792	10%	57,136	10%
Time deposits $250,000 and over	28,825	4%	55,682	9%
Other time deposits	52,289	7%	59,641	10%
Total	$743,196	100%	$585,878	100%

The maturities of fixed-rate time deposits at December 31, 2020 are reflected in the table below:

	Time Deposits	Other
Year ending December 31,	$250,000 and Over	Time Deposits
	(dollars in thousands)
2021	27,886	42,497
2022	939	4,896
2023	—	1,768
2024	—	872
2025	—	2,256
Thereafter	—	—
Total	$28,825	$52,289

Note 10 - Short-Term Borrowed Funds

The following tables set forth certain information regarding the amounts, year-end weighted average rates, average balances, weighted average rate, and maximum month-end balances for short-term borrowed funds, at and during 2020 and 2019:

	2020		2019
	Amount	Rate	Amount	Rate
	(dollars in thousands)
At year-end
Master notes and other short-term borrowing	$710	0.22%	$626	0.89%
Notes payable	—	—	—	—
Short-term line of credit	—	—	—	—
	$710	0.22%	$626	0.89%

	2020		2019
	Amount	Rate	Amount	Rate
	(dollars in thousands)
Average for the year
Federal funds purchased	$2	0.75%	$2	3.04%
Master notes and other short-term borrowing	532	0.41%	904	1.61%
Notes payable	—	—	—	—
Short-term line of credit	—	—	—	—
	$534	0.42%	$906	1.62%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowed Funds (Continued)

	2020	2019
	(dollars in thousands)
Maximum month-end balance
Federal funds purchased	—	—
Master notes and other short-term borrowing	710	1,486

Master notes and other secured borrowings represent an overnight investment in commercial paper issued by the Company to customers of its subsidiary bank, where an agreement is in place.

The subsidiary bank has combined available lines of credit for federal funds and Federal Reserve discount window availability in the amount of $56.7 million at December 31, 2020.

Note 11 - Long-Term Debt

The Company has a line of credit with the Federal Home Loan Bank secured by qualifying first lien and second mortgage loans and commercial real estate loans with eligible collateral value of $90.7 million with remaining availability of $55.7 million at December 31, 2020. There were no long-term advances under this line at December 31, 2020 or at December 31, 2019. The Company also secured a $3.0 million line of credit with TIB The Independent BankersBank, N.A. during 2020. The line is secured with 100% of the outstanding common shares of the Company’s subsidiary bank. As of December 31, 2020, a balance of $1.0 million was outstanding on the line of credit. This loan carries certain debt covenants. As of December 31, 2020, the Company was in compliance with these covenants with the exception of the Bank’s leverage ratio due to our participation in SBA PPP loan funding. TIB is aware of this and has waived the covenant through December 31, 2020. The subsidiary bank also has standby letters of credit issued by the Federal Home Loan Bank to be used as collateral for public funds deposits. The aggregate amount of the letters of credit was $35.0 million at December 31, 2020.

During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $10.0 million, of which the entire $10.0 million was outstanding at December 31, 2020. These securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital. The Company will have a twenty percent reduction beginning at September 30, 2024.

As of December 31, 2020, the scheduled maturities of these long-term borrowings are as follows:

Year ending December 31,
(dollars in thousands)
2021	$—
2022	1,000
2023	—
2024	—
2025	—
Thereafter	9,992
Total	$10,992

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 12 - Income Tax Matters

The significant components of income tax expense for the years ended December 31, 2020, 2019 and 2018 are summarized as follows:

	2020	2019	2018
	(dollars in thousands)
Current tax expense:
Federal	$2,203	$662	$524
State	285	94	94
Total	2,488	756	618
Deferred tax expense (benefit):
Federal	(122)	26	(47)
State	(29)	(11)	8
Total	(151)	15	(39)
Net provision for income taxes	$2,337	$771	$579

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 21% to income before income taxes is summarized below:

	2020	2019	2018
	(dollars in thousands)
Tax computed at the statutory federal rate	$2,193	$810	$642
Increases (decrease) resulting from:
Tax exempt interest, net	(207)	(133)	(143)
State income taxes, net of federal benefit	202	65	80
Executive compensation limitation	161	—	—
Revalue of deferred tax assets	—	—	—
Other	(12)	29	—
Provision for income taxes	$2,337	$771	$579

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2020, 2019 and 2018 are as follows:

	2020	2019	2018
	(dollars in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$1,036	$478	$545
Deferred compensation	1,048	1,078	1,012
Other	88	89	104
Lease liability	588	462	—
Net unrealized loss on securities available for sale	—	—	505
Total deferred tax assets	2,760	2,107	2,166
Deferred tax liabilities relating to:
Net unrealized gain on securities available for sale	(1,242)	(96)	—
Premises and equipment	(184)	(184)	(159)
Deferred loans fees and costs	(316)	(159)	(163)
Loan servicing	(220)	(92)	(99)
ROU asset	(560)	(447)	—
2016-01 unrealized gain	(104)	—	—
Total deferred tax liabilities	(2,626)	(978)	(421)
Net recorded deferred tax asset	$134	$1,129	$1,745

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

As of December 31, 2020 and 2019, outstanding financial instruments whose contract amounts represent credit risk were as follows:

	2020	2019
	(dollars in thousands)
Commitments to extend credit	$127,986	$134,241
Credit card commitments	12,821	11,650
Standby letters of credit	8,277	1,213
	$149,084	$147,104

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial Instruments with Concentration of Credit Risk

The subsidiary bank makes commercial, agricultural, real estate mortgage, home equity and consumer loans primarily in Stanly, Anson, Cabarrus and Mecklenburg counties in North Carolina. A substantial portion of the Company’s customers’ ability to honor their contracts is dependent on the economy in these counties.

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

	2020	2019
	(dollars in thousands)
Balance, at beginning of the year	$10,295	$9,284
Beginning balance adjustment	2,586	—
Disbursements during the year	7,708	4,833
Collections during the year	(3,643)	(3,822)
Balance, at end of the year	$16,946	$10,295

During 2020, the Company implemented new procedures to identify loans made to directors, executive officers and their related interests. In order to align the new identification process with the prior year method, a one-time adjustment to the December 31, 2020 beginning balance is reflected in the above table. At December 31, 2020, the Company had approved, but unused lines of credit, totaling $2.9 million to executive officers and directors, and their related interests, compared to $1.3 million at December 31, 2019. In addition, at December 31, 2020, the Company had $30.5 million of deposits for executive officers and directors, and their related interests compared to $12.7 million at December 31, 2019. Preferred stock issued to directors, executive officers and their related interests was $1.2 million at December 31, 2020 and 2019. Additionally, certain directors have been issued the subordinated debt of the Company. The amount of related interest in the Company’s subordinated debt in 2020 is $1.3 million compared to $1.1 million at December 31, 2019. In the ordinary course of business during 2020, the Bank purchased $227,000 of vehicles from a dealership that is considered a related party.

During 2017, the Company’s broker-dealer subsidiary (The Strategic Alliance Corporation) brokered a private placement offering in the amount of $4.1 million, producing revenue in 2017 of $202,250. Certain officers and directors of the Bank were involved with the transaction as investors in the private placement.

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

For the reserve maintenance period in effect at December 31, 2020, the subsidiary bank was required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank in the aggregate amount of $0 as reserves on deposit liabilities.

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

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, becoming fully phased-in on January 1, 2019. As of December 31, 2020, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under the capital adequacy rules.

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
	(Dollars in thousands)
December 31, 2020
Total Capital to Risk
Weighted Assets:
Consolidated	$59,237	11.7%	$40,675	8.0%
Uwharrie Bank	65,844	13.1%	40,272	8.0%	50,340	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	55,077	10.8%	30,506	6.0%
Uwharrie Bank	61,442	12.2%	30,204	6.0%	40,272	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	44,422	8.7%	22,880	4.5%
Uwharrie Bank	50,787	10.1%	22,653	4.5%	32,721	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	55,077	6.9%	32,033	4.0%
Uwharrie Bank	61,442	7.7%	31,828	4.0%	39,785	5.0%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15 – Shareholders’ Equity and Regulatory Matters (Continued)

					Minimum to Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2019
Total Capital to Risk
Weighted Assets:
Consolidated	$60,509	14.1%	$34,387	8.0%
Uwharrie Bank	58,082	13.6%	34,098	8.0%	42,622	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	48,536	11.3%	25,790	6.0%
Uwharrie Bank	56,101	13.2%	25,573	6.0%	34,098	8.0%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	37,881	8.8%	19,343	4.5%
Uwharrie Bank	45,446	10.7%	19,180	4.5%	27,704	6.5%
Tier 1 Capital to
Average Assets:
Consolidated	48,536	7.4%	26,336	4.0%
Uwharrie Bank	56,101	8.5%	26,249	4.0%	32,812	5.0%

As of December 31, 2020, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s subsidiary bank as being well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since such notification that management believes would have changed the categorization.

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

Stock Repurchase Program

On February 21, 1995, the Company’s Board of Directors authorized and approved a Stock Repurchase Program, to be reaffirmed annually, pursuant to which the Company may repurchase shares of the Company’s common stock for the primary purpose of providing liquidity to its shareholders. During 2020, the Company repurchased 181,558 shares of outstanding common stock and repurchased 168,683 and 138,629 shares of outstanding common stock during 2019 and 2018, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Stock Based Compensation

During 2006, the Company adopted the 2006 Incentive Stock Option Plan (“SOP II”) and the Employee Stock Purchase Plan (“SPP II”), under which options to purchase shares of the Company’s common stock may be granted to officers and eligible employees. Options granted under the SOP II are exercisable in established increments according to vesting schedules, generally three to five years, and will expire if not exercised within ten years of the date of grant. Options granted under the SPP II are fully vested at the date of grant and expire if not exercised within two years of the grant date. At December 31, 2020, both the SOP II plan and the SPP II plan had expired with no options outstanding.

As of December 31, 2020, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.

There were no options exercised in 2020 or 2019. There were 13,378 options exercised in 2018 at a weighted average exercise price of $4.93.

Note 17 - Employee and Director Benefit Plans

Employees’ 401(k) Retirement Plan

The Company has established an associate tax deferred savings plan under Section 401(k) of the Internal Revenue Code of 1986. All associates are eligible to make elective deferrals on the first day of the calendar month coincident or next following the date the associate attains the age of 18 and completes thirty days of eligible service. Employees are 100% vested in the plan once they enroll.

The Company’s annual contribution to the plan was $488,795 in 2020, $446,228 in 2019 and $428,162 in 2018, determined as follows:

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

During the year of 2020, $238,300 was expensed for benefits provided under the plans.  During 2019 and 2018, $336,800 was expensed for benefits provided under the plans. The liability accrued for deferred compensation under the plan amounted to $5.3 million and $4.7 million at December 31, 2020 and 2019, respectively.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17 - Employee and Director Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split-Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. During 2020, 2019, and 2018, the expense associated with these policies was $26,173, $13,107, and $1,846 respectively.

The liability associated with the split-dollar life insurance policies is $812,000 and $786,000 at December 31, 2020 and 2019, respectively.

Stock Grant Plan

During 2015, the Company adopted the 2015 Stock Grant Plan (“SGP”), under which the Company, at its discretion, may choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). Participants will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase is completed. The Company recognizes expense for the value of the shares at the time they are purchased by the Trust. During 2020 there were 23,256 shares granted at an expense of $124,000 compared to 14,400 shares granted at an expense of $72,000 in 2019 and 8,926 shares granted at an expense of $50,000 in 2018.

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The fair value estimates presented at December 31, 2020 and December 31, 2019, are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The estimated fair values disclosed in the following table do not represent market values of all assets and liabilities of the Company and should not be interpreted to represent the underlying value of the Company. The following table reflects a comparison of carrying amounts and the estimated fair value of the financial instruments as of December 31, 2020 and December 31, 2019:

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

	Carrying	Estimated
December 31, 2020	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$88,868	$88,879	$87,623	$1,256	$—
Securities available for sale	191,513	191,513	—	191,513	—
Securities held to maturity	28,207	29,600	—	19,664	9,936
Equity securities	1,352	1,352	1,352	—	—
Loans held for investment, net	463,339	458,706	—	—	458,706
Loans held for sale	6,959	6,959	—	6,959	—
Restricted stock	1,166	1,166	1,166	—	—
Loan servicing rights	3,957	4,054	—	4,054	—
Mortgage interest rate lock commitments	2,073	2,073	—	—	2,073
Accrued interest receivable	2,523	2,523	—	—	2,523
FINANCIAL LIABILITIES
Deposits	$743,196	743,378	$—	$743,378	$—
Short-term borrowings	710	710	—	710	—
Long-term debt	10,992	10,909	—	—	10,909
Mortgage forward sales commitments	388	388	—	388	—
Accrued interest payable	21	21	—	—	21

	Carrying	Estimated
December 31, 2019	Value	Fair Value	Level 1	Level 2	Level 3
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$155,198	$117,938	$115,693	$2,245	$—
Securities available for sale	88,524	88,524	5,012	83,512	—
Securities held to maturity	13,428	13,499	—	10,499	3,000
Loans held for investment, net	355,969	354,269	—	—	354,269
Loans held for sale	2,946	2,946	—	2,946	—
Restricted stock	1,144	1,144	1,144	—	—
Loan servicing rights	1,723	3,228	—	3,228	—
Accrued interest receivable	1,666	1,666	—	—	1,666
FINANCIAL LIABILITIES
Deposits	$585,878	$567,130	$—	$567,130	$—
Short-term borrowings	626	626	—	626	—
Long-term debt	9,992	10,180	—	—	10,180
Accrued interest payable	55	55	—	—	55

At December 31, 2020, the subsidiary bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. The fair value is not material. See Note 13.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The following table provides fair value information for assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019:

	December 31, 2020
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
U.S. Treasury	$—	$—	$—	$—
U.S. Government agencies	37,389	—	37,389	—
GSE - Mortgage-backed securities and CMOs	41,496	—	41,496	—
Asset-backed securities	39,281	—	39,281	—
State and political subdivisions	69,164	—	69,164	—
Corporate bonds	4,183	—	4,183	—
Equity securities	1,352	1,352	—	—
Mortgage interest rate lock commitments	2,073	—	—	2,073
Total assets at fair value	$194,938	$1,352	$191,513	$2,073
Mortgage forward sales commitments	$388	$—	$388	$—
Total liabilities at fair value	$388	$—	$388	$—

	December 31, 2019
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Securities available for sale:
U.S. Treasury	$5,012	$5,012	$—	$—
U.S. Government agencies	25,686	—	25,686	—
GSE - Mortgage-backed securities and CMOs	38,576	—	38,576	—
State and political subdivisions	14,221	—	14,221	—
Corporate bonds	5,029	—	5,029	—
Total assets at fair value	$88,524	$5,012	$83,512	$—
Total liabilities at fair value	$—	$—	$—	$—

The following table provides a reconciliation for recurring Level 3 fair value measurements:

	December 31, 2020
	(dollars in thousands)
	Mortgage interest rate lock commitments	Total
Balance at December 31, 2019	—	—
Change in fair value:
Included in income from mortgage banking	2,073	2,073
Balance at December 31, 2020	2,073	2,073

The fair value of mortgage interest rate lock commitments is calculated based on a notional amount of $69 million. Significant unobservable inputs are used to determine the fair value of these derivatives. Such inputs include anticipated remaining costs associated with origination the loan of 0.83% and a projected pull-through rate of 86%. The estimated net margin to be earned from loan sales is also applied in the calculation. Changes in interest rates and other assumptions could significantly change these estimated values.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Values of Financial Instruments and Interest Rate Risk (Continued)

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets re-measured at fair value during the period are included in the table below as of December 31, 2020 and December 31, 2019:

	December 31, 2020
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,461	$—	$—	$3,461
Other real estate owned	—	—	—	—
Total assets at fair value	$3,461	$—	$—	$3,461
Total liabilities at fair value	$—	$—	$—	$—

	December 31, 2019
	(dollars in thousands)
	Total	Level 1	Level 2	Level 3
Impaired loans	$3,771	$—	$—	$3,771
Other real estate owned	364	—	—	364
Total assets at fair value	$4,135	$—	$—	$4,135
Total liabilities at fair value	$—	$—	$—	$—

Quantitative Information about Level 3 Fair Value Measurements:

General
December 31, 2020	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

General
December 31, 2019	Valuation Technique	Unobservable Input	Range
Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 25%
	Discounted cash flows	Discount rates	4%-8.75%
OREO	Discounted appraisals	Collateral discounts and Estimated costs to sell	0 – 10%

At December 31, 2020 and 2019, impaired loans were being evaluated with discounted expected cash flows for performing TDRs and discounted appraisals were being used on collateral dependent loans.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data

The following is a summary of the condensed financial statements of Uwharrie Capital Corp:

Condensed Balance Sheets

	December 31,
	2020	2019
	(dollars in thousands)
Assets
Cash and demand deposits	$61	$526
Interest-earning deposits	1,832	1,589
Equity securities	1,352	—
Investments in:
Bank subsidiaries	54,946	45,770
Nonbank subsidiaries	356	381
Other assets	3,073	2,073
Total assets	$61,620	$50,339
Liabilities and shareholders’ equity
Master notes	$710	$626
Short term debt	—	—
Long term debt	10,992	9,992
Other liabilities	1,336	1,518
Total liabilities	13,038	12,136
Shareholders’ equity	48,582	38,203
Total liabilities and shareholders’ equity	$61,620	$50,339

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Income

	2020	2019	2018
	(dollars in thousands)
Equity in undistributed earnings (loss) of subsidiaries	$5,882	$1,206	$2,026
Dividends received from subsidiaries	2,500	2,750	1,150
Interest income	56	15	17
Other income	545	41	80
Interest expense	(561)	(577)	(571)
Other operating expense	(388)	(578)	(410)
Income tax benefit	73	230	185
Net income	$8,107	$3,087	$2,477
Consolidated net income	$8,107	$3,087	$2,477
Less: Net income attributable to noncontrolling interest	(567)	(564)	(570)
Net income attributable to Uwharrie Capital Corp	7,540	2,523	1,907
Net income available to common shareholders	$7,540	$2,523	$1,907
Net income per common share
Basic	$1.06	$0.34	$0.26
Diluted	$1.06	$0.34	$0.26
Weighted average shares outstanding
Basic	7,130,772	7,343,247	7,373,919
Diluted	7,130,772	7,343,247	7,373,919

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 19 - Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	2020	2019	2018
	(dollars in thousands)
Cash flows from operating activities
Net income	$8,107	$3,087	$2,477
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(5,882)	(1,206)	(2,026)
Unrealized gain on equity securities	(451)	—	—
(Increase) decrease in other assets	120	(435)	(198)
Increase (decrease) in other liabilities	(182)	528	220
Net cash provided by operating activities	1,712	1,974	473
Cash flows from investing activities
Purchase of equity securities	(901)	—	—
Purchase of investments in other assets	(1,120)	—	—
Net cash used by financing activities	(2,021)	—	—
Cash flows from financing activities
Increase (decrease) in master notes	84	(564)	(562)
Increase (decrease) in long-term debt	1,000	(440)	440
Net increase in subordinated debentures	—	458	—
Net increase in investment in subsidiares	—	—	(250)
Net proceeds from issuance of common stock - stock options	—	—	65
Repurchase of common stock, net	(991)	(850)	(747)
Cash paid for fractional shares	(7)	(7)	(7)
Other, net	1	1	—
Net cash provided (used) by financing activities	87	(1,402)	(1,061)
Net increase (decrease) in cash and cash equivalents	(222)	572	(588)
Cash and cash equivalents at beginning of year	2,115	1,543	2,131
Cash and cash equivalents at end of year	$1,893	$2,115	$1,543

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Selected Financial Data

The following consolidated selected financial data is derived from our audited financial statements as of and for the five years ended December 31, 2020. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes included elsewhere in this report.

Selected Financial Data

(dollars in thousands except ratios, per share and shares outstanding information)

	2020	2019	2018	2017	2016
Summary of Operations
Interest income	$24,075	$23,767	$21,873	$19,340	$18,046
Interest expense	2,236	3,565	1,882	1,277	1,310
Net interest income	21,839	20,202	19,991	18,063	16,736
Provision for (recovery of) loan losses	2,387	(588)	90	(236)	(88)
Noninterest income	20,877	9,005	8,279	8,425	9,357
Noninterest expense	29,885	25,937	25,124	23,304	23,075
Income taxes	2,337	771	579	1,809	895
Net income	$8,107	$3,087	$2,477	$1,611	$2,211
Less: Net income attributable to noncontrolling interest	(567)	(564)	(570)	(592)	(593)
Less: Dividends on preferred stock	$—	$—	$—	$—	$—
Net Income available to common shareholders	$7,540	$2,523	$1,907	$1,019	$1,618
Per Common Share
Net income – basic (1)	$1.06	$0.34	$0.26	$0.13	$0.21
Net income – diluted (1)	1.06	0.34	0.26	0.13	0.21
Book value (1)	6.89	5.28	4.66	4.49	4.31
Weighted Average Shares
Outstanding:
Basic (1)	7,130,772	7,343,247	7,373,919	7,575,577	7,681,987
Diluted (1)	7,130,772	7,343,247	7,373,919	7,576,360	7,682,100
Ratios
Return on average assets	1.10%	0.48%	0.40%	0.28%	0.41%
Return on average equity	15.37%	6.43%	5.57%	3.62%	4.99%
Average equity to average assets	7.14%	7.43%	7.26%	7.78%	8.29%
Selected Year-end Balances
Assets	$827,770	$656,793	$632,304	$577,253	$548,230
Loans held for investment	467,741	357,950	369,970	356,871	341,829
Securities	221,072	101,952	102,136	107,201	117,889
Deposits	743,196	585,878	566,901	512,628	485,719
Borrowed funds	11,702	10,618	11,164	11,286	12,208
Shareholders’ equity	59,237	48,858	45,175	44,540	43,525
Selected Average Balances
Assets	$738,060	$645,681	$612,403	$572,630	$534,296
Loans held for investment	431,235	369,540	369,419	348,980	334,317
Securities	158,017	100,775	103,223	113,025	107,396
Deposits	663,188	575,480	548,296	509,352	470,921
Borrowed funds	11,380	10,956	11,284	11,679	12,898
Shareholders’ equity	52,732	47,993	44,468	44,542	44,283

(1)

Net income per share, book value per share, weighted average shares outstanding and shares outstanding at year-end for years 2019 through 2016 have been adjusted to reflect the 2% stock dividends in 2020, 2019, 2018 and 2017.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

A discussion and analysis of the Company’s operating results and financial condition are presented in the following narrative and financial tables. The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements and notes thereto appearing on pages 8-52 of this Annual Report. References to changes in assets and liabilities represent end-of-period balances unless otherwise noted. Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary because of market and other factors. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission periodically. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” “potential”, and similar words. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to: the impact of the novel Coronavirus disease, or COVID-19, on our borrowers’ ability to meet their financial obligations to us; increases in our past due loans and provisions for loan losses that may result from COVID-19; declines in general economic conditions, including increased stress in the financial markets due to COVID-19; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services. Any use of “we” or “our” in the following discussion refers to the Company on a consolidated basis.

Financial Condition at December 31, 2020 and December 31, 2019

The Company’s total assets increased $171.0 million from $656.8 million at December 31, 2019 to $827.8 million at December 31, 2020. The primary driver of this growth was an increase in customer deposits held by the bank. These deposits were used to fund a $117.8 million increase in investments securities and a $111.4 million increase in the net loan portfolio.

These aforementioned increases were offset by a decrease in cash and cash equivalents of $66.3 million.

Investment securities consist of securities available for sale and securities held to maturity. Total investment securities increased $117.8 million, or 115.5%, from $102.0 million at December 31, 2019 to $219.7 million at December 31, 2020, due to investments of cash into longer-term, higher yielding assets. At December 31, 2020, the Company had net unrealized gains on securities available for sale of $5.4 million, compared to net unrealized gains of $419,000 at December 31, 2019.  The significant improvement is directly related to the increase in volume and the decline of the bond yields at December 31, 2020 compared to December 31, 2019, as the market reacted to the COVID-19 outbreak worldwide.

An additional investment of $901,000 was made into an equity security during 2020. The value of the equity security increased $451,000 by the end of the year, resulting in a fair value of $1.4 million for the security at December 31, 2020.

Loans held for investment increased $109.8 million from $358.0 million at December 31, 2019 to $467.7 million at December 31, 2020. The Company experienced net growth in nearly all sectors with the largest increase (not including PPP loans) occurring in the commercial real estate segment. During the second and third quarter of 2020, the Company funded 1,202 SBA PPP loans for a total of $81.0 million. These loans are unsecured commercial loans, but are 100% guaranteed by the SBA. Payoffs and SBA forgiveness payments totaling $4.6 million were received during the fourth quarter leaving an unpaid principal balance on SBA PPP loans of $76.4 million at December 31, 2020. Loans held for sale increased 173.4%, or $4.0 million, as many of the loans produced near the December 31, 2020 year-end date were not sold on the secondary market until early January and February. The increase in re-finance activity due to a favorable interest rate environment for borrowers has increased production for the mortgage division of the Company.

The allowance for loan loss was $4.4 million at December 31, 2020, which represents 0.94% of the total loans held for investment, an increase from 0.55% at December 31, 2019. Additional discussion regarding the increase in the allowance is included in the Asset Quality section below.

Other changes in our consolidated assets are primarily related to prepaid assets, other assets and loan servicing assets. Prepaid assets have increased $431,000 from December 31, 2019 to December 31, 2020, due to software maintenance contracts for various new technology investments in 2020. Other assets increased $4.1 million during 2020, primarily due to the reflection of $2.1 million in fair value of mortgage commitments and a $1.1 million investment in a community development project. Loan servicing assets increased by $2.2 million during the year as a result of the aforementioned production growth within the Company’s mortgage division. During 2019, the Company adopted ASU 2016-02, “Leases, Topic 842”, which resulted in the recognition of a ROU asset, which is recorded

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

in the premises and equipment subtotal (see Note 1 (Significant Accounting Policies) to the Company’s Notes to Consolidated Financial Statements). The value of this asset was $1.9 million at December 31, 2019. In December of 2020, the Company exercised an option to extend on one of the operating leases by five years resulting in a one-time increase of $821,000 to the ROU asset. At December 31, 2020, the ROU asset was $2.4 million. Throughout 2020, other real estate owned declined $494,000 to $0 at December 31, 2020 as the Company sold all of the foreclosed property held at December 31, 2019. During 2020, the Company sold five pieces of foreclosed property realizing a gain of $24,000.

Customer deposits, our primary funding source, experienced a $157.3 million increase during the year, increasing from $585.9 million to $743.2 million at December 31, 2020, a 26.9% increase. A portion of this increase is related to funding of SBA PPP loans, some of the proceeds of which were deposited by our customers into their deposit accounts held at the Company’s subsidiary bank. Demand noninterest-bearing checking accounts increased $55.5 million and savings deposits increased $17.7 million. Interest checking and money market accounts increased by $118.4 million, of which $41.0 million is related to an account that moved from time deposits greater than $250,000 due to maturity. Other time deposits decreased $34.2 million during the twelve-month period ended December 31, 2020. In general, the Company has seen an increase in average account balances of 20-30% during the year, driven by economic uncertainty and government stimulus support.

During 2020 the Company’s net borrowings increased by $1.1 million. Borrowings consist of both short-term and long-term borrowed funds. The Company utilizes both short-term and long-term advances from the Federal Home Loan Bank. At December 31, 2020 and 2019, there were no advances outstanding. The components of total borrowings include $710,000 in master notes, $1.0 million in use on a $3.0 million line of credit and $10.0 million in junior subordinated long-term debt at December 31, 2020. The subordinated debt securities have a final maturity date of September 30, 2029, though may be redeemed by the Company on or after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%.

Other liabilities increased from $11.4 million at December 31, 2019 to $13.6 million at December 31, 2020, an increase of $2.2 million, largely due to the extension of an operating lease which increased lease liability by $547,000 year over year.  The valuation of mortgage forward commitments also increased other liabilities by $388,000.

At December 31, 2020, total shareholders’ equity was $59.2 million, an increase of $10.4 million from December 31, 2019. Net income for the period was $8.1 million. Unrealized gains on investment securities net of tax increased $3.8 million. The Company repurchased 181,558 outstanding shares of common stock at an aggregate repurchase price of $991,000. The Company also paid $567,000 in dividends attributed to noncontrolling interest. See Note 1 (Significant Accounting Policies) to the Company’s Notes to Consolidated Financial Statements for additional discussion of the noncontrolling interest. At December 31, 2020, the Company and its subsidiary bank exceeded all applicable regulatory capital requirements.

Results of Operations for the Years Ended December 31, 2020 and 2019

Earnings

Uwharrie Capital Corp reported net income of $8.1 million for the twelve months ended December 31, 2020, as compared to $3.1 million for the twelve months ended December 31, 2019, an increase of $5.0 million. Net income available to common shareholders was $7.5 million or $1.06 per common share for the year ended December 31, 2020, compared to net income available to common shareholders of $2.5 million or $0.34 per common share for the year ended December 31, 2019. Net income available to common shareholders is net income less any dividends paid on the aforementioned noncontrolling interest.

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

Net interest income increased $1.6 million to a total of $21.8 million for the twelve months ended December 31, 2020 from the $20.2 million earned in the same period of 2019. During 2020, growth in the volume of interest-earning assets outpaced the growth in interest-bearing liabilities by $3.9 million. The average yield on our interest-earning assets decreased 46 basis points to 3.50%, while

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

the average rate paid for interest-bearing liabilities decreased 35 basis points. These decreases resulted in a net decrease of 11 basis points in our interest rate spread, from 3.15% in 2019 to 3.04% in 2020. Our net interest margin for 2020 was 3.18%, compared to 3.37% in 2019. As a part of the loan agreements, a portion of the Company’s loan portfolio has interest rate floors and caps. The interest rate floor feature allows the Company to maintain a more favorable interest margin despite a decline in rates; however, the interest rate cap could hurt the margin in a rising rate environment. Financial Table 1 presents a detailed analysis of the components of the Company’s net interest income, while Financial Table 2 summarizes the effects on net interest income from changes in interest rates and in the dollar volume of the components of interest-earning assets and interest-bearing liabilities. Financial Table 1 and Table 2, as well other Financial Tables referenced in this discussion and analysis, appear at the end of this annual report, immediately preceding the identification of the Company’s board of directors and executive officers.

Provision for Loan Losses

The provision for (recovery of) loan losses was $2.4 million and ($588,000) for the twelve months ended December 31, 2020 and 2019, respectively. There were net loan recoveries of $34,000 for the twelve months ended December 31, 2020 as compared to net loan recoveries of $281,000 during the same period of 2019. Refer to the Asset Quality section below for further information.

Noninterest Income

The Company generates most of its revenue from net interest income; however, diversification of our earnings base is a key strategic initiative to our long-term success. Noninterest income increased 131.8%, from $9.0 million in 2019, to $20.9 million in 2020, an increase of $11.9 million. The driving factor contributing to this growth was an increase in income from mortgage loan sales of $10.9 million to $14.7 million for 2020 compared to $3.8 million during 2019. This increase is due to stronger margins and increased production from refinance transactions as long-term rates fell during the first quarter and remained historically low through the fourth quarter of 2020. In addition, an unrealized gain on an equity investment in preferred stock of another bank produced gains of $451,000, which is reported in noninterest income.

Noninterest Expense

Noninterest expense for the year ended December 31, 2020 was $29.9 million compared to $25.9 million for 2019, an increase of $4.0 million. Salaries and employee benefits, the largest component of noninterest expense, increased $2.8 million, from $17.1 million for the period ending December 31, 2019 to $19.9 million for 2020. Wage and benefit cost increases as well as increased commissions for production growth in the mortgage division contributed to this increase. As a result of production growth in the mortgage division, loan costs increased by $224,000 to $583,000 at December 31, 2020.  Costs associated with software and technology updates increased by $338,000 from December 31, 2019 to December 31, 2020. Foreclosed real estate expense, another major component of the change in noninterest expense, decreased $288,000, from $300,000 in 2019 to $12,000 during 2020. This decrease was made possible as smaller write downs were realized, and all of the foreclosed property was sold during 2020. Additionally, data processing costs experienced a decrease totaling $37,000 for the comparable twelve-month period. Financial Table 5 reflects the additional breakdown of other noninterest expense.

Income Tax Expense

The Company had income tax expense of $2.3 million for 2020 at an effective tax rate of 22.38% compared to income tax expense of $771,000 in 2019 with an effective tax rate of 19.98%. Income taxes computed at the statutory rate are affected primarily by the eligible amount of interest earned on state and municipal securities, tax-free municipal loans and income earned on bank owned life insurance. The effective tax rate for 2020 increased compared to 2019 due to an additional tax accrual related to a supplemental executive retirement plan (SERP) distribution.

Results of Operations for the Years Ended December 31, 2019 and 2018

Results of operations for the Years Ended December 31, 2019 and 2018 can be found in the 2019 10-K Annual Report filing.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Asset Quality

The Company’s allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance is increased by provisions charged to operations and recoveries of amounts previously charged off and is reduced by recovery of provisions and loans charged off. Management continuously evaluates the adequacy of the allowance for loan losses. In evaluating the adequacy of the allowance, management considers the following: the growth, composition and industry diversification of the portfolio; historical loan loss experience; current delinquency levels; adverse situations that may affect a borrower’s ability to repay; estimated value of any underlying collateral; prevailing economic conditions; and other relevant factors. The Company’s credit administration function, through a review process, periodically validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, the credit administration department has the responsibility to change the borrower’s risk grade accordingly. For loans determined to be impaired, the allowance is based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the estimated fair value of the underlying collateral less the selling costs. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different from those of management.

Management uses a risk-grading program designed to evaluate the credit risk in the loan portfolio. In this program, risk grades are initially assigned by loan officers then reviewed and monitored by credit administration. This process includes the maintenance of an internally classified loan list that is designed to help management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history, and the current delinquent status. Because of this process, certain loans are deemed to be impaired and evaluated as an impaired loan.

During the second quarter of 2020, management made adjustments to the allowance for loan losses methodology. The qualitative factors were expanded to include additional reserves for niche lending portfolios of hotel, retained interest in the unguaranteed portion of U.S. Small Business Administration (SBA) Loans (not including PPP loans), and SBA PPP loans. The risk in these portfolios is measurable, in addition to the standard probable loss calculation performed on all non-impaired loans. With the impact of COVID-19 on all industries, the hotel and SBA (non-PPP) loan categories on the Company’s balance sheet have been identified as having elevated credit risk. The SBA (non-PPP) reflects the unguaranteed portion of SBA guaranteed loans originated by the Company. SBA PPP loans, while 100% guaranteed by SBA, could result in some loss if fraud occurs or there are reporting issues or duplicate funding of loans. These additional reserves allocated $132,000 to the reserve during 2020 that was not present at December 31, 2019. In addition, management eliminated its qualitative factor based on a 21-day weighted average of the VIX index, a real-time index that measures the expectation of the market’s 30-day forward-looking volatility, and replaced it with a multi-factor linear regression encompassing the following economic data: Case Shiller for North Carolina (NC) home price index, NC unemployment rate, 2-year 10-year US Treasury spread, customer sentiment, and a VIX quarterly average factor. This qualitative factor update increased provisions by approximately $379,000 at the time of adoption.

During the third quarter, due to the lagging nature of the data (primarily unemployment data from U.S. Government data) used in the multi-factor linear regression, management adopted an additional qualitative factor to incorporate more current unemployment data that was developed from unofficial sources. The impact to the third quarter resulted in a $675,000 additional reserve for loan losses. The factor further represents the uncertainty surrounding the COVID-19 pandemic and extended economic impacts.

The portion of the Company’s allowance for loan loss model related to general reserves captures the mean loss of individual loans within the loan portfolio and adds additional loss based on economic uncertainty and specific indicators of potential issues in the market. Specifically, the Company calculates probable losses on loans by computing a probability of loss and multiplying that by a loss given default derived from historical experience. An additional calculation based on economic uncertainty is added to the probable losses, thus deriving the estimated loss scenario by FDIC call report codes. Together, these expected components, as well as a reserve for qualitative factors based on management’s discretion of economic conditions, form the basis of the allowance model. The loans that are impaired and included in the specific reserve are excluded from these calculations.

The Company assesses the probability of losses inherent in the loan portfolio using probability of default data derived from the Company’s internal historical data, representing a one-year loss horizon for each obligor. Credit scores are used within the model to determine the probability of default. The Company updates the credit scores for individuals that either have a loan, or are financially responsible for the loan, semi-annually, during the first and third quarters. During 2020, the average effective credit score of the portfolio, excluding loans in default, increased slightly from 768 to 772. The probability of default associated with each credit score is a major driver in the allowance for loan losses.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The allowance for loan losses represents management’s best estimate of an appropriate amount to provide for probable credit risk inherent in the loan portfolio in the normal course of business. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ from the assumptions used in making the determinations. Furthermore, while management believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that banking regulators, in reviewing the Company’s portfolio, will not require an adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary, should the quality of any loans deteriorate because of the factors discussed herein. Unexpected global events, such as the unprecedented economic disruption due to COVID-19, are the type of future events that often cause material adjustments to the allowance to be necessary. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

At December 31, 2020, the levels of our impaired loans, which includes all loans in non-accrual status, TDRs, and other loans deemed by management to be impaired, were $8.2 million, compared to $6.8 million at December 31, 2019, a net increase of $1.3 million. The increase is related to one large relationship moving into non-accrual status during the first quarter of 2020 and one large relationship being modified as a TDR in the second quarter of 2020. Total non-accrual loans, which are a component of impaired loans, increased from $2.9 million at December 31, 2019 to $3.8 million at December 31, 2020. During 2020, five additional loans totaling $2.0 million were added to impaired loans; however, eight loans totaling $376,000 were closed.  That was offset by net pay downs of $297,000.

The allowance, expressed as a percentage of gross loans held for investment, increased thirty-nine basis points from 0.55% at December 31, 2019 to 0.94% at December 31, 2020. The collectively evaluated reserve allowance as a percentage of collectively evaluated loans was 0.52% at December 31, 2019 and 0.93% at December 31, 2020. The increase is attributable to the model adjustments discussed above allowing additional economic factors to increase qualitative factors related to the worldwide COVID-19 outbreak. This outbreak, which resulted in many businesses closing and staff layoffs, led management to increase the allowance allocated based on economic outlook in the model to the largest allowable based on internal policy. The individually evaluated allowance as a percentage of individually evaluated loans decreased from 2.06% to 1.81% for the same periods, mainly due to the two large relationships totaling $1.7 million that were deemed impaired during 2020, though little reserve is recognized based on the net realizable value.

The ratio of nonperforming loans, which consists of non-accrual loans and loans past due 90 days and still accruing, to total loans decreased slightly from 0.82% at December 31, 2019, to 0.80% at December 31, 2020.

As of December 31, 2020, management believed the level of the allowance for loan losses was appropriate in light of the risk inherent in the loan portfolio.

Other real estate owned decreased from $494,000 at December 31, 2019 to $0 at December 31, 2020. The Company sold all five pieces of foreclosed property held at December 31, 2019, realizing a gain of $24,000. The Company had $21,000 in write-downs during 2020, and there were no loans foreclosed on during the year.

Troubled debt restructured loans at December 31, 2020 totaled $4.4 million compared to $3.9 million at December 31, 2019 and are included in impaired loans. The increase is related to one relationship of $650,000 that was added during the second quarter of 2020. At December 31, 2020, there was one troubled debt restructured loan in non-accrual status, which had a balance of $46,000.

As discussed in Note 5 (Troubled Debt Restructures) of our Notes to Consolidated Financial Statements, the CARES Act allows for loan modifications related to COVID-19 impacts to be excluded from TDR status. As of December 31, 2020, the Company had three current outstanding loan portfolio modifications of COVID-19 impacted loans with a recorded investment of $4.4 million. All three of the loans currently under accommodation had entered payment deferral a second time. Additionally, 202 previously modified loans with outstanding balances totaling $52.0 million have come out of deferment. Of the loans removed from deferment, 18 with balances totaling $4.1 million were paid-off, 179 loans totaling $47.6 million were out of accommodation and current at December 31, 2020 and 5 loans totaling $385,000 were removed due to noncompliance.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

The following table shows the comparison of nonperforming assets for the past five years:

Nonperforming Assets
(dollars in thousands)
	At December 31,
	2020	2019	2018	2017	2016
Nonperforming Assets:
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Non-accrual loans	3,758	2,922	1,044	1,025	1,450
Other real estate owned	—	494	1,047	2,349	4,176
Total nonperforming assets	$3,758	$3,416	$2,091	$3,374	$5,626
Allowance for loan losses	$4,402	$1,981	$2,374	$2,458	$2,707
Nonperforming loans to total loans	0.80%	0.82%	0.28%	0.29%	0.42%
Allowance for loan losses to total loans	0.94%	0.55%	0.65%	0.69%	0.79%
Nonperforming assets to total assets	0.45%	0.52%	0.33%	0.58%	1.03%
Allowance for loan losses to nonperforming loans	117.14%	67.80%	227.38%	239.80%	186.69%

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

The phase-in period for the rules became effective for the Company and its subsidiary bank on January 1, 2015, with full compliance of all the rules’ requirements phased in over a multi-year schedule, becoming fully phased-in on January 1, 2019. Pursuant to the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is exempt from Basel III. As of December 31, 2020, the Company and its subsidiary bank continue to exceed minimum capital standards and remain well-capitalized under applicable capital adequacy rules.

In January 2013, the Company’s subsidiary bank issued $7.9 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series B. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at a rate of 5.30%. The offering raised $7.9 million less issuance costs of $113,000.

During the third quarter of 2013, the Company’s subsidiary bank raised an additional $2.8 million of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C. The preferred stock qualifies as Tier 1 capital at the bank and pays dividends at an annual rate of 5.30%. The preferred stock has no voting rights. The offering raised $2.8 million less issuance costs of $23,000.

During the third quarter of 2019, the Company conducted a private placement offering of fixed rate junior subordinated debt securities at $1,000 per security with a required minimum investment of $50,000. The offering raised $10.0 million. These debt securities have a final maturity date of September 30, 2029 and may be redeemed by the Company after September 30, 2024. The junior subordinated debt pays interest quarterly at an annual fixed rate of 5.25%. All proceeds of this private placement qualify and are included in the calculation of the Company’s Tier 2 capital. Once the final maturity drops under five years, the Company must impose a twenty percent annual reduction per year of the amount of the proceeds from the sale of these securities that are eligible to be counted as Tier 2 capital at the Company level. The Company will have a twenty percent reduction beginning at September 30, 2024.

The Company expects to continue to exceed required minimum capital ratios without altering current operations or strategy. Note 15 to the Consolidated Financial Statements presents additional information regarding the Company’s and its subsidiary bank’s capital ratios.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Dividends

The Board of Directors of Uwharrie Capital Corp declared a 2% stock dividend in each of 2020, 2019, and 2018. All references in this Annual Report to net income per share and weighted average common and common equivalent shares outstanding reflect the effects of these stock dividends.

Liquidity

Liquidity, the ability to raise cash when needed without adversely affecting profits, is managed primarily by the selection of asset mix and the maturity mix of liabilities. Maturities and the marketability of securities and other funding sources provide a source of liquidity to meet deposit fluctuations. Maturities in the securities portfolio, presented in Financial Table 3, are supported by cash flows from mortgage-backed securities that have longer-term contractual maturities. Other funding sources at year-end 2020 included $28.0 million in federal funds lines of credit from correspondent banks and approximately $56.0 million of remaining credit availability from the Federal Home Loan Bank. The Company may also borrow from the Federal Reserve Bank discount window with credit availability of $28.7 million. Growth in deposits is typically the primary source of funding for loans, supported by long-term credit available from the Federal Home Loan Bank.

At December 31, 2020, short-term borrowings amounted to $710,000. Long-term debt at that date consisted of $1.0 million outstanding on a line of credit and junior subordinated debt of $10.0 million.

Management believes that the Company’s current sources of funds provide adequate liquidity for its current cash flow needs.

Contractual Obligations

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2020.

	Payments Due by Period (in thousands)
		On Demand
		or less			After
	Total	than 1 year	1-3 Years	3-5 Years	5 Years
Contractual Obligations
Short-term debt	$710	$710	$—	$—	$—
Long-term debt	10,992	—	1,000	—	9,992
Operating leases	2,795	390	808	845	752
Total contractual cash obligations, excluding deposits	14,497	1,100	1,808	845	10,744
Deposits	743,196	729,949	7,830	3,489	1,928
Total contractual cash obligations, including deposits	$757,693	$731,049	$9,638	$4,334	$12,672

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

The allowance for loan losses is evaluated both individually and collectively by loan class on a regular basis by management. Loans are collectively evaluated based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Individually evaluated loans are based upon discounted cash flows or the net realizable value of the collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

revision as more information becomes available. In addition, regulatory examiners may require the Company to recognize adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their assessment.

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

Loan Servicing Rights

The Company capitalizes mortgage and U.S. Small Business Administration (SBA) loan servicing rights when loans are sold and the loan servicing is retained. Servicing revenue is recognized in the statement of income as a component of other noninterest income. The amortization of servicing rights is realized over the estimated period that net servicing revenues are expected to be received. These projections are based on the amount and timing of estimated future cash flows. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income. Servicing assets are periodically evaluated for impairment based upon their fair value. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and charged to other expense.

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

The Company models immediate rising and declining rate shocks of up to 4% (in 1% intervals) on its subsidiary bank, using a static balance sheet for a two-year horizon, as preferred by regulators. The most recent consolidated 2% rate shock projections for a one-year horizon, indicates a negative impact of (6.42%) on Net Interest Income (Margin) in rates down scenario and a positive impact of 8.91% on Net Interest Income (Margin) in a rates up scenario. Based on the most recent twelve-month forecast, the subsidiary bank is asset sensitive and may experience some negative impact to earnings should interest rates decline. While many interest-bearing assets would reprice in a declining interest rate environment; many liabilities are already approaching 0% interest rates. The subsidiary bank has the potential to benefit from a rising interest rate environment, but current market deposit pricing and embedded options in the balance sheet may limit the upside potential.

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

Financial Table 1

Average Balances and Net Interest Income Analysis

	2020			2019			2018
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income	Yield
(dollars in thousands)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Interest-earning assets
Taxable securities	$130,640	2,570	1.97%	$84,206	1,680	2.00%	$88,328	1,497	1.69%
Non-taxable securities (1)	26,427	732	3.57%	16,569	408	3.08%	17,580	434	3.05%
Short-term investments	103,167	639	0.62%	130,985	2,702	2.06%	93,566	1,737	1.86%
Equity Securities	950	51	5.37%	—	—	0.00%	—	—	0.00%
Taxable loans (2)	424,768	19,812	4.66%	362,728	18,727	5.16%	362,002	17,954	4.96%
Non-taxable loans (1)	9,756	270	3.57%	9,523	250	3.28%	10,128	251	3.06%
Total interest-earning assets	695,708	24,074	3.50%	604,011	23,767	3.96%	571,604	21,873	3.85%
Non-earning assets
Cash and due from banks	3,718			2,695			5,905
Premises and equipment, net	16,766			16,740			15,037
Interest receivable and other	21,868			22,235			19,857
Total non-earning assets	42,352			41,670			40,799
Total assets	$738,060			$645,681			$612,403
Interest-bearing liabilities
Savings deposits	$65,671	$62	0.09%	$56,589	$102	0.18%	$52,484	$91	0.17%
Interest checking & MMDA	331,809	716	0.22%	271,496	1,435	0.53%	304,997	948	0.31%
Time deposits	78,447	897	1.14%	101,717	1,450	1.43%	59,260	273	0.46%
Total deposits	475,927	1,675	0.35%	429,802	2,987	0.69%	416,741	1,312	0.31%
Short-term borrowed funds	534	2	0.37%	905	15	1.66%	1,641	16	0.98%
Long-term debt	10,846	559	5.15%	10,051	563	5.60%	9,643	554	5.75%
Total interest-bearing liabilities	487,307	2,236	0.46%	440,758	3,565	0.81%	428,025	1,882	0.44%
Noninterest liabilities
Transaction deposits	187,261			145,678			131,556
Interest payable and other	10,760			11,252			8,354
Total liabilities	685,328			597,688			567,935
Shareholders’ equity	52,732			47,993			44,468
Total liabilities and shareholders' equity	$738,060			$645,681			$612,403
Interest rate spread			3.04%			3.15%			3.41%
Net interest income and net interest margin		$21,838	3.18%		$20,202	3.37%		$19,991	3.53%

(1)	Yields related to securities and loans exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 21.00% tax rate for 2020, 2019 and 2018.
(2)	Non-accrual loans are included in loans, net of unearned income.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 2

Volume and Rate Variance Analysis

	2020 Versus 2019			2019 Versus 2018
			Net			Net
(dollars in thousands)	Volume	Rate	Change	Volume	Rate	Change
Interest-earning assets
Taxable securities	$920	$(30)	$890	$(76)	$259	$183
Non-taxable securities	258	66	324	(25)	(1)	(26)
Short-term investments	(373)	(1,690)	(2,063)	733	232	965
Equity securities	26	25	51	—	—	—
Taxable loans	3,048	(1,963)	1,085	37	736	773
Non-taxable loans	6	14	20	(15)	14	(1)
Total interest-earning assets	3,885	(3,578)	307	654	1,240	1,894
Interest-bearing liabilities
Savings deposits	12	(52)	(40)	7	4	11
Transaction and MMDA deposits	224	(943)	(719)	(141)	628	487
Other time deposits	(299)	(254)	(553)	400	777	1,177
Short-term borrowed funds	(4)	(9)	(13)	(10)	9	(1)
Long-term debt	43	(47)	(4)	23	(14)	9
Total interest-bearing liabilities	(24)	(1,305)	(1,329)	279	1,404	1,683
Net interest income	$3,909	$(2,273)	$1,636	$375	$(164)	$211

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

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis

	December 31, 2020			December 31, 2019			December 31, 2018
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities available for sale
U.S. Treasury
Due within twelve months	$—	$—	—	$4,976	$5,012	2.66%	$—	$—	—
Due after one but within five years	—	—	—	—	—	—	4,944	4,955	2.66%
	—	—	—	—	—	2.66%	4,944	4,955	2.66%
U.S. Government agencies
Due within twelve months	14,978	15,127	1.49%	—	—	—	17,504	17,398	1.24%
Due after one but within five years	4,005	4,120	1.80%	18,958	18,945	1.55%	25,093	24,398	1.63%
Due after five but within ten years	10,272	10,513	1.72%	6,911	6,741	1.94%	6,626	6,399	1.78%
Due after ten years	7,548	7,629	1.33%	—	—	—	3,712	3,721	2.65%
	36,803	37,389	1.55%	25,869	25,686	1.66%	52,935	51,916	1.59%
Mortgage-backed securities
Due within twelve months	88	88	2.27%	—	—	—	—	—	—
Due after one but within five years	256	266	3.15%	7,137	7,123	1.95%	1,557	1,544	2.57%
Due after five but within ten years	16,685	18,258	2.41%	16,685	17,059	2.62%	7,815	7,587	2.06%
Due after ten years	22,692	22,884	1.03%	14,483	14,394	2.37%	7,845	7,571	2.09%
	39,721	41,496	1.62%	38,305	38,576	2.40%	17,217	16,702	2.12%
Asset-backed securities
Due after ten years	38,536	39,281	1.28%	—	—	—	—	—	—
	38,536	39,281	1.28%	—	—	—	—	—	—
State and political
Due within twelve months	709	713	2.15%	—	—	—	1,010	1,014	3.25%
Due after one but within five years	725	727	5.40%	1,334	1,336	3.64%	1,079	1,064	3.23%
Due after five but within ten years	2,755	2,825	2.14%	1,398	1,423	2.74%	1,688	1,646	3.13%
Due after ten years	62,959	64,899	2.44%	11,205	11,462	3.02%	9,596	9,231	3.10%
	67,148	69,164	2.45%	13,937	14,221	3.05%	13,373	12,955	3.12%
Corporate Bonds
Due within twelve months	—	—	—	2,808	2,815	2.51%	—	—	—
Due after one but within five years	3,902	4,183	3.20%	2,210	2,214	2.75%	5,030	4,771	2.94%
	3,902	4,183	3.20%	5,018	5,029	2.62%	5,030	4,771	2.94%
Total Securities available for sale
Due within twelve months	15,775	15,928	1.52%	7,784	7,827	2.61%	18,514	18,412	1.35%
Due after one but within five years	8,888	9,296	2.75%	29,639	29,618	1.83%	37,703	36,732	2.02%
Due after five but within ten years	29,712	31,596	2.14%	24,994	25,223	2.44%	16,129	15,632	2.06%
Due after ten years	131,735	134,693	1.79%	25,688	25,856	2.65%	21,153	20,523	2.65%
	$186,110	$191,513	1.87%	$88,105	$88,524	2.31%	$93,499	$91,299	2.04%

(1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 21.00% tax rate for 2020, 2019 and 2018.

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 3

Investment Securities Portfolio Analysis (Continued)

	December 31, 2020			December 31, 2019			December 31, 2018
		Estimated			Estimated			Estimated
	Amortized	Fair	Book	Amortized	Fair	Book	Amortized	Fair	Book
(dollars in thousands)	Cost	Value	Yield(1)	Cost	Value	Yield(1)	Cost	Value	Yield(1)
Securities held to maturity
U.S. Government agencies
Due after one but within five years	$459	$470	2.89%	$578	$583	2.69%	$—	$—	—
Due after five but within ten years	—	—	—	—	—	—	855	843	2.42%
	459	470	2.89%	578	583	2.69%	855	843	2.42%
State and political
Due within twelve months	1,373	1,385	2.06%	1,501	1,502	1.87%	—	—	—
Due after one but within five years	2,882	2,968	2.70%	4,397	4,457	2.40%	5,545	5,493	2.21%
Due after five but within ten years	—	—	—	928	929	2.15%	1,332	1,329	2.42%
Due after ten years	13,493	14,777	3.45%	—	—	—	—	—	—
	17,748	19,130	3.22%	6,826	6,888	2.25%	6,877	6,822	2.25%
Corporate Bonds
Due within twelve months	—	—	—	3,024	3,028	2.76%	1,543	1,534	2.73%
Due after one but within five years	—	—	—	—	—	—	1,562	1,551	2.79%
Due after five but within ten years	10,000	10,000	5.01%	3,000	3,000	5.50%	—	—	—
	10,000	10,000	5.01%	6,024	6,028	4.13%	3,105	3,085	2.76%
Total Securities held to maturity
Due within twelve months	1,373	1,385	2.06%	4,525	4,530	2.46%	1,543	1,534	2.73%
Due after one but within five years	3,341	3,438	2.73%	4,975	5,040	2.43%	7,107	7,044	2.34%
Due after five but within ten years	10,000	10,000	5.01%	3,928	3,929	4.71%	2,187	2,172	2.42%
Due after ten years	13,493	14,777	3.45%	—	—		—	—
	$28,207	$29,600	3.85%	$13,428	$13,499	3.11%	$10,837	$10,750	2.41%

(1)	Yields on securities and investments exempt from federal and/or state income taxes are stated on a fully tax-equivalent basis, assuming a 21.00% tax rate for 2020, 2019 and 2018.

Financial Table 4

Noninterest Income

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018
Service charges on deposit accounts	$1,027	$1,348	$1,220
Other banking fees	338	499	722
Interchange and card transaction fees, net	917	826	648
Asset management fees	1,710	1,716	1,529
Brokerage commissions	571	472	370
Other noninterest income	1,116	290	357
Income from mortgage loan sales	14,714	3,835	2,980
Security gains (losses)	71	(35)	—
Other gains (losses) from sale of assets	413	54	453
Total noninterest income	$20,877	$9,005	$8,279

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 5

Other Noninterest Expense

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018
Postage	$187	$186	$204
Telephone and data lines	182	187	182
Office supplies and printing	108	102	180
Shareholder relations expense	123	159	162
Dues and subscriptions	369	256	257
Other	1,317	979	932
Total other noninterest expense	$2,286	$1,869	$1,917

Financial Table 6

Loan Portfolio Composition

	At December 31,
	2020		2019		2018
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial	$64,334	13.71%	$59,075	16.49%	$57,176	15.45%
SBA Paycheck Protection Program (PPP)	76,398	16.28%	—	—	—	—
Real estate - construction	40,629	8.66%	30,643	8.55%	38,946	10.52%
Real estate - residential	126,615	26.98%	122,586	34.22%	129,105	34.88%
Real estate - commercial	147,229	31.37%	130,998	36.57%	130,634	35.29%
Consumer	11,073	2.36%	12,957	3.62%	12,159	3.29%
Other	3,098	0.66%	1,939	0.54%	2,110	0.57%
Total loans	469,376	100.00%	358,198	100.00%	370,130	100.00%
Less:
Allowance for loan losses	(4,402)		(1,981)		(2,374)
Unearned net loan (fees) costs	(1,635)		(248)		(160)
Net loans	$463,339		$355,969		$367,596

	At December 31,
	2017		2016
		% of Total		% of Total
	Amount	Loans	Amount	Loans
Loan type:
Commercial	$54,912	15.38%	$55,752	16.31%
Real estate - construction	45,210	12.66%	32,344	9.46%
Real estate - residential	128,529	36.01%	132,514	38.77%
Real estate - commercial	114,712	32.13%	109,752	32.11%
Consumer	10,774	3.02%	9,711	2.84%
Other	2,838	0.80%	1,687	0.49%
Total loans	356,975	100.00%	341,760	100.00%
Less:
Allowance for loan losses	(2,458)		(2,707)
Unearned net loan (fees) costs	(104)		69
Net loans	$354,413		$339,122

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

Financial Table 7

Selected Loan Maturities

	December 31, 2020
	One Year	One to	Over Five
(dollars in thousands)	or Less	Five Years	Years	Total
Commercial and agricultural	$9,405	$90,606	$40,721	$140,732
Real estate – construction	12,946	6,768	20,915	40,629
Total selected loans	$22,351	$97,374	$61,636	$181,361
Fixed rate loans	$6,356	$100,456	$60,663	$167,475
Sensitivity to rate changes:
Variable interest rates	$24,960	$19,527	$255,779	$300,266

Financial Table 8

Activity in the Allowance for Loan Loss

	At or for the Year Ended December 31,
(dollars in thousands)	2020	2019	2018	2017	2016
Allowance for loan losses at beginning of year	$1,981	$2,374	$2,458	$2,707	$2,884
Provision for (recovery of) loan losses	2,387	(588)	90	(236)	(88)
Other	—	(86)	—	—	—
Loan charge-offs:
Commercial	76	10	89	16	76
Real estate	7	2	158	107	172
Consumer	51	148	79	85	142
Total charge-offs	134	160	326	208	390
Recoveries of loans previously charged off:
Commercial	73	14	28	75	19
Real estate	44	379	100	82	209
Consumer	51	48	24	38	73
Total recoveries	168	441	152	195	301
Net charge-offs (recoveries)	(34)	(281)	174	13	89
Allowance for loan losses at end of year	$4,402	$1,981	$2,374	$2,458	$2,707
Net charge-offs (recoveries) as a percent of average loans	(0.01)%	(0.08)%	0.05%	0.00%	0.03%

Financial Table 9

Allocation of the Allowance for Loan Losses

	At December 31,
	2020		2019		2018
		% of Total		% of Total		% of Total
(dollars in thousands)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
Commercial	$789	17.92%	$337	16.49%	$519	15.45%
Real estate - construction	418	9.50%	150	8.55%	282	10.52%
Real estate - residential	1,496	33.98%	755	34.22%	825	34.88%
Real estate - commercial	1,546	35.12%	635	36.57%	576	35.29%
Other	153	3.48%	104	3.62%	172	3.29%
Unallocated	—	—	—	0.54%	—	0.57%
Total loans	$4,402	100.00%	$1,981	100.00%	$2,374	100.00%

UWHARRIE CAPITAL CORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition

And Results of Operations

	At December 31,
	2017		2016
		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)
Commercial	$770	15.38%	$636	16.31%
Real estate – construction	168	12.66%	240	9.46%
Real estate – residential	971	36.01%	1,103	38.77%
Real estate – commercial	497	32.13%	553	32.11%
Other	52	3.02%	175	2.84%
Unallocated	—	0.80%	—	0.49%
Total loans	$2,458	100.00%	$2,707	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

Financial Table 10

Short-Term Borrowings

	2020		2019		2018
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year-end
Master notes and other secured borrowings	710	0.22%	626	0.89%	1,190	1.49%
Notes payable	—	0.00%	—	0.00%	—	0.00%
Short-term line of credit	—	0.00%	—	0.00%	—	0.00%
	$710	0.22%	$626	0.89%	$1,190	0.50%
Average for the year
Federal funds purchase	$2	0.75%	$2	3.04%	$2	2.92%
Master notes and other secured borrowings	532	0.41%	904	1.61%	1,638	1.00%
Notes payable	—	0.00%	—	0.00%	—	0.00%
Short-term line of credit	—	0.00%	—	0.00%	—	0.00%
Short-term advances from FHLB	—	0.00%	—	0.00%	—	0.00%
	$534	0.42%	$906	1.62%	$1,640	1.00%
Maximum month-end balance
Master notes and other secured borrowings	710		1,486		2,006
Notes payable	—		—		—
Short-term line of credit	—		—		—
Short-term advances from FHLB	—		—		—

Financial Table 11

Maturities of Time Deposits

	December 31, 2020
		Over 3	Over 6
	3 Months	Months to	Months to	Over
(dollars in thousands)	or Less	6 Months	12 Months	12 Months	Total
Time Deposits of $250,000 or more	$19,021	$1,406	$7,459	$939	$28,825
Other Time Deposits	18,175	12,707	11,615	9,792	52,289
	$37,196	$14,113	$19,074	$10,731	$81,114

UWHARRIE CAPITAL CORP

Board of Directors

Merlin Amirtharaj	Thomas M. Hearne, Jr.	Chris M. Poplin
Retired; previously,	Retired; previously,	Chief Financial Officer and
Associate Vice President of the	Geopavement Engineer	Chief Operating Officer
School of Business and Technology	North Carolina Department	Faison Enterprises, Inc.
Stanly Community College	of Transportation
Frank A. Rankin, III
Dean M. Bowers	Matthew R. Hudson	Chair, Board of Directors
Regional Sales Manager/Co-Owner	General Manager and Vice President	Concord Engineering & Surveying, Inc.
Quality Equipment, LLC	Hudson Pool Distributors, Inc.
Randy T. Russell
Joe S. Brooks	Harvey H. Leavitt, III	President
Owner and Manager	Owner and Operator	Sports Med Properties, LLC
Brothers Precision Tool Co.	Leavitt Funeral Home
Vernon A. Russell
James O. Campbell	W. Chester Lowder	Board Vice Chair
Vice President of Construction Sales	Retired; previously,	Attorney and Owner
AvidXchange, Inc.	Director of Livestock Program	Vernon A. Russell
	Public Policy Division	Attorney at Law, PLLC
Tara G. Eudy	NC Farm Bureau Federation, Incorporated
Board Chair		Matthew A. Shaver, MD
President and Treasurer	Wesley A. Morgan	General Surgeon
Carolina Title Company, Inc.	General Manager	Atrium Health Stanly and
	Rolling Hills Gin, LLC	Medical Director of
Deidre B. Foster		Albemarle Surgical Associates
Community Volunteer and	Cynthia L. Mynatt
Non-Profit Board Member	President	S. Todd Swaringen
	Ben Mynatt Buick - GMC	Certified Public Accountant/Partner
Allen K. Furr		Beane Swaringen & Company, PLLC
Secretary and Treasurer	James E. Nance
PEJA, Inc.	Founder and Managing Member
DBA East Albemarle Xpress Lube	North State Acquisitions, LLC

Executive Officers
Roger L. Dick	Jason R. Andrew	Jeffrey L. Trout
President and Chief Executive Officer	Chief Information Officer	President
Uwharrie Capital Corp;	Uwharrie Capital Corp and	Uwharrie Bank Mortgage
Chief Executive Officer	Uwharrie Bank
Uwharrie Bank

R. David Beaver, III	Christy D. Stoner
Chief Financial Officer and	President and Chief Executive Officer
Chief Risk Officer	Uwharrie Investment Advisors, Inc.;
Uwharrie Capital Corp;	Chief Marketing Officer
President and Chief Financial Officer	Uwharrie Capital Corp and
Uwharrie Bank	Uwharrie Bank